Form 10-K405, Exhibit 13
period 1996-09-30
WASHINGTON FEDERAL INC
filed 1996-12-30
CIK 936528


FINANCIAL HIGHLIGHTS
September 30,                                                                   1996             1995          % Change
                                                                               (In thousands, except per share data)
Assets                                                                    $5,114,978       $4,577,402              +12%
Investment securities                                                        299,006          256,661               +17
Loans receivable                                                           3,723,016        3,034,027               +23
Mortgage-backed securities                                                   866,605        1,080,854               -20
Customer accounts                                                          2,480,220        2,445,335                +1
Federal Home Loan Bank (FHLB) advances and other borrowings                1,959,549        1,484,087               +32
Stockholders' equity                                                         577,702          575,929
Net income                                                                    79,895           78,343                +2
Net income per share                                                            1.88             1.79                +5
Dividends per share                                                              .90              .82               +10
Stockholders' equity per share                                                 14.20            13.47                +5
Shares outstanding                                                            40,695           38,874                +5
Return on average stockholders' equity                                        13.73%           13.99%                -2
Return on average assets                                                       1.63%            1.87%               -13
Return on average stockholders' equity, excluding
   SAIF special assessment                                                    15.37%           13.99%               +10
Return on average assets, excluding SAIF special assessment                    1.82%            1.87%                -3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

GENERAL

On February 3, 1995, Washington Federal, Inc. (the "Company") completed its reorganization into a savings and loan holding company structure (the "reorganization"). The Company's predecessor, Washington Federal Savings (the "Association") became a wholly-owned subsidiary of the Company as a result of the reorganization.

INTEREST RATE RISK

The Association assumes a high level of interest rate risk as a result of its policy to originate fixed-rate single family home loans which are longer-term in nature than the short-term characteristics of its liabilities of customer accounts and borrowed money. At September 30, 1996, the Association had $2,887,141,000 more liabilities subject to repricing in the next year than assets subject to repricing. This amounted to a negative maturity gap of 56.4% of total assets.

Fiscal 1996 began with the continued trend of contracting interest rate spreads as the December, 1995 first quarter closed with a 2.55% interest rate spread. It was the tenth consecutive quarterly decline in interest rate spreads. To counter the contraction of the interest rate spread, the Association continued its strategy of utilizing its borrowing capacity, associated with its strong capital position, and expanded the balance sheet during that phase of the interest rate cycle by placing more emphasis on residential loan production. FHLB advances and other borrowed money increased to an equivalent of 38.3% of total assets at September 30, 1996, compared to 32.4% of total assets at September 30, 1995.

As fiscal 1996 progressed, the differential between short-term interest rates and long-term interest rates began to widen, resulting in an expanding interest rate spread during the final three quarters of the year and culminating with the 2.95% interest rate spread at September 30, 1996. As the interest rate spread began to expand, the Association began a phase of controlled growth by choosing not to purchase any mortgage-backed securities during fiscal 1996 and by de-emphasizing wholesale loan production.

LIQUIDITY AND CAPITAL RESOURCES

The Company's net worth at September 30, 1996 was $577,702,000 or 11.3% of total assets. This is an increase of $1,773,000 from September 30, 1995 when net worth was $575,929,000 or 12.6% of total assets. The ratio of net worth to total assets remains at a high level despite a 12% increase in assets during fiscal 1996, the distribution of $37.8 million in cash dividends, and the utilization of $46.1 million of cash to repurchase Company stock.

In March, 1996 the Board of Directors of the Company authorized the repurchase of 2,000,000 shares of the Company's outstanding common stock. The repurchase program supplements the program previously authorized in February, 1995, which allowed the repurchase of up to 5%, or 2,087,858 shares of outstanding common stock. Through September 30, 1996, 3,316,326 of the shares authorized have been repurchased, including 2,140,442 at an average price of $21.54 per share during fiscal 1996. The Company has negotiated a $40,000,000 revolving credit facility to fund the repurchase of outstanding common stock (see Note L).

The Association's percentage of net worth to total assets is among the highest in the nation and is approximately three times the minimum required under Office of Thrift Supervision ("OTS") regulations (see Note P). Management believes this strong net worth position will help protect earnings against interest rate risk and will enable it to compete more effectively for controlled growth through acquisitions and customer deposit increases.

Customer accounts increased $34,885,000 from a year ago despite a de-emphasis of attracting governmental deposits which declined $56,209,000. After excluding governmental deposits, customer accounts grew $91,094,000, largely due to our branch expansion in Arizona and Washington. The one percent increase in customer accounts is modest and can be attributed to the disintermediation of funds to the stock and bond markets.

The Association's cash and investment securities amounted to $318,641,000, a $38,812,000 increase from a year ago. The Association purchased $48.8 million of tax-preferred investment securities, which replaced the $21.1 million of tax-free municipal securities that matured during the year. The remaining $10.1 million net increase of cash and investment securities were U.S. government agency securities that supplemented the liquidity requirements of the Association.

The minimum liquidity levels of the Association are governed by the regulations of the OTS. Liquidity is defined as the ratio of average cash and eligible unpledged investment securities to the sum of average withdrawable savings plus short-term (one year) borrowings. Currently the Association is required to maintain short-term liquidity at one percent and total liquidity at five percent. At September 30, 1996, total liquidity was 5.82% compared to 5.68% at September 30, 1995.

CHANGES IN FINANCIAL POSITION

AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES. On October 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Other than at the adoption of SFAS No. 115, no transfers between the held-to-maturity and available-for-sale categories were to be made without causing the entire portfolio to be reclassified as available-for-sale. However, in November 1995, the Financial Accounting Standards Board issued a question and answer bulletin which allowed companies subject to SFAS No. 115 to make a one-time transfer between held-to-maturity and available-for-sale categories. The Company evaluated its securities portfolio before January 1, 1996, and categorized an additional $215,489,000 as available-for-sale.

The Company purchased $181,230,000 of U.S. government and agency securities during the year, all of which were categorized as available-for-sale.

The Company had $165,719,000 of gross sales of securities resulting in $3.4 million of gains and $1.9 million of losses. Of the sales $136,116,000 were mortgage-backed securities resulting in $3.4 million of gains and $1.5 million of losses, and $29,603,000 were U.S. government and agency securities resulting in losses of $401,000. All of the securities sold were categorized as available-for-sale. As of September 30, 1996, the Company had unrealized gains on its available-for-sale portfolio of $13 million, net of tax, which are recorded as part of stockholders' equity.

LOANS RECEIVABLE. Loans receivable grew 23% during fiscal 1996 to $3,723,016,000 at September 30, 1996 from $3,034,027,000 a year earlier. The increased balance results from record loan originations of $1,556,268,000, an increase of 27% from the prior year.

REAL ESTATE HELD FOR SALE. The balance at September 30, 1996 was $33,491,000, a 4% increase, over the $32,129,000 of one year ago.

FHLB STOCK. The Association purchased $15,500,000 of FHLB stock during the fiscal year and the dividend yield improved to 8% at September 30, 1996 compared with 7% at September 30, 1995. The Association had a balance of $64,530,000 at September 30, 1996 compared with $45,134,000 one year ago.

COSTS IN EXCESS OF NET ASSETS ACQUIRED. The Company periodically monitors these assets for potential impairment in accordance with SFAS No. 121 "Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". As of September 30, 1996, there was no impairment of the costs in excess of net assets acquired. If necessary, the Company will provide for any diminution in value of these assets should an impairment be identified.

CUSTOMER ACCOUNTS. Customer accounts at September 30, 1996 were $2,480,220,000 compared with $2,445,335,000 at September 30, 1995. See Liquidity and Capital Resources above.

FHLB ADVANCES AND OTHER BORROWINGS. Total borrowings increased to
$1,959,549,000. See Interest Rate Risk above.

RESULTS OF OPERATIONS

GENERAL

Fiscal 1996 net income before the Savings Association Insurance Fund ("SAIF") special assessment increased 18% over fiscal 1995. See Note S - Selected Quarterly Financial Data (Unaudited) for highlights of the quarter by quarter results for the years ended September 30, 1996 and 1995.

The net interest income improved each quarter of 1996 as interest rate spreads improved the last three quarters of the fiscal year as indicated in the table below.

                                                              Dec 31   Mar 31   Jun 30  Sep 30   Dec 31   Mar 31   Jun 30  Sep 30
                                                              1994     1995     1995    1995     1995     1996     1996    1996
Interest rate on loans and mortgage-backed securities         8.19%    8.25%    8.30%   8.26%    8.22%    8.15%    8.14%   8.16%
Interest rate on investment securities*                       8.06     8.01     7.91    7.69     7.55     7.34     7.62    7.47
   Combined                                                   8.18     8.23     8.27    8.22     8.17     8.10     8.10    8.11
Interest rate on customer accounts                            4.55     5.12     5.46    5.51     5.52     5.19     4.98    4.93
Interest rate on borrowings                                   6.09     6.06     6.03    5.87     5.77     5.50     5.49    5.45
   Combined                                                   5.08     5.44     5.67    5.65     5.62     5.32     5.20    5.16
Interest rate spread                                          3.10%    2.79%    2.60%   2.57%    2.55%    2.78%    2.90%   2.95%


*Includes municipal bonds at tax-equivalent rates.

The interest rate spread improved during fiscal 1996 from 2.57% at September 30, 1995 to 2.95% at September 30, 1996.

COMPARISON OF FISCAL 1996 RESULTS WITH FISCAL 1995

Net interest income increased $19,953,000 (13%) in fiscal 1996 over fiscal 1995. This resulted from the Company's balance sheet expansion and the improved interest rate spread the last three quarters of fiscal 1996.

Interest on loans and mortgage-backed securities increased $57,287,000 (18%) in fiscal 1996 from 1995. The increase is associated with the leveraging described earlier resulting in total outstanding loans and mortgage-backed securities increasing to $4,589,621,000 at September 30, 1996 from $4,114,881,000 at the beginning of fiscal 1996. Average interest rates on loans and mortgage-backed securities decreased to 8.16% from 8.26% one year ago.

Interest and dividends on investment securities increased $3,158,000 (15%) in fiscal 1996 from fiscal 1995. The weighted average yield declined to 7.47% at September 30, 1996 compared with 7.69% at September 30, 1995. The combined investment securities and FHLB stock portfolio increased to $363,536,000 at September 30, 1996 versus $301,795,000 one year ago.

Interest on customer accounts increased 13% to $129,904,000 for fiscal 1996 from the $115,348,000 for fiscal 1995. The average cost of customer accounts decreased to 4.93% at year end, compared to the 5.51% rate of one year ago.

Interest on FHLB advances and other borrowings increased $25,936,000 (36%) in fiscal 1996 over fiscal 1995. The leveraging described earlier was the predominant reason for the increase, while average rates paid declined at September 30, 1996 to 5.45% versus 5.87% at September 30, 1995.

The provision for loan losses increased $3,828,000 (39%) in fiscal 1996 from fiscal 1995. All of the provision for loan losses were for general reserves which were established to provide for the inherent risks associated with the expanded loan portfolio.

Other income decreased $3,787,000 (39%) in fiscal 1996 over fiscal 1995. Gains on the sale of available-for-sale securities totalled $1,444,000 in fiscal 1996 compared to $4,518,000 in fiscal 1995.

Other expense increased $17,082,000 (47%) in fiscal 1996 over fiscal 1995. Of the increase, $15,026,000 relates to the SAIF special assessment and is a non-recurring charge. The remainder of the increase is due to general inflationary increases plus the incremental costs associated with the branch network expansion. The branch network expanded to 93 offices at September 30, 1996 versus 87 offices at September 30, 1995. Other expense for fiscal 1996 equalled .78% of average assets compared to .86% in fiscal 1995, while the number of staff, including part-time employees on an equivalent full-time basis, were 602 and 563, for the same periods, respectively.

Income taxes decreased $191,000 in fiscal 1996. The effective tax rate was 36% for both fiscal 1996 and fiscal 1995.

COMPARISON OF FISCAL 1995 RESULTS WITH FISCAL 1994

Net interest income decreased $10,950,000 (7%) in fiscal 1995 over fiscal 1994. This resulted from the continued contraction of the interest spread which has declined for nine consecutive quarters.

Interest on loans and mortgage-backed securities increased $53,440,000 (20%) in fiscal 1995 from 1994. The increase is associated with the leveraging described earlier resulting in total outstanding loans and mortgage-backed securities increasing to $4,114,881,000 at September 30, 1995 from $3,400,583,000 at the beginning of fiscal 1995. Average interest rates on loans and mortgage-backed securities increased to 8.26% from 7.99% one year ago.

Interest and dividends on investment securities increased $2,749,000 (15%) in fiscal 1995 from fiscal 1994. The weighted average yield declined to 7.69% at September 30, 1995 compared with 8.00% at September 30, 1994. The combined investment securities and FHLB stock portfolio increased to $301,795,000 at September 30, 1995 versus $271,844,000 one year ago.

Interest on customer accounts increased 29% to $115,348,000 for fiscal 1995 from the $89,758,000 for fiscal 1994. The average cost of customer accounts increased to 5.51% at year end compared to the 4.22% rate of one year ago. Interest on FHLB advances and other borrowings increased $41,549,000 (133%) in fiscal 1995 over fiscal 1994.

The leveraging described earlier was a big factor, however rates played a big part as the average rates paid at September 30, 1995 were 5.87% versus 5.17% at September 30, 1994.

The provision for loan losses increased $5,844,000 (1,457%) in fiscal 1995 from fiscal 1994. Most of the increase, $4.6 million, was associated with two commercial real estate loans.

Other income increased $1,345,000 (16%) in fiscal 1995 over fiscal 1994. Gains on the sale of available-for-sale securities totalled $4,518,000 in fiscal 1995 compared to $2,321,000 in fiscal 1994.

Other expense increased $2,709,000 (8%) in fiscal 1995 over fiscal 1994 due to general inflationary increases plus the incremental costs associated with the branch network expansion. Other expense for fiscal 1995 equalled .86% of average assets compared to .97% in fiscal 1994, while the number of staff, including part-time employees on an equivalent full-time basis, were 563 and 537, for the same periods, respectively.

Income taxes decreased $4,854,000 (10%) in fiscal 1995 due to a lower taxable income base. The effective tax rate was 36% for fiscal 1995 versus 35% for 1994.

MERGER WITH METROPOLITAN BANCORP

On July 12, 1996 the Company announced the merger with Metropolitan Bancorp, Seattle, Washington. The transaction closed subsequent to the Company's fiscal year after receiving the necessary regulatory and stockholder approvals. Company stock was issued to Metropolitan stockholders in exchange for their shares. For further details of the transaction, see Note B.

RECENTLY ENACTED LEGISLATION IMPACTING FINANCIAL INSTITUTIONS

On August 20, 1996 the Small Business Job Protection Act ("Job Act") was signed into law. The Job Act eliminated the special reserve rules contained in Section 593 of the Internal Revenue Code including the "percentage of taxable income" method of computing deductions for bad debts which the Company currently utilizes. As a result the Company must adopt the specific chargeoff method. Furthermore, the Job Act requires post-1987 reserve accumulations to be recaptured, however the Company has determined that no reserves are subject to recapture. See Note M for further details.

On September 30, 1996 the Omnibus Appropriation's Bill ("Omnibus Act") was signed into law. The Omnibus Act included provisions to recapitalize the SAIF of Federal Deposit Insurance Corporation ("FDIC"). The recapitalization requires SAIF members, including the Company, to pay a one-time special assessment of
65.7 basis points which equals $15,026,000 pre-tax, after which the Company's annual premium to the FDIC will decline from 23 basis points to 6.4 basis points, or an annual savings of $4 million. See Note J for further discussion.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related Notes presented elsewhere herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Association are monetary in nature. As a result, interest rates have a more significant impact on the Association's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.


CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30,                                                                                    1996              1995
                                                                                                     (In thousands)
ASSETS
Cash                                                                                          $19,635           $23,168
Available-for-sale securities                                                                 533,615           361,625
Held-to-maturity securities, fair value of $629,649 and $992,500                              631,996           975,890
Loans receivable                                                                            3,723,016         3,034,027
Interest receivable                                                                            34,628            31,441
Premises and equipment, net                                                                    41,885            39,930
Real estate held for sale                                                                      33,491            32,129
FHLB stock                                                                                     64,530            45,134
Costs in excess of net assets acquired                                                         27,457            31,002
Other assets                                                                                    4,725             3,056
                                                                                           $5,114,978        $4,577,402
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Customer accounts
   Savings and demand accounts                                                             $2,423,885        $2,371,099
   Repurchase agreements with customers                                                        56,335            74,236
                                                                                            2,480,220         2,445,335
FHLB advances                                                                               1,162,000           527,000
Other borrowings, primarily securities sold under agreements to repurchase                    797,549           957,087

Advance payments by borrowers for taxes and insurance                                          23,516            23,222
Federal and state income taxes, including net deferred of $37,910 and $31,577                  38,040            32,542
Accrued expenses and other liabilities                                                         35,951            16,287
                                                                                            4,537,276         4,001,473
STOCKHOLDERS' EQUITY
Common stock, $1.00 par value, 100,000,000 shares authorized; 44,011,776 and
   39,943,213 shares issued; 40,695,450 and 38,874,228 shares outstanding                      44,012            39,943
Paid-in capital                                                                               405,563           320,920
Valuation adjustment for available-for-sale securities, net of tax                             13,000             8,000
Treasury stock, at cost; 3,316,326 and 1,068,985 shares                                      (68,499)          (22,412)
Retained earnings                                                                             183,626           229,478
                                                                                              577,702           575,929
                                                                                           $5,114,978        $4,577,402



CONSOLIDATED  STATEMENTS OF OPERATIONS
Year ended September 30,                                                        1996             1995              1994
                                                                                (In thousands, except per share data)
INTEREST INCOME
Loans                                                                       $305,372         $238,086          $208,030
Mortgage-backed securities                                                    74,126           84,125            60,741
Investment securities                                                         24,713           21,555            18,806
                                                                             404,211          343,766           287,577
INTEREST EXPENSE
Customer accounts                                                            129,904          115,348            89,758
FHLB advances and other borrowings                                            98,841           72,905            31,356
                                                                             228,745          188,253           121,114
NET INTEREST INCOME                                                          175,466          155,513           166,463
Provision for loan losses                                                      3,828            6,245               401
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                          171,638          149,268           166,062
OTHER INCOME
Gain on sale of securities                                                     1,444            4,518             2,321
Other                                                                          4,473            5,186             6,038
                                                                               5,917            9,704             8,359
OTHER EXPENSE
Compensation and fringe benefits                                              20,231           18,627            17,715
SAIF special assessment                                                       15,026              --                --
Regulatory assessments                                                         5,530            5,013             4,843
Occupancy expense                                                              3,417            2,959             2,696
Other                                                                          8,959            9,482             8,118
                                                                              53,163           36,081            33,372
Gain on real estate owned, net                                                    58              198             1,338
INCOME BEFORE INCOME TAXES                                                   124,450          123,089           142,387
Income taxes
   Current                                                                    38,222           39,373            44,667
   Deferred                                                                    6,333            5,373             4,933
                                                                              44,555           44,746            49,600
NET INCOME                                                                   $79,895          $78,343           $92,787

PER SHARE DATA
Net income                                                                     $1.88            $1.79             $2.11
Cash dividends                                                                  $.90             $.82              $.75
Weighted average number of shares outstanding
including dilutive stock options                                          41,709,022       43,760,638        44,084,622

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                  Valuation
                                                                                 Adjustment for
                                        Common         Paid-in      Retained     Available-for-       Treasury
                                          Stock        Capital       Earnings   Sale Securities          Stock           Total
                                                                        (In thousands)
Balance at October 1, 1993              $36,162       $234,836       $215,185             $ --           $ --         $486,183
Eleven-for-ten stock split
   distributed February 18, 1994          3,619         85,048       (88,667)
Net income                                                             92,787                                           92,787
Dividends                                                            (32,694)                                         (32,694)
Proceeds from exercise of
   common stock options                      71            426                                                             497
Balance at September 30, 1994            39,852        320,310        186,611                                          546,773
Cumulative effect of change in
   accounting method for available-
   for-sale securities, net of tax                                                        1,551                          1,551
Net income                                                             78,343                                           78,343
Dividends                                                            (35,476)                                         (35,476)
Proceeds from exercise of
   common stock options                      91            610                                                             701
Treasury stock                                                                                        (22,412)        (22,412)
Valuation adjustment for
   available-for-sale securities                                                          6,449                          6,449
Balance at September 30, 1995            39,943        320,920        229,478             8,000       (22,412)         575,929

Eleven-for-ten stock split
   distributed March 1, 1996              3,997         83,937       (87,934)
Net income                                                             79,895                                           79,895
Dividends                                                            (37,813)                                         (37,813)
Proceeds from exercise of
   common stock options                      72            706                                                             778
Treasury stock                                                                                        (46,087)        (46,087)
Valuation adjustment for
   available-for-sale securities                                        5,000             5,000

Balance at September 30, 1996           $44,012       $405,563       $183,626           $13,000      $(68,499)        $577,702

CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended September 30,                                                                 1996         1995         1994
                                                                                                (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                            $79,895      $78,343      $92,787
Adjustments to reconcile net income to net cash provided by operating activities
   Amortization of fees, discounts and premiums, net                                 (19,481)     (17,936)     (26,977)
   SAIF special assessment                                                             15,026          --           --
   Amortization of costs in excess of net assets acquired                               3,545        3,536        3,515
   Depreciation                                                                         1,912        1,814        1,638
   Gain on investment securities and real estate held for sale                        (1,502)      (4,876)      (3,659)
   Increase in accrued interest receivable                                            (3,187)      (4,884)      (3,601)
   Increase in income taxes payable                                                     2,325        1,767        5,444
   FHLB stock dividends                                                               (3,896)      (3,455)      (6,508)
   Decrease (increase) in other assets                                                (1,669)           36          213
   Increase (decrease) in accrued expenses and other liabilities                        4,638      (3,378)          730
Net cash provided by operating activities                                              77,606       50,967       63,582

CASH FLOWS FROM INVESTING ACTIVITIES
Loans and contracts originated
   Loans on existing property                                                       (972,601)    (758,455)    (540,561)
   Construction loans                                                               (428,317)    (341,001)    (370,845)
   Land loans                                                                        (92,496)     (97,990)     (74,508)
   Loans refinanced                                                                  (62,854)     (27,468)     (76,518)
                                                                                  (1,556,268)  (1,224,914)  (1,062,432)
Savings account loans originated                                                      (7,065)      (4,754)      (6,859)
Loan principal repayments                                                             863,577      608,449      825,446
Increase in undisbursed loans in process                                               24,628       47,040       14,845
Loans purchased                                                                         (888)      (5,132)        (354)
Purchase of available-for-sale securities                                           (241,230)    (135,651)          --
Principal payments and maturities of available-for-sale securities                    129,888       51,089          --
Sales of available-for-sale securities                                                165,719       65,984          --
Purchases of held-to-maturity securities                                                  --     (213,720)    (722,268)
Principal payments and maturities of held-to maturity securities                      129,768       89,880      308,238
Sales of held-to-maturity securities                                                      --           --        19,370
Proceeds from sale of real estate held for sale                                         2,580        1,241        5,971
Premises and equipment purchased, net                                                 (3,867)      (2,927)      (2,939)
FHLB stock (purchased) sold                                                          (15,500)       35,000          --
Cash received (paid) for acquisitions                                                     --       (4,016)       62,024
Net cash used by investing activities                                               (508,658)    (692,431)    (558,958)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in customer accounts                                                      34,885      140,963        3,011
Net increase in short-term borrowings                                                 845,462      399,383      578,704
Proceeds from long-term borrowings                                                        --       150,000          --
Repayments of long-term borrowings                                                  (370,000)          --      (40,000)
Proceeds from exercise of common stock options                                            778          701          497
Dividends                                                                            (37,813)     (35,476)     (32,694)
Treasury stock purchased                                                             (46,087)     (22,412)          --
Increase (decrease) in advance payments
by borrowers for taxes and insurance                                                      294        1,001        (228)
Net cash provided by financing activities                                             427,519      634,160      509,290
INCREASE (DECREASE) IN CASH                                                           (3,533)      (7,304)       13,914
CASH AT BEGINNING OF YEAR                                                              23,168       30,472       16,558
CASH AT END OF YEAR                                                                   $19,635      $23,168      $30,472

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
NON-CASH INVESTING ACTIVITIES
   Real estate acquired through foreclosure                                            $3,884       $8,894       $2,462
   Transfer from held-to-maturity securities to available-for-sale securities         215,489      324,904          --
CASH PAID DURING THE YEAR FOR
   Interest                                                                          $228,756     $185,686     $120,114
   Income taxes                                                                        43,794       43,315      44,156


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 1996, 1995 and 1994


NOTE A   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Washington Federal, Inc., (the "Company") and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. On February 3, 1995, the Company's predecessor, Washington Federal Savings (the "Association") reorganized into a holding company structure and the Association became a wholly-owned subsidiary of the Company.

INVESTMENT AND MORTGAGE-BACKED SECURITIES. Effective October 1, 1994, the Company adopted, as required, Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". This statement requires debt and equity securities to be segregated into the following three categories: trading, held-to-maturity and available-for-sale.

Trading Securities - Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings. It is the Company's current policy not to purchase securities for the purpose of trading.

Held-To-Maturity Securities - Securities classified as held-to-maturity are accounted for at amortized cost, but the Company must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition is provided for unrealized losses in the debt portfolio if any market valuation differences are deemed to be other than temporary.

Available-For-Sale Securities - Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity until realized.

Forward contracts to purchase mortgage-backed securities are designated as available-for-sale. Emerging Issues Task Force ("EITF") discussion 96-11 dated May 23, 1996 requires that changes in the fair value of forward contracts designated as available-for-sale be recognized as part of the SFAS No. 115 component of stockholders' equity as they occur unless a decline in the fair value of the underlying securities is other than temporary. Securities purchased under forward contracts designated as available-for-sale would be recorded at their fair values at the settlement date. The Company has adopted the provisions of EITF 96-11 on a prospective basis for all forward contracts entered into after May 23, 1996.

LOANS RECEIVABLE. Loans more than 90 days past due are placed on nonaccrual status and an allowance for accrued interest is established. Any interest ultimately collected is credited to income in the period of recovery.

An allowance for losses on specific loans is provided to record loans receivable at their estimated fair value when losses are probable and estimable. Such provisions are based on management's estimate of fair value of the collateral considering current and anticipated future market conditions. General loan loss allowances are established to provide for inherent risks in the portfolio. The allowances are provided based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience and current and anticipated economic conditions. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Association's control which may result in losses or recoveries differing from those provided.

In May, 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114). SFAS No. 114 requires that loans that will not be repaid in accordance with their contractual terms be measured using a discounted cash flow methodology or the fair value of the collateral for certain loans. Smaller balance loans are excluded from the scope of the statement with limited exceptions. The Company adopted SFAS No. 114, effective October 1, 1995 which did not have a material effect on the Association's financial condition or results of operations.

PREMISES AND EQUIPMENT. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the respective assets.

Expenditures are capitalized for betterments and major renewals, and charges for ordinary maintenance and repairs are expensed to operations as incurred.

REAL ESTATE HELD FOR SALE. Properties acquired in settlement of loans, purchased in acquisitions or acquired for development are recorded at the lower of cost or fair value.

Real estate properties which have been purchased in acquisitions (see Note B) have yield maintenance reserves which are amortized to income over the estimated holding period utilizing the interest method.

COSTS IN EXCESS OF NET ASSETS ACQUIRED. Costs in excess of fair value of net assets acquired in business combinations are amortized to expense over a period not to exceed 15 years using the straight-line method. Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), the $25,479,000 of goodwill and $1,978,000 of core deposit intangible are reductions from stockholders' equity in computing the Association's tangible capital. With each quarterly

Statement of Financial Condition, the Company reviews the status of costs in excess of net assets acquired on a discounted cash flow basis to determine that no impairment of this asset has occurred.

DEFERRED FEES AND DISCOUNTS ON LOANS. Loan discounts and loan fees are deferred and are recognized over the life of the loans using the interest method based on actual loan payments.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATIONS. Certain reclassifications have been made to the financial statements for years prior to September 30, 1996 to conform to the classifications used in 1996.


NOTE B  ACQUISITIONS

On July 12, 1996, Washington Federal, Inc. signed an agreement to merge with Metropolitan Bancorp, of Seattle, Washington. At September 30, 1996 Metropolitan had 10 offices, all located in the Seattle area, $752 million of assets, $396 million of deposits and $51 million of stockholders' equity. Under the terms of the agreement each Metropolitan share of common stock will be converted into approximately .74 shares of the Company's common stock. The total value of the transaction is approximately $58 million. The merger was completed during the first quarter of fiscal 1997 and was accounted for by the purchase method. Approximately $40 million of costs in excess of net assets acquired will be amortized utilizing the straight-line method over 15 years. Because the merger occurred after September 30, 1996, the financial statements presented herein for the Company do not include the financial information of Metropolitan Bancorp.

On July 1, 1995, the Association completed the purchase of assets and assumption of liabilities of West Coast Mutual Savings Bank ("West Coast"), Centralia, Washington. The transaction included the sole branch office and $27 million of deposits of West Coast. The acquisition was accounted for by the purchase method.

On May 14, 1994, the Association completed the acquisition of deposits in two branch offices, formerly of Great American Federal Savings Association, from the Resolution Trust Corporation. The two offices, located in Tucson, Arizona, had deposits of $62 million.

From the Association's various acquisitions, additional discounts of $26,614,000 were recorded to yield a market rate of interest on loans, and additional yield maintenance reserves of $15,041,000 were recorded to yield a market rate of return on real estate held for sale. Both the loan purchase discounts and the real estate yield maintenance reserves are amortized utilizing the interest method over the estimated lives of the assets. During the periods ended September 30, 1996, 1995, and 1994 the combined amortization of loan purchase discounts and yield maintenance reserves on real estate was $2,170,000, $2,744,000 and $3,134,000, respectively.

NOTE C  INVESTMENT SECURITIES
September 30,                                                                         1996
                                                                                   (In thousands)
                                                         Amortized                Gross Unrealized                 Fair
                                                              Cost              Gain           Losses             Value
AVAILABLE-FOR-SALE SECURITIES
U.S. government and agency securities due
     Less than 1 year                                      $68,717              $130            $(18)           $68,829
     1 to 5 years                                          177,705             2,035            (867)           178,873
     5 to 10 years                                          15,215               332                             15,547
     Over 10 years                                           9,278             3,011                             12,289
                                                           270,915             5,508            (885)           275,538
HELD-TO-MATURITY SECURITIES
Tax-exempt municipal bonds due
     Less than 1 year                                          --                 --              --
     1 to 5 years                                            2,000               145           2,145
     5 to 10 years                                           7,652               756           8,408
     Over 10 years                                          13,816               600              (2)            14,414

                                                            23,468             1,501              (2)            24,967
                                                          $294,383            $7,009           $(887)          $300,505

September 30,                                                                         1995
                                                                                 (In thousands)
                                                         Amortized              Gross Unrealized                   Fair
                                                              Cost              Gain           Losses             Value
AVAILABLE-FOR-SALE SECURITIES
U.S. government and agency securities due
     Less than 1 year                                      $18,280               $79            $(60)           $18,299
     1 to 5 years                                          161,727             3,633            (375)           164,985
     5 to 10 years                                          15,243               654              --             15,897
     Over 10 years                                           9,278             3,357              --             12,635
                                                           204,528             7,723            (435)           211,816
HELD-TO-MATURITY SECURITIES
Tax-exempt municipal bonds due
     Less than 1 year                                       21,379               761              --             22,140
     1 to 5 years                                            2,000               195              --              2,195
     5 to 10 years                                           7,652               273              --              7,925
     Over 10 years                                          13,814               235            (112)            13,937
                                                            44,845             1,464            (112)            46,197
                                                          $249,373            $9,187           $(547)          $258,013


Proceeds from sales of investment securities in the available-for-sale portfolio during 1996 were $29.6 million. The Company realized no gains and $401,000 in losses on these sales during 1996.

Proceeds from sales of investment securities in the available-for-sale portfolio during 1995 were $31.8 million. The Company realized $912,000 in gains and $39,000 in losses on these sales during 1995.

Proceeds from sales of investment securities during 1994 were $.7 million. The Company realized $34,000 in gains and no losses on these sales during 1994.

Investment securities with a book value of $3.3 million and a fair value of $4.2 million at September 30, 1996 were pledged to secure public deposits.

NOTE D                                 MORTGAGE-BACKED  SECURITIES
September 30,                                                                         1996
                                                                                 (In thousands)
                                                         Amortized              Gross Unrealized                   Fair
                                                              Cost              Gain           Losses             Value
AVAILABLE-FOR-SALE SECURITIES
     FNMA pass-through certificates                         $29,879            $1,892            $ --            $31,771
     FHLMC pass-through certificates                        211,902             6,095          (1,979)           216,018
     Forward Commitments                                         --            10,288              --             10,288
                                                            241,781            18,275          (1,979)           258,077
HELD-TO-MATURITY SECURITIES
     GNMA pass-through certificates                             475                39              (3)               511
     FNMA pass-through certificates                          19,070               789            (269)            19,590
     FHLMC pass-through certificates                        587,612             5,632         (10,147)           583,097
     Collateralized mortgage obligations                      1,371               113              --              1,484
                                                            608,528             6,573         (10,419)           604,682
                                                           $850,309           $24,848        $(12,398)          $862,759

September 30,                                                                         1995
                                                                                 (In thousands)
                                                         Amortized              Gross Unrealized                   Fair
                                                              Cost              Gain           Losses             Value



AVAILABLE-FOR-SALE SECURITIES
     GNMA pass-through certificates                          $6,123              $596            $ --             $6,719
     FNMA pass-through certificates                          34,768             2,732              --             37,500
     FHLMC pass-through certificates                        103,460             4,021          (1,891)           105,590
                                                            144,351             7,349          (1,891)           149,809
HELD-TO-MATURITY SECURITIES
     GNMA pass-through certificates                           1,857               246              (2)             2,101
     FNMA pass-through certificates                          25,250             1,504             (49)            26,705
     FHLMC pass-through certificates                        892,548            21,665          (7,978)           906,235
     Collateralized mortgage obligations                     11,390                50            (178)            11,262
                                                            931,045            23,465          (8,207)           946,303
                                                         $1,075,396           $30,814        $(10,098)        $1,096,112


Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 1996 were $77.5 million. The Company realized $3.4 million in gains and $1.5 million in losses on these sales during 1996.

Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 1995 were $34.2 million. The Company realized $3.6 million in gains and no losses on these sales during 1995.

Proceeds from sales of mortgage-backed securities during 1994 were $34.2 million. The Company realized $2.3 million in gains and no losses on these sales during 1994.

Available-for-sale mortgage-backed securities with a book value of $119.6 million and a fair value of $123.9 million at September 30, 1996 were pledged to secure public deposits, securities sold under agreements to repurchase and other borrowings.

Substantially all mortgage-backed securities have contractual due dates which exceed ten years. Mortgage-backed securities categorized as held-to-maturity with a fair market value of approximately $504,410,000 were pledged as collateral on September 30, 1996 for securities sold under agreements to repurchase (see Note L), or secured repurchase agreements with customers (see Note J).

The Company enters into forward contracts to purchase mortgage-backed securities as part of its interest rate risk management program. At September 30, 1996 and 1995, the Company had commitments outstanding to purchase mortgage-backed securities in the amount of $260,000,000 and $200,000,000, respectively. The related mortgage-backed securities will be designated as available-for-sale securities upon exercise of the commitments.

In November of 1995, the Financial Accounting Standards Board ("FASB") issued additional implementation guidance regarding the FASB's previously issued FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The additional guidance provided an opportunity to reassess the appropriateness of the classification of securities, and reclassify securities in accordance with the provisions of FAS No. 115. Any reclassification under these guidelines was required to be made by December 31, 1995, and accordingly, the Company reclassified $215,489,000 of mortgage-backed securities from held-to-maturity to the available-for-sale classification prior to that date.

NOTE E  LOANS RECEIVABLE
September 30,                                                                                    1996              1995
                                                                                                     (In thousands)
Conventional real estate
     Permanent single-family residential                                                   $3,158,644        $2,558,093
     Income property                                                                          119,437           114,489
     Land                                                                                     172,146           167,028
     Construction                                                                             548,302           443,723
Other                                                                                           5,064             4,807
                                                                                            4,003,593         3,288,140
Less
     Allowance for possible losses                                                             15,182            11,651
     Discount on loans                                                                          7,796            10,389
     Loans in process                                                                         227,393           202,766
     Deferred loan origination fees                                                            30,206            29,307
                                                                                              280,577           254,113

                                                                                           $3,723,016        $3,034,027



The Association originates both adjustable and fixed interest rate loans. At September 30, 1996, these loans consisted of the following:

                      Fixed Rate                                                          Adjustable Rate
                    (In thousands)                                                        (In thousands)

Term to Maturity                           Book Value                  Term to Rate Adjustment                   Book Value
Less than 1 year                              $99,694                  Less than 1 year                            $579,977
1 to 3 years                                   39,301                  1 to 3 years                                  17,114
3 to 5 years                                   47,159                  3 to 5 years                                     --
5 to 10 years                                 157,307                  5 to 10 years                                    --
10 to 20 years                                525,968                  10 to 20 years                                   --
Over 20 years                               2,537,073                  Over 20 years                                    --
                                           $3,406,502                                                              $597,091


At September 30, 1996 and 1995, approximately $69,051,000 and $81,910,000 of fixed rate loan origination commitments were outstanding. Loans serviced for others at September 30, 1996, 1995 and 1994 were approximately $112,638,000, $146,360,000, and $190,034,000, respectively.

Permanent loans represented approximately 82% of all loans outstanding. Approximately 98% of the permanent loans are fixed rate with an average maturity of approximately 24 years.

Permanent single family residential loans receivable included adjustable rate loans of $66,987,000 and $94,315,000 at September 30, 1996 and 1995,
respectively. These loans have interest rate adjustment limitations and are generally indexed to the 1-year Treasury Bill rate or the monthly weighted average cost of funds for Eleventh District savings institutions as published by the FHLB.


Loans by geographic concentration were as follows:

                                                                                                           Other
September 30, 1996                   Washington        Idaho       Oregon         Utah      Arizona       States         Total
                                                                         (In thousands)
Conventional real estate
     Permanent single-family
         residential                 $1,730,370     $397,332     $506,761     $468,294      $45,770      $10,117    $3,158,644
     Income property                     30,782       32,894       22,515       20,794        2,478        9,974       119,437
     Land                               104,958       13,829       15,062       15,391       21,144        1,762       172,146
     Construction                       270,374       60,660      105,781       80,266       27,942        3,279       548,302
Other                                        20          761           83          187          103        3,910         5,064
                                     $2,136,504     $505,476     $650,202     $584,932      $97,437      $29,042    $4,003,593


At September 30, 1996, the Company's recorded investment in impaired loans was $7.2 million which had allocated reserves of $995,000. Loans of $5.2 million did not require reserves. The average balance of impaired loans during the year was $6.0 million and interest income (cash received) from impaired loans was $93,000.

NOTE F  ALLOWANCE FOR LOSSES ON LOANS
Year ended September 30,                                                        1996             1995              1994
                                                                                          (In thousands)
Balance at beginning of year                                                 $11,651          $11,720           $14,674
Allowance for losses on loans acquired                                           --               281               --
Provision for loan losses                                                      3,828            6,245               401
Charge-offs                                                                    (820)          (7,330)           (3,777)
Recoveries                                                                       523              735               422
Balance at end of year                                                       $15,182          $11,651           $11,720

NOTE G  INTEREST RECEIVABLE
September 30,

                                                                                    1996              1995



                                                                                                     (In thousands)

Investment securities                                                                          $4,934            $4,113
Loans receivable                                                                               25,687            21,106
Allowance for uncollected interest on loans receivable                                        (1,797)           (1,470)
Mortgage-backed securities                                                                      5,804             7,692
                                                                                              $34,628           $31,441


NOTE H  PREMISES AND EQUIPMENT
September 30,                                                                                    1996              1995
                                                                                                     (In thousands)
                                                                          Estimated
                                                                         Useful Life
Land                                                                              --           $8,979            $8,390
Buildings                                                                    25 - 40           40,671            38,222
Leasehold improvements                                                        7 - 15            3,927             3,996
Furniture, fixtures and equipment                                             4 - 10           11,204            11,148
                                                                                               64,781            61,756
Less accumulated depreciation and amortization                                               (22,896)          (21,826)
                                                                                              $41,885           $39,930

NOTE I  REAL ESTATE HELD FOR SALE
September 30,                                                                                    1996              1995
                                                                                                     (In thousands)
Acquired for development                                                                      $13,074           $12,394
Acquired in settlement of loans                                                                 4,624             3,567
Acquired from purchased institutions in settlement of loans                                    15,793            16,168
                                                                                              $33,491           $32,129

NOTE J  CUSTOMER ACCOUNTS
September 30,                                                                                    1996              1995
                                                                                                     (In thousands)
Checking accounts, 0.00% to 3.00%                                                             $75,781           $70,011
Passbook and statement accounts, 3.50%                                                        175,307           187,812
Insured money market accounts, 2.90% to 4.04%                                                 342,013           271,582
Certificate accounts
     0.00% to 3.99%                                                                               808             1,998
     4.00% to 4.99%                                                                           140,825           153,847
     5.00% to 5.99%                                                                         1,579,802           697,324
     6.00% to 6.99%                                                                           108,226           972,116
     7.00% and over                                                                             1,123            16,409
Total certificates                                                                           1,830,784         1,841,694
Repurchase agreements with customers                                                           56,335            74,236
                                                                                           $2,480,220        $2,445,335

At September 30, 1996 and 1995 certificate maturities were as follows:

September 30,                                                                                    1996              1995
                                                                                                     (In thousands)
Less than 1 year                                                                           $1,603,957        $1,622,986
1 to 2 years                                                                                  172,577           144,289
2 to 3 years                                                                                   27,575            49,383
Over 3 years                                                                                   26,675            25,036
                                                                                           $1,830,784        $1,841,694

Interest expense on customer accounts consisted of the following:

Year ended September 30,                                                        1996             1995              1994
                                                                                          (In thousands)
Checking accounts                                                             $1,734           $1,735            $1,849
Passbook and statement accounts                                                6,267            7,036             8,160
Insured money market accounts                                                 13,137           10,549             7,902
Certificate accounts                                                         105,634           93,542            69,626
                                                                             126,772          112,862            87,537
Repurchase agreements with customers                                           3,481            2,924             2,502
                                                                             130,253          115,786            90,039
Less early withdrawal penalties                                                (349)            (438)             (281)
                                                                            $129,904         $115,348           $89,758
Weighted average interest rate at end of year                                  4.93%            5.51%             4.22%
Weighted daily average interest rate during the year                           5.24%            5.00%             4.02%


During fiscal 1996, the Deposit Insurance Fund Act of 1996 was enacted calling for a special assessment to capitalize the Savings Association Insurance Fund ("SAIF"). The special assessment rate is 65.7 basis points of March 31, 1995 SAIF-insured deposits. Accordingly, the Association, which is a SAIF member, recorded a one-time pre-tax charge of $15,026,000 and an offsetting tax benefit of $5,485,000 during the fourth quarter of fiscal 1996. The special assessment will be paid during the first quarter of fiscal 1997. The Association's annual SAIF premium rates are anticipated to be reduced beginning January 1, 1997 from the current level of 23 basis points to 6.4 basis points.

NOTE K  FHLB ADVANCES

FHLB advances had weighted average interest rates at September 30, 1996 and 1995 of 5.48% and 5.88%, respectively. Maturity dates of advances were as follows:

September 30,                                                                                    1996              1995
                                                                                                     (In thousands)
FHLB advances due
     Less than 1 year                                                                      $1,112,000          $167,000
     1 to 2 years                                                                              50,000           310,000
     2 to 3 years                                                                                 --             50,000
                                                                                           $1,162,000          $527,000


FHLB advances are collateralized as provided for in the Advance, Pledge and Security Agreements with the FHLB, by all FHLB stock owned by the Association, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB. As a member of the FHLB of Seattle, the Association currently has a credit line of 35 percent of the total assets of the Association, subject to collateralization requirements.

NOTE L  OTHER BORROWINGS
September 30,                                                                                    1996              1995
                                                                                                     (In thousands)
Securities sold under agreements to repurchase
     Due within 30 days                                                                      $427,496          $872,087
     After 30 but within 90 days                                                              159,053               --
     After one year                                                                               --             60,000
                                                                                              586,549           932,087
Other borrowings
     Credit facility, weighted average rate of 5.72% and 6.20%,
         due October 4, 1996                                                                   11,000             5,000
Federal funds purchased, weighted average rate of 6.00% and
     6.75%, due on demand                                                                     200,000            20,000
                                                                                             $797,549          $957,087

The Company has a $40,000,000 credit facility with another financial institution which expires February 28, 1997. The credit facility bears interest at the London Interbank Offering Rate (LIBOR) plus 25 basis points. There was $11,000,000 outstanding on this credit facility at September 30, 1996.

The Association enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the Consolidated Statements of Financial Condition. During the two years ended September 30, 1996, all of the Association's transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Association's name and principal and interest payments are received by the Association; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements the identical securities pledged as collateral will be returned to the Association.

Financial data pertaining to the weighted average cost and the amount of securities sold under agreements to repurchase were as follows:

September 30,                                                                   1996             1995              1994
                                                                                          (In thousands)

Weighted average interest rate at end of year                                  5.47%            5.83%             5.00%
Weighted daily average interest rate during the year                           5.76%            5.92%             4.92%
Daily average of securities sold under agreements
to repurchase                                                               $831,676        $ 862,623          $241,690
Maximum securities sold under agreements to
repurchase at any month end                                                  971,173        1,009,334           604,604
     Interest expense during the year                                         47,905           51,028            11,883



NOTE M  INCOME TAXES

The Consolidated Statements of Financial Condition at September 30, 1996 and 1995 include deferred taxes of $37,910,000 and $31,577,000 that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities. The major sources of these temporary differences and their deferred tax effect at September 30, 1996 follow:

September 30,                                                                                    1996              1995
                                                                                                     (In thousands)
Deferred tax assets
     Real estate valuation reserves                                                          $ 3,941           $ 4,064
     Discounts                                                                                   178               261
     Total deferred tax assets                                                                 4,119             4,325
Deferred tax liabilities
     Federal Home Loan Bank stock dividends                                                  (10,545)           (9,400)
     Loan loss reserves                                                                      (13,993)          (11,490)
     Valuation adjustment on available-for-sale securities                                    (7,919)           (4,746)
     Depreciation                                                                             (3,255)           (3,266)
     Loan origination costs                                                                   (4,460)           (3,259)
     Accrued interest - pre-1985 loans                                                          (397)             (517)
     Deferred costs from farming operations                                                     (866)             (916)
     Prepaid expenses                                                                           (417)             (393)
     Other, net                                                                                 (177)           (1,915)
     Total deferred tax liabilities                                                          (42,029)          (35,902)
Net deferred tax liability                                                                  $(37,910)         $(31,577)

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,                                                        1996             1995              1994
                                                                                          (In thousands)
Statutory income tax rate                                                        35%              35%               35%
Tax-exempt interest                                                              (1)              (1)               (1)
State income tax                                                                  3                3                 3


Other, net                                                                       (1)              (1)               (2)
Effective income tax rate                                                        36%              36%               35%

The Association meets certain definition tests and other conditions prescribed by the Internal Revenue Code which allows, with limitations, a bad debt deduction. This deduction can be computed as a percentage-of-taxable-income before such deduction or based upon actual loss experience. During the three fiscal years ended September 30, 1996, the Association employed the percentage of taxable income method.

The Business Job Protection Act ("Act"), enacted during 1996, eliminated the special reserve rules contained in Section 593 of the Internal Revenue Code, including the percentage-of-taxable-income method of computing reserve additions. The Act further authorized the retention of the pre-1988 reserve accumulations.

There are no post-1987 reserve accumulations, as the total pre-tax loan loss reserves at September 30, 1996 approximate $54,672,000 which is less then the pre-1988 reserve accumulations of $83,716,000 before taxes. Therefore, there will be no post-1987 reserve recapture. Pre-1988 reserves will be recaptured in full if a savings institution redeems stock or pays dividends in excess of earnings and profits.

The Company has been examined by the Internal Revenue Service through the year ended September 30, 1990. There were no material changes made to the Association's taxable income as originally reported.


NOTE N PROFIT SHARING RETIREMENT PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains a Profit Sharing Retirement Plan and Employee Stock Ownership Plan ("Plan") for the benefit of its employees. Contributions are made to the Plan semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act.

Employees may contribute up to 7% of their base salaries to the Plan plus an additional 10% of their base salaries on a tax-deferred basis through the 401(k) provisions of the Plan. Under provisions of the Plan, employees are eligible to participate on the date of hire and become vested in the Company's contributions following seven years of service. Contributions to the Plan amounted to $1,497,000, $1,351,000, and $1,227,000, for the years ended September 30, 1996,
1995 and 1994, respectively.

Effective October 16, 1995 an Employee Stock Ownership Plan ("ESOP") component was added to the Plan. The ESOP component allows employees to acquire a direct ownership interest in Company common stock by transferring a percentage of their vested accounts to the ESOP feature of the Plan.


NOTE O STOCK OPTION PLANS

The Company has three employee stock option plans which provide a combination of stock options, stock appreciation rights and stock grants. Stockholders authorized 4,020,675; 1,268,276 and 2,090,000 unissued shares of common stock to be reserved pursuant to the 1982 Employee Stock Compensation Program ("1982 Plan"), the 1987 Stock Option and Stock Appreciation Rights Plan ("1987 Plan") and the 1994 Stock Option and Stock Appreciation Rights Plan ("1994 Plan"), respectively. The 1987 Plan and 1994 Plan are substantially similar to the 1982 Plan, but incorporate changes in the Internal Revenue Code affecting incentive stock options and do not provide for the grant of performance share awards.

Options granted prior to June 1985 under the 1982 plan are exercisable at the rate of 25% each year commencing two years after the date of grant, or in full four years after the date of grant, and expire after five years. Options granted after June 1985 under either plan are exercisable at varying percentages commencing as early as three years after the date of grant, with expiration dates between six and ten years after the date of grant. The per share option price is equal to the fair market value of the Company's common stock on the date of the grant.

                                                                                                  Stock Options(1)
                                                                                        Average Price            Number
Outstanding, October 1, 1993                                                                   $12.73           867,250
Granted in 1994                                                                                 21.01           599,330
Exercised in 1994                                                                                6.92          (99,180)
Forfeited in 1994                                                                               18.62          (66,833)
Outstanding, September 30, 1994                                                                 16.75         1,300,567
Granted in 1995                                                                                 14.99           140,580
Exercised in 1995                                                                                8.48         (152,772)
Forfeited in 1995                                                                               18.20         (108,672)

Outstanding, September 30, 1995                                                                 15.77         1,179,703
Granted in 1996                                                                                 20.25           335,692
Exercised in 1996                                                                               10.37         (120,561)
Forfeited in 1996                                                                               17.51          (73,403)
Outstanding September 30, 1996                                                                 $17.31         1,321,431


 (1) Average price and number of stock options granted, exercised and forfeited have been adjusted for 10 percent stock dividends in the second quarter of both 1996 and 1994, which had the effect of a eleven-for-ten stock split.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-based Compensation". The statement requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) application of the fair value recognition provisions in the statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board Opinion Number 25 ("APB No. 25"), but they will now be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition provisions of SFAS No. 123. Effective October 1, 1996, the Company will adopt the disclosure requirements of SFAS No. 123, but has determined that it will continue to measure its employee stock-based compensation arrangements under the provisions of APB No. 25. The adoption of the disclosure requirements of SFAS No. 123 will have no material impact on the results of operations or financial condition of the Company.


NOTE P  STOCKHOLDERS' EQUITY
In the second quarter of both fiscal 1996 and 1994, the Company declared eleven-for-ten stock splits in the form of a 10 percent stock dividend in addition to the regular quarterly cash dividends on its shares of common stock. The Association, which periodically pays a cash dividend to the Company, is subject to legal and regulatory restrictions on its ability to pay dividends. To maintain minimum regulatory capital under OTS regulations, the Association must have (i) tangible capital equal to 1.5 percent of adjusted total assets, (ii) core capital equal to 3 percent of adjusted total assets, and (iii) total capital equal to 8 percent of risk-weighted assets. At September 30, 1996, the Association had the following capital ratios:

                                                   Actual                            Required                    Excess
                                           Amount       Percentage            Amount       Percentage            Amount
                                                               (Dollars in thousands)

Tangible capital                         $511,836            10.2%          $ 75,531             1.5%          $436,305
Core (leverage) capital                  $511,836            10.2%          $151,063             3.0%          $360,773
Risk-based capital                       $508,744            19.2%          $211,770             8.0%          $296,974


The FDIC has established categories of institutions with respect to capital. Depending on the Association's category classification, the FDIC may restrict certain activities of the Association, including acceptance of brokered deposits or offering interest rates on deposits that are significantly higher than prevailing interest rates. In order to be categorized as a well-capitalized institution, the FDIC requires financial institutions it regulates to maintain a leverage ratio, defined as Tier 1 capital divided by total regulatory assets of at least 5.0%; Tier 1 risk-based capital of at least 6.0% of risk-weighted assets; and total risk-based capital of at least 10.0% of risk-weighted assets. At September 30, 1996, the Association exceeded the well-capitalized requirements.

At periodic intervals, the OTS and the FDIC routinely examine the Company's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined. The OTS concluded an examination of the Company in July 1995.


NOTE Q  FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value estimates presented do not reflect the underlying fair value of the Company. Although management is not aware of any factors that would materially affect the estimated fair value amounts presented, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, estimates of fair value subsequent to that date may differ significantly from the amounts presented below.

September 30,                                                        1996                               1995
                                                                                 (In thousands)
                                                         Carrying          Estimated         Carrying         Estimated
                                                            Amount        Fair Value           Amount        Fair Value
Financial assets
     Cash                                                  $19,635           $19,635          $23,168           $23,168
     Available-for-sale securities                         533,615           533,615          361,625           361,625
     Held-to-maturity securities                           631,996           629,649          975,890           992,500
     Loans receivable                                    3,723,016         3,673,693        3,034,027         3,072,706
     FHLB stock                                             64,530            64,530           45,134            45,134
Financial liabilities
     Customer accounts                                   2,480,219         2,484,492        2,445,335         2,449,361
     FHLB advances                                       1,162,000         1,159,468          527,000           479,097
     Other borrowings                                      797,549           797,394          957,087           957,011
Off balance sheet information
     Forward contracts to purchase
     mortgage-backed securities                                --                --               --             11,675

The following methods and assumptions were used to estimate the fair value of financial instruments:

CASH - The carrying amount of these items is a reasonable estimate of their fair value.

INVESTMENT SECURITIES - The fair value is based on quoted market prices or dealer estimates.

LOANS RECEIVABLE - For certain homogeneous categories of loans, such as fixed and variable residential mortgages, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other loan types is estimated by discounting the future cash flows and estimated prepayments using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining term. Some loan types were valued at carrying value because of their floating rate or expected maturity characteristics.

MORTGAGE-BACKED SECURITIES - Estimated fair value for mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices. The fair value of all other mortgage-backed securities is based on dealer estimates.

FHLB STOCK - The fair value is based upon the redemption value of the stock which equates to its carrying value.

CUSTOMER ACCOUNTS - The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the estimated future cash flows using the rates currently offered for deposits with similar remaining maturities.

FHLB ADVANCES AND OTHER BORROWINGS - The fair value of FHLB advances and other borrowings is estimated by discounting the estimated future cash flows using rates currently available to the Association for debt with similar remaining maturities.

FORWARD CONTRACTS TO PURCHASE MORTGAGE-BACKED SECURITIES - The fair value is based on quoted market prices.


NOTE R  FINANCIAL INFORMATION - WASHINGTON FEDERAL, INC.

Washington Federal, Inc. was formed February 3, 1995. The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

STATEMENT OF FINANCIAL CONDITION
September 30,                                                                                    1996              1995
                                                                                                     (In thousands)
ASSETS
Cash                                                                                         $  1,401          $  2,800
Investment in subsidiaries                                                                    586,326           578,074
Dividend receivable                                                                             9,000             9,000

Other assets                                                                                    1,342               --
     Total assets                                                                            $598,069          $589,874

LIABILITIES
Borrowed money                                                                                $11,000            $5,000
Dividend payable                                                                                9,360             8,942
Other liabilities                                                                                   7                 3
     Total liabilities                                                                         20,367            13,945

STOCKHOLDERS' EQUITY
Common stock, $1.00 par value: 100,000,000 shares authorized  -
     44,011,776 and 39,943,213 shares issued;
     40,695,450 and 38,874,228 shares outstanding                                              44,012            39,943
Paid-in capital                                                                               405,563           320,920
Valuation adjustment for available-for-sale securities, net of tax                             13,000             8,000
Treasury stock, at cost - 3,316,326 and 1,068,985 shares                                     (68,499)          (22,412)
Retained earnings                                                                             183,626           229,478
     Total stockholders' equity                                                               577,702           575,929
     Total liabilities and stockholders' equity                                              $598,069          $589,874

STATEMENT OF OPERATIONS
                                                                YEAR ENDED                   Period of February 3, 1995
                                                         SEPTEMBER 30, 1996           (inception) to September 30, 1995
                                                                                   (In thousands)
INCOME
     Dividends from subsidiary                                      $77,000                                     $47,000
     Interest income                                                   --                                             1
     Total income                                                    77,000                                      47,001
EXPENSE
     Borrowings                                                         559                                         365
     Other                                                                3                                           1
     Total expense                                                      562                                         366
     Net income before equity in undistributed
     net income of subsidiaries                                      76,438                                      46,635
Equity in undistributed net income of subsidiaries                    3,252                                       4,449
Income before income taxes                                           79,690                                      51,084
Income tax benefit                                                      205                                         133
Net Income                                                          $79,895                                     $51,217




STATEMENT OF CASH FLOWS
                                                                YEAR ENDED                   Period of February 3, 1995
                                                         SEPTEMBER 30, 1996           (inception) to September 30, 1995
                                                                                   (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                          $79,895                                     $51,217
Adjustments to reconcile net income to net cash
provided by operating activities
     Equity in undistributed net income of subsidiaries             (3,252)                                     (4,449)
     Increase in other assets                                       (1,342)                                     (9,000)
     Increase in other liabilities                                      422                                       8,945
     Net cash provided by operating activities                       75,723                                      46,713
CASH FLOWS FROM FINANCING ACTIVITIES
Increase in short-term borrowings                                     6,000                                       5,000
Issuance of common stock through stock option plan                      778                                         340
Treasury stock purchased                                           (46,087)                                    (22,412)
Dividends                                                          (37,813)                                    (26,841)

     Net cash used by financing activities                          (77,122)                                    (43,913)
     Increase in cash                                               (1,399)                                       2,800
     Cash at beginning of year                                        2,800                                         --
     Cash at end of year                                             $1,401                                      $2,800



NOTE S  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter for the years ended September 30, 1996 and 1995:

                                                             First            Second            Third            Fourth
Year ended September 30, 1996                              Quarter           Quarter          Quarter           Quarter
                                                                  (Dollars in thousands, except per share data)

Interest income                                            $96,840          $100,084         $102,992          $104,295
Interest expense                                            57,504            56,931           56,939            57,371
Net interest income                                         39,336            43,153           46,053            46,924
Provisions for loan losses                                     483               301            1,276             1,768
Other operating income                                       1,737             1,252            1,828             1,100
Other operating expense                                      8,780             9,595            9,589            25,141
Income before income taxes                                  31,810            34,509           37,016            21,115
Income taxes                                                11,556            12,700           13,546             6,753
Net income                                                 $20,254           $21,809          $23,470           $14,362
Net income per share                                          $.47              $.51             $.55              $.35
Return of average assets                                     1.73%             1.79%            1.87%             1.13%

                                                             First            Second            Third            Fourth
Year ended September 30, 1995                              Quarter           Quarter          Quarter           Quarter
                                                                  (Dollars in thousands, except per share data)
Interest income                                            $80,218           $83,425          $87,654           $92,469
Interest expense                                            39,275            44,195           50,214            54,569
Net interest income                                         40,943            39,230           37,440            37,900
Provisions for loan losses                                     321               373              612             4,939
Other operating income                                       1,113             1,055            1,658             5,878
Other operating expense                                      8,989             9,147            9,104             8,643
Income before income taxes                                  32,746            30,765           29,382            30,196
Income taxes                                                12,052            11,193           10,768            10,733
Net income                                                 $20,694           $19,572          $18,614           $19,463
Net income per share                                          $.47              $.44             $.43              $.45
Return of average assets                                     2.10%             1.92%            1.75%             1.74%


SELECTED FINANCIAL DATA
Year ended September 30,                              1996           1995           1994            1993           1992
                                                                    (In thousands, except per share data)
Interest income                                   $404,211       $343,766       $287,577        $275,345       $271,693
Interest expense                                   228,745        188,253        121,114         116,677        133,537
Net interest income                                175,466        155,513        166,463         158,668        138,156
Provision for loan losses                            3,828          6,245            401           2,731            179
Other income                                         5,917          9,704          8,359          12,852          4,963
Other expense                                       53,105         35,883         32,034          29,656         26,589
     Income before income taxes
     and extraordinary loss                        124,450        123,089        142,387         139,133        116,351
Income taxes                                        44,555         44,746         49,600          45,843         34,415
Extraordinary loss, net of tax benefit                  --             --             --          (2,122)            --
     Net income                                    $79,895        $78,343        $92,787         $91,168        $81,936

Per share data

     Net income before extraordinary loss            $1.88          $1.79          $2.11           $2.11          $1.86
     Extraordinary loss, net of
         income tax benefit                             --             --             --            (.05)            --
     Net income                                      $1.88          $1.79          $2.11           $2.06          $1.86
     Cash dividends                                   $.90           $.82           $.75            $.68           $.62


September 30,                                         1996           1995           1994            1993           1992
                                                                               (In thousands)
Total assets                                    $5,114,978     $4,577,402     $3,830,053      $3,159,267     $2,791,693
Loans and mortgage-backed securities             4,589,621      4,114,881      3,400,583       2,775,941      2,401,541
Investment securities                              299,006        256,661        195,165         168,847        220,903
Customer accounts                                2,480,220      2,445,335      2,281,751       2,216,381      1,853,541
FHLB advances                                    1,162,000        527,000        310,100         336,000        393,500
Other borrowings                                   797,549        957,087        624,604          60,000         60,000
Stockholders' equity                               577,702        575,929        546,773         486,183        424,116

Number of
     Customer accounts                             160,968        161,295        153,000         148,204        125,030
     Mortgage loans                                 39,570         35,641         32,057          32,552         28,859
     Offices                                            93             87             82              74             63


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Board of Directors
Washington Federal, Inc.
Seattle, Washington

     We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.
     As discussed in Note A to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on October 1, 1994.


DELOITTE & TOUCHE LLP
Seattle, Washington
October 25, 1996


GENERAL CORPORATE AND STOCKHOLDERS' INFORMATION

CORPORATE HEADQUARTERS
425 Pike Street
Seattle, Washington 98101
(206) 624-7930

INDEPENDENT ACCOUNTANTS

Deloitte & Touche, LLP
Seattle, Washington

SPECIAL COUNSEL
Elias, Matz, Tiernan & Herrick LLP
Washington, D.C.

TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT
Stockholder inquiries regarding transfer requirements, cash or stock dividends, lost certificates, consolidating records, correcting a name or changing an address should be directed to the transfer agent:
ChaseMellon Shareholder Services, L.L.C.
Shareholder Relations Department
50 California Street-10th Floor
San Francisco, CA 94111
Telephone: 1-800-356-2017

ANNUAL MEETING
The annual meeting of stockholders will be held on January 23, 1997, at 2 p.m. at the Seattle Sheraton Hotel, 1400 Sixth Avenue, Seattle, Washington.

FORM 10-K
This report is available to stockholders of record upon written request to
     Cathy Cooper
     Assistant Vice President
     Washington Federal, Inc.
     425 Pike Street
     Seattle, Washington 98101

STOCK INFORMATION

Washington Federal, Inc. is traded on the NASD National Market. The common stock symbol is WFSL. At September 30, 1996, there were approximately 2,934 shareholders of record.

                                   STOCK PRICES
QUARTER ENDED                     HIGH        LOW           DIVIDENDS
DECEMBER 31, 1994                18 5/8       15               20
MARCH 31, 1995                   18 3/4     15 5/8             20
JUNE 30, 1995                    22 1/8     17 3/4             21
SEPTEMBER 30, 1995               21 7/8     19 1/8             21
DECEMBER 31, 1995                23 3/4     20 1/8             22
MARCH 31, 1996                   23 1/2     20 5/8             22
JUNE 30, 1996                    22 1/8     20 1/4             23
SEPTEMBER 30, 1996               23 5/8     19 1/4             23
ALL PRICES SHOWN HAVE BEEN
ADJUSTED FOR STOCK SPLITS


MARKET MAKERS:
Dain, Bosworth Incorporated
Dean Witter Reynolds Inc.
Fox-Pitt, Kelton Incorporated
Herzog, Heine, Geduld, Inc.
Jeffries & Company, Inc.
Keefe, Bruyette & Woods, Inc.
Lehman Brothers, Inc.
Mayer & Schweitzer, Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Montgomery Securities Inc.
Piper Jaffray Companies, Inc.
Prudential Securities Inc.
Ragen Mackenzie, Incorporated
M.A. Schapiro & Co., Inc.
Sherwood Securities Corp.
Smith Barney Inc.
Weeden and Co., Inc.