Form 10-K, Exhibit 13
period 1997-09-30
WASHINGTON FEDERAL INC
filed 1997-12-29
CIK 936528

                       [WASHINGTON FEDERAL SAVINGS LOGO]




                            WASHINGTON FEDERAL, INC.

                       425 Pike Street, Seattle, WA 98101


























Bowne of Seattle - Phone (206) 223-0725 - FAX (206) 623-3613
BPX/ V25539 - Control 3 - Proof 1 - 12/16/97 - RUSH

                               TABLE OF CONTENTS

       Financial Highlights                                             1
       To Our Stockholders                                              2
       Management's Discussion                                          4
       Financial Statements                                             8
       Notes to Financial Statements                                   12
       Selected Financial Data                                         26
       Accountant's Report                                             27
       General Information                                             27
       Directors, Officers, Offices                                    28



A SHORT HISTORY


         Washington Federal, Inc. (the "Company") is a savings and loan holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal Savings ("the Association") which operates 104 branches in five Western states.

         The Association had its origin on April 24, 1917 as Ballard Savings and Loan Association. In 1935, the state-chartered Association converted to a federal charter and became a member of the Federal Home Loan Bank System with account insurance provided through the FSLIC. In 1958, Ballard Federal Savings and Loan Association merged with Washington Federal Savings and Loan Association of Bothell, and the latter name was retained for its wider geographic acceptance. In 1971, Seattle Federal Savings and Loan Association, then with three offices, was merged into the Association and at the end of 1978, was joined by the ten offices of First Federal Savings and Loan Association of Mount Vernon. On November 17, 1982, the Association converted from a federal mutual to a federal stock association.

         In 1987 and 1988, acquisitions of United First Federal, Provident Federal Savings and Loan and Northwest Federal Savings and Loan, all headquartered in Boise, Idaho added 28 Idaho offices to the Company. In 1988, the acquisition of Freedom Federal Savings and Loan added 13 Oregon offices, followed in 1990 by the eight Oregon offices of Family Federal Savings. In 1991, the acquisition of First Federal Savings and Loan of Idaho Falls, Idaho added three branches to the system. That same year, the Company acquired the deposits of First Western Savings, doing business in Oregon as Metropolitan Savings, in Eugene and Portland, Oregon.

         In 1992, the Company changed the name of its Oregon division branches from Freedom Federal Savings to Washington Federal Savings and shortened its corporate name to Washington Federal Savings.

         In 1993, the Company purchased First Federal Savings Bank of Salt Lake City, Utah adding ten new branches in that state. Then, during 1994, the Company expanded to Arizona and began operating five branch offices in Tucson.

         In 1995, the Company purchased West Coast Mutual Savings Bank with the one branch office in Centralia, Washington. The Company sold the Burley, Idaho branch office and opened three new offices in Washington, two more in Tucson and one each in Utah and in Oregon.

         In 1996, the Company opened one new office in Oregon, one in Washington and three in Phoenix. The Company also purchased Metropolitan Bancorp of Seattle, Washington which added eight branches in the Puget Sound region to the Association.

         In 1997, the Company opened four new offices, one each in Portland, Oregon, and Tucson, Arizona and two in Phoenix, Arizona. The Company also closed a branch office in Idaho Falls, consolidating the deposits into the main Idaho Falls office.

         The Company has a wholly-owned subsidiary, First Insurance Agency, Inc., which provides general insurance to the public.

         The Company obtains funds primarily through savings deposits from the general public, from repayment of loans and from borrowings and retained earnings. These funds are used largely to make first lien loans to borrowers for the purchase of new and existing homes, the acquisition and development of land into residential lots, the construction of homes, the financing of other real estate and for investment in obligations of the U.S. government, its agencies and municipalities.

FINANCIAL HIGHLIGHTS


September 30,                                                                        1997         1996    % Change
--------------------------------------------------------------------------------------------------------------------
                                                                               (In thousands, except per share data)
Assets .........................................................................  $5,719,589   $5,114,978   +  12%
Investment securities ..........................................................     289,749      299,006   -   3
Loans receivable ...............................................................   4,190,776    3,723,016   +  13
Mortgage-backed securities .....................................................     947,129      866,605   +   9
Customer accounts ..............................................................   2,978,031    2,480,220   +  20
Federal Home Loan Bank advances and other borrowings ...........................   1,904,544    1,959,549   -   3
Stockholders' equity ...........................................................     717,745      577,702   +  24
Net income .....................................................................     105,050       79,895   +  31
Net income per share ...........................................................        2.21         1.71   +  29
Dividends per share ............................................................         .90          .82   +  10
Stockholders' equity per share .................................................       15.11        13.12   +  15
Shares outstanding .............................................................      47,509       40,695   +  17
Return on average stockholders' equity .........................................       16.50%       13.73%  +  20
Return on average assets .......................................................        1.86%        1.63%  +  14
Return on average stockholders' equity, excluding Savings
   Association Insurance Fund ("SAIF") special assessment in 1996 ..............       16.50%       15.37%  +   7
Return on average assets, excluding SAIF special assessment in 1996 ............        1.86%        1.82%  +   2

--------------------------------------------------------------------------------------------------------------------




TOTAL ASSETS


Dollars in Millions
--------------------------------------------------------------------------------
(At September 30)

1977                                              421
1982                                              665
1987                                            1,860
1992                                            2,792
1997                                            5,720




STOCKHOLDERS' EQUITY


Dollars in Millions
--------------------------------------------------------------------------------
(At September 30)


1977                                               32
1982                                               46
1987                                              196
1992                                              424
1997                                              718


NET INCOME PER SHARE
(Before SAIF special assessment in 1996)

$
--------------------------------------------------------------------------------
2.25




1993                                             1.87
1994                                             1.92
1995                                             1.63
1996                                             1.92
1997                                             2.21




CASH DIVIDENDS PER SHARE

$
--------------------------------------------------------------------------------
1.00


1993                                             0.62
1994                                             0.68
1995                                             0.75
1996                                             0.82
1997                                              0.9



RETURN ON AVERAGE EQUITY
(Before SAIF special assessment in 1996)
Annualized %
--------------------------------------------------------------------------------
21.0


1993                                            20.39
1994                                            18.19
1995                                            13.99
1996                                            15.37
1997                                             16.5





PRIMARY INTEREST SPREAD


End of Quarter %
--------------------------------------------------------------------------------



                    Fiscal 1995         Fiscal 1996            Fiscal 1997
Dec 31                  3.1                 2.55                  2.88
Mar 31                 2.79                 2.78                  2.88
Jun 30                  2.6                  2.9                  2.82
Sep 30                 2.57                 2.95                  2.83

TO OUR STOCKHOLDERS

         Our fiscal year ended September 30, 1997 was another record year as we surpassed $100 million in earnings for the first time in our history. Since becoming a public company, this was the thirteenth time in the past fourteen years that we have reported year-over-year earnings per share gains. We are quite proud of this achievement.

         For the year, earnings were $105,050,000 or $2.21 per share compared to the $89,436,000 or $1.92 per share for the prior year, a 15% per share increase. Prior year amounts exclude the one-time after-tax charge of $9,541,000, or $.21 per share, to recapitalize the Savings Association Insurance Fund.

         This year produced a return on average assets of 1.86% and on average stockholders' equity of 16.50%. As of September 30, 1997, Washington Federal's net worth increased to $718 million or 12.5% of total assets compared to $578 million or 11.3% of total assets at the beginning of the fiscal year. Customer funds increased 20% during the year to $2.98 billion and total assets increased 12% to $5.72 billion. Washington Federal's earnings and capital ratios continue near the top in the nation for all types of financial institutions.

         This record performance was achieved in spite of a decrease in our net interest spread to 2.83% from 2.95% at the beginning of the fiscal year. The decrease was primarily a result of the Federal Reserve increase in short-term rates of 1/4% in March of 1997.

         Our expense ratio for the year was .79% of average assets and our efficiency ratio (total operating expense divided by net interest income plus other income) averaged 18.9%. Both of these figures are less than one-half the industry average.

         During the latter part of our fiscal year, we took advantage of gains realized on the sale of some of our securities and real estate owned in order to reduce borrowings and increase our capital ratio to prepare Washington Federal for expansion opportunities out ahead.

         This year, we closed $1.089 billion in residential loans, down from our fiscal 1996 record production of $1.556 billion. This was partially by design as we placed more emphasis on our branch lending program and slowed our wholesale mortgage brokerage operation. We continue to place emphasis on developing our branch lending capabilities. In this regard, we would appreciate referrals of friends or acquaintances you may have that need real estate mortgage financing in our five-state service areas. We also negotiated some favorable sales of non-performing commercial properties acquired in our mergers and have reduced non-performing assets to a low .54% of total assets.

         Our merger with Metropolitan Bancorp closed on November 29, 1996 and their operation was successfully integrated into the Washington Federal system. In connection with this transition, we sold $110 million of the $200 million derivative portfolio we acquired. This merger added eight more offices to our Puget Sound branch system. We also opened offices in Portland, Oregon; Tucson, Arizona; two locations in Phoenix, Arizona and closed one of our offices in Idaho Falls, Idaho. We now have 104 offices with 39 in Washington, 19 in Idaho, 23 in Oregon, 11 in Utah and 12 in Arizona.

         During the year we distributed $42.7 million in cash dividends, or $.90 per share, and declared a 10% stock dividend to stockholders of record on February 7, 1997. This was the thirteenth stock dividend we have distributed in the last fifteen years. We also increased the cash dividend twice during the fiscal year. We have increased the cash dividend twenty-nine times since becoming a stock company in 1982.

         During the year, we made an extensive effort to identify year 2000 issues which impact our in-house computer system and outside systems with which we interface. As a result of our review and the corrections performed to date, we are confident in our ability to evaluate and correct all of our systems and programs prior to the end of 1998. Management is reporting monthly to the Board of Directors regarding progress made in this area.

         In November 1996, we added two directors to our board bringing the total to nine. Both John F. Clearman and H. Dennis Halvorson have many years of financial institution experience and bring added expertise to your company.

         We have also added Patrick F. Patrick, former President and Chief Executive Officer of Metropolitan Bancorp, to our Executive Management team, which includes Charles R. Richmond, Ronald L. Saper, William A. Cassels and Lawrence D. Cierpiszewski. I thank each of them for their leadership in achieving the record results of your Company during this last fiscal year.

         You may have noticed that our annual report this year is simpler than in years past. We feel this new format better reflects Washington Federal's conservative philosophy and our desire to maximize profitability for our shareholders. Please let us know what you think about this new format. We welcome your comments.

         I also want to thank our employees and directors for their extra efforts that have made this year so successful, and our customers and stockholders for their continued support. I hope to see you at our annual meeting on Wednesday January 28, 1998, at 2:00 p.m. at the Westin Hotel in Seattle, Washington.

Sincerely,


/S/  GUY C. PINKERTON


Guy C. Pinkerton
Chairman, President and
Chief Executive Officer

--------------------------------------------------------------------------------

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




INTEREST                   The Company accepts a high level of interest rate
RATE RISK                  volatility as a result of its policy to originate
                           fixed-rate single family home loans which are longer-term in nature than the short-term characteristics of its liabilities of customer accounts and borrowed money. At September 30, 1997, the Company had approximately $2,860,000,000 more liabilities subject to repricing in the next year than assets subject to repricing which amounted to a negative maturity gap of 50% of total assets. The
                           Company's interest rate risk approach has never resulted in the recording of a monthly operating loss.

                           Fiscal 1997 began with a trend of expanding interest rate spreads. The first quarter closed with a 2.88% interest rate spread, down from 2.95% at the beginning of the year. The decline was, in large part, due to the combination with Metropolitan Bancorp which was completed during the quarter. Interest rate spreads for the next three quarters were relatively flat. During this phase of the interest rate cycle the Company chose to control its asset growth, strengthen its capital position and deleverage the balance sheet by reducing its borrowed money. Federal Home Loan Bank ("FHLB") advances and other borrowed money declined to an equivalent of 33.3% of total assets at September 30, 1997, compared to 38.3% of total assets at September 30, 1996.



LIQUIDITY                  The Company's net worth at September 30, 1997 was
AND CAPITAL                $717,745,000 or 12.5% of total assets. This is an
RESOURCES                  increase of $140,043,000 from September 30, 1996 when
                           net worth was $577,702,000 or 11.3% of total assets.
                           The ratio of net worth to total assets remains at a high level despite a 12% increase in assets during fiscal 1997 and the distribution of $42,691,000 in cash dividends.

                           The $140,043,000 increase in the Company's net worth includes $105,050,000 generated from net income, $58,495,000 of common stock issued with the Metropolitan Bancorp merger, $17,000,000 of appreciation in the valuation reserve for available-for-sale securities and $2,189,000 of proceeds received with the exercise of common stock options and purchases by the Employee Stock Ownership Plan. Net worth was reduced by the $42,691,000 of cash dividends paid. During fiscal 1997, no shares of common stock were repurchased under the March 1996 authorized stock repurchase program.

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

                           Excluding the $379,975,000 of customer accounts acquired with the Metropolitan Bancorp merger, customer accounts increased $117,836,000, or 5%, from a year ago, largely due to our branch expansion in Arizona and Washington and several successful new account marketing campaigns. Also, during fiscal 1997, the Company reduced the amount of high-cost brokered deposits which had been acquired in the Metropolitan Bancorp merger by approximately $28,679,000.

                           The Company's cash and investment securities amounted to $313,194,000, a $5,447,000 decrease from a year ago. The $44,187,000 of investment securities purchased during the year were U.S. government agency securities which replaced the $57,213,000 of investment securities that matured during the year.

                           The minimum liquidity levels of the Association are governed by the regulations of the OTS. Liquidity is defined as the ratio of average cash and eligible unpledged investment securities to the sum of average withdrawable savings plus short-term (one year) borrowings. Currently the Association is required to maintain total liquidity at five percent (reduced to four percent on November 24, 1997). At September 30, 1997, total liquidity was 5.06% compared to 5.82% at September 30, 1996.

CHANGES IN                 Available-for-sale and held-to-maturity securities.
FINANCIAL                  The Company acquired $280,507,000 of collateralized
POSITION                   mortgage obligations with its acquisition of
                           Metropolitan Bancorp, all of which have been categorized as available-for-sale. Additionally, the
                           Company purchased $44,187,000 of U.S. government agency and $10,000,000 of mortgage-backed securities, respectively, during the year, all of which were categorized as available-for-sale.

                           The Company had $119,851,000 of gross sales of securities resulting in $1,096,000 of gains and $158,000 of losses. All sales were mortgage-backed securities which were categorized as available-for-sale. All but $10,000,000 of the securities sold were collateralized mortgage obligations acquired in the Metropolitan Bancorp merger which did not fit within the investment policy of the Company. As of September 30, 1997, the Company had unrealized gains on its available-for-sale portfolio of $30,000,000, net of tax, which are recorded as part of stockholders' equity.

                           Loans receivable. Loans receivable grew 13% to $4,190,776,000 at September 30, 1997 from
                           $3,723,016,000 a year earlier. The loans receivable balance, after excluding $347,309,000 acquired in the Metropolitan Bancorp merger, increased $120,451,000 despite a significant decline in loan originations to $1,088,708,000, a decrease of 30% from the prior year. The decline in loan originations was partially by design as the Company placed more emphasis on the branch lending program and slowed production within the wholesale mortgage brokerage operation.

                           Real estate held for sale. The balance at September 30, 1997 was $30,189,000, a 10% decrease from the
                           $33,491,000 of one year ago.

                           FHLB stock. The Company purchased $9,057,000 of FHLB stock during the fiscal year, exclusive of $13,314,000 acquired in the Metropolitan Bancorp merger, while the dividend yield ranged between 7 1/4% and 8%. The Company had a balance of $93,584,000 at September 30, 1997 compared with $64,530,000 one year ago.

                           Costs in excess of net assets acquired. Costs in excess of net assets acquired of $36,909,000 were recorded with the Metropolitan Bancorp merger. As of September 30, 1997, costs in excess of net assets acquired totalled $58,774,000. The Company periodically monitors these assets for potential impairment in accordance with SFAS No. 121 "Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". As of September 30, 1997, there was no impairment of costs in excess of net assets acquired. The Company will provide for any diminuation in value of these assets should an impairment be identified.

                           Customer accounts. Customer accounts at September, 30, 1997 were $2,978,031,000 compared with
                           $2,480,220,000 at September 30, 1996, a 20% increase.
                           See Liquidity and Capital Resources above.

                           FHLB advances and other borrowings. Total borrowings decreased 3% to $1,904,544,000. See Interest Rate Risk above.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


RESULTS OF                 GENERAL
OPERATIONS                 Fiscal 1997 net income increased 31% over fiscal
                           1996. See Note S - Selected Quarterly Financial Data
                           (Unaudited) highlighting the quarter-by-quarter results for the years ended September 30, 1997 and 1996.

                                                               Dec 31  Mar 31  Jun 30  Sep 30  Dec 31  Mar 31  Jun 30   Sep 30
                                                                1995    1996    1996    1996    1996    1997    1997     1997
                                                                -------------------------------------------------------------
                            Interest rate on loans and
                               mortgage-backed securities ...   8.22%   8.15%   8.14%   8.16%   8.13%   8.15%   8.18%    8.17%
                            Interest rate on
                               investment securities* .......   7.55    7.34    7.62    7.47    7.56    7.34    7.53     7.72
                                                                -------------------------------------------------------------
                                  Combined ..................   8.17    8.10    8.10    8.11    8.09    8.09    8.13     8.14
                            Interest rate on
                               customer accounts ............   5.52    5.19    4.98    4.93    5.01    5.04    5.16     5.18
                            Interest rate on
                               borrowings ...................   5.77    5.50    5.49    5.45    5.45    5.44    5.53     5.51
                                                                -------------------------------------------------------------
                                  Combined ..................   5.62    5.32    5.20    5.16    5.21    5.21    5.31     5.031
                                                                -------------------------------------------------------------
                            Interest rate spread ............   2.55%   2.78%   2.90%   2.95%   2.88%   2.88%   2.82%    2.83%
                                                                =============================================================

                           *Includes municipal bonds at tax-equivalent rates.

                           The interest rate spread declined during fiscal 1997 from 2.95% at September 30, 1996 to 2.83% at September 30, 1997.

                           COMPARISON OF FISCAL 1997 RESULTS WITH FISCAL 1996

                           Net interest income increased $26,094,000 (15%) in fiscal 1997 over fiscal 1996. This resulted from the Company's balance sheet expansion as a result of the Metropolitan Bancorp merger and despite the relatively stable interest rate spread the last three quarters of fiscal 1997.

                           Interest on loans and mortgaged-backed securities increased $52,665,000 (14%) in fiscal 1997 from 1996.
                           The increase is associated with the merger described earlier resulting in total outstanding loan and mortgage-backed securities increasing to $5,137,905,000 at September 30, 1997 from
                           $4,589,621,000 at the beginning of fiscal 1997. Average interest rates on loans and mortgage-backed securities were basically unchanged at 8.17% from 8.16% one year ago.

                           Interest and dividends on investment securities increased $2,131,000 (9%) in fiscal 1997 from fiscal 1996. The weighted average yield improved to 7.72% at September 30, 1997 compared with 7.47% at September 30, 1996. The combined investment securities and FHLB stock portfolio increased to $383,334,000 at September 30, 1997 versus $363,536,000 one year ago.

                           Interest on customer accounts increased 10% to $142,684,000 for fiscal 1997 from $129,904,000 for fiscal 1996. The average cost of customer accounts increased to 5.18% at year end, compared to the 4.93% rate of one year ago.

                           Interest on FHLB advances and other borrowings increased $15,922,000 (16%) in fiscal 1997 over fiscal 1996 despite a reduction in total borrowings from $1,959,549,000 to $1,904,544,000. Average rates paid increased to 5.51% at September 30, 1997 versus 5.45% at September 30, 1996.

                           The provision for loan losses decreased $3,015,000 (79%) in fiscal 1997 from fiscal 1996. All of the provision for loan losses were for general reserves which were established to provide for the inherent risks associated with the expanded loan portfolio.

                           Other income decreased $840,000 (14%) in fiscal 1997 over fiscal 1996. Net gains on the sale of available-for-sale securities totalled $938,000 in fiscal 1997 compared to $1,444,000 in fiscal 1996.


                           Other expense increased $6,262,000 (16%) in fiscal 1997 over fiscal 1996 after excluding the $15,026,000 related to the SAIF special assessment, a nonrecurring charge realized in 1996. The increase is due to overall expansion, including the Metropolitan Bancorp merger and general inflationary increases. The branch network expanded to 104 offices at September 30, 1997 versus 93 offices at September 30, 1996. Other expense for fiscal 1997 equaled .79% of average assets compared with .78% in fiscal 1996. Total employees, including part-time employees on a full-time equivalent basis, were 656 and 602, for the same periods, respectively.

                           Income taxes increased $13,733,000 (31%) in fiscal 1997. The effective tax rate was 35.7% for fiscal 1997 compared with 35.8% for fiscal 1996.

                           COMPARISON OF FISCAL 1996 RESULTS WITH FISCAL 1995

                           Net interest income increased $19,953,000 (13%) in fiscal 1996 over fiscal 1995. This resulted from the Company's balance sheet expansion and the improved interest rate spread the last three quarters of fiscal 1996.

                           Interest on loans and mortgaged-backed securities increased $57,287,000 (18%) in fiscal 1996 from fiscal 1995. Total outstanding loans and mortgage-backed securities increased to $4,589,621,000 at September 30, 1996 from
                           $4,114,881,000 at the beginning of fiscal 1996. Average interest rates on loans and mortgage-backed securities decreased to 8.16% at September 30, 1996 from 8.26% one year before.

                           Interest and dividends on investment securities increased $3,158,000 (15%) in fiscal 1996 from fiscal 1995. The weighted average yield declined to 7.47% at September 30, 1996 compared with 7.69% at September 30, 1995. The combined investment securities and FHLB stock portfolio increased to $363,536,000 at September 30, 1996 versus $301,795,000 one year before.

                           Interest on customer accounts increased 13% to $129,904,000 for fiscal 1996 from $115,348,000 for fiscal 1995. The average cost of customer accounts decreased to 4.93% at year end compared with the 5.51% rate the preceding year.

                           Interest on FHLB advances and other borrowings increased $25,936,000 (36%) in fiscal 1996 over fiscal 1995. Average rates paid declined at September 30, 1996 to 5.45% from 5.87% at September 30, 1995.

                           The provision for loan losses increased $3,828,000 (39%) in fiscal 1996 from fiscal 1995. All of the provision for loan losses were for general reserves which were established to provide for the inherent risks associated with the expanded loan portfolio.

                           Other income decreased $3,787,000 (39%) in fiscal 1996 over fiscal 1995. Net gains on the sale of available-for-sale securities totalled $1,444,000 in fiscal 1996 compared to $4,518,000 in fiscal 1995.

                           Other expense increased $17,082,000 (47%) in fiscal 1996 over fiscal 1995. Of the increase, $15,026,000 related to the special SAIF assessment, a nonrecurring charge. The remainder of the increase was due to general inflationary increases plus the incremental costs associated with branch network expansion. The branch network expanded to 93 offices at September 30, 1996 versus 87 offices at September 30, 1995. Other expense for fiscal 1996 equaled .78% of average assets compared with .86% in fiscal 1995. Total employees, including part-time employees on a full-time equivalent basis, increased to 602 from 563.

                           Income taxes decreased $191,000 in fiscal 1997. The effective tax rate was 36% for both fiscal 1996 and fiscal 1995.

                           MERGER WITH METROPOLITAN BANCORP

                           On November 29, 1996, the Company completed its merger with Metropolitan Bancorp of Seattle, Washington. At the time of the merger Metropolitan Bancorp was comprised of 10 offices located in the Seattle area (two of which were subsequently merged into existing offices of the Company), $699,938,000 of assets, $379,975,000 of deposits and $58,495,000 of stockholders' equity. The merger was accounted for by the purchase method and $36,909,000 of costs in excess of net assets acquired will be amortized utilizing the straight-line method over 15 years.

IMPACT OF                  The Consolidated Financial Statements and related
INFLATION                  Notes presented elsewhere herein have been prepared
AND                        in accordance with generally accepted accounting
CHANGING                   principles, which require the measurement of
PRICES                     financial position and operating results in terms of
                           historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

                           Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



September 30,                                                                                     1997            1996
------------------------------------------------------------------------------------------------------------------------
                                                                                   (In thousands, except per share data)
ASSETS
Cash ....................................................................................    $    23,444     $    19,635
Available-for-sale securities, amortized cost $626,132 and $512,696 .....................        672,132         533,615
Held-to-maturity securities, fair value $578,124 and $629,649 ...........................        564,747         631,996
Loans receivable ........................................................................      4,190,776       3,723,016
Interest receivable .....................................................................         36,383          34,628
Premises and equipment, net .............................................................         47,552          41,885
Real estate held for sale ...............................................................         30,189          33,491
FHLB stock ..............................................................................         93,584          64,530
Costs in excess of net assets acquired ..................................................         58,774          27,457
Other assets ............................................................................          2,008           4,725
                                                                                             ---------------------------
                                                                                             $ 5,719,589     $ 5,114,978
                                                                                             ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Customer accounts
   Savings and demand accounts ..........................................................    $ 2,905,371     $ 2,423,885
   Repurchase agreements with customers .................................................         72,660          56,335
                                                                                             ---------------------------
                                                                                               2,978,031       2,480,220
FHLB advances ...........................................................................      1,601,000       1,162,000
Other borrowings, primarily securities sold under agreements to repurchase ..............        303,544         797,549
Advance payments by borrowers for taxes and insurance ...................................         26,340          23,516
Federal and state income taxes, including net deferred liabilities of $53,659 and $37,910         52,259          38,040
Accrued expenses and other liabilities ..................................................         40,670          35,951
                                                                                             ---------------------------
                                                                                               5,001,844       4,537,276
Stockholders' equity
Common stock, $1.00 par value, 100,000,000 shares authorized; 51,137,889 and 44,011,776
   shares issued; 47,508,759 and 40,695,450 shares outstanding ..........................         51,138          44,012
Paid-in capital .........................................................................        573,241         405,563
Valuation adjustment for available-for-sale securities, net of tax ......................         30,000          13,000
Treasury stock, at cost; 3,629,130 and 3,316,326 shares .................................        (68,266)        (68,499)
Retained earnings .......................................................................        131,632         183,626
                                                                                             ---------------------------
                                                                                                 717,745         577,702
                                                                                             ---------------------------
                                                                                             $ 5,719,589     $ 5,114,978
                                                                                             ---------------------------









SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS




Year ended September 30,                                     1997           1996           1995
                                                         -----------    -----------    -----------
                                                             (In thousands, except per share data)
INTEREST INCOME
Loans .................................................  $   357,496    $   305,372    $   238,086
Mortgage-backed securities ............................       74,667         74,126         84,125
Investment securities .................................       26,844         24,713         21,555
                                                         -----------------------------------------
                                                             459,007        404,211        343,766
INTEREST EXPENSE
Customer accounts .....................................      142,684        129,904        115,348
FHLB advances and other borrowings ....................      114,763         98,841         72,905
                                                         -----------------------------------------
                                                             257,447        228,745        188,253
                                                         -----------------------------------------
Net interest income ...................................      201,560        175,466        155,513
Provision for loan losses .............................          813          3,828          6,245
                                                         -----------------------------------------
Net interest income after provision for loan losses ...      200,747        171,638        149,268
OTHER INCOME
Gain on sale of securities ............................          938          1,444          4,518
Other .................................................        4,139          4,473          5,186
                                                         -----------------------------------------
                                                               5,077          5,917          9,704
OTHER EXPENSE
Compensation and fringe benefits ......................       24,051         20,231         18,627
Amortization of intangibles ...........................        5,593          3,545          3,536
SAIF special assessment ...............................           --         15,026             --
SAIF deposit insurance premiums .......................        2,392          5,530          5,013
Occupancy expense .....................................        4,282          3,417          2,959
Other .................................................        8,081          5,414          5,946
                                                         -----------------------------------------
                                                              44,399         53,163         36,081
Gain on real estate acquired through foreclosure, net..        1,913             58            198
                                                         -----------------------------------------
Income before income taxes ............................      163,338        124,450        123,089
Income taxes
   Current ............................................       50,620         38,222         39,373
   Deferred ...........................................        7,668          6,333          5,373
                                                         -----------------------------------------
                                                              58,288         44,555         44,746
                                                         -----------------------------------------
NET INCOME ............................................  $   105,050    $    79,895    $    78,343
                                                         =========================================
PER SHARE DATA
Net income ............................................  $      2.21    $      1.71    $      1.63
Cash dividends ........................................  $       .90    $       .82    $       .74
Weighted average number of shares outstanding,
   including dilutive stock options ...................   47,496,140     46,683,758     48,136,702







SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                                                                   Valuation
                                                                                 Adjustment for
                                          Common        Paid-in       Retained    Available-for-   Treasury
                                          Stock         Capital       Earnings   Sale Securities     Stock          Total
---------------------------------------------------------------------------------------------------------------------------
                                                                          (In thousands)
Balance at October 1, 1994 ..........   $  39,852      $ 320,310      $ 186,611      $      --     $      --      $ 546,773
Cumulative effect of change in
   accounting method for available-
   for-sale securities, net of tax...                                                    1,551                        1,551
Net income ..........................                                    78,343                                      78,343
Dividends ...........................                                   (35,476)                                    (35,476)
Proceeds from exercise of
   common stock options .............          91            610                                                        701
Treasury stock ......................                                                                (22,412)       (22,412)
Valuation adjustment for
   available-for-sale securities ....                                                    6,449                        6,449
                                        -----------------------------------------------------------------------------------
Balance at September 30, 1995 .......      39,943        320,920        229,478          8,000       (22,412)       575,929
                                        -----------------------------------------------------------------------------------


Eleven-for-ten stock split
   distributed March 1, 1996 ........       3,997         83,937        (87,934)
Net income ..........................                                    79,895                                      79,895
Dividends ...........................                                   (37,813)                                    (37,813)
Proceeds from exercise of
   common stock options .............          72            706                                                        778
Treasury stock ......................                                                                (46,087)       (46,087)
Valuation adjustment for
   available-for-sale securities ....                                                    5,000                        5,000
                                        -----------------------------------------------------------------------------------
Balance at September 30, 1996 .......      44,012        405,563        183,626         13,000       (68,499)       577,702
                                        -----------------------------------------------------------------------------------

Common stock issued with
   Metropolitan Bancorp merger ......       2,443         57,189                                      (1,137)        58,495
Eleven-for-ten stock split
   distributed February 21, 1997 ....       4,644        109,709       (114,353)
Net income ..........................                                   105,050                                     105,050
Dividends ...........................                                   (42,691)                                    (42,691)
Proceeds from exercise of
   common stock options .............          39            311                                                        350
Proceeds from Employee
   Stock Ownership Plan .............                        469                                       1,370          1,839
Valuation adjustment for
   available-for-sale securities ....                                                   17,000                       17,000
                                        -----------------------------------------------------------------------------------
Balance at September 30, 1997 .......   $  51,138      $ 573,241      $ 131,632      $  30,000     $ (68,266)     $ 717,745
                                        ===================================================================================








10                               SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS



Year ended September 30,                                                          1997           1996             1995
---------------------------------------------------------------------------------------------------------------------------
                                                                                             (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income .....................................................................  $   105,050   $    79,895   $    78,343
Adjustments to reconcile net income to net cash provided by operating activities
   Amortization of fees, discounts and premiums, net ...........................      (14,674)      (19,481)      (17,936)
   SAIF special assessment .....................................................           --        15,026            --
   Amortization of costs in excess of net assets acquired ......................        5,593         3,545         3,536
   Depreciation ................................................................        2,132         1,912         1,814
   Gain on investment securities and real estate held for sale .................       (2,627)       (1,502)       (4,876)
   Decrease (increase) in accrued interest receivable ..........................        2,431        (3,187)       (4,884)
   Increase in income taxes payable ............................................       10,204         2,325         1,767
   FHLB stock dividends ........................................................       (6,683)       (3,896)       (3,455)
   Decrease (increase) in other assets .........................................        8,350        (1,669)           36
   Increase (decrease) in accrued expenses and other liabilities ...............          238         4,638        (3,378)
                                                                                  ---------------------------------------
Net cash provided by operating activities ......................................      110,014        77,606        50,967
                                                                                  ---------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Loans and contracts originated
   Loans on existing property ..................................................     (556,063)     (972,601)     (758,455)
   Construction loans ..........................................................     (407,135)     (428,317)     (341,001)
   Land loans ..................................................................      (77,270)      (92,496)      (97,990)
   Loans refinanced ............................................................      (48,240)      (62,854)      (27,468)
                                                                                  ---------------------------------------
                                                                                   (1,088,708)   (1,556,268)   (1,224,914)
Savings account loans originated ...............................................       (7,818)       (7,065)       (4,754)
Loan principal repayments ......................................................    1,010,333       863,577       608,449
Increase (decrease) in undisbursed loans in process ............................      (26,000)       24,628        47,040
Loans purchased ................................................................       (1,310)         (888)       (5,132)
Purchases of available-for-sale securities .....................................      (54,187)     (241,230)     (135,651)
Principal payments and maturities of available-for-sale securities .............      106,918       129,888        51,089
Sales of available-for-sale securities .........................................      119,851       165,719        65,984
Purchases of held-to-maturity securities .......................................           --            --      (213,720)
Principal payments and maturities of held-to-maturity securities ...............       67,885       129,768        89,880
Proceeds from sales of real estate held for sale ...............................       12,313         2,580         1,241
Premises and equipment purchased, net ..........................................       (4,115)       (3,867)       (2,927)
FHLB stock (purchased) sold ....................................................       (9,057)      (15,500)       35,000
Cash received (paid) for acquisitions ..........................................        3,590            --        (4,016)
                                                                                  ---------------------------------------
Net cash (used) provided by investing activities ...............................      129,695      (508,658)     (692,431)
                                                                                  ---------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in customer accounts ..............................................      117,836        34,885       140,963
Net increase (decrease) in short-term borrowings ...............................     (665,363)      845,462       399,383
Proceeds from long-term borrowings .............................................      350,000            --       150,000
Repayments of long-term borrowings .............................................           --      (370,000)           --
Proceeds from exercise of common stock options .................................          350           778           701
Dividends ......................................................................      (42,691)      (37,813)      (35,476)
Proceeds from employee stock ownership plan ....................................          469            --            --
Treasury stock (purchased) sold ................................................        1,370       (46,087)      (22,412)
Increase in advance payments by borrowers for taxes and insurance ..............        2,129           294         1,001
                                                                                  ---------------------------------------
Net cash (used) provided by financing activities ...............................     (235,900)      427,519       634,160
                                                                                  ---------------------------------------
Increase (decrease) in cash ....................................................        3,809        (3,533)       (7,304)
Cash at beginning of year ......................................................       19,635        23,168        30,472
                                                                                  ---------------------------------------
Cash at end of year ............................................................  $    23,444   $    19,635   $    23,168
                                                                                  =======================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Noncash investing activities
   Real estate acquired through foreclosure ....................................  $     5,547   $     3,884   $     8,894
   Implementation of new accounting standard-reclass to available-
      for-sale portfolio .......................................................           --       215,489       324,904
Cash paid during the year for
   Interest ....................................................................  $   256,822   $   228,756   $   185,686
   Income taxes ................................................................       49,492        43,794        43,315








SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                               11

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1997, 1996 and 1995

NOTE A      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Principles of consolidation. The consolidated financial statements include the accounts of Washington Federal, Inc., (the "Company") and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

            Description of business. Washington Federal, Inc. is a savings and loan holding company. The Company's principal operating subsidiary is Washington Federal Savings (the "Association"). The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, and in limited circumstances income-producing property real estate loans. The Company conducts its activities from a network of 104 full-service branch offices located in Washington, Oregon, Idaho, Utah and Arizona.

            Investment and mortgage-backed securities. The Company accounts for investment and mortgage-backed securities in two categories: held-to-maturity and available-for-sale.

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

            Available-For-Sale Securities - Securities not classified as held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity until realized.

            Forward contracts to purchase mortgage-backed securities are designated as available-for-sale. Changes in the fair value of forward contracts designated as available-for-sale are recognized as a component of stockholders' equity until realized unless a decline in the fair value of the underlying securities is other than temporary. Securities purchased under a forward contract are recorded at their fair values at the settlement date.

            Hedging Activity. The Company from time to time may enter into certain forward contracts to sell mortgage-backed securities to hedge the price risk in certain forward purchase contracts accounted for as available-for-sale securities. To the extent forward sales contracts meet current hedging criteria, the market value change associated with the contract is recorded through an equity adjustment consistent with the forward sales contract. To the extent that forward sales contracts fail to meet hedging criteria, the market value will be recorded through the income statement.

            The Company has also obtained through acquisition certain interest rate swap agreements that are designated against adjustable rate mortgage-backed securities. These interest rate swap agreements are carried at historical cost with the related interest differential paid or received as an adjustment to interest income.

            Loans receivable. Loans receivable more than 90 days past due are placed on nonaccrual status and an allowance for accrued interest is established. Any interest ultimately collected is credited to income in the period of recovery.

            An allowance for losses on specific loans is provided to record loans receivable at their estimated fair value when losses are probable and estimable. Such provisions are based on management's estimate of fair value of the collateral considering current and anticipated future market conditions. General loan loss allowances are established to provide for inherent risks in the portfolio. The allowances are provided based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience and current and anticipated economic conditions. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control which may result in losses or recoveries differing from those provided.

            Loans receivable that will not be repaid in accordance with their contractual terms are measured using a discounted cash flow methodology or the fair value of the collateral for certain loans. Smaller balance loans are excluded with limited exceptions.

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

            Costs in excess of net assets acquired. Costs in excess of fair value of net assets acquired in business combinations are amortized to expense over a period not to exceed 15 years using the straight-line method. Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), goodwill and core deposit intangibles are treated as reductions from stockholders' equity in computing the Association's tangible capital. From time to time, the Association reviews the status of costs in excess of net assets acquired to determine that no impairment of this asset has occurred.

            Deferred fees and discounts on loans. Loan discounts and loan fees are deferred and recognized over the life of the loans using the interest method based on actual loan payments.

            Use of estimates. The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

            Reclassifications. Certain reclassifications have been made to the financial statements for years prior to September 30, 1997 to conform to the classifications used in 1997.

NOTE B      ACQUISITIONS

            On November 29, 1996, Washington Federal, Inc. completed its merger with Metropolitan Bancorp of Seattle, Washington. At the time of the merger Metropolitan had 10 offices located in the Seattle area, (two of which were subsequently merged into existing offices of the Company), $699,938,000 of assets, $379,975,000 of deposits and $58,495,000 of stockholders' equity. The merger was accounted for by the purchase method and the $36,909,000 of costs in excess of net assets acquired will be amortized utilizing the straight-line method over 15 years.

            The Company issued 2,442,908 shares of its common stock with a fair value of $58,495,000 in exchange for all the common stock of Metropolitan Bancorp. Assets with a fair value of $699,938,000, including costs in excess of net assets acquired, were acquired in conjunction with the transaction with $641,443,000 of liabilities assumed.

            From the Metropolitan acquisition, additional discounts of $8,359,000 and $11,101,000 were recorded to yield a market rate of interest on loans and mortgage-backed securities, respectively. These discounts will be amortized utilizing the interest method over the estimated lives of the assets. During the period ended September 30, 1997, the combined amortization of these discounts was $2,473,000.

            Had the merger with Metropolitan Bancorp occurred at the beginning of the Company's fiscal year total revenue, net income and net income per share would have been enhanced for the additional two months by $9,803,000, $1,142,000 and $.02, respectively, to combined proforma amounts of $475,800,000, $106,192,000 and $2.23, respectively.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE C      INVESTMENT SECURITIES



            September 30,                                                    1997
            --------------------------------------------------------------------------------------------------
                                                                       (In thousands)
                                                                     Gross Unrealized
                                                      Amortized   -----------------------    Fair
                                                         Cost       Gains        Losses     Value        Yield
                                                       -------------------------------------------------------
            AVAILABLE-FOR-SALE SECURITIES
            U.S. government and agency securities due
               Less than 1 year .....................  $  93,911  $   1,801     $  --     $  95,712       7.48%
               1 to 5 years .........................    139,903      2,151      (103)      141,951       6.80
               5 to 10 years ........................     15,187        767        --        15,954       6.98
               Over 10 years ........................      9,278      3,384        --        12,662      10.41
                                                       -------------------------------------------------------
                                                         258,279      8,103      (103)      266,279       7.19
                                                       -------------------------------------------------------
            HELD-TO-MATURITY SECURITIES
            Tax-exempt municipal bonds due
               1 to 5 years .........................      9,651        806        --        10,457       6.90
               Over 10 years ........................     13,820      1,126        --        14,946       6.26
                                                       -------------------------------------------------------
                                                          23,471      1,932        --        25,403       6.52
                                                       -------------------------------------------------------
                                                       $ 281,750  $  10,035     $(103)    $ 291,682       7.13%
                                                       =======================================================



            September 30,                                                  1996
            --------------------------------------------------------------------------------------------------
                                                                       (In thousands)
                                                                     Gross Unrealized
                                                       Amortized  -----------------------   Fair
                                                          Cost       Gains      Losses      Value        Yield
                                                       -------------------------------------------------------
            AVAILABLE-FOR-SALE SECURITIES
            U.S. government and agency securities due
               Less than 1 year .....................  $  68,717  $     130   $   (18)    $  68,829       7.96%
               1 to 5 years .........................    177,705      2,035      (867)      178,873       6.74
               5 to 10 years ........................     15,215        332        --        15,547       6.98
               Over 10 years ........................      9,278      3,011        --        12,289      10.41
                                                       -------------------------------------------------------
                                                         270,915      5,508      (885)      275,538       7.19
                                                       -------------------------------------------------------
            HELD-TO-MATURITY SECURITIES
            Tax-exempt municipal bonds due
               1 to 5 years .........................      2,000        145        --         2,145       7.80
               5 to 10 years ........................      7,652        756        --         8,408       6.67
               Over 10 years ........................     13,816        600        (2)       14,414       6.26
                                                       -------------------------------------------------------
                                                          23,468      1,501        (2)       24,967       6.52
                                                       -------------------------------------------------------
                                                       $ 294,383  $   7,009   $   (887)   $ 300,505       7.13%
                                                       =======================================================

            There were no sales of investment securities during 1997. Proceeds from sales of investment securities in the available-for-sale portfolio during 1996 and 1995 were $29.6 million and $31.8 million, respectively. The Company realized no gains during 1997 and 1996 and realized gains of $912,000 in 1995. The Company had losses on sales of $401,000 and $39,000, respectively, during 1996 and 1995. Investment securities with a book value of $3.3 million and a fair value of $4.4 million at September 30, 1997 were pledged to secure public deposits.

NOTE D      MORTGAGE-BACKED SECURITIES


            September 30,                                          1997
            ------------------------------------------------------------------------------------------
                                                              (In thousands)
                                                              Gross Unrealized
                                                Amortized  ---------------------     Fair
                                                   Cost      Gains       Losses      Value       Yield
                                                ------------------------------------------------------
            AVAILABLE-FOR-SALE SECURITIES
               GNMA pass-through certificates   $  20,214  $      53   $    (247)  $  20,020     6.93%
               FNMA pass-through certificates      26,313      2,243          --      28,556     8.51
               FHLMC pass-through certificates    189,464      9,016        (952)    197,528     7.67
               FHLMC .........................     67,577      5,164      (1,527)     71,214     6.92
               FNMA ..........................     37,157      2,771      (1,199)     38,729     6.91
               Private issues ................     27,128      2,036        (920)     28,244     6.71
               Forward Commitments ...........       --       21,562          --      21,562
                                                -----------------------------------------------------
                                                $ 367,853     42,845      (4,845)    405,853     7.39
                                                -----------------------------------------------------
            HELD-TO-MATURITY SECURITIES
               GNMA pass-through certificates         336         31          (1)        366     9.37
               FNMA pass-through certificates      16,577        641         (20)     17,198     8.12
               FHLMC pass-through certificates    523,249     13,006      (2,266)    533,989     7.39
               Private issues ................      1,114         54          --       1,168     8.00
                                                -----------------------------------------------------
                                                  541,276     13,732      (2,287)    552,721     7.42
                                                -----------------------------------------------------
                                                $ 909,129   $ 56,577     $(7,132)   $958,574     7.41%
                                                =====================================================

            September 30,                                          1996
            ------------------------------------------------------------------------------------------
                                                              (In thousands)
                                                              Gross Unrealized
                                                Amortized  ---------------------     Fair
                                                   Cost      Gains       Losses      Value      Yield
                                                ---------  ---------   ---------   ---------      ----
            AVAILABLE-FOR-SALE SECURITIES
               FNMA pass-through certificates   $  29,879  $   1,892   $      --   $  31,771      8.71%
               FHLMC pass-through certificates    211,902      6,095      (1,979)    216,018      7.80
               Forward commitments ...........         --     10,288          --      10,288
                                                ------------------------------------------------------
                                                  241,781     18,275      (1,979)    258,077      7.91%
                                                ------------------------------------------------------
            HELD-TO-MATURITY SECURITIES
               GNMA pass-through certificates         475         39          (3)        511      9.47
               FNMA pass-through certificates      19,070        789        (269)     19,590      8.51
               FHLMC pass-through certificates    587,612      5,632     (10,147)    583,097      7.43
               Private issues ................      1,371        113          --       1,484      8.67
                                                ------------------------------------------------------
                                                  608,528      6,573     (10,419)    604,682      7.47
                                                ------------------------------------------------------
                                                $ 850,309  $  24,848   $ (12,398)  $ 862,759      7.60%
                                                ======================================================

            Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 1997, 1996 and 1995 were $119.8 million, $77.5 million and $34.2 million, respectively. The Company realized gains of $1.1 million, $3.4 million and $3.6 million during 1997, 1996 and 1995, respectively. The Company had losses on sales of $158,000 and $1.5 million during 1997 and 1996, respectively. There were no losses on sales recorded during 1995.

            Available-for-sale mortgage-backed securities with a book value of $83.6 million and a fair value of $89.1 million at September 30, 1997 were pledged to secure public deposits, securities sold under agreements to repurchase and other borrowings. Mortgage-backed securities categorized as held-to-maturity with a fair market value of approximately $232,582,000 were pledged as collateral on September 30, 1997 for securities sold under agreements to repurchase (see Note L), or secured repurchase agreements with customers (see Note J). Substantially all mortgage-backed securities have contractual due dates which exceed ten years.

            The Company enters into forward contracts to purchase mortgage-backed securities as part of its interest rate risk management program. In certain circumstances, the Company may hedge these contracts by entering into forward commitments to sell mortgage-backed securities. The related mortgage-backed securities will be designated as available-for-sale securities upon exercise of the commitments. Forward purchase and sales contracts were as follows:


            September 30,                               1997             1996
            -------------------------------------------------------------------------
                                                               (In thousands)
                                                           Market              Market
                                                 Cost      Value     Cost      Value
                                               --------------------------------------
            Commitments to purchase .........  $226,271  $248,575  $239,956  $250,244
            Commitments to sell .............    29,202    29,944        --        --
                                               --------------------------------------
                                               $197,069  $218,631  $239,956  $250,244
                                               ======================================

            All forward purchase and sales commitments at September 30, 1997 were scheduled to be executed before September 30, 1998.

            The Company acquired the following interest rate swaps in the merger with Metropolitan Bancorp. The book value of pledged collateral at September 30, 1997 was $2.7 million. No interest rate swap agreements were purchased, terminated or expired during the year ended September 30, 1997. Scheduled maturities of interest rate swap agreements were as follows:

                                                              Notional     Long-term   Short term(1)     Fair
            September 30, 1997                                 Amount     receipt rate  payment rate     Value
----------------------------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
Designated against adjustable rate mortgage-backed securities:
            Due less than 3 years .......................     $60,000         5.07         5.59         $  (595)


(1) The rate of each agreement is tied to the 1 year constant maturity U.S. Treasury index. Each swap reprices on an annual basis.

Financial data pertaining to the net cost, weighted average net effective cost and the level of interest swap agreements follows:


            Year ended September 30,                                                                 1997
            -----------------------------------------------------------------------------------------------------
                                                                                           (Dollars in thousands)
            Weighted average net cost at end of year .............................................   -0.52%
            Weighted average net cost during the year ............................................   -0.38%
            Monthly average notional amount of interest rate swap agreements .....................  $60,000
            Maximum notional amount of interest rate swap agreement at any month end .............   60,000
            Net cost included with adjustable rate mortgage-backed securities during the year.....      226

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE E      LOANS RECEIVABLE


            September 30,                              1997         1996
            --------------------------------------------------------------
                                                          (In thousands)
            Conventional real estate
               Permanent single-family residential  $3,521,466  $3,158,644
               Income property ...................     242,157     119,437
               Land ..............................     158,706     172,146
               Construction ......................     542,394     548,302
            Other ................................       5,043       5,064
                                                    ----------------------
                                                     4,469,766   4,003,593
                                                    ----------------------
            Less
               Allowance for possible losses .....      24,623      15,182
               Discount on loans .................      14,185       7,796
               Loans in process ..................     210,849     227,393
               Deferred loan origination fees ....      29,333      30,206
                                                    ----------------------
                                                       278,990     280,577
                                                    ----------------------
                                                    $4,190,776  $3,723,016
                                                    ======================

The Company originates adjustable and fixed interest rate loans, which at September 30, 1997, consisted of the following:

                                   Fixed Rate
            -----------------------------------------------------------
                                 (In thousands)
            Term to Maturity                                 Book Value
            -----------------------------------------------------------
            Less than 1 year .............................  $  116,474
            1 to 3 years .................................      98,734
            3 to 5 years .................................     118,126
            5 to 10 years ................................      49,424
            10 to 20 years ...............................     488,019
            Over 20 years ................................   2,752,471
                                                            ----------
                                                            $3,623,248
                                                            ==========



                                 Adjustable Rate
            --------------------------------------------------------
                                 (In thousands)
            Term to Rate Adjustment                       Book Value
            --------------------------------------------------------
            Less than 1 year .............................  $671,004
            1 to 3 years .................................   175,514
            3 to 5 years .................................        --
            5 to 10 years ................................        --
            10 to 20 years ...............................        --
            Over 20 years ................................        --
                                                            --------
                                                            $846,518
                                                            ========

            At September 30, 1997 and 1996, approximately $40,643,000 and $69,051,000 of fixed rate loan origination commitments were outstanding. Loans serviced for others at September 30, 1997 and 1996 were approximately $119,897,000 and $112,638,000, respectively.

            Permanent loans represented approximately 84% of all loans outstanding. Approximately 93% of the permanent loans are fixed rate with an average maturity of approximately 21 years.

            Permanent single family residential loans receivable included adjustable rate loans of $177,374,000 and $66,987,000 at September 30, 1997 and 1996, respectively. These loans have interest rate adjustment limitations and are generally indexed to the 1-year Treasury Bill rate or the monthly weighted average cost of funds for Eleventh District savings institutions as published by the FHLB.


            Loans by geographic concentration were as follows:

            September 30, 1997          Washington     Idaho      Oregon      Utah        Arizona      Other       Total
            ------------------          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                         (In thousands)
            Conventional real estate
               Permanent single-family
                  residential ........  $1,877,719  $  432,423  $  601,715  $  504,527  $   76,193  $   28,889  $3,521,466
               Income property .......     130,886      27,383      27,195      18,048       3,133      35,512     242,157
               Land ..................      96,364      14,348      11,489      17,195      18,278       1,032     158,706
               Construction ..........     273,527      57,730     118,069      59,485      31,824       1,759     542,394
            Other ....................       3,965         561          25         123          --         369       5,043
                                        ----------------------------------------------------------------------------------
                                        $2,382,461  $  532,445  $  758,493  $  599,378  $  129,428  $   67,561  $4,469,766
                                        ==================================================================================

            At September 30, 1997 the Company's recorded investment in impaired loans was $10.0 million of which $6.3 million had allocated reserves of $2.2 million. At September 30, 1996 the Company's recorded investment in impaired loans was $7.2 million of which $2.0 million had allocated reserves of $995,000. The average balance of impaired loans during 1997 and 1996 was $13.7 million and $6.0 million and interest income from impaired loans was $368,000 and $93,000, respectively.

NOTE F      ALLOWANCE FOR LOSSES ON LOANS


            Year ended September 30,                      1997       1996      1995
            --------------------------------------------------------------------------
                                                                (In thousands)
            Balance at beginning of year .............   $15,182    $11,651    $11,720
            Loss allowances from acquired institutions    11,198       --          281
            Provision for loan losses ................       813      3,828      6,245
            Charge-offs ..............................    (5,932)      (820)    (7,330)
            Recoveries ...............................     3,362        523        735
                                                         -----------------------------
            Balance at end of year ...................   $24,623    $15,182    $11,651
                                                         =============================


NOTE G      INTEREST RECEIVABLE


            September 30,                                             1997       1996
            ---------------------------------------------------------------------------
                                                                       (In thousands)
            Loans receivable .....................................   $28,741    $25,687
            Allowance for uncollected interest on loans receivable    (1,708)    (1,797)
            Mortgage-backed securities ...........................     4,844      5,804
            Investment securities ................................     4,506      4,934
                                                                     ------------------
                                                                     $36,383    $34,628
                                                                    ===================



NOTE H      PREMISES AND EQUIPMENT

            September 30,                                                1997      1996
            ------------------------------------------------------------------------------
                                                                          (In thousands)
                                                           Estimated
                                                          Useful Life
                                                          -----------
            Land .........................................      --     $ 10,767   $  8,979
            Buildings ....................................   25 - 40     43,586     40,671
            Leasehold improvements .......................    7 - 15      4,653      3,927
            Furniture, fixtures and equipment ............    4 - 10     12,181     11,204
                                                                       -------------------
                                                                         71,187     64,781
            Less accumulated depreciation and amortization              (23,635)   (22,896)
                                                                       -------------------
                                                                       $ 47,552   $ 41,885
                                                                       ===================


            The Company has noncancelable operating leases for branch offices. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $1,455,000, $1,094,000 and $953,000 in 1997, 1996 and 1995. Future minimum net rental commitments for all noncancelable leases, including maintenance and associated costs, are immaterial.


NOTE I      REAL ESTATE HELD FOR SALE



            September 30,                                                 1997     1996
            -----------------------------------------------------------------------------
                                                                          (In thousands)
            Acquired for development ..................................  $10,850  $13,074
            Acquired in settlement of loans ...........................    5,328    4,624
            Acquired from purchased institutions in settlement of loans   14,011   15,793
                                                                         ----------------
                                                                         $30,189  $33,491
                                                                         ================

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE J      CUSTOMER ACCOUNTS


            September 30,                                       1997          1996
            -----------------------------------------------------------------------
                                                                  (In thousands)
            Checking accounts, 3.00% and under ..........   $   88,811   $   75,781
            Passbook and statement accounts, 3.50% ......      177,843      175,307
            Insured money market accounts, 2.90% to 4.04%      399,056      342,013
            Certificate accounts
               Less than 4.00% ..........................          230          808
               4.00% to 4.99% ...........................       17,009      140,825
               5.00% to 5.99% ...........................    1,974,727    1,579,802
               6.00% to 6.99% ...........................      239,375      108,226
               7.00% and over ...........................        8,320        1,123
                                                            -----------------------
            Total certificates ..........................    2,239,661    1,830,784
                                                            -----------------------
            Repurchase agreements with customers ........       72,660       56,335
                                                            -----------------------
                                                            $2,978,031   $2,480,220
                                                            =======================


            Certificate maturities were as follows:


            September 30,                                      1997          1996
            -----------------------------------------------------------------------
                                                                  (In thousands)
            Less than 1 year ............................   $1,778,943   $1,603,957
            1 to 2 years ................................      395,607      172,577
            2 to 3 years ................................       18,660       27,575
            Over 3 years ................................       46,451       26,675
                                                            -----------------------
                                                            $2,239,661   $1,830,784
                                                            =======================


            Interest expense on customer accounts consisted of the following:

            Year ended September 30,                                  1997         1996          1995
            --------------------------------------------------------------------------------------------
                                                                         (In thousands)
            Checking accounts ..................................   $   2,006     $   1,734     $   1,735
            Passbook and statement accounts ....................       6,371         6,267         7,036
            Insured money market accounts ......................      15,391        13,137        10,549
            Certificate accounts ...............................     116,232       105,634        93,542
                                                                   -------------------------------------
                                                                     140,000       126,772       112,862
            Repurchase agreements with customers ...............       3,059         3,481         2,924
                                                                   -------------------------------------
                                                                     143,059       130,253       115,786
            Less early withdrawal penalties ....................        (375)         (349)         (438)
                                                                   -------------------------------------
                                                                   $ 142,684     $ 129,904     $ 115,348
                                                                   =====================================
            Weighted average interest rate at end of year ......        5.18%         4.93%         5.51%
            Weighted daily average interest rate during the year        5.06%         5.24%         5.00%


            During fiscal 1996, the Deposit Insurance Fund Act of 1996 was enacted calling for a special assessment to capitalize the Savings Association Insurance Fund ("SAIF"). The special assessment rate was
            65.7 basis points of SAIF-insured institutions' March 31, 1995 reported deposits. Accordingly, the Association recorded a one-time pre-tax charge of $15,026,000 before an offsetting tax benefit of $5,485,000 during the fourth quarter of fiscal 1996. The special assessment was paid during the first quarter of fiscal 1997. The Association's annual SAIF premium rates were reduced beginning January 1, 1997 from 23 basis points to 6.5 basis points.

NOTE K      FHLB ADVANCES


            FHLB advances had weighted average interest rates at September 30, 1997 and 1996 of 5.51% and 5.48%, respectively. Maturity dates of advances were as follows:

            September 30,                                      1997        1996
            -----------------------------------------------------------------------
                                                                (In thousands)
            FHLB advances due
               Less than 1 year .........................   $1,248,500   $1,112,000
               1 to 2 years .............................      152,500       50,000
               4 to 5 years .............................      200,000           --
                                                            -----------------------
                                                            $1,601,000   $1,162,000
                                                            =======================


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


NOTE L      OTHER BORROWINGS


            September 30,                                                           1997      1996
            ----------------------------------------------------------------------------------------
                                                                                    (In thousands)
            Securities sold under agreements to repurchase
               Due within 30 days ............................................   $287,544   $427,496
               After 30 but within 90 days ...................................         --    159,053
                                                                                 -------------------
                                                                                  287,544    586,549
                                                                                 -------------------
            Other borrowings
            Credit facility, weighted average rate of 5.84% and 5.72%, due
               October 4, 1997 ...............................................      1,000     11,000
            Federal funds purchased, weighted average rate of 6.38% and 6.00%,
               due on demand .................................................     15,000    200,000
                                                                                 -------------------
                                                                                 $303,544   $797,549
                                                                                 ===================


            The Company has a $40,000,000 credit facility with another financial institution which expires February 28, 1998. The credit facility bears interest at the London Interbank Offering Rate ("LIBOR") plus 25 basis points. There was $1,000,000 outstanding on this credit facility at September 30, 1997.

            The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the Consolidated Statements of Financial Condition. During the two years ended September 30, 1997, all of the Company's transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company's name and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements the identical securities pledged as collateral will be returned to the Company.

            Financial data pertaining to the weighted average cost and the amount of securities sold under agreements to repurchase were as follows:

            September 30,                                                  1997          1996          1995
            ------------------------------------------------------------------------------------------------
                                                                                    (In thousands)
            Weighted average interest rate at end of year ........         5.81%         5.47%         5.83%
            Weighted daily average interest rate during the year .         5.44%         5.76%         5.92%
            Daily average of securities sold under agreements
               to repurchase .....................................   $  569,203    $  831,676    $  862,623
            Maximum securities sold under agreements to repurchase
               at any month end ..................................      822,904       971,173     1,009,334
            Interest expense during the year .....................       30,944        47,905        51,028


            Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), was issued in June 1996 and established, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. As issued, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occuring after December 31, 1996. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" (SFAS No. 127"). In general, SFAS No. 127 defers for one year the effective date of SFAS No. 125. The Company will implement SFAS No. 125, as amended by SFAS No. 127, as required. The adoption is not anticipated to have a material impact on the results of operations or financial condition of the Company.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




NOTE M      INCOME TAXES

            The Consolidated Statements of Financial Condition at September 30, 1997 and 1996 include deferred taxes of $53,659,000 and $37,910,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities. The major sources of these temporary differences and their deferred tax effect at September 30, 1997 follow:

            September 30,                                                1997     1996
            ----------------------------------------------------------------------------
                                                                         (In thousands)
            Deferred tax assets
               Real estate valuation reserves ......................   $ 3,867   $ 3,941
               Discounts ...........................................       109       178
                                                                       -----------------
               Total deferred tax assets ...........................     3,976     4,119
                                                                       -----------------
            Deferred tax liabilities
               Federal Home Loan Bank stock dividends ..............    14,610    10,545
               Loan loss reserves ..................................    15,714    13,993
               Valuation adjustment on available-for-sale securities    16,000     7,919
               Depreciation ........................................     3,339     3,255
               Loan origination costs ..............................     4,102     4,460
               Accrued interest - pre-1985 loans ...................       394       397
               Deferred costs from farming operations ..............       849       866
               Prepaid expenses ....................................        57       417
               Other, net ..........................................     2,570       177
                                                                       -----------------
               Total deferred tax liabilities ......................    57,635    42,029
                                                                       -----------------
            Net deferred tax liability .............................   $53,659   $37,910
                                                                       =================


            A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

            Year ended September 30,                        1997    1996     1995
            --------------------------------------------------------------------
            Statutory income tax rate ...................    35%     35%     35%
            Tax-exempt interest .........................    --      (1)     (1)
            State income tax ............................     2       3       3
            Other, net ..................................    (1)     (1)     (1)
                                                            -------------------
            Effective income tax rate ...................    36%     36%     36%
                                                            ===================


            For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction based on a percentage of taxable income or on actual experience. The Association used the percentage of taxable income method in tax years 1996 and 1995.

            The Small Business Job Protection Act of 1996 ("the Act") requires qualified thrift institutions, such as the Association to recapture the portion of their tax bad debt reserves that exceeds the September 30, 1988 balance. Such recaptured amounts are to be taken into ordinary income ratably over a six-year period beginning in 1997. Accordingly, the Company will have to pay approximately $2,664,000 in additional federal income taxes, all of which has been previously provided for, each year of the six-year period due to the Act.

            The Act also repeals the reserve method of accounting for tax bad debt deductions and requires thrifts to calculate the tax bad debt deduction based on actual current loan losses.

            A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Association. The base year reserves are the balance of reserves as of September 30, 1988 reduced proportionately for reductions in the Association's loan portfolio since that date. At September 30, 1997, the amount of those reserves was approximately $4,017,000. The amount of the unrecognized deferred tax liability at September 30, 1997 was approximately $1,406,000.

            The Company has been examined by the Internal Revenue Service through the year ended September 30, 1990. There were no material changes made to the Company's taxable income as originally reported.

NOTE N      PROFIT SHARING RETIREMENT AND EMPLOYEE STOCK OWNERSHIP PLAN

            The Company maintains a Profit Sharing Retirement and Employee Stock Ownership Plan (the "Plan") for the benefit of its employees. Contributions are made semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act.

            Employees may contribute up to 7% of their base salaries to the Plan or 10% of their base salaries on a tax-deferred basis through the 401(k) provisions of the Plan with a combined maximum of 12%. Under provisions of the Plan, employees are eligible to participate on the date of hire and become vested in the Company's contributions following seven years of service. During August 1995, the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. Contributions to the Plan amounted to $1,654,000, $1,497,000, and $1,351,000, for the years ended September 30, 1997, 1996 and 1995, respectively.

NOTE O      STOCK OPTION PLANS

            The Company has three employee stock option plans which provide a combination of stock options, stock appreciation rights and stock grants. Stockholders authorized 4,020,675; 1,268,276 and 2,090,000 unissued shares of common stock to be reserved pursuant to the 1982 Employee Stock Compensation Program (the "1982 Plan"), the 1987 Stock Option and Stock Appreciation Rights Plan (the "1987 Plan") and the 1994 Stock Option and Stock Appreciation Rights Plan (the "1994 Plan"), respectively. The 1987 Plan and 1994 Plan are substantially similar to the 1982 Plan, but incorporate changes in the Internal Revenue Code affecting incentive stock options and do not provide for the grant of performance share awards.

            Options granted under each plan are exercisable at varying percentages commencing as early as three years after the date of grant, with expiration dates between six and ten years after the date of grant.


                                                                                          Weighted Average
                                                                                         Fair Value of Option
                                                     Average Price(1)  Number(1)            Shares Granted
-------------------------------------------------------------------------------------------------------------
            Outstanding, October 1, 1994 ..            $   15.23          1,430,624
            Granted in 1995 ...............                13.63            154,638
            Exercised in 1995 .............                 7.71           (168,049)
            Forfeited in 1995 .............                16.55           (119,540)
                                                       ------------------------------------------------------
            Outstanding, September 30, 1995                14.34          1,297,673
            Granted in 1996 ...............                18.41            369,261             $   3.25
            Exercised in 1996 .............                 9.43           (132,617)
            Forfeited in 1996 .............                15.92            (80,743)
                                                       ------------------------------------------------------
            Outstanding, September 30, 1996                15.74          1,453,574
            Granted in 1997 ...............                21.19            120,445                 3.81
            Exercised in 1997 .............                13.04           (145,408)
            Forfeited in 1997 .............                16.33           (129,305)
                                                       ------------------------------------------------------
            Outstanding September 30, 1997             $   16.48          1,299,306
                                                       ======================================================


            (1) Average price and number of stock options granted, exercised and forfeited have been adjusted for 10 percent stock dividends in the second quarter of both 1997 and 1996, which had the effect of an eleven-for-ten stock split.


            Financial data pertaining to outstanding stock options were as follows:


                                                         September 30, 1997
            --------------------------------------------------------------------------------------------------------------
                                                                                                            Weighted
                                                     Weighted           Weighted                             Average
                                                      Average            Average          Number of     Exercisable Price
                  Ranges of        Number of        Remaining       Exercise Price of    Exercisable     of Exercisable
               Exercise Prices   Option Shares   Contractual Life    Options Shares     Option Shares     Option Shares
            --------------------------------------------------------------------------------------------------------------
            $  6.42  -  8.35         33,616          1.2 years           $ 7.55             33,616           $ 7.55
               10.58 - 15.82        605,865          6.4                  14.58            149,597            14.83
               16.50 - 21.02        654,825          7.3                  18.62             56,052            17.64
                       25.00          5,000          9.7                  25.00                --               --
                                ------------------------------------------------------------------------------------------
                                  1,299,306          6.7 years           $16.47            239,265           $14.47
                                ==========================================================================================


            In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-based Compensation" ("SFAS No. 123"). SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages application of the fair value recognition provisions in the statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board Opinion Number 25 ("APB No. 25"), but they will now be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition provisions of SFAS No.
            123. Effective October 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, but has determined that it will continue to measure its employee stock-based compensation arrangements under the provisions of APB No. 25. Had compensation cost for the Company's compensation plans been determined consistent with SFAS No. 123, the Company's net income attributable to common stock would have been reduced by $220,000 and $558,000 for 1997 and 1996, respectively, and net income per share would have remained the same for 1997 and been reduced $.01 for 1996.

            The fair value of options granted under the Company's stock option plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996: annual dividend yield of 3.25%; expected volatility of 16.43%; risk-free interest rate of 6.00%; and expected life of five years.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE P      STOCKHOLDERS' EQUITY

            In the second quarter of both fiscal 1997 and 1996, the Company declared eleven-for-ten stock splits in the form of a 10 percent stock dividend in addition to the regular quarterly cash dividends on its shares of common stock.

            The Association is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meeting specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

            As of September 30, 1997 and 1996, the OTS categorized the Association as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's categorization.

                                                                                                           To be categorized as
                                                                                        For capital        well capitalized under
                                                                   Actual            adequacy purposes       prompt corrective
                                                            -------------------     -------------------      action provisions
                                                            Amount        Ratio     Amount        Ratio      Amount      Ratio
            -------------------------------------------------------------------------------------------------------------------
            September 30, 1997                                              (Dollars in thousands)
               Total capital to risk-weighted assets ..    $608,315       19.67%   $247,376       8.00%     $309,220     10.00%
               Tier I capital to risk-weighted assets .     600,395       19.42%         NA         NA       185,532      6.00%
               Core capital to adjusted tangible assets     600,395       10.74%         NA         NA       279,407      5.00%
               Core capital to total assets ...........     600,395       10.74%    167,644       3.00%           NA        NA
               Tangible capital to tangible assets ....     600,395       10.74%     83,822       1.50%           NA        NA
            September 30, 1996
               Total capital to risk-weighted assets ..    $508,744       19.22%   $211,770       8.00%     $264,713     10.00%
               Tier I capital to risk-weighted assets .     511,836       19.34%         NA         NA       158,828      6.00%
               Core capital to adjusted tangible assets     511,836       10.16%         NA         NA       251,772      5.00%
               Core capital to total assets ...........     511,836       10.16%    151,063       3.00%           NA        NA
               Tangible capital to tangible assets ....     511,836       10.16%     75,531       1.50%           NA        NA


            At periodic intervals, the OTS and the Federal Deposit Insurance Corporation ("FDIC") routinely examine the Company's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent OTS examination which concluded in February 1997.

            SFAS No. 128, "Earnings per Share" ("SFAS No. 128") was issued in February, 1997. SFAS No. 128 simplifies the standards found in Accounting Principles Board Opinion No. 15 ("APB No. 15") for computing earnings per share ("EPS"), and makes them comparable to international standards.

            Under SFAS No. 128, the Company is required to present both basic and diluted EPS on the face of its statements of operations. Basic EPS, which replaces primary EPS required by APB No. 15 for entities with complex capital structures, excludes common stock equivalents and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period.

            SFAS No. 128 is effective after December 15, 1997. Upon adoption of SFAS No. 128, all prior-period EPS data will be restated. The Company will adopt SFAS No. 128 effective September 30, 1998. Adoption is anticipated not to have a material impact on the Company's financial statements.


NOTE Q      FAIR VALUES OF FINANCIAL INSTRUMENTS

            SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value estimates presented do not reflect the underlying fair value of the Company. Although management is not aware of any factors that would materially affect the estimated fair value amounts presented, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, estimates of fair value subsequent to that date may differ significantly from the amounts presented below.

            September 30,                                         1997                           1996
            ---------------------------------------------------------------------------------------------
                                                                       (In thousands)
                                                  Carrying      Estimated       Carrying        Estimated
                                                   Amount       Fair Value       Amount        Fair Value
                                                ---------------------------------------------------------
            Financial assets
               Cash ........................    $    23,444    $    23,444     $    19,635    $    19,635
               Available-for-sale securities        672,132        672,132         533,615        533,615
               Held-to-maturity securities .        564,747        578,124         631,996        629,649
               Loans receivable ............      4,190,776      4,401,679       3,723,016      3,673,693
               FHLB stock ..................         93,584         93,584          64,530         64,530

            Financial liabilities
               Customer accounts ...........      2,978,031      2,986,062       2,480,220      2,484,492
               FHLB advances ...............      1,601,000      1,594,196       1,162,000      1,159,468
               Other borrowings ............        303,544        303,544         797,549        797,394
               Interest rate swaps .........             --           (595)             --             --

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

            CUSTOMER ACCOUNTS - The fair value of demand deposits, savings accounts and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the estimated future cash flows using the rates currently offered for deposits with similar remaining maturities.

            FHLB ADVANCES AND OTHER BORROWINGS - The fair value of FHLB advances and other borrowings is estimated by discounting the estimated future cash flows using rates currently available to the Association for debt with similar remaining maturities.

            INTEREST RATE SWAPS - The market value for interest rate swaps was determined using the discounted cash flow method.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE R      FINANCIAL INFORMATION - WASHINGTON FEDERAL, INC.

            The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

            STATEMENT OF FINANCIAL CONDITION

            September 30,                                                            1997         1996
            ---------------------------------------------------------------------------------------------
                                                                                        (In thousands)
            ASSETS
            Cash .............................................................    $   1,617     $   1,401
            Investment in subsidiaries .......................................      716,332       586,326
            Dividend receivable ..............................................       11,000         9,000
            Other assets .....................................................          725         1,342
                                                                                  -----------------------
               Total assets ..................................................    $ 729,674     $ 598,069
                                                                                  =======================


            LIABILITIES
            Borrowed money ...................................................    $   1,000     $  11,000
            Dividend payable .................................................       10,927         9,360
            Other liabilities ................................................            2             7
                                                                                  -----------------------
               Total liabilities .............................................       11,929        20,367
                                                                                  -----------------------
            STOCKHOLDERS' EQUITY
            Common stock, $1.00 par value: 100,000,000 shares authorized -
               51,137,889 and 44,011,776 shares issued;
               47,508,759 and 40,695,450 shares outstanding ..................       51,138        44,012
            Paid-in capital ..................................................      573,241       405,563
            Valuation adjustment for available-for-sale securities, net of tax       30,000        13,000
            Treasury stock, at cost - 3,629,130 and 3,316,326 shares .........      (68,266)      (68,499)
            Retained earnings ................................................      131,632       183,626
                                                                                  -----------------------
               Total stockholders' equity ....................................      717,745       577,702
                                                                                  -----------------------
               Total liabilities and stockholders' equity ....................    $ 729,674     $ 598,069
                                                                                  =======================



            STATEMENT OF OPERATIONS

            Year ended September 30,                                                    1997        1996
            -----------------------------------------------------------------------------------------------
                                                                                          (In thousands)
            INCOME
               Dividends from subsidiary ..........................................    $ 52,000    $ 77,000

            EXPENSE
               Borrowings .........................................................         240         559
               Other ..............................................................         270           3
                                                                                       --------------------
               Total expense ......................................................         510         562
                                                                                       --------------------
               Net income before equity in undistributed net income of subsidiaries      51,490      76,438
            Equity in undistributed net income of subsidiaries ....................      53,375       3,252
                                                                                       --------------------
            Income before income taxes ............................................     104,865      79,690
            Income tax benefit ....................................................         185         205
                                                                                       --------------------
            Net Income ............................................................    $105,050    $ 79,895
                                                                                       ====================

            STATEMENT OF CASH FLOWS

            Year ended September 30,                                    1997          1996
            --------------------------------------------------------------------------------
                                                                          (In thousands)
            CASH FLOWS FROM OPERATING ACTIVITIES
            Net income ..........................................    $ 105,050     $  79,895
            Adjustments to reconcile net income to net
               cash provided by operating activities
               Equity in undistributed net income of subsidiaries      (53,375)       (3,252)
               Increase in other assets .........................         (952)       (1,342)
               Increase (decrease) in other liabilities .........           (5)          422
                                                                     -----------------------
               Net cash provided by operating activities ........       50,718        75,723

            CASH FLOWS FROM FINANCING ACTIVITIES
            Increase (decrease) in short-term borrowings ........      (10,000)        6,000
            Issuance of common stock through stock option plan ..          350           778
            Treasury stock (purchased) issued ...................        1,839       (46,087)
            Dividends ...........................................      (42,691)      (37,813)
                                                                     -----------------------
               Net cash used by financing activities ............      (50,502)      (77,122)
                                                                     -----------------------
               Increase (decrease) in cash ......................          216        (1,399)
               Cash at beginning of year ........................        1,401         2,800
                                                                     -----------------------
               Cash at end of year ..............................    $   1,617     $   1,401
                                                                     =======================



NOTE S      SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


            The following is a summary of the unaudited interim results of operations by quarter:

                                                      First       Second       Third       Fourth
            Year ended September 30, 1997            Quarter      Quarter     Quarter      Quarter
            ---------------------------------------------------------------------------------------
                                                      (Dollars in thousands, except per share data)
            Interest income ....................    $108,810     $116,863     $116,281     $117,053
            Interest expense ...................      60,981       64,993       65,400       66,073
                                                    -----------------------------------------------
            Net interest income ................      47,829       51,870       50,881       50,980
            Provision for loan losses ..........         229          184          201          199
            Other operating income .............         964          814        1,426        1,873
            Other operating expense ............      10,848       10,994       10,666        9,978
                                                    -----------------------------------------------
            Income before income taxes .........      37,716       41,506       41,440       42,676
            Income taxes .......................      13,615       15,100       14,425       15,148
                                                    -----------------------------------------------
            Net income .........................    $ 24,101     $ 26,406     $ 27,015     $ 27,528
                                                    ===============================================
            Net income per share ...............    $    .53     $    .55     $    .56     $    .57
                                                    ===============================================
            Return on average assets ...........        1.76%        1.82%        1.89%        1.93%
                                                    ===============================================


                                                     First       Second        Third        Fourth
            Year ended September 30, 1996           Quarter      Quarter      Quarter      Quarter
            ---------------------------------------------------------------------------------------
                                                  (Dollars in thousands, except per share data)
            Interest income ....................    $ 96,840     $100,084     $102,992     $104,295
            Interest expense ...................      57,504       56,931       56,939       57,371
                                                    -----------------------------------------------
            Net interest income ................      39,336       43,153       46,053       46,924
            Provision for loan losses ..........         483          301        1,276        1,768
            Other operating income .............       1,737        1,252        1,828        1,100
            Other operating expense ............       8,780        9,595        9,589       25,141
                                                    -----------------------------------------------
            Income before income taxes .........      31,810       34,509       37,016       21,115
            Income taxes .......................      11,556       12,700       13,546        6,753
                                                    -----------------------------------------------
            Net income .........................    $ 20,254     $ 21,809     $ 23,470     $ 14,362
                                                    ===============================================
            Net income per share ...............    $    .43     $    .46     $    .50     $    .32
                                                    ===============================================
            Return on average assets ...........        1.73%        1.79%        1.87%        1.13%
                                                    ===============================================

--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA



            Year ended September 30,                      1997         1996        1995         1994         1993
            --------------------------------------------------------------------------------------------------------
                                                        (In thousands, except per share data)
            Interest income .......................    $ 459,007    $ 404,211    $ 343,766    $ 287,577    $ 275,345
            Interest expense ......................      257,447      228,745      188,253      121,114      116,677
                                                       -------------------------------------------------------------
            Net interest income ...................      201,560      175,466      155,513      166,463      158,668
            Provision for loan losses .............          813        3,828        6,245          401        2,731
            Other income ..........................        5,077        5,917        9,704        8,359       12,852
            Other expense .........................       42,486       53,105       35,883       32,034       29,656
                                                       -------------------------------------------------------------
               Income before income taxes
                 and extraordinary loss ...........      163,338      124,450      123,089      142,387      139,133
            Income taxes ..........................       58,288       44,555       44,746       49,600       45,843
            Extraordinary loss, net of tax benefit            --           --           --           --       (2,122)
                                                       -------------------------------------------------------------
               Net income .........................    $ 105,050    $  79,895    $  78,343    $  92,787    $  91,168
                                                       =============================================================

            Per share data
               Net income before extraordinary loss    $    2.21    $    1.71    $    1.63    $    1.91    $    1.92
               Extraordinary loss, net of
                 income tax benefit ...............           --           --           --           --         (.04)
                                                       -------------------------------------------------------------
               Net income .........................    $    2.21    $    1.71    $    1.63    $    1.91    $    1.88
                                                       -------------------------------------------------------------

               Cash dividends .....................    $     .90    $     .82    $     .74    $     .68    $     .62
                                                       =============================================================



            September 30,                              1997          1996          1995          1994          1993
            ----------------------------------------------------------------------------------------------------------
                                                              (In thousands)
            Total assets .......................    $5,719,589    $5,114,978    $4,577,402    $3,830,053    $3,159,267
            Loans and mortgage-backed securities     5,137,905     4,589,621     4,114,881     3,400,583     2,775,941
            Investment securities ..............       289,750       299,006       256,661       195,165       168,847
            Customer accounts ..................     2,978,031     2,480,220     2,445,335     2,281,751     2,216,381
            FHLB advances ......................     1,601,000     1,162,000       527,000       310,100       336,000
            Other borrowings ...................       303,544       797,549       957,087       624,604        60,000
            Stockholders' equity ...............       717,745       577,702       575,929       546,773       486,183

            Number of
               Customer accounts ...............       180,957       160,968       161,295       153,000       148,204
               Mortgage loans ..................        41,820        39,570        35,641        32,057        32,552
               Offices .........................           104            93            87            82            74

REPORT OF INDEPENDENT CERTIFIED
PUBLIC ACCOUNTANTS


Board of Directors
Washington Federal, Inc.
Seattle, Washington

            We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

            In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.




/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Seattle, Washington
October 20, 1997




--------------------------------------------------------------------------------
GENERAL CORPORATE AND
STOCKHOLDERS' INFORMATION


Corporate          425 Pike Street
Headquarters       Seattle, Washington 98101
                   (206) 624-7930
Independent        Deloitte & Touche, LLP
Accountants        Seattle, Washington
Special Counsel    Elias, Matz, Tiernan & Herrick LLP
                   Washington, D.C.
Transfer Agent,    Stockholder inquiries regarding transfer
Registrar and      requirements, cash or stock dividends, lost
Dividend           certificates, consolidating records, correcting
Disbursing         a name or changing an address should be
Agent              directed to the transfer agent:
                   ChaseMellon Shareholder Services, L.L.C.
                   Shareholder Relations Department
                   85 Challenger Road
                   Ridgefield Park, NJ 07660
                   Telephone: 1-800-356-2017
Annual Meeting     The annual meeting of stockholders will be
                   held on January 28, 1998, at 2 p.m. at the
                   Westin Hotel, 1900 Fifth Avenue,
                   Seattle, Washington.
Form 10-K          This report is available to stockholders of record
                   upon written request to:
                     Cathy Cooper
                     Assistant Vice President
                     Washington Federal, Inc.
                     425 Pike Street
                     Seattle, Washington 98101
Stock Information  Washington Federal, Inc. is traded on the
                   NASD National Market. The common stock symbol is WFSL. At
                   September 30, 1997, there were approximately 3,094 shareholders of record.


                                                      Stock Prices
                                                 -----------------------
                   Quarter Ended                  High              Low         Dividends
                   ----------------------------------------------------------------------
                   December 31, 1995             21 5/8            18  3/8         20
                   March 31, 1996                21 3/8            18  3/4         20
                   June 30, 1996                 20 1/8            18  3/8         21
                   September 30, 1996            21 1/2            17  1/2         21
                   December 31, 1996             25 3/8            20  7/8         22
                   March 31, 1997                28 1/8            22  3/4         22
                   June 30, 1997                 28 1/4            22  3/8         23
                   September 30, 1997            30 1/4            25 3/16         23

                   All prices shown have been
                   adjusted for stock splits
                   Market Makers:
                   Dain, Bosworth, Inc.
                   Dean Witter Reynolds Inc.
                   Fox-Pitt, Kelton Inc.
                   Herzog, Heine, Geduld, Inc.
                   Keefe, Bruyette & Woods, Inc.
                   Knight Securities L.P.
                   Lehman Brothers, Inc.
                   Mayer & Schweitzer, Inc.
                   Merrill Lynch, Pierce,
                     Fenner & Smith Inc.
                   Nationsbanc Montgomery Securities
                   Piper Jaffray Companies, Inc.
                   Ragen MacKenzie, Inc.
                   Sherwood Securities Corp.
                   Smith Barney, Inc.
                   Troster Singer Corp.

--------------------------------------------------------------------------------
DIRECTORS, OFFICERS AND OFFICES


CORPORATE                   EXECUTIVE                   HUMAN RESOURCES
HEADQUARTERS                MANAGEMENT COMMITTEE        ARLINE FONDA
425 Pike Street                                         Vice President
Seattle, WA 98101           WILLIAM A. CASSELS
(206) 624-7930              Executive Vice President    KAREN CARLSON

BOARD OF                    LAWRENCE D.                 BOBBY FASSIO
DIRECTORS                   CIERPISZEWSKI
GUY C. PINKERTON            Executive Vice President    INTERNAL AUDIT
Chairman, President and                                 BARBARA A.
Chief Executive Officer     PATRICK F. PATRICK          MURPHY
                            Executive Vice President
E.W. MERSEREAU, JR.                                     LOAN OPERATIONS
Vice Chairman               GUY C. PINKERTON            MICHAEL BUSH
                            Chairman, President and     Vice President
JOHN F. CLEARMAN            Chief Executive Officer
Retired, Former                                         LEANN BURKE
President and Chief         CHARLES R.
Executive Officer,          RICHMOND                    LOAN SERVICING
NC Machinery Co.            Executive Vice President    TERRY O.
                            and Secretary               PERMENTER
H. DENNIS HALVORSON                                     Vice President
Retired, Former Chief       RONALD L. SAPER
Executive Officer,          Executive Vice President    VIVIAN L. YORITA
United Bank                 and Chief Financial         Vice President and
                            Officer                     Assistant Manager
KERMIT O. HANSON
Dean Emeritus               DEPARTMENT                  MIKE CULALA
University of Washington    OFFICERS
Graduate School of                                      LOIS L.
Business Administration     ACCOUNTING                  KRISTJANSSON
                            KEITH D. TAYLOR
W. ALDEN HARRIS             C.P.A.                      MARY TOMLINSON
Former Executive            Senior Vice President
Vice President              and Treasurer               LEGAL, REGULATORY
                                                        and Compliance
ANNA C. JOHNSON             JOESEPH R. RUNTE            JOSEPH M. VINCENT
Senior Partner              Vice President and          Vice President
Scan East West Travel       Controller
                                                        MANUALS/TRAINING
RICHARD C. REED             MARTINE ANDREWS             LINDA NICHOLL
Management Consultant       Assistant Manager
Altman Weil Pensa                                       MARKETING AND
                            KAREN MEFFORD               INVESTOR RELATIONS
CHARLES R. RICHMOND                                     CATHY COOPER
Executive Vice President    APPRAISAL                   Assistant Vice President
and Secretary               EILEEN E. HIRAMI
                            Vice President              MULTI-FAMILY LOANS
DIRECTOR                                                TOBIAS W.
EMERITUS                    JAMES N. IBABAO             WASHINGTON
HAROLD C. KEAN                                          Vice President
                            CONSTRUCTION AND
                            LAND LOANS                  PERMANENT LOAN
                            LORELEI G. STOVES           PRODUCTION
                            Senior Vice President       JANE A. NOGLE
                                                        Senior Vice President
                            DEPOSIT OPERATIONS
                            BEN A. WHITMARSH            COLLEEN WELLS
                            Vice President              Assistant Vice President
                                                        and Divisional Loan
                            CAROLYN J. LOBDELL          Brokerage Manager
                            Assistant Vice President
                            and Assistant Manager       CHRISTA TULLY
                                                        Assistant Divisional
                            MARTY DAVIES                Loan Brokerage Manager

                            FACILITIES                  QUALITY CONTROL
                            KELLY PERNELA               NANCY C. ELLWEIN
                            Manager                     Vice President


SAVINGS                     SOUTHERN                   CENTRAL
ADMINISTRATION              WASHINGTON                 OREGON
CYNTHIA L. ARNOLD
Vice President              29 Office Locations        16 Office Locations
                            REGION MANAGERS            Division Manager
SPECIAL CREDITS             JAMES E. CADY              NATE LOWE
JACK B. JACOBSON            Vice President             Senior Vice President
Vice President              DALE B. CULVER
                            Vice President             PORTLAND,
GEORGE W. CORLEY            E. CRAIG WILSON            OREGON
Vice President              Vice President
                                                       7 Office Locations
SUBSIDIARIES                NORTHERN                   Region Manager
                            WASHINGTON                 WILLIAM V. READ
FIRST INSURANCE                                        Vice President
AGENCY, INC.                10 Office Locations
406 South Second Street     Division Manager           UTAH
Mount Vernon, WA 98273      DOUGLAS A. ROWELL
1-800-562-2555              Senior Vice President      11 Office Locations
(360) 336-9630                                         Division Manager
MICHAEL L. MINOR            WESTERN                    RICHARD FISHER
President                   IDAHO                      Vice President

WASHINGTON                  15 Office Locations        PHOENIX,
Services, Inc.              Division Manager           ARIZONA
425 Pike Street             ROBERT P. LINK
Seattle, WA 98101           Senior Vice President      4 Office Locations
(206) 624-7930                                         Division Manager
                            EASTERN                    RON SHERIDAN
                            IDAHO                      Vice President

                            4 Office Locations         TUCSON,
                            Region Manager             ARIZONA
                            LARRY WADSWORTH
                            Vice President             8 Office Locations
                                                       Division Manager
                                                       PATTY MCCARTHY-HOWARD
                                                       Senior Vice President










28