Form 10-K405, Exhibit 13
period 1998-09-30
WASHINGTON FEDERAL INC
filed 1998-12-29
CIK 936528

[WASHINGTON FEDERAL, INC. ANNUAL REPORT 1998 LOGO]

TABLE OF CONTENTS

Financial Highlights                 1
To Our Stockholders                  2
Management's Discussion              4
Financial Statements                 8
Notes to Financial Statements       12
Selected Financial Data             26
Accountant's Report                 27
General Information                 27
Directors, Officers, Offices        28

A SHORT HISTORY

   Washington Federal, Inc. (the Company) is a savings and loan holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal Savings (the Association) which operates 106 branches in five Western states.

   The Association had its origin on April 24, 1917, as Ballard Savings and Loan Association. In 1935, the state-chartered Association converted to a federal charter and became a member of the Federal Home Loan Bank System with account insurance provided through the FSLIC. In 1958, Ballard Federal Savings and Loan Association merged with Washington Federal Savings and Loan Association of Bothell, and the latter name was retained for wider geographic acceptance. In 1971, Seattle Federal Savings and Loan Association, then with three offices, was merged into the Association and at the end of 1978, was joined by the ten offices of First Federal Savings and Loan Association of Mount Vernon. On November 17, 1982, the Association converted from a federal mutual to a federal stock association.

   In 1987 and 1988, acquisitions of United First Federal, Provident Federal Savings and Loan and Northwest Federal Savings and Loan, all headquartered in Boise, Idaho added 28 Idaho offices to the Association. In 1988, the acquisition of Freedom Federal Savings and Loan added 13 Oregon offices, followed in 1990 by the eight Oregon offices of Family Federal Savings. In 1991, the acquisition of First Federal Savings and Loan of Idaho Falls, Idaho added three branches to the system. That same year, the Association acquired the deposits of First Western Savings, doing business in Eugene and Portland, Oregon as Metropolitan Savings.

   In 1992, the Association shortened its corporate name to Washington Federal Savings and changed the name of its Oregon division branches from Freedom Federal Savings to Washington Federal Savings.

   In 1993, the Association purchased First Federal Savings Bank of Salt Lake City, Utah which added ten branches in that state. Then, during 1994, the Association expanded to Arizona and began operating five branch offices in Tucson.

   In 1995, the Association purchased West Coast Mutual Savings Bank with its one branch office in Centralia, Washington. The Association also sold its Burley, Idaho branch office and opened three new offices in Washington, two more in Tucson and one each in Utah and Oregon.

   In 1996, the Association opened one new office in Oregon, one in Washington and three in Phoenix. The Company also purchased Metropolitan Bancorp of Seattle, Washington which added eight branches in the Puget Sound region to the Association.

   In 1997, the Association opened four new offices, one each in Portland, Oregon, and Tucson, Arizona and two in Phoenix, Arizona. The Association also closed one of its branches in Idaho Falls, consolidating the deposits into its main Idaho Falls office.

   In 1998, the Association opened two new offices in Phoenix, Arizona.

   The Association also has a wholly owned subsidiary, First Insurance Agency, Inc., which provides general insurance to the public.

   The Association obtains its funds primarily through savings deposits from the general public, from repayment of loans and from borrowings and retained earnings. These funds are used largely to make first lien loans to borrowers for the purchase of new and existing homes, the acquisition and development of land for residential lots, the construction of homes, the financing of other real estate and for investment in obligations of the U.S. government, its agencies and municipalities.

FINANCIAL HIGHLIGHTS


September 30,                                                1998             1997        % Change
---------------------------------------------------------------------------------------------------
                                                            (In thousands, except per share data)

Assets .............................................       $5,637,011        $5,719,589        - 1%
Investment securities ..............................          234,013           289,750        -19
Loans receivable ...................................        4,143,525         4,190,776        - 1
Mortgage-backed securities .........................          976,046           947,129        + 3
Customer accounts ..................................        3,156,202         2,978,031        + 6
Federal Home Loan Bank advances and other borrowings        1,578,319         1,904,544        -17
Stockholders' equity ...............................          767,172           717,745        + 7
Net income .........................................          111,836           105,050        + 6
Net income per share ...............................             2.12              2.01        + 5
Dividends per share ................................              .90               .82        +10
Stockholders' equity per share .....................            14.91             13.73        + 9
Shares outstanding .................................           51,446            47,509        + 8
Return on average stockholders' equity .............            15.68%            16.50%       - 5
Return on average assets ...........................             2.00%             1.86%       + 8


TOTAL ASSETS

Dollars in Millions
--------------------
(At September 30)

1978            704
1983            786
1988          2,241
1993          3,159
1998          5,637




STOCKHOLDERS' EQUITY

Dollars in Millions
--------------------
(At September 30)

1978             51
1983             88
1988            237
1993            486
1998            767



NET INCOME PER SHARE

(Before SAIF special assessment)
$
--------------------
1994           1.74
1995           1.48
1996           1.75
1997           2.01
1998           2.12


CASH DIVIDENDS PER SHARE

$
--------------------

1994           0.62
1995           0.68
1996           0.74
1997           0.82
1998            0.9



RETURN ON AVERAGE EQUITY

(Before SAIF special assessment in 1996)

Annualized %
--------------------

1994          18.19
1995          13.99
1996          15.37
1997           16.5
1998          15.68


PRIMARY INTEREST SPREAD

End of Quarter %
--------------------

Dec 31    2.55         2.88         2.8
Mar 31    2.78         2.88         2.79
Jun 30    2.9          2.82         2.8
Sep 30    2.95         2.83         2.73

Fiscal 1996   Fiscal 1997     Fiscal 1998

TO OUR STOCKHOLDERS


   Your Company, once again, achieved record operating earnings for the fiscal year ended September 30, 1998. This is the fourteenth time in the last fifteen years that we have achieved year-over-year earnings per share gains.

   For the year, earnings were $111,836,000 or $2.12 per share, compared to $105,050,000 or $2.01 per share for the prior year, a 5% increase. This was accomplished even though we operated in a relatively flat yield curve environment throughout the year. As a result of this flat yield curve environment, our net interest spread decreased to 2.73% at September 30, 1998, from 2.83% at the beginning of the year.

   The year produced a return on average assets of 2.00% and a return on equity of 15.68%. As of September 30, 1998, Washington Federal's net worth increased to $767 million or 13.6% of total assets from $718 million or 12.5% of total assets at the end of the prior year. Washington Federal's earnings and capital ratios remain near the top in the nation for all types of financial institutions.

   Our expense ratio for the year was .81% of average assets, and our efficiency ratio (total operating expense divided by net interest income plus other income) was 17.9%. Both of these figures are very positive in that they are less than one-half the industry average.

   Excellent economic conditions and diligent efforts by our staff during the year, helped us to reduce our non-performing assets to $24.8 million or .44% of total assets. This represents the lowest level since 1987 when we began our acquisition of some troubled thrifts which had high ratios of non-performing assets. Since then, we have successfully disposed of more than $250 million of these assets. Though our historical loan loss experience with single family residential loans originated by Washington Federal continues to be very low, we continue to maintain our current reserve levels which is within an acceptable range of estimated losses, particularly in the area of construction, land, income property and non-conforming residential loans which have a higher loan loss experience.

   Customer funds increased to $3.16 billion at September 30, 1998, a 6% increase for the year. Most of this increase occurred during the last four months of the fiscal year and has continued into the new fiscal year as customers have become more concerned about the safety of alternative investments. During the year, we opened two new offices in Phoenix, Arizona. We now have 106 offices with 39 in Washington, 19 in Idaho, 23 in Oregon, 11 in Utah and 14 in Arizona.

   This year we originated $1.454 billion in loans, a 34% increase over the $1.089 billion funded in fiscal 1997. We also purchased $319 million in mortgage-backed securities. Unfortunately, this was offset with payoffs and repayments of loans and mortgage-backed securities of $1.722 billion. We continue to place emphasis on developing our branch lending capabilities.

   During the year, we distributed $46.8 million in cash dividends, or $.90 per share, and declared a 10% stock dividend to shareholders of record on February 12, 1998. This was the fourteenth stock dividend we have distributed in the last sixteen years. We also increased the cash dividend twice during the fiscal year. We have increased the cash dividend 35 times since becoming a stock company in 1982. Our annual cash dividend is higher than our initial offering price (adjusted for stock dividends and stock splits) of $.66 in 1982.

   We have completed 90% of the work necessary to update our in-house computer systems and programs to handle the year 2000 issues. This leaves us with the rest of 1998 and all of 1999 to thoroughly test those programs and outside systems with which we interface. We are enhancing our existing contingency plan to service our customers in case events beyond our control impact our computer system. We are confident in our ability to continue to provide the quality service that our customers have come to expect.

   Toward the end of the fiscal year, we repurchased 1,105,100 of Company common stock at an average price of $23.52. We have sufficient capital and Board authorization to continue repurchasing our stock as the situation warrants.

   At the end of the fiscal year, Roy Whitehead joined our Executive Management team. He has 23 years of banking and thrift experience and will provide added management depth in the years ahead. The other members of our Executive Management team are Charles R. Richmond, William A. Cassels, Lawrence D. Cierpiszewski and Ronald L. Saper. I thank each of them for their support and leadership in achieving the record results for your Company this past fiscal year.

   At our September Board meeting, E.W. Mersereau, Jr. was elected Director Emeritus. Eg joined our Board in 1979 after we merged with First Federal Savings and Loan Association of Mount Vernon, where he had been a director since 1947. On behalf of the Board members and all of the employees, I extend our gratitude for the excellent support, counsel and guidance he provided during his tenure with Washington Federal. I also know that if our former Chairman, Elliot K. Knutson, were still here, he would want to express his appreciation to Eg for his contributions to the Company's success.

   In closing, I wish to thank our employees and directors for their efforts which have made this year so successful, and our customers and stockholders for their continued support. I hope to see you at our annual meeting to be held on Wednesday, January 27, 1999, at 2:00 p.m. at the Westin Hotel in Seattle.

[PHOTO]

Clockwise from left: Roy M. Whitehead, Executive Vice President; William A. Cassels, Executive Vice President; Ronald L. Saper, Executive Vice President and Chief Financial Officer; Lawrence D. Cierpiszewski, Executive Vice President; Charles R. Richmond, Executive Vice President and Secretary; Guy C. Pinkerton, Chairman, President and Chief Executive Officer.




Sincerely,

/s/ Guy C. Pinkerton

Guy C. Pinkerton
Chairman, President and
Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL Washington Federal, Inc. (the Company) is a savings and loan holding company. The Company's primary operating subsidiary is Washington Federal Savings (the Association).

YEAR 2000   This discussion constitutes a "Year 2000 Readiness Disclosure"
            within the meaning of the Year 2000 Information and Readiness
            Disclosure Act of 1998 and contains forward-looking statements that have been prepared on the basis of the Company's best judgment and currently available information. These forward-looking statements are inherently subject to significant business, third-party and regulatory uncertainties and contingencies, many of which are beyond the control of the Company. In addition, these forward-looking statements are based on the Company's current assessments and renovation plans, which are based on certain representations of third-party servicers and are subject to change. Accordingly, there can be no assurance that the Company's results of operations will not be adversely affected by difficulties or delays in the Company's or third-party's Year 2000 readiness efforts. See below for a discussion of factors that may cause such forward-looking statements to differ from actual results.

            Most existing computer programs use only two digits to identify the year in a date field, making the assumption that the year's first two digits will always be 19. These programs were developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results on or after January 1, 2000. For example, if an interest calculation were made for the month of January 2000, but the system assumed the year was 1900, the results could be materially erroneous.

            A few years ago, the Company began to assess the Year 2000 issue, including upgrades to its software and hardware. Based on this assessment, the Company implemented a plan to renovate and test its computer applications by December 31, 1998. As of September 30, 1998, management estimated 90% of the renovation had been completed.

            The Company's assessment segregated computer applications into three categories: mission critical systems, secondary systems and embedded systems. The mission critical systems were identified as those systems necessary to deliver our products to our customer base. The success of our Year 2000 renovation relies, in part, on the representations of third-party servicers. The mission critical applications, which were all written internally, are being renovated and tested by the Company's information systems department.

            The Company's secondary systems are primarily personal computer-based software programs which provide financial data for internal use. Examples of these secondary systems include payroll, fixed assets and accounts payable. Most of these systems were written by third-party servicers and the Company relies on their written representations that their software is Year 2000 compliant.

            The Company's embedded systems include items as diverse as the computer chips in the heating, ventilation and air conditioning system to office building elevators. The Company has identified those systems and relies on written representations of the third-party servicers.

            Every two months, the Company reports to its Board of Directors the progress made in addressing the Year 2000 issue, including time lines and percentage of completion. Management is striving to meet its target of December 31, 1998, to have its systems renovated and implemented. Further validation testing will continue throughout 1999. Management recently reported the results of an Office of Thrift Supervision examination of the Company's Year 2000 compliance issues to the Board of Directors, which found the report to be satisfactory.

            Through September 30, 1998, the Company has not incurred any material incremental costs to become Year 2000 compliant. The Company's mission critical systems are being renovated and tested by the already existing information systems staff. Less than $1 million has been spent on the Year 2000 project to date. The Company estimates the total amount of time and money expended to become Year 2000 compliant will have no material impact on the Company's results of operations or financial condition.

            Based on its current assessments and renovation plans, which are based in part on certain representations of third-party servicers, the Company does not expect that it will experience a significant disruption of its operations as a result of the change to the new millennium. Although the Company has no reason to conclude that a failure will occur, the most reasonably likely worst-case Year 2000 scenario would entail a disruption or failure of the Company's power supply or voice and data transmission suppliers, a computer system, a third-party servicer, or a facility. If such a failure were to occur, the Company would implement its contingency plan. While it is impossible to quantify the impact of such a scenario, the most reasonably likely worst-case scenario would entail a diminishment of service levels, some customer inconvenience, and additional costs from the contingency plan implementation, which are not currently estimable. While the Company has contingency plans to address a temporary disruption in these services, there can be no assurance that any disruption or failure will be only temporary, that the Company's contingency plans will function as anticipated, or that the results of operations of the Company will not be adversely affected in the event of a prolonged disruption or failure.

INTEREST    The Company accepts a high level of interest rate volatility as a
RATE RISK   result of its policy to originate fixed-rate single family home loans which are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. At
            September 30, 1998, the Company had approximately $2,350,542,000 more liabilities subject to repricing in the next year than assets subject to repricing, which amounted to a negative maturity gap of 42% of total assets. The Company's interest rate risk approach has never resulted in the recording of a monthly operating loss.

            Fiscal 1998 began with a trend of steady interest rate spreads. The year closed with a 2.73% interest rate spread, down from 2.83% at the beginning of the year. The decline was, in large part, due to the yield curve becoming flatter. During this phase of the interest rate cycle the Company chose to control its asset growth, strengthen its capital position and deleverage the balance sheet by reducing its borrowed money. Federal Home Loan Bank (FHLB) advances and other borrowed money declined to an equivalent of 28.0% of total assets at September 30, 1998, compared to 33.3% of total assets at September 30, 1997.

LIQUIDITY   The Company's net worth at September 30, 1998, was $767,172,000 or
AND         13.6% of total assets. This is an increase of $49,427,000 from
CAPITAL     September 30, 1997, when net worth was $717,745,000 or 12.5% of
RESOURCES   total assets. The ratio of net worth to total assets remains at a high level despite re-implementation of a stock repurchase plan during fiscal 1998 and the distribution of $46,848,000 in cash dividends.

            The $49,427,000 increase in the Company's net worth includes $111,836,000 generated from net income, $5,000,000 of appreciation in the valuation reserve for available-for-sale securities and $5,434,000 of proceeds received with the exercise of common stock options and purchases by the Employee Stock Ownership Plan. Net worth was reduced by the $46,848,000 of cash dividends paid and stock repurchases of $25,995,000. During fiscal 1998, 1,105,000 shares of common stock were repurchased at an average price of $23.52 under the March 1996 and the September 1998 common stock repurchase programs.

            The Association's percentage of net worth to total assets is among the highest in the nation and is approximately three times the minimum required under Office of Thrift Supervision (OTS) regulations (see Note P). Management believes this strong net worth position will help protect against interest rate risk and will enable it to compete more effectively for controlled growth through acquisitions and customer deposit increases.

            Customer accounts increased $178,171,000, or 6%, from a year ago, largely due to branch expansion in Arizona and several successful new account marketing campaigns.

            The Company's cash and investment securities amounted to $256,228,000, a net decrease from a year ago. The decrease included $60,520,000 of investment securities which matured during the year and were not replaced since the Company's emphasis has been on origination of higher yielding loans.

            The minimum liquidity levels of the Association are governed by the regulations of the OTS. Liquidity is defined as the ratio of average cash and eligible unpledged investment securities and mortgage-backed securities to the sum of average withdrawable savings plus short-term (one year) borrowings. Currently the Association is required to maintain total liquidity at 4%. At September 30, 1998, total liquidity was 25.08%.

CHANGES IN  AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES. The Company
FINANCIAL   purchased $319,209,000 of mortgage-backed securities all of which
POSITION    have been categorized as available-for-sale.

            The Company had $55,560,000 of gross sales of securities resulting in net gains of $5,560,000. All sales were mortgage-backed securities which were categorized as available-for-sale. As of September 30, 1998, the Company had unrealized gains on its available-for-sale portfolio of $35,000,000, net of tax, which are recorded as part of stockholders' equity.

            LOANS RECEIVABLE. Loans receivable declined 1% during fiscal 1998 to $4,143,525,000 at September 30, 1998, from $4,190,776,000 a year earlier. The loans receivable balance decreased even though loan originations increased to $1,454,232,000, an increase of 34% from the prior year. The decline in loan interest rates caused a significant increase in prepayment activity during the year.

            REAL ESTATE HELD FOR SALE. The balance at September 30, 1998, was $16,193,000, a 46% decrease from the $30,189,000 of one year ago.

            FHLB STOCK. The Company had a balance of $101,050,000 at September 30, 1998, compared with $93,584,000 one year ago.

            COSTS IN EXCESS OF NET ASSETS ACQUIRED. As of September 30, 1998, costs in excess of net assets acquired totaled $53,639,000. The Company periodically monitors these assets for potential impairment in accordance with SFAS No. 121, "Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." As of September 30, 1998, there was no impairment of costs in excess of net assets acquired. The Company will provide for any permanent decline in value of these assets, should an impairment be identified.

            CUSTOMER ACCOUNTS. Customer accounts at September 30, 1998, were $3,156,202,000 compared with $2,978,031,000 at September 30, 1997, a
            6% increase. See Liquidity and Capital Resources above.

            FHLB ADVANCES AND OTHER BORROWINGS. Total borrowings decreased 17% to $1,578,319,000. See Interest Rate Risk above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS(CONTINUED)

RESULTS OF OPERATIONS

GENERAL

Fiscal 1998 net income increased 6% over fiscal 1997. See Note T, Selected Quarterly Financial Data (Unaudited) highlighting the quarter-by-quarter results for the years ended September 30, 1998 and 1997.

                                 Dec 31      Mar 31      Jun 30      Sep 30      Dec 31      Mar 31      Jun 30      Sep 30
                                  1996        1997        1997        1997        1997        1998        1998        1998
                                 -------     -------     -------     -------     -------     -------     -------     -------
Interest rate on loans and
   mortgage-backed securities       8.13%       8.15%       8.18%       8.17%       8.15%       8.10%       8.07%       7.98%

Interest rate on
   investment securities* ...       7.56        7.34        7.53        7.72        7.70        7.64        7.73        7.76
                                 -------     -------     -------     -------     -------     -------     -------     -------
      Combined ..............       8.09        8.09        8.13        8.14        8.12        8.07        8.05        7.96

Interest rate on
   customer accounts ........       5.01        5.04        5.16        5.18        5.16        5.14        5.11        5.09

Interest rate on
   borrowings ...............       5.45        5.44        5.53        5.51        5.57        5.53        5.53        5.50
                                 -------     -------     -------     -------     -------     -------     -------     -------

      Combined ..............       5.21        5.21        5.31        5.31        5.32        5.28        5.25        5.23
                                 -------     -------     -------     -------     -------     -------     -------     -------

Interest rate spread ........       2.88%       2.88%       2.82%       2.83%       2.80%       2.79%       2.80%       2.73%
                                 =======     =======     =======     =======     =======     =======     =======     =======


*Includes municipal bonds at tax-equivalent rates.


The interest rate spread declined during fiscal 1998 from 2.83% at September 30, 1997, to 2.73% at September 30, 1998.

COMPARISON OF FISCAL 1998 RESULTS WITH FISCAL 1997

Net interest income increased $6,811,000 (3%) in fiscal 1998 over fiscal 1997 despite a drop in the interest rate spread and a reduction in the balance sheet. This increase resulted largely from the increase in deferred fees and discount amortization due to the high prepayments in the loan and mortgage-backed securities portfolios.

Interest on loans and mortgaged-backed securities increased $2,738,000 (1%) in fiscal 1998 from fiscal 1997. The increase is a result of the increase in amortization of deferred fees on loans and discounts on mortgage-backed securities. Deferred fee amortization increased 54% to $29,536,000 in fiscal 1998 from $19,134,000 in fiscal 1997. Average interest rates on loans and mortgage-backed securities declined to 7.98% from 8.17% one year ago.

Interest and dividends on investment securities decreased $1,141,000 (4%) in fiscal 1998 from fiscal 1997. The weighted average yield improved to 7.76% at September 30, 1998, compared with 7.72% at September 30, 1997. The combined investment securities and FHLB stock portfolio decreased to $335,063,000 at September 30, 1998, versus $383,334,000 one year ago.

Interest on customer accounts increased 9% to $156,099,000 for fiscal 1998 from $142,684,000 for fiscal 1997. The increase related to the increase in customer accounts to $3,156,202,000 from $2,978,031,000 the prior year. The average cost of customer accounts decreased to 5.09% at year end compared to 5.18% one year ago.

Interest on FHLB advances and other borrowings decreased $18,629,000 (16%) in fiscal 1998 over fiscal 1997. This decrease was due to a reduction in total borrowings from $1,904,544,000 to $1,578,319,000. The average rates paid decreased slightly to 5.50% at September 30, 1998, versus 5.51% at September 30, 1997.

The provision for loan losses during fiscal 1998 was $740,000 compared with $813,000 in fiscal 1997 and $3,828,000 in fiscal 1996, reflecting a trend of declining non-performing assets. Non-performing assets declined to $24.8 million or .44% of total assets at September 30, 1998, compared with $42.7 million or
 .75% of total assets and $58.6 million or 1.15% of total assets at September 30, 1997 and 1996, respectively. Though our provision declined, we have continued to maintain our allowance for loan losses at current levels which at $23.9 million or .96% of non-performing assets is within an acceptable range of estimated losses and low when compared with others in the industry. Our provision is reflective of the excellent economic conditions within the Company's marketplace during fiscal 1998. However, we believe Asia's continued economic problems could have a ripple effect on the Puget Sound marketplace. For example, Boeing, our region's largest employer, recently announced a planned reduction of over 40,000 jobs. Maintaining the allowance for loan losses at current levels is appropriate considering the more difficult economic period we may encounter going forward.

Other income increased $5,955,000 (117%) in fiscal 1998 over fiscal 1997. Net gains on the sale of available-for-sale securities totaled $5,560,000 in fiscal 1998 compared to $938,000 in fiscal 1997.

Other expense increased $717,000 (2%) in fiscal 1998 over fiscal 1997. The increase is due to branch network expansion and general inflationary increases. The branch network increased to 106 offices at September 30, 1998, versus 104 offices at September 30, 1997. Other expense for fiscal 1998 equaled .81% of average assets compared with .79% in fiscal 1997, while the number of staff, including part-time employees on a full-time equivalent basis, were 677 and 656, at September 30, 1998 and 1997, respectively.

Income taxes increased $3,661,000 (6%) in fiscal 1998. The effective tax rate was 35.6% for fiscal 1998 compared with 35.7% for fiscal 1997.

            COMPARISON OF FISCAL 1997 RESULTS WITH FISCAL 1996

            Net interest income increased $26,094,000 (15%) in fiscal 1997 over fiscal 1996 largely due to balance sheet expansion which resulted upon the Metropolitan Bancorp merger in November 1996. Interest rate spreads remained relatively stable throughout most of fiscal 1997.

            Interest on loans and mortgaged-backed securities increased $52,665,000 (14%) in fiscal 1997 from fiscal 1996. The increase is associated with the merger described earlier, resulting in total outstanding loans and mortgage-backed securities increasing to $5,137,905,000 at September 30, 1997, from $4,589,621,000 at the beginning of fiscal 1997. Average interest rates on loans and mortgage-backed securities were basically unchanged at 8.17% from 8.16% one year before.

            Interest and dividends on investment securities increased $2,131,000 (9%) in fiscal 1997 from fiscal 1996. The weighted average yield improved to 7.72% at September 30, 1997, compared with 7.47% at September 30, 1996. The combined investment securities and FHLB stock portfolio increased to $383,334,000 at September 30, 1997, versus $363,536,000 one year before.

            Interest on customer accounts increased 10% to $142,684,000 for fiscal 1997 from $129,904,000 for fiscal 1996. The average cost of customer accounts increased to 5.18% at year end compared to 4.93% at September 30, 1996.

            Interest on FHLB advances and other borrowings increased $15,922,000 (16%) in fiscal 1997 over fiscal 1996 despite a reduction in total borrowings from $1,959,549,000 to $1,904,544,000. Average rates paid increased to 5.51% at September 30, 1997, versus 5.45% at September 30, 1996.

            The provision for loan losses during fiscal 1997 was $813,000 compared with $3,828,000 in fiscal 1996, which reflected the improving economic conditions within Washington Federal's marketplace during the period. Non-performing assets declined to $42.7 million or .75% of total assets at September 30, 1997 compared with $58.6 million or 1.15% of total assets at September 30, 1996. With the improving economic conditions the Company deemed the provision adequate to maintain the allowance for loan losses at appropriate levels.

            Other income decreased $840,000 (14%) in fiscal 1997 from fiscal 1996. Net gains on the sale of available-for-sale securities totaled $938,000 in fiscal 1997 compared to $1,444,000 in fiscal 1996.

            Other expense increased $6,262,000 (16%) in fiscal 1997 over fiscal 1996 after excluding the $15,026,000 related to the SAIF special assessment, a nonrecurring charge realized in 1996. The increase was due to overall expansion, including the Metropolitan Bancorp merger, and general inflationary increases. The branch network expanded to 104 offices at September 30, 1997, versus 93 offices at September 30, 1996. Other expense for fiscal 1997 equaled .79% of average assets compared with .78% in fiscal 1996, while the number of staff, including part-time employees on a full-time equivalent basis, were 656 and 602, for the same periods, respectively.

            Income taxes increased $13,733,000 (31%) in fiscal 1997. The effective tax rate was 35.7% for fiscal 1997 compared with 35.8% for fiscal 1996.

            MERGER WITH METROPOLITAN BANCORP

            On November 29, 1996, the Company completed its merger with Metropolitan Bancorp of Seattle, Washington. At the time of the merger, Metropolitan Bancorp was comprised of 10 offices located in the Seattle area, two of which were subsequently merged into existing offices of the Company. At the time of the merger, Metropolitan Bancorp consisted of $699,938,000 in assets, $379,975,000 in deposits and $58,495,000 in stockholders' equity. The merger was accounted for by the purchase method and $36,909,000 of costs in excess of net assets acquired were recorded which will continue to be amortized utilizing the straight-line method over 15 years.

IMPACT OF   The Consolidated Financial Statements and related Notes presented
INFLATION   herein have been prepared in accordance with generally accepted
AND         accounting principles, which require the measurement of financial
CHANGING    position and operating results in terms of historical dollars
PRICES      without considering changes in the relative purchasing power of money over time due to inflation.

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


September 30,                                                                                    1998            1997
                                                                                                 ----            ----
                                                                                         (In thousands, except per share data)
ASSETS
Cash ....................................................................................    $    22,215     $    23,444
Available-for-sale securities, amortized cost $710,188 and $626,132 .....................        764,188         672,132
Held-to-maturity securities, fair value $464,799 and $578,124 ...........................        445,871         564,747
Loans receivable ........................................................................      4,143,525       4,190,776
Interest receivable .....................................................................         35,175          36,383
Premises and equipment, net .............................................................         48,882          47,552
Real estate held for sale ...............................................................         16,193          30,189
FHLB stock ..............................................................................        101,050          93,584
Costs in excess of net assets acquired, net .............................................         53,639          58,774
Other assets ............................................................................          6,273           2,008
                                                                                             -----------     -----------
                                                                                             $ 5,637,011     $ 5,719,589
                                                                                             ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Customer accounts
   Savings and demand accounts ..........................................................    $ 3,071,175     $ 2,905,371
   Repurchase agreements with customers .................................................         85,027          72,660
                                                                                             -----------     -----------
                                                                                               3,156,202       2,978,031
FHLB advances ...........................................................................      1,356,500       1,601,000
Other borrowings, primarily securities sold under agreements to repurchase ..............        221,819         303,544
Advance payments by borrowers for taxes and insurance ...................................         25,332          26,340
Federal and state income taxes, including net deferred liabilities of $66,724 and $53,659         63,969          52,259
Accrued expenses and other liabilities ..................................................         46,017          40,670
                                                                                             -----------     -----------
                                                                                               4,869,839       5,001,844
Stockholders' equity
Common stock, $1.00 par value, 100,000,000 shares authorized; 56,423,961 and 51,137,889
   shares issued; 51,446,129 and 47,508,759 shares outstanding ..........................         56,424          51,138
Paid-in capital .........................................................................        714,700         573,241
Valuation adjustment for available-for-sale securities, net of tax ......................         35,000          30,000
Treasury stock, at cost; 4,977,832 and 3,629,130 shares .................................        (92,221)        (68,266)
Retained earnings .......................................................................         53,269         131,632
                                                                                             -----------     -----------
                                                                                                 767,172         717,745
                                                                                             -----------     -----------
                                                                                             $ 5,637,011     $ 5,719,589
                                                                                             ===========     ===========





                                  SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Washington Federal, Inc. and Subsidiaries
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS


Year ended September 30,                                    1998          1997          1996
                                                        -----------   -----------   -----------
                                                         (In thousands, except per share data)
INTEREST INCOME

Loans ...............................................   $   364,801   $   357,496   $   305,372
Mortgage-backed securities ..........................        70,100        74,667        74,126
Investment securities ...............................        25,703        26,844        24,713
                                                        -----------   -----------   -----------
                                                            460,604       459,007       404,211

INTEREST EXPENSE

Customer accounts ...................................       156,099       142,684       129,904
FHLB advances and other borrowings ..................        96,134       114,763        98,841
                                                        -----------   -----------   -----------
                                                            252,233       257,447       228,745
                                                        -----------   -----------   -----------
Net interest income .................................       208,371       201,560       175,466
Provision for loan losses ...........................           740           813         3,828
                                                        -----------   -----------   -----------
Net interest income after provision for loan losses .       207,631       200,747       171,638

OTHER INCOME

Gain on sale of securities ..........................         5,560           938         1,444
Other ...............................................         5,472         4,139         4,473
                                                        -----------   -----------   -----------
                                                             11,032         5,077         5,917
OTHER EXPENSE

Compensation and fringe benefits ....................        24,852        24,051        20,231
Amortization of intangibles .........................         6,039         5,593         3,545
SAIF special assessment .............................          --            --          15,026
SAIF deposit insurance premiums .....................         1,790         2,392         5,530
Occupancy expense ...................................         4,151         4,282         3,417
Other ...............................................         8,284         8,081         5,414
                                                        -----------   -----------   -----------
                                                             45,116        44,399        53,163
Gain on real estate acquired through foreclosure,
   net ..............................................           238         1,913            58
                                                        -----------   -----------   -----------
Income before income taxes ..........................       173,785       163,338       124,450
Income taxes

   Current ..........................................        48,883        50,620        38,222
   Deferred .........................................        13,066         7,668         6,333
                                                        -----------   -----------   -----------
                                                             61,949        58,288        44,555
                                                        -----------   -----------   -----------
NET INCOME ..........................................   $   111,836   $   105,050   $    79,895
                                                        ===========   ===========   ===========
PER SHARE DATA

Basic earnings per share ............................   $      2.14   $      2.03   $      1.57
Diluted earnings per share ..........................   $      2.12   $      2.01   $      1.55
Cash dividends ......................................   $       .90   $       .82   $       .74
Weighted average number of shares outstanding,
   including dilutive stock options .................    52,868,253    52,245,754    51,352,134


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Washington Federal, Inc. and Subsidiaries
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                Valuation
                                                                             Adjustment for
                                     Common      Paid-in      Retained       Available-for-       Treasury
                                     Stock       Capital      Earnings       Sale Securities        Stock       Total
                                     -----       -------      --------       ---------------        -----       -----
                                                                        (In thousands)
Balance at October 1, 1995 .....   $  39,943    $ 320,920    $ 229,478         $   8,000         $ (22,412)   $ 575,929
Eleven-for-ten stock split
   distributed March 1, 1996 ...       3,997       83,937      (87,934)
Net income .....................                                79,895                                           79,895
Dividends ......................                               (37,813)                                         (37,813)
Proceeds from exercise of
   common stock options ........          72          706                                                           778
Treasury stock .................                                                                   (46,087)     (46,087)
Valuation adjustment for
   available-for-sale securities                                                   5,000                          5,000
                                   ---------    ---------    ---------         ---------         ---------    ---------
Balance at September 30, 1996 ..      44,012      405,563      183,626            13,000           (68,499)     577,702
                                   ---------    ---------    ---------         ---------         ---------    ---------


Common stock issued with
   Metropolitan Bancorp merger .       2,443       57,189                                           (1,137)      58,495
Eleven-for-ten stock split
   distributed February 21, 1997       4,644      109,709     (114,353)
Net income .....................                               105,050                                          105,050
Dividends ......................                               (42,691)                                         (42,691)
Proceeds from exercise of
   common stock options ........          39          311                                                           350
Proceeds from Employee
   Stock Ownership Plan ........                      469                                            1,370        1,839
Valuation adjustment for
   available-for-sale securities                                                  17,000                         17,000
                                   ---------    ---------    ---------         ---------         ---------    ---------
Balance at September 30, 1997 ..      51,138      573,241      131,632            30,000           (68,266)     717,745
                                   ---------    ---------    ---------         ---------         ---------    ---------


Eleven-for-ten stock split
   distributed February 26, 1998       5,118      138,195     (143,351)                                             (38)
Net income .....................                               111,836                                          111,836
Dividends ......................                               (46,848)                                         (46,848)
Proceeds from exercise of
   common stock options ........         168        2,297                                                         2,465
Proceeds from Employee
   Stock Ownership Plan ........                      967                                            2,040        3,007
Treasury stock .................                                                                   (25,995)     (25,995)
Valuation adjustment for
   available-for-sale securities                                                   5,000                          5,000
                                   ---------    ---------    ---------         ---------         ---------    ---------
Balance at September 30, 1998 ..   $  56,424    $ 714,700    $  53,269         $  35,000         $ (92,221)   $ 767,172
                                   =========    =========    =========         =========         =========    =========


                                  See Notes to Consolidated Financial Statements

Washington Federal, Inc. and Subsidiaries
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS


Year ended September 30,                                                           1998           1997           1996
                                                                               -----------    -----------    -----------
                                                                                             (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES

Net income .................................................................   $   111,836    $   105,050    $    79,895
Adjustments to reconcile net income to net cash provided by operating activities
   Amortization of fees, discounts and premiums, net .......................       (28,426)       (14,674)       (19,481)
   SAIF special assessment .................................................          --             --           15,026
   Amortization of costs in excess of net assets acquired ..................         6,038          5,593          3,545
   Depreciation ............................................................         2,287          2,132          1,912
   Gain on investment securities and real estate held for sale .............        (5,798)        (2,627)        (1,502)
   Decrease (increase) in accrued interest receivable ......................         1,208          2,431         (3,187)
   Increase in income taxes payable ........................................         8,710         10,204          2,325
   FHLB stock dividends ....................................................        (7,466)        (6,683)        (3,896)
   Decrease (increase) in other assets .....................................        (4,265)         8,350         (1,669)
   Increase in accrued expenses and other liabilities ......................         4,844            238          4,638
                                                                               -----------    -----------    -----------
Net cash provided by operating activities ..................................        88,968        110,014         77,606
                                                                               -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Loans and contracts originated

   Loans on existing property ..............................................      (723,337)      (556,063)      (972,601)
   Construction loans ......................................................      (467,884)      (407,135)      (428,317)
   Land loans ..............................................................      (105,901)       (77,270)       (92,496)
   Loans refinanced ........................................................      (157,110)       (48,240)       (62,854)
                                                                               -----------    -----------    -----------
                                                                                (1,454,232)    (1,088,708)    (1,556,268)
Savings account loans originated ...........................................        (4,984)        (7,818)        (7,065)
Loan principal repayments ..................................................     1,483,446      1,010,333        863,577
Increase (decrease) in undisbursed loans in process ........................        35,934        (26,000)        24,628
Loans purchased ............................................................        (1,797)        (1,310)          (888)
Available-for-sale securities purchased ....................................      (319,209)       (54,187)      (241,230)
Principal payments and maturities of available-for-sale securities .........       191,360        106,918        129,888
Available-for-sale securities sold .........................................        55,560        119,851        165,719
Principal payments and maturities of held-to-maturity securities ...........       120,024         67,885        129,768
Proceeds from sales of real estate held for sale ...........................        24,454         12,313          2,580
Premises and equipment purchased, net ......................................        (3,617)        (4,115)        (3,867)
FHLB stock purchased .......................................................          --           (9,057)       (15,500)
Cash received for acquisitions .............................................          --            3,590           --
                                                                               -----------    -----------    -----------
Net cash provided (used) by investing activities ...........................       126,939        129,695       (508,658)
                                                                               -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase in customer accounts ..........................................       178,171        117,836         34,885
Net increase (decrease) in short-term borrowings ...........................      (773,725)      (665,363)       845,462
Proceeds from long-term borrowings .........................................       600,000        350,000           --
Repayments of long-term borrowings .........................................      (152,500)          --         (370,000)
Proceeds from exercise of common stock options .............................         1,762            350            778
Dividends ..................................................................       (46,848)       (42,691)       (37,813)
Proceeds from employee stock ownership plan ................................           967            469           --
Treasury stock sold (purchased) ............................................       (23,955)         1,370        (46,087)
Increase (decrease) in advance payments by borrowers for taxes and insurance        (1,008)         2,129            294
                                                                               -----------    -----------    -----------
Net cash provided (used) by financing activities ...........................      (217,136)      (235,900)       427,519
                                                                               -----------    -----------    -----------
Increase (decrease) in cash ................................................        (1,229)         3,809         (3,533)
Cash at beginning of year ..................................................        23,444         19,635         23,168
                                                                               -----------    -----------    -----------
Cash at end of year ........................................................   $    22,215    $    23,444    $    19,635
                                                                               ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Noncash investing activities

   Real estate acquired through foreclosure ................................   $    10,220    $     5,547    $     3,884
   Implementation of new accounting standard reclassification to
      available-for-sale portfolio .........................................          --             --          215,489
Cash paid during the year for
   Interest ................................................................   $   248,357    $   256,822    $   228,756
   Income taxes ............................................................        53,368         49,492         43,794


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1998, 1997 and 1996


NOTE A   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Washington Federal, Inc., (the Company) and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

         DESCRIPTION OF BUSINESS. Washington Federal, Inc. is a savings and loan holding company. The Company's principal operating subsidiary is Washington Federal Savings (the Association). The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, and, in limited circumstances, income-producing property real estate loans. The Company conducts its activities from a network of 106 full-service branch offices located in Washington, Oregon, Idaho, Utah and Arizona.

         INVESTMENT AND MORTGAGE-BACKED SECURITIES. The Company accounts for investment and mortgage-backed securities in two categories: held-to-maturity and available-for-sale.

         Held-to-Maturity Securities - Securities classified as held-to-maturity are accounted for at amortized cost, but the Company must have both the positive intent and the ability to hold these securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition is provided for unrealized losses in the portfolio if any market valuation differences are deemed to be other than temporary.

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

         The Company obtained through acquisition certain interest rate swap agreements that are designated against adjustable rate mortgage-backed securities. These interest rate swap agreements were carried at historical cost with the related interest differential paid or received as an adjustment to interest income. The interest rate swaps were terminated during the 1998 fiscal year. The remaining discount on the swap agreements will be amortized to income based on the original final maturity, which is less than the remaining term of the related loans.

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

         COSTS IN EXCESS OF NET ASSETS ACQUIRED. Costs in excess of fair value of net assets acquired in business combinations are amortized to expense over a period not to exceed 15 years using the straight-line method. Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), goodwill and core deposit intangibles are treated as reductions from stockholders' equity in computing the Association's tangible capital. From time to time, the Association reviews the status of costs in excess of net assets acquired to determine that no impairment of this asset has occurred.

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

         RECLASSIFICATIONS. Certain reclassifications have been made to the financial statements for years prior to September 30, 1998, to conform to the classifications used in 1998.


NOTE B   ACQUISITIONS

         On November 29, 1996, Washington Federal, Inc. completed its merger with Metropolitan Bancorp of Seattle, Washington. At the time of the merger, Metropolitan Bancorp was comprised of 10 offices located in the Seattle area, two of which were subsequently merged into existing offices of the Company. At the time of the merger, Metropolitan Bancorp consisted of $699,938,000 in assets, $379,975,000 in deposits and $58,495,000 in stockholders' equity. The merger was accounted for by the purchase method and the $36,909,000 of costs in excess of net assets acquired were recorded, which will continue to be amortized utilizing the straight-line method over 15 years. The Company issued 2,442,908 shares of its common stock with a fair value of $58,495,000 in exchange for all the common stock of Metropolitan Bancorp.

         From the Metropolitan acquisition, additional discounts of $8,359,000 and $11,101,000 were recorded to yield a market rate of interest on loans and mortgage-backed securities, respectively. These discounts will continue to be amortized utilizing the interest method over the estimated lives of the assets. During the period ended September 30, 1998, and 1997, the combined amortization of these discounts was $6,439,000 and $2,473,000, respectively.

         Had the merger with Metropolitan Bancorp occurred at the beginning of the Company's 1997 fiscal year, total revenue, net income and net income per share would have been enhanced for the additional two months by $9,803,000, $1,142,000 and $.02, respectively, to combined pro forma amounts of $475,800,000, $106,192,000 and $2.03, respectively.

NOTE C   INVESTMENT SECURITIES

September 30,                                                          1998
-------------------------------------------------------------------------------------------------------
                                                                  (In thousands)
                                                           Gross Unrealized
                                            Amortized   ----------------------       Fair
                                               Cost       Gains       Losses        Value         Yield
                                           ----------     -----       ------        -----         -----
AVAILABLE-FOR-SALE SECURITIES
U.S. government and agency securities due

   Less than 1 year .....................   $ 116,175   $   3,204    $    --      $ 119,379        7.44%
   1 to 5 years .........................      57,928       1,227         --         59,155        6.95
   5 to 10 years ........................      15,158       1,967         --         17,125        6.98
   Over 10 years ........................       9,279       5,602         --         14,881       10.41
                                            ---------   ---------    ---------    ---------       -----
                                              198,540      12,000         --        210,540        7.40
                                            ---------   ---------    ---------    ---------       -----
HELD-TO-MATURITY SECURITIES
Tax-exempt municipal bonds due

   1 to 5 years .........................       9,651         739         --         10,390        6.90
   Over 10 years ........................      13,822       1,281          (54)      15,049        6.26
                                            ---------   ---------    ---------    ---------       -----
                                               23,473       2,020          (54)      25,439        6.52
                                            ---------   ---------    ---------    ---------       -----
                                            $ 222,013   $  14,020    $     (54)   $ 235,979        7.37%
                                            =========   =========    =========    =========       =====


September 30,                                                          1997
-------------------------------------------------------------------------------------------------------
                                                                  (In thousands)
                                                            Gross Unrealized
                                            Amortized   -----------------------     Fair
                                               Cost       Gains       Losses        Value         Yield
                                            ---------     -----       ------        -----         -----
AVAILABLE-FOR-SALE SECURITIES
U.S. government and agency securities due

   Less than 1 year .....................   $  93,911   $   1,801    $    --      $  95,712        7.48%
   1 to 5 years .........................     139,903       2,151         (103)     141,951        6.80
   5 to 10 years ........................      15,187         767         --         15,954        6.98
   Over 10 years ........................       9,278       3,384         --         12,662       10.41
                                            ---------   ---------    ---------    ---------       -----
                                              258,279       8,103         (103)     266,279        7.19
                                            ---------   ---------    ---------    ---------       -----
HELD-TO-MATURITY SECURITIES
Tax-exempt municipal bonds due

   1 to 5 years .........................       9,651         806         --         10,457        6.90
   Over 10 years ........................      13,820       1,126         --         14,946        6.26
                                            ---------   ---------    ---------    ---------       -----
                                               23,471       1,932         --         25,403        6.52
                                            ---------   ---------    ---------    ---------       -----
                                            $ 281,750   $  10,035    $    (103)   $ 291,682        7.13%
                                            =========   =========    =========    =========       =====

         There were no sales of investment securities during 1998 or 1997. Proceeds from sales of investment securities in the available-for-sale portfolio during 1996 were $29.6 million. The Company had losses on sales of $401,000 during 1996. Investment securities with a book value of $85.7 million and a fair value of $96.7 million at September 30, 1998, were pledged to secure public deposits.


NOTE D   MORTGAGE-BACKED SECURITIES

September 30,                                                1998
---------------------------------------------------------------------------------------------
                                                         (In thousands)
                                                 Gross Unrealized
                                  Amortized   -----------------------     Fair
                                     Cost       Gains        Losses       Value         Yield
                                  ---------     -----        ------       -----         -----
AVAILABLE-FOR-SALE SECURITIES
GNMA pass-through certificates    $  13,169   $      38    $    (162)   $  13,045       6.84%
FNMA pass-through certificates       18,180       1,619         --         19,799       8.49
FHLMC pass-through certificates     399,633      17,660          (49)     417,244       7.57
FHLMC .........................      37,152       2,954          (80)      40,026       7.02
FNMA ..........................      20,260       1,707          (17)      21,950       6.85
Private issues ................      23,254       1,740          (58)      24,936       6.46
Forward commitments ...........        --        16,648         --         16,648
                                  ---------   ---------    ---------    ---------       ----
                                    511,648      42,366         (366)     553,648       7.46
                                  ---------   ---------    ---------    ---------       ----
HELD-TO-MATURITY SECURITIES
GNMA pass-through certificates          228           3         --            231       9.35
FNMA pass-through certificates       12,457         571          (20)      13,008       8.11
FHLMC pass-through certificates     409,713      16,562         (154)     426,121       7.32
                                  ---------   ---------    ---------    ---------       ----
                                    422,398      17,136         (174)     439,360       7.35
                                  ---------   ---------    ---------    ---------       ----
                                  $ 934,046   $  59,502    $    (540)   $ 993,008       7.41%
                                  =========   =========    =========    =========       ====

September 30,                                                 1997
--------------------------------------------------------------------------------------------
                                                         (In thousands)
                                                  Gross Unrealized
                                  Amortized   -----------------------      Fair
                                    Cost        Gains        Losses       Value        Yield
                                  ---------     -----        ------       -----        -----
AVAILABLE-FOR-SALE SECURITIES
GNMA pass-through certificates.. $  20,214   $      53    $    (247)   $  20,020       6.93%
FNMA pass-through certificates..     26,313       2,243         --         28,556       8.51
FHLMC pass-through certificates.    189,464       9,016         (952)     197,528       7.67
FHLMC ..........................     67,577       5,164       (1,527)      71,214       6.92
FNMA ...........................     37,157       2,771       (1,199)      38,729       6.91
Private issues .................     27,128       2,036         (920)      28,244       6.71
Forward commitments ............       --        21,562         --         21,562
                                  ---------   ---------    ---------    ---------      -----
                                    367,853      42,845       (4,845)     405,853       7.39
                                  ---------   ---------    ---------    ---------      -----
HELD-TO-MATURITY SECURITIES
GNMA pass-through certificates..        336          31           (1)         366       9.37
FNMA pass-through certificates..     16,577         641          (20)      17,198       8.12
FHLMC pass-through certificates.    523,249      13,006       (2,266)     533,989       7.39
Private issues .................      1,114          54         --          1,168       8.00
                                  ---------   ---------    ---------    ---------      -----
                                    541,276      13,732       (2,287)     552,721       7.42
                                  ---------   ---------    ---------    ---------      -----
                                  $ 909,129   $  56,577    $  (7,132)   $ 958,574       7.41%
                                  =========   =========    =========    =========      =====

         Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 1998, 1997 and 1996 were $55.6 million, $119.8 million and $77.5 million, respectively. The Company realized gains of $5.6 million, $1.1 million and $3.4 million during 1998, 1997 and 1996, respectively. The Company had no losses on sales in 1998 and $158,000 and $1.5 million during 1997 and 1996, respectively.

         Available-for-sale mortgage-backed securities with a book value of $85.2 million and a fair value of $92.7 million at September 30, 1998, were pledged to secure public deposits, securities sold under agreements to repurchase and other borrowings. Mortgage-backed securities categorized as held-to-maturity with a fair market value of approximately $238,165,000 were pledged as collateral on September 30, 1998, for securities sold under agreements to repurchase (see Note L), or secured repurchase agreements with customers (see Note J). Substantially all mortgage-backed securities have contractual due dates which exceed ten years.

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

         Forward purchase and sales contracts were as follows:

September 30,                               1998                   1997
-------------                       --------------------    --------------------
                                                   (In thousands)
                                                 Market                  Market
                                      Cost        Value       Cost        Value
                                    --------    --------    --------    --------
Commitments to purchase ........    $116,358    $133,006    $226,271    $248,575
Commitments to sell ............        --          --        29,202      29,944
                                    --------    --------    --------    --------
                                    $116,358    $133,006    $197,069    $218,631
                                    ========    ========    ========    ========

         All forward contracts at September 30, 1998, were scheduled to be executed before September 30, 1999.

         The Company acquired interest rate swaps with a notional amount of $60,000,000 in its merger with Metropolitan Bancorp in November 1996. These interest rate swap agreements were terminated during the year ended September 30, 1998. The remaining discount of $595,000 on the swap agreements will be amortized to income based on the original final maturity, which is less than the remaining term of the related loans.

NOTE E

LOANS RECEIVABLE


September 30,                                         1998               1997
--------------------------------------------------------------------------------
                                                           (In thousands)
Conventional real estate
   Permanent single-family residential .......     $3,535,154         $3,521,466
   Income property ...........................        189,760            242,157
   Land ......................................        160,879            158,706
   Construction ..............................        562,689            542,394
Other ........................................          3,767              5,043
                                                   ----------         ----------
                                                    4,452,249          4,469,766
                                                   ----------         ----------

Less

   Allowance for possible losses .............         23,854             24,623
   Discount on loans .........................          9,072             14,185
   Loans in process ..........................        246,784            210,849
   Deferred loan origination fees ............         29,014             29,333
                                                   ----------         ----------
                                                      308,724            278,990
                                                   ----------         ----------
                                                   $4,143,525         $4,190,776
                                                   ==========         ==========

The Association originates adjustable and fixed interest rate loans, which at September 30, 1998, consisted of the following:

                                   Fixed Rate
--------------------------------------------------------------------------------
                                 (In thousands)
Term to Maturity                                                      Book Value
--------------------------------------------------------------------------------
Less than 1 year ..................................................   $  115,493
1 to 3 years ......................................................       89,010
3 to 5 years ......................................................       76,122
5 to 10 years .....................................................      152,749
10 to 20 years ....................................................      474,050
Over 20 years .....................................................    2,863,369
                                                                      ----------
                                                                      $3,770,793
                                                                      ==========

                                 Adjustable Rate
--------------------------------------------------------------------------------
                                 (In thousands)
Term to Rate Adjustment                                               Book Value
--------------------------------------------------------------------------------
Less than 1 year ..................................................     $586,114
1 to 3 years ......................................................       95,342
3 to 5 years ......................................................           --
5 to 10 years .....................................................           --
10 to 20 years ....................................................           --
Over 20 years .....................................................           --
                                                                        --------
                                                                        $681,456
                                                                        ========

At September 30, 1998 and 1997, approximately $58,247,000 and $40,643,000 of fixed rate loan origination commitments were outstanding, respectively. Loans serviced for others at September 30, 1998 and 1997, were approximately $73,606,000 and $119,897,000, respectively.

Permanent single-family residential loans receivable included adjustable rate loans of $96,507,000 and $177,374,000 at September 30, 1998 and 1997,
respectively. These loans have interest rate adjustment limitations and are generally indexed to the 1-year Treasury Bill rate or the monthly weighted average cost of funds for Eleventh District savings institutions as published by the FHLB.

Loans by geographic concentration were as follows:

September 30, 1998             Washington        Idaho         Oregon          Utah         Arizona          Other         Total
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (In thousands)
Conventional real estate
   Permanent single-family
     residential .........     $1,776,724     $  457,537     $  633,870     $  509,677     $  126,302     $   31,044     $3,535,154
   Income property .......        104,205         23,368         26,625         18,604          3,003         13,955        189,760
   Land ..................        107,048         14,358          8,939         15,407         14,139            988        160,879
   Construction ..........        302,071         63,826         97,257         58,279         40,912            344        562,689
Other ....................             19            298             19             59             --          3,372          3,767
                               ----------     ----------     ----------     ----------     ----------     ----------     ----------
                               $2,290,067     $  559,387     $  766,710     $  602,026     $  184,356     $   49,703     $4,452,249
                               ==========     ==========     ==========     ==========     ==========     ==========     ==========

At September 30, 1998, the Company's recorded investment in impaired loans was $8.3 million, of which $5.6 million had allocated reserves of $2.0 million. At September 30, 1997, the Company's recorded investment in impaired loans was $10.0 million of which $6.3 million had allocated reserves of $2.2 million. The average balance of impaired loans during 1998 and 1997 was $9.5 million and $13.7 million, and interest income from impaired loans was $390,000 and $368,000, respectively.

NOTE F

ALLOWANCE FOR LOSSES ON LOANS

Year ended September 30,                           1998             1997             1996
---------------------------------------------------------------------------------------------
                                                              (In thousands)
Balance at beginning of year .............        $ 24,623         $ 15,182         $ 11,651
Loss allowances from acquired institutions              --           11,198               --
Provision for loan losses ................             740              813            3,828
Charge-offs ..............................          (2,304)          (5,932)            (820)
Recoveries ...............................             795            3,362              523
                                                  --------         --------         --------
Balance at end of year ...................        $ 23,854         $ 24,623         $ 15,182
                                                  ========         ========         ========


NOTE G

INTEREST RECEIVABLE

September 30,                                                  1998             1997
---------------------------------------------------------------------------------------
                                                                  (In thousands)
Loans receivable .....................................        $ 27,188         $ 28,741
Allowance for uncollected interest on loans receivable          (1,748)          (1,708)
Mortgage-backed securities ...........................           5,825            4,844
Investment securities ................................           3,910            4,506
                                                              --------         --------
                                                              $ 35,175         $ 36,383
                                                              ========         ========


NOTE H

PREMISES AND EQUIPMENT

September 30,                                                               1998             1997
----------------------------------------------------------------------------------------------------
                                                                                (In thousands)
                                                           Estimated
                                                          Useful Life
                                                          -----------
Land ..............................................              --         $10,635          $10,767
Buildings .........................................         25 - 40          46,312           43,586
Leasehold improvements ............................          7 - 15           4,771            4,653
Furniture, fixtures and equipment .................          4 - 10          12,379           12,181
                                                                            -------          -------
                                                                             74,097           71,187
                                                                            -------          -------
Less accumulated depreciation and amortization ....                         (25,215)         (23,635)
                                                                            -------          -------
                                                                            $48,882          $47,552
                                                                            =======          =======

The Company has noncancelable operating leases for branch offices. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $1,420,000, $1,455,000 and $1,094,000 in 1998, 1997 and 1996, respectively.
Future minimum net rental commitments for all noncancelable leases, including maintenance and associated costs, are immaterial.


NOTE I

REAL ESTATE HELD FOR SALE

September 30,                                                                1998             1997
----------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
Acquired for development ..........................................         $ 9,388          $10,850
Acquired in settlement of loans ...................................           6,179            5,328
Acquired from purchased institutions in settlement of loans .......             626           14,011
                                                                            -------          -------
                                                                            $16,193          $30,189
                                                                            =======          =======

NOTE J


CUSTOMER ACCOUNTS

September 30,                                                               1998             1997
----------------------------------------------------------------------------------------------------
                                                                              (In thousands)
Checking accounts, 2.60% and under ............................        $     93,942     $     88,811
Passbook and statement accounts, 3.50% ........................             168,921          177,843
Insured money market accounts, 2.47% to 4.16% .................             443,395          399,056
Certificate accounts
  Less than 4.00% .............................................                 234              230
  4.00% to 4.99% ..............................................              26,434           17,009
  5.00% to 5.99% ..............................................           2,128,693        1,974,727
  6.00% to 6.99% ..............................................             205,524          239,375
  7.00% and over ..............................................               4,032            8,320
                                                                         ----------       ----------
Total certificates ............................................           2,364,917        2,239,661
                                                                         ----------       ----------
Repurchase agreements with customers ..........................              85,027           72,660
                                                                         ----------       ----------
                                                                         $3,156,202       $2,978,031
                                                                         ==========       ==========

Certificate maturities were as follows:

September 30,                                                               1998             1997
-----------------------------------------------------------------------------------------------------
                                                                                (In thousands)
Less than 1 year ..................................................      $2,093,394       $1,778,943
1 to 2 years ......................................................         148,109          395,607
2 to 3 years ......................................................          24,499           18,660
Over 3 years ......................................................          98,915           46,451
                                                                         ----------       ----------
                                                                         $2,364,917       $2,239,661
                                                                         ==========       ==========

Interest expense on customer accounts consisted of the following:

Year ended September 30,                                       1998             1997            1996
-----------------------------------------------------------------------------------------------------------
                                                                         (In thousands)
Checking accounts ..................................        $   2,153          $   2,006          $   1,734
Passbook and statement accounts ....................            6,048              6,371              6,267
Insured money market accounts ......................           16,889             15,391             13,137
Certificate accounts ...............................          127,221            116,232            105,634
                                                            ---------          ---------          ---------
                                                              152,311            140,000            126,772
Repurchase agreements with customers ...............            4,252              3,059              3,481
                                                            ---------          ---------          ---------
                                                              156,563            143,059            130,253
Less early withdrawal penalties ....................             (464)              (375)              (349)
                                                            ---------          ---------          ---------
                                                            $ 156,099          $ 142,684          $ 129,904
                                                            =========          =========          =========

Weighted average interest rate at end of year ......             5.09%              5.18%              4.93%
Weighted daily average interest rate during the year             5.14%              5.06%              5.24%

During fiscal 1996, the Deposit Insurance Fund Act of 1996 was enacted, calling for a special assessment to capitalize the Savings Association Insurance Fund
(SAIF). The special assessment rate was 65.7 basis points of SAIF-insured institutions' March 31, 1995 reported deposits. Accordingly, the Association recorded a one-time pre-tax charge of $15,026,000, before an offsetting tax benefit of $5,485,000 during the fourth quarter of fiscal 1996. The special assessment was paid during the first quarter of fiscal 1997. The Association's annual SAIF premium rates were reduced beginning January 1, 1997, from 23 basis points to 6.5 basis points.

NOTE K


FHLB ADVANCES

FHLB advances had weighted average interest rates at September 30, 1998 and 1997, of 5.50% and 5.51%, respectively. Maturity dates of advances were as follows:

September 30,                                    1998                    1997
--------------------------------------------------------------------------------
                                                        (In thousands)
FHLB advances due
Less than 1 year ...............              $  556,500              $1,248,500
1 to 2 years ...................                      --                 152,500
3 to 4 years ...................                 200,000                      --
4 to 5 years ...................                      --                 200,000
More than 5 years ..............                 600,000                      --
                                              ----------              ----------
                                              $1,356,500              $1,601,000
                                              ==========              ==========

FHLB advances are collateralized as provided for in the Advance, Pledge and Security Agreements with the FHLB, by all FHLB stock owned by the Association, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB. As a member of the FHLB of Seattle, the Association currently has a credit line of 35% of the total assets of the Association, subject to collateralization requirements.


NOTE L

OTHER BORROWINGS

September 30,                                                                     1998             1997
----------------------------------------------------------------------------------------------------------
                                                                                     (In thousands)
Securities sold under agreements to repurchase
   Due within 30 days ...................................................        $221,819        $287,544
Other borrowings
   Credit facility, weighted average rate of 5.84% ......................              --           1,000
   Federal funds purchased, weighted average rate of 6.38%, due on demand              --          15,000
                                                                                 --------        --------
                                                                                 $221,819        $303,544
                                                                                 ========        ========

The Company has a $40,000,000 credit facility with another financial institution which expires February 28, 1999. The credit facility bears interest at the London Interbank Offering Rate (LIBOR) plus 25 basis points. There was no balance outstanding on this credit facility at September 30, 1998.

The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the two years ended September 30, 1998, all of the Company's transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company's name and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements the identical securities pledged as collateral will be returned to the Company.

Financial data pertaining to the weighted average cost and the amount of securities sold under agreements to repurchase were as follows:

September 30,                                                   1998            1997             1996
---------------------------------------------------------------------------------------------------------
                                                                             (In thousands)
Weighted average interest rate at end of year ........            5.57%            5.81%            5.47%
Weighted daily average interest rate during the year .            5.63%            5.44%            5.76%
Daily average of securities sold under agreements
   to repurchase .....................................        $400,202         $569,203         $831,676
Maximum securities sold under agreements to repurchase
   at any month end ..................................         608,990          822,904          971,173
Interest expense during the year .....................          22,521           30,944           47,905

Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996 and established, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. As issued, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. In December 1996, the Financial Accounting Standards Board
(FASB) issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." In general, SFAS No. 127 defers for one year the effective date of SFAS No. 125. The Company implemented SFAS No. 125, as amended by SFAS No. 127, as required. The adoption did not have a material impact on the results of operations or financial condition of the Company.

NOTE M

INCOME TAXES

The consolidated statements of financial condition at September 30, 1998 and 1997, include deferred taxes of $66,724,000 and $53,659,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities. The major sources of these temporary differences and their deferred tax effect were as follows:

September 30,                                                    1998           1997
---------------------------------------------------------------------------------------
                                                                  (In thousands)
Deferred tax assets

   Real estate valuation reserves ......................        $ 3,826        $ 3,867
   Discounts ...........................................             66            109
                                                                -------        -------
   Total deferred tax assets ...........................          3,892          3,976
                                                                -------        -------
Deferred tax liabilities

   Federal Home Loan Bank stock dividends ..............         17,115         14,610
   Loan loss reserves ..................................         16,632         15,714
   Valuation adjustment on available-for-sale securities         19,000         16,000
   Depreciation ........................................          3,395          3,339
   Loan origination costs ..............................          4,131          4,102
   State income taxes ..................................          4,113          1,918
   Other, net ..........................................          6,230          1,952
                                                                -------        -------
   Total deferred tax liabilities ......................         70,616         57,635
                                                                -------        -------
Net deferred tax liability .............................        $66,724        $53,659
                                                                =======        =======

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,         1998         1997         1996
---------------------------------------------------------------
Statutory income tax rate         35%          35%          35%
Tax-exempt interest .....         --           --           (1)
State income tax ........          2            2            3
Other, net ..............         (1)          (1)          (1)
                                 ---          ---          ---
Effective income tax rate         36%          36%          36%
                                 ===          ===          ===

For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction based on a percentage of taxable income or on actual experience. Accordingly, the Association used the percentage of taxable income method in fiscal 1996.

The Small Business Job Protection Act of 1996 (the Act) required qualified thrift institutions, such as the Association, to recapture the portion of their tax bad debt reserves that exceeded the September 30, 1988 balance. Such recaptured amounts are to be taken into taxable income ratably over a six-year period beginning in 1997. Accordingly, the Company will be required to pay approximately $22,057,000 in additional federal income taxes beginning in fiscal 1998, all of which has been previously provided for, and continuing through fiscal 2003.

The Act also repealed the reserve method of accounting for tax bad debt deductions and required thrifts to calculate the tax bad debt deduction based on actual current loan losses.

A deferred tax liability has not been required to be recognized for the tax bad debt base year reserves of the Association. The base year reserves are the balance of reserves as of September 30, 1988, reduced proportionately for reductions in the Association's loan portfolio since that date. At September 30, 1998, the amount of those reserves was approximately $5,370,000. The amount of the unrecognized deferred tax liability at September 30, 1998, was approximately $1,913,000.

The Company has been examined by the Internal Revenue Service through the year ended September 30, 1990. There were no material changes made to the Company's taxable income as originally reported.


NOTE N

PROFIT SHARING RETIREMENT AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains a Profit Sharing Retirement and Employee Stock Ownership Plan (the Plan) for the benefit of its employees. Contributions are made semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act.

Employees may contribute up to 7% of their base salaries to the Plan or 13% of their base salaries on a tax-deferred basis through the 401(k) provisions of the Plan with a combined maximum of 13%. Under provisions of the Plan, employees are eligible to participate on the date of hire and become vested in the Company's contributions following seven years of service. During August 1995, the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. Contributions to the Plan amounted to $1,493,000, $1,654,000, and $1,497,000, for the years ended September 30, 1998, 1997 and 1996, respectively.

NOTE O

STOCK OPTION PLANS

The Company has three employee stock option plans which provide a combination of stock options, stock appreciation rights and stock grants. Stockholders authorized 4,422,742, 1,395,103 and 2,299,000 unissued shares of common stock to be reserved pursuant to the 1982 Employee Stock Compensation Program (the 1982
Plan), the 1987 Stock Option and Stock Appreciation Rights Plan (the 1987 Plan) and the 1994 Stock Option and Stock Appreciation Rights Plan (the 1994 Plan), respectively. The 1987 Plan and 1994 Plan are substantially similar to the 1982 Plan, but incorporate changes in the Internal Revenue Code affecting incentive stock options and do not provide for the grant of performance share awards.

Options granted under each plan are exercisable at varying percentages commencing as early as three years after the date of grant, with expiration dates ten years after the date of grant.

                                                                                   Weighted Average
                                                                                 Fair Value of Option
                                               Average Price(1)     Number(1)       Shares Granted
------------------------------------------------------------------------------------------------------
Outstanding, October 1, 1995                        $13.04         1,427,440
Granted in 1996                                      16.74           406,187            $2.95
Exercised in 1996                                     8.57          (145,879)
Forfeited in 1996                                    14.47           (88,817)
                                                    ------         ---------            -----
Outstanding, September 30, 1996                      14.31         1,598,931
Granted in 1997                                      19.26           132,490             3.46
Exercised in 1997                                    11.85          (159,949)
Forfeited in 1997                                    14.85          (142,235)
                                                    ------         ---------            -----
Outstanding, September 30, 1997                      14.98         1,429,237
Granted in 1998                                      26.82           387,003             3.88
Exercised in 1998                                    13.17          (160,415)
Forfeited in 1998                                    15.90          (152,290)
                                                    ------         ---------            -----
Outstanding September 30, 1998                      $18.12         1,503,535
                                                    ======         =========            =====

(1) Average price and number of stock options granted, exercised and forfeited have been adjusted for 10% stock dividends in the second quarter of both 1998 and 1997, which had the effect of an eleven-for-ten stock split.

Financial data pertaining to outstanding stock options were as follows:

                                                September 30, 1998
----------------------------------------------------------------------------------------------------------------
                                                                                                   Weighted
                                           Weighted           Weighted                              Average
                                            Average            Average           Number of     Exercisable Price
        Ranges of        Number of        Remaining       Exercise Price of     Exercisable     of Exercisable
     Exercise Prices   Option Shares   Contractual Life    Options Shares      Option Shares     Option Shares
----------------------------------------------------------------------------------------------------------------
  $  7.59 -   9.62         16,144          1.1 years           $ 8.19              14,028           $ 7.97
     11.07 - 15.59        615,833          5.3                  13.63             229,841            13.82
     16.15 - 19.11        479,991          6.8                  17.17              33,484            17.28
     22.73 - 26.82        391,567          9.1                  26.76                --               --
                        ---------          ---------           ------             -------           ------
                        1,503,535          6.7 years           $18.12             277,353           $13.94
                        =========          =========           ======             =======           ======

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-based Compensation." SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages application of the fair value recognition provisions in the statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board (APB) Opinion No. 25, but they will now be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition provisions of SFAS No. 123. Effective October 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, but has determined that it will continue to measure its employee stock-based compensation arrangements under the provisions of APB No. 25. Had compensation cost for the Company's compensation plans been determined consistent with SFAS No. 123, the Company's net income attributable to common stock would have been reduced by $749,000 and $220,000 for 1998 and 1997, respectively, and net income per share would have been reduced by $.01 for 1998 and would have remained the same for 1997.

The fair value of options granted under the Company's stock option plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1997: annual dividend yield of 3.25%; expected volatility of 13.00%; risk-free interest rate of 5.50%; and expected life of five years.

NOTE P

STOCKHOLDERS' EQUITY

In the second quarter of both fiscal 1998 and 1997, the Company declared eleven-for-ten stock splits in the form of a 10% stock dividend in addition to the regular quarterly cash dividends on its shares of common stock.

The Association is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional action by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

As of September 30, 1998 and 1997, the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Association's categorization.

                                                                                                               To be categorized as
                                                                                                              well capitalized under
                                                                                     For capital                prompt corrective
                                                           Actual                 adequacy purposes             action provisions
                                                   ----------------------       -----------------------       ----------------------
                                                    Amount         Ratio         Amount          Ratio        Amount          Ratio
September 30, 1998                                                              (Dollars in thousands)
   Total capital to risk-weighted assets ..        $682,547        22.85%        $238,985         8.00%       $298,731        10.00%
   Tier I capital to risk-weighted assets .         668,453        22.38%              NA           NA         179,239         6.00%
   Core capital to adjusted tangible assets         668,453        12.12%              NA           NA         275,855         5.00%
   Core capital to total assets ...........         668,453        12.12%         165,513         3.00%             NA           NA
   Tangible capital to tangible assets ....         668,453        12.12%          82,756         1.50%             NA           NA

September 30, 1997
   Total capital to risk-weighted assets ..        $608,315        19.67%        $247,376         8.00%       $309,220        10.00%
   Tier I capital to risk-weighted assets .         600,395        19.42%              NA           NA         185,532         6.00%
   Core capital to adjusted tangible assets         600,395        10.74%              NA           NA         279,407         5.00%
   Core capital to total assets ...........         600,395        10.74%         167,644         3.00%             NA           NA
   Tangible capital to tangible assets ....         600,395        10.74%          83,822         1.50%             NA           NA

At periodic intervals, the OTS and the Federal Deposit Insurance Corporation
(FDIC) routinely examine the Company's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent OTS examination which concluded in February 1998.

SFAS No. 128, "Earnings per Share," was issued in February, 1997. SFAS No. 128 simplifies the standards found in APB No. 15 for computing earnings per share
(EPS), and makes them comparable to international standards.

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

The Company adopted SFAS No. 128 effective October 1, 1997. All prior period EPS data have been restated.


NOTE Q

FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," (SFAS No.
107) requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value estimates presented do not reflect the underlying fair value of the Company. Although management is not aware of any factors that would materially affect the estimated fair value amounts presented, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, estimates of fair value subsequent to that date may differ significantly from the amounts presented below.

September 30,                                     1998                                1997
-------------------------------------------------------------------------------------------------------
                                                                 (In thousands)
                                       Carrying          Estimated         Carrying          Estimated
                                        Amount           Fair Value         Amount           Fair Value
                                      -----------------------------------------------------------------
Financial assets
  Cash                                $    22,215       $    22,215       $    23,444       $    23,444
  Available-for-sale securities           764,188           764,188           672,132           672,132
  Held-to-maturity securities             445,871           464,799           564,747           578,124
  Loans receivable                      4,143,525         4,487,761         4,190,776         4,401,679
  FHLB stock                              101,050           101,050            93,584            93,584

Financial liabilities
  Customer accounts                     3,156,500         3,167,470         2,978,031         2,986,062
  FHLB advances                         1,356,202         1,412,565         1,601,000         1,594,196
  Other borrowings                        221,819           221,819           303,544           303,544
  Interest rate swaps                          --                --                --              (595)

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

NOTE R   PENDING ACCOUNTING CHANGES

         SFAS No. 130, "Reporting Comprehensive Income," was issued in June 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Adoption of SFAS No. 130 is not anticipated to impact the Company's financial results.

         SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," was issued in June 1997 and redefined how operating segments are determined. SFAS No. 131 requires disclosure of certain financial and descriptive information about a company's operating segments. This statement is not anticipated to impact the Company's financial results.

         SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits," was issued in February 1998 and standardizes the annual disclosure requirements for pensions and other postretirement benefits. This statement will not affect the results of operations or financial position of the Company.

         SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998. This statement addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The impact on the financial statements of adopting SFAS No. 133 has not been determined.

         SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," was issued in October 1998. Prior to issuance of SFAS No. 134, when a mortgage banking company securitized loans held for sale but did not sell the security in the secondary market, the security was classified as trading. SFAS No. 134 requires that the security be classified in accordance with SFAS No. 115 as either trading, available-for-sale or held-to-maturity according to the Company's intent unless the Company has already committed to sell the security before or during the securitization process. The statement is effective for all fiscal years beginning after December 15, 1998. This statement is not expected to have a material impact on the results of operations or financial position of the Company.

NOTE S   FINANCIAL INFORMATION - WASHINGTON FEDERAL, INC.

         The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

STATEMENTS OF FINANCIAL CONDITION

September 30,                                                               1998            1997
---------------------------------------------------------------------------------------------------
                                                                                (In thousands)
Assets
Cash .............................................................       $   1,786        $   1,617
Investment in subsidiary .........................................         767,307          716,332
Dividend receivable ..............................................          10,000           11,000
Other assets .....................................................              --              725
                                                                         ---------        ---------
  Total assets ...................................................       $ 779,093        $ 729,674
                                                                         =========        =========
Liabilities
Borrowed money ...................................................       $      --        $   1,000
Dividend payable .................................................          11,833           10,927
Other liabilities ................................................              88                2
                                                                         ---------        ---------
  Total liabilities ..............................................          11,921           11,929
                                                                         ---------        ---------
Stockholders' equity
Common stock, $1.00 par value: 100,000,000 shares authorized;
  56,423,961 and 51,137,889 shares issued;
  51,446,129 and 47,508,759 shares outstanding ...................          56,424           51,138
Paid-in capital ..................................................         714,700          573,241
Valuation adjustment for available-for-sale securities, net of tax          35,000
                                                                                             30,000
Treasury stock, at cost; 4,977,832 and 3,629,130 shares ..........         (92,221)
                                                                                            (68,266)
Retained earnings ................................................          53,269          131,632
                                                                         ---------        ---------
  Total stockholders' equity .....................................         767,172          717,745
                                                                         ---------        ---------
  Total liabilities and stockholders' equity .....................       $ 779,093        $ 729,674
                                                                         =========        =========

STATEMENTS OF OPERATIONS

Year ended September 30,                                                       1998           1997
----------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
Income
  Dividends from subsidiary ..........................................       $ 67,000       $ 52,000

Expense
  Borrowings .........................................................            129            240
  Other ..............................................................            235            270
                                                                             --------       --------
  Total expense ......................................................            364            510
                                                                             --------       --------
  Net income before equity in undistributed net income of subsidiaries         66,636         51,490
Equity in undistributed net income of subsidiaries ...................         45,070         53,375
                                                                             --------       --------
Income before income taxes ...........................................        111,706        104,865
Income tax benefit ...................................................            130            185
                                                                             --------       --------
Net income ...........................................................       $111,836       $105,050
                                                                             ========       ========

         STATEMENTS OF CASH FLOWS

Year ended September 30,                                     1998               1997
--------------------------------------------------------------------------------------
                                                                  (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ...........................................     $ 111,836        $ 105,050
Adjustments to reconcile net income to net
  cash provided by operating activities
  Equity in undistributed net income of subsidiaries..       (45,070)         (53,375)
  Decrease (increase) in other assets ................         1,485             (952)
  Increase (decrease) in other liabilities ...........           992               (5)
                                                           ---------        ---------
  Net cash provided by operating activities ..........        69,243           50,718
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in short-term borrowings ....................        (1,000)         (10,000)
Issuance of common stock through stock option plan ...         1,762              350
Proceeds from employee stock ownership plan ..........           967              469
Treasury stock (purchased) issued ....................       (23,955)           1,370
Dividends ............................................       (46,848)         (42,691)
                                                           ---------        ---------
  Net cash used by financing activities ..............       (69,074)         (50,502)
                                                           ---------        ---------
  Increase in cash ...................................           169              216
  Cash at beginning of year ..........................         1,617            1,401
                                                           ---------        ---------
  Cash at end of year ................................     $   1,786        $   1,617
                                                           =========        =========

         SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following is a summary of the unaudited interim results of operations by quarter:

NOTE T

                                   FIRST         SECOND            THIRD          FOURTH
Year ended September 30, 1998     QUARTER        QUARTER          QUARTER        QUARTER
-----------------------------------------------------------------------------------------
                                      (Dollars in thousands, except per share data)
Interest income ............     $116,232        $114,931        $114,924        $114,517
Interest expense ...........       65,276          62,940          61,878          62,139
                                 --------        --------        --------        --------
Net interest income ........       50,956          51,991          53,046          52,378
Provision for loan losses...          159             172             224             185
Other operating income .....        1,893           2,974           3,039           3,126
Other operating expense ....       10,699          11,442          11,526          11,211
                                 --------        --------        --------        --------
Income before income taxes..       41,991          43,351          44,335          44,108
Income taxes ...............       14,907          15,389          15,883          15,770
                                 --------        --------        --------        --------
Net income .................     $ 27,084        $ 27,962        $ 28,452        $ 28,338
                                 ========        ========        ========        ========
Basic earnings per share ...     $    .52        $    .54        $    .54        $    .54
                                 ========        ========        ========        ========
Diluted earnings per share..     $    .51        $    .53        $    .54        $    .54
                                 ========        ========        ========        ========
Return on average assets ...         1.91%           1.99%           2.05%           2.04%
                                 ========        ========        ========        ========

                                   First          Second           Third           Fourth
Year ended September 30, 1997     Quarter         Quarter         Quarter         Quarter
-----------------------------------------------------------------------------------------
                                    (Dollars in thousands, except per share data)
Interest income ............     $108,810        $116,863        $116,281        $117,053
Interest expense ...........       60,981          64,993          65,400          66,073
                                 --------        --------        --------        --------
Net interest income ........       47,829          51,870          50,881          50,980
Provision for loan losses...          229             184             201             199
Other operating income .....          964             814           1,426           1,873
Other operating expense ....       10,848          10,994          10,666           9,978
                                 --------        --------        --------        --------
Income before income taxes..       37,716          41,506          41,440          42,676
Income taxes ...............       13,615          15,100          14,425          15,148
                                 --------        --------        --------        --------
Net income .................     $ 24,101        $ 26,406        $ 27,015        $ 27,528
Basic earnings per share ...     $    .48        $    .50        $    .52        $    .53
                                 ========        ========        ========        ========
Diluted earnings per share..     $    .48        $    .50        $    .51        $    .52
                                 ========        ========        ========        ========
Return on average assets ...         1.76%           1.82%           1.89%           1.93%
                                 ========        ========        ========        ========

SELECTED FINANCIAL DATA

Year ended September 30,             1998           1997           1996           1995           1994
-------------------------------------------------------------------------------------------------------
                                                  (In thousands, except per share data)
Interest income ............       $460,604       $459,007       $404,211       $343,766       $287,577
Interest expense ...........        252,233        257,447        228,745        188,253        121,114
                                   --------       --------       --------       --------       --------
Net interest income ........        208,371        201,560        175,466        155,513        166,463
Provision for loan losses ..            740            813          3,828          6,245            401
Other income ...............         11,032          5,077          5,917          9,704          8,359
Other expense ..............         44,878         42,486         53,105         35,883         32,034
                                   --------       --------       --------       --------       --------
  Income before income taxes        173,785        163,338        124,450        123,089        142,387
Income taxes ...............         61,949         58,288         44,555         44,746         49,600
                                   --------       --------       --------       --------       --------
  Net income ...............       $111,836       $105,050       $ 79,895       $ 78,343       $ 92,787
                                   ========       ========       ========       ========       ========
Per share data
  Basic earnings per share .       $   2.14       $   2.03       $   1.57       $   1.49       $   1.75
  Diluted earnings per share       $   2.12       $   2.01       $   1.55       $   1.48       $   1.74
  Cash dividends ...........       $    .90       $    .82       $    .74       $    .68       $    .62

September 30,                                 1998              1997            1996             1995             1994
-------------------------------------------------------------------------------------------------------------------------
                                                                           (In thousands)
Total assets .......................       $5,637,011       $5,719,589       $5,114,978       $4,577,402       $3,830,053
Loans and mortgage-backed securities        5,119,571        5,137,905        4,589,621        4,114,881        3,400,583
Investment securities ..............          234,013          289,750          299,006          256,661          195,165
Customer accounts ..................        3,156,202        2,978,031        2,480,220        2,445,335        2,281,751
FHLB advances ......................        1,356,500        1,601,000        1,162,000          527,000          310,100
Other borrowings ...................          221,819          303,544          797,549          957,087          624,604
Stockholders' equity ...............          767,172          717,745          577,702          575,929          546,773
Number of
  Customer accounts ................          184,832          180,957          160,968          161,295          153,000
  Mortgage loans ...................           40,615           41,820           39,570           35,641           32,057
  Offices ..........................              106              104               93               87               82

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Washington Federal, Inc.
Seattle, Washington

         We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Washington Federal, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Seattle, Washington
October 19, 1998

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

                           ChaseMellon Shareholder Services, L.L.C.
                           Shareholder Relations Department
                           85 Challenger Road
                           Ridgefield Park, NJ 07660
                           Telephone: 1-800-356-2017
                           www.chasemellon.com

ANNUAL MEETING             The annual meeting of stockholders will be held on
                           January 27, 1999, at 2 p.m. at the Westin Hotel, 1900
                           Fifth Avenue, Seattle, Washington.

FORM 10-K                  This report is available to stockholders of record
                           upon written request to:

                           Cathy Cooper
                           Vice President
                           Washington Federal, Inc.
                           425 Pike Street
                           Seattle, Washington 98101

STOCK INFORMATION          Washington Federal, Inc. is traded on the NASD
                           National Market. The common stock symbol is WFSL. At
                           September 30, 1998, there were approximately 3,065 shareholders of record.

                                                         Stock Prices
                                                         ------------
Quarter Ended                                  High          Low            Dividends
-------------------------------------------------------------------------------------
December 31, 1996                             23 1/8            19            20
March 31, 1997                                25 5/8        20 5/8            20
June 30, 1997                                 25 3/4        20 3/8            21
September 30, 1997                            27 3/8        22 7/8            21
December 31, 1997                             30 1/4        26 3/4            22
March 31, 1998                                29 1/4       26 5/16            22
June 30, 1998                                 30 1/8        26 3/4            23
September 30, 1998                            28 1/8        22 1/4            23

All prices shown have been adjusted for stock splits.

                           MARKET MAKERS:
                           Fox-Pitt, Kelton Inc.
                           Herzog, Heine, Geduld, Inc.
                           Instinut Corporation
                           Keefe, Bruyette & Woods, Inc.
                           Knight Securities L.P.
                           Lehman Brothers, Inc.
                           Mayer & Schweitzer, Inc.
                           Merrill Lynch, Pierce,
                           Fenner & Smith Inc.
                           Nationsbanc Montgomery Securities
                           Ragen MacKenzie, Inc.
                           Sherwood Securities Corp.
                           Salomon Smith Barney, Inc.
                           Troster Singer Corp.

DIRECTORS, OFFICERS AND OFFICES

CORPORATE HEADQUARTERS

425 Pike Street
Seattle, WA 98101
(206) 624-7930

BOARD OF DIRECTORS

GUY C. PINKERTON
Chairman, President and Chief Executive Officer

JOHN F. CLEARMAN
Chief Financial Officer of Milliman & Robertson, Inc.

H. DENNIS HALVORSON
Retired, Former Chief Executive Officer, United Bank

KERMIT O. HANSON
Dean Emeritus University of Washington Graduate School of Business
Administration

W. ALDEN HARRIS
Former Executive Vice President

ANNA C. JOHNSON
Senior Partner Scan East West Travel

RICHARD C. REED
Management Consultant Altman Weil, Inc.

CHARLES R. RICHMOND
Executive Vice President and Secretary

DIRECTOR EMERITUS

HAROLD C. KEAN

E.W. MERSEREAU, JR.

EXECUTIVE MANAGEMENT COMMITTEE

WILLIAM A. CASSELS
Executive Vice President

LAWRENCE D. CIERPISZEWSKI
Executive Vice President

GUY C. PINKERTON
Chairman, President and Chief Executive Officer

CHARLES R. RICHMOND
Executive Vice President and Secretary

RONALD L. SAPER
Executive Vice President and Chief Financial Officer

ROY M. WHITEHEAD
Executive Vice President

DEPARTMENT OFFICERS

ACCOUNTING

KEITH D. TAYLOR C.P.A.
Senior Vice President and Treasurer

JOSEPH R. RUNTE
Vice President and Controller

MARTINE ANDREWS
Assistant Manager

KAREN MEFFORD

ADMINISTRATION

DEANNA RUSSELL

APPRAISAL

EILEEN E. HIRAMI
Vice President

JAMES N. IBABAO

CONSTRUCTION AND LAND LOANS

LORELEI G. STOVES
Senior Vice President

DATA PROCESSING

JIM BLACK

RIC HEATON

DEPOSIT OPERATIONS

BEN A. WHITMARSH
Vice President

CAROLYN J. LOBDELL
Assistant Vice President and Assistant Manager

MARTY DAVIES

FACILITIES

KELLY PERNELA
Assistant Vice President

HUMAN RESOURCES

ARLINE FONDA
Vice President

KAREN CARLSON

BOBBY FASSIO

INTERNAL AUDIT

BARBARA A. MURPHY
Vice President

LOAN OPERATIONS

MICHAEL BUSH
Vice President

LEANN BURKE

LOAN SERVICING

TERRY O. PERMENTER
Vice President

VIVIAN L. YORITA
Vice President and Assistant Manager

MIKE CULALA

LOIS L. KRISTJANSSON

MARY TOMLINSON

LEGAL, REGULATORY AND COMPLIANCE

PAUL TYLER
Vice President

MANUALS/TRAINING

LINDA NICHOLL
Assistant Vice President

MARKETING AND INVESTOR RELATIONS

CATHY COOPER
Vice President

MULTI-FAMILY LOANS

LANG HADLEY
Vice President

MARY BAUMEIER

PERMANENT LOAN PRODUCTION

JANE A. NOGLE
Senior Vice President

COLLEEN WELLS
Assistant Vice President and Divisional Loan Brokerage Manager

CHRISTA TULLY
Assistant Divisional Loan Brokerage Manager

QUALITY CONTROL

NANCY C. ELLWEIN
Vice President

SAVINGS ADMINISTRATION

CYNTHIA L. ARNOLD
Vice President

SPECIAL CREDITS

JACK B. JACOBSON
Vice President

GEORGE W. CORLEY
Vice President

SUBSIDIARIES

FIRST INSURANCE AGENCY, INC.
406 South Second Street
Mount Vernon, WA 98273
1-800-562-2555
(360) 336-9630

ANN BRITTAIN
Vice President

WASHINGTON SERVICES, INC.
6125 South Morgan Road
Freeland, WA 98249

SOUTHERN WASHINGTON

29 OFFICE LOCATIONS

REGION MANAGERS

JAMES E. CADY
Vice President

DALE B. CULVER
Vice President

E. CRAIG WILSON
Vice President

NORTHERN WASHINGTON

10 OFFICE LOCATIONS

DIVISION MANAGER

DOUGLAS A. ROWELL
Senior Vice President

WESTERN IDAHO

15 OFFICE LOCATIONS
DIVISION MANAGER

ROBERT P. LINK
Senior Vice President

EASTERN IDAHO

4 OFFICE LOCATIONS

REGION MANAGER

LARRY WADSWORTH
Vice President

SOUTHERN OREGON

16 OFFICE LOCATIONS

DIVISION MANAGER

NATE LOWE
Senior Vice President

NORTHERN OREGON

7 OFFICE LOCATIONS

REGION MANAGER

WILLIAM V. READ
Vice President

UTAH

11 OFFICE LOCATIONS

DIVISION MANAGER

RICHARD FISHER
Senior Vice President

PHOENIX, ARIZONA

6 OFFICE LOCATIONS

DIVISION MANAGER

RON SHERIDAN
Senior Vice President

TUCSON, ARIZONA

8 OFFICE LOCATIONS

DIVISION MANAGER

PATTY MCCARTHY-HOWARD
Senior Vice President

                                     [LOGO]
                           WASHINGTON FEDERAL SAVINGS
                       425 Pike Street, Seattle, WA 98101