Form 10-K, Exhibit 13
period 1999-09-30
WASHINGTON FEDERAL INC
filed 1999-12-28
CIK 936528

                                                                      EXHIBIT 13


WASHINGTON FEDERAL, INC.




                               ANNUAL REPORT 1999

TABLE OF CONTENTS




Financial Highlights                 1
To Our Stockholders                  2
Management's Discussion              4
Financial Statements                 8
Notes to Financial Statements       12
Selected Financial Data             26
Accountant's Report                 27
General Information                 27
Directors, Officers, Offices        28

A SHORT HISTORY

   Washington Federal, Inc. (the Company) is a savings and loan holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal Savings (the Association) which operates 107 branches in five Western states.

   The Association had its origin on April 24, 1917, as Ballard Savings and Loan Association. In 1935, the state-chartered Association converted to a federal charter and became a member of the Federal Home Loan Bank System with account insurance provided through the FSLIC. In 1958, Ballard Federal Savings and Loan Association merged with Washington Federal Savings and Loan Association of Bothell, and the latter name was retained for wider geographic acceptance. In 1971, Seattle Federal Savings and Loan Association, then with three offices, was merged into the Association and, at the end of 1978, was joined by the ten offices of First Federal Savings and Loan Association of Mount Vernon. On November 17, 1982, the Association converted from a federal mutual to a federal stock association.

   In 1987 and 1988, acquisitions of United First Federal, Provident Federal Savings and Loan, and Northwest Federal Savings and Loan, all headquartered in Boise, Idaho, added 28 Idaho offices to the Association. In 1988, the acquisition of Freedom Federal Savings and Loan added 13 Oregon offices, followed in 1990 by the eight Oregon offices of Family Federal Savings. In 1991, the acquisition of First Federal Savings and Loan of Idaho Falls, Idaho added three branches to the system. That same year, the Association acquired the deposits of First Western Savings, which did business in Eugene and Portland, Oregon as Metropolitan Savings.

   In 1992, the Association shortened its corporate name to Washington Federal Savings and changed the name of its Oregon division branches from Freedom Federal Savings to Washington Federal Savings.

   In 1993, the Association purchased First Federal Savings Bank of Salt Lake City, Utah, which added ten branches in that state. Then during 1994, the Association expanded to Arizona and began operating five branch offices in Tucson.

   In 1995, the Association purchased West Coast Mutual Savings Bank with its one branch office in Centralia, Washington. The Association also sold its Burley, Idaho branch office and opened three new offices in Washington, two more in Tucson, and one each in Utah and Oregon.

   In 1996, the Association opened one new office in Oregon, one in Washington, and three in Phoenix. The Company also purchased Metropolitan Bancorp of Seattle, Washington, which added eight branches in the Puget Sound region to the Association.

   In 1997, the Association opened four new offices, one each in Portland, Oregon, and Tucson, Arizona, and two in Phoenix, Arizona. The Association also closed one of its branches in Idaho Falls, consolidating the deposits into its main Idaho Falls office.

   In 1998, the Association opened two new offices in Phoenix, Arizona.

   In 1999, the Association opened three new offices, one in Portland, Oregon, one in Phoenix, Arizona, and one in Riverton, Utah. The Association closed one branch in Tucson, consolidating the deposits into another Tucson office and closed one branch in Salt Lake City, Utah, consolidating the deposits into its downtown Salt Lake City office.

   The Association also has a wholly owned subsidiary, First Insurance Agency, Inc., which provides general insurance to the public.

   The Association obtains its funds primarily through savings deposits from the general public, from repayment of loans, and from borrowings and retained earnings. These funds are used largely to make first lien loans to borrowers for the purchase of new and existing homes, the acquisition and development of land for residential lots, the construction of homes, the financing of other real estate, and for investment in obligations of the U.S. government, its agencies, and municipalities.

--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS


September 30,                                                                      1999           1998         % Change
------------------------------------------------------------------------------------------------------------------------
                                                                                 (In thousands, except per share data)
Assets ........................................................................  $6,163,503     $5,637,011       +  9%
Investment securities .........................................................     141,753        234,013       - 39
Loans receivable ..............................................................   4,378,728      4,143,525       +  6
Mortgage-backed securities ....................................................   1,352,916        976,046       + 39
Customer accounts .............................................................   3,379,502      3,156,202       +  7
Federal Home Loan Bank advances and other borrowings ..........................   1,908,257      1,578,319       + 21
Stockholders' equity ..........................................................     750,023        767,172       -  2
Net income ....................................................................     114,286        111,836       +  2
Diluted earnings per share ....................................................        2.05           1.92       +  7
Dividends per share ...........................................................         .90            .82       + 10
Stockholders' equity per share ................................................       13.83          13.56       +  2
Shares outstanding ............................................................      54,232         51,446       +  5
Return on average stockholders' equity ........................................       15.47%         15.68%      -  1
Return on average assets ......................................................        1.99%          2.00%        --

--------------------------------------------------------------------------------

TOTAL ASSETS

Dollars in Millions
(At September 30)

1979                755
1984                908
1989               2,438
1994               3,830
1999               6,164


STOCKHOLDERS' EQUITY

Dollars in Millions
(At September 30)

1979                62
1984               104
1989               277
1994               547
1999               750


NET INCOME PER SHARE
(Before SAIF special assessment in 1996)

1995               $1.34
1996               $1.59
1997               $1.83
1998               $1.92
1999               $2.05


CASH DIVIDENDS PER SHARE

1995               $0.62
1996               $0.68
1997               $0.74
1998               $0.82
1999               $0.90


RETURN ON AVERAGE EQUITY
(Before SAIF special assessment in 1996)
Annualized %

1995               13.99
1996               15.37
1997               16.50
1998               15.68
1999               15.47


PRIMARY INTEREST SPREAD

End of Quarter %

                Fiscal 1997    Fiscal 1998     Fiscal 1999
Dec 31              2.88           2.80           2.69
Mar 31              2.88           2.79           2.76
Jun 30              2.82           2.80           2.78
Sep 30              2.83           2.73           2.72

Fiscal Years:  [ ] 1997 [ ] 1998 [ ] 1999

TO OUR STOCKHOLDERS


   We are pleased to report another record year for your Company. Since becoming a public company, this is the fifteenth time in the past sixteen years that we have reported year-over-year earnings per share gains.

   For the year, earnings were $114,286,000, or $2.05 per share, compared to the $111,836,000 or $1.92 per share for the prior year, a 7% per share increase. This was accomplished even though we have been operating in a fairly difficult interest rate environment for the past three years. As a result of this environment, our net interest spread has been steadily decreasing from 2.95% at September 30, 1996 to 2.72% at September 30, 1999.

   The year produced a return on average assets of 1.99%, and on stockholders' equity of 15.47%. Washington Federal's stockholders' equity at September 30, 1999 was $750 million, or 12.17% of total assets, compared to $767 million, or 13.61% of total assets, at the beginning of the year. This decrease in stockholders' equity for the year resulted principally from our repurchase of
2.54 million shares of Washington Federal stock at a cost of $55 million and the payment of cash dividends of $49 million. Washington Federal's earnings and capital ratios continue near the top in the nation for all financial institutions.

   Our operating expense ratio for the year was 0.80% and our efficiency ratio (total operating expense divided by net interest income plus other income) was 18.03%. Both of these figures continue to be very positive and are less than one-half the industry average.

   We continue to specialize in land and construction lending for single family homes. In addition, we provide financing to buyers of these homes and are very active in making loans on existing homes. We also provide financing for multi-family projects, mostly under $2.5 million each. For the year ended September 30, 1999, we originated 10,467 real estate loans totaling $1.77 billion, up from the prior year's number of 9,812 loans, totaling $1.45 billion. Our fiscal year 1999 total represents a production record for the Company. The land and single family construction loans are shorter-term in nature, with interest rates that adjust quarterly. Virtually all of our longer-term loans contain a "due on sale" clause which gives us the right to renegotiate the rate and terms should the underlying security be sold. A breakdown of our loan portfolio can be found in the Notes to Consolidated Financial Statements included in this report.

   Our non-performing loans and real estate acquired through foreclosure are quite low compared to others, and represented only 0.35% of total assets at the end of the fiscal year. Our loan loss reserves totaled $21.9 million, which we consider adequate based on our historical loan loss experience.

   Customer deposit accounts increased to $3.4 billion at September 30, 1999, a 7% increase from the beginning of the year. During the year we consolidated two branches into other nearby offices; one in Salt Lake City, Utah and one in Tucson, Arizona, and opened three new branches; one in Riverton, Utah, one in Phoenix, Arizona, and one in Portland, Oregon. We now have 107 offices with 39 in Washington, 19 in Idaho, 24 in Oregon, 11 in Utah and 14 in Arizona. We've committed to five additional sites in Arizona, and are looking for additional sites in Portland, Oregon as we continue our expansion in these markets. We are also looking to expand to the Las Vegas, Nevada market.

   During the year, we distributed $49 million in cash dividends, or $0.90 per share, and declared a 10% stock dividend to shareholders of record on February 12, 1999. This was the fifteenth stock dividend distributed in the last seventeen years. We also increased the cash dividend twice during the fiscal year. We have increased the cash dividend 37 times since becoming a stock company in 1982. Our annual cash dividend is higher than our initial offering price (adjusted for stock dividends and stock splits) of $0.60 in 1982.

   We have completed the updating of our in-house computer systems and programs to handle the Year 2000 issue. These programs and the outside systems with which we interface have been thoroughly tested. We continue to enhance our contingency plans to service our customers in case events beyond our control impact our computer system. We are confident in our ability to continue to provide the quality service that our customers have come to expect. Our specialized product lines and simplicity of operation have made this an easier and less expensive task than for most financial institutions.

   During the year, our Board of Directors elected Roy Whitehead to the position of president and director of the Company. Also during the year, Ed Hedlund joined our executive management committee. Prior to joining us, Ed was our supervisory agent with the Office of Thrift Supervision and then president of a local thrift. His familiarity with Washington Federal and his thrift experience make him a valuable addition as we continue to build a management team that will carry forward the outstanding performance of the Company.


                               [Photo Not Shown]

CLOCKWISE FROM LEFT: RONALD L. SAPER, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, EDWIN C. HEDLUND, EXECUTIVE VICE PRESIDENT, WILLIAM A. CASSELS, EXECUTIVE VICE PRESIDENT, LAWRENCE D. CIERPISZEWSKI, EXECUTIVE VICE PRESIDENT, CHARLES R. RICHMOND, EXECUTIVE VICE PRESIDENT AND SECRETARY, ROY M. WHITEHEAD, PRESIDENT, GUY C. PINKERTON, CHAIRMAN AND CHIEF EXECUTIVE OFFICER.

   In closing, I want to thank each member of the executive management committee, our directors and our employees for their excellent efforts which have made this year so successful. I also want to thank our stockholders and customers for their continued support. I hope to see you at our annual meeting to be held on Monday, January 24, 2000, at 2:00 p.m. at the Sheraton Hotel in Seattle.



Sincerely,

/s/ Guy C. Pinkerton
--------------------

Guy C. Pinkerton
Chairman and
Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

Washington Federal, Inc. (the Company) is a savings and loan holding company. The Company's primary operating subsidiary is Washington Federal Savings (the Association).

YEAR 2000

This discussion constitutes a "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act of 1998 and contains forward-looking statements that have been prepared on the basis of the Company's best judgment and current available information. These forward-looking statements are inherently subject to significant business, third party and regulatory uncertainties and contingencies, many of which are beyond the control of the Company. In addition, these forward-looking statements are based on the Company's current assessments and renovation plans, some of which are based on certain representations of third-party servicers and are subject to change. Accordingly, there can be no assurance that the Company's results of operations will not be adversely affected by difficulties or delays in the Company's or third party's Year 2000 readiness efforts. See below for a discussion of factors that may cause such forward- looking statements to differ from actual results.

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

A few years ago, the Company began to assess the Year 2000 issue, including upgrades to its software and hardware. The Company's assessment segregated computer applications into three categories: mission critical systems, secondary systems and embedded systems. The mission critical systems were identified as those systems necessary to deliver our products to our customer base. Based on this assessment, the Company implemented a plan to renovate and implement its computer applications by December 31, 1998. As of December 31, 1998, 100% of the renovation and implementation of mission critical systems was completed. The mission critical applications, which were all written internally, have been renovated and tested by the Company's information systems department.

A full scale Year 2000 integration test, where computer clocks were advanced to simulate year-end 1999 processing, January 2000 processing, and leap year processing, occurred in March 1999. The test, which was accomplished over a weekend, involved representatives of each principal business unit of the Company. All facets of our mission critical systems were exercised and the results of all testing matched the predetermined output.

The Company's secondary systems are primarily personal computer-based software programs which provide financial data for internal use. Examples of these secondary systems include payroll, fixed assets, and accounts payable. Most of these systems were written by third-party servicers and the Company relies on their written representation that their software is Year 2000 compliant.

The Company's embedded systems include items as diverse as the computer chips in the heating, ventilation, and air conditioning system to office building elevators. The Company has identified those systems and relies on written representations of the third-party servicers as to their functionality.

Every month, the Company reports to its Board of Directors the progress made in addressing the Year 2000 issue, including timelines and percentage of completion. Management met its target of December 31, 1998, to have its systems renovated and implemented. Validation testing of all mission critical systems was successfully completed in March 1999. Management recently reported the results of an Office of Thrift Supervision examination of the Company's Year 2000 preparedness and compliance issues to the Board of Directors, who found the report to be satisfactory.

Through September 30, 1999, the Company has not incurred any material incremental costs to become Year 2000 compliant. The Company's mission critical systems have been renovated and tested by the current information systems staff. Less than $1 million has been spent on the Year 2000 project to date. The Company estimates the total amount of time and money expended to become Year 2000 compliant will have no material impact on the Company's results of operations or financial condition.

Based on its current assessments and renovation plans, which are based in part on certain representations of third-party servicers, the Company does not expect that it will experience a significant disruption of its operations as a result of the change to the new millennium. Although the Company has no reason to conclude that a failure will occur, the most reasonably likely worst-case Year 2000 scenario would entail a disruption or failure of the Company's power supply or voice and data transmission suppliers, a computer system, a third-party servicer, or a facility. If such a failure were to occur, the Company would implement its contingency plans. The Company continues enhancing its existing contingency plans to service customers in case events beyond its control impact computer systems. While it is impossible to quantify the impact of such a scenario, the most reasonably likely worst-case scenario would entail a diminishment of service levels, some customer inconvenience, and additional costs from the contingency plan implementation, which are not currently estimable. While the Company has contingency plans to address a temporary disruption in these services, there can be no assurance that any disruption or failure will be only temporary, that the Company's contingency plans will function as anticipated, or that the results of operations of the Company will not be adversely affected in the event of a prolonged disruption or failure.

INTEREST RATE RISK

The Company accepts a high level of interest rate volatility as a result of its policy to originate fixed-rate single family home loans which are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. At September 30, 1999, the Company had approximately $2,931,178,000 more liabilities subject to repricing in the next year than assets subject to repricing, which amounted to a negative maturity gap of 48% of total assets. The Company's interest rate risk approach has never resulted in the recording of a monthly operating loss.

The Company experienced only minor fluctuations in interest rate spreads in fiscal 1999. Spreads widened during the middle of the year and narrowed at the end of the year as the Federal Reserve raised short-term interest rates in the last fiscal quarter. The year closed with a 2.72% interest rate spread, down slightly from 2.73% at the beginning of the year. During this phase of the interest rate cycle, the Company chose to leverage the balance sheet and increase its asset size. As a result, Federal Home Loan Bank (FHLB) advances and other borrowed money increased to an equivalent of 31.0% of total assets at September 30, 1999, compared to 28.0% of total assets at September 30, 1998.

ASSET QUALITY

The Company maintains an allowance to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. In analyzing the existing loan portfolio, the Company applies specific loss percentage factors to the different loan types. The loss percentages are based on current economic conditions, historical loss experience and the changes in the size and composition of the loan portfolio.

Income property loans, builder construction loans and certain other loans are reviewed on an individual basis to assess the ability of the borrowers to continue to service all of their principal and interest obligations. If the loans show signs of weakness, they will be downgraded, and if warranted, placed on nonaccrual status. The Company has an Asset Quality Review Committee that reports the results of their internal reviews to the Board of Directors on a monthly basis.

Non-performing assets declined to $21.3 million or .35% of total assets at September 30, 1999 compared to $24.8 million or .44% of total assets at September 30, 1998. These ratios are low compared to others and reflect the excellent economic conditions within the Company's marketplace.

LIQUIDITY AND CAPITAL RESOURCES

The Company's net worth at September 30, 1999, was $750,023,000 or 12.2% of total assets. This is a decrease of $17,149,000 from September 30, 1998, when net worth was $767,172,000 or 13.6% of total assets. The ratio of net worth to total assets remains at a high level despite the continuance of a stock repurchase plan during fiscal 1999 and the distribution of 43% of earnings in the form of cash dividends.

The $17,149,000 decrease in the Company's net worth includes $49,209,000 of cash dividends paid, $30,000,000 of depreciation in the valuation reserve for available-for-sale securities, and stock repurchases of $54,938,000. Net worth was increased by the $114,286,000 generated from net income and $2,812,000 of proceeds received from the exercise of common stock options and purchases by the Employee Stock Ownership Plan. During fiscal 1999, 2,539,000 shares of common stock were repurchased at an average price of $21.64 under the March 1996, the September 1998, and the April 1999 common stock repurchase programs.

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

Customer accounts increased $223,300,000, or 7%, from a year ago, largely due to branch expansion in Arizona and several successful new account marketing campaigns.

The Company's cash and investment securities amounted to $166,790,000 at September 30, 1999, an $89,438,000 net decrease from a year ago. The decrease included $85,500,000 of investment securities which matured during the year and were not replaced since the Company's emphasis has been on origination of higher yielding loans.

The minimum liquidity levels of the Association are governed by the regulations of the OTS. Liquidity is defined as the ratio of average cash and eligible unpledged investment securities and mortgage-backed securities to the sum of average withdrawable savings plus short-term (one year) borrowings. Currently the Association is required to maintain total liquidity at 4%. At September 30, 1999, total liquidity was 18.85%.

CHANGES IN FINANCIAL POSITION

AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES. The Company purchased $765,963,000 of mortgage-backed securities, all of which have been categorized as available-for-sale.

The Company had $22,726,000 of gross sales of securities resulting in net gains of $2,747,000. All sales were mortgage-backed securities which were categorized as available-for-sale. As of September 30, 1999, the Company had unrealized gains on its available-for-sale portfolio of $3,000,000, net of tax, which are recorded as part of stockholders' equity.

LOANS RECEIVABLE. Loans receivable increased 6% during fiscal 1999 to $4,378,728,000 at September 30, 1999, from $4,143,525,000 a year earlier. The loans receivable balance increased due to a record level of loan origination's from $1,454,232,000 to $1,769,612,000, an increase of 22% from the prior year.

REAL ESTATE HELD FOR SALE. The balance at September 30, 1999, was $16,679,000, a 3% increase from $16,193,000 one year ago.

FHLB STOCK. The Company had a balance of $108,844,000 at September 30, 1999, compared with $101,050,000 one year ago.

COSTS IN EXCESS OF NET ASSETS ACQUIRED. As of September 30, 1999, costs in excess of net assets acquired totaled $47,583,000. The Company periodically monitors these assets for potential impairment in accordance with SFAS No. 121, "Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." As of September 30, 1999, there was no impairment of costs in excess of net assets acquired. The Company will provide for any diminution in value of these assets should an impairment be identified.

CUSTOMER ACCOUNTS. Customer accounts at September, 30, 1999, were $3,379,502,000 compared with $3,156,202,000 at September 30, 1998, a 7% increase. See Liquidity and Capital Resources above.

FHLB ADVANCES AND OTHER BORROWINGS. Total borrowings increased 21% to $1,908,257,000. See Interest Rate Risk above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF
OPERATIONS

GENERAL

Fiscal 1999 net income increased 7% over fiscal 1998. See Note T, Selected Quarterly Financial Data (Unaudited) which highlights the quarter-by-quarter results for the years ended September 30, 1999 and 1998.

                                       Dec 31       Mar 31        Jun 30      Sep 30       Dec 31       Mar 31     Jun 30    Sep 30
                                        1997         1998         1998         1998         1998         1999       1999      1999
                                        ------------------------------------------------------------------------------------------
Interest rate on loans and
   mortgage-backed securities ..        8.15%        8.10%        8.07%        7.98%        7.79%        7.67%      7.65%     7.66%
Interest rate on
   investment securities* ......        7.70         7.64         7.73         7.76         7.90         8.15       8.04      8.03
                                        ------------------------------------------------------------------------------------------
      Combined .................        8.12         8.07         8.05         7.96         7.80         7.69       7.67      7.68
Interest rate on
   customer accounts ...........        5.16         5.14         5.11         5.09         4.99         4.80       4.70      4.71
Interest rate on
   borrowings ..................        5.57         5.53         5.53         5.50         5.37         5.20       5.30      5.40
                                        ------------------------------------------------------------------------------------------
      Combined .................        5.32         5.28         5.25         5.23         5.11         4.93       4.89      4.96
                                        ------------------------------------------------------------------------------------------
Interest rate spread ...........        2.80%        2.79%        2.80%        2.73%        2.69%        2.76%      2.78%     2.72%
                                        ==========================================================================================


*Includes municipal bonds at tax-equivalent rates.

The interest rate spread declined during fiscal 1999 from 2.73% at September 30, 1998, to 2.72% at September 30, 1999.

COMPARISON OF FISCAL 1999 RESULTS WITH FISCAL 1998

Net interest income increased $2,716,000 (1%) in fiscal 1999 over fiscal 1998 due largely to an increase in the balance sheet.

Interest on loans and mortgage-backed securities increased $1,360,000 (1%) in fiscal 1999 from 1998. The increase is a result of the increase in the volumes as the Company originated $1,769,612,000 in loans compared to $1,454,232,000 in the prior fiscal year. Average interest rates on loans and mortgage-backed securities declined to 7.66% from 7.98% one year ago.

Interest and dividends on investment securities decreased $6,387,000 (25%) in fiscal 1999 from fiscal 1998. The weighted average yield improved to 8.03% at September 30, 1999 compared with 7.76% at September 30, 1998. The combined investment securities and FHLB stock portfolio decreased to $250,597,000 at September 30, 1999, versus $335,063,000 one year ago.

Interest on customer accounts increased 2% to $159,942,000 for fiscal 1999 from $156,099,000 for fiscal 1998. The increase relates to the increase in customer accounts to $3,379,502,000 from $3,156,202,000 the prior year. The average cost of customer accounts decreased to 4.71% at year end compared to 5.09% one year ago.

Interest on FHLB advances and other borrowings decreased $11,586,000 (12%) in fiscal 1999 over fiscal 1998. This decrease was partially due to a reduction in the average borrowings from $1,712,971,000 to $1,578,352,000. The average rates paid decreased to 5.40% at September 30, 1999 versus 5.50% at September 30, 1998.

The provision for loan losses during fiscal 1999 was $684,000 compared with $740,000 in fiscal 1998 and $813,000 in fiscal 1997, reflecting a trend of declining non-performing assets. Non-performing assets declined to $21.3 million or .35% of total assets at September 30, 1999, compared with $24.8 million or
 .44% of total assets and $42.7 million or .75% of total assets at September 30, 1998 and 1997, respectively. Although the provision declined, we continued to maintain our allowance for loan losses at current levels which, at $21.9 million or 1.03% of non-performing assets are within an acceptable range of estimated losses and low compared with others in the industry. Our provision is reflective of the excellent economic conditions within the Company's marketplace during fiscal 1999.

Other income increased $1,633,000 (15%) in fiscal 1999 over fiscal 1998. Net gains on the sale of available-for-sale securities totaled $2,747,000 in fiscal 1999 compared to $5,560,000 in fiscal 1998. Other income included several non-recurring transactions, the largest of which provided the Company $2.2 million of pre-tax income during the year.

Other expense increased $985,000 (2%) in fiscal 1999 over fiscal 1998. The increase is primarily due to increased compensation expense resulting from branch network expansion and general inflationary increases. The branch network increased to 107 offices at September 30, 1999, versus 106 offices at September 30, 1998. Other expense for fiscal 1999 equaled .80% of average assets compared with .81% in fiscal 1998, while the number of staff, including part-time employees on a full-time equivalent basis, amounted to 700 and 677 at September 30, 1999 and 1998, respectively.

Income taxes increased $846,000 (1%) in fiscal 1999. The effective tax rate was 35.5% for fiscal 1999 compared with 35.6% for fiscal 1998.

COMPARISON OF FISCAL 1998 RESULTS WITH FISCAL 1997

Net interest income increased $6,811,000 (3%) in fiscal 1998 over fiscal 1997 despite a drop in the interest rate spread and a reduction in the balance sheet. This increase resulted largely from the increase in deferred fees and discount amortization due to the high prepayments in the loan and mortgage-backed securities portfolios.

Interest on loans and mortgage-backed securities increased $2,738,000 (1%) in fiscal 1998 from 1997. The increase is a result of the increase in amortization of deferred fees on loans and discounts on mortgage-backed securities. Deferred fee amortization increased 54% to $29,536,000 in fiscal 1998 from $19,134,000 in fiscal 1997. Average interest rates on loans and mortgage-backed securities declined to 7.98% from 8.17% the previous year.

Interest and dividends on investment securities decreased $1,141,000 (4%) in fiscal 1998 from fiscal 1997. The weighted average yield improved to 7.76% at September 30, 1998, compared with 7.72% at September 30, 1997. The combined investment securities and FHLB stock portfolio decreased to $335,063,000 at September 30, 1998 versus $383,334,000 at September 30, 1997.

Interest on customer accounts increased 9% to $156,099,000 for fiscal 1998 from $142,684,000 for fiscal 1997. The increase related to the increase in customer accounts to $3,156,202,000 from $2,978,031,000 the prior year. The average cost of customer accounts decreased to 5.09% at year end compared to 5.18% the year before.

Interest on FHLB advances and other borrowings decreased $18,629,000 (16%) in fiscal 1998 from fiscal 1997. This decrease was primarily due to a reduction in total borrowings from $1,904,544,000 to $1,578,319,000. The average rates paid decreased slightly to 5.50% at September 30, 1998, versus 5.51% at September 30, 1997.

The provision for loan losses during fiscal 1998 was $740,000 compared with $813,000 in fiscal 1997 and $3,828,000 in fiscal 1996, reflecting a trend of declining non-performing assets. Non-performing assets declined to $24.8 million or .44% of total assets at September 30, 1998 compared with $42.7 million or
 .75% of total assets and $58.6 million or 1.15% of total assets at September 30, 1997 and 1996, respectively. Although the provision declined, the Company continued to maintain its allowance for loan losses at current levels, which at $23.9 million or .96% of non-performing assets which is within an acceptable range of estimated losses and low when compared with others in the industry. The provision was reflective of the excellent economic conditions within the Company's marketplace during fiscal 1998.

Other income increased $5,955,000 (117%) in fiscal 1998 over fiscal 1997. Net gains on the sale of available-for-sale securities totaled $5,560,000 in fiscal 1998 compared to $938,000 in fiscal 1997.

Other expense increased $717,000 (2%) in fiscal 1998 over fiscal 1997. The increase was due to branch network expansion and general inflationary increases. The branch network increased to 106 offices at September 30, 1998 versus 104 offices at September 30, 1997. Other expense for fiscal 1998 equaled .81% of average assets compared with .79% in fiscal 1997, while the number of staff, including part-time employees on a full-time equivalent basis, was 677 and 656 at September 30, 1998 and 1997, respectively.

Income taxes increased $3,661,000 (6%) in fiscal 1998. The effective tax rate was 35.6% for fiscal 1998 compared with 35.7% for fiscal 1997.

MERGER WITH METROPOLITAN BANCORP

On November 29, 1996, the Company completed its merger with Metropolitan Bancorp of Seattle, Washington. At the time of the merger, Metropolitan Bancorp was comprised of 10 offices located in the Seattle area, two of which were subsequently merged into existing offices of the Company. At the time of the merger, Metropolitan Bancorp consisted of $699,938,000 in assets, $379,975,000 in deposits, and $58,495,000 in stockholders' equity. The merger was accounted for by the purchase method and $36,909,000 of costs in excess of net assets acquired were recorded and will continue to be amortized utilizing the straight-line method over 15 years.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related Notes presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,                                                                                     1999            1998
---------------------------------------------------------------------------------------------------------------------------
                                                                                       (In thousands, except per share data)
ASSETS
Cash                                                                                          $    25,037     $   22,215
Available-for-sale securities, amortized cost $1,161,917 and $710,188                           1,169,917        764,188
Held-to-maturity securities, fair value $327,002 and $464,799                                     324,752        445,871
Loans receivable                                                                                4,378,728      4,143,525
Interest receivable                                                                                36,521         35,175
Premises and equipment, net                                                                        50,110         48,882
Real estate held for sale                                                                          16,679         16,193
FHLB stock                                                                                        108,844        101,050
Costs in excess of net assets acquired                                                             47,583         53,639
Other assets                                                                                        5,332          6,273
                                                                                              --------------------------
                                                                                               $6,163,503     $5,637,011
                                                                                              ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Customer accounts
   Savings and demand accounts                                                                $ 3,291,857     $3,071,175
   Repurchase agreements with customers                                                            87,645         85,027
                                                                                              --------------------------
                                                                                                3,379,502      3,156,202
FHLB advances                                                                                   1,454,000      1,356,500
Other borrowings, primarily securities sold under agreements to repurchase                        454,257        221,819
Advance payments by borrowers for taxes and insurance                                              26,107         25,332
Federal and state income taxes, including net deferred liabilities of $54,012 and $66,724          52,504         63,969
Accrued expenses and other liabilities                                                             47,110         46,017
                                                                                              --------------------------
                                                                                                5,413,480      4,869,839
STOCKHOLDERS' EQUITY
Common stock, $1.00 par value, 100,000,000 shares authorized; 62,191,540 and 56,423,961
   shares issued; 54,232,061 and 51,446,129 shares outstanding                                     62,192         56,424
Paid-in capital                                                                                   785,031        714,700
Accumulated other comprehensive income, net of tax                                                  5,000         35,000
Treasury stock, at cost; 7,959,479 and 4,977,832 shares                                          (146,186)       (92,221)
Retained earnings                                                                                  43,986         53,269
                                                                                              --------------------------
                                                                                                  750,023        767,172
                                                                                              --------------------------
                                                                                               $6,163,503     $5,637,011
                                                                                              ==========================




8                                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,                                          1999             1998              1997
---------------------------------------------------------------------------------------------------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans ...............................................     $    353,930      $    364,801     $    357,496
Mortgage-backed securities ..........................           82,331            70,100           74,667
Investment securities ...............................           19,316            25,703           26,844
                                                          -----------------------------------------------
                                                               455,577           460,604          459,007
INTEREST EXPENSE
Customer accounts ...................................          159,942           156,099          142,684
FHLB advances and other borrowings ..................           84,548            96,134          114,763
                                                          -----------------------------------------------
                                                               244,490           252,233          257,447
                                                          -----------------------------------------------
NET INTEREST INCOME .................................          211,087           208,371          201,560
Provision for loan losses ...........................              684               740              813
                                                          -----------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES .          210,403           207,631          200,747
OTHER INCOME
Gain on sale of mortgage-backed securities ..........            2,747             5,560              938
Other ...............................................            9,918             5,472            4,139
                                                          -----------------------------------------------
                                                                12,665            11,032            5,077
OTHER EXPENSE
Compensation and fringe benefits ....................           26,485            24,852           24,051
Amortization of intangibles .........................            6,056             6,039            5,593
Occupancy expense ...................................            4,001             4,151            4,282
SAIF deposit insurance premiums .....................            1,826             1,790            2,392
Other ...............................................            7,733             8,284            8,081
                                                          -----------------------------------------------
                                                                46,101            45,116           44,399
Gain on real estate acquired through foreclosure, net              114               238            1,913
                                                          -----------------------------------------------
INCOME BEFORE INCOME TAXES ..........................          177,081           173,785          163,338
Income taxes
   Current ..........................................           75,507            48,883           50,620
   Deferred .........................................          (12,712)           13,066            7,668
                                                          -----------------------------------------------
                                                                62,795            61,949           58,288
                                                          -----------------------------------------------
NET INCOME ..........................................     $    114,286      $    111,836     $    105,050
                                                          ===============================================

PER SHARE DATA
Basic earnings per share ............................     $       2.06      $       1.94     $       1.85
Diluted earnings per share ..........................     $       2.05      $       1.92     $       1.83
Cash dividends ......................................     $        .90      $        .82     $        .74
Weighted average number of shares outstanding,
   including dilutive stock options .................       55,806,778        58,155,078       57,470,329



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                 9

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      Accumulated
                                                                                         Other
                                                    Common     Paid-in     Retained   Comprehensive   Treasury
                                                     Stock      Capital    Earnings      Income        Stock       Total
                                                    --------------------------------------------------------------------
                                                                               (In thousands)

Balance at October 1, 1996                        $ 44,012   $ 405,563    $  183,626   $ 13,000  $   (68,499)  $ 577,702
Common stock issued with
   Metropolitan Bancorp merger                       2,443      57,189                                (1,137)     58,495
Eleven-for-ten stock split
   distributed February 21, 1997                     4,644     109,709      (114,353)
Comprehensive income:
   Net income                                                                105,050                             105,050
   Other comprehensive income,
   net of tax
      Unrealized gains on securities                                                     17,605                   17,605
      Reclassification adjustment                                                          (605)                    (605)
                                                                                                                 -------
Total comprehensive income                                                                                       122,050
Dividends                                                                    (42,691)                            (42,691)
Proceeds from exercise of
   common stock options                                 39         311                                               350

Proceeds from Employee
  Stock Ownership Plan                                             469                                 1,370       1,839
                                                   ---------------------------------------------------------------------
Balance at September 30, 1997                       51,138     573,241       131,632     30,000      (68,266)    717,745
                                                   ---------------------------------------------------------------------

Eleven-for-ten stock split
   distributed February 26, 1998                     5,118     138,195      (143,351)                                (38)
Comprehensive income:
   Net income                                                                111,836                             111,836
   Other comprehensive income,
   net of tax
      Unrealized gains on securities                                                      9,586                    9,586
      Reclassification adjustment                                                        (4,586)                  (4,586)
                                                                                                                 -------
Total comprehensive income                                                                                       116,836
Dividends                                                                    (46,848)                            (46,848)
Proceeds from exercise of
   common stock options                                168       2,297                                             2,465
Proceeds from Employee
   Stock Ownership Plan                                            967                                 2,040       3,007
Treasury stock                                                                                       (25,995)    (25,995)
                                                   ---------------------------------------------------------------------
Balance at September 30, 1998                       56,424     714,700        53,269     35,000      (92,221)    767,172
                                                   ---------------------------------------------------------------------


Eleven-for-ten stock split
   distributed February 26, 1999                     5,643      68,617       (74,360)                               (100)
Comprehensive income:
   Net income                                                                114,286                             114,286
   Other comprehensive income,
   net of tax
      Unrealized losses on securities                                                   (28,228)                 (28,228)
      Reclassification adjustment                                                        (1,772)                  (1,772)
                                                                                                                 -------
Total comprehensive income                                                                                        84,286
Dividends                                                                    (49,209)                            (49,209)
Proceeds from exercise of
   common stock options                                125       1,427                                             1,552
Proceeds from Employee
   Stock Ownership Plan                                            287                                   973       1,260
Treasury stock                                                                                       (54,938)    (54,938)
                                                   ---------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1999                      $62,192    $785,031     $  43,986   $  5,000    $(146,186)   $750,023
                                                   =====================================================================


10                               SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


Year ended September 30,                                                                   1999             1998            1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income .....................................................................     $   114,286      $   111,836      $   105,050
Adjustments to reconcile net income to net cash provided by operating activities
   Amortization of fees, discounts, and premiums, net ..........................         (25,646)         (28,426)         (14,674)
   Amortization of costs in excess of net assets acquired ......................           6,056            6,038            5,593
   Depreciation ................................................................           2,263            2,287            2,132
   Gain on investment securities and real estate held for sale .................          (2,861)          (5,798)          (2,627)
   Decrease (increase) in accrued interest receivable ..........................          (1,346)           1,208            2,431
   Increase in income taxes payable ............................................             142            8,710           10,204
   FHLB stock dividends ........................................................          (7,794)          (7,466)          (6,683)
   Decrease (increase) in other assets .........................................           5,334           (4,265)           8,350
   Increase in accrued expenses and other liabilities ..........................             993            4,844              238

                                                                                     ---------------------------------------------
Net cash provided by operating activities ......................................          91,427           88,968          110,014
                                                                                     ---------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Loans and contracts originated
   Loans on existing property ..................................................      (1,058,403)        (723,337)        (556,063)
   Construction loans ..........................................................        (425,190)        (467,884)        (407,135)
   Land loans ..................................................................        (121,853)        (105,901)         (77,270)
   Loans refinanced ............................................................        (164,166)        (157,110)         (48,240)
                                                                                     ---------------------------------------------

                                                                                      (1,769,612)      (1,454,232)      (1,088,708)
Savings account loans originated ...............................................          (4,420)          (4,984)          (7,818)
Loan principal repayments ......................................................       1,497,888        1,483,446        1,010,333
Increase (decrease) in undisbursed loans in process ............................          48,862           35,934          (26,000)
Loans purchased ................................................................          (1,138)          (1,797)          (1,310)
Available-for-sale securities purchased ........................................        (765,963)        (319,209)         (54,187)
Principal payments and maturities of available-for-sale securities .............         297,809          191,360          106,918
Available-for-sale securities sold .............................................          22,726           55,560          119,851
Principal payments and maturities of held-to maturity securities ...............         122,621          120,024           67,885
Proceeds from sales of real estate held for sale ...............................          13,435           24,454           12,313
Premises and equipment purchased, net ..........................................          (3,491)          (3,617)          (4,115)
FHLB stock purchased ...........................................................              --               --           (9,057)
Cash received for acquisitions .................................................              --               --            3,590
                                                                                     ---------------------------------------------

Net cash provided (used) by investing activities ...............................        (541,283)         126,939          129,695
                                                                                     ---------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in customer accounts ..............................................         223,300          178,171          117,836
Net increase (decrease) in short-term borrowings ...............................         329,938         (773,725)        (665,363)
Proceeds from long-term borrowings .............................................              --          600,000          350,000
Repayments of long-term borrowings .............................................              --         (152,500)              --
Proceeds from exercise of common stock options .................................           1,552            1,762              350
Dividends ......................................................................         (49,209)         (46,848)         (42,691)
Proceeds from Employee Stock Ownership Plan ....................................           1,260              967              469
Treasury stock sold (purchased) ................................................         (54,938)         (23,955)           1,370
Increase (decrease) in advance payments by borrowers for taxes and insurance ...             775           (1,008)           2,129
                                                                                     ---------------------------------------------

Net cash provided (used) by financing activities ...............................         452,678         (217,136)        (235,900)
                                                                                     ---------------------------------------------

INCREASE (DECREASE) IN CASH ....................................................           2,822           (1,229)           3,809
CASH AT BEGINNING OF YEAR ......................................................          22,215           23,444           19,635
                                                                                     ---------------------------------------------

CASH AT END OF YEAR ............................................................     $    25,037      $    22,215      $    23,444
                                                                                     =============================================


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
NONCASH INVESTING ACTIVITIES
   Real estate acquired through foreclosure ....................................     $    13,807      $    10,220      $     5,547
CASH PAID DURING THE YEAR FOR
   Interest ....................................................................     $   245,987      $   248,357      $   256,822
   Income taxes ................................................................          60,412           53,368           49,492



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Washington Federal, Inc. (the Company) and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

DESCRIPTION OF BUSINESS. Washington Federal, Inc. is a savings and loan holding company. The Company's principal operating subsidiary is Washington Federal Savings (the Association). The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, and, in limited circumstances, income-producing property real estate loans. The Company conducts its activities from a network of 107 full-service branch offices located in Washington, Oregon, Idaho, Utah and Arizona.

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

Forward contracts to purchase mortgage-backed securities are designated as available-for-sale. Changes in the fair value of forward contracts designated as available-for-sale are recognized as a component of stockholders' equity through comprehensive income until realized unless a decline in the fair value of the underlying securities is other than temporary. Securities purchased under a forward contract are recorded at their fair values at the settlement date.

HEDGING ACTIVITY. The Company from time to time may enter into certain forward contracts to sell mortgage-backed securities to hedge the price risk in certain forward purchase contracts accounted for as available-for-sale securities. To the extent forward sales contracts meet current hedging criteria, the market value change associated with the contract is recorded through an equity adjustment consistent with the forward sales contract. To the extent that forward sales contracts fail to meet hedging criteria, the market value will be recorded through income.

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

The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company's methodology for assessing the appropriateness of the allowance consists of several key elements which include the formula allowance, specific allowance and the unallocated allowance.

The formula portion of the general loan loss allowance is established by applying a loss percentage factor to the different loan types. The allowances are provided based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience and current economic conditions. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control which may result in losses or recoveries differing from those provided.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a loan that management believes indicate the probability that a loss has been incurred.

The unallocated allowance is comprised of two components. The first component recognizes the estimation risk associated with the formula and specific allowances. The second component is based upon management's evaluation of various conditions that are not directly measured in the determination of the formula and specific allowances. The conditions evaluated in connection with the unallocated allowance may include loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions, recent loss experience within certain parts of the portfolio and the duration of the current business cycle.

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

REAL ESTATE HELD FOR SALE. Properties acquired in settlement of loans, purchased in acquisitions, or acquired for development are recorded at the lower of cost or fair value.

COSTS IN EXCESS OF NET ASSETS ACQUIRED. Costs in excess of fair value of net assets acquired in business combinations are amortized to expense over a period not to exceed 15 years using the straight-line method. From time to time, the Association reviews the status of costs in excess of net assets acquired to determine that no impairment of the assets has occurred.

DEFERRED FEES AND DISCOUNTS ON LOANS. Loan discounts and loan fees are deferred and recognized over the life of the loans using the interest method based on actual loan payments.

USE OF ESTIMATES. The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATIONS. Certain reclassifications have been made to the financial statements for years prior to September 30, 1999, to conform to the classifications used in 1999.


NOTE B


ACQUISITIONS

On November 29, 1996, Washington Federal, Inc. completed its merger with Metropolitan Bancorp of Seattle, Washington. At the time of the merger, Metropolitan Bancorp was comprised of 10 offices located in the Seattle area, two of which were subsequently merged into existing offices of the Company. At the time of the merger, Metropolitan Bancorp consisted of $699,938,000 in assets, $379,975,000 in deposits, and $58,495,000 in stockholders' equity. The merger was accounted for by the purchase method and the $36,909,000 of costs in excess of net assets acquired were recorded, and will continue to be amortized utilizing the straight-line method over 15 years. The Company issued 2,442,908 shares of its common stock with a fair value of $58,495,000 in exchange for all the common stock of Metropolitan Bancorp.

From the Metropolitan acquisition, additional discounts of $8,359,000 and $11,101,000 were recorded to yield a market rate of interest on loans and mortgage-backed securities, respectively. These discounts will continue to be amortized utilizing the interest method over the estimated lives of the assets. During the periods ended September 30, 1999, 1998 and 1997, the combined amortization of these discounts was $4,081,000, $6,439,000, and $2,473,000, respectively.

Had the merger with Metropolitan Bancorp occurred at the beginning of the Company's 1997 fiscal year, total revenue, net income, and net income per share would have been enhanced for the additional two months by $9,803,000, $1,142,000, and $.02, respectively, to combined pro forma amounts of $475,800,000, $106,192,000, and $1.85, respectively.

NOTE C


INVESTMENT SECURITIES

September 30,                                                                              1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     (In thousands)

                                                                              Gross Unrealized
                                                          Amortized        ----------------------             Fair
                                                             Cost           Gains          Losses             Value           Yield
                                                        ----------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES
U.S. government and agency securities due
   Less than 1 year ...............................        $ 90,869        $ 1,073         $      --         $ 91,942          7.98%
   1 to 5 years ...................................          15,130            690                --           15,820          6.98
   Over 10 years ..................................           9,279          3,237                --           12,516         10.41
                                                        ----------------------------------------------------------------------------
                                                            115,278          5,000                --          120,278          8.05
                                                        ----------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES
Tax-exempt municipal bonds due

   1 to 5 years ...................................           7,651            436                --            8,087          6.67
   Over 10 years ..................................          13,824            814                (6)          14,632          6.26
                                                        ----------------------------------------------------------------------------
                                                             21,475          1,250                (6)          22,719          6.41
                                                        ----------------------------------------------------------------------------
                                                           $136,753        $ 6,250         $      (6)        $142,997          7.79%
                                                        ===========================================================================

September 30,                                                                             1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     (In thousands)

                                                                              Gross Unrealized
                                                          Amortized        ----------------------             Fair
                                                             Cost           Gains          Losses             Value           Yield
                                                           -------------------------------------------------------------------------

AVAILABLE-FOR-SALE SECURITIES
U.S. government and agency securities due

   Less than 1 year ...............................       $116,175        $  3,204         $      --         $119,379         7.44%
   1 to 5 years ...................................         57,928           1,227                --           59,155         6.95
   5 to 10 years ..................................         15,158           1,967                --           17,125         6.98
   Over 10 years ..................................          9,279           5,602                --           14,881        10.41
                                                        ----------------------------------------------------------------------------
                                                           198,540          12,000                --          210,540         7.40
                                                        ----------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES
Tax-exempt municipal bonds due

   1 to 5 years ...................................          9,651             739                --           10,390         6.90
   Over 10 years ..................................         13,822           1,281               (54)          15,049         6.26
                                                        ----------------------------------------------------------------------------
                                                            23,473           2,020               (54)          25,439         6.52
                                                        ----------------------------------------------------------------------------
                                                          $222,013        $ 14,020         $     (54)        $235,979         7.37%
                                                        ===========================================================================

There were no sales of investment securities during 1999 or 1998. Investment securities with a book value of $85.7 million and a fair value of $90.7 million at September 30, 1999, were pledged to secure public deposits.


NOTE D


MORTGAGE-BACKED SECURITIES

September 30,                                                                            1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     (In thousands)

                                                                              Gross Unrealized
                                                          Amortized        ----------------------             Fair
                                                             Cost           Gains          Losses             Value           Yield
                                                        ----------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES

GNMA pass-through certificates ...................      $    9,361        $     28         $      (112)      $    9,277       6.66%
FNMA pass-through certificates ...................          11,290             808                  --           12,098       8.48
FHLMC pass-through certificates ..................         980,626           8,526             (20,084)         969,068       6.96
FHLMC ............................................          18,030           1,350                (121)          19,259       6.79
FNMA .............................................          11,046             815                (137)          11,724       6.60
Private issues ...................................          16,286           1,245                (228)          17,303       6.52
Forward commitments ..............................              --          10,910                  --           10,910         --
                                                        ---------------------------------------------------------------------------
                                                         1,046,639          23,682             (20,682)       1,049,639       6.96
                                                        ---------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES

GNMA pass-through certificates ...................             116               9                  --              125       9.65
FNMA pass-through certificates ...................           7,931             242                 (23)           8,150       8.15
FHLMC pass-through certificates ..................         295,230           3,937              (3,159)         296,008       7.25
                                                        ---------------------------------------------------------------------------
                                                           303,277           4,188              (3,182)         304,283       7.27
                                                        ---------------------------------------------------------------------------
                                                        $1,349,916        $ 27,870         $   (23,864)      $1,353,922       7.03%
                                                        ==========================================================================

September 30,                                                                            1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     (In thousands)
                                                                              Gross Unrealized
                                                          Amortized        ----------------------             Fair
                                                             Cost           Gains          Losses             Value           Yield
                                                        ----------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES

GNMA pass-through certificates .................         $ 13,169           $    38         $(162)       $ 13,045         6.84%
FNMA pass-through certificates .................           18,180             1,619            --          19,799         8.49
FHLMC pass-through certificates ................          399,633            17,660           (49)        417,244         7.57
FHLMC ..........................................           37,152             2,954           (80)         40,026         7.02
FNMA ...........................................           20,260             1,707           (17)         21,950         6.85
Private issues .................................           23,254             1,740           (58)         24,936         6.46
Forward commitments ............................               --            16,648            --          16,648           --
                                                        ---------------------------------------------------------------------------
                                                          511,648            42,366          (366)        553,648         7.46
                                                        ---------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES

GNMA pass-through certificates .................              228                 3            --             231         9.35
FNMA pass-through certificates .................           12,457               571           (20)         13,008         8.11
FHLMC pass-through certificates ................          409,713            16,562          (154)        426,121         7.32
                                                        ---------------------------------------------------------------------------
                                                          422,398            17,136          (174)        439,360         7.35
                                                        ---------------------------------------------------------------------------
                                                         $934,046          $ 59,502         $    (540)       $993,008         7.41%
                                                        ==========================================================================

Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 1999, 1998, and 1997 were $22.7 million, $55.6 million, and $119.8 million, respectively. The Company realized gains of $2.7 million, $5.6 million, and $1.1 million during 1999, 1998, and 1997, respectively. The Company had no losses on sales in 1999 and 1998 and $158,000 in losses during 1997, respectively.

Available-for-sale mortgage-backed securities with a book value of $333.4 million and a fair value of $328.0 million at September 30, 1999, were pledged to secure public deposits, securities sold under agreements to repurchase, and other borrowings. Mortgage-backed securities categorized as held-to-maturity with a fair market value of approximately $8.4 million were pledged as collateral on September 30, 1999, for securities sold under agreements to repurchase (see Note L), or secured repurchase agreements with customers (see Note J). Substantially all mortgage-backed securities have contractual due dates which exceed ten years.

The Company enters into forward contracts to purchase mortgage-backed securities as part of its interest rate risk management program. In certain circumstances, the Company may hedge these contracts by entering into forward commitments to sell mortgage-backed securities. The related mortgage-backed securities will be designated as available-for-sale securities upon exercise of the commitments.

Forward purchase and sales contracts were as follows:

September 30,                                                     1999                                     1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        (In thousands)
                                                                                   Market                                   Market
                                                               Cost                 Value                 Cost               Value
                                                             ----------------------------------------------------------------------
Commitments to purchase ........................             $147,395             $158,305                $116,358          133,006
                                                             ======================================================================

All forward contracts at September 30, 1999, were scheduled to be executed before September 30, 2000.

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

NOTE E     LOANS RECEIVABLE

September 30,                                           1999            1998
--------------------------------------------------------------------------------
                                                           (In thousands)
Conventional real estate
   Permanent single-family residential .........      $3,664,338      $3,535,154
   Income property .............................         271,673         189,760
   Land ........................................         170,479         160,879
   Construction ................................         620,459         562,689
Other ..........................................           3,125           3,767
                                                      --------------------------
                                                       4,730,074       4,452,249
                                                      --------------------------

Less
   Allowance for possible losses ...............          21,900          23,854
   Discount on loans ...........................           5,929           9,072
   Loans in process ............................         295,646         246,784
   Deferred loan origination fees ..............          27,871          29,014
                                                      --------------------------
                                                         351,346         308,724
                                                      --------------------------
                                                      $4,378,728      $4,143,525
                                                      ==========================


The Association originates adjustable and fixed interest rate loans, which at September 30, 1999, consisted of the following:


                     Fixed Rate
------------------------------------------------
                   (In thousands)
Term to Maturity                     Book Value
------------------------------------------------
Less than 1 year .............       $   86,948
1 to 3 years .................           64,745
3 to 5 years .................           59,711
5 to 10 years ................          288,166
10 to 20 years ...............          489,461
Over 20 years ................        3,095,736
                                     ----------
                                     $4,084,767
                                     ==========


                  Adjustable Rate
------------------------------------------------
                  (In thousands)
Term to Rate Adjustment               Book Value
------------------------------------------------
Less than 1 year .............         $582,163
1 to 3 years .................           63,144
3 to 5 years .................               --
5 to 10 years ................               --
10 to 20 years ...............               --
Over 20 years ................               --
                                       --------
                                       $645,307
                                       ========


At September 30, 1999 and 1998, approximately $58,436,000 and $58,247,000 of fixed rate loan origination commitments were outstanding, respectively. Loans serviced for others at September 30, 1999 and 1998, were approximately $48,198,000 and $73,606,000, respectively.

Permanent single-family residential loans receivable included adjustable rate loans of $65,708,000 and $96,507,000 at September 30, 1999 and 1998,
respectively. These loans have interest rate adjustment limitations and are generally indexed to the 1-year Treasury Bill rate or the monthly weighted average cost of funds for Eleventh District savings institutions as published by the FHLB.

Loans by geographic concentration were as follows:

September 30, 1999                     Washington       Idaho       Oregon         Utah       Arizona         Other         Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            (In thousands)
Conventional real estate
   Permanent single-family
     residential ..................     $1,802,588     $485,693     $662,654     $508,364     $184,291     $   20,748     $3,664,338
   Income property ................        116,213       21,431       49,472       27,054       45,093         12,410        271,673
   Land ...........................        101,327       18,563        9,683       19,670       21,236             --        170,479
   Construction ...................        314,043       67,163       97,881       78,602       62,682             88        620,459
Other .............................              1          227           15           29           --          2,853          3,125
                                        -------------------------------------------------------------------------------------------
                                        $2,334,172     $593,077     $819,705     $633,719     $313,302     $   36,099     $4,730,074
                                        ============================================================================================

At September 30, 1999, the Company's recorded investment in impaired loans was $8.6 million, of which $6.6 million had allocated reserves of $2.6 million. At September 30, 1998, the Company's recorded investment in impaired loans was $8.3 million, of which $5.6 million had allocated reserves of $2.0 million. The average balance of impaired loans during 1999 and 1998 was $16.3 million and $9.5 million, and interest income from impaired loans was $332,000 and $390,000, respectively.

NOTE F


ALLOWANCE FOR LOSSES ON LOANS

Year ended September 30,                                     1999             1998            1997
----------------------------------------------------------------------------------------------------
                                                                         (In thousands)
Balance at beginning of year .......................        $23,854         $24,623          $15,182
Loss allowances from acquired institutions .........            --              --            11,198
Provision for loan losses ..........................            684             740              813
Charge-offs ........................................         (3,131)         (2,304)          (5,932)
Recoveries .........................................            493             795            3,362
                                                            -----------------------------------------
Balance at end of year .............................        $21,900         $23,854          $24,623
                                                            =========================================


NOTE G


INTEREST RECEIVABLE

September 30,                                                                1999             1998
---------------------------------------------------------------------------------------------------
                                                                                (In thousands)
Loans receivable ..................................................         $26,995          $27,188
Allowance for uncollected interest on loans receivable ............          (1,364)          (1,748)
Mortgage-backed securities ........................................           8,240            5,825
Investment securities .............................................           2,650            3,910
                                                                            ------------------------
                                                                            $36,521          $35,175
                                                                            ========================


NOTE H


PREMISES AND EQUIPMENT

September 30,                                                                1999             1998
--------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
                                                           Estimated
                                                          Useful Life
                                                          ------------
Land .............................................             --           $11,251          $10,635
Buildings ........................................          25 - 40          48,137           46,312
Leasehold improvements ...........................           7 - 15           4,583            4,771
Furniture, fixtures and equipment ................           4 - 10          12,895           12,379
                                                                            ------------------------
                                                                             76,866           74,097
Less accumulated depreciation and amortization ...                          (26,756)         (25,215)
                                                                            ------------------------
                                                                            $50,110          $48,882
                                                                            ========================

The Company has noncancelable operating leases for branch offices. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $1,438,000, $1,420,000 and $1,455,000 in 1999, 1998, and 1997, respectively.
Future minimum net rental commitments for all noncancelable leases, including maintenance and associated costs, are immaterial.


NOTE I


REAL ESTATE HELD FOR SALE

September 30,                                                                1999             1998
-----------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
Acquired for development .........................................          $ 9,753          $ 9,388
Acquired in settlement of loans ..................................            6,926            6,805
                                                                            -------------------------
                                                                            $16,679          $16,193
                                                                            ========================

NOTE J


CUSTOMER ACCOUNTS

September 30,                                                                 1999            1998
-----------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
Checking accounts, 2.60% and under .............................        $   101,950     $     93,942
Passbook and statement accounts, 3.00% .........................            160,518          168,921
Insured money market accounts, 2.47% to 4.02% ..................            549,420          443,395
Certificate accounts ...........................................
   Less than 4.00% .............................................                271              234
   4.00% to 4.99% ..............................................          1,083,112           26,434
   5.00% to 5.99% ..............................................          1,385,528        2,128,693
   6.00% to 6.99% ..............................................              9,698          205,524
   7.00% and over ..............................................              1,360            4,032
                                                                         ---------------------------
Total certificates .............................................          2,479,969        2,364,917
                                                                         ---------------------------
Repurchase agreements with customers ...........................             87,645           85,027
                                                                         ---------------------------
                                                                         $3,379,502       $3,156,202
                                                                         ===========================


Certificate maturities were as follows:

September 30,                                                                 1999            1998
-----------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
Less than 1 year ...............................................         $2,127,850       $2,093,394
1 to 2 years ...................................................            219,300          148,109
2 to 3 years ...................................................             43,022           24,499
Over 3 years ...................................................             89,797           98,915
                                                                         ---------------------------
                                                                         $2,479,969       $2,364,917
                                                                         ===========================

Interest expense on customer accounts consisted of the following:

Year ended September 30,                                       1999               1998               1997
------------------------------------------------------------------------------------------------------------
                                                                             (In thousands)
Checking accounts ..................................        $   2,266          $   2,153          $   2,006
Passbook and statement accounts ....................            5,225              6,048              6,371
Insured money market accounts ......................           20,057             16,889             15,391
Certificate accounts ...............................          127,867            127,221            116,232
                                                            -----------------------------------------------
                                                              155,415            152,311            140,000
Repurchase agreements with customers ...............            4,930              4,252              3,059
                                                            -----------------------------------------------
                                                              160,345            156,563            143,059
Less early withdrawal penalties ....................             (403)              (464)              (375)
                                                            -----------------------------------------------
                                                            $ 159,942          $ 156,099          $ 142,684
                                                            ===============================================
Weighted average interest rate at end of year ......             4.71%              5.09%              5.18%
Weighted daily average interest rate during the year             4.84%              5.14%              5.06%


NOTE K


FHLB ADVANCES

Maturity dates of FHLB advances were as follows:

September 30,                                                               1999            1998
----------------------------------------------------------------------------------------------------
                                                                              (In thousands)
FHLB advances due
Less than 1 year ................................................        $  654,000       $  556,500
2 to 3 years ....................................................           200,000              --
3 to 4 years ....................................................               --           200,000
More than 5 years ...............................................           600,000          600,000
                                                                         ---------------------------
                                                                         $1,454,000       $1,356,500
                                                                         ===========================

Financial data pertaining to the weighted average cost and the amount of FHLB advances were as follows:

September 30,                                                  1999               1998              1997
--------------------------------------------------------------------------------------------------------------
                                                                              (In thousands)
Weighted average interest rate at end of year ......              5.42%              5.50%              5.51%
Weighted daily average interest rate during the year              5.51%              5.60%              5.58%
Daily average of FHLB advances .....................        $1,076,263         $1,210,362         $1,315,353
Maximum amount of FHLB advances at any month end ...         1,454,000          1,523,500          1,703,000
Interest expense during the year ...................            59,275             67,816             73,393

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


NOTE L


OTHER BORROWINGS

September 30,                                                                1999            1998
-----------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
Securities sold under agreements to repurchase
   Due within 30 days .............................................        $303,257         $221,819
Other borrowings
   Credit facility, weighted average rate of 5.63% ................           1,000               --
   Federal funds purchased, weighted average rate of 5.64%,
   due on demand ..................................................         150,000               --
                                                                           -------------------------
                                                                           $454,257         $221,819
                                                                           =========================

The Company has a $40,000,000 credit facility with another financial institution which expires February 28, 2000. The credit facility bears interest at the London Interbank Offering Rate (LIBOR) plus 25 basis points.

The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the two years ended September 30, 1999, all of the Company's transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company's name, and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements the identical securities pledged as collateral will be returned to the Company.

Financial data pertaining to the weighted average cost and the amount of securities sold under agreements to repurchase were as follows:

September 30,                                                   1999             1998             1997
----------------------------------------------------------------------------------------------------------
                                                                         (In thousands)
Weighted average interest rate at end of year ........            5.30%            5.57%            5.81%
Weighted daily average interest rate during the year .            5.05%            5.63%            5.44%
Daily average of securities sold under agreements
   to repurchase .....................................        $396,098         $400,202         $569,203
Maximum securities sold under agreements to repurchase
   at any month end ..................................         620,580          608,990          822,904
Interest expense during the year .....................          19,994           22,521           30,944

Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996 and established, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. As issued, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. In December 1996, the FASB (Financial Accounting Standards Board) issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." In general, SFAS No. 127 deferred for one year the effective date of SFAS No. 125. The Company implemented SFAS No. 125, as amended by SFAS No. 127, as required. The adoption did not have a material impact on the results of operations or financial condition of the Company.

NOTE M


INCOME TAXES

The consolidated statements of financial condition at September 30, 1999 and 1998, include deferred taxes of $54,012,000 and $66,724,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities. The major sources of these temporary differences and their deferred tax effects were as follows:

September 30,                                                              1999              1998
---------------------------------------------------------------------------------------------------
                                                                               (In thousands)
Deferred tax assets
   Real estate valuation reserves                                         $   972           $ 3,826
   Discounts                                                                   46                66
                                                                          -------------------------
   Total deferred tax assets                                                1,018             3,892
                                                                          -------------------------
Deferred tax liabilities
   Federal Home Loan Bank stock dividends                                  21,499            17,115
   Loan loss reserves                                                      11,159            16,632
   Valuation adjustment on available-for-sale securities                    3,000            19,000
   Depreciation                                                             2,813             3,395
   Loan origination costs                                                   9,467             4,131
   State income taxes                                                       2,500             4,113
   Other, net                                                               4,592             6,230
                                                                          -------------------------
   Total deferred tax liabilities                                          55,030            70,616
                                                                          -------------------------
Net deferred tax liability                                                $54,012           $66,724
                                                                          =========================

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:


Year ended September 30,                                   1999             1998             1997
--------------------------------------------------------------------------------------------------
Statutory income tax rate                                  35%               35%              35%
Dividend received deduction                                (2)               (2)              (1)
Tax-exempt interest                                        (1)               --               --
State income tax                                            3                 2                2
Other, net                                                  1                 1               --
                                                         ------------------------------------------
Effective income tax rate                                  36%               36%              36%
                                                         ==========================================

The Small Business Job Protection Act of 1996 (the Act) required qualified thrift institutions, such as the Company, to recapture the portion of their tax bad debt reserves that exceeded the September 30, 1988 balance. Such recaptured amounts are to be taken into taxable income ratably over a six-year period beginning in 1999. Accordingly, the Company will be required to pay approximately $21,770,000 in additional federal income taxes, all of which has been previously provided for, beginning in fiscal 1999, and continuing through fiscal 2004.

A deferred tax liability has not been required to be recognized for the tax bad debt base year reserves of the Company. The base year reserves are the balance of reserves as of September 30, 1988, reduced proportionately for reductions in the Company's loan portfolio since that date. At September 30, 1999 the amount of those reserves was approximately $4,835,000. The amount of the unrecognized deferred tax liability at September 30, 1999, was approximately $1,861,000.

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

Employees may contribute up to 7% of their base salaries to the Plan or 13% of their base salaries on a tax-deferred basis through the 401(k) provisions of the Plan with a combined maximum of 13%. Under provisions of the Plan, employees are eligible to participate on the date of hire and become vested in the Company's contributions following seven years of service. During August 1995, the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows the employee to direct a portion of their vested account balance toward the purchase of Company stock. Contributions to the Plan amounted to $1,745,000, $1,493,000, and $1,654,000 for the years ended September 30, 1999, 1998, and 1997, respectively.

NOTE O


STOCK OPTION PLANS

The Company has three employee stock option plans which provide a combination of stock options, stock appreciation rights, and stock grants. Stockholders authorized 5,351,518, 1,688,074, and 2,781,790 unissued shares of common stock to be reserved pursuant to the 1982 Employee Stock Compensation Program (the 1982 Plan), the 1987 Stock Option and Stock Appreciation Rights Plan (the 1987
Plan), and the 1994 Stock Option and Stock Appreciation Rights Plan (the 1994
Plan), respectively. The 1987 Plan and 1994 Plan are substantially similar to the 1982 Plan, but incorporate changes in the Internal Revenue Code affecting incentive stock options and do not provide for the grant of performance share awards.

Options granted under each plan are exercisable at varying percentages commencing as early as three years after the date of grant, with expiration dates ten years after the date of grant.

                                                                                   Weighted Average
                                                                                 Fair Value of Option
                                               Average Price(1)     Number(1)       Shares Granted
-----------------------------------------------------------------------------------------------------
Outstanding, October 1, 1996                        $13.01         1,758,824
Granted in 1997                                      17.51           145,739            $3.15
Exercised in 1997                                    10.77          (175,944)
Forfeited in 1997                                    13.50          (156,459)
                                                    -------------------------
Outstanding, September 30, 1997                      13.62         1,572,160
Granted in 1998                                      24.06           469,703             3.53
Exercised in 1998                                    11.97          (176,456)
Forfeited in 1998                                    14.45          (167,519)
                                                    -------------------------
Outstanding, September 30, 1998                      16.59         1,697,888
Granted in 1999                                      21.86            55,970             3.75
Exercised in 1999                                    12.38          (143,039)
Forfeited in 1999                                    17.77           (63,903)
                                                    -------------------------
Outstanding, September 30, 1999                     $17.12         1,546,916
                                                    =========================

(1) Average price and number of stock options granted, exercised and forfeited have been adjusted for 10% stock dividends in the second quarter of both 1999 and 1998, which had the effect of an eleven-for-ten stock split.

Financial data pertaining to outstanding stock options were as follows:

                                               September 30, 1999
-------------------------------------------------------------------------------------------------------------------
                                                                                                      Weighted
                                             Weighted           Weighted                               Average
                                              Average            Average           Number of      Exercisable Price
        Ranges of         Number of         Remaining       Exercise Price of     Exercisable      of Exercisable
     Exercise Prices    Option Shares    Contractual Life     Option Shares      Option Shares      Option Shares
-------------------------------------------------------------------------------------------------------------------
   $  8.74 - 10.07           3,437           1.1 years           $ 8.86               3,437            $ 8.86
     11.87 - 14.68         565,021           4.3                  12.45             307,800             12.59
     15.20 - 17.37         470,684           5.8                  15.62             104,492             15.51
     20.66 - 24.38         507,774           8.3                  23.77                605              24.38
                         ------------------------------------------------------------------------------------
                         1,546,916           6.1 years           $17.12             416,334            $13.31
                         ====================================================================================

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-based Compensation." SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages application of the fair value recognition provisions in the statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board (APB) Opinion No. 25, but they will now be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition provisions of SFAS No. 123. Effective October 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, but has determined that it will continue to measure its employee stock-based compensation arrangements under the provisions of APB No. 25. Had compensation cost for the Company's compensation plans been determined consistent with SFAS No. 123, the Company's net income attributable to common stock would have been reduced by $210,000 and $749,000 for 1999 and 1998, respectively, and net income per share would have remained the same for 1999 and would have been reduced by $.01 for 1998.

The fair value of options granted under the Company's stock option plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: annual dividend yield of 4.00% for 1999 and 3.25% for 1998; expected volatility of 18.00% for 1999 and 13.00% for 1998; risk-free interest rate of 5.75% for 1999 and 5.50% for 1998; and expected life of five years for both years.

NOTE P


STOCKHOLDERS' EQUITY

In the second quarter of both fiscal 1999 and 1998, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend in addition to the regular quarterly cash dividends on its shares of common stock.

The Association is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about capital components, risk-weightings, and other factors.

As of September 30, 1999 and 1998, the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Association's categorization.

                                                                                                     To be Categorized as
                                                                                                    Well Capitalized Under
                                                                                 For Capital           Prompt Corrective
                                                         Actual               Adequacy Purposes        Action Provisions
                                                  --------------------      --------------------      -------------------
                                                   Amount       Ratio        Amount       Ratio        Amount      Ratio
--------------------------------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
September 30, 1999
   Total capital to risk-weighted assets.....      $698,484      21.77%      $256,641       8.00%      $320,802     10.00%
   Tier I capital to risk-weighted assets....      690,074      21.51%            NA       NA          192,481      6.00%
   Core capital to adjusted tangible assets..      690,074      11.31%            NA       NA          305,008      5.00%
   Core capital to total assets..............      690,074      11.31%       183,005       3.00%            NA       NA
   Tangible capital to tangible assets.......      690,074      11.31%        91,502       1.50%            NA       NA

September 30, 1998
   Total capital to risk-weighted assets.....     $682,547      22.85%      $238,985       8.00%      $298,731     10.00%
   Tier I capital to risk-weighted assets....      668,453      22.38%            NA       NA          179,239      6.00%
   Core capital to adjusted tangible assets..      668,453      12.12%            NA       NA          275,855      5.00%
   Core capital to total assets..............      668,453      12.12%       165,513       3.00%            NA       NA
   Tangible capital to tangible assets.......      668,453      12.12%        82,756       1.50%            NA       NA

At periodic intervals, the OTS and the Federal Deposit Insurance Corporation
(FDIC) routinely examine the Company's financial statements as part of their oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent OTS examination which concluded in February 1999.

SFAS No. 128, "Earnings per Share," was issued in February 1997. SFAS No. 128 simplifies the standards found in APB No. 15 for computing earnings per share
(EPS), and makes them comparable to international standards.

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

Information used to calculate EPS was as follows:

September 30,                                                     1999            1998            1997
----------------------------------------------------------------------------------------------------------
Net income ...............................................    $114,286,000    $111,836,000    $105,050,000
Weighted average shares
   Basic weighted average number of
      common shares outstanding ..........................      55,345,712      57,540,414      56,881,179
   Dilutive effect of outstanding common stock
      equivalents.........................................         461,066         614,664         589,150
                                                              --------------------------------------------
   Diluted weighted average number of
      common shares outstanding ..........................      55,806,778      58,155,078      57,470,329
                                                              ============================================
Net income per share
   Basic .................................................    $       2.06    $       1.94    $       1.85
   Diluted ...............................................            2.05            1.92            1.83

The Company adopted SFAS No. 128 effective October 1, 1997. All prior period EPS data have been restated for the adoption of this statement and the effect of stock dividends.

NOTE Q


FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate those values. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value estimates presented do not reflect the underlying fair value of the Company. Although management is not aware of any factors that would materially affect the estimated fair value amounts presented, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, estimates of fair value subsequent to that date may differ significantly from the amounts presented below.

September 30,                                           1999                            1998
---------------------------------------------------------------------------------------------------------
                                                                    (In thousands)
                                              Carrying         Estimated       Carrying      Estimated
                                               Amount         Fair Value       Amount        Fair Value
                                           --------------------------------------------------------------
Financial assets
   Cash ..............................     $     25,037     $     25,037    $     22,215    $     22,215
   Available-for-sale securities .....        1,169,917        1,169,917         764,188         764,188
   Held-to-maturity securities .......          324,752          327,002         445,871         464,799
   Loans receivable ..................        4,378,728        4,305,600       4,143,525       4,487,761
   FHLB stock ........................          108,844          108,844         101,050         101,050

Financial liabilities
   Customer accounts .................        3,379,502        3,358,665       3,156,500       3,167,470
   FHLB advances .....................        1,454,000        1,402,892       1,356,202       1,412,565
   Other borrowings ..................          454,257          454,257         221,819         221,819

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


NOTE R


ACCOUNTING CHANGES

SFAS No. 130, "Reporting Comprehensive Income," was issued in June 1997. SFAS No.130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement does not affect the results of operations or financial condition of the Company. The Company adopted SFAS No. 130 on October 1, 1998.

SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," was issued in June 1997 and redefined how operating segments are determined. SFAS No. 131 requires disclosure of certain financial and descriptive information about a company's operating segments. The Company, after reviewing SFAS No. 131, has determined that its current business and operations consist of a single business segment. This statement does not affect the results of operations or financial condition of the Company. The Company adopted SFAS No. 131 on October 1, 1998.

SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits," was issued in February 1998 and standardizes the annual disclosure requirements for pensions and other postretirement benefits. This statement will not affect the results of operations or financial position of the Company.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998. This statement addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. As issued, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and
Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." In general, SFAS No. 137 delays for one year the effective date of SFAS No. 133. The impact on the financial statements of adopting SFAS No. 133 has not been determined.

SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," was issued in October 1998. Prior to issuance of SFAS No. 134, when a mortgage banking company securitized loans held for sale but did not sell the security in the secondary market, the security was classified as trading. SFAS No. 134 requires that the security be classified in accordance with SFAS No. 115 as either trading, available-for-sale, or held-to-maturity according to the Company's intent unless the Company has already committed to sell the security before or during the securitization process. The statement is effective for all fiscal years beginning after December 15, 1998 and is not expected to have a material impact on the results of operations or financial position of the Company.


NOTE S


FINANCIAL INFORMATION - WASHINGTON FEDERAL, INC.

The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

STATEMENTS OF FINANCIAL CONDITION

September 30,                                                                  1999            1998
-----------------------------------------------------------------------------------------------------
                                                                                  (In thousands)
ASSETS
Cash                                                                        $   1,279       $   1,786
Investment in subsidiary                                                      750,298         767,307
Dividend receivable                                                            12,000          10,000
                                                                             ------------------------
   Total assets                                                              $763,577        $779,093
                                                                             ========================

LIABILITIES
Borrowed money                                                              $   1,000   $          --
Dividend payable                                                               12,475          11,833
Other liabilities                                                                  79              88
                                                                             ------------------------
   Total liabilities                                                           13,554          11,921
                                                                             ------------------------

STOCKHOLDERS' EQUITY
Common stock, $1.00 par value: 100,000,000 shares authorized;
   62,191,540 and  56,423,961 shares issued;
   54,232,061 and 51,446,129 shares outstanding                                62,192          56,424
Paid-in capital                                                               785,031         714,700
Accumulated other comprehensive income, net of tax                              5,000          35,000
Treasury stock, at cost; 7,959,479 and 4,977,832 shares                      (146,186)        (92,221)
Retained earnings                                                              43,986          53,269
                                                                             ------------------------
   Total stockholders' equity                                                 750,023         767,172
                                                                             ------------------------
   Total liabilities and stockholders' equity                                $763,577        $779,093
                                                                             ========================

STATEMENTS OF OPERATIONS

Year ended September 30,                                                       1999            1998
-----------------------------------------------------------------------------------------------------
                                                                                  (In thousands)
INCOME
   Dividends from subsidiary                                                 $101,500       $  67,000

EXPENSE
   Borrowings                                                                      47             129
   Other                                                                          273             235
                                                                             ------------------------
   Total expense                                                                  320             364
                                                                             ------------------------
   Net income before equity in undistributed net income of subsidiaries       101,180          66,636
Equity in undistributed net income of subsidiaries                             12,992          45,070
                                                                             ------------------------
Income before income taxes                                                    114,172         111,706
Income tax benefit                                                                114             130
                                                                             ------------------------
Net income                                                                   $114,286        $111,836
                                                                             ========================

STATEMENTS OF CASH FLOWS

Year ended September 30,                                                      1999             1998
----------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                  $114,286        $111,836
Adjustments to reconcile net income to net
      cash provided by operating activities
   Equity in undistributed net income of subsidiaries                         (12,992)       (45,070)
   Decrease (increase) in other assets                                         (2,099)         1,485
   Increase in other liabilities                                                  633            992
                                                                           -------------------------
   Net cash provided by operating activities                                   99,828         69,243

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in short-term borrowings                                    1,000         (1,000)
Issuance of common stock through stock option plan                              1,552          1,762
Proceeds from Employee Stock Ownership Plan                                     1,260            967
Treasury stock purchased                                                      (54,938)       (23,955)
Dividends                                                                     (49,209)       (46,848)
                                                                           -------------------------
   Net cash used by financing activities                                     (100,335)       (69,074)
                                                                           -------------------------
   Increase (decrease) in cash                                                   (507)           169
   Cash at beginning of year                                                    1,786          1,617
                                                                           -------------------------
   Cash at end of year                                                     $    1,279     $    1,786
                                                                           =========================


NOTE T


SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter:

                                            FIRST           SECOND           THIRD          FOURTH
Year ended September 30, 1999              QUARTER          QUARTER         QUARTER         QUARTER
------------------------------------------------------------------------------------------------------
                                                  (Dollars in thousands, except per share data)
Interest income                            $114,393        $113,261        $112,277         $115,646
Interest expense                             61,840          60,434          59,386           62,830
                                          -----------------------------------------------------------
Net interest income                          52,553          52,827          52,891           52,816
Provision for loan losses                       179             204             301              --
Other operating income                        3,427           3,485           3,029            2,724
Other operating expense                      11,422          12,015          11,498           11,052
                                          -----------------------------------------------------------
Income before income taxes                   44,379          44,093          44,121           44,488
Income taxes                                 16,061          15,566          15,373           15,795
                                          -----------------------------------------------------------
Net income                                $  28,318       $  28,527       $  28,748        $  28,693
                                          ===========================================================
Basic earnings per share                  $     .50       $     .51       $     .52        $     .53
                                          ===========================================================
Diluted earnings per share                $     .50       $     .51       $     .52        $     .52
                                          ===========================================================
Return of average assets                       2.02%           2.00%           2.01%            1.93%
                                          ===========================================================

                                             First          Second            Third          Fourth
Year ended September 30, 1998               Quarter         Quarter          Quarter         Quarter
----------------------------------------------------------------------------------------------------
                                                  (Dollars in thousands, except per share data)

Interest income                           $116,232         $114,931        $114,924         $114,517
Interest expense                            65,276           62,940          61,878           62,139
                                          ----------------------------------------------------------
Net interest income                         50,956           51,991          53,046           52,378
Provision for loan losses                      159              172             224              185
Other operating income                       1,893            2,974           3,039            3,126
Other operating expense                     10,699           11,442          11,526           11,211
                                          ----------------------------------------------------------
Income before income taxes                  41,991           43,351          44,335           44,108
Income taxes                                14,907           15,389          15,883           15,770
                                          ----------------------------------------------------------
Net income                                $ 27,084         $ 27,962        $ 28,452         $ 28,338
                                          ==========================================================
Basic earnings per share                  $    .47         $    .49        $    .49         $    .49
                                          ==========================================================
Diluted earnings per share                $    .46         $    .48        $    .49         $    .49
                                          ==========================================================
Return on average assets                      1.91%            1.99%           2.05%            2.04%
                                          ==========================================================

SELECTED FINANCIAL DATA


Year ended September 30,                   1999           1998           1997             1996            1995
----------------------------------------------------------------------------------------------------------------
                                                        (In thousands, except per share data)
Interest income ................        $455,577        $460,604        $459,007        $404,211        $343,766
Interest expense ...............         244,490         252,233         257,447         228,745         188,253
                                        ------------------------------------------------------------------------
Net interest income ............         211,087         208,371         201,560         175,466         155,513
Provision for loan losses ......             684             740             813           3,828           6,245
Other income ...................          12,665          11,032           5,077           5,917           9,704
Other expense ..................          45,987          44,878          42,486          53,105          35,883
                                        ------------------------------------------------------------------------
   Income before income taxes ..         177,081         173,785         163,338         124,450         123,089
Income taxes ...................          62,795          61,949          58,288          44,555          44,746
                                        ------------------------------------------------------------------------
   Net income ..................        $114,286        $111,836        $105,050        $ 79,895        $ 78,343
                                        ========================================================================
Per share data

   Basic earnings per share ....        $   2.06        $   1.94        $   1.85        $   1.43        $   1.35
   Diluted earnings per share ..        $   2.05        $   1.92        $   1.83        $   1.41        $   1.34
   Cash dividends ..............        $    .90        $    .82        $    .74        $    .68        $    .62


September 30,                                   1999               1998              1997              1996              1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                (In thousands)
Total assets ..........................       $6,163,503        $5,637,011        $5,719,589        $5,114,978        $4,577,402
Loans and mortgage-backed securities ..        5,731,644         5,119,571         5,137,905         4,589,621         4,114,881
Investment securities .................          141,753           234,013           289,750           299,006           256,661
Customer accounts .....................        3,379,502         3,156,202         2,978,031         2,480,220         2,445,335
FHLB advances .........................        1,454,000         1,356,500         1,601,000         1,162,000           527,000
Other borrowings ......................          454,257           221,819           303,544           797,549           957,087
Stockholders' equity ..................          750,023           767,172           717,745           577,702           575,929

Number of
   Customer accounts ..................          189,419           184,832           180,957           160,968           161,295
   Mortgage loans .....................           40,104            40,615            41,820            39,570            35,641
   Offices ............................              107               106               104                93                87

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Washington Federal, Inc.
Seattle, Washington

   We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the Company) as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Washington Federal, Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP
Seattle, Washington
October 19, 1999


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
                   Telephone: 1-800-356-2017
                   www.chasemellon.com

ANNUAL MEETING     The annual meeting of stockholders will be
                   held on January 24, 2000, at 2 p.m. at the Sheraton Hotel, 1400 Sixth Avenue,
                   Seattle, Washington.

FORM 10-K          This report is available to stockholders of
                   record upon written request to:

                     Cathy Cooper
                     Vice President
                     Washington Federal, Inc.
                     425 Pike Street
                     Seattle, Washington 98101

STOCK INFORMATION  Washington Federal, Inc. is traded on the
                   NASD National Market.  The common
                   stock symbol is WFSL.  At September 30,
                   1999, there were approximately 2,959
                   stockholders of record.

                                                                  STOCK PRICES
                                                              ---------------------
                   QUARTER ENDED                               HIGH         LOW        DIVIDENDS
                   ------------------------------------------------------------------------------
                   DECEMBER 31, 1997                          27 1/2       24 5/16        20
                   MARCH 31, 1998                             26 5/8       23 15/16       20
                   JUNE 30, 1998                              27 3/8       24 5/16        21
                   SEPTEMBER 30, 1998                         25 9/16      20 1/4         21
                   DECEMBER 31, 1998                          24 31/64     20 11/16       22
                   MARCH 31, 1999                             25 7/64      21             22
                   JUNE 30, 1999                              23 5/8       20 5/8         23
                   SEPTEMBER 30, 1999                         25 9/16      22 1/16        23
                   ALL PRICES SHOWN HAVE BEEN
                   ADJUSTED FOR STOCK SPLITS.

                   MARKET MAKERS:
                   D.A. Davidson & Co., Inc.
                   Fox-Pitt, Kelton Inc.
                   Herzog, Heine, Geduld, Inc.
                   Instinet Corporation
                   Jefferies & Company, Inc.
                   Knight Securities L.P.
                   Lehman Brothers, Inc.
                   Mayer & Schweitzer, Inc.
                   Merrill Lynch, Pierce,
                     Fenner & Smith Inc.
                   Bank of America Securities
                   Ragen MacKenzie, Inc.
                   Salomon Smith Barney, Inc.
                   Sherwood Securities Corp.
                   Spear, Leeds & Kellogg

DIRECTORS, OFFICERS AND OFFICES


CORPORATE HEADQUARTERS

425 Pike Street
Seattle, WA 98101
(206) 624-7930

BOARD OF DIRECTORS

GUY C. PINKERTON
Chairman and Chief Executive Officer

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

ROY M. WHITEHEAD
President


DIRECTOR EMERITUS

HAROLD C. KEAN
E.W. MERSEREAU, JR.


EXECUTIVE MANAGEMENT COMMITTEE

WILLIAM A. CASSELS
Executive Vice President

LAWRENCE D. CIERPISZEWSKI
Executive Vice President

EDWIN C. HEDLUND
Executive Vice President

GUY C. PINKERTON
Chairman and Chief Executive Officer

CHARLES R. RICHMOND
Executive Vice President and Secretary

RONALD L. SAPER
Executive Vice President and Chief Financial Officer

ROY M. WHITEHEAD
President


                               DEPARTMENT OFFICERS


ACCOUNTING
JOSEPH R. RUNTE
Vice President and Controller

MARTINE ANDREWS
Assistant Manager

KAREN MEFFORD

ADMINISTRATION

DEANNA RUSSELL

APPRAISAL

EILEEN E. HIRAMI
Vice President

JAMES N. IBABAO

CONSTRUCTION AND LAND LOANS

LORELEI G. STOVES
Senior Vice President

CORPORATE REAL ESTATE AND TAXES

KEITH D. TAYLOR
Senior Vice President and Treasurer

DATA PROCESSING

JIM BLACK

RIC HEATON

JOHN F. GALUS

DEPOSIT OPERATIONS

BEN A. WHITMARSH
Vice President

CAROLYN J. LOBDELL
Assistant Vice President and Assistant Manager

MARTY DAVIES

FACILITIES

KELLY PERNELA
Assistant Vice President

HUMAN RESOURCES

ARLINE FONDA
Vice President

KAREN CARLSON

BOBBY FASSIO

INTERNAL AUDIT

BARBARA A. MURPHY
Vice President

LOAN OPERATIONS

MICHAEL BUSH
Vice President

PATRICIA BAINTER

LEANN BURKE

LOAN SERVICING

TERRY O. PERMENTER
Vice President

VIVIAN L. YORITA
Vice President and Assistant Manager

MIKE CULALA

LOIS L KRISTJANSSON

MARY TOMLINSON


LEGAL, REGULATORY AND COMPLIANCE

PAUL TYLER
Vice President

MANUALS/TRAINING

LINDA NICHOLL
Assistant Vice President

MARKETING AND INVESTOR RELATIONS

CATHY COOPER
Vice President

MULTI-FAMILY LOANS

LANG HADLEY
Vice President

MARY BAUMEIER

PERMANENT LOAN PRODUCTION

JANE A. NOGLE
Senior Vice President

JOHN WUNDERLICH
Vice President

COLLEEN WELLS
Assistant Vice President and Divisional Loan Brokerage Manager

CHRISTA TULLY
Assistant Divisional Loan Brokerage Manager

QUALITY CONTROL

NANCY C. ELLWEIN
Vice President

SAVINGS ADMINISTRATION

CYNTHIA L. ARNOLD
Vice President

SPECIAL CREDITS

JACK B. JACOBSON
Vice President

GEORGE W. CORLEY
Vice President

RUSSELL PETERSON


SUBSIDIARIES

FIRST INSURANCE AGENCY, INC.
317 S. 2nd Street
Mount Vernon, WA 98273
1-800-562-2555
(360) 336-9630

ANN BRITTAIN
Vice President

WASHINGTON SERVICES, INC.
6125 South Morgan Road
Freeland, WA 98249


                            DIVISION/REGION OFFICES

SOUTHERN WASHINGTON

29 OFFICE LOCATIONS

REGION MANAGERS

JAMES E. CADY
Vice President
10015 NE 183rd
Bothell, WA 98011

DALE B. CULVER
Vice President
2206 So. 320th
Federal Way, WA 98003

E. CRAIG WILSON
Vice President
5809 196th SW
Lynnwood, WA 98036

NORTHERN WASHINGTON

10 OFFICE LOCATIONS

DIVISION MANAGER

DOUGLAS A. ROWELL
Senior Vice President
317 S. 2nd Street
Mount Vernon, WA 98273

WESTERN IDAHO

15 OFFICE LOCATIONS

DIVISION MANAGER

ROBERT P. LINK
Senior Vice President
1001 W. Idaho St.
Boise, ID 83701

EASTERN IDAHO

4 OFFICE LOCATIONS

REGION MANAGER

LARRY WADSWORTH
Vice President
500 North Capital
Idaho Falls, ID 83402

SOUTHERN OREGON

15 OFFICE LOCATIONS

DIVISION MANAGER

NATE LOWE
Senior Vice President
300 Ellsworth St. SW
Albany, OR 97321

NORTHERN OREGON

9 OFFICE LOCATIONS

REGION MANAGER

THOMAS A. FRANKLIN
Vice President
4770 SW 76th Ave
Portland, OR 97225

UTAH

11 OFFICE LOCATIONS

DIVISION MANAGER

RICHARD FISHER
Senior Vice President
505 East 200 South
Salt Lake City, UT 84102

PHOENIX, ARIZONA

7 OFFICE LOCATIONS

DIVISION MANAGER

RON SHERIDAN
Senior Vice President
2196 E. Camelback Road, Suite 100
Phoenix, AZ 85016

TUCSON, ARIZONA

7 OFFICE LOCATIONS

DIVISION MANAGER

PATTY MCCARTHY-HOWARD
Senior Vice President
5151 E. Broadway Blvd., Suite 105
Tucson, AZ 85711

                       [WASHINGTON FEDERAL SAVINGS LOGO]
                       425 Pike Street, Seattle, WA 98101