Form 10-K405, Exhibit 13
period 2000-09-30
WASHINGTON FEDERAL INC
filed 2000-12-22
CIK 936528

                                                                     EXHIBIT 13

WASHINGTON FEDERAL, INC.
ANNUAL REPORT 2000

425 Pike Street, Seattle, WA  98101


TABLE OF CONTENTS

Financial Highlights             3

To Our Stockholders              4

Management's Discussion          6

Selected Financial Data         10

Financial Statements            12

Notes to Financial Statements   16

Accountant's Report             31

General Information             31

Directors, Officers, Offices    33

A SHORT HISTORY

Washington Federal, Inc. (the Company) is a savings and loan holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal Savings (the Association) which operates 108 branches in six Western states.

The Association had its origin on April 24, 1917 as Ballard Savings and Loan Association. In 1935, the state-chartered Association converted to a federal charter, became a member of the Federal Home Loan Bank System and obtained federal insurance. In 1958, Ballard Federal Savings and Loan Association merged with Washington Federal Savings and Loan Association of Bothell, and the latter name was retained for its wider geographic acceptance. In 1971, Seattle Federal Savings and Loan Association, then with three offices, was merged into the Association, and at the end of 1978, was joined by the 10 offices of First Federal Savings and Loan Association of Mount Vernon.

On November 17, 1982, the Association converted from a federal mutual to a federal stock association. In 1987 and 1988, acquisitions of United First Federal, Provident Federal Savings and Loan, and Northwest Federal Savings and Loan, all headquartered in Boise, Idaho, added 28 Idaho offices to the Association. In 1988, the acquisition of Freedom Federal Savings and Loan Association in Corvallis, Oregon, added 13 Oregon offices, followed in 1990 by the eight Oregon offices of Family Federal Savings Association.

In 1991, the acquisition of First Federal Savings and Loan Association of Idaho Falls, Idaho, added three branches to our system. That same year, we acquired the deposits of First Western Savings Association of Las Vegas, Nevada, doing business in Portland and Eugene, Oregon, as Metropolitan Savings Association. In 1992, we changed the name of all our Oregon division branches from Freedom Federal Savings to Washington Federal Savings and shortened our original corporate name to Washington Federal Savings. In 1993, the Association completed its purchase of First Federal Savings Bank of Salt Lake City, Utah, which provided 10 branches in the state. Then, during 1994, we expanded into Arizona and began operating five branch offices in Tucson. In 1995, the stockholders voted to approve a reorganization whereby Washington Federal Savings became a wholly-owned subsidiary of a newly formed holding company, Washington Federal, Inc. The Company purchased West Coast Mutual Savings Bank which included its one branch office in Centralia, Washington. Also during the year, we sold our Burley, Idaho branch office and opened three new offices in Washington, two more in Tucson, Arizona, and one each in Oregon and Utah. In 1996, we opened one new office in Oregon, one in Washington, and three in Phoenix, Arizona. In November 1996, we purchased Metropolitan Bancorp of Seattle, Washington, which added eight branches in the Puget Sound region. In 1997, we opened three new offices, one each in: Portland, Oregon; Tucson, Arizona; and in Phoenix, Arizona. We also closed one of our offices in Idaho Falls, Idaho, consolidating the deposits into our main Idaho Falls office. In 1998, we opened two new branches in Phoenix, Arizona, and one in Portland, Oregon. We also consolidated two Tucson, Arizona offices into one. In 1999, we consolidated two offices into one in Salt Lake City, Utah, and opened a new office in Riverton, Utah. We also opened one new office in Phoenix, Arizona.

In 2000, we consolidated two offices into one in Boise, Idaho, sold our Mountain Home branch, and opened one new branch each in Phoenix and Tucson, Arizona. We also opened our first branch in Las Vegas, Nevada.

The Association obtains its funds primarily through savings deposits from the general public, from repayments of loans and from borrowings and retained earnings. These funds are used largely to make first lien loans to borrowers for the purchase of new and existing homes, the acquisition and development of land for residential lots, the construction of homes, the financing of other real estate, and for investment in obligations of the U.S. government, its agencies, and municipalities. The Association also has a wholly-owned subsidiary, First Insurance Agency, Inc., which provides general insurance to the public.

PLEASE NOTE: Starting with the 2001 fiscal year, Washington Federal will no longer produce or distribute quarterly reports of financial results. We have found that the printed report is not as timely as most shareholders would desire, which calls into question the cost-effectiveness of printing and mailing the report. Alternatively, you may stop by any one of our branches for a copy of the most recent press release, or you can visit our website at www.washingtonfederal.com under "For Investors."

FINANCIAL HIGHLIGHTS



September 30,                               2000          1999        % Change
-------------                               ----------    ----------  --------
                                            (In thousands, except per share data)
Assets                                      $6,719,841    $6,163,503    +9%

Investment securities                       142,992       141,753       +1

Loans receivable                            4,949,235     4,378,728     +13

Mortgage-backed securities                  1,328,105     1,352,916     -2

Customer accounts                           3,465,270     3,379,502     +3

Federal Home Loan Bank advances
and other borrowings                        2,363,509     1,908,257     +24

Stockholders' equity                        759,165       750,023       +1

Net income                                  105,679       114,286       -8

Diluted earnings per share                  2.00          2.05          -2

Dividends per share                         .98           .90           +9

Stockholders' equity per share              14.57         13.83         +5

Shares outstanding                          52,121        54,232        -4

Return on average stockholders' equity      14.27%        15.47%        --

Return on average assets                    1.65%         1.99%         --

TO OUR STOCKHOLDERS

We are pleased with the Company's performance for the year considering it was a difficult year as the short-term Federal Fund interest rate increased from 43/4% to 61/2% since June 30, 1999. This has resulted in an inverted yield curve as short-term treasury yields are higher than the 10- and 30-year treasury yields. Although our interest rate spread of 2.04% at September 30, 2000 was the lowest since we became a public company in 1982, our earnings per share were the second highest. As short-term yields stabilize or go down, our long-term earnings growth should return.

For this past year, earnings were $105,679,000 or $2.00 per share compared to the prior year's earnings of $114,286,000 or $2.05 per share, a 2.4% decline in earnings per share. The negative impact of the Federal Fund interest rate increase and narrowing of our interest rate spread was mostly offset by increasing our outstanding mortgage loans and the repurchase of capital stock. During the year, we originated 8,326 mortgage loans totaling $1.52 billion. This near-record loan production, combined with a reduction in refinances and payoffs, resulted in a $570 million or 13% increase in outstanding mortgage loans from $4.38 billion to $4.95 billion. In the prior year, we originated 10,467 real estate loans for a net increase of $247 million. During the fiscal year, we also repurchased 2.46 million shares of our outstanding common stock at an average price of $19.68 per share. We intend to continue to repurchase our common stock when the opportunities arise.

The fiscal year produced a return on average assets of 1.65% and a return on stockholders' equity of 14.27%. Stockholders' equity at September 30, 2000 was $759 million or 11.30% of total assets compared to $750 million or 12.17% of total assets at the beginning of the year. The lower than normal increase in our stockholders' equity resulted principally from the above mentioned repurchase of Washington Federal stock and the payment of cash dividends of $51 million. Washington Federal's earnings and capital ratios continue near the top in the nation for all financial institutions. Our total assets increased $556 million or 9% during the year to $6.7 billion.

Our operating expense ratio for the year was .73% and our efficiency ratio (total operating expense divided by net interest income plus other income) was 19.2%. Both of these figures are excellent and less than one-half the industry average.

Our Company has kept its same philosophies and positive results for many years. We try to keep everything we do as simple as possible while providing the best possible service to customers on the products we offer. Our business, in very basic terms, is to attract savings deposits from the general public and to invest these funds profitably, primarily in loans secured by residential real estate. Most of our lending is for single-family construction and purchase, although in recent years we have been developing our origination capabilities in smaller multi-family loans. Virtually all of our longer-term loans contain a "due on sale" clause which gives us the right to renegotiate the rate and terms if the underlying collateral is sold. A breakdown of our loan portfolio can be found in the "Notes to Consolidated Financial Statements" included in this report.

Our deposits for the year increased $86 million or 3%. We offer a complete line of savings products, including various certificates of deposit, passbook accounts, insured money market accounts with passbooks or statements and checking accounts with higher than market interest rates. Our customers enjoy the passbook option and can open an account for a child or grandchild to teach the old-fashioned satisfaction that comes from watching savings grow.

During the year we consolidated one branch and sold a second branch in Idaho, opened two branches in Arizona and opened our first branch in Las Vegas, Nevada. We now have 108 offices with 39 in Washington, 17 in Idaho, 24 in Oregon, 11 in Utah, 16 in Arizona and one in Nevada. We have four additional sites in Arizona in different stages of development and continue to move towards opening our first office in Dallas, Texas. We also are looking for additional sites in Portland, Oregon and Nevada as we continue our expansion in these markets. We will also consider acquisition opportunities when appropriate and priced fairly.

We are near the completion _of the review of our computer system that was originally installed in 1978. To that end, we plan to install new branch teller equipment, replacing equipment that we have used for over 20 years. This new hardware, in addition to improvements in our software, will enable us to take advantage of the rapid changes in technology and provide better and faster service to our customers.

On October 1, 2000 the title of Chief Executive Officer was transferred to Roy
M. Whitehead. I feel confident that Roy's leadership and banking and thrift experience, along with the management team we are building, will lead Washington Federal to new levels of success. I will continue as Chairman and try to contribute to these efforts as needed.

During the year, Larry Cierpiszewski retired from his position as Executive Vice President. Larry had worked with us for eighteen years, the last eight serving on the Executive Management Committee. We thank him for all he has done to make our Company as successful as it has been and wish him many happy years in retirement.

This will be the last letter to stockholders written by me, so I want to take this opportunity to thank my fellow employees and our directors and stockholders for all the support and encouragement they have shown me during my 35 years as an employee of Washington Federal. It has truly been an exciting, rewarding and pleasurable experience.

I look forward to seeing you at our annual meeting to be held on Wednesday, January 24, 2001, at 2:00 p.m. at the Sheraton Hotel in Seattle.





Sincerely,



Guy C. Pinkerton

Chairman of the Board







President Roy M. Whitehead (left) assumed CEO duties from Chairman Guy C. Pinkerton (right) on October 1, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL


Washington Federal, Inc. (the Company) is a savings and loan holding company. The Company's primary operating subsidiary is Washington Federal Savings (the Association).

INTEREST RATE RISK

The Company accepts a high level of interest rate volatility as a result of its policy to originate fixed-rate single family home loans which are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. At September 30, 2000, the Company had approximately $3,182,000,000 more liabilities subject to repricing in the next year than assets subject to repricing, which amounted to a negative maturity gap of 47% of total assets. The Company's interest rate risk approach has never resulted in the recording of a monthly operating loss.

The Company experienced a significant decline in interest rate spreads in fiscal 2000. Spreads narrowed during the past several months as the Federal Reserve raised short-term interest rates from 4.75% in June 1999 to 6.50% in May 2000. The year closed with a 2.04% interest rate spread, down from 2.72% at the beginning of the year. During this phase of the interest rate cycle, the Company chose to leverage its balance sheet and increase its asset size. As a result, Federal Home Loan Bank (FHLB) advances and other borrowed money increased to an equivalent of 35.2% of total assets at September 30, 2000 compared to 31.0% of total assets at September 30, 1999.


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

Income property loans, builder construction loans and certain other loans are reviewed on an individual basis. They are reviewed to assess the ability of the borrowers to continue to service all of their principal and interest obligations. If the loans show signs of weakness, they will be downgraded, and if warranted, placed on nonaccrual status. The Company has an Asset Quality Review Committee that reports the results of their internal reviews to the Board of Directors on a quarterly basis.

Non-performing assets increased to $31.4 million or .47% of total assets at September 30, 2000 compared to $21.3 million or .35% of total assets at September 30, 1999. These ratios are low compared to others and reflect the excellent economic conditions within the Company's marketplace.


LIQUIDITY  AND CAPITAL RESOURCES

The Company's net worth at September 30, 2000, was $759,165,000 or 11.3% of total assets. This is an increase of $9,142,000 from September 30, 1999 when net worth was $750,023,000 or 12.2% of total assets. The ratio of net worth to total assets remains at a high level despite the continuance of a stock repurchase plan during fiscal 2000 and the distribution of 48.6% of earnings in the form of cash dividends.

The Company's net worth declined due to $51,310,000 of cash dividends paid, $2,000,000 of depreciation in the valuation reserve for available-for-sale securities and stock repurchases of $48,485,000; however, net worth was increased by $105,679,000 generated from net income and $5,258,000 of proceeds received from the exercise of common stock options and purchases by the Employee Stock Ownership Plan. During fiscal 2000, a total of 2,464,000 shares of common stock were repurchased at an average price of $19.68.

Washington Federal's percentage of net worth to total assets is among the highest in the nation and is approximately three times the minimum required under Office of Thrift Supervision (OTS) regulations (see Note O). Management believes this strong net worth position will help protect the Company against interest rate risk and will enable it to compete more effectively for controlled growth through acquisitions and customer deposit increases.

Customer accounts increased $85,768,000 or 2.5% from a year ago, largely due to branch expansion in Nevada and Arizona, increased public funds activity and several successful new account marketing campaigns.

The Company's cash and investment securities amounted to $171,278,000 at September 30, 2000, a slight increase from $166,790,000 a year ago. Few investment securities matured during the year and the Company continued to emphasize origination of higher yielding loans.

The minimum liquidity levels of the Association are governed by the regulations of the Office of Thrift Supervision. Liquidity is defined as the ratio of average cash and eligible unpledged investment securities and mortgage-backed securities to the sum of average withdrawable savings plus short-term (one year) borrowings. Currently the Association is required to maintain total liquidity at 4%. At September 30, 2000, total regulatory liquidity was 4.61%.


CHANGES IN FINANCIAL POSITION

Available-for-sale and held-to-maturity securities. The Company purchased $185,048,000 of mortgage-backed and investment securities, almost all of which have been categorized as available-for-sale.

The Company had $40,988,000 of sales of securities resulting in net realized gains of $4,058,000. All sales were mortgage-backed securities which were categorized as available-for-sale. As of September 30, 2000, the Company had unrealized gains in its available-for-sale portfolio of $3,000,000, net of tax, which are recorded as part of stockholders' equity.

Loans receivable. Loans receivable increased 13.0% during fiscal 2000 to $4,949,235,000 at September 30, 2000, from $4,378,728,000 a year earlier. The loans receivable balance increased substantially due to a near-record level of loan originations totaling $1,522,290,000 despite a 14.0% decrease from fiscal 1999 which represented the Company's largest refinance period in its history.

Real estate held for sale. The balance at September 30, 2000, was $17,416,000, a slight increase from $16,679,000 reported one year ago.

FHLB stock. FHLB stock amounted to $116,314,000 at September 30, 2000 compared with $108,844,000 one year ago as the Company received $7,470,000 in stock dividends during the year.

Costs in excess of net assets acquired. As of September 30, 2000, costs in excess of net assets acquired totaled $41,577,000. The Company periodically monitors these assets for potential impairment in accordance with SFAS No. 121, "Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." As of September 30, 2000, there was no impairment of costs in excess of net assets acquired. The Company will provide for any diminution in value of these assets should an impairment be identified.

Customer accounts. Customer accounts at September 30, 2000, were $3,465,270,000 compared with $3,379,502,000 at September 30, 1999, a 2.5% increase. See "Liquidity and Capital Resources" above.

FHLB advances and other borrowings. Total borrowings increased 23.9% to $2,363,509,000. See "Interest Rate Risk" above.

RESULTS OF OPERATIONS
GENERAL

Fiscal 2000 net income decreased 8% from fiscal 1999. See Note S, "Selected Quarterly Financial Data (Unaudited)" which highlights the quarter-by-quarter results for the years ended September 30, 2000 and 1999.

                                       Dec 31     Mar 31     Jun 30     Sep 30     Dec 31     Mar 31     Jun 30     Sep 30
                                        1998       1999       1999       1999       1999       2000       2000       2000
                                       ------     ------     ------     ------     ------     ------     ------     ------
Interest rate on loans and
mortgage-backed securities ....         7.79%      7.67%      7.65%      7.66%      7.70%      7.76%      7.86%      7.90%

Interest rate on
investment securities* ........         7.90       8.15       8.04       8.03       8.11       7.83       7.83       7.82

        Combined ..............         7.80       7.69       7.67       7.68       7.72       7.76       7.86       7.90

Interest rate on
customer accounts .............         4.99       4.80       4.70       4.71       4.84       4.95       5.32       5.57

Interest rate on
borrowings ....................         5.37       5.20       5.30       5.40       5.56       5.85       6.30       6.29

     Combined .................         5.11       4.93       4.89       4.96       5.10       5.29       5.72       5.86

Interest rate spread ..........         2.69%      2.76%      2.78%      2.72%      2.62%      2.47%      2.14%      2.04%

*Includes municipal bonds at tax-equivalent rates.

The interest rate spread declined during fiscal 2000 from 2.72% at September 30, 1999 to 2.04% at September 30, 2000.

COMPARISON OF FISCAL 2000 RESULTS WITH FISCAL 1999

Net interest income decreased $12,571,000 (6%) in fiscal 2000 over fiscal 1999 largely due to increases in short- term interest rates which the Federal Reserve raised 175 basis points between June 1999 and May 2000.

Interest on loans and mortgage-backed securities increased $44,328,000 (10%) in fiscal 2000 from 1999. The increase is largely a result of the increase in earning asset volumes as the Company originated $1,522,290,000 in loans with refinance activity slowing dramatically from the prior year when the Company originated a record $1,769,612,000 in loans. Average interest rates on loans and mortgage-backed securities increased to 7.90% from 7.66% one year ago.

Interest and dividends on investment securities decreased $1,878,000 (10%) in fiscal 2000 from fiscal 1999. The weighted average yield declined to 7.82% at September 30, 2000 compared with 8.03% at September 30, 1999. The combined investment securities and FHLB stock portfolio increased slightly to $259,306,000 at September 30, 2000 versus $250,597,000 one year ago.

Interest on customer accounts increased 8% to $172,735,000 for fiscal 2000 from $159,942,000 for fiscal 1999. The increase related to an increase in customer accounts to $3,465,270,000 from $3,379,502,000 the prior year, as well as the average cost of customer accounts which increased to 5.57% at year end compared to 4.71% one year ago.

Interest on FHLB advances and other borrowings increased $42,228,000 (50%) in fiscal 2000 over fiscal 1999. This increase was partially due to an increase in average borrowings from $1,578,352,000 to $2,115,423,000. The average rates paid increased to 6.29% at September 30, 2000 versus 5.40% at September 30, 1999.

The provision for loan losses was not necessary during fiscal 2000 as compared to $684,000 in fiscal 1999 reflecting management's historical conservative lending philosophy. Non-performing assets remained low at $31,393,000 or .47% of total assets at September 30, 2000 compared with $21,300,000 or .35% of total assets at September 30, 1999. Management continued to maintain the allowance for loan losses at current levels which, at $20,831,000 or 66% of non-performing assets, are within an acceptable range of estimated losses, yet conservative compared with others in the industry. The lack of provision is reflective of the excellent economic conditions within the Company's marketplace during fiscal 2000.

Other income decreased $2,288,000 (18%) in fiscal 2000 from fiscal 1999. Net gains on the sale of available-for-sale securities totaled $4,058,000 in fiscal 2000 compared to $2,747,000 in fiscal 1999. Other income included several non-recurring transactions in fiscal 1999, the largest of which provided the Company $2,223,000 of pre-tax income during the year.

Other expense increased $545,000 (1%) in fiscal 2000 over fiscal 1999. This minimal increase resulted from general inflationary increases offset by lower deposit insurance premiums which declined $823,000, as well as a reduction in staff through attrition. Personnel, including part-time employees considered on a full-time equivalent basis, declined to 676 at September 30, 2000 compared to 700 staff at September 30, 1999. The branch network increased to 108 offices at September 30, 2000 versus 107 offices one year ago. Other expense for fiscal 2000 equaled .73% of average assets compared with .80% in fiscal 1999.

Income taxes decreased $5,295,000 (8%) in fiscal 2000. The effective tax rate was 35.25% for fiscal 2000 compared with 35.50% for fiscal 1999.

COMPARISON OF FISCAL 1999 RESULTS WITH FISCAL 1998

Net interest income increased $2,716,000 (1%) in fiscal 1999 over fiscal 1998 due largely to an increase in the balance sheet.

Interest on loans and mortgage-backed securities increased $1,360,000 (1%) in fiscal 1999 from 1998. The increase was a result of the increase in earning asset volumes as the Company originated $1,769,612,000 in loans compared to $1,454,232,000 in the prior fiscal year. Average interest rates on loans and mortgage-backed securities declined to 7.66% from 7.98% one year before.

Interest and dividends on investment securities decreased $6,387,000 (25%) in fiscal 1999 from fiscal 1998. The weighted average yield improved to 8.03% at September 30, 1999 compared with 7.76% at September 30, 1998. The combined investment securities and FHLB stock portfolio decreased to $250,597,000 at September 30, 1999 versus $335,063,000 the prior year.

Interest on customer accounts increased 2% to $159,942,000 for fiscal 1999 from $156,099,000 for fiscal 1998. The increase largely related to the increase in customer accounts to $3,379,502,000 from $3,156,202,000 the prior year. The average cost of customer accounts decreased to 4.71% at year end compared to 5.09% one year ago.

Interest on FHLB advances and other borrowings decreased $11,586,000 (12%) in fiscal 1999 from fiscal 1998. This decrease was partially due to a reduction in average borrowings from $1,712,971,000 to $1,578,352,000. The average rates paid decreased to 5.40% at September 30, 1999 versus 5.50% at September 30, 1998.

The provision for loan losses during fiscal 1999 was $684,000 compared with $740,000 in fiscal 1998 which reflected the Company's minimal levels of non-performing assets. Non-performing assets declined to $21.3 million or .35% of total assets at September 30, 1999 compared with $24.8 million or .44% of total assets at September 30, 1998. Although the provision declined, we continued to maintain our allowance for loan losses at levels which, at $21.9 million or 1.03% of non-performing assets, were within an acceptable range of estimated losses and low compared with others in the industry. Our provision was reflective of the excellent economic conditions within the Company's marketplace during fiscal 1999.

Other income increased $1,633,000 (15%) in fiscal 1999 over fiscal 1998. Net gains on the sale of available-for-sale securities totaled $2,747,000 in fiscal 1999 compared to $5,560,000 in fiscal 1998. Other income included several non-recurring transactions, the largest of which provided the Company $2.2 million of pre-tax income during the year.

Other expense increased $985,000 (2%) in fiscal 1999 over fiscal 1998. The increase was primarily due to an increase in compensation expense which resulted from branch network expansion and general inflationary increases. The branch network increased to 107 offices at September 30, 1999 versus 106 offices at September 30, 1998. Other expense for fiscal 1999 equaled .80% of average assets compared with .81% in fiscal 1998, while the number of staff, including part-time employees on a full-time equivalent basis, amounted to 700 and 677 at September 30, 1999 and 1998, respectively.

Income taxes increased $846,000 (1%) in fiscal 1999. The effective tax rate was 35.5% for fiscal 1999 compared with 35.6% for fiscal 1998.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related Notes presented herein have been prepared in accordance with generally accepted accounting principles, which require, to a large extent, the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.


SELECTED FINANCIAL DATA

Year ended September 30,           2000       1999      1998      1997       1996

                                        (In thousands, except per share data)
Interest income                 $498,027      $455,577      $460,604      $459,007      $404,211

Interest expense                             299,511         244,490         252,233         257,447         228,745
Net interest income                          198,516         211,087         208,371         201,560         175,466
Provision for loan losses                         --             684             740             813           3,828
Other income                                  10,377          12,665          11,032           5,077           5,917
Other expense                                 45,714          45,987          44,878          42,486          53,105
Income before income taxes                   163,179         177,081         173,785         163,338         124,450
Income taxes                                  57,500          62,795          61,949          58,288          44,555
Net income                                  $105,679        $114,286        $111,836        $105,050        $ 79,895
Per share data
Basic earnings per share                    $   2.01        $   2.06        $   1.94        $   1.85        $   1.43
Diluted earnings per share                  $   2.00        $   2.05        $   1.92        $   1.83        $   1.41
Cash dividends                              $    .98        $    .90        $    .82        $    .74        $    .68



September 30,                                2000            1999            1998            1997            1996

                                                                       (In thousands)
Total assets                              $6,719,841      $6,163,503      $5,637,011      $5,719,589      $5,114,978
Loans and mortgage-backed securities       6,277,340       5,731,644       5,119,571       5,137,905       4,589,621
Investment securities                        142,992         141,753         234,013         289,750         299,006
Customer accounts                          3,465,270       3,379,502       3,156,202       2,978,031       2,480,220
FHLB advances                              1,209,000       1,454,000       1,356,500       1,601,000       1,162,000
Other borrowings                           1,154,509         454,257         221,819         303,544         797,549
Stockholders' equity                         759,165         750,023         767,172         717,745         577,702


Number of
Customer accounts                            191,343         189,419         184,832         180,957         160,968
Mortgage loans                                41,741          40,104          40,615          41,820          39,570
Offices                                          108             107             106             104              93

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,                                                                                      2000            1999
                                                                                               -----------       -----------
                                                                                           (In thousands, except per share data)
ASSETS
Cash                                                                                           $    28,286       $    25,037
Available-for-sale securities, amortized cost $1,173,463 and $1,161,917                          1,178,464         1,169,917
Held-to-maturity securities, fair value $292,264 and $327,002                                      292,633           324,752
Loans receivable, net                                                                            4,949,235         4,378,728
Interest receivable                                                                                 40,700            36,521
Premises and equipment, net                                                                         50,487            50,110
Real estate held for sale                                                                           17,416            16,679
FHLB stock                                                                                         116,314           108,844
Costs in excess of net assets acquired                                                              41,577            47,583
Other assets                                                                                         4,729             5,332
                                                                                               $ 6,719,841       $ 6,163,503
                                                                                               -----------       -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Customer accounts
   Savings and demand accounts                                                                 $ 3,375,036       $ 3,291,857
   Repurchase agreements with customers                                                             90,234            87,645
                                                                                               -----------       -----------
                                                                                                 3,465,270         3,379,502
FHLB advances                                                                                    1,209,000         1,454,000
Other borrowings, primarily securities sold under agreements to repurchase                       1,154,509           454,257
Advance payments by borrowers for taxes and insurance                                               29,093            26,107
Federal and state income taxes, including net deferred liabilities of $49,999 and $54,012           53,012            52,504
Accrued expenses and other liabilities                                                              49,792            47,110
                                                                                               -----------       -----------
                                                                                                 5,960,676         5,413,480
Stockholders' equity
Common stock, $1.00 par value, 100,000,000 shares authorized, 62,295,691 and 62,191,540
   shares issued; 52,120,932 and 54,232,061 shares outstanding                                      62,296            62,192
Paid-in capital                                                                                    785,745           785,031
Accumulated other comprehensive income, net of tax                                                   3,000             5,000
Treasury stock, at cost; 10,174,759 and 7,959,479 shares                                          (190,018)         (146,186)
Retained earnings                                                                                   98,142            43,986
                                                                                                   759,165           750,023
                                                                                               -----------       -----------
                                                                                               $ 6,719,841       $ 6,163,503
                                                                                               -----------       -----------

See Notes to Consolidated Financial Statements

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,                                       2000               1999               1998
------------------------                                   ------------       ------------       ------------
                                                                 (In thousands, except per share data)
INTEREST INCOME

Loans                                                      $    384,851       $    353,930       $    364,801
Mortgage-backed securities                                       95,738             82,331             70,100
Investment securities                                            17,438             19,316             25,703
                                                           ------------       ------------       ------------
                                                                498,027            455,577            460,604
INTEREST EXPENSE

Customer accounts                                               172,735            159,942            156,099
FHLB advances and other borrowings                              126,776             84,548             96,134
                                                                299,511            244,490            252,233
                                                           ------------       ------------       ------------
Net interest income                                             198,516            211,087            208,371
Provision for loan losses                                            --                684                740
                                                           ------------       ------------       ------------
Net interest income after provision for loan losses             198,516            210,403            207,631

OTHER INCOME

Gain on sale of mortgage-backed securities, net                   4,058              2,747              5,560
Other                                                             6,319              9,918              5,472
                                                           ------------       ------------       ------------
                                                                 10,377             12,665             11,032
OTHER EXPENSE

Compensation and fringe benefits                                 26,739             26,485             24,852
Amortization of intangibles                                       6,006              6,056              6,039
Occupancy expense                                                 4,096              4,001              4,151
SAIF deposit insurance premiums                                   1,003              1,826              1,790
Other                                                             8,802              7,733              8,284
                                                           ------------       ------------       ------------
                                                                 46,646             46,101             45,116
Gain on real estate acquired through foreclosure, net               932                114                238
                                                           ------------       ------------       ------------
Income before income taxes                                      163,179            177,081            173,785
Income taxes
   Current                                                       59,045             75,507             48,883
   Deferred                                                      (1,545)           (12,712)            13,066
                                                                 57,500             62,795             61,949
                                                           ------------       ------------       ------------
NET INCOME                                                 $    105,679       $    114,286       $    111,836
                                                           ------------       ------------       ------------
PER SHARE DATA

Basic earnings per share                                   $       2.01       $       2.06       $       1.94
Diluted earnings per share                                 $       2.00       $       2.05       $       1.92
Cash dividends                                             $        .98       $        .90       $        .82
Weighted average number of shares outstanding,
   including dilutive stock options                          52,915,295         55,806,778         58,155,078

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                             Accumulated
                                                                               Other
                                         Common     Paid-in     Retained   Comprehensive   Treasury
                                         Stock      Capital     Earnings     Income          Stock         Total
                                        --------   ---------   ----------  -------------  -----------    ---------
                                                               (In thousands)
Balance at October 1, 1997              $ 51,138   $ 573,241   $  131,632   $ 30,000      $   (68,266)   $ 717,745
Eleven-for-ten stock split
   distributed February 26, 1998           5,118     138,195     (143,351)                                     (38)
Comprehensive income:
   Net income                                                     111,836                                  111,836
   Other comprehensive income,
   net of tax:
      Unrealized gains on securities                                           9,586                         9,586
      Reclassification adjustment                                             (4,586)                       (4,586)
                                        --------   ---------   ----------   --------      -----------    ---------
Total comprehensive income                                                                                 116,836
Dividends                                                         (46,848)                                 (46,848)
Proceeds from exercise of
   common stock options                      168       2,297                                                 2,465
Proceeds from Employee
  Stock Ownership Plan                                   967                                    2,040        3,007
Treasury stock                                                                                (25,995)     (25,995)
Balance at September 30, 1998             56,424     714,700       53,269     35,000          (92,221)     767,172
                                        --------   ---------   ----------   --------      -----------    ---------

Eleven-for-ten stock split
   distributed February 26, 1999           5,643      68,617      (74,360)                                    (100)
Comprehensive income:
   Net income                                                     114,286                                  114,286
   Other comprehensive income,
   net of tax:
      Unrealized losses on securities                                        (28,228)                      (28,228)
      Reclassification adjustment                                             (1,772)                       (1,772)
                                        --------   ---------   ----------   --------      -----------    ---------
Total comprehensive income                                                                                  84,286
Dividends                                                         (49,209)                                 (49,209)
Proceeds from exercise of
   common stock options                      125       1,427                                                 1,552
Proceeds from Employee
   Stock Ownership Plan                                  287                                      973        1,260
Treasury stock                                                                                (54,938)     (54,938)
Balance at September 30, 1999             62,192     785,031       43,986      5,000         (146,186)     750,023
                                        --------   ---------   ----------   --------      -----------    ---------


Comprehensive income:
   Net income                                                     105,679                                  105,679
   Other comprehensive income,
   net of tax:
      Unrealized gains on securities                                  628                         628
      Reclassification adjustment                                             (2,628)                       (2,628)
                                        --------   ---------   ----------   --------      -----------    ---------
Total comprehensive income                                                                                 103,679
Dividends                                                         (51,310)                                 (51,310)
Proceeds from exercise of
   common stock options                       92       1,117                                                 1,209
Proceeds from Employee
   Stock Ownership Plan                                 (604)                                   4,653        4,049
Restricted stock issuance                     12         201         (213)                                      --
Treasury stock                                                                                (48,485)     (48,485)
Balance at September 30, 2000           $ 62,296   $ 785,745   $   98,142   $  3,000      $  (190,018)   $ 759,165
                                        --------   ---------   ----------   --------      -----------    ---------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,                                                              2000             1999              1998
------------------------                                                          -----------       -----------       -----------
                                                                                                   (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                        $   105,679       $   114,286       $   111,836
Adjustments to reconcile net income to net cash provided
 by operating activities
   Amortization of fees, discounts, and premiums, net                                 (17,768)          (25,646)          (28,426)
   Amortization of costs in excess of net assets acquired                               6,006             6,056             6,038
   Depreciation                                                                         2,337             2,263             2,287
   Gain on investment securities and real estate held for sale                         (4,990)           (2,861)           (5,798)
   Decrease (increase) in accrued interest receivable                                  (4,179)           (1,346)            1,208
   Increase in income taxes payable                                                     1,508               142             8,710
   FHLB stock dividends                                                                (7,470)           (7,794)           (7,466)
   Decrease (increase) in other assets                                                    603             5,334            (4,265)
   Increase in accrued expenses and other liabilities                                   2,682               993             4,844
Net cash provided by operating activities                                              84,408            91,427            88,968
                                                                                  -----------       -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Loans and contracts originated
   Loans on existing property                                                        (923,290)       (1,058,403)         (723,337)
   Construction loans                                                                (451,582)         (425,190)         (467,884)
   Land loans                                                                        (118,947)         (121,853)         (105,901)
   Loans refinanced                                                                   (28,471)         (164,166)         (157,110)
                                                                                  -----------       -----------       -----------
                                                                                   (1,522,290)       (1,769,612)       (1,454,232)
Savings account loans originated                                                       (3,004)           (4,420)           (4,984)
Loan principal repayments                                                             974,469         1,497,888         1,483,446
Increase (decrease) in undisbursed loans in process                                   (17,087)           48,862            35,934
Loans purchased                                                                        (1,630)           (1,138)           (1,797)
Available-for-sale securities purchased                                              (150,287)         (765,963)         (319,209)
Principal payments and maturities of available-for-sale securities                    132,608           297,809           191,360
Available-for-sale securities sold                                                     12,442            22,726            55,560
Held-to-maturity securities purchased                                                  (4,010)               --                --
Principal payments and maturities of held-to-maturity securities                       36,540           122,621           120,024
Proceeds from sales of real estate held for sale                                       14,335            13,435            24,454
Premises and equipment purchased, net                                                  (2,714)           (3,491)           (3,617)
Net cash provided (used) by investing activities                                     (530,628)         (541,283)          126,939
                                                                                  -----------       -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in customer accounts                                                      85,768           223,300           178,171
Net increase (decrease) in short-term borrowings                                      455,252           329,938          (773,725)
Proceeds from long-term borrowings                                                         --                --           600,000
Repayments of long-term borrowings                                                         --                --          (152,500)
Proceeds from exercise of common stock options                                          1,209             1,552             1,762
Dividends                                                                             (51,310)          (49,209)          (46,848)
Proceeds from Employee Stock Ownership Plan                                             4,049             1,260               967
Treasury stock purchased, net                                                         (48,485)          (54,938)          (23,955)
Increase (decrease) in advance payments by borrowers for taxes and insurance            2,986               775            (1,008)
Net cash provided (used) by financing activities                                      449,469           452,678          (217,136)
                                                                                  -----------       -----------       -----------
Increase (decrease) in cash                                                             3,249             2,822            (1,229)
Cash at beginning of year                                                              25,037            22,215            23,444
Cash at end of year                                                               $    28,286       $    25,037       $    22,215
                                                                                  -----------       -----------       -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Noncash investing activities
   Real estate acquired through foreclosure                                       $    14,140       $    13,807       $    10,220
Cash paid during the year for
   Interest                                                                       $   295,129       $   245,987       $   248,357
   Income taxes                                                                        54,744            60,412            53,368

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998


NOTE A

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation. The consolidated financial statements include the accounts of Washington Federal, Inc. (the Company) and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Description of business. Washington Federal, Inc. is a savings and loan holding company. The Company's principal operating subsidiary is Washington Federal Savings (the Association). The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans and, in limited circumstances, income-producing property real estate loans. The Company conducts its activities from a network of 108 full-service branch offices located in Washington, Oregon, Idaho, Utah, Arizona and Nevada.

Investment and mortgage-backed securities. The Company accounts for investment and mortgage-backed securities in two categories: held-to-maturity and available-for-sale.

Held-to-Maturity Securities -- Securities classified as held-to-maturity are accounted for at amortized cost, but the Company must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition for unrealized losses is provided in the portfolio if any market valuation differences are deemed to be other than temporary.

Available-for-Sale Securities -- Securities not classified as held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity until realized.

Forward contracts to purchase mortgage-backed securities are designated as available-for-sale. Changes in the fair value of forward contracts designated as available-for-sale are recognized as a component of stockholders' equity through comprehensive income until realized, unless a decline in the fair value of the underlying securities is other than temporary. Securities purchased under a forward contract are recorded at their fair values at the settlement date.

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

The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The

Company's methodology for assessing the appropriateness of the allowance consists of several key elements which include the formula allowance, specific allowances and the unallocated allowance.

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

Costs in excess of net assets acquired. Costs in excess of fair value of net assets acquired in business combinations are amortized to expense over a period not to exceed 15 years using the straight-line method. From time to time, the Company reviews the status of costs in excess of net assets acquired to determine that no impairment of the assets has occurred.

Deferred fees and discounts on loans. Loan discounts and loan fees are deferred and recognized over the life of the loans using the interest method based on actual loan payments.

Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Business segments. The Company has determined that its current business and operations consist of a single business segment.

Reclassifications. Certain reclassifications have been made to the financial statements for years prior to September 30, 2000 to conform to the classifications used in 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE B
INVESTMENT SECURITIES

September 30,                                                            2000
-------------                                   -----------------------------------------------------
                                                                    (In thousands)
                                                Amortized           Gross Unrealized           Fair
                                                --------          --------------------       --------

                                                  Cost             Gains        Losses         Value         Yield
                                                --------          ------       -------       --------        ----
Available-for-sale securities
U.S. government and agency securities due
Within 1 year                                   $ 81,123          $   --       $(1,617)      $ 79,506        6.11%
1 to 5 years                                      15,102             538            --         15,640        6.98
Over 10 years                                     19,279           3,080            --         22,359       10.13
                                                 115,504           3,618        (1,617)       117,505        6.90
                                                --------          ------       -------       --------        ----
Held-to-maturity securities
Tax-exempt municipal bonds due
     1 to 5 years                                  7,650             241            --          7,891        6.67
     Over 10 years                                17,837             932            --         18,769        6.12
                                                  25,487           1,173            --         26,660        6.29
                                                $140,991          $4,791       $(1,617)      $144,165        6.79%


September 30,                                                                   1999
-------------                                   -----------------------------------------------------------------
                                                                           (In thousands)
                                                Amortized          Gross Unrealized            Fair
                                                  Cost            Gains        Losses          Value         Yield
                                                --------          ------       -------       --------        -----
Available-for-sale securities
U.S. government and agency securities due
     Within 1 year                              $ 90,869          $1,073       $    --       $ 91,942        7.98%
     1 to 5 years                                 15,130             690            --         15,820        6.98
     Over 10 years                                 9,279           3,237            --         12,516       10.41
                                                 115,278           5,000            --        120,278        8.05
                                                --------          ------       -------       --------        ----
Held-to-maturity securities
Tax-exempt municipal bonds due
     1 to 5 years                                  7,651             436            --          8,087        6.67
     Over 10 years                                13,824             814            (6)        14,632        6.26
                                                  21,475           1,250            (6)        22,719        6.41
                                                $136,753          $6,250       $    (6)      $142,997        7.79%
                                                --------          ------       -------       --------        ----

There were no sales of investment securities during 2000 or 1999. Investment securities with a book value of $85.6 million and a fair value of $87.8 million at September 30, 2000 were pledged to secure public deposits.



NOTE C
MORTGAGE-BACKED SECURITIES

September 30,                                                                 2000
-------------                                   -----------------------------------------------------------------
                                                                         (In thousands)
                                               Amortized           Gross Unrealized           Fair
                                                 Cost             Gains         Losses        Value         Yield
                                                --------          ------       -------       --------        ----
Available-for-sale securities
GNMA pass-through certificates                $    7,758         $    23      $    (91)    $    7,690        7.11%
FNMA pass-through certificates                    18,992             563          (226)        19,329        7.86
FHLMC pass-through certificates                  994,188           6,317       (20,707)       979,798        7.01
FHLMC                                             13,153             924          (243)        13,834        7.33
FNMA                                               8,720             617          (182)         9,155        7.00
Private issues                                    15,148           1,057          (268)        15,937        6.80
Forward commitments                                   --          15,216            --         15,216          --
                                               1,057,959          24,717       (21,717)      1,060,959       7.02
                                                --------          ------       -------       --------        ----
Held-to-maturity securities
GNMA pass-through certificates                       114               6            --            120        9.64
FNMA pass-through certificates                     6,558             137           (61)         6,634        8.13
FHLMC pass-through certificates                  260,474           2,222        (3,846)       258,850        7.23
                                                 267,146           2,365        (3,907)       265,604        7.25
                                              $1,325,105         $27,082      $(25,624)    $1,326,563        7.07%
                                                --------          ------       -------       --------        ----

September 30,                                                             1999
-------------                        ----------------------------------------------------------------------------
                                                                     (In thousands)
                                       Amortized            Gross Unrealized                 Fair
                                         Cost            Gains             Losses            Value          Yield
                                     -----------      -----------       -----------       -----------       -----
Available-for-sale securities
GNMA pass-through certificates       $     9,361      $        28       $      (112)      $     9,277       6.66%
FNMA pass-through certificates            11,290              808                --            12,098       8.48
FHLMC pass-through certificates          980,626            8,526           (20,084)          969,068       6.96
FHLMC                                     18,030            1,350              (121)           19,259       6.79
FNMA                                      11,046              815              (137)           11,724       6.60
Private issues                            16,286            1,245              (228)           17,303       6.52
Forward commitments                           --           10,910                --            10,910         --
                                       1,046,639           23,682           (20,682)        1,049,639       6.96
                                     -----------      -----------       -----------       -----------       ----
Held-to-maturity securities
GNMA pass-through certificates               116                9                --               125       9.65
FNMA pass-through certificates             7,931              242               (23)            8,150       8.15
FHLMC pass-through certificates          295,230            3,937            (3,159)          296,008       7.25
                                         303,277            4,188            (3,182)          304,283       7.27
                                     $ 1,349,916      $    27,870       $   (23,864)      $ 1,353,922       7.03%
                                     -----------      -----------       -----------       -----------       ----


Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 2000, 1999 and 1998 were $41.0 million, $22.7 million and $55.6 million, respectively. The Company realized gains of $4.1 million, $2.7 million and $5.6 million during 2000, 1999 and 1998, respectively. The Company had no losses on sales during 2000, 1999 or 1998. Available-for-sale mortgage-backed securities with a book value of $971.5 million and a fair value of $957.4 million at September 30, 2000 were pledged to secure public deposits, securities sold under agreements to repurchase and other borrowings. Mortgage-backed securities categorized as held-to-maturity with a fair market value of approximately $201.8 million were pledged as collateral on September 30, 2000 for securities sold under agreements to repurchase (see Note K) or secured repurchase agreements with customers (see Note I). Substantially all mortgage-backed securities have contractual due dates which exceed ten years. The Company enters into forward contracts to purchase mortgage-backed securities as part of its interest rate risk management program. In certain circumstances, the Company may hedge these contracts by entering into forward commitments to sell mortgage-backed securities. The related mortgage-backed securities are designated as available-for-sale securities upon exercise of the commitments.

Forward purchase and sales contracts were as follows:

September 30,                                              2000                                  1999
-------------                                  ----------------------------------------------------------------
                                                                         (In thousands)
                                                                    Market                              Market
                                                 Cost                Value             Cost              Value
Commitments to purchase                        $453,316            $468,532          $147,395          $158,305
                                               --------            --------          --------          --------

NOTE D
LOANS RECEIVABLE

September 30,                                    2000            1999
-------------                                 ----------      ----------
                                                    (In thousands)
Conventional real estate
     Permanent single-family residential      $4,162,175      $3,664,338
     Income property                             288,299         271,673
     Land                                        180,745         170,479
     Construction                                646,823         620,459
Other                                              1,956           3,125
                                               5,279,998       4,730,074
                                              ----------      ----------
Less
     Allowance for possible losses                20,831          21,900
     Discount on loans                             4,498           5,929
     Loans in process                            278,561         295,646
     Deferred loan origination fees               26,873           27,87
                                                 330,763         351,346
                                              $4,949,235      $4,378,728
                                              ----------      ----------

The Company originates adjustable and fixed interest rate loans, which at September 30, 2000 consisted of the following:

                Fixed-Rate                                     Adjustable-Rate
              (In thousands)                                    (In thousands)
Term to Maturity               Book Value       Term to Rate Adjustment          Book Value
Within 1 year                  $   32,544       Less than 1 year                   $655,761
1 to 3 years                       37,787       1 to 3 years                         47,700
3 to 5 years                       54,598       3 to 5 years                         21,626
5 to 10 years                     377,989       5 to 10 years                         1,012
10 to 20 years                    488,553       10 to 20 years                           --
Over 20 years                   3,562,428       Over 20 years                            --
                               $4,553,899                                          $726,099

At September 30, 2000 and 1999, approximately $55,490,991 and $58,436,000 of fixed-rate loan origination commitments were outstanding, respectively. Loans serviced for others at September 30, 2000 and 1999 were approximately $37,912,000 and $48,198,000, respectively.

Permanent single-family residential loans receivable included adjustable-rate loans of $48,824,221 and $65,708,000 at September 30, 2000 and 1999,
respectively. These loans have interest rate adjustment limitations and are generally indexed to the 1-year Treasury Bill rate or the monthly weighted average cost of funds for Eleventh District savings institutions as published by the FHLB.


Loans by geographic concentration were as follows:

September 30, 2000             Washington     Idaho      Oregon       Utah      Arizona      Other         Total
------------------             ----------     -----      ------       ----      -------      -----         -----
                                                                    (In thousands)
Conventional real estate
     Permanent single-family
        residential            $2,041,498  $  532,636  $  751,685  $  561,956  $  259,106  $   15,294   $4,162,175
     Income property              115,095      19,859      49,340      26,951      65,467      11,587      288,299
     Land                          93,268      24,331      13,187      23,882      25,916         161      180,745
     Construction                 342,977      72,315      96,085      67,751      67,311         384      646,823
Other                               1,785         112          22          37          --          --        1,956

                               $2,594,623  $  649,253  $  910,319  $  680,577  $  417,800  $   27,426   $5,279,998
                               ----------  ----------  ----------  ----------  ----------  ----------   ----------

At September 30, 2000 the Company's recorded investment in impaired loans was $7.1 million with allocated reserves of $ .6 million. At September 30, 1999 the Company's recorded investment in impaired loans was $8.6 million of which $6.6 million had allocated reserves of $2.6 million. The average balance of impaired loans during 2000 and 1999 was $10.2 million and $16.3 million and interest income from impaired loans was $207,000 and $332,000, respectively.


NOTE E

ALLOWANCE FOR LOSSES ON LOANS

Year ended September 30,            2000           1999            1998
------------------------            ----           ----            ----
                                              (In thousands)
Balance at beginning of year      $ 21,900       $ 23,854       $ 24,623
Provision for loan losses               --            684            740
Charge-offs                         (1,377)        (3,131)        (2,304)
Recoveries                             308            493            795
Balance at end of year            $ 20,831       $ 21,900       $ 23,854
                                  --------       --------       --------


NOTE F
INTEREST RECEIVABLE

September 30,                                                 2000           1999
-------------                                                 ----           ----
                                                                (In thousands)
Loans receivable                                            $ 30,769       $ 26,995
Allowance for uncollected interest on loans receivable          (720)        (1,364)
Mortgage-backed securities                                     7,612          8,240
Investment securities                                          3,039          2,650
                                                            $ 40,700       $ 36,521
                                                            --------       --------


NOTE G
PREMISES AND EQUIPMENT

September 30,                                                      2000           1999
-------------                                                      ----           ----
                                                                     (In thousands)
                                                   Estimated
                                                  Useful Life
                                                  -----------
Land                                                     --      $ 12,100       $ 11,251
Buildings                                           25 - 40        48,966         48,137
Leasehold improvements                               7 - 15         4,765          4,583
Furniture, fixtures and equipment                    4 - 10        12,691         12,895
                                                    -------      --------       --------
                                                                   78,522         76,866
Less accumulated depreciation and amortization                    (28,035)       (26,756)

                                                                  $50,487        $50,110
                                                    -------      --------       --------

The Company has noncancelable operating leases for branch offices. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $1,510,000, $1,438,000 and $1,420,000 in 2000, 1999 and 1998, respectively.
Future minimum net rental commitments for all noncancelable leases, including maintenance and associated costs, are immaterial.


NOTE H
REAL ESTATE HELD FOR SALE

September 30,                         2000          1999
-------------                         ----          ----
                                         (In thousands)
Acquired for development             $ 7,953      $ 9,753
Acquired in settlement of loans        9,463        6,926
                                     $17,416      $16,679

NOTE I
CUSTOMER ACCOUNTS

September 30,                                         2000             1999
-------------                                      ----------      ----------
                                                         (In thousands)
Checking accounts, 2.60% and under                 $   99,888      $  101,950
Passbook and statement accounts, 3.00%                139,409         160,518
Insured money market accounts, 2.47% to 5.83%         542,148         549,420
Certificate accounts
     Less than 4.00%                                      112             271
     4.00% to 4.99%                                    88,838       1,083,112
     5.00% to 5.99%                                 1,022,699       1,385,528
     6.00% to 6.99%                                 1,478,897           9,698
     7.00% and over                                     3,045           1,360
Total certificates                                  2,593,591       2,479,969
Repurchase agreements with customers                   90,234          87,645
                                                   $3,465,270      $3,379,502
                                                   ----------      ----------


Certificate maturities were as follows:

September 30,         2000            1999
------------       ----------      ----------
                         (In thousands)
Within 1 year      $2,337,283      $2,127,850
1 to 2 years          150,566         219,300
2 to 3 years           61,637          43,022
Over 3 years           44,105          89,797
                   $2,593,591      $2,479,969
                   ----------      ----------


Interest expense on customer accounts consisted of the following:

Year ended September 30,                             2000              1999             1998
------------------------                           ---------        ---------        ---------
                                                                 (In thousands)
Checking accounts                                  $   2,372        $   2,266        $   2,153
Passbook and statement accounts                        4,468            5,225            6,048
Insured money market accounts                         22,793           20,057           16,889
Certificate accounts                                 138,614          127,867          127,221
                                                   ---------        ---------        ---------
                                                     168,247          155,415          152,311
Repurchase agreements with customers                   5,052            4,930            4,252
                                                   ---------        ---------        ---------
                                                     173,299          160,345          156,563
Less early withdrawal penalties                         (564)            (403)            (464)
                                                   $ 172,735        $ 159,942        $ 156,099
                                                   ---------        ---------        ---------
Weighted average interest rate at end of year           5.57%            4.71%            5.09%
Weighted daily average interest rate
during the year                                         5.07%            4.84%            5.14%


NOTE J
FHLB ADVANCES

Maturity dates of Federal Home Loan Bank (FHLB) advances were as follows:

September 30,             2000             1999
-------------          ----------      ----------
                             (In thousands)
FHLB advances due
Within 1 year          $  609,000      $  654,000
2 to 3 years                   --         200,000
3 to 4 years              200,000              --
More than 5 years         400,000         600,000
                       $1,209,000      $1,454,000
                       ----------      ----------

FHLB advances totaling $200,000,000 with an interest rate of 5.49% are callable in 2002. FHLB advances totaling $400,000,000 with an average interest rate of 5.58% are callable in 2003.

Financial data pertaining to the weighted average cost and the amount of FHLB advances were as follows:


September 30,                                                 2000             1999             1998
-------------                                             ----------       ----------       ----------
                                                                          (In thousands)
Weighted average interest rate at end of year                   6.06%            5.42%            5.50%
Weighted daily average interest rate during the year            5.82%            5.51%            5.60%
Daily average of FHLB advances                            $  802,818       $1,076,263       $1,210,362
Maximum amount of FHLB advances at any month end           1,209,000        1,454,000        1,523,500
Interest expense during the year                              46,738           59,275           67,816
                                                          ----------       ----------       ----------

FHLB advances are collateralized as provided for in the Advance, Pledge and Security Agreements by all FHLB stock owned by the Association, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB. As a member of the FHLB of Seattle, the Association currently has a credit line of 35% of the total assets of the Association, subject to collateralization requirements.

NOTE K
OTHER BORROWINGS


September 30,                                                        2000             1999
-------------                                                     ----------      ----------
                                                                        (In thousands)
Securities sold under agreements to repurchase
     Due within 60 days                                           $1,074,509      $  303,257
Other borrowings
     Credit facility, weighted average rate of 5.63% in 1999              --           1,000
     Federal funds purchased, weighted average rate of 6.75%
     in 2000 and 5.64% in 1999, due on demand                         80,000         150,000
                                                                  $1,154,509      $  454,257
                                                                  ----------      ----------

The Company has a $40,000,000 credit facility with another financial institution which expires February 2001. The credit facility bears interest at the London Interbank Offering Rate (LIBOR) plus 25 basis points.

The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the two years ended September 30, 2000 all of the Company's transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company's name and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements the identical securities pledged as collateral will be returned to the Company.

Financial data pertaining to the weighted average cost and the amount of securities sold under agreements to repurchase were as follows:


September 30,                                                  2000             1999             1998
-------------                                               ----------       ----------       ----------
                                                                           (In thousands)
Weighted average interest rate at end of year                     6.52%            5.30%            5.57%
Weighted daily average interest rate during the year              6.12%            5.05%            5.63%
Daily average of securities sold under agreements
     to repurchase                                          $  960,963       $  396,098       $  400,202
Maximum securities sold under agreements to repurchase
     at any month end                                        1,089,127          620,580          608,990
Interest expense during the year                                58,815           19,994           22,521

NOTE L
INCOME TAXES

The consolidated statements of financial condition at September 30, 2000 and 1999 include deferred taxes of $49,999,000 and $54,012,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities. The major sources of these temporary differences and their deferred tax effects were as follows:

September 30,                                                     2000         1999
-------------                                                   -------      -------
                                                                   (In thousands)
Deferred tax assets
     Real estate valuation reserves                             $    --      $   972
     Discounts                                                       28           46
     Total deferred tax assets                                       28        1,018
                                                                -------      -------
Deferred tax liabilities
     Federal Home Loan Bank stock dividends                      24,375       21,499
     Loan loss reserves                                           8,968       11,159
     Valuation adjustment on available-for-sale securities        2,000        3,000
     Depreciation                                                 2,800        2,813
     Loan origination costs                                      10,902        9,467
     State income taxes                                              --        2,500
     Other, net                                                     982        4,592

     Total deferred tax liabilities                              50,027       55,030

Net deferred tax liability                                      $49,999      $54,012
                                                                -------      -------


A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:


Year ended September 30,         2000       1999       1998
------------------------         ----       ----       ----
Statutory income tax rate         35%        35%        35%
Dividend received deduction       (1)        (2)        (2)
Tax-exempt interest               --         (1)        --
State income tax                   1          3          2
Other, net                        --          1          1

Effective income tax rate         35%        36%        36%
                                 ----       ----       ----

The Small Business Job Protection Act of 1996 (the Act) required qualified thrift institutions, such as the Association, to recapture the portion of their tax bad debt reserves that exceeded the September 30, 1988 balance. Such recaptured amounts are to be taken into taxable income ratably over a six-year period beginning in 1999. Accordingly, the Association is required to pay approximately $23,469,000 in additional federal income taxes, all of which has been previously provided for, beginning in fiscal 1999 and continuing through fiscal 2004.

A deferred tax liability has not been required to be recognized for the tax bad debt base year reserves of the Association. The base year reserves are the balance of reserves as of September 30, 1988 reduced proportionately for reductions in the Association's loan portfolio since that date. At September 30, 2000 the amount of those reserves was approximately $4,835,000. The amount of the unrecognized deferred tax liability at September 30, 2000 was approximately $1,862,000.

The Company has been examined by the Internal Revenue Service through the year ended September 30,
1990. There were no material changes made to the Company's taxable income, as originally reported, as a result of this examination.


NOTE M
PROFIT SHARING RETIREMENT AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains a Profit Sharing Retirement and Employee Stock Ownership Plan (the Plan) for the benefit of its employees. Contributions are made semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act.

Employees may contribute up to 7% of their base salaries to the Plan or 13% of their base salaries on a tax-deferred basis through the 401(k) provisions of the Plan with a combined maximum of 13%. Under provisions of the Plan, employees are eligible to participate on the date of hire and become vested in the Company's contributions following seven years of service. During August 1995 the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows the employee to direct a portion of their vested account balance toward the purchase of Company stock. Contributions to the Plan amounted to $1,724,000, $1,745,000 and $1,493,000 for the years ended September 30, 2000, 1999 and 1998, respectively.

NOTE N

STOCK OPTION PLANS

The Company has three employee stock option plans which provide a combination of stock options and stock grants. Stockholders authorized 5,351,518 shares, 1,688,074 shares and 2,781,790 unissued shares of common stock to be reserved pursuant to the 1982 Employee Stock Compensation Program (the 1982 Plan), the 1987 Stock Option and Stock Appreciation Rights Plan (the 1987 Plan) and the 1994 Stock Option and Stock Appreciation Rights Plan (the 1994 Plan), respectively. The 1987 Plan and 1994 Plan are substantially similar to the 1982 Plan, but incorporate changes in the Internal Revenue Code affecting incentive stock options and do not provide for the grant of performance share awards. Options granted under each plan vest at varying percentages commencing as early as one year after the date of grant with expiration dates ten years after the date of grant.

                                                                Weighted Average
                                                               Fair Value of Option
                                      Average Price(1)              Number(1)          Shares Granted
                                      ----------------         --------------------    --------------
Outstanding, October 1, 1997                    $ 13.62      1,572,160
Granted in 1998                                   24.06        469,703        $3.53
Exercised in 1998                                 11.97       (176,456)
Forfeited in 1998                                 14.45       (167,519)
                                      -----   ---------      ----------       -----
Outstanding, September 30, 1998       16.59   1,697,888
Granted in 1999                                   21.86         55,970         3.75
Exercised in 1999                                 12.38       (143,039)
Forfeited in 1999                                 17.77        (63,903)
                                      -----   ---------      ----------       -----
Outstanding, September 30, 1999       17.12   1,546,916
Granted in 2000                                   18.84        724,062         4.22
Exercised in 2000                                 13.02        (94,386)
Forfeited in 2000                                 19.21       (175,430)
                                      -----   ---------      ----------       -----
Outstanding, September 30, 2000       $17.75  2,001,162

(1)Average price and number of stock options granted, exercised and forfeited have been adjusted for 10% stock dividends in the second quarter of both 1999 and 1998 which had the effect of an eleven-for-ten stock split.


Financial data pertaining to outstanding stock options were as follows:

                                                September 30, 2000
     ----------------------------------------------------------------------------------------------------------------

                                                                                                        Weighted
                                              Weighted            Weighted                               Average
                                               Average             Average           Number of      Exercisable Price
          Ranges of        Number of         Remaining        Exercise Price of     Exercisable      of Exercisable
       Exercise Prices   Option Shares    Contractual Life      Option Shares      Option Shares      Option Shares
     -----------------   -------------    ----------------    -----------------    -------------    -------------------
     $  8.75 - 14.68          475,434         3.3 years            $12.44             357,640            $12.48
       15.20 - 17.37          432,331         4.8                   15.67             187,771             15.57
       18.88 - 24.38        1,093,397         8.4                   20.89              72,844             21.46

                            2,001,162         6.4 years            $17.75             618,255            $14.48
     ---------------     ------------     ----------------    -----------------    -------------    -------------------

In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-based Compensation." SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages application of the fair value recognition provisions in the statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board (APB) Opinion No. 25, but they will now be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition provisions of SFAS No. 123. Effective October 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, but has determined that it will continue to measure its employee stock-based compensation arrangements under the provisions of APB No. 25. Had compensation costs for the Company's compensation plans been determined consistent with SFAS No. 123, the Company's net income attributable to common stock would have been reduced by $3,058,000, $210,000 and $749,000 for 2000, 1999 and 1998, respectively. Net income per share would have decreased by $.04 per share in 2000 and would have remained the same in both 1999 and 1998. The fair value of options granted under the Company's stock option plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: annual dividend yield of 5.00% for 2000, 4.00% for 1999 and 3.25% for 1998; expected volatility of 29% for 2000, 18% for 1999 and 13% for 1998; risk-free interest rate of 5.80% for 2000, 5.75% for 1999 and 5.50% for 1998; an expected life of five years for all three years.

NOTE O

STOCKHOLDERS' EQUITY

In the second quarter of fiscal 1999, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend in addition to the regular quarterly cash dividends on its shares of common stock.

The Association is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about capital components, risk-weightings and other factors. As of September 30, 2000 and 1999 the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Association's categorization.

                                                                                                           To be Categorized as
                                                                                                           Well Capitalized Under
                                                                            For Capital                    Prompt Corrective
                                                   Actual          Adequacy Purposes          Action Provisions
   Amount                                           Ratio     Amount       Ratio       Amount       Ratio
                                                                       (Dollars in thousands)
September 30, 2000
   Total capital to
    risk-weighted assets                         $716,441      19.45%     $294,646      8.00%      $368,308        10.00%
   Tier I capital to risk-weighted assets         706,991      19.20%           NA        NA        220,985         6.00%
   Core capital to adjusted tangible assets       706,991      10.61%           NA        NA        333,155         5.00%
   Core capital to total assets                   706,991      10.61%      199,893      3.00%            NA           NA
   Tangible capital to tangible assets            706,991      10.61%       99,947      1.50%            NA           NA
September 30, 1999
   Total capital to risk-weighted assets         $698,484      21.77%     $256,641      8.00%      $320,802        10.00%
   Tier I capital to risk-weighted assets         690,074      21.51%           NA        NA        192,481         6.00%
   Core capital to adjusted tangible assets       690,074      11.31%           NA        NA        305,008         5.00%
   Core capital to total assets                   690,074      11.31%      183,005      3.00%            NA           NA
   Tangible capital to tangible assets            690,074      11.31%       91,502      1.50%            NA           NA

At periodic intervals, the OTS and the Federal Deposit Insurance Corporation
(FDIC) routinely examine the Company's financial statements as part of their oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent OTS examination which concluded in April 2000.

Information used to calculate earnings per share follows:

September 30,                                                      2000             1999             1998
                                                                -----------      -----------      -----------
                                                                (Dollars in thousands, except per share data)
Net income                                                      $   105,679      $   114,286      $   111,836
Weighted average shares
   Basic weighted average number of
      common shares outstanding                                  52,646,856       55,345,712       57,540,414
   Dilutive effect of outstanding common stock equivalents          268,439          461,066          614,664
                                                                -----------      -----------      -----------
   Diluted weighted average number of
      common shares outstanding                                  52,915,295       55,806,778       58,155,078
                                                                -----------      -----------      -----------
Net income per share
   Basic                                                        $      2.01      $      2.06      $      1.94
   Diluted                                                             2.00             2.05             1.92

NOTE P

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

September 30,                                    2000                           1999
                                      --------------------------      --------------------------
                                                           (In thousands)
                                       Carrying       Estimated       Carrying        Estimated
                                        Amount        Fair Value       Amount         Fair Value
                                      ----------      ----------      ----------      ----------
Financial assets
   Cash                               $   28,286      $   26,286      $   25,037      $   25,037
   Available-for-sale securities       1,178,464       1,178,317       1,169,917       1,169,917
   Held-to-maturity securities           292,633         292,264         324,752         327,002
   Loans receivable                    4,949,235       4,924,782       4,378,728       4,305,600
   FHLB stock                            116,314         116,314         108,844         108,844

Financial liabilities
   Customer accounts                   3,465,270       3,437,663       3,379,502       3,358,665
   FHLB advances                       1,209,000       1,200,180       1,454,000       1,402,892
   Other borrowings                    1,154,509       1,154,509         454,257         454,257

The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash -- The carrying amount of these items is a reasonable estimate of their fair value.

Investment securities -- The fair value is based on quoted market prices or dealer estimates.

Loans receivable -- For certain homogeneous categories of loans, such as fixed- and variable-rate residential mortgages, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other loan types is estimated by discounting the future cash flows and estimated prepayments using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining term. Some loan types were valued at carrying value because of their floating rate or expected maturity characteristics.

Mortgage-backed securities -- Estimated fair value for mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices. The fair value of all other mortgage-backed securities is based on dealer estimates.

FHLB stock -- The fair value is based upon the redemption value of the stock which equates to its carrying value.

Customer accounts -- The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the estimated future cash flows using the rates currently offered for deposits with similar remaining maturities.

FHLB advances and other borrowings -- The fair value of FHLB advances and other borrowings is estimated by discounting the estimated future cash flows using rates currently available to the Association for debt with similar remaining maturities.


NOTE Q

ACCOUNTING CHANGES

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". In June 2000, the FASB issued SFAS No. 138, which amends certain provisions of SFAS No. 133 to clarify four areas causing difficulties in implementation. These statements expanded the previous definition of derivatives to include certain additional transactions. Entities are required to record derivatives at their fair value and recognize any changes in fair value in current period earnings, unless specific hedge criteria are met. The Company adopted SFAS No. 133 and the corresponding amendments under SFAS Nos. 137 and 138 on October 1, 2000, with no material financial statement impact. As a result of the adoption of these new accounting standards, the Company's forward contracts to purchase mortgage-backed securities are designated as cash flow hedges of specific forecasted purchases of securities.

NOTE R

FINANCIAL INFORMATION -- WASHINGTON FEDERAL, INC.

The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements. Statements of Financial Condition

September 30,                                                         2000            1999
                                                                   ---------       ---------
                                                                        (In thousands)
Assets
Cash                                                               $   1,080       $   1,279
Investment in subsidiary                                             757,207         750,298
Dividend receivable                                                   14,000          12,000
   Total assets                                                    $ 772,287       $ 763,577
                                                                   =========       =========

Liabilities
Borrowed money                                                     $      --       $   1,000
Dividend payable                                                      13,100          12,475
Other liabilities                                                         22              79
   Total liabilities                                                  13,122          13,554
                                                                   ---------       ---------
Stockholders' equity
Common stock, $1.00 par value: 100,000,000 shares authorized;
   62,295,691 and 62,191,540 shares issued;
   52,120,952 and 54,232,061 shares outstanding                       62,296          62,192
Paid-in capital                                                      785,745         785,031
Accumulated other comprehensive income, net of tax                     3,000           5,000
Treasury stock, at cost; 10,174,759 and 7,959,479 shares            (190,018)       (146,186)
Retained earnings                                                     98,142          43,986
   Total stockholders' equity                                        759,165         750,023
   Total liabilities and stockholders' equity                      $ 772,287       $ 763,577
                                                                   =========       =========

Statements of Operations

Year ended September 30,                                          2000          1999          1998
                                                                --------      --------      --------
                                                                           (In thousands)
Income
   Dividends from subsidiary                                    $ 97,000      $101,500      $ 67,000
   Other                                                              80            --            --
                                                                --------      --------      --------
   Total Income                                                   97,080       101,500        67,000
                                                                --------      --------      --------

Expense
   Borrowings                                                         47            47           129
   Other                                                             388           273           235
   Total expense                                                     435           320           364
                                                                --------      --------      --------
   Net income before equity in undistributed net income of
       subsidiaries                                               96,645       101,180        66,636
Equity in undistributed net income of subsidiaries                 8,909        12,992        45,070
                                                                --------      --------      --------
Income before income taxes                                       105,554       114,172       111,706
Income tax benefit                                                   125           114           130
                                                                --------      --------      --------
Net income                                                      $105,679      $114,286      $111,836
                                                                ========      ========      ========

Statements of Cash Flows

Year ended September 30,                                     2000           1999           1998
                                                          ---------      ---------      ---------
                                                                       (In thousands)
Cash Flows From Operating Activities
Net income                                                $ 105,679      $ 114,286      $ 111,836
Adjustments to reconcile net income to net
      cash provided by operating activities
   Equity in undistributed net income of subsidiaries        (8,909)       (12,992)       (45,070)
   Decrease (increase) in other assets                       (2,000)        (2,099)         1,485
   Increase in other liabilities                                568            633            992
                                                          ---------      ---------      ---------
   Net cash provided by operating activities                 95,338         99,828         69,243

Cash Flows From Financing Activities
Increase (decrease) in short-term borrowings                 (1,000)         1,000         (1,000)
Issuance of common stock through stock option plan            1,209          1,552          1,762
Proceeds from Employee Stock Ownership Plan                   4,049          1,260            967
Treasury stock purchased                                    (48,485)       (54,938)       (23,955)
Dividends                                                   (51,310)       (49,209)       (46,848)

   Net cash used by financing activities                    (95,537)      (100,335)       (69,074)
                                                          ---------      ---------      ---------
   Increase (decrease) in cash                                 (199)          (507)           169
   Cash at beginning of year                                  1,279          1,786          1,617
                                                          ---------      ---------      ---------
   Cash at end of year                                    $   1,080      $   1,279      $   1,786
                                                          ---------      ---------      ---------

NOTE S
SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter:


                                    First          Second            Third           Fourth
Year ended September 30, 2000      Quarter         Quarter          Quarter          Quarter
                                   -------         -------          -------          -------
                                         (Dollars in thousands, except per share data)
Interest income                   $120,289         $121,574         $125,311         $130,853
Interest expense                    68,153           70,342           76,490           84,526
                                  --------         --------         --------         --------
Net interest income                 52,136           51,232           48,821           46,327
Provision for loan losses               --               --               --               --
Other operating income               1,929            2,584            2,695            3,169
Other operating expense             11,552           12,016           11,169           10,977
                                  --------         --------         --------         --------
Income before income taxes          42,513           41,800           40,347           38,519
Income taxes                        15,092           14,792           14,059           13,557
Net income                        $ 27,421         $ 27,008         $ 26,288         $ 24,962
                                  ========         ========         ========         ========
Basic earnings per share          $    .51         $    .51         $    .51         $    .48

Diluted earnings per share        $    .51         $    .51         $    .50         $    .48

Return of average assets              1.77%            1.71%            1.63%            1.50%
                                  ========         ========         ========         ========


                                    First          Second            Third           Fourth
Year ended September 30, 1999      Quarter         Quarter          Quarter          Quarter
                                   -------         -------          -------          -------
                                         (Dollars in thousands, except per share data)
Interest income                   $114,393         $113,261         $112,277         $115,646
Interest expense                    61,840           60,434           59,386           62,830
                                  --------         --------         --------         --------
Net interest income                 52,553           52,827           52,891           52,816
Provision for loan losses              179              204              301               --
Other operating income               3,427            3,485            3,029            2,724
Other operating expense             11,422           12,015           11,498           11,052
                                  --------         --------         --------         --------
Income before income taxes          44,379           44,093           44,121           44,488
Income taxes                        16,061           15,566           15,373           15,795
                                  --------         --------         --------         --------

Net income                        $ 28,318         $ 28,527         $ 28,748         $ 28,693
                                  ========         ========         ========         ========
Basic earnings per share               .50              .51              .52              .53
Diluted earnings per share             .50              .51              .52              .52
Return on average assets              2.02%            2.00%            2.01%            1.93%
                                  ========         ========         ========         ========


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Washington Federal, Inc.
Seattle, Washington

    We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the Company) as of September 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
Seattle, Washington
October 20, 2000

GENERAL CORPORATE AND
STOCKHOLDERS' INFORMATION
Corporate             425 Pike Street

Headquarters          Seattle, Washington 98101
                      (206) 624-7930

Independent           Deloitte & Touche, LLP

Accountants           Seattle, Washington

Special Counsel       Elias, Matz, Tiernan & Herrick LLP
                      Washington, D.C.
Transfer Agent,       Stockholder inquiries regarding transfer
Registrar and         requirements, cash or stock dividends, lost certificates,
Dividend              consolidating records, correcting a name or
Disbursing            changing an address should be directed to the transfer
Agent                 agent:
                      ChaseMellon Shareholder Services, L.L.C.
                      Shareholder Relations Department
                      85 Challenger Road
                      Ridgefield Park, NJ  07660

                      Telephone: 1-800-522-6645
                      www.chasemellon.com
Annual Meeting        The annual meeting of stockholders will be
                      held on January 24, 2001, at 2 p.m. at the Sheraton Hotel, 1400 Sixth Avenue,
                      Seattle, Washington.

Form 10-K             This report is available to stockholders of record upon
                      written request to:
                        Cathy Cooper
                        Vice President
                        Washington Federal, Inc.
                        425 Pike Street
                        Seattle, Washington 98101

Stock Information     Washington Federal, Inc. is traded on the NASDAQ
                      Stock Market.  The common stock symbol is WFSL.  At
                      September 30, 2000, there were approximately 2,777 stockholders of record.


                                                          Stock Prices
                      Quarter Ended                       High                 Low           Dividends
                      -------------                       ----                 ---         ------------
                      December 31, 1998                  $243 1/64             $20 11/16        $.22
                      March 31, 1999                       25 7/64              21               .22
                      June 30, 1999                        23 5/8               20 5/8           .23
                      September 30, 1999                   25 9/16              22 1/16          .23
                      December 31, 1999                    23 3/4               17 11/16         .24
                      March 31, 2000                       19 1/16              14 15/16         .24
                      June 30, 2000                        21 1/8               16 7/16          .25
                      September 30, 2000                   22 15/16             18 1/4           .25
                      All prices shown have been
                      adjusted for stock splits.
                      Market Makers:
                      Spear, Leeds & Kellogg
                      Salomon Smith Barney, Inc.
                      Bank of America Securities
                      Merrill Lynch, Pierce,
                      Fenner & Smith, Inc.
                      Cantor, Fitzgerald & Co.
                      Schwab Capital Markets
                      Knight Securities L.P.
                      Instinet Corporation
                      Herzog, Heine, Geduld, Inc.
                      Sherwood Securities Corp.
                      Lehman Brothers, Inc.
                      Keefe, Bruyette & Woods, Inc.
                      Jefferies & Company, Inc.
                      Spear, Leeds & Kellogg (ECN)
                      Sandler O'Neill & Partners
                      B-Trade Services LLC
                      Ryan Beck & Co., Inc.
                      Ragen MacKenzie, Inc.
                      Fox-Pitt, Kelton, Inc.

DIRECTORS, OFFICERS AND OFFICES

CORPORATE HEADQUARTERS
425  Pike Street
Seattle, WA 98101
(206) 624-7930
BOARD OF DIRECTORS
GUY C. PINKERTON
Chairman
JOHN F. CLEARMAN
Chief Financial Officer,
Milliman & Robertson, Inc.
H. DENNIS HALVORSON
Retired, Former Chief Executive Officer, United Bank
KERMIT O. HANSON
Dean Emeritus
University of Washington
Graduate School of
Business Administration
W. ALDEN HARRIS
Former  Executive
Vice President
ANNA C. JOHNSON
Senior Partner
Scan East West Travel
RICHARD C. REED
Management Consultant
Altman Weil, Inc.
CHARLES R. RICHMOND
Executive Vice President
and Secretary
ROY M.WHITEHEAD
President and Chief Executive Officer
DIRECTORS EMERITI
HAROLD C. KEAN
E.W. MERSEREAU, JR.


EXECUTIVE MANAGEMENT COMMITTEE
WILLIAM A. CASSELS
Executive Vice President
EDWIN C. HEDLUND
Executive Vice President
CHARLES R. RICHMOND
Executive Vice President
and Secretary
RONALD L. SAPER
Executive Vice President
and Chief Financial Officer

DEPARTMENT OFFICERS
ROY M. WHITEHEAD
President and
Chief Executive Officer

Accounting & Finance
KAREN MEFFORD
Appraisal
KENNETH ROBERTS
JAMES N. IBABAO
Credit Administration- Construction, Land and Multi-Family Loans
JACK JACOBSON
Senior Vice President and
Chief Credit Officer
JAMES E. CADY
Vice President
DALE SULLIVAN
Vice President
Corporate Real Estate and Taxes
KEITH D. TAYLOR
Senior Vice President
and Treasurer
Data Processing
TERRY O. PERMENTER
Vice President
JIM BLACK
JOHN F. GALUS
RIC HEATON
Deposit Operations
BEN A. WHITMARSH
Senior Vice President
CAROLYN J. LOBDELL
Assistant Vice President
MARTY DAVIES
Facilities
KELLY ANGELL
Vice President
Human Resources
ARLINE FONDA
Vice President
KAREN CARLSON
JANET CRANDALL
BOBBY LOUGHLIN
Internal Audit
BARBARA  A. MURPHY
Vice President
Loan Operations
MICHAEL BUSH
Vice President
NANCY C. ELLWEIN
Vice President
PATRICIA BAINTER
LEANN BURKE
Loan Servicing
LARRY PLUMB
Vice President
VIVIAN L. YORITA
Vice President

MIKE CULALA
LOIS L. KRISTJANSSON
MARY TOMLINSON
Legal
PAUL TYLER
Vice President
Manuals/Training
LINDA NICHOLL
Assistant Vice President
Marketing and Investor Relations
CATHY COOPER
Vice President
Multi-Family Loans
J. TIMOTHY GRANT
Vice President
MARY BAUMEIER
TODD HULL
Permanent Loan Production
JANE A. NOGLE
Senior Vice President
COLLEEN WELLS
Vice President
JOHN WUNDERLICH
Vice President
CHRISTA TULLY
Assistant Vice President
Savings Administration
CYNTHIA L. ARNOLD
Vice President
Special Credits
GEORGE W. CORLEY
Vice President
RUSSELL PETERSON
SUBSIDIARIES
First Insurance Agency, Inc.
317 S. 2nd Street
Mount Vernon, WA  98273
1-800-562-2555
(360) 336-9630
ANN BRITTAIN
Vice President
Washington Services, Inc.
6125 South Morgan Road
Freeland, WA 98249
SOUTHERN WASHINGTON
29 Office Locations
Region Managers
DALE B. CULVER
Vice President
2206 S. 320th
Federal Way, WA 98003
E. CRAIG WILSON
Vice President
5809 196th S.W.
Lynnwood, WA 98036

NORTHERN WASHINGTON
10 Office Locations
Division Manager
DOUGLAS A. ROWELL
Senior Vice President
317 S. 2nd Street
Mount Vernon, WA 98273
WESTERN IDAHO
13 Office Locations
Division Manager
ROBERT P. LINK
Senior Vice President
1001 W. Idaho St.
Boise, ID 83702
EASTERN IDAHO
4 Office Locations
Region Manager
LARRY WADSWORTH
Vice President
500 North Capital
Idaho Falls, ID 83402
SOUTHERN OREGON
15 Office Locations
Division Manager
PEGGY HOBIN
Vice President
300 Ellsworth St. SW
Albany, OR 97321
NORTHERN OREGON
9 Office Locations
Region Manager
THOMAS A. FRANKLIN
Vice President
4770 S.W. 76th Ave.
Portland, OR 97225
UTAH
11 Office Locations
Division Manager
RICHARD FISHER
Senior Vice President
505 East 200 South
Salt Lake City, UT 84102
PHOENIX, ARIZONA
8 Office Locations
Division Manager
RON SHERIDAN
Senior Vice President
2196 E. Camelback Road, Suite 100
Phoenix, AZ 85016
TUCSON, ARIZONA
8 Office Locations
Division Manager
PATTY MCCARTHY-HOWARD
Senior Vice President
5151 E. Broadway Blvd., Suite 105

Tucson, AZ 85711
NEVADA
1 Office Location
Division Manager
PAMELA K. CALLAHAN
Vice President
9340 Sun City Blvd. #103
Las Vegas, NV 89134




37