Form 10-K, Exhibit 13
period 2001-09-30
WASHINGTON FEDERAL INC
filed 2001-12-19
CIK 936528

                            WASHINGTON FEDERAL, INC.

                               ANNUAL REPORT 2001

                       [Washington Federal Savings Logo]

                           WASHINGTON FEDERAL SAVINGS
                       425 Pike Street, Seattle, WA 98101
                           www.washingtonfederal.com

TABLE OF CONTENTS

Financial Highlights                               1
To Our Stockholders                                2
Management's Discussion                            4
Selected Financial Data                            7
Financial Statements                               8
Notes to Financial Statements                     12
Accountant's Report                               27
General Information                               27
Directors, Officers, Offices                      28

A SHORT HISTORY

    Washington Federal, Inc. (Company) is a savings and loan holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal Savings (Association) which operates 111 branches in seven western states.

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

    In 1991, the acquisition of First Federal Savings and Loan Association of Idaho Falls, Idaho, added three branches to our system. That same year, we acquired the deposits of First Western Savings Association of Las Vegas, Nevada, doing business in Portland and Eugene, Oregon, as Metropolitan Savings Association. In 1992, we changed the name of all our Oregon division branches from Freedom Federal Savings to Washington Federal Savings and shortened our original corporate name to Washington Federal Savings. In 1993, the Association completed its purchase of First Federal Savings Bank of Salt Lake City, Utah, which provided 10 branches in the state. Then, during 1994, we expanded into Arizona and began operating five branch offices in Tucson. In 1995, the stockholders voted to approve a reorganization whereby Washington Federal Savings became a wholly-owned subsidiary of a newly formed holding company, Washington Federal, Inc. The Company purchased West Coast Mutual Savings Bank which included its one branch office in Centralia, Washington. Also during the year, we sold our Burley, Idaho branch office and opened three new offices in Washington, two more in Tucson, Arizona, and one each in Oregon and Utah. In 1996, we opened one new office in Oregon, one in Washington, and three in Phoenix, Arizona. In November 1996, we purchased Metropolitan Bancorp of Seattle, Washington, which added eight branches in the Puget Sound region. In 1997, we opened three new offices, one each in: Portland, Oregon; Tucson, Arizona; and Phoenix, Arizona. We also closed one of our offices in Idaho Falls, Idaho, consolidating the deposits into our main Idaho Falls office. In 1998, we opened two new branches in Phoenix, Arizona, and one in Portland, Oregon. We also consolidated two Tucson, Arizona offices into one. In 1999, we consolidated two offices into one in Salt Lake City, Utah, and opened a new office in Riverton, Utah. We also opened one new office in Phoenix, Arizona. In 2000, we consolidated two offices into one in Boise, Idaho, sold our Mountain Home branch, and opened one new branch each in Phoenix and Tucson, Arizona. We also opened our first branch in Las Vegas, Nevada.

    In 2001, we opened two new branches in Mesa and Gilbert, Arizona. We also opened our first branch in the Park Cities area of Dallas, Texas.

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

FINANCIAL HIGHLIGHTS

September 30,                                                         2001             2000        % Change
-----------------------------------------------------------------------------------------------------------
                                                                    (In thousands, except per share data)

Assets ......................................................      $7,026,743       $6,719,841       +5%
Investment securities .......................................         145,724          142,992       +2
Loans receivable and securitized assets subject to repurchase       5,388,105        4,949,235       +9
Mortgage-backed securities ..................................       1,182,204        1,328,105       -11
Customer accounts ...........................................       4,316,692        3,465,270       +25
Federal Home Loan Bank advances and other borrowings ........       1,667,500        2,363,509       -29
Stockholders' equity ........................................         874,009          759,165       +15
Net income ..................................................         113,614          105,679       +8
Diluted earnings per share ..................................            1.95             1.82       +7
Dividends per share .........................................            0.94             0.89       +6
Stockholders' equity per share ..............................           15.11            13.24       +14
Shares outstanding ..........................................          57,862           57,333       +1
Return on average stockholders' equity ......................           14.59%           14.27%      +2
Return on average assets ....................................            1.65             1.65        --

                                  TOTAL ASSETS
                                  [BAR GRAPH]

Dollars in millions (At September 30)
                1981                699
                1986              1,302
                1991              2,785
                1996              5,115
                2001              7,027

                              STOCKHOLDER'S EQUITY
                                  [BAR CHART]

Dollars in millions (At September 30)
                1981                 66
                1986                156
                1991                368
                1996                578
                2001                874

                          NET INCOME PER DILUTED SHARE
                                  [BAR GRAPH]

$
                1997               1.66
                1998               1.75
                1999               1.86
                2000               1.82
                2001               1.95

                            CASH DIVIDENDS PER SHARE
                                  [BAR GRAPH]

$
                1997               0.68
                1998               0.74
                1999               0.82
                2000               0.89
                2001               0.94

                            RETURN ON AVERAGE EQUITY
                                  [BAR GRAPH]


Annualized %
                1997               16.5
                1998              15.68
                1999              15.47
                2000              14.27
                2001              14.59

                             INTEREST RATE SPREADS
                                  [BAR GRAPH]

Fiscal Years:                    1999               2000               2001
End of Quarter %  Dec 31         2.69               2.62                  2
                  Mar 31         2.76               2.47               2.43
                  Jun 30         2.78               2.14               2.73
                  Sep 30         2.72               2.04                  3

TO OUR STOCKHOLDERS

    It is a privilege to report to you that your Company was once again able to achieve outstanding results during the past fiscal year. After beginning the year with the narrowest net interest spread in our history as a public company, we were able to take full advantage of the lower short-term rates that the Federal Reserve began targeting in January. Thereafter, our net interest spread improved continually to a six-year high of 3.09% at year-end, enabling the Company to achieve earnings growth in each successive quarter. Net income for the year measured $113,614,000, an increase of 8% over the $105,679,000 reported last year. Earnings per share increased for the 17th time in 19 years to a record $1.95, up from $1.82 in the prior year, a 7% improvement. The fiscal year produced a return on average assets of 1.65% and a return on equity of 14.59%.

    While we rarely measure success at Washington Federal by anything other than profitability, it is interesting to note that for the first time in our history, total assets exceeded $7 billion at year-end. Most of this growth can be attributed to an 8.9% increase in loans, the result of excellent new loan production totaling $1.74 billion. Permanent single-family mortgage loans, the safest loans that we or any other financial institution place on the balance sheet, represent the majority of new loan originations. Three out of four of these loans were extended for the purpose of purchasing or constructing a home, with refinances totaling only one-fourth of new mortgage loan production, a much lower percentage than the industry as a whole. Due to the slowing economy, land and construction loans outstanding actually declined during the fiscal year. This is a testament not only to the disciplined credit culture we maintain, but also to the experience and conservatism of the homebuilders and developers to which we lend. Finally, we continued to expand our multi-family lending program. That portfolio increased by 36% to $392 million during the year and is the fastest growing part of our business. Asset quality overall remained high. Loan delinquencies, non-performing assets and charge-offs continue to rank among the best in the industry and we believe that the Company is well positioned to absorb any losses inherent in the portfolio.

    In your review of the accompanying financial statements, you will notice that during the year, we completed the securitization of over 13,000 single-family mortgage loans, which were reclassified on the balance sheet as Securitized Assets Subject to Repurchase. This transaction resulted in no additional credit risk to the Company, as repayment still relies upon the underlying mortgage loans; however, it does create important financial benefits that will improve profitability in future periods.

    A particularly encouraging event in 2001 was the dramatic increase in customer deposit accounts. Seeking safety and predictable returns, consumers in our market territory responded to an aggressive marketing program, which resulted in $851 million in additional deposits, nearly a 25% increase over the prior year-end. The growth in deposits allowed us to reduce borrowed funds and provides the Company a great deal of flexibility in managing interest rate risk and funding future asset growth.

    As always, expense control and capital management continued to be important areas of management attention. The Company's industry-leading efficiency ratio improved to 18.9% for the year and our operating expense ratio improved to .71% of assets. Higher profitability and an increase in the value of our mark-to-market assets enabled the Company's capital to assets ratio to increase to a very strong 12.44%, which is approximately double the industry average. This increase came after the payout of $54 million in cash dividends. In January, a 10% stock dividend was also declared, marking the 16th time that a stock split or stock dividend has been declared in the past 19 years.

    Geographic expansion also continued during the year. In Phoenix, we added two new offices and the Company entered the Texas market with its first branch, located in the Park Cities area of Dallas. Two additional offices are under construction in the Phoenix market and one in the Lake Oswego area of Portland. In Las Vegas, the Summerlin branch finished its first year as the fastest growing office in our history. A second Nevada office located in the Henderson area will open this fall and we believe that it will be equally successful. We will, of course, continue to review expansion opportunities in each of our current markets.

    We also commenced conversion to a new branch platform system in order to maintain the high quality of customer service for which we are known. We were actually quite happy with the old system, which had been in place for 20 years; however, it had become nearly impossible to find parts for the old hardware! I am also pleased to report that the Company's emergency planning and preparedness allowed business to continue uninterrupted during the major earthquake in the Puget Sound area of Washington and in the wake of the September 11th terrorist attacks on the East Coast.

    Importantly, the Company continued to implement the designed transition of its senior management team during the year. As planned and after 33 years in the job, Executive Vice President Chuck Richmond transferred many of his day-to-day responsibilities and the Chief Lending Officer role to Jack Jacobson in January 2001. Jack's promotion came after a number of years managing corporate real estate, multi-family lending and special assets at Washington Federal. We are very fortunate to have someone of his talent and dedication to step forward in this critical role and I look forward to working with him on the Management Committee for many years to come. We are equally delighted that Chuck, like

Chairman and former CEO Guy Pinkerton, continues to devote as much time as we ask of him to the Company.

    In July 2001 Bill Cassells, Executive Vice President and another long-standing member of the Management Committee, retired after 24 years with Washington Federal. Bill's professional oversight of our information technology platform was a primary driver of the Company's efficiency over the years. Bill brought a calming presence, ready wisdom and frugal practicality to the Management Committee that will be difficult to replace. We wish him all the best in a well-earned retirement.

    Finally, I wish to advise you that Richard (Dick) Reed will retire from the Board effective January 1, 2002 and assume Emeritus status after many years of dedicated service. Dick's intellect always served to enliven board discussions and we will miss his articulate presence and broad knowledge of the Company and its history. The directors and management of Washington Federal wish to express their sincere appreciation for his valuable counsel as a director over the past 35 years.

    Each year seems to present its challenges, and this new fiscal year is no exception. Near-term, the impact of a weakening economy on the housing industry and consumer saving habits is of primary concern. I wish to remind you that our conservative operating model has historically allowed us to prosper even in periods of uncertainty and we believe that will be the case during this downturn as well. Longer term, perhaps the biggest challenge facing Washington Federal as a local market, portfolio housing lender is the continued encroachment on our traditional markets by U.S. government-sponsored enterprises such as Fannie Mae and Freddie Mac. Even the Federal Home Loan Banks have entered the market through their direct purchase program and Ginnie Mae is seeking broadened powers as well. These entities enjoy the advantages of a government funding subsidy, lower capital requirements and few regulatory constraints. It seems likely that at some point the sheer magnitude of their debt obligations will require Congress to reconsider the soundness of this model. Regardless, we believe that our strong capital position, hallmark efficiency, dedication to asset quality and local market presence will allow us to continue our long history of high performance.

    In closing, I wish to thank the stockholders for their support during the past year. I am also grateful to the Board and to my predecessor, Chairman Guy Pinkerton, for his patient mentoring. Finally, I wish to thank the Management Committee and all my fellow employees for the dedicated effort that led to the excellent results posted this past year.

    I hope to see you at the Annual Stockholder's Meeting on January 23, 2002, at 2:00 p.m. at the Sheraton Hotel in Seattle.



Sincerely,


/s/ Roy M. Whitehead
---------------------
    Roy M. Whitehead
    President and Chief
    Executive Officer


[GROUP PICTURE]
(Standing - left to right) Ronald L. Saper, Executive Vice President and Chief Financial Officer, Jack B. Jacobson, Executive Vice President and Chief Lending Officer, Edwin C. Hedlund, Executive Vice President and Secretary. (Seated) Roy
M. Whitehead, President and Chief Executive Officer.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL Washington Federal, Inc. (Company) is a savings and loan holding company. The Company's primary operating subsidiary is Washington Federal Savings (Association).


INTEREST    The Company accepts a high level of interest rate volatility as a
RATE RISK   result of its policy to originate fixed-rate single family home loans which are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. At
            September 30, 2001, the Company had approximately $2,500,000,000 more liabilities subject to repricing in the next year than assets subject to repricing, which amounted to a negative maturity gap of 36% of total assets. The Company's interest rate risk approach has never resulted in the recording of a monthly operating loss.

            The Company experienced a significant increase in interest rate spreads in fiscal 2001. Spreads increased during the year as the Federal Reserve lowered short-term interest rates from 6.50% in January 2001 to 3.00% in September 2001. The year closed with a 3.09% interest rate spread, up from 2.04% at the beginning of the year. During this phase of the interest rate cycle, the Company chose to increase its assets. To fund the increase in assets the Company grew customer deposits by 24.6% in the year to an equivalent of 61.4% of total assets at September 30, 2001 compared to 51.6% of total assets at September 30, 2000. This growth in deposits allowed the Company to decrease its Federal Home Loan Bank (FHLB) advances and other borrowed money to an equivalent of 23.7% of total assets at September 30, 2001 compared to 35.2% at September 30, 2000.

ASSET       The Company maintains an allowance to absorb losses inherent in the
QUALITY     loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. In analyzing the existing loan portfolio, the Company applies specific loss percentage factors to the different loan types. The loss percentages are based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience and current economic conditions.

            Income property loans, builder construction loans and certain other loans are reviewed on an individual basis. They are reviewed to assess the ability of the borrowers to continue to service all of their principal and interest obligations. If the loans show signs of weakness, they will be downgraded, and if warranted, placed on non-accrual status. The Company has an Asset Quality Review Committee that reports the results of its internal reviews to the Board of Directors on a quarterly basis.

            Non-performing assets increased slightly to $33,800,000 or .48% of total assets at September 30, 2001 compared to $31,400,000 or .47% of total assets at September 30, 2000. Total delinquencies over 30 days were $49,400,000 or .70% of total assets at September 30, 2001 compared to $36,100,000 or .54% of total assets at September 30, 2000. The aforementioned asset quality indicators, when compared to others in the industry, demonstrate the continued quality of the loan portfolio and reflect the Company's high underwriting standards.

LIQUIDITY   The Company's net worth at September 30, 2001 was $874,009,000 or
AND         12.4% of total assets. This is an increase of $114,844,000 from
CAPITAL September 30, 2000 when net worth was $759,165,000 or 11.3% of total RESOURCES assets. This increase is attributable to higher profitability and an increase in the fair value of the available for sale securities. The ratio of net worth to total assets remains at a high level despite the distribution of 47.5% of earnings in the form of cash dividends.

            The Company's net worth increased due in part to net income of $113,614,000, proceeds received from the exercise of common stock options and purchases by the Employee Stock Ownership Plan of $6,122,000 and appreciation in the valuation reserve for available-for-sale securities of $48,000,000. Net worth was reduced by $54,011,000 as a result of cash dividends paid.

            Washington Federal's percentage of net worth to total assets is among the highest in the nation and is approximately three times the minimum required under Office of Thrift Supervision (OTS) regulations (see Note O). Management believes this strong net worth position will help protect the Company against interest rate risk and will enable it to compete more effectively.

            Customer accounts increased $851,422,000 or 24.6% from a year ago, largely due to our strategy of building deposits in a decreasing interest rate environment through competitive pricing.

            The Company's cash and investment securities amounted to $176,055,000 at September 30, 2001, a slight increase from $171,278,000 a year ago. Few investment securities matured during the year and the Company continued to emphasize origination of higher yielding loans.

CHANGES IN  AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES. The Company
FINANCIAL   purchased $89,882,000 of mortgage-backed and investment securities,
POSITION    all of which have been categorized as available-for-sale.

            The Company had $50,282,000 in sales of securities resulting in net realized gains of $3,235,000. All sales were mortgage-backed securities which were categorized as available-for-sale. As of September 30, 2001, the Company had unrealized gains in its available-for-sale portfolio of $51,000,000, net of tax, which are recorded as part of stockholders' equity.

            In March, the Company completed the securitization of over 13,000 residential mortgage loans into a real estate mortgage investment conduit (REMIC). The Company is currently the holder of all of the securities issued by the REMIC. The result of this transaction was a transfer of securitized loans and related capitalized costs, deferred loan fees and allowance for loan losses into a new line item on the balance sheet-securitized assets subject to repurchase, which continues to be accounted for in a manner similar to residential mortgage loans.

            LOANS RECEIVABLE AND SECURITIZED ASSETS SUBJECT TO REPURCHASE. Loans receivable and securitized assets subject to repurchase increased 8.9% during fiscal 2001 to $5,388,105,000 at September 30, 2001 from $4,949,235,000 a year earlier. The loans receivable balance increased substantially due to a near-record level of loan originations totaling $1,744,216,000, a 14.6% increase from a year ago. This level of loan origination reflects the favorable interest rate environment available during the year.

            REAL ESTATE HELD FOR SALE. The balance at September 30, 2001 was $16,778,000, a slight decrease from $17,416,000 reported one year ago.

            FHLB STOCK. FHLB stock amounted to $124,361,000 at September 30, 2001 compared with $116,314,000 one year ago as the Company received $8,047,000 in stock dividends during the year.

            COSTS IN EXCESS OF NET ASSETS ACQUIRED. As of September 30, 2001, costs in excess of net assets acquired totaled $35,703,000. The Company periodically monitors these assets for potential impairment in accordance with Statement of Financial Accounting Standards
            (SFAS) No. 121, "Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." As of September 30, 2001, there was no impairment of costs in excess of net assets acquired. The Company will provide for any diminution in value of these assets should an impairment be identified. As discussed in Note Q, effective October 1, 2001, new accounting rules will no longer require the periodic amortization of the Company's intangible assets. During fiscal 2001, $5,614,000 of costs in excess of net assets acquired were amortized.

            CUSTOMER ACCOUNTS. Customer accounts at September 30, 2001 totaled $4,316,692,000 compared with $3,465,270,000 at September 30, 2000, a
            24.6% increase. See "Liquidity and Capital Resources" above.

            FHLB ADVANCES AND OTHER BORROWINGS. Total borrowings decreased 29.4% to $1,667,500,000. See "Interest Rate Risk" above.

            GENERAL
RESULTS OF Fiscal 2001 net income increased 8% from fiscal 2000. See Note S, OPERATIONS "Selected Quarterly Financial Data (Unaudited)" which highlights the quarter-by-quarter results for the years ended September 30, 2001 and 2000.






                                       Dec 31     Mar 31      Jun 30     Sep 30   Dec 31     Mar 31      Jun 30      Sep 30
                                        1999       2000        2000       2000     2000       2001        2001       2001
                                       ------------------------------------------------------------------------------------
Interest rate on loans and
    mortgage-backed securities*         7.70%      7.76%      7.86%      7.90%      7.91%      7.80%      7.67%      7.61%

Interest rate on
    investment securities** ...         8.11       7.83       7.83       7.82       7.81       7.79       8.01       7.79
                                       ------------------------------------------------------------------------------------

        Combined ..............         7.72       7.76       7.86       7.90       7.91       7.80       7.68       7.62

Interest rate on
    customer accounts .........         4.84       4.95       5.32       5.57       5.67       5.47       5.08       4.31

Interest rate on
    borrowings ................         5.56       5.85       6.30       6.29       6.26       5.21       4.71       5.09
                                       ------------------------------------------------------------------------------------

        Combined ..............         5.10       5.29       5.72       5.86       5.91       5.37       4.95       4.53
                                       ------------------------------------------------------------------------------------

Interest rate spread ..........         2.62%      2.47%      2.14%      2.04%      2.00%      2.43%      2.73%      3.09%
                                       ====================================================================================

            *Includes securitized assets subject to repurchase.

            **Includes municipal bonds at tax-equivalent rates.

            The interest rate spread increased during fiscal 2001 from 2.04% at September 30, 2000 to 3.09% at September 30, 2001.

            COMPARISON OF FISCAL 2001 RESULTS WITH FISCAL 2000

            Net interest income increased $17,774,000 (8.9%) in fiscal 2001 over fiscal 2000 largely due to the Federal Reserve's 350 basis point decrease of short-term interest rates between January and September 2001.

            Interest on loans and mortgage-backed securities increased $37,895,000 (7.9%) in fiscal 2001 from 2000. The increase is largely a result of the increase in earning asset volumes as the Company originated $1,744,216,000 in loans; offsetting loan repayments and payoffs of $1,320,634,000. Average interest rates on loans and mortgage-backed securities decreased to 7.61% from 7.90% one year ago.

            Interest and dividends on investment securities increased $488,000 (2.8%) in fiscal 2001 from fiscal 2000. The weighted average yield declined to 7.79% at September 30, 2001 compared with 7.82% at September 30, 2000. The combined investment securities and FHLB stock portfolio increased 4.2% to $270,085,000 at September 30, 2001 versus $259,306,000 one year ago.

            Interest on customer accounts increased 12.7% to $194,710,000 for fiscal 2001 from $172,735,000 for fiscal 2000. The increase related to an increase in customer accounts to $4,316,692,000 from $3,465,270,000 the prior year, offset by decrease in the average cost of customer accounts to 4.31% at year end compared to 5.57% one year ago.

            Interest on FHLB advances and other borrowings decreased slightly to $125,410,000 in fiscal 2001, from $126,776,000 in fiscal 2000. This slight decrease was partially due to a decrease in the average rates paid to 5.09% for the year ended September 30, 2001 compared to 6.29% for the year ended September 30, 2000. This decrease in average rates was offset by an increase in average borrowings to $2,264,001,000 in fiscal 2001 from $2,115,423,000 in fiscal 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

            The provision for loan losses was $1,850,000 for fiscal 2001 compared to none in fiscal 2000. This increase reflects the amount required to maintain the allowance for losses at an appropriate level based upon management's evaluation of the adequacy of the allowance and an increase in actual charge-offs experienced. However, non-performing assets remained low at $33,758,000 or .48% of total assets at September 30, 2001 compared with $31,393,000 or .47% of total assets at September 30, 2000. Management continued to maintain the allowance for loan losses at current levels which, at $19,683,000 or 58% of non-performing assets, is within an acceptable range of estimated losses inherent in the portfolio.

            Total other income decreased $641,000 (6.2%) in fiscal 2001 from fiscal 2000. Net gains on the sale of available-for-sale securities totaled $3,235,000 in fiscal 2001 compared to $4,058,000 in fiscal 2000. Other income increased $182,000 over fiscal 2000 due to increased transactional revenue.

            Other expense increased $2,467,000 (5.3%) in fiscal 2001 over fiscal 2000. This increase is primarily attributed to increased compensation expense resulting from a bonus paid to all employees based on improved operating results. Personnel, including part-time employees considered on a full-time equivalent basis, increased to 714 at September 30, 2001 compared to 676 staff at September 30, 2000. The branch network increased to 111 offices at September 30, 2001 versus 108 offices one year ago. Other expense for fiscal 2001 equaled .71% of average assets compared with .73% in fiscal 2000.

            Income taxes increased $4,350,000 (7.6%) in fiscal 2001. The effective tax rate was 35.25% for both fiscal 2001 and 2000.

            COMPARISON OF FISCAL 2000 RESULTS WITH FISCAL 1999

            Net interest income decreased $12,571,000 (6%) in fiscal 2000 over fiscal 1999 largely due to increases in short-term interest rates which the Federal Reserve raised 175 basis points between June 1999 and May 2000.

            Interest on loans and mortgage-backed securities increased $44,328,000 (10%) in fiscal 2000 from 1999. The increase is largely a result of the increase in earning asset volumes as the Company originated $1,522,290,000 in loans with refinance activity slowing dramatically from the prior year when the Company originated a record $1,769,612,000 in loans. Average interest rates on loans and mortgage-backed securities increased to 7.90% from 7.66% in the prior year.

            Interest and dividends on investment securities decreased $1,878,000 (10%) in fiscal 2000 from fiscal 1999. The weighted average yield declined to 7.82% at September 30, 2000 compared with 8.03% at September 30, 1999. The combined investment securities and FHLB stock portfolio increased slightly to $259,306,000 at September 30, 2000 versus $250,597,000 one year before.

            Interest on customer accounts increased 8% to $172,735,000 for fiscal 2000 from $159,942,000 for fiscal 1999. The increase related to an increase in customer accounts to $3,465,270,000 from $3,379,502,000 the prior year, as well as the average cost of customer accounts which increased to 5.57% at year end compared to 4.71% one year ago.

            Interest on FHLB advances and other borrowings increased $42,228,000 (50%) in fiscal 2000 over fiscal 1999. This increase was partially due to an increase in average borrowings from $1,578,352,000 to $2,115,423,000. The average rates paid increased to 6.29% at September 30, 2000 versus 5.40% at September 30, 1999. The provision for loan losses was not necessary during fiscal 2000 compared to $684,000 in fiscal 1999 reflecting management's historical conservative lending philosophy. Non-performing assets remained low at $31,393,000 or .47% of total assets at September 30, 2000 compared with $21,300,000 or .35% of total assets at September 30, 1999. Management continued to maintain the allowance for loan losses at levels which, at $20,831,000 or 66% of non-performing assets, was within an acceptable range of estimated losses, yet conservative compared with others in the industry. The lack of provision is reflective of the excellent economic conditions within the Company's marketplace during fiscal 2000.

            Other income decreased $2,288,000 (18%) in fiscal 2000 from fiscal 1999. Net gains on the sale of available-for-sale securities totaled $4,058,000 in fiscal 2000 compared to $2,747,000 in fiscal 1999.
            Other income included several non-recurring transactions in fiscal 1999, the largest of which provided the Company $2,223,000 of pre-tax income during the year.

            Other expense increased $545,000 (1%) in fiscal 2000 over fiscal 1999. This minimal increase resulted from general inflationary increases offset by lower deposit insurance premiums which declined $823,000, as well as a reduction in staff through attrition. Personnel, including part-time employees considered on a full-time equivalent basis, declined to 676 at September 30, 2000 compared to 700 staff at September 30, 1999. The branch network increased to 108 offices at September 30, 2000 versus 107 offices one year before. Other expense for fiscal 2000 equaled .73% of average assets compared with .80% in fiscal 1999.

            Income taxes decreased $5,295,000 (8%) in fiscal 2000. The effective tax rate was 35.25% for fiscal 2000 compared with 35.50% for fiscal 1999.

IMPACT OF   The Consolidated Financial Statements and related Notes presented
INFLATION   herein have been prepared in accordance with accounting principles
AND         generally accepted in the United States of America, which require,
CHANGING    to a large extent, the measurement of financial position and
PRICES      operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

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

SELECTED FINANCIAL DATA

Year ended September 30,              2001         2000          1999          1998          1997
----------------------------------------------------------------------------------------------------
                                           (In thousands, except per share data)

Interest income ..............      $536,410      $498,027      $455,577      $460,604      $459,007
Interest expense .............       320,120       299,511       244,490       252,233       257,447
                                    ----------------------------------------------------------------
Net interest income ..........       216,290       198,516       211,087       208,371       201,560
Provision for loan losses ....         1,850            --           684           740           813
Other income .................         9,736        10,377        12,665        11,032         5,077
Other expense ................        48,712        45,714        45,987        44,878        42,486
                                    ----------------------------------------------------------------
    Income before income taxes       175,464       163,179       177,081       173,785       163,338
Income taxes .................        61,850        57,500        62,795        61,949        58,288
                                    ----------------------------------------------------------------
    Net income ...............      $113,614      $105,679      $114,286      $111,836      $105,050
                                    ================================================================
Per share data

    Basic earnings per share .      $   1.97      $   1.83      $   1.87      $   1.76      $   1.68
    Diluted earnings per share          1.95          1.82          1.86          1.75          1.66
    Cash dividends ...........          0.94          0.89          0.82          0.75          0.67


September 30,                                2001            2000             1999            1998           1997
---------------------------------------------------------------------------------------------------------------------
                                                                          (In thousands)
Total assets ........................      $7,026,743      $6,719,841      $6,163,503      $5,637,011      $5,719,589
Loans and mortgage-backed securities*       6,570,309       6,277,340       5,731,644       5,119,571       5,137,905
Investment securities ...............         145,724         142,992         141,753         234,013         289,750
Customer accounts ...................       4,316,692       3,465,270       3,379,502       3,156,202       2,978,031
FHLB advances .......................       1,637,500       1,209,000       1,454,000       1,356,500       1,601,000
Other borrowings ....................          30,000       1,154,509         454,257         221,819         303,544
Stockholders' equity ................         874,009         759,165         750,023         767,172         717,745

Number of

    Customer accounts ...............         211,570         191,343         189,419         184,832         180,957
    Mortgage loans ..................          42,032          41,741          40,104          40,615          41,820
    Offices .........................             111             108             107             106             104

*Includes securitized assets subject to repurchase#

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,                                                                              2001            2000
----------------------------------------------------------------------------------------------------------------------
                                                                                 (In thousands, except per share data)
ASSETS
Cash ..................................................................                $   30,331      $   28,286
Available-for-sale securities, amortized cost $1,002,496 and $1,173,463                 1,079,896       1,178,464
Held-to-maturity securities, fair value $259,937 and $292,264 .........                   248,032         292,633
Securitized assets subject to repurchase, net .........................                 1,180,336              --
Loans receivable, net .................................................                 4,207,769       4,949,235
Interest receivable ...................................................                    48,280          40,700
Premises and equipment, net ...........................................                    54,242          50,487
Real estate held for sale .............................................                    16,778          17,416
FHLB stock ............................................................                   124,361         116,314
Costs in excess of net assets acquired ................................                    35,703          41,577
Other assets ..........................................................                     1,015           4,729
                                                                                    ----------------------------------
                                                                                       $7,026,743      $6,719,841
                                                                                    ==================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Customer accounts

    Savings and demand accounts ...............................                        $ 4,251,113       $ 3,375,036
    Repurchase agreements with customers ......................                             65,579            90,234
                                                                                    ----------------------------------
                                                                                         4,316,692         3,465,270
FHLB advances .................................................                          1,637,500         1,209,000
Other borrowings, primarily securities sold under agreements
to repurchase .................................................                             30,000         1,154,509
Advance payments by borrowers for taxes and insurance .........                             23,196            29,093
Federal and state income taxes, including net deferred
liabilities of $79,208 and $49,999 ............................                             94,118            53,012
Accrued expenses and other liabilities ........................                             51,228            49,792
                                                                                    ----------------------------------
                                                                                         6,152,734         5,960,676
STOCKHOLDERS' EQUITY
Common stock, $1.00 par value, 100,000,000 shares authorized,
    69,006,173 and 68,525,260 shares issued; 57,861,561 and
    57,333,025 shares outstanding .............................                             69,006            62,296
Paid-in capital ...............................................                            893,633           785,745
Accumulated other comprehensive income, net of tax ............                             51,000             3,000
Treasury stock, at cost; 11,144,612 and 11,192,235 shares .....                           (189,212)         (190,018)
Retained earnings .............................................                             49,582            98,142
                                                                                    ----------------------------------
                                                                                           874,009           759,165
                                                                                    ----------------------------------
                                                                                       $ 7,026,743       $ 6,719,841
                                                                                    ==================================

                                 See Notes to Consolidated Financial Statements.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS


Year ended September 30,                                        2001             2000                 1999
-----------------------------------------------------------------------------------------------------------
                                                                 (In thousands, except per share data)
INTEREST INCOME

Loans and securitized assets subject to repurchase ..      $   428,532      $    384,851       $    353,930
Mortgage-backed securities ..........................           89,952            95,738             82,331
Investment securities ...............................           17,926            17,438             19,316
                                                           -------------------------------------------------
                                                               536,410           498,027            455,577
INTEREST EXPENSE

Customer accounts ...................................          194,710           172,735            159,942
FHLB advances and other borrowings ..................          125,410           126,776             84,548
                                                           -------------------------------------------------
                                                               320,120           299,511            244,490
                                                           -------------------------------------------------
NET INTEREST INCOME .................................          216,290           198,516            211,087
Provision for loan losses ...........................            1,850                --                684
                                                           -------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES .          214,440           198,516            210,403

OTHER INCOME

Gain on sale of mortgage-backed securities, net .....            3,235             4,058              2,747
Other ...............................................            6,501             6,319              9,918
                                                           -------------------------------------------------
                                                                 9,736            10,377             12,665
OTHER EXPENSE

Compensation and fringe benefits ....................           28,283            26,739             26,485
Amortization of intangibles .........................            5,875             6,006              6,056
Occupancy expense ...................................            4,497             4,096              4,001
Other ...............................................           10,458             9,805              9,559
                                                           -------------------------------------------------
                                                                49,113            46,646             46,101
Gain on real estate acquired through foreclosure, net              401               932                114
                                                           -------------------------------------------------
INCOME BEFORE INCOME TAXES ..........................          175,464           163,179            177,081
Income taxes

    Current .........................................           58,641            59,045             75,507
    Deferred ........................................            3,209            (1,545)           (12,712)
                                                           -------------------------------------------------
                                                                61,850            57,500             62,795
                                                           -------------------------------------------------
NET INCOME ..........................................      $   113,614      $    105,679       $    114,286
                                                           =================================================
PER SHARE DATA
Basic earnings per share ............................      $      1.97      $       1.83       $       1.87
Diluted earnings per share ..........................             1.95              1.82               1.86
Cash dividends ......................................             0.94              0.89               0.82
Weighted average number of shares outstanding,
    including dilutive stock options ................       58,232,659        58,206,825         61,387,456


See Notes to Consolidated Financial Statements                                 9

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                         Accumulated
                                                                                            Other
                                               Common         Paid-in        Retained    Comprehensive    Treasury
                                               Stock          Capital        Earnings        Income         Stock            Total
------------------------------------------------------------------------------------------------------------------------------------
                                                                               (In thousands)

Balance at October 1, 1998 ...........      $  56,424       $ 714,700       $  53,269       $ 35,000       $ (92,221)      $767,172
Eleven-for-ten stock split
    distributed February 26, 1999 ....          5,643          68,617         (74,360)                                         (100)
Comprehensive income:
    Net income .......................                                        114,286                                       114,286
    Other comprehensive income,
    net of tax:
       Unrealized losses on securities                                                       (28,228)                       (28,228)
       Reclassification adjustment for
          gains on securities sold ...                                                        (1,772)                        (1,772)
                                                                                                                           ---------
Total comprehensive income ...........                                                                                       84,286
Dividends ............................                                        (49,209)                                      (49,209)
Proceeds from exercise of
    common stock options .............            125           1,427                                                         1,552
Proceeds from Employee
    Stock Ownership Plan .............                            287                                            973          1,260
Treasury stock .......................                                                                       (54,938)       (54,938)
                                            ---------------------------------------------------------------------------------------
Balance at September 30, 1999 ........         62,192         785,031          43,986          5,000        (146,186)       750,023
                                            ---------------------------------------------------------------------------------------


Comprehensive income:
    Net income .......................                                        105,679                                       105,679
    Other comprehensive income,
    net of tax:
       Unrealized gains on securities                                                            628                            628
       Reclassification adjustment for
          gains on securities sold ...                                                        (2,628)                        (2,628)
                                                                                                                           ---------
Total comprehensive income ...........                                                                                      103,679
Dividends ............................                                        (51,310)                                      (51,310)
Proceeds from exercise of
    common stock options .............             92           1,117                                                         1,209
Proceeds from Employee
    Stock Ownership Plan .............                           (604)                                         4,653          4,049
Restricted stock issuance ............             12             201            (213)                                           --
Treasury stock .......................                                                                       (48,485)       (48,485)
                                            ---------------------------------------------------------------------------------------
Balance at September 30, 2000 ........         62,296         785,745          98,142          3,000        (190,018)       759,165
                                            ---------------------------------------------------------------------------------------

Eleven-for-ten stock split
    distributed February 23, 2001 ....          6,247         101,767        (108,105)                                          (91)
Comprehensive income:
    Net income .......................                                        113,614                                       113,614
    Other comprehensive income,
    net of tax:
       Unrealized gains on securities                                                         50,095                         50,095
       Reclassification adjustment for
          gains on securities sold ...                                                        (2,095)                        (2,095)
                                                                                                                           ---------
Total comprehensive income ...........                                                                                      161,614
Dividends ............................                                        (54,011)                                      (54,011)
Proceeds from exercise of
    common stock options .............            459           5,663                                                         6,122
Proceeds from Employee
    Stock Ownership Plan .............                            346                                            806          1,152
Restricted stock issuance ............              4             112             (58)                                           58
                                            ---------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 2001 ........      $  69,006       $ 893,633       $  49,582       $ 51,000       $(189,212)      $874,009
                                            =======================================================================================

                                  SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Washington Federal, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,                                                                     2001           2000               1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ...........................................................................  $   113,614    $   105,679      $   114,286
Adjustments to reconcile net income to net cash provided by operating activities
   Amortization of fees, discounts, and premiums, net ................................         (143)        (4,933)          (8,855)
   Amortization of costs in excess of net assets acquired ............................        5,874          6,006            6,056
   Depreciation ......................................................................        2,996          2,337            2,263
   Gain on investment securities and real estate held for sale .......................       (3,636)        (4,990)          (2,861)
   Increase in accrued interest receivable ...........................................       (7,580)        (4,179)          (1,346)
   Increase in income taxes payable ..................................................       15,106          1,508              142
   FHLB stock dividends ..............................................................       (8,047)        (7,470)          (7,794)
   Decrease in other assets ..........................................................        3,714            603            5,334
   Increase in accrued expenses and other liabilities ................................        1,436          2,682              993
                                                                                        -------------------------------------------
Net cash provided by operating activities ............................................      123,334         97,243          108,218
                                                                                        -------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Loans and contracts originated
   Loans on existing property ........................................................   (1,157,278)      (923,290)      (1,058,403)
   Construction loans ................................................................     (369,808)      (451,582)        (425,190)
   Land loans ........................................................................     (130,161)      (118,947)        (121,853)
   Loans refinanced ..................................................................      (86,969)       (28,471)        (164,166)
                                                                                        -------------------------------------------
                                                                                         (1,744,216)    (1,522,290)      (1,769,612)
Savings account loans originated .....................................................       (3,342)        (3,004)          (4,420)
Loan principal repayments ............................................................    1,320,634        961,634        1,481,097
Increase (decrease) in undisbursed loans in process ..................................      (29,503)       (17,087)          48,862
Loans purchased ......................................................................       (2,842)        (1,630)          (1,138)
Available-for-sale securities purchased ..............................................      (89,882)      (150,287)        (765,963)
Principal payments and maturities of available-for-sale securities ...................      216,992        132,608          297,809
Available-for-sale securities sold ...................................................       50,282         12,442           22,726
Held-to-maturity securities purchased ................................................         --           (4,010)            --
Principal payments and maturities of held-to-maturity securities .....................       45,325         36,540          122,621
Proceeds from sales of real estate held for sale .....................................       19,268         14,335           13,435
Premises and equipment purchased, net ................................................       (6,751)        (2,714)          (3,491)
                                                                                        -------------------------------------------
Net cash used by investing activities ................................................     (224,035)      (543,463)        (558,074)
                                                                                        -------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in customer accounts ....................................................      851,422         85,768          223,300
Net increase (decrease) in short-term borrowings .....................................   (1,646,009)       455,252          329,938
Proceeds from long-term borrowings ...................................................      950,000           --               --
Proceeds from exercise of common stock options .......................................        6,122          1,209            1,552
Dividends paid .......................................................................      (54,044)       (51,310)         (49,209)
Proceeds from Employee Stock Ownership Plan ..........................................        1,152          4,049            1,260
Treasury stock purchased, net ........................................................         --          (48,485)         (54,938)
Increase (decrease) in advance payments by borrowers for taxes and insurance .........       (5,897)         2,986              775
                                                                                        -------------------------------------------
Net cash provided by financing activities ............................................      102,746        449,469          452,678
                                                                                        -------------------------------------------
Increase in cash .....................................................................        2,045          3,249            2,822
Cash at beginning of year ............................................................       28,286         25,037           22,215
                                                                                        -------------------------------------------
Cash at end of year ..................................................................  $    30,331    $    28,286      $    25,037

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Non-cash investing activities
   Real estate acquired through foreclosure ..........................................  $    18,229    $    14,140      $    13,807
Non-cash operating activities
   Assets securitized, subject to repurchase, net ....................................    1,388,197           --               --
Cash paid during the year for
   Interest ..........................................................................      322,933        295,129          245,987
   Income taxes ......................................................................       45,746         54,744           60,412


See Notes to Consolidated Financial Statements                                11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999

NOTE A   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Washington Federal, Inc. (Company) and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

         DESCRIPTION OF BUSINESS. Washington Federal, Inc. is a savings and loan holding company. The Company's principal operating subsidiary is Washington Federal Savings (Association). The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans and, in limited circumstances, income-producing property real estate loans. The Company conducts its activities through a network of 111 full-service branch offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada and Texas.

         INVESTMENT AND MORTGAGE-BACKED SECURITIES. The Company accounts for investment and mortgage-backed securities in two categories: held-to-maturity and available-for-sale.

         Held-to-Maturity Securities - Securities classified as held-to-maturity are accounted for at amortized cost, but the Company must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition for unrealized losses is provided for if any market valuation differences are deemed to be other than temporary.

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

         Premiums and discounts on investments. Premiums and discounts on investments are deferred and recognized over the life of the asset using the interest method based on actual balances.

         Forward contracts to purchase mortgage-backed securities are recorded at fair value on the balance sheet as available-for-sale securities. These contracts are designated by the Company as cash flow hedges of the price risk of the anticipated purchase of securities. Under cash flow hedge accounting, if specific criteria are met, the unrealized gains or losses are recognized as a component of stockholders' equity through comprehensive income until the related forecasted purchase of securities occurs whereupon the remaining unrealized gains or losses are included in the basis of the purchased securities. To the extent that forward contracts to purchase securities fail to meet hedging criteria, including purchasing the mortgage-backed securities within a specific time frame, the fair value of the contracts will be included in earnings.

         The Company may enter into certain forward contracts to sell mortgage-backed securities to hedge the price risk in certain mortgage-backed securities accounted for as available-for-sale securities. To the extent forward sales contracts meet specific hedging criteria, the market value change associated with the contract is recorded through comprehensive income. To the extent that forward sales contracts fail to meet hedging criteria, the fair value of the contracts will be recorded in earnings.

         SECURITIZED ASSETS SUBJECT TO REPURCHASE - In March 2001, the Company transferred some of its permanent single-family residential loans into a Real Estate Mortgage Investment Conduit (REMIC). The REMIC then issued securities backed by such loans, all of which were retained by the Company. The terms of the transfer of the loans to the REMIC contain a call provision whereby the Company can repurchase the loans when the outstanding balance of the pool declines to 15% or less of the original amount, therefore, the transfer did not qualify as a sale under generally accepted accounting principles. Accordingly, the retained interests continue to be accounted for in a manner similar to loans and are included in the accompanying balance sheet as Securitized Assets Subject to Repurchase.

         LOANS RECEIVABLE. Loans receivable more than 90 days past due are placed on non-accrual status and an allowance for accrued interest is established. Any interest ultimately collected is credited to income in the period of recovery.

         The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances and the unallocated allowance.

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

         The unallocated allowance comprises two components. The first component recognizes the estimation risk associated with the formula and specific allowances. The second component is based upon management's evaluation of various conditions that are not directly measured in the determination of the formula and specific allowances. The conditions evaluated in connection with the unallocated allowance may include loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions, recent loss experience within certain parts of the portfolio and the duration of the current business cycle.

         Impaired loans consist of loans receivable that will not be repaid in accordance with their contractual terms and are measured using a discounted cash flow methodology or the fair value of the collateral for certain loans. Smaller balance loans are excluded from this analysis with limited exceptions.

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

         USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates reported in the financial statements include the allowance for loan losses, intangible assets, deferred taxes and contingent liabilities. Actual results could differ from these estimates.

         In the second quarter of fiscal 2001 and 1999, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend. All share and per share amounts have been adjusted to reflect these stock splits.

         BUSINESS SEGMENTS. The Company has determined that its current business and operations consist of a single business segment.

         RECLASSIFICATIONS. Certain reclassifications have been made to the financial statements for years prior to September 30, 2001 to conform to the classifications used in 2001.

NOTE B    INVESTMENT SECURITIES

          September 30,                                                                  2001
          ---------------------------------------------------------------------------------------------------------------
                                                                                  (In thousands)
                                                                           Gross Unrealized
                                                         Amortized      ------------------------       Fair
                                                            Cost         Gains           Losses        Value        Yield
                                                        -----------------------------------------------------------------
          AVAILABLE-FOR-SALE SECURITIES
          U.S. government and agency securities due
             Within 1 year ........................     $  79,881     $     847      $    --        $  80,728       6.23%
             1 to 5 years .........................        15,073         1,460           --           16,533       7.25
             5 to 10 years ........................        10,000          --             (145)         9,855       9.88
             Over 10 years ........................         9,280         3,838           --           13,118      10.38
                                                        -----------------------------------------------------------------
                                                          114,234         6,145           (145)       120,234       7.08
                                                        -----------------------------------------------------------------
          HELD-TO-MATURITY SECURITIES
          Tax-exempt municipal bonds due
             1 to 5 years .........................         7,650           166           --            7,816       6.67
             5 to 10 years ........................         4,010           347           --            4,357       5.65
             Over 10 years ........................        13,830         1,331             (4)        15,157       6.23
                                                        -----------------------------------------------------------------
                                                           25,490         1,844             (4)        27,330       6.27
                                                        -----------------------------------------------------------------
                                                        $ 139,724     $   7,989      $    (149)     $ 147,564       6.93%
                                                        ================================================================

          September 30,                                                         2000
          ---------------------------------------------------------------------------------------------------------------
                                                                            (In thousands)
                                                                           Gross Unrealized
                                                         Amortized      -----------------------        Fair
                                                           Cost          Gains         Losses          Value        Yield
                                                        -----------------------------------------------------------------
          AVAILABLE-FOR-SALE SECURITIES
          U.S. government and agency securities due
             Within 1 year ........................     $  81,123     $    --        $  (1,617)     $  79,506       6.11%
             1 to 5 years .........................        15,102           538           --           15,640       6.98
             5 to 10 years ........................        10,000          --             --           10,000       9.88
             Over 10 years ........................         9,279         3,080           --           12,359      10.48
                                                        -----------------------------------------------------------------
                                                          115,504         3,618         (1,617)       117,505       6.90
                                                        -----------------------------------------------------------------
          HELD-TO-MATURITY SECURITIES
          Tax-exempt municipal bonds due
             1 to 5 years .........................         7,650           241           --            7,891       6.67
             Over 10 years ........................        17,837           932           --           18,769       6.12
                                                        -----------------------------------------------------------------
                                                           25,487         1,173           --           26,660       6.29
                                                        -----------------------------------------------------------------
                                                        $ 140,991     $   4,791      $  (1,617)     $ 144,165       6.79%
                                                        =================================================================

         There were no sales of investment securities during 2001 or 2000. Investment securities with a book value of $9.3 million and a fair value of $13.1 million at September 30, 2001 were pledged to secure public deposits.

NOTE C   MORTGAGE-BACKED SECURITIES

          September 30,                                                                  2001
          --------------------------------------------------------------------------------------------------------------------
                                                                                    (In thousands)
                                                                            Gross Unrealized
                                                    Amortized         --------------------------         Fair
                                                        Cost            Gains            Losses           Value       Yield
                                                   ---------------------------------------------------------------------------
          AVAILABLE-FOR-SALE SECURITIES
          GNMA pass-through certificates           $     5,596     $        17      $       (63)     $     5,550      7.42%
          FNMA pass-through certificates                14,562             830             --             15,392      7.75
          FHLMC pass-through certificates              843,206          36,928             --            880,134      6.88
          FHLMC ...............................          6,662              60              (11)           6,711      8.21
          FNMA ................................          6,019             133              (23)           6,129      7.08
          Private issues ......................         12,217             128               (1)          12,344      7.17
          Forward contracts ...................           --            33,402             --             33,402      --
                                                   ---------------------------------------------------------------------------
                                                       888,262          71,498              (98)         959,662      6.91
                                                   ---------------------------------------------------------------------------
          HELD-TO-MATURITY SECURITIES
          GNMA pass-through certificates ......             74               6             --                 80      9.50
          FNMA pass-through certificates ......          5,073             299             --              5,372      8.07
          FHLMC pass-through certificates .....        217,395           9,762               (2)         227,155      7.15
                                                   ---------------------------------------------------------------------------
                                                       222,542          10,067               (2)         232,607      7.17
                                                   ---------------------------------------------------------------------------
                                                   $ 1,110,804     $    81,565      $      (100)     $ 1,192,269      6.96%
                                                  ===========================================================================

          September 30,                                                                 2000
          -----------------------------------------------------------------------------------------------------------------
                                                                                    (In thousands)
                                                                           Gross Unrealized
                                                     Amortized        --------------------------         Fair
                                                        Cost           Gains            Losses           Value        Yield
                                                   ------------------------------------------------------------------------
          AVAILABLE-FOR-SALE SECURITIES
          GNMA pass-through certificates           $     7,758     $        23      $       (91)     $     7,690      7.11%
          FNMA pass-through certificates                18,992             563             (226)          19,329      7.86
          FHLMC pass-through certificates              994,188           6,317          (20,707)         979,798      7.01
          FHLMC .............................           13,153             924             (243)          13,834      7.33
          FNMA ..............................            8,720             617             (182)           9,155      7.00
          Private issues ....................           15,148           1,057             (268)          15,937      6.80
          Forward contracts .................             --            15,216             --             15,216      --
                                                   ------------------------------------------------------------------------
                                                     1,057,959          24,717          (21,717)       1,060,959      7.02
                                                   ------------------------------------------------------------------------
          HELD-TO-MATURITY SECURITIES
          GNMA pass-through certificates ....              114               6             --                120      9.64
          FNMA pass-through certificates ....            6,558             137              (61)           6,634      8.13
          FHLMC pass-through certificates ...          260,474           2,222           (3,846)         258,850      7.23
                                                   ------------------------------------------------------------------------
                                                       267,146           2,365           (3,907)         265,604      7.25
                                                   ------------------------------------------------------------------------
                                                   $ 1,325,105     $    27,082      $   (25,624)     $ 1,326,563      7.07%
                                                   ========================================================================

         Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 2001, 2000 and 1999 were $50.3 million, $12.4 million and $22.7 million, respectively. The Company realized gains of $3.2 million, $4.1 million and $2.7 million during 2001, 2000 and 1999, respectively. The Company had no losses on sales during 2001, 2000 or 1999.

         Available-for-sale mortgage-backed securities with a book value of $60.0 million and a fair value of $60.4 million at September 30, 2001 were pledged as collateral for secured repurchase agreements with customers (see Note I). Substantially all mortgage-backed securities have contractual due dates which exceed ten years.

         The Company accepts a high level of interest rate risk as a result of its policy to originate fixed-rate single family home loans which are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. The Company enters into forward contracts to purchase mortgage-backed securities as part of its interest rate risk management program. These forward contracts are derivative instruments as defined by SFAS 133 "Accounting for Derivative Instrument and Hedging Activities." The forward contracts allow the Company to hedge the risk of varying mortgage-backed securities prices in the future resulting from changes in interest rates. The Company has determined anticipated purchase dates for each forward commitment ranging from November 2001 through August 2004. The fair value of these contracts is included with the available for sale securities. The related mortgage-backed securities are designated as available-for-sale securities upon exercise of the commitments to purchase.

         Cost and fair value of the mortgage-backed securities underlying the forward contracts were as follows:

         SEPTEMBER 30,                                             2001                   2000
         ---------------------------------------------------------------------------------------------
                                                                           (In thousands)
                                                                          Fair                  Fair
                                                              Cost        Value      Cost       Value
                                                            ------------------------------------------
         Commitments to purchase ........................   $357,291    $390,693   $453,316   $468,532
                                                            ==========================================

NOTE D   LOANS RECEIVABLE AND SECURITIZED ASSETS SUBJECT TO REPURCHASE

         September 30,                                                        2001                2000
         -----------------------------------------------------------------------------------------------
                                                                                  (In thousands)
         Conventional real estate
           Permanent single-family residential ........................    $4,511,964         $4,162,175
           Income property ............................................       392,272            288,299
           Land .......................................................       193,424            180,745
           Construction ...............................................       591,245            646,823
         Other ........................................................         1,478              1,956
                                                                           -----------------------------
                                                                            5,690,383          5,279,998
                                                                           -----------------------------
         Less
           Allowance for possible losses ..............................        19,683             20,831
           Discount on loans ..........................................         3,574              4,498
           Loans in process ...........................................       249,056            278,561
           Deferred loan origination fees .............................        29,965             26,873
                                                                           -----------------------------
                                                                              302,278            330,763
                                                                           -----------------------------
                                                                           $5,388,105         $4,949,235
                                                                           =============================

         The Company originates adjustable and fixed interest rate loans, which at September 30, 2001 consisted of the following:

                        Fixed-Rate                                              Adjustable-Rate
         ---------------------------------------                   --------------------------------------
                       (In thousands)                                            (In thousands)
         Term to Maturity             Book Value                   Term to Rate Adjustment     Book Value
         ---------------------------------------                   --------------------------------------
         Within 1 year ...........   $    31,019                   Less than 1 year ..........   $573,525
         1 to 3 years ............        39,790                   1 to 3 years ..............     39,529
         3 to 5 years ............        67,185                   3 to 5 years ..............     14,818
         5 to 10 years ...........       477,151                   5 to 10 years .............        --
         10 to 20 years ..........       472,592                   10 to 20 years ............        --
         Over 20 years ...........     3,974,774                   Over 20 years .............        --
                                     -----------                                                 --------
                                     $ 5,062,511                                                 $627,872
                                     ===========                                                 ========

         At September 30, 2001 and 2000, approximately $60,641,391 and $55,490,991 of fixed-rate loan origination commitments were outstanding, respectively. Loans serviced for others at September 30, 2001 and 2000 were approximately $26,068,000 and $37,912,000, respectively.

         Permanent single-family residential loans receivable included adjustable-rate loans of $24,254,920 and $48,824,221 at September 30, 2001 and 2000, respectively. These loans have interest rate adjustment limitations and are generally indexed to the 1-year Treasury Bill rate.

         Loans by geographic concentration were as follows:

         September 30, 2001                Washington       Idaho        Oregon       Utah        Arizona     Other         Total
         --------------------------------------------------------------------------------------------------------------------------
                                                                           (In thousands)
         Conventional real estate
           Permanent single-family
             residential .............    $2,154,046     $585,126     $ 815,954     $600,305     $333,935    $22,598     $4,511,964
           Income property ...........       154,707       20,292        85,513       29,200       89,875     12,685        392,272
           Land ......................       103,991       26,323        15,291       22,704       24,450        665        193,424
           Construction ..............       287,321       71,660        93,378       64,213       72,454      2,219        591,245
         Other .......................          --             97           --             9          --       1,372          1,478
                                          -----------------------------------------------------------------------------------------
                                          $2,700,065     $703,498    $1,010,136     $716,431     $520,714    $39,539     $5,690,383
                                          =========================================================================================

         At September 30, 2001 the Company's recorded investment in impaired loans was $7.9 million with allocated reserves of $.1 million. At September 30, 2000 the Company's recorded investment in impaired loans was $7.1 million with allocated reserves of $.6 million. The average balance of impaired loans during 2001 and 2000 was $13.1 million and $10.2 million and interest income from impaired loans was $12,000 and $207,000, respectively.

NOTE E   ALLOWANCE FOR LOSSES ON LOANS AND SECURITIZED ASSETS SUBJECT TO
         REPURCHASE

         Year ended September 30,                                      2001            2000             1999
         ----------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
         Balance at beginning of year ...........................    $20,831         $21,900          $23,854
         Provision for loan losses ..............................      1,850             --               684
         Charge-offs ............................................     (3,845)         (1,377)          (3,131)
         Recoveries .............................................        847             308              493
                                                                     ----------------------------------------
         Balance at end of year .................................    $19,683         $20,831          $21,900
                                                                     ========================================

NOTE F   INTEREST RECEIVABLE

         September 30,                                                                 2001             2000
         -----------------------------------------------------------------------------------------------------
                                                                                           (In thousands)
         Loans receivable and securitized assets subject to repurchase ..........    $40,584          $30,769
         Allowance for uncollected interest on loans receivable .................     (1,323)            (720)
         Mortgage-backed securities .............................................      5,940            7,612
         Investment securities ..................................................      3,079            3,039
                                                                                     ------------------------
                                                                                     $48,280          $40,700
                                                                                     ========================

NOTE G   PREMISES AND EQUIPMENT

         September 30,                                                                2001              2000
         -----------------------------------------------------------------------------------------------------
                                                                                           (In thousands)
                                                                    Estimated
                                                                   Useful Life
         Land ...................................................      --            $13,400          $12,100
         Buildings ..............................................    25 - 40          49,965           48,966
         Leasehold improvements .................................     7 - 15           5,043            4,765
         Furniture, fixtures and equipment ......................     4 - 10          15,022           12,691
                                                                                     ------------------------
                                                                                      83,430           78,522
         Less accumulated depreciation and amortization ........................     (29,188)         (28,035)
                                                                                     ------------------------
                                                                                     $54,242         $ 50,487
                                                                                     ========================

         The Company has non-cancelable operating leases for branch offices. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $1,606,000, $1,510,000 and $1,438,000 in 2001, 2000
         and 1999, respectively. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, are immaterial.


NOTE H   REAL ESTATE HELD FOR SALE

         September 30,                                                                2001             2000
         ----------------------------------------------------------------------------------------------------
                                                                                           (In thousands)
         Acquired for development ...............................................    $ 8,114          $ 7,953
         Acquired in settlement of loans ........................................      8,664            9,463
                                                                                     ------------------------
                                                                                     $16,778          $17,416
                                                                                     ========================

NOTE I   CUSTOMER ACCOUNTS

         September 30,                                                                2001              2000
         ----------------------------------------------------------------------------------------------------
                                                                                          (In thousands)
         Checking accounts, 2.13% and under ....................................  $  152,143       $   99,888
         Passbook and statement accounts, 2.50% ................................     135,522          139,409
         Insured money market accounts, 1.50% to 3.50% .........................     805,759          542,148
         Certificate accounts
            Less than 3.00% ....................................................       4,109              --
            3.00% to 3.99% .....................................................     236,834              112
            4.00% to 4.99% .....................................................   1,981,925           88,838
            5.00% to 5.99% .....................................................     799,242        1,022,699
            6.00% to 6.99% .....................................................     134,301        1,478,897
            7.00% and over .....................................................       1,278            3,045
                                                                                  ---------------------------
         Total certificates ....................................................   3,157,689        2,593,591
                                                                                  ---------------------------
         Repurchase agreements with customers ..................................      65,579           90,234
                                                                                  ---------------------------
                                                                                  $4,316,692       $3,465,270
                                                                                  ===========================

         Certificate maturities were as follows:

         September 30,                                                               2001              2000
         ----------------------------------------------------------------------------------------------------
                                                                                          (In thousands)
         Within 1 year .......................................................    $2,814,662       $2,337,283
         1 to 2 years ........................................................       211,362          150,566
         2 to 3 years ........................................................        32,163           61,637
         Over 3 years ........................................................        99,502           44,105
                                                                                  ---------------------------
                                                                                  $3,157,689       $2,593,591
                                                                                  ===========================

         Customer accounts over $100,000 totaled $1,026,000,000 as of September 30, 2001 and $732,000,000 as of September 30, 2000.

         Interest expense on customer accounts consisted of the following:

         Year ended September 30,                                         2001             2000            1999
         -------------------------------------------------------------------------------------------------------
                                                                                    (In thousands)
         Checking accounts ........................................    $  2,426        $  2,372         $  2,266
         Passbook and statement accounts ..........................       4,066           4,468            5,225
         Insured money market accounts ............................      24,514          22,793           20,057
         Certificate accounts .....................................     160,018         138,614          127,867
                                                                       -----------------------------------------
                                                                        191,024         168,247          155,415
         Repurchase agreements with customers .....................       4,138           5,052            4,930
                                                                       -----------------------------------------
                                                                        195,162         173,299          160,345
         Less early withdrawal penalties ..........................        (452)           (564)            (403)
                                                                       -----------------------------------------
                                                                       $194,710        $172,735         $159,942
                                                                       =========================================
         Weighted average interest rate at end of year ............        4.31%           5.57%            4.71%
         Weighted daily average interest rate during the year .....        5.28            5.07             4.84

NOTE J   FHLB ADVANCES

         Maturity dates of Federal Home Loan Bank (FHLB) advances were as follows:

         September 30,                                                                 2001             2000
         ----------------------------------------------------------------------------------------------------
                                                                                           (In thousands)
         FHLB advances due
         Within 1 year .....................................................     $   287,500      $   609,000
         2 to 3 years ......................................................         650,000              --
         3 to 4 years ......................................................         700,000          200,000
         More than 5 years .................................................             --           400,000
                                                                                 ----------------------------
                                                                                 $ 1,637,500       $1,209,000
                                                                                 ============================

         FHLB advances totaling $200,000,000 with an interest rate of 5.49% are callable in 2002. FHLB advances totaling $400,000,000 with an average interest rate of 5.58% are callable in 2003. FHLB advances totaling $400,000,000 with an average interest rate of 4.98% are callable in 2005. FHLB advances totaling $200,000,000 with an average interest rate of 5.04% are callable in 2006.

         Financial data pertaining to the weighted average cost and the amount of FHLB advances were as follows:

         September 30,                                                     2001             2000               1999
         ------------------------------------------------------------------------------------------------------------
                                                                                      (In thousands)
         Weighted average interest rate at end of year ...........         5.12%             6.06%              5.42%
         Weighted daily average interest rate during the year ....         5.44              5.82               5.51
         Daily average of FHLB advances ..........................   $1,336,025        $  802,818         $1,076,263
         Maximum amount of FHLB advances at any month end ........    2,107,000         1,209,000          1,454,000
         Interest expense during the year ........................       72,654            46,738             59,275

         FHLB advances are collateralized as provided for in the Advances, Pledge and Security Agreements by all FHLB stock owned by the Association, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the Agreements. As a member of the FHLB of Seattle, the Association currently has a credit line of 35% of the total assets of the Association, subject to collateralization requirements.

NOTE K   OTHER BORROWINGS

         September 30,                                                                 2001            2000
         -----------------------------------------------------------------------------------------------------
                                                                                            (In thousands)
         Securities sold under agreements to repurchase
            Due within 60 days ...............................................    $      --        $1,074,509
         Other borrowings
            Federal funds purchased, weighted average rate of 3.25%
               in 2001, due on demand ........................................        30,000           80,000
                                                                                  ---------------------------
                                                                                  $   30,000       $1,154,509
                                                                                  ===========================

         The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the two years ended September 30, 2001 all of the Company's transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company's name and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements the identical securities pledged as collateral will be returned to the Company.

         Financial data pertaining to the weighted average cost and the amount of securities sold under agreements to repurchase were as follows:

         September 30,                                                    2001            2000             1999
         --------------------------------------------------------------------------------------------------------
                                                                                      (In thousands)
         Weighted average interest rate at end of year ..........           -- %           6.52%            5.30%
         Weighted daily average interest rate during the year ...          5.75            6.12             5.05
         Daily average of securities sold under agreements
            to repurchase .......................................   $   785,563      $  960,963         $396,098
         Maximum securities sold under agreements to repurchase
            at any month end ....................................     1,074,509       1,089,127          620,580
         Interest expense during the year .......................        45,149          58,815           19,994

NOTE L   INCOME TAXES

         The consolidated statements of financial condition at September 30, 2001 and 2000 include deferred taxes of $79,208,000 and $49,999,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities. The major sources of these temporary differences and their deferred tax effects were as follows:

         September 30,                                                                 2001             2000
         -----------------------------------------------------------------------------------------------------
                                                                                            (In thousands)
         Deferred tax assets
            Real estate valuation reserves ..................................     $      440      $       --
            Deferred compensation ...........................................            250              265
            Discounts .......................................................             17               28
                                                                                  ---------------------------
            Total deferred tax assets .......................................            707              293
                                                                                  ---------------------------

         Deferred tax liabilities
            Federal Home Loan Bank stock dividends ...........................        27,473           24,375
            Loan loss reserves ...............................................         6,700            8,968
            Valuation adjustment on available-for-sale securities ............        28,000            2,000
            Depreciation .....................................................         2,600            2,800
            Loan origination costs ...........................................        11,559           10,902
            Other, net .......................................................         3,583            1,247
                                                                                  ---------------------------
            Total deferred tax liabilities ...................................        79,915           50,292
                                                                                  ---------------------------
         Net deferred tax liability ..........................................    $   79,208      $    49,999
                                                                                  ===========================

         A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

         Year ended September 30,                                     2001            2000             1999
         ---------------------------------------------------------------------------------------------------
         Statutory income tax rate ...............................     35%             35%              35%
         Dividend received deduction .............................     (1)             (1)              (2)
         Tax-exempt interest .....................................    --              --                (1)
         State income tax ........................................      1               1                3
         Other, net ..............................................    --              --                 1
                                                                      -------------------------------------
         Effective income tax rate ...............................     35%             35%              36%
                                                                      =====================================

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

         A deferred tax liability has not been required to be recognized for the tax bad debt base year reserves of the Association. The base year reserves are the balance of reserves as of September 30, 1988 reduced proportionately for reductions in the Association's loan portfolio since that date. At September 30, 2001 the amount of those reserves was approximately $4,835,000. The amount of the unrecognized deferred tax liability at September 30, 2001 was approximately $1,862,000.

         The Company has been examined by the Internal Revenue Service through the year ended September 30, 1990. There were no material changes made to the Company's taxable income, as originally reported, as a result of this examination.

NOTE M   PROFIT SHARING RETIREMENT AND EMPLOYEE STOCK OWNERSHIP PLAN

         The Company maintains a Profit Sharing Retirement and Employee Stock Ownership Plan (the Plan) for the benefit of its employees. Contributions are made semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act of 1974.

         Employees may contribute up to 7% of their base salaries to the Plan or 13% of their base salaries on a tax-deferred basis through the 401(k) provisions of the Plan with a combined maximum of 13%. Under provisions of the Plan, employees are eligible to participate on the date of hire and become vested in the Company's contributions following seven years of service. During August 1995 the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows the employee to direct a portion of their vested account balance toward the purchase of Company stock. Contributions to the Plan amounted to $1,781,000, $1,724,000 and $1,745,000 for the years ended September 30,
         2001, 2000 and 1999, respectively.


NOTE N   STOCK OPTION PLANS

         The Company has three employee stock option plans which provide a combination of stock options and stock grants. Stockholders authorized 5,886,669 shares, 1,856,881 shares and 3,059,969 shares of common stock to be reserved pursuant to the 1982 Employee Stock Compensation Program (the 1982 Plan), the 1987 Stock Option and Stock Appreciation Rights Plan (the 1987 Plan) and the 1994 Stock Option and Stock Appreciation Rights Plan (the 1994 Plan), respectively. The 1987 Plan and 1994 Plan are substantially similar to the 1982 Plan, but incorporate changes in the Internal Revenue Code affecting incentive stock options and do not provide for the grant of performance share awards.

         Options granted under each plan vest at varying percentages commencing as early as one year after the date of grant with expiration dates ten years after the date of grant.

                                                                                          Weighted Average
                                                                                        Fair Value of Option
                                                        Average Price(1)     Number(1)     Shares Granted
         ---------------------------------------------------------------------------------------------------
         Outstanding, October 1, 1998 .................     $ 15.08         1,867,677
         Granted in 1999 ..............................       19.87            61,567            $3.75
         Exercised in 1999 ............................       11.25          (157,343)
         Forfeited in 1999 ............................       16.15           (70,293)
                                                            -------------------------
         Outstanding, September 30, 1999 ..............       15.56         1,701,608
         Granted in 2000 ..............................       17.13           796,468             4.22
         Exercised in 2000 ............................       11.84          (103,825)
         Forfeited in 2000 ............................       17.46          (192,973)
                                                            -------------------------
         Outstanding, September 30, 2000 ..............       16.14         2,201,278
         Granted in 2001 ..............................       18.55            83,650             4.45
         Exercised in 2001 ............................       12.78          (478,242)
         Forfeited in 2001 ............................       16.77          (114,338)
                                                            -------------------------
         Outstanding, September 30, 2001 ..............     $ 17.16         1,692,348
                                                            =========================

         (1)Average price and number of stock options granted, exercised and forfeited have been adjusted for 10% stock dividends in the second quarter of both 2001 and 1999 which had the effect of an eleven-for-ten stock split.

         Financial data pertaining to outstanding stock options were as follows:

                                                    September 30, 2001
         ------------------------------------------------------------------------------------------------------------
                                                                                                        Weighted
                                              Weighted           Weighted                               Average
                                               Average            Average           Number of       Exercisable Price
             Ranges of        Number of       Remaining       Exercise Price of     Exercisable      of Exercisable
         Exercise Prices   Option Shares   Contractual Life     Option Shares      Option Shares      Option Shares
         ------------------------------------------------------------------------------------------------------------
         $10.78 - 13.82        408,245        3.4 YEARS            $12.61             288,403             $12.20
          14.11 - 17.16        761,303        7.6                   16.84             123,376              15.74
          18.18 - 24.44        522,800        6.7                   21.19             112,711              22.12
                           -------------------------------------------------------------------------------------
                             1,692,348        6.3 YEARS            $17.16             524,490             $15.16
                           =====================================================================================

         In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-based Compensation." SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) application of the fair value recognition provisions in the statement.

         Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board (APB) Opinion No. 25, but they will now be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the Company elected to follow the fair value recognition provisions of SFAS No. 123. The Company adopted the disclosure requirements of SFAS No. 123, but continues to measure its employee stock-based compensation arrangements under the provisions of APB No. 25. Had compensation costs for the Company's compensation plans been determined consistent with SFAS No. 123, the Company's net income attributable to common stock would have been reduced by $372,000, $3,058,000 and $210,000 for 2001, 2000 and 1999, respectively. Net income per share would have decreased by $.04 per share in 2000 and would have remained the same in both 2001 and 1999.

         The fair value of options granted under the Company's stock option plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: annual dividend yield of 4.00% for 2001, 5.00% for 2000 and 4.00% for 1999; expected volatility of 34% for 2001, 29% for 2000 and 18% for 1999; risk-free interest rate of 3.80% for 2001, 5.80% for 2000 and 5.75% for 1999; an expected life of five years for all three years.


NOTE O   STOCKHOLDERS' EQUITY

         In the second quarter of fiscal 2001 and 1999, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend in addition to the regular quarterly cash dividends on its shares of common stock.

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

         As of September 30, 2001 and 2000 the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Association's categorization.

                                                                                                          To be Categorized as
                                                                                                         Well Capitalized Under
                                                                                        For Capital        Prompt Corrective
                                                                    Actual           Adequacy Purposes     Action Provisions
                                                           ---------------------   --------------------    -----------------
                                                             Amount        Ratio     Amount       Ratio    Amount      Ratio
         ---------------------------------------------------------------------------------------------------------------------
         September 30, 2001                                                       (Dollars in thousands)
            Total capital to risk-weighted assets ......   $791,837       20.12%    $314,772      8.00%   $393,465     10.00%
            Tier I capital to risk-weighted assets .....    781,657       19.87           NA        NA     236,079      6.00
            Core capital to adjusted tangible assets ...    781,657       11.32           NA        NA     345,324      5.00
            Core capital to total assets ...............    781,657       11.32      207,194      3.00          NA        NA
            Tangible capital to tangible assets ........    781,657       11.32      103,597      1.50          NA        NA

         September 30, 2000
            Total capital to risk-weighted assets ......   $716,441       19.45%    $294,646      8.00%   $368,308     10.00%
            Tier I capital to risk-weighted assets .....    706,991       19.20           NA        NA     220,985      6.00
            Core capital to adjusted tangible assets ...    706,991       10.61           NA        NA     333,155      5.00
            Core capital to total assets ...............    706,991       10.61      199,893      3.00          NA        NA
            Tangible capital to tangible assets ........    706,991       10.61       99,947      1.50          NA        NA

         At periodic intervals, the OTS and the Federal Deposit Insurance Corporation (FDIC) routinely examine the Company's financial statements as part of their oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent OTS examination which concluded in June 2001.

         Information used to calculate earnings per share is as follows:

         September 30,                                                      2001             2000          1999
         -----------------------------------------------------------------------------------------------------------
                                                                        (Dollars in thousands, except per share data)
         Net income ...............................................     $   113,614      $   105,679     $   114,286
         Weighted average shares
            Basic weighted average number of
               common shares outstanding ..........................      57,615,702       57,911,542      60,880,283
            Dilutive effect of outstanding common stock equivalents         616,957          295,283         507,173
                                                                        --------------------------------------------
            Diluted weighted average number of
               common shares outstanding ..........................      58,232,659       58,206,825      61,387,456
                                                                        ============================================
         Net income per share
            Basic .................................................     $      1.97      $      1.83     $      1.87
            Diluted ...............................................            1.95             1.82            1.86

NOTE P   FAIR VALUES OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate those values. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value estimates presented do not reflect the underlying fair value of the Company. Although management is not aware of any factors that would materially affect the estimated fair value amounts presented, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, estimates of fair value subsequent to that date may differ significantly from the amounts presented below.

         September 30,                                                 2001                           2000
         -------------------------------------------------------------------------------------------------------------
                                                                                   (In thousands)
                                                            Carrying        Estimated        Carrying       Estimated
                                                             Amount        Fair Value         Amount        Fair Value
                                                        --------------------------------------------------------------
         Financial assets
            Cash ....................................   $     30,331     $     30,331    $     28,286    $     28,286
            Available-for-sale securities ...........      1,079,896        1,079,896       1,178,464       1,178,317
            Held-to-maturity securities .............        248,032          259,939         292,633         292,264
            Loans receivable and securitized assets .      5,388,105       5,636,267        4,949,235       4,924,782
            FHLB stock ..............................        124,361          124,361         116,314         116,314

         Financial liabilities
            Customer accounts .......................      4,316,692        4,329,833       3,465,270       3,437,663
            FHLB advances ...........................      1,637,500        1,660,039       1,209,000       1,200,180
            Other borrowings ........................         30,000           30,000       1,154,509       1,154,509

         The following methods and assumptions were used to estimate the fair value of financial instruments:

         CASH - The carrying amount of these items is a reasonable estimate of their fair value.

         INVESTMENT SECURITIES - The fair value is based on quoted market prices or dealer estimates.

         LOANS RECEIVABLE AND SECURITIZED ASSETS SUBJECT TO REPURCHASE - For certain homogeneous categories of loans, such as fixed- and variable-rate residential mortgages, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other loan types is estimated by discounting the future cash flows and estimated prepayments using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining term. Some loan types were valued at carrying value because of their floating rate or expected maturity characteristics.

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

NOTE Q   ACCOUNTING CHANGES

         Effective October 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As a result of the adoption of this new accounting standard, the Company's forward contracts to purchase mortgage-backed securities were designated as cash flow hedges of specific forecasted purchases of securities. Previously, the Company had accounted for the fair value of these contracts to purchase as available-for-sale securities and unrealized gains or losses were recognized as a component of stockholders' equity through comprehensive income. Under the new accounting standard the unrealized gains or losses on forward contracts, being designated as cash flow hedges, are also recognized as a component of stockholders' equity though comprehensive income until the related forecasted purchase of securities occurs whereupon the remaining unrealized gains or losses are included in the basis of the purchased securities. Therefore, there was no material impact upon the adoption of the new standard and no explicit transition adjustment.

         In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. SFAS No. 142 eliminates the amortization of goodwill relating to past and future acquisitions and instead subjects goodwill to an impairment assessment at least annually. The Company early adopted the provisions of SFAS No. 142 to existing goodwill and other intangible assets for fiscal years beginning October 1, 2001. The adoption of SFAS No. 142 will cease further amortization of goodwill and will have an impact of approximately $5.6 million (pretax) on an annual basis.

NOTE R   FINANCIAL INFORMATION - WASHINGTON FEDERAL, INC.

         The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

         STATEMENTS OF FINANCIAL CONDITION

         September 30,                                                               2001            2000
         ----------------------------------------------------------------------------------------------------
                                                                                           (In thousands)
         ASSETS
         Cash ................................................................    $     1,714       $   1,080
         Investment in subsidiary ............................................        874,050         757,207
         Dividend receivable .................................................         12,125          14,000
                                                                                  ---------------------------
            Total assets .....................................................    $   887,889       $ 772,287
                                                                                  ===========================

         LIABILITIES
         Borrowed money ......................................................    $       --        $     --
         Dividend payable ....................................................         13,880          13,100
         Other liabilities ...................................................            --               22
                                                                                  ---------------------------
            Total liabilities ................................................         13,880          13,122
                                                                                  ---------------------------

         STOCKHOLDERS' EQUITY
         Common stock, $1.00 par value: 100,000,000 shares authorized;
            69,006,173 and 68,525,260 shares issued;
            57,861,561 and 57,333,025 shares outstanding .....................         69,006          62,296
         Paid-in capital .....................................................        893,633         785,745
         Accumulated other comprehensive income, net of tax ..................         51,000           3,000
         Treasury stock, at cost; 11,144,612 and 11,192,235 shares ...........       (189,212)       (190,018)
         Retained earnings ...................................................         49,582          98,142
                                                                                  ---------------------------
            Total stockholders' equity .......................................        874,009         759,165
                                                                                  ---------------------------
            Total liabilities and stockholders' equity .......................    $   887,889       $ 772,287
                                                                                  ===========================

          STATEMENTS OF OPERATIONS

         Year ended September 30,                                                2001        2000       1999
         ----------------------------------------------------------------------------------------------------
                                                                                         (In thousands)
         INCOME
            Dividends from subsidiary ....................................    $  45,000  $  97,000   $101,500
            Other ........................................................          --          80        --
                                                                              -------------------------------
            Total Income .................................................       45,000     97,080    101,500
                                                                              -------------------------------
         EXPENSE
            Borrowings ...................................................            5         47         47
            Other ........................................................          348        388        273
                                                                              -------------------------------
            Total expense ................................................          353        435        320
                                                                              -------------------------------
            Net income before equity in undistributed net income of
               subsidiaries ..............................................       44,647     96,645    101,180
         Equity in undistributed net income of subsidiaries ..............       68,842      8,909     12,992
                                                                              -------------------------------
         Income before income taxes ......................................      113,489    105,554    114,172
         Income tax benefit ..............................................          125        125        114
                                                                              -------------------------------
         Net income ......................................................    $ 113,614   $105,679   $114,286
                                                                              ===============================

         STATEMENTS OF CASH FLOWS

         Year ended September 30,                                               2001        2000       1999
         ----------------------------------------------------------------------------------------------------
                                                                                        (In thousands)
         CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                                           $113,614    $105,679  $ 114,286
         Adjustments to reconcile net income to net
               cash provided by operating activities
            Equity in undistributed net income of subsidiaries                 (68,843)     (8,909)   (12,992)
            Decrease (increase) in other assets                                  1,875      (2,000)    (2,099)
            Increase in other liabilities                                          758         568        633
                                                                              -------------------------------
            Net cash provided by operating activities                           47,404      95,338     99,828

         CASH FLOWS FROM FINANCING ACTIVITIES
         Increase (decrease) in short-term borrowings                              --       (1,000)     1,000
         Issuance of common stock through stock option plan                      6,224       1,209      1,552
         Proceeds from Employee Stock Ownership Plan                             1,108       4,049      1,260
         Treasury stock purchased                                                  --      (48,485)   (54,938)
         Dividends                                                             (54,102)    (51,310)   (49,209)
                                                                              -------------------------------
            Net cash used by financing activities                              (46,770)    (95,537)  (100,335)
                                                                              -------------------------------
            Increase (decrease) in cash                                            634        (199)      (507)
            Cash at beginning of year                                            1,080       1,279      1,786
                                                                              -------------------------------
            Cash at end of year                                               $  1,714    $  1,080  $   1,279
                                                                              ===============================

NOTE S   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following is a summary of the unaudited interim results of operations by quarter:

                                                         FIRST       SECOND        THIRD        FOURTH
         Year ended September 30, 2001                  QUARTER      QUARTER      QUARTER       QUARTER
         ----------------------------------------------------------------------------------------------
                                                          (Dollars in thousands, except per share data)
         Interest income ..........................    $133,421     $134,106     $134,601      $134,282
         Interest expense .........................      87,419       83,362       77,388        71,951
                                                       ------------------------------------------------
         Net interest income ......................      46,002       50,744       57,213        62,331
         Provision for loan losses ................          --          150          500         1,200
         Other operating income ...................       3,138        2,923        2,272         1,804
         Other operating expense ..................      11,108       11,739       12,609        13,657
                                                       ------------------------------------------------
         Income before income taxes ...............      38,032       41,778       46,376        49,278
         Income taxes .............................      13,478       14,455       16,526        17,391
                                                       ------------------------------------------------
         Net income ...............................    $ 24,554     $ 27,323     $ 29,850      $ 31,887
                                                       ================================================
         Basic earnings per share .................    $    .43     $    .47     $    .52      $    .55
                                                       ================================================
         Diluted earnings per share ...............    $    .42     $    .47     $    .51      $    .55
                                                       ================================================
         Return of average assets .................        1.45%        1.59%        1.71%         1.83%
                                                       ================================================

                                                          First       Second         Third       Fourth
         Year ended September 30, 2000                   Quarter      Quarter       Quarter      Quarter
         -----------------------------------------------------------------------------------------------
                                                          (Dollars in thousands, except per share data)
         Interest income ............................   $120,289     $121,574      $125,311     $130,853
         Interest expense ...........................     68,153       70,342        76,490       84,526
                                                        ------------------------------------------------
         Net interest income ........................     52,136       51,232        48,821       46,327
         Provision for loan losses ..................        --            --            --           --
         Other operating income .....................      1,929        2,584         2,695        3,169
         Other operating expense ....................     11,552       12,016        11,169       10,977
                                                        ------------------------------------------------
         Income before income taxes .................     42,513       41,800        40,347       38,519
         Income taxes ...............................     15,092       14,792        14,059       13,557
                                                        ------------------------------------------------
         Net income .................................   $ 27,421     $ 27,008      $ 26,288     $ 24,962
                                                        ================================================
         Basic earnings per share ...................   $    .46     $    .46      $    .46     $    .44
                                                        ================================================
         Diluted earnings per share .................   $    .46     $    .46      $    .45     $    .44
                                                        ================================================
         Return on average assets ...................       1.77%        1.71%         1.63%        1.50%
                                                        ================================================

REPORT OF INDEPENDENT CERTIFIED
PUBLIC ACCOUNTANTS

Board of Directors
Washington Federal, Inc.
Seattle, Washington

   We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the Company) as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE LLP
-------------------------

DELOITTE & TOUCHE LLP
Seattle, Washington
October 19, 2001


GENERAL CORPORATE AND
STOCKHOLDERS' INFORMATION

CORPORATE            425 Pike Street
HEADQUARTERS         Seattle, Washington 98101
                     (206) 624-7930

INDEPENDENT          Deloitte & Touche LLP
ACCOUNTANTS          Seattle, Washington

TRANSFER AGENT,      Stockholder inquiries regarding transfer
REGISTRAR AND        requirements, cash or stock dividends, lost
DIVIDEND             certificates, consolidating records, correcting
DISBURSING           a name or changing an address should be
AGENT                directed to the transfer agent:
                     Mellon Investor Services LLC
                     85 Challenger Road
                     Ridgefield Park, NJ  07606
                     Telephone: 1-800-522-6645
                     www.melloninvestor.com

ANNUAL MEETING       The annual meeting of stockholders will be
                     held on January 23, 2002, at 2 p.m. at the Sheraton Hotel, 1400 Sixth Avenue,
                     Seattle, Washington.

FORM 10-K            This report is available to stockholders
                     of record upon written request to:
                       Cathy Cooper
                       Vice President
                       Washington Federal, Inc.
                       425 Pike Street
                       Seattle, Washington 98101

STOCK INFORMATION    Washington Federal, Inc. is traded on the
                     NASDAQ Stock Market. The common
                     stock symbol is WFSL. At September 30,
                     2001, there were approximately 2,617 stock-holders of record.

                                           STOCK PRICES
                                         ----------------
                   QUARTER ENDED           HIGH      LOW       DIVIDENDS
                   ----------------------------------------------------
                   DECEMBER 31, 1999     $21.36    $16.08       $.21
                   MARCH 31, 2000         17.33     13.58        .22
                   JUNE 30, 2000          19.20     14.94        .23
                   SEPTEMBER 30, 2000     20.85     16.59        .23
                   DECEMBER 31, 2000      26.19     18.01        .23
                   MARCH 31, 2001         27.00     22.50        .23
                   JUNE 30, 2001          27.25     23.81        .24
                   SEPTEMBER 30, 2001     27.64     23.07        .24

                   ALL PRICES SHOWN HAVE BEEN ADJUSTED FOR STOCK SPLITS. LARGEST MARKET MAKERS:
                   McAdams Wright Ragen, Inc.
                   Spear, Leeds & Kellogg
                   Merrill Lynch, Pierce, Fenner & Smith Inc.
                   Salomon Smith Barney
                   Instinet Corporation
                   Lehman Brothers
                   Keefe, Bruyette & Woods, Inc.
                   Knight Securities L.P.
                   Herzog, Heine, Geduld, Inc.
                   Schwab Capital Markets
                   Sherwood Securities Corp.
                   Redibook ECN LLC
                   Sandler O'Neill & Partners
                   Archipelago, L.L.C.
                   Friedman Billings Ramsey & Co. Inc.
                   THE BRUT ECN, LLC
                   Cantor, Fitzgerald & Co.
                   Island System Corporation
                   Banc of America Securities LLC
                   B-Trade Services LLC
                   Ragen McKenzie
                   Fox-Pitt, Kelton Inc.
                   Weeden and Co. Inc.
                   Jefferies & Company, Inc.
                   Fleet Securities
                   Ryan Beck & Co. Inc.

DIRECTORS, OFFICERS AND OFFICES

CORPORATE
HEADQUARTERS

425 Pike Street
Seattle, WA 98101
(206) 624-7930

BOARD OF DIRECTORS
GUY C. PINKERTON
Chairman

JOHN F. CLEARMAN
Retired, Former Chief
Financial Officer,
Milliman USA, Inc.

H. DENNIS HALVORSON
Retired, Former Chief
Executive Officer,
United Bank

KERMIT O. HANSON
Dean Emeritus
University of Washington
Graduate School of
Business Administration

W. ALDEN HARRIS
Former Executive
Vice President

ANNA C. JOHNSON
Senior Partner
Scan East West Travel

RICHARD C. REED
Management Consultant
Altman Weil, Inc.

CHARLES R. RICHMOND
Former Executive Vice
President

ROY M.WHITEHEAD
President and
Chief Executive Officer

DIRECTORS
EMERITI
HAROLD C. KEAN
E.W. MERSEREAU, JR.

EXECUTIVE
MANAGEMENT
COMMITTEE
ROY M. WHITEHEAD
President and
Chief Executive Officer

EDWIN C. HEDLUND
Executive Vice President
and Secretary

JACK B. JACOBSON
Executive Vice President
and Chief Lending Officer

RONALD L. SAPER
Executive Vice President
and Chief Financial Officer

CORPORATE DEPARTMENT MANAGERS

ACCOUNTING & FINANCE
BRENT J. BEARDALL
Controller

APPRAISAL
HEATHER LULL

CREDIT ADMINISTRATION-
CONSTRUCTION AND LAND
JAMES E. CADY
Vice President

DALE SULLIVAN
Vice President

CORPORATE REAL ESTATE
AND TAXES
KEITH D. TAYLOR
Senior Vice President
and Treasurer

DATA PROCESSING
TERRY O. PERMENTER
Senior Vice President

DEPOSIT OPERATIONS
BEN A. WHITMARSH
Senior Vice President

FACILITIES
MICHAEL D. MERTINS

HUMAN RESOURCES
ARLINE FONDA
Vice President

INTERNAL AUDIT
BARBARA A. MURPHY
Vice President

LOAN OPERATIONS
MICHAEL BUSH
Vice President

LOAN SERVICING
LARRY PLUMB
Vice President

LEGAL/SPECIAL CREDITS
PAUL TYLER
Vice President and Counsel

MANUALS/TRAINING
LINDA NICHOLL
Assistant Vice President

MARKETING AND INVESTOR RELATIONS
CATHY COOPER
Vice President

MULTI-FAMILY LOANS
J. TIMOTHY GRANT
Vice President

PERMANENT LOAN PRODUCTION
JOHN WUNDERLICH
Vice President

SAVINGS ADMINISTRATION
CYNTHIA L. ARNOLD
Vice President

UNDERWRITING-PERMANENT LOANS
JANE A. NOGLE
Senior Vice President

SUBSIDIARIES

FIRST INSURANCE AGENCY, INC.
317 S. 2nd Street
Mount Vernon, WA  98273
1-800-562-2555
(360) 336-9630

ANN BRITTAIN
Vice President

WASHINGTON SERVICES, INC.
6125 South Morgan Road
Freeland, WA 98249


DIVISION/REGIONS

SOUTHERN WASHINGTON

LAKE WASHINGTON
9 OFFICE LOCATIONS
REGION MANAGER

SEBASTIAN PORTUESI
Vice President
4800 Rainier Ave So.
Seattle, WA 98118

SOUTH SOUND
10 OFFICE LOCATIONS
REGION MANAGER

RONDA TOMLINSON
Vice President
9919 Bridgeport Way S.W.
Lakewood, WA 98499

MIDSOUND
10 OFFICE LOCATIONS
REGION MANAGER

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

ROBERT P. LINK
Senior Vice President
1001 W. Idaho St.
Boise, ID 83702

EASTERN IDAHO
4 OFFICE LOCATIONS
REGION MANAGER

LARRY WADSWORTH
Vice President
500 North Capital
Idaho Falls, ID 83402

SOUTHERN OREGON
15 OFFICE LOCATIONS
DIVISION MANAGER

PEGGY HOBIN
Senior Vice President
300 Ellsworth St. SW
Albany, OR 97321

NORTHERN OREGON
10 OFFICE LOCATIONS
DIVISION MANAGER

THOMAS A. FRANKLIN
Senior Vice President
14990 S.W. Bangy Road
Lake Oswego, OR 97035

UTAH
10 OFFICE LOCATIONS
DIVISION MANAGER

RICHARD FISHER
Senior Vice President
505 East 200 South
Salt Lake City, UT 84102

PHOENIX, ARIZONA
10 OFFICE LOCATIONS
DIVISION MANAGER

RON SHERIDAN
Senior Vice President
2196 E. Camelback Road, Suite 100
Phoenix, AZ 85016

TUCSON, ARIZONA
8 OFFICE LOCATIONS
DIVISION MANAGER

GEORGIA VELARDE
Vice President
5151 E. Broadway Blvd., Suite 105
Tucson, AZ 85711

NEVADA
1 OFFICE LOCATION
DIVISION MANAGER

PAMELA K. CALLAHAN
Vice President
9340 Sun City Blvd. #103
Las Vegas, NV 89134

TEXAS
1 OFFICE LOCATION
DIVISION MANAGER

NORA MONTGOMERY
Vice President
7001 Preston Road, Suite 110
Dallas, TX 75205


         A complete listing of our branch locations can be found at www.washingtonfederal.com


28