Form 10-K, Exhibit 13
period 2002-09-30
WASHINGTON FEDERAL INC
filed 2002-12-26
CIK 936528

                                TABLE OF CONTENTS

Financial Highlights                                                        1
To Our Stockholders                                                         2
Management's Discussion                                                     4
Selected Financial Data                                                     7
Financial Statements                                                        8
Notes to Financial Statements                                              12
Report of Accountants                                                      27
General Information                                                        27
Directors, Officers, Offices                                               28

                                A SHORT HISTORY

      Washington Federal, Inc. (Company) is a savings and loan holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal Savings (Association) which operates 115 offices in eight western states.

      The Association had its origin on April 24, 1917 as Ballard Savings and Loan Association. In 1935, the state-chartered Association converted to a federal charter, became a member of the Federal Home Loan Bank (FHLB) system and obtained federal insurance. In 1958, Ballard Federal Savings and Loan Association merged with Washington Federal Savings and Loan Association of Bothell, and the latter name was retained for wider geographical acceptance. In 1971, Seattle Federal Savings and Loan Association, with three offices, merged into the Association, and at the end of 1978, was joined by the 10 offices of First Federal Savings and Loan Association of Mount Vernon.

      On November 9, 1982, the Association converted from a federal mutual to a federal stock association. In 1987 and 1988, acquisitions of United First Federal, Provident Federal Savings and Loan, and Northwest Federal Savings and Loan, all headquartered in Boise, Idaho, added 28 Idaho offices to the Association. In 1988, the acquisition of Freedom Federal Savings and Loan Association in Corvallis, Oregon, added 13 Oregon offices, followed in 1990 by the eight Oregon offices of Family Federal Savings.

      In 1991, the Association added three branches with the acquisition of First Federal Savings and Loan Association of Idaho Falls, Idaho, and acquired the deposits of First Western Savings Association of Las Vegas, Nevada in Portland and Eugene, Oregon, where they were doing business as Metropolitan Savings Association. In 1993, 10 branches were added with the acquisition of First Federal Savings Bank of Salt Lake City, Utah. In 1994, the Association expanded into Arizona.

      In 1995, the stockholders approved a reorganization whereby Washington Federal Savings became a wholly-owned subsidiary of a newly formed holding company, Washington Federal, Inc. That same year, the Association purchased West Coast Mutual Savings Bank with its one branch in Centralia, Washington and opened six additional branches. In 1996, the Association acquired Metropolitan Bancorp of Seattle, adding eight offices in Washington in addition to opening four branches in existing markets. Between 1997 and 1999, Washington Federal Savings continued to develop its branch network, opening a total of seven branches and consolidating three offices into existing locations.

      In 2000, the Association expanded into Las Vegas, opening its first branch in Nevada along with two branches in Arizona. In 2001, the Association opened two additional branches in Arizona and its first branch in Texas with an office in the Park Cities area of Dallas. In 2002, Washington Federal Savings opened five full-service branches in existing markets and entered Colorado with a loan production office.

      The Association obtains its funds primarily through savings deposits from the general public, from repayments of loans, borrowings and retained earnings. These funds are used largely to make first lien loans to borrowers for the purchase of new and existing homes, the acquisition and development of land for residential lots, the construction of homes, the financing of small multi-family housing units, and for investment in obligations of the U.S. government, its agencies and municipalities. The Association also has a wholly-owned subsidiary, First Insurance Agency, Inc., which provides general insurance to the public.

FINANCIAL HIGHLIGHTS

September 30,                                                      2002         2001         % Change
-------------------------------------------------------------------------------------------------------
                                                                  (In thousands, except per share data)
Assets                                                            $7,392,441   $7,026,743          +5%
Cash and cash equivalents                                            975,153       30,331      +3,115
Investment securities                                                117,417      145,724        - 19
Loans receivable and securitized assets subject to repurchase      5,047,964    5,388,105        -  6
Mortgage-backed securities                                           970,284    1,182,204        - 18
Customer accounts                                                  4,521,922    4,316,692        +  5
FHLB advances and other borrowings                                 1,750,000    1,667,500        +  5
Stockholders' equity                                                 960,718      874,009        + 10
Net income                                                           143,954      113,614        + 27
Diluted earnings per share                                              2.25         1.77        + 27
Dividends per share                                                     0.90         0.85        +  6
Stockholders' equity per share                                         15.12        13.73        + 10
Shares outstanding                                                    63,541       63,648          --
Return on average stockholders' equity                                 16.89%       14.59%         --
Return on average assets                                                2.05         1.65          --
Efficiency ratio                                                       18.06        18.93          --

TOTAL ASSETS

Dollars in Millions
(At September 30)

1982    1987    1992    1997    2002
----    ----    ----    ----    ----
665     1,860   2,792   5,720   7,392

STOCKHOLDERS' EQUITY

Dollars in Millions
(At September 30)

1982    1987    1992    1997    2002
----    ----    ----    ----    ----
46      196     424     718     961

NET INCOME PER DILUTED SHARE

$

1998    1999    2000    2001    2002
----    ----    ----    ----    ----
1.59    1.69    1.65    1.77    2.25

CASH DIVIDENDS PER SHARE

$

1998    1999    2000    2001    2002
----    ----    ----    ----    ----
0.61    0.75    0.81    0.85    0.90

RETURN ON AVERAGE EQUITY

Annualized %

1998    1999    2000    2001    2002
----    ----    ----    ----    ----
15.68   15.47   14.27   14.59   16.89

INTEREST RATE SPREADS

End of Quarter %

               Dec 31   Mar 31  Jun 30  Sep 30
Fiscal 1999     2.62    2.47    2.14    2.04
Fiscal 2000     2.00    2.43    2.73    3.09
Fiscal 2001     3.21    3.20    3.09    3.01

TO OUR STOCKHOLDERS


 Dear Stockholder:

      It is a privilege to report that your Company once again achieved record profitability during the past fiscal year. Net income improved to $144 million, a 27% increase over the prior year, marking the 18th time in the past 20 years that net income improved year-over-year. Earnings per share improved likewise by 27% to $2.25, also a record for your Company. The return on assets of 2.05% placed us among the industry elite, while return on equity improved to 16.89%, the highest in seven years.

      Strong earnings enabled us to increase our cash dividend to $.92 per share annualized, the 37th dividend increase during the last twenty years. We also extended the dividend payment record to 79 consecutive quarters, and a 10% stock dividend was awarded in February.

      The past year was an interesting one for portfolio mortgage lenders like Washington Federal. With long-term interest rates falling rapidly during the second half of the fiscal year, mortgage prepayments accelerated as borrowers raced to refinance their loans. At the same time, short-term rates fell even faster, causing our net interest spread to widen enough to more than offset the lower revenues produced by a smaller, lower-yielding loan portfolio. As always, operating expenses remained very low, creating the record results cited above and detailed more fully in the financial statements that follow.

      We also actively managed our liabilities to position the Company for higher rates in the future, which we believe are likely. For example, borrowed funds were increased and maturities extended. Customer deposits grew by $205 million, a 5% increase from the prior year-end. The increase in liabilities, along with higher loan prepayments and undistributed net income, contributed to a substantially more liquid balance sheet. Cash and short-term investment accounts increased to $975 million. This cash will be reinvested in long-term assets when interest rates either increase or stabilize, representing a significant potential increase in revenues. Finally, our capital position improved to 13% of assets, a ratio that is roughly 50% higher than other large thrift institutions in our peer group. This strong capital position can be leveraged in the future to create additional earnings; alternatively, it provides flexibility to increase our stock repurchase program.

      Although we are moving to diversify geographically, the Company's asset base is still centered in the Pacific Northwest. Rising unemployment and a slower economy in Oregon and Washington have been well reported and raise the obvious question regarding the condition of our loan portfolio. I am pleased to report that asset quality at the Company continues to be very strong. At year-end, we had no delinquencies beyond thirty days in our growing multi-family loan portfolio, problems in our land and construction loan portfolio were similar in number to previous years, and mortgage loan delinquencies continue at a much lower level than the industry average. Nonetheless, in response to the economic uncertainties facing the Company, we increased the allowance for loan losses. The Company, as a result, is well positioned to handle any increase in losses that might be reasonably expected in the current economic climate.

      During the past year, we continued our de novo branch expansion program. We added new offices in Henderson, Nevada; Goodyear and Chandler, Arizona; Lake Oswego, Oregon; and Draper, Utah. The latter was the successor office to our Riverton, Utah branch. The Company's branch in Tremonton, Utah was sold during the year. To promote geographically diversified loan growth in the future, and to test a new market, we opened a loan production office in Denver, Colorado. Our checking account product was also enhanced with the addition of a debit card feature.

      Issues related to corporate governance found their way to the front burner this year in the wake of corporate scandals and outright failures. Our simple business model and conservative approach, along with our philosophy of managing for the long-term, require that we present financial results to the investing public in a fully transparent way. I firmly believe that during the twenty years we have existed as a public entity, we have never let you down in that regard. The Sarbanes-Oxley Act, passed by Congress in response to the scandals, will burden us with additional cost but will not change the open and conservative manner in which we present financial operations.

      With deepest regrets, I wish to acknowledge the passing of Harold Kean, who served your Company in various capacities for fifty years, from 1936 to 1986. Harold held the title of President from 1950 to 1977, continuing on as Chairman until 1986. Known for his creativity and "big picture" leadership, he was a housing finance industry leader, both locally and nationally, and was a pioneer in promoting the redevelopment of inner city neighborhoods. Harold played a critical role in engineering the model by which we still manage the Company today and his influence will be fondly remembered.

                                                    [PHOTO]

                                      (Standing - left to right) Ronald L.
                                      Saper, Executive Vice President and
                                      Chief Financial Officer, Jack B.
                                      Jacobson, Executive Vice President and
                                      Chief Lending Officer, Edwin C. Hedlund
                                      Executive Vice President and Secretary,
                                      (Seated) Roy M. Whitehead, Vice
                                      Chairman, President and Chief Executive
                                      Officer.

On a brighter note, the Com-
pany recently celebrated the
twentieth anniversary of its initial
public offering, which occurred on November 9, 1982 at an initial price of $11.75. Since then, the Company has returned over $198 in cash dividends and, after adjusting for splits and stock dividends, the stock today is worth approximately 49 times the original price.

      Finally, I express my appreciation to our employees and directors for their effort during the past year. I would also like to thank our loyal customers and stockholders for their continued strong support. I hope to see you at the Annual Stockholders' Meeting scheduled at 2:00 p.m. on Tuesday, January 21, 2003 at the Sheraton Hotel in downtown Seattle, Washington.


Sincerely,

/s/ Roy M. Whitehead
--------------------------
Roy M. Whitehead
Vice Chairman, President and Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL Washington Federal, Inc. (Company) is a savings and loan holding company. The Company's primary operating subsidiary is Washington Federal Savings (Association).

CRITICAL    Preparation of financial statements in conformity with accounting
ACCOUNTING  principles generally accepted in the United States of America
POLICIES    requires the use of estimates and assumptions which affect reported amounts of certain assets, liabilities, revenues and expenses in the Company's consolidated financial statements. Accordingly, estimated amounts may fluctuate from one reporting period to another due to changes in assumptions underlying estimated values.

            The Company has determined that the only accounting policy deemed critical to an understanding of the consolidated financial statements of Washington Federal, Inc. relates to the methodology for determining the valuation of the allowance for loan losses as more fully described under "Loans receivable" in Note A to the Consolidated Financial Statements.

INTEREST    The Company accepts a high level of interest rate volatility as a
RATE RISK   result of its policy to originate fixed-rate single family home loans that are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. At
            September 30, 2002, the Company had approximately $1,900,000,000 more liabilities subject to repricing in the next year than assets subject to repricing, which amounted to a negative maturity gap of 26% of total assets, compared to a negative maturity gap of 36% in the prior year. The Company's interest rate risk approach has never resulted in the recording of a monthly operating loss.

            The Company's net interest spread increased from 3.09% at September 30, 2001 to its peak of 3.21% at December 31, 2001. As of March 31, 2002 and June 30, 2002 the spread was 3.20%. As of fiscal year end, September 30, 2002, the Company's net interest spread decreased to 3.01%. During the first three quarters of the year the spread increased primarily from declining costs of customer deposits. In the fourth quarter of fiscal 2002, the spread decreased due to the significant amount of cash ($975 million) invested at overnight rates (1.75%).

            During this phase of the interest rate cycle the Company chose to position its balance sheet for increasing rates in the future by building cash, reducing the amount of loans and mortgage-backed investments, extending borrowed money and growing customer deposits. As of September 30, 2002, the Company had accumulated $975 million in cash and cash equivalents, which can be invested long-term in the future to take advantage of rising interest rates. This cash position was generated principally through the net run off of loans and mortgage-backed investments of $580 million, $205 million of increased deposits and $83 million of additional long-term borrowings.

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

            Multi-family loans, builder construction loans and certain other loans are reviewed on an individual basis. They are reviewed to assess the ability of the borrowers to continue to service all of their principal and interest obligations. If the loans show signs of weakness, they are downgraded and, if warranted, placed on non-accrual status. The Company has an Asset Quality Review Committee that reports the results of its internal reviews to the Board of Directors on a quarterly basis.

            Non-performing assets were $33,876,000 or .46% of total assets at September 30, 2002 compared to $33,758,000 or .48% of total assets at September 30, 2001. Total delinquencies over 30 days were $37,419,000 or .51% of total assets at September 30, 2002 compared to $49,390,000 or .70% of total assets at September 30, 2001. The aforementioned asset quality indicators, when compared to others in the industry, demonstrate the continued excellent quality of the loan portfolio and reflect the Company's high underwriting standards.

LIQUIDITY   The Company's net worth at September 30, 2002 was $960,718,000 or
AND CAPITAL 13.0% of total assets. This is an increase of $86,709,000 from RESOURCES September 30, 2001 when net worth was $874,009,000 or 12.4% of total assets. This increase is attributable to higher profitability and an increase in the fair value of the available for sale securities. The ratio of net worth to total assets remains at a high level despite the distribution of 40.0% of earnings in the form of cash dividends.

            The Company's net worth increased due in part to net income of $143,954,000, proceeds received from the exercise of common stock options of $1,618,000, purchases by the Employee Stock Ownership Plan of $3,744,000 and appreciation in the valuation reserve for available-for-sale securities of $5,000,000. Net worth was reduced by $57,383,000 as a result of cash dividends paid and $10,224,000 of stock repurchases.

            Washington Federal's percentage of net worth to total assets is among the highest in the nation and is approximately three times the minimum required under Office of Thrift Supervision (OTS) regulations (see Note O). Management believes this strong net worth position will help protect the Company against interest rate risk and will enable it to compete more effectively.

            Customer accounts increased $205,230,000 or 4.8% from one year ago, largely due to Management's continuing strategy of building deposits in a decreasing interest rate environment through competitive pricing.

            The Company's cash and cash equivalents amounted to $975,153,000 at September 30, 2002, a significant increase from $30,331,000 one year ago. This shift in the balance sheet from long-term assets to short-term term assets resulted from the decision to position the balance sheet to take advantage of rising interest rates in the future. See "Interest Rate Risk" above.

CHANGES IN  AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES. The Company
FINANCIAL   purchased $180,683,000 of mortgage-backed and investment securities
POSITION    during fiscal 2002, all of which have been categorized as
            available-for-sale.

            The Company had $10,000,000 in sales of available-for-sale investment securities resulting in a net realized gain of $650,000. As of September 30, 2002, the Company had unrealized gains in its available-for-sale portfolio of $56,000,000, net of tax, which are recorded as part of stockholders' equity.

            LOANS RECEIVABLE AND SECURITIZED ASSETS SUBJECT TO REPURCHASE. Loans receivable and securitized assets subject to repurchase decreased 6.3% during fiscal 2002 to $5,047,964,000 at September 30, 2002 from $5,388,105,000 one year earlier. The decrease resulted from Management's unwillingness to aggressively compete during periods of increased refinancing activity caused by record low home mortgage rates.

            REAL ESTATE HELD FOR SALE. The balance at September 30, 2002 was $17,587,000, an increase from $16,778,000 reported one year ago.

            FHLB STOCK. FHLB stock amounted to $132,320,000 at September 30, 2002 compared with $124,361,000 one year ago as the Company received $7,959,000 in stock dividends during the year.

            COSTS IN EXCESS OF NET ASSETS ACQUIRED. As of September 30, 2002, costs in excess of net assets acquired totaled $35,703,000. The Company periodically monitors these assets for potential impairment in accordance with Statement of Financial Accounting Standards
            (SFAS) No. 142, "Goodwill and Other Intangible Assets." As of September 30, 2002, there was no impairment of costs in excess of net assets acquired. The Company will provide for any diminution in value of these assets should an impairment be identified. As a result of the discontinuance of goodwill amortization required by SFAS No. 142, other expenses were reduced by approximately $5.6 million, and diluted earnings per share were increased by $.06, for the year ended September 30, 2002.

            CUSTOMER ACCOUNTS. Customer accounts at September 30, 2002 totaled $4,521,922,000 compared with $4,316,692,000 at September 30, 2001, a
            4.8% increase. See "Liquidity and Capital Resources" above.

            FHLB ADVANCES AND OTHER BORROWINGS. Total borrowings increased 5.0% to $1,750,000,000. See "Interest Rate Risk" above.

RESULTS OF  GENERAL
OPERATIONS  Fiscal 2002 net income increased 27% from fiscal 2001. See
            Note S, "Selected Quarterly Financial Data (Unaudited)," which highlights the quarter-by-quarter results for the years ended September 30, 2002 and 2001.

                                                          Dec 31   Mar 31   Jun 30   Sep 30   Dec 31   Mar 31   Jun 30   Sep 30
                                                           2000     2001      2001     2001    2001     2002     2002     2002
                                                           ----     ----      ----     ----    ----     ----     ----     ----
Interest rate on loans and mortgage-backed securities*    7.91%    7.80%    7.67%    7.61%    7.49%    7.41%    7.35%    7.26%
Interest rate on investment securities**                  7.81     7.79     8.01     7.79     5.50     3.19     3.09     2.82
                                                          ----     ----     ----     ----     ----     ----     ----     ----
    Combined                                              7.91     7.80     7.68     7.62     7.37     6.96     6.89     6.53
Interest rate on customer accounts                        5.67     5.47     5.08     4.31     3.78     3.25     3.16     2.94
Interest rate on borrowings                               6.26     5.21     4.71     5.09     5.24     5.24     5.24     5.03
                                                          ----     ----     ----     ----     ----     ----     ----     ----
    Combined                                              5.91     5.37     4.95     4.53     4.16     3.76     3.69     3.52
                                                          ----     ----     ----     ----     ----     ----     ----     ----
Interest rate spread                                      2.00%    2.43%    2.73%    3.09%    3.21%    3.20%    3.20%    3.01%
                                                          ====     ====     ====     ====     ====     ====     ====     ====

* Includes securitized assets subject to repurchase

**Includes municipal bonds at tax-equivalent rates and cash equivalents

The interest rate spread decreased during fiscal 2002 from 3.09% at September 30, 2001 to 3.01% at September 30, 2002. See "Interest Rate Risk" above.

COMPARISON OF FISCAL 2002 RESULTS WITH FISCAL 2001

Net interest income increased $56,086,000 (25.9%) in fiscal 2002 over fiscal 2001 largely due to a significant reduction in interest expense.

Interest on loans, securitized assets subject to repurchase and mortgage-backed securities decreased $33,727,000 (6.5%) in fiscal 2002 from 2001 as average interest rates declined to 7.26% from 7.61% one year ago. The Company originated $1,430,834,000 in loans, which was more than offset by loan repayments and payoffs of $1,823,281,000 in fiscal 2002.

Interest and dividends on investment securities and cash equivalents increased $4,634,000 (25.9%) in fiscal 2002 from fiscal 2001. The weighted average yield declined to 2.82% at September 30, 2002 compared with 7.79% at September 30, 2001. The combined investment securities, cash equivalents and FHLB stock portfolio increased 336% to $1,176,737,000 at September 30, 2002 versus $270,085,000 one year ago.

Interest on customer accounts decreased 21.8% to $152,288,000 for fiscal 2002 from $194,710,000 for fiscal 2001. The decrease related to an increase in customer accounts to $4,521,922,000 from $4,316,692,000 the

=========================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

prior year coupled with a significant decrease in the average cost of customer accounts to 2.94% at year end compared to 4.31% one year ago.

Interest on FHLB advances and other borrowings decreased to $82,653,000 in fiscal 2002 from $125,410,000 in fiscal 2001 primarily due to a decline in average borrowings to $1,568,220,000 as of September 30, 2002 from $2,264,001,000 one year ago. This decrease in average volume was coupled with a decrease in average rates to 5.03% as of September 30, 2002 from 5.09% at September 30, 2001.

The provision for loan losses was $7,000,000 for fiscal 2002 compared to $1,850,000 in fiscal 2001. This increase reflects the continued decline in economic conditions in the markets the Company serves, including high unemployment levels and a slowdown in the home construction market in the Pacific Northwest.

However, non-performing assets remained low at $33,876,000 or .46% of total assets at September 30, 2002 compared with $33,758,000 or .48% of total assets at September 30, 2001. Management believes the allowance for loan losses totaling $23,912,000 or 71% of non-performing assets is adequate to absorb estimated losses inherent in the portfolio.

Total other income decreased $1,648,000 (16.9%) in fiscal 2002 from fiscal 2001. Net gains on the sale of securities totaled $765,000 in fiscal 2002 compared to $3,235,000 in fiscal 2001. The decline was partially offset by a one time gain of $515,000 on the disposition of a branch in fiscal 2002.

Total other expense increased $2,115,000 (4.3%) in fiscal 2002 over fiscal 2001. Compensation expense increased $5,776,000 in fiscal 2002, primarily attributable to a bonus paid to all employees based on improved operating results (adjusted by goodwill amortization); however, this was offset by the elimination of goodwill amortization expense of $5,875,000 over fiscal 2001. Routine operating expenses, including data processing, increased $1,933,000 in fiscal 2002 largely due to the installation of a new teller system. Personnel, including part-time employees considered on a full-time equivalent basis, increased to 726 at September 30, 2002 compared to 714 staff at September 30, 2001. The branch network increased to 115 offices at September 30, 2002 versus 111 offices one year ago. Other expense for fiscal 2002 equaled .73% of average assets compared with .71% in fiscal 2001.

Income taxes increased $16,550,000 (26.8%) in fiscal 2002. The effective tax rate was 35.25% for both fiscal 2002 and 2001.

COMPARISON OF FISCAL 2001 RESULTS WITH FISCAL 2000

Net interest income increased $17,774,000 (8.9%) in fiscal 2001 over fiscal 2000 largely due to the Federal Reserve's 350 basis point decrease of short-term interest rates between January and September 2001.

Interest on loans and mortgage-backed securities increased $37,895,000 (7.9%) in fiscal 2001 from 2000. The increase was largely a result of the increase in earning asset volumes as the Company originated $1,744,216,000 in loans; offsetting loan repayments and payoffs of $1,318,784,000. Average interest rates on loans and mortgage-backed securities decreased to 7.61% from 7.90% one year ago.

Interest and dividends on investment securities increased $488,000 (2.8%) in fiscal 2001 from fiscal 2000. The weighted average yield declined to 7.79% at September 30, 2001 compared with 7.82% at September 30, 2000. The combined investment securities and FHLB stock portfolio increased 4.2% to $270,085,000 at September 30, 2001 versus $259,306,000 one year ago.

Interest on customer accounts increased 12.7% to $194,710,000 for fiscal 2001 from $172,735,000 for fiscal 2000. The increase related to an increase in customer accounts to $4,316,692,000 from $3,465,270,000 the prior year, offset by a decrease in the average cost of customer accounts to 4.31% at year end compared to 5.57% one year ago.

Interest on FHLB advances and other borrowings decreased slightly to $125,410,000 in fiscal 2001, from $126,776,000 in fiscal 2000. This slight decrease was partially due to a decrease in the average rates paid to 5.09% at September 30, 2001 compared to 6.29% as of September 30, 2000. This decrease in average rates was offset by an increase in average borrowings to $2,264,001,000 in fiscal 2001 from $2,115,423,000 in fiscal 2000.

The provision for loan losses was $1,850,000 for fiscal 2001 compared to none in fiscal 2000. This increase reflected the amount required to maintain the allowance for losses at an appropriate level based upon Management's evaluation of the adequacy of the allowance and an increase in actual charge-offs experienced. However, non-performing assets remained low at $33,758,000 or .48% of total assets at September 30, 2001 compared with $31,393,000 or .47% of total assets at September 30, 2000. Management continued to maintain the allowance for loan losses at levels which, at $19,683,000 or 58% of non-performing assets, was adequate to absorb estimated losses inherent in the portfolio.

Total other income decreased $641,000 (6.2%) in fiscal 2001 from fiscal 2000. Net gains on the sale of available-for-sale securities totaled $3,235,000 in fiscal 2001 compared to $4,058,000 in fiscal 2000.

Other expense increased $2,467,000 (5.3%) in fiscal 2001 over fiscal 2000. This increase was primarily attributed to increased compensation expense resulting from a bonus paid to all employees based on improved operating results. Personnel, including part-time employees considered on a full-time equivalent basis, increased to 714 at September 30, 2001 compared to 676 staff at September 30, 2000. The branch network increased to 111 offices at September 30, 2001 versus 108 offices one year ago. Other expense for fiscal 2001 equaled .71% of average assets compared with .73% in fiscal 2000.

Income taxes increased $4,350,000 (7.6%) in fiscal 2001. The effective tax rate was 35.25% for both fiscal 2001 and 2000.

SELECTED FINANCIAL DATA


Year ended September 30,              2002         2001       2000         1999        1998
                                              (In thousands, except per share data)
Interest income                     $507,317     $536,410   $498,027      $455,577    $460,604
Interest expense                     234,941      320,120    299,511       244,490     252,233
                                    --------     --------   --------      --------    --------
Net interest income                  272,376      216,290    198,516       211,087     208,371
Provision for loan losses              7,000        1,850         --           684         740
Other income                           8,206       10,137     11,309        12,779      11,270
Other expense                         51,228       49,113     46,646        46,101      45,116
                                    --------     --------   --------      --------    --------
  Income before income taxes         222,354      175,464    163,179       177,081     173,785
Income taxes                          78,400       61,850     57,500        62,795      61,949
                                    --------     --------   --------      --------    --------
  Net income                        $143,954     $113,614   $105,679      $114,286    $111,836
                                    ========     ========   ========      ========    ========
Per share data
  Basic earnings                    $    2.27    $   1.79   $   1.66      $   1.70    $   1.60
  Diluted earnings                       2.25        1.77       1.65          1.69        1.59
  Cash dividends                         0.90        0.85       0.81          0.75        0.68

September 30,                             2002              2001        2000           1999         1998
                                                                     (In thousands)
Total assets                            $7,392,441      $7,026,743   $6,719,841    $6,163,503    $5,637,011
Loans and mortgage-backed securities*    6,018,248       6,570,309    6,277,340     5,731,644     5,119,571
Investment securities**                  1,044,417         145,724      142,992       141,753       234,013
Customer accounts                        4,521,922       4,316,692    3,465,270     3,379,502     3,156,202
FHLB advances                            1,650,000       1,637,500    1,209,000     1,454,000     1,356,500
Other borrowings                           100,000          30,000    1,154,509       454,257       221,819
Stockholders' equity                       960,718         874,009      759,165       750,023       767,172

Number of
Customer accounts                          213,404         211,570      191,343       189,419       184,832
Mortgage loans                              38,096          42,032       41,741        40,104        40,615
Offices                                        115             111          108           107           106

* Includes securitized assets subject to repurchase

**Includes cash equivalents

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,                                                                                     2002         2001
-------------                                                                                 ----------   ----------
                                                                                                   (In thousands)
ASSETS

Cash and cash equivalents ..................................................................   $   975,153    $    30,331
Available-for-sale securities, including encumbered securities of $198,910, at fair value ..       918,776      1,079,896
Held-to-maturity securities, including encumbered securities of $17,507, at amortized cost .       168,925        248,032
Securitized assets subject to repurchase, net ..............................................       755,961      1,180,336
Loans receivable, net ......................................................................     4,292,003      4,207,769
Interest receivable ........................................................................        39,503         48,280
Premises and equipment, net ................................................................        55,119         54,242
Real estate held for sale ..................................................................        17,587         16,778
FHLB stock .................................................................................       132,320        124,361
Costs in excess of net assets acquired .....................................................        35,703         35,703
Other assets ...............................................................................         1,391          1,015
                                                                                               -----------    -----------
                                                                                               $ 7,392,441    $ 7,026,743
                                                                                               ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Customer accounts
  Savings and demand accounts ..............................................................   $ 4,452,250    $ 4,251,113
  Repurchase agreements with customers .....................................................        69,672         65,579
                                                                                               -----------    -----------
                                                                                                 4,521,922      4,316,692
FHLB advances ..............................................................................     1,650,000      1,637,500
Other borrowings, primarily securities sold under agreements to repurchase .................       100,000         30,000
Advance payments by borrowers for taxes and insurance ......................................        22,704         23,196
Federal and state income taxes, including net deferred liabilities of $80,185 and $79,208 ..        84,235         94,118
Accrued expenses and other liabilities .....................................................        52,862         51,228
                                                                                               -----------    -----------
                                                                                                 6,431,723      6,152,734
STOCKHOLDERS' EQUITY

Common stock, $1.00 par value, 100,000,000 shares authorized,
 76,212,040 and 75,906,790 shares issued; 63,540,820 and 63,647,717
  shares outstanding .......................................................................        76,212         69,006
Paid-in capital ............................................................................       968,858        893,633
Accumulated other comprehensive income, net of tax .........................................        56,000         51,000
Treasury stock, at cost; 12,671,220 and 12,259,073 shares ..................................      (198,279)      (189,212)
Retained earnings ..........................................................................        57,927         49,582
                                                                                               -----------    -----------
                                                                                                   960,718        874,009
                                                                                               -----------    -----------
                                                                                               $ 7,392,441    $ 7,026,743
                                                                                               ===========    ===========

8
                                  SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,                                     2002             2001           2000
------------------------                                  ------------    ------------   ------------
                                                           (In thousands, except per share data)
INTEREST INCOME

Loans and securitized assets subject to repurchase ....   $    408,619    $    428,532   $    384,851
Mortgage-backed securities ............................         76,138          89,952         95,738
Investment securities .................................         22,560          17,926         17,438
                                                          ------------    ------------   ------------
                                                               507,317         536,410        498,027
INTEREST EXPENSE
Customer accounts .....................................        152,288         194,710        172,735
FHLB advances and other borrowings ....................         82,653         125,410        126,776
                                                          ------------    ------------   ------------
                                                               234,941         320,120        299,511
                                                          ------------    ------------   ------------
NET INTEREST INCOME ...................................        272,376         216,290        198,516
Provision for loan losses .............................          7,000           1,850           --
                                                          ------------    ------------   ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ...        265,376         214,440        198,516
OTHER INCOME
Gain on sale of securities, net .......................            765           3,235          4,058
Other .................................................          7,323           6,501          6,319
                                                          ------------    ------------   ------------
                                                                 8,088           9,736         10,377
OTHER EXPENSE
Compensation and fringe benefits ......................         34,059          28,283         26,739
Amortization of intangibles ...........................           --             5,875          6,006
Occupancy expense .....................................          4,778           4,497          4,096
Other .................................................         12,391          10,458          9,805
                                                          ------------    ------------   ------------
                                                                51,228          49,113         46,646
Gain on real estate acquired through foreclosure, net .            118             401            932
                                                          ------------    ------------   ------------
INCOME BEFORE INCOME TAXES ............................        222,354         175,464        163,179
Income taxes
     Current ..........................................         79,423          58,641         59,045
     Deferred .........................................         (1,023)          3,209         (1,545)
                                                          ------------    ------------   ------------
                                                                78,400          61,850         57,500
                                                          ------------    ------------   ------------
NET INCOME ............................................   $    143,954    $    113,614   $    105,679
                                                          ============    ============   ============

PER SHARE DATA
Basic earnings ........................................   $       2.27    $       1.79   $       1.66
Diluted earnings ......................................           2.25            1.77           1.65
Cash dividends ........................................           0.90            0.85           0.81
Weighted average number of shares outstanding,
   including dilutive stock options ...................     64,111,964      64,055,925     64,027,508



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               Accumulated
                                                                                 Other
                                           Common     Paid-in     Retained     Comprehensive  Treasury
                                            Stock     Capital     Earnings       Income        Stock        Total
                                        ---------    ---------    ---------    ---------    ---------    ---------
                                                                          (In thousands)
Balance at October 1, 1999 .........    $  62,192    $ 785,031    $  43,986    $   5,000    $(146,186)   $ 750,023
Comprehensive income:
   Net income ......................                               105,679                                 105,679
   Other comprehensive income,
   net of tax:
    Unrealized gains on securities .                                                 628                       628
    Reclassification adjustment for
       gains on securities sold ....                                              (2,628)                   (2,628)
                                                                                                         ---------
Total comprehensive income .........                                                                       103,679
Dividends ..........................                                (51,310)                               (51,310)
Proceeds from exercise of
    common stock options ...........           92        1,117                                               1,209
Proceeds from Employee
    Stock Ownership Plan ...........                      (604)                                 4,653        4,049
Restricted stock issuance .........            12          201         (213)                                    --
Treasury stock .....................                                                          (48,485)     (48,485)
                                        ---------    ---------    ---------    ---------    ---------    ---------
Balance at September 30, 2000  .....       62,296      785,745       98,142        3,000     (190,018)     759,165
                                        ---------    ---------    ---------    ---------    ---------    ---------


Eleven-for-ten stock split
   distributed February 23, 2001 ...        6,247      101,767     (108,105)                                   (91)
Comprehensive income:
   Net income ......................                                113,614                                113,614
   Other comprehensive income,
   net of tax:
     Unrealized gains on securities                                               50,095                    50,095
     Reclassification adjustment
      for gains on securities sold .                                              (2,095)                   (2,095)
                                                                                                         ---------
Total comprehensive income .........                                                                       161,614
Dividends ..........................                                (54,011)                               (54,011)
Proceeds from exercise of
  common stock options .............          459        5,663                                               6,122
Proceeds from Employee
  Stock Ownership Plan .............                       346                                    806        1,152
Restricted stock issuance ..........            4          112          (58)                                    58
                                        ---------    ---------    ---------    ---------    ---------    ---------
Balance at September 30, 2001  .....       69,006      893,633       49,582       51,000     (189,212)     874,009
                                        ---------    ---------    ---------    ---------    ---------    ---------


Eleven-for-ten stock split
  distributed February 22, 2002 ....        6,905       70,824      (77,792)                                   (63)
Comprehensive income:
   Net income ......................                                143,954                                143,954
   Other comprehensive income,
   net of tax:
    Unrealized gains on securities..                                               5,495                     5,495
    Reclassification adjustment for
      gains on securities sold .....                                                (495)                     (495)
                                                                                                         ---------
Total comprehensive income ........                                                                        148,954
Dividends ..........................                                (57,383)                               (57,383)
Proceeds from exercise of
  common stock options .............          282        3,462        3,744
Proceeds from Employee
  Stock Ownership Plan .............                       461                                  1,157        1,618
Restricted stock issuance ..........           19          478         (434)                                    63
Treasury stock .....................                                                          (10,224)     (10,224)
                                        ---------    ---------    ---------    ---------    ---------    ---------
BALANCE AT SEPTEMBER 30, 2002 ......    $  76,212    $ 968,858    $  57,927    $  56,000    $(198,279)   $ 960,718
                                       ==========    =========    =========    =========    =========    =========

                                  SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

      Year ended September 30,                                            2002             2001           2000
      -----------------------                                          -----------     -----------    -----------
                                                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income .........................................................   $   143,954     $   113,614    $   105,679
Adjustments to reconcile net income to net cash provided
 by operating activities
        Amortization of fees, discounts and premiums, net ..........        (6,103)           (143)        (4,933)
        Amortization of costs in excess of net assets acquired .....          --             5,874          6,006
        Depreciation ...............................................         3,521           2,996          2,337
        Provision for loan losses ..................................         7,000           1,850           --
        Gain on investment securities and real estate held for sale           (883)         (3,636)        (4,990)
        Decrease (increase) in accrued interest receivable .........         8,777          (7,580)        (4,179)
        Increase (decrease) in income taxes payable ................       (11,883)         15,106          1,508
        FHLB stock dividends .......................................        (7,959)         (8,047)        (7,470)
        Decrease (increase) in other assets ........................          (376)          3,714            603
        Increase in accrued expenses and other liabilities .........         1,634           1,436          2,682
                                                                       -----------     -----------    -----------
Net cash provided by operating activities ..........................       137,682         125,184         97,243
                                                                       -----------     -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Loans and contracts originated
        Loans on existing property .................................      (892,595)     (1,157,278)      (923,290)
        Construction loans .........................................      (363,420)       (369,808)      (451,582)
        Land loans .................................................       (87,212)       (130,161)      (118,947)
        Loans refinanced ...........................................       (87,607)        (86,969)       (28,471)
                                                                       -----------     -----------    -----------
                                                                        (1,430,834)     (1,744,216)    (1,522,290)
Savings account loans originated ...................................        (5,765)         (3,342)        (3,004)
Loan principal repayments ..........................................     1,823,281       1,318,784        961,634
Decrease in undisbursed loans in process ...........................       (13,323)        (29,503)       (17,087)
Loans purchased ....................................................       (60,874)         (2,842)        (1,630)
Available-for-sale securities purchased ............................      (180,683)        (89,882)      (150,287)
Principal payments and maturities of available-for-sale securities .       344,986         216,992        132,608
Available-for-sale securities sold .................................        10,000          50,282         12,442
Held-to-maturity securities purchased ..............................          --              --           (4,010)
Principal payments and maturities of held-to-maturity securities ...        80,154          45,325         36,540
Proceeds from sales of real estate held for sale ...................        19,603          19,268         14,335
Premises and equipment purchased, net ..............................        (4,398)         (6,751)        (2,714)
                                                                       -----------     -----------    -----------
Net cash provided (used) by investing activities ...................       582,147        (225,885)      (543,463)
                                                                       -----------     -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in customer accounts ..................................       205,230         851,422         85,768
Net increase (decrease) in short-term borrowings ...................      (117,500)     (1,646,009)       455,252
Proceeds from long-term borrowings .................................       200,000         950,000           --
Proceeds from exercise of common stock options .....................         3,744           6,122          1,209
Dividends paid .....................................................       (57,383)        (54,044)       (51,310)
Proceeds from Employee Stock Ownership Plan ........................         1,618           1,152          4,049
Treasury stock purchased, net ......................................       (10,224)           --          (48,485)
Increase (decrease) in advance payments by borrowers
  for taxes and insurance ..........................................          (492)         (5,897)         2,986
                                                                       -----------     -----------    -----------
Net cash provided by financing activities ..........................       224,993         102,746        449,469
                                                                       -----------     -----------    -----------
INCREASE IN CASH AND CASH EQUIVALENTS ..............................       944,822           2,045          3,249
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .....................        30,331          28,286         25,037
                                                                       -----------     -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR ...........................   $   975,153     $    30,331    $    28,286
                                                                       ===========     ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

NON-CASH INVESTING ACTIVITIES

   Real estate acquired through foreclosure ........................   $    20,294     $    18,229    $    14,140
NON-CASH OPERATING ACTIVITIES
   Assets securitized, subject to repurchase, net ..................          --         1,388,197           --
CASH PAID DURING THE YEAR FOR
   Interest ........................................................       237,480         322,933        295,129
   Income taxes ....................................................        90,743          45,746         54,744

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000


NOTE A             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                   PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Washington Federal, Inc. (Company) and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

                   DESCRIPTION OF BUSINESS. Washington Federal, Inc. is a savings and loan holding company. The Company's principal operating subsidiary is Washington Federal Savings (Association). The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans and multi-family real estate loans. The Company conducts its activities from a network of 115 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, Texas and Colorado.

                   CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and repurchase agreements with an initial maturity of three months or less.

                   INVESTMENT AND MORTGAGE-BACKED SECURITIES. The Company accounts for investment and mortgage-backed securities in two categories: held-to-maturity and available-for-sale.

                   Held-to-Maturity Securities - Securities classified as held-to-maturity are accounted for at amortized cost, but the Company must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition for unrealized losses is provided if market valuation differences are deemed to be other than temporary.

                   Available-for-Sale Securities - Securities not classified as held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity.

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

                   The Company may enter into certain forward contracts to sell mortgage-backed securities to hedge the price risk in certain mortgage-backed securities accounted for as available-for-sale securities. To the extent forward sales contracts meet specific hedging criteria, the market value change associated with the contract is recorded through comprehensive income. To the extent that forward sales contracts fail to meet hedging criteria, the fair value of the contracts will be recorded in earnings. The Company records forward purchases and forward sales contracts net, where it has the legal right of offset, in available-for-sale securities.


                   SECURITIZED ASSETS SUBJECT TO REPURCHASE. In March 2001, the Company transferred some of its permanent single-family residential loans into a Real Estate Mortgage Investment Conduit (REMIC). The REMIC then issued securities backed by such loans, all of which were retained by the Company. The terms of the transfer of the loans to the REMIC contain a call provision whereby the Company can repurchase the loans when the outstanding balance of the pool declines to 15% or less of the original amount, therefore, the transfer did not qualify as a sale under generally accepted accounting principles. Accordingly, the retained interests continue to be accounted for in a manner similar to loans and are included in the accompanying balance sheet as Securitized Assets Subject to Repurchase.

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

Impaired loans consist of loans receivable that will not be repaid in accordance with their contractual terms and are measured using the fair value of the collateral. Smaller balance loans are excluded from this analysis with limited exceptions.

PREMISES AND EQUIPMENT. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets. Expenditures are capitalized for betterments and major renewals. Charges for ordinary maintenance and repairs are expensed to operations as incurred.

REAL ESTATE HELD FOR SALE. Properties acquired in settlement of loans, purchased in acquisitions or acquired for development are recorded at the lower of cost or fair value.

COSTS IN EXCESS OF NET ASSETS ACQUIRED. Costs in excess of fair value of net assets acquired in business combinations are reviewed at least annually to determine that no impairment of the assets has occurred.


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

In the second quarters of fiscal 2002 and 2001, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend. All share and per share amounts have been adjusted to reflect these stock dividends.

BUSINESS SEGMENTS. The Company has determined that its current business and operations consist of a single business segment.

RECLASSIFICATIONS. Certain reclassifications have been made to the financial statements for years prior to September 30, 2002 to conform to the classifications used in 2002.

NOTE B             INVESTMENT SECURITIES

                   September 30,                                                  2002
                   -------------                                                  ----

                                                                            (In thousands)
                                                                     Gross Unrealized
                                                               ---------------------------
                                                Amortized                                            Fair
                                                  Cost            Gains           Losses            Value            Yield
                                                ---------       ---------        ---------        ---------      ----------
AVAILABLE-FOR-SALE SECURITIES
U.S. government and agency securities due
   Within 1 year ........................       $  64,500       $     245        $    --          $  64,745            7.80%
   1 to 5 years .........................          15,045           1,314             --             16,359            6.98
   5 to 10 years ........................           4,745             128              (38)           4,835            7.04
   Over 10 years ........................           9,280           5,350             --             14,630           10.41
                                                ---------       ---------        ---------        ---------      ----------
                                                   93,570           7,037              (38)         100,569            7.89
                                                ---------       ---------        ---------        ---------      ----------
HELD-TO-MATURITY SECURITIES
Tax-exempt municipal bonds due
   5 to 10 years ........................           3,993             521             --              4,514            8.92
   Over 10 years ........................          12,855           1,205               (9)          14,051            8.95
                                                ---------       ---------        ---------        ---------      ----------
                                                   16,848           1,726               (9)          18,565            8.94
                                                ---------       ---------        ---------        ---------      ----------
                                                $ 110,418       $   8,763        $     (47)       $ 119,134            8.05%
                                                =========       =========        =========        =========      ==========

                   September 30,                                                 2001
                   -------------                                                 ----

                                                                              (In thousands)
                                                                             Gross Unrealized
                                                                        ---------------------------
                                                             Amortized                              Fair
                                                               Cost      Gains        Losses        Value       Yield
                                                            ---------   ---------    ---------    ---------    ---------
AVAILABLE-FOR-SALE SECURITIES
U.S. government and agency securities due
   Within 1 year ........................................   $  79,881   $     847    $    --      $  80,728         8.86%
   1 to 5 years .........................................      15,073       1,460         --         16,533         6.98
   5 to 10 years ........................................      10,000        --           (145)       9,855         9.88
   Over 10 years ........................................       9,280       3,838         --         13,118        10.41
                                                            ---------   ---------    ---------    ---------    ---------
                                                              114,234       6,145         (145)     120,234         8.83
                                                            ---------   ---------    ---------    ---------    ---------
HELD-TO-MATURITY SECURITIES
Tax-exempt municipal bonds due
   1 to 5 years .........................................       7,650         166         --          7,816         9.79
   5 to 10 years ........................................       4,010         347         --          4,357         8.29
   Over 10 years ........................................      13,830       1,331           (4)      15,157         9.19
                                                            ---------   ---------    ---------    ---------    ---------
                                                               25,490       1,844           (4)      27,330         9.23
                                                            ---------   ---------    ---------    ---------    ---------
                                                            $ 139,724   $   7,989    $    (149)   $ 147,564         8.90%
                                                            =========   =========    =========    =========    =========




Yields shown in the table above represent tax-equivalent yields.

A $10.0 million available-for-sale security was sold in the first quarter of fiscal 2002, resulting in a gain of $650,000. There were no sales of investment securities during 2001. Investment securities with a book value of $29.3 million and a fair value of $35.2 million at September 30, 2002 were pledged to secure public deposits.

NOTE C             MORTGAGE-BACKED SECURITIES

                   September 30,                                    2002
                   -------------                                    ----

                                                                (In thousands)
                                                               Gross Unrealized
                                                          ---------------------
                                               Amortized                              Fair
                                                 Cost      Gains        Losses        Value       Yield
                                             ---------   ---------    ---------    ---------    ---------
AVAILABLE-FOR-SALE SECURITIES
GNMA pass-through certificates               $   3,804   $      13    $     (43)   $   3,774         5.58%
FNMA pass-through certificates                   8,089         645         --          8,734         7.78
FHLMC pass-through certificates                716,499      49,440         --        765,939         6.74
FHLMC .........................                  4,181          96          (27)       4,250         5.38
FNMA ..........................                  3,456          35          (16)       3,475         5.98
Private issues ................                  3,984          26         --          4,010         7.31
Forward contracts .............                   --        36,212       (8,187)      28,025         --
                                             ---------   ---------    ---------    ---------    ---------
                                               740,013      86,467       (8,273)     818,207         6.73
                                             ---------   ---------    ---------    ---------    ---------
HELD-TO-MATURITY SECURITIES
GNMA pass-through certificates                      43           4         --             47         9.50
FNMA pass-through certificates                   2,917         212         --          3,129         8.18
FHLMC pass-through certificates                149,117       8,732         --        157,849         7.02
                                             ---------   ---------    ---------    ---------    ---------
                                               152,077       8,948         --        161,025         7.04
                                             ---------   ---------    ---------    ---------    ---------
                                             $ 892,090   $  95,415    $  (8,273)   $ 979,232         6.78%
                                             =========   =========    =========    =========    =========

14

                   September 30,                                  2001
                   -------------                                  ----

                                                           (In thousands)
                                                     Gross Unrealized
                                                ---------------------------
                                    Amortized                                   Fair
                                      Cost          Gains         Losses        Value           Yield
                                  -----------   -----------    -----------    -----------    -----------
AVAILABLE-FOR-SALE SECURITIES

GNMA pass-through certificates    $     5,596   $        17    $       (63)   $     5,550           7.42%
FNMA pass-through certificates         14,562           830           --           15,392           7.75
FHLMC pass-through certificates       843,206        36,928           --          880,134           6.88
FHLMC .........................         6,662            60            (11)         6,711           8.21
FNMA ..........................         6,019           133            (23)         6,129           7.08
Private issues ................        12,217           128             (1)        12,344           7.17
Forward contracts .............          --          33,402           --           33,402           --
                                  -----------   -----------    -----------    -----------    -----------
                                      888,262        71,498            (98)       959,662           6.91
                                  -----------   -----------    -----------    -----------    -----------
HELD-TO-MATURITY SECURITIES
GNMA pass-through certificates             74             6           --               80           9.50
FNMA pass-through certificates          5,073           299           --            5,372           8.07
FHLMC pass-through certificates       217,395         9,762             (2)       227,155           7.15
                                  -----------   -----------    -----------    -----------    -----------
                                      222,542        10,067             (2)       232,607           7.17
                                  -----------   -----------    -----------    -----------    -----------
                                  $ 1,110,804   $    81,565    $      (100)   $ 1,192,269           6.96%
                                  ===========   ===========    ===========    ===========    ===========


There were no sales of mortgage-backed securities during 2002. Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 2001 and 2000 were $50.3 million and $12.4 million, respectively. The Company realized gains of $3.2 million and $4.1 million during 2001 and 2000, respectively. The Company had no losses on sales during 2001 or 2000.

Mortgage-backed securities with a book value of $174.9 million and a fair value of $182.3 million at September 30, 2002 were pledged as collateral for secured reverse repurchase agreements (see Note K) and secured repurchase agreements with customers (see Note I). Substantially all mortgage-backed securities have contractual due dates which exceed ten years.

The Company accepts a high level of interest rate risk as a result of its policy to originate fixed-rate single family home loans which are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. The Company enters into forward contracts to purchase and sell mortgage-backed securities as part of its interest rate risk management program. These forward contracts are derivative instruments as defined by SFAS 133 "Accounting for Derivative Instrument and Hedging Activities," as amended. The forward contracts allow the Company to hedge the risk of varying mortgage-backed securities prices in the future as the result of changes in interest rates. The Company has determined anticipated purchase dates for each forward commitment to purchase ranging from November 2002 through August 2004. The Company has determined anticipated sale dates for each forward commitment to sell ranging from June 2003 through September 2004. The net fair value of these contracts is included with the available for sale securities. The related mortgage-backed securities are designated as available-for-sale securities upon exercise of the commitments to purchase.

Cost and fair value of the mortgage-backed securities underlying the forward contracts were as follows:

                  September 30,         2002                                  2001
                  -------------         ----                                  ----

                                                          (In thousands)

                                       Fair       Unrealized                  Fair       Unrealized
                            Cost       Value      Gain (loss)       Cost      Value      Gain (loss)
                          --------   --------     --------       --------   --------     ----------
Commitments to purchase   $247,275   $283,487     $ 36,212       $357,291   $390,693     $   33,402
Commitments to sell ...    223,064    231,251       (8,187)            --         --             --

NOTE D             LOANS RECEIVABLE AND SECURITIZED ASSETS SUBJECT TO REPURCHASE

                   September 30,            2002         2001
                                          ----------   ----------
                                               (In thousands)
Conventional real estate
  Permanent single-family residential .   $4,145,122   $4,513,442
  Multi-family ........................      441,648      392,272
  Land ................................      179,936      193,424
  Construction ........................      574,866      591,245
                                          ----------   ----------
                                           5,341,572    5,690,383
                                          ----------   ----------
Less
  Allowance for possible losses .......       23,912       19,683
  Discount on loans ...................        2,667        3,574
  Loans in process ....................      235,733      249,056
  Deferred loan origination fees ......       31,296       29,965
                                          ----------   ----------
                                             293,608      302,278
                                          ----------   ----------
                                          $5,047,964   $5,388,105
                                          ==========   ==========



The Company originates adjustable and fixed interest rate loans, which at September 30, 2002 consisted of the following:

                                       Fixed-Rate
                                     (In thousands)
--------------------------------------------------------------------------------
Term to Maturity                                                    Book Value
--------------------------------------------------------------------------------
Within 1 year .........                                             $   21,218
1 to 3 years ..........                                                 34,241
3 to 5 years ..........                                                 72,346
5 to 10 years .........                                                479,040
10 to 20 years ........                                                444,307
Over 20 years .........                                              3,737,303
                                                                    ----------
                                                                    $4,788,455
                                                                    ==========

                                    Adjustable-Rate
                                     (In thousands)
--------------------------------------------------------------------------------
Term to Rate Adjustment                                             Book Value
--------------------------------------------------------------------------------
Less than 1 year ......                                             $  525,711
1 to 3 years ..........                                                 21,501
3 to 5 years ..........                                                  5,845
5 to 10 years .........                                                     60
10 to 20 years ........                                                   --
Over 20 years .........                                                   --
                                                                    ----------
                                                                    $  553,117
                                                                    ==========

At September 30, 2002 and 2001, approximately $36,637,000 and $60,641,000 of fixed-rate loan origination commitments were outstanding, respectively. Loans serviced for others at September 30, 2002 and 2001 were approximately $16,996,000 and $26,068,000, respectively.

Permanent single-family residential loans receivable included adjustable-rate loans of $11,448,000 and $24,255,000 at September 30, 2002 and 2001,
respectively. These loans have interest rate adjustment limitations and are generally indexed to the 1-year Treasury Bill rate or the monthly weighted average cost of funds for Eleventh District savings institutions as published by the FHLB.

Loans by geographic concentration were as follows:




September 30, 2002          Washington    Idaho         Oregon        Utah       Arizona      Other        Total
------------------         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                         (In thousands)
Conventional real estate
  Permanent
   single-family
   residential .........   $1,878,058   $  558,964   $  744,600   $  545,893   $  354,062   $   63,545   $4,145,122
  Multi-family .........      149,666       26,683      123,344       29,426       97,834       14,695      441,648
  Land .................       93,856       28,005       11,286       20,981       25,422          386      179,936
  Construction .........      266,359       79,651       99,548       61,498       60,886        6,924      574,866
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                           $2,387,939   $  693,303   $  978,778   $  657,798   $  538,204   $   85,550   $5,341,572
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

At September 30, 2002, the Company's recorded investment in impaired loans was $10.5 million with no related allocated reserves. At September 30, 2001 the Company's recorded investment in impaired loans was $7.9 million with allocated reserves of $.1 million. The average balance of impaired loans during 2002, 2001 and 2000 was $12.7 million, $13.1 million and $10.2 million and interest income from impaired loans was $922,000, $949,000 and $765,000, respectively.

NOTE E            ALLOWANCE FOR LOSSES ON LOANS AND SECURITIZED ASSETS SUBJECT
                  TO REPURCHASE



                   Year ended September 30,                                       2002              2001             2000
                   ------------------------                                       ----              ----             ----
                                                                                                (In thousands)
Balance at beginning of year                                                   $ 19,683          $ 20,831          $ 21,900
Provision for loan losses ..                                                      7,000             1,850              --
Charge-offs ................                                                     (3,401)           (3,845)           (1,377)
Recoveries .................                                                        630               847               308
                                                                               --------          --------          --------
Balance at end of year .....                                                   $ 23,912          $ 19,683          $ 20,831
                                                                               ========          ========          ========


NOTE F             INTEREST RECEIVABLE

                   September 30,                            2002         2001
                   -------------                            ----         ----

                                                             (In thousands)
Loans receivable and securitized assets subject to
repurchase ...........................................   $ 33,067    $ 40,584
Allowance for uncollected interest on loans receivable       (956)     (1,323)
Mortgage-backed securities ...........................      5,158       5,940
Investment securities ................................      2,234       3,079
                                                         --------    --------
                                                         $ 39,503    $ 48,280
                                                         ========    ========


NOTE G             PREMISES AND EQUIPMENT

                   September 30,                          2002              2001
                   -------------                          ----              ----
                                                               (In thousands)
                                       Estimated
                                       Useful Life
                                       -----------
Land ..............................       --           $    13,643    $    13,400
                                                       -----------    -----------
Buildings .........................    25 - 40              52,975         49,965
Leasehold improvements ............     7 - 15               5,302          5,043
Furniture, fixtures and equipment .     2 - 10              15,052         15,022
                                                       -----------    -----------
                                                            86,972         83,430
Less accumulated depreciation .....                        (31,853)       (29,188)
                                                       -----------    -----------
                                                       $    55,119    $    54,242
                                                       ===========    ===========

The Company has non-cancelable operating leases for branch offices. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $1,895,000, $1,606,000 and $1,510,000 in 2002, 2001 and 2000, respectively.
Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, are immaterial.

NOTE H             REAL ESTATE HELD FOR SALE

                   September 30,                                                                    2002              2001
                   -------------                                                                   -------        -------
                                                                                                        (In thousands)
                   Acquired for development.                                                  $      7,072     $    8,114
                   Acquired in settlement of loans                                                  10,515          8,664
                                                                                                   -------        -------

                                                                                              $     17,587     $   16,778
                                                                                                   =======         =======

                                                                              17

NOTE I CUSTOMER ACCOUNTS

       September 30,                                             2002             2001
       -----------------------------------------------------------------------------------
                                                                     (In thousands)
        Checking accounts, 2.01% and under ..........        $  191,542        $  152,143
        Passbook and statement accounts, 2.08% ......           157,759           135,522
        Insured money market accounts, 1.25% to 2.25%           972,993           805,759
        Certificate accounts
          Less than 3.00% ...........................         1,619,867             4,109
          3.00% to 3.99% ............................           935,687           236,834
          4.00% to 4.99% ............................           373,230         1,981,925
          5.00% to 5.99% ............................           189,712           799,242
          6.00% and over ............................            11,460           135,579
                                                             ----------        ----------
        Total certificates ..........................         3,129,956         3,157,689
                                                             ----------        ----------
        Repurchase agreements with customers ........            69,672            65,579
                                                             ----------        ----------
                                                             $4,521,922        $4,316,692
                                                             ==========        ==========


       Certificate maturities were as follows:

       September 30,                                           2002                 2001
       ------------------------------------------------------------------------------------
                                                                    (In thousands)
        Within 1 year .................................     $2,590,373          $2,814,662
        1 to 2 years ..................................        156,413             211,362
        2 to 3 years ..................................         62,260              32,163
        Over 3 years ..................................        320,910              99,502
                                                            ----------          ----------
                                                            $3,129,956          $3,157,689
                                                            ==========          ==========

Customer accounts over $100,000 totaled $1,040,000,000 as of September 30, 2002 and $1,026,000,000 as of September 30, 2001.

Interest expense on customer accounts consisted of the following:

       Year ended September 30,                                           2002                 2001                 2000
       ------------------------------------------------------------------------------------------------------------------
                                                                                          (In thousands)
        Checking accounts ..................................          $   2,310            $   2,426            $   2,372
        Passbook and statement accounts ....................              3,201                4,066                4,468
        Insured money market accounts ......................             22,231               24,514               22,793
        Certificate accounts ...............................            122,705              160,018              138,614
                                                                      ---------            ---------            ---------
                                                                        150,447              191,024              168,247
        Repurchase agreements with customers ...............              2,259                4,138                5,052
                                                                      ---------            ---------            ---------
                                                                        152,706              195,162              173,299
        Less early withdrawal penalties ....................               (418)                (452)                (564)
                                                                      ---------            ---------            ---------
                                                                      $ 152,288            $ 194,710            $ 172,735
                                                                      =========            =========            =========
        Weighted average interest rate at end of year ......               2.96%                4.31%                5.57%
        Weighted daily average interest rate during the year               3.41                 5.28                 5.07

NOTE J FHLB ADVANCES

       Maturity dates of FHLB advances were as follows:

        September 30,                                                 2002                 2001
        -----------------------------------------------------------------------------------------
                                                                           (In thousands)
        FHLB advances due
        Within 1 year ........................................     $  600,000          $  287,500
        2 to 3 years .........................................        650,000             650,000
        3 to 4 years .........................................        300,000             700,000
        More than 5 years ....................................        100,000                --
                                                                   ----------          ----------
                                                                   $1,650,000          $1,637,500
                                                                   ==========          ==========

       Included in the table above are FHLB advances with the following callable dates:

                                                                                    Average
        Year Callable                                         Amount             Interest Rate
        --------------------------------------------------------------------------------------
        2003 ..........................................   $400,000,000             5.58%
        2005 ..........................................    400,000,000             4.98
        2006 ..........................................    200,000,000             5.04
        2007 ..........................................    100,000,000             3.45

       Financial data pertaining to the weighted average cost and the amount of FHLB advances were as follows:

        September 30,                                                    2002                  2001                   2000
        -------------------------------------------------------------------------------------------------------------------
                                                                                         (In thousands)
        Weighted average interest rate at end of year ......                5.13%                5.12%                6.06%
        Weighted daily average interest rate during the year                5.28                 5.44                 5.82
        Daily average of FHLB advances .....................          $1,558,384           $1,336,025           $  802,818
        Maximum amount of FHLB advances at any month end ...           1,654,000            2,107,000            1,209,000
        Interest expense during the year ...................              82,357               72,654               46,738


FHLB advances are collateralized as provided for in the Advances, Pledge and Security Agreement by all FHLB stock owned by the Association, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB. As a member of the FHLB of Seattle, the Association currently has a credit line of 35% of the total assets of the Association, subject to collateralization requirements.

NOTE K  OTHER BORROWINGS

        September 30,                                                        2002              2001
        ----------------------------------------------------------------------------------------------
                                                                               (In thousands)
        Securities sold under agreements to repurchase
           Callable once in 2007, matures in 2012 ................          $100,000          $   --
        Other borrowings
           Federal funds purchased, weighted average rate of 3.25%
           in 2001, due on demand ................................              --              30,000
                                                                            --------          --------
                                                                            $100,000          $ 30,000
                                                                            ========          ========


The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the two years ended September 30, 2002 all of the Company's transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company's name and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements the identical securities pledged as collateral will be returned to the Company.

       Financial data pertaining to the weighted average cost and the amount of securities sold under agreements to repurchase were as follows:

        September 30,                                                       2002                2001                2000
        --------------------------------------------------------------------------------------------------------------------
                                                                                        (In thousands)
        Weighted average interest rate at end of year ........                3.36%                 --%                6.52%
        Weighted daily average interest rate during the year .                3.36                 5.75                6.12
        Daily average of securities sold under agreements
           to repurchase .....................................          $    4,110           $  785,563          $  960,963
        Maximum securities sold under agreements to repurchase
           at any month end ..................................             100,000            1,074,509           1,089,127
        Interest expense during the year .....................                 140               45,149              58,815

NOTE L  INCOME TAXES

        The consolidated statements of financial condition at September 30, 2002 and 2001 include deferred taxes of $80,185,000 and $79,208,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities. The major sources of these temporary differences and their deferred tax effects were as follows:

        September 30,                                                           2002               2001
        ---------------------------------------------------------------------------------------------------
                                                                                     (In thousands)
        Deferred tax assets
           Real estate valuation reserves .............................          $    440          $    440
           Deferred compensation ......................................               230               250
           Discounts ..................................................                 8                17
                                                                                 --------          --------
           Total deferred tax assets ..................................               678               707
                                                                                 --------          --------
        Deferred tax liabilities
           FHLB stock dividends .......................................            30,538            27,473
           Loan loss reserves .........................................               742             6,700
           Valuation adjustment on available-for-sale securities ......            30,000            28,000
           Depreciation ...............................................             2,085             2,600
           Loan origination costs .....................................             9,214            11,559
           Securitized asset subject to repurchase valuation adjustment             2,653             4,152
           Other, net .................................................             5,631              (569)
                                                                                 --------          --------
           Total deferred tax liabilities .............................            80,863            79,915
                                                                                 --------          --------
        Net deferred tax liability ....................................          $ 80,185          $ 79,208
                                                                                 ========          ========

        A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

        Year ended September 30,              2002          2001           2000
        -----------------------------------------------------------------------
        Statutory income tax rate .           35%            35%            35%
        Dividend received deduction           (1)            (1)            (1)
        State income tax ..........            1              1              1
                                              --             --             --
        Effective income tax rate .           35%            35%            35%
                                              ==             ==             ==

        The Small Business Job Protection Act of 1996 (the Act) required qualified thrift institutions, such as the Association, to recapture the portion of their tax bad debt reserves that exceeded the September 30, 1988 balance. Such recaptured amounts are to be taken into taxable income ratably over a six-year period beginning in 1999. Accordingly, the Association is required to pay approximately $23,469,000 in additional federal income taxes, all of which has been previously provided, through fiscal 2004.

        A deferred tax liability has not been required to be recognized for the tax bad debt base year reserves of the Association. The base year reserves are the balance of reserves as of September 30, 1988 reduced proportionately for reductions in the Association's loan portfolio since that date. At September 30, 2002 the amount of those reserves was approximately $4,835,000. The amount of unrecognized deferred tax liability at September 30, 2002 was approximately $1,862,000.

        The Company has been examined by the Internal Revenue Service through the year ended September 30, 1990. There were no material changes made to the Company's taxable income, as originally reported, as a result of this examination.

NOTE M  PROFIT SHARING RETIREMENT AND EMPLOYEE STOCK OWNERSHIP PLAN

        The Company maintains a Profit Sharing Retirement and Employee Stock Ownership Plan (Plan) for the benefit of its employees. Contributions are made semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act of 1974.

        Employees may contribute up to 7% of their base salaries to the Plan or 13% of their base salaries on a tax-deferred basis through the 401(k) provisions of the Plan with a combined maximum of 13%. Under provisions of the Plan, employees are eligible to participate on the date of hire and become fully vested in the Company's contributions following seven years of service. During August 1995 the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows employees to direct a portion of their vested account balance toward the purchase of Company stock. Company contributions to the Plan amounted to $2,039,000, $1,781,000 and $1,724,000 for the years ended September 30,
        2002, 2001 and 2000, respectively.

NOTE N  STOCK OPTION PLANS

        The Company has three employee stock option plans which provide a combination of stock options and stock grants. Stockholders authorized 2,042,569 shares, 3,365,966 shares and 3,080,000 shares of common stock, as adjusted for stock splits and stock dividends, to be reserved pursuant to the 1987 Stock Option and Stock Appreciation Rights Plan (the 1987 Plan), the 1994 Stock Option and Stock Appreciation Rights Plan (the 1994 Plan) and the 2001 Long-Term Incentive Plan (the 2001
        Plan), respectively. The three plans are substantially similar. Of the 8,488,535 total shares authorized by stockholders under the three plans, 4,277,800 shares remain available for issuance. All equity compensation plans have been approved by stockholders.

        Options granted under each plan vest at varying percentages commencing as early as one year after the date of grant with expiration dates ten years after the date of grant.

                                                                                    Weighted Average
                                                                                   Fair Value of Option
                                              Average Price(1)     Number(1)        Shares Granted
        -----------------------------------------------------------------------------------------------
        Outstanding, October 1, 1999 ..          $14.15           1,871,769
        Granted in 2000 ...............           15.57             876,115           $ 4.22
        Exercised in 2000 .............           10.67            (114,208)
        Forfeited in 2000 .............           15.87            (212,270)
                                                 ------           ---------
        Outstanding, September 30, 2000           14.67           2,421,406
        Granted in 2001 ...............           16.87              92,015             4.45
        Exercised in 2001 .............           11.62            (526,066)
        Forfeited in 2001 .............           15.24            (125,772)
                                                 ------           ---------
        Outstanding, September 30, 2001           15.60           1,861,583
        Granted in 2002 ...............           20.14             766,050             3.76
        Exercised in 2002 .............           12.96            (289,032)
        Forfeited in 2002 .............           17.62            (150,191)
                                                 ------           ---------
        Outstanding, September 30, 2002          $17.40           2,188,410
                                                 ======           =========


(1) Average price and number of stock options granted, exercised and forfeited have been adjusted for 10% stock dividends in the second quarter of both 2002 and 2001.

        Financial data pertaining to outstanding stock options were as follows:

                                                      September 30, 2002
       ---------------------------------------------------------------------------------------------------------------
                                                                                                       Weighted
                                                  Weighted        Weighted                             Average
                                                  Average          Average          Number of       Exercisable Price
            Ranges of        Number of           Remaining      Exercise Price of   Exercisable      of Exercisable
        Exercise Prices     Option Shares     Contractual Life   Option Shares     Option Shares     Option Shares
       ---------------------------------------------------------------------------------------------------------------
        $9.80 - 14.15            286,559          2.5 YEARS       $11.75               230,013             $11.55
        14.35 - 17.66            808,533             7.0           15.75                95,644              15.60
        18.04 - 22.55          1,093,318             7.7           20.10               166,149              20.12
                               ---------          ---------       ------               -------             ------
                               2,188,410          6.8 YEARS       $17.40               491,806             $15.23
                               =========          =========       ======               =======             ======


        In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages application of the fair value recognition provisions in the statement.

        Companies may continue following rules to recognize and measure compensation as outlined in Accounting Principles Board (APB) Opinion No. 25, but are now required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the Company elected to follow the fair value recognition provisions of SFAS No. 123. The Company adopted the disclosure requirements of SFAS No. 123, but continues to measure its employee stock-based compensation arrangements under the provisions of APB No. 25. Had compensation costs for the Company's compensation plans been determined under SFAS No. 123, the Company's net income attributable to common stock would have been reduced by $1,149,000, $738,000 and $685,000 for 2002, 2001 and 2000,
        respectively. Net income per share would have decreased by $.02 per share in 2002, and $.01 per share in both 2001 and 2000.

        The fair value of options granted under the Company's stock option plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: annual dividend yield of 4.00% for 2002 and 2001, and 5.00% for 2000; expected volatility of 27% for 2002, 34% for 2001 and 29% for 2000; risk-free interest rate of 3.52% for 2002, 3.80% for 2001 and 5.80% for 2000; an
        expected life of five years for all three years.

NOTE O  STOCKHOLDERS' EQUITY

        In the second quarter of fiscal 2002 and 2001, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend in addition to the regular quarterly cash dividends on its shares of common stock.

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

        As of September 30, 2002 and 2001 the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that Management believes have changed the Association's categorization.

                                                                                                                 Categorized as
                                                                                                             Well Capitalized Under
                                                                                      Capital                  Prompt Corrective
                                                                Actual           Adequacy Guidelines            Action Provisions
                                                       ---------------------     ---------------------       ----------------------
                                                       Capital         Ratio     Capital         Ratio         Capital       Ratio
        ---------------------------------------------------------------------------------------------------------------------------
                                                                                (Dollars in thousands)
        September 30, 2002
          Total capital to risk-weighted assets ..      $875,847      22.62%      $309,807       8.00%       $387,259        10.00%
          Tier I capital to risk-weighted assets .       860,179      22.21             NA         NA         232,355         6.00
          Core capital to adjusted tangible assets       860,179      11.85             NA         NA         363,095         5.00
          Core capital to total assets ...........       860,179      11.85        217,857       3.00              NA           NA
          Tangible capital to tangible assets ....       860,179      11.85        108,928       1.50              NA           NA

        September 30, 2001
          Total capital to risk-weighted assets ..      $791,837      20.12%      $314,772       8.00%       $393,465        10.00%
          Tier I capital to risk-weighted assets .       781,657      19.87             NA         NA         236,079         6.00
          Core capital to adjusted tangible assets       781,657      11.32             NA         NA         345,324         5.00
          Core capital to total assets ...........       781,657      11.32        207,194       3.00              NA           NA
          Tangible capital to tangible assets ....       781,657      11.32        103,597       1.50              NA           NA

At periodic intervals, the OTS and the Federal Deposit Insurance Corporation
(FDIC) routinely examine the Company's financial statements as part of their oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined, however, no adjustments were proposed as a result of the most recent OTS examination which concluded in July 2002.

        Information used to calculate earnings per share is as follows:

        September 30,                                                            2002             2001                2000
        ----------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands, except per share data)
        Net income .......................................................   $   143,954        $   113,614        $   105,679
        Weighted average shares
           Basic weighted average number of common shares outstanding ....    63,504,742         63,377,272         63,702,696
           Dilutive effect of outstanding common stock equivalents               607,222            678,653            324,812
                                                                             -----------        -----------        -----------
           Diluted weighted average number of common shares outstanding ..    64,111,964         64,055,925         64,027,508
                                                                             ===========        ===========        ===========
        Net income per share
           Basic .........................................................   $      2.27        $      1.79        $      1.66
           Diluted .......................................................          2.25               1.77               1.65

NOTE P  FAIR VALUES OF FINANCIAL INSTRUMENTS

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate those values. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value estimates presented do not reflect the underlying fair value of the Company. Although Management is not aware of any factors that would materially affect the estimated fair value amounts presented, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, estimates of fair value subsequent to that date may differ significantly from the amounts presented below.

        September 30,                                         2002                                2001
        ----------------------------------------------------------------------------------------------------------
                                                                          (In thousands)
                                                    Carrying          Estimated        Carrying         Estimated
                                                     Amount          Fair Value        Amount           Fair Value
                                                  ----------------------------------------------------------------
        Financial assets
          Cash and cash equivalents ......        $  975,153        $  975,153        $   30,331        $   30,331
          Available-for-sale securities...           918,776           918,776         1,079,896         1,079,896
          Held-to-maturity securities.....           168,925           179,590           248,032           259,939
          Loans receivable and securitized
            assets .......................         5,047,964         5,743,480         5,388,105         5,636,267
          FHLB stock .....................           132,320           132,320           124,361           124,361

        Financial liabilities
          Customer accounts ..............         4,521,922         4,538,726         4,316,692         4,329,833
          FHLB advances ..................         1,650,000         1,797,468         1,637,500         1,660,039
          Other borrowings ...............           100,000           100,000            30,000            30,000

        The following methods and assumptions were used to estimate the fair value of financial instruments:

        CASH AND CASH EQUIVALENTS - The carrying amount of these items is a reasonable estimate of their fair value.


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

NOTE Q  ACCOUNTING CHANGES

        In June 2001, the FASB issued SFAS No.142, "Goodwill and Other Intangible Assets". SFAS No. 142 eliminates the amortization of goodwill relating to past and future acquisitions and instead subjects goodwill to an impairment assessment at least annually. The Company early adopted the provisions of SFAS No. 142 to existing goodwill and other intangible assets for fiscal years beginning October 1, 2001. The adoption of SFAS No. 142 increased earnings by approximately $5.6 million, and diluted earnings per share by $.06, for the year ended September 30, 2002.

NOTE R  FINANCIAL INFORMATION - WASHINGTON FEDERAL, INC.

        The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

        STATEMENTS OF FINANCIAL CONDITION

        September 30,                                                           2002              2001
        ------------------------------------------------------------------------------------------------
                                                                                    (In thousands)
        ASSETS
        Cash ........................................................        $   2,268         $   1,714
        Investment in subsidiary ....................................          959,250           874,050
        Dividend receivable .........................................           14,000            12,125
                                                                             ---------         ---------
           Total assets .............................................        $ 975,518         $ 887,889
                                                                             =========         =========
        LIABILITIES
        Dividend payable ............................................        $  14,800         $  13,880
                                                                             ---------         ---------
        STOCKHOLDERS' EQUITY
        Common stock, $1.00 par value: 100,000,000 shares authorized;
           76,212,040 and 75,906,790 shares issued;
           63,540,820 and 63,647,717 shares outstanding .............        $  76,212         $  69,006
        Paid-in capital .............................................          968,858           893,633
        Accumulated other comprehensive income, net of tax ..........           56,000            51,000
        Treasury stock, at cost; 12,671,220 and 12,259,073 shares ...         (198,279)         (189,212)
        Retained earnings ...........................................           57,927            49,582
                                                                             ---------         ---------
           Total stockholders' equity ...............................          960,718           874,009
                                                                             ---------         ---------
           Total liabilities and stockholders' equity ...............        $ 975,518         $ 887,889
                                                                             =========         =========



        STATEMENTS OF OPERATIONS

        Year ended September 30,                                             2002            2001            2000
        -----------------------------------------------------------------------------------------------------------
                                                                                        (In thousands)
        INCOME
           Dividends from subsidiary .............................        $ 64,000        $ 45,000        $ 97,080

        EXPENSE
           Miscellaneous .........................................             380             354             435
                                                                          --------        --------        --------
           Net income before equity in undistributed net income of
             subsidiary ..........................................          63,620          44,646          96,645
        Equity in undistributed net income of subsidiary .........          80,200          68,843           8,909
                                                                          --------        --------        --------
        Income before income taxes ...............................         143,820         113,489         105,554
        Income tax benefit .......................................             134             125             125
                                                                          --------        --------        --------
        Net income ...............................................        $143,954        $113,614        $105,679
                                                                          ========        ========        ========

        STATEMENTS OF CASH FLOWS

        Year ended September 30,                                      2002            2001                2000
        --------------------------------------------------------------------------------------------------------
                                                                                    (In thousands)
        CASH FLOWS FROM OPERATING ACTIVITIES
        Net income ........................................        $ 143,954         $ 113,614         $ 105,679
        Adjustments to reconcile net income to net
              cash provided by operating activities
           Equity in undistributed net income of subsidiary          (80,200)          (68,843)           (8,909)
           Decrease (increase) in dividend receivable .....           (1,875)            1,875            (2,000)
           Increase in dividend payable ...................              920               758               568
                                                                   ---------         ---------         ---------
           Net cash provided by operating activities ......           62,799            47,404            95,338

        CASH FLOWS FROM FINANCING ACTIVITIES

        Decrease in short-term borrowings .................             --                --              (1,000)
        Issuance of common stock through stock option plan             3,744             6,224             1,209
        Proceeds from Employee Stock Ownership Plan .......            1,618             1,108             4,049
        Treasury stock purchased ..........................          (10,224)             --             (48,485)
        Dividends .........................................          (57,383)          (54,102)          (51,310)
                                                                   ---------         ---------         ---------
           Net cash used by financing activities ..........          (62,245)          (46,770)          (95,537)
                                                                   ---------         ---------         ---------
           Increase (decrease) in cash ....................              554               634              (199)
           Cash at beginning of year ......................            1,714             1,080             1,279
                                                                   ---------         ---------         ---------
           Cash at end of year ............................        $   2,268         $   1,714         $   1,080
                                                                   =========         =========         =========

NOTE S  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following is a summary of the unaudited interim results of operations by quarter:

                                           FIRST           SECOND             THIRD           FOURTH
        Year ended September 30, 2002     QUARTER         QUARTER            QUARTER         QUARTER
        ----------------------------------------------------------------------------------------------
                                               (Dollars in thousands, except per share data)
        Interest income ..........        $131,912         $127,072         $124,135         $124,198
        Interest expense .........          65,357           58,274           55,875           55,435
                                          --------         --------         --------         --------
        Net interest income ......          66,555           68,798           68,260           68,763
        Provision for loan losses            2,000            2,000            1,500            1,500
        Other operating income ...           3,002            1,553            1,803            1,848
        Other operating expense ..          12,905           13,123           13,145           12,055
                                          --------         --------         --------         --------
        Income before income taxes          54,652           55,228           55,418           57,056
        Income taxes .............          19,267           19,469           19,535           20,129
                                          --------         --------         --------         --------
        Net income ...............        $ 35,385         $ 35,759         $ 35,883         $ 36,927
                                          ========         ========         ========         ========
        Basic earnings per share .        $    .56         $    .56         $    .57         $    .58
                                          ========         ========         ========         ========
        Diluted earnings per share        $    .55         $    .56         $    .56         $    .58
                                          ========         ========         ========         ========
        Return of average assets .            2.04%            2.05%            2.04%            2.07%
                                          ========         ========         ========         ========

                                           First           Second             Third           Fourth
        Year ended September 30, 2001     Quarter         Quarter            Quarter         Quarter
        ----------------------------------------------------------------------------------------------
                                               (Dollars in thousands, except per share data)
        Interest income ..........        $133,421         $134,106         $134,601         $134,282
        Interest expense .........          87,419           83,362           77,388           71,951
                                          --------         --------         --------         --------
        Net interest income ......          46,002           50,744           57,213           62,331
        Provision for loan losses             --                150              500            1,200
        Other operating income ...           3,138            2,923            2,272            1,804
        Other operating expense ..          11,108           11,739           12,609           13,657
                                          --------         --------         --------         --------
        Income before income taxes          38,032           41,778           46,376           49,278
        Income taxes .............          13,478           14,455           16,526           17,391
                                          --------         --------         --------         --------
        Net income ...............        $ 24,554         $ 27,323         $ 29,850         $ 31,887
                                          ========         ========         ========         ========
        Basic earnings per share .        $    .39         $    .43         $    .47         $    .50
                                          ========         ========         ========         ========
        Diluted earnings per share        $    .38         $    .42         $    .47         $    .50
                                          ========         ========         ========         ========
        Return of average assets .            1.45%            1.59%            1.71%            1.83%
                                          ========         ========         ========         ========

 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Washington Federal, Inc.
Seattle, Washington

    We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the Company) as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Seattle, Washington
October 18, 2002



GENERAL CORPORATE AND STOCKHOLDERS' INFORMATION

CORPORATE                 425 Pike Street
HEADQUARTERS              Seattle, Washington 98101
                          (206) 624-7930

INDEPENDENT               Deloitte & Touche LLP
ACCOUNTANTS               Seattle, Washington

TRANSFER AGENT,           Stockholder inquiries regarding transfer requirements,
REGISTRAR AND             cash or stock dividends, lost certificates,
DIVIDEND                  consolidating records, correcting a name or
DISBURSING                changing an address should be directed to the
AGENT                     transfer agent:

                          ChaseMellon Shareholder Services, L.L.C.
                          Shareholder Relations Department
                          85 Challenger Road
                          Ridgefield Park, NJ 07660
                          Telephone: 1-800-522-6645
                          www.melloninvestor.com

ANNUAL MEETING            The annual meeting of stockholders will be
                          held on January 21, 2003, at 2 p.m. at the Sheraton Hotel, 1400 Sixth Avenue,
                          Seattle, Washington.

FORM 10-K                 This report and all financial releases are
                          available on the Company's web site at:
                          www.washingtonfederal.com

STOCK INFORMATION         Washington Federal, Inc. is traded on the
                          NASDAQ Stock Market. The common stock symbol is WFSL. At September 30, 2002, there were approximately 2,533 stockholders of record.

                                                        STOCK PRICES
                                                       ----------------
                          QUARTER ENDED                 HIGH       LOW     DIVIDENDS
                          ----------------------------------------------------------
                          DECEMBER 31, 2000            $24.23    $16.37     $0.21
                          MARCH 31, 2001                24.55     20.46      0.21
                          JUNE 30, 2001                 24.77     21.65      0.22
                          SEPTEMBER 30, 2001            25.13     20.97      0.22
                          DECEMBER 31, 2001             23.55     20.00      0.22
                          MARCH 31, 2002                26.14     23.53      0.22
                          JUNE 30, 2002                 27.41     24.03      0.23
                          SEPTEMBER 30, 2002            26.26     21.25      0.23


                          ALL PRICES SHOWN HAVE BEEN ADJUSTED FOR STOCK SPLITS.

                          LARGEST MARKET MAKERS:
                          McAdams Wright Ragen, Inc.
                          Archipelago, L.L.C.
                          Instinet Corporation
                          Spear, Leeds & Kellogg
                          Knight Securities L.P.
                          Friedman Billings Ramsey & Co., Inc.
                          Salomon Smith Barney, Inc.
                          Merrill Lynch, Pierce, Fenner & Smith, Inc.
                          Cantor Fitzgerald & Co.
                          Lehman Brothers, Inc.
                          Schwab Capital Markets
                          Morgan Stanley & Co., Inc.
                          Keefe, Bruyette & Woods, Inc.
                          Goldman, Sachs & Co.
                          Herzog, Heine, Geduld, L.L.C.
                          Prudential Securities, Inc.
                          Jefferies & Company, Inc.

DIRECTORS, OFFICERS AND OFFICES

CORPORATE HEADQUARTERS

425 Pike Street
Seattle, WA 98101
(206) 624-7930

BOARD OF DIRECTORS

GUY C. PINKERTON
Chairman

ROY M. WHITEHEAD
Vice Chairman, President and Chief Executive Officer

JOHN F. CLEARMAN
Former Chief Financial Officer, Milliman USA, Inc.

H. DENNIS HALVORSON
Retired, Former Chief Executive Officer, United Bank

KERMIT O. HANSON
Dean Emeritus University of Washington Graduate School of
Business Administration

W. ALDEN HARRIS
Former Executive Vice President

ANNA C. JOHNSON
Senior Partner Scan East West Travel

CHARLES R. RICHMOND
Former Executive Vice President

DIRECTORS EMERITI

E.W. MERSEREAU, JR.

RICHARD C. REED

EXECUTIVE MANAGEMENT COMMITTEE

EDWIN C. HEDLUND
Executive Vice President and Secretary

JACK B. JACOBSON
Executive Vice President and Chief Lending Officer

RONALD L. SAPER
Executive Vice President and Chief Financial Officer

ROY M. WHITEHEAD
Vice Chairman, President and Chief Executive Officer

DEPARTMENT OFFICERS
ACCOUNTING & FINANCE

BRENT J. BEARDALL
Vice President Finance & Controller

APPRAISAL

HEATHER LULL

CREDIT ADMINISTRATION-CONSTRUCTION AND LAND

JAMES E. CADY
Senior Vice President

DALE SULLIVAN
Vice President

CORPORATE REAL ESTATE AND TAXES

KEITH D. TAYLOR
Senior Vice President and Treasurer

DATA PROCESSING

TERRY O. PERMENTER
Senior Vice President

DEPOSIT OPERATIONS

BEN A. WHITMARSH
Senior Vice President

FACILITIES
MICHAEL D. MERTINS
INTERNAL AUDIT

BARBARA A. MURPHY
Vice President

LOAN OPERATIONS

MICHAEL BUSH
Vice President

LOAN SERVICING

LARRY PLUMB
Vice President

LEGAL/SPECIAL CREDITS

PAUL TYLER
Vice President and Counsel

MANUALS/TRAINING

LINDA NICHOLL
Assistant Vice President

MARKETING AND INVESTOR RELATIONS

CATHY COOPER
Vice President

MULTI-FAMILY LOANS

J. TIMOTHY GRANT
Senior Vice President

PERMANENT LOAN PRODUCTION

JOHN WUNDERLICH
Vice President

UNDERWRITING-PERMANENT LOANS

JANE A. NOGLE
Senior Vice President

SUBSIDIARIES

FIRST INSURANCE AGENCY, INC.
317 S. 2nd Street
Mount Vernon, WA 98273
1-800-562-2555
(360) 336-9630

ANN BRITTAIN
Vice President

WASHINGTON SERVICES, INC.
6125 South Morgan Road
Freeland, WA 98249


DIVISION/REGIONS

SOUTH SOUND WASHINGTON

15 OFFICE LOCATIONS

DIVISION MANAGER

RONDA TOMLINSON
Vice President
9919 Bridgeport Way S.W.
Lakewood, WA 98499

MIDSOUND WASHINGTON

14 OFFICE LOCATIONS

DIVISION MANAGER
E. CRAIG WILSON
Vice President
5809 196th S.W.
Lynnwood, WA 98036

NORTHERN WASHINGTON

10 OFFICE LOCATIONS

DIVISION MANAGER

DOUGLAS A. ROWELL
Senior Vice President
317 S. 2nd Street
Mount Vernon, WA 98273

WESTERN IDAHO

13 OFFICE LOCATIONS

DIVISION MANAGER

ROBERT P. LINK
Senior Vice President
1001 W. Idaho St.
Boise, ID 83702

EASTERN IDAHO

4 OFFICE LOCATIONS

DIVISION MANAGER

LARRY WADSWORTH
Senior Vice President
500 North Capital
Idaho Falls, ID 83402

SOUTHERN OREGON

15 OFFICE LOCATIONS

DIVISION MANAGER

PEGGY HOBIN
Senior Vice President
300 Ellsworth St. SW
Albany, OR 97321

NORTHERN OREGON

10 OFFICE LOCATIONS

DIVISION MANAGER

THOMAS A. FRANKLIN
Senior Vice President
14990 S.W. Bangy Road
Lake Oswego, OR 97035

UTAH

10 OFFICE LOCATIONS

DIVISION MANAGER

RICHARD FISHER
Senior Vice President
505 East 200 South
Salt Lake City, UT 84102

PHOENIX, ARIZONA

12 OFFICE LOCATIONS

DIVISION MANAGER

WENDY YATES
Vice President
2196 E. Camelback Road, Suite 100
Phoenix, AZ 85016

TUCSON, ARIZONA

8 OFFICE LOCATIONS

DIVISION MANAGER

GEORGIA VELARDE
Vice President
5151 E. Broadway Blvd., Suite 105
Tucson, AZ 85711

NEVADA

2 OFFICE LOCATIONS

DIVISION MANAGER

PAMELA K. CALLAHAN
Vice President
9340 Sun City Blvd. #103
Las Vegas, NV 89134

TEXAS

1 OFFICE LOCATION

DIVISION MANAGER

NORA MONTGOMERY
Vice President
7001 Preston Road, Suite 110
Dallas, TX 75205

COLORADO

1 LOAN PRODUCTION OFFICE

SCOTT BRKOVICH
384 Inverness Drive South, Suite 105
Englewood, CO 80112

           A complete listing of our branch locations can be found at
                           www.washingtonfederal.com

28