Form 10-K, Exhibit 13
period 2003-09-30
WASHINGTON FEDERAL INC
filed 2003-12-23
CIK 936528

                                                                               .
                                                                               .
                                                                               .
                                                                     Exhibit 13

TABLE OF CONTENTS

Financial Highlights                                                           1
To Our Stockholders                                                            2
Management's Discussion                                                        4
Selected Financial Data                                                        8
Financial Statements                                                           9
Notes to Financial Statements                                                 14
Independent Auditors' Report                                                  29
General Information                                                           29
Directors, Officers and Offices                                               30

A SHORT HISTORY

    Washington Federal, Inc. (Company) is a savings and loan holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal Savings (Association), which operates 119 offices in eight western states.

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

    In 1991, the Association added three branches with the acquisition of First Federal Savings and Loan Association of Idaho Falls, Idaho, and acquired the deposits of First Western Savings Association of Las Vegas, Nevada, in Portland and Eugene, Oregon, where they were doing business as Metropolitan Savings Association. In 1993, 10 branches were added with the acquisition of First Federal Savings Bank of Salt Lake City, Utah. In 1994, the Association expanded into Arizona.

    In 1995, the stockholders approved a reorganization whereby Washington Federal Savings became a wholly owned subsidiary of a newly formed holding company, Washington Federal, Inc. That same year, the Association purchased West Coast Mutual Savings Bank with its one branch in Centralia, Washington, and opened six additional branches. In 1996, the Association acquired Metropolitan Bancorp of Seattle, adding eight offices in Washington in addition to opening four branches in existing markets. Between 1997 and 1999, Washington Federal Savings continued to develop its branch network, opening a total of seven branches and consolidating three offices into existing locations.

    In 2000, the Association expanded into Las Vegas, opening its first branch in Nevada along with two branches in Arizona. In 2001, the Association opened two additional branches in Arizona and its first branch in Texas with an office in the Park Cities area of Dallas. In 2002, Washington Federal Savings opened five full-service branches in existing markets and entered Colorado with a loan production office. In 2003, the Association purchased United Savings and Loan Bank with its four branches in the Seattle metropolitan area, added one new branch in Puyallup, Washington and consolidated one branch in Nampa, Idaho.

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

FINANCIAL HIGHLIGHTS

September 30,                                                            2003           2002        % Change
------------------------------------------------------------------------------------------------------------
                                                                       (In thousands, except per share data)
Assets ............................................................   $7,535,975     $7,392,441         +2%
Cash and cash equivalents .........................................    1,437,208        975,153        +47
Investment securities .............................................      310,218        117,417       +164
Loans receivable and securitized assets subject to repurchase .....    4,817,508      5,047,964         -5
Mortgage-backed securities ........................................      648,146        970,284        -33
Customer accounts .................................................    4,577,598      4,521,922         +1
FHLB advances and other borrowings ................................    1,750,000      1,750,000         --
Stockholders' equity ..............................................    1,055,596        960,718        +10
Net income ........................................................      145,544        143,954         +1
Diluted earnings per share ........................................         2.07           2.04         +1
Dividends per share ...............................................         0.86           0.82         +5
Stockholders' equity per share ....................................        14.83          13.75         +8
Shares outstanding ................................................       71,173         69,895         --
Return on average stockholders' equity ............................        15.60%         16.89%        --
Return on average assets ..........................................         2.00           2.05         --
Efficiency ratio ..................................................        16.51          17.57         --

TOTAL ASSETS

[BAR GRAPH]

STOCKHOLDERS' EQUITY

[BAR GRAPH]

NET INCOME PER DILUTED SHARE

[BAR GRAPH]

CASH DIVIDENDS PER SHARE

[BAR GRAPH]

RETURN ON AVERAGE EQUITY

[BAR GRAPH]

INTEREST RATE SPREAD

[BAR GRAPH]

TO OUR STOCKHOLDERS

Dear Stockholder:

    It is a privilege to report that your company achieved outstanding financial results again last year. While net income of $145,544,000 represented a modest 1.1% increase over fiscal 2002, it was nonetheless our best year ever. This is the 19th time in 21 years as a public entity that your company has reported an increase in operating results over the prior year. Earnings per share also improved to a record $2.07, a 1.5% increase over last year. Return on assets reached the "gold standard" for our industry of 2.00%, while return on equity amounted to a respectable 15.60%. Continued strong earnings also enabled the board of directors to increase your cash dividend for the 38th time since 1982 to an annualized $.88 per share.

    During the year, your company's balance sheet also strengthened. Assets grew to $7.536 billion and capital exceeded $1 billion at fiscal year-end for the first time. The quality of the company's assets remained high. Recent industry reports credit Washington Federal with the lowest ratio of past due loans among the largest mortgage servicing companies in the nation, while non-performing assets declined by 19% to $27 million, and net charge-offs fell to $1.2 million, the lowest in three years. Due to management's decision to invest cautiously given historically low interest rates, liquid assets continued to increase. At year-end, over $1.5 billion of the company's assets were invested very short-term, representing a potentially significant increase in future revenues. With three times the minimum capital required by our regulators, strong earnings, unprecedented liquidity and excellent asset quality, we continue to believe that we are indeed "One of America's Strongest Financial Institutions".

    Having said all that, it's equally important to note that the past two years of peak financial performance occurred in a favorable climate for our business. It would seem imprudent to expect such conditions to persist indefinitely. For example, abnormally high prepayments of mortgage loans and mortgage backed securities during each of the past two years caused a temporary surge in interest income. This occurred because deferred revenues, primarily loan fees collected at origination and securities discounts that normally amortize over a longer period of time, were accelerated into current accounting periods. The company has also benefited from a very steep yield curve, meaning a historically wide spread between short and long-term interest rates, which we know from hard experience won't last forever. In 2003, we also reached a cyclical top in the demand for mortgage loans. With the passing of the refinance boom, we are already experiencing a slowdown in the mortgage market and we expect intensified price competition until the hangover of excess capacity in the industry melts away.

    The good news is that, in choosing not to maximize current earnings, the flexibility to take advantage of changing market conditions was preserved. During the past year we focused on building liquidity and increasing net worth as a percentage of assets. This approach had a cost to current earnings, but offered the benefit of less interest rate risk and the potential for higher earnings in the future than we might otherwise have achieved. With interest rates higher at present, it appears that we will have the opportunity to invest at better rates than we could have during recent quarters. Therefore, we believe that your company is well positioned to continue its long tradition of outperforming the industry.

    On August 31st, the acquisition of United Savings and Loan Bank was finalized. This was our first acquisition since 1996, and added $344 million in assets and $268 million in deposits. United was established in 1960 to provide financial services to immigrants to Seattle from Asian countries, primarily China, who at that time had difficulty accessing the banking system. It is a privilege to welcome the employees and customers of this unique company to Washington Federal. With the addition of four United branches in Seattle, one new office in Puyallup, Washington, and the consolidation of one office in Nampa, Idaho, the branch count at year-end totaled 119.

    During the year, we also completed a management transition that has been underway for many years. Linda Brower, who joined us in January to head Human Resources, was recently promoted to Executive Vice President. Brent Beardall, in his third year with Washington Federal, was promoted to Senior Vice President and Chief Financial Officer. Linda and Brent join Ed Hedlund, Jack Jacobson and myself on the Executive Management Committee. My hope is that this outstanding group of executives will work with the board and me to lead and manage the company for the next ten to fifteen years.

    Recently, we also added two new members to the Board of Directors. Derek Chinn, former President & CEO of United Savings and Loan Bank joined the board in September. Tom Kenney, VP Finance and the principal financial officer of Haggen, Inc., a Bellingham, Washington based grocery store chain, joined the board in October. Prior to joining Haggen,

                                 [GROUP PHOTO]

(Standing - left to right) Edwin C. Hedlund, Executive Vice President and Secretary, Roy M. Whitehead, Vice Chairman, President and Chief Executive Officer, Linda S. Brower, Executive Vice President, (Seated - left to right) Jack B. Jacobson, Executive Vice President and Chief Lending Officer, Brent J. Beardall, Senior Vice President and Chief Financial Officer.

Inc. in 1996, Mr. Kenney spent 20 years in the financial services industry. Both new directors will serve on the board's Audit Committee and possess the financial literacy necessary to represent shareholder interests in that important capacity. I thank them both for their willingness to serve during a time when so much is expected of directors.

    Alas, some good people are moving on, too. At the Annual Meeting in January, 2004 Kermit Hanson, Dean Emeritus of the Graduate School of Business at the University of Washington and a director since 1966, will retire from the Board. I hope that you will take a moment at the meeting to thank him for his 38 years of outstanding service to the company. I also wish to recognize Ron Saper, former Executive Vice President, who retired this year after serving 11 years as your company's Chief Financial Officer. The legacy of Ron's financial discipline will benefit stockholders for years to come.

    In August, Standard & Poor's, in a promotion of sorts, removed Washington Federal from their Small Cap 600 Index and added our stock to their Mid Cap 400 Index. This was nice recognition of the growth in the market value of your company, and exposes our stock to a whole new universe of investors. It's interesting to note that, although we still think of ourselves as a small company, our current market capitalization of nearly $2 billion places us in the top 10% of all NASDAQ companies, and in the top 30% of all NYSE companies. Based on net income last year, our rankings are even higher: top 2% of NASDAQ companies and top 20% of NYSE companies.

    In closing, I wish to thank our customers, employees, stockholders and directors for their continuing support. Let me also remind you to send your friends, neighbors and relatives to Washington Federal for their home loans and savings needs. I hope to see you at the Annual Stockholders' Meeting scheduled at 2:00 pm, on Wednesday, January 21, 2004 at the Sheraton Hotel in downtown Seattle, Washington.


Sincerely,

/s/ Roy M. Whitehead

Roy M. Whitehead
Vice Chairman, President and Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL Washington Federal, Inc. (Company) is a savings and loan holding company. The Company's primary operating subsidiary is Washington Federal Savings (Association).

CRITICAL      Preparation of financial statements in conformity with accounting
ACCOUNTING    principles generally accepted in the United States of America
POLICIES      requires the use of estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses in the Company's consolidated financial statements. Accordingly, estimated amounts may fluctuate from one reporting period to another due to changes in assumptions underlying estimated values.

              The Company has determined that the only accounting policy deemed critical to an understanding of the consolidated financial statements of Washington Federal, Inc. relates to the methodology for determining the valuation of the allowance for loan losses, as more fully described under "Loans receivable" in Note A to the Consolidated Financial Statements.

INTEREST      The Company accepts a high level of interest rate volatility as a
RATE RISK     result of its policy to originate fixed-rate single family home loans that are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. At
              September 30, 2003, the Company had approximately $1,200,000,000 more liabilities subject to repricing in the next year than assets subject to repricing, which amounted to a negative maturity gap of 16% of total assets, compared to a negative maturity gap of 26% in the prior year. The Company's interest rate risk approach has never resulted in the recording of a monthly operating loss.

              The Company's net interest spread decreased from 3.01% at September 30, 2002 to 2.47% at September 30, 2003. The spread decreased primarily from record low interest rates on mortgages, as well as a continued shift in the asset mix toward shorter-term assets. As of September 30, 2003, 19.1% of the Company's assets were in short-term investments.

              During this phase of the interest rate cycle the Company chose to build cash, reduce the amount of loans and mortgage-backed investments and maintain customer deposits with little or no growth. As of September 30, 2003, the Company had accumulated $1,437 million in cash and cash equivalents, which can be invested long-term in the future to generate additional revenues. This cash position was generated principally through the net runoff of loans and mortgage-backed investments of $441 million and $94 million of cash provided by the acquisition of United Savings and Loan Bank (United).

ASSET         The Company maintains an allowance to absorb losses inherent in
QUALITY       the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. In analyzing the existing loan portfolio, the Company applies specific loss percentage factors to the different loan types. The loss percentages are based on Management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience and current economic conditions.

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

              Non-performing assets were $27,434,000, or .36% of total assets at September 30, 2003 compared to $33,876,000, or .46% of total assets at September 30, 2002. Total delinquencies over 30 days were $34,736,000, or .46% of total assets at September 30, 2003 compared to $37,419,000, or .51% of total assets at September 30, 2002. The aforementioned asset quality indicators, when compared to others in the industry, demonstrate the continued excellent quality of the loan portfolio.

LIQUIDITY     The Company's net worth at September 30, 2003 was $1,055,596,000,
AND CAPITAL   or 14.0% of total assets. This is an increase of $94,878,000 from
RESOURCES     September 30, 2002 when net worth was $960,718,000, or 13.0% of total assets. The Company's net worth increased due in part to net income of $145,544,000, proceeds received from the exercise of common stock options of $4,726,000, purchases by the Employee
              Stock Ownership Plan of $1,522,000 and acquisition-related stock issuances of $33,282,000. Net worth was reduced by $60,004,000 as a result of cash dividends paid, a decrease in unrealized gains on available-for-sale securities of $21,376,000 and $10,034,000 of stock repurchases. The ratio of net worth to total assets remains at a high level despite the distribution of 41.2% of earnings in the form of cash dividends.

              Washington Federal's percentage of net worth to total assets is among the highest in the nation and is over three times the minimum required under Office of Thrift Supervision (OTS) regulations (see Note O). Management believes this strong net worth position will help protect the Company against interest rate risk and will enable it to compete more effectively.

              Customer accounts increased $55,676,000, or 1.2% from one year ago, largely due to the acquisition of $269,924,000 of deposits in connection with the United merger, offset by net runoff of existing deposits of $214,248,000. Management's strategy during this phase of the interest rate cycle has been to keep deposit growth to a minimum until excess cash is deployed into higher yielding investments.

              The Company's cash and cash equivalents amounted to $1,437,208,000 at September 30, 2003, a significant increase from $975,153,000 one year ago. This continued shift in the balance sheet from long-term assets to short-term assets resulted from the decision to position the balance sheet to protect against the possibility of rising interest rates in the future. See "Interest Rate Risk" above.

CHANGES IN    AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES. The Company
FINANCIAL     purchased $559,995,000 of mortgage-backed and investment
POSITION      securities during fiscal 2003, $459,895,000 of which have been categorized as available-for-sale and $100,100,000 of which have been classified as held-to-maturity.

              The Company had $80,000,000 in sales of available-for-sale securities, resulting in a net realized gain of $992,000. As of September 30, 2003, the Company had unrealized gains in its available-for-sale portfolio of $34,624,000, net of tax, which are recorded as part of stockholders' equity.

              LOANS RECEIVABLE AND SECURITIZED ASSETS SUBJECT TO REPURCHASE. Loans receivable and securitized assets subject to repurchase decreased 4.6% to $4,817,508,000 at September 30, 2003 from $5,047,964,000 one year earlier. The decrease resulted from Management's decision not to aggressively compete based on price during periods of increased refinancing activity caused by record low home mortgage rates. The allowance for losses on loans and securitized assets subject to repurchase increased $1,894,000 during the year as a result of the United acquisition, which added $1,597,000 in allowance, and provision in excess of net charge-offs of $297,000. The growth in the total allowance resulted primarily from the acquisition of United and changes in both the geographic mix and loan mix of the portfolio. The percentage of loans outside of Washington, Idaho, Oregon, Utah and Arizona increased to 10.5% at September 30, 2003 from 1.6% one year earlier as a result of the purchase of $418,000,000 of whole loans on residences primarily in California. Construction and land loans increased to 16.5% of the portfolio at September 30, 2003 from 14.1% at September 30, 2002. The amount of reserves allocated to impaired loans increased to $1,000,000 at September 30, 2003 from no allocation in the prior year based on the estimated value of the underlying collateral of the impaired loans.

              REAL ESTATE HELD FOR SALE. The balance at September 30, 2003 was $16,204,000, a decrease from $17,587,000 reported one year ago.

              FHLB STOCK. FHLB stock amounted to $143,851,000 at September 30, 2003 compared with $132,320,000 one year ago. The Company received $8,155,000 in stock dividends during the year and $3,376,000 in stock that was acquired from United.

              INTANGIBLE ASSETS. On August 31, 2003, the Company acquired United. The acquisition produced goodwill of $19,263,000, a core deposit intangible of $4,921,000 and a non-compete agreement intangible of $575,000. As a result, goodwill increased to $54,966,000 at September 30, 2003 compared to $35,703,000 one year ago. Additionally, the unamortized balance of the core deposit intangible and the non-compete agreement intangible were $4,805,000 and $565,000, respectively, at September 30, 2003.

              OTHER ASSETS. Other assets increased $10,682,000 to $12,073,000 at September 30, 2003 from a commitment the Company made to invest a total of $10,000,000 into a partnership to provide low-income housing. As of September 30, 2003, only $100,000 had been invested. Current accounting rules require that the total amount of the unfunded investment commitment, $9,900,000, be reported as both an other liability and an other asset.

              CUSTOMER ACCOUNTS. Customer accounts at September 30, 2003 totaled $4,577,598,000 compared with $4,521,922,000 at September 30, 2002, a 1.2% increase. See "Liquidity and Capital Resources" above.

              FHLB ADVANCES AND OTHER BORROWINGS. Total borrowings of $1,750,000,000 at September 30, 2003 remained unchanged from one year ago. See "Interest Rate Risk" above.

RESULTS OF    GENERAL
OPERATIONS    Fiscal 2003 net income increased 1% from fiscal 2002. See Note S,
              "Selected Quarterly Financial Data (Unaudited)," which highlights the quarter-by-quarter results for the years ended September 30, 2003 and 2002.

                                                          Dec 31  Mar 31  Jun 30  Sep 30  Dec 31  Mar 31  Jun 30  Sep 30
                                                           2001    2002    2002    2002    2002    2003    2003    2003
                                                          --------------------------------------------------------------
              Interest rate on loans and
                mortgage-backed securities* ............   7.49%   7.41%   7.35%   7.26%   7.10%   6.94%   6.68%   6.40%
              Interest rate on
                investment securities** ................   5.50    3.19    3.09    2.82    2.29    2.28    2.00    1.98
                                                          --------------------------------------------------------------
                Combined ...............................   7.37    6.96    6.89    6.53    6.06    5.84    5.49    5.28
              Interest rate on customer accounts .......   3.78    3.25    3.16    2.94    2.65    2.42    2.19    1.96
              Interest rate on borrowings ..............   5.24    5.24    5.24    5.03    5.03    5.03    5.03    5.03
                                                          --------------------------------------------------------------
                Combined ...............................   4.16    3.76    3.69    3.52    3.32    3.16    3.00    2.81
                                                          --------------------------------------------------------------
              Interest rate spread .....................   3.21%   3.20%   3.20%   3.01%   2.74%   2.68%   2.49%   2.47%
                                                          ==============================================================

              * Includes securitized assets subject to repurchase
              **Includes municipal bonds at tax-equivalent rates and cash equivalents

              The interest rate spread decreased during fiscal 2003 from 3.01% at September 30, 2002 to 2.47% at September 30, 2003. See "Interest Rate Risk" above.

              COMPARISON OF FISCAL 2003 RESULTS WITH FISCAL 2002

              Interest income on loans, securitized assets subject to repurchase and mortgage-backed securities decreased $66,203,000 (13.7%) in fiscal 2003 from 2002 as interest rates declined to 6.40% from 7.26% one year ago. The Company originated $1,867,112,000 in loans, which was more than offset by loan repayments and payoffs of

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

              $2,604,297,000 in fiscal 2003. Interest income benefited from $44.5 million of net accretion of loan fees and discounts on mortgage-backed securities during fiscal 2003, an increase of $15.6 million from the prior year caused by record prepayments of mortgages and related securities. If prepayment speeds return to historical levels, this additional accretion will subside.

              Interest and dividend income on investment securities and cash equivalents increased $11,428,000 (50.7%) in fiscal 2003 from fiscal 2002. Rates declined to 1.98% at September 30, 2003 compared with 2.82% at September 30, 2002. The combined investment securities, cash equivalents and FHLB stock portfolio increased 56.4% to $1,839,847,000 at September 30, 2003 versus $1,176,737,000 one year ago.

              Interest expense on customer accounts decreased 30.4% to $105,919,000 for fiscal 2003 from $152,288,000 for fiscal 2002.
              The decrease related to a small increase in customer accounts to $4,577,598,000 from $4,521,922,000 the prior year, coupled with a significant decrease in the cost of customer accounts to 1.96% at year end compared to 2.94% one year ago.

              Interest expense on FHLB advances and other borrowings increased to $88,965,000 in fiscal 2003 from $82,653,000 in fiscal 2002 primarily due to an increase in average borrowings to $1,750,648,000 as of September 30, 2003 from $1,568,220,000 one year ago. The average cost of borrowings as of September 30, 2003 remained constant at 5.03% from one year ago.

              The provision for loan losses was $1,500,000 for fiscal 2003 compared to $7,000,000 in fiscal 2002. This decrease reflects the continued decline in the amount of the loan portfolio combined with strong asset quality indicators. Non-performing assets remained low at $27,434,000, or .36% of total assets at September 30, 2003 compared with $33,876,000, or .46% of total assets at September 30, 2002. Management believes the allowance for loan losses, totaling $25,806,000, or 94% of non-performing assets, is adequate to absorb estimated losses inherent in the portfolio.

              Total other income increased $6,929,000 (85.7%) in fiscal 2003 from fiscal 2002. This increase is primarily the result of fee income related to prepayments and the refinancing of mortgage loans and a $3,382,000 gain on the sale of real estate. Net gains on the sale of securities totaled $992,000 in fiscal 2003 compared to $765,000 in fiscal 2002.

              Total other expense decreased $4,812,000 (9.8%) in fiscal 2003 over fiscal 2002. Compensation expense decreased $3,213,000 in fiscal 2003, primarily attributable to a larger bonus being paid to all employees in fiscal 2002 versus fiscal 2003. Routine operating expenses, including data processing, decreased $2,044,000 in fiscal 2003 due to reduced depreciation expense of $422,000 and general cost containment measures. Personnel, including part-time employees considered on a full-time equivalent basis, increased to 754 at September 30, 2003 compared to 726 at September 30, 2002. The branch network increased to 119 offices at September 30, 2003 versus 115 offices one year ago. The United acquisition added 36 full-time equivalent employees and four branches. Other expense for fiscal 2003 equaled .61% of average assets compared with .70% in fiscal 2002.

              Income tax expense increased $621,000 (0.8%) in fiscal 2003. The effective tax rate was 35.19% for fiscal 2003 versus 35.25% for fiscal 2002.

              COMPARISON OF FISCAL 2002 RESULTS WITH FISCAL 2001

              Interest income on loans, securitized assets subject to repurchase and mortgage-backed securities decreased $33,792,000 (6.5%) in fiscal 2002 from 2001 as average interest rates declined to 7.26% from 7.61% one year ago. The Company originated $1,430,834,000 in loans, which was more than offset by loan repayments and payoffs of $1,823,281,000 in fiscal 2002.

              Interest and dividend income on investment securities and cash equivalents increased $4,634,000 (25.9%) in fiscal 2002 from fiscal 2001. The weighted-average yield declined to 2.82% at September 30, 2002 compared with 7.79% at September 30, 2001. The combined investment securities, cash equivalents and FHLB stock portfolio increased 336% to $1,176,737,000 at September 30, 2002 versus $270,085,000 one year ago.

              Interest expense on customer accounts decreased 21.8% to $152,288,000 for fiscal 2002 from $194,710,000 for fiscal 2001.
              The decrease related to an increase in customer accounts to $4,521,922,000 from $4,316,692,000 the prior year coupled with a significant decrease in the average cost of customer accounts to 2.94% at year end compared to 4.31% one year ago.

              Interest expense on FHLB advances and other borrowings decreased to $82,653,000 in fiscal 2002 from $125,410,000 in fiscal 2001 primarily due to a decline in average borrowings to $1,568,220,000 as of September 30, 2002 from $2,264,001,000 one year ago. This decrease in average volume was coupled with a decrease in average rates to 5.03% as of September 30, 2002 from 5.09% at September 30, 2001.

              The provision for loan losses was $7,000,000 for fiscal 2002 compared to $1,850,000 in fiscal 2001. This increase reflects the continued decline in economic conditions in the markets the Company serves, including high unemployment levels and a slowdown in the home construction market in the Pacific Northwest. However, non-performing assets remained low at $33,876,000, or .46% of total assets at September 30, 2002 compared with $33,758,000, or .48% of total assets at September 30, 2001. Management believes the allowance for loan losses, totaling $23,912,000, or 71% of non-performing assets, is adequate to absorb estimated losses inherent in the portfolio.

              Total other income decreased $1,648,000 (16.9%) in fiscal 2002 from fiscal 2001. Net gains on the sale of securities totaled $765,000 in fiscal 2002 compared to $3,235,000 in fiscal 2001. The decline was partially offset by a one time gain of $515,000 on the disposition of a branch in fiscal 2002.

              Total other expense increased $2,050,000 (4.4%) in fiscal 2002 over fiscal 2001. Compensation expense increased $5,776,000 in fiscal 2002, primarily attributable to a bonus paid to all employees based on improved operating results (adjusted by goodwill amortization); however, this was offset by the elimination of goodwill amortization expense of $5,875,000 over fiscal 2001. Routine operating expenses, including data processing, increased $1,868,000 in fiscal 2002 largely due to the installation of a new teller system. Personnel, including part-time employees considered on a full-time equivalent basis, increased to 726 at September 30, 2002 compared to 714 at September 30, 2001. The branch network increased to 115 offices at September 30, 2002 versus 111 offices one year ago. Other expense for fiscal 2002 equaled .70% of average assets compared with .68% in fiscal 2001.

              Income tax expense increased $16,550,000 (26.8%) in fiscal 2002. The effective tax rate was 35.25% for both fiscal 2002 and 2001.

SELECTED FINANCIAL DATA

Year ended September 30,                         2003       2002       2001       2000       1999
---------------------------------------------------------------------------------------------------
                                                      (In thousands, except per share data)
Interest income .............................  $450,185   $504,960   $534,118   $495,949   $453,620
Interest expense ............................   194,884    234,941    320,120    299,511    244,490
                                               ----------------------------------------------------
Net interest income .........................   255,301    270,019    213,998    196,438    209,130
Provision for loan losses ...................     1,500      7,000      1,850         --        684
Other income ................................    14,823      8,206     10,137     11,309     12,779
Other expense ...............................    44,059     48,871     46,821     44,568     44,144
                                               ----------------------------------------------------
  Income before income taxes ................   224,565    222,354    175,464    163,179    177,081
Income taxes ................................    79,021     78,400     61,850     57,500     62,795
                                               ----------------------------------------------------
  Net income ................................  $145,544   $143,954   $113,614   $105,679   $114,286
                                               ====================================================

Per share data
  Basic earnings ............................     $2.09      $2.06      $1.63      $1.51      $1.55
  Diluted earnings ..........................      2.07       2.04       1.61       1.50       1.54
  Cash dividends ............................      0.86       0.82       0.77       0.74       0.68

September 30,                                     2003         2002         2001         2000         1999
-------------------------------------------------------------------------------------------------------------
                                                                       (In thousands)
Total assets ................................  $7,535,975   $7,392,441   $7,026,743   $6,719,841   $6,163,503
Loans and mortgage-backed securities* .......   5,465,654    6,018,248    6,570,309    6,277,340    5,731,644
Investment securities** .....................   1,696,169    1,044,417      145,724      142,992      141,753
Customer accounts ...........................   4,577,598    4,521,922    4,316,692    3,465,270    3,379,502
FHLB advances ...............................   1,650,000    1,650,000    1,637,500    1,209,000    1,454,000
Other borrowings ............................     100,000      100,000       30,000    1,154,509      454,257
Stockholders' equity ........................   1,055,596      960,718      874,009      759,165      750,023

Number of
  Customer accounts .........................     217,785      213,404      211,570      191,343      189,419
  Mortgage loans ............................      33,975       38,096       42,032       41,741       40,104
  Offices ...................................         119          115          111          108          107

* Includes securitized assets subject to repurchase
** Includes cash equivalents

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,                                                                                                2003           2002
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                (In thousands)
ASSETS
Cash and cash equivalents, including repurchase agreements of $1,350,000 and $925,000 ..................  $1,437,208     $  975,153
Available-for-sale securities, including encumbered securities of $76,921 and $114,583, at fair value ..     804,186        918,776
Held-to-maturity securities, including encumbered securities of $75,690 and $0, at amortized cost ......     154,178        168,925
Securitized assets subject to repurchase, net ..........................................................     210,782        755,961
Loans receivable, net ..................................................................................   4,606,726      4,292,003
Interest receivable ....................................................................................      29,489         39,503
Premises and equipment, net ............................................................................      60,942         55,119
Real estate held for sale ..............................................................................      16,204         17,587
FHLB stock .............................................................................................     143,851        132,320
Intangible assets ......................................................................................      60,336         35,703
Other assets ...........................................................................................      12,073          1,391
                                                                                                          -------------------------
                                                                                                          $7,535,975     $7,392,441
                                                                                                          =========================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Customer accounts
  Savings and demand accounts ..........................................................................  $4,520,051     $4,452,250
  Repurchase agreements with customers .................................................................      57,547         69,672
                                                                                                          -------------------------
                                                                                                           4,577,598      4,521,922
FHLB advances ..........................................................................................   1,650,000      1,650,000
Other borrowings, primarily securities sold under agreements to repurchase .............................     100,000        100,000
Advance payments by borrowers for taxes and insurance ..................................................      23,281         22,704
Federal and state income taxes, including net deferred liabilities of $70,485 and $80,185 ..............      70,011         84,235
Accrued expenses and other liabilities .................................................................      59,489         52,862
                                                                                                          -------------------------
                                                                                                           6,480,379      6,431,723
STOCKHOLDERS' EQUITY
Common stock, $1.00 par value, 100,000,000 shares authorized, 85,553,789 and 83,833,244
  shares issued; 71,173,487 and 69,894,902 shares outstanding ..........................................      85,554         76,212
Paid-in capital ........................................................................................   1,085,650        968,858
Accumulated other comprehensive income, net of tax .....................................................      34,624         56,000
Treasury stock, at cost; 14,380,302 and 13,938,342 shares ..............................................    (207,337)      (198,279)
Retained earnings ......................................................................................      57,105         57,927
                                                                                                          -------------------------
                                                                                                           1,055,596        960,718
                                                                                                          -------------------------
                                                                                                          $7,535,975     $7,392,441
                                                                                                          =========================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                 9

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,                                                       2003              2002              2001
---------------------------------------------------------------------------------------------------------------------------
                                                                                 (In thousands, except per share data)
INTEREST INCOME

Loans and securitized assets subject to repurchase ......................  $    353,286      $    406,262      $    426,240
Mortgage-backed securities ..............................................        62,911            76,138            89,952
Investment securities ...................................................        33,988            22,560            17,926
                                                                           ------------------------------------------------
                                                                                450,185           504,960           534,118
INTEREST EXPENSE

Customer accounts .......................................................       105,919           152,288           194,710
FHLB advances and other borrowings ......................................        88,965            82,653           125,410
                                                                           ------------------------------------------------
                                                                                194,884           234,941           320,120
                                                                           ------------------------------------------------
NET INTEREST INCOME .....................................................       255,301           270,019           213,998
Provision for loan losses ...............................................         1,500             7,000             1,850
                                                                           ------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES .....................       253,801           263,019           212,148

OTHER INCOME

Gain on sale of securities, net .........................................           992               765             3,235
Gain on sale of real estate .............................................         3,382                --                --
Other ...................................................................        10,643             7,323             6,501
                                                                           ------------------------------------------------
                                                                                 15,017             8,088             9,736

OTHER EXPENSE

Compensation and fringe benefits ........................................        30,846            34,059            28,283
Amortization of intangibles .............................................           126                --             5,875
Occupancy expense .......................................................         5,098             4,778             4,497
Other ...................................................................         7,989            10,034             8,166
                                                                           ------------------------------------------------
                                                                                 44,059            48,871            46,821
Gain (loss) on real estate acquired through foreclosure, net ............          (194)              118               401
                                                                           ------------------------------------------------
INCOME BEFORE INCOME TAXES ..............................................       224,565           222,354           175,464
Income taxes
  Current ...............................................................        80,403            79,423            58,641
  Deferred ..............................................................        (1,382)           (1,023)            3,209
                                                                           ------------------------------------------------
                                                                                 79,021            78,400            61,850
                                                                           ------------------------------------------------
NET INCOME                                                                 $    145,544      $    143,954      $    113,614
                                                                           ================================================

PER SHARE DATA
Basic earnings ..........................................................  $       2.09      $       2.06      $       1.63
Diluted earnings ........................................................          2.07              2.04              1.61
Cash dividends ..........................................................          0.86              0.82              0.77
Weighted average number of shares outstanding,
  including dilutive stock options ......................................    70,232,695        70,523,160        70,461,517


10                                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                            Accumulated
                                                                                              Other
                                                   Common        Paid-in      Retained     Comprehensive   Treasury
                                                   Stock         Capital      Earnings        Income         Stock        Total
----------------------------------------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
Balance at October 1, 2000 ....................  $    62,296   $   785,745   $    98,142  $       3,000  $  (190,018)  $   759,165
Eleven-for-ten stock split
  distributed February 23, 2001 ...............        6,247       101,767      (108,105)                                      (91)
Comprehensive income:
  Net income ..................................                                  113,614                                   113,614
  Other comprehensive income,
  net of tax of $26,131:
    Unrealized gains on securities ..............                                                50,095                     50,095
    Reclassification adjustment for gains on
     securities sold ...........................                                                 (2,095)                    (2,095)
                                                                                                                           --------
Total comprehensive income ....................                                                                            161,614
Dividends .....................................                                  (54,011)                                  (54,011)
Proceeds from exercise of
  common stock options ........................          459         5,663                                                   6,122
Proceeds from Employee
  Stock Ownership Plan ........................                        346                                       806         1,152
Restricted stock ..............................            4           112           (58)                                       58
                                                 -----------------------------------------------------------------------------------
Balance at September 30, 2001 .................       69,006       893,633        49,582          51,000      (189,212)    874,009
                                                 -----------------------------------------------------------------------------------

Eleven-for-ten stock split
  distributed February 22, 2002 ...............        6,905        70,824       (77,792)                                      (63)
Comprehensive income:
  Net income ..................................                                  143,954                                   143,954
  Other comprehensive income,
  net of tax of $2,722:
    Unrealized gains on securities ............                                                    5,495                     5,495
    Reclassification adjustment for gains on
      securities sold .........................                                                     (495)                     (495)
                                                                                                                           --------
Total comprehensive income ....................                                                                            148,954
Dividends .....................................                                  (57,383)                                  (57,383)
Proceeds from exercise of
  common stock options ........................          282         3,462                                                   3,744
Proceeds from Employee
  Stock Ownership Plan ........................                        461                                       1,157       1,618
Restricted stock ..............................           19           478          (434)                                       63
Treasury stock purchases ......................                                                                (10,224)    (10,224)
                                                 -----------------------------------------------------------------------------------
Balance at September 30, 2002 .................  $    76,212   $   968,858   $    57,927   $      56,000   $  (198,279) $   960,718
                                                 -----------------------------------------------------------------------------------

Eleven-for-ten stock split
  distributed February 21, 2003 ...............        7,622        79,612       (87,368)                                      (134)
Comprehensive income:
  Net income ..................................                                  145,544                                    145,544
  Other comprehensive income,
  net of tax of $11,637:
      Changes in unrealized gains on securities                                                  (20,733)                   (20,733)
      Reclassification adjustment for gains on
        securities sold .........................                                                   (643)                      (643)
                                                                                                                           --------
Total comprehensive income ....................                                                                             124,168
Dividends .....................................                                  (60,004)                                   (60,004)
Proceeds from exercise of
  common stock options ........................          357         4,369                                                    4,726
Tax benefit related to exercise
  of stock options ............................                                    1,218                                      1,218
Proceeds from Employee
  Stock Ownership Plan ........................                        546                                         976        1,522
Restricted stock ..............................           14           332          (212)                                       134
Acquisition-related stock issuance ............        1,349        31,933                                                   33,282
Treasury stock purchases ......................                                                                (10,034)     (10,034)
                                                 -----------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 2003 .................  $    85,554   $ 1,085,650   $    57,105   $      34,624   $  (207,337)  $ 1,055,596
                                                 ===================================================================================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                11

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,                                                                 2003             2002             2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ........................................................................  $    145,544     $    143,954     $    113,614
Adjustments to reconcile net income to net cash provided by operating activities
  Amortization of fees, discounts and premiums, net ...............................       (13,850)          (6,103)            (143)
  Amortization of intangible assets ...............................................           126               --            5,874
  Depreciation ....................................................................         3,099            3,521            2,996
  Provision for loan losses .......................................................         1,500            7,000            1,850
  Gain on investment securities and real estate held for sale, net ................        (4,180)            (883)          (3,636)
  Decrease (increase) in accrued interest receivable ..............................         9,126            8,777           (7,580)
  Increase (decrease) in income taxes payable .....................................        (5,308)         (11,883)          15,106
  FHLB stock dividends ............................................................        (8,155)          (7,959)          (8,047)
  Decrease (increase) in other assets .............................................       (10,151)            (376)           3,714
  Increase in accrued expenses and other liabilities ..............................         3,226            1,634            1,436
                                                                                     ----------------------------------------------
Net cash provided by operating activities .........................................       120,977          137,682          125,184
                                                                                     ----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Loans and contracts originated
  Loans on existing property ......................................................    (1,078,374)        (892,595)      (1,157,278)
  Construction loans ..............................................................      (487,692)        (363,420)        (369,808)
  Land loans ......................................................................      (163,533)         (87,212)        (130,161)
  Loans refinanced ................................................................      (137,513)         (87,607)         (86,969)
                                                                                     ----------------------------------------------
                                                                                       (1,867,112)      (1,430,834)      (1,744,216)

Savings account loans originated ..................................................        (1,866)          (5,765)          (3,342)
Loan principal repayments .........................................................     2,604,297        1,823,281        1,318,784
Increase (decrease) in undisbursed loans in process ...............................        71,804          (13,323)         (29,503)
Loans purchased ...................................................................      (417,669)         (60,874)          (2,842)
Available-for-sale securities purchased ...........................................      (459,895)        (180,683)         (89,882)
Principal payments and maturities of available-for-sale securities ................       487,438          344,986          216,992
Available-for-sale securities sold ................................................        80,000           10,000           50,282
Held-to-maturity securities purchased .............................................      (100,100)              --               --
Principal payments and maturities of held-to-maturity securities ..................       115,812           80,154           45,325
Cash provided by acquisition ......................................................        94,314               --               --
Proceeds from sales of real estate held for sale ..................................        16,342           19,603           19,268
Premises and equipment purchased, net .............................................        (4,730)          (4,398)          (6,751)
                                                                                     ----------------------------------------------
Net cash provided (used) by investing activities ..................................       618,635          582,147         (225,885)
                                                                                     ----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in customer accounts ......................................      (214,248)         205,230          851,422
Net decrease in short-term borrowings .............................................            --         (117,500)      (1,646,009)
Proceeds from long-term borrowings ................................................            --          200,000          950,000
Proceeds from exercise of common stock options ....................................         5,944            3,744            6,122
Dividends paid ....................................................................       (60,004)         (57,383)         (54,044)
Proceeds from Employee Stock Ownership Plan .......................................         1,522            1,618            1,152
Treasury stock purchased, net .....................................................       (10,034)         (10,224)              --
Increase (decrease) in advance payments by borrowers for taxes and insurance ......          (737)            (492)          (5,897)
                                                                                     ----------------------------------------------
Net cash provided (used) by financing activities ..................................      (277,557)         224,993          102,746
                                                                                     ----------------------------------------------
INCREASE IN CASH AND CASH EQUIVALENTS .............................................       462,055          944,822            2,045
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ....................................       975,153           30,331           28,286
                                                                                     ----------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR ..........................................  $  1,437,208     $    975,153     $     30,331
                                                                                     ==============================================


12                                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

Year ended September 30,                                                                 2003             2002             2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
NON-CASH INVESTING ACTIVITIES
  Real estate acquired through foreclosure ........................................  $     11,771     $     20,294     $     18,229
NON-CASH OPERATING ACTIVITIES
  Assets securitized, subject to repurchase, net ..................................            --               --        1,388,197
CASH PAID DURING THE YEAR FOR
  Interest ........................................................................       195,360          237,480          322,933
  Income taxes ....................................................................        83,878           90,743           45,746

The following summarizes the non-cash activities relating to the acquisition
  Fair value of assets and intangibles acquired, including goodwill ...............  $   (343,626)    $         --     $         --
  Fair value of liabilities assumed ...............................................       276,872               --               --
  Fair value of stock issued ......................................................        33,282               --               --
                                                                                     ----------------------------------------------
  Cash paid out in acquisition ....................................................       (33,472)              --               --
  Plus cash acquired ..............................................................       127,786               --               --
                                                                                     ----------------------------------------------
  Net cash provided by the acquisition ............................................  $     94,314     $         --     $         --
                                                                                     ==============================================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001

NOTE A        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Washington Federal, Inc. (Company) and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

              DESCRIPTION OF BUSINESS. Washington Federal, Inc. is a savings and loan holding company. The Company's principal operating subsidiary is Washington Federal Savings (Association). The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans and multi-family real estate loans. The Company conducts its activities from a network of 119 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, Texas and Colorado.

              CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and repurchase agreements with an initial maturity of three months or less.

              INVESTMENTS AND MORTGAGE-BACKED SECURITIES. The Company accounts for investments and mortgage-backed securities in two categories: held-to-maturity and available-for-sale.

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

              Available-for-sale securities - Securities not classified as held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in the accumulated other comprehensive income component of stockholders' equity.

              Management evaluates debt and equity securities for other than temporary impairment on a quarterly basis based on the securities' current credit quality, interest rates, term to maturity and management's intent and ability to hold the securities until the principal is recovered. Any other than temporary declines in fair value are recognized in the income statement as loss from securities.

              Premiums and discounts on investments are deferred and recognized over the life of the asset using the interest method.

              Forward contracts to purchase mortgage-backed securities are recorded at fair value on the balance sheet as available-for-sale securities. These contracts are designated by the Company as cash flow hedges of the price risk of the anticipated purchase of securities. Under cash flow hedge accounting, if specific criteria are met, the unrealized gains or losses are recognized as a component of stockholders' equity through comprehensive income until the related forecasted purchase of securities occurs, whereupon the remaining unrealized gains or losses are included in the basis of the purchased securities. To the extent that forward contracts to purchase securities fail to meet hedging criteria, including purchasing the mortgage-backed securities within a specific time frame, the fair value of the contracts will be included in earnings.

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

              SECURITIZED ASSETS SUBJECT TO REPURCHASE. In March 2001, the Company transferred some of its permanent single-family residential loans into a Real Estate Mortgage Investment Conduit (REMIC). The REMIC then issued securities backed by such loans, all of which were retained by the Company. The terms of the transfer of the loans to the REMIC contain a call provision whereby the Company can repurchase the loans when the outstanding balance of the pool declines to 15% or less of the original amount; therefore, the transfer did not qualify as a sale under generally accepted accounting principles. Accordingly, the retained interests continue to be accounted for in a manner similar to loans and are included in the accompanying balance sheet as securitized assets subject to repurchase.

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

              The formula portion of the general loan loss allowance is established by applying a loss percentage factor to the different loan types. The allowances are provided based on Management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, geographic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those provided.

              Specific allowances are established in cases where Management has identified significant conditions or circumstances related to a loan that Management believes indicate the probability that a loss has been incurred. The unallocated allowance allows for the estimation risk associated with the formula and specific allowances.

              Impaired loans consist of loans receivable that will not be repaid in accordance with their contractual terms and are measured using the fair value of the collateral. Smaller balance loans are excluded from this analysis.

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

              INTANGIBLE ASSETS. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. The core deposit intangible and non-compete agreement intangible are acquired assets that lack physical substance but can be distinguished from goodwill. Goodwill is no longer amortized, but rather is evaluated for impairment on an annual basis. Other intangible assets are amortized over their estimated useful lives and are subject to impairment testing when events or circumstances change. If circumstances indicate that the carrying value of the assets may not be recoverable, an impairment charge could be recorded. No impairment of intangible assets has ever been identified. The Company amortizes the core deposit intangible on an accelerated basis over its estimated life of seven years; the non-compete agreement intangible is amortized on a straight-line basis over its life of five years.

              DEFERRED FEES AND DISCOUNTS ON LOANS. Loan discounts and loan fees are deferred and recognized over the life of the loans using the interest method based on actual loan payments.

              ACCOUNTING FOR STOCK-BASED COMPENSATION. In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages application of the fair value recognition provisions in the statement. Companies may continue following rules to recognize and measure compensation as outlined in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", but are now required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the Company elected to follow the fair value recognition provisions of SFAS No. 123. The Company adopted the disclosure requirements of SFAS No. 123, but continues to measure its stock-based employee compensation arrangements under the provisions of APB Opinion No. 25 and related Interpretations. In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" which provides guidance on the transition from the intrinsic value method of accounting for stock-based employee compensation under APB Opinion No. 25 to the fair value method described in SFAS No. 123, if a company elects to do so. The Company has elected to continue to follow the intrinsic value method in accounting for stock options as provided in APB Opinion No. 25.

              The Company has three stock-option employee compensation plans, which are described more fully in Note N. The fair value of options granted under the Company's stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model which utilizes the weighted-average assumptions in the following table:

              Year ended September 30,                 2003         2002         2001
              ------------------------------------------------------------------------
              Annual dividend yield ..............     4.19%        4.00%        4.00%
              Expected volatility ................       28%          27%          34%
              Risk-free interest rate ............     2.63%        3.52%        3.80%
              Expected life ......................  5 YEARS      5 years      5 years

              No stock-option employee compensation cost is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant, and the number of shares of each grant is fixed at the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123:

              Year ended September 30,                                             2003            2002            2001
                                                                                 ----------------------------------------
                                                                                   (In thousands, except per share data)
              Net income, as reported .........................................  $145,544        $143,954        $113,614
              Deduct: Total stock-based employee compensation expense
                included in reported net income, net of related tax effects ...    (1,111)         (1,149)           (738)
                                                                                 --------        --------        --------
              Pro forma net income ............................................  $144,433        $142,805        $112,876
              Earnings per share:
                Basic - as reported ...........................................  $   2.09        $   2.06        $   1.63
                Basic - pro forma .............................................      2.07            2.04            1.62
                Diluted - as reported .........................................      2.07            2.04            1.61
                Diluted - pro forma ...........................................      2.06            2.02            1.60

YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001

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

              In the second quarters of fiscal 2003 and 2002, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend. All share and per share amounts have been adjusted to reflect these stock dividends.

              BUSINESS SEGMENTS. The Company has determined that its current business and operations consist of one business segment.

              ACCOUNTING CHANGES. In April 2003, the FASB issued and the Company adopted SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The adoption of SFAS No. 149 did not have a material impact on the Company's financial statements.

              In November 2002, the FASB issued and the Company adopted Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. The adoption of FIN 45 did not have a material impact on the Company's financial statements.

              In January 2003, the FASB issued and the Company adopted Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities". This interpretation provides new accounting guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, non-controlling interest and results of operation of a VIE need to be included in a corporation's consolidated financial statements. The adoption of FIN 46 did not have a material impact on the Company's financial statements.

              RECLASSIFICATIONS. Certain reclassifications have been made to the financial statements for years prior to September 30, 2003 to conform to current year classifications.

NOTE B        INVESTMENT SECURITIES

              September 30,                                                           2003
              ---------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
                                                                           Gross Unrealized
                                                              Amortized    ----------------      Fair
                                                                Cost       Gains     Losses      Value     Yield
                                                              ---------------------------------------------------
              AVAILABLE-FOR-SALE SECURITIES
              Mutual fund investments ......................  $ 170,000   $    --    $ (960)   $ 169,040    2.37%
              U.S. government and agency securities due
                Within 1 year ..............................     96,461       442       (27)      96,876    7.08
                1 to 5 years ...............................         --        --        --           --      --
                5 to 10 years ..............................     10,509        --        (9)      10,500    5.36
                Over 10 years ..............................     13,941     5,732        --       19,673    9.29
                                                              ---------------------------------------------------
                                                                290,911     6,174      (996)     296,089    4.37
                                                              ---------------------------------------------------

              HELD-TO-MATURITY SECURITIES
              Tax-exempt municipal bonds due
                5 to 10 years ..............................      3,989       371        --        4,360    8.92
                Over 10 years ..............................     10,140     1,216        --       11,356    8.67
                                                              ---------------------------------------------------
                                                                 14,129     1,587        --       15,716    8.74
                                                              ---------------------------------------------------
                                                              $ 305,040   $ 7,761    $ (996)   $ 311,805    4.57%
                                                              ===================================================

              September 30,                                                           2002
              ---------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
                                                                           Gross Unrealized
                                                              Amortized    ----------------      Fair
                                                                Cost       Gains     Losses      Value     Yield
                                                              ---------------------------------------------------
              AVAILABLE-FOR-SALE SECURITIES
              U.S. government and agency securities due
                Within 1 year ..............................  $  64,500   $   245    $   --    $  64,745    7.80%
                1 to 5 years ...............................     15,045     1,314        --       16,359    6.98
                5 to 10 years ..............................      4,745       128       (38)       4,835    7.04
                Over 10 years ..............................      9,280     5,350        --       14,630   10.41
                                                              ---------------------------------------------------
                                                                 93,570     7,037       (38)     100,569    7.89
                                                              ---------------------------------------------------

              HELD-TO-MATURITY SECURITIES
              Tax-exempt municipal bonds due
                5 to 10 years ..............................      3,993       521        --        4,514    8.92
                Over 10 years ..............................     12,855     1,205        (9)      14,051    8.95
                                                              ---------------------------------------------------
                                                                 16,848     1,726        (9)      18,565    8.94
                                                              ---------------------------------------------------
                                                              $ 110,418   $ 8,763    $  (47)   $ 119,134    8.05%
                                                              ===================================================

              Yields shown in the table above represent tax-equivalent yields, calculated as 1.49 times the tax-free municipal yield.

              $20.0 million in available-for-sale investment securities were sold in fiscal 2003, resulting in no gain. A $10.0 million available-for-sale security was sold in fiscal 2002, resulting in a gain of $650,000. There were no sales of investment securities during 2001.

NOTE C        MORTGAGE-BACKED SECURITIES

              September 30,                                                           2003
              ---------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
                                                                           Gross Unrealized
                                                              Amortized    ----------------      Fair
                                                                Cost       Gains     Losses      Value     Yield
                                                              ---------------------------------------------------
              AVAILABLE-FOR-SALE SECURITIES
              GNMA pass-through certificates ...............  $   2,492   $     8    $   (27)  $   2,473    4.57%
              FNMA pass-through certificates ...............     13,851       354         --      14,205    5.47
              FHLMC pass-through certificates ..............    439,711    25,161        (25)    464,847    6.20
              FHLMC ........................................      2,811        67        (10)      2,868    3.87
              FNMA .........................................      1,288        34         (6)      1,316    3.75
              Forward contracts ............................         --    28,975     (6,587)     22,388      --
                                                              ---------------------------------------------------
                                                                460,153    54,599     (6,655)    508,097    6.14
                                                              ---------------------------------------------------

              HELD-TO-MATURITY SECURITIES
              GNMA pass-through certificates ...............         41         4         --          45    9.50
              FNMA pass-through certificates ...............      1,332       109         --       1,441    8.59
              FHLMC pass-through certificates ..............    138,676     4,393     (1,185)    141,884    6.25
                                                              ---------------------------------------------------
                                                                140,049     4,506     (1,185)    143,370    6.27
                                                              ---------------------------------------------------
                                                              $ 600,202   $59,105    $(7,840)  $ 651,467    6.17%
                                                              ===================================================

              September 30,                                                           2002
              ---------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
                                                                           Gross Unrealized
                                                              Amortized    ----------------      Fair
                                                                Cost       Gains     Losses      Value     Yield
                                                              ---------------------------------------------------
              AVAILABLE-FOR-SALE SECURITIES
              GNMA pass-through certificates ...............  $  3,804    $    13    $   (43)  $  3,774     5.58%
              FNMA pass-through certificates ...............     8,089        645         --      8,734     7.78
              FHLMC pass-through certificates ..............   716,499     49,440         --    765,939     6.74
              FHLMC ........................................     4,181         96        (27)     4,250     5.38
              FNMA .........................................     3,456         35        (16)     3,475     5.98
              Private issues ...............................     3,984         26         --      4,010     7.31
              Forward contracts ............................        --     36,212     (8,187)    28,025       --
                                                              ---------------------------------------------------
                                                               740,013     86,467     (8,273)    818,207    6.73
                                                              ---------------------------------------------------

              HELD-TO-MATURITY SECURITIES
              GNMA pass-through certificates ...............        43          4         --          47    9.50
              FNMA pass-through certificates ...............     2,917        212         --       3,129    8.18
              FHLMC pass-through certificates ..............   149,117      8,732         --     157,849    7.02
                                                              ---------------------------------------------------
                                                               152,077      8,948         --     161,025    7.04
                                                              ---------------------------------------------------
                                                              $892,090    $95,415    $(8,273)  $ 979,232    6.78%
                                                              ===================================================

              $60.0 million in available-for-sale mortgage-backed securities were sold in fiscal 2003, resulting in a net gain of $992,000. There were no sales of mortgage-backed securities during fiscal 2002. $50.3 million of available-for-sale mortgage-backed securities were sold in 2001, resulting in a gain of $3.2 million.

              Substantially all mortgage-backed securities have contractual due dates that exceed 10 years.

              The Company accepts a high level of interest rate risk as a result of its policy to originate fixed-rate single family home loans that are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. The Company enters into forward contracts to purchase and sell mortgage-backed securities as part of its interest rate risk management program. These forward contracts are derivative instruments as defined by SFAS No. 133, as amended. The forward contracts allow the Company to hedge the risk of varying mortgage-backed securities prices in the future as the result of changes in interest rates. The Company has determined anticipated purchase dates for each forward commitment to purchase ranging from October 2003 through November 2004. The Company has determined anticipated sale dates for each forward commitment to sell ranging from December 2003 through September 2004. The net fair value of these contracts is included with the available-for-sale securities. The related mortgage-backed securities are designated as available-for-sale securities upon exercise of the commitments to purchase.

              Cost and fair value of the mortgage-backed securities underlying the forward contracts were as follows:

              September 30,                                     2003                                       2002
              -------------------------------------------------------------------------------------------------------------------
                                                                                (In thousands)
                                                               Fair        Unrealized                     Fair        Unrealized
                                                  Cost         Value       Gain (loss)       Cost         Value       Gain (loss)
                                                ---------------------------------------------------------------------------------
              Commitments to purchase ........  $305,273     $334,182        $28,909       $247,275     $283,487        $36,212
              Commitments to sell ............   163,766      170,287         (6,521)       223,064      231,251         (8,187)

NOTE D        LOANS RECEIVABLE AND SECURITIZED ASSETS SUBJECT TO REPURCHASE

              September 30,                                                2003                2002
              ----------------------------------------------------------------------------------------
                                                                                (In thousands)
              Conventional real estate
                 Permanent single-family residential .................  $3,851,720          $4,145,122
                 Multi-family ........................................     479,129             441,648
                 Land ................................................     217,214             179,936
                 Construction ........................................     639,058             574,866
                                                                        ------------------------------
                                                                         5,187,121           5,341,572
                                                                        ------------------------------

              Less
                 Allowance for probable losses .......................      25,806              23,912
                 Loans in process ....................................     307,537             235,733
                 Deferred loan origination fees ......................      36,270              33,963
                                                                        ------------------------------
                                                                           369,613             293,608
                                                                        ------------------------------
                                                                        $4,817,508          $5,047,964
                                                                        ==============================

              The Company originates adjustable and fixed interest rate loans, which at September 30, 2003 consisted of the following:

                              Fixed-Rate
                            (In thousands)
              ------------------------------------------
              Term to Maturity                Book Value
              ------------------------------------------
              Within 1 year ................  $   19,615
              1 to 3 years .................      60,009
              3 to 5 years .................      73,552
              5 to 10 years ................     359,443
              10 to 20 years ...............     445,831
              Over 20 years ................   3,376,814
                                              ----------
                                              $4,335,264
                                              ==========

                           Adjustable-Rate
                            (In thousands)
              ------------------------------------------
              Term to Rate Adjustment         Book Value
              ------------------------------------------
              Less than 1 year .............  $  606,672
              1 to 3 years .................      97,430
              3 to 5 years .................     122,196
              5 to 10 years ................      25,559
              10 to 20 years ...............          --
              Over 20 years ................          --
                                              ----------
                                              $  851,857
                                              ==========

              At September 30, 2003 and 2002, approximately $52,287,000 and $36,637,000 of fixed-rate loan origination commitments were outstanding, respectively. Loans serviced for others at September 30, 2003 and 2002 were approximately $35,415,000 and $16,996,000, respectively.

              Permanent single-family residential loans receivable included adjustable-rate loans of $101,719,000 and $11,448,000 at September 30, 2003 and 2002, respectively. These loans have interest rate adjustment limitations and are generally indexed to the 1-year Treasury Bill rate or the monthly weighted-average cost of funds for Eleventh District savings institutions as published by the FHLB.

              Loans by geographic concentration were as follows:

              September 30, 2003          Washington      Idaho       Oregon        Utah        Arizona       Other        Total
              --------------------------------------------------------------------------------------------------------------------
                                                                               (In thousands)
              Conventional real estate
                Permanent
                  single-family
                  residential .........   $1,492,999   $  464,792   $  624,827   $  401,448   $  360,462   $  507,192   $3,851,720
                Multi-family ..........      129,374       33,071      161,633       33,639       99,334       22,078      479,129
                Land ..................      114,951       42,694       16,482       20,903       20,181        2,003      217,214
                Construction ..........      281,987       89,604      101,895       81,073       70,264       14,235      639,058
                                          ----------------------------------------------------------------------------------------
                                          $2,019,311   $  630,161   $  904,837   $  537,063   $  550,241   $  545,508   $5,187,121
                                          ========================================================================================

              At September 30, 2003, the Company's recorded investment in impaired loans was $9.6 million with allocated reserves of $1.0 million. At September 30, 2002 the Company's recorded investment in impaired loans was $10.5 million with no related allocated reserves. The average balance of impaired loans during 2003, 2002 and 2001 was $13.3 million, $12.7 million and $13.1 million and interest income from impaired loans was $851,000, $922,000 and $949,000, respectively.

NOTE E        ALLOWANCE FOR LOSSES ON LOANS AND SECURITIZED ASSETS SUBJECT TO
              REPURCHASE

              Year ended September 30,                                    2003         2002         2001
              --------------------------------------------------------------------------------------------
                                                                                  (In thousands)
              Balance at beginning of year ...........................  $ 23,912     $ 19,683     $ 20,831
              Provision for loan losses ..............................     1,500        7,000        1,850
              Charge-offs ............................................    (1,310)      (3,401)      (3,845)
              Recoveries .............................................       107          630          847
              Acquired reserves ......................................     1,597           --           --
                                                                        ----------------------------------
              Balance at end of year .................................  $ 25,806     $ 23,912     $ 19,683
                                                                        ==================================

NOTE F        INTEREST RECEIVABLE

              September 30,                                                            2003         2002
              --------------------------------------------------------------------------------------------
                                                                                         (In thousands)
              Loans receivable and securitized assets subject to repurchase .......  $ 24,929     $ 33,067
              Allowance for uncollected interest on loans receivable ..............      (807)        (956)
              Mortgage-backed securities ..........................................     3,043        5,158
              Investment securities ...............................................     2,324        2,234
                                                                                     ---------------------
                                                                                     $ 29,489     $ 39,503
                                                                                     =====================

NOTE G        PREMISES AND EQUIPMENT

              September 30,                                                            2003         2002
              --------------------------------------------------------------------------------------------
                                                                                         (In thousands)
                                                                      Estimated
                                                                     Useful Life
                                                                     -----------
              Land ................................................         --       $ 18,982     $ 13,643
              Buildings ...........................................    25 - 40         55,509       52,975
              Leasehold improvements ..............................     7 - 15          5,409        5,302
              Furniture, fixtures and equipment ...................     2 - 10         15,446       15,052
                                                                                     ---------------------
                                                                                       95,346       86,972
              Less accumulated depreciation .......................................   (34,404)     (31,853)
                                                                                     ---------------------
                                                                                     $ 60,942     $ 55,119
                                                                                     =====================

              The Company has non-cancelable operating leases for branch offices. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $1,862,000, $1,895,000 and $1,606,000 in 2003, 2002 and 2001, respectively.
              Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, are immaterial.

NOTE H        REAL ESTATE HELD FOR SALE

              September 30,                                                            2003         2002
              --------------------------------------------------------------------------------------------
                                                                                         (In thousands)
              Acquired for development ............................................  $  4,708     $  7,072
              Acquired in settlement of loans .....................................    11,496       10,515
                                                                                     ---------------------
                                                                                     $ 16,204     $ 17,587
                                                                                     =====================

NOTE I        CUSTOMER ACCOUNTS

              September 30,                                                        2002          2001
              ------------------------------------------------------------------------------------------
                                                                                     (In thousands)
              Checking accounts, .75% and under ..............................  $  190,352    $  191,542
              Passbook and statement accounts, .75% ..........................     234,023       157,759
              Insured money market accounts, .50% to 1.00% ...................   1,037,641       972,993
              Certificate accounts
                Less than 3.00% ..............................................   2,401,924     1,619,867
                3.00% to 3.99% ...............................................     257,646       935,687
                4.00% to 4.99% ...............................................     258,875       373,230
                5.00% to 5.99% ...............................................     120,960       189,712
                6.00% to 6.99% ...............................................      18,139        11,460
                7.00% and over ...............................................         491            --
                                                                                ------------------------
              Total certificates .............................................   3,058,035     3,129,956
                                                                                ------------------------
              Repurchase agreements with customers, .75% to 1.55% ............      57,547        69,672
                                                                                ------------------------
                                                                                $4,577,598    $4,521,922
                                                                                ========================

              Certificate maturities were as follows:

              September 30,                                                        2002          2001
              ------------------------------------------------------------------------------------------
                                                                                     (In thousands)
              Within 1 year ..................................................  $2,313,645    $2,590,373
              1 to 2 years ...................................................     236,988       156,413
              3 to 4 years ...................................................     183,379        62,260
              Over 4 years ...................................................     324,023       320,910
                                                                                ------------------------
                                                                                $3,058,035    $3,129,956
                                                                                ========================

              Customer accounts over $100,000 totaled $1,133,000,000 as of September 30, 2003 and $1,040,000,000 as of September 30, 2002.

              Interest expense on customer accounts consisted of the following:

              Year ended September 30,                                    2003         2002         2001
              --------------------------------------------------------------------------------------------
                                                                                  (In thousands)
              Checking accounts ......................................  $  1,655     $  2,310     $  2,426
              Passbook and statement accounts ........................     2,114        3,201        4,066
              Insured money market accounts ..........................    14,947       22,231       24,514
              Certificate accounts ...................................    85,931      122,705      160,018
                                                                        ----------------------------------
                                                                         104,647      150,447      191,024
              Repurchase agreements with customers ...................     1,651        2,259        4,138
                                                                        ----------------------------------
                                                                         106,298      152,706      195,162
              Less early withdrawal penalties ........................      (379)        (418)        (452)
                                                                        ----------------------------------
                                                                        $105,919     $152,288     $194,710
                                                                        ==================================
              Weighted-average interest rate at end of year ..........      1.94%        2.96%        4.31%
              Weighted daily average interest rate during the year ...      2.38         3.41         5.28

NOTE J        FHLB ADVANCES

              Maturity dates of FHLB advances were as follows:

              September 30,                                                        2002          2001
              ------------------------------------------------------------------------------------------
                                                                                     (In thousands)
              FHLB advances due
              Within 1 year ..................................................  $  250,000    $       --
              1 to 3 years ...................................................     300,000       450,000
              4 to 5 years ...................................................     400,000       100,000
              More than 5 years ..............................................     700,000     1,100,000
                                                                                ------------------------
                                                                                $1,650,000    $1,650,000
                                                                                ========================

              Included in the table above are $1,300,000,000 of FHLB advances that are callable by the FHLB. If these callable advances were called at the earliest call dates, the maturities of all FHLB advances would be as follows:

              September 30,                                                        2002          2001
              ------------------------------------------------------------------------------------------
                                                                                     (In thousands)
              FHLB advances due
              Within 1 year ..................................................  $  850,000    $  600,000
              1 to 3 years ...................................................     700,000       650,000
              4 to 5 years ...................................................     100,000       400,000
              More than 5 years ..............................................          --            --
                                                                                ------------------------
                                                                                $1,650,000    $1,650,000
                                                                                ========================

              Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows:

              September 30,                                                   2003         2002         2001
              -------------------------------------------------------------------------------------------------
                                                                                      (In thousands)
              Weighted-average interest rate at end of year .............        5.13%        5.13%        5.12%
              Weighted daily average interest rate during the year ......        5.19         5.28         5.44
              Daily average of FHLB advances ............................  $1,650,023   $1,558,384   $1,336,025
              Maximum amount of FHLB advances at any month end ..........   1,654,000    1,654,000    2,107,000
              Interest expense during the year ..........................      85,564       82,357       72,654

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

NOTE K        OTHER BORROWINGS

              September 30,                                                        2002          2001
              ------------------------------------------------------------------------------------------
                                                                                     (In thousands)
              Securities sold under agreements to repurchase
                 Callable once in 2007, matures in 2012 ......................  $  100,000    $  100,000
                                                                                ========================

              The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the two years ended September 30, 2003 all of the Company's transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company's name, and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements, the identical securities pledged as collateral will be returned to the Company.

              Financial data pertaining to the weighted-average cost and the amount of securities sold under agreements to repurchase were as follows:

              September 30,                                                   2003         2002         2001
              -------------------------------------------------------------------------------------------------
                                                                                      (In thousands)
              Weighted-average interest rate at end of year .............        3.44%        3.36%          --%
              Weighted daily average interest rate during the year ......        3.39         3.36         5.75
              Daily average of securities sold under agreements
                to repurchase ...........................................  $  100,000   $    4,110   $  785,563
              Maximum securities sold under agreements to repurchase
                at any month end ........................................     100,000      100,000    1,074,509
              Interest expense during the year ..........................       3,388          140       45,149

NOTE L        INCOME TAXES

              The consolidated statements of financial condition at September 30, 2003 and 2002 include deferred tax liabilities of $70,485,000 and $80,185,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities. The major sources of these temporary differences and their deferred tax effects were as follows:

              September 30,                                                           2002          2001
              ---------------------------------------------------------------------------------------------
                                                                                        (In thousands)
              Deferred tax assets
                Real estate valuation reserves ..................................  $      --     $      440
                Deferred compensation ...........................................        198            230
                Loan loss reserves ..............................................      3,437             --
                                                                                   ------------------------
                Total deferred tax assets .......................................      3,635            670
                                                                                   ------------------------
              Deferred tax liabilities
                FHLB stock dividends ............................................     31,919         30,538
                Core deposit intangible .........................................      1,748             --
                Discounts .......................................................        413             (8)
                Loan loss reserves ..............................................         --            742
                Valuation adjustment on available-for-sale securities ...........     18,850         30,000
                Depreciation ....................................................      3,528          2,085
                Loan origination costs ..........................................     13,640          9,214
                Securitized asset subject to repurchase valuation adjustment ....        673          2,653
                Other, net ......................................................      3,349          5,631
                                                                                   ------------------------
                Total deferred tax liabilities ..................................     74,120         80,855
                                                                                   ------------------------
              Net deferred tax liability ........................................  $  70,485     $   80,185
                                                                                   ========================

              A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

              Year ended September 30,                                     2003         2002         2001
              ---------------------------------------------------------------------------------------------
                                                                                   (In thousands)
              Statutory income tax rate ...............................     35%          35%          35%
              Dividend received deduction .............................     (1)          (1)          (1)
              Other ...................................................     (1)          --           --
              State income tax ........................................      2            1            1
                                                                         ----------------------------------
              Effective income tax rate ...............................     35%          35%          35%
                                                                         ==================================

              The Small Business Job Protection Act of 1996 (the Act) required qualified thrift institutions, such as the Association, to recapture the portion of their tax bad debt reserves that exceeded the September 30, 1988 balance. Such recaptured amounts are to be taken into taxable income ratably over a six-year period beginning in 1999. Accordingly, the Association is required to pay approximately $25,406,000 in additional federal income taxes, all of which has been previously provided, through fiscal 2004.

              A deferred tax liability has not been required to be recognized for the tax bad debt base year reserves of the Association. The base year reserves are the balance of reserves as of September 30, 1988 reduced proportionately for reductions in the Association's loan portfolio since that date. At September 30, 2003 the amount of those reserves was approximately $8,139,000. The amount of unrecognized deferred tax liability at September 30, 2003 was approximately $2,985,000.

              The Company has been examined by the Internal Revenue Service through the year ended September 30, 1990. There were no material changes made to the Company's taxable income, as originally reported, as a result of this examination.

NOTE M PROFIT SHARING RETIREMENT PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN The Company maintains a Profit Sharing Retirement Plan and Employee Stock Ownership Plan (Plan) for the benefit of its employees. Company contributions are made semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act of 1974.

              Employees may contribute up to 7% of their base salaries to the Plan or a portion of their base salaries on a tax-deferred basis through the 401(k) provisions of the Plan with a combined maximum of the lesser of 100% of base salary or $40,000. Under provisions of the Plan, employees are eligible to participate on the date of hire and become fully vested in the Company's contributions following seven years of service. In August 1995 the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows employees to direct a portion of their vested account balance toward the purchase of Company stock. Company contributions to the Plan amounted to $2,001,000, $2,039,000 and $1,781,000 for the years ended September 30, 2003, 2002 and 2001, respectively.

NOTE N        STOCK OPTION PLANS

              The Company has three employee stock option plans which provide a combination of stock options and stock grants. Stockholders authorized 2,246,826 shares, 3,702,563 shares and 3,388,000 shares of common stock, as adjusted for stock splits and stock dividends, to be reserved pursuant to the 1987 Stock Option and Stock Appreciation Rights Plan (the 1987 Plan), the 1994 Stock Option and Stock Appreciation Rights Plan (the 1994 Plan) and the 2001 Long-Term Incentive Plan (the 2001 Plan), respectively. The three plans are substantially similar. Of the 9,337,389 total shares authorized by stockholders under the three plans, 4,773,062 shares remain available for issuance. All equity compensation plans have been approved by stockholders.

              Options granted under each plan vest at varying percentages commencing as early as one year after the date of grant with expiration dates 10 years after the date of grant.

                                                                                                  Weighted-Average
                                                                                                Fair Value of Option
                                                           Average Price(1)      Number(1)         Shares Granted
              ------------------------------------------------------------------------------------------------------
              Outstanding, October 1, 2000 ..............      $ 13.34          2,663,546
              Granted in 2001 ...........................        15.34            101,217              $ 4.05
              Exercised in 2001 .........................        10.56           (578,673)
              Forfeited in 2001 .........................        13.85           (138,349)
                                                           ------------------------------

              Outstanding, September 30, 2001 ...........        14.18          2,047,741
              Granted in 2002 ...........................        18.31            842,655                3.42
              Exercised in 2002 .........................        11.78           (317,935)
              Forfeited in 2002 .........................        16.02           (165,210)
                                                           ------------------------------

              Outstanding, September 30, 2002 ...........        15.82          2,407,251
              Granted in 2003 ...........................        20.33             82,170                3.54
              Exercised in 2003 .........................        13.10           (391,176)
              Forfeited in 2003 .........................        16.63           (158,944)
                                                           ------------------------------
              Outstanding, September 30, 2003 ...........      $ 16.49          1,939,301
                                                           ==============================

              (1)Average price and number of stock options granted, exercised and forfeited have been adjusted for the 10% stock dividends.

              Financial data pertaining to outstanding stock options were as follows:

                                                        September 30, 2003
              ----------------------------------------------------------------------------------------------------------
                                                                                                          Weighted-
                                                   Weighted-           Weighted-                           Average
                                                    Average             Average          Number of     Exercisable Price
                 Ranges of        Number of        Remaining       Exercise Price of    Exercisable     of Exercisable
              Exercise Prices   Option Shares   Contractual Life     Option Shares     Option Shares     Option Shares
              ----------------------------------------------------------------------------------------------------------
              $  8.91 - 14.18       711,901        5.5 YEARS            $ 13.71           236,225          $ 12.82
                15.03 - 16.62       156,642        5.7                    15.66            36,232            15.87
                18.31 - 21.52     1,070,758        7.1                    18.46           177,971            18.32
              ----------------------------------------------------------------------------------------------------------
                                  1,939,301        6.4 YEARS            $ 16.49           450,428          $ 15.24
              ==========================================================================================================

NOTE O        STOCKHOLDERS' EQUITY

              In the second quarter of fiscal 2003 and 2002, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend in addition to the regular quarterly cash dividends on its shares of common stock.

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

              As of September 30, 2003 and 2002, the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that Management believes have changed the Association's categorization.

                                                                                                                  Categorized as
                                                                                                              Well Capitalized Under
                                                                                              Capital           Prompt Corrective
                                                                      Actual            Adequacy Guidelines     Action Provisions
                                                             ----------------------   ----------------------  ----------------------
                                                              Capital        Ratio     Capital        Ratio    Capital        Ratio
              ----------------------------------------------------------------------------------------------------------------------
              September 30, 2003                                                      (Dollars in thousands)
                Total capital to risk-weighted assets        $ 974,775       24.56%   $ 317,465        8.00%  $ 396,831       10.00%
                Tier I capital to risk-weighted assets         956,470       24.10           NA          NA     238,099        6.00
                Core capital to adjusted tangible assets       956,470       12.91           NA          NA     370,373        5.00
                Core capital to total assets                   956,470       12.91      222,224        3.00          NA          NA
                Tangible capital to tangible assets            956,470       12.91      111,112        1.50          NA          NA

              September 30, 2002
                Total capital to risk-weighted assets        $ 875,847       22.62%   $ 309,807        8.00%  $ 387,259       10.00%
                Tier I capital to risk-weighted assets         860,179       22.21           NA          NA     232,355        6.00
                Core capital to adjusted tangible assets       860,179       11.85           NA          NA     363,095        5.00
                Core capital to total assets                   860,179       11.85      217,857        3.00          NA          NA
                Tangible capital to tangible assets            860,179       11.85      108,928        1.50          NA          NA

              At periodic intervals, the OTS and the Federal Deposit Insurance Corporation (FDIC) routinely examine the Company's financial statements as part of their oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent OTS examination which concluded in August 2003.

              The Company has an ongoing stock repurchase program. During fiscal 2003, the Company repurchased 510,070 shares at a weighted-average price of $19.67. In fiscal 2002, the Company repurchased 535,150 shares at a weighted-average price of $19.11. As of September 30, 2003, management had authorization from the Board of Directors to repurchase up to 2.8 million additional shares.

              Information used to calculate earnings per share follows:

              Year ended September 30,                                           2003          2002         2001
              ------------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands except per share data)
              Net income ..................................................  $   145,544   $   143,954  $    113,614
                Weighted-average shares
                Basic weighted-average number of
                  common shares outstanding ...............................   69,661,074    69,855,216    69,714,999
                Dilutive effect of outstanding common stock equivalents ...      571,621       667,944       746,518
                                                                             ---------------------------------------
                Diluted weighted-average number of
                  common shares outstanding ...............................   70,232,695    70,523,160    70,461,517
                                                                             =======================================
              Net income per share
                Basic .....................................................  $      2.09   $      2.06   $      1.63
                Diluted ...................................................         2.07          2.04          1.61

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

              September 30,                                                2003                         2002
              ---------------------------------------------------------------------------------------------------------
                                                                                      (In thousands)
                                                                  Carrying      Estimated      Carrying      Estimated
                                                                   Amount       Fair Value      Amount       Fair Value
                                                                 ------------------------------------------------------
              Financial assets
                Cash and cash equivalents .....................  $1,437,208     $1,437,208    $  975,153     $  975,153
                Available-for-sale securities .................     804,186        804,186       918,776        918,776
                Held-to-maturity securities ...................     154,178        159,086       168,925        179,590
                Loans receivable and securitized assets .......   4,817,508      4,899,274     5,047,964      5,743,480
                FHLB stock ....................................     143,851        143,851       132,320        132,320

              Financial liabilities
                Customer accounts .............................   4,577,598      4,590,160     4,521,922      4,538,726
                FHLB advances and other borrowings ............   1,750,000      1,825,532     1,750,000      1,797,468

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

              ACQUISITION AND INTANGIBLE ASSETS

NOTE Q On August 31, 2003, the Company acquired United Savings and Loan Bank. The acquisition was accounted for as a purchase transaction with the total cash consideration funded through internal sources. The purchase price was $65,604,000, of which $32,322,000 was paid in cash and $33,282,000 was paid in stock. In addition, the Company paid $1,150,000 in three non-compete agreements, of which $575,000 was allocated to both goodwill and the non-compete agreement intangible. The purchase price has been allocated to the underlying assets and liabilities based on estimated fair values at the date of acquisition. Results of operations are included from the date of acquisition. The Company acquired assets with an estimated fair value of $343,626,000 and assumed liabilities with an estimated fair value of $276,872,000. The acquisition produced goodwill of $19,263,000, a core deposit intangible of $4,921,000 and a non-compete agreement intangible of $575,000.

              The balance of the Company's intangible assets was as follows:

                                                                  Core Deposit      Non-Compete
                                                    Goodwill       Intangible        Agreement         Total
                                                    ----------------------------------------------------------
                                                                          (In thousands)
              Balance at September 30, 2001 ......  $ 35,703       $       --         $    --        $  35,703
              Accumulated amortization ...........       --                --              --               --
                                                    ----------------------------------------------------------
              Balance at September 30, 2002 ......    35,703               --              --           35,703
              United acquisition .................    19,263            4,921             575           24,759
              Accumulated amortization ...........        --             (116)            (10)            (126)
                                                    ----------------------------------------------------------
              Balance at September 30, 2003 ......  $ 54,966       $    4,805         $   565        $  60,336
                                                    ==========================================================

              The table below presents the estimated intangible asset amortization expense for the next five years:

              Year ended September 30,                      Amortization expense
              ------------------------------------------------------------------
                                                               (In thousands)
              2004 .......................................         $1,396
              2005 .......................................          1,198
              2006 .......................................          1,000
              2007 .......................................            801
              2008 .......................................            593

NOTE R        FINANCIAL INFORMATION - WASHINGTON FEDERAL, INC.

              The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

              STATEMENTS OF FINANCIAL CONDITION

              September 30,                                                      2003                2002
              -----------------------------------------------------------------------------------------------
                                                                                      (In thousands)
              ASSETS
              Cash ........................................................  $      4,527        $      2,268
              Investment in subsidiary ....................................     1,053,451             959,250
              Dividend receivable .........................................        12,000              14,000
                                                                             --------------------------------
                Total assets ..............................................  $  1,069,978        $    975,518
                                                                             ================================

              LIABILITIES
              Dividend payable and other liabilities ......................  $     14,382        $     14,800
                                                                             --------------------------------

              STOCKHOLDERS' EQUITY
              Common stock, $1.00 par value: 100,000,000 shares authorized;
                85,553,789 and 83,833,244 shares issued;
                71,173,487 and 69,894,902 shares outstanding ..............  $     85,554        $     76,212
              Paid-in capital .............................................     1,085,650             968,858
              Accumulated other comprehensive income, net of tax ..........        34,624              56,000
              Treasury stock, at cost; 14,380,302 and 13,938,342 shares ...      (207,337)           (198,279)
              Retained earnings ...........................................        57,105              57,927
                                                                             --------------------------------
                Total stockholders' equity ................................     1,055,596             960,718
                                                                             --------------------------------
                Total liabilities and stockholders' equity ................  $  1,069,978        $    975,518
                                                                             ================================

              STATEMENTS OF OPERATIONS

              Year ended September 30,                                                    2003        2002        2001
              -----------------------------------------------------------------------------------------------------------
                                                                                                 (In thousands)
              INCOME
                Dividends from subsidiary ...........................................  $   63,500  $   64,000  $   45,000

              EXPENSE
                Miscellaneous .......................................................         389         380         354
                                                                                       ----------------------------------
                Net income before equity in undistributed net income of subsidiary ..      63,111      63,620      44,646
              Equity in undistributed net income of subsidiary ......................      82,296      80,200      68,843
                                                                                       ----------------------------------
              Income before income taxes ............................................     145,407     143,820     113,489
              Income tax benefit ....................................................         137         134         125
                                                                                       ----------------------------------
              Net income ............................................................  $  145,544  $  143,954  $  113,614
                                                                                       ==================================

              STATEMENTS OF CASH FLOWS

              Year ended September 30,                                                2003        2002        2001
              -------------------------------------------------------------------------------------------------------
                                                                                             (In thousands)
              CASH FLOWS FROM OPERATING ACTIVITIES

              Net income ........................................................  $  145,544  $  143,954  $  113,614
              Adjustments to reconcile net income to net
                  cash provided by operating activities
                Equity in undistributed net income of subsidiary ................     (82,296)    (80,200)    (68,843)
                Decrease (increase) in dividend receivable ......................       2,000      (1,875)      1,875
                Increase (decrease) in dividend payable .........................        (417)        920         758
                                                                                   ----------------------------------
                Net cash provided by operating activities .......................      64,831      62,799      47,404
              Cash Flows From Financing Activities
              Issuance of common stock through stock option plan ................       5,944       3,744       6,224
              Proceeds from Employee Stock Ownership Plan .......................       1,522       1,618       1,108
              Treasury stock purchased ..........................................     (10,034)    (10,224)         --
              Dividends .........................................................     (60,004)    (57,383)    (54,102)
                                                                                   ----------------------------------
                Net cash used by financing activities ...........................     (62,572)    (62,245)    (46,770)
                                                                                   ----------------------------------
                Increase in cash ................................................       2,259         554         634
                Cash at beginning of year .......................................       2,268       1,714       1,080
                                                                                   ----------------------------------
                Cash at end of year .............................................  $    4,527  $    2,268  $    1,714
                                                                                   ==================================

NOTE S        SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

              The following is a summary of the unaudited interim results of operations by quarter:

                                                                FIRST      SECOND       THIRD      FOURTH
              Year ended September 30, 2003                    QUARTER     QUARTER     QUARTER     QUARTER
              ---------------------------------------------------------------------------------------------
                                                              (Dollars in thousands, except per share data)
              Interest income ..............................  $ 122,068   $ 114,326   $ 109,961   $ 103,830
              Interest expense .............................     53,703      49,565      46,917      44,699
                                                              ---------------------------------------------
              Net interest income ..........................     68,365      64,761      63,044      59,131
              Provision for loan losses ....................      1,250         150         100          --
              Other operating income .......................      1,866       5,491       3,482       3,984
              Other operating expense ......................     11,653      11,868      10,410      10,128
                                                              ---------------------------------------------
              Income before income taxes ...................     57,328      58,234      56,016      52,987
              Income taxes .................................     20,210      20,530      19,605      18,676
                                                              ---------------------------------------------
              Net income ...................................  $  37,118   $  37,704   $  36,411   $  34,311
                                                              =============================================
              Basic earnings per share .....................  $     .54   $     .54   $     .52   $     .49
                                                              =============================================
              Diluted earnings per share ...................  $     .52   $     .54   $     .52   $     .49
                                                              =============================================
              Cash dividends per share .....................  $     .21   $     .21   $     .22   $     .22
                                                              =============================================
              Return of average assets .....................       2.03%       2.08%       2.02%       1.89%
                                                              =============================================

                                                                FIRST      SECOND       THIRD      FOURTH
              Year ended September 30, 2002                    QUARTER     QUARTER     QUARTER     QUARTER
              ---------------------------------------------------------------------------------------------
                                                              (Dollars in thousands, except per share data)
              Interest income ..............................  $ 131,325   $ 126,485   $ 123,543   $ 123,607
              Interest expense .............................     65,357      58,274      55,875      55,435
                                                              ---------------------------------------------
              Net interest income ..........................     65,968      68,211      67,668      68,172
              Provision for loan losses ....................      2,000       2,000       1,500       1,500
              Other operating income .......................      3,002       1,553       1,803       1,848
              Other operating expense ......................     12,318      12,536      12,553      11,464
                                                              ---------------------------------------------
              Income before income taxes ...................     54,652      55,228      55,418      57,056
              Income taxes .................................     19,267      19,469      19,535      20,129
                                                              ---------------------------------------------
              Net income ...................................  $  35,385   $  35,759   $  35,883   $  36,927
                                                              =============================================
              Basic earnings per share .....................  $     .51   $     .51   $     .51   $     .53
                                                              =============================================
              Diluted earnings per share ...................  $     .50   $     .51   $     .51   $     .52
                                                              =============================================
              Cash dividends per share .....................  $     .20   $     .20   $     .21   $     .21
                                                              =============================================
              Return of average assets .....................       2.04%       2.05%       2.04%       2.07%
                                                              =============================================

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Washington Federal, Inc.
Seattle, Washington

    We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the "Company") as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Seattle, Washington
November 6, 2003

GENERAL CORPORATE AND STOCKHOLDERS' INFORMATION

CORPORATE          425 Pike Street
HEADQUARTERS       Seattle, Washington 98101
                   (206) 624-7930

INDEPENDENT        Deloitte & Touche LLP
AUDITORS           Seattle, Washington

TRANSFER           Stockholder inquiries regarding transfer requirements, cash
AGENT,             or stock dividends, lost certificates, consolidating records,
REGISTRAR AND      correcting a name or changing an address should be directed
DIVIDEND           to the transfer agent:
DISBURSING         Mellon Investor Services L.L.C.
AGENT              P.O. Box 3315
                   South Hackensack, NJ 07606, or
                   85 Challenger Road
                   Ridgefield Park, NJ 07660
                   Telephone: 1-800-522-6645
                   www.melloninvestor.com
ANNUAL MEETING     The annual meeting of stockholders will be held on January
                   21, 2004, at 2 p.m. at the Sheraton Hotel, 1400 Sixth Avenue,
                   Seattle, Washington

FORM 10-K          This report and all SEC filings are available on the
                   Company's web site at: www.washingtonfederal.com

STOCK INFORMATION  Washington Federal, Inc. is traded on the NASDAQ Stock
                   Market. The common stock symbol is WFSL. At September 30, 2003, there were approximately 2,584 stockholders of record.

                                                     STOCK PRICES
                                                   ----------------
                   QUARTER ENDED                     HIGH       LOW    DIVIDENDS
                   -------------------------------------------------------------
                   DECEMBER 31, 2001               $21.41    $18.18        $0.20
                   MARCH 31, 2002                   23.76     21.39         0.20
                   JUNE 30, 2002                    24.92     21.85         0.21
                   SEPTEMBER 30, 2002               23.87     19.32         0.21
                   DECEMBER 31, 2002                23.03     18.77         0.21
                   MARCH 31, 2003                   23.51     20.91         0.21
                   JUNE 30, 2003                    23.92     21.06         0.22
                   SEPTEMBER 30, 2003               26.41     23.19         0.22

                   ALL PRICES SHOWN HAVE BEEN ADJUSTED FOR STOCK SPLITS.

                   LARGEST MARKET MAKERS:
                   McAdams Wright Ragen, Inc.
                   Cincinnati Stock Exchange
                   Goldman, Sachs & Co.
                   Archipelago Exchange
                   Knight Equity Markets, L.P.
                   Archipelago, L.L.C.
                   Merrill Lynch, Pierce, Fenner & Smith, Inc.
                   Citigroup Global Markets, Inc.
                   Schwab Capital Markets
                   Alternate Display Facility
                   Morgan Stanley & Co., Inc.
                   Prudential Equity Group, Inc.
                   Deutsche Banc Alex Brown
                   Investment Technology Group
                   Instinet Corporation

DIRECTORS, OFFICERS AND OFFICES

CORPORATE                 EXECUTIVE MANAGEMENT         DEPARTMENT                SUBSIDIARIES
HEADQUARTERS              COMMITTEE                    MANAGERS
                                                                                 FIRST INSURANCE
425 Pike Street           BRENT J. BEARDALL            APPRAISAL                 AGENCY, INC.
Seattle, WA 98101         Senior Vice President        HEATHER ST. CLAIR         317 S. 2nd Street
(206) 624-7930            and Chief Financial                                    Mount Vernon, WA 98273
                          Officer                      BRANCH LOAN               1-800-562-2555
BOARD OF DIRECTORS                                     UNDERWRITING              (360) 336-9630
                          LINDA S. BROWER
GUY C. PINKERTON          Executive Vice President     MICHAEL BUSH              DUANE HENSON
Chairman                                               Vice President            WASHINGTON SERVICES, INC.
                          EDWIN C. HEDLUND                                       6125 South Morgan Road
ROY M. WHITEHEAD          Executive Vice President     CREDIT                    Freeland, WA 98249
Vice Chairman, President  and Secretary                ADMINISTRATION-
and Chief Executive                                    CONSTRUCTION AND
Officer                   JACK B. JACOBSON             LAND
                          Executive Vice President
DEREK L. CHINN            and Chief Lending            JAMES E. CADY
Former President and      Officer                      Senior Vice President
Chief Executive Officer,
United Savings and Loan   ROY M. WHITEHEAD             DALE SULLIVAN
Bank                      Vice Chairman, President     Vice President
                          and Chief Executive Officer
JOHN F. CLEARMAN                                       CORPORATE REAL ESTATE
Former Chief Financial                                 AND TAXES
Officer, Milliman                                      KEITH D. TAYLOR
USA, Inc.                                              Senior Vice President
                                                       and Treasurer
H. DENNIS HALVORSON
Former Chief Executive                                 DATA PROCESSING
Officer, United Bank                                   TERRY O. PERMENTER
                                                       Senior Vice President
KERMIT O. HANSON
Dean Emeritus                                          DEPOSIT OPERATIONS
University of Washington                               BEN A. WHITMARSH
Graduate School of                                     Senior Vice President
Business Administration
                                                       INTERNAL AUDIT
W. ALDEN HARRIS                                        BARBARA A. MURPHY
Former Executive                                       Vice President
Vice President
                                                       LEGAL/SPECIAL CREDITS
ANNA C. JOHNSON                                        PAUL TYLER
Senior Partner                                         Vice President and
Scan East West Travel                                  Counsel

THOMAS F. KENNEY                                       LOAN OPERATIONS
Vice President Finance                                 LEANN BURKE
Haggen, Inc.                                           Officer

CHARLES R. RICHMOND                                    LOAN SERVICING
Former Executive                                       LARRY PLUMB
Vice President                                         Senior Vice President

DIRECTORS EMERITI                                      MANUALS/TRAINING
                                                       LINDA NICHOLL
E.W. MERSEREAU, JR.                                    Assistant Vice President
RICHARD C. REED
                                                       MARKETING AND
                                                       INVESTOR RELATIONS
                                                       CATHY COOPER
                                                       Vice President

                                                       MULTI-FAMILY LOANS
                                                       J. TIMOTHY GRANT
                                                       Senior Vice President

                                                       PERMANENT LOAN
                                                       PRODUCTION
                                                       JOHN WUNDERLICH
                                                       Vice President

                                                       PERMANENT LOAN
                                                       UNDERWRITING AND
                                                       WHOLESALE LENDING
                                                       COLLEEN WELLS
                                                       Vice President

                         DIVISION/REGIONS
SOUTH SOUND WASHINGTON           SOUTHERN OREGON
16 OFFICE LOCATIONS              15 OFFICE LOCATIONS
DIVISION MANAGER                 DIVISION MANAGER
RONDA TOMLINSON                  PEGGY HOBIN
Vice President                   Senior Vice President
9919 Bridgeport Way S.W.         300 Ellsworth St. SW
Lakewood, WA 98499               Albany, OR 97321

MIDSOUND WASHINGTON              NORTHERN OREGON
14 OFFICE LOCATIONS              10 OFFICE LOCATIONS
DIVISION MANAGER                 INTERIM DIVISION MANAGER
E. CRAIG WILSON                  DALE SULLIVAN
Vice President                   Vice President
5809 196th S.W.                  14990 S.W. Bangy Road
Lynnwood, WA 98036               Lake Oswego, OR 97035

CENTRAL SEATTLE
4 OFFICE LOCATIONS               UTAH
REGIONAL MANAGER                 10 OFFICE LOCATIONS
ROBERT ZIRK                      DIVISION MANAGER
Vice President                   RICHARD FISHER
601 S. Jackson                   Senior Vice President
Seattle, WA 98104                505 East 200 South
                                 Salt Lake City, UT 84102
NORTHERN WASHINGTON
10 OFFICE LOCATIONS              PHOENIX, ARIZONA
DIVISION MANAGER                 12 OFFICE LOCATIONS
DOUGLAS A. ROWELL                DIVISION MANAGER
Senior Vice President            WENDY YATES
317 S. 2nd Street                Vice President
Mount Vernon, WA 98273           2196 E. Camelback Road, Suite 100
                                 Phoenix, AZ 85016
WESTERN IDAHO
12 OFFICE LOCATIONS              TUCSON, ARIZONA
DIVISION MANAGER                 8 OFFICE LOCATIONS
ROBERT P. LINK                   DIVISION MANAGER
Senior Vice President            GEORGIA VELARDE
1001 W. Idaho St.                Vice President
Boise, ID 83701                  5151 E. Broadway Blvd.,
                                 Suite 105
                                 Tucson, AZ 85711
EASTERN IDAHO
4 OFFICE LOCATIONS               NEVADA
DIVISION MANAGER                 2 OFFICE LOCATIONS
LARRY WADSWORTH                  DIVISION MANAGER
Senior Vice President            PAMELA K. CALLAHAN
500 North Capital                Vice President
Idaho Falls, ID 83402            9340 Sun City Blvd. #103
                                 Las Vegas, NV 89134

                                 TEXAS
                                 1 OFFICE LOCATION
                                 DIVISION MANAGER
                                 VAUGHN PEARSON
                                 Senior Vice President
                                 7001 Preston Road, Suite 110
                                 Dallas, TX 75205

                                 COLORADO
                                 1 LOAN PRODUCTION
                                 OFFICE
                                 SCOTT BRKOVICH
                                 Officer
                                 384 Inverness Drive
                                 South, Suite 105
                                 Englewood, CO 80112

           A complete listing of our branch locations can be found at
                           www.washingtonfederal.com


30