Form 10-K/A, Exhibit 13
period 2004-09-30
WASHINGTON FEDERAL INC
filed 2004-11-24
CIK 936528

                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 13

WASHINGTON FEDERAL, INC.
ANNUAL REPORT 2003

425 Pike Street, Seattle, WA 98101

TABLE OF CONTENTS

Financial Highlights                 3

To Our Stockholders                  4

Management's Discussion              6

Selected Financial Data             12

Financial Statements                13

Notes to Financial Statements       18

Report of Independent
Registered Public
Accounting Firm                     38

General Information                 39

Directors, Officers and Offices     40

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

FINANCIAL HIGHLIGHTS

September 30,                                  2003 (1)          2002 (1)      % Change

                                               (In thousands, except per share data)
Assets                                       $7,535,975        $7,392,441          +2%

Cash and cash equivalents                     1,437,208           975,153         +47

Investment securities                           310,218           117,417        +164

Loans receivable and securitized
  assets subject to repurchase, net           4,817,508         5,047,964          -5

Mortgage-backed securities                      625,758           942,259         -34

Customer accounts                             4,577,598         4,521,922          +1

FHLB advances
  and other borrowings                        1,750,000         1,750,000          --

Stockholders' equity                          1,055,596           960,718         +10

Net income                                      144,999           148,384          -2

Diluted earnings per share                         2.06              2.10          -2

Dividends per share                                0.86              0.82          +5

Stockholders' equity per share                    14.83             13.75          +8

Shares outstanding                               71,173            69,895          --

Return on average stockholders' equity            14.61%            16.35%         --

Return on average assets                           1.98              2.09          --

Efficiency ratio                                  16.87             17.51          --

(1) - As restated see Note A.

TO OUR STOCKHOLDERS

Dear Stockholder:

It is a privilege to report that your company achieved outstanding financial results again last year. Net income of $145.0 million represented a slight decrease of 2.3% from fiscal 2002. Earnings per share amounted to $2.06, a 1.9% decrease over last year. Return on assets reached 1.98% for the year, while return on equity amounted to a respectable 14.61%. Continued strong earnings also enabled the board of directors to increase your cash dividend for the 38th time since 1982 to an annualized $.88 per share.

During the year, your company's balance sheet also strengthened. Assets grew to $7.536 billion and capital exceeded $1 billion at fiscal year-end for the first time. The quality of the company's assets remained high. Recent industry reports credit Washington Federal with the lowest ratio of past due loans among the largest mortgage servicing companies in the nation, while non-performing assets declined by 19% to $27.434 million, and net charge-offs fell to $1.2 million, the lowest in three years. Due to management's decision to invest cautiously given historically low interest rates, liquid assets continued to increase. At year-end, over $1.5 billion of the company's assets were invested very short-term, representing a potentially significant increase in future revenues. With three times the minimum capital required by our regulators, strong earnings, unprecedented liquidity and excellent asset quality, we continue to believe that we are indeed "One of America's Strongest Financial Institutions".

Having said all that, it's equally important to note that the past two years of peak financial performance occurred in an ideal climate for our business. It would seem imprudent to expect such conditions to persist indefinitely. For example, abnormally high prepayments of mortgage loans and mortgage backed securities during each of the past two years caused a temporary surge in interest income. This occurred because deferred revenues, primarily loan fees collected at origination and securities discounts that normally amortize over a longer period of time, were accelerated into current accounting periods. The company has also benefited from a very steep yield curve, meaning a historically wide spread between short and long-term interest rates, which we know from hard experience won't last forever. In 2003, we also reached a cyclical top in the demand for mortgage loans. With the passing of the refinance boom, we are already experiencing a slowdown in the mortgage market and we expect intensified price competition until the hangover of excess capacity in the industry melts away.

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

Recently, we also added two new members to the Board of Directors. Derek Chinn, former President & CEO of United Savings and Loan Bank joined the board in September. Tom Kenney, VP Finance and the principal financial officer of Haggen, Inc., a Bellingham, Washington based grocery store chain, joined the board in October. Prior to joining Haggen, Inc. in 1996, Mr. Kenney spent 20 years in the financial services industry. Both new directors will serve on the board's Audit Committee and possess the financial literacy necessary to represent shareholder interests in that important capacity. I thank them both for their willingness to serve during a time when so much is expected of directors.

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

Roy M. Whitehead

Vice Chairman, President and Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESTATEMENT

Subsequent to the issuance of the Company's September 30, 2003 consolidated financial statements and the filing of its 2003 Annual Report on Form 10-K with the Securities and Exchange Commission, management of the Company determined that the accounting for certain components of net unrealized gains on derivative instruments were incorrectly recorded. The Company's correction of its accounting for certain derivatives effected the 12 quarter period beginning with the three months ended December 31, 2000, through the September 30, 2003 quarter. See Note A to the Company's Consolidated Financial Statements for a description of the impact of this restatement. The Company's MD&A has been revised to reflect the effects of this restatement.

GENERAL

Washington Federal, Inc. (Company) is a savings and loan holding company. The Company's primary operating subsidiary is Washington Federal Savings (Association).

CRITICAL ACCOUNTING POLICIES

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses in the Company's consolidated financial statements. Accordingly, estimated amounts may fluctuate from one reporting period to another due to changes in assumptions underlying estimated values.

The Company has determined that the only accounting policy deemed critical to an understanding of the consolidated financial statements of Washington Federal, Inc. relates to the methodology for determining the valuation of the allowance for loan losses, as described below.

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

INTEREST RATE RISK

The Company accepts a high level of interest rate volatility as a result of its policy to originate fixed-rate single family home loans that are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. The following table shows the estimated repricing periods for earning assets and paying liabilities.

                                                                Repricing Period
                                      -----------------------------------------------------------------
                                       Within One        After 1 year
                                          Year          before 4 Years     Thereafter         Total
                                      -----------       --------------     ----------       -----------
                                                               (In thousands)
As of 9/30/03

Earning Assets *                      $ 3,192,103       $ 1,957,962        $2,184,478       $ 7,334,543

Paying Liabilities                     (4,424,515)         (918,429)         (984,654)       (6,327,598)
                                      -----------       -----------        ----------
Excess (Liabilities) Assets           $(1,232,412)      $ 1,039,533        $1,199,824

Excess as % of Total Assets                -16.35%
Policy limit for one year excess           -60.00%

* Asset repricing period includes estimated prepayments based on historical activity.

At September 30, 2003, the Company had approximately $1,232,000,000 more liabilities subject to repricing in the next year than assets, which amounted to a negative maturity gap of 16% of total assets, compared to a negative maturity gap of 26% in the prior year. By having an excess of liabilities repricing within one year over assets, the Company is subject to decreasing net interest income should interest rates rise. However, if the size and or mix of the balance sheet changes, rising rates may not cause a decrease net interest income. The Company's interest rate risk approach has never resulted in the recording of a monthly operating loss.

The Company's net interest spread decreased from 3.01% at September 30, 2002 to 2.47% at September 30, 2003. Net interest spread represents the difference between the contractual rates of earning assets less the contractual rates of paying liabilities as of a specific date. The spread decreased primarily from record low interest rates on mortgages, as well as a continued shift in the asset mix toward shorter-term assets. As of September 30, 2003, 19.1% of the Company's assets were in short-term investments.

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

LIQUIDITY AND CAPITAL RESOURCES

The Company's net worth at September 30, 2003 was $1,055,596,000, or 14.0% of total assets. This is an increase of $94,878,000 from September 30, 2002 when net worth was $960,718,000, or 13.0% of total assets. The Company's net worth increased due in part to net income of $144,999,000, proceeds received from the exercise of common stock options of $4,726,000, purchases by the Employee Stock Ownership Plan of $1,522,000 and acquisition-related stock issuances of $33,282,000. Net worth was reduced by $60,004,000 as a result of cash dividends paid, a decrease in unrealized gains on derivatives and securities of $20,157,000 and $10,034,000 of stock repurchases. The ratio of net worth to total assets remains at a high level despite the distribution of 41.4% of earnings in the form of cash dividends.

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

CHANGES IN FINANCIAL POSITION

Available-for-sale and held-to-maturity securities. The Company purchased $559,995,000 of securities during fiscal 2003, $459,895,000 of which have been categorized as available-for-sale and $100,100,000 of which have been classified as held-to-maturity.

The Company had $80,000,000 in sales of available-for-sale securities, resulting in a net realized gain of $1,040,000. As of September 30, 2003, the Company had net unrealized gains in its available-for-sale portfolio of $18,090,000, net of tax, which are recorded as part of stockholders' equity.

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

Other assets. Other assets increased $5,045,000 to $34,461,000 at September 30, 2003 from a commitment the Company made to invest a total of $10,000,000 into a partnership to provide low-income housing. As of September 30, 2003, only $100,000 had been invested. Current accounting rules require that the total amount of the unfunded investment commitment, $9,900,000, be reported as both an other liability and an other asset. This increase was offset by a decrease in fair value of unsettled investments receivable of $5,637,000.

Customer accounts. Customer accounts at September 30, 2003 totaled $4,577,598,000 compared with $4,521,922,000 at September 30, 2002, a 1.2%
increase. See "Liquidity and Capital Resources" above.

FHLB advances and other borrowings. Total borrowings of $1,750,000,000 at September 30, 2003 remained unchanged from one year ago. See "Interest Rate Risk" above.

RESULTS OF OPERATIONS
GENERAL

Fiscal 2003 net income decreased 2% from fiscal 2002. See Note S, "Selected Quarterly Financial Data (Unaudited)," which highlights the quarter-by-quarter results for the years ended September 30, 2003 and 2002.

PERIOD END SPREAD - AS OF THE DATE SHOWN

                                    Dec 31       Mar 31       Jun 30       Sep 30       Dec 31       Mar 31       Jun 30      Sep 30
                                     2001         2002         2002         2002         2002         2003         2003        2003
Interest rate on loans and
mortgage - backed securities*        7.49%        7.41%        7.35%        7.26%        7.10%        6.94%        6.68%       6.40%

Interest rate on
investment securities** ........     5.50         3.19         3.09         2.82         2.29         2.28         2.00        1.98

         Combined                    7.37         6.96         6.89         6.53         6.06         5.84         5.49        5.28

Interest rate on
customer accounts                    3.78         3.25         3.16         2.94         2.65         2.42         2.19        1.96

Interest rate on
borrowings                           5.24         5.24         5.24         5.03         5.03         5.03         5.03        5.03

      Combined .................     4.16         3.76         3.69         3.52         3.32         3.16         3.00        2.81

Interest rate spread ...........     3.21%        3.20%        3.20%        3.01%        2.74%        2.68%        2.49%       2.47%

*     Includes securitized assets subject to repurchase

**    Includes municipal bonds at tax-equivalent rates and cash equivalents

The interest rate spread decreased during fiscal 2003 from 3.01% at September 30, 2002 to 2.47% at September 30, 2003. See "Interest Rate Risk" above.

COMPARISON OF FISCAL 2003 RESULTS WITH FISCAL 2002

Interest income on loans, securitized assets subject to repurchase and mortgage-backed securities decreased $73,935,000 (15.1%) in fiscal 2003 from 2002 as interest rates declined to 6.40% from 7.26% one year ago. The Company originated $1,867,112,000 in loans, which was more than offset by loan repayments and payoffs of $2,604,297,000 in fiscal 2003.

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

Total other income increased $6,720,000 (66.9%) in fiscal 2003 from fiscal 2002. This increase is primarily the result of fee income related to prepayments and the refinancing of mortgage loans and a $3,382,000 gain on the sale of real estate. Net gains on the sale of securities totaled $1,040,000 in fiscal 2003 compared to $765,000 in fiscal 2002.

Total other expense decreased $5,069,000 (10.0%) in fiscal 2003 over fiscal 2002. Compensation expense decreased $3,213,000 in fiscal 2003, primarily attributable to a larger bonus being paid to all employees in fiscal 2002 versus fiscal 2003. Routine operating expenses, including data processing, decreased $2,044,000 in fiscal 2003 due to reduced depreciation expense of $422,000 and general cost containment measures. Personnel, including part-time employees considered on a full-time equivalent basis, increased to 754 at September 30, 2003 compared to 726 at September 30, 2002. The branch network increased to 119 offices at September 30, 2003 versus 115 offices one year ago. The United acquisition added 36 full-time equivalent employees and four branches. Other expense for fiscal 2003 equaled .61% of average assets compared with .70% in fiscal 2002.

Income tax expense decreased $2,088,000 (2.6%) in fiscal 2003. The effective tax rate was 35.19% for fiscal 2003 versus 35.26% for fiscal 2002.

COMPARISON OF FISCAL 2002 RESULTS WITH FISCAL 2001

Interest income on loans, securitized assets subject to repurchase and mortgage-backed securities decreased $32,896,000 (6.3%) in fiscal 2002 from 2001 as average interest rates declined to 7.26% from 7.61% one year ago. The Company originated $1,430,834,000 in loans, which was more than offset by loan repayments and payoffs of $1,823,281,000 in fiscal 2002.

Interest and dividend income on investment securities and cash equivalents increased $4,634,000 (25.9%) in fiscal 2002 from fiscal 2001. The weighted-average yield declined to 2.82% at September 30, 2002 compared with 7.79% at September 30, 2001, due to the significant increase in lower yielding cash balances. The combined investment securities, cash equivalents and FHLB stock portfolio increased 336% to $1,176,737,000 at September 30, 2002 versus $270,085,000 one year ago.

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

Total other income decreased $1,567,000 (13.5%) in fiscal 2002 from fiscal 2001. Net gains on the sale of securities totaled $765,000 in fiscal 2002 compared to $3,235,000 in fiscal 2001. The decline was partially offset by a one-time gain of $515,000 on the disposition of a branch in fiscal 2002.

Total other expense increased $2,131,000 (4.4%) in fiscal 2002 over fiscal 2001. Compensation expense increased $5,776,000 in fiscal 2002, primarily attributable to a bonus paid to all employees based on improved operating results; however, this was offset by the elimination of goodwill amortization expense of $5,875,000 over fiscal 2001. Routine operating expenses, including data processing, increased $1,868,000 in fiscal 2002 largely due to the installation of a new teller system. Personnel, including part-time employees considered on a full-time equivalent basis, increased to 726 at September 30, 2002 compared to 714 at September 30, 2001. The branch network increased to 115 offices at September 30, 2002 versus 111 offices one year ago. Other expense for fiscal 2002 equaled .70% of average assets compared with .68% in fiscal 2001.

Income tax expense increased $16,866,000 (26.4%) in fiscal 2002. The effective tax rate was 35.26% for fiscal 2002 and and 35.25% for fiscal 2001.

SELECTED FINANCIAL DATA

Year ended September 30,       2003 (1)     2002 (1)     2001 (1)       2000         1999
                                           (In thousands, except per share data)
Interest income                $449,295     $511,802     $540,064     $495,949     $453,620
Interest expense                194,884      234,941      320,120      299,511      244,490
Net interest income             254,411      276,861      219,944      196,438      209,130
Provision for loan losses         1,500        7,000        1,850           --          684
Other income                     16,571       10,163       12,013       11,309       12,779
Other expense                    45,759       50,828       48,697       44,568       44,144
Income before income taxes      223,723      229,196      181,410      163,179      177,081
Income taxes                     78,724       80,812       63,946       57,500       62,795
Net income                     $144,999     $148,384     $117,464     $105,679     $114,286
Per share data
Basic earnings                 $   2.08     $   2.12     $   1.68     $   1.51     $   1.55
Diluted earnings                   2.06         2.10         1.67         1.50         1.54
Cash dividends                     0.86         0.82         0.77         0.74         0.68

September 30,                               2003        2002         2001        2000         1999
                                                                (In thousands)
Total assets                              $7,535,975     $7,392,441     $7,026,743     $6,719,841     $6,163,503
Loans and mortgage-backed securities*      5,443,266      5,990,223      6,537,010      6,277,340      5,731,644
Investment securities**                    1,696,169      1,044,417        145,724        142,992        141,753
Customer accounts                          4,577,598      4,521,922      4,316,692      3,465,270      3,379,502
FHLB advances                              1,650,000      1,650,000      1,637,500      1,209,000      1,454,000
Other borrowings                             100,000        100,000         30,000      1,154,509        454,257

Stockholders' equity                       1,055,596        960,718        874,009        759,165        750,023

Number of
  Customer accounts                          217,785        213,404        211,570        191,343        189,419
  Mortgage loans                              33,975         38,096         42,032         41,741         40,104
  Offices                                        119            115            111            108            107

*     Includes securitized assets subject to repurchase

**    Includes cash equivalents

(1) As restated see Note A

Washington Federal, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,                                                                                             2003             2002
-------------                                                                                          -----------     -----------
                                                                                                              (In thousands)
                                                                                                         AS RESTATED - SEE NOTE A
ASSETS

Cash and cash equivalents, including repurchase agreements of $1,350,000 and $925,000                  $ 1,437,208     $   975,153
Available-for-sale securities, including encumbered securities of $76,921 and $114,583, at fair value      781,798         890,751
Held-to-maturity securities, including encumbered securities of $75,690 and $0, at amortized cost          154,178         168,925
Securitized assets subject to repurchase, net                                                              210,782         755,961
Loans receivable, net                                                                                    4,606,726       4,292,003
Interest receivable                                                                                         29,489          39,503
Premises and equipment, net                                                                                 60,942          55,119
Real estate held for sale                                                                                   16,204          17,587
FHLB stock                                                                                                 143,851         132,320
Intangible assets                                                                                           60,336          35,703
Other assets                                                                                                34,461          29,416
                                                                                                       -----------     -----------
                                                                                                       $ 7,535,975     $ 7,392,441
                                                                                                       -----------     -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Customer accounts
   Savings and demand accounts                                                                         $ 4,520,051     $ 4,452,250
   Repurchase agreements with customers                                                                     57,547          69,672
                                                                                                       -----------     -----------
                                                                                                         4,577,598       4,521,922
FHLB advances                                                                                            1,650,000       1,650,000
Other borrowings, primarily securities sold under agreements to repurchase                                 100,000         100,000
Advance payments by borrowers for taxes and insurance                                                       23,281          22,704
Federal and state income taxes, including net deferred liabilities of $70,485 and $80,185                   70,011          84,235
Accrued expenses and other liabilities                                                                      59,489          52,862
                                                                                                       -----------     -----------
                                                                                                         6,480,379       6,431,723
Stockholders' equity
Common stock, $1.00 par value, 100,000,000 shares authorized, 85,553,789 and 83,833,244
   shares issued; 71,173,487 and 69,894,902 shares outstanding                                              85,554          76,212
Paid-in capital                                                                                          1,085,650         968,858
Accumulated other comprehensive income, net of tax                                                          26,890          47,720
Treasury stock, at cost; 14,380,302 and 13,938,342 shares                                                 (207,337)       (198,279)
Retained earnings                                                                                           64,839          66,207
                                                                                                       -----------     -----------
                                                                                                         1,055,596         960,718
                                                                                                       -----------     -----------
                                                                                                       $ 7,535,975     $ 7,392,441
                                                                                                       -----------     -----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Washington Federal, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,                                               2003                 2002               2001
------------------------                                           ------------        ------------        ------------
                                                                          (In thousands, except per share data)
                                                                                AS RESTATED - SEE NOTE A
INTEREST INCOME

Loans and securitized assets subject to repurchase                 $    353,286        $    406,262        $    426,240
Mortgage-backed securities                                               62,021              82,980              95,898
Investment securities                                                    33,988              22,560              17,926
                                                                   ------------        ------------        ------------
                                                                        449,295             511,802             540,064
INTEREST EXPENSE

Customer accounts                                                       105,919             152,288             194,710
FHLB advances and other borrowings                                       88,965              82,653             125,410
                                                                   ------------        ------------        ------------
                                                                        194,884             234,941             320,120
                                                                   ------------        ------------        ------------
Net interest income                                                     254,411             276,861             219,944
Provision for loan losses                                                 1,500               7,000               1,850
                                                                   ------------        ------------        ------------
Net interest income after provision for loan losses                     252,911             269,861             218,094

OTHER INCOME

Gain on sale of securities, net                                           1,040                 765               3,235
Gain on sale of real estate                                               3,382                  --                  --
Other                                                                    12,343               9,280               8,377
                                                                   ------------        ------------        ------------
                                                                         16,765              10,045              11,612
OTHER EXPENSE

Compensation and fringe benefits                                         30,846              34,059              28,283
Amortization of intangibles                                                 126                  --               5,875
Occupancy expense                                                         6,798               6,735               6,373
Other                                                                     7,989              10,034               8,166
                                                                   ------------        ------------        ------------

                                                                         45,759              50,828              48,697
Gain (loss) on real estate acquired through foreclosure, net               (194)                118                 401
                                                                   ------------        ------------        ------------
Income before income taxes                                              223,723             229,196             181,410
Income taxes
   Current                                                               80,106              81,835              60,737
   Deferred                                                              (1,382)             (1,023)              3,209
                                                                   ------------        ------------        ------------
                                                                         78,724              80,812              63,946
                                                                   ------------        ------------        ------------
NET INCOME                                                         $    144,999        $    148,384        $    117,464
                                                                   ------------        ------------        ------------
PER SHARE DATA

Basic earnings                                                     $       2.08        $       2.12        $       1.68
Diluted earnings                                                           2.06                2.10                1.67
Cash dividends                                                             0.86                0.82                0.77
Weighted average number of shares outstanding,
   including dilutive stock options                                  70,232,695          70,523,160          70,461,517

SEE  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Washington Federal, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      Accumulated
                                                                                         Other
                                                    Common     Paid-in     Retained   Comprehensive Treasury
                                                     Stock      Capital    Earnings      Income       Stock      Total
                                                   -------  ----------     ---------  ---------    ---------  ----------
                                                                  (In thousands) - As Restated - See Note A
Balance at October 1, 2000                         $62,296  $  785,745     $  98,142  $   3,000    $(190,018) $  759,165
Eleven-for-ten stock split
distributed February 23, 2001                        6,247     101,767      (108,072)                                (58)
Comprehensive income:
   Net income                                                                117,464                             117,464
   Other comprehensive income,
   net of tax of $24,035:
      Unrealized gains on securities                                                     46,245                   46,245
      Reclassification adjustment for losses on
            securities sold                                                              (2,095)                  (2,095)
                                                                                                              ----------
Total comprehensive income                                                                                       161,614
Dividends                                                                    (54,044)                            (54,044)
Proceeds from exercise of
   common stock options                                459       5,663                                             6,122
Proceeds from Employee
   Stock Ownership Plan                                            346                                   806       1,152
Restricted stock                                         4         112           (58)                                 58
                                                   -------  ----------     ---------  ---------    ---------  ----------
Balance at September 30, 2001                       69,006     893,633        53,432     47,150     (189,212)    874,009
                                                   -------  ----------     ---------  ---------    ---------  ----------
Eleven-for-ten stock split
distributed February 22, 2002                        6,905      70,824       (77,792)                                (63)
Comprehensive income:
   Net income                                                                148,384                             148,384
   Other comprehensive income,
   net of tax of $310:
      Unrealized gains on securities                                                      1,065                    1,065
      Reclassification adjustment for losses on
            securities sold                                                                (495)                    (495)
                                                                                                              ----------
Total comprehensive income                                                                                       148,954
Dividends                                                                    (57,383)                            (57,383)
Proceeds from exercise of
   common stock options                                282       3,462                                             3,744
Proceeds from Employee
   Stock Ownership Plan                                            461                                 1,157       1,618
Restricted stock                                        19         478          (434)                                 63
Treasury stock purchases                                                                             (10,224)    (10,224)
                                                   -------  ----------     ---------  ---------    ---------  ----------
Balance at September 30, 2002                       76,212     968,858        66,207     47,720     (198,279)    960,718
                                                   -------  ----------     ---------  ---------    ---------  ----------
Eleven-for-ten stock split
distributed February 21, 2003                        7,622      79,612       (87,369)                               (135)
Comprehensive income:
   Net income                                                                144,999                             144,999
   Other comprehensive income,
   net of tax of $11,340:
      Changes in unrealized losses on securities                                        (20,157)                 (20,157)
      Reclassification adjustment for losses on
            securities sold                                                                (673)                    (673)
                                                                                                              ----------
Total comprehensive income                                                                                       124,169
Dividends                                                                    (60,004)                            (60,004)
Proceeds from exercise of
   common stock options                                357       4,369                                             4,726
Tax benefit related to exercise
   of stock options                                                            1,218                               1,218
Proceeds from Employee
   Stock Ownership Plan                                            546                                   976       1,522
Restricted stock                                        14         332          (212)                                134
Acquisition-related stock issuance                   1,349      31,933                                            33,282
Treasury stock purchases                                                                             (10,034)    (10,034)
                                                   -------  ----------     ---------  ---------    ---------  ----------
Balance at September 30, 2003                      $85,554  $1,085,650     $  64,839  $  26,890    $(207,337) $1,055,596
                                                   -------  ----------     ---------  ---------    ---------  ----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Washington Federal, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,                                                          2003            2002            2001
                                                                              ------------   ------------   ------------
                                                                                             (In thousands)
                                                                                        AS RESTATED - SEE NOTE A
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                    $    144,999   $    148,384   $    117,464
Adjustments to reconcile net income to net cash provided
 by operating activities
   Amortization of fees, discounts and premiums, net                               (12,206)       (14,719)         1,434
   Amortization of intangible assets                                                   126             --          5,875
   Depreciation                                                                      3,099          3,521          2,996
   Provision for loan losses                                                         1,500          7,000          1,850
   Gain on investment securities and real estate held for sale, net                 (4,228)          (883)        (3,636)
   Decrease (increase) in accrued interest receivable                                9,126          8,777         (7,580)
   Increase (decrease) in income taxes payable                                      (5,308)       (11,883)        15,106
   FHLB stock dividends                                                             (8,155)        (7,959)        (8,047)
   Decrease (increase) in other assets                                             (11,202)         3,810         (1,714)
   Increase in accrued expenses and other liabilities                                3,226          1,634          1,436
                                                                              ------------   ------------   ------------
Net cash provided by operating activities                                          120,977        137,682        125,184
                                                                              ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES

Loans and contracts originated
   Loans on existing property                                                   (1,078,374)      (892,595)    (1,157,278)
   Construction loans                                                             (487,692)      (363,420)      (369,808)
   Land loans                                                                     (163,533)       (87,212)      (130,161)
   Loans refinanced                                                               (137,513)       (87,607)       (86,969)
                                                                              ------------   ------------   ------------
                                                                                (1,867,112)    (1,430,834)    (1,744,216)
Savings account loans originated                                                    (1,866)        (5,765)        (3,342)
Loan principal repayments                                                        2,604,297      1,823,281      1,318,784
Increase (decrease) in undisbursed loans in process                                 71,804        (13,323)       (29,503)
Loans purchased                                                                   (417,669)       (60,874)        (2,842)
Available-for-sale securities purchased                                           (459,895)      (180,683)       (89,882)
Principal payments and maturities of available-for-sale securities                 487,438        344,986        216,992
Available-for-sale securities sold                                                  80,000         10,000         50,282
Held-to-maturity securities purchased                                             (100,100)            --             --
Principal payments and maturities of held-to-maturity securities                   115,812         80,154         45,325
Cash provided by acquisition                                                        94,314             --             --
Proceeds from sales of real estate held for sale                                    16,342         19,603         19,268
Premises and equipment purchased, net                                               (4,730)        (4,398)        (6,751)
                                                                              ------------   ------------   ------------
Net cash provided (used) by investing activities                                   618,635        582,147       (225,885)
                                                                              ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES

Net increase (decrease) in customer accounts                                      (214,248)       205,230        851,422
Net decrease in short-term borrowings                                                   --       (117,500)    (1,646,009)
Proceeds from long-term borrowings                                                      --        200,000        950,000
Proceeds from exercise of common stock options                                       5,944          3,744          6,122
Dividends paid                                                                     (60,004)       (57,383)       (54,044)
Proceeds from Employee Stock Ownership Plan                                          1,522          1,618          1,152
Treasury stock purchased, net                                                      (10,034)       (10,224)            --
Increase (decrease) in advance payments by borrowers for taxes and insurance          (737)          (492)        (5,897)
                                                                              ------------   ------------   ------------
Net cash provided (used) by financing activities                                  (277,557)       224,993        102,746
                                                                              ------------   ------------   ------------
Increase in cash and cash equivalents                                              462,055        944,822          2,045
Cash and cash equivalents at beginning of year                                     975,153         30,331         28,286
                                                                              ------------   ------------   ------------
Cash and cash equivalents at end of year                                      $  1,437,208   $    975,153   $     30,331
                                                                              ------------   ------------   ------------

Year ended September 30,                                                          2003            2002            2001
                                                                              ------------   ------------   ------------
                                                                                             (In thousands)
                                                                                        AS RESTATED - SEE NOTE A
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Non-cash investing activities
   Real estate acquired through foreclosure                                   $     11,771   $     20,294   $     18,229
Non-cash operating activities
   Assets securitized, subject to repurchase, net                                       --             --      1,388,197
Cash paid during the year for
   Interest                                                                        195,360        237,480        322,933
   Income taxes                                                                     83,878         90,743         45,746

The following summarizes the non-cash activities relating to the acquisition
   Fair value of assets and intangibles acquired, including goodwill          $   (343,626)  $         --   $         --
   Fair value of liabilities assumed                                               276,872             --             --
   Fair value of stock issued                                                       33,282             --             --
                                                                              ------------   ------------   ------------
   Cash paid out in acquisition                                                    (33,472)            --             --
   Plus cash acquired                                                              127,786             --             --
                                                                              ------------   ------------   ------------
   Net cash provided by the acquisition                                       $     94,314   $         --   $         --
                                                                              ------------   ------------   ------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001

NOTE A

RESTATEMENT OF FINANCIAL STATEMENTS

Subsequent to the issuance of the Company's September 30, 2003 consolidated financial statements and the filing of its 2003 Annual Report on Form 10-K with the Securities and Exchange Commission, management of the Company determined that the accounting for certain components of net unrealized gains on derivative instruments were incorrectly recorded. The Company's correction of its accounting for certain derivatives effected the 12 quarter period beginning with the three months ended December 31, 2000, through the September 30, 2003 quarter. The error resulted in the understatement of net income in fiscal 2001 by $3.8 million, in fiscal 2002 by $4.4 million and an overstatement of net income in fiscal 2003 of $.5 million. The cumulative impact of the restatement is an increase in net income of approximately $7.7 million or 1.92% in the aggregate, when compared with the aggregate of previously reported net income for the fiscal years 2001 through 2003.

In fiscal 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS
133). The adoption of this standard changed the way the Company accounted for its forward commitments to purchase and sell mortgage-backed securities (see Note B and Note T for a description of the Company's forward commitments). As of the beginning of fiscal 2001, under FAS 133 the Company was required to assess and measure the effectiveness of the hedge and record any ineffectiveness in earnings. Upon review of its hedging program in fiscal 2004, the Company determined that it had improperly included the difference between the spot price and the forward price of the contracts when computing the hedge effectiveness. This restatement represents an adjustment to exclude the change from the spot price compared to the forward price from the hedge effectiveness calculation and reflect the excluded component in earnings.

The FAS 133 adjustment affects the following periods as shown:

                                                  Year Ended September 30,
                                       --------------------------------------------------
                                           2003               2002                2001
                                       ----------          ----------          ----------
                                              (In thousands, except per share data)
Interest Income on MBS
       As previously reported          $   62,911          $   76,138          $   89,952
       As restated                         62,021              82,980              95,898

Gain on Sale of Investments
       As previously reported                 992                 765               3,235
       As restated                          1,040                 765               3,235

Income tax expense
       As previously reported              79,021              78,400              61,850
       As restated                         78,724              80,812              63,946

Net Income
       As previously reported             145,544             143,954             113,614
       As restated                        144,999             148,384             117,464

Basic Earnings Per Share
       As previously reported                2.09                2.06                1.63
       As restated                           2.08                2.12                1.68

Diluted Earnings Per Share
       As previously reported                2.07                2.04                1.61
       As restated                           2.06                2.10                1.67

Available for sale securities
       As previously reported             804,186             918,776           1,079,896
       As restated                        781,798             890,751           1,046,597

Other Assets
       As previously reported              12,073               1,391               1,015
       As restated                         34,461              29,416              34,314

Other Comprehensive Income
       As previously reported              34,624              56,000              51,000
       As restated                         26,890              47,720              47,150

Retained Earnings
       As previously reported              57,105              57,927              49,582
       As restated                         64,839              66,207              53,432

In addition, this restatement includes a reclassification the Company has made to the consolidated statements of financial condition to reclassify the fair value of the forward contracts (derivatives) from available for sale securities to other assets.

NOTE B

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation. The consolidated financial statements include the accounts of Washington Federal, Inc. (Company) and its wholly owned subsidiaries: Washington Federal Savings (Association), Washington Services, Inc., First Insurance Agency, Inc. and Statewide Mortgage Services, Inc.

All significant intercompany transactions and balances have been eliminated.

Description of business. Washington Federal, Inc. is a savings and loan holding company. The Company's principal operating subsidiary is Washington Federal Savings. The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans and multi-family real estate loans. The Company conducts its activities from a network of 119 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, Texas and Colorado.

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

Premiums and discounts on investments are deferred and recognized over the life of the asset using the effective interest method.

Forward contracts to purchase mortgage-backed securities are recorded at fair value on the balance sheet as a part of other assets. These contracts are designated by the Company as cash flow hedges of the price risk of the anticipated purchase of securities. On the date the Company enters into a derivative contract, the derivative instrument is designated as a hedge of the variability in expected future cash flows associated with a probable future transaction. The Company uses a series of short-term commitments that are modified (rolled) to match the term of the anticipated transaction. Under cash flow hedge accounting, if specific criteria are met, the effective portion the derivative instrument is recognized as a component of stockholders' equity through comprehensive income until the related forecasted transaction affects earnings, either through the recognition of interest income or through the sale of the security. To the extent that forward contracts to purchase securities are not designated as cash flow hedges or fail to meet hedging criteria, including purchasing the mortgage-backed securities within a specific time frame, the fair value of the contracts will be included in earnings.

The Company may enter into certain forward contracts to sell mortgage-backed securities to hedge the price risk in certain mortgage-backed securities accounted for as available-for-sale securities. To the extent forward sales contracts meet specific hedging criteria, the effective portion of the change in market value associated with the contract is recorded through comprehensive income. To the extent that forward sales contracts are not designated as cash flow hedges or fail to meet hedging criteria, the fair value of the contracts will be recorded in earnings. The Company records forward purchases and forward sales contracts net, where it has the legal right of offset, in other assets.

The Company is hedging the spot price at inception of the hedge. Changes to the contractual price of the forward contract over the length of time the contract is rolled forward are excluded from the effectiveness test and included in earnings. There is no ineffectiveness associated with the changes in the spot price from inception to delivery of the contract because the underlying security of the derivative instrument is the same as that of the forecasted transaction.

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

Deferred fees and discounts on loans. Loan discounts and loan fees are deferred and recognized over the life of the loans using the effective interest method based on actual loan payments.

Accounting for stock-based compensation. In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages application of the fair value recognition provisions in the statement. Companies may continue following rules to recognize and measure compensation as outlined in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", but are now required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the Company elected to follow the fair value recognition provisions of SFAS No. 123. The Company adopted the disclosure requirements of SFAS No. 123, but continues to measure its stock-based employee compensation arrangements under the provisions of APB Opinion No. 25 and related Interpretations. In December 2002, the FASB issued SFAS No.148, "Accounting for Stock-Based Compensation - Transition and Disclosure" which provides guidance on the transition from the intrinsic value method of accounting for stock-based employee compensation under APB Opinion No. 25 to the fair value method described in SFAS No. 123, if a company elects to do so. The Company has elected to continue to follow the intrinsic value method in accounting for stock options as provided in APB Opinion No. 25.

The Company has three stock-option employee compensation plans, which are described more fully in Note N. The fair value of options granted under the Company's stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model which utilizes the weighted-average assumptions in the following table:

Year ended September 30,                                     2003           2002             2001
------------------------                                   -------        -------           -------
Annual dividend yield                                       4.19%          4.00%             4.00%
Expected volatility                                           28%            27%               34%
Risk-free interest rate                                     2.63%          3.52%             3.80%
Expected life                                              5 years        5 years           5 years

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

Year ended September 30,                                          2003                  2002                   2001
------------------------                                       -----------           -----------           -----------
                                                                        (In thousands, except per share data)
Net income, as reported                                        $   144,999           $   148,384           $   117,464
Deduct: Total stock-based employee compensation
     determined under fair value based method for all
     awards, net of related tax effects                             (1,111)               (1,149)                 (738)
                                                               -----------           -----------           -----------
Pro forma net income                                           $   143,888           $   147,235           $   116,726

Earnings per share:
     Basic - as reported                                       $      2.08           $      2.12           $      1.68
     Basic - pro forma                                                2.07                  2.11                  1.67
     Diluted - as reported                                            2.06                  2.10                  1.67
     Diluted - pro forma                                              2.05                  2.09                  1.66

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

In the second quarters of fiscal 2003, 2002 and 2001, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend. All share and per share amounts have been adjusted to reflect these stock dividends.

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

NOTE C
INVESTMENT SECURITIES

September 30,                                                          2003
                                            -------------------------------------------------------------
                                                                   (In thousands)

                                                           Gross Unrealized
                                            Amortized   ----------------------       Fair
                                              Cost         Gains       Losses        Value         Yield
Available-for-sale securities
Mutual Fund Investments                     $ 170,000   $       -    $    (960)   $   169,040       2.37%
U.S. government and agency securities due
      Within 1 year                            96,461         442          (27)        96,876       7.08
      1 to 5 years
      5 to 10 years                            10,509           -           (9)        10,500       5.36
      Over 10 years                            13,941       5,732            -         19,673       9.29
Mortgage-Backed Securities
      Agency pass-through certificates        462,948      22,922         (161)       485,709       6.14
                                            ---------   ---------    ---------    -----------    -------
                                              753,859      29,096       (1,157)       781,798
Held-to-maturity securities
Tax-exempt municipal bonds due
      5 to 10 years                             3,989         371            -          4,360       8.92
      Over 10 years                            10,140       1,216            -         11,356       8.67
U.S. government and agency securities due
      1 to 5 years                                  -           -            -              -
Mortgage-Backed Securities
      Agency pass-through certificates        140,049       4,506       (1,185)       143,370       6.27%
                                            ---------   ---------    ---------    -----------
                                              154,178       6,093       (1,185)       159,086
                                            ---------   ---------    ---------    -----------
                                            $ 908,037   $  35,189    $  (2,342)   $   940,884
                                            =========   =========    =========    ===========

September 30,                                                                            2002
                                                        ------------------------------------------------------------------------
                                                                                   (In thousands)

                                                                           Gross Unrealized
                                                          Amortized   --------------------------        Fair
                                                            Cost         Gains          Losses          Value            Yield
Available-for-sale securities

U.S. government and agency securities due
       Within 1 year                                    $    64,500   $       245    $         -    $      64,745          7.80%
       1 to 5 years                                          15,045         1,314              -           16,359          6.98
       5 to 10 years                                          4,745           128            (38)           4,835          7.04
       Over 10 years                                          9,280         5,350              -           14,630         10.41
Mortgage-Backed Securities
       Agency pass-through certificates                     743,188        47,080            (86)         790,182          6.73
                                                        -----------   -----------    -----------    -------------       -------
                                                            836,758        54,117           (124)         890,751
Held-to-maturity securities
Tax-exempt municipal bonds due
       5 to 10 years                                          3,993           521              -            4,514          8.92
       Over 10 years                                         12,855         1,205             (9)          14,051          8.95

U.S. government and agency securities due
       1 to 5 years                                               -             -              -                -
Mortgage-Backed Securities
       Agency pass-through certificates                     152,077         8,948              -          161,025          7.04%
                                                        -----------   -----------    -----------    -------------
                                                            168,925        10,674             (9)         179,590
                                                        -----------   -----------    -----------    -------------
                                                        $ 1,005,683   $    64,791    $      (133)   $   1,070,341
                                                        ===========   ===========    ===========    =============

$80.0 million in available-for-sale securities were sold in fiscal 2003, resulting in a net gain of $1,040,000. A $10.0 million available-for-sale security was sold in fiscal 2002, resulting in a gain of $765,000. $50.3 million of available-for-sale securities were sold in 2001, resulting in a gain of $3.2 million.

Substantially all mortgage-backed securities have contractual due dates that exceed 10 years.

NOTE D

LOANS RECEIVABLE AND SECURITIZED ASSETS SUBJECT TO REPURCHASE

September 30,                                2003          2002
--------------------------------------    ----------    ----------
                                               (In thousands)
Conventional real estate
   Permanent single-family residential    $3,851,720    $4,145,122
   Multi-family                              479,129       441,648
   Land                                      217,214       179,936
   Construction                              639,058       574,866
                                          ----------    ----------
                                           5,187,121     5,341,572
                                          ----------    ----------
Less
   Allowance for probable losses              25,806        23,912
   Loans in process                          307,537       235,733
   Deferred loan origination fees             36,270        33,963
                                          ----------    ----------
                                             369,613       293,608
                                          ----------    ----------
                                          $4,817,508    $5,047,964
                                          ----------    ----------

The Company originates adjustable and fixed interest rate loans, which at September 30, 2003 consisted of the following:

             Fixed-Rate                                Adjustable-Rate
           (In thousands)                               (In thousands)
Term to Maturity     Book Value      Term to Rate Adjustment     Book Value
Within 1 year       $    19,615      Less than 1 year            $  606,672
1 to 3 years             60,009      1 to 3 years                    97,430
3 to 5 years             73,552      3 to 5 years                   122,196
5 to 10 years           359,443      5 to 10 years                   25,559
10 to 20 years          445,831      10 to 20 years                     ---
Over 20 years         3,376,814      Over 20 years                      ---
                    -----------                                  ----------
                    $ 4,335,264                                  $  851,857
                    -----------                                  ----------

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

Loans by geographic concentration were as follows:

September 30, 2003           Washington    Idaho     Oregon       Utah     Arizona      Other        Total
--------------------------  -----------  ---------  ---------  ---------  ---------   ---------   -----------
                                                       (In thousands)
Conventional real estate
   Permanent single-family
     residential            $ 1,492,999  $ 464,792  $ 624,827  $ 401,448  $ 360,462   $ 507,192   $ 3,851,720
   Multi-family                 129,374     33,071    161,633     33,639     99,334      22,078       479,129
   Land                         114,951     42,694     16,482     20,903     20,181       2,003       217,214
   Construction                 281,987     89,604    101,895     81,073     70,264      14,235       639,058
                            -----------  ---------  ---------  ---------  ---------   ---------   -----------
                            $ 2,019,311  $ 630,161  $ 904,837  $ 537,063  $ 550,241   $ 545,508   $ 5,187,121
                            -----------  ---------  ---------  ---------  ---------   ---------   -----------

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

NOTE E

ALLOWANCE FOR LOSSES ON LOANS AND SECURITIZED ASSETS SUBJECT TO REPURCHASE

Year ended September 30,          2003         2002         2001
----------------------------    --------     --------     --------
                                          (In thousands)
Balance at beginning of year    $ 23,912     $ 19,683     $ 20,831
Provision for loan losses          1,500        7,000        1,850
Charge-offs                       (1,310)      (3,401)      (3,845)
Recoveries                           107          630          847
Acquired reserves                  1,597          ---          ---
                                --------     --------     --------
Balance at end of year          $ 25,806     $ 23,912     $ 19,683
                                --------     --------     --------

NOTE F

INTEREST RECEIVABLE

September 30,                                                      2003         2002
-------------------------------------------------------------    --------     --------
                                                                   (In thousands)
Loans receivable and securitized assets subject to repurchase    $ 24,929     $ 33,067
Allowance for uncollected interest on loans receivable               (807)        (956)
Mortgage-backed securities                                          3,043        5,158
Investment securities                                               2,324        2,234
                                                                 --------     --------
                                                                 $ 29,489     $ 39,503
                                                                 --------     --------

NOTE G

PREMISES AND EQUIPMENT

September 30,                                       2003         2002
---------------------------------    --------     --------     --------
                                                      (In thousands)
                                    Estimated
                                   Useful Life
                                   -----------
Land                                       --     $ 18,982     $ 13,643
Buildings                             25 - 40       55,509       52,975
Leasehold improvements                 7 - 15        5,409        5,302
Furniture, fixtures and equipment      2 - 10       15,446       15,052
                                                  --------     --------
                                                    95,346       86,972
Less accumulated depreciation                      (34,404)     (31,853)
                                                  --------     --------
                                                  $ 60,942     $ 55,119
                                                  --------     --------

The Company has non-cancelable operating leases for branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, are immaterial. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $1,862,000, $1,895,000 and $1,606,000 in 2003, 2002 and 2001.

NOTE H

REAL ESTATE HELD FOR SALE

September 30,                       2003          2002
                                    ----          ----
                                      (In thousands)
Acquired for development          $  4,708      $  7,072
Acquired in settlement of loans     11,496        10,515
                                  --------      --------
                                  $ 16,204      $ 17,587
                                  --------      --------

NOTE I

CUSTOMER ACCOUNTS

September 30,                                             2003          2002
---------------------------------------------------    ----------    ----------
                                                            (In thousands)
Checking accounts, .75% and under                      $  190,352    $  191,542
Passbook and statement accounts, .75%                     234,023       157,759
Insured money market accounts, .50% to 1.00%            1,037,641       972,993
Certificate accounts

   Less than 3.00%                                      2,401,924     1,619,867
   3.00% to 3.99%                                         257,646       935,687
   4.00% to 4.99%                                         258,875       373,230
   5.00% to 5.99%                                         120,960       189,712
   6.00% to 6.99%                                          18,139        11,460
   7.00% and over                                             491           ---
                                                       ----------    ----------
Total certificates                                      3,058,035     3,129,956
                                                       ----------    ----------
Repurchase agreements with customers, .75% to 1.55%        57,547        69,672
                                                       ----------    ----------
                                                       $4,577,598    $4,521,922
                                                       ----------    ----------

Certificate maturities were as follows:

September 30,       2003          2002
-------------    ----------    ----------
                      (In thousands)
Within 1 year    $2,313,645    $2,590,373
1 to 2 years        236,988       156,413
3 to 4 years        183,379        62,260
Over 4 years        324,023       320,910
                 ----------    ----------
                 $3,058,035    $3,129,956
                 ----------    ----------

Customer accounts over $100,000 totaled $1,133,000,000 as of September 30, 2003 and $1,040,000,000 as of September 30, 2002.

Interest expense on customer accounts consisted of the following:

Year ended September 30,                            2003           2002          2001
---------------------------------------------    ---------      ---------      ---------
                                                              (In thousands)
Checking accounts                                $   1,655      $   2,310      $   2,426
Passbook and statement accounts                      2,114          3,201          4,066
Insured money market accounts                       14,947         22,231         24,514
Certificate accounts                                85,931        122,705        160,018
                                                 ---------      ---------      ---------
                                                   104,647        150,447        191,024
Repurchase agreements with customers                 1,651          2,259          4,138
                                                 ---------      ---------      ---------
                                                   106,298        152,706        195,162
Less early withdrawal penalties                       (379)          (418)          (452)
                                                 ---------      ---------      ---------
                                                 $ 105,919      $ 152,288      $ 194,710
                                                 ---------      ---------      ---------
Weighted-average interest rate at end of year         1.94%          2.96%          4.31%
Weighted daily average interest rate
during the year                                       2.38           3.41           5.28

NOTE J

FHLB ADVANCES

Maturity dates of FHLB advances were as follows:

September 30,           2003          2002
-----------------    ----------    ----------
                          (In thousands)
FHLB advances due
Within 1 year        $  250,000    $      ---
1 to 3 years            300,000       450,000
4 to 5 years            400,000       100,000
More than 5 years       700,000     1,100,000
                     ----------    ----------
                     $1,650,000    $1,650,000
                     ----------    ----------

Included in the table above are $1,300,000,000 of FHLB advances that are callable by the FHLB. If these callable advances were called at the earliest call dates, the maturities of all FHLB advances would be as follows:

September 30,           2003          2002
-----------------    ----------    ----------
                          (In thousands)
FHLB advances due
Within 1 year        $  850,000    $  600,000
1 to 3 years            700,000       650,000
4 to 5 years            100,000       400,000
More than 5 years           ---           ---
                     ----------    ----------
                     $1,650,000    $1,650,000
                     ----------    ----------

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows:

September 30,                                              2003             2002           2001
----------------------------------------------------    -----------     -----------     -----------
                                                                       (In thousands)
Weighted-average interest rate at end of year                  5.13%           5.13%           5.12%
Weighted daily average interest rate during the year           5.19            5.28            5.44
Daily average of FHLB advances                          $ 1,650,023     $ 1,558,384     $ 1,336,025
Maximum amount of FHLB advances at any month end          1,654,000       1,654,000       2,107,000
Interest expense during the year                             85,564          82,357          72,654

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

NOTE K

OTHER BORROWINGS

September 30,                                        2003       2002
-----------------------------------------------   ---------   ----------
                                                      (In thousands)
Securities sold under agreements to repurchase
   Callable once in 2007, matures in 2012         $ 100,000   $  100,000
                                                  ---------   ----------

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

Financial data pertaining to the weighted-average cost and the amount of securities sold under agreements to repurchase were as follows:

September 30,                                                2003           2002           2001
------------------------------------------------------    ----------     ----------     ----------
                                                                       (In thousands)
Weighted-average interest rate at end of year                   3.44%          3.36%           ---%
Weighted daily average interest rate during the year            3.39           3.36           5.75
Daily average of securities sold under agreements
   to repurchase                                          $  100,000     $    4,110     $  785,563

NOTE K

September 30,                                                2003           2002           2001
------------------------------------------------------    ----------     ----------     ----------
                                                                       (In thousands)
Maximum securities sold under agreements to repurchase
   at any month end                                       $ 100,000      $ 100,000      $1,074,509
Interest expense during the year                              3,388            140          45,149

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

September 30,                                                        2003          2002
---------------------------------------------------------------    ---------    ---------
                                                                       (In thousands)
Deferred tax assets
   Real estate valuation reserves                                  $     ---    $     440
   Deferred compensation                                                 198          230
   Loan loss reserves                                                  3,437          ---
                                                                   ---------    ---------
   Total deferred tax assets                                           3,635          670
                                                                   ---------    ---------
Deferred tax liabilities
   FHLB stock dividends                                               31,919       30,538
   Core deposit intangible                                             1,748          ---
   Discounts                                                             413           (8)
   Loan loss reserves                                                    ---          742
   Valuation adjustment                                               18,850       30,000
   Depreciation                                                        3,528        2,085
   Loan origination costs                                             13,640        9,214
   Securitized asset subject to repurchase valuation adjustment          673        2,653
   Other, net                                                          3,349        5,631
                                                                   ---------    ---------
   Total deferred tax liabilities                                     74,120       80,855
                                                                   ---------    ---------
Net deferred tax liability                                         $  70,485    $  80,185
                                                                   ---------    ---------

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,      2003     2002     2001
---------------------------   ----     ----     ----
Statutory income tax rate       35%      35%      35%
Dividend received deduction     (1)      (1)      (1)
Other                           (1)     ---      ---
State income tax                 2        1        1
                              ----      ---      ---
Effective income tax rate       35%      35%      35%
                              ----      ---      ---

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

                                                                         Weighted-Average
                                                                      Fair Value of Option
                                  Average Price(1)       Number(1)        Shares Granted
                                  ----------------       ---------    ---------------------
Outstanding, October 1, 2000         $    13.34          2,663,546
Granted in 2001                           15.34            101,217          $     4.05
Exercised in 2001                         10.56           (578,673)
Forfeited in 2001                         13.85           (138,349)
                                     ----------          ---------
Outstanding, September 30, 2001           14.18          2,047,741
Granted in 2002                           18.31            842,655                3.42
Exercised in 2002                         11.78           (317,935)
Forfeited in 2002                         16.02           (165,210)
                                     ----------          ---------
Outstanding, September 30, 2002           15.82          2,407,251
Granted in 2003                           20.33             82,170                3.54
Exercised in 2003                         13.10           (391,176)
Forfeited in 2003                         16.63           (158,944)
                                     ----------          ---------
Outstanding, September 30, 2003      $    16.49          1,939,301
                                     ----------          ---------

(1)Average price and number of stock options granted, exercised and forfeited have been adjusted for the 10% stock dividends.

Financial data pertaining to outstanding stock options were as follows:

                               September 30, 2003

                                                                                              Weighted-
                                     Weighted-          Weighted-                               Average
                                      Average            Average            Number of      Exercisable Price
   Ranges of        Number of        Remaining       Exercise Price of     Exercisable      of Exercisable
Exercise Prices   Option Shares   Contractual Life    Option Shares       Option Shares      Option Shares
---------------   -------------   ----------------   -----------------    -------------    -----------------
$  8.91 - 14.18       711,901          5.5 years        $   13.71            236,225         $   12.82
  15.03 - 16.62       156,642          5.7                  15.66             36,232             15.87
  18.31 - 21.52     1,070,758          7.1                  18.46            177,971             18.32
                    ---------          ---------        ---------         ----------         ---------
                    1,939,301          6.4 years        $   16.49            450,428         $   15.24
                    ---------                           ---------         ----------         ---------

NOTE O

STOCKHOLDERS' EQUITY

In the second quarter of fiscal 2003, 2002 and 2001, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend in addition to the regular quarterly cash dividends on its shares of common stock.

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

                                                                                              Categorized as
                                                                                          Well Capitalized Under
                                                                           Capital           Prompt Corrective
                                                     Actual          Adequacy Guidelines     Action Provisions
                                              --------------------   -------------------- -----------------------
                                               Capital     Ratio     Capital      Ratio     Capital      Ratio
                                              --------   ---------   --------   --------- ---------    ----------
September 30, 2003                                                      (In thousands)
   Total capital to
    risk-weighted assets                      $974,775      24.56%   $317,465       8.00%   $396,831      10.00%
   Tier I capital to risk-weighted assets      956,470      24.10          NA         NA     238,099       6.00
   Core capital to adjusted tangible assets    956,470      12.91          NA         NA     370,373       5.00
   Core capital to total assets                956,470      12.91     222,224       3.00          NA         NA
   Tangible capital to tangible assets         956,470      12.91     111,112       1.50          NA         NA
September 30, 2002
   Total capital to risk-weighted assets      $875,847      22.62%   $309,807       8.00%   $387,259      10.00%
   Tier I capital to risk-weighted assets      860,179      22.21          NA         NA     232,355       6.00
   Core capital to adjusted tangible assets    860,179      11.85          NA         NA     363,095       5.00
   Core capital to total assets                860,179      11.85     217,857       3.00          NA         NA
   Tangible capital to tangible assets         860,179      11.85     108,928       1.50          NA         NA

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

Information used to calculate earnings per share follows:

Year ended September 30,                                        2003           2002          2001
------------------------                                     -----------   -----------   -------------
                                                               (In thousands, except per share data)
Net income                                                   $   144,999   $   148,384   $   117,464
Weighted-average shares
   Basic weighted-average number of
      common shares outstanding                               69,661,074    69,855,216    69,714,999
   Dilutive effect of outstanding common stock equivalents       571,621       667,944       746,518
                                                             -----------   -----------   -----------
   Diluted weighted-average number of
      common shares outstanding                               70,232,695    70,523,160    70,461,517
                                                             -----------   -----------   -----------
Net income per share
   Basic                                                     $      2.08   $      2.12   $      1.68
   Diluted                                                          2.06          2.10          1.67

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

September 30,                                           2003                        2002
------------------------------------------    ------------------------    ------------------------
                                                                  (In thousands)
                                               Carrying     Estimated      Carrying     Estimated
                                                Amount      Fair Value      Amount      Fair Value
                                              ----------    ----------    ----------    ----------
Financial assets
   Cash and cash equivalents                  $1,437,208    $1,437,208    $  975,153    $  975,153
   Available-for-sale securities                 781,798       781,798       890,751       890,751
   Held-to-maturity securities                   154,178       159,086       168,925       179,590
   Loans receivable and securitized assets     4,817,508     4,899,274     5,047,964     5,743,480
   FHLB stock                                    143,851       143,851       132,320       132,320
    Forward Contracts - Derivatives               22,388        22,388        28,025        28,025
Financial liabilities
   Customer accounts                           4,577,598     4,590,160     4,521,922     4,538,726
   FHLB advances and other borrowings          1,750,000     1,925,532     1,750,000     1,897,468

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

Available for sale securities, held to maturity securities and derivatives - Estimated fair value for securities issued by quasi-governmental agencies is based on quoted market prices. The fair value of all other securities and derivatives is based on dealer estimates.

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

NOTE Q

ACQUISITION AND INTANGIBLE ASSETS

On August 31, 2003, the Company acquired United Savings and Loan Bank. The acquisition was accounted for as a purchase transaction with the total cash consideration funded through internal sources. The purchase price was $65,604,000, of which $32,322,000 was paid in cash and $33,282,000 was paid in stock. In addition, the Company paid $1,150,000 in three non-compete and severance agreements, of which $575,000 was allocated to both goodwill and the non-compete agreement intangible. The purchase price has been allocated to the underlying assets and liabilities based on estimated fair values at the date of acquisition. Results of operations are included from the date of acquisition. The Company acquired assets with an estimated fair value of $343,626,000 and assumed liabilities with an estimated fair value of $276,872,000. The acquisition produced goodwill of $19,263,000, a core deposit intangible of $4,921,000 and a non-compete agreement intangible of $575,000.

The balance of the Company's intangible assets was as follows:

                                           Core Deposit  Non-Compete
                                 Goodwill   Intangible    Agreement     Total
                                 --------  ------------  -----------   --------
                                                (In thousands)
Balance at September 30, 2001    $ 35,703    $    ---     $    ---     $ 35,703
Accumulated amortization              ---         ---          ---          ---
                                 --------    --------     --------     --------
Balance at September 30, 2002      35,703         ---          ---       35,703

United acquisition                 19,263       4,921          575       24,759

Accumulated amortization              ---        (116)         (10)        (126)
                                 --------    --------     --------     --------
Balance at September 30, 2003    $ 54,966    $  4,805     $    565     $ 60,336
                                 --------    --------     --------     --------

The table below presents the estimated intangible asset amortization expense for the next five years:

Year ended September 30,    Amortization expense
------------------------    --------------------
                               (In thousands)
2004                              $  1,396
2005                                 1,198
2006                                 1,000
2007                                   801
2008                                   593

NOTE R

FINANCIAL INFORMATION - WASHINGTON FEDERAL, INC.

The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

Statements of Financial Condition

September 30,                                                        2003          2002
--------------------------------------                            ----------    ----------
                                                                        (In thousands)
Assets
Cash                                                             $     4,527     $     2,268
Investment in subsidiary                                           1,053,451         959,250
Dividend receivable                                                   12,000          14,000
                                                                 -----------     -----------
   Total assets                                                  $ 1,069,978     $   975,518
                                                                 ===========     ===========
Liabilities
Dividend payable and other liabilities                           $    14,382     $    14,800
                                                                 -----------     -----------

Stockholders' equity
Common stock, $1.00 par value: 100,000,000 shares authorized;
   85,553,789 and 83,833,244 shares issued;
   71,173,487 and 69,894,902 shares outstanding                  $    85,554     $    76,212
Paid-in capital                                                    1,085,650         968,858
Accumulated other comprehensive income, net of tax                    26,890          47,720
Treasury stock, at cost; 14,380,302 and 13,938,342 shares           (207,337)       (198,279)
Retained earnings                                                     64,839          66,207
                                                                 -----------     -----------
   Total stockholders' equity                                      1,055,596         960,718
                                                                 -----------     -----------
   Total liabilities and stockholders' equity                    $ 1,069,978     $   975,518
                                                                 ===========     ===========

Statements of Operations

Year ended September 30,                                        2003        2002        2001
----------------------------------------------------------    --------    --------    --------
                                                                       (In thousands)
Income
   Dividends from subsidiary                                  $ 63,500    $ 64,000    $ 45,000
Expense
      Miscellaneous                                                389         380         354
                                                              --------    --------    --------
   Net income before equity in undistributed net income of
      subsidiary                                                63,111      63,620      44,646
Equity in undistributed net income of subsidiary                81,751      84,630      72,693
                                                              --------    --------    --------
Income before income taxes                                     144,862     148,250     117,339
Income tax benefit                                                 137         134         125
                                                              --------    --------    --------
Net income                                                    $144,999    $148,384    $117,464
                                                              ========    ========    ========

Statements of Cash Flows

Year ended September 30,                                  2003           2002           2001
---------------------------------------------------    ----------     ----------     ----------
                                                                    (In thousands)
Cash Flows From Operating Activities
Net income                                             $  144,999     $  148,384     $  117,464
Adjustments to reconcile net income to net
      cash provided by operating activities
   Equity in undistributed net income of subsidiary       (81,751)       (84,630)       (72,693)
   Decrease (increase) in dividend receivable               2,000         (1,875)         1,875
   Increase (decrease) in dividend payable                   (417)           920            758
                                                       ----------     ----------     ----------
   Net cash provided by operating activities               64,831         62,799         47,404
Cash Flows From Financing Activities
Issuance of common stock through stock option plan          5,944          3,744          6,224
Proceeds from Employee Stock Ownership Plan                 1,522          1,618          1,108
Treasury stock purchased                                  (10,034)       (10,224)           ---
Dividends                                                 (60,004)       (57,383)       (54,102)
                                                       ----------     ----------     ----------
   Net cash used by financing activities                  (62,572)       (62,245)       (46,770)
                                                       ----------     ----------     ----------
   Increase in cash                                         2,259            554            634
   Cash at beginning of year                                2,268          1,714          1,080
                                                       ----------     ----------     ----------
   Cash at end of year                                 $    4,527     $    2,268     $    1,714
                                                       ----------     ----------     ----------

NOTE S

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter, as adjusted for the restatement as described in Note A:

AS RESTATED - SEE NOTE A

                                  First         Second         Third         Fourth
Year ended September 30, 2003    Quarter        Quarter        Quarter       Quarter
-----------------------------  ----------     ----------     ----------     ----------
                                        (In thousands, except per share data)
Interest income                $  121,476     $  113,587     $  109,972     $  104,260
Interest expense                   53,703         49,565         46,917         44,699
                               ----------     ----------     ----------     ----------
Net interest income                67,773         64,022         63,055         59,561
Provision for loan losses           1,250            150            100            ---
Other operating income              2,267          5,888          3,671          4,745
Other operating expense            12,054         12,265         10,796         10,644
                               ----------     ----------     ----------     ----------
Income before income taxes         56,736         57,495         55,830         53,662
Income taxes                       20,001         20,269         19,539         18,915
                               ----------     ----------     ----------     ----------
Net income                     $   36,735     $   37,226     $   36,291     $   34,747
                               ----------     ----------     ----------     ----------
Basic earnings per share       $      .53     $      .54     $      .52     $      .50
                               ----------     ----------     ----------     ----------
Diluted earnings per share     $      .52     $      .53     $      .52     $      .49
                               ----------     ----------     ----------     ----------
Cash dividends per share       $      .21     $      .21     $      .22     $      .22
                               ----------     ----------     ----------     ----------
Return of average assets             1.99%          2.03%          2.00%          1.90%
                               ==========     ==========     ==========     ==========

                                  First         Second          Third         Fourth
Year ended September 30, 2002    Quarter        Quarter        Quarter        Quarter
-----------------------------  ----------     ----------     ----------     ----------
                                        (In thousands, except per share data)
Interest income                $  133,036     $  128,196     $  125,254     $  125,316
Interest expense                   65,357         58,274         55,874         55,436
                               ----------     ----------     ----------     ----------
Net interest income                67,679         69,922         69,380         69,880
Provision for loan losses           2,000          2,000          1,500          1,500
Other operating income              3,445          2,165          2,299          2,253
Other operating expense            12,761         13,149         13,051         11,867
                               ----------     ----------     ----------     ----------
Income before income taxes         56,363         56,938         57,128         58,767
Income taxes                       19,870         20,072         20,138         20,732
                               ----------     ----------     ----------     ----------
Net income                     $   36,493     $   36,866     $   36,990     $   38,035
                               ----------     ----------     ----------     ----------
Basic earnings per share       $      .52     $      .53     $      .53     $      .54
                               ----------     ----------     ----------     ----------
Diluted earnings per share     $      .52     $      .52     $      .52     $      .54
                               ----------     ----------     ----------     ----------
Cash dividends per share       $      .20     $      .20     $      .21     $      .21
                               ----------     ----------     ----------     ----------
Return of average assets             2.09%          2.09%          2.09%          2.11%
                               ----------     ----------     ----------     ----------

AS PREVIOUSLY REPORTED

                                     First         Second         Third          Fourth
Year ended September 30, 2003       Quarter        Quarter        Quarter        Quarter
------------------------------    ----------     ----------     ----------     ----------
                                           (In thousands, except per share data)
Interest income                   $  122,068     $  114,326     $  109,961     $  103,830
Interest expense                      53,703         49,565         46,917         44,699
                                  ----------     ----------     ----------     ----------
Net interest income                   68,365         64,761         63,044         59,131
Provision for loan losses              1,250            150            100            ---
Other operating income                 1,866          5,491          3,482          3,984
Other operating expense               11,653         11,868         10,410         10,128
                                  ----------     ----------     ----------     ----------
Income before income taxes            57,328         58,234         56,016         52,987
Income taxes                          20,210         20,530         19,605         18,676
                                  ----------     ----------     ----------     ----------
Net income                        $   37,118     $   37,704     $   36,411     $   34,311
                                  ----------     ----------     ----------     ----------
Basic earnings per share          $      .54     $      .54     $      .52     $      .49
                                  ----------     ----------     ----------     ----------
Diluted earnings per share        $      .52     $      .54     $      .52     $      .49
                                  ----------     ----------     ----------     ----------
Cash dividends per share          $      .21     $      .21     $      .22     $      .22
                                  ----------     ----------     ----------     ----------
Return of average assets                2.03%          2.08%          2.02%          1.89%
                                  ==========     ==========     ==========     ==========

                                     First         Second         Third         Fourth
Year ended September 30, 2002       Quarter        Quarter        Quarter       Quarter
------------------------------    ----------     ----------     ----------     ----------
                                       (Dollars in thousands, except per share data)
Interest income                   $  131,325     $  126,485     $  123,543     $  123,607
Interest expense                      65,357         58,274         55,875         55,435
                                  ----------     ----------     ----------     ----------
Net interest income                   65,968         68,211         67,668         68,172
Provision for loan losses              2,000          2,000          1,500          1,500
Other operating income                 3,002          1,553          1,803          1,848
Other operating expense               12,318         12,536         12,553         11,464
                                  ----------     ----------     ----------     ----------
Income before income taxes            54,652         55,228         55,418         57,056
Income taxes                          19,267         19,469         19,535         20,129
                                  ----------     ----------     ----------     ----------
Net income                        $   35,385     $   35,759     $   35,883     $   36,927
                                  ----------     ----------     ----------     ----------
Basic earnings per share          $      .51     $      .51     $      .51     $      .53
                                  ----------     ----------     ----------     ----------
Diluted earnings per share        $      .50     $      .51     $      .51     $      .52
                                  ----------     ----------     ----------     ----------
Cash dividends per share          $      .20     $      .20     $      .21     $      .21
                                  ----------     ----------     ----------     ----------
Return of average assets                2.04%          2.05%          2.04%          2.07%
                                  ----------     ----------     ----------     ----------

NOTE T

DERIVATIVE INSTRUMENTS

The Company accepts a high level of interest rate risk as a result of its policy to originate fixed-rate single family home loans that are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. The Company enters into forward contracts to purchase and sell mortgage-backed securities as part of its interest rate risk management program. These forward contracts are derivative instruments as defined by SFAS No. 133, as amended. The forward contracts allow the Company to hedge the risk of varying mortgage-backed securities prices in the future as the result of changes in interest rates. The estimated amount of net unrealized gains that may be recorded through earnings in the next twelve months is $1.8 million (after tax), assuming a 20% prepayment of principal of the underlying security. The net after tax impact to the income statement of excluding the changes in the contractual price of the forward commitments over time from the effectiveness test was $2,321,000, $8,702,000, $3,993,000 for fiscal years 2003, 2002, and 2001 respectively. These amounts were recorded through the income statement as a part of interest income on mortgage backed securities. The Company has determined anticipated purchase dates for each forward commitment to purchase ranging from October 2003 through November 2004. The Company has determined anticipated sale dates for each forward commitment to sell ranging from December 2003 through September 2004. The net fair value of these contracts is included as a part of other assets. The related mortgage-backed securities are designated as available-for-sale securities upon exercise of the commitments to purchase.

The notional amounts, fair value and unrealized gains (losses) on the forward contracts were as follows:

September 30,                              2003                                 2002
-----------------------    ------------------------------------  -----------------------------------
                                                        (In thousands)
                           Notional      Fair      Unrealized    Notional      Fair      Unrealized
                            Amount       Value    Gain (Loss)     Amount       Value     Gain (loss)
                           --------    --------  -------------   --------    ---------   -----------
Commitments to purchase    $320,000    $ 28,909     $ 18,281     $270,000    $ 36,212     $ 23,783
Commitments to sell         160,000      (6,521)      (4,456)     220,000      (8,187)      (5,372)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

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

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

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

As discussed in Note A, the accompanying consolidated financial statements as of September 30, 2003 and 2002, and for each of the three years in the period ended September 30, 2003, have been restated.

/s/ Deloitte & Touche, LLP
----------------------------
DELOITTE & TOUCHE LLP

Seattle, Washington
November 6, 2003

(November 5, 2004, as to the effects of the restatement described in Note A)

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

                   Mellon Investor Services L.L.C.
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

Form 10-K/A        This report and all SEC filings are available on the
                   Company's web site at:  www.washingtonfederal.com

Stock Information  Washington Federal, Inc. is traded on the NASDAQ Stock
                   Market. The common stock symbol is WFSL. At September 30, 2003, there were approximately 2,584 stockholders of record.

                                         Stock Prices
                   Quarter Ended         High     Low    Dividends
                   -----------------------------------------------
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

DEREK L. CHINN
Former President and Chief Executive Officer,
United Savings and Loan Bank

JOHN F. CLEARMAN
Former Chief Financial Officer,
Milliman USA, Inc.

H. DENNIS HALVORSON
Former Chief Executive Officer, United Bank

KERMIT O. HANSON
Dean Emeritus
University of Washington
Graduate School of
Business Administration

W. ALDEN HARRIS
Former Executive
Vice President

ANNA C. JOHNSON
Senior Partner
Scan East West Travel

THOMAS F. KENNEY
Vice President Finance
Haggen, Inc.

CHARLES R. RICHMOND
Former Executive
Vice President

DIRECTORS EMERITI
E.W. MERSEREAU, JR.
RICHARD C. REED

EXECUTIVE MANAGEMENT COMMITTEE

BRENT J. BEARDALL
Senior Vice President
and Chief Financial Officer

LINDA S. BROWER
Executive Vice President

EDWIN C. HEDLUND
Executive Vice President and Secretary

JACK B. JACOBSON
Executive Vice President
and Chief Lending Officer

ROY M. WHITEHEAD
Vice Chairman, President and
Chief Executive Officer

DEPARTMENT MANAGERS

Appraisal
HEATHER ST. CLAIR

Branch Loan Underwriting
MICHAEL BUSH
Vice President

Credit Administration-Construction and Land
JAMES E. CADY
Senior Vice President

DALE SULLIVAN
Vice President

Corporate Real Estate and Taxes
KEITH D. TAYLOR
Senior Vice President
and Treasurer

Data Processing
TERRY O. PERMENTER
Senior Vice President

Deposit Operations
BEN A. WHITMARSH
Senior Vice President

Internal Audit
BARBARA A. MURPHY
Vice President

Legal/Special Credits
PAUL TYLER
Vice President and Counsel

Loan Operations
LEANN BURKE
Officer

Loan Servicing
LARRY PLUMB
Senior Vice President

Manuals/Training
LINDA NICHOLL
Assistant Vice President

Marketing and Investor Relations
CATHY COOPER
Vice President

Multi-Family Loans
J. TIMOTHY GRANT
Senior Vice President

Permanent Loan Production
JOHN WUNDERLICH
Vice President

Permanent Loan Underwriting and
Wholesale Lending
COLLEEN WELLS
Vice President

SUBSIDIARIES
First Insurance Agency, Inc.
317 S. 2nd Street
Mount Vernon, WA  98273
1-800-562-2555
(360) 336-9630
DUANE HENSON

Washington Services, Inc.
6125 South Morgan Road
Freeland, WA 98249

SOUTH SOUND
WASHINGTON
16 Office Locations
Division Manager
RONDA TOMLINSON
Vice President
9919 Bridgeport Way S.W.
Lakewood, WA 98499

MIDSOUND
WASHINGTON
14 Office Locations
Division Manager
E. CRAIG WILSON
Vice President
5809 196th S.W.
Lynnwood, WA 98036

CENTRAL SEATTLE
4 Office Locations
Regional Manager

ROBERT ZIRK
Vice President
601 S. Jackson
Seattle, WA 98104

NORTHERN WASHINGTON
10 Office Locations
Division Manager
DOUGLAS A. ROWELL
Senior Vice President
317 S. 2nd Street
Mount Vernon, WA 98273

WESTERN IDAHO
12 Office Locations
Division Manager
ROBERT P. LINK
Senior Vice President
1001 W. Idaho St.
Boise, ID 83701

EASTERN IDAHO
4 Office Locations
Division Manager
LARRY WADSWORTH
Senior Vice President
500 North Capital
Idaho Falls, ID 83402

SOUTHERN OREGON
15 Office Locations
Division Manager
PEGGY HOBIN
Senior Vice President
300 Ellsworth St. SW
Albany, OR 97321

NORTHERN OREGON
10 Office Locations
Interim Division Manager
DALE SULLIVAN
Vice President
14990 S.W. Bangy Road
Lake Oswego, OR 97035

UTAH
10 Office Locations
Division Manager
RICHARD FISHER
Senior Vice President
505 East 200 South
Salt Lake City, UT 84102

PHOENIX ARIZONA
12 Office Locations
Division Manager
Wendy yates
Vice President
2196 E. Camelback Road, Suite 100
Phoenix, AZ 85016

TUCSON ARIZONA
8 Office Locations
Division Manager
GEORGIA VELARDE
Vice President
5151 E. Broadway Blvd., Suite 105
Tucson, AZ 85711

NEVADA
2 Office Locations
Division Manager
PAMELA K. CALLAHAN
Vice President
9340 Sun City Blvd. #103
Las Vegas, NV 89134

TEXAS
1 Office Location
Division Manager
VAUGHN PEARSON
Senior Vice President
7001 Preston Road, Suite 110
Dallas, TX 75205

COLORADO
1 Loan Production Office
SCOTT BRKOVICH
Officer
384 Inverness Drive South, Suite 105
Englewood, CO 80112

44