Form 10-K, Exhibit 13
period 2004-09-30
WASHINGTON FEDERAL INC
filed 2004-11-30
CIK 936528

                                                                               .
                                                                               .
                                                                               .
                                                                      EXHIBIT 13

TABLE OF CONTENTS
Financial Highlights                         3
To Our Stockholders                          4
Management's Discussion                      6
Selected Financial Data                     12
Financial Statements                        13
Notes to Financial Statements               17
Report of Independent
   Registered Public Accounting Firm        34
General Information                         35
Directors, Officers and Offices             36

A SHORT HISTORY

Washington Federal, Inc. (Company or Washington Federal) is a savings and loan holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal Savings, which operates 120 offices in eight western states.

The Company had its origin on April 24, 1917 as Ballard Savings and Loan Association. In 1935, the state-chartered Company converted to a federal charter, became a member of the Federal Home Loan Bank (FHLB) system and obtained federal insurance. In 1958, Ballard Federal Savings and Loan Association merged with Washington Federal Savings and Loan Association of Bothell, and the latter name was retained for wider geographical acceptance. In 1971, Seattle Federal Savings and Loan Association, with three offices, merged into the Company, and at the end of 1978, was joined by the 10 offices of First Federal Savings and Loan Association of Mount Vernon.

On November 9, 1982, the Company converted from a federal mutual to a federal stock association. In 1987 and 1988, acquisitions of United First Federal, Provident Federal Savings and Loan, and Northwest Federal Savings and Loan, all headquartered in Boise, Idaho, added 28 Idaho offices to the Company. In 1988, the acquisition of Freedom Federal Savings and Loan Association in Corvallis, Oregon, added 13 Oregon offices, followed in 1990 by the eight Oregon offices of Family Federal Savings.

In 1991, the Company added three branches with the acquisition of First Federal Savings and Loan Association of Idaho Falls, Idaho, and acquired the deposits of First Western Savings Association of Las Vegas, Nevada, in Portland and Eugene, Oregon, where they were doing business as Metropolitan Savings Association. In 1993, 10 branches were added with the acquisition of First Federal Savings Bank of Salt Lake City, Utah. In 1994, the Company expanded into Arizona.

In 1995, the stockholders approved a reorganization whereby Washington Federal Savings became a wholly owned subsidiary of a newly formed holding company, Washington Federal, Inc. That same year, the Company purchased West Coast Mutual Savings Bank with its one branch in Centralia, Washington, and opened six additional branches. In 1996, the Company acquired Metropolitan Bancorp of Seattle, adding eight offices in Washington in addition to opening four branches in existing markets. Between 1997 and 1999, Washington Federal Savings continued to develop its branch network, opening a total of seven branches and consolidating three offices into existing locations.

In 2000, the Company expanded into Las Vegas, opening its first branch in Nevada along with two branches in Arizona. In 2001, the Company opened two additional branches in Arizona and its first branch in Texas with an office in the Park Cities area of Dallas. In 2002, Washington Federal Savings opened five full-service branches in existing markets and entered Colorado with a loan production office. In 2003, the Company purchased United Savings and Loan Bank with its four branches in the Seattle metropolitan area, added one new branch in Puyallup, Washington and consolidated one branch in Nampa, Idaho. In 2004, the Company consolidated two branches in Mount Vernon, Washington into one, and opened branches in Plano, Texas and West Bend, Oregon.

The Company obtains its funds primarily through savings deposits from the general public, from repayments of loans, borrowings and retained earnings. These funds are used largely to make first lien loans to borrowers for the purchase of new and existing homes, the acquisition and development of land for residential lots, the construction of homes, the financing of small multi-family housing units, and for investment in obligations of the U.S. government, its agencies and municipalities.

FINANCIAL HIGHLIGHTS


September 30,                               2004              2003              % Change
                                                 (In thousands, except per share data)
Assets                                   $  7,169,205    $  7,535,975             -5%
Cash and cash equivalents                     508,361       1,437,208             -65
Investment securities                         414,683         310,218             +34
Loans receivable and securitized
  assets subject to repurchase, net         5,093,443       4,817,508              +6
Mortgage-backed securities                    641,215         625,758              +2
Customer accounts                           4,610,358       4,577,598              +1
FHLB advances
  and other borrowings                      1,300,000       1,750,000             -26
Stockholders' equity                        1,120,188       1,055,596              +6
Net income                                    131,868         144,999              -9

Diluted earnings per share                       1.66            1.88             -12
Dividends per share                              0.82            0.78              +5
Stockholders' equity per share                  14.24           13.48              +6
Shares outstanding                             78,680          78,291              --

Return on average stockholders' equity          12.12%          14.61%             --
Return on average assets                         1.78            1.98              --
Efficiency ratio                                18.57           16.87              --

TO OUR STOCKHOLDERS

Dear Stockholder:

      It is a privilege to report that your company made solid financial progress during the year just completed. Net income amounted to $131,868,000 and although this represented a decline of 9% from $144,999,000 reported in the prior year, it was still our third best year since going public in 1982. As always, in hindsight there are a few things that we would have done differently, but generally we are satisfied with the results achieved last year. Operating performance again compared favorably with others in the industry and your company's balance sheet grew stronger than ever. Continued confidence in our future prospects enabled your Board of Directors to increase the annual cash dividend from $.80 to $.84 per share, a 5% increase. This is the 39th time in our 22 years as a public company that a cash dividend increase has been delivered to stockholders, making Washington Federal one of only 1.4% of listed U.S. companies that have increased its cash dividend in each of the past 20 years.

      During fiscal 2004, management chose not to stretch for earnings because we viewed the attendant credit and interest rate risks to be unacceptably high. Washington Federal is primarily a fixed rate mortgage lender and with rates hovering near a 40-year low point, it seemed prudent again this year to be patient with our investments. In granting credit, we also believe that we took a conservative approach. Time will tell if we succeeded in that regard; however, all asset quality indicators currently reflect a healthy loan portfolio. For example, delinquent loans declined from .68% last year to .40% of total loans at fiscal year end, the lowest in nine years. Non-performing assets also fell by 46% to only $14.9 million, while actual loan losses amounted to only $435,000. We continue to maintain significant reserves against loan losses inherent in the portfolio.

      The company's capital position improved again during the past year. Total stockholders' equity increased by $65 million to $1.12 billion, or 15.62% of total assets. Ours is among the highest ratios in the industry and represents the proverbial double-edged sword. A strong capital position offers the best protection against losses due to unforeseen changes in interest rates or the housing market. Excess capital also provides management with the flexibility to take advantage of various business opportunities that may arise, such as asset purchases, acquisitions, and stock buybacks. A strong capital position is, in fact, the most important ingredient of our recipe for conservative financial management. On the other hand, absent growth of the business, at some point the return we deliver on investment will cease to properly compensate for equity risk and we should return excess capital to stockholders where it can be used more efficiently. Our biggest challenge in the near-term may be to profitably grow the business at the same rate, or a slightly faster rate, than growth of our capital base.

      Other balance sheet actions taken by management last year create reasons for optimism about earnings in the new fiscal year. For example, the mix of earning assets has improved. Loans outstanding increased by $276 million, due to record originations of $2.1 billion and slower prepayment speeds. Investments also increased by $120 million as management reduced cash by $728 million during the year, while still maintaining a higher liquidity cushion than normal as a hedge against rising rates. It's also important to point out that management chose to repay $450 million in high cost debt obligations during the year. The reduction of debt resulted in a one-time charge of $5.2 million in fiscal 2004, but will result in reduced interest expense in the future. On a combined basis these actions helped the company to improve net interest spread, the primary driver of earnings in our company, to 3.00% at year-end, a material improvement from 2.47% at the same time one year ago.

      Expense control continued to be a top priority. The efficiency ratio, a measure expressing the number of pennies spent to produce one dollar of net revenue, was 18.57% last year - still the best in the industry. Thrift has always been one of the most important values at Washington Federal and it would be difficult to overstate the importance of "pinching pennies" to the success we have experienced over the years.

      We continued our de novo branch expansion, albeit at a slower pace than last year, with two new branches. The first, in Plano, Texas serves as our Texas Division headquarters. We also opened our second office, known as the West Bend Branch, in the fast-growing Bend, Oregon market. At this time, we are completing plans for five new branches: three in Nevada, one in southern Oregon and another in Texas. During the past year, we also added wholesale loan representatives in most of the major markets and we expect that they will add significant volume from that important channel in the upcoming year.

      As always, I wish to conclude by expressing appreciation to all who continued their support of Washington Federal during the year. Special thanks go to our remarkable employees, our valued customers, and our steadfast Board of Directors. Finally, I wish to thank you as a stockholder, and remind you to send your friends, neighbors and relatives to Washington Federal for their home loans and savings needs. You honor us with your confidence and we will work every day to earn your continued trust.

      I hope to see you at the Annual Stockholders' Meeting on January 19, 2005, at 2:00 p.m. at the Westin Hotel in downtown Seattle.

Sincerely,
/s/ROY M. WHITEHEAD
----------------------------------
Roy M. Whitehead

Vice Chairman, President and Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Washington Federal, Inc. (Company or Washington Federal) is a savings and loan holding company. The Company's primary operating subsidiary is Washington Federal Savings.

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


                                                     Repricing Period

                                  Within One Year   After 1 year -  Thereafter       Total
                                                   before 4 Years

                                                         (In thousands)

As of 9/30/04

Earning Assets *                   $  2,551,680    $  1,981,453    $  2,461,843    $  6,994,976
Paying Liabilities                   (4,312,783)     (1,224,896)       (376,061)     (5,913,740)
                                   ------------    ------------    ------------
Excess (Liabilities) Assets        $ (1,761,103)   $    756,557    $  2,085,782
Excess as % of Total Assets              -24.56%
Policy limit for one year excess         -60.00%

* Asset repricing period includes estimated prepayments based on historical activity

At September 30, 2004, the Company had approximately $1,761,103,000 more liabilities subject to repricing in the next year than assets, which amounted to a negative maturity gap of 25% of total assets, compared to a negative maturity gap of 16% in the prior year. The increase in the one-year maturity gap is due to the reduction of short-term assets due to the increase in loans and investments and the decrease in borrowings. By having an excess of liabilities repricing within one year over assets, the Company is subject to decreasing net interest income should rates rise. However, if the size and or mix of the balance sheet changes, rising rates may not cause a decrease net interest income. The Company's interest rate risk approach has never resulted in the recording of a monthly operating loss.

The Company's net interest spread increased from 2.47% at September 30, 2003 to 3.00% at September 30, 2004. Net interest spread represents the difference between the contractual rates of earning assets less the contractual rates of paying liabilities as of a specific date. The spread increased primarily due to the repayment of $450,000,000 in borrowings, combined with a shift in the asset mix toward long-term assets due primarily to the $275,935,000 growth in net loans.

During 2004 the Company chose to redeploy a portion of its short-term investments (a net decrease of $729 million), increase the net amount of loans and investments (a net increase of $396 million), and reduce the amount of borrowings (a decrease of $450 million). As of September 30, 2004, the Company had $708 million in cash, cash equivalents and repurchase agreements, which can be invested long-term in the future to generate additional revenues.

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

Non-performing assets were $14,945,000, or .21% of total assets at September 30, 2004 compared to $27,434,000, or .36% of total assets at September 30, 2003. Total delinquencies over 30 days were $21,419,000, or .30% of total assets at September 30, 2004 compared to $34,736,000, or .46% of total assets at September 30, 2003. The aforementioned asset quality indicators, when compared to others in the industry, demonstrate the continued excellent quality of the loan portfolio.

LIQUIDITY AND CAPITAL RESOURCES

The Company's net worth at September 30, 2004 was $1,120,188,000, or 15.6% of total assets. This is an increase of $64,592,000 from September 30, 2003 when net worth was $1,055,596,000, or 14.0% of total assets. The Company's net worth increased due in part to net income of $131,868,000, proceeds received from the exercise of common stock options of $3,517,000 and purchases by the Employee Stock Ownership Plan of $4,695,000. Net worth was reduced by $64,696,000 as a result of cash dividends paid, a decrease in accumulated other comprehensive income of $9,783,000 and $1,939,000 of stock repurchases. The ratio of net worth to total assets remains at a high level despite the distribution of 49.1% of earnings in the form of cash dividends.

Washington Federal's percentage of net worth to total assets is among the highest in the nation and is over three times the minimum required under Office of Thrift Supervision (OTS) regulations (see Note O). Management believes this strong net worth position will help protect the Company against interest rate risk and will enable it to compete more effectively.

Customer accounts increased $32,760,000, or 0.7% from one year ago. Management's strategy during this phase of the interest rate cycle (low rate environment for assets) has been to keep deposit growth to a minimum until excess cash is deployed into higher yielding assets.

The Company's cash and cash equivalents amounted to $508,361,000 at September 30, 2004, a significant decrease from $1,437,208,000 one year ago. The decrease resulted primarily from the repayment of $455,191,000 in debt, the purchase of a $200,000,000 repurchase agreement maturing in March 2005 and an increase of $275,935,000 in net loans outstanding. See "Interest Rate Risk" above.

CHANGES IN FINANCIAL POSITION

Available-for-sale and held-to-maturity securities. The Company purchased $723,890,000 of securities during fiscal 2004, $666,990,000 of which have been categorized as available-for-sale and $56,900,000 of which have been classified as held-to-maturity.

The Company had $303,171,000 in sales of available-for-sale securities, resulting in a net realized loss of $890,000. As of September 30, 2004, the Company had net unrealized gains in its available-for-sale portfolio of $22,012,000.

Loans receivable and securitized assets subject to repurchase. Loans receivable and securitized assets subject to repurchase increased 5.7% to $5,093,443,000 at September 30, 2004 from $4,817,508,000 one year earlier. The increase resulted primarily from record loan production combined with reduced loan prepayments. The allowance for losses on loans and securitized assets subject to repurchase decreased $666,000 during the year primarily due to a $231,000 reversal of the reserve combined with net charge-offs due to a reduction in the Company's nonperforming loan balances as well as an improvement in the number of delinquent loans and net growth in the loan portfolio. The percentage of loans outside of Washington, Idaho, Oregon, Utah and Arizona decreased to 7.3% at September 30, 2004 from 10.5% one year earlier. Construction and land loans increased to 20.4% of the portfolio at September 30, 2004 from 16.5% at September 30, 2003. The amount of reserves allocated to impaired loans decreased to $700,000 at September 30, 2004 from an allocation of $1,000,000 in the prior year based on the estimated value of the underlying collateral of the impaired loans.

Real estate held for sale. The balance at September 30, 2004 was $8,630,000, a decrease from $16,204,000 reported one year ago, due to strong demand for housing in the Company's primary markets.

FHLB stock. FHLB stock amounted to $137,274,000 at September 30, 2004 compared with $143,851,000 one year ago. The Company chose to redeem $6,577,000 in FHLB stock. No gain or loss was recognized on the sale.

Intangible assets. On August 31, 2003, the Company acquired United Savings and Loan Bank. The acquisition produced goodwill of $19,263,000, a core deposit intangible of $4,921,000 and a non-compete agreement intangible of $575,000. The unamortized balance of the core deposit intangible and the non-compete agreement intangible were $3,523,000 and $450,000, respectively, at September 30, 2004.

Other assets. Other assets decreased $20,682,000 to $13,779,000 at September 30, 2004 due to a decrease of $12,129,000 in the amount and fair value of the Company's forward commitments as well as a change in accounting related to the Company's investment in a low income housing partnership. As of September 30, 2003, this $10 million investment was recorded at the full amount of the commitment. However, as of January 1, 2004, the accounting rules changed due to the issuance of Financial Interpretation (FIN) No. 46(R), which required investments in variable interest entities to be consolidated. As a result this investment's carrying value as of September 30, 2004 was reduced to $3,096,000.

Customer accounts. Customer accounts at September 30, 2004 totaled $4,610,358,000 compared with $4,577,598,000 at September 30, 2003, a 0.7%
increase. See "Liquidity and Capital Resources" above.

FHLB advances and other borrowings. Total borrowings decreased $450,000,000, or 25.7%, to $1,300,000,000 at September 30, 2004 as the Company repaid higher interest rate borrowings. See "Interest Rate Risk" above.

Contractual obligations. The following table presents, as of September 30, 2004, the Company's significant fixed and determinable contractual obligations, within the categories described below, by payment date or contractual maturity. These contractual obligations, except for the operating lease and purchase obligations are included in the Consolidated Statements of Financial Condition. The payment amounts represent those amounts contractually due.

Contractual Obligations                        Less than       1 to 5        Over 5
                                  Total          1 Year         Years         Years
                                  -----          ------         -----         -----
                                                    (In thousands)
Debt obligations              $  1,300,000   $    500,000   $    400,000   $    400,000
Operating lease obligations          7,071          1,786          3,290          1,995
Purchase commitments (1)           315,000        315,000              -              -
                              ------------   ------------   ------------   ------------
                              $  1,622,071   $    816,786   $    403,290   $    401,995

(1) Represents commitments to purchase mortgage-backed securities. See a description in Note C.


RESULTS OF OPERATIONS
GENERAL

Fiscal 2004 net income decreased 9% from fiscal 2003. See Note S, "Selected Quarterly Financial Data (Unaudited)," which highlights the quarter-by-quarter results for the years ended September 30, 2004 and 2003.

PERIOD END SPREAD - AS OF THE DATE SHOWN

                                Dec 31   Mar 31    Jun 30    Sep 30    Dec 31    Mar 31   Jun 30      Sep 30
                                 2002     2003      2003      2003      2003      2004     2004        2004
Interest rate on loans and

mortgage-backed securities*     7.10%     6.94%     6.68%     6.40%     6.31%     6.23%     6.16%      6.17%
Interest rate on
investment securities** ...     2.29      2.28      2.00      1.98      1.75      2.26      2.61       3.01
         Combined               6.06      5.84      5.49      5.28      5.21      5.30      5.44       5.62
Interest rate on
customer accounts               2.65      2.42      2.19      1.96      1.92      1.87      1.90       1.96
Interest rate on
borrowings                      5.03      5.03      5.03      5.03      5.03      5.03      5.03       4.96
   Combined...........          3.32      3.16      3.00      2.81      2.78      2.75      2.67       2.62
Interest rate spread.....       2.74%     2.68%     2.49%     2.47%     2.43%     2.55%     2.77%      3.00%

*        Includes securitized assets subject to repurchase
**       Includes municipal bonds at tax-equivalent rates and cash equivalents

The interest rate spread increased during fiscal 2004 from 2.47% at September 30, 2003 to 3.00% at September 30, 2004. See "Interest Rate Risk" above.

COMPARISON OF FISCAL 2004 RESULTS WITH FISCAL 2003

Interest income on loans, securitized assets subject to repurchase and mortgage-backed securities decreased $35,786,000 (8.6%) in fiscal 2004 from 2003 as interest rates declined to 6.17% from 6.40% one year ago. The Company originated $2,070,984,000 in loans, which was offset by loan repayments and payoffs of $1,693,142,000 in fiscal 2004.

Interest and dividend income on investment securities and cash equivalents increased $263,000 (0.8%) in fiscal 2004 from fiscal 2003. Rates increased to 3.01% at September 30, 2004 compared with 1.98% at September 30, 2003, primarily as a result of the increase in short term interest rates during 2004. The combined investment securities, cash equivalents and FHLB stock portfolio decreased 34.1% to $1,211,957,000 at September 30, 2004 versus $1,839,847,000 one year ago.

Interest expense on customer accounts decreased 18.7% to $86,099,000 for fiscal 2004 from $105,919,000 for fiscal 2003. The decrease related to a small increase in customer accounts to $4,610,358,000 from $4,577,598,000 the prior year, coupled with a significant decrease in the average cost of customer accounts to 1.89% at year end compared to 2.38% one year ago. This decrease was primarily the result of higher rate CD's repricing throughout the year to lower market rates.

Interest expense on FHLB advances and other borrowings decreased to $83,654,000 in fiscal 2004 from $88,965,000 in fiscal 2003 primarily due to the repayment of $450,000,000 in FHLB advances during the year. The average cost of borrowings as of September 30, 2004 decreased to 4.96% from 5.03% from one year ago.

The Company recorded a $231,000 reversal of the provision for loan losses in fiscal 2004 compared to a $1,500,000 increase in the provision in fiscal 2003. This decrease reflects a reduction in the Company's nonperforming loan balances as well as an improvement in the number of delinquent loans. Non-performing assets decreased to $14,945,000, or .21% of total assets at September 30, 2004 compared with $27,434,000, or .36% of total assets at September 30, 2003. Management believes the allowance for loan losses, totaling $25,140,000, or 168% of non-performing assets, is sufficient to absorb estimated losses inherent in the portfolio.

Total other income decreased $11,622,000 (69.3%) in fiscal 2004 from fiscal 2003. This decrease is primarily the result of a one-time pre-tax charge of $5,191,000 related to the extinguishment of debt in fiscal 2004 compared to a $3,382,000 gain on the sale of real estate in fiscal 2003. Net losses on the sale of securities totaled $890,000 in fiscal 2004 compared to net gains of $1,040,000 in fiscal 2003.

Total other expense increased $505,000 (1.1%) in fiscal 2004 over fiscal 2003. Compensation expense remained relatively constant by increasing $565,000 in fiscal 2004. Personnel, including part-time employees considered on a full-time equivalent basis, remained the same at 754 at September 30, 2004 compared to one year ago. Routine operating expenses, including data processing, decreased $2,346,000 in fiscal 2004 due to an increase of deferred loan origination costs associated with record production (per SFAS No. 91) and general cost containment measures. The branch network increased to 120 offices at September 30, 2004 versus 119 offices one year ago. Other expense for both fiscal 2004 and 2003 equaled .62% of average assets.

Income tax expense decreased $2,836,000 (3.5%) in fiscal 2004. The effective tax rate was 35.27% for fiscal 2004 versus 35.19% for fiscal 2003.

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

Interest expense on FHLB advances and other borrowings increased to $88,965,000 in fiscal 2003 from $82,653,000 in fiscal 2002 primarily due to an increase in average borrowings to $1,750,648,000 for the year ended September 30, 2003 from $1,568,220,000 for the prior year. The average cost of borrowings as of September 30, 2003 remained constant at 5.03% from one year ago.

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

Income tax expense decreased $2,088,000 (2.6%) in fiscal 2003. The effective tax rate was 35.19% for fiscal 2003 versus 35.26% for fiscal 2002.

SELECTED FINANCIAL DATA

Year ended September 30,                    2004        2003         2002        2001         2000
                                                     (In thousands, except per share data)
Interest income                           $ 413,772    $ 449,295   $ 511,802   $ 540,064   $ 495,949
Interest expense                            169,753      194,884     234,941     320,120     299,511
Net interest income                         244,019      254,411     276,861     219,944     196,438
Provision for (reversal of) loan losses        (231)       1,500       7,000       1,850          --
Other income                                  5,726       16,571      10,163      12,013      11,309
Other expense                                46,264       45,759      50,828      48,697      44,568
Income before income taxes                  203,712      223,723     229,196     181,410     163,179
Income taxes                                 71,844       78,724      80,812      63,946      57,500
Net income                                $ 131,868    $ 144,999   $ 148,384   $ 117,464   $ 105,679
Per share data
Basic earnings                            $    1.68    $    1.89   $    1.93   $    1.53   $    1.37
Diluted earnings                               1.66         1.88        1.91        1.52        1.36
Cash dividends                                 0.82         0.78        0.74        0.70        0.67

September 30,                               2004        2003         2002        2001         2000
                                                                  (In thousands)
Total assets                            $7,169,205   $7,535,975   $7,392,441   $7,026,743   $6,719,841
Loans and mortgage-backed securities*    5,734,658    5,443,266    5,990,223    6,537,010    6,277,340
Investment securities**                  1,074,683    1,696,169    1,044,417      145,724      142,992
Customer accounts                        4,610,358    4,577,598    4,521,922    4,316,692    3,465,270
FHLB advances                            1,200,000    1,650,000    1,650,000    1,637,500    1,209,000
Other borrowings                           100,000      100,000      100,000       30,000    1,154,509

Stockholders' equity                     1,120,188    1,055,596      960,718      874,009      759,165

Number of

  Customer accounts                        216,405      217,785      213,404      211,570      191,343
  Mortgage loans                            34,873       33,975       38,096       42,032       41,741
  Offices                                      120          119          115          111          108

*        Includes securitized assets subject to repurchase

**       Includes cash equivalents and repurchase agreements

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,                                                                                             2004              2003
-------------                                                                                             ----              ----
                                                                                                               (In thousands)
ASSETS
Cash and cash equivalents, including repurchase agreements of $460,000 and $1,350,000                   $   508,361    $ 1,437,208
Repurchase agreements                                                                                       200,000             --
Available-for-sale securities, including encumbered securities of $64,587 and $76,921, at fair value        899,525        781,798
Held-to-maturity securities, including encumbered securities of $54,811 and $75,690,at amortized cost       156,373        154,178
Securitized assets subject to repurchase, net                                                               110,607        210,782
Loans receivable, net                                                                                     4,982,836      4,606,726
Interest receivable                                                                                          29,832         29,489
Premises and equipment, net                                                                                  63,049         60,942
Real estate held for sale                                                                                     8,630         16,204
FHLB stock                                                                                                  137,274        143,851
Intangible assets                                                                                            58,939         60,336
Other assets                                                                                                 13,779         34,461
                                                                                                        -----------    -----------
                                                                                                        $ 7,169,205    $ 7,535,975
                                                                                                        -----------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Customer accounts
   Savings and demand accounts                                                                          $ 4,569,245    $ 4,520,051
   Repurchase agreements with customers                                                                      41,113         57,547
                                                                                                             ------         ------
                                                                                                          4,610,358      4,577,598
FHLB advances                                                                                             1,200,000      1,650,000
Other borrowings, primarily securities sold under agreements to repurchase                                  100,000        100,000
Advance payments by borrowers for taxes and insurance                                                        25,226         23,281
Federal and state income taxes, including net deferred liabilities of $55,522 and $70,485                    62,081         70,011
Accrued expenses and other liabilities                                                                       51,352         59,489
                                                                                                             ------         ------
                                                                                                          6,049,017      6,480,379
Stockholders' equity
Common stock, $1.00 par value, 100,000,000 shares authorized, 94,383,496 and 94,109,168
   shares issued; 78,679,597 and 78,290,836 shares outstanding                                               94,383         85,554
Paid-in capital                                                                                           1,161,627      1,085,650
Accumulated other comprehensive income, net of tax                                                           17,107         26,890
Treasury stock, at cost; 15,703,899 and 15,818,332 shares                                                  (206,666)      (207,337)
Retained earnings                                                                                            53,737         64,839
                                                                                                        -----------    -----------
                                                                                                          1,120,188      1,055,596
                                                                                                        -----------    -----------
                                                                                                        $ 7,169,205    $ 7,535,975
                                                                                                        -----------    -----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,                                             2004           2003              2002
------------------------                                             ----           ----              ----
                                                                      (In thousands, except per share data)
INTEREST INCOME
Loans and securitized assets subject to repurchase              $    330,967     $    353,286     $    406,262
Mortgage-backed securities                                            48,554           62,021           82,980
Investment securities                                                 34,251           33,988           22,560
                                                                ------------     ------------     ------------
                                                                     413,772          449,295          511,802
INTEREST EXPENSE

Customer accounts                                                     86,099          105,919          152,288
FHLB advances and other borrowings                                    83,654           88,965           82,653
                                                                ------------     ------------     ------------
                                                                     169,753          194,884          234,941
                                                                ------------     ------------     ------------
Net interest income                                                  244,019          254,411          276,861
Provision for (reversal of) loan losses                                 (231)           1,500            7,000
                                                                ------------     ------------     ------------
Net interest income after provision for loan losses                  244,250          252,911          269,861

OTHER INCOME

Gain (loss) on sale of securities, net                                  (890)           1,040              765
Gain on sale of real estate                                               --            3,382               --
Loss on extinguishment of debt                                        (5,191)
Other                                                                 11,224           12,343            9,280
                                                                ------------     ------------     ------------
                                                                       5,143           16,765           10,045
OTHER EXPENSE

Compensation and fringe benefits                                      31,411           30,846           34,059
Amortization of intangibles                                            1,397              126              --
Occupancy expense                                                      7,813            6,798            6,735
Other                                                                  5,643            7,989           10,034
                                                                ------------     ------------     ------------
                                                                      46,264           45,759           50,828
Gain (loss) on real estate acquired through foreclosure, net             583             (194)             118
                                                                ------------     ------------     ------------
Income before income taxes                                           203,712          223,723          229,196
Income taxes
    Current                                                           77,270           80,106           81,835
    Deferred                                                          (5,426)          (1,382)          (1,023)
                                                                ------------     ------------     ------------
                                                                      71,844           78,724           80,812
                                                                ------------     ------------     ------------
NET INCOME                                                      $    131,868     $    144,999     $    148,384
                                                                ------------     ------------     ------------
PER SHARE DATA

Basic earnings                                                  $       1.68     $       1.89     $       1.93
Diluted earnings                                                        1.66             1.88             1.91
Cash dividends                                                          0.82             0.78             0.74
Weighted average number of shares outstanding,
    including dilutive stock options                              79,209,806       77,255,964       77,575,477

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                 Accumulated
                                                                                                   Other
                                                           Common       Paid-in      Retained   Comprehensive Treasury
                                                           Stock        Capital      Earnings    Income       Stock         Total
                                                          -----------------------------------------------------------------------
                                                                                          (In thousands)
Balance at October 1, 2001                                $  69,006   $   893,633    $ 53,432   $ 47,150    $(189,212)  $  874,009
Eleven-for-ten stock split
  distributed February 22, 2002                               6,905        70,824     (77,792)                                 (63)
Comprehensive income:
    Net income                                                                        148,384                              148,384
    Other comprehensive income,
      net of tax of $310:
       Unrealized gains on securities and derivatives                                              1,065                     1,065
       Reclassification adjustment for losses on
             securities sold                                                                        (495)                     (495)
                                                                                                                        ----------
Total comprehensive income                                                                                                 148,954
Dividends                                                                             (57,383)                             (57,383)
Proceeds from exercise of
    common stock options                                        282         3,462                                            3,744
Proceeds from Employee
    Stock Ownership Plan                                                      461                               1,157        1,618
Restricted stock                                                 19           478        (434)                                  63
Treasury stock purchases                                                                                     (10,224)     (10,224)
                                                          ---------   -----------    --------   --------    ---------   ----------
Balance at September 30, 2002                                76,212       968,858      66,207     47,720     (198,279)     960,718
                                                          ---------   -----------    --------   --------    ---------   ----------

Eleven-for-ten stock split
    distributed February 21, 2003                             7,622        79,612     (87,369)                                (135)
Comprehensive income:
    Net income                                                                        144,999                              144,999
    Other comprehensive income,
      net of tax of $11,340:
       Unrealized losses on securities and derivatives                                           (20,157)                  (20,157)
       Reclassification adjustment for losses on
             securities sold                                                                        (673)                     (673)
                                                                                                                        ----------
Total comprehensive income                                                                                                 124,169
Dividends                                                                              (60,004)                            (60,004)
Proceeds from exercise of
    common stock options                                        357         4,369                                            4,726
Tax benefit related to exercise
    of stock options                                                                     1,218                               1,218
Proceeds from Employee
    Stock Ownership Plan                                                      546                                 976        1,522
Restricted stock                                                 14           332        (212)                                 134
Acquisition-related stock issuance                            1,349        31,933                                           33,282
Treasury stock purchases                                                                                      (10,034)     (10,034)
                                                          ---------   -----------    --------   --------    ---------   ----------
Balance at September 30, 2003                                85,554     1,085,650      64,839     26,890     (207,337)   1,055,596
                                                          ---------   -----------    --------   --------    ---------   ----------
Eleven-for-ten stock split
    distributed February 20, 2004                             8,558        70,066     (78,624)                                  --
Comprehensive income:
    Net income                                                                        131,868                              131,868
    Other comprehensive income,
    net of tax of $5,326:
       Unrealized losses on securities and derivatives                                           (10,359)                  (10,359)
       Reclassification adjustment for gains on
             securities sold                                                                         576                       576
                                                                                                                        ----------
Total comprehensive income                                                                                                 122,085
Dividends                                                                             (64,696)                             (64,696)
Proceeds from exercise of
    common stock options                                        250         3,267                                            3,517
Tax benefit related to exercise
    of stock options                                                                      748                                  748
Proceeds from Employee
    Stock Ownership Plan                                                    2,085                               2,610        4,695
Restricted stock                                                 21           559        (398)                                 182
Treasury stock purchases                                                                                       (1,939)      (1,939)
                                                          ---------   -----------    --------   --------    ---------   ----------
Balance at September 30, 2004                              $ 94,383    $1,161,627   $  53,737  $  17,107    $(206,666)  $1,120,188
                                                          ---------   -----------    --------   --------    ---------   ----------

See NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,                                                           2004            2003            2002
------------------------                                                       ------------    ------------    ------------
                                                                                              (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                     $    131,868    $    144,999    $    148,384
Adjustments to reconcile net income to net cash provided
 by operating activities
    Amortization of fees, discounts and premiums, net                               (12,792)        (12,206)        (14,719)
    Amortization of intangible assets                                                 1,397             126            --
    Depreciation                                                                      2,624           3,099           3,521
    Provision for (reversal of) loan losses                                            (231)          1,500           7,000
    Loss (gain) on investment securities and real estate held for sale, net             306          (4,228)           (883)
    Loss on extinguishment of debt                                                    5,191            --              --
    Decrease (increase) in accrued interest receivable                                 (343)          9,126           8,777
    Increase (decrease) in income taxes payable                                       1,607          (5,308)        (11,883)
    FHLB stock redemption (dividends)                                                 6,577          (8,155)         (7,959)
    Decrease (increase) in other assets                                              10,195         (11,202)          3,810
    Increase (decrease) in accrued expenses and other liabilities                    (8,137)          3,226           1,634
                                                                               ------------    ------------    ------------
Net cash provided by operating activities                                           138,262         120,977         137,682

CASH FLOWS FROM INVESTING ACTIVITIES
Loans originated

    Single-family residential loans                                              (1,108,216)     (1,059,450)       (851,279)
    Construction loans                                                             (580,882)       (487,692)       (363,420)
    Land loans                                                                     (244,048)       (163,533)        (87,212)
    Multi-family loans                                                             (137,838)       (156,437)       (128,923)
                                                                               ------------    ------------    ------------
                                                                                 (2,070,984)     (1,867,112)     (1,430,834)
Savings account loans originated                                                     (1,779)         (1,866)         (5,765)
Loan principal repayments                                                         1,693,142       2,604,297       1,823,281
Increase (decrease) in undisbursed loans in process                                 127,591          71,804         (13,323)
Loans purchased                                                                     (31,911)       (417,669)        (60,874)
Repurchase agreements purchased                                                    (200,000)             --              --
Available-for-sale securities purchased                                            (666,990)       (459,895)       (180,683)
Principal payments and maturities of available-for-sale securities                  250,431         487,438         344,986
Available-for-sale securities sold                                                  303,171          80,000          10,000
Held-to-maturity securities purchased                                               (56,900)       (100,100)             --
Principal payments and maturities of held-to-maturity securities                     55,196         115,812          80,154
Cash provided by acquisition                                                            --           94,314              --
Proceeds from sales of real estate held for sale                                     14,816          16,342          19,603
Premises and equipment purchased, net                                                (4,731)         (4,730)         (4,398)
                                                                               ------------    ------------    ------------
Net cash provided (used) by investing activities                                   (588,948)        618,635         582,147

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in customer accounts                                         32,760        (214,248)        205,230
Net decrease in short-term borrowings                                              (255,191)             --        (117,500)
Proceeds from (repayments of) long-term borrowings                                 (200,000)             --         200,000
Proceeds from exercise of common stock options                                        4,265           5,944           3,744
Dividends paid                                                                      (64,696)        (60,004)        (57,383)
Proceeds from Employee Stock Ownership Plan                                           4,695           1,522           1,618
Treasury stock purchased, net                                                        (1,939)        (10,034)        (10,224)
Increase (decrease) in advance payments by borrowers for taxes and insurance          1,945            (737)           (492)
                                                                               ------------    ------------    ------------
Net cash provided (used) by financing activities                                   (478,161)       (277,557)        224,993

Increase (decrease) in cash and cash equivalents                                   (928,847)        462,055         944,822
Cash and cash equivalents at beginning of year                                    1,437,208         975,153          30,331
                                                                               ------------    ------------    ------------
Cash and cash equivalents at end of year                                       $    508,361    $  1,437,208    $    975,153

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Non-cash investing activities
    Real estate acquired through foreclosure                                    $    6,659    $   11,771     $   20,294
Cash paid during the year for
    Interest                                                                       172,195       195,360        237,480
    Income taxes                                                                    75,004        83,878         90,743

The following summarizes the non-cash activities relating to the acquisition
    Fair value of assets and intangibles acquired, including goodwill           $       --    $ (343,626)    $       --
    Fair value of liabilities assumed                                                   --       276,872             --
    Fair value of stock issued                                                          --        33,282             --
                                                                                 ---------     ---------      ---------
    Cash paid out in acquisition                                                        --       (33,472)            --
    Plus cash acquired                                                                  --       127,786             --
                                                                                 ---------     ---------      ---------
    Net cash provided by the acquisition                                        $       --    $   94,314     $       --
                                                                                 =========     =========      =========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002

NOTE A

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation. The consolidated financial statements include the accounts of Washington Federal, Inc. (Company or Washington Federal) and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Description of business. Washington Federal, Inc. is a savings and loan holding company. The Company's principal operating subsidiary is Washington Federal Savings. The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans and multi-family real estate loans. The Company conducts its activities from a network of 120 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, Texas and Colorado.

Cash and cash equivalents. Cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and repurchase agreements with an initial maturity of three months or less.

Repurchase Agreements. Repurchase agreements are fully collateralized investments with an initial maturity exceeding three months.

Investments and mortgage-backed securities. The Company accounts for investments and mortgage-backed securities in two categories: held-to-maturity and available-for-sale.

Held-to-maturity securities - Securities classified as held-to-maturity are accounted for at amortized cost, but the Company must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition for unrealized losses through earnings is provided if market valuation differences are deemed to be other than temporary.

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

Management evaluates debt and equity securities for other than temporary impairment on a quarterly basis based on the securities' current credit quality, interest rates, term to maturity and management's intent and ability to hold the securities until the net book value is recovered. Any other than temporary declines in fair value are recognized in the statement of operations as loss from securities.

Premiums and discounts on investments are deferred and recognized over the life of the asset using the effective interest method.

Forward contracts to purchase mortgage-backed securities are recorded at fair value on the statement of financial condition as a part of other assets. These contracts are designated by the Company as cash flow hedges of the price risk of the anticipated purchase of securities. On the date the Company enters into a derivative contract, the derivative instrument is designated as a hedge of the variability in expected future cash flows associated with a probable future transaction. The Company uses a series of short term commitments that are modified (rolled) to match the term of the anticipated transaction. Under cash flow hedge accounting, if specific criteria are met, the effective portion the derivative instrument is recognized as a component of stockholders' equity through comprehensive income until the related forecasted transaction affects earnings, either through the recognition of interest income or through the sale of the security. To the extent that forward contracts to purchase securities are not designated as cash flow hedges or fail to meet hedging criteria, including purchasing the mortgage-backed securities within a specific time frame, the fair value of the contracts will be included in earnings.

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

Securitized assets subject to repurchase. In March 2001, the Company transferred some of its permanent single-family residential loans into a Real Estate Mortgage Investment Conduit (REMIC). The REMIC then issued securities backed by such loans, all of which were retained by the Company. The terms of the transfer of the loans to the REMIC contain a call provision whereby the Company can repurchase the loans when the outstanding balance of the pool declines to 15% or less of the original amount; therefore, the transfer did not qualify as a sale under generally accepted accounting principles. Accordingly, the retained interests continue to be accounted for in a manner similar to loans and are included in the accompanying statement of financial condition as securitized assets subject to repurchase.

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

Intangible assets. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. The core deposit intangible and non-compete agreement intangible are acquired assets that lack physical substance but can be distinguished from goodwill. Goodwill is no longer amortized, but rather is evaluated for impairment on an annual basis. Other intangible assets are amortized over their estimated lives and are subject to impairment testing when events or circumstances change. If circumstances indicate that the carrying value of the assets may not be recoverable, an impairment charge could be recorded. No impairment of intangible assets has ever been identified. The Company amortizes the core deposit intangible on an accelerated basis over its estimated life of seven years; the non-compete agreement intangible is amortized on a straight-line basis over its life of five years.

Deferred fees and discounts on loans. Loan discounts and loan fees are deferred and recognized over the life of the loans using the effective interest method based on actual loan payments. Deferred loan origination costs are deducted from other expenses.

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

The Company has three stock-option employee compensation plans, which are described more fully in Note N. The fair value of options granted under the Company's stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model which utilizes the weighted-average assumptions in the following table:

Year ended September 30,     2004     2003       2002
------------------------     ----     ----       ----
Annual dividend yield       3.42%     4.19%     4.00%
Expected volatility           27%       28%       27%
Risk-free interest rate     3.14%     2.63%     3.52%
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

Year ended September 30,                                     2004            2003            2002
------------------------                                    ------          ------          ------
                                                            (In thousands, except per share data)
Net income, as reported                                  $   131,868     $   144,999     $   148,384
Deduct: Total stock-based employee compensation
     expense determined under fair value based method
     for all awards, net of related tax effects               (1,824)         (1,111)         (1,149)
                                                          ----------      ----------      ----------
Pro forma net income                                     $   130,044     $   143,888     $   147,235

Earnings per share:

     Basic - as reported                                 $      1.68     $      1.89     $      1.93
     Basic - pro forma                                          1.66            1.88            1.92
     Diluted - as reported                                      1.66            1.88            1.91
     Diluted - pro forma                                        1.64            1.86            1.90

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

In the second quarters of fiscal 2004, 2003 and 2002, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend. All share and per share amounts have been adjusted to reflect these stock dividends.

Business segments. The Company has determined that its current business and operations consist of one business segment.

Accounting changes. In December 2003, the FASB revised FIN No. 46, "Consolidation of Variable Interest Entities". This revision provides modified accounting guidance on how to identify and account for a variable interest entity ("VIE") and determine when the assets, liabilities, non-controlling interest and results of operation of a VIE need to be included in a corporation's consolidated financial statements. The revision of FIN 46 required the Company to consolidate its $3,096,000 investment in a low-income housing partnership.

In March of 2004, the Emerging Issues Task Force ("EITF") reached consensus on the guidance provided in EITF Issue No. 03-1,The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. Among other investments, this guidance is applicable to debt and equity securities that are within the scope of Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. Paragraph 10 of EITF 03-1 specifies that an impairment would be considered other-than-temporary unless (a) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for the recovery of the fair value up to (or beyond) the cost of the investment and (b) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. A company's liquidity and capital requirements should be considered when assessing its intent and ability to hold an investment for a reasonable period of time that would allow the fair value of the investment to recover up to or beyond its cost. Although not presumptive, a pattern of selling investments prior to the forecasted fair value recovery may call into question a company's intent. In addition, the severity and duration of the impairment should also be considered when determining whether the impairment is other-than-temporary. This guidance was effective for reporting periods beginning after June 15, 2004 with the exception of paragraphs 10 - 20 of EITF 03-1, which will be deliberated further. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. After the FASB completes their deliberations with respect to paragraphs 10 - 20, the Company will evaluate the potential impact of those paragraphs on its process for determining whether other-than-temporary declines exist within its debt and equity investment securities portfolio. The outcome of this deliberation may accelerate the recognition of losses from declines in value on debt securities due to interest rates; however, it is not anticipated to have a significant impact on stockholders' equity as changes in market value of available-for-sale securities are already included in Accumulated Other Comprehensive Income.

Reclassifications. Certain reclassifications have been made to the financial statements for years prior to September 30, 2004 to conform to current year classifications.

NOTE B
INVESTMENT SECURITIES

                                                                           September 30, 2004
-------------------------------------------  --------------------------------------------------------------------------
                                                                             (In thousands)
                                              Amortized           Gross Unrealized             Fair
                                                Cost           Gains           Losses          Value             Yield
                                             -----------    -----------     ------------    -----------         -------
Available-for-sale securities
U.S. government and agency securities due
    Within 1 year                            $   328,503    $       379     $    (4,546)    $   324,336            4.47%
    5 to 10 years                                 38,628            970            (671)         38,927            5.96
    Over 10 years                                  9,281          5,078              --          14,359           10.41
Mortgage-backed securities
    Agency pass-through certificates             501,102         21,222            (421)        521,903            6.16
                                             -----------    -----------     -----------     -----------         -------
                                                 877,514         27,649          (5,638)        899,525            5.56
Held-to-maturity securities
Tax-exempt municipal bonds due
    5 to 10 years                                  1,804            309              --           2,113            9.06
    Over 10 years                                  8,357          1,052              --           9,409            8.61
U.S. government and agency securities due
    1 to 5 years                                  26,900             --              --          26,900            2.95
Mortgage-backed securities

    Agency pass-through certificates             119,312          2,705          (1,647)        120,370            5.76
                                             -----------    -----------     -----------     -----------         -------
                                                 156,373          4,066          (1,647)        158,792            5.47
                                             -----------    -----------     -----------     -----------         -------
                                             $ 1,033,887    $    31,715     $    (7,285)    $ 1,058,317            5.55%

                                                                           September 30, 2003
------------------------------------------   --------------------------------------------------------------------------
                                                                             (In thousands)
                                              Amortized         Gross Unrealized               Fair
                                                Cost           Gains          Losses           Value             Yield
                                             -----------    -----------     -----------     -----------         -------
Available-for-sale securities
Mutual fund investments                      $   170,000    $        --     $      (960)    $   169,040            2.37%
U.S. government and agency securities due
    Within 1 year                                 96,461            442             (27)         96,876            7.08
    5 to 10 years                                 10,509             --              (9)         10,500            5.36
    Over 10 years                                 13,941          5,732              --          19,673            9.29
Mortgage-backed securities
    Agency pass-through certificates             462,948         22,922            (161)        485,709            6.14
                                             -----------    -----------     -----------     -----------         -------
                                                 753,859         29,096          (1,157)        781,798            5.46
Held-to-maturity securities
Tax-exempt municipal bonds due
    5 to 10 years                                  3,989            371              --           4,360            8.92
    Over 10 years                                 10,140          1,216              --          11,356            8.67
U.S. government and agency securities due
    1 to 5 years                                      --             --              --              --              --
Mortgage-backed securities

    Agency pass-through certificates             140,049          4,506          (1,185)        143,370            6.27
                                             -----------    -----------     -----------     -----------         -------
                                                 154,178          6,093          (1,185)        159,086            6.50
                                             -----------    -----------     -----------     -----------         -------
                                             $   908,037    $    35,189     $    (2,342)    $   940,884            5.63%

Yields shown in the table above represent tax-equivalent yields, calculated as
1.49 times the tax-free municipal yield.

$303.2 million in available-for-sale investment securities and a $1.8 million held-to-maturity (HTM) security were sold in fiscal 2004, resulting in a net loss of $890,000. The $1.8 million HTM security sale did not taint the remaining HTM securities in the Company's portfolio because over 87% of the related principal had been collected. $80.0 million in available-for-sale securities were sold in fiscal 2003, resulting in a net gain of $1,040,000. A $10.0 million available-for-sale security was sold in fiscal 2002, resulting in a gain of $765,000.

Substantially all mortgage-backed securities have contractual due dates that exceed 10 years.

The following table shows the unrealized gross losses and fair value of securities in the available for sale portfolio at September 30, 2004, by length of time that individual securities in each category have been in a continuous loss position. The

Company had a limited number of securities in a continuous loss position for 12 or more months at September 30, 2004, which consisted of mortgage backed securities and bonds. Because the declines in fair value were due to changes in market interest rates, not in estimated cash flows, no other-than-temporary impairment was recorded at September 30, 2004.

                            As of September 30, 2004
                                 (In thousands)

                                       Less than 12 months                 12 months or more                   Total
                                   ----------------------------        ------------------------       -----------------------
                                    Unrealized          Fair            Unrealized       Fair          Unrealized     Fair
                                   Gross Losses         Value          Gross Losses      Value        Gross Losses    Value
                                   ------------       ---------        ------------    --------       ------------  ---------
U.S. agency securities              $ (5,214)         $  85,413          $    (3)      $    500        $ (5,217)    $  85,913
Agency pass-through certificates        (207)            39,707             (214)        10,558            (421)       50,265
                                    --------          ---------          -------       --------        --------     ---------
                                    $ (5,421)         $ 125,120          $  (217)      $ 11,058        $ (5,638)    $ 136,178

NOTE C
DERIVATIVE INSTRUMENTS

The Company accepts a high level of interest rate risk as a result of its policy to originate fixed-rate single family home loans that are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. The Company enters into forward contracts to purchase and sell mortgage-backed securities as part of its interest rate risk management program. These forward contracts are derivative instruments as defined by SFAS No. 133, as amended. The forward contracts allow the Company to hedge the risk of varying mortgage-backed securities prices in the future as the result of changes in interest rates. The estimated amount of net unrealized gains that may be recorded through earnings in the next twelve months is $0.5 million (after tax), assuming a 20% prepayment of principal of the underlying security. The net after tax impact of excluding the changes in the contractual price of the forward commitments from the effectiveness test was $4,086,000, $2,321,000 and $8,702,000 for fiscal years 2004, 2003 and 2002, respectively. These amounts were recorded through the statement of operations as additions to interest income on mortgage backed securities. The Company has determined anticipated purchase dates for each forward commitment to purchase ranging from October 2004 through February 2007. The net fair value of these contracts is included as a part of other assets. The related mortgage-backed securities are designated as available-for-sale securities upon exercise of the commitments to purchase.

The notional amounts, fair value and unrealized gains (losses) on the forward contracts were as follows:

September 30,                                 2004                                     2003
-----------------------       -------------------------------------     ------------------------------------
                                                            (In thousands)

                              Notional       Fair        Unrealized     Notional      Fair       Unrealized
                               Amount        Value       Gain (Loss)     Amount       Value      Gain (loss)
                             ---------      -------      -----------   ---------    ---------    -----------
Commitments to purchase      $315,000       $10,259        $4,167      $320,000      $28,909      $18,281
Commitments to sell                --            --            --       160,000       (6,521)      (4,456)

NOTE D
LOANS RECEIVABLE AND SECURITIZED ASSETS SUBJECT TO REPURCHASE

September 30,                                                                     2004                    2003
----------------------------------------                                        ----------             ----------
                                                                                         (In thousands)
Conventional real estate
    Single-family residential                                                   $3,982,632             $3,851,720
    Multi-family                                                                   467,354                479,129
    Land                                                                           297,350                217,214
    Construction                                                                   845,260                639,058
                                                                                ----------             ----------
                                                                                 5,592,596              5,187,121
Less
    Allowance for loan losses                                                       25,140                 25,806
    Loans in process                                                               435,128                307,537
    Deferred loan origination fees                                                  38,885                 36,270
                                                                                ----------             ----------
                                                                                   499,153                369,613
                                                                                ----------             ----------
                                                                                $5,093,443             $4,817,508

The Company originates adjustable and fixed interest rate loans, which at September 30, 2004 consisted of the following:

                  Fixed-Rate                                          Adjustable-Rate
                (In thousands)                                        (In thousands)
Term to Maturity                    Book Value      Term to Rate Adjustment             Book Value
----------------                    ----------      -----------------------             ----------
Within 1 year                      $    24,834      Less than 1 year                     $732,014
1 to 3 years                           108,545      1 to 3 years                          160,060
3 to 5 years                            67,434      3 to 5 years                          135,591
5 to 10 years                          265,432      5 to 10 years                          13,142
10 to 20 years                         462,975      10 to 20 years                             --
Over 20 years                        3,622,569      Over 20 years                              --
                                    ----------                                         ----------
                                    $4,551,789                                         $1,040,807
                                    ----------                                         ----------




At September 30, 2004 and 2003, approximately $36,214,000 and $52,287,000 of fixed-rate loan origination commitments were outstanding, respectively. Loans serviced for others at September 30, 2004 and 2003 were approximately $22,368,000 and $35,415,000, respectively.

Permanent single-family residential loans receivable included adjustable-rate loans of $66,431,000 and $101,719,000 at September 30, 2004 and 2003,
respectively. These loans have interest rate adjustment limitations and are generally indexed to the 1-year Treasury Bill rate or the monthly weighted-average cost of funds for Eleventh District savings institutions as published by the FHLB.

Loans by geographic concentration were as follows:

September 30, 2004               Washington         Idaho        Oregon          Utah       Arizona      Other            Total
--------------------------       ----------        --------    ----------      --------     ---------   --------       -----------
                                                                       (In thousands)
Conventional real estate
 Single-family residential       $1,675,836        $460,490      $682,603      $413,322     $401,105    $349,276       $3,982,632
 Multi-family                        90,948          37,533       192,526        31,778       89,713      24,856          467,354
 Land                               159,774          40,794        25,845        25,794       34,693      10,450          297,350
 Construction                       391,697         113,604       155,035        90,195       68,517      26,212          845,260
                                 ----------        --------    ----------      --------     --------    --------       ----------
                                 $2,318,255        $652,421    $1,056,009      $561,089     $594,028    $410,794       $5,592,596
                                 ----------        --------    ----------      --------     --------    --------       ----------

At September 30, 2004, the Company's recorded investment in impaired loans was $2.2 million with allocated reserves of $0.7 million. At September 30, 2003 the Company's recorded investment in impaired loans was $9.6 million with allocated reserves of $1.0 million. The average balance of impaired loans during 2004, 2003 and 2002 was $4.6 million, $13.3 million and $12.7 million and interest income from impaired loans was $283,000, $851,000 and $922,000, respectively.

NOTE E
ALLOWANCE FOR LOSSES ON LOANS AND SECURITIZED ASSETS SUBJECT TO REPURCHASE

Year ended September 30,                      2004        2003          2002
-------------------------------            ---------    --------     ----------
                                                    (In thousands)
Balance at beginning of year               $ 25,806     $ 23,912     $ 19,683
Provision for (reversal of) loan losses        (231)       1,500        7,000
Charge-offs                                    (528)      (1,310)      (3,401)
Recoveries                                       93          107          630
Acquired reserves                                --        1,597           --
                                           --------     --------     --------
Balance at end of year                     $ 25,140     $ 25,806     $ 23,912
                                           --------     --------     --------


NOTE F
INTEREST RECEIVABLE

                                                                    2004         2003
September 30,                                                    ----------   ---------
-----------------------------                                       (In thousands)
Loans receivable and securitized assets subject to repurchase    $ 24,094     $ 24,929
Allowance for uncollected interest on loans receivable               (464)        (807)
Mortgage-backed securities                                          3,159        3,043
Investment securities                                               3,043        2,324
                                                                 --------     --------
                                                                 $ 29,832     $ 29,489
                                                                 --------     --------

NOTE G
PREMISES AND EQUIPMENT




                                         Estimated
September 30,                           Useful Life          2004            2003
--------------------                    ------------      ---------        --------
                                                                 (In thousands)
Land                                          --          $ 21,109         $18,982
Buildings                                 25 - 40           57,476          55,509
Leasehold improvements                     7 - 15            5,564           5,409
Furniture, fixtures and equipment          2 - 10           14,484          15,446
                                                          --------         -------
                                                            98,633          95,346
Less accumulated depreciation                              (35,584)        (34,404)
                                                          --------         -------
                                                          $ 63,049         $60,942
                                                          --------         -------

The Company has non-cancelable operating leases for branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, are immaterial. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $1,949,000, $1,862,000 and $1,895,000 in 2004, 2003 and 2002, respectively.

NOTE H
REAL ESTATE HELD FOR SALE


September 30,                           2004             2003
-----------------------------          --------       ---------
                                            (In thousands)
Acquired for development               $ 4,813          $ 4,708
Acquired in settlement of loans          3,817           11,496
                                       -------          -------
                                       $ 8,630          $16,204
                                       -------          -------

NOTE I
CUSTOMER ACCOUNTS

                                                              2004              2003
September 30,                                              -----------       ------------
-------------------                                               (In thousands)
Checking accounts, .75% and under                          $  196,155        $  190,352
Passbook and statement accounts, .75%                         224,989           234,023
Insured money market accounts, .50% to 1.75%                  929,952         1,037,641
Certificate accounts
    Less than 3.00%                                         2,590,304         2,401,924
    3.00% to 3.99%                                            229,606           257,646
    4.00% to 4.99%                                            280,166           258,875
    5.00% to 5.99%                                            101,973           120,960
    6.00% to 6.99%                                             16,000            18,139
    7.00% and over                                                100               491
                                                          -----------       -----------
Total certificates                                          3,218,149         3,058,035
                                                          -----------       -----------
Repurchase agreements with customers, .75% to 2.20%            41,113            57,547
                                                          -----------       -----------
                                                           $4,610,358        $4,577,598
                                                          -----------       -----------

Certificate maturities were as follows:

September 30,          2004                2003
------------------   ----------        -----------
                          (In thousands)
Within 1 year        $2,355,240        $2,313,645
1 to 2 years            445,037           236,988
3 to 4 years            282,248           183,379
Over 4 years            135,624           324,023
                     ----------        ----------
                     $3,218,149        $3,058,035
                     ----------        ----------

Customer accounts over $100,000 totaled $1,199,000,000 as of September 30, 2004 and $1,133,000,000 as of September 30, 2003.

Interest expense on customer accounts consisted of the following:


Year ended September 30,                                2004                2003              2002
-------------------------                            ----------         ----------         ----------
                                                                       (In thousands)
Checking accounts                                    $   1,199          $   1,655          $   2,310
Passbook and statement accounts                          1,703              2,114              3,201
Insured money market accounts                            8,185             14,947             22,231
Certificate accounts                                    74,559             85,931            122,705
                                                     ---------          ---------          ---------
                                                        85,646            104,647            150,447
Repurchase agreements with customers                       858              1,651              2,259
                                                     ---------          ---------          ---------
                                                        86,504            106,298            152,706
Less early withdrawal penalties                           (405)              (379)              (418)
                                                     ---------          ---------          ---------
                                                     $  86,099          $ 105,919          $ 152,288
                                                     ---------          ---------          ---------
Weighted-average interest rate at end of year             2.00%              1.94%              2.96%
Weighted daily average interest rate
during the year                                           1.89               2.38               3.41

NOTE J
FHLB ADVANCES

Maturity dates of FHLB advances were as follows:

September 30,                                                                 2004             2003
-------------                                                                 ----             ----
                                                                                 (In thousands)
FHLB advances due
Within 1 year                                                           $      ---        $  250,000
1 to 3 years                                                               100,000           300,000
4 to 5 years                                                               400,000           400,000
More than 5 years                                                          700,000           700,000
                                                                        ----------        ----------
                                                                        $1,200,000        $1,650,000
                                                                        ----------        ----------

Included in the table above are $1,100,000,000 of FHLB advances that are callable by the FHLB. If these callable advances were called at the earliest call dates, the maturities of all FHLB advances would be as follows:

September 30,                                                                 2004             2003
-------------                                                                 ----             ----
                                                                                 (In thousands)
FHLB advances due
Within 1 year                                                           $   800,000       $  850,000
1 to 3 years                                                                400,000          700,000
4 to 5 years                                                                    ---          100,000
More than 5 years                                                               ---              ---
                                                                         ----------       ----------
                                                                         $1,200,000       $1,650,000
                                                                         ----------       ----------

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows:

September 30,                                                    2004               2003                   2002
-------------                                                    ----               ----                   ----
                                                                                   (In thousands)
Weighted-average interest rate at end of year                       5.09%                5.13%                5.13%
Weighted daily average interest rate during the year                5.21                 5.19                 5.28
Daily average of FHLB advances                                $1,539,594           $1,650,023           $1,558,384
Maximum amount of FHLB advances at any month end               1,651,000            1,654,000            1,654,000
Interest expense during the year                                  80,257               85,564               82,357

FHLB advances are collateralized as provided for in the Advances, Pledge and Security Agreement by all FHLB stock owned by the Company, deposits with the FHLB and certain mortgage loans as provided in the agreements with the FHLB. As a member of the FHLB of Seattle, the Company currently has a credit line of 35% of the total assets of the Company, subject to collateralization requirements.

NOTE K
OTHER BORROWINGS

September 30,                                                                 2004             2003
-------------                                                                 ----             ----
                                                                                 (In thousands)
Securities sold under agreements to repurchase
   Callable once in 2007, matures in 2012                                 $ 100,000       $  100,000

The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the three years ended September 30, 2004 all of the Company's transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company's name, and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements, the identical securities pledged as collateral will be returned to the Company.

Financial data pertaining to the weighted-average cost and the amount of securities sold under agreements to repurchase were as follows:

September 30,                                                     2004               2003               2002
-------------                                                     ----               ----               ----
                                                                                   (In thousands)
Weighted-average interest rate at end of year                       3.44%              3.44%              3.36%
Weighted daily average interest rate during the year                3.40               3.39               3.36
Daily average of securities sold under agreements
   to repurchase                                                $100,000           $100,000           $  4,110
Maximum securities sold under agreements to repurchase
   at any month end                                              100,000            100,000            100,000
Interest expense during the year                                   3,397              3,338                140

NOTE L
INCOME TAXES

The consolidated statements of financial condition at September 30, 2004 and 2003 include deferred tax liabilities of $55,522,000 and $70,485,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities. The major sources of these temporary differences and their deferred tax effects were as follows:

September 30,                                                              2004             2003
-------------                                                              ----             ----
                                                                              (In thousands)
Deferred tax assets
   Deferred compensation                                                 $   176          $   198
   Loan loss reserves                                                      9,176            3,437
                                                                         -------          -------
   Total deferred tax assets                                               9,352            3,635
                                                                         -------          -------
Deferred tax liabilities
   FHLB stock dividends                                                   32,838           31,919
   Core deposit intangible                                                 1,300            1,748
   Discounts                                                                 ---              413
   Deferred gain on forward commitments                                    4,360              ---
   Valuation adjustment on securities and derivatives                      9,313           18,850
   Depreciation                                                            6,139            3,528
   Loan origination costs                                                  9,926           13,640
   Securitized asset subject to repurchase valuation adjustment              365              673
   Other, net                                                                633            3,349
                                                                         -------          -------
   Total deferred tax liabilities                                         64,874           74,120
                                                                         -------          -------
Net deferred tax liability                                               $55,522          $70,485
                                                                         -------          -------

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,                                     2004             2003             2002
------------------------                                     ----             ----             ----
Statutory income tax rate                                     35%             35%              35%
Dividend received deduction                                   (1)             (1)              (1)
Other                                                         (1)             (1)             ---
State income tax                                               2               2                1
                                                              --              --               --
Effective income tax rate                                     35%             35%              35%
                                                              --              --               --

The Small Business Job Protection Act of 1996 (the Act) required qualified thrift institutions, such as the Company, to recapture the portion of their tax bad debt reserves that exceeded the September 30, 1988 balance. Such recaptured amounts are to be taken into taxable income ratably over a six-year period beginning in 1999. Accordingly, the Company is required to pay approximately $25,406,000 in additional federal income taxes, all of which has been previously provided, through fiscal 2004.

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

Plan participants may make voluntary after-tax contributions of their considered earnings as defined by the Plan. In addition, participants may make pre-tax contributions up to the statutory limits through the 401(k) provisions of the Plan. The annual addition from contributions to an individual participant's account in this Plan cannot exceed the lesser of 100% of base salary or $40,000. Under provisions of the Plan, employees are eligible to participate on the date of hire and become fully vested in the Company's contributions following seven years of service. In August 1995 the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows employees to direct a portion of their vested account balance toward the purchase of Company stock. Company contributions to the Plan amounted to $2,101,000, $2,001,000 and $2,039,000 for the years ended September 30, 2004, 2003 and 2002, respectively.

NOTE N
STOCK OPTION PLANS

The Company has three employee stock option plans which provide a combination of stock options and stock grants. Stockholders authorized 2,471,509 shares, 4,072,819 shares and 3,726,800 shares of common stock, as adjusted for stock splits and stock dividends, to be reserved pursuant to the 1987 Stock Option and Stock Appreciation Rights Plan (the 1987 Plan), the 1994 Stock Option and Stock Appreciation Rights Plan (the 1994 Plan) and the 2001 Long-Term Incentive Plan (the 2001 Plan), respectively. The three plans are substantially similar. Of the 10,271,128 total shares authorized by stockholders under the three plans, 3,726,800 shares remain available for issuance. All equity compensation plans have been approved by stockholders.

Options granted under each plan vest at varying percentages commencing as early as one year after the date of grant with expiration dates 10 years after the date of grant.

                                                                                                 Weighted-Average
                                                                                                Fair Value of Option
                                    Average Price(1)                Number(1)                     Shares Granted
                                    ----------------                ---------                     --------------
Outstanding, October 1, 2001           $12.89                      2,252,515
Granted in 2002                         16.64                        926,921                             $3.42
Exercised in 2002                       10.71                       (349,729)
Forfeited in 2002                       14.56                       (181,731)
                                       ------                      ---------
Outstanding, September 30, 2002         14.38                      2,647,976
Granted in 2003                         18.48                         90,387                              3.22
Exercised in 2003                       11.91                       (430,294)
Forfeited in 2003                       15.12                       (174,838)
                                       ------                      ---------
Outstanding, September 30, 2003         14.99                      2,133,231
Granted in 2004                         23.35                      1,141,610                              4.56
Exercised in 2004                       13.38                       (241,481)
Forfeited in 2004                       17.80                       (231,135)
                                       ------                      ---------
Outstanding, September 30, 2004        $18.31                      2,802,225

(1) Average price and number of stock options granted, exercised and forfeited have been adjusted for the 10% stock dividends.

Financial data pertaining to outstanding stock options was as follows:

                               September 30, 2004

                                                                                    Weighted-
                                    Weighted-        Weighted-                        Average
                                     Average          Average        Number of   Exercisable Price
     Ranges of      Number of      Remaining     Exercise Price of  Exercisable   of Exercisable
  Exercise Prices Option Shares Contractual Life   Option Shares   Option Shares   Option Shares
  --------------- ------------- ----------------   -------------   -------------   -------------

$  8.10 - 14.11      637,491        4.8 years         $12.69          255,463         $12.25
  14.32 - 18.23    1,066,116        6.0                16.56          261,959          16.35
  18.36 - 23.41    1,098,618        9.1                23.26            7,844          20.63
                   ---------        ---------         ------          -------         ------
                   2,802,225        6.9 years         $18.31          525,266         $14.42

The Company also grants shares of restricted stock pursuant to its equity compensation plans. These shares of restricted stock vest over a period of five to seven years. The Company has issued a total of 70,000 shares of restricted stock, with a fair market value at the date of grant of $1.7 million. As of September 30, 2004, 51,036 shares remained restricted. The Company accounts for restricted stock grants by recording the fair value of the grant to compensation expense over the vesting period. At September 30, 2004, $1.3 million of unearned compensation was recorded as a reduction to retained earnings.

NOTE O
STOCKHOLDERS' EQUITY

In the second quarter of fiscal 2004, 2003 and 2002, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend in addition to the regular quarterly cash dividends on its shares of common stock.

Washington Federal Savings is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Washington Federal Savings must meet specific capital guidelines that involve quantitative measures of Washington Federal Savings' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Washington Federal Savings' capital amounts and classification are also subject to qualitative judgments by the regulators about capital components, risk-weightings and other factors.

As of September 30, 2004 and 2003, the OTS categorized Washington Federal Savings as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Washington Federal Savings must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that Management believes have changed Washington Federal Savings' categorization.

                                                                                                       Categorized as
                                                                                                   Well Capitalized Under
                                                                                Capital              Prompt Corrective
                                                         Actual           Adequacy Guidelines        Action Provisions
                                                  Capital     Ratio        Capital     Ratio       Capital        Ratio
September 30, 2004                                                           (In thousands)

   Total capital to risk-weighted assets       $1,054,160      27.30%     $308,886      8.00%      $386,107        10.00%
   Tier I capital to risk-weighted assets       1,036,851      26.85            NA        NA        231,664         6.00
   Core capital to adjusted tangible assets     1,036,851      14.65            NA        NA        353,814         5.00
   Core capital to total assets                 1,036,851      14.65       212,289      3.00             NA           NA
   Tangible capital to tangible assets          1,036,851      14.65       106,144      1.50             NA           NA
September 30, 2003
   Total capital to risk-weighted assets       $  974,775      24.56%     $317,465      8.00%      $396,831        10.00%
   Tier I capital to risk-weighted assets         956,470      24.10            NA        NA        238,099         6.00
   Core capital to adjusted tangible assets       956,470      12.91            NA        NA        370,373         5.00
   Core capital to total assets                   956,470      12.91       222,224      3.00             NA           NA
   Tangible capital to tangible assets            956,470      12.91       111,112      1.50             NA           NA

At periodic intervals, the OTS and the Federal Deposit Insurance Corporation
(FDIC) routinely examine the Company's financial statements as part of their oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent OTS examination which concluded in September 2004.

The Company has an ongoing stock repurchase program. During fiscal 2004, the Company repurchased 85,000 shares at a weighted-average price of $22.81. In fiscal 2003, the Company repurchased 561,077 shares at a weighted-average price of $17.88. As of September 30, 2004, Management had authorization from the Board of Directors to repurchase up to 3.0 million additional shares.

Information used to calculate earnings per share follows:

Year ended September 30,                                          2004            2003            2002
------------------------                                          ----            ----            ----
                                                                  (In thousands, except per share data)
Net income                                                     $   131,868     $   144,999     $   148,384
Weighted-average shares
   Basic weighted-average number of
      common shares outstanding                                 78,457,222      76,627,181      76,840,738
   Dilutive effect of outstanding common stock equivalents         752,584         628,783         734,739
                                                                ----------      ----------      ----------
   Diluted weighted-average number of
      common shares outstanding                                 79,209,806      77,255,964      77,575,477
                                                                ==========      ==========      ==========
Net income per share
   Basic                                                       $      1.68     $      1.89     $      1.93
   Diluted                                                            1.66            1.88            1.91

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


September 30,                                                    2004                        2003
-------------                                          --------------------------    -------------------------
                                                                           (In thousands)
                                                        Carrying       Estimated       Carrying      Estimated
                                                         Amount        Fair Value       Amount      Fair Value
                                                         ------        ----------       ------      ----------
Financial assets
   Cash and cash equivalents                           $  508,361     $  508,361     $1,437,208     $1,437,208
   Repurchase agreements                                  200,000        200,000              -              -
   Available-for-sale securities                          899,525        899,525        781,798        781,798
   Held-to-maturity securities                            156,373        158,792        154,178        159,086
   Loans receivable and securitized assets              5,093,443      5,164,765      4,817,508      4,899,274
   FHLB stock                                             137,274        137,274        143,851        143,851
   Forward contracts - Derivatives                         10,259         10,259         22,388         22,388

Financial liabilities
   Customer accounts                                    4,610,358      4,615,616      4,577,598      4,590,160
   FHLB advances and other borrowings                   1,300,000      1,357,405      1,750,000      1,825,532

The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash and cash equivalents - The carrying amount of these items is a reasonable estimate of their fair value.

Repurchase agreements - The carrying amount of these items is a reasonable estimate of their fair value.

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

Available for sale securities, held to maturity securities and derivatives - Estimated fair value for mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices. The fair value of all other mortgage-backed securities is based on dealer estimates.

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

FHLB advances and other borrowings - The fair value of FHLB advances and other borrowings is estimated by discounting the estimated future cash flows using rates currently available to the Company for debt with similar remaining maturities.

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

The balance of the Company's intangible assets was as follows:

                                                            Core Deposit  Non-Compete
                                               Goodwill      Intangible    Agreement     Total
                                               --------      ----------    ---------     -----
                                                               (In thousands)
Balance at September 30, 2002                 $ 35,703     $      -      $      -      $ 35,703

United acquisition                              19,263        4,921           575        24,759
Accumulated amortization                             -         (116)          (10)         (126)
                                              --------     --------      --------      --------
Balance at September 30, 2003                   54,966        4,805           565        60,336

Accumulated amortization                             -       (1,282)         (115)       (1,397)
                                              --------     --------      --------      --------
Balance at September 30, 2004                 $ 54,966     $  3,523      $    450      $ 58,939

The table below presents the estimated intangible asset amortization expense for the next five years:

Year ended September 30,                                     Amortization expense
------------------------                                     --------------------
                                                                (In thousands)
2005                                                                  $1,198
2006                                                                   1,000
2007                                                                     801
2008                                                                     593
2009                                                                     289

NOTE R
FINANCIAL INFORMATION - WASHINGTON FEDERAL, INC.

The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

Statements of Financial Condition

                                                                      2004            2003
September 30,                                                         ----            ----
-------------                                                            (In thousands)
Assets
Cash                                                              $     4,895      $     4,527
Investment in subsidiary                                            1,117,827        1,053,451
Dividend receivable                                                    12,000           12,000
                                                                  -----------      -----------
   Total assets                                                   $ 1,134,722      $ 1,069,978
                                                                  ===========      ===========
Liabilities
Dividend payable and other liabilities                            $    14,534      $    14,382
Stockholders' equity
Common stock, $1.00 par value: 100,000,000 shares authorized;
   94,383,496 and 94,109,168 shares issued;
   78,679,597 and 78,290,836 shares outstanding                   $    94,383      $    85,554

Paid-in capital                                                     1,161,627        1,085,650
Accumulated other comprehensive income, net of tax                     17,107           26,890
Treasury stock, at cost; 15,703,899 and 15,818,332 shares            (206,666)        (207,337)
Retained earnings                                                      53,737           64,839
                                                                  -----------      -----------
   Total stockholders' equity                                       1,120,188        1,055,596
                                                                  -----------      -----------
   Total liabilities and stockholders' equity                     $ 1,134,722      $ 1,069,978
                                                                  ===========      ===========

Statements of Operations

                                                                       2004        2003       2002
Year ended September 30,                                               ----        ----       ----
------------------------                                                      (In thousands)
Income
   Dividends from subsidiary                                        $   58,000   $ 63,500   $ 64,000

Expense
      Miscellaneous                                                        447        389        380

   Net income before equity in undistributed net income of
      subsidiary                                                        57,553     63,111     63,620
Equity in undistributed net income of subsidiary                        74,158     81,751     84,630
                                                                    ----------   --------   --------
Income before income taxes                                             131,711    144,862    148,250
Income tax benefit                                                         157        137        134
                                                                    ----------   --------   --------
Net income                                                          $  131,868   $144,999   $148,384
                                                                    ==========   ========   ========

Statements of Cash Flows

Year ended September 30,                                               2004        2003       2002
------------------------                                               ----        ----       ----
                                                                             (In thousands)
Cash Flows From Operating Activities
Net income                                                           $131,868    $144,999  $ 148,384
Adjustments to reconcile net income to net
      cash provided by operating activities
   Equity in undistributed net income of subsidiary                   (74,158)    (81,751)   (84,630)
   Decrease (increase) in dividend receivable                             ---       2,000     (1,875)
   Increase (decrease) in other liabilities                               333        (417)       920
                                                                     --------    --------  ---------
   Net cash provided by operating activities                           58,043      64,831     62,799

Cash Flows From Financing Activities

Issuance of common stock through stock option plan                      4,265       5,944      3,744
Proceeds from Employee Stock Ownership Plan                             4,695       1,522      1,618
Treasury stock purchased                                               (1,939)    (10,034)   (10,224)
Dividends                                                             (64,696)    (60,004)   (57,383)
                                                                     --------    --------  ---------
   Net cash used by financing activities                              (57,675)    (62,572)   (62,245)
                                                                     --------    --------  ---------
   Increase in cash                                                       368       2,259        554
   Cash at beginning of year                                            4,527       2,268      1,714
                                                                     --------    --------  ---------
   Cash at end of year                                               $  4,895    $  4,527  $   2,268
                                                                     ========    ========  =========

NOTE S

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter:

                                                 First         Second           Third        Fourth
Year ended September 30, 2004                   Quarter        Quarter         Quarter       Quarter
-----------------------------                   -------        -------         -------       -------
                                                        (In thousands, except per share data)
Interest income                                $ 102,682      $ 102,682      $ 103,210       $ 105,198
Interest expense                                  44,056         43,406         41,040          41,251
                                               ---------      ---------      ---------       ---------
Net interest income                               58,626         59,276         62,170          63,947
Provision for loan losses                            ---            ---           (231)            ---
Other operating income                             3,230          2,449          2,728          (2,681)
Other operating expense                           11,160         11,482         11,027          12,595
                                               ---------      ---------      ---------       ---------
Income before income taxes                        50,696         50,243         54,102          48,671
Income taxes                                      17,873         17,723         19,070          17,178
                                               ---------      ---------      ---------       ---------
Net income                                     $  32,823      $  32,520      $  35,032       $  31,493
                                               =========      =========      =========       =========
Basic earnings per share                       $     .42      $     .41      $     .45       $     .40
Diluted earnings per share                           .41            .41            .44             .40
Cash dividends per share                             .20            .20            .21             .21
Return on average assets                            1.74%          1.73%          1.91%           1.73%

                                                    First        Second        Third        Fourth
Year ended September 30, 2003                      Quarter       Quarter      Quarter       Quarter
-----------------------------                      -------       -------      -------       -------
                                                        (In thousands, except per share data)
Interest income                                    $122,034      $114,145      $110,594      $104,262
Interest expense                                     53,703        49,565        46,917        44,699
                                                   --------      --------      --------      --------
Net interest income                                  68,331        64,580        63,677        59,563
Provision for loan losses                             1,250           150           100           ---
Other operating income                                2,267         5,888         3,671         4,744
Other operating expense                              12,612        12,823        11,418        10,646
                                                   --------      --------      --------      --------
Income before income taxes                           56,736        57,495        55,830        53,661
Income taxes                                         20,001        20,269        19,539        18,914
                                                   --------      --------      --------      --------
Net income                                         $ 36,735      $ 37,226      $ 36,291      $ 34,747
                                                   ========      ========      ========      ========
Basic earnings per share                           $    .48      $    .48      $    .47      $    .45
Diluted earnings per share                              .48           .48           .47           .45
Cash dividends per share                                .19           .19           .20           .20
Return on average assets                               1.99%         2.03%         2.00%         1.90%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Washington Federal, Inc.
Seattle, Washington

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the "Company") as of September 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
-------------------------
Deloitte & Touche LLP
Seattle, Washington
November 18, 2004

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
                      American Stock Transfer & Trust Company
                      59 Maiden Lane
                      Plaza Level
                      New York, NY  10038
                      Telephone: 1-800-937-5449
                      www.amstock.com
Annual Meeting        The annual meeting of stockholders will be
                      held on January 19, 2005, at 2 p.m. at the
                      Westin Hotel, 1900 Fifth Avenue,
                      Seattle, Washington
Form 10-K             This report and all SEC filings are available through the
                      Company's web site: www.washingtonfederal.com

Stock Information     Washington Federal, Inc. is traded on the NASDAQ Stock
                      Market. The common stock symbol is WFSL. At September 30,
                      2004, there were approximately 2,522 stockholders of record.

                           Stock Prices
Quarter Ended           High    Low   Dividends
-------------           ----    ---   ---------
December 31, 2002      $20.93  $17.07   $0.19
March 31, 2003          21.37   19.01    0.19
June 30, 2003           21.75   19.15    0.20
September 30, 2003      24.01   21.08    0.20
December 31, 2003       26.29   23.25    0.20
March 31, 2004          26.36   24.24    0.20
June 30, 2004           25.45   22.26    0.21
September 30, 2004      25.99   23.41    0.21

All prices shown have been
adjusted for stock splits.

Largest Market Makers:
McAdams Wright Ragen, Inc.
National Stock Exchange
Archipelago Exchange
Goldman, Sachs & Co.
Boston Stock Exchange
Keefe, Bruyette & Woods, Inc.
Citigroup Global Markets, Inc.
Knight Equity Markets, L.P.
Lehman Brothers, Inc.
Schwab Capital Markets
B-Trade Services, L.L.C.
The Brut ECN, L.L.C.
Merrill Lynch, Pierce, Fenner & Smith, Inc.
Morgan Stanley & Co., Inc.
Alternate Display Facility

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

DIRECTORS EMERITI
E.W. MERSEREAU, JR.
RICHARD C. REED
KERMIT O. HANSON

EXECUTIVE MANAGEMENT COMMITTEE

BRENT J. BEARDALL
Senior Vice President
and Chief Financial Officer

LINDA S. BROWER
Executive Vice President

EDWIN C. HEDLUND
Executive Vice President and Secretary

JACK B. JACOBSON
Executive Vice President
and Chief Lending Officer

ROY M. WHITEHEAD
Vice Chairman, President and
Chief Executive Officer

DEPARTMENT MANAGERS

Accounting
CHAD J. LEONARD
Controller

Appraisal
HEATHER J. ST. CLAIR

Retail Underwriting
MICHAEL R. BUSH
Vice President

Credit Administration
JAMES E. CADY
Senior Vice President

DALE R. SULLIVAN
Vice President

Corporate Real Estate and Taxes
KEITH D. TAYLOR
Senior Vice President
and Treasurer

Data Processing
TERRY O. PERMENTER
Senior Vice President

Deposit Operations
BEN A. WHITMARSH
Senior Vice President

Internal Audit
BARBARA A. MURPHY
Vice President

Legal/Special Credits
PAUL I. TYLER
Vice President and Counsel

Loan Operations
LEANN H. BURKE
Assistant Vice President

Loan Servicing
LARRY L. PLUMB
Senior Vice President

Marketing and Investor Relations
CATHY E. COOPER
Vice President

Multi-Family Lending
J. TIMOTHY GRANT
Senior Vice President

Permanent Loan Production
JOHN L. WUNDERLICH
Vice President

Wholesale Underwriter
COLLEEN E. WELLS
Vice President

SUBSIDIARIES
First Insurance Agency, Inc.
1501 Riverside Drive
Mount Vernon, WA  98273
1-800-562-2555
DUANE E. HENSON

SOUTH SOUND
WASHINGTON
18 Office Locations
Division Manager
RONDA F. TOMLINSON
Senior Vice President
9919 Bridgeport Way S.W.
Lakewood, WA 98499

MIDSOUND
WASHINGTON
16 Office Locations
Division Manager
E. CRAIG WILSON
Senior Vice President
5809 196th S.W.
Lynnwood, WA 98036

NORTHERN WASHINGTON
9 Office Locations
Division Manager
DOUGLAS A. ROWELL
Senior Vice President
1501 Riverside Drive
Mount Vernon, WA  98273

WESTERN IDAHO
12 Office Locations
Division Manager
ROBERT P. LINK
Senior Vice President
1001 W. Idaho St.
Boise, ID 83701

EASTERN IDAHO
4 Office Locations
Division Manager
LARRY L. WADSWORTH
Senior Vice President
500 North Capital
Idaho Falls, ID 83402

OREGON
26 Office Locations
Division Manager
PEGGY L. HOBIN
Senior Vice President
14990 SW Bangy Rd.
Lake Oswego, OR 97035

UTAH
10 Office Locations
Division Manager
MARLISE G. FISHER
Vice President
505 East 200 South
Salt Lake City, UT 84102

PHOENIX ARIZONA
12 Office Locations
Division Manager
WENDY L. YATES
Vice President
2196 E. Camelback Road, Suite 100
Phoenix, AZ 85016

TUCSON ARIZONA
8 Office Locations
Division Manager
GEORGIA E. VELARDE
Vice President
5151 E. Broadway Blvd., Suite 105
Tucson, AZ 85711

NEVADA
2 Office Locations
Division Manager
PAMELA K. CALLAHAN
Vice President
9340 Sun City Blvd. #103
Las Vegas, NV 89134

TEXAS
2 Office Locations
Division Manager
VAUGHN C. PEARSON
Senior Vice President
5900 Chapel Hill Blvd.
Plano, TX 75093

COLORADO
1 Loan Production Office
SCOTT A. BRKOVICH
384 Inverness Drive South, Suite 105
Englewood, CO 80112

40