Form 10-K, Exhibit 13
period 2006-09-30
WASHINGTON FEDERAL INC
filed 2006-11-22
CIK 936528

Exhibit 13

WASHINGTON FEDERAL, INC.

ANNUAL REPORT 2006

425 Pike Street, Seattle, WA 98101

A SHORT HISTORY

Washington Federal, Inc. (Company or Washington Federal) is a savings and loan holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal Savings, which operates 123 offices in seven western states.

The Company had its origin on April 24, 1917 as Ballard Savings and Loan Association. In 1935, the state-chartered Company converted to a federal charter, became a member of the Federal Home Loan Bank (FHLB) system and obtained federal deposit insurance. In 1958, Ballard Federal Savings and Loan Association merged with Washington Federal Savings and Loan Association of Bothell, and the latter name was retained for wider geographical acceptance. In 1971, Seattle Federal Savings and Loan Association, with three offices, merged into the Company, and at the end of 1978, was joined by the 10 offices of First Federal Savings and Loan Association of Mount Vernon.

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

In 2006, the Company opened a branch in Medford, Oregon. In October 2006, the Company signed a merger agreement to acquire First Federal Banc of the Southwest, Inc., which is the holding company for First Federal Bank located in Roswell, New Mexico. First Federal Bank has 15 branch locations, 13 in New Mexico and two in El Paso, Texas. The merger is expected to close in the first calendar quarter of 2007, subject to regulatory and shareholder approvals.

The Company obtains its funds primarily through deposits from the general public, from repayments of loans, borrowings and retained earnings. These funds are used largely to make first lien loans to borrowers for the purchase of new and existing homes, the acquisition and development of land for residential lots, the construction of homes, the financing of small multi-family housing units, and for investment in obligations of the U.S. government, its agencies and municipalities.

FINANCIAL HIGHLIGHTS

September 30,	2006	2005	% Change
	(In thousands, except per share data)
Assets	$9,069,020	$8,234,450	10%
Cash and cash equivalents	45,722	637,791	-93
Investment securities	256,650	214,993	19
Loans receivable, net	7,078,443	6,008,932	18
Mortgage-backed securities	1,379,316	1,075,342	28
Customer accounts	5,311,726	5,031,505	6
FHLB advances and other borrowings	2,370,000	1,885,000	26
Stockholders’ equity	1,262,720	1,187,308	6
Net income	143,102	145,889	-2
Diluted earnings per share	1.64	1.67	-2
Dividends per share	0.81	0.78	4
Stockholders’ equity per share	14.46	13.66	6
Shares outstanding	87,339	86,933	—
Return on average stockholders’ equity	11.77%	12.63%	—
Return on average assets	1.67	1.90	—
Efficiency ratio	19.66	19.16	—

1

TO OUR STOCKHOLDERS

Dear Stockholder:

It is my privilege to report another year of solid financial performance for your company, in which net income totaled $143,102,000, or $1.64 on a per share basis. Although both numbers represent a slight decline from the previous year’s results of $145,889,000, or $1.67 per share, we view the results positively due to the steady financial headwinds beyond our control that prevailed during the fiscal year.

Last year’s report began by stating that the two primary determinants of success for the business of Washington Federal are the condition of the housing market and the spread between short and long-term interest rates. After several years of extraordinarily robust demand for housing and better than average spreads between short and long-term interest rates, conditions on both fronts changed adversely last year. An oversupply of housing became apparent early in the year and as conditions shifted to favor buyers, the market transitioned to a correction phase. Then, as the Federal Reserve apparently neared an end to an unprecedented run of seventeen consecutive increases in the federal funds rate, from 1% to 5.25% over the past two years, a negative spread between short and long-term rates developed that existed for much of the fiscal year and persists through the writing of this letter. This is the longest period of rising short-term interest rates that your company has experienced since going public in 1982.

The slowdown in the housing market raises concerns, of course, regarding future loan demand and potential loan losses; however, it was rising deposit costs that became the primary obstacle to earnings growth during the past year. Higher rates instigated a 41% increase in the weighted average cost of deposits from 2.47% to 3.49% during the year. This provided welcome relief for our long-suffering depositors, but created a major challenge for management to offset the additional $64,000,000 in interest expense. It is a testament to the financial strength of your company that its management possessed the flexibility to accomplish this by investing cash that had been previously stockpiled, by increasing earning assets in the loan and securities portfolios and by harvesting a few gains on the sale of real estate.

As we report each year, tight control over non-interest expenses also played an important role in maintaining earnings at a high level. Your company’s efficiency ratio of 19.66% was less than half of the industry average and means simply that 19.66 cents were spent to produce one dollar of net revenue. That ratio places Washington Federal at or near the top of the industry. A special compliment should be paid to your company’s employees in this regard. In a recent ranking by the American Banker, Washington Federal ranked #2 among all U.S financial institutions for the productivity of its employees as measured by net income produced.

Your company also ended the last fiscal year with a very solid balance sheet and an overall financial position that bodes well for the future. At year-end, total assets exceeded $9 billion for the first time. Loans outstanding now account for over $7 billion and deposits grew by 6.0% to $5.3 billion. Stockholder’s equity also grew by 6.4% to $1.3 billion. Asset quality continues to be very strong. For example, at fiscal year-end, out of a total 39,749 loans in the portfolio, only 149 were delinquent more than 30 days. Non-performing assets were also at a record low of only .08% of total assets at year-end, while net charge-offs during the year amounted to a mere $298,000. We are extremely pleased with the resilience of the loan portfolio in light of the deteriorating housing market, although we continue to believe that losses will increase before the housing downturn is ended.

Regrettably, the stock price languished during the year, due primarily to the lack of earnings growth and the market’s downbeat assessment of housing-related stocks. On a positive note, the ongoing success of your company did enable the board of directors to declare an increase in the cash dividend for the 41st time in the past 24 years. The new annualized dividend of 82 cents per share represents a payout ratio equal to 50% of earnings and a dividend yield of 3.5% based on recent prices of your company’s stock.

In early October, your company also announced a definitive agreement to acquire First Federal Banc of the Southwest, an institution with $562 million in assets and thirteen branch locations in New Mexico along with two in El Paso, Texas. We have been most impressed with the quality of their employees and wish to warmly welcome them to Washington Federal. The transaction will likely be completed in the first calendar quarter of 2007 and be additive to earnings in subsequent quarters.

Two long-standing members of the board will retire at the end of this year and I would like to give special recognition to both of them. Alden Harris joined the board of directors in 1971 when Washington Federal acquired his former company, Seattle Federal Savings & Loan. He also served as Executive Vice President of Washington Federal from the date of the merger through his retirement from that post in 1992. In addition to chairing the Personnel and Stock Compensation

Committee through a difficult corporate governance environment the past few years, he has been a trusted advisor to management and a great ambassador to the public. His cumulative 35 years of board service to Washington Federal qualifies Alden for Director Emeritus status and we are very pleased that he will continue in this honorary capacity.

After serving the company for forty-one years as Chief Financial Officer, then President & CEO, and finally Chairman of the Board, Guy Pinkerton will also retire at the end of this year. In recognition of his unique contribution to the success of your company, he was recently honored with the inaugural Summit Award for Lifetime Achievement at Washington Federal. Everyone connected with the company will miss his experience and wisdom, which has been at our ready disposal for so long. It is a great honor for me to have been chosen by the Board to succeed Guy as Chairman and I will strive to live up to his example.

Perhaps Guy’s most important contribution to the company has been his oversight of the smooth transition of management and the Board that has occurred over the past few years. To complete the process, Barbara L. Smith, Ph.D. was added to the Board in April, 2006. She is President of B. Smith Consulting Group, a firm she founded in 1994 that practices in the area of organizational development for regional and national firms. Ms. Smith will serve on the Personnel and Stock Compensation Committee of the board and we believe that her background and experience help to round out the skill set of your company’s directors and add strength to an already solid board of directors.

In closing, I wish to thank our directors, employees, customers and stockholders for their continued support. Let me also remind you to send your friends and neighbors to Washington Federal for their home loan and savings needs. Our Annual Meeting of Stockholders will be held at the Westin Hotel in downtown Seattle, Washington on January 25, 2007 at 2:00 PM. While there, please take a moment to thank Guy Pinkerton and Alden Harris for their years of service and to welcome Barbara Smith to the board. I hope to see you there.

Sincerely

Roy M. Whitehead

Chairman, President and Chief Executive Officer

(Back row - from left to right) Linda S. Brower, Executive Vice President, Roy M. Whitehead, Chairman, President and Chief Executive Officer, Brent J. Beardall, Senior Vice President and Chief Financial Officer, (From row - from left to right) Edwin C. Hedlund, Executive Vice President and Secretary, Jack B. Jacobson, Executive Vice President & Chief Lending Officer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Washington Federal, Inc. (Company or Washington Federal) is a savings and loan holding company. The Company’s primary operating subsidiary is Washington Federal Savings, a federally-chartered savings and loan association.

The Company’s fiscal year end is September 30th. All references to 2006, 2005 and 2004 represent balances as of September 30, 2006, September 30, 2005 and September 30, 2004, or activity for the fiscal years then ended, respectively.

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

The Company has determined that the only accounting policy deemed critical to an understanding of the consolidated financial statements of Washington Federal relates to the methodology for determining the valuation of the allowance for loan losses, as described below.

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

	Repricing Period
	Within One Year	After 1 year - before 4 Years	Thereafter	Total
	(In thousands)
As of September 30, 2006
Earning Assets *	$2,299,552	$2,249,649	$4,340,385	$8,889,586
Paying Liabilities	(5,355,593)	(771,820)	(1,554,313)	(7,681,726)

Excess (Liabilities) Assets	$(3,056,041)	$1,477,829	$2,786,072

Excess as % of Total Assets	–33.7%
Policy limit for one year excess	–60.0%

*	Asset repricing period includes estimated prepayments based on historical activity

At September 30, 2006, the Company had approximately $3.1 billion more liabilities subject to repricing in the next year than assets, which amounted to a negative maturity gap of 34% of total assets. As of September 30, 2005, the amount of excess liabilities subject to repricing within one year was approximately $2.1 billion, or 26%, of total assets. The increase of approximately $930 million of liabilities in excess of assets repricing within one year was due to the investment of cash and cash equivalents into long-term assets and growth in deposits. By having an excess of liabilities repricing within one year over assets, the Company is subject to decreasing net interest income should interest rates rise. However, if the size and/or mix of the balance sheet changes, rising rates may not cause a decrease in net interest income. The Company’s interest rate risk approach has never resulted in the recording of a monthly operating loss.

The Company’s net interest spread decreased from 2.54% at September 30, 2005 to 2.18% at September 30, 2006. Net interest spread represents the difference between the contractual rates of earning assets and the con -

tractual rates of paying liabilities as of a specific date. The spread decreased primarily because rates on customer accounts increased by 111 basis points over the prior year while rates on earning assets increased by only 47 basis points (see Period End Spread table on page 8).

During 2006 the Company chose to grow earning assets by increasing the net amount of loans and investments by $1,415,142,000. This growth was primarily funded by a net decrease in cash and cash equivalents of $592,069,000 in conjunction with a net increase in borrowings of $485,000,000. During the year the Company borrowed $700,000,000 in long-term funding with a weighted average contractual maturity of 9.4 years at a weighted average rate of 4.74%. Additionally, net deposits grew by $280,221,000. Stockholders’ equity of $1,262,720,000 at September 30, 2006 provides management with flexibility in managing interest rate risk.

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

Multi-family loans, builder construction loans and certain other loans are reviewed on an individual basis to assess the ability of the borrowers to continue to service all of their principal and interest obligations. If a loan shows signs of weakness, it is downgraded and, if warranted, placed on non-accrual status. The Company has an asset quality review function that reports the results of its internal reviews to the Board of Directors on a quarterly basis.

Non-performing assets were $7,660,000, or ..08%, of total assets at September 30, 2006, compared to $7,344,000, or .09%, of total assets at September 30, 2005. Total delinquencies over 30 days were $17,797,000, or .20%, of total assets at September 30, 2006, compared to $16,723,000, or .20%, of total assets at September 30, 2005. The aforementioned asset quality indicators demonstrate the continued high quality of the loan portfolio.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of funds for the Company’s activities are retained earnings, loan repayments (including prepayments), net deposit inflows, repayments and sales of investments and borrowings. Washington Federal’s principal sources of revenue are interest on loans, interest and dividends on investments and gains on sale of investments and real estate.

The Company’s net worth at September 30, 2006 was $1,262,720,000, or 13.9%, of total assets. This is an increase of $75,412,000 from September 30, 2005 when net worth was $1,187,308,000, or 14.4%, of total assets. The Company’s net worth increased due in part to net income of $143,102,000, proceeds received from the exercise of common stock options of $4,141,000 and purchases by the Employee Stock Ownership Plan of $1,821,000. Net worth was reduced by $70,708,000 as a result of cash dividends paid and an increase in accumulated other comprehensive loss of $5,271,000. The Company paid out 49.4% of its 2006 earnings in the form of cash dividends, compared with 46.4% last year.

Washington Federal’s percentage of net worth to total assets is among the highest in the nation and is over three times the minimum required under Office of Thrift Supervision (OTS) regulations (see Note M). Management believes this strong net worth position will help the Company manage its interest rate risk and will enable it to compete more effectively.

Customer accounts increased $280,221,000, or 5.6%, from one year ago. Management’s strategy during this phase of the interest rate cycle has been to remain competitive in its deposit pricing to attract the new deposit relationships necessary to help fund asset growth.

The Company’s cash and cash equivalents amounted to $45,722,000 at September 30, 2006, a 92.8% decrease from the cash and cash equivalents balance of $637,791,000 one year ago. The decrease resulted primarily from using the funds to grow net loans and investments over the prior year. See “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements.

CHANGES IN FINANCIAL POSITION	Available-for-sale and held-to-maturity securities. The Company purchased $573,386,000 of securities during 2006, all of which have been classified as available-for-sale.

The Company did not sell any available-for-sale securities in the current year. As of September 30, 2006, the Company had net unrealized losses in its available-for-sale portfolio of $9,447,000, as compared to net unrealized losses of $1,113,000 as of September 30, 2005. The increase in net unrealized losses was primarily due to long-term interest rates increasing during 2006.

Loans receivable. Loans receivable increased 17.8% to $7,078,443,000 at September 30, 2006 from $6,008,932,000 one year earlier. The increase resulted primarily from loan production of $2,402,347,000 combined with whole loan purchases of $399,766,000. Loan repayments (including prepayments) during the year were $1,694,530,000, a decrease of $74,528,000, or 4.2%, from 2005. The percentage of loans outside of Wash -

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

ington, Idaho, Oregon, Utah and Arizona increased to 15.5% of loans outstanding at September 30, 2006 from 12.1% one year earlier, resulting from the purchase of whole loans and increased loan production by the branches located in Nevada and Texas. Gross construction and land loans increased to 22.8% of the portfolio at September 30, 2006 from 22.1% at September 30, 2005.

Real estate held for sale. The balance of real estate held for sale at September 30, 2006 was $3,903,000, a decrease from $5,631,000 reported one year ago.

Intangible assets. The Company’s intangible assets are made up of $54,484,000 of goodwill, as well as the unamortized balances of the core deposit intangible and the non-compete agreement intangible of $1,555,000 and $220,000, respectively, at September 30, 2006.

Other assets. Other assets increased $7,097,000 to $14,811,000 at September 30, 2006 primarily due to a $3,155,000 capitalized fee on the prepayment of a FHLB borrowing during the year.

Customer accounts. Customer accounts at September 30, 2006 totaled $5,311,726,000 compared with $5,031,505,000 at September 30, 2005, a 5.6% increase. See “Liquidity and Capital Resources” above.

FHLB advances and other borrowings. Total borrowings increased $485,000,000, or 25.7%, to $2,370,000,000 at September 30, 2006 as the Company chose to fund asset growth with a mix of customer accounts and borrowed money. See “Interest Rate Risk” above.

Contractual obligations. The following table presents, as of September 30, 2006, the Company’s significant fixed and determinable contractual obligations, within the categories described below, by payment date or contractual maturity. These contractual obligations, except for the operating leases, are included in the Consolidated Statements of Financial Condition. The payment amounts represent those amounts contractually due.

Contractual Obligations	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
	(In thousands)
Debt obligations*	$2,370,000	$170,000	$900,000	$1,300,000
Operating lease obligations	9,586	2,400	6,819	367

	$2,379,586	$172,400	$906,819	$1,300,367

*	Represents final maturities of debt obligations. See a description in Notes H and I.

RESULTS OF OPERATIONS	GENERAL

See Note P, “Selected Quarterly Financial Data (Unaudited),” which highlights the quarter-by-quarter results for the years ended September 30, 2006 and 2005.

COMPARISON OF 2006 RESULTS WITH 2005

In 2006 net income decreased 2% from 2005.

Interest income on loans and mortgage-backed securities increased $75,794,000, or 17.6%, in 2006 from 2005 due to a 21.1% increase in the average outstanding balance of loans and mortgage-backed securities, offset partially by a 20 basis point decrease in the weighted average yield from 6.73% in 2005 to 6.53% in 2006. Interest income on mortgage-backed securities in 2005 included $11.1 million related to the correction of an error as discussed in Note A.

Interest and dividend income on investment securities and cash equivalents decreased $7,812,000, or 24.9%, in 2006 from 2005. This decrease was due to a decrease in the average combined balance of investment securities, cash equivalents and FHLB stock, which decreased 41.7% to $625,814,000 for the year ended September 30, 2006 versus $1,074,169,000 for the year ended September 30, 2005. Partially offsetting this decrease, the weighted average yield on investment securities, cash equivalents and FHLB stock increased from 2.92% in 2005 to 3.77% in 2006 primarily as a result of the Federal Reserve Board increasing short-term interest rates during the year.

Interest expense on customer accounts increased 55.1% to $179,605,000 for 2006 from $115,826,000 for 2005. The increase primarily related to a 102 basis point increase in the average cost of customer accounts to 3.49% during the year compared to 2.47% one year ago combined with the 9.8% increase in the average balance of customer accounts over the prior year. Interest expense on FHLB advances and other borrowings increased to $93,756,000 in 2006 from $79,434,000 in 2005 due to an increase in the average balance of borrowings to $1,431,032,000 at September 30, 2006 from $1,206,155,000 at September 30, 2005. Partially offsetting this increase in average balance, the average cost of borrowings for the year ended September 30, 2006 decreased to 4.55% from 4.77% for the same period one year ago.

The Company recorded a $535,000 provision for loan losses in 2006 compared to a $134,000 reversal of the provision in 2005. The current year provision is due to the 17.8% growth in loans receivable over the prior year and a slight increase in the Company’s non-performing loan balances. Non-performing assets increased by $316,000 over 2005, however, non-performing loans as a percentage of total loans decreased from .09% in 2005 to .08% in

2006. Economic conditions in the primary markets served by the Company generally improved during the year, somewhat offsetting the growth in the loan portfolio. Total delinquencies over 30 days were $17,797,000, or .20% of total assets at September 30, 2006 compared to $16,723,000, or .20% of total assets at September 30, 2005. Management believes the allowance for loan losses, totaling $24,993,000, is sufficient to absorb estimated losses inherent in the portfolio.

Total other income increased $9,655,000, or 150.6%, in 2006 from 2005. The 2006 balance included approximately $4,073,000 of gain on the sale of real estate. 2005 included a loss on the extinguishment of debt of $2,194,000 as well as net losses on the sale of securities that totaled $3,534,000 that were included in other income.

Compensation expense increased $2,377,000, or 7.0%, in 2006 primarily due to three factors: 1) effective October 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (see related discussions under Note A and Note L), resulting in the recognition of approximately $1,119,000 in total compensation cost for stock options; 2) health care costs related to the Company’s self funded medical plan increased $710,000 over the same period one year ago; and 3) effective April 1, 2006, the Company adopted a new bonus plan for all employees that resulted in an increase in bonus compensation expense of $254,000. Personnel, including part-time employees considered on a full-time equivalent basis, increased to 765 at September 30, 2006 compared to 749 one year ago.

Occupancy expense decreased $895,000, or 10.2%, during the year primarily due to a $1,225,000 expense in 2005 related to the amortization of leasehold improvements that brought the Company into conformity with a clarification of the accounting standard for leases. The Company now amortizes leasehold improvements over the shorter of the original lease term, excluding option periods, or the expected useful life of the improvements. Partially offsetting the reduction in amortization expense was an increase of $197,000 in the amount of general maintenance expense. The branch network increased to 123 offices at September 30, 2006 versus 122 offices one year ago.

Other expenses decreased $1,017,000 during the year primarily because the prior year included a $1,500,000 expense for a state business tax assessment. Offsetting that reduction was an increase in general business operating expenses. Other expense for 2006 and 2005 equaled .63% and .68% of average assets, respectively.

Income tax expense decreased $861,000, or 1.1%, in 2006 due to a lower taxable income base. The effective tax rate was 34.56% for 2006 versus 34.38% for 2005.

COMPARISON OF 2005 RESULTS WITH 2004

In 2005 net income increased 11% from 2004.

Interest income on loans, securitized assets subject to repurchase and mortgage-backed securities increased $50,961,000, or 13.4%, in 2005 from 2004 due to a 15.4% increase in the average outstanding balance of loans, securitized assets subject to repurchase and mortgage-backed securities, offset partially by a 12 basis point decrease in the weighted average yield from 6.85% in 2004 to 6.73% in 2005. Additionally, the correction of the error in hedge accounting recorded by the Company in 2005, as described in Note A, increased interest income on mortgage-backed securities by $11.1 million.

Interest and dividend income on investment securities and cash equivalents decreased $2,832,000, or 8.3%, in 2005 from 2004. This decrease was due to a decrease in the average combined balance of investment securities, cash equivalents and FHLB stock which decreased 33.6% to $1,074,169,000 for the year ended September 30, 2005 versus $1,618,783,000 for the year ended September 30, 2004. Partially offsetting this decrease, the weighted average yield on investment securities, cash equivalents and FHLB stock increased from 2.12% in 2004 to 2.92% in 2005 primarily as a result of the Federal Reserve Board increasing short-term interest rates during the year.

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

The Company recorded a $134,000 reversal of the provision for loan losses in 2005 compared to a $231,000 reversal of the provision in 2004. The 2005 reversal is due to a reduction in the Company’s nonperforming loan balances as well as an improvement in the number of delinquent loans, which was offset by the 18.0% growth in loans receivable and securitized assets subject to repurchase over the prior year. Non-performing assets decreased to $7,344,000, or .09% of total assets at September 30, 2005 compared with $14,945,000, or .21% of total assets

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

at September 30, 2004. Total delinquencies over 30 days were $16,723,000, or .20% of total assets at September 30, 2005 compared to $21,419,000, or ..30% of total assets at September 30, 2004. Management believes the allowance for loan losses, totaling $24,756,000, is sufficient to absorb estimated losses inherent in the portfolio.

Total other income increased $1,266,000, or 24.6%, in 2005 from 2004. The increase is primarily the result of recognizing $990,000 of income as a result of the favorable settlement of a loan obligation. In addition, there was a reduction in the amount of loss on the extinguishment of debt to $2,194,000 in 2005 versus $5,191,000 in the prior year. Net losses on the sale of securities totaled $3,534,000 in 2005 compared to net losses of $890,000 in 2004.

Compensation expense increased $2,786,000, or 8.9%, in 2005 due to the combination of a $1,914,000 bonus expense resulting from increased earnings per share as well as annual cost of living and merit increases. There was no bonus expense in 2004. Personnel, including part-time employees considered on a full-time equivalent basis, decreased to 749 at September 30, 2005 compared to 754 one year ago.

Occupancy expense increased $975,000, or 12.5%, during the year resulting from an expense of $1,225,000 related to the amortization of leasehold improvements that brings the Company into conformity with a recent clarification of the accounting standard for leases. The Company now amortizes leasehold improvements over the shorter of the original lease term, excluding option periods, or the expected useful life of the improvements. Partially offsetting this additional amortization expense was a reduction in the amount of maintenance expense. The branch network increased to 122 offices at September 30, 2005 versus 120 offices one year ago.

Other expenses increased $2,892,000 during the year due mainly to a $1,500,000 expense for a state business tax assessment as well as an increase in accounting and other professional fees of $615,000. Other expense for 2005 and 2004 equaled .68% and .62% of average assets, respectively.

Income tax expense increased $4,575,000, or 6.4%, in 2005 due to a higher taxable income base. The effective tax rate was 34.38% for 2005 versus 35.27% for 2004. The effective income tax rate for 2005 decreased as a result of a $2,500,000 reversal of a contingent tax liability that was resolved in the fourth quarter.

PERIOD END SPREAD – AS OF THE DATE SHOWN

	Dec 31 2004	Mar 31 2005	Jun 30 2005	Sep 30 2005	Dec 31 2005	Mar 31 2006	Jun 30 2006	Sep 30 2006
Interest rate on loans and mortgage-backed securities	6.16%	6.16%	6.14%	6.19%	6.24%	6.32%	6.41%	6.48%
Interest rate on investment securities*	2.86	3.46	3.22	3.74	4.04	4.28	4.17	4.10

Combined	5.63	5.80	5.78	5.91	6.04	6.15	6.30	6.38

Interest rate on customer accounts	2.11	2.37	2.70	2.94	3.16	3.38	3.78	4.05
Interest rate on borrowings	4.74	4.74	4.66	4.51	4.46	4.48	4.50	4.55

Combined	2.78	2.97	3.23	3.37	3.51	3.70	3.99	4.20

Interest rate spread	2.85%	2.83%	2.55%	2.54%	2.53%	2.45%	2.31%	2.18%

*	Includes municipal bonds at tax-equivalent rates and cash equivalents.

The interest rate spread decreased during 2006 from 2.54% at September 30, 2005 to 2.18% at September 30, 2006. See “Interest Rate Risk” on pages 4 and 5.

SELECTED FINANCIAL DATA

Year ended September 30,	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Interest income	$529,883	$461,901	$413,772	$449,295	$511,802
Interest expense	273,361	195,260	169,753	194,884	234,941

Net interest income	256,522	266,641	244,019	254,411	276,861
Provision for (reversal of) loan losses	535	(134)	(231)	1,500	7,000
Other income	16,252	7,852	5,726	16,571	10,163
Other expense	53,579	52,319	46,264	45,759	50,828

Income before income taxes	218,660	222,308	203,712	223,723	229,196
Income taxes	75,558	76,419	71,844	78,724	80,812

Net income	$143,102	$145,889	$131,868	$144,999	$148,384

Per share data
Basic earnings	$1.64	$1.68	$1.53	$1.72	$1.75
Diluted earnings	1.64	1.67	1.51	1.71	1.74
Cash dividends	0.81	0.78	0.75	0.71	0.68

September 30,	2006	2005	2004	2003	2002
	(In thousands)
Total assets	$9,069,020	$8,234,450	$7,169,205	$7,535,975	$7,392,441
Loans and mortgage-backed securities	8,457,759	7,084,274	5,734,658	5,443,266	5,990,223
Investment securities	256,650	214,993	414,683	310,218	117,417
Cash and cash equivelants	45,722	637,791	708,361	1,437,208	975,153
Customer accounts	5,311,726	5,031,505	4,610,358	4,577,598	4,521,922
FHLB advances	1,500,000	1,230,000	1,200,000	1,650,000	1,650,000
Other borrowings	870,000	655,000	100,000	100,000	100,000

Stockholders’ equity	1,262,720	1,187,308	1,120,188	1,055,596	960,718

Number of
Customer accounts	249,533	232,707	216,405	217,785	213,404
Mortgage loans	39,749	38,014	36,202	35,309	38,551
Offices	123	122	120	119	115

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,	2006	2005
	(In thousands, except share data)
ASSETS
Cash and cash equivalents, including repurchase agreements of $0 and $575,000	$45,722	$637,791
Available-for-sale securities, including encumbered securities of $637,855 and $571,462	1,451,038	1,077,856
Held-to-maturity securities, including encumbered securities of $129,893 and $68,759	184,928	212,479
Loans receivable, net	7,078,443	6,008,932
Interest receivable	42,304	34,048
Premises and equipment, net	62,159	63,287
Real estate held for sale	3,903	5,631
FHLB stock	129,453	129,453
Intangible assets	56,259	57,259
Other assets	14,811	7,714

	$9,069,020	$8,234,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$5,285,708	$5,002,172
Repurchase agreements with customers	26,018	29,333

	5,311,726	5,031,505
FHLB advances	1,500,000	1,230,000
Other borrowings	870,000	655,000
Advance payments by borrowers for taxes and insurance	29,505	27,533
Federal and state income taxes, including net deferred liabilities of $41,676 and $43,491	39,667	44,617
Accrued expenses and other liabilities	55,402	58,487

	7,806,300	7,047,142
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized, 104,467,245 and 104,140,966 shares issued; 87,338,824 and 86,933,294 shares outstanding	104,467	104,141
Paid-in capital	1,246,025	1,240,310
Accumulated other comprehensive loss, net of tax	(5,975)	(704)
Treasury stock, at cost; 17,128,421 and 17,207,672 shares	(204,930)	(205,874)
Retained earnings	123,133	49,435

	1,262,720	1,187,308

	$9,069,020	$8,234,450

10	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2006	2005	2004
	(In thousands, except per share data)
INTEREST INCOME
Loans	$439,338	$369,023	$330,967
Mortgage-backed securities	66,938	61,459	48,554
Investment securities	23,607	31,419	34,251

	529,883	461,901	413,772

INTEREST EXPENSE
Customer accounts	179,605	115,826	86,099
FHLB advances and other borrowings	93,756	79,434	83,654

	273,361	195,260	169,753

Net interest income	256,522	266,641	244,019
Provision for (reversal of) loan losses	535	(134)	(231)

Net interest income after provision for loan losses	255,987	266,775	244,250

OTHER INCOME
Loss on sale of investments, net	—	(3,534)	(890)
Loss on extinguishment of debt	—	(2,194)	(5,191)
Other	16,064	12,137	11,224

	16,064	6,409	5,143

OTHER EXPENSE
Compensation and fringe benefits	36,574	34,197	31,411
Amortization of intangibles	1,000	1,198	1,397
Occupancy expense	7,893	8,788	7,813
Other	12,683	13,700	10,808
Deferred loan origination costs	(4,571)	(5,564)	(5,165)

	53,579	52,319	46,264
Gain on real estate acquired through foreclosure, net	188	1,443	583

Income before income taxes	218,660	222,308	203,712
Income taxes
Current	74,310	78,024	77,270
Deferred	1,248	(1,605)	(5,426)

	75,558	76,419	71,844

NET INCOME	$143,102	$145,889	$131,868

PER SHARE DATA
Basic earnings	$1.64	$1.68	$1.53
Diluted earnings	1.64	1.67	1.51
Cash dividends	0.81	0.78	0.75
Weighted average number of shares outstanding, including dilutive stock options	87,471,474	87,478,708	87,130,787

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	11

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(In thousands)
Balance at September 30, 2003	$85,554	$1,085,650	$64,839	$26,890	$(207,337)	$1,055,596

Eleven-for-ten stock split distributed February 20, 2004	8,558	70,066	(78,624)			—
Comprehensive income:
Net income			131,868			131,868
Other comprehensive income, net of tax of $5,326:
Unrealized losses on securities				(10,359)		(10,359)
Reclassification adjustment				576		576

Total comprehensive income						122,085
Dividends			(64,696)			(64,696)
Proceeds from exercise of common stock options	250	3,267				3,517
Tax benefit related to exercise of stock options			748			748
Restricted stock	21	559	(398)			182
Proceeds from Employee Stock Ownership Plan		2,085			2,610	4,695
Treasury stock					(1,939)	(1,939)

Balance at September 30, 2004	$94,383	$1,161,627	$53,737	$17,107	$(206,666)	$1,120,188

Eleven-for-ten stock split distributed February 18, 2005	9,446	73,988	(83,434)			—
Comprehensive income:
Net income			145,889			145,889
Other comprehensive income, net of tax of $9,803:
Unrealized losses on securities				(20,090)		(20,090)
Reclassification adjustment				2,279		2,279

Total comprehensive income						128,078
Dividends			(67,719)			(67,719)
Proceeds from exercise of common stock options	302	3,704				4,006
Tax benefit related to exercise of stock options			954			954
Restricted stock	10	257	8			275
Proceeds from Employee Stock Ownership Plan		734			792	1,526
Treasury stock					—	—

Balance at September 30, 2005	$104,141	$1,240,310	$49,435	$(704)	$(205,874)	$1,187,308

Comprehensive income:
Net income			143,102			143,102
Other comprehensive income, net of tax of $2,901:
Unrealized losses on securities				(5,271)		(5,271)
Reclassification adjustment				—		—

Total comprehensive income						137,831
Dividends			(70,708)			(70,708)
Compensation expense related to common stock options		1,119				1,119
Proceeds from exercise of common stock options	314	3,827				4,141
Tax benefit related to exercise of stock options		936				936
Restricted stock	12	(1,044)	1,304			272
Proceeds from Employee Stock Ownership Plan		877			944	1,821
Treasury stock					—	—

Balance at September 30, 2006	$104,467	$1,246,025	$123,133	$(5,975)	$(204,930)	$1,262,720

12	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2006	2005	2004
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$143,102	$145,889	$131,868
Adjustments to reconcile net income to net cash provided by operating activities
Accretion (amortization) of fees, discounts, premiums and intangible assets, net	4,899	(8,761)	(11,395)
Depreciation	2,811	3,847	2,624
Stock option compensation expense	1,119	—	—
Provision for (reversal of) loan losses	535	(134)	(231)
Loss (gain) on investment securities and real estate held for sale, net	(188)	2,091	306
Loss on extinguishment of debt	—	2,194	5,191
Increase in accrued interest receivable	(8,256)	(4,216)	(343)
Increase (decrease) in income taxes payable	(1,887)	(6,307)	1,607
FHLB stock dividends	—	(387)	(5,912)
Decrease (increase) in other assets	(7,097)	1,898	10,195
Increase (decrease) in accrued expenses and other liabilities	(3,085)	7,134	(8,137)

Net cash provided by operating activities	131,953	143,248	125,773

CASH FLOWS FROM INVESTING ACTIVITIES
Loans and contracts originated
Single-family residential loans	(1,103,999)	(1,209,555)	(1,108,216)
Construction loans	(704,314)	(716,569)	(580,882)
Land loans	(458,538)	(358,863)	(244,048)
Multi-family loans	(135,496)	(151,839)	(137,838)

	(2,402,347)	(2,436,826)	(2,070,984)

Savings account loans originated	(2,578)	(2,282)	(1,779)
Loan principal repayments	1,694,530	1,769,058	1,693,142
Increase in undisbursed loans in process	37,305	84,162	127,591
Loans purchased	(399,766)	(331,456)	(31,911)
Repurchase agreements matured (purchased)	—	200,000	(200,000)
FHLB stock redeemed	—	56,208	12,489
FHLB stock repurchased	—	(48,000)	—
Available-for-sale securities purchased	(573,386)	(747,178)	(666,990)
Principal payments and maturities of available-for-sale securities	189,940	424,476	250,431
Available-for-sale securities sold	—	127,544	303,171
Held-to-maturity securities purchased	—	(80,000)	(56,900)
Principal payments and maturities of held-to-maturity securities	27,766	24,207	55,196
Proceeds from sales of real estate held for sale	2,814	6,281	14,816
Premises and equipment purchased, net	(1,683)	(4,085)	(4,731)

Net cash used by investing activities	(1,427,405)	(957,891)	(576,459)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in customer accounts	280,221	421,147	32,760
Net increase (decrease) in short-term borrowings	115,000	52,806	(255,191)
Proceeds from long-term borrowings	700,000	700,000	250,000
Repayments of long-term borrowings	(330,000)	(170,000)	(450,000)
Proceeds from exercise of common stock options and related tax benefit	5,077	4,006	4,265
Dividends paid	(70,708)	(67,719)	(64,696)
Proceeds from Employee Stock Ownership Plan	1,821	1,526	4,695
Treasury stock purchased, net	—	—	(1,939)
Increase in advance payments by borrowers for taxes and insurance	1,972	2,307	1,945

Net cash provided (used) by financing activities	703,383	944,073	(478,161)

Increase (decrease) in cash and cash equivalents	(592,069)	129,430	(928,847)
Cash and cash equivalents at beginning of year	637,791	508,361	1,437,208

Cash and cash equivalents at end of year	$45,722	$637,791	$508,361

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	13

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Year ended September 30,	2006	2005	2004
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Noncash investing activities
Real estate acquired through foreclosure	$898	$1,839	$6,659
Cash paid during the year for
Interest	272,195	191,398	172,195
Income taxes	78,784	81,553	75,004

14	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation. The consolidated financial statements include the accounts of Washington Federal, Inc. (Company or Washington Federal) and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.

Description of business. Washington Federal, Inc. is a savings and loan holding company. The Company’s principal operating subsidiary is Washington Federal Savings. The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans and multi-family real estate loans. The Company conducts its activities through a network of 123 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, and Texas.

On October 10, 2006, Washington Federal announced the signing of a definitive merger agreement to acquire First Federal Banc of the Southwest, Inc. (“First Federal”) for a purchase price of $99 million in cash. First Federal is the holding company of First Federal Bank, a federal savings bank headquartered in Roswell, New Mexico with 13 branches in New Mexico and 2 branches in El Paso, Texas. First Federal reported total assets of $562 million, total deposits of $392 million and total stockholders’ equity of $53 million as of June 30, 2006. The transaction is expected to close in the first calendar quarter of 2007, pending regulatory and shareholder approvals.

The Company’s fiscal year end is September 30th. All references to 2006, 2005 and 2004 represent balances as of September 30, 2006, September 30, 2005 and September 30, 2004, or activity for the fiscal years then ended, respectively.

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

Management evaluates debt and equity securities for other than temporary impairment on a quarterly basis based on the securities’ current credit quality, interest rates, term to maturity and management’s intent and ability to hold the securities until the net book value is recovered. Any other than temporary declines in fair value are recognized in the statements of operations as loss on sale of investments.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

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

During 2005, the Company reviewed its accounting for derivatives and concluded that it had not met the criteria established by Statement of Financial Accounting Standards No. 133, as amended, to account for such instruments as cash flow hedges. The cumulative effect of the correction of the error, as of January 1, 2005 was $7.9 million, net of tax. The amount was recorded as additional interest income on mortgage-backed securities and loss on sale of securities, in March 2005.

On the date the Company enters into a derivative contract, the derivative instrument is designated as a hedge of the variability in expected future cash flows associated with a probable future transaction. Under cash flow hedge accounting, if specific criteria are met, the effective portion of the derivative instrument is recognized as a component of stockholders’ equity through comprehensive income until the related forecasted transaction affects earnings, either through the recognition of interest income or through the sale of the security. To the extent that forward contracts to purchase securities are not designated as cash flow hedges or fail to meet hedging criteria, including purchasing the mortgage-backed securities within a specific time frame, the fair value of the contracts will be included in earnings. As of September 30, 2006 and 2005, the Company had outstanding forward purchase commitments of $0 and $20,000,000, respectively, with estimated fair values of $0.

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

The table below presents the estimated intangible asset amortization expense for the next four years (after which time the assets will be fully amortized):

Year ended September 30,	Amortization expense
(In thousands)
2007	$801
2008	593
2009	289
2010	91

Deferred fees and discounts on loans. Loan discounts and loan fees are deferred and recognized over the life of the loans using the effective interest method. Deferred loan origination costs are deducted from other expenses.

Accounting for stock-based compensation. On October 1, 2005, the Company changed its accounting policy related to stock-based compensation in connection with the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). As a result of this change, the Company now records an expense for the estimated fair value of equity awards over the vesting period. See Note L for additional information.

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

In the second quarters of 2005 and 2004, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend. All share and per share amounts have been adjusted to reflect these stock dividends.

Business segments. As the Company manages its business and operations on a consolidated basis, management has determined that there is one reportable business segment.

Reclassifications. Certain reclassifications have been made to the financial statements for years prior to September 30, 2006 to conform to current year classifications. Specifically, securitized assets subject to repurchase have been included with loans receivable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE B	INVESTMENT SECURITIES

September 30,	2006
	(In thousands)
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses		Yield
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$85,291	$533	$(948)	$84,876	7.08%
1 to 5 years	2,562	—	(100)	2,462	6.26
5 to 10 years	6,000	126	(22)	6,104	5.59
Over 10 years	124,606	4,248	(667)	128,187	8.58
Mortgage-Backed Securities
Agency pass-through certificates	1,242,026	5,466	(18,083)	1,229,409	5.71

	1,460,485	10,373	(19,820)	1,451,038	6.04

Held-to-maturity securities
Tax-exempt municipal bonds due
5 to 10 years	1,796	152	—	1,948	9.06
Over 10 years	6,325	560	—	6,885	8.35
U.S. government and agency securities due
within 1 year	26,900	—	(103)	26,797	2.95
Mortgage-Backed Securities
Agency pass-through certificates	149,907	754	(4,380)	146,281	5.58

	184,928	1,466	(4,483)	181,911	5.33

	$1,645,413	$11,839	$(24,303)	$1,632,949	5.96%

September 30,	2005
	(In thousands)
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses		Yield
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$72,290	$1,477	$(288)	$73,479	7.52%
1 to 5 years	15,094	—	(245)	14,849	4.29
5 to 10 years	1,000	—	(20)	980	3.50
Over 10 years	84,692	4,695	(760)	88,627	8.00
Mortgage-Backed Securities
Agency pass-through certificates	905,893	3,436	(9,408)	899,921	5.58

	1,078,969	9,608	(10,721)	1,077,856	5.88

Held-to-maturity securities
Tax-exempt municipal bonds due
5 to 10 years	1,800	211	—	2,011	9.06
Over 10 years	8,358	734	—	9,092	8.61
U.S. government and agency securities due
1 to 5 years	26,900	—	(424)	26,476	2.95
Mortgage-Backed Securities
Agency pass-through certificates	175,421	1,408	(2,812)	174,017	5.60

	212,479	2,353	(3,236)	211,596	5.41

	$1,291,448	$11,961	$(13,957)	$1,289,452	5.80%

Yields shown in the tables above represent tax-equivalent yields for 2006 and 2005, calculated as 1.45 and 1.48 times the tax-free municipal yield, for the respective years.

There were no sales of available-for-sale securities in 2006. $127.5 million in available-for-sale investment securities were sold in 2005, resulting in a net loss of $3,534,000. This net loss for 2005 consisted of $1,793,000 in realized gains and $5,327,000 in realized losses, including a $4.1 million other than temporary impairment on GSE preferred stock. In 2004, $303.2 million in available-for-sale investment securities and a $1.8 million held-to-maturity (HTM) security were sold, resulting in a net loss of $890,000. The net loss for 2004 consisted of $2,422,000 in realized gains and $3,312,000 in realized losses. The $1.8 million HTM security sale did not taint the remaining HTM securities in the Company’s portfolio because over 87% of the related principal had been collected.

Substantially all mortgage-backed securities have contractual due dates that exceed 10 years.

The following table shows the unrealized gross losses and fair value of securities at September 30, 2006, by length of time that individual securities in each category have been in a continuous loss position. The Company had $978,035,000 in fair value of securities in a continuous loss position for 12 or more months at September 30, 2006, which consisted of mortgage-backed securities, bonds and GSE preferred stock. Management believes that the declines in fair value of these investments were due to changes in market interest rates, not in estimated cash flows. No other than temporary impairment was recorded in 2006.

As of September 30,	2006
	(In thousands)
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
U.S. agency securities	$(131)	$4,432	$(1,709)	$139,403	$(1,840)	$143,835
Agency pass-through certificates	(300)	29,139	(22,163)	805,061	(22,463)	834,200

	$(431)	$33,571	$(23,872)	$944,464	$(24,303)	$978,035

NOTE C	LOANS RECEIVABLE

September 30,	2006	2005
	(In thousands)
Conventional real estate
Single-family residential	$5,416,501	$4,630,411
Multi-family	527,719	501,824
Land	616,798	438,621
Construction	1,140,375	1,021,419

	7,701,393	6,592,275

Less
Allowance for probable losses	24,993	24,756
Loans in process	556,595	519,290
Deferred net loan origination fees	41,362	39,297

	622,950	583,343

	$7,078,443	$6,008,932

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company originates adjustable and fixed interest rate loans, which at September 30, 2006 consisted of the following:

Fixed-Rate		Adjustable-Rate
Term to Maturity	Book Value	Term to Rate Adjustment	Book Value
	(In thousands)		(In thousands)
Within 1 year	$49,143	Less than 1 year	$1,259,817
1 to 3 years	83,945	1 to 3 years	286,745
3 to 5 years	34,148	3 to 5 years	85,168
5 to 10 years	199,086	5 to 10 years	3,089
10 to 20 years	555,245	10 to 20 years	13,627
Over 20 years	5,131,139	Over 20 years	241

	$6,052,706		$1,648,687

At September 30, 2006 and 2005, approximately $48,293,000 and $47,537,000 of fixed-rate loan origination commitments were outstanding, respectively. Loans serviced for others at September 30, 2006 and 2005 were approximately $11,124,000 and $14,857,000, respectively.

Permanent single-family residential loans receivable included adjustable-rate loans of $98,388,000 and $92,067,000 at September 30, 2006 and 2005, respectively. These loans have interest rate adjustment limitations and are generally indexed to the 1-year Treasury Bill rate or the Fannie Mae 30 year/30 day commit rate published each Wednesday in the Wall Street Journal.

Loans by geographic concentration were as follows:

September 30, 2006	Washington	Idaho	Oregon	Utah	Arizona	Other	Total
	(In thousands)
Conventional real estate
Single-family residential	$1,991,934	$543,942	$862,832	$487,874	$487,640	$1,042,279	$5,416,501
Multi-family	108,046	29,327	245,127	35,389	81,243	28,587	527,719
Land	313,502	66,771	61,165	43,446	74,301	57,613	616,798
Construction	480,923	162,221	197,097	117,509	115,155	67,470	1,140,375

	$2,894,405	$802,261	$1,366,221	$684,218	$758,339	$1,195,949	$7,701,393

At September 30, 2006, the Company’s recorded investment in impaired loans was $94,000 with allocated reserves of $94,000 . At September 30, 2005 the Company’s recorded investment in impaired loans was $0.9 million with allocated reserves of $0.3 million. The average balance of impaired loans during 2006, 2005 and 2004 was $0.4 million, $1.1 million and $4.6 million and interest income from impaired loans was $28,000, $71,000 and $283,000, respectively.

NOTE D	ALLOWANCE FOR LOSSES ON LOANS

Year ended September 30,	2006	2005	2004
	(In thousands)
Balance at beginning of year	$24,756	$25,140	$25,806
Provision for (reversal of) loan losses	535	(134)	(231)
Charge-offs	(298)	(258)	(528)
Recoveries	—	8	93
Acquired reserves	—	—	—

Balance at end of year	$24,993	$24,756	$25,140

NOTE E	INTEREST RECEIVABLE

September 30,	2006	2005
	(In thousands)
Loans receivable	$33,208	$27,262
Allowance for uncollected interest on loans receivable	(169)	(235)
Mortgage-backed securities	6,585	4,989
Investment securities	2,680	2,032

	$42,304	$34,048

NOTE F	PREMISES AND EQUIPMENT

September 30,		2006	2005
		(In thousands)
	Estimated Useful Life
Land	—	$22,407	$22,985
Buildings	25- 40	56,408	59,204
Leasehold improvements	5 - 15	3,981	3,563
Furniture, fixtures and equipment	2 - 10	13,694	14,324

		96,490	100,076
Less accumulated depreciation and amortization		(34,331)	(36,789)

		$62,159	$63,287

The Company has non-cancelable operating leases for branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, are immaterial. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $2,219,000, $2,033,000 and $1,949,000 in 2006, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE G	CUSTOMER ACCOUNTS

September 30,	2006	2005
	(In thousands)
Checking accounts, 4.50% and under	$235,714	$205,482
Passbook and statement accounts, 1.25%	161,098	191,919
Insured money market accounts, .50% to 3.30%	743,317	871,945
Certificate accounts
Less than 3.00%	37,188	1,110,932
3.00% to 3.99%	833,968	2,187,450
4.00% to 4.99%	2,132,966	343,029
5.00% to 5.99%	1,140,957	88,847
6.00% to 6.99%	500	2,568

Total certificates	4,145,579	3,732,826

Repurchase agreements with customers, 1.00% to 4.15%	26,018	29,333

	$5,311,726	$5,031,505

Certificate maturities were as follows:

September 30,	2006	2005
	(In thousands)
Within 1 year	$3,567,427	$3,019,716
1 to 2 years	373,469	485,259
3 to 4 years	97,925	93,849
Over 4 years	106,758	134,002

	$4,145,579	$3,732,826

Customer accounts over $100,000 totaled $1,449,000,000 as of September 30, 2006 and $1,365,000,000 as of September 30, 2005.

Interest expense on customer accounts consisted of the following:

Year ended September 30,	2006	2005	2004
	(In thousands)
Checking accounts	$2,498	$1,342	$1,199
Passbook and statement accounts	2,187	1,985	1,703
Insured money market accounts	21,789	15,154	8,185
Certificate accounts	153,266	97,247	74,559

	179,740	115,728	85,646
Repurchase agreements with customers	856	668	858

	180,596	116,396	86,504
Less early withdrawal penalties	(991)	(570)	(405)

	$179,605	$115,826	$86,099

Weighted average interest rate at end of year	4.05%	2.94%	2.00%
Weighted daily average interest rate during the year	3.49%	2.47%	1.89%

NOTE H	FHLB ADVANCES

Maturity dates of FHLB advances were as follows:

September 30,	2006	2005
	(In thousands)
FHLB advances due
Within 1 year	$—	$—
1 to 3 years	200,000	330,000
4 to 5 years	400,000	—
More than 5 years	900,000	900,000

	$1,500,000	$1,230,000

$1,100,000,000 of the 2006 advances and all of the 2005 advances included in the above table are callable by the FHLB. If these callable advances were to be called at the earliest call dates, the maturities of all FHLB advances would be as follows:

September 30,	2006	2005
	(In thousands)
FHLB advances callable
Within 1 year	$500,000	$530,000
1 to 3 years	—	100,000
4 to 5 years	800,000	—
More than 5 years	200,000	600,000

	$1,500,000	$1,230,000

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows:

September 30,	2006	2005	2004
	(In thousands)

Weighted average interest rate at end of year	4.74%	4.88%	5.09%
Weighted daily average interest rate during the year	4.83%	5.18%	5.21%
Daily average of FHLB advances	$1,410,169	$1,206,267	$1,539,594
Maximum amount of FHLB advances at any month end	1,500,000	1,230,000	1,651,000
Interest expense during the year	68,119	62,050	80,225

FHLB advances are collateralized as provided for in the Advances, Pledge and Security Agreement by all FHLB stock owned by the Company, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB. As a member of the FHLB of Seattle, the Company currently has a credit line of 50% of the total assets of the Company, subject to collateralization requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE I	OTHER BORROWINGS

Maturity dates of securities sold under agreements to repurchase (reverse repurchase agreements) were as follows:

September 30,	2006	2005
	(In thousands)
Reverse repurchase agreements due
Within 1 year	$—	$—
1 to 3 years	—	—
4 to 5 years	300,000	300,000
More than 5 years	400,000	300,000

	$700,000	$600,000

$500,000,000 of the 2006 reverse repurchase agreements and all of the 2005 reverse repurchase agreements included in the above table are callable by the counterparty. If these were to be called at the earliest call dates, the maturities of the reverse repurchase agreements would be as follows:

September 30,	2006	2005
	(In thousands)
Reverse repurchase agreements callable
Within 1 year	$100,000	$—
1 to 3 years	—	100,000
4 to 5 years	600,000	500,000
More than 5 years	—	—

	$700,000	$600,000

Other borrowings on the Consolidated Statements of Financial Condition at September 30, 2006 and 2005 included the $700,000,000 and $600,000,000 of reverse repurchase agreements presented in the table above as well as $170,000,000 and $55,000,000 of short-term Fed funds borrowings due October 2, 2006 and October 3, 2005, bearing weighted average interest rates of 5.39% and 3.94%, respectively.

The Company enters into sales of reverse repurchase agreements. Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the three years ended September 30, 2006 all of the Company’s transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company’s name, and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements, the identical securities pledged as collateral will be returned to the Company.

Financial data pertaining to the weighted-average cost and the amount of securities sold under agreements to repurchase were as follows:

September 30,	2006	2005	2004
	(In thousands)
Weighted average interest rate at end of year	3.93%	3.80%	3.44%
Weighted daily average interest rate during the year	3.89%	3.79%	3.40%
Daily average of securities sold under agreements to repurchase	$630,411	$458,082	$100,000
Maximum securities sold under agreements to repurchase at any month end	700,000	600,000	100,000
Interest expense during the year	25,637	17,384	3,397

NOTE J	INCOME TAXES

The Consolidated Statements of Financial Condition at September 30, 2006 and 2005 include deferred tax liabilities of $41,676,000 and $43,491,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities. The major sources of these temporary differences and their deferred tax effects were as follows:

September 30,	2006	2005
	(In thousands)
Deferred tax assets
Valuation adjustment on available-for-sale securities	$3,472	$409
Deferred compensation	131	156
Loan loss reserves	9,264	9,145

Total deferred tax assets	12,867	9,710

Deferred tax liabilities
Federal Home Loan Bank stock dividends	31,228	31,256
Core deposit intangible	562	909
Deferred gain on forward commitments	2,812	3,633
Depreciation	7,565	6,211
Loan origination costs	12,249	10,808
Other, net	127	384

Total deferred tax liabilities	54,543	53,201

Net deferred tax liability	$41,676	$43,491

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,	2006	2005	2004
Statutory income tax rate	35%	35%	35%
Dividend received deduction	-1	-2	-1
Other timing differences	-1	-1	-1
State income tax	2	2	2

Effective income tax rate	35%	34%	35%

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

Plan participants may make voluntary after-tax contributions of their considered earnings as defined by the Plan. In addition, participants may make pre-tax contributions up to the statutory limits through the 401(k) provisions of the Plan. The annual addition from contributions to an individual participant’s account in this Plan cannot exceed the lesser of 100% of base salary or $44,000. Under provisions of the Plan, employees are eligible to participate on the date of hire and become fully vested in the Company’s contributions following seven years of service. In August 1995 the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows employees to direct a portion of their vested account balance toward the purchase of Company stock. Company contributions to the Plan amounted to $2,335,000, $2,306,000 and $2,101,000 for the years ended September 30, 2006, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE L	STOCK OPTION PLANS

Prior to October 1, 2005, employee compensation expense under stock option plans was reported only if options were granted below market price at grant date in accordance with the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Because the exercise price of the Company’s employee stock options always equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized on options granted. As stated in Note A, the Company adopted the provisions of SFAS 123R on October 1, 2005. SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of APB Opinion No. 25 to stock compensation awards issued to employees. SFAS 123R now requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the estimated fair value of the award on the measurement date, which, for the Company, is the date of the grant. That estimated cost is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company adopted SFAS 123R using the modified prospective application method. Under this method SFAS 123R is applied to new awards and to awards modified, repurchased or cancelled after October 1, 2005. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered (such as unvested options) that were outstanding as of October 1, 2005 is being recognized as the remaining requisite services are rendered. The compensation cost relating to unvested awards at October 1, 2005 was based on the grant-date estimated fair value of those awards as calculated under the pro forma disclosure provisions of SFAS 123.

The Company has three equity-based compensation plans (Plans) which provide for a combination of stock options and stock grants. Option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on 7 years of continuous service and have 10-year contractual terms. The Company’s policy is to issue new shares upon option exercises. Stockholders authorized 2,718,660 shares, 4,480,101 shares and 4,099,480 shares of common stock, as adjusted for stock splits and stock dividends, to be reserved pursuant to the 1987 Stock Option and Stock Appreciation Rights Plan (the 1987 Plan), the 1994 Stock Option and Stock Appreciation Rights Plan (the 1994 Plan) and the 2001 Long-Term Incentive Plan (the 2001 Plan), respectively. The three Plans are substantially similar. Of the 11,298,241 total shares authorized by stockholders under the three Plans, 3,773,780 shares remain available for issuance. Each of the Plans has been approved by the Company’s stockholders.

The fair value of options granted under the Company’s stock option Plans is estimated on the date of grant using the Black-Scholes option-pricing model. This model requires input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors that would otherwise have a significant effect on the value of employee stock options granted but are not considered by the model. Expected volatility is based on the historical volatility of the Company’s stock. The risk-free interest rate is based on the U.S. Treasury yield curve that is in effect at the time of grant with a remaining term equal to the options’ expected life. The expected term represents the period of time that options granted are expected to be outstanding. The following weighted-average assumptions were used to estimate the fair value of options granted during the periods indicated:

Year ended September 30,	2006	2004
Annual dividend yield	4.02%	3.42%
Expected volatility	23%	27%
Risk-free interest rate	4.62%	3.14%
Expected life	5 years	5 years

No options were granted in 2005; as a result no assumptions for 2005 are presented in the preceding table.

As a result of applying the provisions of SFAS 123R during the year ended September 30, 2006, the Company recognized $1,119,000 of compensation cost for stock options, net of forfeitures.

A summary of option activity under the Plans as of September 30, 2006, and changes during the year then ended is as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2005	2,566,968	$16.95
Granted	350,875	22.90
Exercised	-319,732	13.26
Forfeited	-210,734	18.98

Outstanding at September 30, 2006	2,387,377	$18.14	6.0 years	$10,259

Exercisable at September 30, 2006	644,904	$14.32	1.0 year	$5,236

The weighted average grant date fair value of options granted during the years 2006 and 2004 was $4.27 and $4.15, respectively. Note that no options were granted in 2005; as a result there was no related grant date fair value. The total intrinsic value of options exercised during the years ended September 30, 2006, 2005 and 2004 was $3,276,000, $3,178,000 and $2,758,000, respectively. Likewise, the total grant date fair value of options exercised during the years ended September 30, 2006, 2005 and 2004 was $775,000, $711,000 and $548,000, respectively.

A summary of the status of the Company’s nonvested shares as of September 30, 2006, and changes during the year then ended is as follows:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2005	1,910,104	$3.30
Granted	350,875	4.27
Vested	-324,387	1.18
Forfeited	-194,119	3.84

Outstanding at September 30, 2006	1,742,473	$3.83

As of September 30, 2006, unrecognized compensation cost for stock options, net of forfeitures, totaled $4,153,000, which is expected to be recognized over a weighted average remaining period of 2.72 years.

Cash received from option exercises for the years ended September 30, 2006, 2005 and 2004 was $4,141,000, $4,006,000 and $4,265,000, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $891,000, $908,000 and $742,000, respectively, for the years ended September 30, 2006, 2005 and 2004.

The Company also grants shares of restricted stock pursuant to its equity compensation plans. These shares of restricted stock vest over a period of five to seven years. The Company has issued a total of 92,000 shares of restricted stock, with a fair market value at the date of grant of $2.3 million. As of September 30, 2006, 51,343 shares remained restricted. The Company accounts for restricted stock grants by recording the fair value of the grant to compensation expense over the vesting period. Compensation expense related to restricted stock was $273,000, $277,000 and $183,000 for the years ended September 30, 2006, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As stated above, prior to the adoption of SFAS 123R, the Company had previously adopted the disclosure requirements of SFAS 123, however, it continued to measure stock-based employee compensation under the provisions of APB Opinion No. 25 and related interpretations. As a result, the following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 in the years indicated:

Year ended September 30,	2005	2004
	(In thousands, except per share data)
Net income, as reported	$145,889	$131,868
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,717)	(1,824)

Pro forma net income	$144,172	$130,044

Earnings per share:
Basic—as reported	$1.68	$1.53
Basic—pro forma	1.66	1.51
Diluted—as reported	1.67	1.51
Diluted—pro forma	1.65	1.49

NOTE M	STOCKHOLDERS’ EQUITY

In the second quarter of fiscal 2005 and 2004, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend in addition to the regular quarterly cash dividends on its shares of common stock.

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

As of September 30, 2006 and 2005, the OTS categorized Washington Federal Savings as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Washington Federal Savings must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that Management believes have changed Washington Federal Savings’ categorization.

	Actual		Capital Adequacy Guidelines		Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Capital	Ratio	Capital	Ratio
September 30, 2006	(Dollars in thousands)
Total capital to risk-weighted assets	$1,229,055	24.81%	$396,283	8.00%	$495,354	10.00%
Tier I capital to risk-weighted assets	1,208,363	24.39%	NA	NA	297,212	6.00%
Core capital to adjusted tangible assets	1,208,363	13.40%	NA	NA	450,946	5.00%
Core capital to total assets	1,208,363	13.40%	270,568	3.00%	NA	NA
Tangible capital to tangible assets	1,208,363	13.40%	135,284	1.50%	NA	NA
September 30, 2005
Total capital to risk-weighted assets	$1,140,877	26.15%	$348,992	8.00%	$436,241	10.00%
Tier I capital to risk-weighted assets	1,123,485	25.75%	NA	NA	261,744	6.00%
Core capital to adjusted tangible assets	1,123,485	13.75%	NA	NA	408,673	5.00%
Core capital to total assets	1,123,485	13.75%	245,204	3.00%	NA	NA
Tangible capital to tangible assets	1,123,485	13.75%	122,602	1.50%	NA	NA

At periodic intervals, the OTS and the Federal Deposit Insurance Corporation (FDIC) routinely examine the Company’s financial statements as part of their oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company’s financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent OTS examination which concluded in October 2006.

The Company has an ongoing stock repurchase program. The Company did not repurchase any shares during 2006 or 2005. As of September 30, 2006, Management had authorization from the Board of Directors to repurchase up to 3.3 million additional shares. Information used to calculate earnings per share follows:

September 30,	2006	2005	2004
	(In thousands, except per share data)
Net income	$143,102	$145,889	$131,868
Weighted average shares
Basic weighted average number of common shares outstanding	87,149,033	86,711,608	86,302,945
Dilutive effect of outstanding common stock equivalents	322,441	767,100	827,842

Diluted weighted average number of common shares outstanding	87,471,474	87,478,708	87,130,787

Net income per share
Basic	$1.64	$1.68	$1.53
Diluted	1.64	1.67	1.51

NOTE N	FAIR VALUES OF FINANCIAL INSTRUMENTS

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

September 30,	2006		2005
	(In thousands)
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$45,722	$45,722	$637,791	$637,791
Available-for-sale securities	1,451,038	1,451,038	1,077,856	1,077,856
Held-to-maturity securities	184,928	181,911	212,479	211,596
Loans receivable	7,078,443	7,109,010	6,008,932	6,086,613
FHLB stock	129,453	129,453	129,453	129,453

Financial liabilities
Customer accounts	5,311,726	5,325,877	5,031,505	5,037,419
FHLB advances and other borrowings	2,370,000	2,331,644	1,885,000	1,871,474

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash and cash equivalents – The carrying amount of these items is a reasonable estimate of their fair value.

Investment securities –The fair value is based on quoted market prices or dealer estimates.

Loans receivable – For certain homogeneous categories of loans, such as fixed- and variable-rate residential mortgages, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other loan types is estimated by discounting the future cash flows and estimated prepayments using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining term. Some loan types were valued at carrying value because of their floating rate or expected maturity characteristics. Net deferred loan fees is not included in the fair value calculation but is included in the carrying amount.

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

Statements of Financial Condition

September 30,	2006	2005
	(In thousands)
Assets
Cash	$2,410	$4,509
Investment in subsidiary	1,262,210	1,185,099
Dividend receivable	16,000	15,000

Total assets	$1,280,620	$1,204,608

Liabilities
Borrowed money	$—	$—
Dividend payable and other liabilities	17,900	17,300

Total liabilities	17,900	17,300

Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized, 104,467,245 and 104,140,966 shares issued; 87,338,824 and 86,933,294 shares outstanding	104,467	104,141
Paid-in capital	1,246,025	1,240,310
Accumulated other comprehensive income (loss), net of tax	(5,975)	(704)
Treasury stock, at cost; 17,128,421 and 17,207,672 shares	(204,930)	(205,874)
Retained earnings	123,133	49,435

Total stockholders’ equity	1,262,720	1,187,308

Total liabilities and stockholders’ equity	$1,280,620	$1,204,608

Statements of Operations

Year ended September 30,	2006	2005	2004
	(In thousands)
Income
Dividends from subsidiary	$63,000	$64,000	$58,000

Expense
Miscellaneous	348	426	447

Net income before equity in undistributed net income of subsidiary	62,652	63,574	57,553
Equity in undistributed net income of subsidiary	80,327	82,164	74,158

Income before income taxes	142,979	145,738	131,711
Income tax benefit	123	151	157

Net income	$143,102	$145,889	$131,868

Statements of Cash Flows

Year ended September 30,	2006	2005	2004
	(In thousands)
Cash Flows From Operating Activities
Net income	$143,102	$145,889	$131,868
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(80,327)	(82,164)	(74,158)
Increase in dividend receivable	(1,000)	(3,000)	—
Increase (decrease) in other liabilities	(64)	1,076	333

Net cash provided by operating activities	61,711	61,801	58,043

Cash Flows From Financing Activities
Issuance of common stock through stock option plan	5,077	4,006	4,265
Proceeds from Employee Stock Ownership Plan	1,821	1,526	4,695
Treasury stock purchased	—	—	(1,939)
Dividends	(70,708)	(67,719)	(64,696)

Net cash used by financing activities	(63,810)	(62,187)	(57,675)
Increase (decrease) in cash	(2,099)	(386)	368
Cash at beginning of year	4,509	4,895	4,527

Cash at end of year	$2,410	$4,509	$4,895

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE P	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter:

Year ended September 30, 2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)

Interest income	$124,562	$128,659	$134,882	$141,780
Interest expense	60,500	63,183	71,276	78,402

Net interest income	64,062	65,476	63,606	63,378
Provision for (reversal of) loan losses	—	85	100	350
Other operating income	3,530	3,409	4,041	5,272
Other operating expense	12,669	13,515	13,796	13,599

Income before income taxes	54,923	55,285	53,751	54,701
Income taxes	18,777	18,945	18,414	19,422

Net income	$36,146	$36,340	$35,337	$35,279

Basic earnings per share	$.42	$.42	$.41	$.40
Diluted earnings per share	.42	.42	.40	.40
Cash dividends per share	0.200	0.200	0.205	0.205
Return on average assets	1.75%	1.73%	1.63%	1.58%

Year ended September 30, 2005	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)

Interest income	$107,543	$122,180	$114,002	$118,176
Interest expense	42,146	45,563	51,248	56,303

Net interest income	65,397	76,617	62,754	61,873
Provision for (reversal of) loan losses	—	—	(134)	—
Other operating income	2,796	851	3,030	1,175
Other operating expense	11,978	13,963	12,769	13,609

Income before income taxes	56,215	63,505	53,149	49,439
Income taxes	19,957	22,544	18,868	15,050

Net income	$36,258	$40,961	$34,281	$34,389

Basic earnings per share	$.42	$.47	$.40	$.40
Diluted earnings per share	.42	.47	.39	.39
Cash dividends per share	.19	.19	.20	.20
Return on average assets	1.96%	2.16%	1.76%	1.71%

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

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of September 30, 2006. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Company’s management believes that as of September 30, 2006, the Company’s internal control over financial reporting was effective based on those criteria.

The Company’s independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on management’s assessment of the Company’s internal control over financial reporting and their report follows.

November 21, 2006

Roy M. Whitehead

Chairman, President and

Chief Executive Officer

Brent J. Beardall

Senior Vice President and

Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Washington Federal, Inc.

Seattle, Washington

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of September 30, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 21, 2006, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

Seattle, Washington

November 21, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Washington Federal, Inc.

Seattle, Washington

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Washington Federal, Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of September 30, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2006, of the Company, and our report dated November 21, 2006, expressed an unqualified opinion on those financial statements.

DELOITTE & TOUCHE LLP

Seattle, Washington

November 21, 2006

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

American Stock Transfer & Trust Company

59 Maiden Lane

Plaza Level

New York, NY 10038

Telephone: 1-888-888-0315

www.amstock.com

Annual Meeting	The annual meeting of stockholders will be held on January 25, 2007, at 2 p.m. at the Westin Hotel, 1900 Fifth Avenue, Seattle, Washington

Form 10-K	This report and all SEC filings are available through the Company’s web site: www.washingtonfederal.com

Stock Information	Washington Federal, Inc. is traded on the NASDAQ Stock Market. The common stock symbol is WFSL. At September 30, 2006, there were approximately 2,395 stockholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2004	$25.08	$22.18	$0.191
March 31, 2005	24.15	22.73	0.190
June 30, 2005	23.69	22.03	0.200
September 30, 2005	24.31	22.09	0.200
December 31, 2005	24.72	21.31	0.200
March 31, 2006	24.88	23.10	0.200
June 30, 2006	24.41	22.39	0.205
September 30, 2006	23.29	21.73	0.205

All prices shown have been adjusted for stock splits.

Largest Market Makers:

Keefe, Bruyette & Woods, Inc.

Goldman, Sachs & Co.

Morgan Stanley & Co., Inc.

Bear, Stearns & Co., Inc.

UBS Securities, L.L.C.

Knight Equity Markets, L.P.

Citigroup Global Markets, Inc.

Automated Trading Desk

Lehman Brothers, Inc.

B-Trade Services, L.L.C.

Merrill Lynch, Pierce, Fenner & Smith, Inc.

Banc of America Securities

National Financial Services

Deutsche Banc Alex Brown

Jefferies & Company, Inc.

DIRECTORS, OFFICERS AND OFFICES

CORPORATE HEADQUARTERS

425 Pike Street

Seattle, WA 98101

(206) 624-7930

BOARD OF DIRECTORS

ROY M. WHITEHEAD

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

THOMAS F. KENNEY

Vice President Finance

Haggen, Inc.

GUY C. PINKERTON

Former Chairman

CHARLES R. RICHMOND

Former Executive

Vice President

BARBARA L. SMITH

Owner, B. Smith Consulting

Group

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

Vice President

Appraisal

HEATHER J. ST. CLAIR

Retail Underwriting

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

Permanent Loan Production

JOHN L. WUNDERLICH

Vice President

Wholesale Underwriting

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

GREGORY A. PECK

Vice President

1501 Riverside Drive

Mount Vernon, WA 98273

WESTERN IDAHO

10 Office Locations

Division Manager

ROBERT P. LINK

Senior Vice President

1001 W. Idaho St.

Boise, ID 83701

EASTERN IDAHO

6 Office Locations

Region Manager

JEFFREY B. HARRIS

Vice President

500 North Capital

Idaho Falls, ID 83402

OREGON

28 Office Locations

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