Form 10-K, Exhibit 13
period 2007-09-30
WASHINGTON FEDERAL INC
filed 2007-11-28
CIK 936528

Exhibit 13

WASHINGTON FEDERAL, INC.

ANNUAL REPORT 2007

425 Pike Street, Seattle, WA 98101

A SHORT HISTORY

Washington Federal, Inc. (Company or Washington Federal) is a unitary thrift holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal Savings, which operates 135 offices in eight western states.

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

In 2000, the Company expanded into Las Vegas, opening its first branch in Nevada along with two branches in Arizona. In 2001, the Company opened two additional branches in Arizona and its first branch in Texas with an office in the Park Cities area of Dallas. In 2002, Washington Federal Savings opened five full-service branches in existing markets. In 2003, the Company purchased United Savings and Loan Bank with its four branches in the Seattle metropolitan area, added one new branch in Puyallup, Washington and consolidated one branch in Nampa, Idaho. In 2005, the Company consolidated two branches in Mount Vernon, Washington into one and opened branches in Plano, Texas and West Bend, Oregon. In 2006, the Company opened locations in Klamath Falls, Oregon, Richardson, Texas and another in Las Vegas, Nevada. During 2006, a branch in Medford, Oregon was opened.

The Company acquired First Federal Banc of the Southwest, Inc., the holding company for First Federal Bank located in Roswell, New Mexico, on February 13, 2007. First Federal Bank had 13 branch locations, 11 in New Mexico and two in El Paso, Texas.

       On July 2, 2007, the Company announced the signing of a definitive merger agreement to acquire First Mutual Bancshares, Inc. (“First Mutual”). First Mutual, headquartered in Bellevue, Washington has 12 branches in the greater Bellevue area. The transaction is expected to close in the first calendar quarter of 2008, pending the receipt of all requisite regulatory approvals.

The Company obtains its funds primarily through deposits from the general public, from repayments of loans, borrowings and retained earnings. These funds are used largely to make loans to individuals and business for the purchase of new and existing homes, construction and land loans, commercial real estate, commercial and industrial loans and for investments.

FINANCIAL HIGHLIGHTS

September 30,	2007	2006	% Change
	(In thousands, except per share data)
Assets	$10,285,417	$9,069,020	13%
Cash and cash equivalents	61,378	45,722	34
Investment securities	240,392	256,650	-6
Loans receivable, net	8,188,278	7,078,443	16
Mortgage-backed securities	1,413,669	1,379,316	2
Customer accounts	5,996,785	5,311,726	13
FHLB advances and other borrowings	2,835,979	2,370,000	20
Stockholders’ equity	1,318,127	1,262,720	4
Net income	135,017	143,102	-6
Diluted earnings per share	1.54	1.64	-6
Dividends per share	0.83	0.81	2
Stockholders’ equity per share	15.07	14.46	4
Shares outstanding	87,442	87,339	—
Return on average stockholders’ equity	10.46%	11.77%	—
Return on average assets	1.40	1.67	—
Efficiency ratio	23.56	19.66	—

TO OUR STOCKHOLDERS

Dear Stockholder:

It is a privilege to report on another successful year for Washington Federal. In 2007, your company earned $135,017,000 or $1.54 per share. Both numbers represent modest declines from the prior year as detailed in the following financial statements. Yet they also reflect solid profitability in a year that presented enormous opportunities for capital destruction. In the context of industry conditions, your company’s return on assets of 1.40% and its return on equity of 10.46%, the lowest numbers in 25 years, are likely to be viewed as quite good and for that, anyway, we are thankful.

During most of the fiscal year, we labored against the cumulative weight of three successive years of rising short-term interest rates, the longest such stretch in our history as a public company. The great majority of your company’s assets are conservative, long-term investments such as prime residential mortgage loans and AAA-rated mortgage-backed securities that return a fixed rate and pay off slowly over time. Because these assets are funded largely by customer deposits with maturities of one year or less, rising interest rates compress the margin between the fixed asset returns and the variable funding costs, putting the wrong kind of pressure on profits. Typically when this occurs, management can offset the decline in margin by increasing volume – by making additional loans or by purchasing securities. Unfortunately during much of last year, short-term rates were actually higher than long-term rates. This is an occasional condition know as an “inverted yield curve”, that often precedes an economic downturn. An inverted yield curve is the worst interest rate environment for our business model because the rate required to attract new short-term funding exceeds the yield available on high quality, long-term investments. Thus, additional growth in long-term assets can actually make the company less profitable.

Management was able to partially offset the decline in margin last year by increasing exposure to short-term, floating-rate loans that offered a higher yield. Such loans, primarily residential construction and land acquisition and development loans, are fully secured by real estate; however, the risk of payment default on such loans is higher than that of a prime residential mortgage loan. Growth in this segment was concentrated in the Western Washington and Oregon markets, which continue to be among the best housing markets in the U.S., with experienced borrowers that have, like us, been through the economic cycles. Over time we have proven to be adept at managing this type of risk; however, it is important to bear in mind that good procedures can be overwhelmed by a sustained period of declining values.

Late in the fiscal year, credit markets were upended. As illustrated in the adjacent chart, the bull phase of the current housing cycle went on much longer than normal. Coupled with the lowest interest rates seen in two generations, the long upward march of housing starts and prices lulled the market into complacency and led to a speculative bubble that ended as they all do, rather suddenly. The secondary market for subprime and other non-conforming mortgage loans collapsed, and as this letter is being written, holders of subprime loans and securities backed by them are announcing anticipated losses that will amount to at least tens, and perhaps hundreds, of billions of dollars. This is a good opportunity to state that Washington Federal will not be making such an announcement. Your company did not originate, sell or purchase subprime mortgage loans, although a complete review of our mortgage loan portfolio would reveal a small number that may meet a technical definition. These loans were generally extended to low-to-moderate income families as part of our community outreach to satisfy obligations under the Community Reinvestment Act.

The year ended with asset quality indicators still in good shape. Loans delinquent more than 30 days amounted to .55% of the portfolio, compared to 5.12% for the industry as a whole. Nonperforming assets (loans on which we are no longer receiving payment plus foreclosed real estate) were $15,931,000, or .15% of total. Although nonperformers roughly doubled from the prior year-end, they were still less than one-half of our ten year average of .35%, and well below the twenty year average of .50%. There is a clear trend, however, toward higher numbers in both categories and that will likely lead to greater actual losses than we have experienced in recent years. Based upon the current condition of the loan portfolio, our knowledge of the market, and the flexibility our strong financial position allows to increase the allowance for loan losses, management believes that your company is positioned to handle expected higher credit costs.

Another unusual occurrence this year was an increase in operating expenses that deserves explanation. First, we are adding management and staff to support past growth and future plans. This move is overdue and mandatory if we are to have the necessary management to safely administer the company, plan for succession and maintain morale. Second, expenses related to two acquisitions are imbedded in the numbers. Third, regulatory compliance costs have escalated. Most of these new costs are related to the USA Patriot Act and Sarbanes- Oxley, for which there are no offsetting revenue increases. Fourth, your Company is preparing to refresh its operating systems and technology backbone. Finally, personnel costs have increased due to a tight labor market, rapidly increasing healthcare expense, and inflation. We would expect to regain some of the lost efficiency as revenues derived from a growing balance sheet are experienced, and as acquired companies are fully integrated. Let it be quickly added that, even with higher expenses, we continue to operate with a frugal mind-set and at the top echelon of efficiency within the industry.

During the year, your company completed its acquisition of First Federal Bank of the Southwest and gained entry into New Mexico. All mergers present a formidable task for those involved and generally entail a bit of clumsiness on both sides. I would like to pay special tribute to the many fine New Mexico Division employees for their patience with the process and for the hard work that enabled us to live up to our pledge that the investment would be accretive to earnings in year one. Well done.

As you know, in July we also entered into an agreement to acquire First Mutual Bank, headquartered in Bellevue, Washington. We are awaiting regulatory approval of that transaction and expect to close sometime in the first calendar quarter. Assuming completion, the merger will give your company a significant presence in Bellevue and the Eastside of the Seattle area, one of the best markets in the U.S. The merger will also enable us to fill some important slots in our management structure with highly qualified and experienced executives. With the addition of First Mutual clients, we will have accumulated a sufficient portfolio of business customers to establish a new line of business, managed by very experienced professionals. Under their leadership we expect the new Business Banking Group to become an important contributor to our future success. Also as part of our merger agreement, one First Mutual director will be added to our board. We wish to warmly welcome the many fine officers, employees and customers of First Mutual to Washington Federal. They will make our company stronger.

(Back row - from left to right) Linda S. Brower, Executive Vice President, Roy M. Whitehead, Chairman, President and Chief Executive Officer, Brent J. Beardall, Executive Vice President and Chief Financial Officer, (From row - from left to right) Edwin C. Hedlund, Executive Vice President and Secretary, Jack B. Jacobson, Executive Vice President.

TO OUR STOCKHOLDERS

To summarize, the industry is experiencing major investment losses and the credit market is in turmoil. Our own earnings declined last year and it would be naive not to forecast higher credit costs next year. New business models are changing the behavior of our traditional savings customers and, along with weaker competitors who must pay more to obtain funding, they are making deposit gathering more competitive. Undoubtedly, new consumer protection laws will be passed that will add to the continued upward spiral in regulatory compliance costs. Even with the past problems of the government sponsored enterprises, Congress may also consider granting additional powers to Fannie Mae and Freddie Mac that could allow further encroachment into the turf of private enterprises like ours. Yet despite it all, the future seems promising and exciting. Washington Federal enters its 91st year with a strong capital position, plenty of liquidity, and virtually no exposure to the black hole of subprime lending and exotic mortgages. We have no off-balance sheet financing vehicles that threaten the adequacy of our capital structure, and we operate in great western markets that continue to experience in-migration, job growth and economic vitality. Finally, we are optimistic that our business model will benefit more than others by recent actions of the Federal Reserve to reduce short-term interest rates – very good news after three years of punishing increases in funding costs. In the end, it seems that next year’s financial results will be determined by whether or not an expected improvement in net interest margin is exceeded by any increase in credit costs.

As always, I wish to thank our terrific employees, particularly the headquarters staff whose energy was stretched thin by two acquisitions. Appreciation is also expressed to the Board of Directors for their confident support of management and their good counsel. Most importantly, on behalf of everyone at Washington Federal, I thank our loyal customers. We exist to serve them and only if we do it better than the competition can we continue to provide good jobs for our employees and a return to stockholders.

I hope that you will honor us again next year by entrusting us with the referral of your family, friends and neighbors for their banking needs. I look forward to seeing you at the Annual Meeting of Stockholders to be held at Benaroya Hall, located at Third and Union in downtown Seattle, on Tuesday January 22nd at 2:00 PM.

Sincerely,

Roy M. Whitehead

Chairman, President and Chief Executive Officer

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Washington Federal, Inc. (Company or Washington Federal) is a unitary thrift holding company. The Company’s primary operating subsidiary is Washington Federal Savings, a federally-chartered savings and loan association.

The Company’s fiscal year end is September 30th. All references to 2007, 2006 and 2005 represent balances as of September 30, 2007, September 30, 2006 and September 30, 2005, or activity for the fiscal years then ended.

On February 13, 2007, the Company acquired 100% of the outstanding shares of First Federal Banc of the Southwest, Inc. (“First Federal”). The merger agreement provided for the merger of First Federal with and into the Company, followed by the merger of First Federal Bank, a federal savings bank and wholly owned subsidiary of First Federal, into Washington Federal Savings. As a result of the acquisition, Washington Federal added 180 employees and 13 branches; 11 in New Mexico and 2 in El Paso, Texas. The acquisition was accounted for as a purchase transaction with the total cash consideration funded through internal sources. The all-cash purchase price was $96,717,000. The purchase price has been allocated to the underlying assets and liabilities based on estimated fair values at the date of acquisition. Results of operations are included from the date of acquisition. The Company acquired assets with an estimated fair value of $576,750,000 and assumed liabilities with an estimated fair value of $480,033,000.

On July 2, 2007, the Company announced the signing of a definitive merger agreement to acquire First Mutual Bancshares, Inc. (“First Mutual”). First Mutual, headquartered in Bellevue, Washington, is the bank holding company of First Mutual Bank, a Washington-chartered savings bank. The merger agreement provides for the merger of First Mutual with and into the Company, followed by the merger of First Mutual Bank with and into Washington Federal Savings, in a stock and cash transaction valued at approximately $189.8 million. First Mutual has 12 branches in the greater Seattle / Bellevue area, had total assets of $1.02 billion, total deposits of $750.7 million and total stockholders’ equity of $75.3 million as of September 30, 2007. On October 11, 2007 First Mutual’s shareholders voted to approve the transaction. The transaction is expected to close in the first calendar quarter of 2008, pending the receipt of all requisite regulatory approvals.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

INTEREST RATE RISK

The Company accepts a high level of interest rate volatility as a result of its policy to originate fixed-rate single-family home loans that are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. The following table shows the estimated repricing periods for earning assets and paying liabilities.

	Repricing Period
	Within One Year	After 1 year - before 4 Years	Thereafter	Total
	(In thousands)
As of September 30, 2007
Earning Assets*	$2,751,936	$2,062,243	$5,221,935	$10,036,114
Paying Liabilities	(6,145,182)	(1,168,369)	(1,519,213)	(8,832,764)

Excess (Liabilities) Assets	$(3,393,246)	$893,874	$3,702,722

Excess as % of Total Assets	-33.0%
Policy limit for one year excess	-60.0%

*	Asset repricing period includes estimated prepayments based on historical activity

At September 30, 2007, the Company had approximately $3.4 billion more liabilities subject to repricing in the next year than assets, which amounted to a negative maturity gap of 33% of total assets. As of September 30, 2006, the amount of excess liabilities subject to repricing within one year was approximately $3.1 billion, or 34%, of total assets. The increase of approximately $337 million of liabilities in excess of assets repricing within one year was due to the continued growth of long term assets, primarily 30 year mortgage loans, funded through growth of short term customer deposits and borrowed money. By having an excess of liabilities repricing within one year over assets, the Company is subject to decreasing net interest income should interest rates rise. However, if the size and/or mix of the balance sheet changes, rising rates may not cause a decrease in net interest income. The Company’s interest rate risk approach has never resulted in the recording of a monthly operating loss.

The Company’s net interest spread decreased from 2.18% at September 30, 2006 to 2.05% at September 30, 2007. Net interest spread represents the difference between the contractual rates of earning assets and the contractual rates of paying liabilities as of a specific date. The spread decreased primarily because rates on customer accounts increased by 31 basis points over the prior year while rates on earning assets increased by only 12 basis points (see Period End Spread table on page 10).

During 2007, the Company chose to grow earning assets by increasing the net amount of loans and investments by $1,127,930,000. This growth was primarily funded by growth in customer accounts of $685,059,000 and a net increase in borrowings of $465,979,000. During the year the Company borrowed $490,210,000 in long-term funding. Stockholders’ equity of $1,318,127,000 at September 30, 2007 provides management with flexibility in managing interest rate risk, by providing the ability to borrow additional funds or grow customer accounts and still maintain sufficient capital levels.

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

Loans for commercial purposes, including multi-family loans, builder construction loans and commercial loans are reviewed on an individual basis to assess the ability of the borrowers to continue to service all of their principal and interest obligations. If a loan shows signs of weakness, it is downgraded and, if warranted, placed on non-accrual status. The Company has an asset quality review function that reports the results of its internal reviews to the Board of Directors on a quarterly basis.

Non-performing assets were $15,931,000, or .15% of total assets, at September 30, 2007, compared to $7,660,000, or .08% of total assets, at September 30, 2006. Over the last ten years the average ratio of non-performing assets to total assets was .35%. Total delinquencies over 30 days were $48,405,000, or .55% of gross loans, at September 30, 2007, compared to $17,797,000, or .23% of gross loans, at September 30, 2006. The aforementioned asset quality indicators show a weakening of the credit quality of the portfolio resulting from the national housing slowdown during 2007. Based on historical experience the portfolio continues to perform at a relatively high level.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of funds for the Company’s activities are retained earnings, loan repayments (including prepayments), net deposit inflows, repayments and sales of investments and borrowings. Washington Federal’s principal sources of revenue are interest on loans and interest and dividends on investments.

The Company’s net worth at September 30, 2007 was $1,318,127,000, or 12.8% of total assets. This is an increase of $55,407,000 from September 30, 2006 when net worth was $1,262,720,000, or 13.9% of total assets. The Company’s net worth increased due in part to net income of $135,017,000, proceeds received from the exercise of common stock options of $5,563,000 and purchases by the Employee Stock Ownership Plan of $1,617,000. Net worth was reduced by $72,467,000 as a result of cash dividends paid, treasury stock repurchased totaling $9,848,000 and an increase in accumulated other comprehensive loss of $7,058,000. The Company paid out 53.6% of its 2007 earnings in the form of cash dividends, compared with 49.4% last year.

Washington Federal Saving’s percentage of net worth to total assets is over two times the minimum required under Office of Thrift Supervision (OTS) regulations (see Note M). Management believes this strong net worth position will help the Company manage its interest rate risk and will enable it to compete more effectively.

Customer accounts increased $685,059,000, or 12.9%, from one year ago. Management’s strategy during this phase of the interest rate cycle has been to remain competitive in its deposit pricing to attract the new deposit relationships necessary to fund asset growth. Deposit growth benefited from the $379,090,000 of deposits from the First Federal acquisition.

The Company has a credit line with the FHLB Seattle of 50% of total assets, providing a substantial source of liquidity if needed. FHLB advances are collateralized as provided for in the Advances, Pledge and Security Agreement by all FHLB stock owned by the Company, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB.

The Company’s cash and cash equivalents amounted to $61,378,000 at September 30, 2007, a 34.2% increase from the cash and cash equivalents balance of $45,722,000 one year ago. See “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements.

CHANGES IN FINANCIAL POSITION	Available-for-sale and held-to-maturity securities. The Company purchased $328,101,000 of securities during 2007, all of which have been classified as available-for-sale.

The Company sold $44,041,000 of available-for-sale securities in the current year, all of which were acquired through the transaction with First Federal. As of September 30, 2007, the Company had net unrealized losses in its available-for-sale portfolio of $20,606,000, as compared to net unrealized losses of $9,447,000 as of September 30, 2006. The increase in net unrealized losses was primarily due to increased credit spreads in the market place due to the credit crunch experienced in the financial markets during August and September of 2007. Subsequent to September 30, 2007, as the market has moved toward stability, the amount of unrealized loss in the portfolio has decreased significantly.

Loans receivable. Loans receivable increased $1,109,835,000 or 15.7% to $8,188,278,000 at September 30, 2007 from $7,078,443,000 one year earlier. The increase resulted primarily from the loans acquired from First Federal of $444,960,000 and loan production of $2,301,945,000. Loan repayments (including prepayments) during the year were $1,718,798,000, an increase of $24,268,000, or 1.4%, from 2006. As a percentage of beginning balance, repayments were 24% during 2007. The following table shows the change in the geographic distribution by state of the gross loan portfolio from 2006 to 2007.

	2007	2006	Change
Washington	37.1%	37.7%	-0.6%
Oregon	17.8%	17.7%	0.1%
Idaho	9.4%	10.4%	-1.0%
Arizona	9.3%	9.8%	-0.5%
Utah	8.7%	8.9%	-0.2%
New Mexico	5.3%	0.0%	5.3%
Texas	1.4%	1.8%	-0.4%
Nevada	1.2%	1.4%	-0.2%
Other	9.8%	12.3%	-2.5%

	100.0%	100.0%

Real estate held for sale. The balance of real estate held for sale at September 30, 2007 was $4,873,000, an increase of $970,000 from one year ago.

Intangible assets. The Company’s intangible assets are made up of $102,407,000 of goodwill, as well as the unamortized balances of the core deposit intangible of $4,733,000 at September 30, 2007. As a result of the First Federal acquisition the Company increased goodwill by $47,923,000 and core deposit intangible by $4,882,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Customer accounts. Customer accounts at September 30, 2007 totaled $5,996,785,000 compared with $5,311,726,000 at September 30, 2006, a 12.9% increase. See “Liquidity and Capital Resources” above.

FHLB advances and other borrowings. Total borrowings increased $465,979,000, or 19.7%, to $2,835,979,000 at September 30, 2007 as the Company chose to fund asset growth with a mix of customer accounts and borrowed money. See “Interest Rate Risk” above.

Contractual obligations. The following table presents, as of September 30, 2007, the Company’s significant fixed and determinable contractual obligations, within the categories described below, by payment date or contractual maturity.

Contractual Obligations	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
		(In thousands)
Debt obligations*	$2,835,979	$475,000	$760,979	$1,600,000
Operating lease obligations	8,993	2,330	6,055	608

	$2,844,972	$477,330	$767,034	$1,600,608

*	Represents final maturities of debt obligations. See a description in Notes H and I.

These contractual obligations, except for the operating leases, are included in the Consolidated Statements of Financial Condition. The payment amounts represent those amounts contractually due.

RESULTS OF OPERATIONS	GENERAL

See Note P, “Selected Quarterly Financial Data (Unaudited),” which highlights the quarter-by-quarter results for the years ended September 30, 2007 and 2006.

COMPARISON OF 2007 RESULTS WITH 2006

In 2007 net income decreased $8,085,000, or 5.7% from 2006, primarily as a result lower net interest margin, which decreased from 3.06% in 2006 to 2.77% in 2007, and higher operating expenses.

Interest income on loans and mortgage-backed securities increased $96,125,000, or 19.0%, in 2007 due to a 16.0 increase in the average outstanding balance of loans and mortgage-backed securities, augmented by a 17 basis point increase in the weighted average yield during the year from 6.53% in 2006 to 6.70% in 2007.

Interest and dividend income on investment securities and cash equivalents decreased $7,326,000, or 31.0%, in 2007 from 2006. This decrease was primarily due to a decrease in the average combined balance of investment securities, cash equivalents and FHLB stock, which decreased 36.7% to $396,008,000 for the year ended September 30, 2007 versus $625,814,000 for the year ended September 30, 2006. Partially offsetting this decrease, the weighted average yield on investment securities, cash equivalents and FHLB stock increased from 3.77% in 2006 to 4.11% in 2007. The Company’s required investment in FHLB stock, which amounted to $132,397,000 as of 2007, produced a yield of only .57% during the year.

Interest expense on customer accounts increased 35.8% to $243,837,000 for 2007 from $179,605,000 for 2006. The increase primarily related to a 77 basis point increase in the average cost of customer accounts to 4.26% during the year compared to 3.49% one year ago combined with the 11.1% increase in the average balance of customer accounts over the prior year. Interest expense on FHLB advances and other borrowings increased to $114,664,000 in 2007 from $93,756,000 in 2006 due to an increase in the average balance of borrowings to $2,497,555,000 during 2007 from $2,061,443,000 during 2006. In addition to the increase in average balance, the average cost of borrowings for the year ended September 30, 2007 increased to 4.59% from 4.55% for the same period one year ago.

The Company recorded a $1,550,000 provision for loan losses in 2007 compared to $535,000 in 2006. The current year provision is due to the 15.7% growth in loans receivable over the prior year and an increase in the Company’s non-performing loan balances. Non-performing assets increased by $8,271,000 over 2006, including non-performing loans as a percentage of total loans which increased from .08% in 2006 to .15% in 2007. Economic conditions in the primary markets served by the Company were mixed during the year, due to the national slowdown in the housing market. Unemployment rates in the eight western states where the company does business continue to be quite low compared to historical norms. Total delinquencies over 30 days were $48,405,000, or .55% of gross loans at September 30, 2007 compared to $17,797,000, or .20% of total assets at September 30, 2006. Actual net charge-offs during 2007 were $1,153,000. Management believes the allowance for loan losses, totaling $28,520,000, is sufficient to absorb estimated losses inherent in the portfolio.

Total other income decreased $823,000, or 5.2%, in 2007 from 2006. The 2007 balance included approximately $2,480,000 of gain on the sale of real estate compared to $4,073,000 in 2006. Excluding the gains on sale, other income would have increased by $759,000 primarily as a result of the higher fee revenue earned as a result of the First Federal transaction.

Compensation expense increased $6,922,000, or 19.1%, in 2007 primarily due to the addition of approximately 180 staff members in February 2007 from the First Federal transaction which added approximately $5,290,000 and annual performance increases for existing staff. During 2007 the Company has worked to decrease the number of staff acquired through the First Federal acquisition as it continues the process of integration. Personnel, including part-time employees considered on a full-time equivalent basis, increased to 886 at September 30, 2007 compared to 765 one year ago.

Occupancy expense increased $827,000, or 10.5%, during the year primarily due to the 13 additional branches acquired in the First Federal transaction. The branch network increased to 135 offices at September 30, 2007 versus 123 offices one year ago.

Amortization expense increased to $1,819,000 for 2007 from $1,000,000 in 2006 as a result of the acquisition. Other expenses increased $2,195,000 during the year primarily related to the operating costs from First Federal. Operating expense for 2007 and 2006 equaled .67% and .63% of average assets, respectively. Despite the increase in operating expenses, the Company continues to operate as one of the most efficient financial institutions in the country.

Income tax expense decreased $1,263,000 or 1.67%, in 2007 due to a lower taxable income base. The effective tax rate was 35.49% for 2007 versus 34.55% for 2006.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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

Other expenses decreased $1,017,000 during the year primarily because the prior year included a $1,500,000 expense for a state business tax assessment. Offsetting that reduction was an increase in general business operating expenses. Other expense for 2006 and 2005 equaled .63% and ..68% of average assets, respectively.

Income tax expense decreased $861,000, or 1.1%, in 2006 due to a lower taxable income base. The effective tax rate was 34.56% for 2006 versus 34.38% for 2005.

PERIOD END SPREAD – AS OF THE DATE SHOWN

	Dec 31 2005	Mar 31 2006	Jun 30 2006	Sep 30 2006	Dec 31 2006	Mar 31 2007	Jun 30 2007	Sep 30 2007
Interest rate on loans and mortgage-backed securities	6.24%	6.32%	6.41%	6.48%	6.51%	6.56%	6.58%	6.57%
Interest rate on investment securities*	4.04	4.28	4.17	4.10	4.35	4.33	4.45	4.61

Combined	6.04	6.15	6.30	6.38	6.43	6.44	6.49	6.50

Interest rate on customer accounts	3.16	3.38	3.78	4.05	4.26	4.24	4.32	4.36
Interest rate on borrowings	4.46	4.48	4.50	4.55	4.53	4.49	4.50	4.64

Combined	3.51	3.70	3.99	4.20	4.34	4.31	4.37	4.45

Interest rate spread	2.53%	2.45%	2.31%	2.18%	2.09%	2.13%	2.12%	2.05%

*	Includes municipal bonds at tax-equivalent rates and cash equivalents

The interest rate spread decreased during 2007 from 2.18% at September 30, 2006 to 2.05% at September 30, 2007. See “Interest Rate Risk” on page 6.

SELECTED FINANCIAL DATA

Year ended September 30,	2007	2006	2005	2004	2003
	(In thousands, except per share data)
Interest income	$618,682	$529,883	$461,901	$413,772	$449,295
Interest expense	358,501	273,361	195,260	169,753	194,884

Net interest income	260,181	256,522	266,641	244,019	254,411
Provision for (reversal of) loan losses	1,550	535	(134)	(231)	1,500
Other income	15,569	16,252	7,852	5,726	16,571
Other expense	64,888	53,579	52,319	46,264	45,759

Income before income taxes	209,312	218,660	222,308	203,712	223,723
Income taxes	74,295	75,558	76,419	71,844	78,724

Net income	$135,017	$143,102	$145,889	$131,868	$144,999

Per share data
Basic earnings	$1.55	$1.64	$1.68	$1.53	$1.72
Diluted earnings	$1.54	$1.64	$1.67	$1.51	$1.71
Cash dividends	$0.83	$0.81	$0.78	$0.75	$0.71

September 30,	2007	2006	2005	2004	2003
	(In thousands)
Total assets	$10,285,417	$9,069,020	$8,234,450	$7,169,205	$7,535,975
Loans and mortgage-backed securities	9,601,947	8,457,759	7,084,274	5,734,658	5,443,266
Investment securities	240,391	256,650	214,993	414,683	310,218
Cash and cash equivalents	61,378	45,722	637,791	708,361	1,437,208
Customer accounts	5,996,785	5,311,726	5,031,505	4,610,358	4,577,598
FHLB advances	1,760,979	1,500,000	1,230,000	1,200,000	1,650,000
Other borrowings	1,075,000	870,000	655,000	100,000	100,000

Stockholders’ equity	1,318,127	1,262,720	1,187,308	1,120,188	1,055,596

Number of
Customer accounts	281,778	249,533	232,707	216,405	217,785
Mortgage loans	44,713	39,749	38,014	36,202	35,309
Offices	135	123	122	120	119

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	11

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,	2007	2006
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$61,378	$45,722
Available-for-sale securities, including encumbered securities of $700,955 and $637,855	1,515,688	1,451,038
Held-to-maturity securities, including encumbered securities of $58,647 and $129,893	138,373	184,928
Loans receivable, net	8,188,278	7,078,443
Interest receivable	49,611	42,304
Premises and equipment, net	74,807	62,159
Real estate held for sale	4,873	3,903
FHLB stock	132,397	129,453
Intangible assets	107,245	56,259
Other assets	12,767	14,811

	$10,285,417	$9,069,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$5,979,049	$5,285,708
Repurchase agreements with customers	17,736	26,018

	5,996,785	5,311,726
FHLB advances	1,760,979	1,500,000
Other borrowings, primarily securities sold under agreements to repurchase	1,075,000	870,000
Advance payments by borrowers for taxes and insurance	31,824	29,505
Federal and state income taxes, including net deferred liabilities of $37,375 and $41,676	38,032	39,667
Accrued expenses and other liabilities	64,670	55,402

	8,967,290	7,806,300
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized, 104,921,450 and 104,467,245 shares issued; 87,441,750 and 87,338,824 shares outstanding	104,921	104,467
Paid-in capital	1,254,490	1,246,025
Accumulated other comprehensive loss, net of tax	(13,033)	(5,975)
Treasury stock, at cost; 17,479,700 and 17,128,421 shares	(213,934)	(204,930)
Retained earnings	185,683	123,133

	1,318,127	1,262,720

	$10,285,417	$9,069,020

12	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2007	2006	2005
	(In thousands, except per share data)
INTEREST INCOME
Loans	$526,923	$439,338	$369,023
Mortgage-backed securities	75,478	66,938	61,459
Investment securities	16,281	23,607	31,419

	618,682	529,883	461,901

INTEREST EXPENSE
Customer accounts	243,837	179,605	115,826
FHLB advances and other borrowings	114,664	93,756	79,434

	358,501	273,361	195,260

Net interest income	260,181	256,522	266,641
Provision for (reversal of) loan losses	1,550	535	(134)

Net interest income after provision for loan losses	258,631	255,987	266,775

OTHER INCOME
Gain(loss) on sale of mortgage-backed securities, net	11	—	(3,534)
Loss on extinguishment of debt	—	—	(2,194)
Other	15,230	16,064	12,137

	15,241	16,064	6,409

OTHER EXPENSE
Compensation and fringe benefits	43,566	36,574	34,197
Amortization of intangibles	1,819	1,000	1,198
Occupancy expense	8,720	7,893	8,788
Other	14,878	12,683	13,700
Deferred loan origination costs	(4,095)	(4,571)	(5,564)

	64,888	53,579	52,319
Gain on real estate acquired through foreclosure, net	328	188	1,443

Income before income taxes	209,312	218,660	222,308
Income taxes
Current	74,464	74,310	78,024
Deferred	(169)	1,248	(1,605)

	74,295	75,558	76,419

NET INCOME	$135,017	$143,102	$145,889

PER SHARE DATA
Basic earnings per share	$1.55	$1.64	$1.68
Diluted earnings per share	$1.54	$1.64	$1.67
Cash dividends	$0.83	$0.81	$0.78
Weighted average number of shares outstanding, including dilutive stock options	87,696,225	87,471,474	87,478,708

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	13

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(In thousands)
Balance at September 30, 2004	$94,383	$1,161,627	$53,737	$17,107	$(206,666)	$1,120,188

Eleven-for-ten stock split distributed February 18, 2005	9,446	73,988	(83,434)			—
Comprehensive income:
Net income			145,889			145,889
Other comprehensive income, net of tax of $9,803:
Unrealized losses on securities				(20,090)		(20,090)
Reclassification adjustment				2,279		2,279

Total comprehensive income						128,078
Dividends			(67,719)			(67,719)
Proceeds from exercise of common stock options	302	3,704				4,006
Tax benefit related to exercise of stock options			954			954
Restricted stock	10	257	8			275
Proceeds from Employee Stock Ownership Plan		734			792	1,526
Treasury stock purchases					—	—

Balance at September 30, 2005	$104,141	$1,240,310	$49,435	$(704)	$(205,874)	$1,187,308

Comprehensive income:
Net income			143,102			143,102
Other comprehensive loss, net of tax of $2,901:
Unrealized losses on securities				(5,271)		(5,271)
Reclassification adjustment				—		—

Total comprehensive income						137,831
Dividends			(70,708)			(70,708)
Compensation expense related to common stock options		1,119				1,119
Proceeds from exercise of common stock options	314	3,827				4,141
Tax benefit related to exercise of stock options		936				936
Restricted stock	12	(1,044)	1,304			272
Proceeds from Employee Stock Ownership Plan		877			944	1,821
Treasury stock purchases					—	—

Balance at September 30, 2006	$104,467	$1,246,025	$123,133	$(5,975)	$(204,930)	$1,262,720

Comprehensive income:
Net income			135,017			135,017
Other comprehensive loss, net of tax of $3,800:
Unrealized losses on securities				(7,058)		(7,058)
Reclassification adjustment				—		—

Total comprehensive income						127,959
Dividends			(72,467)			(72,467)
Compensation expense related to common stock options		1,095				1,095
Proceeds from exercise of common stock options	389	5,174				5,563
Tax benefit related to exercise of stock options		1,189				1,189
Restricted stock	65	234	—			299
Proceeds from Employee Stock Ownership Plan		773			844	1,617
Treasury stock purchases					(9,848)	(9,848)

Balance at September 30, 2007	$104,921	$1,254,490	$185,683	$(13,033)	$(213,934)	$1,318,127

14	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2007	2006	2005
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$135,017	$143,102	$145,889
Adjustments to reconcile net income to net cash provided by operating activities
Accretion (amortization) of fees, discounts, premiums and intangible assets, net	776	4,899	(8,761)
Depreciation	3,296	2,811	3,847
Stock option compensation expense	1,095	1,119	—
Provision for (reversal of) loan losses	1,550	535	(134)
Loss (gain) on investment securities and real estate held for sale, net	(339)	(188)	2,091
Loss on extinguishment of debt	—	—	2,194
Increase in accrued interest receivable	(5,320)	(8,256)	(4,216)
Increase (decrease) in income taxes payable	1,878	(1,887)	(6,307)
FHLB stock dividends	(178)	—	(387)
Decrease (increase) in other assets	2,541	(7,097)	1,898
Increase (decrease) in accrued expenses and other liabilities	2,490	(3,085)	7,134

Net cash provided by operating activities	142,806	131,953	143,248

CASH FLOWS FROM INVESTING ACTIVITIES
Loans and contracts originated
Single-family residential loans	(1,169,919)	(1,103,999)	(1,209,555)
Construction loans	(518,024)	(704,314)	(716,569)
Land loans	(486,092)	(458,538)	(358,863)
Multi-family loans	(98,453)	(135,496)	(151,839)
Commercial real estate loans	(16,266)
Other loans	(13,191)

	(2,301,945)	(2,402,347)	(2,436,826)

Savings account loans originated	(4,981)	(2,578)	(2,282)
Loan principal repayments	1,718,798	1,694,530	1,769,058
Increase (decrease) in undisbursed loans in process	(117,336)	37,305	84,162
Loans purchased	(6,247)	(399,766)	(331,456)
Repurchase agreements matured	—	—	200,000
FHLB stock redeemed	1,762	—	56,208
FHLB stock repurchased	—	—	(48,000)
Available-for-sale securities purchased	(328,101)	(573,386)	(747,178)
Principal payments and maturities of available-for-sale securities	252,417	189,940	424,476
Available-for-sale securities sold	44,041	—	127,544
Held-to-maturity securities purchased	—	—	(80,000)
Principal payments and maturities of held-to-maturity securities	46,781	27,766	24,207
Net cash paid for acquisition	(35,221)
Proceeds from sales of real estate held for sale	5,401	2,814	6,281
Premises and equipment purchased, net	(2,484)	(1,683)	(4,085)

Net cash used by investing activities	(727,115)	(1,427,405)	(957,891)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in customer accounts	305,554	280,221	421,147
Net increase in short term borrowings	105,000	115,000	52,806
Proceeds from long-term borrowings	490,210	700,000	700,000
Repayments of long-term borrowings	(228,204)	(330,000)	(170,000)
Proceeds from exercise of common stock options and related tax benefit	6,752	5,077	4,006
Dividends paid	(72,467)	(70,708)	(67,719)
Proceeds from Employee Stock Ownership Plan	1,617	1,821	1,526
Treasury stock purchased	(9,848)	—	—
Increase in advance payments by borrowers for taxes and insurance	1,351	1,972	2,307

Net cash provided by financing activities	599,965	703,383	944,073

Increase (decrease) in cash and cash equivalents	15,656	(592,069)	129,430
Cash and cash equivalents at beginning of year	45,722	637,791	508,361

Cash and cash equivalents at end of year	$61,378	$45,722	$637,791

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	15

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Year ended September 30,	2007	2006	2005
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Noncash investing activities
Real estate acquired through foreclosure	$5,951	$898	$1,839
Cash paid during the year for
Interest	355,688	272,195	191,398
Income taxes	70,942	78,784	81,553

The following summarizes the non-cash activities related to the acquisition

Fair value of assets and intangibles acquired, including goodwill	(576,750)
Fair value of liabilities assumed	480,033

Cash paid out for acquisition	(96,717)
Plus cash acquired	61,496

Net cash paid out for acquisition	(35,221)

16	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation. The consolidated financial statements include the accounts of Washington Federal, Inc. (Company or Washington Federal) and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.

Description of business. Washington Federal is a unitary thrift holding company. The Company’s principal operating subsidiary is Washington Federal Savings. The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate and commercial loans. The Company conducts its activities through a network of 135 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, New Mexico, and Texas.

On February 13, 2007, the Company acquired 100% of the outstanding shares of First Federal Banc of the Southwest, Inc. (“First Federal”). The merger agreement provided for the merger of First Federal with and into the Company, followed by the merger of First Federal Bank, a federal savings bank and wholly owned subsidiary of First Federal, into the Company’s wholly owned subsidiary, Washington Federal Savings. As a result of the acquisition, Washington Federal added 180 employees and 13 branches; 11 in New Mexico and 2 in El Paso, Texas. The acquisition was accounted for as a purchase transaction with the total cash consideration funded through internal sources. The all-cash purchase price was $96,717,000. The purchase price has been allocated to the underlying assets and liabilities based on estimated fair values at the date of acquisition. Results of operations are included from the date of acquisition. The Company acquired assets with an estimated fair value of $576,750,000 and assumed liabilities with an estimated fair value of $480,033,000. The acquisition produced goodwill of $47,923,000 and a core deposit intangible of $4,882,000.

The balance of the Company’s intangible assets was as follows:

	Goodwill	Core Deposit Intangible	Non-Compete Agreements	Total
	(In thousands)
Balance at September 30, 2005	$54,484	$2,440	$335	$57,259
Accumulated amortization	—	(885)	(115)	(1,000)

Balance at September 30, 2006	54,484	1,555	220	56,259
First Federal acquisition	47,923	4,882	—	52,805
Accumulated amortization	—	(1,704)	(115)	(1,819)

Balance at September 30, 2007	$102,407	$4,733	$105	$107,245

On July 2, 2007, the Company announced the signing of a definitive merger agreement to acquire First Mutual Bancshares, Inc. (“First Mutual”). First Mutual, headquartered in Bellevue, Washington, is the bank holding company of First Mutual Bank, a Washington-chartered savings bank. The merger agreement provides for the merger of First Mutual with and into the Company, followed by the merger of First Mutual Bank with and into Washington Federal Savings, in a stock and cash transaction valued at approximately $189.8 million. First Mutual has 12 branches in the greater Seattle / Bellevue area, had total assets of $1.02 billion, total deposits of $750.7 million and total stockholders’ equity of $75.3 million as of September 30, 2007. On October 11, 2007 First Mutual’s shareholders voted to approve the transaction. The transaction is expected to close in the first calendar quarter of 2008, pending the receipt of all requisite regulatory approvals.

The Company’s fiscal year end is September 30th. All references to 2007, 2006 and 2005 represent balances as of September 30, 2007, September 30, 2006 and September 30, 2005, or activity for the fiscal years then ended.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

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

Management evaluates debt and equity securities for other than temporary impairment on a quarterly basis based on the securities’ current credit quality, interest rates, term to maturity and management’s intent and ability to hold the securities until the net book value is recovered. Any other than temporary declines in fair value are recognized in the statements of operations.

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

Derivatives. The Company accepts a high level of interest rate risk as a result of its policy to originate fixed-rate single-family home loans that are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. On occasion the Company enters into forward contracts (derivative contract) to purchase mortgage-backed securities as part of its interest rate risk management program. The forward contracts allow the Company to hedge the risk of varying mortgage-backed securities spot prices in the future as the result of changes in interest rates. The purchase contracts are generally for periods of 30 to 90 days.

On the date the Company enters into a derivative contract, the derivative instrument is designated as a hedge of the variability in expected future cash flows associated with a probable future transaction. Under cash flow hedge accounting, if specific criteria are met, the effective portion of the derivative instrument is recognized as a component of stockholders’ equity through comprehensive income until the related forecasted transaction affects earnings, either through the recognition of interest income or through the sale of the security. To the extent that forward contracts to purchase securities are not designated as cash flow hedges or fail to meet hedging criteria, including purchasing the mortgage-backed securities within a specific time frame, the fair value of the contracts will be included in earnings. As of September 30, 2007 and 2006, the Company had outstanding forward purchase commitments of $100,000,000 and $0, respectively, with estimated fair values of $(250,000) and $0, respectively.

Intangible assets. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. The core deposit intangibles and non-compete agreement intangible are acquired assets that lack physical substance but can be distinguished from goodwill. Goodwill is evaluated for impairment on an annual basis. Other intangible assets are amortized over their estimated lives and are subject to impairment testing when events or circumstances change. If circumstances indicate that the carrying value of the assets may not be recoverable, an impairment charge could be recorded. No impairment of intangible assets has ever been identified. The Company amortizes the two core deposit intangibles on an accelerated basis over their estimated lives of three and seven years; the non-compete agreement intangible is amortized on a straight-line basis over its life of five years.

The table below presents the estimated intangible asset amortization expense for the next three years (after which time the assets will be fully amortized):

Year ended September 30,	Amortization expense
(In thousands)
2008	$2,221
2009	1,917
2010	702

Deferred fees and discounts on loans. Loan discounts and loan fees are deferred and recognized over the life of the loans using the effective interest method.

Accounting for stock-based compensation. In accordance with Statement of Financial Accounting Standards No. 123 (revised 2005), Share-Based Payment (SFAS 123R), the Company records an expense for the estimated fair value of equity awards over the vesting period. See Note L for additional information.

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

In the second quarter of 2005, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend. All share and per share amounts have been adjusted to reflect this stock dividend.

New accounting pronouncements. In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of the adoption of FIN 48, which will become effective October 1, 2007; however, it is not expected to have a material impact on the Company’s financial position or results of operations.

Business segments. As the Company manages its business and operations on a consolidated basis, management has determined that there is one reportable business segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE B	INVESTMENT SECURITIES

September 30,	2007
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$103,685	$—	$(4,641)	$99,044	6.97%
1 to 5 years	52,498	—	(3,268)	49,230	7.01%
5 to 10 years	6,000	—	(55)	5,945	5.59%
Over 10 years	74,168	3,974	(76)	78,066	9.86%
Mortgage-Backed Securities
Agency pass-through certificates	1,299,943	4,360	(20,900)	1,283,403	5.74%

	1,536,294	8,334	(28,940)	1,515,688	6.06%

Held-to-maturity securities
Tax-exempt municipal bonds due
5 to 10 years	1,792	102	—	1,894	9.06%
Over 10 years	6,315	437	—	6,752	8.36%
U.S. government and agency securities due Within 1 year
Mortgage-Backed Securities
Agency pass-through certificates	130,266	634	(4,422)	126,478	5.56%

	138,373	1,173	(4,422)	135,124	5.74%

	$1,674,667	$9,507	$(33,362)	$1,650,812	6.04%

September 30,	2006
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due Within 1 year	$85,291	$533	$(948)	$84,876	7.08%
1 to 5 years	2,562	—	(100)	2,462	6.26%
5 to 10 years	6,000	126	(22)	6,104	5.59%
Over 10 years	124,606	4,248	(667)	128,187	8.58%
Mortgage-Backed Securities
Agency pass-through certificates	1,242,026	5,466	(18,083)	1,229,409	5.71%

	1,460,485	10,373	(19,820)	1,451,038	6.04%

Held-to-maturity securities
Tax-exempt municipal bonds due
5 to 10 years	1,796	152	—	1,948	9.06%
Over 10 years	6,325	560	—	6,885	8.35%
U.S. government and agency securities due Within 1 year	26,900	—	(103)	26,797	2.95%
Mortgage-Backed Securities
Agency pass-through certificates	149,907	754	(4,380)	146,281	5.58%

	184,928	1,466	(4,483)	181,911	5.33%

	$1,645,413	$11,839	$(24,303)	$1,632,949	5.96%

$44,041,000 of available-for-sale securities were sold in 2007, resulting in a gain of $11,000. The were no available for sale securities sold in 2006. $127.5 million in available-for-sale investment securities were sold in 2005, resulting in a net loss of $3,534,000. This net loss for 2005 consisted of $1,793,000 in realized gains and $5,327,000 in realized losses, including a $4.1 million other than temporary impairment on GSE preferred stock.

Substantially all mortgage-backed securities have contractual due dates that exceed 10 years.

The following table shows the unrealized gross losses and fair value of securities at September 30, 2007, by length of time that individual securities in each category have been in a continuous loss position. The Company had $823,243,000 in fair value of securities in a continuous loss position for 12 or more months at September 30, 2007, which consisted of mortgage-backed securities, bonds and GSE preferred stock. Management believes that the declines in fair value of these investments were due to changes in market interest rates and a temporary lack of liquidity in the mortgage market, not in estimated cash flows. No other than temporary impairment was recorded in 2007.

As of September 30,	2007
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value

	(In thousands)
U.S. agency securities	$(3,327)	$91,573	$(4,703)	$108,967	$(8,030)	$200,540
Agency pass-through certificates	(1,378)	232,962	(23,954)	714,276	(25,332)	947,238

	$(4,705)	$324,535	$(28,657)	$823,243	$(33,362)	$1,147,778

NOTE C	LOANS RECEIVABLE

September 30,	2007	2006
	(In thousands)
Conventional real estate
Single-family residential	$6,091,261	$5,416,501
Construction—speculative	707,503	716,828
Custom construction	328,929	373,534
Land—acquisition & development	755,577	517,969
Consumer—lot loans	159,001	148,842
Multi-family	558,846	527,719
Commercial	135,910	—

	8,737,027	7,701,393

Less
Allowance for probable losses	28,520	24,993
Loans in process	480,812	556,595
Deferred net loan origination fees	39,417	41,362

	548,749	622,950

	$8,188,278	$7,078,443

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company originates fixed and adjustable interest rate loans, which at September 30, 2007 consisted of the following:

Fixed-Rate		Adjustable-Rate
Term to Maturity	Book Value	Term to Rate Adjustment	Book Value
	(In thousands)		(In thousands)
Within 1 year	$83,718	Less than 1 year	$1,535,099
1 to 3 years	116,779	1 to 3 years	187,866
3 to 5 years	86,425	3 to 5 years	92,309
5 to 10 years	280,928	5 to 10 years	23,409
10 to 20 years	644,550	10 to 20 years	67,644
Over 20 years	5,618,062	Over 20 years	238

	$6,830,462		$1,906,565

At September 30, 2007 and 2006, approximately $71,302,000 and $48,293,000 of fixed-rate loan origination commitments were outstanding, respectively. Loans serviced for others at September 30, 2007 and 2006 were approximately $18,388,000 and $11,124,000, respectively.

Permanent single-family residential loans receivable included adjustable-rate loans of $118,601,000 and $98,388,000 at September 30, 2007 and 2006, respectively. These loans have interest rate adjustment limitations and are generally indexed to the 1-year Treasury Bill rate or the Fannie Mae 30 year/30 day commit rate published each Wednesday in the Wall Street Journal.

Loans by geographic concentration were as follows:

Gross loans by geographic concentration were as follows:

September 30, 2007	Single- family residential	Multi- family	Land - acquisition & development	Consumer - lot loans	Custom construction	Construction - speculative	Commercial	Total
	(In thousands)
Washington	$2,237,862	$114,970	$386,626	$68,464	$156,964	$300,171	$—	$3,265,057
Oregon	997,473	261,191	59,356	37,595	67,867	127,189	—	1,550,671
Other	842,307	13,323	—	—	—	—	—	855,630
Idaho	584,392	28,911	74,509	20,244	33,061	82,781	—	823,898
Arizona	546,614	76,014	75,281	16,382	25,635	57,162	—	797,088
Utah	538,527	41,521	43,638	13,686	42,238	71,055	—	750,665
New Mexico	202,898	8,805	75,581	65	—	34,962	135,910	458,221
Texas	60,385	5,305	28,304	502	937	24,047	—	119,480
Nevada	80,803	8,806	12,282	2,063	2,227	10,136	—	116,317

	$6,091,261	$558,846	$755,577	$159,001	$328,929	$707,503	$135,910	$8,737,027

Percentage of gross loans by geographic concentration as a % of total were as follows:

September 30, 2007	Single- family residential	Multi- family	Land - acquisition & development	Consumer - lot loans	Custom construction	Construction - speculative	Commercial	Total
(As a % of total gross loans)
Washington	25.4%	1.3%	4.4%	0.8%	1.8%	3.4%	0.0%	37.1%
Oregon	11.4%	3.0%	0.7%	0.4%	0.8%	1.5%	0.0%	17.8%
Other	9.6%	0.2%	0.0%	0.0%	0.0%	0.0%	0.0%	9.8%
Idaho	6.7%	0.3%	0.9%	0.2%	0.4%	0.9%	0.0%	9.4%
Arizona	6.3%	0.9%	0.9%	0.2%	0.3%	0.7%	0.0%	9.3%
Utah	6.2%	0.5%	0.5%	0.2%	0.5%	0.8%	0.0%	8.7%
New Mexico	2.3%	0.1%	0.9%	0.0%	0.0%	0.4%	1.6%	5.3%
Texas	0.7%	0.1%	0.3%	0.0%	0.0%	0.3%	0.0%	1.4%
Nevada	0.9%	0.1%	0.1%	0.0%	0.0%	0.1%	0.0%	1.2%

	69.50%	6.50%	8.70%	1.80%	3.80%	8.10%	1.60%	100.00%

Percentage of gross loans by type and geographic concentration as % of each type were as follows:

September 30, 2007	Single- family residential	Multi- family	Land - acquisition & development	Consumer - lot loans	Custom construction	Construction - speculative	Commercial
(As a % of gross loans by type)
Washington	36.8%	20.6%	51.1%	43.2%	47.7%	42.5%	0.0%
Oregon	16.4%	46.7%	7.9%	23.6%	20.6%	18.0%	0.0%
Other	13.8%	2.4%	0.0%	0.0%	0.0%	0.0%	0.0%
Idaho	9.6%	5.2%	9.9%	12.7%	10.1%	11.7%	0.0%
Arizona	9.0%	13.6%	10.0%	10.3%	7.8%	8.1%	0.0%
Utah	8.8%	7.4%	5.8%	8.6%	12.8%	10.0%	0.0%
New Mexico	3.3%	1.6%	10.0%	0.0%	0.0%	4.9%	100.0%
Texas	1.0%	0.9%	3.7%	0.3%	0.3%	3.4%	0.0%
Nevada	1.3%	1.6%	1.6%	1.3%	0.7%	1.4%	0.0%

	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

At September 30, 2007, the Company’s recorded investment in impaired loans was $18,903,000, of which $1,831,000 have allocated reserves of $593,000. At September 30, 2006, the Company’s recorded investment in impaired loans was $94,000 with allocated reserves of $94,000. The average balance of impaired loans during 2007, 2006 and 2005 was $7,773,000, $422,000 and $1,125,000, and interest income from impaired loans was $522,000, $28,000 and $71,000, respectively.

NOTE D	ALLOWANCE FOR LOSSES ON LOANS

Year ended September 30,	2007	2006	2005
	(In thousands)
Balance at beginning of year	$24,993	$24,756	$25,140
Provision for (reversal of) loan losses	1,550	535	(134)
Charge-offs	(1,156)	(298)	(258)
Recoveries	3	—	8
Acquired reserves	3,130	—	—

Balance at end of year	$28,520	$24,993	$24,756

NOTE E	INTEREST RECEIVABLE

September 30,	2007	2006
	(In thousands)
Loans receivable	$40,022	$33,208
Allowance for uncollected interest on loans receivable	(312)	(169)
Mortgage-backed securities	6,802	6,585
Investment securities	3,099	2,680

	$49,611	$42,304

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE F	PREMISES AND EQUIPMENT

September 30,		2007	2006
		(In thousands)
	Estimated Useful Life
Land	—	$24,764	$22,407
Buildings	25 - 40	66,662	56,408
Leasehold improvements	7 - 15	3,962	3,981
Furniture, fixtures and equipment	2 - 10	15,080	13,694

		110,468	96,490
Less accumulated depreciation and amortization		(35,661)	(34,331)

		$74,807	$62,159

The Company has non-cancelable operating leases for branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, totaled $8,993,000 . Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $2,487,000, $2,219,000 and $2,033,000 in 2007, 2006 and 2005, respectively.

NOTE G	CUSTOMER ACCOUNTS

September 30,	2007	2006
	(In thousands)
Checking accounts, 4.50% and under	$409,098	$235,714
Passbook and statement accounts, 1.25%	198,876	161,098
Insured money market accounts, .50% to 3.30%	739,554	743,317
Certificate accounts
Less than 3.00%	4,228	37,188
3.00% to 3.99%	150,926	833,968
4.00% to 4.99%	1,283,837	2,132,966
5.00% to 5.99%	3,190,141	1,140,957
6.00% to 6.99%	2,389	500

Total certificates	4,631,521	4,145,579

Repurchase agreements with customers, 1.00% to 4.15%	17,736	26,018

	$5,996,785	$5,311,726

Certificate maturities are as follows:

September 30,	2007	2006
	(In thousands)
Within 1 year	$4,174,634	$3,567,428
1 to 2 years	208,701	373,470
3 to 4 years	109,341	97,925
Over 4 years	138,845	106,756

	$4,631,521	$4,145,579

Customer accounts over $100,000 totaled $1,579,000,000 as of September 30, 2007 and $1,449,000,000 as of September 30, 2006.

Interest expense on customer accounts consisted of the following:

Year ended September 30,	2007	2006	2005
	(in thousands)
Checking accounts	$5,572	$2,498	$1,342
Passbook and statement accounts	2,902	2,187	1,985
Insured money market accounts	22,309	21,789	15,154
Certificate accounts	213,242	153,266	97,247

	244,025	179,740	115,728
Repurchase agreements with customers	817	856	668

	244,842	180,596	116,396
Less early withdrawal penalties	(1,005)	(991)	(570)

	$243,837	$179,605	$115,826

Weighted average interest rate at end of year	4.36%	4.08%	2.99%
Weighted daily average interest rate during the year	4.26%	3.49%	2.47%

NOTE H	FHLB ADVANCES

Maturity dates of FHLB advances were as follows:

September 30,	2007	2006
	(In thousands)
FHLB advances
Within 1 year	$200,000	$—
1 to 3 years	—	200,000
4 to 5 years	460,979	400,000
More than 5 years	1,100,000	900,000

	$1,760,979	$1,500,000

$1,500,000,000 of the 2007 advances and $1,100,000 of the 2006 advances included in the above table are callable by the FHLB. If these callable advances were to be called at the earliest call dates, the maturities of all FHLB advances would be as follows:

September 30,	2007	2006
	(In thousands)
FHLB advances
Within 1 year	$400,000	$500,000
1 to 3 years	200,000	—
4 to 5 years	1,060,979	800,000
More than 5 years	100,000	200,000

	$1,760,979	$1,500,000

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows:

September 30,	2007	2006	2005
	(In thousands)

Weighted average interest rate at end of year	4.79%	4.74%	4.88%
Weighted daily average interest rate during the year	4.81%	4.83%	5.18%
Daily average of FHLB advances	$1,623,864	$1,410,169	$1,206,267
Maximum amount of FHLB advances at any month end	1,800,000	1,500,000	1,230,000
Interest expense during the year	78,033	68,119	62,049

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

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

NOTE I	OTHER BORROWINGS

Maturity dates of securities sold under agreements to repurchase (reverse repurchase agreements) and other borrowings were as follows:

September 30,	2007	2006
	(In thousands)
Reverse repurchase agreements and other borrowings:
Within 1 year	$275,000	$170,000
1 to 3 years	300,000	—
4 to 5 years	—	300,000
More than 5 years	500,000	400,000

	$1,075,000	$870,000

$500,000,000 of the 2007 reverse repurchase agreements and other borrowings and $500,000,000 of the 2006 balance included in the above table are callable by the counterparty. If these were to be called at the earliest call dates, the maturities of the reverse repurchase agreements and other borrowings would be as follows:

September 30,	2007	2006
	(In thousands)
Reverse repurchase agreements and other borrowings:
Within 1 year	$275,000	$270,000
1 to 3 years	600,000	—
4 to 5 years	200,000	600,000
More than 5 years	—	—

	$1,075,000	$870,000

Other borrowings on the Consolidated Statements of Financial Condition at September 30, 2007 and 2006 included the $800,000,000 and $700,000,000 of reverse repurchase agreements presented in the table above as well as $275,000,000 and $170,000,000 of short-term Fed funds borrowings due October 1, 2007 and October 2, 2006, bearing weighted average interest rates of 5.14% and 5.39%, respectively.

The Company enters into sales of reverse repurchase agreements. Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the three years ended September 30, 2007, all of the Company’s transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company’s name, and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements, the identical securities pledged as collateral will be returned to the Company.

Financial data pertaining to the weighted-average cost and the amount of securities sold under agreements to repurchase and other borrows were as follows:

September 30,	2007	2006	2005
	(In thousands)
Reverse repurchase agreements
Weighted average interest rate at end of year	4.19%	3.93%	3.80%
Weighted daily average interest rate during the year	4.07%	3.89%	3.79%
Daily average of securities sold under agreements to repurchase	$785,753	$630,411	$458,082
Maximum securities sold under agreements to repurchase at any month end	900,000	700,000	600,000
Interest expense during the year	31,962	25,637	17,384

Other borrowings
Weighted average interest rate at end of year	5.14%	5.38%	0.00%
Weighted daily average interest rate during the year	5.31%	5.37%	0.00%
Daily average of securities sold under agreements to repurchase	$87,939	$20,863	$—
Maximum other borrowings at any month end	275,000	170,000	—
Interest expense during the year	4,669	1,121	—

NOTE J	INCOME TAXES

The Consolidated Statements of Financial Condition at September 30, 2007 and 2006 include net deferred tax liabilities of $37,375,000, and $41,676,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities. The major sources of these temporary differences and their deferred tax effects were as follows:

September 30,	2007	2006
	(In thousands)
Deferred tax assets
Valuation adjustment on available-for-sale securities	$7,604	$3,472
Loan loss reserves	10,642	9,264
Other, net		4

Total deferred tax assets	18,246	12,740

Deferred tax liabilities
Federal Home Loan Bank stock dividends	31,752	31,228
Core deposit intangible	1,739	562
Deferred gain on forward commitments	2,416	2,812
Depreciation	6,609	7,565
Loan origination costs	13,076	12,249
Other, net	29

Total deferred tax liabilities	55,621	54,416

Net deferred tax liability	$37,375	$41,676

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,	2007	2006	2005
Statutory income tax rate	35%	35%	35%
Dividend received deduction	-1	-1	-2
Other timing differences	0	-1	-1
State income tax	2	2	2

Effective income tax rate	36%	35%	34%

The Company has been examined by the Internal Revenue Service through the year ended September 30, 1990. There were no material changes made to the Company’s originally reported taxable income as a result of this examination.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE K	PROFIT SHARING RETIREMENT PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains a Profit Sharing Retirement Plan and Employee Stock Ownership Plan (Plan) for the benefit of its employees. Company contributions are made semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act of 1974.

Plan participants may make voluntary after-tax contributions of their considered earnings as defined by the Plan. In addition, participants may make pre-tax contributions up to the statutory limits through the 401(k) provisions of the Plan. The annual addition from contributions to an individual participant’s account in this Plan cannot exceed the lesser of 100% of base salary or $45,000. Under provisions of the Plan, employees are eligible to participate on the date of hire and become fully vested in the Company’s contributions following seven years of service. In August 1995 the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows employees to direct a portion of their vested account balance toward the purchase of Company stock. Company contributions to the Plan amounted to $2,631,000, $2,335,000 and $2,306,000 for the years ended September 30, 2007, 2006 and 2005, respectively.

NOTE L	STOCK OPTION PLANS

Prior to October 1, 2006, employee compensation expense under stock option plans was reported only if options were granted below market price at grant date in accordance with the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Because the exercise price of the Company’s employee stock options always equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized on options granted. As stated in Note A, the Company adopted the provisions of SFAS 123R on October 1, 2006. SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of APB Opinion No. 25 to stock compensation awards issued to employees. SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the estimated fair value of the award on the measurement date, which, for the Company, is the date of the grant. That estimated cost is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company adopted SFAS 123R using the modified prospective application method. Under this method SFAS 123R is applied to new awards and to awards modified, repurchased or cancelled after October 1, 2006. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered (such as unvested options) that were outstanding as of October 1, 2006 is being recognized as the remaining requisite services are rendered. The compensation cost relating to unvested awards at October 1, 2006 was based on the grant-date estimated fair value of those awards as calculated under the pro forma disclosure provisions of SFAS 123.

The Company has three equity-based compensation plans (Plans) which provide for a combination of stock options and stock grants. Option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on 7 years of continuous service and have 10-year contractual terms. Beginning with options awarded in 2007, the vesting period was reduced to 5 years of continuous service. The Company’s policy is to issue new shares upon option exercises. Stockholders authorized 2,718,660 shares, 4,480,101 shares and 4,099,480 shares of common stock, as adjusted for stock splits and stock dividends, to be reserved pursuant to the 1987 Stock Option and Stock Appreciation Rights Plan (the 1987 Plan), the 1994 Stock Option and Stock Appreciation Rights Plan (the 1994 Plan) and the 2001 Long-Term Incentive Plan (the 2001 Plan), respectively. The three Plans are substantially similar. Of the 11,298,241 total shares authorized by stockholders under the three Plans, 3,430,780 shares remain available for issuance. Each of the Plans has been approved by the Company’s stockholders.

The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model. This model requires input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors that would otherwise have a significant effect on the value of employee stock options granted but are not considered by the model. Expected volatility is based on the historical volatility of the Company’s stock. The risk-free interest rate is based on the U.S. Treasury yield curve that is in effect at the time of grant with a remaining term equal to the options’ expected life. The expected term represents the period of time that options granted are expected to be outstanding. The following weighted-average assumptions were used to estimate the fair value of options granted during the periods indicated:

Year ended September 30,	2007	2006
Annual dividend yield	3.62%	4.02%
Expected volatility	12%	23%
Risk-free interest rate	4.45%	4.62%
Expected life	4.5 years	5 years

No options were granted in 2005; as a result no assumptions for 2005 are presented in the preceding table.

During 2007 and 2006, the Company recognized $1,095,000 and 1,119,000 of compensation cost for stock options, net of forfeitures.

A summary of option activity under the Plans as of September 30, 2007, and changes during the year then ended is as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2006	2,387,377	$18.14
Granted	406,700	23.75
Exercised	-393,213	14.58
Forfeited	-182,277	20.03

Outstanding at September 30, 2007	2,218,587	$19.65	6.0 years	$11,451

Exercisable at September 30, 2007	663,035	$15.97	1.0 year	$6,826

The weighted average grant date fair value of options granted during the years 2007 and 2006 was $2.38 and $4.27, respectively. Note that no options were granted in 2005; as a result there was no related grant date fair value. The total intrinsic value of options exercised during the years ended September 30, 2007, 2006 and 2005 was $3,928,000, $3,276,000 and $3,178,000, respectively. Likewise, the total grant date fair value of options exercised during the years ended September 30, 2007, 2006 and 2005 was $1,040,000, $775,000 and $711,000, respectively.

A summary of the status of the Company’s nonvested options as of September 30, 2007, and changes during the year then ended is as follows:

Nonvested Options	Shares	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2006	1,742,473	$3.83
Granted	406,700	2.38
Vested	-413,186	3.60
Forfeited	-180,435	3.54

Outstanding at September 30, 2007	1,555,552	$3.55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of September 30, 2007, unrecognized compensation cost for stock options, net of forfeitures, totaled $3,579,000, which is expected to be recognized over a weighted average remaining period of 2.41 years.

Cash received from option exercises for the years ended September 30, 2007, 2006 and 2005 was $5,563,000, $4,141,000 and $4,006,000, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $1,132,000, $891,000 and $908,000, respectively, for the years ended September 30, 2007, 2006 and 2005.

The Company also grants shares of restricted stock pursuant to its plans. These shares of restricted stock vest over a period of five to seven years. The Company has issued a total of 157,000 shares of restricted stock, with a fair market value at the date of grant of $3.8 million. As of September 30, 2007, 104,657 shares remained restricted. The Company accounts for restricted stock grants by recording the fair value of the grant to compensation expense over the vesting period. Compensation expense related to restricted stock was $298,000, $273,000 and $277,000 for the years ended September 30, 2007, 2006 and 2005, respectively.

NOTE M	STOCKHOLDERS’ EQUITY

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

As of September 30, 2007 and 2006, the OTS categorized Washington Federal Savings as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Washington Federal Savings must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that Management believes have changed Washington Federal Savings’ categorization.

In the second quarter of fiscal 2005, the Company declared an eleven-for-ten stock split in the form of a 10% stock dividend in addition to the regular quarterly cash dividends on its shares of common stock.

	Actual		Capital Adequacy Guidelines		Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Capital	Ratio	Capital	Ratio
September 30, 2007	(In thousands)
Total capital to risk-weighted assets	$1,250,360	21.81%	$458,626	8.00%	$573,283	10.00%
Tier I capital to risk-weighted assets	1,229,006	21.44%	NA	NA	343,970	6.00%
Core capital to adjusted tangible assets	1,229,006	12.06%	NA	NA	509,733	5.00%
Core capital to total assets	1,229,006	12.06%	305,840	3.00%	NA	NA
Tangible capital to tangible assets	1,229,006	12.06%	152,920	1.50%	NA	NA
September 30, 2006
Total capital to risk-weighted assets	$1,229,055	24.81%	$396,283	8.00%	$495,354	10.00%
Tier I capital to risk-weighted assets	1,208,363	24.39%	NA	NA	297,212	6.00%
Core capital to adjusted tangible assets	1,208,363	13.40%	NA	NA	450,946	5.00%
Core capital to total assets	1,208,363	13.40%	270,568	3.00%	NA	NA
Tangible capital to tangible assets	1,208,363	13.40%	135,284	1.50%	NA	NA

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

The Company has an ongoing stock repurchase program. The Company repurchased 421,700 shares at a weighted average price of $23.35 during 2007. No shares were repurchased during 2006. As of September 30, 2007, Management had authorization from the Board of Directors to repurchase up to 2.9 million additional shares. Information used to calculate earnings per share follows:

September 30,	2007	2006	2005
	(In thousands, except per share data)
Net income	$135,017	$143,102	$145,889
Weighted average shares
Basic weighted average number of common shares outstanding	87,357,444	87,149,033	86,711,608
Dilutive effect of outstanding common stock equivalents	338,781	322,441	767,100

Diluted weighted average number of common shares outstanding	87,696,225	87,471,474	87,478,708

Net income per share
Basic	$1.55	$1.64	$1.68
Diluted	1.54	1.64	1.67

NOTE N	FAIR VALUES OF FINANCIAL INSTRUMENTS

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

September 30,	2007		2006
	(In thousands)
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$61,378	$61,378	$45,722	$45,722
Available-for-sale securities	1,515,688	1,515,688	1,451,038	1,451,038
Held-to-maturity securities	138,373	135,124	184,928	181,911
Loans receivable	8,188,278	8,222,993	7,078,443	7,109,010
FHLB stock	132,397	132,397	129,453	129,453

Financial liabilities
Customer accounts	5,996,785	5,988,264	5,311,726	5,325,877
FHLB advances and other borrowings	2,835,979	2,796,122	2,370,000	2,331,644

The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash and cash equivalents – The carrying amount of these items is a reasonable estimate of their fair value.

Investment securities – The fair value is based on quoted market prices or dealer estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

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

Statements of Financial Condition

September 30,	2007	2006
	(In thousands)
Assets
Cash	$6,518	$2,410
Investment in subsidiary	1,326,936	1,262,210
Dividend receivable	13,310	16,000

Total assets	$1,346,764	$1,280,620

Liabilities
Borrowed money	$10,310	$—
Dividend payable and other liabilities	18,327	17,900

Total liabilities	28,637	17,900

Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized, 104,921,450 and 104,467,245 shares issued; 87,441,750 and 87,338,824 shares outstanding	$104,921	104,467
Paid-in capital	1,254,490	1,246,025
Accumulated other comprehensive loss, net of tax	(13,033)	(5,975)
Treasury stock, at cost; 17,479,700 and 17,128,421 shares	(213,934)	(204,930)
Retained earnings	185,683	123,133

Total stockholders’ equity	1,318,127	1,262,720

Total liabilities and stockholders’ equity	$1,346,764	$1,280,620

Statements of Operations

Year ended September 30,	2007	2006	2005
	(In thousands)
Income
Dividends from subsidiary	$66,000	$63,000	$64,000
Other	14	—	—

Total Income	66,014	63,000	64,000

Expense
Miscellaneous	765	348	426

Total expense	765	348	426

Net income before equity in undistributed net income of subsidiary	65,249	62,652	63,574
Equity in undistributed net income of subsidiary	69,500	80,327	82,164

Income before income taxes	134,749	142,979	145,738
Income tax benefit	268	123	151

Net income	$135,017	$143,102	$145,889

Statements of Cash Flows

Year ended September 30,	2007	2006	2005
	(In thousands)
Cash Flows From Operating Activities
Net income	$135,017	$143,102	$145,889
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(69,500)	(80,327)	(82,164)
Decrease (increase) in dividend receivable	2,690	(1,000)	(3,000)
Increase (decrease) in other liabilities	(463)	(64)	1,076

Net cash provided by operating activities	67,744	61,711	61,801

Cash Flows From Financing Activities
Proceeds from exercise of common stock options and related tax benefit	6,752	5,077	4,006
Proceeds from Employee Stock Ownership Plan	1,617	1,821	1,526
Increase in borrowings	10,310	—	—
Treasury stock purchased	(9,848)	—	—
Dividends	(72,467)	(70,708)	(67,719)

Net cash used by financing activities	(63,636)	(63,810)	(62,187)
Increase (decrease) in cash	4,108	(2,099)	(386)
Cash at beginning of year	2,410	4,509	4,895

Cash at end of year	$6,518	$2,410	$4,509

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE P	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter:

Year ended September 30, 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$145,476	$152,002	$158,620	$162,584
Interest expense	83,086	86,809	92,201	96,405

Net interest income	62,390	65,193	66,419	66,179
Provision for loan losses	50	150	1,000	350
Other operating income	3,134	3,291	5,230	3,586
Other operating expense	13,716	16,136	17,234	17,474

Income before income taxes	51,758	52,198	53,415	51,941
Income taxes	18,374	18,715	19,150	18,056

Net income	$33,384	$33,483	$34,265	$33,885

Basic earnings per share	$.39	$.38	$.39	$.39
Diluted earnings per share	.38	.38	.39	.39
Cash dividends per share	0.205	0.205	0.210	0.210
Return of average assets	1.47%	1.41%	1.38%	1.34%

Year ended September 30, 2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$124,562	$128,659	$134,882	$141,780
Interest expense	60,500	63,183	71,276	78,402

Net interest income	64,062	65,476	63,606	63,378
Provision for (reversal of) loan losses	—	85	100	350
Other operating income	3,530	3,409	4,041	5,272
Other operating expense	12,669	13,515	13,796	13,599

Income before income taxes	54,923	55,285	53,751	54,701
Income taxes	18,777	18,945	18,414	19,422

Net income	$36,146	$36,340	$35,337	$35,279

Basic earnings per share	$0.42	$0.42	$0.41	$0.40
Diluted earnings per share	0.42	0.42	0.40	0.40
Cash dividends per share	0.200	0.200	0.205	0.205
Return on average assets	1.75%	1.73%	1.63%	1.58%

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

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of September 30, 2007. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Company’s management believes that as of September 30, 2007, the Company’s internal control over financial reporting was effective based on those criteria.

The Company’s independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on the Company’s internal control over financial reporting and their report follows.

November 16, 2007

Roy M. Whitehead

Chairman, President and

Chief Executive Officer

Brent J. Beardall

Executive Vice President and

Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Washington Federal, Inc.

Seattle, Washington

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of September 30, 2007, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 16, 2007, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Seattle, Washington

November 16, 2007

To the Board of Directors and Stockholders of

Washington Federal, Inc.

Seattle, Washington

We have audited the internal control over financial reporting of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2007, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2007 of the Company and our report dated November 16, 2007, expressed an unqualified opinion on those financial statements.

Seattle, Washington

November 16, 2007

PERFORMANCE GRAPHS

The following graphs compare the cumulative total return to Washington Federal stockholders (stock price appreciation plus reinvested dividends) to the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended September 30, 2007 and since Washington Federal first became a publicly traded company on November 9, 1982, respectively. The graphs assume that $100 was invested on September 30, 2002 and November 9, 1982, respectively, in Washington Federal Common Stock, the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index, and that all dividends were reinvested. Management of Washington Federal cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

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

American Stock Transfer & Trust Company

59 Maiden Lane

Plaza Level

New York, NY 10038

Telephone: 1-888-888-0315

www.amstock.com

Annual Meeting	The annual meeting of stockholders will be held on January 22, 2008, at 2 p.m., Pacific Time at Benaroya Hall, 200 University Street, Seattle, Washington

Form 10-K	This report and all SEC filings of Washington Federal are available through the Company’s web site: www.washingtonfederal.com

Stock Information	Washington Federal, Inc. is traded on the NASDAQ Stock Market. The common stock symbol is WFSL. At September 30, 2007, there were approximately 2,220 stockholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2005	$24.72	$21.31	$0.200
March 31, 2006	24.88	23.10	0.200
June 30, 2006	24.41	22.39	0.205
September 30, 2006	23.29	21.73	0.205
December 31, 2006	24.12	22.23	0.205
March 31, 2007	23.99	22.47	0.205
June 30, 2007	25.39	22.70	0.210
September 30, 2007	27.06	21.63	0.210

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

Former Chief Financial Officer,

Milliman USA, Inc.

H. DENNIS HALVORSON

Former Chief Executive Officer, United Bank

ANNA C. JOHNSON

Senior Partner

Scan East West Travel

THOMAS J. KELLEY

Faculty member, Albers

School of Business, Seattle

University and retired

partner, Arthur Andersen LLP

THOMAS F. KENNEY

Vice President Finance

Haggen, Inc.

CHARLES R. RICHMOND

Former Executive

Vice President

BARBARA L. SMITH, PhD.

Owner, B. Smith Consulting

Group

DIRECTORS EMERITI

W. ALDEN HARRIS

RICHARD C. REED

KERMIT O. HANSON

EXECUTIVE MANAGEMENT COMMITTEE

BRENT J. BEARDALL

Executive Vice President

and Chief Financial Officer

LINDA S. BROWER

Executive Vice President

EDWIN C. HEDLUND

Executive Vice President and Secretary

JACK B. JACOBSON

Executive Vice President

ROY M. WHITEHEAD

Chairman, President and

Chief Executive Officer

DEPARTMENT MANAGERS

Accounting

CHAD J. LEONARD

Controller

ROBERT C. ZIRK

Internal Controls and Taxes

Vice President

Consumer Underwriting

MICHAEL R. BUSH

Senior Vice President

Credit Administration

MARK A. SCHOONOVER

Senior Vice President &

Chief Credit Officer

JAMES E. CADY

Senior Vice President

DAVID J. DANIEL

Vice President

DALE R. SULLIVAN

Senior Vice President

Corporate Real Estate

KEITH D. TAYLOR

Senior Vice President

and Treasurer

Data Processing

TERRY O. PERMENTER

Senior Vice President

Deposit Operations

BEN A. WHITMARSH

Senior Vice President

Internal Audit

BARBARA A. MURPHY

Senior Vice President

Compliance

PAUL I. TYLER

Senior Vice President and General Counsel

Mortgage Loan Operations

LEANN H. BURKE

Vice President

Mortgage Loan Servicing

VIVIAN L. YORITA

Vice President

Marketing and Investor Relations

CATHY E. COOPER

Vice President

Wholesale Loan Production

PATRICK J. CARSON

Vice President

Wholesale Underwriting

COLLEEN E. WELLS

Vice President

SUBSIDIARIES First Insurance Agency, Inc. 1501 Riverside Drive Mount Vernon, WA 98273 1-800-562-2555 DUANE E. HENSON

DIVISIONS

SOUTH SOUND WASHINGTON

17 Office Locations

Division Manager

GREGORY J. TOSO

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

MARLISE G. FISHER

Senior Vice President

505 East 200 South

Salt Lake City, UT 84102

NEW MEXICO

13 Office Locations

Division Manager

KIM C. HAKES

Senior Vice President

4301 The 25 Way NE

Albuquerque, NM 87109

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

Division Manager

RONDA F. TOMLINSON

Senior Vice President

3 Office Locations

5900 Chapel Hill Blvd.

Plano, TX 75093

A complete listing of our branch locations can be found at www.washingtonfederal.com