Form 10-K, Exhibit 13
period 2008-09-30
WASHINGTON FEDERAL INC
filed 2008-11-28
CIK 936528

Exhibit 13

WASHINGTON FEDERAL, INC.

ANNUAL REPORT 2008

425 Pike Street, Seattle, WA 98101

A SHORT HISTORY

Washington Federal, Inc. (Company or Washington Federal) is a unitary thrift holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal Savings, which operates 148 offices in eight western states.

The Company had its origin on April 24, 1917, as Ballard Savings and Loan Association. In 1935, the state-chartered Company converted to a federal charter, became a member of the Federal Home Loan Bank (FHLB) system and obtained federal deposit insurance. In 1958, Ballard Federal Savings and Loan Association merged with Washington Federal Savings and Loan Association of Bothell, and the latter name was retained for wider geographical acceptance. In 1971, Seattle Federal Savings and Loan Association, with three offices, merged into the Company, and at the end of 1978, was joined by the 10 offices of First Federal Savings and Loan Association of Mount Vernon.

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

In 2000, the Company expanded into Las Vegas, opening its first branch in Nevada along with two branches in Arizona. In 2001, the Company opened two additional branches in Arizona and its first branch in Texas with an office in the Park Cities area of Dallas. In 2002, Washington Federal Savings opened five full-service branches in existing markets. In 2003, the Company purchased United Savings and Loan Bank with its four branches in the Seattle metropolitan area, added one new branch in Puyallup, Washington, and consolidated one branch in Nampa, Idaho. In 2005, the Company consolidated two branches in Mount Vernon, Washington, into one and opened branches in Plano, Texas, and West Bend, Oregon. In 2006, the Company opened locations in Klamath Falls, Oregon, Richardson, Texas and another in Las Vegas, Nevada. During 2006, a branch in Medford, Oregon, was opened.

The Company acquired First Federal Banc of the Southwest, Inc., the holding company for First Federal Bank located in Roswell, New Mexico, on February 13, 2007. First Federal Bank had 13 branch locations, 11 in New Mexico and two in El Paso, Texas.

The Company acquired First Mutual Bancshares, Inc. (“First Mutual”), the holding company for First Mutual Bank, on February 1, 2008. First Mutual had 12 branches primarily located in the eastside of Seattle.

The Company obtains its funds primarily through deposits from the general public, from repayments of loans, borrowings and retained earnings. These funds are used largely to make loans to individuals and business for the purchase of new and existing homes, construction and land loans, commercial real estate, commercial and industrial loans, and for investments.

FINANCIAL HIGHLIGHTS

September 30,	2008	2007	% Change
	(In thousands, except per share data)
Assets	$11,796,425	$10,285,417	15%
Cash and cash equivalents	82,600	61,378	35
Investment securities	49,001	240,392	-80
Loans receivable, net	9,501,620	8,188,278	16
Mortgage-backed securities	1,551,603	1,413,669	10
Customer accounts	7,169,539	5,996,785	20
FHLB advances and other borrowings	3,175,908	2,835,979	12
Stockholders’ equity	1,332,674	1,318,127	1
Net income	62,332	135,017	-54
Diluted earnings per share	0.71	1.54	-54
Dividends per share	0.84	0.83	1
Stockholders’ equity per share	15.16	15.07	1
Shares outstanding	87,916	87,442	—
Return on average stockholders’ equity	4.59%	10.46%	—
Return on average assets	0.55	1.40	—
Efficiency ratio	27.23	23.56	—

1

TO OUR STOCKHOLDERS

Dear Stockholder,

At the beginning of the just-completed fiscal year, I wrote to you and shared management’s belief that two significant trends would emerge in 2008. We forecasted an improvement in the spread between our yield on earning assets and our cost of funding, and we advised that the year would bring higher loan-related expenses. We suggested that it would be the interplay between those two factors that would determine whether or not earnings would increase in fiscal 2008. During the year, the spread did improve considerably, but problem loan-related expenses increased even more dramatically as the market for residential housing rapidly deteriorated. In addition, an unanticipated pre-tax expense of $88 million, due to a write-down of Fannie Mae and Freddie Mac securities, caused earnings to decline to the lowest level since 1990. Net Income amounted to $62,332,000, or $.71 per share in fiscal 2008, versus $135,017,000, or $1.54 per share, in fiscal 2007.

Obviously, we are disappointed with those results. Fortunately, over the years we built a balance sheet and capital position that enabled us to handle the unprecedented losses and still remain solidly in the black and on very sound financial footing. Against the backdrop of enormous capital destruction in the industry, including outright failure of some of the largest banks, thrifts and investment banks in the country, many would deem our performance enviable.

The reversals in housing and the overall economy last year meant that much of management’s energy and focus shifted from growing the balance sheet to the workout of troubled loans. The fiscal year ended with $164 million of loans, or 1.39% of total assets, in nonperforming status, compared to $16 million of loans, or .15% of total assets, at the prior year-end. Loan losses increased from $ 1.5 million in fiscal 2007 to $15 million in fiscal 2008. Each of the three lending segments, comprised of Consumer, Commercial Real Estate, and Business Banking, are experiencing a greater number of problem loans than one year ago and we forecast that the economy in general, and the housing market in particular, will continue to be distressed. It would therefore be naïve to believe that problem asset totals have peaked. We expect the upward trends in non-performing assets and loan losses to continue into the new fiscal year. Because of the unusually challenging conditions, I will address each one of the lending segments in a bit more detail than usual.

The Consumer loan portfolio represents 75% of total loans and is heavily concentrated in single-family mortgages, primarily 30 year, fixed-rate, owner-occupied loans. These loans are performing well relative to the overall market to this point and, although economic conditions are beyond our control, we hope for only a moderate increase in losses in the coming year. Despite media attention and political cover to do otherwise, we still believe that the vast majority of homeowners strongly wish to honor their obligations and will continue to pay even when it hurts, simply because it’s the right thing to do. The weakest part of our Consumer portfolio is $150 million of indirect home improvement loans acquired in a recent acquisition of another bank. The yield on these loans is quite high, reflective of the risk, and the loans are very profitable today; however, losses are likely to increase as we liquidate these loans and exit the business. We currently carry a reserve for loan losses equal to 7% of the balance, which is approximately triple the historical loss rate in that portfolio.

The next largest segment of our loan portfolio is invested in Commercial Real Estate. Most of the current loan problems emanate from this segment, and we expect that condition to persist. Specifically, we anticipate continued weakness in residential land and construction loans. Due to the capital-intensive nature of the business, land acquisition and development loans are generally large, and are collateralized by assets with cyclical values. With demand for new construction at a low ebb, the value of the underlying collateral on many of these loans has fallen dramatically and some borrowers now find themselves unable to generate cash flow from lot sales sufficient to service their debt. Stockholders should expect foreclosures and accompanying write-downs from this segment to continue at a high level in 2009. If there is any good news for those assets, it is that population growth continues in our Western U.S. markets and demand will increase at some point. For example, in the Puget Sound area where we are headquartered, some experts are predicting a shortage of lots in 2010-2012. Because we have the capital to do so, and the cost to carry non-earning assets is quite low right now, it may prove less expensive to hold land or finished lots on which we foreclose until market conditions improve, rather than sell at current fire-sale prices. We will make that decision on an asset-by-asset basis. Speculative construction loans, however, are secured by depreciating assets that require extensive maintenance; therefore, we will be more likely to sell at the current market price after foreclosure and finalize any loss. The balance of the Commercial Real Estate portfolio is secured by income producing properties, concentrated in what historically has been a very high quality portfolio of multi-family loans. To date, these loans are nearly trouble-free and increasing apartment rents in most markets give us comfort that the trend will continue.

Business Banking loans, while growing, currently represent less than 2% of total loans. A slowing economy will have some detrimental effect on the quality of this portfolio, but should not materially impact the overall performance of the Company. We will pay particularly close attention to borrowers in industries that are construction related.

Although the quality of the loan portfolio cannot be regarded as “pristine” as we reported for several years running, and quality indicators are still trending downward, we believe that the problems at this time are manageable. Two metrics give us comfort. The first is the continued improvement in our net interest spread, which increased from 2.04% on September 30, 2007 to 2.86% on September 30, 2008. The increase in the net interest spread enables management to produce more net interest income for covering expenses, including credit costs. Second, the year begins with a stronger starting allowance for loan losses, which increased from $29 million at September 30, 2007 to $85 million on September 30, 2008. This is an almost three-fold increase during the year, reflective of the estimated losses we believed to be inherent in the loan portfolio at fiscal year-end.

Focusing for a moment on important long-term investments made last year, the acquisition of First Mutual Bank was completed on February 1, 2008 and added approximately $1 billion in assets, $750 million in deposits and 12 branches to our franchise. With most of the new offices located just east of Seattle, we have added significant presence in some of the fastest growing markets in the U.S. We also acquired a talented employee base that adds depth to our management structure and dedicated staff. Working together now for nine months, the combination has already made Washington Federal a better company. I wish to compliment employees on both sides of the transaction for making this one of the smoothest integrations I have experienced in my career.

Another key event was the creation of a new information technology initiative. Known as Project Tritan, this group will engage in a major rewrite of our core operating system to meet all operational and management information requirements, replace all desktop hardware and software and the associated communication infrastructure, and enable full electronic interface with our customer base. Historically, a low-cost IT infrastructure has been the “secret sauce” in our recipe for efficiency. By keeping the function in-house we have been able to hold the cost to less than 15% of the industry average, a savings of millions of dollars per year. Project Tritan will double our IT expense, yet the additional cost is necessary to obtain the critical security, operational and information requirements necessary to manage a company our size and larger in the modern age.

Anyone who has followed Washington Federal over the years knows that maintaining a strong capital base is always a management priority. Toward that end, management and the board of directors recently made the decision to accept an invitation by the federal government to participate in the U.S. Treasury’s Capital Purchase Program. Under the program, which is designed to shore up confidence in the U. S. financial system, Washington Federal issued 200,000 shares of preferred stock to the U.S. Treasury for an aggregate purchase price of $200 million, and a ten year warrant to purchase up to 1.7 million shares of common stock at a price of $17.57 per share. We closed this transaction on November 14, 2008. Because we were already well capitalized prior to the transaction, the Treasury capital investment was not a necessity; rather, it provides insurance that Washington Federal will remain well capitalized even in the current distressed economy. The additional capital provides more cushion for future loan losses and increases our capacity for lending. The highest and best use of the funds will be new lending. Should the market not allow deployment of the money through normal lending activities, we might use the funds to assist the industry by absorbing weaker institutions. The added capital will also make it easier for us to work with troubled borrowers. All of these outcomes would be good for the communities that we serve and are in keeping with the Treasury’s intended uses. Our goal is to repay the funds to the Treasury, with interest, as soon as possible once the financial crisis has ended.

The growth of the institution also required some management restructuring during the year. The positions of Chief Credit Officer and Business Banking Manager were added to the Executive Management Committee. Executive Vice Presidents Mark Schoonover and Rick Collette were placed into those respective roles and we are pleased to have their professional talent in those important jobs. Both bring a great deal of experience and knowledge into their areas of responsibility, and I look forward to introducing them to you at our Annual Meeting.

I also wish to recognize the addition of James J. Doud, Jr. to the Board of Directors. Jim has been a fixture in the Seattle area business community for many years, has served on numerous boards, including First Mutual’s, and has added welcome experience, wisdom and financial literacy to our already strong board. We are fortunate that a person of Jim’s caliber has agreed to serve during such a volatile and uncertain time.

TO OUR STOCKHOLDERS (CONTINUED)

(Back row - from left to right) Mark A. Schoonover, Executive Vice President and Chief Credit Officer, Linda S. Brower, Executive Vice President, Jack B. Jacobson, Executive Vice President, Rick J. Collette, Executive Vice President (Front row - from left to right) Brent J. Beardall, Executive Vice President and Chief Financial Officer, Roy M. Whitehead, Chairman, President and Chief Executive Officer, Edwin C. Hedlund, Executive Vice President and Secretary.

As a measure of the severity of the current housing slump, it is worth sharing an anecdote told recently by an analyst who has covered Washington Federal for several years. He stated that two years ago, when he spoke at a similar event, he covered 24 companies in our industry. Of that 24, today only ten remain and of those, Washington Federal’s is the only common stock that trades above $5 per share and in excess of book value. That story makes us proud of the decisions we have made over the past few years, yet at the same time reminds us just how fragile the economy and its financial institutions are at the moment. We have built this business to last by striving always to place tomorrow’s interest ahead of todays. At this writing it seems a certainty that the U.S. is in the most severe economic contraction since the Great Depression and that many difficult decisions will have to be made to ensure our continued prosperity. Expect that in the new fiscal year management and the board will make the tough decisions necessary to ensure the institution’s future, even though short-term consequences may hurt a bit.

In closing, I wish to thank our loyal customers, employees and stockholders for their continued support. As always, please send your friends, neighbors and relatives to Washington Federal or its operating divisions of First Federal in New Mexico or First Mutual here in the Puget Sound area, for all of their home loans and other banking needs. I look forward to seeing you at the Annual Meeting scheduled for 2 p.m., on Wednesday January 21, 2009, at the Sheraton Hotel in downtown Seattle, Washington.

Sincerely,

Roy M. Whitehead

Chairman, President and Chief Executive Officer

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In addition to historical information, this Annual Report on Form 10-K includes certain “forward-looking statements,” as defined in the Securities Act of 1933 and the Securities Exchange Act of 1934, based on current management expectations. Actual results could differ materially from those management expects. Such forward-looking statements include statements regarding Washington Federal’s intentions, beliefs or current expectations as well as the assumptions on which such statements are based. Stockholders and potential stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to: general economic conditions; legislative and regulatory changes; monetary fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; cost of funds; demand for loan products; demand for financial services; competition; changes in the quality or composition of the Company’s loan and investment portfolios; changes in accounting principles; policies or guidelines and other economic; competitive; governmental and technological factors affecting Washington Federal’s operations, markets, products services and fees. Washington Federal undertakes no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

GENERAL	Washington Federal, Inc. (Company or Washington Federal) is a unitary thrift holding company. The Company’s primary operating subsidiary is Washington Federal Savings, a federally-chartered savings and loan association.

The Company’s fiscal year end is September 30th. All references to 2008, 2007 and 2006 represent balances as of September 30, 2008, September 30, 2007, and September 30, 2006, or activity for the fiscal years then ended.

On February 1, 2008, the Company acquired 100% of the outstanding shares of First Mutual Bancshares, Inc. (First Mutual). The merger agreement provided for the merger of First Mutual with and into the Company, followed by the merger of First Mutual Bank, a state savings bank and wholly owned subsidiary of First Mutual, into the Company’s wholly owned subsidiary, Washington Federal Savings and Loan Association. As a result of the acquisition, Washington Federal added 169 employees and 12 branches primarily located on the rapidly growing eastside of Seattle. The acquisition was accounted for as a purchase transaction with the total cash consideration funded through internal sources. The all-cash purchase price was $180,985,000. The purchase price has been allocated to the underlying assets and liabilities based on estimated fair values at the date of acquisition. Results of operations are included from the date of acquisition. The Company acquired assets with an estimated fair value of $1,147,890,000 and assumed liabilities with an estimated fair value of $966,905,000. The acquisition produced goodwill of $110,382,000 and a core deposit intangible of $2,523,000.

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

The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include the general allowance and specific allowances.

The general loan loss allowance is established by applying a loss percentage factor to the different loan types. The allowance is provided based on Management’s continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions and the duration of the current business cycle. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company’s control, which may result in losses or recoveries differing from those provided.

Specific allowances are established for loans which are individually evaluated, in cases where Management has identified significant conditions or circumstances related to a loan that Management believes indicate the probability that a loss has been incurred.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

INTEREST RATE RISK	The Company accepts a high level of interest rate volatility as a result of its policy to originate fixed-rate single-family home loans that are longer-term than the short-term characteristics of its liabilities of customer accounts and borrowed money. The following table shows the estimated repricing periods for earning assets and paying liabilities.

	Repricing Period
	Within One Year	After 1 year - before 4 Years	Thereafter	Total
	(In thousands)
As of September 30, 2008
Earning Assets *	$2,989,538	$2,200,259	$6,139,679	$11,329,476
Paying Liabilities	(6,978,677)	(2,239,856)	(1,126,914)	(10,345,447)

Excess (Liabilities) Assets	$(3,989,139)	$(39,597)	$5,012,765

Excess as % of Total Assets	-33.8%
Policy limit for one year excess	-60.0%

*	Asset repricing period includes estimated prepayments based on historical activity

At September 30, 2008, the Company had approximately $4.0 billion more liabilities subject to repricing in the next year than assets, which amounted to a negative maturity gap of 34% of total assets. As of September 30, 2007, the amount of excess liabilities subject to repricing within one year was approximately $3.4 billion, or 33%, of total assets. The increase of approximately $600 million of liabilities in excess of assets repricing within one year was due to the continued growth of long term assets, primarily 30 year mortgage loans, funded through growth of short term customer deposits and borrowed money. Although the absolute dollar amount of the one year gap increased by approximately $600 million, the negative maturity gap percentage increased only 1%, due to the growth in the balance sheet. By having an excess of liabilities repricing within one year over assets, the Company is subject to decreasing net interest income should interest rates rise. However, if the size and/or mix of the balance sheet changes, rising rates may not cause a decrease in net interest income. The Company’s interest rate risk approach has never resulted in the recording of a monthly operating loss.

The Company’s net interest spread increased from 2.05% at September 30, 2007 to 2.85% at September 30, 2008. Net interest spread represents the difference between the contractual rates of earning assets and the contractual rates of paying liabilities as of a specific date. The spread increased primarily because rates on customer accounts decreased by 111 basis points over the prior year while rates on earning assets decreased by only 24 basis points (see Period End Spread table on page 11). This increase in spread was driven by falling short term market interest rates.

During 2008, the Company chose to grow earning assets by increasing the net amount of loans and investments by $1,259,885,000. This growth was primarily funded by growth in customer accounts of $1,172,754,000 and a net increase in borrowings of $339,929,000. During the year the Company borrowed $436,313,000 in long-term funding. Stockholders’ equity of $1,332,674,000 at September 30, 2008, provides management with flexibility in managing interest rate risk, by providing the ability to borrow additional funds or grow customer accounts and still maintain sufficient capital levels.

ASSET QUALITY & ALLOWANCE FOR LOAN LOSSES	The Company maintains an allowance to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include the general allowance and specific allowances.

The general portion of the loan loss allowance is established by applying a loss percentage factor to the different loan types. Management believes loan types are the most relevant factor to group loans for the allowance calculation as the risk characteristics in these groups are similar. The allowances are provided based on Management’s continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, geographic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company’s control, which may result in losses or recoveries differing from those provided.

Specific allowances are established for loans which are individually evaluated, in cases where Management has identified significant conditions or circumstances related to a loan that Management believes indicate the probability that a loss has been incurred.

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

Non-performing assets were $164,191,000, or 1.39% of total assets, at September 30, 2008, compared to $15,931,000, or .15% of total assets, at September 30, 2007. Over the last ten and twenty years the average ratio of non-performing assets to total assets was .36% and .48%, respectively. Total delinquencies over 30 days were $236,848,000, or 2.49%, of net loans at September 30, 2008, compared to $48,405,000, or .59% of net loans at September 30, 2007.

The following table details non-performing asset by type, comparing 2008 and 2007.

	September 30,
Non-Performing Assets	2008	2007	$ Change	% Change
	(In thousands)
Non-accrual loans:
Single-family residential	$38,017	$9,820	$28,197	287%
Construction – speculative	33,003	2,446	30,557	1249%
Construction – custom	1,315	—	1,315	—
Land – acquisition & development	51,562	1,809	49,753	2750%
Land – consumer lot loans	—	—	—	—
Multi-Family	748	148	600	405%
Commercial real estate	1,929	253	1,676	662%
Commercial & industrial	—	42	(42)	-100%
HELOC	—	—	—	—
Consumer	535	—	535	—

Total non-accrual loans	127,109	14,518	112,591	776%
Total REO	37,082	1,413	35,669	2524%

Total non-performing assets	$164,191	$15,931	$148,260	931%

The significant increase in overall non-performing assets is the result of declining home values, rising unemployment and deteriorating economic conditions in the Company’s eight-state market territory. We expect the trend to continue and possibly accelerate in the near-term.

Speculative construction loans and land acquisition and development loans are the weakest performing segments of the portfolio. The amount of non-performing assets in those categories increased considerably due to lower new home sales and construction starts during the year.

In response to the deteriorating credit quality of our loan portfolio, the allowance for loan loss increased by $56,538,000 or 198% over 2007. $56,162,000 of the allowance is based on the formulaic calculation and the remaining $28,896,000 is made up of specific reserves on loans that were deemed to be impaired at September 30, 2008.

LIQUIDITY AND CAPITAL RESOURCES	The principal sources of funds for the Company’s activities are retained earnings, loan repayments (including prepayments), net deposit inflows, repayments and sales of investments and borrowings. Washington Federal’s principal sources of revenue are interest on loans and interest and dividends on investments.

The Company’s net worth at September 30, 2008, was $1,332,674,000, or 11.3% of total assets. This is an increase of $14,547,000 from September 30, 2007, when net worth was $1,318,127,000, or 12.8% of total assets. The Company’s net worth increased due in part to net income of $62,332,000, proceeds received from the exercise of common stock options of $2,198,000, an increase in accumulated other comprehensive income of $15,505,000 and purchases by the Employee Stock Ownership Plan of $5,771,000. Net worth was reduced by $73,688,000 as a result of cash dividends paid. The Company paid out 118% of its 2008 earnings in cash dividends, compared with 54% last year. This was the first time in the Company’s history that it paid out more in dividends than it earned. Over the long term, the Company would prefer its dividend payout ratio to be less than 50%.

Washington Federal Saving’s percentage of net worth to total assets is over two times the minimum required under Office of Thrift Supervision (OTS) regulations (see Note M). Management believes this strong net worth position will help the Company manage its interest rate risk and will enable it to compete more effectively.

Customer accounts increased $1,172,754,000, or 19.6%, from one year ago. Management’s strategy has been to remain competitive in deposit pricing to attract new deposit relationships necessary to fund asset growth. Deposit growth benefited from $744,182,000 of deposits from the First Mutual acquisition.

The Company has a credit line with the FHLB Seattle equal to 50% of total assets, providing a substantial source of liquidity if needed. FHLB advances are collateralized as provided for in the Advances, Pledge and Security Agreement by all FHLB stock owned by the Company, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

The Company’s cash and cash equivalents amounted to $82,600,000 at September 30, 2008, a 34.6% increase from the cash and cash equivalents balance of $61,378,000 one year ago. See “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements.

CHANGES IN FINANCIAL POSITION	Available-for-sale and held-to-maturity securities. The Company purchased $313,950,000 of securities during 2008, all of which have been classified as available-for-sale.

In September 2008, the U.S. Government placed Freddie Mac (FHLMC) and Fannie Mae (FNMA) into conservatorship. As a result, the value of the Company’s investments in the preferred stock of these two entities declined significantly, resulting in the recognition of an other than temporary impairment (OTTI) charge of $87,747,000. After the write-down, these available for sale securities had a new cost basis of approximately $2,500,000.

The Company sold $72,030,000 of available-for-sale securities in the current year, which included $22,030,000 of securities acquired through the transaction with First Mutual. As of September 30, 2008, the Company had net unrealized gains in its available-for-sale portfolio of $3,907,000, as compared to net unrealized losses of $20,606,000 as of September 30, 2007. The increase in net unrealized gains was primarily due to the recognition of the loss on the FHLMC and FNMA preferred stock discussed in the paragraph above.

Loans receivable. Loans receivable increased $1,313,342,000 or 16.0% to $9,501,620,000 at September 30, 2008, from $8,188,278,000 one year earlier. The increase resulted primarily from the loans acquired from First Mutual of $1,006,215,000 and loan production of $2,074,175,000. Loan repayments (including prepayments) during the year were $1,845,324,000, an increase of $126,526,000, or 7.4%, from 2007. As a percentage of beginning balance, repayments were 23% during 2008. The following table shows the change in the geographic distribution by state of the gross loan portfolio from 2007 to 2008.

	2008	2007	Change
Washington	43.7%	37.1%	6.6%
Oregon	16.6%	17.8%	-1.2%
Idaho	8.2%	9.4%	-1.2%
Arizona	8.2%	9.3%	-1.1%
Utah	7.8%	8.7%	-0.9%
New Mexico	4.0%	5.3%	-1.3%
Texas	1.1%	1.4%	-0.3%
Nevada	1.4%	1.2%	0.2%
Other	9.0%	9.8%	-0.8%

	100.0%	100.0%

Real estate held for sale. The balance of real estate held for sale at September 30, 2008 was $37,107,000, an increase of $32,234,000 from one year ago. This significant increase is a result of the foreclosure of non-performing loans as discussed in the “Asset Quality” section above.

Intangible assets. The Company’s intangible assets are made up of $212,789,000 of goodwill, servicing rights intangible of $3,584,000, as well as the unamortized balances of the core deposit intangible of $4,921,000 at September 30, 2008. As a result of the First Mutual acquisition the Company increased goodwill by $110,382,000, servicing rights by $4,233,000 and core deposit intangible by $2,523,000.

Customer accounts. Customer accounts at September 30, 2008 totaled $7,169,539,000 compared with $5,996,785,000 at September 30, 2007, a 19.6% increase. See “Liquidity and Capital Resources” above.

FHLB advances and other borrowings. Total borrowings increased $339,929,000, or 12.0%, to $3,175,908,000 at September 30, 2008 as the Company chose to fund asset growth with a mix of customer accounts and borrowed money. See “Interest Rate Risk” above.

Contractual obligations. The following table presents, as of September 30, 2008, the Company’s significant fixed and determinable contractual obligations, within the categories described below, by payment date or contractual maturity.

Contractual Obligations	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
	(In thousands)
Debt obligations*	$3,175,908	$377,000	$848,908	$1,950,000
Operating lease obligations	9,397	2,601	5,278	1,518

	$3,185,305	$379,601	$854,186	$1,951,518

*	Represents final maturities of debt obligations. See a description in Notes H and I.

These contractual obligations, except for the operating leases, are included in the Consolidated Statements of Financial Condition. The payment amounts represent those amounts contractually due.

RESULTS OF	GENERAL
OPERATIONS	See Note P, “Selected Quarterly Financial Data (Unaudited),” which highlights the quarter-by-quarter results for the years ended September 30, 2008 and 2007.

COMPARISON OF 2008 RESULTS WITH 2007

In 2008 net income decreased $72,685,000, or 53.8% from 2007, primarily as a result of an $87,747,000 pretax OTTI charge recognized in September 2008 on FHLMC and FNMA preferred stock. The value of these securities declined significantly after the U.S. Government placed both companies into conservatorship in September 2008. See related discussion in the “Changes in Financial Position” section above. In addition, the provision for loan losses increased $58,966,000 in 2008 over the prior year, due to the decline in asset quality and higher net charge offs.

In comparing operating results of 2008 versus 2007 it is important to understand that 2007 had 8 months of operating results, both income and expense, from the First Federal acquisition. 2008 had a full 12 months of operating results from the First Federal acquisition and 8 months from the First Mutual acquisition.

Interest income on loans and mortgage-backed securities increased $85,902,000, or 14.3%, in 2008 due to a 17.7% increase in the average outstanding balance of loans and mortgage-backed securities, offset by a 19 basis point decrease in the weighted average yield during the year from 6.70% in 2007 to 6.51% in 2008.

Interest and dividend income on investment securities and cash equivalents decreased $3,156,000, or 19.4%, in 2008 from 2007. This decrease was primarily due to a decrease in the average combined balance of investment securities, cash equivalents and FHLB stock, which decreased 10.2% to $355,440,000 for the year ended September 30, 2008 versus $396,008,000 for the year ended September 30, 2007. In addition to the decrease in balance, the weighted average yield on investment securities, cash equivalents and FHLB stock decreased from 4.11% in 2007 to 3.69% in 2008. The Company’s required investment in FHLB stock, which amounted to $144,874,000 as of 2008, produced a yield of only 1.22% during the year.

Interest expense on customer accounts increased 6.5% to $259,769,000 for 2008 from $243,837,000 for 2007. The increase primarily related to a 17.4% increase in the average balance of customer accounts over the prior year, offset by a 39 basis point decrease in the average cost of customer accounts to 3.87% during the year compared to 4.26% one year ago. Interest expense on FHLB advances and other borrowings increased to $137,872,000 in 2008 from $114,664,000 in 2007 due to an increase in the average balance of borrowings to $3,122,950,000 during 2008 from $2,497,555,000 during 2007. Offsetting the increase in average balance, the average cost of borrowings for the year ended September 30, 2008 decreased to 4.41% from 4.59% for the same period one year ago.

The Company recorded a $60,516,000 provision for loan losses in 2008 compared to $1,550,000 in 2007. The current year provision is due to the 16.0% growth in loans receivable over the prior year and the significant increase in the Company’s non-performing asset balances. Non-performing assets increased by $148,260,000 over 2007. Non-accrual loans as a percentage of total loans increased from .18% in 2007 to 1.34% in 2008. Economic conditions deteriorated in the primary markets served by the Company, as evidenced by an increase in unemployment, a reduction in the number of home sales and weak consumer confidence. Total delinquencies over 30 days were $236,848,000, or 2.49% of net loans at September 30, 2008 compared to $48,405,000, or .59% of net loans at September 30, 2007. Actual net charge-offs during 2008 were $15,193,000. Management believes the allowance for loan losses, totaling $85,058,000, is sufficient to absorb estimated losses inherent in the portfolio.

Total other income decreased $74,432,000, or 488.4%, in 2008 from 2007. The decrease in 2008 was driven primarily by the OTTI charge of $87,747,000 discussed in the “Changes in Financial Position” section above. Partially offsetting the OTTI charge was $13,123,000 of gain on the sale of real estate.

Compensation expense increased $9,266,000, or 21.3%, in 2008 primarily due to the addition of approximately 169 staff members in February 2008 from the First Mutual transaction and annual performance increases for existing staff. Personnel, including part-time employees considered on a full-time equivalent basis, increased to 1,095 at September 30, 2008 compared to 886 one year ago.

Occupancy expense increased $2,493,000, or 28.6%, during the year primarily due to the 12 additional branches acquired in the First Mutual transaction. The branch network increased to 148 offices at September 30, 2008 versus 135 offices one year ago.

Amortization expense increased to $2,441,000 for 2008 from $1,819,000 in 2007 as a result of the acquisition. Other expenses increased $8,859,000 during the year primarily related to the operating costs added from First Mutual and First Federal and increased information technology spending. Operating expense for 2008 and 2007 equaled .77% and .67% of average assets, respectively. Despite the increase in operating expenses, the Company continues to operate as one of the most efficient financial institutions in the country.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Income tax expense decreased $40,788,000 or 54.9%, in 2008 due to a lower taxable income base. The effective tax rate was 34.96% for 2008 versus 35.49% for 2007.

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

PERIOD END SPREAD – AS OF THE DATE SHOWN

	Dec 31 2006	Mar 31 2007	Jun 30 2007	Sep 30 2007	Dec 31 2007	Mar 31 2008	Jun 30 2008	Sep 30 2008
Interest rate on loans and mortgage-backed securities	6.51%	6.56%	6.58%	6.57%	6.49%	6.41%	6.35%	6.33%
Interest rate on investment securities*	4.35	4.33	4.45	4.61	4.63	4.28	4.35	2.78

Combined	6.43	6.44	6.49	6.50	6.42	6.35	6.30	6.26

Interest rate on customer accounts	4.26	4.24	4.32	4.36	4.33	3.91	3.52	3.25
Interest rate on borrowings	4.53	4.49	4.50	4.64	4.47	4.37	3.83	3.77

Combined	4.34	4.31	4.37	4.45	4.38	4.05	3.61	3.41

Interest rate spread	2.09%	2.13%	2.12%	2.05%	2.04%	2.30%	2.69%	2.85%

*	Includes municipal bonds at tax-equivalent rates and cash equivalents

The interest rate spread increased during 2008 from 2.05% at September 30, 2007 to 2.85% at September 30, 2008. See “Interest Rate Risk” on page 6.

SELECTED FINANCIAL DATA

Year ended September 30,	2008	2007	2006	2005	2004
	(In thousands, except per share data)
Interest income	$701,428	$618,682	$529,883	$461,901	$413,772
Interest expense	397,641	358,501	273,361	195,260	169,753

Net interest income	303,787	260,181	256,522	266,641	244,019
Provision for (reversal of) loan losses	60,516	1,550	535	(134)	(231)
Other income	(60,212)	15,569	16,252	7,852	5,726
Other expense	87,220	64,888	53,579	52,319	46,264

Income before income taxes	95,839	209,312	218,660	222,308	203,712
Income taxes	33,507	74,295	75,558	76,419	71,844

Net income	$62,332	$135,017	$143,102	$145,889	$131,868

Per share data
Basic earnings	$0.71	$1.55	$1.64	$1.68	$1.53
Diluted earnings	$0.71	$1.54	$1.64	$1.67	$1.51
Cash dividends	$0.84	$0.83	$0.81	$0.78	$0.75

September 30,	2008	2007	2006	2005	2004
	(In thousands)
Total assets	$11,796,425	$10,285,417	$9,069,020	$8,234,450	$7,169,205
Loans and mortgage-backed securities	11,053,223	9,601,947	8,457,759	7,084,274	5,734,658
Investment securities	49,001	240,391	256,650	214,993	414,683
Cash and cash equivalents	82,600	61,378	45,722	637,791	708,361
Customer accounts	7,169,539	5,996,785	5,311,726	5,031,505	4,610,358
FHLB advances	1,998,308	1,760,979	1,500,000	1,230,000	1,200,000
Other borrowings	1,177,600	1,075,000	870,000	655,000	100,000

Stockholders’ equity	1,332,674	1,318,127	1,262,720	1,187,308	1,120,188

Number of
Customer accounts	298,926	281,778	249,533	232,707	216,405
Mortgage loans	47,331	44,713	39,749	38,014	36,202
Offices	148	135	123	122	120

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,	2008	2007
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$82,600	$61,378
Available-for-sale securities, including encumbered securities of $762,857 and $700,955	1,476,067	1,515,688
Held-to-maturity securities, including encumbered securities of $98,917 and $58,647	124,537	138,373
Loans receivable, net	9,501,620	8,188,278
Interest receivable	54,365	49,611
Premises and equipment, net	133,357	74,807
Real estate held for sale	37,107	4,873
FHLB stock	144,874	132,397
Intangible assets, including goodwill of $212,789 and $102,407	221,294	107,245
Federal and state income taxes, including net deferred assets of $1,236 and $0	5,148	—
Other assets	15,456	12,767

	$11,796,425	$10,285,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$7,146,045	$5,979,049
Repurchase agreements with customers	23,494	17,736

	7,169,539	5,996,785
FHLB advances	1,998,308	1,760,979
Other borrowings, primarily securities sold under agreements to repurchase	1,177,600	1,075,000
Advance payments by borrowers for taxes and insurance	37,206	31,824
Federal and state income taxes, including net deferred liabilities of $0 and $37,375	—	38,032
Accrued expenses and other liabilities	81,098	64,670

	10,463,751	8,967,290
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized, 105,092,724 and 104,921,450 shares issued; 87,916,286 and 87,441,750 shares outstanding	105,093	104,921
Paid-in capital	1,261,032	1,254,490
Accumulated other comprehensive income (loss), net of tax	2,472	(13,033)
Treasury stock, at cost; 17,176,438 and 17,479,700 shares	(210,250)	(213,934)
Retained earnings	174,327	185,683

	1,332,674	1,318,127

	$11,796,425	$10,285,417

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	13

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2008	2007	2006
	(In thousands, except per share data)
INTEREST INCOME
Loans	$599,878	$526,923	$439,338
Mortgage-backed securities	88,425	75,478	66,938
Investment securities	13,125	16,281	23,607

	701,428	618,682	529,883

INTEREST EXPENSE
Customer accounts	259,769	243,837	179,605
FHLB advances and other borrowings	137,872	114,664	93,756

	397,641	358,501	273,361

Net interest income	303,787	260,181	256,522
Provision for loan losses	60,516	1,550	535

Net interest income after provision for loan losses	243,271	258,631	255,987

OTHER INCOME (LOSS)
Other than temporary impairment charge	(87,747)	—	—
Gain on sale of real estate held for sale	13,123	—	—
Other	15,433	15,241	16,064

	(59,191)	15,241	16,064

OTHER EXPENSE
Compensation and fringe benefits	52,832	43,566	36,574
Amortization of intangibles	2,441	1,819	1,000
Occupancy expense	11,213	8,720	7,893
Other	23,737	14,878	12,683
Deferred loan origination costs	(3,003)	(4,095)	(4,571)

	87,220	64,888	53,579
Gain (loss) on real estate acquired through foreclosure, net	(1,021)	328	188

Income before income taxes	95,839	209,312	218,660
Income taxes
Current	81,158	74,464	74,310
Deferred	(47,651)	(169)	1,248

	33,507	74,295	75,558

NET INCOME	$62,332	$135,017	$143,102

PER SHARE DATA
Basic earnings per share	$0.71	$1.55	$1.64
Diluted earnings per share	0.71	1.54	1.64
Cash dividends	0.84	0.83	0.81
Basic weighted average number of shares outstanding	87,675,978	87,357,444	87,149,033
Diluted weighted average number of shares outstanding, including dilutive stock options	87,818,580	87,696,225	87,471,474

14	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(In thousands)
Balance at September 30, 2005	$104,141	$1,240,310	$49,435	$(704)	$(205,874)	$1,187,308

Comprehensive income:
Net income			143,102			143,102
Other comprehensive income, net of tax of $2,901:
Unrealized losses on securities				(5,271)		(5,271)
Reclassification adjustment				—		—

Total comprehensive income						137,831
Dividends			(70,708)			(70,708)
Compensation expense related to common stock options		1,119				1,119
Proceeds from exercise of common stock options	314	3,827				4,141
Tax benefit related to exercise of stock options		936				936
Restricted stock	12	(1,044)	1,304			272
Proceeds from Employee Stock Ownership Plan		877			944	1,821
Treasury stock					—	—

Balance at September 30, 2006	$104,467	$1,246,025	$123,133	$(5,975)	$(204,930)	$1,262,720

Comprehensive income:
Net income			135,017			135,017
Other comprehensive income, net of tax of $3,800:
Unrealized losses on securities				(7,058)		(7,058)
Reclassification adjustment				—		—

Total comprehensive income						127,959
Dividends			(72,467)			(72,467)
Compensation expense related to common stock options		1,095				1,095
Proceeds from exercise of common stock options	389	5,174				5,563
Tax benefit related to exercise of stock options		1,189				1,189
Restricted stock	65	234	—			299
Proceeds from Employee Stock Ownership Plan		773			844	1,617
Treasury stock					(9,848)	(9,848)

Balance at September 30, 2007	$104,921	$1,254,490	$185,683	$(13,033)	$(213,934)	$1,318,127

Comprehensive income:
Net income			62,332			62,332
Other comprehensive income, net of tax of $8,534:
Unrealized gains on securities				72,540		72,540
Reclassification adjustment				(57,035)		(57,035)

Total comprehensive income						77,837
Dividends			(73,688)			(73,688)
Compensation expense related to common stock options		1,286				1,286
Proceeds from exercise of common stock options	146	2,052				2,198
Tax benefit related to exercise of stock options		348				348
Restricted stock	26	769	—			795
Proceeds from Employee Stock Ownership Plan		2,087			3,684	5,771
Treasury stock					—	—

Balance at September 30, 2008	$105,093	$1,261,032	$174,327	$2,472	$(210,250)	$1,332,674

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	15

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2008	2007	2006
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$62,332	$135,017	$143,102
Adjustments to reconcile net income to net cash provided by operating activities
Amortization (accretion) of fees, discounts, premiums and intangible assets, net	2,951	776	4,899
Depreciation	4,281	3,296	2,811
Stock option compensation expense	1,286	1,095	1,119
Provision for loan losses	60,516	1,550	535
Loss (gain) on investment securities and real estate held for sale, net	(12,655)	(339)	(188)
Other than temporary impairment	87,747	—	—
Decrease (increase) in accrued interest receivable	185	(5,320)	(8,256)
Increase (decrease) in income taxes payable	(48,910)	1,878	(1,887)
FHLB stock dividends	(103)	(178)	—
Decrease (increase) in other assets	(586)	2,541	(7,097)
Increase (decrease) in accrued expenses and other liabilities	5,186	2,490	(3,085)

Net cash provided by operating activities	162,230	142,806	131,953

CASH FLOWS FROM INVESTING ACTIVITIES
Loans originated
Single-family residential	(857,334)	(827,270)	(718,915)
Construction – speculative	(218,145)	(518,024)	(704,314)
Construction – custom	(303,844)	(337,575)	(385,084)
Land – acquisition & development	(148,221)	(443,793)	(398,669)
Land – consumer lot loans	(25,909)	(42,299)	(59,869)
Multi-family	(105,805)	(98,453)	(135,496)
Commercial real estate	(66,876)	(16,266)	—
Commercial & industrial	(187,748)	(10,320)	—
HELOC	(63,855)	(5,074)	—
Consumer	(96,438)	(2,871)	—

	(2,074,175)	(2,301,945)	(2,402,347)

Savings account loans originated	(9,707)	(4,981)	(2,578)
Loan principal repayments	1,845,324	1,718,798	1,694,530
Increase (decrease) in undisbursed loans in process	(265,862)	(117,336)	37,305
Loans purchased	(846)	(6,247)	(399,766)
Proceeds from sale of loans	7,327	—	—
FHLB stock redeemed	748	1,762	—
Available-for-sale securities purchased	(313,950)	(328,101)	(573,386)
Principal payments and maturities of available-for-sale securities	240,368	252,417	189,940
Available-for-sale securities sold	72,030	44,041	—
Principal payments and maturities of held-to-maturity securities	13,983	46,781	27,766
Net cash paid for acquisition	(166,859)	(35,221)
Proceeds from sales of real estate held for sale	39,193	5,401	2,814
Premises and equipment purchased	(22,334)	(2,484)	(1,683)

Net cash used by investing activities	(634,760)	(727,115)	(1,427,405)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in customer accounts	426,000	305,554	280,221
Net increase in short term borrowings	102,000	105,000	115,000
Proceeds from long-term borrowings	436,313	490,210	700,000
Repayments of long-term borrowings	(408,821)	(228,204)	(330,000)
Proceeds from exercise of common stock options and related tax benefit	2,546	6,752	5,077
Dividends paid	(73,688)	(72,467)	(70,708)
Proceeds from Employee Stock Ownership Plan	5,771	1,617	1,821
Treasury stock purchased, net	—	(9,848)	—
Increase in advance payments by borrowers for taxes and insurance	3,631	1,351	1,972

Net cash provided by financing activities	493,752	599,965	703,383

Increase (decrease) in cash and cash equivalents	21,222	15,656	(592,069)
Cash and cash equivalents at beginning of year	61,378	45,722	637,791

Cash and cash equivalents at end of year	$82,600	$61,378	$45,722

16	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended September 30,	2008	2007	2006
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Noncash investing activities
Real estate acquired through foreclosure	$58,509	$5,951	$898
Cash paid during the year for
Interest	391,209	355,688	272,195
Income taxes	83,239	70,942	78,784
The following summarizes the non-cash activities related to the First Mutual acquisition (2008) and the First Federal acquisition (2007)
Fair value of assets and intangibles acquired, including goodwill	(1,147,890)	(576,750)
Fair value of liabilities assumed	966,905	480,033

Cash paid out for acquisition	(180,985)	(96,717)
Plus cash acquired	14,126	61,496

Net cash paid out for acquisition	$(166,859)	$(35,221)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2008, 2007 AND 2006

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation. The consolidated financial statements include the accounts of Washington Federal, Inc. (Company or Washington Federal) and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.

Description of business. Washington Federal is a unitary thrift holding company. The Company’s principal operating subsidiary is Washington Federal Savings. The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate and commercial loans. The Company conducts its activities through a network of 148 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, New Mexico, and Texas.

On February 1, 2008, the Company acquired 100% of the outstanding shares of First Mutual. The merger agreement provided for the merger of First Mutual with and into the Company, followed by the merger of First Mutual Bank, a state savings bank and wholly owned subsidiary of First Mutual, into the Company’s wholly owned subsidiary, Washington Federal Savings and Loan Association. As a result of the acquisition, Washington Federal added 169 employees and 12 branches primarily located on the rapidly growing eastside of Seattle. The acquisition was accounted for as a purchase transaction with the total cash consideration funded through internal sources. As of February 1, 2008, the fair value of First Mutual’s assets and liabilities prior to the acquisition were: loans $933 million, investments $24 million, cash $14 million, property $35 million, other assets $29 million, deposits $744 million, borrowings $209 million and other liabilities $14 million. The all-cash purchase price was $180,985,000. The purchase price has been allocated to the underlying assets and liabilities based on estimated fair values at the date of acquisition. Results of operations are included from the date of acquisition. The Company acquired assets with an estimated fair value of $1,147,890,000 and assumed liabilities with an estimated fair value of $966,905,000. The acquisition produced goodwill of $110,382,000 and a core deposit intangible of $2,523,000.

The balance of the Company’s intangible assets was as follows:

	Goodwill	Servicing Rights Intangible	Core Deposit Intangible	Non- Compete Agreements	Total
	(In thousands)
Balance at September 30, 2006	$54,484	$—	$1,555	$220	$56,259
First Federal acquisition	47,923	—	4,882	—	52,805
Accumulated amortization	—	—	(1,704)	(115)	(1,819)

Balance at September 30, 2007	102,407	—	4,733	105	107,245
First Mutual acquisition	110,382	4,233	2,523	—	117,138
Additions	—	552	—	—	552
Accumulated amortization	—	(1,201)	(2,335)	(105)	(3,641)

Balance at September 30, 2008	$212,789	$3,584	$4,921	$—	$221,294

The Company’s fiscal year end is September 30th. All references to 2008, 2007 and 2006 represent balances as of September 30, 2008, September 30, 2007 and September 30, 2006, or activity for the fiscal years then ended.

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

Realized gains and losses on securities sold as well as other than temporary impairment charges are shown on the Consolidated Statements of Operations under the Other Income (Loss) heading.

Loans receivable. Loans receivable more than 90 days past due are placed on non-accrual status and an allowance for accrued interest is established. Any interest ultimately collected is credited to income in the period of recovery.

The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company’s methodology for assessing the appropriateness of the allowance consists of two components, which include the general allowance and specific allowances.

The general loan loss allowance is established by applying a loss percentage factor to the different loan types. The allowances are provided based on Management’s continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company’s control, which may result in losses or recoveries differing from those provided.

Specific allowances are established for loans which are individually evaluated, in cases where Management has identified significant conditions or circumstances related to a loan that Management believes indicate the probability that a loss has been incurred.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Under cash flow hedge accounting, if specific criteria are met, the effective portion of the derivative instrument is recognized as a component of stockholders’ equity through comprehensive income until the related forecasted transaction affects earnings, either through the recognition of interest income or through the sale of the security. To the extent that forward contracts to purchase securities are not designated as cash flow hedges or fail to meet hedging criteria, including purchasing the mortgage-backed securities within a specific time frame, the fair value of the contracts will be included in earnings. As of September 30, 2008 and 2007, the Company had outstanding forward purchase commitments of $0 and $100,000,000, respectively, with estimated fair values of $0 and $(250,000), respectively.

Intangible assets. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. The core deposit intangibles and non-compete agreement intangible are acquired assets that lack physical substance but can be distinguished from goodwill. Goodwill is evaluated for impairment on an annual basis. Other intangible assets are amortized over their estimated lives and are subject to impairment testing when events or circumstances change. If circumstances indicate that the carrying value of the assets may not be recoverable, an impairment charge could be recorded. No impairment of intangible assets has ever been identified. The Company amortizes the three core deposit intangibles on an accelerated basis over their estimated lives of 7, 3 and 8 years; the non-compete agreement intangible, which was fully amortized as of September 30, 2008, was amortized on a straight-line basis over its life of five years.

The table below presents the estimated core deposit intangible asset amortization expense for the next five years:

Year ended September 30,	Amortization expense
(In thousands)
2009	$2,247
2010	1,031
2011	330
2012	330
2013	330

Deferred fees and discounts on loans. Loan discounts and loan fees are deferred and recognized over the life of the loans using the effective interest method.

Accounting for stock-based compensation. In accordance with Statement of Financial Accounting Standards No. 123 (revised 2005), Share-Based Payment (SFAS 123R), the Company records an expense for the estimated fair value of equity awards over the vesting period. See Note L for additional information. 2,091,440 stock options were antidilutive as of September 30, 2008.

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

New accounting pronouncements. Effective October 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.” As a result of the implementation of FIN 48 the Company did not record any cumulative effect adjustment to retained earnings.

As of October 1, 2007, and September 30, 2008, the Company’s liability for uncertain tax positions was $2.6 million and $2.3 million, respectively. Included in the balance of unrecognized tax benefits at September 30, 2008, are $1.5 million of tax benefits that, if recognized, would affect the effective tax rate. The Company records interest and penalties related to uncertain tax positions in income tax expense. As of October 1, 2007, and September 30, 2008, there was approximately $0.9 million and $0.8 million, respectively, of accrued interest and $0 and $0.3 million, respectively, of accrued penalties.

Based on current information the Company does not expect any changes in the amount of unrecognized tax benefits over the next twelve months to have a significant impact on the results of operations or the financial position of the Company.

The Company’s federal income tax returns for 2004 through 2007 are open tax years. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to two years after formal notification to the states. The Company has various state income tax returns in the process of examination, administrative appeals or litigation. The Company’s unrecognized tax benefits are related to state returns open from 1999 through 2007.

Accounting Pronouncements Not Yet Adopted. In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies whenever assets or liabilities are required or permitted to be measured at fair value under currently existing standards. No additional fair value measurements are required under this Statement. This Statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently in the process of evaluating the impact of adopting this Statement on its Consolidated Financial Statements.

Business segments. As the Company manages its business and operations on a consolidated basis, management has determined that there is one reportable business segment.

Reclassifications. Certain reclassifications have been made to the financial statements for years prior to September 30, 2008 to conform to current year classifications. Primarily they consist of breakout of loan information to correspond with loan type classifications presented for the first time in the current year.

NOTE B	INVESTMENT SECURITIES

September 30,	2008
	(In thousands)
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$25,500	$—	$(452)	$25,048	5.96%
1 to 5 years	—	—	—	—	0.00%
5 to 10 years	11,753	4,978	(548)	16,183	8.21%
Over 10 years	—	—	—	—	0.00%
Mortgage-Backed Securities
Agency pass-through certificates	1,434,907	10,425	(10,496)	1,434,836	5.75%

	1,472,160	15,403	(11,496)	1,476,067	5.77%

Held-to-maturity securities
Tax-exempt municipal bonds due
1 to 5 years	1,470	105	—	1,575	6.60%
5 to 10 years	—	—	—	—	0.00%
Over 10 years	6,300	431	—	6,731	5.72%
U.S. government and agency securities due
1 to 5 years	—	—	—	—	0.00%
Mortgage-Backed Securities
Agency pass-through certificates	116,767	704	(2,429)	115,042	5.56%

	124,537	1,240	(2,429)	123,348	5.58%

	$1,596,697	$16,643	$(13,925)	$1,599,415	5.76%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30,	2007
	(In thousands)
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses

Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$103,685	$—	$(4,641)	$99,044	6.97%
1 to 5 years	52,498	—	(3,268)	49,230	7.01%
5 to 10 years	6,000	—	(55)	5,945	5.59%
Over 10 years	74,168	3,974	(76)	78,066	9.86%
Mortgage-Backed Securities
Agency pass-through certificates	1,299,943	4,360	(20,900)	1,283,403	5.74%

	1,536,294	8,334	(28,940)	1,515,688	6.06%

Held-to-maturity securities
Tax-exempt municipal bonds due
5 to 10 years	1,792	102	—	1,894	9.06%
Over 10 years	6,315	437	—	6,752	8.36%
U.S. government and agency securities due
Within 1 year	—	—	—	—	0.00%
Mortgage-Backed Securities
Agency pass-through certificates	130,266	634	(4,422)	126,478	5.56%

	138,373	1,173	(4,422)	135,124	5.74%

	$1,674,667	$9,507	$(33,362)	$1,650,812	6.04%

$72,030,000 of available-for-sale securities were sold in 2008, resulting in no gain. $44,041,000 of available-for-sale securities were sold in 2007, resulting in a gain of $11,000. There were no available for sale securities sold in 2006.

Substantially all mortgage-backed securities have contractual due dates that exceed 10 years.

During the fourth quarter of 2008, the Company recorded an other than temporary impairment charge of $87,747,000 on its investment in Freddie Mac and Fannie Mae preferred stock. The value of these securities declined significantly after the U.S. Government placed both companies into conservatorship in September 2008. The securities have a new cost basis of approximately $2,500,000.

The following table shows the unrealized gross losses and fair value of securities at September 30, 2008, by length of time that individual securities in each category have been in a continuous loss position. The Company had $246,053,000 in fair value of securities in a continuous loss position for 12 or more months at September 30, 2008, which consisted of mortgage-backed securities and bonds. Management believes that the declines in fair value of these investments were due to changes in market interest rates and a temporary lack of liquidity in the mortgage market, not in estimated cash flows.

As of September 30,	2008
	(In thousands)
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
U.S. agency securities	$(449)	$24,551	$(548)	$1,153	$(997)	$25,704
Agency pass-through certificates	(6,280)	485,476	(6,648)	244,900	(12,928)	730,376

	$(6,729)	$510,027	$(7,196)	$246,053	$(13,925)	$756,080

NOTE C	LOANS RECEIVABLE

September 30,	2008	2007
	(In thousands)
Conventional real estate
Single-family residential	$6,868,956	$6,067,194
Construction – speculative	439,616	707,503
Construction – custom	317,894	328,929
Land – acquisition & development	724,421	755,577
Land – consumer lot loans	210,816	159,001
Multi-family	683,508	558,846
Commercial Real Estate	282,138	112,659
Commercial and Industrial	151,844	23,251
HELOC	80,407	13,690
Consumer	153,072	10,377

	9,912,672	8,737,027

Less
Allowance for probable losses	85,058	28,520
Loans in process	288,579	480,812
Deferred net loan origination fees	37,415	39,417

	411,052	548,749

	$9,501,620	$8,188,278

The Company originates fixed and adjustable interest rate loans, which at September 30, 2008 consisted of the following:

Fixed-Rate		Adjustable-Rate
Term to Maturity	Book Value	Term to Rate Adjustment	Book Value
	(In thousands)		(In thousands)
Within 1 year	79,776	Less than 1 year	1,402,911
1 to 3 years	150,969	1 to 3 years	161,246
3 to 5 years	133,108	3 to 5 years	192,974
5 to 10 years	403,123	5 to 10 years	217,499
10 to 20 years	674,815	10 to 20 years	76,481
Over 20 years	6,215,373	Over 20 years	204,397

	$7,657,164		$2,255,508

At September 30, 2008 and 2007, approximately $65,576,000 and $71,302,000 of fixed-rate loan origination commitments were outstanding, respectively. Loans serviced for others at September 30, 2008 and 2007 were approximately $157,045,000 and $18,388,000, respectively. The significant increase was a result of the First Mutual acquisition. Prior to the acquisition, First Mutual consistently originated and sold loans with servicing retained.

Permanent single-family residential loans receivable included adjustable-rate loans of $424,377,000 and $118,601,000 at September 30, 2008 and 2007, respectively. These loans have interest rate adjustment limitations and are generally indexed to the 1-year Treasury Bill rate or the Fannie Mae 30 year/30 day commit rate published each Wednesday in the Wall Street Jourrnal.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Gross loans by geographic concentration were as follows:
September 30, 2008	Single-family residential	Multi- family	Land - acquisition & development	Land - consumer lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial & industrial	Consumer	HELOC	Total
	(In thousands)
Washington	$2,776,710	$214,471	$392,498	$105,311	$178,812	$237,390	$191,509	$133,916	$17,634	$44,246	$4,292,497
Oregon	1,108,822	289,552	67,330	43,163	73,289	58,785	—	—	7,785	3,601	1,652,327
Other	779,840	9,351	—	53	—	—	—	—	103,643	—	892,887
Idaho	619,467	35,770	67,998	25,306	22,266	43,672	—	—	223	2,169	816,871
Arizona	602,186	70,993	79,449	16,625	8,206	32,690	—	—	1,470	2,620	814,239
Utah	617,590	47,262	41,249	11,800	27,335	33,105	—	—	81	4,308	782,730
New Mexico	172,269	5,003	46,952	5,566	3,071	20,295	90,629	17,928	7,210	23,215	392,138
Texas	79,038	4,923	17,539	784	2,648	4,389	—	—	14,401	—	123,722
Nevada	113,034	6,183	11,406	2,208	2,267	9,290	—	—	625	248	145,261

	$6,868,956	$683,508	$724,421	$210,816	$317,894	$439,616	$282,138	$151,844	$153,072	$80,407	$9,912,672

Percentage of gross loans by geographic concentration as a % of total were as follows:
September 30, 2008	Single-family residential	Multi- family	Land - acquisition & development	Land - consumer lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial & industrial	Consumer	HELOC	Total
	(As a % of total gross loans)
Washington	28.3%	2.2%	4.0%	1.1%	1.8%	2.4%	1.9%	1.4%	0.2%	0.4%	43.7%
Oregon	11.2%	2.9%	0.7%	0.4%	0.7%	0.6%	0.0%	0.0%	0.1%	0.0%	16.6%
Other	7.9%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	1.0%	0.0%	9.0%
Idaho	6.2%	0.4%	0.7%	0.3%	0.2%	0.4%	0.0%	0.0%	0.0%	0.0%	8.2%
Arizona	6.1%	0.7%	0.8%	0.2%	0.1%	0.3%	0.0%	0.0%	0.0%	0.0%	8.2%
Utah	6.2%	0.5%	0.4%	0.1%	0.3%	0.3%	0.0%	0.0%	0.0%	0.0%	7.8%
New Mexico	1.7%	0.1%	0.5%	0.1%	0.0%	0.2%	0.9%	0.2%	0.1%	0.2%	4.0%
Texas	0.8%	0.0%	0.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%	1.1%
Nevada	1.1%	0.1%	0.1%	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	1.4%

	69.50%	7.00%	7.40%	2.20%	3.10%	4.30%	2.80%	1.60%	1.50%	0.60%	100.00%

Percentage of gross loans by type and geographic concentration as % of each type were as follows:
September 30, 2008	Single-family residential	Multi- family	Land - acquisition & development	Land - consumer lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial & industrial	Consumer	HELOC
	(As a % of gross loans by type)
Washington	40.4%	31.4%	54.1%	50.0%	56.2%	54.1%	67.9%	88.2%	11.6%	54.9%
Oregon	16.1%	42.4%	9.3%	20.5%	23.1%	13.4%	0.0%	0.0%	5.1%	4.5%
Other	11.4%	1.4%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	67.6%	0.0%
Idaho	9.0%	5.2%	9.4%	12.0%	7.0%	9.9%	0.0%	0.0%	0.1%	2.7%
Arizona	8.8%	10.4%	11.0%	7.9%	2.6%	7.4%	0.0%	0.0%	1.0%	3.3%
Utah	9.0%	6.9%	5.7%	5.6%	8.6%	7.5%	0.0%	0.0%	0.1%	5.4%
New Mexico	2.5%	0.7%	6.5%	2.6%	1.0%	4.6%	32.1%	11.8%	4.7%	28.9%
Texas	1.2%	0.7%	2.4%	0.4%	0.8%	1.0%	0.0%	0.0%	9.4%	0.0%
Nevada	1.6%	0.9%	1.6%	1.0%	0.7%	2.1%	0.0%	0.0%	0.4%	0.3%

	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

At September 30, 2008, the Company’s recorded investment in impaired loans was $134,438,000, of which $98,654,000 have allocated reserves of $28,755,000. At September 30, 2007, the Company’s recorded investment in impaired loans was $18,903,000 with allocated reserves of $593,000. The average balance of impaired loans during 2008, 2007 and 2006 was $82,176,000, $7,773,000 and $422,000, and interest income from impaired loans was $5,284,000, $522,000 and 28,000, respectively.

NOTE D	ALLOWANCE FOR LOSSES ON LOANS

Year ended September 30,	2008	2007
	(In thousands)
Balance at beginning of year	$28,520	$24,993
Provision for loan losses	60,516	1,550
Charge-offs	(15,423)	(1,156)
Recoveries	264	3
Acquired reserves	11,181	3,130

Balance at end of year	$85,058	$28,520

NOTE E	INTEREST RECEIVABLE

September 30,	2008	2007
	(In thousands)
Loans receivable	$50,816	$40,022
Allowance for uncollected interest on loans receivable	(4,489)	(312)
Mortgage-backed securities	7,422	6,802
Investment securities	616	3,099

	$54,365	$49,611

NOTE F	PREMISES AND EQUIPMENT

September 30,		2008	2007
		(In thousands)
	Estimated Useful Life
Land	—	$60,065	$24,764
Buildings	25 - 40	90,679	66,662
Leasehold improvements	7 - 15	5,532	3,962
Furniture, fixtures and equipment	2 - 10	17,008	15,080

		173,284	110,468
Less accumulated depreciation and amortization		(39,927)	(35,661)

		$133,357	$74,807

The Company has non-cancelable operating leases for branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, were as follows: $3 million for 2009, $2 million for 2010, $1 million for 2011, $1 million for 2012 and $2 million thereafter. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $2,613,000, $2,487,000 and $2,219,000 in 2008, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE G	CUSTOMER ACCOUNTS

September 30,	2008	2007
	(In thousands)
Checking accounts, 2.50% and under	$516,972	$409,098
Passbook and statement accounts, 3.00% and under	188,546	198,876
Insured money market accounts, .50% to 2.50%	1,231,542	739,554
Certificate accounts
Less than 3.00%	892,627	4,228
3.00% to 3.99%	2,887,138	150,926
4.00% to 4.99%	1,346,039	1,283,837
5.00% to 5.99%	81,911	3,190,141
6.00% to 6.99%	1,270	2,389

Total certificates	5,208,985	4,631,521

Repurchase agreements with customers, .50% to 3.50%	23,494	17,736

	$7,169,539	$5,996,785

Certificate maturities are as follows:

September 30,	2008	2007
	(In thousands)
Within 1 year	4,557,174	4,174,634
1 to 2 years	377,619	208,701
2 to 3 years	98,202	109,341
Over 3 years	175,990	138,845

	$5,208,985	$4,631,521

Customer accounts over $100,000 totaled $2,423,000,000 as of September 30, 2008 and $1,579,000,000 as of September 30, 2007.

Interest expense on customer accounts consisted of the following:

Year ended September 30,	2008	2007	2006
	(In thousands)
Checking accounts	$6,813	$5,572	$2,498
Passbook and statement accounts	2,724	2,902	2,187
Insured money market accounts	25,571	22,309	21,789
Certificate accounts	224,973	213,242	153,266

	260,081	244,025	179,740
Repurchase agreements with customers	547	817	856

	260,628	244,842	180,596
Less early withdrawal penalties	(859)	(1,005)	(991)

	$259,769	$243,837	$179,605

Weighted average interest rate at end of year	3.25%	4.36%	4.08%
Weighted daily average interest rate during the year	3.87%	4.26%	3.49%

NOTE H	FHLB ADVANCES

Maturity dates of FHLB advances were as follows:

September 30,	2008	2007
	(In thousands)
FHLB advances
Within 1 year	$—	$200,000
1 to 3 years	448,308	—
4 to 5 years	100,000	460,979
More than 5 years	1,450,000	1,100,000

	$1,998,308	$1,760,979

$1,650,000,000 of the 2008 advances and $1,500,000,000 of the 2007 advances included in the above table are callable by the FHLB. If these callable advances were to be called at the earliest call dates, the maturities of all FHLB advances would be as follows:

September 30,	2008	2007
	(In thousands)
FHLB advances
Within 1 year	$200,000	$400,000
1 to 3 years	848,308	200,000
4 to 5 years	875,000	1,060,979
More than 5 years	75,000	100,000

	$1,998,308	$1,760,979

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows:

September 30,	2008	2007	2006
	(In thousands)
Weighted average interest rate at end of year	4.45%	4.79%	4.74%
Weighted daily average interest rate during the year	4.65%	4.81%	4.83%
Daily average of FHLB advances	$2,022,596	$1,623,864	$1,410,169
Maximum amount of FHLB advances at any month end	2,205,801	1,800,000	1,500,000
Interest expense during the year	94,048	78,033	68,119

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

NOTE I	OTHER BORROWINGS

Maturity dates of securities sold under agreements to repurchase (reverse repurchase agreements) and other borrowings were as follows:

September 30,	2008	2007
	(In thousands)
Reverse repurchase agreements and other borrowings:
Within 1 year	$377,600	$275,000
1 to 3 years	300,000	300,000
4 to 5 years	—	—
More than 5 years	500,000	500,000

	$1,177,600	$1,075,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

$500,000,000 of the 2008 and 2007 reverse repurchase agreements and other borrowings included in the above table are callable by the counterparty. If these were to be called at the earliest call dates, the maturities of the reverse repurchase agreements and other borrowings would be as follows:

September 30,	2008	2007
	(In thousands)
Reverse repurchase agreements and other borrowings:
Within 1 year	$377,600	$275,000
1 to 3 years	600,000	600,000
4 to 5 years	200,000	200,000
More than 5 years	—	—

	$1,177,600	$1,075,000

Other borrowings on the Consolidated Statements of Financial Condition at both September 30, 2008 and 2007 included the $800,000,000 of reverse repurchase agreements presented in the table above as well as $377,000,000 and $275,000,000 of short-term Fed funds borrowings due October 1, 2008 and October 2, 2007, bearing weighted average interest rates of 2.00% and 5.14%, respectively.

The Company enters into sales of reverse repurchase agreements. Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the three years ended September 30, 2008, all of the Company’s transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company’s name, and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements, the identical securities pledged as collateral will be returned to the Company.

Financial data pertaining to the weighted-average cost and the amount of securities sold under agreements to repurchase and other borrows were as follows:

September 30,	2008	2007	2006
	(In thousands)
Reverse repurchase agreements
Weighted average interest rate at end of year	4.19%	4.19%	3.93%
Weighted daily average interest rate during the year	4.26%	4.07%	3.89%
Daily average of securities sold under agreements to repurchase	$803,825	$785,753	$630,411
Maximum securities sold under agreements to repurchase at any month end	800,000	900,000	700,000
Interest expense during the year	34,260	31,962	25,637

Other borrowings
Weighted average interest rate at end of year	2.00%	5.14%	5.38%
Weighted daily average interest rate during the year	3.23%	5.31%	5.37%
Daily average of securities sold under agreements to repurchase	$296,529	$87,939	$20,863
Maximum other borrowings at any month end	475,000	275,000	170,000
Interest expense during the year	9,564	4,669	1,121

NOTE J	INCOME TAXES

The Consolidated Statements of Financial Condition at September 30, 2008 and 2007 include net deferred tax assets and liabilities of $1,236,000, and $37,375,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities. The major sources of these temporary differences and their deferred tax effects were as follows:

September 30,	2008	2007
	(In thousands)
Deferred tax assets
Loan loss reserves	$34,856	$10,642
Investment security deferred loss	32,247	—
Valuation adjustment on available-for-sale securities	—	7,604
Delinquent accrued interest	1,834
Other, net	475

Total deferred tax assets	69,412	18,246

Deferred tax liabilities
Federal Home Loan Bank stock dividends	33,545	31,752
Loan origination costs	16,037	13,076
Depreciation	13,258	6,609
Deferred gain on forward commitments	2,091	2,416
Core deposit intangible	1,809	1,739
Valuation adjustment on available-for-sale securities	1,436	—
Other, net	—	29

Total deferred tax liabilities	68,176	55,621

Net deferred tax liability (asset)	$(1,236)	$37,375

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,	2008	2007	2006
Statutory income tax rate	35%	35%	35%
Dividend received deduction	-1	-1	-1
Other differences	-1	0	-1
State income tax	2	2	2
Effective income tax rate	35%	36%	35%

On October 1, 2007, the Company adopted FIN 48. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at October 1, 2007	$3,485
Tax positions related to current year:
Additions	95
Reductions	—
Tax positions related to prior years:
Additions	1,249
Reductions	—
Settlements with taxing authorities	(1,322)
Lapses in statutes of limitations	(53)

Balance at September 30, 2008	$3,454

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

Plan participants may make voluntary after-tax contributions of their considered earnings as defined by the Plan. In addition, participants may make pre-tax contributions up to the statutory limits through the 401(k) provisions of the Plan. The annual addition from contributions to an individual participant’s account in this Plan cannot exceed the lesser of 100% of base salary or $46,000. Under provisions of the Plan, employees are eligible to participate on the date of hire and become fully vested in the Company’s contributions following six years of service. In August 1995 the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows employees to direct a portion of their vested account balance toward the purchase of Company stock. Company contributions to the Plan amounted to $3,595,000, $2,631,000 and $2,335,000 for the years ended September 30, 2008, 2007 and 2006, respectively.

NOTE L	STOCK OPTION PLANS

The Company has two equity-based compensation plans (Plans) which provide for a combination of stock options and stock grants. Option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on 7 years of continuous service and have 10-year contractual terms. Beginning with options awarded in 2007, the vesting period was reduced to 5 years of continuous service. The Company’s policy is to issue new shares upon option exercises. Stockholders authorized 4,480,101 shares and 4,099,480 shares of common stock, as adjusted for stock splits and stock dividends, to be reserved pursuant to the 1994 Stock Option and Stock Appreciation Rights Plan (the 1994 Plan) and the 2001 Long-Term Incentive Plan (the 2001 Plan), respectively. The two Plans are substantially similar. Of the 8,579,581 total shares authorized by stockholders under the two Plans, 2,773,290 shares remain available for issuance. Each of the Plans has been approved by the Company’s stockholders.

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

Year ended September 30,	2008	2007	2006
Annual dividend yield	3.66%	3.62%	4.02%
Expected volatility	17%	12%	23%
Risk-free interest rate	2.48%	4.45%	4.62%
Expected life	4.5 years	4.5 years	5 years

During 2008, 2007 and 2006, the Company recognized $1,286,000, $1,095,000 and 1,119,000 of compensation cost for stock options, net of forfeitures.

A summary of option activity under the Plans as of September 30, 2008, and changes during the year then ended is as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2007	2,218,587	$19.65
Granted	751,040	23.68
Exercised	-147,497	14.95
Forfeited	-152,717	22.08

Outstanding at September 30, 2008	2,669,413	$20.90	6.0 years	$(8,014)

Exercisable at September 30, 2008	800,230	$17.20	1.0 year	$1,001

The weighted average grant date fair value of options granted during the years 2008, 2007 and 2006 was $2.54, $2.38 and $4.27, respectively. The total intrinsic value of options exercised during the years ended September 30, 2008, 2007 and 2006 was $1,234,000, $3,928,000 and $3,276,000, respectively. Likewise, the total grant date fair value of options exercised during the years ended September 30, 2008, 2007 and 2006 was $441,000, $1,040,000 and $775,000, respectively.

A summary of the status of the Company’s nonvested options as of September 30, 2008, and changes during the year then ended is as follows:

Nonvested Options	Shares	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2007	1,555,552	$3.55
Granted	751,040	2.54
Vested	-293,480	3.75
Forfeited	-143,929	3.25

Outstanding at September 30, 2008	1,869,183	$3.14

As of September 30, 2008, unrecognized compensation cost for stock options, net of forfeitures, totaled $3,795,000, which is expected to be recognized over a weighted average remaining period of 3.31 years.

Cash received from option exercises for the years ended September 30, 2008, 2007 and 2006 was $2,198,000, $5,563,000 and $4,141,000, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $337,000, $1,132,000 and $891,000, respectively, for the years ended September 30, 2008, 2007 and 2006.

The Company also grants shares of restricted stock pursuant to its plans. These shares of restricted stock vest over a period of one to seven years. The Company has issued a total of 208,235 shares of restricted stock, with a fair market value at the date of grant of $4.4 million. As of September 30, 2008, 109,571 shares remained restricted. The Company accounts for restricted stock grants by recording the fair value of the grant to compensation expense over the vesting period. Compensation expense related to restricted stock was $795,345, $298,000 and $273,000 for the years ended September 30, 2008, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

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

As of September 30, 2008 and 2007, the OTS categorized Washington Federal Savings as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Washington Federal Savings must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that Management believes have changed Washington Federal Savings’ categorization.

	Actual		Capital Adequacy Guidelines		Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Capital	Ratio	Capital	Ratio
September 30, 2008	(In thousands)
Total capital to risk-weighted assets	1,168,709	17.18%	544,064	8.00%	680,080	10.00%
Tier I capital to risk-weighted assets	1,118,152	16.44%	NA	NA	408,048	6.00%
Core capital to adjusted tangible assets	1,118,152	9.66%	NA	NA	578,579	5.00%
Core capital to total assets	1,118,152	9.66%	347,147	3.00%	NA	NA
Tangible capital to tangible assets	1,118,152	9.66%	173,574	1.50%	NA	NA
September 30, 2007
Total capital to risk-weighted assets	$1,250,360	21.81%	$458,626	8.00%	$573,283	10.00%
Tier I capital to risk-weighted assets	1,229,006	21.44%	NA	NA	343,970	6.00%
Core capital to adjusted tangible assets	1,229,006	12.06%	NA	NA	509,733	5.00%
Core capital to total assets	1,229,006	12.06%	305,840	3.00%	NA	NA
Tangible capital to tangible assets	1,229,006	12.06%	152,920	1.50%	NA	NA

At periodic intervals, the OTS and the Federal Deposit Insurance Corporation (FDIC) routinely examine the Company’s financial statements as part of their oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company’s financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent OTS examination which concluded in October 2008.

The Company has an ongoing stock repurchase program. No shares were repurchased during 2008. The Company repurchased 421,700 shares at a weighted average price of $23.35 during 2007. As of September 30, 2008, Management had authorization from the Board of Directors to repurchase up to 2.9 million additional shares.

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

September 30,	2008		2007
	(In thousands)
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$82,600	$82,600	$61,378	$61,378
Available-for-sale securities	1,476,067	1,476,067	1,515,688	1,515,688
Held-to-maturity securities	124,537	123,348	138,373	135,124
Loans receivable	9,501,620	9,564,456	8,188,278	8,222,993
FHLB stock	144,874	144,874	132,397	132,397

Financial liabilities
Customer accounts	7,169,539	7,173,684	5,996,785	5,988,264
FHLB advances and other borrowings	3,175,908	3,153,797	2,835,979	2,796,122

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE O	FINANCIAL INFORMATION – WASHINGTON FEDERAL, INC.

The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

Statements of Financial Condition

September 30,	2008	2007
	(In thousands)
Assets
Cash	$4,787	$6,518
Investment in subsidiary	1,342,195	1,326,936
Dividend receivable	18,434	13,310

Total assets	$1,365,416	$1,346,764

Liabilities
Borrowed money	$14,310	$10,310
Dividend payable and other liabilities	18,432	18,327

Total liabilities	32,742	28,637

Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized, 105,092,724 and 104,921,450 shares issued; 87,916,286 and 87,441,750 shares outstanding	$105,093	104,921
Paid-in capital	1,261,032	1,254,490
Accumulated other comprehensive income (loss), net of tax	2,472	(13,033)
Treasury stock, at cost; 17,176,438 and 17,479,700 shares	(210,250)	(213,934)
Retained earnings	174,327	185,683

Total stockholders’ equity	1,332,674	1,318,127

Total liabilities and stockholders’ equity	$1,365,416	$1,346,764

Statements of Operations

Year ended September 30,	2008	2007	2006
	(In thousands)
Income
Dividends from subsidiary	$65,000	$66,000	$63,000
Other	24	14	—

Total Income	65,024	66,014	63,000

Expense
Miscellaneous	1,245	765	348

Total expense	1,245	765	348

Net income before equity in undistributed net income of subsidiary	63,779	65,249	62,652
Equity in undistributed net income of subsidiary	(1,881)	69,500	80,327

Income before income taxes	61,898	134,749	142,979
Income tax benefit	434	268	123

Net income	$62,332	$135,017	$143,102

  Statements of Cash Flows

Year ended September 30,	2008	2007	2006
	(In thousands)
Cash Flows From Operating Activities
Net income	$62,332	$135,017	$143,102
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	1,881	(69,500)	(80,327)
Decrease (increase) in dividend receivable	(5,124)	2,690	(1,000)
Increase (decrease) in other liabilities	551	(463)	(64)

Net cash provided by operating activities	59,640	67,744	61,711

Cash Flows From Financing Activities
Proceeds from exercise of common stock options and related tax benefit	2,546	6,752	5,077
Proceeds from Employee Stock Ownership Plan	5,771	1,617	1,821
Increase in borrowings	4,000	10,310	—
Treasury stock purchased	—	(9,848)	—
Dividends	(73,688)	(72,467)	(70,708)

Net cash used by financing activities	(61,371)	(63,636)	(63,810)
Increase (decrease) in cash	(1,731)	4,108	(2,099)
Cash at beginning of year	6,518	2,410	4,509

Cash at end of year	$4,787	$6,518	$2,410

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE P	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter:

Year ended September 30, 2008	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$166,592	$176,852	$180,481	$177,503
Interest expense	101,299	103,279	99,817	93,246

Net interest income	65,293	73,573	80,664	84,257
Provision for loan losses	1,000	9,500	13,216	36,800
Other operating income	4,387	12,940	7,560	(84,078)
Other operating expense	17,243	22,078	23,581	25,339

Income before income taxes	51,437	54,935	51,427	(61,960)
Income taxes	18,389	19,483	18,258	(22,623)

Net income	$33,048	$35,452	$33,169	$(39,337)

Basic earnings per share	$0.38	$0.40	$0.38	$(0.45)
Diluted earnings per share	0.38	0.40	0.38	(0.45)
Cash dividends per share	0.21	0.21	0.21	0.21
Return of average assets	1.26%	1.27%	1.13%	-1.33%

Year ended September 30, 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$145,476	$152,002	$158,620	$162,584
Interest expense	83,086	86,809	92,201	96,405

Net interest income	62,390	65,193	66,419	66,179
Provision for (reversal of) loan losses	50	150	1,000	350
Other operating income	3,134	3,291	5,230	3,586
Other operating expense	13,716	16,136	17,234	17,474

Income before income taxes	51,758	52,198	53,415	51,941
Income taxes	18,374	18,715	19,150	18,056

Net income	$33,384	$33,483	$34,265	$33,885

Basic earnings per share	$0.39	$0.38	$0.39	$0.39
Diluted earnings per share	0.38	0.38	0.39	0.39
Cash dividends per share	0.205	0.205	0.210	0.210
Return on average assets	1.47%	1.41%	1.38%	1.34%

NOTE Q	SUBSEQUENT EVENT

On November 14, 2008, Washington Federal entered into a Letter Agreement, which incorporates by reference the Securities Purchase Agreement – Standard Terms (the “Purchase Agreement”), with the United States Department of the Treasury (“Treasury”), pursuant to which the Company issued and sold to the Treasury (i) 200,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 1,707,456 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), for an aggregate purchase price of $200 million in cash.

The Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Company may not redeem the Preferred Stock during the first three years following the investment by Treasury, except with the proceeds from a “Qualified Equity Offering”. After three years, the Company may, at its option, redeem the Preferred Stock at its liquidation preference ($200 million) plus accrued and unpaid dividends. The Preferred Stock is generally non-voting.

The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an initial per share exercise price of $17.57. The Warrant provides for the adjustment of the exercise price and the number of shares of Common Stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of Common Stock, upon certain issuances of Common Stock at or below a specified price relative to the initial exercise price and upon certain repurchases of Common Stock by the Company. If the Company receives aggregate gross cash proceeds of not less than $200 million from “Qualified Equity Offerings” on or prior to December 31, 2009, the number of shares of Common Stock issuable pursuant to Treasury’s exercise of the Warrant will be reduced by one half of the original number of shares, taking into account all adjustments, underlying the Warrant. Pursuant to the Purchase Agreement, Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

The Preferred Stock and the Warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to register the Preferred Stock, the Warrant and the shares of Common Stock underlying the Warrant, as soon as practicable after the date of the issuance of the Preferred Stock and the Warrant. Neither the Preferred Stock nor the Warrant will be subject to any contractual restrictions on transfer, except that Treasury may only transfer or exercise an aggregate of one-half of the Warrant Shares prior to the earlier of the redemption of 100% of the shares of Preferred Stock and December 31, 2009.

In the Purchase Agreement, the Company agreed that, until such time as Treasury ceases to own any debt or equity securities of the Company acquired pursuant to the Purchase Agreement, the Company will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of issuance of the Preferred Stock and the Warrant, and has agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

Pursuant to the terms of the Purchase Agreement, upon issuance of the Preferred Stock, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its common stock will be subject to restrictions, including a restriction against increasing cash dividends above $.21 per quarter, without the express permission of the Treasury. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Preferred Stock and (b) the date on which the Preferred Stock has been redeemed in whole or Treasury has transferred all of the Preferred Stock to third parties.

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

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of September 30, 2008. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Company’s management believes that as of September 30, 2008, the Company’s internal control over financial reporting was effective based on those criteria.

The Company’s independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on the Company’s internal control over financial reporting and their report follows.

November 21, 2008

Roy M. Whitehead

Chairman, President and

Chief Executive Officer

Brent J. Beardall

Executive Vice President and

Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Washington Federal, Inc.

Seattle, Washington

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of September 30, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 21, 2008, expressed an unqualified opinion on the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

Seattle, Washington

November 21, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Washington Federal, Inc.

Seattle, Washington

We have audited the internal control over financial reporting of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2008, of the Company and our report dated November 21, 2008, expressed an unqualified opinion on those financial statements

DELOITTE & TOUCHE LLP

Seattle, Washington

November 21, 2008

PERFORMANCE GRAPHS

The following graphs compare the cumulative total return to Washington Federal stockholders (stock price appreciation plus reinvested dividends) to the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended September 30, 2008 and since Washington Federal first became a publicly traded company on November 9, 1982, respectively. The graphs assume that $100 was invested on September 30, 2003 and November 9, 1982, respectively, in Washington Federal Common Stock, the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index, and that all dividends were reinvested. Management of Washington Federal cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

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

American Stock Transfer & Trust Company

59 Maiden Lane

Plaza Level

New York, NY 10038

Telephone: 1-888-888-0315

www.amstock.com

Annual Meeting	The annual meeting of stockholders will be held on January 21, 2009, at 2 p.m., Pacific Time at Sheraton Hotel, 1400 Sixth Avenue, Seattle, Washington

Form 10-K	To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company. This report and all SEC filings of the Company are available through the Company’s website: www.washingtonfederal.com.

Stock Information	Washington Federal, Inc. is traded on the NASDAQ Global Select Market. The common stock symbol is WFSL. At September 30, 2008, there were approximately 2,108 stockholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2006	$24.12	$22.23	$0.205
March 31, 2007	23.99	22.47	0.205
June 30, 2007	25.39	22.70	0.210
September 30, 2007	27.06	21.63	0.210
December 31, 2007	27.09	20.94	0.210
March 31, 2008	25.21	19.05	0.210
June 30, 2008	24.63	18.10	0.210
September 30, 2008	24.00	13.63	0.210

Future dividend policy will be determined by the board of directors after giving consideration to the Company’s financial condition, results of operations, tax status, industry standards, economic conditions and other factors. Dividends will also depend upon dividend payments by Washington Federal Savings to Washington Federal, which is its primary source of income.

The Company’s ability to pay dividends is subject to regulatory limitations, which require, depending on certain factors, either an application or an advance notice to the OTS prior to a capital distribution by Washington Federal Savings to Washington Federal. Furthermore, under the Treasury’s Capital Purchase Program, the Company must obtain the Treasury’s consent for any increase in dividends declared on its common stock. This restriction applies until November 14, 2011, unless prior to that time the Company redeems the Preferred Stock that it issued to the Treasury or the Treasury transfers the Preferred Stock to a third party. For more information on the Company’s participation in the Treasury’s Capital Purchase Program and the corresponding restrictions, please see Note Q, Subsequent Event, of the Notes to Consolidated Financial Statements in this Annual Report.

DIRECTORS, OFFICERS AND OFFICES

CORPORATE HEADQUARTERS

425 Pike Street

Seattle, WA 98101

(206) 624-7930

BOARD OF DIRECTORS

ROY M. WHITEHEAD

Chairman, President and Chief Executive Officer

DEREK L. CHINN

Former President and Chief Executive Officer,

United Savings and Loan Bank

JOHN F. CLEARMAN

Former Chief Financial Officer,

Milliman USA, Inc.

JAMES J. DOUD, JR.

Former Executive Vice President and

Chief Operating Officer of

Matthew G. Norton Co.

H. DENNIS HALVORSON

Former Chief Executive Officer, United Bank

ANNA C. JOHNSON

Senior Partner

Scan East West Travel

THOMAS J. KELLEY

Faculty member, Albers

School of Business, Seattle

University and retired

partner, Arthur Andersen LLP

THOMAS F. KENNEY

Vice President Finance

Haggen, Inc.

CHARLES R. RICHMOND

Former Executive

Vice President, Washington Federal

BARBARA L. SMITH, PhD.

Owner, B. Smith Consulting

Group

DIRECTORS EMERITI

W. ALDEN HARRIS

KERMIT O. HANSON

EXECUTIVE MANAGEMENT COMMITTEE

BRENT J. BEARDALL

Executive Vice President and Chief Financial Officer

LINDA S. BROWER

Executive Vice President

RICHARD J. COLLETTE

Executive Vice President

EDWIN C. HEDLUND

Executive Vice President and Secretary

JACK B. JACOBSON

Executive Vice President

MARK A. SCHOONOVER

Executive Vice President and Chief Credit Officer

ROY M. WHITEHEAD

Chairman, President and

Chief Executive Officer

DEPARTMENT MANAGERS

Accounting

CHAD J. LEONARD

Vice President and Controller

ROBERT C. ZIRK

Vice President

Internal Controls and Taxes

Business Banking-Bellevue

THOMAS E. KASANDERS

Senior Vice President

Compliance

PAUL I. TYLER

Senior Vice President and General Counsel

Consumer Underwriting

MICHAEL R. BUSH

Senior Vice President

Credit Administration

JAMES E. CADY

Senior Vice President

DAVID J. DANIEL

Vice President

DALE R. SULLIVAN

Senior Vice President

Corporate Real Estate

KEITH D. TAYLOR

Senior Vice President

and Treasurer

Data Processing

TERRY O. PERMENTER

Senior Vice President

Deposit Operations

TERESA M. RODIN

Vice President

Internal Audit

BARBARA A. MURPHY

Senior Vice President

Loan Servicing

JUDY R. GRAMS

Vice President

Marketing and Investor Relations

CATHY E. COOPER

Senior Vice President

Mortgage Loan Operations

LEANN H. BURKE

Vice President

Wholesale Loan Production

PATRICK J. CARSON

Vice President

Wholesale Underwriting

COLLEEN E. WELLS

Senior Vice President

SUBSIDIARIES First Insurance Agency, Inc. 1501 Riverside Drive Mount Vernon, WA 98273 1-800-562-2555 DUANE E. HENSON President

SOUTH SOUND

WASHINGTON

17 Office Locations

Division Manager

GREGORY J. TOSO

Senior Vice President

9919 Bridgeport Way S.W.

Lakewood, WA 98499

MIDSOUND

WASHINGTON

14 Office Locations

Division Manager

LISA KING

Senior Vice President

5809 196th S.W.

Lynnwood, WA 98036

EASTSIDE

WASHINGTON

14 Office Locations

Division Manager

VICTOR MIZUMORI

Senior Vice President

400 108th Ave. NE

Bellevue, WA 98004

NORTHERN WASHINGTON

9 Office Locations

Division Manager

GREGORY A. PECK

Senior Vice President

1501 Riverside Drive

Mount Vernon, WA 98273

WESTERN IDAHO

10 Office Locations

Division Manager

ROBERT P. LINK

Senior Vice President

1001 W. Idaho St.

Boise, ID 83701

EASTERN IDAHO

6 Office Locations

Region Manager

JEFFREY B. HARRIS

Vice President

500 North Capital

Idaho Falls, ID 83402

OREGON

28 Office Locations

Division Manager

PEGGY L. HOBIN

Senior Vice President

14990 SW Bangy Rd.

Lake Oswego, OR 97035

UTAH

10 Office Locations

Division Manager

MARLISE G. FISHER

Senior Vice President

505 East 200 South

Salt Lake City, UT 84102

NEW MEXICO

13 Office Locations

Division Manager

HAL BAILEY

Senior Vice President

4301 The 25 Way NE

Albuquerque, NM 87109

PHOENIX ARIZONA

12 Office Locations

Division Manager

JOHN J. PIRTLE

Senior Vice President

2196 E. Camelback Road, Suite 100

Phoenix, AZ 85016

TUCSON ARIZONA

8 Office Locations

Division Manager

GEORGIA E. VELARDE

Senior Vice President

5151 E. Broadway Blvd., Suite 105

Tucson, AZ 85711

NEVADA

3 Office Locations

Division Manager

PAMELA K. CALLAHAN

Vice President

9340 Sun City Blvd. #103

Las Vegas, NV 89134

TEXAS

4 Office Locations

Division Manager

RONDA F. TOMLINSON

Senior Vice President

5900 Chapel Hill Blvd.

Plano, TX 75093