Form 10-K, Exhibit 13
period 2010-09-30
WASHINGTON FEDERAL INC
filed 2010-11-16
CIK 936528

Washington Federal.
invested here.

Washington Federal, Inc.
Annual Report 2010.

WASHINGTON FEDERAL, INC.

ANNUAL REPORT 2010

425 Pike Street, Seattle, WA 98101

A SHORT HISTORY

Washington Federal, Inc. (Company or Washington Federal) is a unitary thrift holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal Savings, which operates 160 offices in eight western states.

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

On January 8, 2010, the Company acquired certain assets and liabilities, including most of the loans and deposits, of Horizon Bank, headquartered in Bellingham, Washington (“Horizon”) from the Federal Deposit Insurance Corporation (“FDIC”), as receiver for Horizon. Horizon operated eighteen full-service offices, four commercial loan centers and four real estate loan centers in Washington. Through consolidation with existing Washington Federal branches, there was a net increase of 10 branches as a result of the Horizon acquisition.

The Company obtains its funds primarily through deposits from the general public, from repayments of loans, borrowings and retained earnings. These funds are used largely to make loans to individuals and business for the purchase of new and existing homes, construction and land loans, commercial real estate, commercial and industrial loans, and for investments.

FINANCIAL HIGHLIGHTS

September 30,	2010	2009	% Change
	(In thousands, except per share data)
Assets	$13,486,379	$12,582,475	7%
Cash and cash equivalents	888,622	498,388	78
Investment securities	358,061	21,259	1,584
Loans receivable, net	8,423,703	8,983,430	-6
Covered loans, net	534,474	0	—
Mortgage-backed securities	2,203,139	2,282,865	-3
Customer accounts	8,852,540	7,842,310	13
FHLB advances and other borrowings	2,665,548	2,879,530	-7
Stockholders’ equity	1,841,147	1,745,485	5
Net income available to common shareholders	118,653	40,684	192
Diluted earnings per share	1.05	0.46	128
Dividends per share	0.20	0.20	—
Stockholders’ equity per share	16.37	15.55	5
Shares outstanding	112,484	112,248	NM
Return on average stockholders’ equity	6.55%	2.87%	NM
Return on average assets	0.89	0.33	NM
Efficiency ratio (1)	26.26	27.30	NM

(1)	Calculated as total operating costs divided by net interest income, plus other income (excluding Investment gains and FHLB prepayment fee)

NM – not meaningful

TO OUR STOCKHOLDERS

Fellow Stockholder:

It is my privilege to advise you that last fiscal year was a successful one. Net income for our company amounted to $118,653,000, an increase of 192% over the $40,684,000 recorded in the prior year. Two extraordinary items, a $54.8 million after tax gain on the acquisition of certain assets and liabilities of the former Horizon Bank, and the recapture of $39 million related to a contingent federal tax liability, delivered a welcome boost to earnings from normal operations that were weakened by the high cost of resolving problem loans. In a year that saw the highest number of bank failures in nearly 20 years, we are delighted and somewhat relieved to close the books on fiscal 2010 and report such positive results.

For generations the management of Washington Federal has worked to develop a reputation as a business built upon integrity, with a fortress financial condition and a culture of treating clients fairly. This substantial effort brought real rewards during the year as business gravitated to us because we were viewed as a safe harbor and a good place to do business. Our strong financial position also enabled the company to gain market share at a very reasonable price through the FDIC-assisted acquisition of the aforementioned Horizon Bank, a $1.1 billion institution with 18 branches that was headquartered in Bellingham, Washington. The integration of a failed institution is not without trauma for their employees and clients and we lost a few good ones in each category along the way. For those who remained loyal and worked with us through a challenging time, we cannot thank you enough. We are intensely committed to proving that you made a good decision.

On the financial management front, the company’s capital and liquidity positions were already world-class, so the focus last year was on the disposition of problem assets and positioning the balance sheet for changing interest rates. Regarding problem assets, we center attention on what are known in the industry as Non-Performing Assets (“NPA’s”), comprised of loans on which interest is no longer being accrued plus assets acquired through foreclosure. Such assets peaked in June 2009 at $606 million and have declined each quarter since, ending September 2010 at $435 million, representing a decline of 28%. This is good news and we expect the trend to continue. The adjacent chart, though, shows in a dramatic way that much of the reduction in NPA’s came as a result of write-offs, which have skyrocketed since the begin ning of the so-called Great Recession, brought on by the bursting of the housing bubble. The combination of a concentration in residential real estate, declining home values and high unemployment, meant that there was simply no way for the company to avoid losses. Yet the overall performance of the company under such dire circumstances is a real testament to the strength of the institution and should give investors confidence that it can survive just about any economic calamity. As with NPA’s, management believes that the worst is behind us and that we have experienced the peak in asset writedowns for this credit cycle. Fiscal 2011 should see considerable improvement in that area.

Interest rate risk, defined as the impact on earnings of a change in interest rates, is an area where management is less confident in its ability to forecast events. In fact, there may never have been a time at which it’s been so easy to make the convincing case for both inflationary and deflationary scenarios. In the end though, because the company is heavily invested in 30 year fixed rate mortgages, the deeper concern is with rising interest rates brought on by inflationary expectations, so it is against that greater risk that we are fortifying the company. We do so primarily by shortening the maturities of assets – allowing mortgage loans to refinance elsewhere, for example, increasing investment in short-term or floating rate assets, increasing cash which can be invested at higher rates in the future, and maintaining high levels of capital that can be leveraged in the future to offset any decline in margin. Management has also locked in long-term financing to the maximum extent that it deems prudent, given that there remains a strong case for low rates to continue for a considerable period of time. The result of these moves collectively has been to reduce the interest rate risk posture of the company. Earnings in the near-term will be lower as a result, because we make money by taking risk and we are consciously avoiding interest rate risk today. We view this as an investment in the future, similar to the premiums paid on an insurance policy. As always, we’re willing to leave a little on the table today to make certain that we prosper in the future.

2	.

The Company completed its rebranding during the year, and for the first time in years, the same sign now hangs over all of our offices. The name was shortened to that which we are known by anyway and to reflect the slightly broader product line. The “invested here” tagline bubbled up from within the soul of the company and conveys the notion that we are absolutely committed to the long-term best interests of our clients, owners, employees and the neighborhoods and businesses we serve. Although we still believe that this is a business built upon relationships developed one at a time, we spent a bit of money on advertising during the year to reinforce the new brand and increase name recognition; hopefully, you noticed.

(Back row - from left to right) Thomas E. Kasanders, Executive Vice President, Linda S. Brower, Executive Vice President, Mark A. Schoonover, Executive Vice President and Chief Credit Officer, Angela D. Veksler, Senior Vice President and Chief Information Officer (Front row - from left to right) Jack B. Jacobson, Executive Vice President, Roy M. Whitehead, Chairman, President and Chief Executive Officer, Edwin C. Hedlund, Executive Vice President and Secretary, Brent J. Beardall, Executive Vice President and Chief Financial Officer.

Each passing year brings more dependence on information technology. In recognition of that reality, we advised you two years ago that the company had embarked upon a major upgrade to its systems. At this writing, I am pleased to report that Project Tritan, the rewrite of our in-house core operating system, is complete and that after converting three acquired companies to the system in the past seven months, the entire company is once again operating on a single system. Hardware throughout the company has also been upgraded to a single standard, while IT governance practices, information security and business continuity plans have also been enhanced. In August, we added the Chief Information Officer position to the executive management team in recognition of the growing importance of this part of the business.

Other than loan-related losses, the most consequential setback during the year was a management failure to meet the expectations of the company’s primary regulator regarding certain business processes. What management regarded as elegantly simple and pragmatic, the regulators regarded as uncommonly sparse. We bowed to their requirements and the resulting memorandum of understanding was detailed in a voluntary public disclosure at the time it was signed. Over the past ninety days the company has, or shortly will have, completed all agreed upon tasks. Higher costs and increased operational complexity will be traded off for the benefit of more detailed management of certain risks. The company will also be easier to examine in the future because its processes will align more closely with regulator expectations and be more fully documented.

Looking to the new fiscal year, we are optimistic that better times lie ahead, yet continue to advise investors to be realistic in their expectations. This is not due to concerns about our own company, but to fundamental changes in the business environment which affect our cost structure, profit margins, and attitude toward risk that will take some time to correct. Chief concerns include an economy that is likely to be slow-growth at best with ongoing high unemployment, the enormously imbalanced financial condition of government at all levels, ultralow interest rates that reduce earnings on capital and limit our appetite for investing, continued softness in the housing market, the increase in regulatory burden and change in primary regulators required by the populist Dodd-Frank bill, and continued overcapacity in financial services despite the ongoing industry shakeout. We also continue to be concerned about changing social attitudes toward personal responsibility for credit; namely, the so-called “strategic defaults” that see those able to pay simply decide not to. It’s always surprising to hear financial planners, economists or government officials speak of it so casually as being rational or to be expected, because like insurance fraud or shoplifting, in our view it is unethical and irresponsible behavior that in the end will raise costs for everyone and devalue us as a society. At the same time, investors and the public should know that Washington Federal has voluntarily modified 1,274 mortgage loans, or 3% of our total mortgage loans, for families

TO OUR STOCKHOLDERS (CONTINUED)

that have fallen on hard times and simply need a temporary hand-up. Each of those borrowers remains in good standing with us and we’re very pleased to be able to help because it’s the right thing to do and because it’s good business.

The economic dark clouds overhead don’t fully obscure the sun though, and we see many opportunities. Washington Federal is currently the largest financial institution headquartered in the Pacific Northwest. With one of the strongest capital positions in the industry, solid earnings prospects, an updated operating structure and a solid reputation, we are well positioned to take advantage of opportunities that come our way. In 2011, management intends to refocus the company on external opportunities. While we prefer to grow the company one good client at a time, the company is also postured to acquire if that opportunity presents. As always, you can help by referring your friends, neighbors and business acquaintances to Washington Federal for their banking needs.

In closing, I’d like to thank the Board of Directors, the Executive Management Committee and all of our hard-working and loyal employees for their contributions during the year. The IT staff and those involved in the disposition of problem assets deserve special recognition. Most importantly, I’d like to end this letter by advising you as a stockholder that we never forget that we work for you and by thanking you for entrusting us with your investment.

I look forward to seeing you at the Annual Meeting of Stockholders to be held at 2:00 pm, on January 19, 2011 at Benaroya Hall in downtown Seattle.

Sincerely,

Roy M. Whitehead

Chairman, President and Chief Executive Officer

4	.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Annual Report on Form 10-K and the documents into which it may be incorporated by reference may contain, and from time to time our management may make, certain statements that constitute forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. These statements are not historical facts, but instead represent the current expectations, plans or forecasts of the Company and are based on the beliefs and assumptions of the management of the Company and the information available to management at the time that these disclosures were prepared. The Company intends for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Company’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, the Company’s forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties discussed elsewhere in this report, including under Item 1A. “Risk Factors,” and in any of the Company’s other subsequent Securities and Exchange Commission filings:

•	the Bank’s ability to comply with the terms of its memorandum of understanding with the OTS

•

negative economic conditions, including sharp declines in the real estate market, home sale volumes and financial stress on borrowers as a result of the uncertain economic environment, that adversely affect our borrowers and their customers, and may adversely affect our financial condition and results of operations;

•	the severe effects of the continued economic downturn, including high unemployment rates and severe declines in housing prices and property values, in our primary market areas;

•	fluctuations in interest rate risk and changes in market interest rates, which may negatively affect the Company’s results of operations and financial conditions;

•

the Company’s ability to make accurate assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the assets securing these loans;

•

legislative and regulatory limitations, including those arising under the Dodd-Frank Wall Street Reform Act and potential limitations in the manner in which we conduct our business and undertake new investments and activities;

•	changes in other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s markets, operations, pricing, products, services and fees; and

•	the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond the Company’s control.

All forward-looking statements speak only as of the date on which such statements are made, and Washington Federal undertakes no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, changes to future operating results over time, or the impact of circumstances that arise after the date the forward-looking statement was made.

GENERAL	Washington Federal, Inc. (Company or Washington Federal) is a unitary thrift holding company. The Company’s primary operating subsidiary is Washington Federal Savings (Bank), a federally-chartered savings and loan association.

The Company’s fiscal year end is September 30th. All references to 2010, 2009 and 2008 represent balances as of September 30, 2010, September 30, 2009, and September 30, 2008, or activity for the fiscal years then ended.

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

INTEREST RATE RISK	The primary source of income for the Company is net interest income, which is the difference between the interest income generated by our interest-earning assets and the interest expense generated by our interest-bearing liabilities. The level of net interest income is a function of the average balances of our interest-earnings assets and liabilities, and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-earning assets and our interest-bearing liabilities. If the interest rates on our interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, the result could be a reduction in net interest income and with it, a reduction in our earnings.

The Company accepts a higher level of interest rate volatility as a result of its significant holdings of fixed-rate single-family home loans that are longer-term than the short-term characteristics of its primary liabilities of customer accounts. As a result, assets do not respond as quickly to changes in interest rates as liabilities. As a result, Net interest income typically would decline when interest rates rise and would expand when interest rates fall as compared to a portfolio of matched maturities of assets and liabilities.

The Company manages its interest rate risk in part by originating more fixed-rate loans when yields are higher and adding loans and investments with shorter term characteristics, such as construction or commercial loans, when loan rates are lower. This balance sheet strategy, in conjunction with a strong capital position and low operating costs have allowed the Company to manage interest rate risk, within guidelines established by the Board of Directors, through all interest rate cycles. Although a significant increase in market interest rates could adversely affect net interest income of the Company, the Company’s interest rate risk approach has never resulted in the recording of a monthly operating loss.

The following table shows the estimated repricing periods for earning assets and paying liabilities.

	Repricing Period
	Within One Year	After 1 year - before 6 Years	Thereafter	Total
	(In thousands)
As of September 30, 2010
Earning Assets *	$3,270,289	$4,424,269	$4,865,189	$12,559,747
Paying Liabilities	(7,075,460)	(4,441,030)	(1,597)	(11,518,087)

Excess (Liabilities) Assets	$(3,805,171)	$(16,761)	$4,863,592
Excess as % of Total Assets	-28.2%
Policy limit for one year excess	-60.0%

*	Asset repricing period includes estimated prepayments based on historical activity

At September 30, 2010, the Company had approximately $3.8 billion more liabilities subject to repricing in the next year than assets, which amounted to a negative maturity gap of 28% of total assets. As of September 30, 2009, the amount of excess liabilities subject to repricing within one year was approximately $4.1 billion, or 33%, of total assets. The decrease of approximately $333 million of liabilities in excess of assets repricing within one year was due to the increasing cash balances and deposit accounts moving into maturities beyond one year. By having an excess of liabilities repricing within one year over assets, the Company is subject to decreasing net interest income should interest rates rise. However, if the size and or mix of the balance sheet changes, rising rates may not cause a decrease in net interest income.

6	.

The Company’s net interest spread decreased from 3.17% at September 30, 2009 to 3.09% at September 30, 2010. Net interest spread represents the difference between the contractual rates of earning assets and the contractual rates of paying liabilities as of a specific date. The spread decreased due to a higher proportion of lower yielding investment balances compared to total earning assets as deposit growth has exceeded loan growth. In addition, loan yields are lower as a result of refinancing of fixed-rate mortgages into historically low long-term interest rates. Rates on customer accounts decreased by 45 basis points over the prior year while rates on earning assets decreased by 54 basis points (see Period End Spread table below).

As of September 30, 2010, the Company had grown total assets by $903,904,000, or 7.2%, from $12,582,475,000 at September 30, 2009, including $1,133,589,000 in assets acquired on January 8, 2010 from the Horizon transaction described in Note A. For the year ended September 30, 2010, compared to September 30, 2009, loans (both non-covered and covered) decreased $25,253,000, or 0.3%, and investment securities increased $257,075,000, or 11.2%. Cash and cash equivalents of $888,622,000 and stockholders’ equity of $1,841,147,000 provides management with flexibility in managing interest rate risk going forward.

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

During 2009, the Company enhanced its general reserve allowance calculation to be reflective of the current economic environment. Changes included shortening the look-back period for determining historical loss factors “HLF” and modifying the methodology to give more weighting to risks by asset type rather than geographic exposure. In addition to utilizing the HLF to calculate the general reserve, we utilize a qualitative risk factor “QRF” which is determined by loan type and allows management to augment reserve levels to reflect the current environment and portfolio performance trends including recent charge off trends.

By shortening the look-back period the Company has taken into account the current housing environment where home values have declined substantially from the housing peak of 2007. We monitor delinquency trends as well as regional economic conditions including employment and housing values when determining the QRF. Washington Federal did not originate many of the “high risk” loan types, such as Option ARM or interest only long term loans, which have caused significant losses throughout the industry.

Specific allowances are established for loans which are individually evaluated; in cases where Management has identified significant conditions or circumstances related to a loan that Management believes indicate the probability that a loss has been incurred.

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

Restructured single-family residential loans are reserved for under the Company’s general reserve methodology. If any individual loan is significant in balance, the Company may establish a specific reserve as warranted.

Most restructured loans are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. Single-family residential loans comprised 75.9% of restructured loans as of September 30, 2010. The concession for these loans is typically a payment reduction through a rate reduction of from 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period. The subsequent default rate on restructured single- family mortgage loans has been approximately 15% since inception of the program in November 2008. Concessions for construction (3.6%), land A&D (12.3%) and multi-family loans (4.7%) are typically an extension of maturity combined with a rate reduction of normally 100 bps. The subsequent default rate on restructured commercial loans has been less than 10% since December 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

For commercial loans, six consecutive payments on newly restructured loan terms are required prior to returning the loan to accrual status. In some instances after the required six consecutive payments are made, a management assessment will conclude that collection of the entire principal balance is still in doubt. In those instances, the loan will remain on non-accrual. Homogeneous loans may or may not be on accrual status at the time of restructuring, but all are placed on accrual status upon the restructuring of the loan. Homogenous loans are restructured only if the borrower can demonstrate the ability to meet the restructured payment terms; otherwise, collection is pursued and the loan remains on non-accrual status until liquidated. If the homogenous restructured loan does not perform it will be placed in non-accrual status when it is 90 days delinquent.

A loan that defaults and is subsequently modified would impact the Company’s delinquency trend, which is part of the QRF component of the general reserve calculation. Any modified loan that re-defaults and is charged-off would impact the HLF component of our general reserve calculation.

Non-performing assets were $434,530,000, or 3.22%, of total assets, at September 30, 2010, compared to $557,120,000, or 4.43%, of total assets, at September 30, 2009. This elevated level of non-performing assets is a result of the significant decline in housing values in the western United States and the national recession over the last three years. Total delinquencies over 30 days were $304,665,000, or 3.53%, of net loans at September 30, 2010, compared to $456,318,000, or 5.08%, of net loans at September 30, 2009.

The loans and foreclosed real estate purchased in the Horizon transaction (see Note A) are covered by two loss share agreements between the FDIC and the Bank (one for single family loans and the other for all other loans and foreclosed real estate), which affords the Bank significant loss protection. Under the loss share agreements, the FDIC will cover 80% of covered loan and foreclosed real estate losses up to $536 million and 95% of losses in excess of that amount. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to loss recoveries. The losses reimbursable by the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the loss share agreements. As a result of the loss sharing agreements with the FDIC, the Bank recorded a receivable of $228 million at the time of acquisition. To account for the transaction, the balance sheet now has three new line items, as follows:

“Covered loans” represent the loans acquired from Horizon recorded at their estimated fair market value;

“Covered real estate held for sale” represents the estimated fair market value of the repossessed real estate acquired in the transaction. The covered loans and covered real estate held for sale are collectively referred to as “covered assets”;

“FDIC indemnification asset” represents the estimated fair value of the guarantee provided by the FDIC on the covered assets.

Loans that were classified as non-performing loans by Horizon are no longer classified as non-performing because, at acquisition, the carrying value of these loans was adjusted to reflect fair value and are covered under the FDIC loss sharing agreements. Management believes that the new book value reflects an amount that will ultimately be collected.

The following table details non-performing asset by type, comparing 2010 and 2009.

	September 30,
Non-Performing Assets	2010	2009	$ Change	% Change
	(In thousands)
Non-accrual loans:
Single-family residential	$123,624	$116,268	$7,356	6%
Construction – speculative	39,915	50,348	(10,433)	-21%
Construction – custom	—	—	—	—
Land – acquisition & development	64,883	187,061	(122,178)	-65%
Land – consumer lot loans	—	—	—	—
Multi-Family	4,931	4,368	563	13%
Commercial real estate	10,831	2,733	8,098	296%
Commercial & industrial	371	18,823	(18,452)	NM
HELOC	—	—	—	—
Consumer	977	656	321	49%

Total non-accrual loans	245,532	380,257	(134,725)	-35%
Total REO & REHI	188,998	176,863	12,135	7%

Total non-performing assets	$434,530	$557,120	$(122,590)	-22%

8	.

A disproportionate share of the Company’s non-performing assets (“NPAs”) and charge-offs come from the land A&D and speculative construction portfolios. These assets have seen the largest declines in value in the loan portfolio. The continued elevated level of non-performing assets is attributable to lower home values, high unemployment and weak economic conditions in the Company’s eight state market territory.

In response to the improving overall credit quality of our loan portfolio, the allowance for loan loss decreased by $3,742,000, or 2.2%, over 2009. $98,092,000 of the allowance is calculated under the formulas (general reserve) contained in our methodology and the remaining $65,002,000 is made up of specific reserves on loans that were deemed to be impaired at September 30, 2010. The general reserve increased by $38,631,000, or 61.6%, to $98,092,000, while the specific reserve decreased by $42,373,000, or 39.5%. The shift in the allowance, increasing the general reserve and decreasing the specific reserve is due to 1) the continued economic uncertainty driven primarily by high unemployment rates which had the effect of increasing the general reserve and 2) the declining balances of land acquisition and development and speculative construction loans, and related specific reserves.

Recently, legal issues involving documentation flaws in the mortgage foreclosure process used by large servicing organizations have gained a very high profile in the national media. For example, attention has been brought to so-called “Robo-signers”, which is a description given to a servicing employee involved in signing hundreds of documents, allegedly without a complete review of their contents. Questions have also been raised by borrowers regarding the legality of the Mortgage Electronic Registration System (“MERS”), which was created to transfer ownership of mortgage loans electronically and improve the efficiency of the secondary markets, to affect foreclosure. The Company has proactively reviewed its practices in this area and believes that its foreclosure activities are not affected. Washington Federal is a portfolio lender and does not sell loans in the secondary market and therefore is not a participant in MERS. Likewise, the Company is not a large servicing organization and thus is able to handle all foreclosures using a limited number of staff members and attorneys. The review discovered no systemic issues involving foreclosure documentation of the types being alleged by borrowers and it is believed that any documentation weaknesses that would prevent foreclosure will be isolated and not material to the overall financial results. The absence of secondary market sales by the Company also eliminates the risk of “putbacks”, or repurchase requests from loan purchasers, which is a significant potential source of litigation and economic loss for large mortgage originators and servicers in the currently distressed market.

LIQUIDITY AND CAPITAL RESOURCES	The principal sources of funds for the Company’s activities are retained earnings, loan repayments (including prepayments), net deposit inflows, repayments and sales of investments and borrowings. Washington Federal’s principal sources of revenue are interest on loans and interest and dividends on investments.

The Company’s net worth at September 30, 2010, was $1,841,147,000, or 13.7%, of total assets. This is an increase of $95,662,000 from September 30, 2009, when net worth was $1,745,485,000, or 13.9%, of total assets. The Company’s net worth increased due in part to net income of $118,653,000, less cash dividends paid of $22,450,000 on common stock. The Company paid out 19% of its 2010 earnings in cash dividends to common shareholders, compared with 43% last year. Over the long term, the Company would prefer its dividend payout ratio to be less than 50%.

Washington Federal Saving’s percentage of net worth to total assets is over three times the minimum required under Office of Thrift Supervision (OTS) regulations (see Note M). Management believes this strong net worth position will help the Company manage its interest rate risk and will enable it to compete more effectively.

During the last quarter, the Basel Committee on Banking Supervision, a consortium of international financial regulators, published proposed capital standards to be implemented in the future. The following table shows the proposed standards and the Company’s current capital position.

	Washington Federal as of 9/30/10	Proposed Basel Requirements (2019)	Excess
Tier 1 common to risk weighted assets:	22.17%	7.00%	15.17%
Tier 1 capital to risk weighted assets:	22.17%	8.50%	13.67%
Leverage ratio:	11.67%	3.00%	8.67%

Customer accounts increased $1,010,230,000, or 12.9%, from one year ago. As described in Note A, the Company acquired $819,528,000 of deposits from the Horizon transaction. As of September 30, 2010, the balance of these accounts had decreased by $294,059,000, or 35.9%, to $525,469,000, which was included in the $8,852,540,000 period end balance. The decrease in Horizon balances, which was anticipated by the Company, is due to the nature of the transaction and the repricing of deposits to current market rates. Excluding the $525,469,000 of Horizon accounts at September 30, 2010, balances at legacy branches increased by $484,761,000, or 6.2%, which reflects the opportunity created in the marketplace by the failure and/or merger of several large institutions throughout the Company’s footprint.

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

The Company’s cash and cash equivalents amounted to $888,622,000 at September 30, 2010, a 78.3% increase from the cash and cash equivalents balance of $498,388,000 one year ago. This increase is primarily the result of diminished loan demand and strong deposit growth. Additionally, see “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements.

CHANGES IN FINANCIAL POSITION	Available-for-sale and held-to-maturity securities. The Company purchased $1,774,343,000 of securities during 2010, all of which have been classified as available-for-sale.

The Company sold $496,024,000 of available-for-sale securities in the current year. As of September 30, 2010, the Company had net unrealized gains in its available-for-sale portfolio of $78,548,000, as compared to net unrealized gains of $86,057,000 as of September 30, 2009. The decrease in net unrealized gains was primarily a result of the repayment and sale of securities that were in gain positions during the year.

Loans receivable. Loans receivable decreased $559,727,000, or 6.2%, to $8,423,703,000 at September 30, 2010, from $8,983,430,000 one year earlier. The decrease resulted primarily from loan repayments (including prepayments) of $1,855,560,000 , which exceeded originations of $1,481,124,000 by $374,436,000. The Company’s current decision not to originate and hold in its loan portfolio 30 year fixed-rate loans at rates below 4.50%, due to the duration risk associated with such low mortgage rates, contributed to the net run off of the loan portfolio. Additionally, during the year, $222,057,000 of loans were transferred to REO. The following table shows the change in the geographic distribution by state of the gross loan portfolio from 2009 to 2010.

	2010	2009	Change
Washington	43.8%	43.9%	-0.1%
Oregon	17.6	17.0	0.6%
Idaho	7.0	7.3	-0.3%
Arizona	8.8	8.5	0.3%
Utah	7.6	7.8	-0.2%
New Mexico	3.9	4.1	-0.2%
Texas	2.2	1.7	0.5%
Nevada	1.9	1.7	0.2%
Other	7.2	8.0	-0.8%

	100.0%	100.0%

Real estate held for sale. The balance of real estate held for sale at September 30, 2010 was $188,998,000, an increase of $12,135,000 from one year ago. This increase is a result of the foreclosure of non-performing loans as discussed in the “Asset Quality” section above. The migration of problem assets from loans, to REO is to be expected and we believe is a positive sign that the Company is dealing with problem loans. At year end, the Company owned 635 properties in its REO. During 2010, the company sold 518 properties for net proceeds of $113,600,000.

Intangible assets. The Company’s intangible assets are made up of $251,653,000 of goodwill, servicing rights intangible of $1,775,000, as well as the unamortized balances of the core deposit intangible of $4,290,000 at September 30, 2010.

Customer accounts. Customer accounts at September 30, 2010 totaled $8,852,540,000 compared with $7,842,310,000 at September 30, 2009, a 12.9% increase. See “Liquidity and Capital Resources” above.

FHLB advances and other borrowings. Total borrowings decreased $213,982,000, or 7.4%, to $2,665,548,000 at September 30, 2010 as the Company chose to prepay $200 million of FHLB advances that were maturing in August 2011, that had a rate of 4.80%. This prepayment resulted in a prepayment fee of $8,150,000 and will enhance net interest income over the next three quarters. The Company chose to fund asset growth with a mix of customer accounts and stockholders’ equity. See “Interest Rate Risk” above.

10	.

Contractual obligations. The following table presents, as of September 30, 2010, the Company’s significant fixed and determinable contractual obligations, within the categories described below, by payment date or contractual maturity.

Contractual Obligations	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
	(In thousands)
Debt obligations (1)	$2,665,548	$—	$1,015,548	$1,650,000
Operating lease obligations	8,397	2,573	4,938	886

	$2,673,945	$2,573	$1,020,486	$1,650,886

(1)	Represents final maturities of debt obligations.

These contractual obligations, except for the operating leases, are included in the Consolidated Statements of Financial Condition. The payment amounts represent those amounts contractually due.

RESULTS OF OPERATIONS	GENERAL

See Note P, “Selected Quarterly Financial Data (Unaudited),” which highlights the quarter-by-quarter results for the years ended September 30, 2010 and 2009.

Net income mentioned below refers to net income available to common shareholders’, which consists of net income less dividends accrued on the preferred stock that was repaid in full in May 2009.

COMPARISON OF 2010 RESULTS WITH 2009

In 2010 net income increased $77,969,000, or 191.6%, from 2009, primarily as a result of the $54,789,000 after tax gain on the acquisition of Horizon and a $38,865,000 tax benefit related to the settlement of a contingent tax liability. In addition, during the twelve months ended September 30, 2010, the Company recognized a gain on sale of available-for-sale securities of $22,409,000. Losses recognized on real estate acquired through foreclosure was $80,475,000 for the twelve months ended September 30, 2010 as compared to $16,354,000 for the fiscal year ended September 30, 2009.

Interest income on loans, covered loans and mortgage-backed securities decreased $35,886,000, or 5.2%, in 2010 due to a 1.7% decrease in the average outstanding balance, as well as a 21 basis point decrease in the weighted average yield during the year from 6.04% in 2009 to 5.83% in 2010.

Interest and dividend income on investment securities and cash equivalents increased $7,672,000, or 252.0%, in 2010 from 2009. This increase was primarily due to an increase in the average outstanding balance of investment securities, cash equivalents and FHLB stock, which increased 251.0% to $1,252,991,000.

Interest expense on customer accounts decreased 23.5% to $146,360,000 for 2010 from $191,435,000 for 2009. The decrease primarily related to a 87 basis point decrease in the average cost of customer accounts to 1.69% during the year compared to 2.56% one year ago, offset by a 15.4% increase in the average balance of customer accounts over the prior year. Interest expense on FHLB advances and other borrowings decreased to $122,741,000 in 2010 from $127,192,000 in 2009 due to a decrease in the average balance of borrowings to $2,880,322,000 during 2010 from $3,235,231,000 during 2009. Partially offsetting the decrease in the average balance of borrowings was the increase in the average cost of borrowings for the year ended September 30, 2010 to 4.26% from 3.93% for the same period one year ago

The Company recorded a $179,909,000 provision for loan losses in 2010 compared to $193,000,000 in 2009. Non-performing assets decreased by $122,590,000 over 2009. The Company had net charge-offs of $183,651,000 for the twelve months ended September 30, 2010 compared with $111,222,000 of net charge-offs for the same period one year ago. The decrease in the provision for loan losses is in response to four primary factors: first, the improvement in the amount of NPAs year-over-year; second, non-accrual loans as a percentage of total loans decreased from 4.23% at September 30, 2009, to 2.91% at September 30, 2010; third, the percentage of loans 30 days or more delinquent decreased from 4.86% at September 30, 2009, to 3.53% at September 30, 2010; and finally, the Company’s exposure in the land A&D and speculative construction portfolios, where the majority of losses have come from during this period of the cycle, has decreased from a combined 8.4% of the gross loan portfolio at September 30, 2009, to 5.4% at September 30, 2010. Management expects the provision to remain at elevated levels until NPAs and charge-offs improve measurably. Management believes the allowance for loan losses, totaling $163,094,000, is sufficient to absorb estimated losses inherent in the portfolio.

Total other income increased $101,421,000, or 533.5%, in 2010 from 2009. The year ended September 30, 2010, included an $85,608,000 gain on the acquisition of Horizon (see Note A).

Compensation expense increased $12,782,000, or 22.4%, in 2010 primarily due to the addition of Horizon employees and incentive compensation paid related to the increase in net income. Personnel, including part-time employees considered on a full-time equivalent basis, increased to 1,223 at September 30, 2010 compared to 1,105 one year ago.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Occupancy expense increased $884,000, or 6.77%, during the year primarily due to the additional branches acquired in the Horizon transaction. The branch network increased to 160 offices at September 30, 2010 versus 150 offices one year ago.

FDIC insurance expense increased to $18,626,000 for 2010 from $10,688,000 in 2009 as a result of the significant increase in bank failures during the year which has depleted the FDIC fund. The FDIC has undertaken to replenish the FDIC fund through special assessments and higher insurance premiums for all insured depository institutions. Other expenses increased $3,725,000 during the year primarily related to the operating costs added from the Horizon acquisition and increased information technology spending. Operating expense for 2010 and 2009 equaled 0.98% and .87% of average assets, respectively. Despite the increase in operating expenses, the Company continues to operate as one of the most efficient financial institutions in the country.

The loss on real estate acquired through foreclosure increased from $16,354,000 in 2009 to $80,475,000 in 2010 due to the growth in balances of real estate acquired through foreclosure, combined with the resulting net loss on sale and any additional valuation adjustments of properties stemming from continued declines in real estate values.

Income tax expense decreased $23,198,000 or 84.1%, in 2010 as a result of a $38,865,000 tax benefit related to the settlement of a contingent tax liability (see Note A). The effective tax rate was 3.55% for 2010 versus 36.40% for 2009. The Company expects an effective tax rate of 36.00% going forward.

COMPARISON OF 2009 RESULTS WITH 2008

In 2009 net income decreased $21,648,000, or 34.7%, from 2008, primarily as a result of an $193,000,000 provision for loan losses which resulted from the significant decline in asset quality and higher net charge offs. In addition, the other expenses increased $19,840,000 in 2009 over the prior year, due primarily to increased FDIC insurance costs of $9,896,000, which resulted from the significant increase in bank failures during the year that necessitated replenishment of the deposit insurance fund.

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

12	.

Occupancy expense increased $1,836,000, or 16.4%, during the year primarily due to the 12 additional branches acquired in the First Mutual transaction. The branch network increased to 150 offices at September 30, 2009 versus 148 offices one year ago.

FDIC insurance expense increased to $9,896,000 for 2009 from $792,000 in 2008 as a result of the significant increase in bank failures during the year which has depleted the FDIC fund. The FDIC has undertaken to replenish the FDIC fund through special assessments and higher insurance premiums for all insured depository institutions. Other expenses increased $2,160,000 during the year primarily related to the operating costs added from First Mutual and increased information technology spending. Operating expense for 2009 and 2008 equaled .87% and .77% of average assets, respectively. Despite the increase in operating expenses, the Company continues to operate as one of the most efficient financial institutions in the country.

The loss on real estate acquired through foreclosure increased from $1,021,000 in 2008 to $16,354,000 in 2009 due to the growth in balances of real estate acquired through foreclosure and the resulting loss on sale of some of those properties stemming from continued declines in real estate values in the western United States.

Income tax expense decreased $5,937,000 or 17.7%, in 2009 due to a lower taxable income base. Additionally, 2009 included $1,500,000 of additional tax related to a tax liability arising from the First Mutual acquisition (see Note A). The effective tax rate was 36.40% for 2009 versus 34.96% for 2008.

PERIOD END SPREAD – AS OF THE DATE SHOWN

	Dec 31 2008	Mar 31 2009	Jun 30 2009	Sep 30 2009	Dec 31 2009	Mar 31 2010	Jun 30 2010	Sep 30 2010
Interest rate on loans and mortgage-backed securities	6.22%	6.17%	6.12%	6.04%	6.00%	5.97%	5.89%	5.75%
Interest rate on investment securities	1.22	1.68	0.69	0.45	0.56	1.21	1.21	1.26

Combined	6.11	6.09	5.99	5.75	5.49	5.37	5.21	5.21

Interest rate on customer accounts	2.99	2.54	2.14	1.96	1.75	1.70	1.63	1.51
Interest rate on borrowings	3.64	4.08	4.25	4.25	4.25	4.19	4.19	4.14

Combined	3.20	2.98	2.72	2.58	2.41	2.30	2.25	2.12

Interest rate spread	2.91%	3.11%	3.27%	3.17%	3.08%	3.07%	2.96%	3.09%

The interest rate spread decreased during 2010 from 3.17% at September 30, 2009 to 3.09% at September 30, 2010. See “Interest Rate Risk” section above.

SELECTED FINANCIAL DATA

Year ended September 30,	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Interest income	$663,560	$691,774	$701,428	$618,682	$529,883
Interest expense	269,101	318,627	397,641	358,501	273,361

Net interest income	394,459	373,147	303,787	260,181	256,522
Provision for loan losses	179,909	193,000	60,516	1,550	535
Other income	39,955	2,655	(60,212)	15,569	16,252
Other expense	131,480	107,060	87,220	64,888	53,579

Income before income taxes	123,025	75,742	95,839	209,312	218,660
Income taxes	4,372	27,570	33,507	74,295	75,558

Net income	$118,653	$48,172	$62,332	$135,017	$143,102

Preferred dividends accrued	—	7,488	—	—	—

Net income available to common shareholders	$118,653	$40,683	$62,332	$135,017	$143,102

Per share data
Basic earnings	$1.06	$0.46	$0.71	$1.55	$1.64
Diluted earnings	1.05	0.46	0.71	1.54	1.64
Cash dividends	0.20	0.20	0.84	0.83	0.81

September 30,	2010	2009	2008	2007	2006
Total assets	$13,486,379	$12,582,475	$11,830,141	$10,285,417	$9,069,020
Loans and mortgage-backed securities	10,626,842	11,266,295	11,053,223	9,601,947	8,457,759
Investment securities	358,061	21,259	49,001	240,391	256,650
Cash and cash equivalents	888,622	498,388	82,600	61,378	45,722
Customer accounts	8,852,540	7,842,310	7,169,539	5,996,785	5,311,726
FHLB advances	1,865,548	2,078,930	1,998,308	1,760,979	1,500,000
Other borrowings	800,000	800,600	1,177,600	1,075,000	870,000

Stockholders’ equity	1,841,147	1,745,485	1,332,674	1,318,127	1,262,720

Number of
Customer accounts	327,430	305,129	298,926	281,778	249,533
Loans	42,540	44,453	47,331	44,713	36,955
Offices	160	150	148	135	123

14	.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,	2010	2009
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$888,622	$498,388
Available-for-sale securities, including encumbered securities of $933,315 and $860,655	2,481,093	2,201,083
Held-to-maturity securities, including encumbered securities of $60,970 and $80,717	80,107	103,042
Loans receivable, net	8,423,703	8,983,430
Covered loans, net	534,474	—
Interest receivable	49,020	53,288
Premises and equipment, net	162,721	133,477
Real estate held for sale	188,998	176,863
Covered real estate held for sale	44,155	—
FDIC indemnification asset	131,128	—
FHLB stock	151,748	144,495
Intangible assets, including goodwill of $251,653	257,718	256,797
Federal and state income taxes	8,093	—
Other assets	84,799	31,612

	$13,486,379	$12,582,475

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$8,825,918	$7,786,467
Repurchase agreements with customers	26,622	55,843

	8,852,540	7,842,310
FHLB advances	1,865,548	2,078,930
Other borrowings, primarily securities sold under agreements to repurchase	800,000	800,600
Advance payments by borrowers for taxes and insurance	39,504	38,376
Federal and state income taxes, including net deferred liabilities of $21,951 and $449	—	18,075
Accrued expenses and other liabilities	87,640	58,699

	11,645,232	10,836,990
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,555,956 and 129,320,072 shares issued; 112,483,632 and 112,247,748 shares outstanding	129,556	129,320
Paid-in capital	1,578,527	1,574,555
Accumulated other comprehensive income (loss), net of tax	49,682	54,431
Treasury stock, at cost; 17,072,324 shares	(208,985)	(208,985)
Retained earnings	292,367	196,164

	1,841,147	1,745,485

	$13,486,379	$12,582,475

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	15

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2010	2009	2008
	(In thousands, except per share data)
INTEREST INCOME
Loans	$561,069	$579,244	$599,878
Mortgage-backed securities	91,775	109,486	88,425
Investment securities	10,716	3,044	13,125

	663,560	691,774	701,428
INTEREST EXPENSE
Customer accounts	146,360	191,435	259,769
FHLB advances and other borrowings	122,741	127,192	137,872

	269,101	318,627	397,641
Net interest income	394,459	373,147	303,787
Provision for loan losses	179,909	193,000	60,516

Net interest income after provision for loan losses	214,550	180,147	243,271

OTHER INCOME (LOSS)
Other than temporary impairment charge	—	—	(87,747)
Gain on FDIC-assisted transaction	85,608	—	—
Gain on sale of investments	22,409	—	—
Gain on sale of real estate	—	—	13,123
Prepayment penalty on FHLB advance	(8,150)	—	—
Other	20,563	19,009	15,433

	120,430	19,009	(59,191)
OTHER EXPENSE
Compensation and fringe benefits	69,879	57,097	52,832
Amortization of intangibles	2,140	3,331	2,441
Occupancy expense	13,933	13,049	11,213
FDIC Insurance	18,626	10,688	792
Other	28,830	25,105	22,945
Deferred loan origination costs	(1,928)	(2,210)	(3,003)

	131,480	107,060	87,220
Gain (loss) on real estate acquired through foreclosure, net	(80,475)	(16,354)	(1,021)

Income before income taxes	123,025	75,742	95,839
Income taxes
Current	(19,890)	56,075	81,158
Deferred	24,262	(28,505)	(47,651)

	4,372	27,570	33,507

NET INCOME	$118,653	$48,172	$62,332

Preferred dividends accrued	—	7,488	—

Net income available to common shareholders	$118,653	$40,684	$62,332

PER SHARE DATA
Basic earnings per share	$1.06	$0.46	$0.71
Diluted earnings per share	1.05	0.46	0.71
Cash dividends	0.20	0.20	0.84
Basic weighted average number of shares outstanding	112,438,059	88,689,553	87,675,978
Diluted weighted average number of shares outstanding, including dilutive stock options	112,745,261	88,711,694	87,818,580

16	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock	Preferred Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(In thousands)
Balance at September 30, 2007	$104,921	$—	$1,254,490	$185,683	$(13,033)	$(213,934)	$1,318,127

Comprehensive income:
Net income				62,332			62,332
Other comprehensive income, net of tax of $8,534:
Unrealized gains on securities					72,540		72,540
Reclassification adjustment					(57,035)		(57,035)

Total comprehensive income							77,837
Dividends				(73,688)			(73,688)
Compensation expense related to common stock options			1,286				1,286
Proceeds from exercise of common stock options	146		2,052				2,198
Tax benefit related to exercise of stock options			348				348
Restricted stock	26		769				795
Proceeds from Employee Stock Ownership Plan			2,087			3,684	5,771
Treasury stock							—

Balance at September 30, 2008	$105,093	$—	$1,261,032	$174,327	$2,472	$(210,250)	$1,332,674

Comprehensive income:
Net income				48,172			48,172
Other comprehensive income, net of tax of $28,598:
Unrealized gains on securities					51,273		51,273
Reclassification adjustment					686		686

Total comprehensive income							100,131
Preferred stock issuance		197,873					197,873
Preferred stock discount and accretion		2,127		(2,127)			—
Dividends paid on common stock				(18,847)			(18,847)
Dividends paid on preferred stock				(5,361)			(5,361)
Preferred stock redemption		(200,000)					(200,000)
Compensation expense related to common stock options			1,327				1,327
Proceeds from exercise of common stock options	13		145				158
Proceeds from issuance of common stock	24,150		309,027				333,177
Tax benefit related to exercise of stock options			22				22
Restricted stock	64		799				863
Issuance of Warrants			2,127				2,127
Proceeds from Employee Stock Ownership Plan			76			1,265	1,341
Treasury stock							—

Balance at September 30, 2009	$129,320	$—	$1,574,555	$196,164	$54,431	$(208,985)	$1,745,485

Comprehensive income:
Net income				118,653			118,653
Other comprehensive income, net of tax of $2,614:
Unrealized losses on securities					(19,203)		(19,203)
Reclassification adjustment					14,454		14,454

Total comprehensive income							113,904
Dividends paid on common stock				(22,450)			(22,450)
Compensation expense related to common stock options			1,213				1,213
Proceeds from exercise of common stock options	145		1,614				1,759
Tax benefit related to exercise of stock options			181				181
Restricted stock	91		964				1,055
Treasury stock							—

Balance at September 30, 2010	$129,556	$—	$1,578,527	$292,367	$49,682	$(208,985)	$1,841,147

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	17

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2010	2009	2008
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$118,653	$48,172	$62,332
Adjustments to reconcile net income to net cash provided by operating activities
Amortization (accretion) of fees, discounts, premiums and intangible assets, net	21,624	4,813	2,951
Decrease in FDIC indemnification asset	92,551	—	—
Depreciation	5,766	5,153	4,281
Stock option compensation expense	1,213	1,327	1,286
Provision for (reversal of) loan losses	179,909	193,000	60,516
Loss (gain) on investment securities and real estate held for sale, net	58,066	15,101	(12,655)
Gain on FDIC-assisted transaction	(85,608)	—	—
Other than temporary impairment	—	—	87,747
Decrease in accrued interest receivable	7,999	1,077	185
Decrease in income taxes payable	(23,408)	(45,831)	(48,910)
FHLB stock dividends	(6)	(15)	(103)
Decrease in other assets	(51,635)	(16,156)	(586)
Increase (decrease) in accrued expenses and other liabilities	(74,243)	(22,399)	5,186

Net cash provided by operating activities	250,881	184,242	162,230
CASH FLOWS FROM INVESTING ACTIVITIES
Loans originations, net of principal collections	281,826	71,509	(497,939)
FHLB stock redeemed	—	394	748
Available-for-sale securities purchased	(1,774,343)	(1,175,321)	(313,950)
Principal payments and maturities of available-for-sale securities	1,052,545	513,218	240,368
Available-for-sale securities sold	496,024	18,453	72,030
Principal payments and maturities of held-to-maturity securities	23,128	21,691	13,983
Net cash received from (paid for) acquisition	111,684	—	(166,859)
Proceeds from sales of real estate held for sale	129,447	98,822	39,193
Premises and equipment purchased, net	(13,027)	(5,273)	(22,334)

Net cash provided (used) by investing activities	307,284	(456,507)	(634,760)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in customer accounts	190,702	672,771	426,000
Net increase (decrease) in short term borrowings	—	(377,000)	102,000
Proceeds from long-term borrowings	200,000	100,000	436,313
Repayments of long-term borrowings	(539,034)	(19,378)	(408,821)
Proceeds from exercise of common stock options and related tax benefit	1,940	180	2,546
Dividends paid on common stock	(22,450)	(18,847)	(73,688)
Dividends paid on preferred stock	—	(5,361)	—
Net proceeds from follow on stock offering	—	333,177	—
Proceeds from issuance of preferred stock and warrants	—	200,000	—
Redemption of preferred stock	—	(200,000)	—
Proceeds from Employee Stock Ownership Plan	—	1,341	5,771
Treasury stock purchased, net	—	—	—
Increase in advance payments by borrowers for taxes and insurance	911	1,170	3,631

Net cash provided (used) by financing activities	(167,931)	688,053	493,752

Increase in cash and cash equivalents	390,234	415,788	21,222
Cash and cash equivalents at beginning of year	498,388	82,600	61,378

Cash and cash equivalents at end of year	$888,622	$498,388	$82,600

18	SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .

Year ended September 30,	2010	2009	2008
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Noncash investing activities
Non-covered real estate acquired through foreclosure	$222,057	$254,742	$58,509
Covered real estate acquired through foreclosure	34,536	—	—
Cash paid during the year for
Interest	269,478	325,157	391,209
Income taxes	27,503	77,761	83,239
The following summarizes the non-cash activities related to acquisitions
Fair value of assets and intangibles acquired, including goodwill	1,091,629	—	(1,186,754)
Fair value of liabilities assumed	(1,047,981)	—	1,005,769

Net fair value of assets (liabilities)	$43,648	$—	$(180,985)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2010, 2009 AND 2008

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation. The consolidated financial statements include the accounts of Washington Federal, Inc. (Company or Washington Federal) and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.

Description of business. Washington Federal is a unitary thrift holding company. The Company’s principal operating subsidiary is Washington Federal Savings (“Bank”). The Company is principally engaged in the business of attracting savings deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate and commercial loans. The Company conducts its activities through a network of 160 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, New Mexico, and Texas.

Effective January 8, 2010, the Company acquired certain assets and liabilities, including most of the loans and deposits, of Horizon Bank, headquartered in Bellingham, Washington (“Horizon”) from the Federal Deposit Insurance Corporation (“FDIC”), as receiver for Horizon (the “Acquisition”).

Horizon operated through eighteen full-service offices, four commercial loan centers and four real estate loan centers in Washington with approximately 225 employees. The Bank acquired certain assets with a book value of $1.16 billion, including $968 million in loans and $32 million in foreclosed real estate, and selected liabilities with a book value of $1.03 billion, including $820 million in deposits. Pursuant to the purchase and assumption agreement with the FDIC, the Bank received a cash payment from the FDIC for $41 million, with an additional receivable due for $1 million. No cash, deposit premium or other consideration was paid by the Bank. The fair value of the assets received, including the FDIC indemnification asset described below, was $1.13 billion and the fair value of liabilities assumed was $1.05 billion.

The loans and foreclosed real estate purchased are covered by two loss share agreements between the FDIC and the Bank (one for single family loans and the other for all other loans and foreclosed real estate), which affords the Bank significant loss protection. Under the loss share agreements, the FDIC will cover 80% of covered loan and foreclosed real estate losses up to $536 million and 95% of losses in excess of that amount. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to loss recoveries. The losses reimbursable by the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the loss share agreements. As a result of the loss sharing agreements with the FDIC, the Bank recorded a receivable of $228 million at the time of acquisition. To account for the transaction, the balance sheet now has three new line items, as follows:

“Covered loans” represents the loans acquired from Horizon recorded at their estimated fair market value.

“Covered real estate held for sale” represents the estimated fair market value of the repossessed real estate acquired in the transaction. The covered loans and covered real estate held for sale are collectively referred to as “covered assets”.

The “FDIC indemnification asset” represents the estimated fair value of the guarantee provided by the FDIC on the covered assets.

Loans that were classified as non-performing loans by Horizon are no longer classified as non-performing because, at acquisition, the carrying value of these loans was adjusted to reflect fair value and are covered under the FDIC loss sharing agreements. Management believes that the new book value reflects an amount that will ultimately be collected.

The loss sharing agreements with the FDIC requires the Bank to pay the FDIC a calculated “true-up” amount after ten years if cumulative losses in the portfolio of acquired loans total less than $536 million. Based on an analysis of the loan portfolio, the Company currently believes cumulative losses will be less than this threshold; therefore, a liability of $21 million has been established that represents the present value of the estimated true-up payment. Going forward, the Company will be required to estimate the present value of the true-up payment on a quarterly basis and record any adjustments through the income statement.

20	.

Based on the initial purchase accounting adjustments described above, the Company recorded a pre-tax gain of $86 million related to the FDIC-assisted transaction during the 2nd quarter. The amount of the gain is equal to the excess of the fair value of the recorded assets over the fair value of liabilities assumed.

The acquisition was accounted for under the acquisition method of accounting. The purchased assets, assumed liabilities and identifiable intangible asset were recorded at their respective acquisition date fair values. In many cases the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair value becomes available.

The operating results for the period ended September 30, 2010 include the results of the acquired assets and liabilities for the period from January 8, 2010 through September 30, 2010. Accretion and amortization of various purchase accounting discounts and premiums were recorded in the period ending September 30, 2010 and are included in other income and other expense.

In determining the acquisition date fair value of acquired loans, and in subsequent accounting, the Company generally aggregates acquired loans into pools of loans with common risk characteristics. Expected cash flows at the acquisition date in excess of the fair value of loans are recorded as interest income over the life of the loans using a level yield method if the timing and amount of the future cash flows of the pool is reasonably estimable. Subsequent to the acquisition date, increases in cash flows over those expected at the acquisition date are recognized as interest income prospectively. Decreases in expected cash flows after the acquisition date are recognized by recording an allowance for loan losses. For loans without evidence of prior credit deterioration, revenue is recognized based on contractual cash flows using the level yield method.

The net assets acquired and the resulting bargain purchase gain is presented in the following table:

	Received from FDIC	Fair Value Adjustments	Recorded by WFSL (1)
	(In thousands)
Assets:
Cash and cash equivalents	$70,870	$—	$70,870
Available-for-sale securities	62,341	4	62,345
Loans receivable, net	968,434	(297,051)	671,383
Interest receivable	3,731	—	3,731
Premises and equipment, net	21,983	—	21,983
Real estate held for sale	32,150	(2,949)	29,201
FDIC indemnification asset, net	—	227,500	227,500
Intangible assets, net	—	3,064	3,064
Other assets	1,552	0	1,552

Total assets	1,161,061	(69,432)	1,091,629
Liabilities:
Customer accounts	819,528	—	819,528
FHLB advances	124,546	506	125,052
Advances by borrowers	217	—	217
Other liabilities	81,737	21,447	103,184

Total liabilities	1,026,028	21,953	1,047,981

Net assets acquired	$135,033	$(91,385)	$43,648

Aggregate fair value adjustments		$(91,385)

Net assets acquired			$43,648
Cash received from FDIC			40,814
Receivable due from FDIC			1,146

Pre-tax gain on Horizon acquistion			$85,608

(1)	As of January 8, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following methods and assumptions were used to estimate the fair value of significant assets and liabilities presented above:

Cash and cash equivalents – Due to the short term nature of these instruments, the carrying amount is estimated to approximate fair value.

Available for sale securities – Fair values for securities are based on quoted market prices.

Loans – Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and current discount rates. Loans were grouped together according to similar characteristics and were aggregated when applying various valuation techniques. The discount rates used for loans are based on current market rates for new originations as well as an add-on uncertainty premium due to the nature of the loans (i.e. failed bank loans and illiquidity of certain loans).

Real estate held for sale – Real estate held for sale is presented at the estimated present value that management expects to receive upon sale, net of the related costs to sell.

FDIC indemnification asset and related clawback – Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. The clawback is recorded on the Consolidated Statements of Financial Condition in other liabilities.

Core deposit intangible – Fair value was estimated based on a discounted cash flow methodology that gave consideration to expected customer attrition rates, cost of the deposit base and the net servicing costs attributable to the customer deposits.

On February 1, 2008, the Company acquired 100% of the outstanding shares of First Mutual. The merger agreement provided for the merger of First Mutual with and into the Company, followed by the merger of First Mutual Bank, a state savings bank and wholly owned subsidiary of First Mutual, into the Company’s wholly owned subsidiary, Washington Federal. As a result of the acquisition, Washington Federal added 169 employees and 12 branches primarily located on the rapidly growing eastside of Seattle. The acquisition was accounted for as a purchase transaction with the total cash consideration funded through internal sources. As of February 1, 2008, the fair value of First Mutual’s assets and liabilities prior to the acquisition were: loans $933 million, investments $24 million, cash $14 million, property $35 million, other assets $29 million, deposits $744 million, borrowings $209 million and other liabilities $14 million. The purchase price was $219,849,000, which included $180,985,000 paid in cash as well as $38,864,000 of assumed liabilities (see related discussion in the following paragraph). The purchase price has been allocated to the underlying assets and liabilities based on estimated fair values at the date of acquisition. Results of operations are included from the date of acquisition. The Company acquired assets with an estimated fair value of $1,186,754,000 and assumed liabilities with an estimated fair value of $1,005,769,000. The acquisition produced goodwill of $149,246,000 and a core deposit intangible of $2,523,000.

During the quarter ended June 30, 2009, the Company became aware of a tax liability of $39 million resulting from the acquisition of First Mutual, Inc. in February 2008. Although substantial uncertainty existed as to the ultimate outcome of this matter, U.S. accounting rules required the Company to record an income tax liability, with a corresponding increase to goodwill, in purchase accounting. During the quarter ended March 31, 2010, the Company resolved the matter with the IRS, resulting in the $38,865,000 being recognized as a tax benefit in the consolidated statement of operations in the current year.

22	.

The balance of the Company’s intangible assets was as follows, which includes the additional goodwill discussed above:

	Goodwill	Servicing Rights Intangible	Core Deposit Intangible	Total
	(In thousands)
Balance at September 30, 2008	$251,653	$3,584	$4,921	$260,158
Additions	—	—	—	—
Accumulated amortization	—	(1,115)	(2,246)	(3,361)

Balance at September 30, 2009	251,653	2,469	2,675	256,797
Horizon acquisition	—	—	3,064	3,064
Additions	—	—	—	—
Accumulated amortization	—	(694)	(1,449)	(2,143)

Balance at September 30, 2010	$251,653	$1,775	$4,290	$257,718

The Company’s fiscal year end is September 30th. All references to 2010, 2009 and 2008 represent balances as of September 30, 2010, September 30, 2009 and September 30, 2008, or activity for the fiscal years then ended. References to net income in this document refer to net income available to common shareholders.

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

The general loan loss allowance is established by applying a loss percentage factor to the different loan types. The allowances are provided based on Management’s continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, collateral values, geo-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

graphic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company’s control, which may result in losses or recoveries differing from those provided.

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

Real estate held for sale. Properties acquired in settlement of loans or acquired for development are recorded at the lower of cost or fair value less selling costs. Subsequent declines in valuation are recorded as additional expense in gain (loss) on real estate acquired through foreclosure line item.

Intangible assets. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. The core deposit intangibles and non-compete agreement intangible are acquired assets that lack physical substance but can be distinguished from goodwill. Goodwill is evaluated for impairment on an annual basis. Other intangible assets are amortized over their estimated lives and are subject to impairment testing when events or circumstances change. If circumstances indicate that the carrying value of the assets may not be recoverable, an impairment charge could be recorded. No impairment of intangible assets has ever been identified. The Company amortizes the two core deposit intangibles on a straight line basis over their estimated lives of 7 and 8 years; the non-compete agreement intangible, which was fully amortized as of September 30, 2009, was amortized on a straight-line basis over its life of five years.

The table below presents the estimated core deposit intangible asset amortization expense for the next five years:

Year ended September 30,	Amortization expense
(In thousands)
2011	$918
2012	918
2013	918
2014	918
2015	618

Deferred fees and discounts on loans. Loan discounts and loan fees are deferred and recognized over the life of the loans using the effective interest method.

Accounting for stock-based compensation. The Company records an expense for the estimated fair value of equity awards over the vesting period. See Note L for additional information. Stock options that were not dilutive but were outstanding as of September 30, 2010, 2009 and 2008 were 1,941,633, 2,401,764 and 2,091,440, respectively.

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

24	.

New accounting pronouncements. In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 860-10, Transfers and Servicing. The objective of this guidance is to improve the relevance and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and the transferor’s continuing involvement, if any, in transferred financial assets. This guidance was effective for financial asset transfers occurring after December 31, 2009. The adoption of this guidance was not material to the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC 810-10, Consolidation. The objective of this guidance is to improve financial reporting by entities involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This guidance was effective as of January 1, 2010. The adoption of this guidance was not material to the Company’s consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06, Improving Disclosures about Fair Value Measurements. For assets and liabilities measured at fair value on a recurring basis in periods after initial recognition, the new guidance requires an entity to disclose the amounts of significant transfers between Levels 1 and 2, and transfers into and out of Level 3, of the fair value hierarchy, and the reasons for those transfers. The new guidance requires a gross presentation of purchases and sales of Level 3 activities, and also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The guidance was effective for the Company as of January 1, 2010, with the exception of the requirement for increased disaggregation of Level 3 activities, which, if applicable, is effective on January 1, 2011. See Note Q for new disclosures.

In April 2010, the FASB issued Accounting Standards Update 2010-18, Effect of a Loan Modification When the Loan is Part of a Pool that is Accounted for as a Single Asset – a consensus of the FASB Emerging Issues Task Force. Diversity in practice has developed on whether a loan that is part of a pool of loans accounted for as a single asset should be removed from that pool upon a modification that would constitute a troubled debt restructuring. The objective of this guidance is to address the diversity in practice regarding such modifications. This guidance will be effective for modifications of loans accounted for within a pool that occur during the period ending September 30, 2010 and thereafter. The adoption of this guidance was not expected to be material to the Company’s consolidated financial statements.

Business segments. As the Company manages its business and operations on a consolidated basis, management has determined that there is one reportable business segment.

Reclassifications. Certain reclassifications have been made to the financial statements for years prior to September 30, 2010 to conform to current year classifications.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE B	INVESTMENT SECURITIES

September 30,	2010
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$500	$26	$—	$526	4.00%
1 to 5 years	25,000	180	—	25,180	3.25%
5 to 10 years	158,915	5,344	(105)	164,154	3.59%
Over 10 years	150,000	1,161	(15)	151,146	3.50%
Corporate Bonds due
5 to 10 years	10,000	—	—	10,000	6.00%
Mortgage-Backed Securities
Agency pass-through certificates	2,058,130	72,853	(896)	2,130,087	5.26%

	2,402,545	79,564	(1,016)	2,481,093	5.02%

Held-to-maturity securities
Tax-exempt municipal bonds due
1 to 5 years	1,105	65	—	1,170	6.11%
5 to 10 years	1,940	115	—	2,055	5.67%
Over 10 years	4,010	34	—	4,044	5.60%
U.S. government and agency securities due
1 to 5 years	—	—	—	—	0.00%
Mortgage-Backed Securities
Agency pass-through certificates	73,052	4,579	—	77,631	5.59%

	80,107	4,793	—	84,900	5.60%

	$2,482,652	$84,357	$(1,016)	$2,565,993	5.04%

September 30,	2009
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$500	$15	$—	$515	4.00%
1 to 5 years	—	—	—	—	0.00%
5 to 10 years	9,300	4,009	—	13,309	10.38%
Over 10 years	—	—	—	—	0.00%
Mortgage-Backed Securities
Agency pass-through certificates	2,105,227	82,041	(9)	2,187,259	5.77%

	2,115,027	86,065	(9)	2,201,083	5.79%

Held-to-maturity securities
Tax-exempt municipal bonds due
1 to 5 years	1,140	100	—	1,240	6.60%
5 to 10 years	—	—	—	—	0.00%
Over 10 years	6,295	445	—	6,740	5.72%
U.S. government and agency securities due
1 to 5 years	—	—	—	—	0.00%
Mortgage-Backed Securities
Agency pass-through certificates	95,607	3,676	—	99,283	5.57%

	103,042	4,221	—	107,263	5.59%

	$2,218,069	$90,286	$(9)	$2,308,346	5.78%

26	.

$496,024,000 of available-for-sale securities were sold in 2010, resulting in a gain of $22,409,000. $18,453,000 of available-for-sale securities were sold in 2009, resulting in a net gain of $1,063,000. $72,030,000 of available-for-sale securities were sold in 2008, resulting in no gain.

Substantially all mortgage-backed securities have contractual due dates that exceed 10 years.

The following table shows the unrealized gross losses and fair value of securities at September 30, 2010, by length of time that individual securities in each category have been in a continuous loss position. The Company had $718,000 in fair value of securities in a continuous loss position for 12 or more months at September 30, 2010, which consisted of mortgage-backed securities. Management believes that the declines in fair value of these investments are not an other than temporary impairment.

As of September 30,	2010

	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
U.S. agency securities	$(120)	$149,496	$—	$—	$(120)	$149,496
Agency pass-through certificates	(881)	241,927	(15)	718	(896)	242,645

	$(1,001)	$391,423	$(15)	$718	$(1,016)	$392,141

NOTE C	LOANS RECEIVABLE (EXCLUDING COVERED LOANS)

September 30,	2010	2009
	(In thousands)
Conventional real estate
Single-family residential	$6,551,837	$6,785,723
Construction – speculative	169,712	267,430
Construction – custom	256,384	258,839
Land – acquisition & development	307,230	519,130
Land – lot loans	186,840	195,812
Multi-family	697,351	705,212
Commercial Real Estate	315,915	294,109
Commercial and Industrial	83,070	119,019
HELOC	116,143	122,184
Consumer	92,624	120,081

	8,777,106	9,387,539

Less
Allowance for possible losses	163,094	166,836
Loans in process	154,171	200,919
Deferred loan origination fees, net	36,138	36,354

	353,403	404,109

	$8,423,703	$8,983,430

The Company originates fixed and adjustable interest rate loans, which at September 30, 2010 consisted of the following:

Fixed-Rate		Adjustable-Rate
Term To Maturity	Book Value	Term To Rate Adjustment	Book Value
	(In thousands)		(In thousands)
Within 1 year	$312,736	Less than 1 year	$365,854
1 to 3 years	177,921	1 to 3 years	264,475
3 to 5 years	170,010	3 to 5 years	62,010
5 to 10 years	666,420	5 to 10 years	172,229
10 to 20 years	1,189,291	10 to 20 years	22,872
Over 20 years	5,186,131	Over 20 years	187,157

	$7,702,509		$1,074,597

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

At September 30, 2010 and 2009, approximately $79,871,000 and $57,124,000 of fixed-rate loan origination commitments were outstanding, respectively. Loans serviced for others at September 30, 2010 and 2009 were approximately $130,874,000 and $132,751,000, respectively.

Gross loans by geographic concentration were as follows:

September 30, 2010	Single Family Residential	Multi- family	Land - A & D	Land - Lot Loans	Construction - custom	Construction - Speculative	Commercial Real Estate	Commercial and Industrial	Consumer	HELOC	Total
	(In thousands)
Washington	$2,784,261	$211,311	$165,358	$90,165	$159,249	$98,560	$214,117	$69,555	$9,824	$74,788	$3,877,188
Oregon	1,063,789	305,250	32,008	38,057	39,305	32,158	13,998	—	4,612	7,565	1,536,742
Other	549,652	9,792	36	2,934	—	—	2,891	649	72,421	174	638,549
Idaho	515,603	31,261	17,852	16,807	9,907	9,850	—	—	—	5,064	606,344
Arizona	634,262	67,779	29,633	16,500	11,650	11,254	—	—	—	5,210	776,288
Utah	534,604	53,810	19,309	13,839	26,481	4,870	—	—	—	6,683	659,596
New Mexico	177,556	6,002	30,864	5,355	2,450	11,468	67,870	11,127	5,612	16,174	334,478
Texas	146,103	6,389	7,170	1,304	6,229	412	16,934	1,739	133	128	186,541
Nevada	146,007	5,757	5,000	1,879	1,113	1,140	105	—	22	357	161,380

	$6,551,837	$697,351	$307,230	$186,840	$256,384	$169,712	$315,915	$83,070	$92,624	$116,143	$8,777,106

PERCENTAGE BY GEOGRAPHIC AREA
September 30, 2010	Single Family Residential	Multi- family	Land - A & D	Land - Lot Loans	Construction - custom	Construction - Speculative	Commercial Real Estate	Commercial and Industrial	Consumer	HELOC	Total
	As % of total gross loans
Washington	31.4%	2.4%	1.9%	1.0%	1.8%	1.1%	2.4%	0.8%	0.1%	0.9%	43.8%
Oregon	12.1%	3.5%	0.4%	0.4%	0.4%	0.4%	0.2%	0.0%	0.1%	0.1%	17.6%
Other	6.3%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.8%	0.0%	7.2%
Idaho	5.9%	0.4%	0.2%	0.2%	0.1%	0.1%	0.0%	0.0%	0.0%	0.1%	7.0%
Arizona	7.2%	0.8%	0.3%	0.2%	0.1%	0.1%	0.0%	0.0%	0.0%	0.1%	8.8%
Utah	6.1%	0.6%	0.2%	0.2%	0.3%	0.1%	0.0%	0.0%	0.0%	0.1%	7.6%
New Mexico	2.0%	0.1%	0.4%	0.1%	0.0%	0.1%	0.8%	0.1%	0.1%	0.2%	3.9%
Texas	1.7%	0.1%	0.1%	0.0%	0.1%	0.0%	0.2%	0.0%	0.0%	0.0%	2.2%
Nevada	1.7%	0.1%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	1.9%

	74.40%	8.10%	3.60%	2.10%	2.80%	1.90%	3.60%	0.90%	1.10%	1.50%	100.00%

PERCENTAGE BY GEOGRAPHIC AREA AS A % OF EACH LOAN TYPE
September 30, 2010	Single Family Residential	Multi- family	Land - A & D	Land - Lot Loans	Construction - custom	Construction - Speculative	Commercial Real Estate	Commercial and Industrial	Consumer	HELOC
As % of total gross loans
Washington	42.5%	30.3%	54.0%	48.2%	62.2%	58.1%	67.8%	83.7%	10.6%	64.4%
Oregon	16.2%	43.8%	10.4%	20.4%	15.3%	18.9%	4.4%	0.0%	5.0%	6.5%
Other	8.4%	1.4%	0.0%	1.6%	0.0%	0.0%	0.9%	0.8%	78.2%	0.1%
Idaho	7.9%	4.5%	5.8%	9.0%	3.9%	5.8%	0.0%	0.0%	0.0%	4.4%
Arizona	9.7%	9.7%	9.6%	8.8%	4.5%	6.6%	0.0%	0.0%	0.0%	4.5%
Utah	8.2%	7.7%	6.3%	7.4%	10.3%	2.9%	0.0%	0.0%	0.0%	5.8%
New Mexico	2.7%	0.9%	10.0%	2.9%	1.0%	6.8%	21.5%	13.4%	6.1%	13.9%
Texas	2.2%	0.9%	2.3%	0.7%	2.4%	0.2%	5.4%	2.1%	0.1%	0.1%
Nevada	2.2%	0.8%	1.6%	1.0%	0.4%	0.7%	0.0%	0.0%	0.0%	0.3%

	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

28	.

At September 30, 2010, the Company’s recorded investment in impaired loans was $489,825,000, of which $202,120,000 have allocated reserves of $65,002,000. At September 30, 2009, the Company’s recorded investment in impaired loans was $531,817,000, of which $318,543,000 had allocated reserves of $107,375,000. The average balance of impaired loans during 2010, 2009 and 2008 was $528,371,000, $442,321,000 and $82,176,000, and interest income from impaired loans was $31,279,000, $27,158,000 and $5,284,000, respectively.

The following table shows a summary of impaired loans and the allowance for loan losses:

	9/30/2010	9/30/2009	9/30/2008
	(In thousands)
General allowance	$98,092	$59,461	$56,162
Specific allowance	65,002	107,375	28,896

	163,094	166,836	85,058

Total impaired loans	489,825	531,817	134,438
Impaired loans with specific reserve	(202,120)	(318,543)	(98,654)
Restructured loans subject to the general reserve	(215,575)	(112,089)	0

Impaired loans without a specific reserve or general reserve	72,130	101,185	35,784

Gross non-covered loans	8,777,106	9,387,539	9,912,672
Total impaired loans	(489,825)	(531,817)	(134,438)
Restructured loans subject to the general reserve	215,575	112,089	0

Non-covered loans subject to general reserve (non-impaired loans and restructured loans subject to the general reserve)	$8,502,856	$8,967,811	$9,778,234

General reserve as % of non-covered loans not evaluated individually for impairment	1.15%	0.66%	0.57%

The Company has increased the % of general reserves to non-covered loans in response to the deteriorating economic conditions and the elevated levels of losses that have been experienced over the last two years.

NOTE D	ALLOWANCE FOR LOSSES ON LOANS

Year ended September 30,	2010	2009
	(In thousands)
Balance at beginning of year	$166,836	$85,058
Provision for loan losses	179,909	193,000
Charge-offs	(187,387)	(112,873)
Recoveries	3,736	1,651

Balance at end of year	$163,094	$166,836

NOTE E	INTEREST RECEIVABLE

September 30,	2010	2009
	(In thousands)
Loans receivable	$49,538	$54,908
Allowance for uncollected interest on loans receivable	(12,189)	(12,773)
Mortgage-backed securities	9,159	10,543
Investment securities	2,512	610

	$49,020	$53,288

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE F	PREMISES AND EQUIPMENT

September 30,		2010	2009
		(In thousands)
	Estimated Useful Life
Land	—	$76,786	$60,060
Buildings	25 - 40	103,817	92,499
Leasehold improvements	7 - 15	5,512	5,512
Furniture, fixtures and equipment	2 - 10	26,769	19,863

		212,884	177,934
Less accumulated depreciation and amortization		(50,163)	(44,457)

		$162,721	$133,477

The Company has non-cancelable operating leases for branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, were as follows: $2 million for 2011, $1 million for 2012, $1 million for 2013, $2 million for 2014 and $2 million thereafter. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $3,170,000, $2,710,000 and $2,613,000 in 2010, 2009 and 2008, respectively.

NOTE G	CUSTOMER ACCOUNTS

September 30,	2010	2009
	(In thousands)
Checking accounts, .50% and under	$666,372	$526,321
Passbook and statement accounts, .50% and under	234,673	197,025
Insured money market accounts, .01% to .75%	1,653,718	1,214,812
Certificate accounts
Less than 2.00%	3,596,651	1,765,881
2.00% to 2.99%	1,918,591	3,220,833
3.00% to 3.99%	495,138	457,425
4.00% to 4.99%	237,852	370,967
5.00% to 5.99%	22,923	33,203

Total certificates	6,271,155	5,848,309

Repurchase agreements with customers, .01% to 3.78%	26,622	55,843

	$8,852,540	$7,842,310

Certificate maturities are as follows:

September 30,	2010	2009
	(In thousands)
Within 1 year	$4,288,072	$4,732,493
1 to 2 years	1,168,280	747,839
2 to 3 years	533,017	156,402
Over 3 years	281,786	211,575

	$6,271,155	$5,848,309

30	.

Customer accounts over $250,000 totaled $893,338,000 as of September 30, 2010 and $692,264,000 as of September 30, 2009.

Interest expense on customer accounts consisted of the following:

Year ended September 30,	2010	2009	2008
Checking accounts	$2,299	$3,144	$6,813
Passbook and statement accounts	1,100	1,441	2,724
Insured money market accounts	12,121	16,488	25,571
Certificate accounts	130,552	170,001	224,973

	146,072	191,074	260,081
Repurchase agreements with customers	1,015	1,061	547

	147,087	192,135	260,628
Less early withdrawal penalties	(727)	(700)	(859)

	$146,360	$191,435	$259,769

Weighted average interest rate at end of year	1.51%	1.96%	3.25%
Weighted daily average interest rate during the year	1.69%	2.56%	3.87%

NOTE H	FHLB ADVANCES

Maturity dates of FHLB advances were as follows:

September 30,	2010	2009
	(In thousands)
FHLB advances
Within 1 year	$—	$—
1 to 3 years	100,000	428,930
4 to 5 years	415,548	100,000
More than 5 years	1,350,000	1,550,000

	$1,865,548	$2,078,930

$1,350,000,000 of the 2010 advances and $1,750,000,000 of the 2009 advances included in the above table are callable by the FHLB. If these callable advances were to be called at the earliest call dates, the maturities of all FHLB advances would be as follows:

September 30,	2010	2009
	(In thousands)
FHLB advances
Within 1 year	$400,000	$400,000
1 to 3 years	875,000	1,028,930
4 to 5 years	390,548	650,000
More than 5 years	200,000	—

	$1,865,548	$2,078,930

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows:

September 30,	2010	2009	2008
	(In thousands)
Weighted average interest rate at end of year	4.24%	4.39%	4.45%
Weighted daily average interest rate during the year	4.46%	4.23%	4.65%
Daily average of FHLB advances	$2,070,843	$2,243,242	$2,022,596
Maximum amount of FHLB advances at any month end	2,078,695	2,743,026	2,205,801
Interest expense during the year	92,402	94,804	94,048

FHLB advances are collateralized as provided for in the Advances, Pledge and Security Agreement by all FHLB stock owned by the Company, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB. As a member of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FHLB of Seattle, the Company currently has a credit line of 50% of the total assets of the Company, subject to collateralization requirements.

NOTE I	OTHER BORROWINGS

Maturity dates of securities sold under agreements to repurchase (reverse repurchase agreements) and other borrowings were as follows:

September 30,	2010	2009
	(In thousands)
Reverse repurchase agreements and other borrowings:
Within 1 year	$—	$600
1 to 3 years	—	—
4 to 5 years	500,000	—
More than 5 years	300,000	800,000

	$800,000	$800,600

$500,000,000 of the 2010 and 2009 reverse repurchase agreements and other borrowings included in the above table are callable by the counterparty. If these were to be called at the earliest call dates, the maturities of the reverse repurchase agreements and other borrowings would be as follows:

September 30,	2010	2009
	(In thousands)
Reverse repurchase agreements and other borrowings:
Within 1 year	$—	$600
1 to 3 years	500,000	300,000
4 to 5 years	200,000	200,000
More than 5 years	100,000	300,000

	$800,000	$800,600

Other borrowings on the Consolidated Statements of Financial Condition at both September 30, 2010 and 2009 included the $800,000,000 of reverse repurchase agreements presented in the table above.

The Company enters into sales of reverse repurchase agreements. Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the three years ended September 30, 2010, all of the Company’s transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company’s name, and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements, the identical securities pledged as collateral will be returned to the Company.

Financial data pertaining to the weighted-average cost and the amount of securities sold under agreements to repurchase and other borrowings were as follows:

September 30,	2010	2009	2008
Weighted average interest rate at end of year	3.90%	3.90%	4.19%
Weighted daily average interest rate during the year	3.90%	3.90%	4.26%
Daily average of securities sold under agreements to repurchase	$800,000	$800,000	$803,825
Maximum securities sold under agreements to repurchase at any month end	800,000	800,000	800,000
Interest expense during the year	29,867	31,061	34,260

32	.

Financial data pertaining to the weighted average cost and the amount of other borrowings were as follows:

September 30,	2010	2009	2008
Weighted average interest rate at end of year	—%	5.98%	2.00%
Weighted daily average interest rate during the year	4.98%	0.69%	3.23%
Daily average of other borrowings	$9,479	$191,989	$296,529
Maximum other borrowings at any month end	14,310	240,600	475,000
Interest expense during the year	22	1,327	9,564

NOTE J	INCOME TAXES

The Consolidated Statements of Financial Condition at September 30, 2010 and 2009 include net deferred tax liabilities of $21,951,000 and $449,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of liabilities and assets. The major sources of these temporary differences and their deferred tax effects were as follows:

September 30,	2010	2009
	(In thousands)
Deferred tax assets
Loan loss reserves	$92,922	$89,020
Asset Purchase Tax Basis Difference (net)	22,738	—
Investment security deferred loss	—	—
Valuation adjustment on available-for-sale securities	—	—
Delinquent accrued interest	4,060	5,320
Other, net	1,361	—

Total deferred tax assets	121,081	94,340

Deferred tax liabilities
FDIC Loss Guarantee Receivable (net)	40,444	—
Federal Home Loan Bank stock dividends	36,158	33,492
Valuation adjustment on available-for-sale securities	28,866	31,626
Loan origination costs	13,183	14,223
Depreciation	21,578	12,544
Deferred gain on forward commitments	1,225	1,546
Core deposit intangible	1,578	983
Other, net	—	375

Total deferred tax liabilities	143,032	94,789

Net deferred tax asset (liability)	(21,951)	(449)
Current tax asset (liability)	30,044	(17,626)

Net tax asset (liability)	$8,093	$(18,075)

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,	2010	2009	2008
Statutory income tax rate	35%	35%	35%
IRS tax settlement	-32	—	—
Dividend received deduction	—	—	-1
Other differences	-1	-1	-1
State income tax	2	2	2
Effective income tax rate	4%	36%	35%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2010	2009
Balance at beginning of year	$44,781	$43,108
Tax positions related to current year:
Additions	271	—
Reductions	—	—
Tax positions related to prior years:
Additions	3,064	1,706
Reductions	—	—
Settlements with taxing authorities	(43,315)	—
Lapses in statues of limitations	(908)	(33)

Balance at end of year	$3,893	$44,781

As of September 30, 2010 and 2009, the Company’s liability for uncertain tax positions was $2.9 million and $42.8 million, respectively. Included in the balance of unrecognized tax benefits at September 30, 2010, are $1.3 million of tax benefits that, if recognized, would affect the effective tax rate. The Company records interest and penalties related to uncertain tax positions in income tax expense. As of September 30, 2010 and 2009, there was approximately $1.2 million and $3.3 million, respectively, of accrued interest and $0.3 million and $0.3 million, respectively, of accrued penalties.

Based on current information the Company does not expect any changes in the amount of unrecognized tax benefits over the next twelve months to have a significant impact on the results of operations or the financial position of the Company.

The Company’s federal income tax returns for 2006 through 2010 are open tax years. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to two years after formal notification to the states. The Company has various federal and state income tax returns in the process of examination, administrative appeals or litigation. The Company’s unrecognized tax benefits are related to state returns open from 1999 through 2009.

The Company has been examined by the Internal Revenue Service through the year ended September 30, 1990. There were no material changes made to the Company’s originally reported taxable income as a result of this examination.

NOTE K	401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains a 401(k) and Employee Stock Ownership Plan (Plan) for the benefit of its employees. Company contributions are made semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act of 1974.

Plan participants may make voluntary after-tax contributions of their considered earnings as defined by the Plan. In addition, participants may make pre-tax contributions up to the statutory limits through the 401(k) provisions of the Plan. The annual addition from contributions to an individual participant’s account in this Plan cannot exceed the lesser of 100% of base salary or $49,000. Under provisions of the Plan, employees are eligible to participate on the date of hire and become fully vested in the Company’s contributions following six years of service. In August 1995 the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows employees to direct a portion of their vested account balance toward the purchase of Company stock. Company contributions to the Plan amounted to $4,800,000, $4,200,000 and $3,595,000 for the years ended September 30, 2010, 2009 and 2008, respectively.

34	.

NOTE L	STOCK OPTION PLANS

The Company has two equity-based compensation plans (Plans) which provide for a combination of stock options and stock grants. Option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms. The Company’s policy is to issue new shares upon option exercises. Stockholders authorized 4,480,101 shares and 4,099,480 shares of common stock, as adjusted for stock splits and stock dividends, to be reserved pursuant to the 1994 Stock Option and Stock Appreciation Rights Plan (the 1994 Plan) and the 2001 Long-Term Incentive Plan (the 2001 Plan), respectively. The two Plans are substantially similar. Of the 8,579,581 total shares authorized by stockholders under the two Plans, 2,311,410 shares remain available for issuance. Each of the Plans has been approved by the Company’s stockholders.

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

Year ended September 30,	2010	2009	2008
Annual dividend yield	1.20%	3.83%	3.66%
Expected volatility	26%	24%	17%
Risk-free interest rate	2.20%	1.73%	2.48%
Expected life	4.5 years	4.5 years	4.5 years

During 2010, 2009 and 2008, the Company recognized $1,213,000, $1,327,000 and 1,286,000 of compensation cost for stock options, net of forfeitures.

A summary of option activity under the Plans as of September 30, 2010, and changes during the year then ended is as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2009	2,890,070	$19.75
Granted	72,500	19.13
Exercised	-157,191	12.71
Forfeited	-150,882	19.51

Outstanding at September 30, 2010	2,654,497	$20.16	5	$1,299

Exercisable at September 30, 2010	1,437,414	$20.35	4	$77

The weighted average grant date fair value of options granted during the years 2010, 2009 and 2008 was $4.43, $1.60 and $2.54, respectively. The total intrinsic value of options exercised during the years ended September 30, 2010, 2009 and 2008 was $975,000, $65,000 and $1,234,000, respectively. Likewise, the total grant date fair value of options exercised during the years ended September 30, 2010, 2009 and 2008 was $482,000, $57,000 and $441,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A summary of the status of the Company’s nonvested options as of September 30, 2010, and changes during the year then ended is as follows:

Nonvested Options	Shares	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2009	1,707,315	$2.76
Granted	72,500	4.43
Vested	-448,572	3.34
Forfeited	-114,160	2.61

Outstanding at September 30, 2010	1,217,083	$2.66

As of September 30, 2010, unrecognized compensation cost for stock options, net of forfeitures, totaled $2,087,000, which is expected to be recognized over a weighted average remaining period of 1.5 years.

Cash received from option exercises for the years ended September 30, 2010, 2009 and 2008 was $1,760,000, $158,000 and $2,198,000, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $227,000, $21,000 and $337,000, respectively, for the years ended September 30, 2010, 2009 and 2008.

The Company also grants shares of restricted stock pursuant to its plans. These shares of restricted stock vest over a period of one to seven years. The Company has issued a total of 361,735 shares of restricted stock, with a fair market value at the date of grant of $7.0 million. As of September 30, 2010, 177,582 shares remained restricted. The Company accounts for restricted stock grants by recording the fair value of the grant to compensation expense over the vesting period. Compensation expense related to restricted stock was $1,055,000, $864,000 and $795,000 for the years ended September 30, 2010, 2009 and 2008, respectively.

NOTE M	STOCKHOLDERS’ EQUITY

Washington Federal Savings is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Washington Federal Savings must meet specific capital guidelines that involve quantitative measures of Washington Federal Savings’ assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Washington Federal Savings’ capital amounts and classification are also subject to qualitative judgments by the regulators about capital components, risk-weightings and other factors. The Company and the Bank are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.

36	.

As of September 30, 2010 and 2009, the OTS categorized Washington Federal Savings as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Washington Federal Savings must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that Management believes have changed Washington Federal Savings’ categorization.

	Actual		Capital Adequacy Guidelines		Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Capital	Ratio	Capital	Ratio
September 30, 2010	(In thousands)
Total capital to risk-weighted assets	$1,619,206	23.39%	$553,761	8.00%	$692,201	10.00%
Tier I capital to risk-weighted assets	1,534,681	22.17%	NA	NA	415,321	6.00%
Core capital to adjusted tangible assets	1,534,681	11.67%	NA	NA	657,606	5.00%
Core capital to total assets	1,534,681	11.67%	394,563	3.00%	NA	NA
Tangible capital to tangible assets	1,534,681	11.67%	197,282	1.50%	NA	NA
September 30, 2009
Total capital to risk-weighted assets	$1,469,857	21.57%	$545,034	8.00%	$681,293	10.00%
Tier I capital to risk-weighted assets	1,414,885	20.77%	NA	NA	408,776	6.00%
Core capital to adjusted tangible assets	1,414,885	11.56%	NA	NA	612,094	5.00%
Core capital to total assets	1,414,885	11.56%	367,257	3.00%	NA	NA
Tangible capital to tangible assets	1,414,885	11.56%	183,628	1.50%	NA	NA

On November 14, 2008, the Company entered into a Letter Agreement with the United States Department of the Treasury (“Treasury”) to participate in the Troubled Asset Relief Program Capital Purchase Program (“CPP”). Pursuant to the Agreement, the Company issued and sold to the Treasury (i) 200,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, and (ii) a warrant to purchase 1,707,456 shares of the Company’s common stock, par value $1.00 per share, for an aggregate purchase price for both the preferred stock and warrants of $200 million in cash. The Preferred Stock qualified as Tier 1 capital and paid cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. On May 27, 2009, the Company repurchased the $200 million of preferred stock. The Company decided not to repurchase the 1.7 million warrants issued in conjunction with the preferred stock at this time. The Treasury has sold all of the warrants.

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

At periodic intervals, the OTS and the Federal Deposit Insurance Corporation (FDIC) routinely examine the Company’s financial statements as part of their oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company’s financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent OTS examination which concluded in February 2010.

The Company has an ongoing stock repurchase program. No shares were repurchased during 2010 or 2009. As of September 30, 2010, Management had authorization from the Board of Directors to repurchase up to 2.9 million additional shares.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE N	FAIR VALUES OF FINANCIAL INSTRUMENTS

U.S. GAAP requires disclosure of fair value information about financial instruments, whether or not recognized on the statement of financial condition, for which it is practicable to estimate those values. Certain financial instruments and all non-financial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value estimates presented do not reflect the underlying fair value of the Company. Although Management is not aware of any factors that would materially affect the estimated fair value amounts presented, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, estimates of fair value subsequent to that date may differ significantly from the amounts presented below.

	2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial assets
Cash and cash equivalents	$888,622	$888,622	$498,388	$498,388
Available-for-sale securities:
Equity securities	—	—	—	—
Obligations of U.S. government	341,006	341,006	13,824	13,824
Obligations of states and political subdivisions	—	—	—	—
Obligations of foreign governments	—	—	—	—
Corporate debt securities	10,000	10,000	—	—
Mortgage-backed securities
Agency pass-through certificates	2,130,087	2,130,087	2,187,259	2,187,259
Other debt securities	—	—	—	—

Total available-for-sale securities	2,481,093	2,481,093	2,201,083	2,201,083

Held-to-maturity securities:
Equity securities	—	—	—	—
Obligations of U.S. government	—	—	—	—
Obligations of states and political subdivisions	7,055	7,269	7,435	7,980
Obligations of foreign governments	—	—	—	—
Corporate debt securities	—	—	—	—
Mortgage-backed securities
Agency pass-through certificates	73,052	77,631	95,607	99,283
Other debt securities	—	—	—	—

Total held-to-maturity securities	80,107	84,900	103,042	107,263
Loans receivable	8,423,703	8,899,937	8,983,430	9,223,038
Covered loans	534,474	534,474	—	—
FHLB stock	151,748	151,748	144,495	144,495

Financial liabilities
Customer accounts	8,852,540	8,811,009	7,842,310	7,861,129
FHLB advances and other borrowings	2,665,548	2,965,921	2,879,530	2,968,519

The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash and cash equivalents – The carrying amount of these items is a reasonable estimate of their fair value.

Available-for-sale securities and held-to-maturity securities – The estimated fair value of all investment securities are based upon the assumptions market participants would use in pricing the security. Such assumptions may include observable and unobservable inputs such as quoted market prices, dealer quotes and discounted cash flows.

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

38	.

loans would be made to borrowers with similar credit ratings and for the same remaining term. Some loan types were valued at carrying value because of their floating rate or expected maturity characteristics. Net deferred loan fees is not included in the fair value calculation but is included in the carrying amount.

Covered loans – These loans were recorded at estimated fair value on the acquisition date and at September 30, 2010, carrying value approximates fair value.

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

Statements of Financial Condition

September 30,	2010	2009
	(In thousands)
Assets
Cash	$4,646	$39,249
Investment in subsidiary	1,842,081	1,726,113
Other Assets	—	434
Dividend receivable	—	—

Total assets	$1,846,727	$1,765,796

Liabilities
Borrowed money	$—	$14,310
Dividend payable and other liabilities	5,580	5,600
Other liabilities	—	401

Total liabilities	5,580	20,311
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 112,247,748 shares outstanding	$129,556	$129,320
Paid-in capital	1,578,527	1,574,555
Accumulated other comprehensive income (loss), net of tax	49,682	54,431
Treasury stock, at cost; 17,072,324 shares	(208,985)	(208,985)
Retained earnings	292,367	196,164

Total stockholders’ equity	1,841,147	1,745,485

Total liabilities and stockholders’ equity	$1,846,727	$1,765,796

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Statements of Operations

Year ended September 30,	2010	2009	2008
	(In thousands)
Income
Dividends from subsidiary	$—	$18,833	$65,000
Other	14	24	24

Total Income	14	18,857	65,024

Expense
Miscellaneous	1,046	1,996	1,245

Total expense	1,046	1,996	1,245

Net income before equity in undistributed net income of subsidiary	(1,032)	16,861	63,779
Equity in undistributed net income of subsidiary	119,324	30,611	(1,881)

Income before income taxes	118,292	47,472	61,898
Income tax benefit	361	700	434

Net income	$118,653	$48,172	$62,332

Preferred dividends accrued	—	7,488	—

Net income available to common shareholders	$118,653	$40,684	$62,332

Statements of Cash Flows
	2010	2009	2008
	(In thousands)
Cash Flows From Operating Activities
Net income	$118,653	$48,172	$62,332
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(119,324)	(30,611)	1,881
Decrease (increase) in dividend receivable	—	18,434	(5,124)
Decrease (increase) in other assets	1,309	(434)	—
Increase (decrease) in other liabilities	(421)	(11,589)	551

Net cash provided by (used in) operating activities	217	23,972	59,640
Cash Flows From Financing Activities
Proceeds from exercise of common stock options and related tax benefit	1,940	180	2,546
Proceeds from Employee Stock Ownership Plan	—	1,341	5,771
Net proceeds from follow on stock offering	—	333,177	—
Downstream stock offering proceeds to the Bank	—	(300,000)	—
Proceeds from issuance of preferred stock and warrants	—	200,000	—
Preferred stock redeemed	—	(200,000)	—
Increase (decrease) in borrowings	(14,310)	—	4,000
Treasury stock purchased	—	—	—
Dividends paid on preferred stock	—	(5,361)	—
Dividends paid on common stock	(22,450)	(18,847)	(73,688)

Net cash used by financing activities	(34,820)	10,490	(61,371)
Increase (decrease) in cash	(34,603)	34,462	(1,731)
Cash at beginning of year	39,249	4,787	6,518

Cash at end of year	$4,646	$39,249	$4,787

40	.

NOTE P	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter:

Year ended September 30, 2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$165,670	$165,034	$167,371	$165,485
Interest expense	67,905	67,994	68,086	65,116

Net interest income	97,765	97,040	99,285	100,369
Provision for loan losses	69,750	63,423	20,736	26,000
Other operating income (REO expense)	11,518	74,419	(25,877)	(20,105)
Other operating expense	26,977	39,961	32,877	31,665

Income before income taxes	12,556	68,075	19,795	22,599
Income taxes	4,645	(14,036)	7,127	6,636

Net income	$7,911	$82,111	$12,668	$15,963

Basic earnings per share	$.08	$.73	$.11	$.14
Diluted earnings per share	.07	.73	.11	.14
Cash dividends per share	0.05	0.05	0.05	0.05
Return of average assets	0.25%	2.44%	0.37%	0.47%

NOTE Q	FAIR VALUE MEASUREMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the balance of assets measured at fair value on a recurring basis at September 30, 2010:

	Fair Value at September 30, 2010
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	$—	$526	$—	$526
Obligations of U.S. government	—	340,480	—	340,480
Obligations of states and political subdivisions	—	—	—	—
Obligations of foreign governments	—	—	—	—
Corporate debt securities	—	10,000	—	10,000
Mortgage-backed securities
Agency pass-through certificates	—	2,130,087	—	2,130,087
Other debt securities	—	—	—	—

Balance at end of period	$—	$2,481,093	$—	$2,481,093

There were no transfers between, into and/or out of Levels 1, 2 or 3 during the year ended September 30, 2010.

Measured on a Nonrecurring Basis

Impaired Loans & Real Estate Held for Sale

From time to time, and on a nonrecurring basis, fair value adjustments to collateral dependent loans and real estate held for sale are recorded to reflect write-downs of principal balances based on the current appraised or estimated value of the collateral.

Real estate held for sale consists principally of properties acquired through foreclosure.

The following table presents the aggregated balance of assets measured at estimated fair value on a nonrecurring basis for the year ended September 30, 2010, and the total losses resulting from those fair value adjustments for the quarter and year ended September 30, 2010. The following estimated fair values are shown gross of estimated selling costs:

	Through September 30, 2010				Quarter Ended September 30, 2010	Year Ended September 30, 2010
	Level 1	Level 2	Level 3	Total	Total Losses	Total Losses
	(In thousands)
Impaired loans (1)	$—	$—	$463,756	$463,756	$4,129	$81,944
Real estate held for sale (2)	—	—	223,760	223,760	25,665	102,612

Balance at end of period	$—	$—	$687,516	$687,516	$29,794	$184,556

(1)	The loss represents remeasurements of collateral dependent loans.

(2)	The loss represents aggregate writedowns and charge-offs on real estate held for sale.

There were no liabilities carried at fair value, measured on a recurring or nonrecurring basis, at September 30, 2010.

NOTE R	COVERED ASSETS

Covered assets represent loans and real estate held for sale acquired from the FDIC that are subject to the loss sharing agreements and were $578,629,000 as of September 30, 2010.

The Company evaluated the acquired loans and concluded that $493,434,000 of loans were impaired and would be accounted for under ASC 310-30 as of January 8, 2010. Loans are accounted for under ASC 310-30 when there is evidence of credit deterioration since origination and for which it is probable, at acquisition, that the Company would be unable to collect all contractually required payments.

42	.

The following table reflects the carrying value of all acquired impaired and non-impaired loans as of September 30, 2010:

	Acquired Impaired Loans	Acquired Non-impaired Loans	Total
	(In thousands)
Single-family residential	$7,872	$58,863	$66,735
Construction – speculative	24,353	5,277	29,630
Construction – custom	6,533	394	6,927
Land – acquisition & development	78,308	24,674	102,982
Land – consumer lot loans	499	1,314	1,813
Multi-family	12,342	41,916	54,258
Commercial real estate	127,844	181,143	308,987
Commercial & industrial	45,214	38,340	83,554
HELOC	1,911	24,676	26,587
Consumer	1,956	1,955	3,911

Total covered loans	$306,832	$378,552	685,384
Discount			(150,910)

Covered loans, net			$534,474

Changes in the carrying amount and accretable yield for acquired impaired and non-impaired loans were as follows for the nine months ended September 30, 2010:

	Acquired Impaired		Acquired Non-impaired
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
	(In thousands)
Balance at beginning of period	$—	$—	$—	$—
Additions (1)	36,731	246,383	50,000	425,000
Accretion	(9,712)	9,712	(10,187)	10,187
Transfers to REO	—	(34,536)	—	—
Payments received, net	—	(31,029)	—	(91,243)

Balance at end of period	$27,019	$190,530	$39,813	$343,944

(1)	Represents the estimated fair value of the loans at the date of acquisition

At September 30, 2010, none of the acquired impaired or non-impaired loans were classified as non-performing assets. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans. There was no allowance for loan losses related to the covered loans at September 30, 2010, as these loans are performing as anticipated in the projections used in the purchase accounting fair value calculations.

The outstanding principal balance of acquired loans was $968,434,000 and $685,384,000 as of January 8, 210 and September 30, 2010, respectively.

The following table shows the activity for the FDIC Indemnification asset:

	2010	2009
	(In thousands)
Beg Balance	$—	$—
Additions	227,500	—
Payments received	(92,551)	—
Amortization FAS91	(8,150)	—
Accretion	4,329	—

Ending Balance	$131,128	$—

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

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of September 30, 2010. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Company’s management believes that as of September 30, 2010, the Company’s internal control over financial reporting was effective based on those criteria.

The Company’s independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on the Company’s internal control over financial reporting and their report follows.

November 11, 2010

Roy M. Whitehead

Chairman, President and

Chief Executive Officer

Brent J. Beardall

Executive Vice President and

Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Washington Federal, Inc.

Seattle, Washington

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of September 30, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 11, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Seattle, Washington

November 11, 2010

44	.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Washington Federal, Inc.

Seattle, Washington

We have audited the internal control over financial reporting of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the Office of Thrift Supervision Instructions for the Thrift Financial Report (“TFR”) for Schedules SC, SO, and the Reconciliation of Equity Capital included on Schedule SI. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with the instructions for the TFR, included in the accompanying Management Report. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2010, including controls over the preparation of regulatory financial statements in accordance with the instructions for the TFR, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management’s statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2010, of the Company and our report dated November 11, 2010, expressed an unqualified opinion on those consolidated financial statements.

Seattle, Washington

November 11, 2010

PERFORMANCE GRAPHS

The following graphs compare the cumulative total return to Washington Federal stockholders (stock price appreciation plus reinvested dividends) to the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended September 30, 2010 and since Washington Federal first became a publicly traded company on November 9, 1982, respectively. The graphs assume that $100 was invested on September 30, 2005 and November 9, 1982, respectively, in Washington Federal Common Stock, the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index, and that all dividends were reinvested. Management of Washington Federal cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

46	.

GENERAL CORPORATE AND STOCKHOLDERS’ INFORMATION

Corporate	425 Pike Street
Headquarters	Seattle, Washington 98101
(206) 624-7930

Independent	Deloitte & Touche LLP
Auditors	Seattle, Washington

Transfer Agent, Registrar and Dividend	Stockholder inquiries regarding transfer requirements, cash or stock dividends, lost certificates, consolidating records, correcting a name or changing an address should be directed to the transfer agent:

Disbursing Agent	American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038
Telephone: 1-888-888-0315
www.amstock.com

Annual Meeting	The annual meeting of stockholders will be held on January 19, 2011, at 2 p.m., Pacific Time at Benaroya Hall, 200 University Street, Seattle, Washington

Form 10-K	To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company. This report and all SEC filings of the Company are available through the Company’s website:
www.washingtonfederal.com

Stock Information	Washington Federal, Inc. is traded on the NASDAQ Global Select Market. The common stock symbol is WFSL. At September 30, 2010, there were approximately 1,871 stockholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2008	$19.80	$11.97	$0.05
March 31, 2009	15.03	9.94	0.05
June 30, 2009	14.78	11.33	0.05
September 30, 2009	16.98	12.14	0.05
December 31, 2009	19.98	16.25	0.05
March 31, 2010	20.99	18.65	0.05
June 30, 2010	21.56	16.44	0.05
September 30, 2010	17.42	14.43	0.05

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

Chief Operating Officer of

Matthew G. Norton Co.

H. DENNIS HALVORSON

Former Chief Executive Officer, United Bank

ANNA C. JOHNSON

Senior Partner

Scan East West Travel

THOMAS J. KELLEY

Faculty member, Albers

School of Business, Seattle

University and retired

partner, Arthur Andersen LLP

CHARLES R. RICHMOND

Former Executive

Vice President, Washington Federal

BARBARA L. SMITH, PhD.

Owner, B. Smith Consulting Group

DIRECTOR EMERITUS

W. ALDEN HARRIS

EXECUTIVE MANAGEMENT COMMITTEE

ROY M. WHITEHEAD

Chairman, President and

Chief Executive Officer

BRENT J. BEARDALL

Executive Vice President

and Chief Financial Officer

LINDA S. BROWER

Executive Vice President

Human Resources, Deposit Operations and Marketing

EDWIN C. HEDLUND

Executive Vice President

Mortgage & Consumer Lending and Corporate Secretary

JACK B. JACOBSON

Executive Vice President

Commercial Real Estate

THOMAS E. KASANDERS

Executive Vice President

Business Banking

MARK A. SCHOONOVER

Executive Vice President

Chief Credit Officer

ANGELA D. VEKSLER

Senior Vice President

Chief Information Officer

DEPARTMENT MANAGERS

Accounting

CHAD J. LEONARD

Vice President and Controller

ROBERT C. ZIRK

Vice President

Internal Controls and Taxes

Commercial Real Estate

THOMAS R. POZARYCKI

Senior Vice President

FRED H. REININGER

Senior Vice President

Consumer Underwriting

MICHAEL R. BUSH

Senior Vice President

Special Assets

RONALD L. MCKENZIE

Senior Vice President

Commercial Appraisal Review

JAMES M. CORBIN

Vice President

Corporate Real Estate

KEITH D. TAYLOR

Senior Vice President

Information Systems

TERRY O. PERMENTER

Senior Vice President &

Chief Software Architect

Deposit Operations

TERESA M. RODIN

Senior Vice President

Enterprise Risk Manager

DIANE L. KELLEHER

Senior Vice President

Internal Audit

BARBARA A. MURPHY

Senior Vice President

Commercial Loan Servicing

JUDY R. GRAMS

Vice President

Commercial Loan Processing

MARK A. ROGERS

Vice President

Consumer Loan Servicing

BETSY J. NELSON

Vice President

Loan Review

MARK C. DeRITIS

Vice President

Marketing and Investor Relations

CATHY E. COOPER

Senior Vice President

Mortgage Loan Operations

RONDA F. TOMLINSON

Senior Vice President

Permanent Loan Production

PATRICK J. CARSON

Vice President

Training Manager

KIM E. ROBISON

Vice President

Wholesale Underwriting

COLLEEN E. WELLS

Senior Vice President

SOUTH SOUND

WASHINGTON

18 Office Locations

Division Manager

GREGORY J. TOSO

Senior Vice President

9919 Bridgeport Way S.W.

Lakewood, WA 98499

MIDSOUND

WASHINGTON

16 Office Locations

Division Manager

LISA M. KING

Senior Vice President

5809 196th S.W.

Lynnwood, WA 98036

EASTSIDE

WASHINGTON

14 Office Locations

Division Manager

VICTOR I. MIZUMORI

Senior Vice President

400 108th Ave. N.E.

Bellevue, WA 98004

NORTHERN WASHINGTON

16 Office Locations

Regional Executive

THOMAS F. KENNEY

Senior Vice President

Division Manager

GREGORY A. PECK

Senior Vice President

1500 Cornwall Ave.

Bellingham, WA 98225

WESTERN IDAHO

10 Office Locations

Division Manager

ROBERT P. LINK

Senior Vice President

1001 W. Idaho St.

Boise, ID 83701

EASTERN IDAHO

6 Office Locations

Division Manager

JEFFREY B. HARRIS

Vice President

500 North Capital

Idaho Falls, ID 83402

OREGON

28 Office Locations

Division Manager

PEGGY L. HOBIN

Senior Vice President

14990 S.W. Bangy Rd.

Lake Oswego, OR 97035

UTAH

10 Office Locations

Division Manager

MARLISE G. FISHER

Senior Vice President

505 E. 200 South

Salt Lake City, UT 84102

NEW MEXICO

13 Office Locations

Division Manager

R. HAL BAILEY

Senior Vice President

4301 The 25 Way N.E.

Albuquerque, NM 87109

PHOENIX

ARIZONA

13 Office Locations

Division Manager

JOHN N. PIRTLE

Senior Vice President

2196 E. Camelback Rd., Suite 100

Phoenix, AZ 85016

TUCSON ARIZONA

8 Office Locations

Division Manager

BRYAN L. LUTZ

Vice President

4788 E. Sunrise Dr.

Tucson, AZ 85718

NEVADA

4 Office Locations

Division Manager

PAMELA K. CALLAHAN

Vice President

9340 Sun City Blvd. #103

Las Vegas, NV 89134

TEXAS

4 Office Locations

Division Manager

BILL C. CHILDERS

Vice President

5900 Chapel Hill Blvd.

Plano, TX 75093

SUBSIDIARIES First Insurance Agency, Inc. 1501 Riverside Dr. Mount Vernon, WA 98273 1-800-562-2555 DUANE E. HENSON President

48	.

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
www.washingtonfederal.com