Form 10-K, Exhibit 13
period 2011-09-30
WASHINGTON FEDERAL INC
filed 2011-11-18
CIK 936528

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2011 ANNUAL REPORT

Company History
Letter to Shareholders
Management Discussion and Analysis
Selected Financial Data
Audited Financial Statements
Notes to the Financial Statements
Management Report on Internal Controls
Audit Opinions
Stock Performance Graphs
General Corporate Information

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2011 ANNUAL REPORT

A SHORT HISTORY
Washington Federal, Inc. (Company or Washington Federal) is a unitary thrift holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal (Bank ), which operates 160 offices in eight western states.
The Company had its origin on April 24, 1917, as Ballard Savings and Loan Association. In 1935, the state-chartered Company converted to a federal charter, became a member of the Federal Home Loan Bank (FHLB) system and obtained federal deposit insurance. In 1958, Ballard Federal Savings and Loan Association merged with Washington Federal Savings and Loan Association of Bothell, and the latter name was retained for wider geographical acceptance. In 1971, Seattle Federal Savings and Loan Association, with three offices, merged into the Company, and at the end of 1978 was joined by the 10 offices of First Federal Savings and Loan Association of Mount Vernon.
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
In 1991, the Company added three branches with the acquisition of First Federal Savings and Loan Association of Idaho Falls, Idaho, and acquired the deposits of First Western Savings Association of Las Vegas, Nevada, in Portland and Eugene, Oregon, where it was doing business as Metropolitan Savings Association. In 1993, 10 branches were added with the acquisition of First Federal Savings Bank of Salt Lake City, Utah. In 1994, the Company expanded into Arizona.
In 1995, the stockholders approved a reorganization whereby the Bank became a wholly owned subsidiary of a newly formed holding company, Washington Federal, Inc. That same year, the Company purchased West Coast Mutual Savings Bank with its one branch in Centralia, Washington, and opened six additional branches. In 1996, the Company acquired Metropolitan Bancorp of Seattle, adding eight offices in Washington as well as opening four branches in existing markets. Between 1997 and 1999, the Company continued to develop its branch network, opening a total of seven branches and consolidating three offices into existing locations.
In 2000, the Company expanded into Las Vegas, opening its first branch in Nevada along with two branches in Arizona. In 2001, the Company opened two additional branches in Arizona and its first branch in Texas, with an office in the Park Cities area of Dallas. In 2002, five full-service branches were opened in existing markets. In 2003, the Company purchased United Savings and Loan Bank with its four branches in Seattle, added one new branch in Puyallup, Washington, and consolidated one branch in Nampa, Idaho. In 2005, the Company consolidated two branches in Mount Vernon, Washington, into one and opened branches in Plano, Texas, and West Bend, Oregon. In 2006, the Company opened locations in Klamath Falls, Oregon, and Richardson, Texas, added another location in Las Vegas, Nevada, and opened a branch in Medford, Oregon.
The Company acquired First Federal Banc of the Southwest, Inc., the holding company for First Federal Bank located in Roswell, New Mexico, on February 13, 2007. First Federal Bank had 13 branch locations, 11 in New Mexico and two in El Paso, Texas. The Company acquired First Mutual Bancshares, Inc. (“First Mutual”), the holding company for First Mutual Bank, on February 1, 2008. First Mutual had 12 branches primarily located on the eastside of Seattle. The Company also opened a location in Redmond, Oregon, in 2009. During 2010, the Company opened two new locations, one in Las Vegas, Nevada, and the other in Prescott Valley, Arizona.
On January 8, 2010, the Company acquired certain assets and liabilities, including most of the loans and deposits, of Horizon Bank (Horizon), headquartered in Bellingham, Washington, from the Federal Deposit Insurance Corporation (FDIC), as receiver for Horizon. Horizon operated 18 full-service offices, four commercial loan centers and four real estate loan centers in Washington. Through consolidation with existing Washington Federal branches, there was a net increase of 10 branches as a result of the Horizon acquisition.
In July 2011, the Company changed the name of its operating subsidiary from “Washington Federal Savings and Loan Association” to “Washington Federal,” acknowledging the increasing mix of product offerings as well as customer recognition

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2011 ANNUAL REPORT

of the Washington Federal brand. On October 14, 2011, the Company acquired six branch locations, four in Albuquerque, New Mexico, and two in Santa Fe, New Mexico, from Charter Bank.
The Company obtains its funds primarily through deposits from the general public, repayments of loans, borrowings and retained earnings. These funds are used largely to make loans to individuals and businesses, including loans for the purchase of new and existing homes, construction and land loans, commercial real estate loans, commercial and industrial loans and loans for investments.

FINANCIAL HIGHLIGHTS

September 30,	2011	2010	% Change
	(In thousands, except per share data)
Assets	$13,440,749	$13,486,379	(0.3%)
Cash and cash equivalents	816,002	888,622	(8.2)
Investment securities	246,004	358,061	(31.3)
Loans receivable, net	7,935,877	8,423,703	(5.8)
Covered loans, net	382,183	534,474	(28.5)
Mortgage-backed securities	3,056,176	2,203,139	+38.7
Customer accounts	8,665,903	8,852,540	(2.1)
FHLB advances and other borrowings	2,762,066	2,665,548	+3.6
Stockholders’ equity	1,906,533	1,841,147	+3.6
Net income available to common shareholders	111,141	118,653	(6.3)
Diluted earnings per share	1.00	1.05	(4.8)
Dividends per share	0.24	0.20	+20.0
Stockholders’ equity per share	17.49	16.37	+6.8
Shares outstanding	108,976	112,484	(3.1)
Return on average stockholders’ equity	5.99%	6.55%	NM
Return on average assets	0.83	0.89	NM
Efficiency ratio (1)	31.30	26.26	NM

(1)	Calculated as total operating costs divided by net interest income, plus other income (excluding Investment gains)
NM – not meaningful

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2011 ANNUAL REPORT

TO OUR STOCKHOLDERS

Dear Shareholder,

It is a privilege for me to report that your company had another very successful year of operations, with much improved core earnings despite challenging conditions. Net income in fiscal year 2011 amounted to $111,141,000, which represents a 6% decline from reported net income of $118,653,000 in 2010. However, after excluding two large non-recurring items recorded in 2010, an $86 million pretax acquisition gain and the recapture of a $39 million contingent tax liability, earnings actually improved by $86 million or 345%. We view this as a significant accomplishment in light of ongoing economic and industry upheaval.

The strong increase in core earnings resulted largely from improved asset quality. After peaking at $606 million in June of 2009, non-performing assets (defined as loans on which payment is no longer being made plus foreclosed assets) have declined by 39% and ended the fiscal year at $370 million, or 2.76% of total assets. We are also pleased to report considerable improvement in net loan charge-offs, as they fell by nearly one-half, from $184 million last year to $98 million in fiscal 2011. Likewise, losses on the disposition of foreclosed real estate declined by 50% from $80 million to $40 million. Improvement in those measures provides evidence that the bottom of this credit cycle was reached well in the past.

The largest of our loan portfolios is performing much better than the balance of the industry, as evidenced by the nearby chart comparing our mortgage delinquencies to those of the industry as a whole. It is encouraging to note that the level of past due mortgage loans as a percentage of our total portfolio remains steady, even though total mortgage loans outstanding declined along with housing prices in virtually all of our markets. The differential in quality is a testament to those in our company who underwrite and service those mortgage loans.

The steep decline in housing values and the jobless recovery, however, have left many mortgage borrowers challenged to make payments. In response, as we previously reported to you, in 2009 the Company created a Mortgage Resource Center, staffed with some of our most experienced mortgage lenders, to provide a single area within the Company where troubled borrowers could seek assistance. Since then, we have voluntarily modified some 1,946 mortgage loans to enable families suffering a temporary disruption in income to stay in their homes. Happily, our willingness to do so has been rewarded, as 85% of those modified loans are paying as agreed and many have now returned to the originally scheduled amortization.

Since the inception of the Mortgage Resource Center, 31% of those seeking a modification have been declined because in our view the impairment was permanent. In those cases, we concluded that the only viable alternative was a foreclosure or a deed in lieu of foreclosure. Throughout the devastating housing downturn that has led to so much hardship for consumers and to the outright failure of many lenders, our professional workout staff has maintained its poise and has done a terrific job of assisting troubled borrowers while protecting the interests of the Company. Anyone can behave well when times are good. Reputations

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2011 ANNUAL REPORT

though, are made in tough times and there is little doubt that our reputation for integrity and fairness has grown over the past two years thanks to their efforts.

Virtually all other financial measures of the Company's performance during the year were positive. Operating expenses remained at the very low end of the industry range. The Company's efficiency ratio, an expression of pennies spent to produce $1 of net revenue, was 31.3%, compared to an industry average of 61.1%. This is a world class level of cost effectiveness, despite a significant increase in expenses outside our control, mostly related to heightened regulatory demands and a twenty-fold increase in FDIC insurance premiums.

Capital and liquidity remain remarkably strong. After cash dividends and the repurchase of 0.0 million shares during the fiscal year, an increase in capital accounts of $65 million was reported. The Company's ratio of tangible common equity to tangible assets, the purest measure of capital strength, increased to 12.52% in 2011 from 11.97% in 2010 and stands as the 2nd best such ratio among the 50 largest publicly traded financial institutions in the country. To reinforce management's belief that Washington Federal continues to be one of the strongest banks in America, consider that in the impossible event that 100% of non-performing assets were charged off tomorrow, the tangible common equity ratio would still amount to 10.9%, rank 5th and amount to 128% of the average for that same peer group.

With all of the positive news reported here, one would expect the price per share of Washington Federal common stock to have improved, yet as you are well aware - it did not. This decline in value is particularly painful for shareholders because it comes on the heels of the banking crisis and the housing bust, during which the company's price per share fell for readily apparent reasons. This past year, though, the decline in value stands in marked contrast to the performance of the company, which was considerably improved in comparison to the prior two years. The absence of correlation between the share price and the Company's performance can be partially attributed to a market driven more by macroeconomic and geopolitical events than by the financial metrics of individual companies. A range of concerns, including slow growth in the U.S. economy characterized by stubbornly high unemployment and further declines in housing values, have created an environment of uncertainty and bearishness that has simply overwhelmed the Company's improved financial results.

Other industry issues affecting the Company's stock price include excess capacity, ultra-low interest rates and the virtual monopoly that the government enjoys in housing finance. It is also clear that the Dodd-Frank Act has caused investors to discount the future profitability of the industry. The Durbin Amendment to the Dodd-Frank Act, for example, produced an estimated $7 billion windfall in debit card revenues for retailers; unfortunately though, this gain will come directly from the bottom line of the banking industry. Dodd-Frank also adds uncertainty and cost through the layering of additional regulation. Washington Federal has gone from a single primary regulator to three. The Federal Reserve now has regulatory jurisdiction over the parent company, the Office of the Comptroller of the Currency supervises the regulated subsidiary and the Consumer Financial Protection Bureau has responsibility for regulating our delivery of consumer products. Only experience will show the full impact of these changes, but each of our new regulators has reached out constructively and, based upon those conversations, we believe that we are positioned to meet their requirements.

These high level circumstances are the best explanation available for our stock trading below book value at a time when the company is so solidly profitable, with improving trends nearly across the board. We believe that the selling is overdone and that the current stock price does not reflect the intrinsic value of the Company.

As always, we are continuing to provide our customers with valuable banking services such as a safe place for deposits and mortgage and business loans. These activities also provide stable jobs for our employees, benefits to our communities, including tax payments, and profits for our shareholders.

Looking ahead, we are optimistic about future prospects within the construct of the new economic realities. For many of the reasons cited above, gone for some time are the days when we could earn 2% on assets, yet there are still excellent opportunities to create shareholder value. The highest and best use of excess capital is organic growth and we are in fact attracting new business even with our conservative tolerance for risk. Industry consolidation will continue and perhaps accelerate, and the Company also has the capital, the talent and the infrastructure to acquire. If neither of these opportunities comes to pass, we will continue to return excess capital to you in the form of cash dividends or stock repurchases. In June, the board of directors authorized the repurchase of an additional ten million shares. At this writing 2,306,186 shares have been repurchased under that authorization, so significant capacity remains. One way or another, management and the Board are committed to rewarding shareholder patience with an improved stock price. Toward that end, the Board has begun taking a substantial portion of its compensation in stock, and long-term management incentives are now largely driven by total shareholder return.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2011 ANNUAL REPORT

Interest rate risk, defined as the impact on earnings of a change in interest rates, will also be an area of management focus this year. With interest rates at all time lows, caution must be exercised in originating long term assets. To protect against higher interest rates in the future, marketing and new business development will be targeted to shorter maturity fixed rate assets, floating rate assets and low cost transaction accounts. Liquidity levels will likely remain higher than normal along with capital, so that if rates do increase management will have the ability to leverage and acquire assets at the new higher rates in order to offset the decline in profitability of the existing balance sheet. This conservative approach to financial management means that we are effectively paying an insurance premium through reduced short-term earnings in order to assure our performance in the long term. Investors are encouraged to review the interest rate risk disclosures included in this report to gain a more complete understanding of this key risk, which has always been well-managed by the Company.

In January, Jim Doud and Denny Halvorson will step down from the board after reaching the retirement age prescribed by informal policy. Mr. Halvorson joined the board after the Company's acquisition of Metropolitan Savings in 1996 and has served as Chairman of the Compensation Committee and as the board's Lead Independent Director since 2006. Mr. Doud was elected to the board in 2008 after serving as a director of First Mutual, Inc. prior to its acquisition by Washington Federal, served on the Audit & Risk Policy Committee and, as a member of the Nominating & Governance Committee, was instrumental in the recruiting of replacement directors. I wish to thank both of them for their thoughtful leadership and the seriousness with which they approached their director responsibilities. Both have been very strong contributors to the Company's success and the depth of their experience will certainly be missed. In light of their retirements, I also wish to thank John Clearman for his agreement to an additional one-year term, during which he will serve as the Lead Independent Director.

In anticipation of the above retirements, the Company was fortunate to recruit two new directors with experience managing large, successful companies. Mark Tabbutt, Chairman of Saltchuk Resources, joined the board in April 2011, and Liane Pelletier, former Chairman, President & CEO of Alaska Communications Corp, was appointed to the board in August. Mark will serve as Chairman of the Regulatory Compliance Committee next year, while Liane will join the Audit & Risk Policy Committee. In light of their relative youth, we hope that they will serve for many years and extend our long history of strong, stable management and board oversight. I thank both of them for their willingness to serve at a time when so much is expected of public company directors.

After the end of our fiscal year, the Company completed its acquisition of six branches formerly owned by Charter Bank in New Mexico. The transaction adds $250 million in deposits, along with two branches in Santa Fe and four new locations in Albuquerque. The acquisition brings total deposits in New Mexico to over $700 million. I'd like to welcome the former Charter Bank employees, whom we have found to be most professional, and their clients to Washington Federal.

In closing, I'd like to express appreciation for the work of the Executive Management Committee, our loyal employees and our dedicated Board of Directors. All will be working hard to grow the business next year and, as always, you can help by sending your friends, relatives and neighbors to Washington Federal for all their banking needs.

I hope to see you at the 2012 Annual Meeting of Stockholders to be held at 2:00 PM on January 18th at the Westin Hotel in downtown Seattle.

Sincerely,
Roy M. Whitehead
Chairman, President and Chief Executive Officer

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2011 ANNUAL REPORT

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Annual Report on Form 10-K and the documents into which it may be incorporated by reference may contain, and from time to time our management may make, certain statements that constitute forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. These statements are not historical facts, but instead represent the current expectations, plans or forecasts of the Company and are based on the beliefs and assumptions of the management of the Company and the information available to management at the time that these disclosures were prepared. The Company intends for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Company's control. Actual outcomes and results may differ materially from those expressed in, or implied by, the Company's forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties discussed elsewhere in this report, including under Item 1A, “Risk Factors,” and in any of the Company's other subsequent Securities and Exchange Commission filings:
▪negative economic conditions, including sharp declines in the real estate market, home sale volumes and financial stress on borrowers as a result of the uncertain economic environment, that adversely affect our borrowers and their customers, and may adversely affect our financial condition and results of operations;
▪the severe effects of the continued economic downturn, including high unemployment rates and severe declines in housing prices and property values, in our primary market areas;
▪fluctuations in interest rate risk and changes in market interest rates, which may negatively affect the Company's results of operations and financial conditions;
▪the Company's ability to make accurate assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the assets securing these loans;
▪legislative and regulatory limitations, including those arising under the Dodd-Frank Wall Street Reform Act and potential limitations in the manner in which we conduct our business and undertake new investments and activities;
▪the Bank's ability to comply with the terms of its memorandum of understanding with the OCC;
▪changes in other economic, competitive, governmental, regulatory, and technological factors affecting the Company's markets, operations, pricing, products, services and fees; and
▪the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond the Company's control.
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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
Washington Federal, Inc. (Company or Washington Federal) is a unitary thrift holding company. The Company's primary operating subsidiary is Washington Federal (Bank or Washington Federal Bank), a federally chartered savings association.
The Company's fiscal year end is September 30th. All references to 2011, 2010 and 2009 represent balances as of September 30, 2011, September 30, 2010 and September 30, 2009, or activity for the fiscal years then ended. References to net income in this document refer to net income available to common shareholders.
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
The general loan loss allowance is established by applying a loss percentage factor to each of the different loan types. The allowance is provided based on Management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions and the duration of the current business cycle. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those provided.

Specific allowances are established for loans which are individually evaluated, in cases where management has identified significant conditions or circumstances related to a loan that Management believes indicate the probability that a loss has been incurred.

INTEREST RATE RISK
The primary source of income for the Company is net interest income, which is the difference between the interest income generated by our interest-earning assets and the interest expense generated by our interest-bearing liabilities. The level of net interest income is a function of the average balances of our interest-earnings assets and liabilities and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-earning assets and our interest-bearing liabilities. If the interest rates on our interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, the result could be a reduction in net interest income and with it, a reduction in our earnings.
The Company accepts a higher level of interest rate volatility as a result of its significant holdings of fixed-rate single-family home loans that are longer-term than the short-term characteristics of its primary liabilities of customer accounts. As a result, assets do not respond as quickly to changes in interest rates as liabilities. Due to this strategy, net interest income typically would decline when interest rates rise and would expand when interest rates fall as compared to a portfolio of matched maturities of assets and liabilities, if the balance sheet did not change in size or composition.
The Company manages its interest rate risk in part by originating more fixed-rate loans when yields are higher and adding loans and investments with shorter term characteristics, such as construction and commercial loans, when loan rates are lower. This balance sheet strategy, in conjunction with a strong capital position and low operating costs has allowed the Company to

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

manage interest rate risk, within guidelines established by the Board of Directors, through all interest rate cycles. Although a significant increase in market interest rates could adversely affect the net interest income of the Company, the Company's interest rate risk approach has never resulted in the recording of a monthly operating loss.

The Company's objective in managing its interest rate risk is to grow the amount of net interest income, through the rate cycles acknowledging that there will be some periods of time when that will not be feasible. The chart below shows the volatility of our period end net interest spread (dotted line which is measured against the right axis) compared to the relatively consistent growth in net interest income (solid line which is measured against the left axis). This consistency is accomplished by managing the size and composition of the balance sheet through different rate cycles.

$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
Net Interest Income (in millions)- left axis
Year End Spread - right axis

The following table shows the estimated repricing periods for earning assets and paying liabilities.

	Repricing Period
	Within One Year	After 1 year - before 6 Years	Thereafter	Total
	(In thousands)
As of September 30, 2011
Earning Assets (1)	$1,742,054	$854,212	$10,203,095	$12,799,361
Paying Liabilities	(3,950,391)	(3,841,189)	(3,655,531)	(11,447,111)
Excess (Liabilities) Assets	$(2,208,337)	$(2,986,977)	$6,547,564
Excess as % of Total Assets	(16.50)%
Policy limit for one year excess	(40.00)%
(1) Asset repricing period includes estimated prepayments based on historical activity
At September 30, 2011, the Company had approximately 2.2 billion more liabilities than assets subject to repricing in the next year than assets, which amounted to a negative maturity gap of 16.50% of total assets, approximately the same as the prior year. Having this excess of liabilities, relative to assets, that will be repricing within the next year, the Company is subject to

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

decreasing net interest income should interest rates rise. However, if the size and/or mix of the balance sheet changes, rising rates may not cause a decrease in net interest income.
The interest rate spread increased to 3.13% at September 30, 2011 from 3.09% at September 30, 2010. Net interest spread represents the difference between the contractual rates of earning assets and the contractual rates of paying liabilities as of a specific date. The spread increased due to lower deposit costs, partially offset by lower asset yields. In addition, loan yields are lower as a result of refinancing of fixed-rate mortgages into historically low long-term interest rates. Rates on customer accounts decreased by 37 basis points over the prior year while rates on earning assets decreased by 24 basis points (see Period End Spread table below).

As of September 30, 2011, total assets decreased by $45,630,000, or 0.34%, from $13,486,379,000 at September 30, 2010. For the year ended September 30, 2011, compared to September 30, 2010, loans (both non-covered and covered) decreased $640,117,000, or 7.15%, while investment securities increased $740,980,000, or 28.93%. Cash and cash equivalents of $816,002,000 and stockholders' equity of $1,906,533,000 provides management with flexibility in managing interest rate risk going forward.

ASSET QUALITY & ALLOWANCE FOR LOAN LOSSES
The Company maintains an allowance to absorb losses inherent in the loan portfolio. The amount of the allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the general allowance and specific allowances.
The general portion of the loan loss allowance is established by applying a loss percentage factor to the different loan types. Management believes loan types are the most relevant factor in the allowance calculation for group of homogeneous loans as the risk characteristics within these groups are similar. The loss percentage factor is made up of two parts - the historical loss factor (“HLF”) and the qualitative loss factor (“QLF”). The HLF takes into account historical charge-offs, while the QLF is determined by loan type and allows management to augment reserve levels to reflect the current environment and portfolio performance trends including recent charge-off trends. Allowances are provided based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those provided.
Specific allowances are established for loans which are individually evaluated; in cases where management has identified significant conditions or circumstances related to a loan that Management believes indicate the probability that a loss has been incurred.
Loans for commercial purposes, including multi-family loans, builder construction loans and commercial loans are reviewed on an individual basis to assess the ability of the borrowers to continue to service all of their principal and interest obligations. If a loan shows signs of weakness, it is downgraded and, if warranted, placed on non-accrual status. On collateral dependent commercial loans, updated valuations are generally obtained from external sources when a loan exhibits weakness or is modified. The Company also has an asset quality review function that reports the results of its internal reviews to the Board of Directors on a quarterly basis.
Restructured single-family residential loans are reserved for under the Company's general reserve methodology. If any individual loan is significant in balance, the Company may establish a specific reserve as warranted.
Most restructured loans are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. As of September 30, 2011 single-family residential loans comprised 82% of restructured loans. The concession for these loans is typically a payment reduction through a rate reduction of from 0 to 0 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period. The subsequent default rate on restructured single- family mortgage loans has been approximately 14% since inception of the program in November 2008.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Concessions for construction (4.1%), land A&D (4.8%) and multi-family loans (5.0%) are typically an extension of maturity combined with a rate reduction of normally 0 bps. Since December 2008 the subsequent default rate on restructured commercial loans has been less than 10%.
For commercial loans, six consecutive payments on newly restructured loan terms are required prior to returning the loan to accrual status. In some instances after the required six consecutive payments are made a management assessment will conclude that collection of the entire principal balance is still in doubt. In those instances, the loan will remain on non-accrual. Homogeneous loans may or may not be on accrual status at the time of restructuring, but all are placed on accrual status upon the restructuring of the loan. Homogeneous loans are restructured only if the borrower can demonstrate the ability to meet the restructured payment terms; otherwise, collection is pursued and the loan remains on non-accrual status until liquidated. If the homogeneous restructured loan does not perform it is placed in non-accrual status when it is 90 days delinquent.
A loan that defaults and is subsequently modified would impact the Company's delinquency trend, which is part of the QLF component of the general reserve calculation. Any modified loan that re-defaults and is charged-off would impact the HLF component of our general reserve calculation.
Non-performing assets were $370,294,000, or 2.76%, of total assets, at September 30, 2011, compared to $434,530,000, or 3.22%, of total assets, at September 30, 2010. This continued elevated level of non-performing assets is a result of the significant decline in housing values in the western United States and the national recession over the last three years. This level of NPAs remains significantly higher than the 0.88% average over the Company's 28+ year history as a public company. Total delinquencies over 30 days were $279,222,000, or 3.43%, of net loans at September 30, 2011, compared to $304,665,000 or 3.53%, of net loans at September 30, 2010.
The following table details non-performing asset by type, comparing 2011 and 2010 .

	September 30,
Non-Performing Assets	2011	2010	$ Change	% Change
	(In thousands)
Non-accrual loans:
Single-family residential	$126,624	$123,624	$3,000	2.4%
Construction – speculative	15,383	39,915	(24,532)	(61.5)%
Construction – custom	635	—	635	NM
Land – acquisition & development (A&D)	37,339	64,883	(27,544)	(42.5)%
Land – consumer lot loans	8,843	—	8,843	NM
Multi-Family	7,664	4,931	2,733	55.4%
Commercial real estate	11,380	10,831	549	5.1%
Commercial & industrial	1,679	371	1,308	352.6%
HELOC	481	—	481	NM
Consumer	437	977	(540)	(55.3)%
Total non-accrual loans	210,465	245,532	(35,067)	(14.3)%
Total REO & REHI	159,829	188,998	(29,169)	(15.4)%
Total non-performing assets	$370,294	$434,530	$(64,236)	(14.8)%

NM - not meaningful
In response to the improving overall credit quality of our loan portfolio, the total allowance for loan loss decreased by $5,934,000, or 3.6%, over 2010. $115,248,000 of the allowance is calculated under the formulas contained in our general allowance methodology and the remaining $41,912,000 is made up of specific reserves on loans that were deemed to be impaired at September 30, 2011. The general reserve increased by $17,156,000, or 17.5%, to $115,248,000 while the specific reserve decreased by $23,090,000, or 35.5%. The primary reasons for the shift in total allowance allocation from specific

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

reserves to general reserves is due to the Company having already addressed many of the problem loans focused in the speculative construction and land A&D portfolios, combined with above normal delinquencies and elevated charge-offs in the single-family residential portfolio.

LIQUIDITY AND CAPITAL RESOURCES
The principal sources of funds for the Company's activities are retained earnings, loan repayments (including prepayments), net deposit inflows, repayments and sales of investments and borrowings. Washington Federal's principal sources of revenue are interest on loans and interest and dividends on investments.
The Company's net worth at September 30, 2011, was $1,906,533,000 or 14.2%, of total assets. This is an increase of $65,386,000 from September 30, 2010, when net worth was $1,841,147,000, or 13.7%, of total assets. The Company's net worth was impacted in the year by net income of $111,141,000, the payment of $26,796,000 in cash dividends, treasury stock purchases that totaled $59,680,000, as well as an increase in other comprehensive income of $36,107,000. The Company paid out 24.0% of its 2011 earnings in cash dividends to common shareholders, compared with 19.0% last year. Over the long term, the Company would prefer its dividend payout ratio to be less than 50.0%. For the year ended September 30, 2011, $86.4 million, or 77.8%, of net income was returned to shareholders in the form of cash dividends or share repurchases.
Management believes this strong net worth position will help the Company manage its interest rate risk and provide the capital support needed for controlled growth in a regulated environment.
The Company has a credit line with the Federal Home Loan Bank (FHLB) of Seattle equal to 50.0% of total assets, providing a substantial source of liquidity if needed. FHLB advances are collateralized as provided for in the Advances, Pledge and Security Agreement by all FHLB stock owned by the Company, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB.
The Company's cash and cash equivalents amounted to $816,002,000 at September 30, 2011, a 8.2% decrease from the cash and cash equivalents balance of $888,622,000 one year ago. The Company continues to maintain higher than normal amounts of liquidity due to concern about potentially rising interest rates in the future. Additionally, see “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN FINANCIAL CONDITION
Available-for-sale and held-to-maturity securities. Available for sale securities increased $774,051,000, or 31.2% during the year ended September 30, 2011. This increase included the purchase of $1,585,945,000 of available-for-sale investment securities. During the same period, $131,361,000 of available-for-sale securities were sold at a gain of $8,147,000. There were no purchases or sales of held-to-maturity securities in the same period. As of September 30, 2011 the Company had net unrealized gains on available-for-sale securities of $85,789,000, net of tax, which were recorded as part of stockholders' equity. The Company increased its available-for-sale investment portfolio to partially replace some of the lost interest income on maturing and prepaying loans and mortgage-backed securities.
Loans receivable. Loans receivable decreased $487,826,000, or 5.8%, to $7,935,877,000 at September 30, 2011, from $8,423,703,000 one year earlier. This decrease resulted primarily from loan repayments (including prepayments) of $1,704,826,000, which exceeded originations of $1,310,444,000 by $394,382,000. This decrease is consistent with management's strategy to reduce the Company's exposure to land and construction loans and not to aggressively compete for 30 year fixed-rate loans at rates below 4.5%, due to the duration risk associated with such low mortgage rates, which contributed to the net run off of the loan portfolio. Additionally, during the year, $112,693,000 of loans were transferred to REO. If the current low rates on 30 year fixed-rate mortgages persist, management will consider continuing to shrink the Company's loan portfolio. The following table shows the change in the geographic distribution by state of the gross loan portfolio from 2010 to 2011.

	2011	2010	Change
Washington	46.6%	43.8%	2.8%
Oregon	17.4	17.6	(0.2)%
Other	5.2	7.2	(2.0)%
Idaho	6.6	7.0	(0.4)%
Arizona	9.1	8.8	0.3%
Utah	7.6	7.6	—%
New Mexico	3.8	3.9	(0.1)%
Texas	1.9	2.2	(0.3)%
Nevada	1.8	1.9	(0.1)%
	100.0%	100.0%
Covered loans. As of September 30, 2011, covered loans had decreased 28.5%, or $152,291,000, to $382,183,000, compared to September 30, 2010, due to continued paydowns and transfers of the properties into covered real estate owned.

Real estate held for sale. Real estate held for sale decreased by $29.2 million or 15.4% to $159,829,000 from $188,998,000 as of September 30, 2010, as the Company has continued to liquidate foreclosed properties. During the year the Company sold 570 properties for net proceeds of $110.4 million and a net loss on sale of $0.3 million. The total net loss on sale of real estate, measured against the original loan balance of $190.8 million, was $80.4 million or 42.1% for properties sold in fiscal 2011. As of September 30, 2011, real estate held for sale consisted of 566 properties totaling $159.8 million. Land represents $95.2 million or 60.1% of total real estate held for sale. Net loss on real estate acquired through foreclosure, which includes gains and losses on sale, ongoing maintenance expense and periodic write-downs from lower valuations, decreased by 50.2% from the prior year to $40.1 million. This decrease is due to land prices stabilizing in 2011, compared to the significant depreciation of land values in 2010.
Intangible assets. The Company's intangible assets are made up of $251,653,000 of goodwill, servicing rights intangible of $1,246,000, as well as the unamortized balances of the core deposit intangible of $3,372,000 at September 30, 2011.

Customer deposits. Customer deposits at September 30, 2011, totaled $8,665,903,000 compared with $8,852,540,000 at September 30, 2010, a 2.1% decrease. However, the Company was able to grow transaction accounts by $107,426,000 or 4.2%,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

while time deposits decreased by $294,063,000 or 4.7%. The weighted average rate paid on customer deposits during the year was 1.32%, a decrease of 37 basis points from the previous year, as a result of the low interest rate environment.
FHLB advances and other borrowings. Total borrowings increased $96,518,000 or 3.62%, to $2,762,066,000 at September 30, 2011. See “Interest Rate Risk” above.
Contractual obligations. The following table presents, as of September 30, 2011, the Company's significant fixed and determinable contractual obligations, within the categories described below, by payment date or contractual maturity.

Contractual Obligations	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
	(In thousands)
Debt obligations (1)	$2,762,066	$—	$1,712,066	$1,050,000
Operating lease obligations	9,551	2,433	5,701	1,417
	$2,771,617	$2,433	$1,717,767	$1,051,417
(1) Represents final maturities of debt obligations.
These contractual obligations, except for the operating leases, are included in the Consolidated Statements of Financial Condition. The payment amounts represent those amounts contractually due.

RESULTS OF OPERATIONS

GENERAL
See Note P, “Selected Quarterly Financial Data (Unaudited),” which highlights the quarter-by-quarter results for the years ended September 30, 2011 and 2010.
COMPARISON OF 2011 RESULTS WITH 2010
In 2011 net income decreased $7,512,000, or 6.3%, to $111,141,000 for the year ended September 30, 2011 as compared to $118,653,000 for the year ended September 30, 2010. The net income for the year ended September 30, 2010 included a $54,789,000 after tax gain on the acquisition of Horizon and a $38,865,000 tax benefit related to the settlement of a contingent tax liability. Excluding these two non-recurring items from the prior year, net income increased by $86.1 million, or 345%. The net income for the twelve months ended September 30, 2011 benefited from overall lower credit costs, which included the provision for loan losses and real estate owned expenses. The provision for loan losses amounted to $93,104,000 for the year ended September 30, 2011, as compared to $179,909,000 for the year ago period. In additions, losses recognized on real estate acquired through foreclosure was $40,050,000 for the year ended September 30, 2011, as compared to $80,475,000 for the fiscal year ended September 30, 2010.

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the 2011. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (1) changes in volume (changes in volume multiplied by old rate) and (2) changes in rate (changes in rate multiplied by old average volume). The change in interest income and interest expense attributable to changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	Year Ended September 30, 2011
	Volume	Rate	Total
Interest income:
Loans and covered assets	$(36,101)	$(2,738)	$(38,839)
Mortgaged-backed securities	25,601	(9,169)	16,432
Investments (1)	(142)	3,624	3,482

All interest-earning assets	(10,642)	(8,283)	(18,925)

Interest expense:
Customer accounts	2,684	(33,209)	(30,525)
FHLB advances and other borrowings	(8,315)	(2,565)	(10,880)

All interest-bearing liabilities	(5,631)	(35,774)	(41,405)

Change in net interest income	$(5,011)	$27,491	$22,480
The Company recorded a $93,104,000 provision for loan losses in 2011 compared to $179,909,000 in 2010. Non-performing assets (NPA's) decreased by $64,236,000 over 2010. The Company had net charge-offs of $98,284,000 for the twelve months ended September 30, 2011 compared with $183,651,000 of net charge-offs for the same period one year ago. The decrease in the provision for loan losses is in response to four primary factors: first, the amount of NPA's improved year-over-year; second, non-accrual loans as a percentage of total loans decreased from 2.80% at September 30, 2010, to 2.54% at September 30, 2011; third, the percentage of loans 30 days or more delinquent decreased from 3.53% at September 30, 2010, to 3.43% at September 30, 2011; and finally, the Company's exposure in the land A&D and speculative construction portfolios, the source of the majority of losses during this period of the cycle, has decreased from a combined 5.40% of the gross loan portfolio at September 30, 2010, to 4.10% at September 30, 2011. Management expects the provision to remain elevated until housing values stabilize. Management believes the allowance for loan losses, totaling $157,160,000, is sufficient to absorb estimated losses inherent in the portfolio.

Total other income decreased $94,497,000, or 78.5%, in 2011 from 2010. The year ended September 30, 2010, included an $85,608,000 non-recurring gain on the acquisition of Horizon (see Note A).
Compensation expense increased $2,155,000, or 3.1%, in 2011 primarily due to operating for a full year with the Horizon branches. The number of personnel, including part-time employees considered on a full-time equivalent basis, decreased to 1,221 at September 30, 2011, compared to one year ago.
Occupancy expense increased slightly to $14,480,000 for the twelve months ended September 30, 2011 from $13,933,000 for the fiscal year ended September 30, 2010. The branch network consisted of 160 offices at both September 30, 2011 and 2010.
FDIC insurance expense increased to $20,582,000 for 2011 from $18,626,000 in 2010 as a result of the significant increase in the number of bank failures during the year which has depleted the FDIC fund. The FDIC has undertaken to replenish the FDIC fund through changes to the assessment calculation, special assessments and higher insurance premiums for all insured depository institutions.
Other expenses increased slightly to $29,496,000 for the twelve months ended September 30, 2011 from $28,830,000 for the comparable period one year ago. Operating expense for 2011 and 2010 equaled 1.01% and 0.98% of average assets, respectively. Despite the increase in operating expenses, the Company continues to operate as one of the most efficient financial institutions in the country.
The loss on real estate acquired through foreclosure decreased 50.2% to $40,050,000 in 2011 from $80,475,000 in 2010, due primarily to the decline in balances of real estate acquired through foreclosure, as the Company continues to liquidate foreclosed properties. The net loss on real estate acquired through foreclosure, includes gains and losses on sale, ongoing

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

maintenance expense and periodic write-downs from lower property valuations.
Income tax expense increased to $62,518,000 in 2011 from $4,372,000 for the fiscal year ended September 30, 2010. The fiscal 2010 amount included a $38,865,000 tax benefit related to the settlement of a contingent tax liability (see Note A). The effective tax rate was 36.00% for 2011 versus 3.55% for 2010. The Company expects an effective tax rate of 36.00% going forward.
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
Interest expense on customer accounts decreased 23.5% to $146,360,000 for 2010 from $191,435,000 for 2009. The decrease primarily related to a 87 basis point decrease in the average cost of customer accounts to 1.69% during the year compared to 2.56% one year ago, offset by a 15.4% increase in the average balance of customer accounts over the prior year. Interest expense on FHLB advances and other borrowings decreased to $122,741,000 in 2010 from $127,192,000 in 2009 due to a decrease in the average balance of borrowings to $2,880,322,000 during 2010 from $3,235,231,000 during 2009. Partially offsetting the decrease in the average balance of borrowings was the increase in the average cost of borrowings for the year ended September 30, 2010 to 4.26% from 3.93% for the same period one year ago.
The Company recorded a $179,909,000 provision for loan losses in 2010 compared to $193,000,000 in 2009. Non-performing assets decreased by $122,590,000 over 2009. The Company had net charge-offs of $183,651,000 for the twelve months ended September 30, 2010 compared with $111,222,000 of net charge-offs for the same period one year ago. The decrease in the provision for loan losses is in response to four primary factors: first, the improvement in the amount of NPA's year-over-year; second, non-accrual loans as a percentage of total loans decreased from 4.23% at September 30, 2009, to 2.91% at September 30, 2010; third, the percentage of loans 30 days or more delinquent decreased from 4.86% at September 30, 2009, to 3.53% at September 30, 2010; and finally, the Company's exposure in the land A&D and speculative construction portfolios, where the majority of losses have come from during this period of the cycle, has decreased from a combined 8.4% of the gross loan portfolio at September 30, 2009, to 5.4% at September 30, 2010. Management expects the provision to remain at elevated levels until NPA's and charge-offs improve measurably. Management believes the allowance for loan losses, totaling $163,094,000, is sufficient to absorb estimated losses inherent in the portfolio.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

PERIOD END SPREAD - AS OF THE DATE SHOWN

	DEC 2009	MAR 2010	JUN 2010		SEP 2010	DEC 2010	MAR 2011	JUN 2011	SEP 2011
Interest rate on loans and mortgage-backed securities	6.00%	5.97%	5.89%		5.75%	5.66%	5.58%	5.49%	5.43%
Interest rate on investment securities	0.56	1.21	1.21		1.26	1.30	1.11	1.26	0.98
Combined	5.49	5.37	5.21		5.21	5.12	5.05	5.07	4.97
Interest rate on customer accounts	1.75	1.70	1.63	—	1.51	1.40	1.32	1.24	1.14
Interest rate on borrowings	4.25	4.19	4.19		4.14	4.14	4.14	4.14	4.04
Combined	2.41	2.30	2.25		2.12	2.03	1.98	1.92	1.84
Interest rate spread	3.08%	3.07%	2.96%		3.09%	3.09%	3.07%	3.15%	3.13%
The interest rate spread increased during 2011 from 3.09% at September 30, 2010 to 3.13% at September 30, 2011. See “Interest Rate Risk” section above.

SELECTED FINANCIAL DATA

Year ended September 30,	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Interest income	$644,635	$663,560	$691,774	$701,428	$618,682
Interest expense	227,696	269,101	318,627	397,641	358,501
Net interest income	416,939	394,459	373,147	303,787	260,181
Provision for loan losses	93,104	179,909	193,000	60,516	1,550
Other income	(14,117)	39,955	2,655	(60,212)	15,569
Other expense	136,059	131,480	107,060	87,220	64,888
Income before income taxes	173,659	123,025	75,742	95,839	209,312
Income taxes	62,518	4,372	27,570	33,507	74,295
Net income	$111,141	$118,653	$48,172	$62,332	$135,017
Preferred dividends accrued	—	—	7,488	—	—
Net income available to common shareholders	$111,141	$118,653	$40,683	$62,332	$135,017
Per share data
Basic earnings	$1.00	$1.06	$0.46	$0.71	$1.55
Diluted earnings	1.00	1.05	0.46	0.71	1.54
Cash dividends	0.24	0.20	0.20	0.84	0.83

September 30,	2011	2010	2009	2008	2007
Total assets	$13,440,749	$13,486,379	$12,582,475	$11,830,141	$10,285,417
Loans and mortgage-backed securities	10,992,053	10,626,842	11,266,295	11,053,223	9,601,947
Investment securities	246,004	358,061	21,259	49,001	240,391
Cash and cash equivalents	816,002	888,622	498,388	82,600	61,378
Customer accounts	8,665,903	8,852,540	7,842,310	7,169,539	5,996,785
FHLB advances	1,962,066	1,865,548	2,078,930	1,998,308	1,760,979
Other borrowings	800,000	800,000	800,600	1,177,600	1,075,000
Stockholders’ equity	1,906,533	1,841,147	1,745,485	1,332,674	1,318,127
Number of
Customer accounts	309,532	327,430	305,129	298,926	281,778
Loans	39,986	42,540	44,453	47,331	44,713
Offices	160	160	150	148	135

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,	2011	2010
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$816,002	$888,622
Available-for-sale securities, including encumbered securities of $965,927 and $933,315, at fair value	3,255,144	2,481,093
Held-to-maturity securities, including encumbered securities of $45,086 and $60,970, at amortized cost	47,036	80,107
Loans receivable, net	7,935,877	8,423,703
Covered loans, net	382,183	534,474
Interest receivable	52,332	49,020
Premises and equipment, net	166,593	162,721
Real estate held for sale	159,829	188,998
Covered real estate held for sale	56,383	44,155
FDIC indemnification asset	98,871	131,128
FHLB stock	151,755	151,748
Intangible assets, including goodwill of $251,653	256,271	257,718
Federal and state income taxes, net	—	8,093
Other assets	62,473	84,799
	$13,440,749	$13,486,379
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$2,662,188	$2,554,762
Time deposit accounts	6,003,715	6,297,778
	8,665,903	8,852,540
FHLB advances	1,962,066	1,865,548
Other borrowings	800,000	800,000
Advance payments by borrowers for taxes and insurance	39,548	39,504
Federal and State income taxes, including net deferred liabilities of $17,075 and $21,951	1,535	—
Accrued expenses and other liabilities	65,164	87,640
	11,534,216	11,645,232
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,853,534 and 129,555,956 shares issued; 108,976,410 and 112,483,632 shares outstanding	129,854	129,556
Paid-in capital	1,582,843	1,578,527
Accumulated other comprehensive income, net of taxes	85,789	49,682
Treasury stock, at cost; 20,877,124 and 17,072,324 shares	(268,665)	(208,985)
Retained earnings	376,712	292,367
	1,906,533	1,841,147
	$13,440,749	$13,486,379
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2011	2010	2009
	(In thousands, except per share data)
INTEREST INCOME
Loans	$522,230	$561,069	$579,244
Mortgage-backed securities	108,207	91,775	109,486
Investment securities and cash equivalents	14,198	10,716	3,044
	644,635	663,560	691,774
INTEREST EXPENSE
Customer accounts	115,835	146,360	191,435
FHLB advances and other borrowings	111,861	122,741	127,192
	227,696	269,101	318,627
Net interest income	416,939	394,459	373,147
Provision for loan losses	93,104	179,909	193,000
Net interest income after provision for loan losses	323,835	214,550	180,147
OTHER INCOME
Gain on FDIC-assisted transaction	—	85,608	—
Prepayment penalty on FHLB advance	—	(8,150)	—
Gain on sale of investments	8,147	22,409	—
Other	17,786	20,563	19,009
	25,933	120,430	19,009
OTHER EXPENSE
Compensation and benefits	72,034	69,879	57,097
Amortization of intangibles	1,447	2,140	3,331
Occupancy	14,480	13,933	13,049
FDIC insurance premiums	20,582	18,626	10,688
Other	29,496	28,830	25,105
Deferred loan origination costs	(1,980)	(1,928)	(2,210)
	136,059	131,480	107,060
Loss on real estate acquired through foreclosure, net	(40,050)	(80,475)	(16,354)
Income before income taxes	173,659	123,025	75,742
Income taxes
Current	88,373	(19,890)	56,075
Deferred	(25,855)	24,262	(28,505)
	62,518	4,372	27,570
NET INCOME	111,141	118,653	48,172
Preferred dividends accrued	—	—	7,488
Net income available to common shareholders	$111,141	$118,653	$40,684

PER SHARE DATA
Basic earnings	$1.00	$1.06	$0.46
Diluted earnings	1.00	1.05	0.46
Cash dividends per share	0.24	0.20	0.20
Basic weighted average number of shares outstanding	111,383,877	112,438,059	88,689,553
Diluted weighted average number of shares outstanding, including dilutive stock options	111,460,106	112,745,261	88,711,694
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock	Preferred Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(In thousands)
Balance at September 30, 2008	$105,093	$—	$1,261,032	$174,327	$2,472	$(210,250)	$1,332,674
Comprehensive income:
Net income				48,172			48,172
Other comprehensive income, net of tax of $28,598:
Unrealized gains on securities					51,273		51,273
Reclassification adjustment					686		686
Total comprehensive income							100,131
Preferred stock issuance		197,873					197,873
Preferred stock discount and accretion		2,127		(2,127)			—
Dividends paid on common stock				(18,847)			(18,847)
Dividends paid on preferred stock				(5,361)			(5,361)
Preferred stock redemption		(200,000)					(200,000)
Compensation expense related to common stock options			1,327				1,327
Proceeds from exercise of common stock options	13		145				158
Proceeds from issuance of common stock	24,150		309,027				333,177
Tax benefit related to exercise of stock options			22				22
Restricted stock	64		799				863
Issuance of Warrants			2,127				2,127
Proceeds from Employee Stock Ownership Plan			76			1,265	1,341
Treasury stock							—
Balance at September 30, 2009	$129,320	$—	$1,574,555	$196,164	$54,431	$(208,985)	$1,745,485
Comprehensive income:
Net income				118,653			118,653
Other comprehensive income, net of tax of $2,614:
Unrealized gains on securities					(19,203)		(19,203)
Reclassification adjustment					14,454		14,454
Total comprehensive income							113,904
Dividends paid on common stock				(22,450)			(22,450)
Compensation expense related to common stock options			1,213				1,213
Proceeds from exercise of common stock options	145		1,614				1,759
Tax benefit related to exercise of stock options			181				181
Restricted stock	91		964				1,055
Treasury stock							—
Balance at September 30, 2010	$129,556	$—	$1,578,527	$292,367	$49,682	$(208,985)	$1,841,147
Comprehensive income:
Net income				111,141			111,141
Other comprehensive income,net of tax of $19,873:
Unrealized gains on securities					30,852		30,852
Reclassification adjustment					5,255		5,255
Total comprehensive income							147,248
Dividends paid on common stock				(26,796)			(26,796)
Compensation expense related to common stock options			1,087				1,087
Proceeds from exercise of common stock options	104		1,527				1,631
Tax benefit related to exercise of stock options			55				55
Restricted stock	194		1,647				1,841
Treasury stock						(59,680)	(59,680)
Balance at September 30, 2011	$129,854	$—	$1,582,843	$376,712	$85,789	$(268,665)	$1,906,533

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2011	2010	2009
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$111,141	$118,653	$48,172
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization (accretion) of fees, discounts, premiums and intangible assets, net	20,663	21,624	4,813
Cash received from FDIC under loss share	32,828	92,551	—
Depreciation	6,667	5,766	5,153
Stock option compensation expense	1,087	1,213	1,327
Provision for loan losses	93,104	179,909	193,000
Loss on investment securities and real estate held for sale, net	23,315	58,066	15,101
Gain on FDIC-assisted transaction	—	(85,608)	—
Decrease (increase) in accrued interest receivable	(3,312)	7,999	1,077
Increase in FDIC loss share receivable	(7,707)	—	—
Decrease in income taxes payable	(11,351)	(23,408)	(45,831)
FHLB stock dividends	(7)	(6)	(15)
Decrease (increase) in other assets	18,844	(51,635)	(16,156)
Decrease in accrued expenses and other liabilities	(23,575)	(74,243)	(22,399)
Net cash provided by operating activities	261,697	250,881	184,242
CASH FLOWS FROM INVESTING ACTIVITIES
Net principal collections (loan originations)	400,054	281,826	71,509
FHLB stock redeemed	—	—	394
Available-for-sale securities purchased	(1,585,945)	(1,774,343)	(1,175,321)
Principal payments and maturities of available-for-sale securities	727,379	1,052,545	513,218
Available-for-sale securities sold	131,361	496,024	18,453
Principal payments and maturities of held-to-maturity securities	33,874	23,128	21,691
Net cash received from acquisition	—	111,684	—
Proceeds from sales of real estate held for sale	110,400	129,447	98,822
Covered REO purchased	29,383	—	—
Premises and equipment purchased	(10,539)	(13,027)	(5,273)
Net cash provided (used) by investing activities	(164,033)	307,284	(456,507)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in customer accounts	(186,637)	190,702	672,771
Net decrease in short-term borrowings	—	—	(377,000)
Proceeds from long-term borrowings	200,000	200,000	100,000
Repayments of long-term borrowings	(100,000)	(539,034)	(19,378)
Proceeds from exercise of common stock options and related tax benefit	1,686	1,940	180
Dividends paid on common stock	(25,697)	(22,450)	(18,847)
Dividends paid on preferred stock	—	—	(5,361)
Net proceeds from follow on stock offering	—	—	333,177
Proceeds from issuance of preferred stock and warrants	—	—	200,000
Redemption of preferred stock	—	—	(200,000)
Proceeds from Employee Stock Ownership Plan	—	—	1,341
Treasury stock purchased, net	(59,680)	—	—
Decrease in advance payments by borrowers for taxes and insurance	44	911	1,170
Net cash provided (used) by financing activities	(170,284)	(167,931)	688,053
Increase (decrease) in cash and cash equivalents	(72,620)	390,234	415,788
Cash and cash equivalents at beginning of period	888,622	498,388	82,600
Cash and cash equivalents at end of period	$816,002	$888,622	$498,388
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Year ended September 30,	2011	2010	2009
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Non-cash investing activities
Non-covered real estate acquired through foreclosure	$112,693	$222,057	$254,742
Covered real estate acquired through foreclosure	54,638	34,536	—
Cash paid during the period for
Interest	228,444	269,478	325,157
Income taxes	73,798	27,503	77,761
The following summarizes the non-cash activities related to acquisitions
Fair value of assets and intangibles acquired, including goodwill	—	1,091,629	—
Fair value of liabilities assumed	—	(1,047,981)	—
Net fair value of assets (liabilities)	$—	$43,648	$—

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

NOTE A    Summary of Significant Accounting Policies

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation. The consolidated financial statements include the accounts of Washington Federal, Inc. (Company or Washington Federal) and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.
Description of business. Washington Federal is a unitary thrift holding company. The Company's principal operating subsidiary is Washington Federal (Bank). The Bank is principally engaged in the business of attracting deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate loans and commercial loans. The Bank conducts its activities through a network of 160 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, New Mexico, and Texas.
The Company's fiscal year end is September 30th. All references to 2011, 2010 and 2009 represent balances as of September 30, 2011, September 30, 2010 and September 30, 2009, or activity for the fiscal years then ended. References to net income in this document refer to net income available to common shareholders.

Effective January 8, 2010, the Bank acquired certain assets and liabilities, including most of the loans and deposits, of Horizon Bank, headquartered in Bellingham, Washington (“Horizon”) from the Federal Deposit Insurance Corporation (“FDIC”), as receiver for Horizon (the “Acquisition”).

The Bank acquired certain assets with a book value of $1.19 billion, including $968 million in loans and $32 million in foreclosed real estate, and selected liabilities with a book value of $1.03 billion, including $820 million in deposits.
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

Effective October 14, 2011, subsequent to the end of the fiscal year, the Company acquired six branch locations, four in Albuquerque, New Mexico, and two in Santa Fe, New Mexico, from Charter Bank. $254,821,000 of deposits were acquired for a premium of $1,061,000.
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
Held-to-maturity securities - Securities classified as held-to-maturity are accounted for at amortized cost, but the Company

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category.
Available-for-sale securities - Securities not classified as held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are accounted for based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in the accumulated other comprehensive income component of stockholders' equity.
Management evaluates debt and equity securities for other than temporary impairment on a quarterly basis based on the securities' current credit quality, interest rates, term to maturity and management's intent and ability to hold the securities until the net book value is recovered. Any other than temporary declines in fair value are recognized in the statements of operations.
Premiums and discounts on investments are deferred and recognized over the life of the asset, using the effective interest method.
Realized gains and losses on securities sold as well as other than temporary impairment charges, are shown on the Consolidated Statements of Operations under the Other Income (Loss) heading.
Loans receivable - When a borrower fails to make a required payment on a loan, the Company attempts to cure the deficiency by contacting the borrower. Contact is made after a payment is 30 days past its grace period. In most cases, deficiencies are cured promptly. If the delinquency is not cured within 90 days, the Company may institute appropriate action to foreclose on the property. If foreclosed, the property is sold at a public sale and may be purchased by the Company.
The Company will consider modifying the interest rates and terms of a loan if it determines that a modification is a better alternative to foreclosure.
Loans are placed on nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. The Company does not accrue interest on loans 90 days or more past due. If payment is made on a loan so that the loan becomes less than 90 days past due, and the Company expects full collection of principal and interest, the loan is returned to full accrual status. Any interest ultimately collected is credited to income in the period of recovery. A loan is charged-off when the loss is estimable and it is confirmed that the borrower will not be able to meet contractual obligations.
The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company's methodology for assessing the appropriateness of the allowance consists of two components, which include the general allowance and specific allowances.
The general loan loss allowance is established by applying a loss percentage factor to the different loan types. Management believes loan types are the most relevant factor to group loans for the allowance calculation as the risk characteristics in these groups are similar. The loss percentage factor is made up of two parts - the historical loss factor (“HLF”) and the qualitative loss factor (“QLF”). The HLF takes into account historical charge-offs, while the QLF is determined by loan type and allows management to augment reserve levels to reflect the current environment and portfolio performance trends including recent charge-off trends. Allowances are provided based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those provided.
Specific allowances are established for loans which are individually evaluated, in cases where management has identified significant conditions or circumstances related to a loan that management believes indicate the probability that a loss has been incurred.
Impaired loans consist of loans receivable that are not expected to have their principal and interest repaid in accordance with

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

their contractual terms. Collateral dependent impaired loans are measured using the fair value of the collateral, less selling costs. Non-collateral dependent loans are measured at the present value of expected future cash flows.
The Company receives fees for originating loans in addition to various fees and charges related to existing loans, which may include prepayment charges, late charges and assumption fees. Deferred loan fees and costs are recognized over the life of the loans using the effective interest method.
Covered loans. Covered loans are the loans acquired from Horizon in 2010 recorded at their estimated fair market value. Loans that were classified as non-performing loans by Horizon are no longer classified as non-performing because, at acquisition, the carrying value of these loans was adjusted to reflect fair value and are covered under the FDIC loss sharing agreements. Management believes that the new book value reflects an amount that will ultimately be collected.
Covered real estate held for sale. Covered real estate held for sale represents the foreclosed properties that were originally Horizon loans. Covered real estate held for sale is carried at the estimated fair market value of the repossessed real estate. The covered loans and covered real estate held for sale are collectively referred to as “covered assets”.
FDIC indemnification asset. FDIC indemnification asset is the receivable recorded from due to guarantee provided by the FDIC on the covered assets.
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
Intangible assets. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. The core deposit intangibles and non-compete agreement intangible are acquired assets that lack physical substance but can be distinguished from goodwill. Goodwill is evaluated for impairment on an annual basis. Other intangible assets are amortized over their estimated lives and are subject to impairment testing when events or circumstances change. If circumstances indicate that the carrying value of the assets may not be recoverable, an impairment charge could be recorded. No impairment of intangible assets has ever been identified. The Company amortizes the two core deposit intangibles on a straight line basis over their estimated lives of 7 and 8 years; the non-compete agreement intangible, which was fully amortized as of September 30, 2010, was amortized on a straight-line basis over its life of five years.
The balance of the Company's intangible assets was as follows, which includes the additional goodwill discussed above:

	Goodwill	Servicing Rights Intangible	Core Deposit Intangible	Total
	(In thousands)

Balance at September 30, 2009	$251,653	$2,469	$2,675	$256,797
Additions	—	—	3,064	3,064
Amortization	—	(694)	(1,449)	(2,143)
Balance at September 30, 2010	251,653	1,775	4,290	257,718
Additions	—	—	—	—
Amortization	—	(529)	(918)	(1,447)
Balance at September 30, 2011	$251,653	$1,246	$3,372	$256,271
The table below presents the estimated core deposit intangible asset amortization expense for the next five years:

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

Year End	Expense (in thousands)

2012	$918
2013	918
2014	918
2015	618
2016	—
Deferred fees and discounts on loans. Loan discounts and loan fees are deferred and recognized over the life of the loans using the effective interest method.
Accounting for stock-based compensation. The Company records an expense for the estimated fair value of equity awards over the vesting period. See Note L for additional information. Stock options that were not dilutive but were outstanding as of September 30, 2011, 2010 and 2009 were 2,190,123, 1,941,633 and 2,401,764, respectively.
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
New accounting pronouncements. In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This ASU simplifies how entities, both public and nonpublic, test goodwill for impairment by permitting an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance under Topic 350 required an entity to test goodwill for impairment, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount, including goodwill (step one). If the fair value of a reporting unit is less than its carrying amount, then the second step of the test must be performed to measure the amount of the impairment loss, if any. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The Company does not anticipate ASU and the guidance will have a material impact on the Company's financial condition and results of operations.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) - Presentation of Comprehensive Income.  ASU 2011-05 attempts to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income.  The effective date of ASU 2011-05 will be the first interim or fiscal period beginning after December 15, 2011 and should be applied retrospectively to transactions or modifications of existing transactions that occur on or after the effective date.  Early adoption is permitted.  The Company is evaluating the impact this ASU will have on its financial condition and results of operations.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 developed common requirements between U.S. GAAP and IFRSs for measuring fair value and for disclosing information about fair value measurements.  The effective date of ASU 2011-04 will be during interim or annual period beginning after December 15, 2011 and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date.  Early adoption is not permitted.  The Company is evaluating the impact this ASU will have on its financial condition and results of operations.

In April 2011, the FASB issued ASU No. 2011-03, Transfers and Servicing (Topic 860) - Reconsideration of Effective Control for Repurchase Agreements. This ASU removes from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. Other criteria applicable to the assessment of effective control are not changed by the amendments in this ASU. The guidance in this ASU is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Company intends to comply with this new guidance.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310) - A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The amendments in this ASU clarify the guidance on a creditor's evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance will be effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption (i.e., October 1, 2010, for the Company). As a result of this guidance, receivables previously measured under loss contingency guidance that are newly considered impaired should be disclosed, along with the related allowance for credit losses, as of the end of the period of adoption. The adoption of this guidance resulted in $7.6 million of loan modifications being classified as troubled debt restructurings that previously would not have been so classified. The incremental impact on the allowance for loan losses was not significant.
In December 2010, the FASB issued ASU 2010-28, Intangibles - Goodwill and Other (Topic 350) - When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments in this ASU affect all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. As the Company has only one reporting unit with a carrying amount greater than zero, this ASU has no impact on the financial statements.
In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805) - Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this ASU specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. This ASU also expands the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This guidance will be effective for any business combinations entered into by the Company for which the acquisition date is after October 1, 2011.
Business segments. As the Company manages its business and operations on a consolidated basis, management has determined that there is one reportable business segment.
Reclassifications. Certain reclassifications have been made to the financial statements for years prior to September 30, 2011 to conform to current year classifications.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

NOTE B    INVESTMENT SECURITIES

September 30,	2011
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$500	$34	$—	$534	4.00%
1 to 5 years	—	—	—	—	—
5 to 10 years	9,300	4,547	—	13,847	10.38%
Over 10 years	175,515	631	—	176,146	2.57%
Corporate bonds due
5 to 10 years	30,000	284	(325)	29,959	4.00%
Municipal bonds due
Over 10 years	20,461	3,107	—	23,568	6.45%
Mortgage-backed securities
Agency pass-through certificates	2,883,734	127,356	—	3,011,090	4.72%
	3,119,510	135,959	(325)	3,255,144	4.62%
Held-to-maturity securities
Tax-exempt municipal bonds due
1 to 5 years	405	5	—	410	6.52%
5 to 10 years	1,545	68	—	1,613	5.60%
Over 10 years	—	—	—	—	—%
U.S. government and agency securities due
1 to 5 years	—	—	—	—	—%
Mortgage-backed securities
Agency pass-through certificates	45,086	3,507	—	48,593	5.31%
	47,036	3,580	—	50,616	5.33%
	$3,166,546	$139,539	$(325)	$3,305,760	4.63%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

September 30,	2010
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$500	$26	$—	$526	4.00%
1 to 5 years	25,000	180	—	25,180	3.25%
5 to 10 years	158,915	5,344	(105)	164,154	3.59%
Over 10 years	150,000	1,161	(15)	151,146	3.50%
Corporate bonds due
5 to 10 years	10,000	—	—	10,000	6.00%
Mortgage-backed securities
Agency pass-through certificates	2,058,130	72,853	(896)	2,130,087	5.26%
	2,402,545	79,564	(1,016)	2,481,093	5.02%
Held-to-maturity securities
Tax-exempt municipal bonds due
1 to 5 years	1,105	65	—	1,170	6.11%
5 to 10 years	1,940	115	—	2,055	5.67%
Over 10 years	4,010	34	—	4,044	5.60%
U.S. government and agency securities due
1 to 5 years	—	—	—	—	—%
Mortgage-backed securities
Agency pass-through certificates	73,052	4,579	—	77,631	5.59%
	80,107	4,793	—	84,900	5.60%
	$2,482,652	$84,357	$(1,016)	$2,565,993	5.04%

$131,361,000 of available-for-sale securities were sold in 2011, resulting in a gain of $8,147,000. $496,024,000 of available-for-sale securities were sold in 2010, resulting in a net gain of $22,409,000. $18,453,000 of available-for-sale securities were sold in 2009, resulting in a net gain of $1,063,000.

Substantially all mortgage-backed securities have contractual due dates that exceed ten years.

The following table shows the unrealized gross losses and fair value of securities at September 30, 2011, by length of time that individual securities in each category have been in a continuous loss position. The Company had no securities in a continuous loss position for 12 or more months at September 30, 2011, which consisted of mortgage-backed securities. Management believes that the declines in fair value of these investments are not an other than temporary impairment.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

As of September 30,	2011
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
U.S. agency securities	$(325)	$9,675	$—	$—	$(325)	$9,675
Agency pass-through certificates	—	—	—	—	—	—
	$(325)	$9,675	$—	$—	$(325)	$9,675

NOTE C    Loans Receivable (excluding Covered Loans)

September 30,	2011		2010
	$	%	$	%
	(In thousands)		(In thousands)
Single-family residential	$6,218,878	74.9%	6,551,837	74.8%
Construction - speculative	140,459	1.7	169,712	1.9
Construction - custom	279,851	3.4	256,384	2.9
Land - acquisition & development	200,692	2.4	307,230	3.5
Land - consumer lot loans	163,146	2.0	186,840	2.1
Multi-family	700,673	8.4	697,351	7.9
Commercial real estate	303,442	3.7	315,915	3.6
Commercial & industrial	109,332	1.3	83,070	0.9
HELOC	115,092	1.4	116,143	1.3
Consumer	67,509	0.8	92,624	1.1
	8,299,074	100.0%	8,777,106	100.0%

Less:
Allowance for loan losses	157,160		163,094
Loans in process	170,229		154,171
Deferred net origination fees	35,808		36,138
	363,197		353,403
	$7,935,877		$8,423,703

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

The Company originates fixed and adjustable interest rate loans, which at September 30, 2011 consisted of the following:

Fixed-Rate		Adjustable-Rate
Term To Maturity	Book Value	Term To Rate Adjustment	Book Value
	(In thousands)		(In thousands)
Within 1 year	$336,641	Less than 1 year	$289,814
1 to 3 years	199,620	1 to 3 years	197,107
3 to 5 years	168,798	3 to 5 years	43,515
5 to 10 years	626,142	5 to 10 years	158,636
10 to 20 years	616,212	10 to 20 years	26,972
Over 20 years	5,493,260	Over 20 years	142,357
	$7,440,673		$858,401

At September 30, 2011 and 2010, approximately $67,542,000 and $79,871,000 of fixed-rate loan origination commitments were outstanding, respectively. Loans serviced for others at September 30, 2011 and 2010 were approximately $102,775,000 and $130,874,000, respectively.

Gross loans by geographic concentration were as follows:

September 30, 2011	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	(In thousands)
Washington	$2,720,997	$220,819	$114,852	$80,332	$168,463	$89,983	$238,446	$101,278	$65,140	$74,049	$3,874,359
Oregon	1,003,289	299,839	17,013	33,152	45,784	18,441	13,744	—	—	7,484	1,438,746
Other	419,202	7,343	—	—	—	—	—	745	—	—	427,290
Idaho	465,420	31,417	8,457	16,251	9,421	10,886	882	—	—	5,423	548,157
Arizona	633,860	59,993	19,463	14,090	18,687	4,720	—	219	—	6,559	757,591
Utah	502,585	59,445	14,656	11,576	26,803	4,305	496	118	—	6,001	625,985
New Mexico	182,375	14,284	22,909	5,178	3,135	9,345	49,399	6,972	2,369	15,438	311,404
Texas	151,178	2,835	3,342	998	6,373	2,000	475	—	—	—	167,201
Nevada	139,972	4,698	—	1,569	1,185	779	—	—	—	138	148,341
	$6,218,878	$700,673	$200,692	$163,146	$279,851	$140,459	$303,442	$109,332	$67,509	$115,092	$8,299,074

PERCENTAGE BY GEOGRAPHIC AREA
September 30, 2011	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	As % of total gross loans
Washington	32.6%	2.7%	1.4%	1.0%	2.0%	1.1%	2.9%	1.2%	0.8%	0.9%	46.6%
Oregon	12.1	3.6	0.2	0.4	0.6	0.2	0.2	—	—	0.1	17.4
Other	5.1	0.1	—	—	—	—	—	—	—	—	5.2
Idaho	5.6	0.4	0.1	0.2	0.1	0.1	—	—	—	0.1	6.6
Arizona	7.6	0.7	0.2	0.2	0.2	0.1	—	—	—	0.1	9.1
Utah	6.1	0.7	0.2	0.1	0.3	0.1	—	—	—	0.1	7.6
New Mexico	2.2	0.2	0.3	0.1	—	0.1	0.6	0.1	—	0.2	3.8
Texas	1.8	—	—	—	0.1	—	—	—	—	—	1.9
Nevada	1.7	0.1	—	—	—	—	—	—	—	—	1.8
	74.8%	8.5%	2.4%	2.0%	3.3%	1.7%	3.7%	1.3%	0.8%	1.5%	100.0%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

PERCENTAGE BY GEOGRAPHIC AREA AS A % OF EACH LOAN TYPE
September 30, 2011	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC
As % of total gross loans
Washington	43.8%	31.5%	57.2%	49.2%	60.1%	63.9%	78.5%	92.6%	96.5%	64.4%
Oregon	16.1	42.8	8.5	20.3	16.4	13.1	4.5	—	—	6.5
Other	6.7	1.0	—	—	—	—	—	0.7	—	—
Idaho	7.5	4.5	4.2	10.0	3.4	7.8	0.3	—	—	4.7
Arizona	10.2	8.6	9.7	8.6	6.7	3.4	—	0.2	—	5.7
Utah	8.1	8.5	7.3	7.1	9.6	3.1	0.2	0.1	—	5.2
New Mexico	2.9	2.0	11.4	3.2	1.1	6.7	16.3	6.4	3.5	13.4
Texas	2.4	0.4	1.7	0.6	2.3	1.4	0.2	—	—	—
Nevada	2.3	0.7	—	1.0	0.4	0.6	—	—	—	0.1
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

The following table provides additional information on impaired loans, loan commitments and loans serviced for others:

	September 30, 2011	September 30, 2010
	(in thousands)
Recorded investment in impaired loans	$476,822	$489,826
Impaired loans with allocated reserves	123,862	202,120
Reserves on impaired loans	41,912	65,002
Average balance of impaired loans	486,665	528,371
Interest income from impaired loans	28,081	31,279
Outstanding fixed-rate origination commitments	67,542	79,871
Loans serviced for others	102,775	130,874

The following table sets forth information regarding non-accrual loans held by the Company as of the dates indicated:

	September 30, 2011		September 30, 2010
	(In thousands)
Non-accrual loans:
Single-family residential	$126,624	60.3%	$123,624	50.3%
Construction - speculative	15,383	7.3	39,915	16.3
Construction - custom	635	0.3	—	—
Land - acquisition & development	37,339	17.7	64,883	26.4
Land - consumer lot loans	8,843	4.2	—	—
Multi-family	7,664	3.6	4,931	2.0
Commercial real estate	11,380	5.4	10,831	4.4
Commercial & industrial	1,679	0.8	371	0.2
HELOC	481	0.2	—	—
Consumer	437	0.2	977	0.4
Total non-accrual loans	$210,465	100%	$245,532	100%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

The following table provides an analysis of the age of loans in past due status as of September 30, 2011 :

	Loans	Days Delinquent Based on $ Amount of Loans					% Delinquent
Type of Loans	net of LIP	Current	30	60	90	Total
	(In thousands)
Single-Family Residential	$6,217,670	6,015,464	54,140	21,985	126,082	202,207	3.25%
Construction - Speculative	115,409	106,843	330	—	8,236	8,566	7.42%
Construction - Custom	147,764	147,129	—	—	635	635	0.43%
Land - Acquisition & Development	193,613	159,357	679	—	33,577	34,256	17.69%
Land - Consumer Lot Loans	163,146	151,849	1,163	1,291	8,843	11,297	6.92%
Multi-Family	699,340	690,765	—	1,202	7,373	8,575	1.23%
Commercial Real Estate	300,307	292,015	1,016	—	7,276	8,292	2.76%
Commercial & Industrial	108,995	106,708	55	553	1,679	2,287	2.10%
HELOC	115,092	114,059	452	100	481	1,033	0.90%
Consumer	67,509	65,434	1,191	446	437	2,074	3.07%
	$8,128,845	7,849,623	59,026	25,577	194,619	279,222	3.43%

Restructured loans are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. As of September 30, 2011 single-family residential loans comprised 82% of restructured loans. The concession for these loans is typically a payment reduction through a rate reduction of from 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period. Principal forgiveness is not an available option for restructured loans.
The Bank reserves for restructured loans within its allowance for loan loss methodology by taking into account the following performance indicators: 1) time since modification, 2) current payment status and 3) geographic area.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

The following tables provides information related to loans that were restructured during the fiscal 2011:

		Pre-Modification	Post-Modification
	Number of	Outstanding Recorded	Outstanding Recorded
	Contracts	Investment	Investment
		(In thousands)
Troubled Debt Restructurings:
Single-family residential	681	$177,216	$177,216
Construction - speculative	12	2,499	2,499
Construction - custom	—	—	—
Land - acquisition & development	3	3,909	3,909
Land - consumer lot loans	62	8,745	8,745
Multi-family	9	10,360	10,360
Commercial real estate	—	—	—
Commercial & industrial	—	—	—
HELOC	1	99	99
Consumer	—	—	—
	768	$202,828	$202,828

	Number of	Recorded
	Contracts	Investment
(In thousands)
Troubled Debt Restructurings That Subsequently Defaulted:
Single-family residential	103	$27,878
Construction - speculative	—	—
Construction - custom	—	—
Land - acquisition & development	5	779
Land - consumer lot loans	—	—
Multi-family	1	983
Commercial real estate	—	—
Commercial & industrial	—	—
HELOC	—	—
Consumer	—	—
	109	$29,640

NOTE D    Allowance for Losses on Loans
The Company has an asset quality review function that analyzes its loan portfolios and reports the results of the review to the Board of Directors on a quarterly basis. The single-family residential, HELOC and consumer portfolios are evaluated based on their performance as a pool of loans, since no single loan is individually significant or judged by its risk rating, size or potential risk of loss. The construction, land, multi-family, commercial real estate and commercial and industrial loans are risk rated on a loan by loan basis to determine the relative risk inherent in specific borrowers or loans. Based on that risk rating, the loans are assigned a grade and classified as follows:

•	Pass – the credit does not meet one of the definitions defined below.

•	Special mention – A special mention credit is considered to be currently protected from loss but is potentially weak. No

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

loss of principal or interest is foreseen; however, proper supervision and Management attention is required to deter further deterioration in the credit. Assets in this category constitute some undue and unwarranted credit risk but not to the point of justifying a risk rating of substandard. The credit risk may be relatively minor yet constitutes an unwarranted risk in light of the circumstances surrounding a specific asset.

•
Substandard – A substandard credit is an unacceptable credit. Additionally, repayment in the normal course is in jeopardy due to the existence of one or more well defined weaknesses. In these situations, loss of principal is likely if the weakness is not corrected. A substandard asset is inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged, if any. Assets so classified will have a well defined weakness or weaknesses that jeopardize the liquidation of the debt. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets risk rated substandard.

•
Doubtful – A credit classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weakness makes collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. The probability of loss is high, but because of certain important and reasonably specific pending factors that may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral, and refinancing plans.

•
Loss – Credits classified loss are considered uncollectible and of such little value that their continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be affected in the future. Losses should be taken in the period in which they are identified as uncollectible. Partial charge-off versus full charge-off may be taken if the collateral offers some identifiable protection.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

The following table summarizes the activity in the allowance for loan losses for the twelve months ended September 30, 2011 and 2010:

September 30, 2011	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$47,160	$(38,465)	$3,072	$71,540	$83,307
Construction - speculative	26,346	(13,197)	2,143	(1,464)	13,828
Construction - custom	770	(237)	—	90	623
Land - acquisition & development	61,637	(39,797)	2,271	8,608	32,719
Land - consumer lot loans	4,793	(4,196)	—	4,923	5,520
Multi-family	5,050	(1,950)	71	4,452	7,623
Commercial real estate	3,165	(1,593)	328	2,431	4,331
Commercial & industrial	6,193	(4,733)	1,925	1,714	5,099
HELOC	586	(939)	185	1,307	1,139
Consumer	7,394	(4,602)	1,429	(1,250)	2,971
	$163,094	$(109,709)	$11,424	$92,351	$157,160

September 30, 2010	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$18,547	$(33,812)	$104	$62,321	$47,160
Construction - speculative	21,841	(28,930)	523	32,912	26,346
Construction - custom	81	(359)	188	860	770
Land - acquisition & development	104,569	(105,576)	844	61,800	61,637
Land - consumer lot loans	1,298	(359)	11	3,843	4,793
Multi-family	1,878	(2,010)	—	5,182	5,050
Commercial real estate	1,344	(651)	3	2,469	3,165
Commercial & industrial	7,327	(8,902)	923	6,845	6,193
HELOC	377	(118)	—	327	586
Consumer	9,574	(6,670)	1,140	3,350	7,394
	$166,836	$(187,387)	$3,736	$179,909	$163,094
The Company recorded a $93,104,000 provision for loan losses during the fiscal year ended September 30, 2011, while a $179,909,000 provision was recorded for the year ended September 30, 2010. The provision for loan losses for 2011 was $93,104,000, which was made up of the $92,351,000 shown above plus $753,000 in provision expense related to covered loans. Non-performing assets (“NPAs”) amounted to $370,294,000, or 2.76%, of total assets at September 30, 2011, compared to $434,530,000, or 3.22%, of total assets one year ago. Covered loans are not classified as non-performing loans because, at acquisition, the carrying value of these loans was adjusted to reflect fair value and are covered under FDIC loss sharing agreements. The allowance for credit losses related to the acquired loans results from decreased expectations of future cash flows due to increased credit losses for certain acquired loan pools. Non-accrual loans decreased from 245,532,000 at September 30, 2010, to $210,465,000 at September 30, 2011, a 14.3% decrease. The Company had net charge-offs of $98,285,000 for the twelve months ended September 30, 2011, compared with $183,651,000 of net charge-offs for the same period one year ago. A loan is charged-off when the loss is estimable and it is confirmed that the borrower will not be able to meet its contractual obligations. $115,248,000 of the allowance was calculated under the formulas contained in our general allowance methodology and the remaining $41,912,000 was made up of specific reserves on loans that were deemed to be impaired at September 30, 2011. For the period ending September 30, 2010, $98,092,000 of the allowance was calculated under the formulas contained in our general allowance methodology and the remaining $65,002,000 was made up of specific reserves on loans that were deemed to be impaired. The primary reasons for the shift in total allowance allocation from specific reserves to general reserves is due to the Company

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

having already addressed many of the problem loans focused in the speculative construction and land A&D portfolios, combined with an increase in delinquencies and elevated charge-offs in the single-family residential portfolio.
The following tables show a summary of loans collectively and individually evaluated for impairment and the related allocation of general and specific reserves as of September 30, 2011 and 2010:

September 30, 2011	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Gross Loans Subject to General Reserve (1)	Ratio	Specific Reserve Allocation	Gross Loans Subject to Specific Reserve (1)	Ratio
	(In thousands)			(In thousands)
Single-family residential	$77,441	$6,186,322	1.3%	$5,866	$32,556	18.0%
Construction - speculative	6,969	89,986	7.7	6,859	50,473	13.6
Construction - custom	623	279,851	0.2	—	—	—
Land - acquisition & development	10,489	61,277	17.1	22,230	139,415	15.9
Land - consumer lot loans	4,385	160,906	2.7	1,135	2,240	50.7
Multi-family	3,443	679,823	0.5	4,180	20,850	20.0
Commercial real estate	2,730	268,906	1.0	1,601	34,536	4.6
Commercial & industrial	5,058	106,406	4.8	41	2,926	1.4
HELOC	1,139	115,092	1.0	—	—	—
Consumer	2,971	67,509	4.4	—	—	—
	$115,248	$8,016,078	1.4%	$41,912	$282,996	14.8%
 ___________________

(1)	Excludes covered loans

September 30, 2010	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Gross Loans Subject to General Reserve (1)	Ratio	Specific Reserve Allocation	Gross Loans Subject to Specific Reserve (1)	Ratio
	(In thousands)			(In thousands)
Single-family residential	$41,057	$6,525,729	0.6%	$6,103	$26,107	23.4%
Construction - speculative	15,792	113,059	14.0	10,554	56,653	18.6
Construction - custom	770	254,454	0.3	—	1,930	—
Land - acquisition & development	19,296	59,819	32.3	42,341	247,411	17.1
Land - consumer lot loans	3,020	183,253	1.7	1,773	3,587	49.4
Multi-family	2,490	688,778	0.4	2,560	8,573	29.9
Commercial real estate	2,313	315,063	0.7	852	852	100.0
Commercial & industrial	5,374	82,251	6.5	819	819	100.0
HELOC	586	116,143	0.5	—	—	—
Consumer	7,394	92,625	8.0	—	—	—
	$98,092	$8,431,174	1.2%	$65,002	$345,932	18.8%
 ___________________

(1)	Excludes covered loans

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

The following tables provide information on loans based on credit quality indicators (defined in Note A) as of September 30, 2011 and 2010:
Credit Risk Profile by Internally Assigned Grade:

September 30, 2011	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Single-family residential	$6,047,279	$—	$171,599	$—	$—	$6,218,878
Construction - speculative	56,485	21,035	62,939	—	—	140,459
Construction - custom	279,851	—	—	—	—	279,851
Land - acquisition & development	44,888	44,840	110,964	—	—	200,692
Land - consumer lot loans	162,670	—	476	—	—	163,146
Multi-family	663,582	4,629	32,462	—	—	700,673
Commercial real estate	264,083	4,125	35,234	—	—	303,442
Commercial & industrial	104,171	1,128	1,407	2,245	381	109,332
HELOC	115,092	—	—	—	—	115,092
Consumer	66,512	528	469	—	—	67,509
	$7,804,613	$76,285	$415,550	$2,245	$381	$8,299,074
Total grade as a % of total gross loans	94.1%	0.9%	5.0%	—%	—%

September 30, 2010	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Single-family residential	$6,395,018	$1,041	$155,778	$—	$—	$6,551,837
Construction - speculative	68,984	7,689	93,039	—	—	169,712
Construction - custom	256,384	—	—	—	—	256,384
Land - acquisition & development	110,088	9,868	187,274	—	—	307,230
Land - consumer lot loans	186,840	—	—	—	—	186,840
Multi-family	661,820	2,046	33,485	—	—	697,351
Commercial real estate	273,001	3,768	39,048	—	98	315,915
Commercial & industrial	62,699	10,436	9,758	—	177	83,070
HELOC	116,143	—	—	—	—	116,143
Consumer	90,497	1,150	977	—	—	92,624
	$8,221,474	$35,998	$519,359	$—	$275	$8,777,106
Total grade as a % of total gross loans	93.7%	0.4%	5.9%	—%	—%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

Credit Risk Profile Based on Payment Activity:

September 30, 2011	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$6,092,254	98.0%	$126,624	2.0%
Construction - speculative	125,076	89.0	15,383	11.0
Construction - custom	279,216	99.8	635	0.2
Land - acquisition & development	163,353	81.4	37,339	18.6
Land - consumer lot loans	154,303	94.6	8,843	5.4
Multi-family	693,009	98.9	7,664	1.1
Commercial real estate	292,062	96.2	11,380	3.8
Commercial & industrial	107,653	98.5	1,679	1.5
HELOC	114,611	99.6	481	0.4
Consumer	67,072	99.4	437	0.6
	$8,088,609	97.5%	$210,465	2.5%

September 30, 2010	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$6,428,214	98.1%	$123,623	1.9%
Construction - speculative	129,797	76.5	39,915	23.5
Construction - custom	256,384	100.0	—	—
Land - acquisition & development	242,347	78.9	64,883	21.1
Land - consumer lot loans	186,840	100.0	—	—
Multi-family	692,420	99.3	4,931	0.7
Commercial real estate	305,084	96.6	10,831	3.4
Commercial & industrial	82,699	99.6	371	0.4
HELOC	116,143	100.0	—	—
Consumer	91,647	98.9	977	1.1
	$8,531,575	97.2%	$245,531	2.8%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

The following tables provide information on impaired loans based on loan types as of September 30, 2011 and 2010:

September 30, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
With no related allowance recorded:
Single-family residential	$5,597	$9,575	$—		$5,935
Construction - speculative	8,286	11,026	—		7,374
Construction - custom	—	—	—		—
Land - acquisition & development	22,436	50,970	—		28,168
Land - consumer lot loans	—	—	—		—
Multi-family	3,233	4,508	—		4,058
Commercial real estate	3,462	3,963	—		2,141
Commercial & industrial	—	—	—		—
HELOC	—	—	—		—
Consumer	—	—	—		—
	43,014	80,042	—		47,676
With an allowance recorded:
Single-family residential	331,546	331,546	29,378		261,736
Construction - speculative	29,255	29,255	6,859		26,385
Construction - custom	—	—	—		—
Land - acquisition & development	49,036	49,912	22,230		41,006
Land - consumer lot loans	352	352	1,135		110
Multi-family	17,149	17,149	4,180		12,380
Commercial real estate	6,429	6,429	1,601		3,351
Commercial & industrial	41	41	41		31
HELOC	—	—	—		—
Consumer	—	—	—		—
	433,808	434,684	65,424	(1)	344,999
Total:
Single-family residential	337,143	341,121	29,378		267,671
Construction - speculative	37,541	40,281	6,859		33,759
Construction - custom	—	—	—		—
Land - acquisition & development	71,472	100,882	22,230		69,174
Land - consumer lot loans	352	352	1,135		110
Multi-family	20,382	21,657	4,180		16,438
Commercial real estate	9,891	10,392	1,601		5,492
Commercial & industrial	41	41	41		31
HELOC	—	—	—		—
Consumer	—	—	—		—
	$476,822	$514,726	$65,424	(1)	$392,675
____________________

(1)	Includes $41,912,000 of specific reserves and $23,512,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

September 30, 2010	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
With no related allowance recorded:
Single-family residential	$3,385	$3,385	$—		$1,614
Construction - speculative	21,563	24,971	—		17,085
Construction - custom	—	—	—		—
Land - acquisition & development	24,011	35,594	—		38,957
Land - consumer lot loans	—	—	—		—
Multi-family	8,934	8,934	—		2,403
Commercial real estate	10,607	10,607	—		3,332
Commercial & industrial	3,632	3,632	—		953
HELOC	—	—	—		—
Consumer	—	—	—		—
	72,132	87,123	—		64,344
With an allowance recorded:
Single-family residential	241,683	241,684	10,321		214,799
Construction - speculative	45,754	45,754	10,554		37,991
Construction - custom	—	—	—		—
Land - acquisition & development	116,428	116,428	42,341		108,251
Land - consumer lot loans	—	—	1,773		—
Multi-family	7,783	7,783	2,560		4,793
Commercial real estate	5,216	5,216	852		1,480
Commercial & industrial	830	830	819		230
HELOC	—	—	—		—
Consumer	—	—	—		—
	417,694	417,695	69,220	(1)	367,544
Total:
Single-family residential	245,068	245,069	10,321		216,413
Construction - speculative	67,317	70,725	10,554		55,076
Construction - custom	—	—	—		—
Land - acquisition & development	140,439	152,022	42,341		147,208
Land - consumer lot loans	—	—	1,773		—
Multi-family	16,717	16,717	2,560		7,196
Commercial real estate	15,823	15,823	852		4,812
Commercial & industrial	4,462	4,462	819		1,183
HELOC	—	—	—		—
Consumer	—	—	—		—
	$489,826	$504,818	$69,220	(1)	$431,888

____________________

(1)	Includes $65,002,000 of specific reserves and $4,218,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

NOTE E    INTEREST RECEIVABLE

September 30,	2011	2010
	(In thousands)
Loans receivable	$38,997	$37,349
Mortgage-backed securities	11,293	9,159
Investment securities	2,042	2,512
	$52,332	$49,020

NOTE F    PREMISES AND EQUIPMENT

September 30,		2011	2010
		(In thousands)
	Estimated Useful Life
Land	—	$78,282	$76,786
Buildings	25 - 40	102,403	103,817
Leasehold improvements	7 - 15	6,919	5,512
Furniture, fixtures and equipment	2 - 10	31,036	26,769
		218,640	212,884
Less accumulated depreciation and amortization		(52,047)	(50,163)
		$166,593	$162,721

The Company has non-cancelable operating leases for branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, were as follows: $2.4 million for 2012, $2.1 million for 2013, $1.7 million for 2014, $1.3 million for 2015 and $2.1 million thereafter. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $3,083,000, $3,170,000 and $2,710,000 in 2011, 2010 and 2009, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

NOTE G    CUSTOMER ACCOUNTS

September 30,	2011	2010
	(In thousands)
Checking accounts, .50% and under	$779,053	$666,372
Passbook and statement accounts, .50% and under	255,396	234,673
Insured money market accounts, .01% to .75%	1,627,739	1,653,717
Certificate accounts
Less than 2.00%	4,170,232	3,608,935
2.00% to 2.99%	1,229,918	1,929,112
3.00% to 3.99%	418,720	498,956
4.00% to 4.99%	174,854	237,852
5.00% to 5.99%	9,991	22,923
Total certificates	6,003,715	6,297,778
	$8,665,903	$8,852,540
Certificate maturities are as follows:
September 30,	2011	2010
	(In thousands)
Within 1 year	$3,973,028	$4,312,825
1 to 2 years	1,388,885	1,169,950
2 to 3 years	274,704	533,217
Over 3 years	367,098	281,786
	$6,003,715	$6,297,778

Customer accounts over $250,000 totaled $921,462,000 as of September 30, 2011 and $893,338,000 as of September 30, 2010.

Interest expense on customer accounts consisted of the following:

Year ended September 30,	2011	2010	2009
	(in thousands)
Checking accounts	$1,908	$2,299	$3,144
Passbook and statement accounts	682	1,100	1,441
Insured money market accounts	7,148	12,121	16,488
Certificate accounts	106,878	131,567	171,062
	116,616	147,087	192,135
Less early withdrawal penalties	(781)	(727)	(700)
	$115,835	$146,360	$191,435
Weighted average interest rate at end of year	1.14%	1.51%	1.96%
Weighted daily average interest rate during the year	1.32%	1.69%	2.56%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

NOTE H    FHLB ADVANCES

Maturity dates of FHLB advances were as follows:

September 30,	2011	2010
	(In thousands)
FHLB advances
Within 1 year	—	—
1 to 3 years	—	100,000
4 to 5 years	1,212,066	415,548
More than 5 years	750,000	1,350,000
	$1,962,066	$1,865,548

$1,150,000,000 of the 2011 advances and $1,350,000,000 of the 2010 advances included in the above table are callable by the FHLB. If these callable advances were to be called at the earliest call dates, the maturities of all FHLB advances would be as follows:

September 30,	2011	2010
	(In thousands)
FHLB advances
Within 1 year	$1,100,000	$400,000
1 to 3 years	450,000	875,000
4 to 5 years	412,066	390,548
More than 5 years	—	200,000
	$1,962,066	$1,865,548

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows:

September 30,	2011	2010	2009
	(In thousands)
Weighted average interest rate at end of year	4.10%	4.24%	4.39%
Weighted daily average interest rate during the year	4.35%	4.46%	4.23%
Daily average of FHLB advances	$1,883,135	$2,070,843	$2,243,242
Maximum amount of FHLB advances at any month end	1,962,616	2,078,695	2,743,026
Interest expense during the year	81,994	92,402	94,048

FHLB advances are collateralized as provided for in the Advances, Pledge and Security Agreement by all FHLB stock owned by the Company, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB. As a member of the FHLB of Seattle, the Company currently has a credit line of 50% of the total assets of the Bank, subject to collateralization requirements.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

NOTE I        OTHER BORROWINGS

Maturity dates of securities sold under agreements to repurchase (reverse repurchase agreements) and other borrowings were as follows:

September 30,	2011	2010
	(In thousands)
Reverse repurchase agreements and other borrowings:
Within 1 year	$—	$—
1 to 3 years	300,000	—
4 to 5 years	300,000	500,000
More than 5 years	200,000	300,000
	$800,000	$800,000

$500,000,000 of the 2011 and 2010 reverse repurchase agreements and other borrowings included in the above table are callable by the counterparty. If these were to be called at the earliest call dates, the maturities of the reverse repurchase agreements and other borrowings would be as follows:

September 30,	2011	2010
	(In thousands)
Reverse repurchase agreements and other borrowings:
Within 1 year	$200,000	$—
1 to 3 years	300,000	500,000
4 to 5 years	300,000	200,000
More than 5 years	—	100,000
	$800,000	$800,000

Other borrowings on the Consolidated Statements of Financial Condition at both September 30, 2011 and 2010 included the $800,000,000 of reverse repurchase agreements presented in the table above.

The Bank enters into sales of reverse repurchase agreements. Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the three years ended September 30, 2011, all of the Company’s transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company’s name, and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements, the identical securities pledged as collateral will be returned to the Company.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

Financial data pertaining to the weighted-average cost and the amount of securities sold under agreements to repurchase and other borrowings were as follows:

September 30,	2011	2010	2009
Weighted average interest rate at end of year	3.90%	3.90%	3.90%
Weighted daily average interest rate during the year	3.73%	3.90%	3.90%
Daily average of securities sold under agreements to repurchase	$800,000	$800,000	$800,000
Maximum securities sold under agreements to repurchase at any month end	800,000	800,000	800,000
Interest expense during the year	29,867	29,867	31,061

Financial data pertaining to the weighted average cost and the amount of other borrowings were as follows:

September 30,	2011	2010	2009
Weighted average interest rate at end of year	—%	—%	5.98%
Weighted daily average interest rate during the year	—%	4.98%	0.69%
Daily average of other borrowings	—	$9,479	$191,989
Maximum other borrowings at any month end	—	14,310	240,600
Interest expense during the year	—	22	1,327

NOTE J     INCOME TAXES
The Consolidated Statements of Financial Condition at September 30, 2011 and 2010 include net deferred tax liabilities of $17,075,000 and $21,951,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of liabilities and assets. The major sources of these temporary differences and their deferred tax effects were as follows:

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

September 30,	2011	2010
	(In thousands)
Deferred tax assets
Loan loss reserves	$56,930	$59,936
REO reserves	41,268	32,986
Asset Purchase Tax Basis Difference (net)	27,068	22,738
Delinquent accrued interest	7,380	4,060
Other, net	1,236	1,361
Total deferred tax assets	133,882	121,081
Deferred tax liabilities
FDIC Loss Guarantee Receivable (net)	24,973	40,444
Federal Home Loan Bank stock dividends	36,161	36,158
Valuation adjustment on available-for-sale securities	49,845	28,866
Loan origination costs	13,098	13,183
Depreciation	24,751	21,578
Deferred gain on forward commitments	890	1,225
Core deposit intangible	1,239	1,578
Total deferred tax liabilities	150,957	143,032
Net deferred tax asset (liability)	(17,075)	(21,951)
Current tax asset (liability)	15,540	30,044
Net tax asset (liability)	$(1,535)	$8,093
A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,	2011	2010	2009
Statutory income tax rate	35%	35%	35%
IRS tax settlement	—	(32)	—
State income tax	2	2	2
Other differences	(1)	(1)	(1)
Effective income tax rate	36%	4%	36%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2011	2010
Balance at October 1,	$3,893	$44,781
Tax positions related to current year:
Additions	—	271
Reductions	—	—
Tax positions related to prior years:
Additions	520	3,064
Reductions	—	—
Settlements with taxing authorities	—	(43,315)
Lapses in statues of limitations	(222)	(908)
Balance at September 30,	$4,191	$3,893

As of September 30, 2011 and 2010, the Company's liability for uncertain tax positions was $3.0 million and $2.9 million, respectively. Included in the balance of unrecognized tax benefits at September 30, 2011, are $1.2 million of tax benefits that, if recognized, would affect the effective tax rate. The Company records interest and penalties related to uncertain tax positions in income tax expense. As of September 30, 2011 and 2010, there were approximately $1.6 million and $1.2 million, respectively, of accrued interest and $0.3 million and $0.3 million, respectively, of accrued penalties.
Based on current information the Company does not expect that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on the results of operations or the financial position of the Company.
The Company's federal income tax returns are open for the tax years 2007 through 2011. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to two years after formal notification to the states. The Company has various state income tax returns in the process of examination, administrative appeals or litigation. The Company's unrecognized tax benefits are related to state returns open from 1999 through 2010.
The Company has been examined by the Internal Revenue Service through the year ended September 30, 1990. There were no material changes made to the Company's originally reported taxable income as a result of this examination.

NOTE K    401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains a 401(k) and Employee Stock Ownership Plan (Plan) for the benefit of its employees. Company contributions are made semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act of 1974.

Plan participants may make voluntary after-tax contributions of their considered earnings as defined by the Plan. In addition, participants may make pre-tax contributions up to the statutory limits through the 401(k) provisions of the Plan. The annual addition from contributions to an individual participant's account in this Plan cannot exceed the lesser of 100% of base salary or $49 thousand. Under provisions of the Plan, employees are eligible to participate on the date of hire and become fully vested in the Company's contributions following six years of service. In August 1995 the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows employees to direct a portion of their vested account balance toward the purchase of Company stock. Company contributions to the Plan amounted to $5,400,000, $4,800,000 and $4,200,000 for the years ended September 30, 2011, 2010 and 2009, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

NOTE L    STOCK OPTION PLANS

The Company has one equity-based compensation plan which was approved by stockholders and provides for a combination of stock options and stock grants. Option awards are granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms. The Company's policy is to issue new shares upon option exercises. Stockholders authorized 5,000,000 shares of common stock to be reserved pursuant to the 2011 Incentive Plan. Of the 5,000,000 total shares authorized by stockholders under the Plan, 4,629,350 shares remain available for issuance.

The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model. This model requires input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors that would otherwise have a significant effect on the value of employee stock options granted but are not considered by the model. Expected volatility is based on the historical volatility of the Company's stock. The risk-free interest rate is based on the U.S. Treasury yield curve that is in effect at the time of grant with a remaining term equal to the options' expected life. The expected term represents the period of time that options granted are expected to be outstanding. The following weighted-average assumptions were used to estimate the fair value of options granted during the periods indicated:

Year ended September 30,	2011	2010	2009
Annual dividend yield	1.89%	1.20%	3.83%
Expected volatility	30%	26%	24%
Risk-free interest rate	2.00%	2.20%	1.73%
Expected life	4.5 years	4.5 years	4.5 years

A summary of option activity under the Plans as of September 30, 2011, and changes during the year then ended is as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2010	2,643,307	$20.16
Granted	370,650	16.84
Exercised	(109,790)	14.84
Forfeited	(162,927)	19.43
Outstanding at September 30, 2011	2,741,240	$19.97	5	$344
Exercisable at September 30, 2011	1,732,382	$20.79	3	$85

Miscellaneous information related to stock options is presented below:

	2011	2010	2009
Compensation cost for stock options	1,087,000	1,213,000	1,327,000
Weighted avg. grant date FV	4	4	2
Total intrinsic value of options exercised	259,000	975,000	65,000
Grant date FV of options exercised	312,000	482,000	57,000
Cash received from option exercises	1,630,000	1,760,000	158,000
Tax benefit realized for option exercises	37,000	227,000	21,000

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

A summary of the status of the Company's nonvested options as of September 30, 2011, and changes during the year then ended is as follows:

Nonvested Options	Shares	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2010	1,217,083	$2.66
Granted	370,650	3.89
Vested	(486,094)	2.86
Forfeited	(92,781)	2.66
Outstanding at September 30, 2011	1,008,858	$3.02

As of September 30, 2011, unrecognized compensation cost for stock options, net of forfeitures, totaled $2,227,000, which is expected to be recognized over a weighted average remaining period of 1.8 years.
The Company also grants shares of restricted stock pursuant to its plans. These shares of restricted stock vest over a period of one to seven years. The Company has issued a total of 496,985 shares of restricted stock, with a fair market value at the date of grant of $9.0 million As of September 30, 2011, 312,832 shares remained restricted. The Company accounts for restricted stock grants by recording the fair value of the grant to compensation expense over the vesting period. Compensation expense related to restricted stock was $1,537,000, $1,055,000 and $864,000 for the years ended September 30, 2011, 2010 and 2009, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

NOTE M    STOCKHOLDERS' EQUITY

The Bank is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency (OCC). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about capital components, risk-weightings and other factors. The Company and the Bank are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.

As of September 30, 2011 and 2010 , the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categorization.

	Actual		Capital Adequacy Guidelines		Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Capital	Ratio	Capital	Ratio
September 30, 2011	(In thousands)
Total capital to risk-weighted assets	$1,624,817	24.68%	$526,765	8.00%	$658,456	10.00%
Tier I capital to risk-weighted assets	1,543,438	23.44	NA	NA	395,074	6.00
Core capital to adjusted tangible assets	1,543,438	11.82	NA	NA	652,672	5.00
Core capital to total assets	1,543,438	11.82	391,603	3.00	NA	NA
Tangible capital to tangible assets	1,543,438	11.82	195,802	1.50	NA	NA
September 30, 2010
Total capital to risk-weighted assets	$1,619,206	23.39%	$553,761	8.00%	$692,201	10.00%
Tier I capital to risk-weighted assets	1,534,681	22.17	NA	NA	415,321	6.00
Core capital to adjusted tangible assets	1,534,681	11.67	NA	NA	657,606	5.00
Core capital to total assets	1,534,681	11.67	394,563	3.00	NA	NA
Tangible capital to tangible assets	1,534,681	11.67	197,282	1.50	NA	NA

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

At periodic intervals, the OCC, the Federal Reserve and the Federal Deposit Insurance Corporation (FDIC) routinely examine the Company's and the Bank's financial statements as part of their oversight. Based on their examinations, these regulators can direct that the Company's or Bank's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent examination which concluded in June, 2011.

On July 28, 2010, the Bank entered into a memorandum of understanding with the Office of Thrift Supervision (OTS) that requires the Bank to take a number of actions, including among other things: (1) develop a written enterprise risk management program; (2) enhance policies and procedures with respect to construction lending, portfolio valuation and interest rate risk management; (3) develop action plans and programs in the areas of consumer compliance, fair lending, information technology, business continuity and information security; and (4) monitor the Bank's performance results against

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

its business plan. The memorandum of understanding does not affect dividend policy or require additional capital. The memorandum of understanding and our compliance with it is being monitored by the OCC since the OTS was abolished on July 22, 2011.

Management believes that it is has now substantially completed the measures required by the memorandum of understanding, although compliance will be determined by the OCC and not by the Bank.

The Company has an ongoing stock repurchase program. 3,804,800 were repurchased during 2011 at a weighted average cost of $15.68. No shares were repurchased during 2010. As of September 30, 2011, management had authorization from the Board of Directors to repurchase up to 9,083,514 additional shares.

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

	2011		2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial assets
Cash and cash equivalents	$816,002	$816,002	$888,622	$888,622
Available-for-sale securities:
Equity securities	—	—	—	—
Obligations of U.S. government	190,527	190,527	341,006	341,006
Obligations of states and political subdivisions	23,568	23,568	—	—
Obligations of foreign governments	—	—	—	—
Corporate debt securities	29,959	29,959	10,000	10,000
Mortgage-backed securities
Agency pass-through certificates	3,011,090	3,011,090	2,130,087	2,130,087
Other debt securities	—	—	—	—
Total available-for-sale securities	3,255,144	3,255,144	2,481,093	2,481,093
Held-to-maturity securities:
Equity securities	—	—	—	—
Obligations of U.S. government	—	—	—	—
Obligations of states and political subdivisions	1,950	2,023	7,055	7,269
Obligations of foreign governments	—	—	—	—
Corporate debt securities	—	—	—	—
Mortgage-backed securities
Agency pass-through certificates	45,086	48,593	73,052	77,631
Other debt securities	—	—	—	—
Total held-to-maturity securities	47,036	50,616	80,107	84,900
Loans receivable	7,935,877	8,479,307	8,423,703	8,899,937
Covered loans	382,183	375,027	534,474	534,474
FDIC indemnification asset	98,871	101,751	131,128	131,128
FHLB stock	151,755	151,755	151,748	151,748
Financial liabilities
Customer accounts	8,665,903	8,557,357	8,852,540	8,811,009
FHLB advances and other borrowings	2,762,066	3,038,127	2,665,548	2,965,921

The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash and cash equivalents – The carrying amount of these items is a reasonable estimate of their fair value.

Available-for-sale securities and held-to-maturity securities – Securities at fair value are priced using model pricing based on the securities' relationship to other benchmark quoted prices as provided by an independent third party, and under the provisions of the Fair Value Measurements and Disclosures topic of the FASB Accounting Standards Codification are considered a Level 2 input method.

Loans receivable and covered loans – For certain homogeneous categories of loans, such as fixed- and variable-rate residential mortgages, fair value is estimated for securities backed by similar loans, adjusted for differences in loan characteristics, using the same methodology described above for AFS and HTM securities. The fair value of other loan types is

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

estimated by discounting the future cash flows and estimated prepayments using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining term. Some loan types were valued at carrying value because their floating rate or expected maturity characteristics. Net deferred loan fees are not included in the fair value calculation but are included in the carrying amount.

FDIC indemnification asset – The fair value of the indemnification asset is estimated by discounting the expected future cash flows using the current rates .

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

Statements of Financial Condition
September 30,	2011	2010
	(In thousands)
Assets
Cash	$27,699	$4,646
Investment in subsidiary	1,885,498	1,842,081
Other Assets	37	—
Dividend receivable	—	—
Total assets	$1,913,234	$1,846,727
Liabilities
Borrowed money	$—	$—
Dividend payable and other liabilities	6,700	5,580
Other liabilities	1	—
Total liabilities	6,701	5,580
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 108,976,410 shares outstanding	$129,854	$129,556
Paid-in capital	1,582,843	1,578,527
Accumulated other comprehensive income (loss), net of tax	85,789	49,682
Treasury stock, at cost; 20,877,124 shares	(268,665)	(208,985)
Retained earnings	376,712	292,367
Total stockholders’ equity	1,906,533	1,841,147
Total liabilities and stockholders’ equity	$1,913,234	$1,846,727

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

Statements of Operations
Year ended September 30,	2011	2010	2009
	(In thousands)
Income
Dividends from subsidiary	$100,600	$—	$18,833
Other	—	14	24
Total Income	100,600	14	18,857
Expense
Miscellaneous	626	1,046	1,996
Total expense	626	1,046	1,996

Net income before equity in undistributed net income of subsidiary	99,974	(1,032)	16,861
Equity in undistributed net income of subsidiary	11,167	119,324	30,611
Income before income taxes	111,141	118,292	47,472
Income tax benefit	—	361	700
Net income	$111,141	$118,653	$48,172
Preferred dividends accrued	—	—	7,488
Net income available to common shareholders	$111,141	$118,653	$40,684

Statements of Cash Flows	2011	2010	2009
	(In thousands)
Cash Flows From Operating Activities
Net income	$111,141	$118,653	$48,172
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(4,382)	(119,324)	(30,611)
Decrease (increase) in dividend receivable	—	—	18,434
Decrease (increase) in other assets	(37)	1,309	(434)
Increase (decrease) in other liabilities	1,121	(421)	(11,589)
Net cash provided by (used in) operating activities	107,843	217	23,972
Cash Flows From Financing Activities
Proceeds from exercise of common stock options and related tax benefit	1,686	1,940	180
Proceeds from Employee Stock Ownership Plan	—	—	1,341
Net proceeds from follow on stock offering		—	333,177
Downstream stock offering proceeds to the Bank	—	—	(300,000)
Proceeds from issuance of preferred stock and warrants			200,000
Preferred stock redeemed			(200,000)
Increase (decrease) in borrowings	—	(14,310)	—
Treasury stock purchased	(59,680)	—	—
Dividends paid on preferred stock			(5,361)
Dividends paid on common stock	(26,796)	(22,450)	(18,847)
Net cash used by financing activities	(84,790)	(34,820)	10,490
Increase (decrease) in cash	23,053	(34,603)	34,462
Cash at beginning of year	4,646	39,249	4,787
Cash at end of year	$27,699	$4,646	$39,249

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

NOTE P    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of the unaudited interim results of operations by quarter for the years ended September 30, 2011 and 2010:

Year Ended September 30, 2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$165,590	$158,539	$161,531	$158,975
Interest expense	60,856	56,984	55,399	54,457
Net interest income	104,734	101,555	106,132	104,518
Provision for loan losses	26,000	30,750	21,000	15,354
Other operating income (REO expense)	(6,127)	2,866	(3,894)	(6,962)
Other operating expense	34,279	33,321	34,174	34,285
Income before income taxes	38,328	40,350	47,064	47,917
Income taxes	13,798	14,526	16,943	17,251
Net income	$24,530	$25,824	$30,121	$30,666
Basic earnings per share	$0.22	$0.23	$0.27	$0.28
Diluted earnings per share	0.22	0.23	0.27	0.28
Cash dividends per share	0.06	0.06	0.06	0.06
Return of average assets	0.73%	0.77%	0.90%	0.91%

Year Ended September 30, 2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$165,670	$165,034	$167,371	$165,485
Interest expense	67,905	67,994	68,086	65,116
Net interest income	97,765	97,040	99,285	100,369
Provision for loan losses	69,750	63,423	20,736	26,000
Other operating income (REO expense)	11,518	74,419	(25,877)	(20,105)
Other operating expense	26,977	39,961	32,877	31,665
Income before income taxes	12,556	68,075	19,795	22,599
Income taxes	4,645	(14,036)	7,127	6,636
Net income	$7,911	$82,111	$12,668	$15,963
Basic earnings per share	$0.08	$0.73	$0.11	$0.14
Diluted earnings per share	0.07	0.73	0.11	0.14
Cash dividends per share	0.05	0.05	0.05	0.05
Return of average assets	0.25%	2.44%	0.37%	0.47%

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

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

The following table presents the balance of assets measured at fair value on a recurring basis at September 30, 2011:

	Fair Value at September 30, 2011
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	—	534	—	534
Obligations of U.S. government	—	189,993	—	189,993
Obligations of states and political subdivisions	—	23,568	—	23,568
Obligations of foreign governments	—	—	—	—
Corporate debt securities	—	29,959	—	29,959
Agency pass through mortgage-backed securities	—	3,011,090	—	3,011,090
Other debt securities	—	—	—	—
Balance at end of period	—	3,255,144	—	3,255,144

There were no transfers between, into and/or out of Levels 1, 2 or 3 during the quarter ended September 30, 2011.
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
The following table presents the aggregated balance of assets measured at estimated fair value on a nonrecurring basis for the year ended September 30, 2011, and the total losses resulting from those fair value adjustments for the quarter and year ended September 30, 2011. The following estimated fair values are shown gross of estimated selling costs:

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

	Through September 30, 2011						Quarter Ended September 30, 2011	Year Ended September 30, 2011
	Level 1		Level 2		Level 3	Total	Total Losses
	(In thousands)
Impaired loans (1)	$—	—	$—	—	$242,159	$242,159	$1,660	$37,550
Covered REO (2)	—	—	—	—	24,149	24,149	9,752	9,752
Real estate held for sale (2)	—	—	—	—	90,914	90,914	20,244	50,788
Balance at end of period	$—		$—		$357,222	$357,222	$31,656	$98,090
 ___________________

(1)	The losses represents remeasurements of collateral dependent loans.

(2)	The losses represents aggregate writedowns and charge-offs on real estate held for sale.
There were no liabilities carried at fair value, measured on a recurring or nonrecurring basis, at September 30, 2011.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

NOTE R    Covered Assets
Covered assets represent loans and real estate held for sale acquired from the FDIC that are subject to loss sharing agreements and were $438,566,000 as of September 30, 2011, versus $578,629,000 as of September 30, 2010.

The Company evaluated the acquired loans for impairment. Loans are accounted for under ASC 310-30 when there is evidence of credit deterioration since origination and for which it is probable, at acquisition, that the Company would be unable to collect all contractually required payments. The following table reflects the carrying value of all acquired impaired and non-impaired loans as of September 30, 2011 and 2010:

	September 30, 2011			September 30, 2010
	Acquired Impaired Loans	Acquired Non-impaired Loans	Total	Acquired Impaired Loans	Acquired Non-impaired Loans	Total
	(In thousands)
Single-family residential	$9,235	$46,214	$55,449	$7,872	$58,863	$66,735
Construction – speculative	8,006	1,315	9,321	24,353	5,277	29,630
Construction – custom	2,799	—	2,799	6,533	394	6,927
Land – acquisition & development	32,159	15,058	47,217	78,308	24,674	102,982
Land – consumer lot loans	499	654	1,153	499	1,314	1,813
Multi-family	9,333	34,906	44,239	12,342	41,916	54,258
Commercial real estate	101,599	148,464	250,063	127,844	181,143	308,987
Commercial & industrial	35,993	22,881	58,874	45,214	38,340	83,554
HELOC	1,829	21,730	23,559	1,911	24,676	26,587
Consumer	1,485	1,199	2,684	1,956	1,955	3,911
Total covered loans	$202,937	$292,421	$495,358	$306,832	$378,552	$685,384
Allowance for losses	(3,766)	—	(3,766)	—	—	—
	$199,171	$292,421	$491,592	$306,832	$378,552	$685,384
Discount			(109,409)			(150,910)
Covered loans, net			$382,183			$534,474

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

Changes in the carrying amount and accretable yield for acquired impaired and non-impaired loans were as follows for the fiscal years ended September 30, 2011 and 2010:

	September 30, 2011				September 30, 2010
	Acquired Impaired		Acquired Non-impaired		Acquired Impaired		Acquired Non-impaired
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
	(In thousands)				(In thousands)
Balance at beginning of period	$27,019	$190,530	$39,813	$343,944	$—	$—	$—	$—
Additions	—	—	—	—	36,731	246,383	50,000	425,000
Reclassification from nonaccretable balance, net	24,025	—	—	—	—	—	—	—
Accretion	(13,972)	13,972	(9,443)	9,443	(9,712)	9,712	(10,187)	10,187
Transfers to REO	—	(54,638)	—	—	—	(34,536)	—	—
Payments received, net	—	(33,803)	—	(83,499)	—	(31,029)	—	(91,243)
Balance at end of period	$37,072	$116,061	$30,370	$269,888	$27,019	$190,530	$39,813	$343,944
At September 30, 2011, none of the acquired impaired or non-impaired loans were classified as non-performing assets. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans. The allowance for credit losses related to the acquired loans results from decreased expectations of future cash flows due to increased credit losses for certain acquired loan pools.
The outstanding principal balance of acquired loans was $491,592,000 and $685,384,000 as of September 30, 2011 and September 30, 2010, respectively. The discount balance related to the acquired loans was $109,409,000 and $150,910,000 as of September 30, 2011 and September 30, 2010, respectively.
The following table shows the year to date activity for the FDIC indemnification asset:

	September 30, 2011	September 30, 2010
	(In thousands)
Balance at beginning of period	$131,128	$—
Additions	7,707	227,500
Payments received	(32,828)	(92,551)
Amortization	(10,239)	(8,150)
Accretion	3,103	4,329
Balance at end of period	$98,871	$131,128

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

The following tables provide information on covered loans based on credit quality indicators (defined in Note A) as of September 30, 2011:
Credit Risk Profile by Internally Assigned Grade:

	Internally Assigned Grade					Total Net Loans
	Pass	Special mention	Substandard	Doubtful	Loss
	(In thousands)
Purchased non-credit impaired loans:
Single-family residential	$45,619	$—	$595	$—	$—	$46,214
Construction - speculative	1,315	—	—	—	—	1,315
Construction - custom	—	—	—	—	—	—
Land - acquisition & development	8,383	6,315	360	—	—	15,058
Land - consumer lot loans	543	—	111	—	—	654
Multi-family	32,448	—	2,458	—	—	34,906
Commercial real estate	118,124	1,361	28,979	—	—	148,464
Commercial & industrial	13,717	4,481	4,239	444	—	22,881
HELOC	21,730	—	—	—	—	21,730
Consumer	1,199	—	—	—	—	1,199
	243,078	12,157	36,742	444	—	292,421
Total grade as a % of total net loans	83.1%	4.2%	12.6%	0.2%	—%

Purchased credit impaired loans:
Pool 1 - Construction and land A&D	9,982	2,980	54,682	—	—	67,644
Pool 2 - Single-family residential	3,667	—	8,263	—	—	11,930
Pool 3 - Multi-family	—	—	3,324	—	—	3,324
Pool 4 - HELOC & other consumer	3,544	—	5,411	—	—	8,955
Pool 5 - Commercial real estate	418	30,579	48,069	—	—	79,066
Pool 6 - Commercial & industrial	2,859	2,725	25,662	772	—	32,018
	$20,470	$36,284	$145,411	$772	$—	202,937
					Total covered loans	495,358
					Discount	(109,409)
					Allowance	$(3,766)
					Covered loans, net	$382,183

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

The following table provides an analysis of the age of purchased non-credit impaired loans in past due status for the period ended September 30, 2011.

	Amount of Loans Net of LIP & Chg.-Offs	Days Delinquent Based on $ Amount of Loans					% based on $
Type of Loans		Current	30	60	90	Total
	(In thousands)
Single-family residential	$46,214	$43,445	$1,034	$30	$1,705	$2,769	5.99%
Construction - speculative	1,315	1,315	—	—	—	—	NM
Construction - custom	—	—	—	—	—	—	NM
Land - acquisition & development	15,058	13,344	487	—	1,227	1,714	11.38%
Land - consumer lot loans	654	527	16	—	111	127	19.42%
Multi-family	34,906	33,398	—	—	1,508	1,508	4.32%
Commercial real estate	148,464	142,060	1,527	—	4,877	6,404	4.31%
Commercial & industrial	22,881	18,049	3,606	703	523	4,832	21.12%
HELOC	21,730	20,339	731	391	269	1,391	6.40%
Consumer	1,199	1,123	31	8	37	76	6.34%
	$292,421	$273,600	$7,432	$1,132	$10,257	$18,821	6.44%

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Washington Federal, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control system was designed to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation and fair presentation of published financial statements.
The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of September 30, 2011. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Company's management believes that as of September 30, 2011, the Company's internal control over financial reporting was effective based on those criteria.
The Company's independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on the Company's internal control over financial reporting and their report follows.

November 16, 2011
Roy M. Whitehead
Chairman, President and
Chief Executive Officer

Brent J. Beardall
Executive Vice President and
Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of September 30, 2011, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 16, 2011 expressed an unqualified opinion on the Company's internal control over financial reporting.

Seattle, Washington
November 16, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROLS

To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the internal control over financial reporting of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management's assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment and our audit of the Company's internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the former Office of Thrift Supervision Instructions for the Thrift Financial Report (“TFR”) for Schedules SC, SO, and the Reconciliation of Equity Capital included on Schedule SI. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with the instructions for the TFR, included in the accompanying Management Report. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2011, including controls over the preparation of regulatory financial statements in accordance with the instructions for the TFR, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2011, of the Company and our report dated November 16, 2011, expressed an unqualified opinion on those consolidated financial statements.
Seattle, Washington
November 16, 2011

Performance Graphs

The following graphs compare the cumulative total return to Washington Federal stockholders (stock price appreciation plus reinvested dividends) to the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended September 30, 2011 and since Washington Federal first became a publicly traded company on November 9, 1982, respectively. The graphs assume that $100 was invested on September 30, 2006 and November 9, 1982, respectively, in Washington Federal Common Stock, the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index, and that all dividends were reinvested. Management of Washington Federal cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
WFSL
Nasdaq
Nasdaq-Fin

$140
$120
$100
$80
$60
$40
$20
$-
Sep-06
Sep-07
Sep-08
Sep-09
Sep-10
Sep-11
WFSL STOCK
NASDAQ INDEX
NASDAQ FINANCIAL INDEX

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
held on January 18, 2012, at 2 p.m., Pacific Time at
Westin Hotel, 1900 5th Avenue,
Seattle, Washington

Form 10-K
To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company. This report and all SEC filings of the Company are available through the Company's website:

www.washingtonfederal.com

Stock

Information	Washington Federal, Inc. is traded on the NASDAQ Global Select Market. The common stock symbol is WFSL. At September 30, 2011, there were approximately 1,778 stockholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2009	$19.98	$16.25	$0.05
March 31, 2010	20.99	18.65	0.05
June 30, 2010	21.56	16.44	0.05
September 30, 2010	17.42	14.43	0.05
December 31, 2010	17.00	14.63	0.06
March 31, 2011	18.52	16.69	0.06
June 30, 2011	17.40	14.98	0.06
September 30, 2011	17.43	12.74	0.06

Our Board of Directors' dividend policy is to review our financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders.

DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS	EXECUTIVE MANAGEMENT COMMITTEE

ROY M. WHITEHEAD Chairman, President and Chief Executive Officer	ROY M. WHITEHEAD Chairman, President and Chief Executive Officer
DEREK L. CHINN Former President and Chief Executive Officer, United Savings and Loan Bank	BRENT J. BEARDALL Executive Vice President and Chief Financial Officer
JOHN F. CLEARMAN Former Chief Financial Officer, Milliman USA, Inc.	LINDA S. BROWER Executive Vice President Human Resources, Deposit Operations and Marketing
JAMES J. DOUD, JR. Former Executive Vice President and Chief Operating Officer of Matthew G. Norton Co.	EDWIN C. HEDLUND Executive Vice President Mortgage & Consumer Lending and Corporate Secretary
H. DENNIS HALVORSON Former Chief Executive Officer, United Bank	JACK B. JACOBSON Executive Vice President Commercial Real Estate
ANNA C. JOHNSON Senior Partner Scan East West Travel	THOMAS E. KASANDERS Executive Vice President Business Banking
THOMAS J. KELLEY Faculty member, Albers School of Business, Seattle University and retired partner, Arthur Andersen LLP	MARK A. SCHOONOVER Executive Vice President Chief Credit Officer
LIANE J. PELLETIER Former Chief Executive Officer, President and Chairman of Alaska Communications	ANGELA D. VEKSLER Senior Vice President Chief Information Officer
CHARLES R. RICHMOND Former Executive Vice President, Washington Federal
BARBARA L. SMITH, PhD. Owner, B. Smith Consulting Group
MARK N. TABBUTT Chairman of Saltchuk Resources

DIRECTOR EMERITUS
W. ALDEN HARRIS