Form 10-K, Exhibit 13
period 2012-09-30
WASHINGTON FEDERAL INC
filed 2012-11-21
CIK 936528

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2012 ANNUAL REPORT

Company History
Letter to Shareholders
Management Discussion and Analysis
Selected Financial Data
Audited Financial Statements
Notes to the Financial Statements
Management Report on Internal Controls
Audit Opinions
Stock Performance Graphs
General Corporate Information

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2012 ANNUAL REPORT

A SHORT HISTORY
Washington Federal, Inc. (Company or Washington Federal) is a unitary thrift holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal (Bank), which operates 190 offices in eight western states.
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
On January 8, 2010, the Company acquired certain assets and liabilities, including most of the loans and deposits, of Horizon Bank (Horizon), headquartered in Bellingham, Washington, from the Federal Deposit Insurance Corporation ("FDIC"), as receiver for Horizon. Horizon operated 18 full-service offices, four commercial loan centers and four real estate loan centers in Washington. Through consolidation with existing Washington Federal branches, there was a net increase of 10 branches as a result of the Horizon acquisition.
On October 14, 2011, the Company acquired six branch locations, four in Albuquerque, New Mexico, and two in Santa Fe, New Mexico, from Charter Bank.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2012 ANNUAL REPORT

On December 16, 2011, the Company acquired 3 branches, along with certain assets and liabilities, including most of the loans and deposits, of Western National Bank, headquartered in Phoenix, Arizona (“WNB”) from the FDIC in an FDIC-assisted transaction. Effective October 31, 2012, the Company acquired South Valley Bancorp, Inc. ("South Valley"), the holding company for South Valley Bank & Trust headquartered in Klamath Falls, Oregon. The 24 South Valley branches acquired in the transaction are located in central and southern Oregon.
The Company obtains its funds primarily through deposits from the general public, repayments of loans, borrowings and retained earnings. These funds are used largely to make loans to individuals and businesses, including loans for the purchase of new and existing homes, construction and land loans, commercial real estate loans, commercial and industrial loans and loans for investments.

FINANCIAL HIGHLIGHTS

September 30,	2012	2011	% Change
	(In thousands, except per share data)
Assets	$12,472,944	$13,440,749	(7.2%)
Cash and cash equivalents	751,430	816,002	(7.9)
Investment securities	612,524	246,004	+149.0
Loans receivable, net	7,451,998	7,935,877	(6.1)
Covered loans, net	288,376	382,183	(24.5)
Mortgage-backed securities	2,360,668	3,056,176	(22.8)
Customer accounts	8,576,618	8,665,903	(1.0)
FHLB advances and other borrowings	1,880,000	2,762,066	(31.9)
Stockholders’ equity	1,899,752	1,906,533	(0.4)
Net income available to common shareholders	138,183	111,141	+24.3
Diluted earnings per share	1.29	1.00	+29.0
Dividends per share	0.32	0.24	+33.3
Stockholders’ equity per share	17.89	17.49	+2.3
Shares outstanding	106,178	108,976	(2.6)
Return on average stockholders’ equity	7.23%	5.99%	NM
Return on average assets	1.03	0.83	NM
Efficiency ratio (1)	34.54	31.30	NM

(1)	Calculated as total operating costs divided by net interest income, plus other income (excluding investment gains)
NM – not meaningful

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2012 ANNUAL REPORT

TO OUR STOCKHOLDERS

Dear Stockholder,

It is a privilege to advise you that fiscal 2012 was another successful year for Washington Federal. Net income for the Company totaled $138,183,000, an increase of 24% from $111,141,000 in fiscal 2011. Earnings per share increased by 29% to $1.29 in fiscal 2012, and reflected both higher net income and nearly 4% fewer average shares outstanding. Return on assets during the year also improved to 1.03% and return on equity was 7.23%. Both measures are below historical averages for the Company and are attributable to ongoing weakness in the overall economy and historically low interest rates. The really good news though, is that improved operating results translated to a considerably higher share price. From the beginning of the fiscal year to the end, the price per share increased from $12.45 to $16.60, leading to a 35% total shareholder return when cash dividends are included
The most significant contributor to improved earnings was a material decline in costs related to the resolution of problem loans. These costs fell by 59% during the year to $54,776,000, as asset quality measures improved across the board. Total non-performing assets, a measure that combines loans on which payments are no longer being made plus foreclosed real estate, declined by 26% during the year to $273,000,000. This is the lowest level of problem assets reported since 2008. Delinquent loans also declined during the year to 2.57% of the portfolio from 3.43% one year earlier, and real estate acquired through foreclosure declined by 37% to $99,478,000 during the year. Consumer foreclosures continue to be higher than normal, yet properties now sell quickly and at better prices than a year ago. Virtually all large foreclosed properties are under contract at amounts equal to or exceeding current book value. We look for the favorable trend in credit costs to continue, albeit at a slower pace, in 2013.
Along with improved asset quality, the Company's balance sheet maintained a fortress-like condition. Liquidity remained abundant and capital ratios were among the best in the industry at year-end. For example, the Company's year-end ratio of tangible common equity to tangible assets, the purest measure of capital adequacy, was 13.45%, the sixth highest among the 100 largest banks in the United States. A strong capital position not only provides a shock absorber for unexpected losses, but also gives management the flexibility and wherewithal to take advantage of new opportunities as they appear. Capital strength enabled the Company to repurchase 2,895,000 shares at an average price of $14.48 in fiscal 2012. The cash dividend was also increased by 33% over the prior year.
Contributing to the robust capital position was a partial restructuring of the balance sheet that reduced total assets managed by approximately $1 billion. This occurred in the fourth quarter with the sale of a large portion of the Company's mortgage-backed securities portfolio at a net gain of $95 million. The gain was harvested due to concern that changes in interest rates and/or accelerating prepayments would cause it to evaporate. The profits were then used to fund prepay charges and retire high cost long-term debt. The net effects of the restructuring are improved operating margins in the near term and additional protection against higher interest rates in the long term.
In contrast to the fine operating results, quality new loan origination opportunities were limited in 2012. Most were found in the commercial segments of our business, where a great deal of success was experienced, though not enough to offset the runoff in the mortgage portfolio. In 2012, the Federal Reserve induced yet another round of record low mortgage rates, using hyper aggressive monetary policy actions with obscure sounding names such as “Quantitative Easing” and “Operation Twist”. These actions were taken to further stimulate the struggling economy. The resulting low rates enabled outstanding, if temporary, results for mortgage lenders with an “originate and sell” model, while placing portfolio lenders like Washington Federal at a severe competitive disadvantage. Our retail banking group nonetheless originated $539 million of single family mortgage loans in 2012 by focusing on products such as custom construction, jumbo loans and other home loan niches where pricing commensurate with risk can still be obtained. The bottom line for Washington Federal is that current rates on 30 year, fixed rate, secondary market conforming mortgage loans are just too low to justify placing significant amounts on the balance sheet.
We are often asked why Washington Federal sticks to the portfolio lending model as opposed to the “originate and sell” model that is so profitable during times like these. There are several straightforward reasons. Most importantly, in the portfolio lending model, the risk stays with the originator, making for a more honest and, in the long run, a more consumer friendly market. Today, some 96% of all mortgage loans end up in a government financing bucket of one form or another. Private sector originators extract large front-end fees and sell off the risk to the market, generally with an explicit government guarantee. This transfer of risk from the private sector to the taxpayer is a moral hazard we find impossible to support, even though it means that we forgo generous profits during periods of frenzied refinance activity.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2012 ANNUAL REPORT

Sale of the loan also disrupts the mutual sense of responsibility between lender and borrower. For the borrower, default is less morally reprehensible if the party incurring loss is unknown to them. Likewise, loan servicers tend to be less caring and responsive toward the borrower if they have no principal at risk and no other relationship with the borrower. The “originate and sell” model also requires a very aggressive approach to managing variable expenses, meaning staff expansion during times of high volume, followed by layoffs when volumes decline. These short-term staffing increases have historically introduced unqualified lending agents into the market and led to an erosion of integrity, followed by angry consumers. When the boom fades and the downsizing begins, employee loyalty and cultural cohesion suffer, inevitably impacting financial performance. Nary a soul was laid off from Washington Federal during the Great Recession and employee morale is as high as ever. Satisfied employees make for satisfied customers and, in turn we believe, for satisfied shareholders.
Accounting considerations present another problem with the “originate and sell” model. Servicing retained when the loan is sold requires the booking of an intangible asset, the true value of which is known only in hindsight. Mortgage servicing rights are difficult to hedge and can add substantial volatility to earnings. A highly cyclical business model like “originate and sell” would not allow us to produce the long-term consistency that shareholders have come to rely on from the Company. It seems to us that the current mortgage financing structure in the U.S. is fundamentally unsound. We just can't bring ourselves to participate in a system that enriches large institutions at taxpayer risk, distorts markets and depersonalizes financial obligations. Winding down Freddie Mac and Fannie Mae and replacing them with a private market solution would be a great step toward a more rational approach to resource allocation in America and would perhaps help to avert another housing crisis down the road.
Deposit gathering efforts were directed at changing the mix in 2012 toward more checking, savings and money market accounts. Overall deposit growth was not required given weak loan demand and the Company's already healthy liquidity position. Traditional savers, worn down by the cumulative effect of low rates, began to seek higher yields than those offered on certificates of deposit. These are the unsung heroes of the economy who are bearing the brunt of current monetary policy. Many are seniors who live off the income of their life savings along with social security. They have little choice but to take more risk to get a better return, something I'm sure they would prefer not to do at their stage of life. We have kept our rates at the high end of the market to support these core and loyal customers, but even the best rates in the market offer meager income. Management expects that certificates of deposit will continue to runoff in 2013, so to offset the loss of those deposits, the focus will again be on growing checking, savings and money market accounts from businesses and consumers.
Operating expenses increased in 2012 relative to assets managed, revenues, net interest income, or any other measure one might care to use. This is a function of the Company's changing business mix, a higher regulatory burden, a smaller balance sheet, and lower yields on earning assets. Gone are the days when Washington Federal could operate with a 17% efficiency ratio. More likely, it will cost between 35 and 40 cents next year for the Company to produce one dollar of net revenue. Still, the cost control gene is firmly imbedded in our DNA and will always assert itself. Even with higher expenses this year, Washington Federal was once again named by theStreet.com as the Most Efficient Bank in America, a title we hope to retain in years to come.
In a soft economy, acquisitions can be the best source of growth. During the fiscal year, the Company completed two small transactions. In November, five branches of the former Charter Bank were purchased in New Mexico, improving our presence in Albuquerque and adding two branches in Santa Fe. In December, the former Western National Bank was acquired with FDIC assistance and added an additional branch in Scottsdale, Arizona. A third acquisition, South Valley Bank & Trust, closed after the fiscal year end, adding $800 million in assets and 24 branch locations in southern and central Oregon. That transaction is expected to be accretive to shareholders in the coming year. De novo branching is a less attractive option for growth than in the past and only two de novo branches, in Ahwatukee, Arizona and Yakima, Washington, were opened during the year.
The primary reason for the reduced importance of brick and mortar branches in banking is the rapid adoption of new technology. It will come as no surprise that consumers and businesses are opting to bank online and by smart phone for routine transactions and are using branches less frequently. Washington Federal enhanced its electronic delivery systems during the year with the addition of mobile banking, e-statements, and a personal money management tool known as Snap!. As with the online banking product added a few years ago, customers have rapidly signed up for these new products. This is an area where we will invest heavily over the next few years in order to keep pace with changing customer demands and expectations.
The year-end also brings the retirement of two directors with combined experience of 25 years on the board. Derek Chinn joined the board following the acquisition of his family-owned bank, the United Savings & Loan Bank, in 2003. The institution was founded by his father at a time when Chinese immigrants had very restricted access to the banking system. Derek has been an important link to the Asian-American community in Seattle. His knowledge of this market and his expertise in mortgage lending added a great deal to our decision-making during his time on the board. John Clearman became a director in 1996 and has served as Chairman of the Audit Committee and as Lead Independent Director. His experience and knowledge of accounting and business in general make for a deep store of wisdom that was called on often. Mostly though, we'll miss his common sense and calm

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2012 ANNUAL REPORT

demeanor in the face of overzealous critics and situations that others attempted to hype out of proportion. John is always the adult in the room. I hope you'll take a moment to thank both of them for their service representing shareholders though some very interesting and challenging times.
This year we also welcomed two new directors. Randy Talbot built a 35 year career in the insurance industry as the owner of a large agency in New Mexico, served as President of Safeco Life and ultimately served as President, CEO and Director of Symetra Financial Corp, a $35 billion publicly traded life insurance and financial services company headquartered in Bellevue, Washington. Randy also serves as the Lead Independent Director of Concur Technologies (NASDAQ:CNQR), and is currently Managing Director of Talbot Financial, a family office and registered investment advisor. David Grant began his professional life as a certified public accountant with Touche Ross but spent most of his career with publicly traded Shurgard Storage Centers, serving ultimately as Chief Executive Officer and a member of the board. After the sale of Shurgard in 2006, David formed Catalyst Storage Partners and serves as its Managing Director. We are thankful that both Randy and David are willing to serve at a time when so much is expected of directors.
On November 9th, 2012 the Company completed its thirtieth year since the initial public offering in 1982. You might be interested to know that the Company was sold to the public for $32 million that year and since then has reported cumulative net income of nearly $2.7 billion. Shareholders have received 32 times their original investment in cash dividends and the total return on $10,000 invested would be $771,845 today. That's a pretty good return for a company managed to such a low risk profile. Our anniversary gave us a chance to remark upon the contributions of those who came before and to remember their example of stewardship that enabled them to pass the company on to the current board and management team in such great condition. We hope to emulate them for the benefit of the next generation.
Turning to the future, investors in the industry should continue to be realistic in their expectations. Even a great company like Washington Federal is not exempt from the effects of a soft economy and the corresponding low interest rates. The Dodd-Frank Act and heightened regulatory scrutiny will also serve to make the industry less profitable through price controls and new rules that limit our ability to serve certain clients and market segments as we have in the past. The new regulatory climate also requires substantial additional expenses to comply not only with formal regulations, but also with informal regulatory expectations. In this environment it seems unlikely that the industry will experience much overall growth in 2013. Instead, shrinking margins will likely pressure the bottom line of all banks and motivate additional consolidation. Washington Federal is well positioned to be an acquirer, but we intend to be disciplined as we have been in the past. As a way to improve shareholder value, stock repurchases provide a sound alternative to growth from internal or external sources and will be aggressively pursued at prices below or near book value.
In closing, I'd like to express appreciation to the Executive Management Committee, the Company's officers and employees, and the Board of Directors for the combined effort that led to our success during the past year. Each of them will be working on your behalf in the year ahead to safely grow the value of your investment. You can help by sending your friends, relatives, neighbors and business acquaintances to Washington Federal for all their banking needs.
I hope to see you at the 2013 Annual Meeting of Stockholders to be held at 2:00 PM on January 16th at the Red Lion Hotel in downtown Seattle.
Sincerely,
Roy M. Whitehead
Chairman, President and Chief Executive Officer

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2012 ANNUAL REPORT

Washington
Federal, Inc.
NASDAQ: WAFD
NASDAQ
OPENING BELL
CEREMONY

(From left to right) Brent J. Beardall, Executive Vice President, Simon E. Powley, Senior Vice President, Linda S. Brower, Executive Vice President, Mark A. Schoonover, Executive Vice President, Roy M. Whitehead, Chairman, President and CEO, Thomas E. Kasanders, Executive Vice President, Angela D. Veksler, Executive Vice President, Edwin C. Hedlund, Executive Vice President and Secretary, Jack B. Jacobson, Executive Vice President.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We make statements in this Annual Report on Form 10-K that constitute forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “forecasts,” “projects” and other similar expressions as well as future or conditional verbs such as “will,” “should,” “would” and “could” are intended to help identify such forward-looking statements. These statements are not historical facts, but instead represent current expectations, plans or forecasts of the Company and are based on the beliefs and assumptions of the management of the Company and the information available to management at the time that these disclosures were prepared. The Company intends for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Company's control. Actual outcomes and results may differ materially from those expressed in, or implied by, the Company's forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties discussed elsewhere in this report, including under Item 1A. “Risk Factors,” and in any of the Company's other subsequent Securities and Exchange Commission filings, which could cause our future results to differ materially from the plans, objectives, goals, estimates, intentions, and expectations expressed in forward-looking statements:

•	a deterioration in economic conditions, including declines in the real estate market and home sale volumes and financial stress on borrowers as a result of the uncertain economic environment;

•	the severe effects of the continued economic downturn, including high unemployment rates and declines in housing prices and property values, in our primary market areas;

•	the effects of and changes in monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government;

•	fluctuations in interest rate risk and changes in market interest rates;

•
the Company's ability to make accurate assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the assets securing these loans;

•	the Company's ability to successfully complete merger and acquisition activities and realize expected strategic and operating efficiencies associated with such activities;

•
legislative and regulatory limitations, including those arising under the Dodd-Frank Wall Street Reform Act and potential limitations in the manner in which we conduct our business and undertake new investments and activities;

•	the ability of the Company to obtain external financing to fund its operations or obtain this financing on favorable terms;

•	changes in other economic, competitive, governmental, regulatory, and technological factors affecting the Company's markets, operations, pricing, products, services and fees;

•	the success of the Company at managing the risks involved in the foregoing and managing its business; and

•	the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond the Company's control.
All forward-looking statements speak only as of the date on which such statements are made, and Washington Federal undertakes no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, changes to future operating results over time, or the impact of circumstances arising after the date the forward-looking statement was made.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
Washington Federal, Inc. (Company or Washington Federal) is a unitary thrift holding company. The Company's primary operating subsidiary is Washington Federal (Bank), a federally chartered savings association.
The Company's fiscal year end is September 30th. All references to 2012, 2011 and 2010 represent balances as of September 30, 2012, September 30, 2011 and September 30, 2010, or activity for the fiscal years then ended. References to net income in this document refer to net income available to common shareholders.
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
The Company has determined that the only accounting policy critical to an understanding of the consolidated financial statements of Washington Federal relates to the methodology for determining the valuation of the allowance for loan losses, as described below.
The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company's methodology for determining the appropriateness of the allowance consists of several key elements, including the general allowance and specific allowances.
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

Specific allowances are established for loans that are individually evaluated, where management has identified significant conditions or circumstances related to a loan indicating the probability that a loss has been incurred.

INTEREST RATE RISK
The primary source of income for the Company is net interest income, which is the difference between the interest income generated by our interest-earning assets and the interest expense generated by our interest-bearing liabilities. The level of net interest income is a function of the average balances of our interest-earnings assets and liabilities and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-earning assets and our interest-bearing liabilities. If the interest rates on our interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, the result could be a reduction in net interest income, and with it, a reduction in our earnings.
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
The Company manages its interest rate risk in part by originating more fixed-rate loans when yields are higher and adding loans and investments with shorter term characteristics, such as construction and commercial loans, when loan rates are lower. This balance sheet strategy, in conjunction with a strong capital position and low operating costs has allowed the Company to manage interest rate risk, within guidelines established by the Board of Directors, through all interest rate cycles. Although a

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

significant increase in market interest rates could adversely affect the net interest income of the Company, the Company's interest rate risk approach has never resulted in the recording of a monthly operating loss.

During the fourth quarter the Company took steps intended to reduce the Company's interest rate risk and improve its future earnings potential. During the quarter, the Company sold $2.3 billion of fixed rate mortgage-backed securities for a pre-tax gain of $95 million. In the same period, the Company pre-paid $876 million of long term debt at a pre-tax loss of $95 million. The weighted average rate on the retired debt was 3.94%. In related transactions, the Company also purchased a mix of short and longer term assets totaling $2.0 billion with an anticipated weighted average yield of 1.83%, and restructured an additional $830 million of long term debt to lengthen maturity and reduce the weighted average rate from 4.48% to 3.43%. These transactions are expected to reduce the volatility of net interest income and stabilize the margin going forward.

The Company's objective in managing its interest rate risk is to grow the amount of net interest income through the rate cycles, acknowledging that there will be some periods of time when that will not be feasible. The chart below shows the volatility of our period end net interest spread (dotted line measured against the right axis) compared to the relatively consistent growth in net interest income (solid line measured against the left axis). This consistency is accomplished by managing the size and composition of the balance sheet through different rate cycles.

$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
Net Interest Income (in millions)- left axis
Year End Spread - right axis

The following table shows the estimated repricing periods for earning assets and paying liabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	Repricing Period
	Within One Year	After 1 year - before 6 Years	Thereafter	Total
	(In thousands)
As of September 30, 2012
Earning Assets (1)	$5,125,945	$4,563,372	$1,929,366	$11,618,683
Paying Liabilities	(6,380,043)	(3,012,010)	(1,177,982)	(10,570,035)
Excess (Liabilities) Assets	$(1,254,098)	$1,551,362	$751,384
Excess as % of Total Assets	(10.05)%
Policy limit for one year excess	(35.00)%
(1) Asset repricing period includes estimated prepayments based on historical activity
At September 30, 2012, the Company had approximately 1.3 billion more liabilities than assets subject to repricing in the next year, which amounted to a negative maturity gap of 10.05% of total assets, approximately the same as the prior year. Having this excess of liabilities, relative to assets, that will be repricing within the next year, the Company is subject to decreasing net interest income should interest rates rise. However, if management were to take steps to change the size and/or mix of the balance sheet, rising rates may not cause a decrease in net interest income.Cash and cash equivalents of $751,430,000 and stockholders' equity of $1,899,752,000 provides management with flexibility in managing interest rate risk going forward.
The interest rate spread decreased to 2.80% at September 30, 2012 from 3.13% at September 30, 2011. Net interest spread represents the difference between the contractual rates of earning assets and the contractual rates of paying liabilities as of a specific date. The spread decreased due to lower asset yields. Rates on customer accounts decreased by 79 basis points over the prior year while rates on earning assets decreased by 24 basis points (see Period End Spread table below).

As of September 30, 2012, total assets decreased by $967,805,000, or 7.20%, from $13,440,749,000 at September 30, 2011. For the year ended September 30, 2012, compared to September 30, 2011, loans (both non-covered and covered) decreased $577,686,000, or 6.94%, while investment securities decreased $328,988,000, or 9.96%.

ASSET QUALITY & ALLOWANCE FOR LOAN LOSSES
The Company maintains an allowance to absorb losses inherent in the loan portfolio. The amount of the allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company's methodology for determining the appropriateness of the allowance consists of several key elements, including the general allowance and specific allowances.
The general portion of the loan loss allowance is established by applying a loss percentage factor to the different loan types. Management believes loan types are the most relevant factor in the allowance calculation for group of homogeneous loans as the risk characteristics within these groups are similar. The loss percentage factor is made up of two parts - the historical loss factor (“HLF”) and the qualitative loss factor (“QLF”). The HLF takes into account historical charge-offs, while the QLF is determined by loan type and allows management to augment reserve levels to reflect the current environment and portfolio performance trends including recent charge-off trends. Allowances are provided based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those estimated.
Specific allowances are established for loans which are individually evaluated; in cases where management has identified significant conditions or circumstances related to a loan that Management believes indicate the probability that a loss has been incurred.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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
Most restructured loans are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. As of September 30, 2012 single-family residential loans comprised 83% of restructured loans. The concession for these loans is typically a payment reduction through a rate reduction of from 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period. The subsequent default rate on restructured single- family mortgage loans has been 14.5% for the last two years. Concessions for construction (3.7%), land A&D (3.5%) and multi-family loans (4.0%) are typically an extension of maturity combined with a rate reduction of normally 100 bps. The subsequent default rate on restructured commercial loans has been 5.8% over the last two years.
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
Non-performing assets were $272,905,000, or 2.19%, of total assets, at September 30, 2012, compared to $370,294,000, or 2.76%, of total assets, at September 30, 2011. This continued elevated level of non-performing assets is a result of the significant decline in housing values in the western United States and the national recession over the last three years. This level of non-performing assets remains significantly higher than the 0.91% average over the Company's 30+ year history as a public company.
The following table details non-performing asset by type, comparing 2012 and 2011.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	September 30,
Non-Performing Assets	2012	2011	$ Change	% Change
	(In thousands)
Non-accrual loans:
Single-family residential	$131,193	$126,624	$4,569	3.6%
Construction – speculative	10,634	15,383	(4,749)	(30.9)
Construction – custom	539	635	(96)	(15.1)
Land – acquisition & development (A&D)	13,477	37,339	(23,862)	(63.9)
Land – consumer lot loans	5,149	8,843	(3,694)	(41.8)
Multi-Family	4,185	7,664	(3,479)	(45.4)
Commercial real estate	7,653	11,380	(3,727)	(32.8)
Commercial & industrial	16	1,679	(1,663)	(99.0)
HELOC	198	481	(283)	(58.8)
Consumer	383	437	(54)	(12.4)
Total non-accrual loans	173,427	210,465	(37,038)	(17.6)
Total REO & REHI	99,478	159,829	(60,351)	(37.8)
Total non-performing assets	$272,905	$370,294	$(97,389)	(26.3)%

In response to the improving overall credit quality of our loan portfolio, the total allowance for loan loss decreased by $24,013,000, or 15.3%, over 2011. $117,164,000 of the allowance is calculated under the formulas contained in our general allowance methodology and the remaining $15,983,000 is made up of specific reserves on loans that were deemed to be impaired at September 30, 2012. The general reserve increased by $1,916,000, or 1.7%, to $117,164,000 while the specific reserve decreased by $25,929,000, or 61.9%. The primary reasons for the shift in total allowance allocation from specific reserves to general reserves is due to the Company having already addressed many of the problem loans focused in the speculative construction and land A&D portfolios, combined with above normal delinquencies and elevated charge-offs in the single-family residential portfolio.

LIQUIDITY AND CAPITAL RESOURCES
The principal sources of funds for the Company's activities are retained earnings, loan repayments (including prepayments), net deposit inflows, repayments and sales of investments and borrowings. Washington Federal's principal sources of revenue are interest on loans and interest and dividends on investments.
The Company's net worth at September 30, 2012, was $1,899,752,000 or 15.2%, of total assets. This is a decrease of $6,781,000 from September 30, 2011, when net worth was $1,906,533,000, or 14.2%, of total assets. The Company's net worth was impacted in the year by net income of $138,183,000, the payment of $34,115,000 in cash dividends, treasury stock purchases that totaled $41,914,000, as well as an decrease in other comprehensive income of $72,483,000. The Company paid out 23.5% of its 2012 earnings in cash dividends to common shareholders, compared with 24.0% last year. Over the long term, the Company would prefer its dividend payout ratio to be less than 50.0%. For the year ended September 30, 2012, $76,029.000, or 55.0%, of net income was returned to shareholders in the form of cash dividends or share repurchases.
Management believes this strong net worth position will help the Company manage its interest rate risk and provide the capital support needed for controlled growth in a regulated environment.
The Company has a credit line with the Federal Home Loan Bank of Seattle (FHLB) equal to 50.0% of total assets, providing a substantial source of liquidity if needed. FHLB advances are collateralized as provided for in the Advances, Pledge and Security Agreement by all FHLB stock owned by the Company, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB.

The Company's cash and cash equivalents amounted to $751,430,000 at September 30, 2012, a 7.9% decrease from the cash and cash equivalents balance of $816,002,000 one year ago. The Company continues to maintain higher than normal amounts of liquidity due to concern about potentially rising interest rates in the future. Additionally, see “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN FINANCIAL CONDITION
Available-for-sale and held-to-maturity securities. Available for sale securities decreased $1,473,439,000, or 45.3% during the year ended September 30, 2012. This net decrease included the purchase of $2,442,184,000 of available-for-sale investment securities, net sales $2,257,913,000 of available-for-sale securities at a gain of $95,234,000 and principal repayments of $1,608,603,000. Held to maturity securities increased $1,144,451,000 during the year ended September 30, 2012. This increase included the purchase of $1,167,121,000 of held to maturity securities. As of September 30, 2012, the Company had net unrealized gains on available-for-sale securities of $13,306,000, net of tax, which were recorded as part of stockholders' equity. These changes in the available for sale and held to maturity investment portfolios were part of the balance sheet restructuring the Company completed in August 2012 to reduce the Company's interest rate risk, help limit potential margin compression from prepayments on securities, improve its future earnings potential and provide more financial flexibility in the future.
Loans receivable. Loans receivable decreased $483,879,000, or 6.1%, to $7,451,998,000 at September 30, 2012, from $7,935,877,000 one year earlier. This decrease resulted primarily from loan repayments (including prepayments) of $1,855,484,000, which exceeded originations of $1,390,278,000 by $465,206,000. This decrease is consistent with management's strategy to reduce the Company's exposure to land and construction loans and not to aggressively compete for 30 year fixed-rate loans at rates below 4.00%, due to the duration risk associated with such low mortgage rates, which contributed to the net run off of the loan portfolio. Additionally, during the year, $160,971,000 of loans were transferred to REO. If the current low rates on 30 year fixed-rate mortgages persist, management will consider continuing to shrink the Company's loan portfolio. The following table shows the change in the geographic distribution by state of the gross loan portfolio from 2011 to 2012.

	2012	2011	Change
Washington	46.1%	46.6%	(0.5)%
Oregon	16.6	17.4	(0.8)%
Other	5.5	5.2	0.3%
Idaho	6.0	6.6	(0.6)%
Arizona	11.1	9.1	2.0%
Utah	7.3	7.6	(0.3)%
New Mexico	3.8	3.8	—%
Texas	2.1	1.9	0.2%
Nevada	1.5	1.8	(0.3)%
	100.0%	100.0%
Covered loans. As of September 30, 2012, covered loans had decreased 24.5%, or $93,807,000, to $288,376,000, compared to September 30, 2011, due to continued paydowns and transfers of the properties into covered real estate owned. This portfolio of loans is expected to continue to decline over time, absent another FDIC assisted transaction.

Real estate held for sale. Real estate held for sale decreased by $60.4 million or 37.8% to $99,478,000 from $159,829,000 as of September 30, 2011, as the Company has continued to liquidate foreclosed properties. During the year the Company sold 663 properties for net proceeds of $142.8 million and a net loss on sale of $15.9 million. The total net loss on sale of real estate, measured against the original loan balance of $266.5 million, was $123.6 million or 46.4% for properties sold in fiscal 2012. Net loss on real estate acquired through foreclosure, which includes gains and the aforementioned losses on sale, ongoing maintenance expense and periodic write-downs from lower valuations, decreased by 75.5% from the prior year to $9.8 million. This decrease is due to land prices stabilizing in 2012, compared to the significant depreciation of land values in 2010 - 2011. As of September 30, 2012, real estate held for sale consisted of 449 properties totaling $99.5 million. Land represents $47.6 million or 48.0% of total real estate held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Intangible assets. The Company's intangible assets are made up of $251,653,000 of goodwill, servicing rights intangible of $286,000, as well as the unamortized balances of the core deposit intangible of $4,137,000 at September 30, 2012.

Customer deposits. Customer deposits at September 30, 2012, totaled $8,576,618,000 compared with $8,665,903,000 at September 30, 2011, a 1.0% decrease. However, the Company was able to grow transaction accounts by $284,265,000 or 10.7%, while time deposits decreased by $373,550,000 or 6.2%. The weighted average rate paid on customer deposits during the year was 0.99%, a decrease of 33 basis points from the previous year, as a result of the low interest rate environment.
FHLB advances and other borrowings. Total borrowings decreased $882,066,000 or 31.94%, to $1,880,000,000 at September 30, 2012 as part of the balance sheet restructuring in August 2012. See “Interest Rate Risk” above.
Contractual obligations. The following table presents, as of September 30, 2012, the Company's significant fixed and determinable contractual obligations, within the categories described below, by payment date or contractual maturity.

Contractual Obligations	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
	(In thousands)
Debt obligations (1)	$1,880,000	$—	$750,000	$1,130,000
Operating lease obligations	11,719	3,303	6,703	1,713
	$1,891,719	$3,303	$756,703	$1,131,713
(1) Represents final maturities of debt obligations.
These contractual obligations, except for the operating leases, are included in the Consolidated Statements of Financial Condition. The payment amounts represent those amounts contractually due.

RESULTS OF OPERATIONS

GENERAL
See Note P, “Selected Quarterly Financial Data (Unaudited),” which highlights the quarter-by-quarter results for the years ended September 30, 2012 and 2011.
COMPARISON OF 2012 RESULTS WITH 2011
In 2012 net income increased $27,042,000, or 24.3%, to $138,183,000 for the year ended September 30, 2012 as compared to $111,141,000 for the year ended September 30, 2011. The net income for the twelve months ended September 30, 2012 benefited from overall lower credit costs, which included the provision for loan losses and net loss on real estate owned. The provision for loan losses amounted to $44,955,000 for the year ended September 30, 2012, as compared to $93,104,000 for the year ago period. In additions, losses recognized on real estate acquired through foreclosure was $9,819,000 for the year ended September 30, 2012, as compared to $40,050,000 for the fiscal year ended September 30, 2011.

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the 2012. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (1) changes in volume (changes in volume multiplied by old rate) and (2) changes in rate (changes in rate multiplied by old average volume). The change in interest income and interest expense attributable to changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	Year Ended September 30, 2012
	Volume	Rate	Total
Interest income:
Loans and covered assets	$(36,593)	$(804)	$(37,397)
Mortgaged-backed securities	21,346	(33,411)	(12,065)
Investments (1)	799	(5,701)	(4,902)

All interest-earning assets	(14,448)	(39,916)	(54,364)

Interest expense:
Customer accounts	(795)	(28,101)	(28,896)
FHLB advances and other borrowings	(1,741)	(3,810)	(5,551)

All interest-bearing liabilities	(2,536)	(31,911)	(34,447)

Change in net interest income	$(11,912)	$(8,005)	$(19,917)

(1) Includes interest on cash equivalents and dividends on FHLB stock
The Company recorded a $44,955,000 provision for loan losses in 2012 compared to $93,104,000 in 2011. Non-performing assets (NPA's) decreased by $97,389,000 over 2011. The Company had net charge-offs of $69,721,000 for the twelve months ended September 30, 2012 compared with $98,285,000 of net charge-offs for the same period one year ago. The decrease in the provision for loan losses is in response to four primary factors: first, the amount of NPA's improved year-over-year; second, non-accrual loans as a percentage of total loans decreased from 2.54% at September 30, 2011, to 2.20% at September 30, 2012; third, the percentage of loans 30 days or more delinquent decreased from 3.43% at September 30, 2011, to 2.57% at September 30, 2012; and finally, the Company's exposure in the land A&D and speculative construction portfolios, the source of the majority of losses during this credit cycle, has decreased from a combined 4.10% of the gross loan portfolio at September 30, 2011, to 3.30% at September 30, 2012. Management believes the allowance for loan losses, totaling $133,147,000, or 1.69% of gross loans, is sufficient to absorb estimated losses inherent in the portfolio.

Total other income decreased $9,416,000, or 36.3%, in 2012 from 2011. During the fiscal year ended September 30, 2012, the Company sold $2.4 billion of fixed rate mortgage backed securities, recognizing a $95.2 million gain. In addition, the Company prepaid $876 million in long term debt realizing a loss of $95.5 million. The net effect is a loss of $331,000 for the twelve months ended September 30, 2012 compared to $8.1 million in realized gains on the sale of $131.3 million of available for sale securities during the fiscal year ended September 30, 2011.
Compensation expense increased $5,594,000, or 7.8%, in 2012 primarily due to bonus accruals as the result of increased net income and the addition of the employees from the Charter Bank acquisition October 2011 and the Western National Bank transaction with the FDIC in December 2011. The number of staff, including part-time employees on a full-time equivalent basis, was 1,260 and 1,221 at September 30, 2012 and 2011, respectively.
Occupancy expense increased to $15,971,000 for the twelve months ended September 30, 2012 from $14,480,000 for the fiscal year ended September 30, 2011 as a result of increased branch facilities through both acquisition and de novo growth. The branch network consisted of 166 offices at September 30, 2012 and 160 offices at September 30, 2011. The number of branches has increased subsequent to the fiscal year end to 190, due to the South Valley Acquisition on October 31, 2012.
FDIC insurance expense decreased to $16,093,000 for 2012 from $20,582,000 in 2011. The FDIC instituted a new assessment basis in the fourth quarter of fiscal 2011, which resulted in an overall lower insurance expense for the Company.
Other expenses increased 17.41% to $34,631,000 for the twelve months ended September 30, 2012 from $29,496,000 for the comparable period one year ago. This increase is due in large part to the two acquisitions discussed above and increased information technology and advertising expenses. Operating expense for 2012 and 2011 equaled 1.07% and 1.01% of average

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

assets, respectively. Despite the increase in operating expenses, the Company continues to operate as one of the most efficient financial institutions in the country.
The loss on real estate acquired through foreclosure decreased 75.5% to $9,819,000 in 2011 from $40,050,000 in 2011, due primarily to the decline in balances of real estate acquired through foreclosure, as the Company continues to liquidate foreclosed properties. The net loss on real estate acquired through foreclosure, includes gains and losses on sale, ongoing maintenance expense and periodic write-downs from lower property valuations.
Income tax expense increased to $77,728,000 in 2012 from $62,518,000 for the fiscal year ended September 30, 2011. The effective tax rate was 36.00% for September 30, 2012 and 2011. The Company expects an effective tax rate of 36.00% going forward.

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

	Year Ended September 30, 2011
	Volume	Rate	Total
	(In thousands)
Interest income:
Loans and covered assets	$(36,101)	$(2,738)	$(38,839)
Mortgaged-backed securities	25,601	(9,169)	16,432
Investments (1)	(142)	3,624	3,482

All interest-earning assets	(10,642)	(8,283)	(18,925)

Interest expense:
Customer accounts	2,684	(33,209)	(30,525)
FHLB advances and other borrowings	(8,315)	(2,565)	(10,880)

All interest-bearing liabilities	(5,631)	(35,774)	(41,405)

Change in net interest income	$(5,011)	$27,491	$22,480
The Company recorded a $93,104,000 provision for loan losses in 2011 compared to $179,909,000 in 2010. Non-performing assets (NPA's) decreased by $64,236,000 over 2010. The Company had net charge-offs of $98,284,000 for the twelve months

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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
The loss on real estate acquired through foreclosure decreased 50.2% to $40,050,000 in 2011 from $80,475,000 in 2010, due primarily to the decline in balances of real estate acquired through foreclosure, as the Company continues to liquidate foreclosed properties. The net loss on real estate acquired through foreclosure, includes gains and losses on sale, ongoing maintenance expense and periodic write-downs from lower property valuations.
Income tax expense increased to $62,518,000 in 2011 from $4,372,000 for the fiscal year ended September 30, 2010. The fiscal 2010 amount included a $38,865,000 tax benefit related to the settlement of a contingent tax liability (see Note A). The effective tax rate was 36.00% for 2011 versus 3.55% for 2010. The Company expects an effective tax rate of 36.00% going forward.

PERIOD END SPREAD - AS OF THE DATE SHOWN

	DEC 2010	MAR 2011	JUN 2011	SEP 2011	DEC 2011	MAR 2012	JUN 2012	SEP 2012
Interest rate on loans and mortgage-backed securities	5.66%	5.58%	5.49%	5.43%	5.32%	5.23%	5.15%	4.72%
Interest rate on investment securities	1.30	1.11	1.26	0.98	0.93	1.84	1.47	1.41
Combined	5.12	5.05	5.07	4.97	4.85	4.72	4.57	4.18
Interest rate on customer accounts	1.40	1.32	1.24	1.14	1.03	0.98	0.95	0.90
Interest rate on borrowings	4.14	4.14	4.14	4.04	4.04	4.04	4.04	3.59
Combined	2.03	1.98	1.92	1.84	1.74	1.71	1.69	1.38
Interest rate spread	3.09%	3.07%	3.15%	3.13%	3.11%	3.01%	2.88%	2.80%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2012 ANNUAL REPORT

The interest rate spread decreased during 2012 from 3.13% at September 30, 2011 to 2.80% at September 30, 2012. See “Interest Rate Risk” section above.

SELECTED FINANCIAL DATA

Year ended September 30,	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Interest income	$590,271	$644,635	$663,560	$691,774	$701,428
Interest expense	193,249	227,696	269,101	318,627	397,641
Net interest income	397,022	416,939	394,459	373,147	303,787
Provision for loan losses	44,955	93,104	179,909	193,000	60,516
Other income	6,698	(14,117)	39,955	2,655	(60,212)
Other expense	142,854	136,059	131,480	107,060	87,220
Income before income taxes	215,911	173,659	123,025	75,742	95,839
Income taxes	77,728	62,518	4,372	27,570	33,507
Net income	$138,183	$111,141	$118,653	$48,172	$62,332
Preferred dividends accrued	—	—	—	7,488	—
Net income available to common shareholders	$138,183	$111,141	$118,653	$40,683	$62,332
Per share data
Basic earnings	$1.29	$1.00	$1.06	$0.46	$0.71
Diluted earnings	1.29	1.00	1.05	0.46	0.71
Cash dividends	0.32	0.24	0.20	0.20	0.84

September 30,	2012	2011	2010	2009	2008
Total assets	$12,472,944	$13,440,749	$13,486,379	$12,582,475	$11,830,141
Loans and mortgage-backed securities	9,812,666	10,992,053	10,626,842	11,266,295	11,053,223
Investment securities	612,524	246,004	358,061	21,259	49,001
Cash and cash equivalents	751,430	816,002	888,622	498,388	82,600
Customer accounts	8,576,618	8,665,903	8,852,540	7,842,310	7,169,539
FHLB advances	1,880,000	1,962,066	1,865,548	2,078,930	1,998,308
Other borrowings	—	800,000	800,000	800,600	1,177,600
Stockholders’ equity	1,899,752	1,906,533	1,841,147	1,745,485	1,332,674
Number of
Customer accounts	308,282	309,532	327,430	305,129	298,926
Loans	37,522	39,986	42,540	44,453	47,331
Offices	166	160	160	150	148

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,	2012	2011
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$751,430	$816,002
Available-for-sale securities, including encumbered securities of $0 and $965,927, at fair value	1,781,705	3,255,144
Held-to-maturity securities, including encumbered securities of $0 and $45,086, at amortized cost	1,191,487	47,036
Loans receivable, net	7,451,998	7,935,877
Covered loans, net	288,376	382,183
Interest receivable	46,857	52,332
Premises and equipment, net	178,845	166,593
Real estate held for sale	99,478	159,829
Covered real estate held for sale	29,549	56,383
FDIC indemnification asset	87,571	101,634
FHLB stock	149,840	151,755
Intangible assets, including goodwill of $251,653	256,076	256,271
Federal and state income taxes, net	22,513	—
Other assets	137,219	59,710
	$12,472,944	$13,440,749
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$2,946,453	$2,662,188
Time deposit accounts	5,630,165	6,003,715
	8,576,618	8,665,903
FHLB advances	1,880,000	1,962,066
Other borrowings	—	800,000
Advance payments by borrowers for taxes and insurance	40,041	39,548
Federal and State income taxes, including net deferred assets (liabilities) of $8,449 and $(17,075)	—	1,535
Accrued expenses and other liabilities	76,533	65,164
	10,573,192	11,534,216
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,950,223 and 129,853,534 shares issued; 106,177,615 and 108,976,410 shares outstanding	129,950	129,854
Paid-in capital	1,586,295	1,582,843
Accumulated other comprehensive income, net of taxes	13,306	85,789
Treasury stock, at cost; 23,772,608 and 20,877,124 shares	(310,579)	(268,665)
Retained earnings	480,780	376,712
	1,899,752	1,906,533
	$12,472,944	$13,440,749
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2012	2011	2010
	(In thousands, except per share data)
INTEREST INCOME
Loans	$484,833	$522,230	$561,069
Mortgage-backed securities	96,142	108,207	91,775
Investment securities and cash equivalents	9,296	14,198	10,716
	590,271	644,635	663,560
INTEREST EXPENSE
Customer accounts	86,939	115,835	146,360
FHLB advances and other borrowings	106,310	111,861	122,741
	193,249	227,696	269,101
Net interest income	397,022	416,939	394,459
Provision for loan losses	44,955	93,104	179,909
Net interest income after provision for loan losses	352,067	323,835	214,550
OTHER INCOME
Gain on FDIC-assisted transaction	—	—	85,608
Prepayment penalty on long-term debt	(95,565)	—	(8,150)
Gain on sale of investments	95,234	8,147	22,409
Other	16,848	17,786	20,563
	16,517	25,933	120,430
OTHER EXPENSE
Compensation and benefits	77,628	72,034	69,879
Amortization of intangibles	1,509	1,447	2,140
Occupancy	15,971	14,480	13,933
FDIC insurance premiums	16,093	20,582	18,626
Other	34,631	29,496	28,830
Deferred loan origination costs	(2,978)	(1,980)	(1,928)
	142,854	136,059	131,480
Loss on real estate acquired through foreclosure, net	(9,819)	(40,050)	(80,475)
Income before income taxes	215,911	173,659	123,025
Income taxes
Current	61,138	88,373	(19,890)
Deferred	16,590	(25,855)	24,262
	77,728	62,518	4,372
NET INCOME	138,183	111,141	118,653
Preferred dividends accrued	—	—	—
Net income available to common shareholders	$138,183	$111,141	$118,653

PER SHARE DATA
Basic earnings	$1.29	$1.00	$1.06
Diluted earnings	1.29	1.00	1.05
Cash dividends per share	0.32	0.24	0.20
Basic weighted average number of shares outstanding	107,108,703	111,383,877	112,438,059
Diluted weighted average number of shares outstanding, including dilutive stock options	107,149,240	111,460,106	112,745,261

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	2012	2011	2010
	(In thousands)

Net income	$138,183	$111,141	$118,653
Other comprehensive income (loss) net of tax:
Net unrealized gains (losses) on available-for-sale securities	(209,832)	48,939	(29,918)
Related tax benefit (expense)	77,113	(17,985)	10,995
Reclassification adjustment of net gains from sale
of available-for-sale securities included in net income	95,234	8,147	17,009
Related tax benefit (expense)	(34,998)	(2,994)	(2,835)
Other comprehensive income (loss)	(72,483)	36,107	(4,749)
Comprehensive income	$65,700	$147,248	$113,904

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(In thousands)
Balance at September 30, 2009	$129,320	$1,574,555	$196,164	$54,431	$(208,985)	$1,745,485

Net income			118,653			118,653
Other comprehensive income adjustment				(4,749)		(4,749)
Dividends paid on common stock			(22,450)			(22,450)
Compensation expense related to common stock options		1,213				1,213
Proceeds from exercise of common stock options	145	1,614				1,759
Tax benefit related to exercise of stock options		181				181
Restricted stock	91	964				1,055
Treasury stock						—
Balance at September 30, 2010	$129,556	$1,578,527	$292,367	$49,682	$(208,985)	$1,841,147

Net income			111,141			111,141
Other comprehensive income adjustment				36,107		36,107
Dividends paid on common stock			(26,796)			(26,796)
Compensation expense related to common stock options		1,087				1,087
Proceeds from exercise of common stock options	104	1,527				1,631
Tax benefit related to exercise of stock options		55				55
Restricted stock	194	1,647				1,841
Treasury stock					(59,680)	(59,680)
Balance at September 30, 2011	$129,854	$1,582,843	$376,712	$85,789	$(268,665)	$1,906,533

Net income			138,183			138,183
Other comprehensive income adjustment				(72,483)		(72,483)
Dividends paid on common stock			(34,115)			(34,115)
Compensation expense related to common stock options		848				848
Proceeds from exercise of common stock options	29	328				357
Tax benefit related to exercise of stock options		—				—
Restricted stock	67	2,276				2,343
Treasury stock					(41,914)	(41,914)
Balance at September 30, 2012	$129,950	$1,586,295	$480,780	$13,306	$(310,579)	$1,899,752

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2012	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$138,183	$111,141	$118,653
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization (accretion) of fees, discounts, premiums and intangible assets, net	31,046	20,663	21,624
Cash received from FDIC under loss share	3,456	32,828	92,551
Depreciation	7,587	6,667	5,766
Stock option compensation expense	848	1,087	1,213
Provision for loan losses	44,955	93,104	179,909
(Gain) loss on investment securities and real estate held for sale, net	(100,952)	23,315	58,066
Loss on extinguishment of debt	95,565	—	—
Gain on FDIC-assisted transaction	—	—	(85,608)
Decrease (increase) in accrued interest receivable	5,726	(3,312)	7,999
Increase in FDIC loss share receivable	(3,284)	(10,470)	—
Increase (decrease) in income taxes payable	18,066	(11,351)	(23,408)
Decrease (increase) in other assets	(74,889)	21,600	(51,641)
Increase (decrease) in accrued expenses and other liabilities	8,649	(23,575)	(74,243)
Net cash provided by operating activities	174,956	261,697	250,881
CASH FLOWS FROM INVESTING ACTIVITIES
Net principal collections (loan originations)	544,240	400,054	281,826
FHLB stock redeemed	1,830	—	—
Available-for-sale securities purchased	(2,442,184)	(1,585,945)	(1,774,343)
Principal payments and maturities of available-for-sale securities	1,608,603	727,379	1,052,545
Available-for-sale securities sold	2,257,913	131,361	496,024
Held-to-maturity securities purchased	(1,167,121)	—	—
Principal payments and maturities of held-to-maturity securities	23,082	33,874	23,128
Net cash received from acquisition	50,576	—	111,684
Proceeds from sales of real estate held for sale	175,832	110,400	129,447
Covered REO purchased	33,579	29,383	—
Increase in intangible assets	(1,061)	—	—
Premises and equipment purchased and REO improvements	(30,949)	(10,539)	(13,027)
Net cash provided (used) by investing activities	1,054,340	(164,033)	307,284
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in customer accounts	(225,068)	(186,637)	190,702
Proceeds from long-term borrowings	—	200,000	200,000
Repayments of long-term borrowings	(995,306)	(100,000)	(539,034)
Proceeds from exercise of common stock options and related tax benefit	357	1,686	1,940
Dividends paid on common stock	(32,430)	(25,697)	(22,450)
Treasury stock purchased, net	(41,914)	(59,680)	—
Decrease in advance payments by borrowers for taxes and insurance	493	44	911
Net cash used by financing activities	(1,293,868)	(170,284)	(167,931)
Increase (decrease) in cash and cash equivalents	(64,572)	(72,620)	390,234
Cash and cash equivalents at beginning of period	816,002	888,622	498,388
Cash and cash equivalents at end of period	$751,430	$816,002	$888,622
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Year ended September 30,	2012	2011	2010
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Non-cash investing activities
Non-covered real estate acquired through foreclosure	$160,971	$112,693	$222,057
Covered real estate acquired through foreclosure	15,905	54,638	34,536
Cash paid during the period for
Interest	199,735	228,444	269,478
Income taxes	59,596	73,798	27,503
The following summarizes the non-cash activities related to acquisitions
Fair value of assets and intangibles acquired, including goodwill	124,594	—	1,091,629
Fair value of liabilities assumed	(154,493)	—	(1,047,981)
Net fair value of assets (liabilities)	$(29,899)	$—	$43,648

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

NOTE A    Summary of Significant Accounting Policies

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation. The consolidated financial statements include the accounts of Washington Federal, Inc. (Company or Washington Federal) and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.
Description of business. Washington Federal is a unitary thrift holding company. The Company's principal operating subsidiary is Washington Federal (Bank). The Bank is principally engaged in the business of attracting deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate loans and commercial loans. The Bank conducts its activities through a network of 166 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, New Mexico, and Texas.
The Company's fiscal year end is September 30th. All references to 2012, 2011 and 2010 represent balances as of September 30, 2012, September 30, 2011 and September 30, 2010, or activity for the fiscal years then ended. References to net income in this document refer to net income available to common shareholders.

Acquisitions. Western National Bank. Effective December 16, 2011, Washington Federal, acquired certain assets and liabilities, including most of the loans and deposits, of Western National Bank, headquartered in Phoenix, Arizona (“WNB”) from the Federal Deposit Insurance Corporation (“FDIC”) in an FDIC-assisted transaction. Under the terms of the Purchase and Assumption Agreement, the Company and the FDIC agreed to a discount of $53 million on net assets and no loss sharing provision or premium on deposits. WNB operated three full-service offices in Arizona. The Company acquired certain assets with a book value of $177 million, including $143 million in loans and $7 million in foreclosed real estate, and selected liabilities with a book value of $153 million, including $136 million in deposits. Pursuant to the purchase and assumption agreement with the FDIC, the Company received a cash payment from the FDIC for $30 million. The operating results of the Company include the operating results produced by the acquired assets and assumed liabilities for the period December 16, 2011 to September 30, 2012.

Charter Bank. Effective October 14, 2011, the Company acquired six branch locations, four in Albuquerque, New Mexico, and two in Santa Fe, New Mexico, from Charter Bank. $254,821,000 of deposits were acquired for a premium of $1,061,000.

Horizon Bank. Effective January 8, 2010, the Bank acquired certain assets and liabilities, including most of the loans and deposits, of Horizon Bank, headquartered in Bellingham, Washington (“Horizon”) from the Federal Deposit Insurance Corporation (“FDIC”), as receiver for Horizon. The Bank acquired certain assets with a book value of $1.19 billion, including $968 million in loans and $32 million in foreclosed real estate, and selected liabilities with a book value of one billion thirty million, including $820 million in deposits. The loans and foreclosed real estate purchased are covered by two loss share agreements between the FDIC and the Bank (one for single family loans and the other for all other loans and foreclosed real estate), which affords the Bank significant loss protection. Under the loss share agreements, the FDIC will cover 80% of covered loan and foreclosed real estate losses up to $536 million and 95% of losses in excess of that amount. The term for loss sharing on residential real estate loans is 10 years, while the term for loss sharing on non-residential real estate loans is 5 years with respect to losses and 8 years with respect to loss recoveries. The losses reimbursable by the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the loss share agreements. Loans that were classified as non-performing loans by Horizon are no longer classified as non-performing because, at acquisition, the carrying value of these loans was adjusted to reflect fair value and are covered under the FDIC loss sharing agreements. Management believes that the new book value reflects an amount that will ultimately be collected.

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
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

Impaired loans consist of loans receivable that are not expected to have their principal and interest repaid in accordance with their contractual terms. Collateral dependent impaired loans are measured using the fair value of the collateral, less selling costs. Non-collateral dependent loans are measured at the present value of expected future cash flows.
The Company receives fees for originating loans in addition to various fees and charges related to existing loans, which may include prepayment charges, late charges and assumption fees. Deferred loan fees and costs are recognized over the life of the loans using the effective interest method.
Covered loans. Covered loans are the loans acquired from Horizon in 2010 and recorded at their estimated fair market value. Loans that were classified as non-performing loans by Horizon are no longer classified as non-performing because, at acquisition, the carrying value of these loans was adjusted to reflect fair value and are covered under the FDIC loss sharing agreements. Management believes that the new book value reflects an amount that will ultimately be collected.
Acquired credit impaired loans. Loans are accounted for under ASC 310-30 when there is evidence of credit deterioration since origination and for which it is probable, at acquisition, that the Company would be unable to collect all contractually required payments. Interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.
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
Intangible assets. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. The core deposit intangibles and non-compete agreement intangible are acquired assets that lack physical substance but can be distinguished from goodwill. Goodwill is evaluated for impairment on an annual basis. Other intangible assets are amortized over their estimated lives and are subject to impairment testing when events or circumstances change. If circumstances indicate that the carrying value of the assets may not be recoverable, an impairment charge could be recorded. No impairment of intangible assets has ever been identified. The Company amortizes the core deposit intangibles on a straight line basis over their estimated lives of between 5 and 8 years.
The balance of the Company's intangible assets was as follows, which includes the additional goodwill discussed above:

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

	Goodwill	Servicing Rights Intangible	Core Deposit Intangible	Total
	(In thousands)

Balance at September 30, 2010	$251,653	$1,775	$4,290	$257,718
Additions	—	—	—	—
Amortization	—	(529)	(918)	(1,447)
Balance at September 30, 2011	251,653	1,246	3,372	256,271
Additions	—	—	2,022	2,022
Amortization	—	(960)	(1,257)	(2,217)
Balance at September 30, 2012	$251,653	$286	$4,137	$256,076
The table below presents the estimated core deposit intangible asset amortization expense for the next five years:

Year End	Expense
(In thousands)
2013	$1,314
2014	1,314
2015	1,014
2016	396
2017	99
Deferred fees and discounts on loans. Loan discounts and loan fees are deferred and recognized over the life of the loans using the effective interest method.
Accounting for stock-based compensation. The Company records an expense for the estimated fair value of equity awards over the vesting period. See Note L for additional information. Stock options that were not dilutive but were outstanding as of September 30, 2012, 2011 and 2010 were 934,880, 2,190,123 and 1,941,633, respectively.
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

New accounting pronouncements. In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") 2011-11, Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities. The amendments in this ASU will enhance disclosures required by U.S. GAAP by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with current U.S. GAAP or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with current U.S. GAAP. The guidance in this ASU is effective for the first interim or annual period beginning on or after January 1, 2013 and should be applied retrospectively. This new guidance is not expected to have a material impact on the Company's consolidated financial statements.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220) – Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. Under the amendments in ASU 2011-05, entities are required to present reclassification adjustments and the effect of those reclassification adjustments on the face of the financial statements where net income is presented, by component of net income, and on the face of the financial statements where other comprehensive

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

income is presented, by component of other comprehensive income. In addition, the amendments in ASU 2011-05 require that reclassification adjustments be presented in interim financial periods. The amendments in ASU 2011-12 supersede and defer changes to those paragraphs in ASU 2011-05 that pertain to how, when and where reclassification adjustments are presented while the FASB redeliberates the presentation of reclassification adjustments. All other requirements of ASU 2011-05 are not affected by ASU 2011-12. The Company adopted this ASU and the guidance had no impact on the Company's financial condition and results of operations.

In July 2012, the FASB issued ASU 2012-02, Intangibles - Goodwill and Other (Topic 350) – Testing Indefinite-Lived Intangible Assets for Impairment. The objective of this ASU is to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by simplifying how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. This ASU permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance in Subtopic 350-30 required an entity to test indefinite-lived intangible assets for impairment, on at least an annual basis, by comparing the fair value of the asset with its carrying amount. If the fair value of the asset is less than its carrying amount, an entity should recognize an impairment loss in the amount of the difference. In accordance with the amendments in this ASU, an entity will have an option not to calculate annually the fair value of an indefinite-lived intangible asset if the entity determines that it is not more likely than not that the asset is impaired. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in Update 2011-08. The Company early adopted this ASU and the guidance had no impact on the Company's financial condition and results of operations.

In October 2012, the FASB issued ASU 2012-06, Business Combinations. This ASU addresses the diversity in practice about how to interpret the terms on the same basis and contractual limitations when subsequently measuring an indemnification asset recognized in a government-assisted (Federal Deposit Insurance Corporation or National Credit Union Administration) acquisition of a financial institution that includes a loss-sharing agreement. The guidance in this ASU is effective for the first interim or annual period beginning on or after December 15, 2012 and should be applied prospectively. The Company is evaluating the impact this ASU will have on its consolidated financial condition and results of operations.
Business segments. As the Company manages its business and operations on a consolidated basis, management has determined that there is one reportable business segment.
Reclassifications. Certain reclassifications have been made to the financial statements for years prior to September 30, 2012 to conform to current year classifications.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

NOTE B    INVESTMENT SECURITIES

September 30,	2012
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$19,999	$42	$(6)	$20,035	0.57%
1 to 5 years	—	—	—	—	—
5 to 10 years	59,300	4,225	—	63,525	2.21%
Over 10 years	100,000	—	—	100,000	1.05%
Corporate bonds due
1 to 5 years	336,340	2,810	(61)	339,089	0.91%
5 to 10 years	62,919	1,324	(7)	64,236	2.73%
Municipal bonds due
Over 10 years	20,442	4,402	—	24,844	6.45%
Mortgage-backed securities
Agency pass-through certificates	1,161,668	9,358	(1,050)	1,169,976	2.28%
	1,760,668	22,161	(1,124)	1,781,705	1.99%
Held-to-maturity securities
Tax-exempt municipal bonds due
Within 1 year	795	7	—	802	5.80%
1 to 5 years	—	—	—	—	—%
5 to 10 years	—	—	—	—	—%
Over 10 years	—	—	—	—	—%
U.S. government and agency securities due
1 to 5 years	—	—	—	—	—%
Mortgage-backed securities
Agency pass-through certificates	1,190,692	25,729	—	1,216,421	3.10%
	1,191,487	25,736	—	1,217,223	3.10%
	$2,952,155	$47,897	$(1,124)	$2,998,928	2.44%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

September 30,	2011
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$500	$34	$—	$534	4.00%
1 to 5 years	—	—	—	—	—%
5 to 10 years	9,300	4,547	—	13,847	10.38%
Over 10 years	175,515	631	—	176,146	2.57%
Corporate bonds due
1 to 5 years
5 to 10 years	30,000	284	(325)	29,959	4.00%
Municipal bonds due
Over 10 years	20,461	3,107	—	23,568	6.45%
Mortgage-backed securities
Agency pass-through certificates	2,883,734	127,356	—	3,011,090	4.72%
	3,119,510	135,959	(325)	3,255,144	4.62%
Held-to-maturity securities
Tax-exempt municipal bonds due
Within 1 year					—%
1 to 5 years	405	5	—	410	6.52%
5 to 10 years	1,545	68	—	1,613	5.60%
Over 10 years	—	—	—	—	—%
U.S. government and agency securities due
1 to 5 years	—	—	—	—	—%
Mortgage-backed securities
Agency pass-through certificates	45,086	3,507	—	48,593	5.31%
	47,036	3,580	—	50,616	5.33%
	$3,166,546	$139,539	$(325)	$3,305,760	4.63%

$2,257,913,000 of available-for-sale securities were sold in 2012, resulting in a gain of $95,234,000. $131,361,000 of available-for-sale securities were sold in 2011, resulting in a net gain of $8,147,000. $496,024,000 of available-for-sale securities were sold in 2010, resulting in a net gain of $22,409,000.

Substantially all mortgage-backed securities have contractual due dates that exceed twenty-five years.

The following table shows the unrealized gross losses and fair value of securities at September 30, 2012, by length of time that individual securities in each category have been in a continuous loss position. The Company had $10.0 million securities in a continuous loss position for 12 or more months at September 30, 2012, which consisted of mortgage-backed securities. Management believes that the declines in fair value of these investments are not an other than temporary impairment.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

As of September 30,	2012
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate Bonds	$(61)	$14,939	$(7)	$9,994	$(68)	$24,933
U.S. agency securities	(6)	19,493	—	—	(6)	19,493
Agency pass-through certificates	(1,050)	201,749	—	—	(1,050)	201,749
	$(1,117)	$236,181	$(7)	$9,994	$(1,124)	$246,175

NOTE C    Loans Receivable (excluding Covered Loans)

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

	September 30, 2012		September 30, 2011
	(In thousands)		(In thousands)
Non-acquired loans
Single-family residential	$5,778,922	73.5%	$6,218,878	74.9%
Construction - speculative	129,637	1.6	140,459	1.7
Construction - custom	211,690	2.7	279,851	3.4
Land - acquisition & development	124,677	1.6	200,692	2.4
Land - consumer lot loans	141,844	1.8	163,146	2.0
Multi-family	710,140	9.0	700,673	8.4
Commercial real estate	319,210	4.1	303,442	3.7
Commercial & industrial	162,823	2.1	109,332	1.3
HELOC	112,902	1.4	115,092	1.4
Consumer	63,374	0.8	67,509	0.8
Total non-acquired loans	7,755,219	98.6	8,299,074	100
Credit-impaired acquired loans
Single-family residential	342	—	—	—
Construction - speculative	1,889	—	—	—
Construction - custom	—	—	—	—
Land - acquisition & development	3,702	0.1	—	—
Land - consumer lot loans	—	—	—	—
Multi-family	601	—	—	—
Commercial real estate	87,154	1.1	—	—
Commercial & industrial	3,292	—	—	—
HELOC	14,040	0.2	—	—
Consumer	97	—	—	—
Total credit-impaired acquired loans	111,117	1.4	—	—
Total loans
Single-family residential	5,779,264	73.5	6,218,878	74.9
Construction - speculative	131,526	1.6	140,459	1.7
Construction - custom	211,690	2.7	279,851	3.4
Land - acquisition & development	128,379	1.7	200,692	2.4
Land - consumer lot loans	141,844	1.8	163,146	2
Multi-family	710,741	9.0	700,673	8.4
Commercial real estate	406,364	5.2	303,442	3.7
Commercial & industrial	166,115	2.1	109,332	1.3
HELOC	126,942	1.6	115,092	1.4
Consumer	63,471	0.8	67,509	0.8
Total loans	7,866,336	100%	8,299,074	100%
Less:
Allowance for probable losses	133,147		157,160
Loans in process	213,286		170,229
Discount on acquired loans	33,484		—
Deferred net origination fees	34,421		35,808
	414,338		363,197
	$7,451,998		$7,935,877

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

The Company originates fixed and adjustable interest rate loans, which at September 30, 2012 consisted of the following:

Fixed-Rate		Adjustable-Rate
Term To Maturity	Book Value	Term To Rate Adjustment	Book Value
	(In thousands)		(In thousands)
Within 1 year	$259,208	Less than 1 year	$164,682
1 to 3 years	151,418	1 to 3 years	237,263
3 to 5 years	197,642	3 to 5 years	155,987
5 to 10 years	337,819	5 to 10 years	444,389
10 to 20 years	943,963	10 to 20 years	54,017
Over 20 years	4,603,237	Over 20 years	316,711
	$6,493,287		$1,373,049

Gross loans by geographic concentration were as follows:

September 30, 2012	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	(In thousands)
Washington	$2,604,501	$237,687	$62,052	$71,576	$127,669	$78,446	$232,756	$78,026	$60,226	$71,271	$3,624,210
Oregon	907,462	289,289	12,401	28,023	34,983	19,014	5,849	10	—	7,555	1,304,586
Other	339,226	4,464	—	105	—	—	4,014	79,344	3,209	476	430,838
Idaho	401,987	24,517	4,982	13,800	4,975	11,242	610	86	—	4,748	466,947
Arizona	619,503	66,257	15,605	12,065	21,051	9,597	93,654	5,240	—	21,672	864,644
Utah	469,741	53,707	12,411	9,643	16,103	3,177	482	37	—	6,528	571,829
New Mexico	179,252	19,211	17,682	3,966	3,105	8,804	56,672	3,372	36	14,398	306,498
Texas	145,304	11,236	3,246	1,306	1,804	1,246	12,327	—	—	—	176,469
Nevada	112,288	4,373	—	1,360	2,000	—	—	—	—	294	120,315
	$5,779,264	$710,741	$128,379	$141,844	$211,690	$131,526	$406,364	$166,115	$63,471	$126,942	$7,866,336

PERCENTAGE BY GEOGRAPHIC AREA
September 30, 2012	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	As % of total gross loans
Washington	33.2%	3.0%	0.7%	0.8%	1.7%	1.2%	2.9%	1.0%	0.8%	0.8%	46.1%
Oregon	11.5	3.7	0.2	0.4	0.4	0.2	0.1	—	—	0.1	16.6
Other	4.3	0.1	—	—	—	—	0.1	1.0	—	—	5.5
Idaho	5.1	0.3	0.1	0.2	0.1	0.1	—	—	—	0.1	6.0
Arizona	7.9	0.8	0.2	0.2	0.3	0.1	1.2	0.1	—	0.3	11.1
Utah	6.0	0.7	0.2	0.1	0.2	—	—	—	—	0.1	7.3
New Mexico	2.3	0.2	0.2	0.1	—	0.1	0.7	—	—	0.2	3.8
Texas	1.8	0.1	—	—	—	—	0.2	—	—	—	2.1
Nevada	1.4	0.1	—	—	—	—	—	—	—	—	1.5
	73.5%	9.0%	1.6%	1.8%	2.7%	1.7%	5.2%	2.1%	0.8%	1.6%	100.0%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

PERCENTAGE BY GEOGRAPHIC AREA AS A % OF EACH LOAN TYPE
September 30, 2012	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC
As % of total gross loans
Washington	45.1%	33.5%	48.2%	50.4%	60.3%	59.7%	57.4%	46.9%	94.8%	56.2%
Oregon	15.7	40.7	9.7	19.8	16.5	14.5	1.4	—	—	6.0
Other	5.9	0.6	—	0.1	—	—	1.0	47.8	5.1	0.4
Idaho	7.0	3.4	3.9	9.7	2.4	8.5	0.2	0.1	—	3.7
Arizona	10.7	9.3	12.2	8.5	9.9	7.3	23.0	3.2	—	17.1
Utah	8.1	7.6	9.7	6.8	7.6	2.4	0.1	—	—	5.1
New Mexico	3.1	2.7	13.8	2.8	1.5	6.7	13.9	2.0	0.1	11.3
Texas	2.5	1.6	2.5	0.9	0.9	0.9	3.0	—	—	—
Nevada	1.9	0.6	—	1.0	0.9	—	—	—	—	0.2
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

The following table provides additional information on impaired loans, loan commitments and loans serviced for others:

	September 30, 2012	September 30, 2011
	(In thousands)
Recorded investment in impaired loans	$565,553	$476,822
Impaired loans with allocated reserves	44,167	123,862
Reserves on impaired loans	15,983	41,912
Average balance of impaired loans	523,363	486,665
Interest income from impaired loans	28,366	28,081
Outstanding fixed-rate origination commitments	151,990	67,542
Loans serviced for others	58,673	102,775

The following table sets forth information regarding non-accrual loans held by the Company:

	September 30, 2012		September 30, 2011
	(In thousands)		(In thousands)
Non-accrual loans:
Single-family residential	$131,193	75.7%	$126,624	60.3%
Construction - speculative	10,634	6.1	15,383	7.3
Construction - custom	539	0.3	635	0.3
Land - acquisition & development	13,477	7.8	37,339	17.7
Land - consumer lot loans	5,149	3.0	8,843	4.2
Multi-family	4,185	2.4	7,664	3.6
Commercial real estate	7,653	4.4	11,380	5.4
Commercial & industrial	16	—	1,679	0.8
HELOC	198	0.1	481	0.2
Consumer	383	0.2	437	0.2
Total non-accrual loans	$173,427	100%	$210,465	100%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

The following tables provide an analysis of the age of loans in past due status :

September 30, 2012	Amount of Loans	Days Delinquent Based on $ Amount of Loans					% based on $
Type of Loan	Net of LIP & Chg.-Offs	Current	30	60	90	Total
	(In thousands)
Non-acquired loans
Single-Family Residential	$5,776,002	$5,618,261	$34,035	$16,276	$107,430	$157,741	2.73%
Construction - Speculative	88,849	85,785	142	190	2,732	3,064	3.45
Construction - Custom	107,882	107,215	128	—	539	667	0.62
Land - Acquisition & Development	119,192	106,321	853	1,004	11,014	12,871	10.80
Land - Consumer Lot Loans	141,772	134,560	1,688	375	5,149	7,212	5.09
Multi-Family	676,917	672,263	718	67	3,869	4,654	0.69
Commercial Real Estate	292,261	284,427	699	3,153	3,982	7,834	2.68
Commercial & Industrial	162,802	162,778	8	—	16	24	0.01
HELOC	112,902	112,482	158	64	198	420	0.37
Consumer	63,374	61,405	1,155	431	383	1,969	3.11
Total non-acquired loans	7,541,953	7,345,497	39,584	21,560	135,312	196,456	2.60%

Credit-impaired acquired loans
Single-Family Residential	342	342	—	—	—	—	—%
Construction - Speculative	1,889	1,889	—	—	—	—	—
Construction - Custom	—	—	—	—	—	—	—
Land - Acquisition & Development	3,702	3,219	365	—	118	483	13.05
Land - Consumer Lot Loans	—	—	—	—	—	—	—
Multi-Family	601	—	601	—	—	601	100.00
Commercial Real Estate	87,134	78,959	412	2,549	5,214	8,175	9.38
Commercial & Industrial	3,292	3,054	238	—	—	238	7.23
HELOC	14,040	13,950	—	90	—	90	0.64
Consumer	97	95	2	—	—	2	2.06
Total credit-impaired acquired loans	111,097	101,508	1,618	2,639	5,332	9,589	8.63%

Total loans	$7,653,050	$7,447,005	$41,202	$24,199	$140,644	$206,045	2.69%
Most loans restructured in troubled debt restructurings ("TDRs") are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of from 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period. Principal forgiveness is not an available option for restructured loans. As of September 30, 2012 single-family residential loans comprised 83% of restructured loans.
The Bank reserves for restructured loans within its allowance for loan loss methodology by taking into account the following performance indicators: 1) time since modification, 2) current payment status and 3) geographic area.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

The following tables provides information related to loans that were restructured:

	September 30, 2012			September 30, 2011
		Pre-Modification	Post-Modification		Pre-Modification	Post-Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
	Contracts	Investment	Investment	Contracts	Investment	Investment
		(In thousands)			(In thousands)
Troubled Debt Restructurings:
Single-Family Residential	787	$183,548	$183,548	681	$177,216	$177,216
Construction - Speculative	24	6,703	6,703	12	2,499	2,499
Construction - Custom	1	1,196	1,196	—	—	—
Land - Acquisition & Development	26	5,489	5,489	3	3,909	3,909
Land - Consumer Lot Loans	38	5,237	5,237	62	8,745	8,745
Multi-Family	4	3,104	3,104	9	10,360	10,360
Commercial Real Estate	4	6,224	6,224	—	—	—
Commercial & Industrial	—	—	—	—	—	—
HELOC	5	707	707	1	99	99
Consumer	—	—	—	—	—	—
	889	$212,208	$212,208	768	$202,828	$202,828

	September 30, 2012		September 30, 2011
	Number of	Recorded	Number of	Recorded
	Contracts	Investment	Contracts	Investment
		(In thousands)		(In thousands)
Troubled Debt Restructurings That Subsequently Defaulted:
Single-Family Residential	123	$24,431	103	$27,878
Construction - Speculative	—	—	—	—
Construction - Custom	—	—	—	—
Land - Acquisition & Development	—	—	5	779
Land - Consumer Lot Loans	12	1,402	—	—
Multi-Family	—	—	1	983
Commercial Real Estate	—	—	—	—
Commercial & Industrial	—	—	—	—
HELOC	—	—	—	—
Consumer	—	—	—	—
	135	$25,833	109	$29,640

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

The excess of cash flows expected to be collected over the initial fair value of acquired impaired loans is referred to as the accretable yield and is accreted into interest income over the estimated life of the acquired loans using the effective yield method. Other adjustments to the accretable yield include changes in the estimated remaining life of the acquired loans, changes in expected cash flows and changes of indices for acquired loans with variable interest rates.

The following table shows the changes in accretable yield for acquired impaired loans for the years ended September 30, 2012 and 2011:

	September 30, 2012		September 30, 2011
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
	(In thousands)
Balance at beginning of period	$—	$—	$—	$—
Additions	21,384	93,691	—	—
Reclassification from nonaccretable balance, net	—	—	—	—
Accretion	(4,456)	4,456	—	—
Transfers to REO	—	(2,616)	—	—
Payments received, net	—	(17,918)	—	—
Balance at end of period	$16,928	$77,613	$—	$—

The following table shows loans acquired during 2012 and 2011 for which it was probable at acquisition that all contractually required payments would not be collected:

Western National Bank
December 16, 2011
Contractually required payments of interest and principal	$171,515
Nonaccretable difference	(56,440)
Cash flows expected to be collected (1)	115,075
Accretable yield	(21,384)
Carrying value of acquired loans	$93,691
(1) Represents undiscounted expected principal and interest cash flows

NOTE D    Allowance for Losses on Loans

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

The following table summarizes the activity in the allowance for loan losses for the twelve months ended September 30, 2012 and 2011:

September 30, 2012	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$83,307	$(53,789)	$8,164	$44,133	$81,815
Construction - speculative	13,828	(4,916)	711	2,437	12,060
Construction - custom	623	—	—	(276)	347
Land - acquisition & development	32,719	(16,978)	1,341	(1,484)	15,598
Land - consumer lot loans	5,520	(2,670)	—	2,087	4,937
Multi-family	7,623	(1,393)	504	(1,454)	5,280
Commercial real estate	4,331	(814)	225	(1,786)	1,956
Commercial & industrial	5,099	(249)	2,366	410	7,626
HELOC	1,139	(232)	66	(8)	965
Consumer	2,971	(3,538)	1,480	1,650	2,563
	$157,160	$(84,579)	$14,857	$45,709	$133,147

September 30, 2011	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$47,160	$(38,465)	$3,072	$71,540	$83,307
Construction - speculative	26,346	(13,197)	2,143	(1,464)	13,828
Construction - custom	770	(237)	—	90	623
Land - acquisition & development	61,637	(39,797)	2,271	8,608	32,719
Land - consumer lot loans	4,793	(4,196)	—	4,923	5,520
Multi-family	5,050	(1,950)	71	4,452	7,623
Commercial real estate	3,165	(1,593)	328	2,431	4,331
Commercial & industrial	6,193	(4,733)	1,925	1,714	5,099
HELOC	586	(939)	185	1,307	1,139
Consumer	7,394	(4,602)	1,429	(1,250)	2,971
	$163,094	$(109,709)	$11,424	$92,351	$157,160

The Company recorded a $44,955,000 provision for loan losses during the fiscal year ended September 30, 2012, while a $93,104,000 provision was recorded for the year ended September 30, 2011. The provision for loan losses for 2012 was $44,955,000, which was made up of the $45,709,000 shown above less $754,000 in provision reversal related to covered loans. Non-performing assets (“NPAs”) amounted to $272,905,000, or 2.19%, of total assets at September 30, 2012, compared to $370,294,000, or 2.76%, of total assets one year ago. Covered loans are not classified as non-performing loans because, at acquisition, the carrying value of these loans was adjusted to reflect fair value and are covered under FDIC loss sharing agreements. The reversal of allowance for credit losses related to the acquired loans resulted from increased expectations of future cash flows due to decreased credit losses for certain acquired loan pools. Non-accrual loans decreased from $210,465,000 at September 30, 2011, to $173,427,000 at September 30, 2012, a 17.6% decrease. The Company had net charge-offs of $69,721,000 for the twelve months ended September 30, 2012, compared with $98,285,000 of net charge-offs for the same period one year ago. A loan is charged-off when the loss is estimable and it is confirmed that the borrower will not be able to meet its contractual obligations. $117,164,000 of the allowance was calculated under the formulas contained in our general allowance methodology and the remaining $15,983,000 was made up of specific reserves on loans that were deemed to be impaired at September 30, 2012. For the period ending September 30, 2011, $115,248,000 of the allowance was calculated under the formulas contained in our general allowance methodology and the remaining $41,912,000 was made up of specific reserves on loans that were deemed to be impaired. The primary reasons for the shift in total allowance allocation from specific

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

reserves to general reserves is due to the Company having already addressed many of the problem loans focused in the speculative construction and land A&D portfolios, combined with an increase in delinquencies and elevated charge-offs in the single-family residential portfolio.
The following tables show a summary of loans collectively and individually evaluated for impairment and the related allocation of general and specific reserves as of September 30, 2012 and 2011:

September 30, 2012	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Gross Loans Subject to General Reserve (1)	Ratio	Specific Reserve Allocation	Gross Loans Subject to Specific Reserve (1)	Ratio
	(In thousands)			(In thousands)
Single-family residential	$81,737	$5,694,337	1.4%	$78	$84,584	0.1%
Construction - speculative	9,079	104,312	8.7	2,981	25,325	11.8
Construction - custom	347	211,690	0.2	—	—	—
Land - acquisition & development	6,697	47,294	14.2	8,901	77,383	11.5
Land - consumer lot loans	4,176	138,666	3.0	761	3,178	23.9
Multi-family	2,818	694,140	0.4	2,462	16,000	15.4
Commercial real estate	1,158	292,550	0.4	798	26,660	3.0
Commercial & industrial	7,624	161,689	4.7	2	1,134	0.2
HELOC	965	112,812	0.9	—	90	—
Consumer	2,563	63,374	4.0	—	—	—
	$117,164	$7,520,864	1.6%	$15,983	$234,354	6.8%
 ___________________

(1)	Excludes covered loans & credit impaired acquired loans

September 30, 2011	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Gross Loans Subject to General Reserve (1)	Ratio	Specific Reserve Allocation	Gross Loans Subject to Specific Reserve (1)	Ratio
	(In thousands)			(In thousands)
Single-family residential	$77,441	$6,186,322	1.3%	$5,866	$32,556	18.0%
Construction - speculative	6,969	89,986	7.7	6,859	50,473	13.6
Construction - custom	623	279,851	0.2	—	—	—
Land - acquisition & development	10,489	61,277	17.1	22,230	139,415	15.9
Land - consumer lot loans	4,385	160,906	2.7	1,135	2,240	50.7
Multi-family	3,443	679,823	0.5	4,180	20,850	20.0
Commercial real estate	2,730	268,906	1.0	1,601	34,536	4.6
Commercial & industrial	5,058	106,406	4.8	41	2,926	1.4
HELOC	1,139	115,092	1.0	—	—	—
Consumer	2,971	67,509	4.4	—	—	—
	$115,248	$8,016,078	1.4%	$41,912	$282,996	14.8%
 ___________________

(1)	Excludes covered loans

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

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

•
Special mention – A special mention credit is considered to be currently protected from loss but is potentially weak. No loss of principal or interest is foreseen; however, proper supervision and Management attention is required to deter further deterioration in the credit. Assets in this category constitute some undue and unwarranted credit risk but not to the point of justifying a risk rating of substandard. The credit risk may be relatively minor yet constitutes an unwarranted risk in light of the circumstances surrounding a specific asset.

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

The following tables provide information on loans based on credit quality indicators (defined above) as of September 30, 2012 and 2011:
Credit Risk Profile by Internally Assigned Grade:

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

September 30, 2012	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Non-acquired loans
Single-family residential	$5,588,252	$844	$189,826	$—	$—	5,778,922
Construction - speculative	86,126	10,113	33,398	—	—	129,637
Construction - custom	211,690	—	—	—	—	211,690
Land - acquisition & development	73,661	4,637	46,379	—	—	124,677
Land - consumer lot loans	140,006	223	1,615	—	—	141,844
Multi-family	684,649	5,098	20,393	—	—	710,140
Commercial real estate	278,022	16,282	24,906	—	—	319,210
Commercial & industrial	158,421	1,071	3,331	—	—	162,823
HELOC	112,902	—	—	—	—	112,902
Consumer	62,611	354	409	—	—	63,374
	$7,396,340	$38,622	$320,257	$—	$—	$7,755,219

Credit impaired acquired loans
Pool 1 - Construction and land A&D	$2,466	$—	$3,125	$—	$—	$5,591
Pool 2 - Single-family residential	342	—	—	—	—	342
Pool 3 - Multi-family	—	—	601	—	—	601
Pool 4 - HELOC & other consumer	14,137	—	—	—	—	14,137
Pool 5 - Commercial real estate	53,683	4,308	28,200	963	—	87,154
Pool 6 - Commercial & industrial	1,566	58	733	935	—	3,292
Total credit impaired acquired loans	$72,194	$4,366	$32,659	$1,898	$—	$111,117
Total gross loans	$7,468,534	$42,988	$352,916	$1,898	$—	$7,866,336

Total grade as a % of total gross loans	94.9%	0.6%	4.5%	—%	—%

September 30, 2011	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Single-family residential	$6,047,279	$—	$171,599	$—	$—	$6,218,878
Construction - speculative	56,485	21,035	62,939	—	—	140,459
Construction - custom	279,851	—	—	—	—	279,851
Land - acquisition & development	44,888	44,840	110,964	—	—	200,692
Land - consumer lot loans	162,670	—	476	—	—	163,146
Multi-family	663,582	4,629	32,462	—	—	700,673
Commercial real estate	264,083	4,125	35,234	—	—	303,442
Commercial & industrial	104,171	1,128	1,407	2,245	381	109,332
HELOC	115,092	—	—	—	—	115,092
Consumer	66,512	528	469	—	—	67,509
	$7,804,613	$76,285	$415,550	$2,245	$381	$8,299,074
Total grade as a % of total gross loans	94.1%	0.9%	5.0%	—%	—%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

Credit Risk Profile Based on Payment Activity:

September 30, 2012	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,647,729	97.7%	$131,193	2.3%
Construction - speculative	119,003	91.8	10,634	8.2
Construction - custom	211,151	99.7	539	0.3
Land - acquisition & development	111,200	89.2	13,477	10.8
Land - consumer lot loans	136,695	96.4	5,149	3.6
Multi-family	705,955	99.4	4,185	0.6
Commercial real estate	311,557	97.6	7,653	2.4
Commercial & industrial	162,807	100.0	16	—
HELOC	112,704	99.8	198	0.2
Consumer	62,991	99.4	383	0.6
	$7,581,792	97.8%	$173,427	2.2%

September 30, 2011	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$6,092,254	98.0%	$126,624	2.0%
Construction - speculative	125,076	89.0	15,383	11.0
Construction - custom	279,216	99.8	635	0.2
Land - acquisition & development	163,353	81.4	37,339	18.6
Land - consumer lot loans	154,303	94.6	8,843	5.4
Multi-family	693,009	98.9	7,664	1.1
Commercial real estate	292,062	96.2	11,380	3.8
Commercial & industrial	107,653	98.5	1,679	1.5
HELOC	114,611	99.6	481	0.4
Consumer	67,072	99.4	437	0.6
	$8,088,609	97.5%	$210,465	2.5%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

The following tables provide information on impaired loans based on loan types as of September 30, 2012 and 2011:

September 30, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
With no related allowance recorded:
Single-family residential	$106,955	$124,342	$—		$49,524
Construction - speculative	13,726	16,568	—		13,581
Construction - custom	—	—	—		—
Land - acquisition & development	18,000	30,209	—		16,417
Land - consumer lot loans	1,677	2,185	—		487
Multi-family	8,792	8,991	—		6,935
Commercial real estate	31,190	42,656	—		12,946
Commercial & industrial	1,146	7,363	—		581
HELOC	90	1,066	—		36
Consumer	—	4	—		—
	181,576	233,384	—		100,507
With an allowance recorded:
Single-family residential	317,901	317,901	25,723		305,350
Construction - speculative	12,836	12,836	2,981		12,822
Construction - custom	—	—	—		—
Land - acquisition & development	20,750	20,750	8,901		21,650
Land - consumer lot loans	13,881	13,881	761		13,126
Multi-family	14,153	14,555	2,462		14,279
Commercial real estate	3,722	3,722	798		2,897
Commercial & industrial	—	2	2		22
HELOC	734	734	—		743
Consumer	—	—	—		—
	383,977	384,381	41,628	(1)	370,889
Total:
Single-family residential	424,856	442,243	25,723		354,874
Construction - speculative	26,562	29,404	2,981		26,403
Construction - custom	—	—	—		—
Land - acquisition & development	38,750	50,959	8,901		38,067
Land - consumer lot loans	15,558	16,066	761		13,613
Multi-family	22,945	23,546	2,462		21,214
Commercial real estate	34,912	46,378	798		15,843
Commercial & industrial	1,146	7,365	2		603
HELOC	824	1,800	—		779
Consumer	—	4	—		—
	$565,553	$617,765	$41,628	(1)	$471,396
____________________

(1)	Includes $15,983,000 of specific reserves and $25,645,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

September 30, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
With no related allowance recorded:
Single-family residential	$5,597	$9,575	$—		$5,935
Construction - speculative	8,286	11,026	—		7,374
Construction - custom	—	—	—		—
Land - acquisition & development	22,436	50,970	—		28,168
Land - consumer lot loans	—	—	—		—
Multi-family	3,233	4,508	—		4,058
Commercial real estate	3,462	3,963	—		2,141
Commercial & industrial	—	—	—		—
HELOC	—	—	—		—
Consumer	—	—	—		—
	43,014	80,042	—		47,676
With an allowance recorded:
Single-family residential	331,546	331,546	29,378		261,736
Construction - speculative	29,255	29,255	6,859		26,385
Construction - custom	—	—	—		—
Land - acquisition & development	49,036	49,912	22,230		41,006
Land - consumer lot loans	352	352	1,135		110
Multi-family	17,149	17,149	4,180		12,380
Commercial real estate	6,429	6,429	1,601		3,351
Commercial & industrial	41	41	41		31
HELOC	—	—	—		—
Consumer	—	—	—		—
	433,808	434,684	65,424	(1)	344,999
Total:
Single-family residential	337,143	341,121	29,378		267,671
Construction - speculative	37,541	40,281	6,859		33,759
Construction - custom	—	—	—		—
Land - acquisition & development	71,472	100,882	22,230		69,174
Land - consumer lot loans	352	352	1,135		110
Multi-family	20,382	21,657	4,180		16,438
Commercial real estate	9,891	10,392	1,601		5,492
Commercial & industrial	41	41	41		31
HELOC	—	—	—		—
Consumer	—	—	—		—
	$476,822	$514,726	$65,424	(1)	$392,675

____________________

(1)	Includes $41,912,000 of specific reserves and $23,512,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

NOTE E    INTEREST RECEIVABLE

September 30,	2012	2011
	(In thousands)
Loans receivable	$40,600	$38,997
Mortgage-backed securities	5,187	11,293
Investment securities	1,070	2,042
	$46,857	$52,332

NOTE F    PREMISES AND EQUIPMENT

September 30,		2012	2011
		(In thousands)
	Estimated Useful Life
Land	—	$82,426	$78,282
Buildings	25 - 40	114,106	102,403
Leasehold improvements	7 - 15	7,530	6,919
Furniture, fixtures and equipment	2 - 10	33,522	31,036
		237,584	218,640
Less accumulated depreciation and amortization		(58,739)	(52,047)
		$178,845	$166,593

The Company has non-cancelable operating leases for branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, were as follows: $3.3 million for 2013, $2.6 million for 2014, $2.0 million for 2015, $1.1 million for 2016 and $2.6 million thereafter. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $3,825,000, $3,083,000 and $3,170,000 in 2012, 2011 and 2010, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

NOTE G    CUSTOMER ACCOUNTS

September 30,	2012	2011
	(In thousands)
Checking accounts, .50% and under	$894,639	$779,053
Passbook and statement accounts, .50% and under	314,634	255,396
Insured money market accounts, .01% to .75%	1,737,180	1,627,739
Certificate accounts
Less than 2.00%	4,308,341	4,170,232
2.00% to 2.99%	841,520	1,229,918
3.00% to 3.99%	381,324	418,720
4.00% to 4.99%	98,119	174,854
5.00% to 5.99%	861	9,991
Total certificates	5,630,165	6,003,715
	$8,576,618	$8,665,903
Certificate maturities are as follows:
September 30,	2012	2011
	(In thousands)
Within 1 year	$3,556,701	$3,973,028
1 to 2 years	1,013,450	1,388,885
2 to 3 years	425,559	274,704
Over 3 years	634,455	367,098
	$5,630,165	$6,003,715

Customer accounts over $250,000 totaled $1,036,388,000 as of September 30, 2012 and $921,462,000 as of September 30, 2011.

Interest expense on customer accounts consisted of the following:

Year ended September 30,	2012	2011	2010
	(in thousands)
Checking accounts	$857	$1,908	$2,299
Passbook and statement accounts	574	682	1,100
Insured money market accounts	4,609	7,148	12,121
Certificate accounts	81,506	106,878	131,567
	87,546	116,616	147,087
Less early withdrawal penalties	(607)	(781)	(727)
	$86,939	$115,835	$146,360
Weighted average interest rate at end of year	0.90%	1.14%	1.51%
Weighted daily average interest rate during the year	0.99%	1.32%	1.69%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

NOTE H    FHLB ADVANCES

Maturity dates of FHLB advances were as follows:

September 30,	2012	2011
	(In thousands)
FHLB advances
Within 1 year	—	—
1 to 3 years	100,000	—
4 to 5 years	500,000	1,212,066
More than 5 years	1,280,000	750,000
	$1,880,000	$1,962,066

$450,000,000 of the 2012 advances and $1,150,000,000 of the 2011 advances included in the above table are callable by the FHLB. If these callable advances were to be called at the earliest call dates, the maturities of all FHLB advances would be as follows:

September 30,	2012	2011
	(In thousands)
FHLB advances
Within 1 year	$275,000	$1,100,000
1 to 3 years	275,000	450,000
4 to 5 years	500,000	412,066
More than 5 years	830,000	—
	$1,880,000	$1,962,066

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows:

September 30,	2012	2011	2010
	(In thousands)
Weighted average interest rate at end of year	3.60%	4.10%	4.24%
Weighted daily average interest rate during the year	4.14%	4.35%	4.46%
Daily average of FHLB advances	$1,949,019	$1,883,135	$2,070,843
Maximum amount of FHLB advances at any month end	1,961,895	1,962,616	2,078,695
Interest expense during the year	80,617	81,994	92,402

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

NOTE I        OTHER BORROWINGS

Maturity dates of securities sold under agreements to repurchase (reverse repurchase agreements) and other borrowings were as follows:

September 30,	2012	2011
	(In thousands)
Reverse repurchase agreements and other borrowings:
Within 1 year	$—	$—
1 to 3 years	—	300,000
4 to 5 years	—	300,000
More than 5 years	—	200,000
	$—	$800,000

$0 of the 2012 and $500,000,000 of the 2011 reverse repurchase agreements and other borrowings included in the above table are callable by the counterparty. If these were to be called at the earliest call dates, the maturities of the reverse repurchase agreements and other borrowings would be as follows:

September 30,	2012	2011
	(In thousands)
Reverse repurchase agreements and other borrowings:
Within 1 year	$—	$200,000
1 to 3 years	—	300,000
4 to 5 years	—	300,000
More than 5 years	—	—
	$—	$800,000

Other borrowings on the Consolidated Statements of Financial Condition at September 30, 2012 and 2011 included $0 and $800,000,000, respectively, of reverse repurchase agreements presented in the table above.

The Bank has historically entered into sales of reverse repurchase agreements. Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the three years ended September 30, 2012, all of the Company’s transactions were fixed-coupon reverse repurchase agreements. The dollar amount of securities underlying the agreements remain in the asset accounts. The securities pledged are registered in the Company’s name, and principal and interest payments are received by the Company; however, the securities are held by the designated trustee of the broker. Upon maturity of the agreements, the identical securities pledged as collateral will be returned to the Company.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

Financial data pertaining to the weighted-average cost and the amount of securities sold under agreements to repurchase were as follows:

September 30,	2012	2011	2010
	(Dollars in thousands)
Weighted average interest rate at end of year	—%	3.90%	3.90%
Weighted daily average interest rate during the year	3.71%	3.73%	3.90%
Daily average of securities sold under agreements to repurchase	$692,896	$800,000	$800,000
Maximum securities sold under agreements to repurchase at any month end	800,000	800,000	800,000
Interest expense during the year	25,693	29,867	29,867

Financial data pertaining to the weighted average cost and the amount of other borrowings were as follows:

September 30,	2012	2011	2010
	(Dollars in thousands)
Weighted average interest rate at end of year	—%	—%	—%
Weighted daily average interest rate during the year	—%	—%	4.98%
Daily average of other borrowings	—	$—	$9,479
Maximum other borrowings at any month end	—	—	14,310
Interest expense during the year	—	—	22

NOTE J     INCOME TAXES
The Consolidated Statements of Financial Condition at September 30, 2012 and 2011 include net deferred tax assets (liabilities) of $8,449,000 and $(17,075,000), respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of liabilities and assets. The major sources of these temporary differences and their deferred tax effects were as follows:

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

September 30,	2012	2011
	(In thousands)
Deferred tax assets
Loan loss reserves	$48,932	$56,930
REO reserves	24,003	41,268
Asset Purchase Tax Basis Difference (net)	29,165	27,068
Delinquent accrued interest	5,932	7,380
Other, net	958	1,236
Total deferred tax assets	108,990	133,882
Deferred tax liabilities
FDIC indemnification asset	21,050	24,973
Federal Home Loan Bank stock dividends	35,557	36,161
Valuation adjustment on available-for-sale securities	7,731	49,845
Loan origination costs	12,670	13,098
Depreciation	22,313	24,751
Deferred gain on forward commitments	—	890
Core deposit intangible	1,220	1,239
Total deferred tax liabilities	100,541	150,957
Net deferred tax asset (liability)	8,449	(17,075)
Current tax asset (liability)	14,064	15,540
Net tax asset (liability)	$22,513	$(1,535)
A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,	2012	2011	2010
Statutory income tax rate	35%	35%	35%
IRS tax settlement	—	—	(32)
State income tax	2	2	2
Other differences	(1)	(1)	(1)
Effective income tax rate	36%	36%	4%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2012	2011
	(In thousands)
Balance at October 1,	$4,191	$3,893
Tax positions related to current year:
Additions	—	—
Reductions	—	—
Tax positions related to prior years:
Additions	506	520
Reductions	—	—
Settlements with taxing authorities	—	—
Lapses in statues of limitations	(188)	(222)
Balance at September 30,	$4,509	$4,191

As of 2012 and 2011, the Company's liability for uncertain tax positions was $3.2 million and $3.0 million, respectively. Included in the balance of unrecognized tax benefits at 2012, are $1.1 million of tax benefits that, if recognized, would affect the effective tax rate. The Company records interest and penalties related to uncertain tax positions in income tax expense. As of 2012 and 2011, there were approximately $2.0 million and $1.6 million, respectively, of accrued interest and $0.3 million and $0.3 million, respectively, of accrued penalties.
Based on current information the Company does not expect that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on the results of operations or the financial position of the Company.
The Company's federal income tax returns are open for the tax years 2009 through 2012. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to two years after formal notification to the states. The Company has various state income tax returns in the process of examination, administrative appeals or litigation. The Company's unrecognized tax benefits are related to state returns open from 1999 through 2011.
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

Plan participants may make voluntary after-tax contributions of their considered earnings as defined by the Plan. In addition, participants may make pre-tax contributions up to the statutory limits through the 401(k) provisions of the Plan. The annual addition from contributions to an individual participant's account in this Plan cannot exceed the lesser of 100% of base salary or $49 thousand. Under provisions of the Plan, employees are eligible to participate on the date of hire and become fully vested in the Company's contributions following six years of service. In August 1995 the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows employees to direct a portion of their vested account balance toward the purchase of Company stock. Company contributions to the Plan amounted to $5,400,000, $5,400,000 and $4,800,000 for the years ended 2012, 2011 and 2010, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

NOTE L    STOCK OPTION PLANS

The Company has one equity-based compensation plan which was approved by stockholders and provides for a combination of stock options and stock grants. Option awards are granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms. The Company's policy is to issue new shares upon option exercises. Stockholders authorized 5,000,000 shares of common stock to be reserved pursuant to the 2011 Incentive Plan. Of the 5,000,000 total shares authorized by stockholders under the Plan, 4,626,350 shares remain available for issuance.

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

Year ended September 30,	2012	2011	2010
Annual dividend yield	2.34%	1.89%	1.20%
Expected volatility	31%	30%	26%
Risk-free interest rate	0.77%	2.00%	2.20%
Expected life	4.5 years	4.5 years	4.5 years

A summary of option activity under the Plans as of 2012, and changes during the year then ended is as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2011	2,741,240	$19.97
Granted	3,000	17.07
Exercised	(28,389)	12.57
Forfeited	(415,745)	16.92
Outstanding at September 30, 2012	2,300,106	$20.60	4	$1,269
Exercisable at September 30, 2012	1,685,834	$21.69	3	$602

Miscellaneous information related to stock options is presented below:

	2012	2011	2010
	(Dollars in thousands)
Compensation cost for stock options	$848	$1,087	$1,213
Weighted avg. grant date FV	3.53	3.89	4.43
Total intrinsic value of options exercised	125	259	975
Grant date FV of options exercised	54	312	482
Cash received from option exercises	—	1,630	1,760
Tax benefit realized for option exercises	—	37	227

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

A summary of the status of the Company's nonvested options as of 2012, and changes during the year then ended is as follows:

Nonvested Options	Shares	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2011	1,008,858	$3.02
Granted	3,000	3.53
Vested	(310,591)	2.59
Forfeited	(86,995)	3.28
Outstanding at September 30, 2012	614,272	$3.20

As of September 30, 2012, unrecognized compensation cost for stock options, net of forfeitures, totaled $1,352,000, which is expected to be recognized over a weighted average remaining period of 1.7 years.
The Company also grants shares of restricted stock pursuant to its plans. These shares of restricted stock vest over a period of one to seven years. The Company has issued a total of 630,735 shares of restricted stock, with a fair market value at the date of grant of $10.7 million As of 2012, 189,609 shares remained restricted. The Company accounts for restricted stock grants by recording the fair value of the grant to compensation expense over the vesting period. Compensation expense related to restricted stock was $1,992,000, $1,537,000 and $1,055,000 for the years ended 2012, 2011 and 2010, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

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

As of September 30, 2012 and 2011 , the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categorization.

	Actual		Capital Adequacy Guidelines		Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Capital	Ratio	Capital	Ratio
September 30, 2012	(In thousands)
Total capital to risk-weighted assets	$1,653,760	27.29%	$484,822	8.00%	$606,028	10.00%
Tier I capital to risk-weighted assets	1,577,280	26.03	NA	NA	363,617	6.00
Core capital to adjusted tangible assets	1,577,280	12.92	NA	NA	610,556	5.00
Core capital to total assets	1,577,280	12.92	366,334	3.00	NA	NA
Tangible capital to tangible assets	1,577,280	12.92	183,167	1.50	NA	NA
September 30, 2011
Total capital to risk-weighted assets	$1,624,817	24.68%	$526,765	8.00%	$658,456	10.00%
Tier I capital to risk-weighted assets	1,543,438	23.44	NA	NA	395,074	6.00
Core capital to adjusted tangible assets	1,543,438	11.82	NA	NA	652,672	5.00
Core capital to total assets	1,543,438	11.82	391,603	3.00	NA	NA
Tangible capital to tangible assets	1,543,438	11.82	195,802	1.50	NA	NA

At periodic intervals, the OCC, the Federal Reserve and the Federal Deposit Insurance Corporation (FDIC) routinely examine the Company's and the Bank's financial statements as part of their oversight. Based on their examinations, these regulators can direct that the Company's or Bank's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent examination which concluded in June, 2012.

The Company has an ongoing stock repurchase program. 2,895,484 shares were repurchased during 2012 at a weighted average cost of $14.48. In 2011, 3,804,800 shares were repurchased during the year at a weighted average price of $15.68. As of September 30, 2012, management had authorization from the Board of Directors to repurchase up to 6,188,030 additional shares.

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
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

materially affect the estimated fair value amounts presented, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, estimates of fair value subsequent to that date may differ significantly from the amounts presented below.

		2012		2011
	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(In thousands)
Financial assets
Cash and cash equivalents	1	$751,430	$751,430	$816,002	$816,002
Available-for-sale securities:	2
Equity securities			—	—	—
Obligations of U.S. government		183,560	183,560	190,527	190,527
Obligations of states and political subdivisions		24,844	24,844	23,568	23,568
Obligations of foreign governments		—	—	—	—
Corporate debt securities		403,325	403,325	29,959	29,959
Mortgage-backed securities
Agency pass-through certificates		1,169,976	1,169,976	3,011,090	3,011,090
Other debt securities		—	—	—	—
Total available-for-sale securities		1,781,705	1,781,705	3,255,144	3,255,144
Held-to-maturity securities:	2
Equity securities		—	—	—	—
Obligations of U.S. government		—	—	—	—
Obligations of states and political subdivisions		795	802	1,950	2,023
Obligations of foreign governments		—	—	—	—
Corporate debt securities		—	—	—	—
Mortgage-backed securities
Agency pass-through certificates		1,190,692	1,216,421	45,086	48,593
Other debt securities		—	—	—	—
Total held-to-maturity securities		1,191,487	1,217,223	47,036	50,616
Loans receivable	3	7,451,998	7,949,892	7,935,877	8,479,307
Covered loans	3	288,376	289,754	382,183	375,027
FDIC indemnification asset	3	87,571	85,846	98,871	101,751
FHLB stock	2	149,840	149,840	151,755	151,755
Financial liabilities
Customer accounts	2	8,576,618	8,406,432	8,665,903	8,557,357
FHLB advances and other borrowings	2	1,880,000	2,110,223	2,762,066	3,038,127

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
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

Statements of Financial Condition
September 30,	2012	2011
	(In thousands)
Assets
Cash	$61,926	$27,699
Investment in subsidiary	1,846,375	1,885,498
Other Assets	1	37
Dividend receivable	—	—
Total assets	$1,908,302	$1,913,234
Liabilities
Borrowed money	$—	$—
Dividend payable and other liabilities	8,550	6,700
Other liabilities	—	1
Total liabilities	8,550	6,701
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,950,223 and 129,853,534 shares issued; 106,177,615 and 108,976,410 shares outstanding	$129,950	$129,854
Paid-in capital	1,586,295	1,582,843
Accumulated other comprehensive income (loss), net of tax	13,306	85,789
Treasury stock, at cost; 23,772,608 and 20,877,124 shares	(310,579)	(268,665)
Retained earnings	480,780	376,712
Total stockholders’ equity	1,899,752	1,906,533
Total liabilities and stockholders’ equity	$1,908,302	$1,913,234

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

Statements of Operations
Year ended September 30,	2012	2011	2010
	(In thousands)
Income
Dividends from subsidiary	$106,234	$100,600	$—
Other	—	—	14
Total Income	106,234	100,600	14
Expense
Miscellaneous	564	626	1,046
Total expense	564	626	1,046

Net income before equity in undistributed net income of subsidiary	105,670	99,974	(1,032)
Equity in undistributed net income of subsidiary	32,513	11,167	119,324
Income before income taxes	138,183	111,141	118,292
Income tax benefit	—	—	361
Net income	$138,183	$111,141	$118,653

Statements of Cash Flows	2012	2011	2010
	(In thousands)
Cash Flows From Operating Activities
Net income	$138,183	$111,141	$118,653
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(32,513)	(4,382)	(119,324)
Decrease (increase) in dividend receivable	—	—	—
Decrease (increase) in other assets	36	(37)	1,309
Increase (decrease) in other liabilities	2,508	1,121	(421)
Net cash provided by (used in) operating activities	108,214	107,843	217
Cash Flows From Financing Activities
Proceeds from exercise of common stock options and related tax benefit	357	1,686	1,940
Proceeds from Employee Stock Ownership Plan	—	—	—
Net proceeds from follow on stock offering			—
Downstream stock offering proceeds to the Bank	—	—	—
Proceeds from issuance of preferred stock and warrants
Preferred stock redeemed
Increase (decrease) in borrowings	—	—	(14,310)
Treasury stock purchased	(41,914)	(59,680)	—
Dividends paid on preferred stock
Dividends paid on common stock	(32,430)	(26,796)	(22,450)
Net cash used by financing activities	(73,987)	(84,790)	(34,820)
Increase (decrease) in cash	34,227	23,053	(34,603)
Cash at beginning of year	27,699	4,646	39,249
Cash at end of year	$61,926	$27,699	$4,646

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

NOTE P    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of the unaudited interim results of operations by quarter for the years ended September 30, 2012 and 2011:

Year Ended September 30, 2012	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$155,926	$154,581	$145,384	$134,380
Interest expense	52,212	49,979	48,849	42,209
Net interest income	103,714	104,602	96,535	92,171
Provision for loan losses	11,210	18,000	10,366	5,379
Other operating income (REO expense)	(5,923)	3,446	4,736	4,439
Other operating expense	34,365	36,812	35,964	35,713
Income before income taxes	52,216	53,236	54,941	55,518
Income taxes	18,798	19,165	19,778	19,987
Net income	$33,418	$34,071	$35,163	$35,531
Basic earnings per share	$0.31	$0.32	$0.33	$0.33
Diluted earnings per share	0.31	0.32	0.33	0.33
Cash dividends per share	0.08	0.08	0.08	0.08
Return of average assets	0.98%	1.00%	1.04%	1.10%

Year Ended September 30, 2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$165,590	$158,539	$161,531	$158,975
Interest expense	60,856	56,984	55,399	54,457
Net interest income	104,734	101,555	106,132	104,518
Provision for loan losses	26,000	30,750	21,000	15,354
Other operating income (REO expense)	(6,127)	2,866	(3,894)	(6,962)
Other operating expense	34,279	33,321	34,174	34,285
Income before income taxes	38,328	40,350	47,064	47,917
Income taxes	13,798	14,526	16,943	17,251
Net income	$24,530	$25,824	$30,121	$30,666
Basic earnings per share	$0.22	$0.23	$0.27	$0.28
Diluted earnings per share	0.22	0.23	0.27	0.28
Cash dividends per share	0.06	0.06	0.06	0.06
Return of average assets	0.73%	0.77%	0.90%	0.91%

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
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

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
We have established and documented the Company's process for determining the fair values of our assets and liabilities, where applicable. Fair value is based on quoted market prices, when available, for identical or similar assets or liabilities. In the absence of quoted market prices, fair value is determined using valuation models or third-party appraisals. The following is a description of the valuation methodologies used to measure and report the fair value of financial assets and liabilities on a recurring or nonrecurring basis:
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

The following table presents the balance of assets measured at fair value on a recurring basis at September 30, 2012:

	Fair Value at September 30, 2012
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	$—	$541	$—	$541
Obligations of U.S. government	—	183,018	—	183,018
Obligations of states and political subdivisions	—	24,844	—	24,844
Obligations of foreign governments	—	—	—	—
Corporate debt securities	—	403,326	—	403,326
Agency pass through mortgage-backed securities	—	1,169,976	—	1,169,976
Other debt securities	—	—	—	—
Balance at end of period	$—	$1,781,705	$—	$1,781,705

There were no transfers between, into and/or out of Levels 1, 2 or 3 during the year ended September 30, 2012.
Measured on a Nonrecurring Basis
Impaired Loans & Real Estate Held for Sale
From time to time, and on a nonrecurring basis, fair value adjustments to collateral-dependent loans and real estate held for sale are recorded to reflect write-downs of principal balances based on the current appraised or estimated value of the collateral. When management determines that the fair value of the collateral or the real estate held for sale requires additional adjustments, either as a result of a non-current appraisal value or when there is no observable market price, the Company classifies the impaired loan or real estate held for sale as Level 3. Level 3 assets recorded at fair value on a nonrecurring basis at September 30, 2012, included loans for which a specific reserve allowance was established or a partial charge-off was recorded based on the fair value of collateral, as well as covered REO and real estate held for sale for which fair value of the properties was less than the cost basis.
Real estate held for sale consists principally of properties acquired through foreclosure.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

The following table presents the aggregated balance of assets measured at estimated fair value on a nonrecurring basis for the year ended September 30, 2012, and the total losses resulting from those fair value adjustments for the quarter and year ended September 30, 2012. The following estimated fair values are shown gross of estimated selling costs:

	Through September 30, 2012				Quarter Ended September 30, 2012	Year Ended September 30, 2012
	Level 1	Level 2	Level 3	Total	Total Losses
	(In thousands)
Impaired loans (1)	$—	$—	$179,626	$179,626	$6,259	$42,550
Covered REO (2)	—	—	39,540	39,540	295	2,419
Real estate held for sale (2)	—	—	195,930	195,930	17,876	78,976
Balance at end of period	$—	$—	$415,096	$415,096	$24,430	$123,945
 ___________________

(1)	The losses represents remeasurements of collateral-dependent loans.

(2)	The losses represents aggregate writedowns and charge-offs on real estate held for sale.
There were no liabilities carried at fair value, measured on a recurring or nonrecurring basis, at September 30, 2012.
The following describes the process used to value Level 3 assets measured on a nonrecurring basis:
Impaired loans - The Company adjusts the carrying amount of impaired loans when there is evidence of probable loss and the expected fair value of the loan is less than its contractual amount. The amount of the impairment may be determined based on the estimated present value of future cash flows or the fair value of the underlying collateral. Impaired loans with a specific reserve allowance based on cash flow analysis or the value of the underlying collateral are classified as Level 3 assets.
The evaluations for impairment are prepared by the Problem Loan Review Committee, which is chaired by the Chief Credit Officer and includes the Loan Review manager and Special Credits manager, as well as senior credit officers, division managers and group executives, as applicable. These evaluations are performed in conjunction with the quarterly allowance for loan loss ("ALLL") process.
Applicable loans are evaluated for impairment on a quarterly basis. Loans included in the previous quarter's review are reevaluated and if their values are materially different from the prior quarter evaluation, the underlying information (loan balance and collateral value) are compared. Material differences are evaluated for reasonableness and discussions are held between the relationship manager and their division manager to understand the difference and determine if any adjustment is necessary. The inputs are developed and substantiated on a quarterly basis, based on current borrower developments, market conditions and collateral values. The following method is used to value impaired loans:

•
The fair value of the collateral, which may take the form of real estate or personal property, is based on internal estimates, field observations, assessments provided by third-party appraisers and other valuation models. The Company performs or reaffirms valuations of collateral-dependent impaired loans at least annually. Adjustments are made if management believes that more recent information is available and relevant with respect to the fair value of the collateral.

Real estate held for sale ("REO") - These assets are valued based on inputs such as appraisals and third-party price opinions, less estimated selling costs. Assets that are acquired through foreclosure are recorded initially at the lower of the loan balance or fair value at the date of foreclosure. After foreclosure, valuations are updated periodically, and current market conditions my require the assets to be written down further to a new cost basis. The following method is used to value real estate held for sale:

•
When a loan is reclassified from loan status to real estate held for sale due to the Company taking possession of the collateral, a Special Credits officer, along with the Special Credits manager, obtains a valuation, which may include a third-party appraisal, which is used to establish the fair value of the underlying collateral. The determined fair value, to the extent it does not exceed the carrying value of the loan, becomes the carrying value of the REO asset. In addition to the valuations from independent third-party sources, the carrying balance of REO assets are written down once a bona fide offer is contractually accepted, through execution of a Purchase and Sale Agreement, where the

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

accepted price is lower than the current balance of the particular REO asset. The fair value of REO assets is re-evaluated quarterly and the REO asset is adjusted to reflect the lower of cost or fair value as necessary.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

NOTE R    Covered Assets
Covered assets represent loans and real estate held for sale acquired from the FDIC that are subject to loss sharing agreements and were $317,925,000 as of September 30, 2012, versus $438,566,000 as of September 30, 2011.

The Company evaluated the acquired loans for impairment. Loans are accounted for under ASC 310-30 when there is evidence of credit deterioration since origination and for which it is probable, at acquisition, that the Company would be unable to collect all contractually required payments. The following table reflects the carrying value of all acquired impaired and non-impaired loans as of September 30, 2012 and 2011:

	September 30, 2012			September 30, 2011
	Acquired Impaired Loans	Acquired Non-impaired Loans	Total	Acquired Impaired Loans	Acquired Non-impaired Loans	Total
	(In thousands)
Single-family residential	$7,699	$35,676	$43,375	$9,235	$46,214	$55,449
Construction – speculative	4,519	90	4,609	8,006	1,315	9,321
Construction – custom	1,196	—	1,196	2,799	—	2,799
Land – acquisition & development	22,747	11,430	34,177	32,159	15,058	47,217
Land – consumer lot loans	497	498	995	499	654	1,153
Multi-family	4,698	27,645	32,343	9,333	34,906	44,239
Commercial real estate	83,784	121,592	205,376	101,599	148,464	250,063
Commercial & industrial	18,504	13,023	31,527	35,993	22,881	58,874
HELOC	309	17,971	18,280	1,829	21,730	23,559
Consumer	659	918	1,577	1,485	1,199	2,684
Total covered loans	$144,612	$228,843	$373,455	$202,937	$292,421	$495,358
Allowance for losses	—	—	—	(3,766)	—	(3,766)
	$144,612	$228,843	$373,455	$199,171	$292,421	$491,592
Discount			(85,079)			(109,409)
Covered loans, net			$288,376			$382,183

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

Changes in the carrying amount and accretable yield for acquired impaired and non-impaired loans were as follows for the fiscal years ended September 30, 2012 and 2011:

	September 30, 2012				September 30, 2011
	Acquired Impaired		Acquired Non-impaired		Acquired Impaired		Acquired Non-impaired
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
	(In thousands)				(In thousands)
Balance at beginning of period	$37,072	$116,061	$30,370	$269,888	$27,019	$190,530	$39,813	$343,944
Additions	—	—	—	—	—	—	—	—
Reclassification from nonaccretable balance, net	34,690	—	—	—	24,025	—	—	—
Accretion	(20,860)	20,860	(6,581)	6,581	(13,972)	13,972	(9,443)	9,443
Transfers to REO	—	(15,905)	—	—	—	(54,638)	—	—
Payments received, net	—	(46,063)	—	(63,046)	—	(33,803)	—	(83,499)
Balance at end of period	$50,902	$74,953	$23,789	$213,423	$37,072	$116,061	$30,370	$269,888
At September 30, 2012, none of the acquired impaired or non-impaired loans were classified as non-performing assets. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans. The allowance for credit losses related to the acquired loans results from decreased expectations of future cash flows due to increased credit losses for certain acquired loan pools.
The outstanding principal balance of acquired loans was $373,455,000 and $491,592,000 as of September 30, 2012 and September 30, 2011, respectively. The discount balance related to the acquired loans was $85,079,000 and $109,409,000 as of September 30, 2012 and September 30, 2011, respectively.
The following table shows the year to date activity for the FDIC indemnification asset:

	September 30, 2012	September 30, 2011
	(In thousands)
Balance at beginning of period	$101,634	$131,128
Additions	3,284	10,470
Payments received	(3,456)	(32,828)
Amortization	(15,510)	(10,239)
Accretion	1,619	3,103
Balance at end of period	$87,571	$101,634

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

The following tables provide information on covered loans based on credit quality indicators (defined in Note A) as of September 30, 2012:
Credit Risk Profile by Internally Assigned Grade:

	Internally Assigned Grade					Total Net Loans
	Pass	Special mention	Substandard	Doubtful	Loss
	(In thousands)
Purchased non-credit impaired loans:
Single-family residential	$32,272	$—	$3,404	$—	$—	$35,676
Construction - speculative	90	—	—	—	—	90
Construction - custom	—	—	—	—	—	—
Land - acquisition & development	3,440	1,970	6,020	—	—	11,430
Land - consumer lot loans	498	—	—	—	—	498
Multi-family	24,898	—	2,747	—	—	27,645
Commercial real estate	89,530	298	31,764	—	—	121,592
Commercial & industrial	7,146	510	5,367	—	—	13,023
HELOC	17,971	—	—	—	—	17,971
Consumer	918	—	—	—	—	918
	176,763	2,778	49,302	—	—	228,843
Total grade as a % of total net loans	77.3%	1.2%	21.5%	—%	—%

Purchased credit impaired loans:
Pool 1 - Construction and land A&D	9,795	5,301	35,857	—	—	50,953
Pool 2 - Single-family residential	669	—	2,953	—	—	3,622
Pool 3 - Multi-family	—	—	2,996	—	—	2,996
Pool 4 - HELOC & other consumer	1,094	—	3,096	—	—	4,190
Pool 5 - Commercial real estate	404	25,785	41,403	—	—	67,592
Pool 6 - Commercial & industrial	3,787	1,006	10,466	—	—	15,259
	$15,749	$32,092	$96,771	$—	$—	$144,612
					Total covered loans	373,455
					Discount	(85,079)
					Allowance	$—
					Covered loans, net	$288,376

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011 AND 2010

The following table provides an analysis of the age of purchased non-credit impaired loans in past due status for the period ended September 30, 2012.

	Amount of Loans Net of LIP & Chg.-Offs	Days Delinquent Based on $ Amount of Loans					% based on $
Type of Loans		Current	30	60	90	Total
	(In thousands)
Single-family residential	$35,676	$32,601	$2,075	$—	$1,000	$3,075	8.62%
Construction - speculative	90	90	—	—	—	—	NM
Construction - custom	—	—	—	—	—	—	NM
Land - acquisition & development	11,430	9,922	—	—	1,508	1,508	13.19%
Land - consumer lot loans	498	385	—	—	113	113	22.69%
Multi-family	27,645	26,137	—	—	1,508	1,508	5.45%
Commercial real estate	121,592	115,206	17	4,447	1,922	6,386	5.25%
Commercial & industrial	13,023	9,513	—	69	3,441	3,510	26.95%
HELOC	17,971	17,440	97	50	384	531	2.95%
Consumer	918	916	—	1	1	2	0.22%
	$228,843	$212,210	$2,189	$4,567	$9,877	$16,633	7.27%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2012 ANNUAL REPORT

NOTE S    Subsequent Event

South Valley Bancorp, Inc. On April 4, 2012, the Company and South Valley Bancorp, Inc. (“South Valley”) announced the signing of a definitive merger agreement. The merger agreement calls for the merger of South Valley with and into the Company, followed by the merger of South Valley's wholly owned subsidiary, South Valley Bank & Trust, into the Company's wholly owned subsidiary, Washington Federal. Under the terms of the definitive merger agreement, Washington Federal issued 1,995,936 shares and paid $10.4 million in cash consideration. Aggregate consideration, cash and stock combined, totaled $44 million. The transaction closed on October 31, 2012. The combined company has 190 offices in eight western states with total assets of approximately $13.3 billion and total deposits of approximately $9.3 billion.

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
The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of September 30, 2012. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Company's management believes that as of September 30, 2012, the Company's internal control over financial reporting was effective based on those criteria.
The Company's independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on the Company's internal control over financial reporting and their report follows.

November 19, 2012
Roy M. Whitehead
Chairman, President and
Chief Executive Officer

Brent J. Beardall
Executive Vice President and
Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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
In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A to the financial statements, the Company has presented a new statement of comprehensive income for each of the three years in the period ended September 30, 2012, due to the adoption of Accounting Standards Update 2011-05, Comprehensive Income (Topic 220) - Presentation of Comprehensive Income.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of September 30, 2012, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 19, 2012 expressed an unqualified opinion on the Company's internal control over financial reporting.

Seattle, Washington
November 19, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROLS
To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the internal control over financial reporting of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management's assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assertion and our audit of the Company's internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Office of the Comptroller of the Currency Instructions for Call Reports for Balance Sheet on schedule RC, Income Statement on schedule RI, and Changes in Bank Equity Capital on schedule RI-A. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report's on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control over financial reporting based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2012, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2012, of the Company and our report dated November 19, 2012, expressed an unqualified opinion on those consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the presentation of a new statement of comprehensive income for each of the three years in the period ended September 30, 2012, due to the adoption of Accounting Standards Update 2011-05, Comprehensive Income (Topic 220) - Presentation of Comprehensive Income).
Seattle, Washington
November 19, 2012

Performance Graphs

The following graphs compare the cumulative total return to Washington Federal stockholders (stock price appreciation plus reinvested dividends) to the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended September 30, 2012 and since Washington Federal first became a publicly traded company on November 9, 1982, respectively. The graphs assume that $100 was invested on September 30, 2007 and November 9, 1982, respectively, in Washington Federal Common Stock, the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index, and that all dividends were reinvested. Management of Washington Federal cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
WAFD
Nasdaq
Nasdaq-Fin

$140
$120
$100
$80
$60
$40
$20
$-
Sep-07
Sep-08
Sep-09
Sep-10
Sep-11
Sep-12
WAFD STOCK
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
held on January 16, 2013, at 2 p.m., Pacific Time at
Red Lion Hotel, 1415 5th Avenue,
Seattle, Washington

Form 10-K
To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company. This report and all SEC filings of the Company are available through the Company's website:

www.washingtonfederal.com

Stock

Information	Washington Federal, Inc. is traded on the NASDAQ Global Select Market. The common stock symbol is WAFD. At September 30, 2012, there were approximately 1,691 stockholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2010	$17.00	$14.63	$0.06
March 31, 2011	18.52	16.69	0.06
June 30, 2011	17.40	14.98	0.06
September 30, 2011	17.43	12.74	0.06
December 31, 2011	14.10	12.39	0.08
March 31, 2012	17.18	14.31	0.08
June 30, 2012	18.25	15.40	0.08
September 30, 2012	17.14	15.53	0.08

Our Board of Directors' dividend policy is to review our financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders.

DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS	EXECUTIVE MANAGEMENT COMMITTEE

ROY M. WHITEHEAD Chairman, President and Chief Executive Officer	ROY M. WHITEHEAD Chairman, President and Chief Executive Officer
DEREK L. CHINN Former President and Chief Executive Officer, United Savings and Loan Bank	BRENT J. BEARDALL Executive Vice President and Chief Financial Officer
JOHN F. CLEARMAN Former Chief Financial Officer, Milliman USA, Inc.	LINDA S. BROWER Executive Vice President Human Resources, Deposit Operations and Marketing
DAVID K. GRANT Managing Partner of Catalyst Storage Partners. Former Chief Executive Officer of Shurgard Storage Centers, Inc.	EDWIN C. HEDLUND Executive Vice President Mortgage & Consumer Lending and Corporate Secretary
ANNA C. JOHNSON Senior Partner Scan East West Travel	JACK B. JACOBSON Executive Vice President Commercial Real Estate
THOMAS J. KELLEY Retired Partner, Arthur Andersen LLP	THOMAS E. KASANDERS Executive Vice President Business Banking
LIANE J. PELLETIER Former Chief Executive Officer, President and Chairman of Alaska Communications	SIMON E. POWLEY Senior Vice President Retail Banking
CHARLES R. RICHMOND Former Executive Vice President, Washington Federal	MARK A. SCHOONOVER Executive Vice President Chief Credit Officer
BARBARA L. SMITH, PhD. Owner, B. Smith Consulting Group	ANGELA D. VEKSLER Executive Vice President Chief Information Officer
MARK N. TABBUTT Chairman of Saltchuk Resources
RANDALL H. TALBOT Managing Director of Talbot Financial, LLC. Former President, Chief Executive Officer and Director of Symetra Financial Corporation, Inc.

DIRECTOR EMERITUS
W. ALDEN HARRIS