Form 10-K, Exhibit 13
period 2013-09-30
WASHINGTON FEDERAL INC
filed 2013-11-26
CIK 936528

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2013 ANNUAL REPORT

Company History
Letter to Shareholders
Management's Discussion and Analysis
Selected Financial Data
Audited Financial Statements
Notes to the Financial Statements
Management Report on Internal Controls
Audit Opinions
Stock Performance Graphs
General Corporate Information

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2013 ANNUAL REPORT

A SHORT HISTORY
Washington Federal, Inc. ("Company" or "Washington Federal") is a bank holding company headquartered in Seattle, Washington. Its principal subsidiary is Washington Federal, National Association ("Bank"), which operates 182 offices in eight western states.
The Company had its origin on April 24, 1917, as Ballard Savings and Loan Association. In 1935, the state-chartered Company converted to a federal charter, became a member of the Federal Home Loan Bank ("FHLB") system and obtained federal deposit insurance. In 1958, Ballard Federal Savings and Loan Association merged with Washington Federal Savings and Loan Association of Bothell, and the latter name was retained for wider geographical acceptance. In 1971, Seattle Federal Savings and Loan Association, with three offices, merged into the Company, and at the end of 1978 was joined by the 10 offices of First Federal Savings and Loan Association of Mount Vernon.
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
In 2000, the Company expanded into Las Vegas, opening its first branch in Nevada along with two branches in Arizona. In 2001, the Company opened two additional branches in Arizona and its first branch in Texas, with an office in the Park Cities area of Dallas. In 2002, five branches were opened in existing markets. In 2003, the Company purchased United Savings and Loan Bank with its four branches in Seattle, added one new branch in Puyallup, Washington, and consolidated one branch in Nampa, Idaho. In 2005, the Company consolidated two branches in Mount Vernon, Washington, into one and opened branches in Plano, Texas, and West Bend, Oregon. In 2006, the Company opened locations in Klamath Falls and Medford, Oregon, and Richardson, Texas and added another location in Las Vegas, Nevada.
The Company acquired First Federal Banc of the Southwest, Inc., the holding company for First Federal Bank located in Roswell, New Mexico, on February 13, 2007. First Federal Bank had 13 branch locations, 11 in New Mexico and two in El Paso, Texas. The Company acquired First Mutual Bancshares, Inc. (“First Mutual”), the holding company for First Mutual Bank, on February 1, 2008. First Mutual had 12 branches primarily located on the eastside of the Seattle area. The Company also opened a location in Redmond, Oregon, in 2009. During 2010, the Company opened two new locations, one in Las Vegas, Nevada, and the other in Prescott Valley, Arizona.
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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2013 ANNUAL REPORT

On October 14, 2011, the Company acquired six branch locations, four in Albuquerque, New Mexico, and two in Santa Fe, New Mexico, from Charter Bank. On December 16, 2011, the Company acquired one branch, along with certain assets and liabilities, including most of the loans and deposits, of Western National Bank, headquartered in Phoenix, Arizona (“WNB”) from the FDIC in an FDIC-assisted transaction. On October 31, 2012, the Company acquired South Valley Bancorp, Inc. ("South Valley"), the holding company for South Valley Bank & Trust headquartered in Klamath Falls, Oregon. The 24 South Valley branches acquired in the transaction are located in central and southern Oregon.

On July 18, 2013, the Bank entered into a series of related Purchase and Assumption Agreements for the acquisition of deposits from Bank of America, National Association. These acquisitions represent a total of 51 branches located in Eastern Washington, Idaho, Oregon and New Mexico. The New Mexico branches were acquired on November 2, 2013 and the remaining branches located in the Northwest will be closed on December 6, 2013.
The Company obtains its funds primarily through deposits from the general public, repayments of loans, borrowings and retained earnings. These funds are used largely to make loans to individuals and businesses, including loans for the purchase of new and existing homes, construction and land loans, commercial real estate loans, commercial and industrial loans.

FINANCIAL HIGHLIGHTS

September 30,	2013	2012	% Change
	(In thousands, except per share data)
Assets	$13,082,859	$12,472,944	+4.9%
Cash and cash equivalents	203,563	751,430	(72.9)
Investment securities	1,109,772	612,524	+81.2
Loans receivable, net	7,528,030	7,451,998	+1.0
Covered loans, net	295,947	288,376	+2.6
Mortgage-backed securities	2,905,842	2,360,668	+23.1
Customer accounts	9,090,271	8,576,618	+6.0
FHLB advances and other borrowings	1,930,000	1,880,000	+2.7
Stockholders’ equity	1,937,635	1,899,752	+2.0
Net income available to common shareholders	151,505	138,183	+9.6
Diluted earnings per share	1.45	1.29	+12.4
Dividends per share	0.36	0.32	+12.5
Stockholders’ equity per share	18.91	17.89	+5.7
Shares outstanding	102,485	106,178	(3.5)
Return on average stockholders’ equity	7.88%	7.23%	NM
Return on average assets	1.17	1.03	NM
Efficiency ratio (1)	40.90	34.54	NM

(1)	Calculated as total operating costs divided by net interest income, plus other income (excluding investment gains)
NM – not meaningful

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2013 ANNUAL REPORT

TO OUR STOCKHOLDERS

Fellow Stockholder,
It is my distinct privilege to report that in 2013 your company completed its ninety-sixth year in business with record results. Net income for the year totaled $151,505,000, which represents a 9.6% increase over prior year earnings of $138,183,000. Earnings per share grew even further, from $1.29 to $1.45, amounting to a 12.4% increase. It is most gratifying though to report that the Company’s favorable performance was rewarded with a 24% increase in the value of your shares during the year.
Management can take some credit for these outcomes; however, in good times or bad, much is always attributable to the overall state of the economy. Last year, business conditions in all our markets improved. Most conspicuously, credit costs, which are those expenses related to the resolution of problem loans and foreclosed assets, declined dramatically once again last year. A healthier economic environment also pushed asset values higher and improved the ability and willingness of many borrowers to repay. As shown in the inset chart, overall credit costs have declined by 98% over the past three years, including a $51 million reduction in 2013.
The reduction in credit costs was timely because net interest income, which is the difference between interest earned and interest paid, was under pressure throughout the year. Net interest income is the primary source of profits for our company and the continuation of near-record low interest rates drove a $17 million decline in that key metric from the prior year. Low interest rates did have an upside though. Combined with the modestly improved economic outlook, they motivated borrowers to launch more new projects and to refinance existing debt; consequently, overall loan originations increased by 41% from the prior year. The majority of originations came in the second half of the year after long-term rates edged higher. Because we are a portfolio lender and hold all loans we make on our own books, higher rates allow us to be more confident about originating longer-term loans, including consumer mortgages.
Good progress was also made toward our stated goal to remix deposits in favor of transaction accounts, which we believe to be a stable funding source that will be less price-sensitive when rising interest rates develop. During the year, transaction account balances increased by $594 million, or 20%, and currently account for 39% of total deposits. A pending acquisition, discussed below, will take the mix of transaction accounts to nearly half of total deposits, and reduce the Company’s reliance on certificates of deposit for funding even further.
Transaction accounts also provide reliable and consistent fee income. Fees charged for commercial treasury management services are quite competitive and offer limited room for negotiation, so volume growth will be necessary to increase fees from that source. Our fees charged on consumer accounts, though, are very low relative to many competitors. Although we could increase those fees in light of market competition, we believe that our current fee structure is reasonable, fair and represents good value for our clients. Rather than raise fees and contribute to the populist anti-bank rhetoric that has been so damaging to the industry, our philosophy will be to use our industry leading efficiency to keep costs to the depositor low and hope this will lead the market to our door over time.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2013 ANNUAL REPORT

Given our extraordinarily sound financial position, there are few things we would change. Yet in the spirit of transparency, we point out that we are carrying expensive, long-term borrowings obtained in prior years when rates were higher than they are today. Onerous prepayment fees make refinancing to today’s rates economically unappealing, so Management is content for now to enjoy the protection those borrowings provide against higher rates as we wait patiently for the market to adjust.
The year also saw Washington Federal continue our history of responsible growth. During the fiscal year we completed our 17th successful acquisition since going public in 1982. The purchase of the former South Valley Bank & Trust closed in November of 2012 and their operations have now been fully integrated into the Company. In July of 2013, Washington Federal reached an agreement to purchase fifty-one branches and related deposits in New Mexico and the Pacific Northwest from Bank of America. The acquisition of those branches will provide approximately $1.5 billion in additional core deposits and over 200,000 new clients. We wish to welcome those clients warmly, along with the 345 new employees who will be joining us from the B of A branches.
Another important event that occurred during the year was our conversion to a national bank charter. The decision to convert our charter came after many years of building our commercial banking capabilities in response to permanent structural changes in the housing finance market and to the risk of interest rates rising from record low levels. The conversion has minimal impact on the business we conduct, but does align business model with charter and, we believe, makes the Company more understandable to the market and to regulators. I am very pleased to report that we have a sound relationship with our new prudential regulators at the Office of the Comptroller of the Currency and the Federal Reserve. We know they have a job to do, but respectful treatment of our employees and thoughtful, fair-minded professionalism have been always on display and greatly appreciated. Our ultimate objectives seem to be aligned.
In the year to come, Management’s attention will be focused on quality loan growth, gathering core deposits and increasing fee income by providing more of our existing services. We expect the commercial lending segments to be the fastest growing part of the business again this year, yet hope that conditions will develop that allow us to grow the mortgage portfolio as well. Protecting the bank against the risk of higher interest rates will be a priority. Currently the balance sheet is positioned to deliver higher profits if rates rise in a normal orderly fashion; however, the longer current monetary policy and the muddled fiscal outlook are in place, the greater the risk of large interest rate shocks. Knowing that, we’ll take enough risk to maintain profits in the short term, while preserving our flexibility to sustain profitability through any reasonably foreseeable downside scenario.
Investors should expect expenses to rise a bit as we continue to build our commercial banking capabilities and retool the technology backbone of the Company. In our commercial lines of business, added costs will be primarily related to additional talent. We simply need more “boots (and brains) on the ground” to take advantage of the opportunities with which we are presented. On the technology front, we are one year into Project Catalyst, a three year program designed to move the Company from our current very stable, cost-efficient but inflexible legacy operating system to the most modern, efficient, scalable systems available. The new technology solutions we have selected will, after a planned two year migration, provide competitive advantages in customer experience, speed to market and improved management reporting. In the interim, some redundant costs will be necessary to maintain the legacy system while simultaneously transitioning to the new platform.
Of course no one can predict the market, yet there are reasons to be optimistic about our stock. At the current earnings level, the dividend payout ratio stands at only 25% and provides the Board with flexibility to increase the cash dividend, as it did twice in fiscal 2013. The quarterly cash dividend is now 25% higher than at the beginning of the year. Stock repurchases are another useful tool for increasing share value at certain times. Stock repurchases of over six million shares during the year at an average price of $17.46, combined with cash dividends, caused 98% of after-tax earnings to be distributed to stockholders. In September, the Board authorized Management to repurchase up to an additional ten million shares, which we stand ready to do anytime the stock appears to be the best available investment alternative. We also note that despite our consistently better performance over many years and throughout the current economic cycle, WAFD still has room to trade higher before reaching the multiples enjoyed by many of our regional competitors.
Year-end will bring the retirement of director Charles Richmond and a few thoughts are devoted to that subject. “Chuck” joined Washington Federal in 1968, accepted a position on the Board in 1996, and served as our Chief Lending Officer for thirty two years before going part time in 2001. Because of his enormous contribution to the Company’s success over so many years, in 2009 he became only the third recipient of the Summit Award, a lifetime achievement recognition that represents the highest honor an employee of Washington Federal can receive. He helped many a builder in the Pacific Northwest get started or get through tough times, and his keen and experienced eye has been applied to every significant real estate transaction we’ve been involved in during his forty-six years with the Company. It’s impossible to say whether his talent or his genteel, dignified personality has been more important to the shaping of our culture, but suffice it to say, his daily presence here will be sorely missed. On behalf of all employees and the Board of Directors, thank you, Mr. Richmond, for your years of service.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2013 ANNUAL REPORT

I also wish to express appreciation to the rest of the Board of Directors along with the Company’s officers and employees for their support of the Company’s objectives during the year. It was a great year for Washington Federal and it took the collective efforts of all to make it happen.
As stockholders, you should know that we have taken to heart the advice once given to us by a famous investor to, “Run the company likes it’s the only asset your family will ever own and they’ll have to live off of it forever”. For us, that simply means to run the business with integrity, don’t overreach and always, always place priority on long-run prosperity over quarterly results. It’s a slower, but we believe surer, path to success and stockholder rewards. We thank you for entrusting part of your wealth to our management and for believing as we do that there’s still a place for the tortoise in a world full of hares. As always, you can help further by referring your friends, neighbors and business associates to Washington Federal for all their banking needs.
I hope to see you at the 2014 Annual Meeting of Stockholders to be held on January 15th at 2:00 PM at the Westin Hotel in downtown Seattle.
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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
Washington Federal, Inc. ("Company" or "Washington Federal") is a bank holding company. The Company's primary operating subsidiary is Washington Federal, National Association ("Bank"), a national bank.
The Company's fiscal year end is September 30th. All references to 2013, 2012 and 2011 represent balances as of September 30, 2013, September 30, 2012 and September 30, 2011, or activity for the fiscal years then ended. References to net income in this document refer to net income available to common shareholders.
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
The Company has determined that the only accounting policy critical to an understanding of the consolidated financial statements of Washington Federal relates to the methodology for determining the valuation of the allowance for loan losses. The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio.
The Company's methodology for assessing the appropriateness of the allowance consists of two components, which include the general allowance and specific allowances. The general portion of the loan loss allowance is established by applying a loss percentage factor to the different loan types. For example, residential real estate loans are not individually analyzed for impairment and loss exposure because of the significant number of loans, their relatively small balances and their historically low level of losses. See the "Asset Quality and Allowance for Loan Losses" section below for additional information about establishing the loss factors. Specific allowances are established for loans that are individually evaluated, where management has identified significant conditions or circumstances related to a loan indicating the probability that a loss has been incurred. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those provided.

INTEREST RATE RISK
The primary source of income for the Company is net interest income, which is the difference between the income generated by our interest-earning assets and the expense generated by our interest-bearing liabilities. The level of net interest income is a function of the average balances of our interest-bearing assets and liabilities and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-bearing assets and liabilities. If the interest rates on our interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, the result could be a reduction in net interest income, and with it, a reduction in our earnings.
Historically, the Company has accepted a higher level of interest rate risk as a result of its significant holdings of fixed-rate single-family home loans that are longer-term than the short-term characteristics of its primary liabilities of customer accounts. Based on Management's assessment of the current interest rate environment, the Company has taken steps, including growing shorter-term business loans, transaction deposit accounts and extending the maturity on borrowings, to reduce its interest rate risk profile compared to its historical norms. During 2012, the Company sold $2.3 billion of fixed rate mortgage backed securities for a pre-tax gain of $95 million, and pre-paid $876 million of long term debt at a pre-tax loss of $95 million to reduce the volatility of net interest income and stabilize the margin going forward. The Company has also been purchasing more variable rate investments, and the composition of the investment portfolio is now approximately 50% variable and 50% fixed rate. In addition, $1.6 billion of its purchased 30-year fixed rate mortgage-backed securities have been designated as held-to-maturity. With rising interest rates, these securities may be subject to unrealized losses. As of September 30, 2013, the unrealized losses on these securities were $72 million. During the fourth quarter of 2013, the Company has invested its remaining cash balances in a mix of short and longer term assets in anticipation of the acquisition of deposits from Bank of America, National Association.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company relies on various measures of interest rate risk, including an asset/liability maturity gap analysis, modeling of changes in forecasted net interest income under various rate change scenarios, and the impact of interest rate changes on the net portfolio value (“NPV”) of the Company.
The Company manages its interest rate risk in part by originating more fixed-rate loans when yields are higher and adding loans and investments with shorter term characteristics, such as construction and commercial loans, when loan rates are lower. During low rate environments, the Company endeavors to grow longer duration transaction deposit accounts which will not be as sensitive to rising rates as term deposits. This balance sheet strategy, in conjunction with a strong capital position and low operating costs has allowed the Company to manage interest rate risk within guidelines established by the Board of Directors, through all interest rate cycles. Although a significant increase in market interest rates could adversely affect the net interest income of the Company, the Company's interest rate risk approach has never resulted in a monthly operating loss.
The Company's objective in managing its interest rate risk is to grow the amount of net interest income through the rate cycles, acknowledging that there will be some periods of time when that will not be feasible. The chart below shows the volatility of our period end net interest spread (dashed line measured against the right axis) compared to the relatively consistent growth in net interest income (solid line measured against the left axis). This consistency is accomplished by managing the size and composition of the balance sheet through different rate cycles.

$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
Net Interest Income (in millions)- left axis
Year End Spread - right axis

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows the estimated repricing periods for earning assets and paying liabilities:

	Repricing Period
	Within One Year	After 1 year - before 6 Years	Thereafter	Total
	(In thousands)
As of September 30, 2013
Earning Assets (1)	$4,431,552	$4,324,084	$3,400,105	$12,155,741
Paying Liabilities	(6,114,594)	(3,178,455)	(1,727,703)	(11,020,752)
Excess (Liabilities) Assets	$(1,683,042)	$1,145,629	$1,672,402
Excess as % of Total Assets	(12.86)%
Policy limit for one year excess	(20.00)%
(1) Asset repricing period includes estimated prepayments based on historical activity
At September 30, 2013, the Company had approximately $1.7 billion more liabilities than assets subject to repricing in the next year, which amounted to a negative maturity gap of 12.86% of total assets. This is an increase from the 10.05% negative gap as of the prior year end. Having this excess of liabilities, relative to assets, that will be repricing within the next year, the Company is subject to decreasing net interest income should interest rates rise. However, if management were to take steps to change the size and/or mix of the balance sheet, rising rates may not cause a decrease in net interest income. Cash and cash equivalents of $203,563,000 and stockholders' equity of $1,937,635,000 provide management with flexibility in managing interest rate risk going forward.
The interest rate spread decreased to 2.73% at September 30, 2013 from 2.80% at September 30, 2012. Net interest spread represents the difference between the contractual rates of earning assets and the contractual rates of paying liabilities as of a specific date. The spread decreased due to lower asset yields. Rates on customer accounts decreased by 21 basis points from the prior year while rates on earning assets decreased by 26 basis points.

	SEP 2013	JUN 2013	MAR 2013	DEC 2012	SEP 2012	JUN 2012	MAR 2012	DEC 2011
Interest rate on loans and mortgage-backed securities	4.34%	4.44%	4.54%	4.63%	4.72%	5.15%	5.23%	5.32%
Interest rate on investment securities	1.06	0.83	0.77	0.76	0.86	0.73	0.79	0.93
Combined	3.92	3.87	3.94	4.09	4.18	4.57	4.72	4.85
Interest rate on customer accounts	0.69	0.73	0.73	0.79	0.90	0.95	0.98	1.03
Interest rate on borrowings	3.52	3.52	3.52	3.59	3.59	4.04	4.04	4.04
Combined	1.19	1.22	1.22	1.26	1.38	1.69	1.71	1.74
Interest rate spread	2.73%	2.65%	2.72%	2.83%	2.80%	2.88%	3.01%	3.11%

As of September 30, 2013, total assets increased by $609,915,000, or 4.89%, from $12,472,944,000 at September 30, 2012.

For the year ended September 30, 2013, compared to September 30, 2012, loans (both non-covered and covered) increased $83,603,000, or 1.08%, while investment securities increased $1,042,422,000, or 35.06%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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
General allowance. The general portion of the loan loss allowance is established by applying a loss percentage factor to the different loan types. Management believes loan types are the most relevant factor in the allowance calculation for groups of homogeneous loans as the risk characteristics within these groups are similar. The loss percentage factor is made up of two parts - the historical loss factor (“HLF”) and the qualitative loss factor (“QLF”). As of September 30, 2013, the general allowance was comprised of $83,201,000 due to HLF and $30,067,000 due to qualitative factors.
The HLF takes into account historical charge-offs by loan type. For the fiscal year 2013, the Company is using the 10 year average of historical loss rates for each loan category multiplied by 2 to reflect a two year loss emergence period. This is the likely period of time during which a residential or commercial loan borrower experiencing financial difficulties might exist utilizing their cash reserves prior to becoming delinquent on their loan, plus the period of time that it takes the bank to work out the loans. For 2012, the Company used a three year average with a one year loss emergence period. The change to the 10 year average in 2013 is to better reflect a complete credit cycle, as current economic conditions reflect improved charge-off and delinquency metrics not reflective in the most recent three year average.
The QLF are based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. These factors are considered by loan type. Single family residential loan sub-types are considered by loan to value, non owner or owner occupied, and modified loans. Credit quality has been improving in most loan categories during the year, but at different paces. In addition, loan growth in some portfolios has been a consideration.
Specific allowance. Specific allowances are established for loans which are individually evaluated; in cases where management has identified significant conditions or circumstances related to a loan that management believes indicate the probability that a loss has been incurred. Loans for commercial purposes, including multi-family loans, builder construction loans and commercial loans are reviewed on an individual basis to assess the ability of the borrowers to continue to service all of their principal and interest obligations. If a loan shows signs of weakness, it is downgraded and, if warranted, placed on non-accrual status. On collateral dependent commercial loans, updated valuations are generally obtained from external sources when a loan exhibits weakness or is modified. The Company also has an asset quality review function that reports the results of its internal reviews to the Board of Directors on a quarterly basis.
The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those estimated.
Restructured loans. Restructured single-family residential loans are reserved for under the Company's general reserve methodology. If any individual loan is significant in balance, the Company may establish a specific reserve as warranted. Most troubled debt restructured ("TDR") loans are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. As of September 30, 2013 single-family residential loans comprised 86% of restructured loans. The concession for these loans is typically a payment reduction through a rate reduction of from 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period. The subsequent default rate on restructured single- family mortgage loans has been 18.1% over the last two years. Concessions for construction (2.6%), land A&D (1.7%) and multi-family loans (1.8%) are typically an extension of maturity combined with a rate reduction of normally 100 bps. The subsequent default rate on restructured commercial loans has been 6.8% over the last two years. Outstanding TDRs decreased to $415,696,000 as of September 30, 2013 from $433,278,000 as of the prior year end. During 2013, there were additions of $123,463,000 and reductions of $141,046,000 due to prepayments and transfers to REO.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Before granting approval to modify a loan in a troubled debt restructuring ("TDR"), a borrower’s ability to repay is considered by evaluating: current income levels and debt to income ratio, borrower’s credit score, payment history of the loan, and updated valuation of the secondary repayment source. If a loan is on non-accrual status before becoming a TDR it will stay on non-accrual status following restructuring until it has been performing for at least six months, at which point it may be moved to accrual status. If a loan is on accrual status before it becomes a TDR, and it is concluded that a full repayment is highly probable, it will remain on accrual status following restructuring. If the homogeneous restructured loan does not perform, it is placed in non-accrual status when it is 90 days delinquent.
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
Non-performing assets. Non-performing assets were $213,616,000, or 1.63%, of total assets, at September 30, 2013, compared to $272,905,000, or 2.19%, of total assets, at September 30, 2012. This continued elevated level of non-performing assets is a result of the significant decline in housing values in the western United States and the national recession over the last three years. This level of non-performing assets remains higher than the 0.97% average over the Company's 30+ year history as a public company.
The following table details non-performing assets by type, comparing 2013 and 2012:

	September 30,
Non-Performing Assets	2013	2012	$ Change	% Change
	(In thousands)
Non-accrual loans:
Single-family residential	$100,460	$131,193	$(30,733)	(23.4)%
Construction – speculative	4,560	10,634	(6,074)	(57.1)
Construction – custom	—	539	(539)	(100.0)
Land – acquisition & development (A&D)	2,903	13,477	(10,574)	(78.5)
Land – consumer lot loans	3,337	5,149	(1,812)	(35.2)
Multi-Family	6,573	4,185	2,388	57.1
Commercial real estate	11,736	7,653	4,083	53.4
Commercial & industrial	477	16	461	2,881.3
HELOC	263	198	65	32.8
Consumer	990	383	607	158.5
Total non-accrual loans	131,299	173,427	(42,128)	(24.3)
Total REO & REHI	82,317	99,478	(17,161)	(17.3)
Total non-performing assets	$213,616	$272,905	$(59,289)	(21.7)%

In response to the improving overall credit quality of our loan portfolio, the total allowance for loan loss decreased by $16,406,000, or 12.3%, from 2012. $113,268,000 of the allowance is calculated under the formulas contained in our general allowance methodology and the remaining $3,473,000 is made up of specific reserves on loans that were deemed to be impaired at September 30, 2013. The general reserve decreased by $3,896,000, or 3.3%, to $113,268,000 while the specific reserve decreased by $12,510,000, or 78.3%, to $3,473,000. The primary reasons for the decrease in total allowance is due to the improving asset quality metrics, combined with improving macro economic factors including improving employment and higher real estate values.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The ratio of the allowance for loan losses to total gross loans decreased to 1.46% as of September 30, 2013 from 1.69% as of September 30, 2012 due to the combination of improving credit quality and loan growth.
The ratio of the allowance for loan losses to non performing loans increased to 88.9% as of September 30, 2013 from 76.8% as of September 30, 2012. This is primarily due to the reduction in non-performing loans.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of funds for the Company's activities are retained earnings, loan repayments (including prepayments), net deposit inflows, repayments and sales of investments and borrowings. Washington Federal's principal sources of revenue are interest on loans and interest and dividends on investments.
The Company's net worth at September 30, 2013, was $1,937,635,000 or 14.8%, of total assets. This is a increase of $37,883,000 from September 30, 2012, when net worth was $1,899,752,000, or 15.2%, of total assets. The Company's net worth was impacted in the year by net income of $151,505,000, the payment of $37,835,000 in cash dividends, treasury stock purchases that totaled $110,238,000, as well as a decrease in other comprehensive income of $6,928,000. The Company paid out 25.0% of its 2013 earnings in cash dividends to common shareholders, compared with 23.5% last year. Over the long term, the Company would prefer its dividend payout ratio to be less than 50.0%. For the year ended September 30, 2013, $148,073.000, or 97.7%, of net income was returned to shareholders in the form of cash dividends or share repurchases.
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
The Company's cash and cash equivalents amounted to $203,563,000 at September 30, 2013, a 72.9% decrease from the cash and cash equivalents balance of $751,430,000 one year ago. The Company has recently invested more of its liquid assets in anticipation of the acquisition of deposits from Bank of America, National Association. Previously, it was holding higher than normal amounts of liquidity due to concern about potentially rising interest rates in the future. Additionally, see “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN FINANCIAL CONDITION
Available-for-sale and held-to-maturity securities. Available-for-sale securities increased $579,243,000, or 32.5% during the year ended September 30, 2013. This net increase included the purchase of $889,595,000 of available-for-sale investment securities, sales of $43,198,000 of available-for-sale securities at a gain of $0, and principal repayments of $275,726,000. Held-to-maturity securities increased $463,179,000 or 38.9% during the year ended September 30, 2013. This increase included the purchase of $787,449,000 of held-to-maturity securities and repayments of $331,022,000. As of September 30, 2013, the Company had net unrealized gains on available-for-sale securities of $6,378,000, net of tax, which were recorded as part of stockholders' equity. The increases in the investment portfolios were made in anticipation of the Bank of America transaction which is anticipated to provided approximately $1.4 billion in cash to the Bank.
Loans receivable. Loans receivable increased $76,032,000, or 1.0%, to $7,528,030,000 at September 30, 2013, from $7,451,998,000 one year earlier. This increase resulted primarily from originations of $1,966,035,000, which represented a 41.4% increase over the prior year, and the $372,003,000 of loans acquired through the acquisition of South Valley in November of 2012. Loan repayments (including prepayments) for the year totaled $2,353,061,000, a $388,468,000 or 19.8% increase over 2012. This modest net increase in the net loan portfolio is consistent with management's strategy to: 1) reduce the Company's exposure to land and construction loans, 2) refrain from aggressively competing for 30 year fixed-rate loans at rates below 4.00% due to the interest rate risk associated with such low mortgage rates, and 3) increase multifamily, commercial and industrial and commercial real estate loans which are typically adjustable rate or have a shorter final maturity. Additionally, $91,352,000 of loans were transferred to REO during the year.
The following table shows the change in the geographic distribution by state of the gross loan portfolio from 2012 to 2013:

	2013	2012	Change
Washington	48.5%	46.1%	2.4%
Oregon	18.5	16.6	1.9%
Arizona	11.0	11.1	(0.1)%
Utah	6.8	7.3	(0.5)%
Idaho	4.8	6.0	(1.2)%
New Mexico	4.1	3.8	0.3%
Other	3.1	5.5	(2.4)%
Texas	2.0	2.1	(0.1)%
Nevada	1.2	1.5	(0.3)%
	100.0%	100.0%
Covered loans. As of September 30, 2013, covered loans had a net decrease of 2.6%, or $7,571,000, to $295,947,000, compared to September 30, 2012, due to continued paydowns and transfers of the properties into covered real estate owned. Additionally, $122,371,000 of covered loans were acquired during the year from the acquisition of South Valley. This portfolio of loans is expected to continue to decline over time, absent another FDIC assisted transaction.

Real estate held for sale and real estate held for investment. Real estate held for sale combined with real estate held for investment decreased by $17.2 million or 17.3% to $82,317,000 from $99,478,000 as of September 30, 2012, as the Company has continued to liquidate foreclosed properties. During the year the Company sold 450 properties for net proceeds of $92.9 million and a net gain on sale of $14.6 million. The total net loss on sale of real estate, measured against the original loan balance of $142.1 million, was $49.2 million or 34.6% for properties sold in fiscal 2013. Net loss on real estate acquired through foreclosure, which includes gains and the aforementioned gains on sale, ongoing maintenance expense and periodic write-downs from lower valuations, decreased by 81.1% from the prior year to $1.9 million. This decrease is due to land and property prices stabilizing in 2013, compared to the significant depreciation of land and property values in 2010 - 2011. As of September 30, 2013, real estate held for sale consisted of 390 properties totaling $82.3 million. Land represents $36.0 million or 34.0% of total real estate held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Intangible assets. The Company's intangible assets are made up of $260,277,000 of goodwill and the unamortized balances of the core deposit intangible of $4,041,000 at September 30, 2013.

Customer deposits. Customer deposits at September 30, 2013, totaled $9,090,271,000 compared with $8,576,618,000 at September 30, 2012, a 513,653,000 or 6.0% increase due primarily to the $737,394,000 of deposits acquired from South Valley. Consistent with its interest rate risk management strategy, the Company was able to grow transaction accounts by $594,389,000 or 20.2%, while time deposits decreased by $80,736,000 or 1.4%. The weighted average rate paid on customer deposits during the year was 0.75%, a decrease of 24 basis points from the previous year, as a result of the low interest rate environment.
FHLB advances and other borrowings. Total borrowings increased $50,000,000 or 2.66%, to $1,930,000,000 at September 30, 2013 due to additional borrowings during March 2013 at an attractive rate.
Contractual obligations. The following table presents, as of September 30, 2013, the Company's significant fixed and determinable contractual obligations, within the categories described below, by contractual maturity or payment amount.

Contractual Obligations	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
	(In thousands)
Debt obligations (1)	$1,930,000	$—	$1,200,000	$730,000
Operating lease obligations	18,428	4,181	9,842	4,405
	$1,948,428	$4,181	$1,209,842	$734,405
(1) Represents final maturities of debt obligations.
These obligations, except for the operating leases, are included in the Consolidated Statements of Financial Condition. The payment amounts of the operating lease obligations represent those amounts contractually due. Refer to Note G for a similar schedule for the fixed and determinable contractual obligations due to customer time deposits.

RESULTS OF OPERATIONS

GENERAL
For highlights of the quarter-by-quarter results for the years ended September 30, 2013 and 2012, see Note P, “Selected Quarterly Financial Data (Unaudited)”.
COMPARISON OF 2013 RESULTS WITH 2012
In 2013 net income increased $13,322,000, or 9.64%, to $151,505,000 for the year ended September 30, 2013 as compared to $138,183,000 for the year ended September 30, 2012. The net income for the twelve months ended September 30, 2013 benefited from overall lower credit costs, which included the provision for loan losses and net loss on real estate owned. The provision for loan losses amounted to $1,350,000 for the year ended September 30, 2013, as compared to $44,955,000 for the year ago period. In additions, losses recognized on real estate acquired through foreclosure were $1,859,000 for the year ended September 30, 2013, as compared to $9,819,000 for the fiscal year ended September 30, 2012.

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for 2013. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (1) changes in volume (changes in volume multiplied by old rate) and (2) changes in rate (changes in rate multiplied by old average volume). The change in interest income and interest expense attributable to changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	Year Ended September 30, 2013
	Volume	Rate	Total
Interest income:
Loans and covered assets	$(11,925)	$(17,993)	$(29,918)
Mortgaged-backed securities	(15,610)	(32,012)	(47,622)
Investments (1)	2,370	1,190	3,560

All interest-earning assets	(25,165)	(48,815)	(73,980)

Interest expense:
Customer accounts	2,673	(21,709)	(19,036)
FHLB advances and other borrowings	(26,997)	(11,057)	(38,054)

All interest-bearing liabilities	(24,324)	(32,766)	(57,090)

Change in net interest income	$(841)	$(16,049)	$(16,890)

(1) Includes interest on cash equivalents and dividends on FHLB & FRB stock
Non-performing assets (NPA's) decreased by $59,289,000 from 2012 to $213,616,000. There were $24,281,000 of restructured loans in this total that were not performing. The Company had net charge-offs of $17,756,000 for the twelve months ended September 30, 2013 compared with $69,721,000 of net charge-offs for the same period one year ago. The decrease in the provision for loan losses is in response to four primary factors: first, the amount of NPA's improved materially year-over-year; second, non-accrual loans as a percentage of total loans decreased from 2.20% at September 30, 2012, to 1.64% at September 30, 2013; third, the percentage of loans 30 days or more delinquent decreased from 3.43% at September 30, 2012, to 1.97% at September 30, 2013; and finally, the Company's exposure in the land A&D and speculative construction portfolios, the source of the majority of losses during this credit cycle, has decreased from a combined 3.30% of the gross loan portfolio at September 30, 2012, to 2.60% at September 30, 2013. Management believes the allowance for loan losses, totaling $116,741,000, or 1.46% of gross loans, is sufficient to absorb estimated losses inherent in the portfolio.

Total other income increased $5,416,000, or 32.79%, in 2013 from 2012. The increase in fee income resulted from an increased number of transaction accounts. In addition, net gains on sale of investments is $0 in the fiscal year 2013 compared to a net loss of $331,000 in 2012. During the fiscal year ended September 30, 2012, the Company sold $2.4 billion of fixed rate mortgage backed securities, recognizing a $95.2 million gain. In addition, the Company prepaid $876 million in long term debt realizing a loss of $95.5 million.
Compensation expense increased $13,187,000, or 16.99%, in 2013 primarily due to the addition of the employees from the South Valley Bank acquisition in October 2012 and growing our commercial banking units. The number of staff, including part-time employees on a full-time equivalent basis, was 1,457 and 1,260 at September 30, 2013 and 2012, respectively.
Occupancy expense increased to $18,232,000 for the twelve months ended September 30, 2013 from $15,971,000 for the fiscal year ended September 30, 2012 as a result of increased branch facilities from acquisitions. The branch network consisted of 182 offices at September 30, 2013 and 166 offices at September 30, 2012. The number of branches will increase to 232, after the final acquisition of branches from Bank of America in December of 2013.
FDIC insurance expense decreased to $12,215,000 for 2013 from $16,093,000 in 2012. The FDIC instituted a new assessment basis, which resulted in an overall lower insurance expense for the Company.
Other expenses increased 30.05% to $45,037,000 for the twelve months ended September 30, 2013 from $34,631,000 for the comparable period one year ago. This increase is due in large part to the two acquisitions discussed above and increased information technology and advertising expenses. Operating expense for 2013 and 2012 equaled 1.27% and 1.07% of average

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

assets, respectively. Despite the increase in operating expenses, the Company continues to operate as one of the most efficient banks in the country.
The loss on real estate acquired through foreclosure decreased 81.07% to $1,859,000 in 2013 from $9,819,000 in 2012, due to improving property values and the decline in balances of real estate acquired through foreclosure as the Company continues to liquidate foreclosed properties. The net loss on real estate acquired through foreclosure, includes gains and losses on sale, ongoing maintenance expense and periodic write-downs from lower property valuations.
Income tax expense increased to $83,111,000 in 2013 from $77,728,000 for the fiscal year ended September 30, 2012. The effective tax rate was 35.42% for 2013 and 36.00% for 2012. The Company expects an effective tax rate of 36.25% going forward.
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

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for 2012. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (1) changes in volume (changes in volume multiplied by old rate) and (2) changes in rate (changes in rate multiplied by old average volume). The change in interest income and interest expense attributable to changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

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

(1) Includes interest on cash equivalents and dividends on FHLB stock

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Non-performing assets (NPA's) decreased by $97,389,000 from 2011 to $272,905,000. There were $30 million of restructured loans in this total that were not performing. The Company had net charge-offs of $69,721,000 for the twelve months ended September 30, 2012 compared with $98,285,000 of net charge-offs for the same period one year ago. The decrease in the provision for loan losses is in response to four primary factors: first, the amount of NPA's improved year-over-year; second, non-accrual loans as a percentage of total loans decreased from 2.54% at September 30, 2011, to 2.20% at September 30, 2012; third, the percentage of loans 30 days or more delinquent decreased from 3.43% at September 30, 2011, to 2.57% at September 30, 2012; and finally, the Company's exposure in the land A&D and speculative construction portfolios, the source of the majority of losses during this credit cycle, has decreased from a combined 4.10% of the gross loan portfolio at September 30, 2011, to 3.30% at September 30, 2012. Management believes the allowance for loan losses, totaling $133,147,000, or 1.69% of gross loans, is sufficient to absorb estimated losses inherent in the portfolio.

Total other income decreased $9,416,000, or 36.3%, in 2012 from 2011. During the fiscal year ended September 30, 2012, the Company sold $2.4 billion of fixed rate mortgage backed securities, recognizing a $95.2 million gain. In addition, the Company prepaid $876 million in long term debt realizing a loss of $95.5 million. The net effect is a loss of $331,000 for the twelve months ended September 30, 2012 compared to $8.1 million in realized gains on the sale of $131.3 million of available-for-sale securities during the fiscal year ended September 30, 2011.
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
Other expenses increased 17.41% to $34,631,000 for the twelve months ended September 30, 2012 from $29,496,000 for the comparable period one year ago. This increase is due in large part to the two acquisitions discussed above and increased information technology and advertising expenses. Operating expense for 2012 and 2011 equaled 1.07% and 1.01% of average assets, respectively. Despite the increase in operating expenses, the Company continues to operate as one of the most efficient financial institutions in the country.
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
Income tax expense increased to $77,728,000 in 2012 from $62,518,000 for the fiscal year ended September 30, 2011. The effective tax rate was 36.00% for 2012 and 2011. The Company expects an effective tax rate of 36.00% going forward.

SELECTED FINANCIAL DATA

Year ended September 30,	2013	2012	2011	2010	2009
	(In thousands, except per share data)
Interest income	$516,291	$590,271	$644,635	$663,560	$691,774
Interest expense	136,159	193,249	227,696	269,101	318,627
Net interest income	380,132	397,022	416,939	394,459	373,147
Provision for loan losses	1,350	44,955	93,104	179,909	193,000
Other income	20,074	6,698	(14,117)	39,955	2,655
Other expense	164,240	142,854	136,059	131,480	107,060
Income before income taxes	234,616	215,911	173,659	123,025	75,742
Income taxes	83,111	77,728	62,518	4,372	27,570
Net income	$151,505	$138,183	$111,141	$118,653	$48,172
Preferred dividends accrued	—	—	—	—	7,488
Net income available to common shareholders	$151,505	$138,183	$111,141	$118,653	$40,684
Per share data
Basic earnings	$1.45	$1.29	$1.00	$1.06	$0.46
Diluted earnings	1.45	1.29	1.00	1.05	0.46
Cash dividends	0.36	0.32	0.24	0.20	0.20

September 30,	2013	2012	2011	2010	2009
Total assets	$13,082,859	$12,472,944	$13,440,749	$13,486,379	$12,582,475
Loans and mortgage-backed securities	10,433,872	9,812,666	10,992,053	10,626,842	11,266,295
Investment securities	1,109,772	612,524	246,004	358,061	21,259
Cash and cash equivalents	203,563	751,430	816,002	888,622	498,388
Customer accounts	9,090,271	8,576,618	8,665,903	8,852,540	7,842,310
FHLB advances	1,930,000	1,880,000	1,962,066	1,865,548	2,078,930
Other borrowings	—	—	800,000	800,000	800,600
Stockholders’ equity	1,937,635	1,899,752	1,906,533	1,841,147	1,745,485
Number of
Customer accounts	332,177	308,282	309,532	327,430	305,129
Loans	35,934	37,522	39,986	42,540	44,453
Offices	182	166	160	160	150

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,	2013	2012
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$203,563	$751,430
Available-for-sale securities	2,360,948	1,781,705
Held-to-maturity securities	1,654,666	1,191,487
Loans receivable, net	7,528,030	7,451,998
Covered loans, net	295,947	288,376
Interest receivable	49,218	46,857
Premises and equipment, net	206,172	178,845
Real estate held for sale	72,925	80,800
Real estate held for investment	9,392	18,678
Covered real estate held for sale	30,980	29,549
FDIC indemnification asset	64,615	87,571
FHLB & FRB stock	173,009	149,840
Intangible assets, including goodwill of $260,277 and $251,653	264,318	256,076
Federal and state income taxes, net	44,000	22,513
Other assets	125,076	137,219
	$13,082,859	$12,472,944
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$3,540,842	$2,946,453
Time deposit accounts	5,549,429	5,630,165
	9,090,271	8,576,618
FHLB advances	1,930,000	1,880,000
Advance payments by borrowers for taxes and insurance	42,443	40,041
Accrued expenses and other liabilities	82,510	76,533
	11,145,224	10,573,192
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 132,572,475 and 129,950,223 shares issued; 102,484,671 and 106,177,615 shares outstanding	132,573	129,950
Paid-in capital	1,625,051	1,586,295
Accumulated other comprehensive income, net of taxes	6,378	13,306
Treasury stock, at cost; 30,087,804 and 23,772,608 shares	(420,817)	(310,579)
Retained earnings	594,450	480,780
	1,937,635	1,899,752
	$13,082,859	$12,472,944
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2013	2012	2011
	(In thousands, except per share data)
INTEREST INCOME
Loans	$454,915	$484,833	$522,230
Mortgage-backed securities	48,520	96,142	108,207
Investment securities and cash equivalents	12,856	9,296	14,198
	516,291	590,271	644,635
INTEREST EXPENSE
Customer accounts	67,903	86,939	115,835
FHLB advances and other borrowings	68,256	106,310	111,861
	136,159	193,249	227,696
Net interest income	380,132	397,022	416,939
Provision for loan losses	1,350	44,955	93,104
Net interest income after provision for loan losses	378,782	352,067	323,835
OTHER INCOME
Prepayment penalty on long-term debt	—	(95,565)	—
Gain on sale of investments	—	95,234	8,147
Other	21,933	16,848	17,786
	21,933	16,517	25,933
OTHER EXPENSE
Compensation and benefits	90,815	77,628	72,034
Amortization of intangibles	1,786	1,509	1,447
Occupancy	18,232	15,971	14,480
FDIC insurance premiums	12,215	16,093	20,582
Other	45,037	34,631	29,496
Deferred loan origination costs	(3,845)	(2,978)	(1,980)
	164,240	142,854	136,059
Loss on real estate acquired through foreclosure, net	(1,859)	(9,819)	(40,050)
Income before income taxes	234,616	215,911	173,659
Income taxes
Current	71,969	61,138	88,373
Deferred	11,142	16,590	(25,855)
	83,111	77,728	62,518
NET INCOME	$151,505	$138,183	$111,141

PER SHARE DATA
Basic earnings	$1.45	$1.29	$1.00
Diluted earnings	1.45	1.29	1.00
Cash dividends per share	0.36	0.32	0.24
Basic weighted average number of shares outstanding	104,684,812	107,108,703	111,383,877
Diluted weighted average number of shares outstanding, including dilutive stock options	104,837,470	107,149,240	111,460,106
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	2013	2012	2011
	(In thousands)

Net income	$151,505	$138,183	$111,141
Other comprehensive income (loss) net of tax:
Net unrealized gains (losses) on available-for-sale securities	(10,953)	(209,832)	48,939
Related tax benefit (expense)	4,025	77,113	(17,985)
Reclassification adjustment of net gains from sale
of available-for-sale securities included in net income	—	95,234	8,147
Related tax benefit (expense)	—	(34,998)	(2,994)
Other comprehensive income (loss)	(6,928)	(72,483)	36,107
Comprehensive income	$144,577	$65,700	$147,248

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(In thousands)
Balance at September 30, 2010	$129,556	$1,578,527	$292,367	$49,682	$(208,985)	$1,841,147

Net income			111,141			111,141
Other comprehensive income adjustment				36,107		36,107
Dividends paid on common stock			(26,796)			(26,796)
Compensation expense related to common stock options		1,087				1,087
Proceeds from exercise of common stock options	104	1,527				1,631
Tax benefit related to exercise of stock options		55				55
Restricted stock	194	1,647				1,841
Treasury stock					(59,680)	(59,680)
Balance at September 30, 2011	$129,854	$1,582,843	$376,712	$85,789	$(268,665)	$1,906,533

Net income			138,183			138,183
Other comprehensive income adjustment				(72,483)		(72,483)
Dividends paid on common stock			(34,115)			(34,115)
Compensation expense related to common stock options		848				848
Proceeds from exercise of common stock options	29	328				357
Tax benefit related to exercise of stock options		—				—
Restricted stock	67	2,276				2,343
Treasury stock					(41,914)	(41,914)
Balance at September 30, 2012	$129,950	$1,586,295	$480,780	$13,306	$(310,579)	$1,899,752

Net income			151,505			151,505
Other comprehensive income adjustment				(6,928)		(6,928)
Dividends paid on common stock			(37,835)			(37,835)
Compensation expense related to common stock options		473				473
Proceeds from exercise of common stock options	208	4,052				4,260
Proceeds from issuance of common stock	1,997	31,496				33,493
Tax benefit related to exercise of stock options		1				1
Restricted stock	418	2,734				3,152
Treasury stock					(110,238)	(110,238)
Balance at September 30, 2013	$132,573	$1,625,051	$594,450	$6,378	$(420,817)	$1,937,635

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2013	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$151,505	$138,183	$111,141
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization (accretion) of fees, discounts, premiums and intangible assets, net	7,067	31,046	20,663
Depreciation	8,707	3,456	32,828
Cash received from FDIC under loss share	13,421	7,587	6,667
Stock option compensation expense	473	848	1,087
Provision for loan losses	1,350	44,955	93,104
(Gain) loss on investment securities and real estate held for sale, net	(8,011)	(100,952)	23,315
Loss on extinguishment of debt	—	95,565	—
Decrease (increase) in accrued interest receivable	(330)	5,726	(3,312)
Increase in FDIC loss share receivable	(1,482)	(3,284)	(10,470)
(Increase) decrease in income taxes receivable	(17,462)	18,066	(11,351)
Decrease (increase) in other assets	36,350	(74,889)	21,600
Increase (decrease) in accrued expenses and other liabilities	(10,166)	8,649	(23,575)
Net cash provided by operating activities	181,422	174,956	261,697

CASH FLOWS FROM INVESTING ACTIVITIES
Net principal collections (loan originations)	343,771	544,240	400,054
FRB stock purchase	(23,981)	—	—
FHLB stock redeemed	5,894	1,830	—
Available-for-sale securities purchased	(889,595)	(2,442,184)	(1,585,945)
Principal payments and maturities of available-for-sale securities	275,726	1,608,603	727,379
Available-for-sale securities sold	43,198	2,257,913	131,361
Held-to-maturity securities purchased	(787,449)	(1,167,121)	—
Principal payments and maturities of held-to-maturity securities	331,022	23,082	33,874
Net cash received from acquisition	202,308	50,576	—
Proceeds from sales of real estate held for sale	115,615	175,832	110,400
Covered REO acquired	20,843	33,579	29,383
Premises and equipment purchased and REO improvements	(29,246)	(32,010)	(10,539)
Net cash (used in) provided by investing activities	(391,894)	1,054,340	(164,033)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) in customer accounts	(223,515)	(225,068)	(186,637)
Proceeds from long-term borrowings	50,000	—	200,000
Repayments of long-term borrowings	(22,470)	(995,306)	(100,000)
Proceeds from exercise of common stock options and related tax benefit	4,261	357	1,686
Dividends paid on common stock	(37,835)	(32,430)	(25,697)
Treasury stock purchased, net	(110,238)	(41,914)	(59,680)
Decrease in advance payments by borrowers for taxes and insurance	2,402	493	44
Net cash used in financing activities	(337,395)	(1,293,868)	(170,284)
(Decrease) in cash and cash equivalents	(547,867)	(64,572)	(72,620)
Cash and cash equivalents at beginning of period	751,430	816,002	888,622
Cash and cash equivalents at end of period	$203,563	$751,430	$816,002
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Year ended September 30,	2013	2012	2011
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Non-cash investing activities
Non-covered real estate acquired through foreclosure	$91,352	$160,971	$112,693
Covered real estate acquired through foreclosure	11,196	15,905	54,638
Cash paid during the period for
Interest	140,409	199,735	228,444
Income taxes	80,417	59,596	73,798
The following summarizes the non-cash activities related to acquisitions
Fair value of assets and intangibles acquired, including goodwill	607,193	124,594	—
Fair value of liabilities assumed	(776,009)	(154,493)	—
Net fair value of acquired assets (liabilities)	$(168,816)	$(29,899)	$—

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE A    Summary of Significant Accounting Policies

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation. The consolidated financial statements include the accounts of Washington Federal, Inc. ("Company" or "Washington Federal") and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.
Description of business. Washington Federal is a bank holding company. The Company's principal operating subsidiary is Washington Federal, National Association ("Bank"). The Bank is principally engaged in the business of attracting deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate loans and commercial loans. The Bank conducts its activities through a network of 182 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, New Mexico, and Texas.
The Company's fiscal year end is September 30th. All references to 2013, 2012 and 2011 represent balances as of September 30, 2013, September 30, 2012 and September 30, 2011, or activity for the fiscal years then ended. References to net income in this document refer to net income available to common shareholders.

Acquisitions. South Valley Bancorp, Inc. Effective November 1, 2012, Washington Federal acquired South Valley Bancorp, Inc. (“South Valley”) and South Valley's wholly owned subsidiary, South Valley Bank & Trust, was merged into the Bank. The acquisition provided $361 million of net loans, $108 million of net covered loans, $736 million of deposit accounts, including $533 million in transaction deposit accounts and 24 branch locations in Central and Southern Oregon. Total consideration paid at closing was $44 million, including $34 million of Washington Federal, Inc. stock and $10 million of cash resulting from the collection of certain earn-out assets. The operating results of the Company include the operating results produced by the acquired assets and assumed liabilities for the period November 1, 2012 to September 30, 2013.

Western National Bank. Effective December 16, 2011, Washington Federal acquired certain assets and liabilities, including most of the loans and deposits, of Western National Bank, headquartered in Phoenix, Arizona (“WNB”) from the Federal Deposit Insurance Corporation (“FDIC”) in an FDIC-assisted transaction. Under the terms of the Purchase and Assumption Agreement, the Company and the FDIC agreed to a discount of $53 million on net assets and no loss sharing provision or premium on deposits. WNB operated three full-service offices in Arizona. The Company acquired certain assets with a book value of $177 million, including $143 million in loans and $7 million in foreclosed real estate, and selected liabilities with a book value of $153 million, including $136 million in deposits. Pursuant to the purchase and assumption agreement with the FDIC, the Company received a cash payment from the FDIC for $30 million. The operating results of the Company include the operating results produced by the acquired assets and assumed liabilities for the period December 16, 2011 to September 30, 2012.

Charter Bank. Effective October 14, 2011, the Company acquired six branch locations, four in Albuquerque, New Mexico, and two in Santa Fe, New Mexico, from Charter Bank. $254,821,000 of deposits were acquired for a premium of $1,061,000. The operating results of the Company include the operating results produced by the assumed liabilities for the period October 14, 2011 to September 30, 2013.

Cash and cash equivalents. Cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and repurchase agreements with an initial maturity of three months or less.
Investments and mortgage-backed securities. The Company accounts for investments and mortgage-backed securities in two categories: held-to-maturity and available-for-sale.
Held-to-maturity securities are accounted for at amortized cost, but the Company must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category.
Available-for-sale securities are not classified as held-to-maturity and are considered to be available-for-sale. Gains and losses realized on the sale of these securities are accounted for based on the specific identification method. Unrealized gains and

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

losses for available-for-sale securities are excluded from earnings and reported as a net amount in the accumulated other comprehensive income component of stockholders' equity.
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
Loans receivable. Loans that are performing in accordance with their contractual terms are held at their carrying amount and expected interest is accrued. The Company also receives fees for originating loans in addition to various fees and charges related to existing loans, which may include prepayment charges, late charges and assumption fees.
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
The Company will consider modifying the interest rates and terms of a loan if it determines that a modification is a better alternative to foreclosure. Most troubled debt restructured ("TDR") loans are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of from 100 to 200 bps for a specific term, usually six to twenty-four months. Interest-only payments may also be approved during the modification period. Principal forgiveness is generally not an available option for restructured loans. Before granting approval to modify a loan in a TDR, we consider a borrower’s ability to repay by evaluating: current income levels and debt to income ratio, borrower’s credit score, payment history of the loan, and updated valuation of the secondary repayment source. The Company also modifies some loans that are not classified as TDRs as the modification is due to a restructuring where the effective interest rate on the debt is reduced to reflect a decrease in market interest rates.
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
If a consumer loan is on non-accrual status before becoming a TDR it will stay on non-accrual status following restructuring until it has been performing for at least six months, at which point it may be moved to accrual status. If a loan is on accrual status before it becomes a TDR, and we conclude full repayment is highly probable based on our internal evaluation, it will remain on accrual status following restructuring. If the homogeneous restructured loan does not perform it is placed in non-accrual status when it is 90 days delinquent.
For commercial loans, six consecutive payments on newly restructured loan terms are required prior to returning the loan to accrual status. In some instances after the required six consecutive payments are made a management assessment will conclude that collection of the entire principal balance is still in doubt. In those instances, the loan will remain on non-accrual.
Impaired loans consist of loans receivable that are not expected to have their principal and interest repaid in accordance with their contractual terms. This includes TDRs that are on non-accrual status. Collateral dependent impaired loans are measured using the fair value of the collateral, less selling costs. Non-collateral dependent loans are measured at the present value of expected future cash flows.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

Deferred fees and discounts on loans. Loan discounts and loan fees are deferred and recognized over the life of the loans using the effective interest method.
Allowance for Loan Losses. The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company's methodology for assessing the appropriateness of the allowance consists of two components, which include the general allowance and specific allowances. The general portion of the loan loss allowance is established by applying a loss percentage factor to the different loan types. The loss percentage factor is made up of two parts - the historical loss factor (“HLF”) and the qualitative loss factor (“QLF”).
The HLF takes into account historical charge-offs by loan type. The Company uses an average of historical loss rates for each loan category multiplied by a loss emergence period. This is the likely period of time during which a residential or commercial loan borrower experiencing financial difficulties might burn through their cash prior to becoming delinquent on their loan, plus the period of time that it takes the bank to work out the loans.
The QLF are based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. These factors are considered by loan type.
Specific allowances are established for loans which are individually evaluated, in cases where management has identified significant conditions or circumstances related to a loan that management believes indicate the probability that a loss has been incurred.
The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those provided. In those cases, a portion of the allowance is then allocated to reflect the estimated loss exposure.
Covered assets. Covered loans are the loans acquired from Horizon in 2010 and and certain loans acquired from South Valley in 2013 that are recorded at their estimated fair market value. Loans that were classified as non-performing loans by Horizon and South Valley are no longer classified as non-performing because, at acquisition, the carrying value of these loans was adjusted to reflect fair value and are covered under the FDIC loss sharing agreements. Management believes that the new book value reflects an amount that will ultimately be collected.
Acquired credit impaired loans are accounted for under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 310-30 when there is evidence of credit deterioration since origination and for which it is probable, at acquisition, that the Company would be unable to collect all contractually required payments. Interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.
Covered real estate held for sale represents the foreclosed properties that were originally Horizon loans or certain South Valley Bank loans. Covered real estate held for sale is carried at the estimated fair market value of the repossessed real estate. The covered loans and covered real estate held for sale are collectively referred to as “covered assets”.
FDIC indemnification asset. FDIC indemnification asset is the receivable recorded from due to guarantee provided by the FDIC on the covered assets.
Client Derivatives. Interest rate swap agreements are provided to certain clients who desire to convert their obligations from variable to fixed interest rates. Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to a swap agreement, and then enters into a corresponding swap agreement with a third party in order to offset its exposure on the customer swap agreement. As the interest rate swap agreements with the customers and third parties are not designated as hedges under ASC 815, the instruments are marked to market in earnings. The change in fair value of the offsetting swaps are included in interest income and interest expense and there is no impact on net income. There is a modest fee income earned on the swaps that is included in miscellaneous loan income.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

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
Real estate held for investment. Properties acquired in settlement of loans or acquired for development are recorded at the lower of cost or fair value less selling costs where management has the intent to hold the properties until the housing market recovers. Subsequent declines in valuation are recorded as additional expense in gain (loss) on real estate acquired through foreclosure line item.
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
The balance of the Company's intangible assets was as follows, which includes the additional goodwill discussed above:

	Goodwill	Servicing Rights Intangible	Core Deposit Intangible	Total
	(In thousands)

Balance at September 30, 2011	$251,653	$1,246	$3,372	$256,271
Additions	—	—	2,022	2,022
Amortization	—	(960)	(1,257)	(2,217)
Balance at September 30, 2012	251,653	286	4,137	256,076
Additions	8,624	—	1,433	10,057
Amortization	—	(286)	(1,529)	(1,815)
Balance at September 30, 2013	$260,277	$—	$4,041	$264,318
The table below presents the estimated core deposit intangible asset amortization expense for the next five years:

Year End	Expense
(In thousands)
2014	$1,600
2015	1,301
2016	682
2017	386
2018	72

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

Accounting for stock-based compensation. The Company records an expense for the estimated fair value of equity awards over the vesting period. See Note L for additional information. Stock options that were not dilutive but were outstanding as of September 30, 2013, 2012 and 2011 were 435,825, 934,880 and 2,190,123, respectively.

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

New accounting pronouncements. In December 2012, FASB issued Accounting Standards Update (“ASU”) 2012-06, Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution. ASU 2012-06 clarifies that when a reporting entity recognizes an indemnification asset as a result of a government-assisted acquisition of a financial institution and there is a subsequent change in the amount of cash flows expected to be collected on the indemnified asset, the reporting entity should subsequently measure the indemnification asset on the same basis as the underlying loans by taking into account the contractual limitations of the Loss-Sharing Agreement ("LSA"). For amortization of changes in value, the reporting entity should use the term of the LSA if it is shorter than the term of the acquired loans. ASU 2012-06 is effective for interim and annual periods beginning after December 15, 2012. Early adoption is permitted. Based upon the most recent measurement of expected losses covered under loss-sharing agreements, adoption of the new guidance is not expected to have a material impact on the Company's consolidated financial results.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The main objective of this Update is to address implementation issues about the scope of ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The guidance in this ASU is effective for the first interim or annual period beginning on or after January 1, 2013 and should be applied retrospectively. This new guidance did not have a material impact on the Company's consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out
of Accumulated Other Comprehensive Income. The objective of this Update is to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements; rather, they require the entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The guidance in this ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2012, and should be applied prospectively. This new guidance did not have a material impact on the Company's consolidated financial statements.

In July 2013, the FASB issued ASU 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap
Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. Topic 815, Derivatives and Hedging, provides guidance on the risks that are permitted to be hedged in a fair value or cash flow hedge. The objective of this Update is to provide for the inclusion of the Fed Funds Effective Swap Rate (OIS) as a U.S. benchmark interest rate for hedge accounting purposes, in addition to UST and LIBOR rates. The guidance in this ASU is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. As the Company does not currently engage in derivatives transactions that are accounted for as cash flow or fair value hedges, the adoption of this ASU is not expected to have a material impact on the Company's consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a
Net Operating Loss Carryforward, A Similar Tax Loss, or a Tax Credit Carryforward Exists. Topic 740, Income Taxes, does not include explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. There is diversity in practice in the presentation of unrecognized tax benefits in those instances. Some entities present unrecognized tax benefits as a liability unless the unrecognized tax benefit is directly associated with a tax position taken in a tax year that results in, or that resulted in, the recognition of a net operating loss or tax credit carryforward for that year and the net operating loss or tax credit carryforward

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

has not been utilized. Other entities present unrecognized tax benefits as a reduction of a deferred tax asset for a net operating loss or tax credit carryforward in certain circumstances. The objective of the amendments in this Update is to eliminate that diversity in practice. The amendments in this Update do not require new recurring disclosures. The guidance in this ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. This new guidance is not expected to have a material impact on the Company's consolidated financial statements.
Business segments. As the Company manages its business and operations on a consolidated basis, management has determined that there is one reportable business segment.
Reclassifications. Reclassification of Real Estate Held for Investment into its own line item and out of Real Estate Held for Sale have been made to the financial statements for years prior to September 30, 2013 to conform to current year classifications.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE B    INVESTMENT SECURITIES

September 30,	2013
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
1 to 5 years	61,002	3,393	(252)	64,143	1.98%
5 to 10 years	129,219	—	(1,547)	127,672	0.86%
Over 10 years	344,571	—	(2,411)	342,160	0.93%
Equity Securities
1 to 5 years	500	11	—	511	2.17%
5 to 10 years	100,000	726	—	100,726	1.80%
Corporate bonds due
Within 1 year	19,500	3	—	19,503	0.49%
1 to 5 years	317,190	1,980	(130)	319,040	0.75%
5 to 10 years	113,060	1,180	(768)	113,472	1.53%
Municipal bonds due
Over 10 years	20,422	2,123	—	22,545	6.45%
Mortgage-backed securities
Agency pass-through certificates	1,245,400	10,270	(4,494)	1,251,176	2.18%
	2,350,864	19,686	(9,602)	2,360,948	1.70%
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,654,666	3,387	(75,204)	1,582,849	3.14%
	1,654,666	3,387	(75,204)	1,582,849	3.14%
	$4,005,530	$23,073	$(84,806)	$3,943,797	2.30%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

September 30,	2012
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$19,999	$42	$(6)	$20,035	0.57%
1 to 5 years	—	—	—	—	—%
5 to 10 years	59,300	4,225	—	63,525	2.21%
Over 10 years	100,000	—	—	100,000	1.05%
Corporate bonds due
1 to 5 years	336,340	2,810	(61)	339,089	0.91%
5 to 10 years	62,919	1,324	(7)	64,236	2.73%
Municipal bonds due
Over 10 years	20,442	4,402	—	24,844	6.45%
Mortgage-backed securities
Agency pass-through certificates	1,161,668	9,358	(1,050)	1,169,976	2.28%
	1,760,668	22,161	(1,124)	1,781,705	1.99%
Held-to-maturity securities
Tax-exempt municipal bonds due
Within 1 year	795	7		802	5.80%
Mortgage-backed securities
Agency pass-through certificates	1,190,692	25,729	—	1,216,421	3.10%
	1,191,487	25,736	—	1,217,223	3.10%
	$2,952,155	$47,897	$(1,124)	$2,998,928	2.44%

There were $43,198,000 of available-for-sale securities that were sold in 2013, resulting in a gain of $0. These securities were acquired from South Valley and sold on the same day. There were $2,257,913,000 of available-for-sale securities that were sold in 2012, resulting in a net gain of $95,234,000. There were $131,361,000 of available-for-sale securities that were sold in 2011, resulting in a net gain of $8,147,000.

Substantially all mortgage-backed securities have contractual due dates that exceed twenty-five years.

The following table shows the unrealized gross losses and fair value of securities at September 30, 2013, by length of time that individual securities in each category have been in a continuous loss position. The Company had $190 million securities in a continuous loss position for 12 or more months at September 30, 2013, which consisted of corporate bonds, U.S. government and agency securities, and mortgage-backed securities. Management believes that the declines in fair value of these investments are not an other than temporary impairment.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

As of September 30,	2013
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate Bonds	$(660)	$52,434	$(238)	$9,763	$(898)	$62,197
U.S. agency securities	(4,144)	309,109	(66)	14,091	(4,210)	323,200
Agency pass-through certificates	(78,291)	1,703,948	(1,407)	166,503	(79,698)	1,870,451
	$(83,095)	$2,065,491	$(1,711)	$190,357	$(84,806)	$2,255,848

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE C    Loans Receivable (excluding Covered Loans)

	September 30, 2013		September 30, 2012
	(In thousands)		(In thousands)
Non-acquired loans
Single-family residential	$5,359,149	67.1%	$5,778,922	73.5%
Construction - speculative	130,778	1.6	129,637	1.6
Construction - custom	302,722	3.8	211,690	2.7
Land - acquisition & development	77,775	1.1	124,677	1.6
Land - consumer lot loans	121,671	1.5	141,844	1.8
Multi-family	831,684	10.4	710,140	9.0
Commercial real estate	414,961	5.1	319,210	4.1
Commercial & industrial	243,199	3.0	162,823	2.1
HELOC	112,186	1.4	112,902	1.4
Consumer	47,141	0.6	63,374	0.8
Total non-acquired loans	7,641,266	95.6	7,755,219	98.6

Acquired loans
Single-family residential	$14,468	0.2%	$—	—%
Construction - speculative	—	—	—	—
Construction - custom	—	—	—	—
Land - acquisition & development	1,489	—	—	—
Land - consumer lot loans	3,313	—	—	—
Multi-family	3,914	0.1	—	—
Commercial real estate	133,423	1.7	—	—
Commercial & industrial	75,326	0.9	—	—
HELOC	10,179	0.1	—	—
Consumer	8,267	0.1	—	—
Total acquired loans	250,379	3.1	—	—

Credit-impaired acquired loans
Single-family residential	333	—	342	—
Construction - speculative	—	—	1,889	—
Construction - custom	—	—	—	—
Land - acquisition & development	2,396	—	3,702	0.1
Land - consumer lot loans	—	—	—	—
Multi-family	—	—	601	—
Commercial real estate	76,909	1.1	87,154	1.1
Commercial & industrial	7,925	0.1	3,292	—
HELOC	11,266	0.1	14,040	0.2
Consumer	71	—	97	—
Total credit-impaired acquired loans	98,900	1.3	111,117	1.4

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

Total loans
Single-family residential	5,373,950	67.3	5,779,264	73.5
Construction - speculative	130,778	1.6	131,526	1.6
Construction - custom	302,722	3.8	211,690	2.7
Land - acquisition & development	81,660	1.1	128,379	1.7
Land - consumer lot loans	124,984	1.5	141,844	1.8
Multi-family	835,598	10.5	710,741	9
Commercial real estate	625,293	7.9	406,364	5.2
Commercial & industrial	326,450	4.0	166,115	2.1
HELOC	133,631	1.6	126,942	1.6
Consumer	55,479	0.7	63,471	0.8
Total loans	7,990,545	100%	7,866,336	100%
Less:
Allowance for probable losses	116,741		133,147
Loans in process	275,577		213,286
Discount on acquired loans	34,143		33,484
Deferred net origination fees	36,054		34,421
	462,515		414,338
	$7,528,030		$7,451,998

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

The Company originates fixed and adjustable interest rate loans, which at September 30, 2013 consisted of the following:

Fixed-Rate		Adjustable-Rate
Term To Maturity	Book Value	Term To Rate Adjustment	Book Value
	(In thousands)		(In thousands)
Within 1 year	$482,270	Less than 1 year	$175,614
1 to 3 years	283,166	1 to 3 years	209,288
3 to 5 years	255,617	3 to 5 years	168,765
5 to 10 years	223,719	5 to 10 years	818,834
10 to 20 years	859,412	10 to 20 years	93,533
Over 20 years	3,977,904	Over 20 years	442,423
	$6,082,088		$1,908,457

Gross loans by geographic concentration were as follows:

September 30, 2013	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	(In thousands)
Washington	$2,576,400	$285,314	$39,355	$65,131	$177,062	$66,543	$286,676	$210,665	$45,313	$71,382	$3,823,841
Oregon	806,160	284,959	6,614	24,185	44,075	27,620	158,062	98,541	7,646	17,280	1,475,142
Arizona	579,291	123,181	12,801	11,991	30,536	11,098	95,834	2,736	180	19,731	887,379
Utah	435,250	55,930	9,491	6,489	26,433	5,955	—	636	45	6,676	546,905
Idaho	329,299	27,029	2,685	11,602	10,917	9,818	1,417	192	13	4,748	397,720
New Mexico	176,915	40,236	9,099	3,628	7,118	9,016	66,662	7,278	1,367	13,596	334,915
Other	233,725	2,110	—	—	—	—	4,516	5,118	848	41	246,358
Texas	137,628	13,809	1,615	948	3,411	728	10,131	1,253	42	—	169,565
Nevada	99,282	3,030	—	1,010	3,170	—	1,995	31	25	177	108,720
	$5,373,950	$835,598	$81,660	$124,984	$302,722	$130,778	$625,293	$326,450	$55,479	$133,631	$7,990,545

Percentage by geographic area
September 30, 2013	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	As % of total gross loans
Washington	32.9%	3.6%	0.5%	0.8%	2.2%	0.8%	3.6%	2.6%	0.6%	0.9%	48.5%
Oregon	10.1	3.6	0.1	0.3	0.6	0.3	2.0	1.2	0.1	0.2	18.5
Arizona	7.2	1.5	0.2	0.2	0.4	0.1	1.2	—	—	0.2	11.0
Utah	5.4	0.7	0.1	0.1	0.3	0.1	—	—	—	0.1	6.8
Idaho	4.1	0.3	—	0.1	0.1	0.1	—	—	—	0.1	4.8
New Mexico	2.2	0.5	0.1	—	0.1	0.1	0.8	0.1	—	0.2	4.1
Other	2.9	—	—	—	—	—	0.1	0.1	—	—	3.1
Texas	1.7	0.2	—	—	—	—	0.1	—	—	—	2.0
Nevada	1.2	—	—	—	—	—	—	—	—	—	1.2
	67.7%	10.4%	1.0%	1.5%	3.7%	1.5%	7.8%	4.0%	0.7%	1.7%	100.0%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

Percentage by geographic area as a % of each loan type
September 30, 2013	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC
As % of total gross loans
Washington	48.0%	34.1%	48.2%	52.0%	58.5%	50.8%	45.9%	64.5%	81.7%	53.4%
Oregon	15.0	34.1	8.1	19.4	14.6	21.1	25.3	30.2	13.8	12.9
Arizona	10.8	14.7	15.7	9.6	10.1	8.5	15.3	0.8	0.3	14.8
Utah	8.1	6.7	11.6	5.2	8.7	4.6	—	0.2	0.1	5.0
Idaho	6.1	3.2	3.3	9.3	3.6	7.5	0.2	0.1	—	3.6
New Mexico	3.3	4.8	11.1	2.9	2.4	6.9	10.7	2.2	2.5	10.2
Other	4.3	0.3	—	—	—	—	0.7	1.6	1.5	—
Texas	2.6	1.7	2.0	0.8	1.1	0.6	1.6	0.4	0.1	—
Nevada	1.8	0.4	—	0.8	1.0	—	0.3	—	—	0.1
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

The following table provides additional information on impaired loans, loan commitments and loans serviced for others:

	September 30, 2013	September 30, 2012
	(In thousands)
Recorded investment in impaired loans	$454,557	$565,553
Troubled Debt Restructuring included in impaired loans	415,696	433,278
Impaired loans with allocated reserves	6,035	44,167
Reserves on impaired loans	3,473	15,983
Average balance of impaired loans	495,472	523,363
Interest income from impaired loans	24,798	28,366
Outstanding fixed-rate origination commitments	190,363	151,990
Loans serviced for others	55,589	58,673

The following table sets forth information regarding non-accrual loans held by the Company:

	September 30, 2013		September 30, 2012
	(In thousands)		(In thousands)
Non-accrual loans:
Single-family residential	$100,460	76.5%	$131,193	75.7%
Construction - speculative	4,560	3.5	10,634	6.1
Construction - custom	—	—	539	0.3
Land - acquisition & development	2,903	2.2	13,477	7.8
Land - consumer lot loans	3,337	2.5	5,149	3.0
Multi-family	6,573	5.0	4,185	2.4
Commercial real estate	11,736	8.9	7,653	4.4
Commercial & industrial	477	0.4	16	—
HELOC	263	0.2	198	0.1
Consumer	990	0.8	383	0.2
Total non-accrual loans	$131,299	100%	$173,427	100%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

The following tables provide an analysis of the age of loans in past due status:

September 30, 2013	Amount of Loans	Days Delinquent Based on $ Amount of Loans					% based on $
Type of Loan	Net of LIP & Chg.-Offs	Current	30	60	90	Total
	(In thousands)
Non-acquired loans
Single-Family Residential	$5,356,200	$5,237,413	$26,888	$12,373	$79,526	$118,787	2.22%
Construction - Speculative	82,422	80,047	—	—	2,375	2,375	2.88
Construction - Custom	130,095	129,678	417	—	—	417	0.32
Land - Acquisition & Development	71,567	70,106	—	—	1,461	1,461	2.04
Land - Consumer Lot Loans	121,473	117,076	806	355	3,236	4,397	3.62
Multi-Family	790,564	785,793	—	—	4,771	4,771	0.60
Commercial Real Estate	404,680	398,114	2,942	351	3,273	6,566	1.62
Commercial & Industrial	249,405	249,363	42	—	—	42	0.02
HELOC	112,186	111,407	493	213	73	779	0.69
Consumer	47,142	45,620	849	283	390	1,522	3.23
Total non-acquired loans	7,365,734	7,224,617	32,437	13,575	95,105	141,117	1.92%

Acquired loans
Single-Family Residential	$14,468	$14,343	$82	$—	$43	$125	0.86%
Construction - Speculative	—	—	—	—	—	—	NM
Construction - Custom	—	—	—	—	—	—	NM
Land - Acquisition & Development	1,489	1,241	—	—	248	248	16.66
Land - Consumer Lot Loans	3,313	2,987	125	100	101	326	9.84
Multi-Family	3,914	3,914	—	—	—	—	—
Commercial Real Estate	133,398	128,610	134	617	4,037	4,788	3.59
Commercial & Industrial	75,323	74,992	10	153	168	331	0.44
HELOC	10,179	10,063	—	16	100	116	1.14
Consumer	8,266	7,568	90	8	600	698	8.44
Total acquired loans	250,350	243,718	441	894	5,297	6,632	2.65%

Credit-impaired acquired loans
Single-Family Residential	333	333	—	—	—	—	—%
Construction - Speculative	—	—	—	—	—	—	—
Construction - Custom	—	—	—	—	—	—	—
Land - Acquisition & Development	2,393	1,929	—	464	—	464	19.39
Land - Consumer Lot Loans	—	—	—	—	—	—	—
Multi-Family	—	—	—	—	—	—	—
Commercial Real Estate	83,116	80,095	2,301	—	720	3,021	3.63
Commercial & Industrial	1,705	1,396	—	—	309	309	18.12
HELOC	11,266	11,176	—	—	90	90	0.80
Consumer	71	71	—	—	—	—	—
Total credit-impaired acquired loans	98,884	95,000	2,301	464	1,119	3,884	3.93%

Total loans	$7,714,968	$7,563,335	$35,179	$14,933	$101,521	$151,633	1.97%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

Most loans restructured in troubled debt restructurings ("TDRs") are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of from 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period. Principal forgiveness is not an available option for restructured loans. As of September 30, 2013 single-family residential loans comprised 86% of restructured loans compared to 86% at the prior year end. The Bank reserves for restructured loans within its allowance for loan loss methodology by taking into account the following performance indicators: 1) time since modification, 2) current payment status and 3) geographic area.

The following tables provides information related to loans that were restructured during the period ending:

	September 30, 2013			September 30, 2012
		Pre-Modification	Post-Modification		Pre-Modification	Post-Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
	Contracts	Investment	Investment	Contracts	Investment	Investment
		(In thousands)			(In thousands)
Troubled Debt Restructurings:
Single-Family Residential	406	$105,551	$105,551	787	$183,548	$183,548
Construction - Speculative	1	2,470	2,470	24	6,703	6,703
Construction - Custom	—	—	—	1	1,196	1,196
Land - Acquisition & Development	1	461	461	26	5,489	5,489
Land - Consumer Lot Loans	25	3,134	3,134	38	5,237	5,237
Multi-Family	1	36	36	4	3,104	3,104
Commercial Real Estate	15	11,523	11,523	4	6,224	6,224
Commercial & Industrial	1	56	56	—	—	—
HELOC	1	199	199	5	707	707
Consumer	2	33	33	—	—	—
	453	$123,463	$123,463	889	$212,208	$212,208

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

	September 30, 2013		September 30, 2012
	Number of	Recorded	Number of	Recorded
	Contracts	Investment	Contracts	Investment
		(In thousands)		(In thousands)
Troubled Debt Restructurings That Subsequently Defaulted:
Single-Family Residential	78	$17,120	123	$24,431
Construction - Speculative	—	—	—	—
Construction - Custom	—	—	—	—
Land - Acquisition & Development	—	—	—	—
Land - Consumer Lot Loans	2	237	12	1,402
Multi-Family	—	—	—	—
Commercial Real Estate	2	2,703	—	—
Commercial & Industrial	—	—	—	—
HELOC	1	79	—	—
Consumer	—	—	—	—
	83	$20,139	135	$25,833

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

The following table shows the changes in accretable yield for acquired impaired loans and acquired non-impaired loans for the years ended September 30, 2013 and 2012:

	September 30, 2013				September 30, 2012
	Acquired Impaired		Acquired Non-impaired		Acquired Impaired		Acquired Non-impaired
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
	(In thousands)				(In thousands)
Balance at beginning of period	$16,928	$77,613	$—	$—	—	—	$—	$—
Additions	—	9,865	10,804	351,335	21,384	93,691	—	—
Reclassification from nonaccretable balance, net	30,026	—	—	—	—	—	—	—
Accretion	(9,718)	9,718	(5,827)	5,827	(4,456)	4,456	—	—
Transfers to REO	—	(3,975)	—	(7,755)	—	(2,616)	—	—
Payments received, net	—	(23,503)	—	(104,034)	—	(17,918)	—	—
Balance at end of period	$37,236	$69,718	$4,977	$245,373	$16,928	$77,613	$—	$—

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

There were $9.9 million in loans acquired during Fiscal 2013 as part of the South Valley Bank acquisition for which it was probable at acquisition that all contractually required payments would not be collected. The timing and amount of future cash flows cannot be reasonable estimated; therefore, these loan are accounted for on a cash basis. The following table shows loans that were acquired during Fiscal 2012 as part of the Western National Bank acquisition and are accounted for under FASB ASC 310-30:

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
(1) Represents undiscounted expected principal and interest cash flows

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE D    Allowance for Losses on Loans

The following table summarizes the activity in the allowance for loan losses for the twelve months ended September 30, 2013 and 2012:

September 30, 2013	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$81,815	$(20,947)	$9,416	$(6,100)	$64,184
Construction - speculative	12,060	(1,446)	501	(2,708)	8,407
Construction - custom	347	(481)	—	1,016	882
Land - acquisition & development	15,598	(3,983)	4,105	(6,555)	9,165
Land - consumer lot loans	4,937	(1,363)	40	(62)	3,552
Multi-family	5,280	(1,043)	171	(592)	3,816
Commercial real estate	1,956	(747)	17	4,369	5,595
Commercial & industrial	7,626	(1,145)	95	10,038	16,614
HELOC	965	(163)	—	200	1,002
Consumer	2,563	(2,783)	2,000	1,744	3,524
	$133,147	$(34,101)	$16,345	$1,350	$116,741

September 30, 2012	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$83,307	$(53,789)	$8,164	$44,133	$81,815
Construction - speculative	13,828	(4,916)	711	2,437	12,060
Construction - custom	623	—	—	(276)	347
Land - acquisition & development	32,719	(16,978)	1,341	(1,484)	15,598
Land - consumer lot loans	5,520	(2,670)	—	2,087	4,937
Multi-family	7,623	(1,393)	504	(1,454)	5,280
Commercial real estate	4,331	(814)	225	(1,786)	1,956
Commercial & industrial	5,099	(249)	2,366	410	7,626
HELOC	1,139	(232)	66	(8)	965
Consumer	2,971	(3,538)	1,480	1,650	2,563
	$157,160	$(84,579)	$14,857	$45,709	$133,147

The Company recorded a $1,350,000 provision for loan losses during the fiscal year ended September 30, 2013, while a $44,955,000 provision was recorded for the year ended September 30, 2012. The credit quality of the portfolio has been improving significantly and economic conditions are more stable.

Non-performing assets (“NPAs”) amounted to $213,616,000, or 1.63%, of total assets at September 30, 2013, compared to $272,905,000, or 2.19%, of total assets one year ago. Acquired loans, including covered loans are not classified as non-performing loans because, at acquisition, the carrying value of these loans was adjusted to reflect fair value. For the year ended September 30, 2013, $13,800,000 in acquired loans were subject to the general allowance as the discount related to these balances is not sufficient to absorb potential losses. There was no additional provision for loan losses recorded on acquired or covered loans during the years ended September 30, 2013 and 2012. Non-accrual loans decreased from $173,427,000 at September 30, 2012, to $131,299,000 at September 30, 2013, a 24.3% decrease.

The Company had net charge-offs of $17,756,000 for the twelve months ended September 30, 2013, compared with $69,721,000 of net charge-offs for the same period one year ago. A loan is charged-off when the loss is estimable and it is confirmed that the borrower will not be able to meet its contractual obligations.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

At September 30, 2013, $113,268,000 of the allowance was calculated under the formulas contained in our general allowance methodology and the remaining $3,473,000 was made up of specific reserves on loans that were deemed to be impaired. For the period ending September 30, 2012, $117,164,000 of the allowance was calculated under the formulas contained in our general allowance methodology and the remaining $15,983,000 was made up of specific reserves on loans that were deemed to be impaired. The primary reasons for the shift in total allowance allocation from specific reserves to general reserves is due to the Company having already addressed many of the problem loans focused in the speculative construction and land A&D portfolios, combined with an increase in delinquencies and elevated charge-offs in the single-family residential portfolio.
The following tables show a summary of loans collectively and individually evaluated for impairment and the related allocation of general and specific reserves as of September 30, 2013 and 2012:

September 30, 2013	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Gross Loans Subject to General Reserve (1)	Ratio	Specific Reserve Allocation	Gross Loans Subject to Specific Reserve (1)	Ratio
	(In thousands)			(In thousands)
Single-family residential	$64,184	$5,262,159	1.2%	$—	$96,989	—%
Construction - speculative	7,307	115,554	6.3	1,100	15,224	7.2
Construction - custom	882	302,722	0.3	—	—	—
Land - acquisition & development	6,943	67,521	10.3	2,222	10,254	21.7
Land - consumer lot loans	3,506	107,216	3.3	46	14,455	0.3
Multi-family	3,711	824,279	0.5	105	7,405	1.4
Commercial real estate	5,595	400,789	1.4	—	14,172	—
Commercial & industrial	16,614	256,954	6.5	—	48	—
HELOC	1,002	111,169	0.9	—	1,017	—
Consumer	3,524	47,141	7.5	—	—	—
	$113,268	$7,495,504	1.5%	$3,473	$159,564	2.2%
 ___________________

(1)	Excludes acquired loans with discounts sufficient to absorb potential losses and covered loans

September 30, 2012	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Gross Loans Subject to General Reserve (1)	Ratio	Specific Reserve Allocation	Gross Loans Subject to Specific Reserve (1)	Ratio
	(In thousands)			(In thousands)
Single-family residential	$81,737	$5,694,337	1.4%	$78	$84,584	0.1%
Construction - speculative	9,079	104,312	8.7	2,981	25,325	11.8
Construction - custom	347	211,690	0.2	—	—	—
Land - acquisition & development	6,697	47,294	14.2	8,901	77,383	11.5
Land - consumer lot loans	4,176	138,666	3.0	761	3,178	23.9
Multi-family	2,818	694,140	0.4	2,462	16,000	15.4
Commercial real estate	1,158	292,550	0.4	798	26,660	3.0
Commercial & industrial	7,624	161,689	4.7	2	1,134	0.2
HELOC	965	112,812	0.9	—	90	—
Consumer	2,563	63,374	4.0	—	—	—
	$117,164	$7,520,864	1.6%	$15,983	$234,354	6.8%
 ___________________

(1)	Excludes acquired loans and covered loans

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

The following tables provide information on loans based on credit quality indicators (defined above) as of September 30, 2013 and 2012:

September 30, 2013	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Non-acquired loans
Single-family residential	$5,184,101	$4,595	$170,453	$—	$—	$5,359,149
Construction - speculative	99,436	3,199	28,143	—	—	130,778
Construction - custom	302,722	—	—	—	—	302,722
Land - acquisition & development	64,355	775	12,645	—	—	77,775
Land - consumer lot loans	121,039	—	632	—	—	121,671
Multi-family	819,911	2,114	9,659	—	—	831,684
Commercial real estate	373,012	21,652	20,297	—	—	414,961
Commercial & industrial	240,441	1,049	1,709	—	—	243,199
HELOC	112,186	—	—	—	—	112,186
Consumer	46,720	—	421	—	—	47,141
	$7,363,923	$33,384	$243,959	$—	$—	$7,641,266

Acquired loans
Single-family residential	$14,468	$—	$—	$—	$—	$14,468
Construction - speculative	—	—	—	—	—	—
Construction - custom	—	—	—	—	—	—
Land - acquisition & development	312	—	1,177	—	—	1,489
Land - consumer lot loans	3,313	—	—	—	—	3,313
Multi-family	3,227	—	687	—	—	3,914
Commercial real estate	105,055	4,190	24,178	—	—	133,423
Commercial & industrial	64,933	1,309	9,084	—	—	75,326
HELOC	10,179	—	—	—	—	10,179
Consumer	8,267	—	—	—	—	8,267
	$209,754	$5,499	$35,126	$—	$—	$250,379

Credit impaired acquired loans
Pool 1 - Construction and land A&D	$980	$461	$955	$—	$—	$2,396
Pool 2 - Single-family residential	333	—	—	—	—	333
Pool 3 - Multi-family	—	—	—	—	—	—
Pool 4 - HELOC & other consumer	11,337	—	—	—	—	11,337
Pool 5 - Commercial real estate	52,509	3,155	21,245	—	—	76,909
Pool 6 - Commercial & industrial	881	—	7,044	—	—	7,925
Total credit impaired acquired loans	$66,040	$3,616	$29,244	$—	$—	$98,900
Total gross loans	$7,639,717	$42,499	$308,329	$—	$—	$7,990,545

Total grade as a % of total gross loans	95.6%	0.5%	3.9%	—%	—%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

September 30, 2012	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Non-acquired loans
Single-family residential	$5,588,252	$844	$189,826	$—	$—	$5,778,922
Construction - speculative	86,126	10,113	33,398	—	—	129,637
Construction - custom	211,690	—	—	—	—	211,690
Land - acquisition & development	73,661	4,637	46,379	—	—	124,677
Land - consumer lot loans	140,006	223	1,615	—	—	141,844
Multi-family	684,649	5,098	20,393	—	—	710,140
Commercial real estate	278,022	16,282	24,906	—	—	319,210
Commercial & industrial	158,421	1,071	3,331	—	—	162,823
HELOC	112,902	—	—	—	—	112,902
Consumer	62,611	354	409	—	—	63,374
	$7,396,340	$38,622	$320,257	$—	$—	$7,755,219

Acquired loans
Single-family residential	$—	$—	$—	$—	$—	$—
Construction - speculative	—	—	—	—	—	—
Construction - custom	—	—	—	—	—	—
Land - acquisition & development	—	—	—	—	—	—
Land - consumer lot loans	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial & industrial	—	—	—	—	—	—
HELOC	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
	$—	$—	$—	$—	$—	$—

Credit impaired acquired loans
Pool 1 - Construction and land A&D	$2,466	$—	$3,125	$—	$—	$5,591
Pool 2 - Single-family residential	342	—	—	—	—	342
Pool 3 - Multi-family	—	—	601	—	—	601
Pool 4 - HELOC & other consumer	14,137	—	—	—	—	14,137
Pool 5 - Commercial real estate	53,683	4,308	28,200	963	—	87,154
Pool 6 - Commercial & industrial	1,566	58	733	935	—	3,292
Total credit impaired acquired loans	$72,194	$4,366	$32,659	$1,898	$—	$111,117
Total gross loans	$7,468,534	$42,988	$352,916	$1,898	$—	$7,866,336

Total grade as a % of total gross loans	94.9%	0.6%	4.5%	—%	—%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

The following tables provide information on non-acquired loans based on payment activity as of September 30, 2013 and 2012:

September 30, 2013	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,258,688	98.1%	$100,460	1.9%
Construction - speculative	126,218	96.5	4,560	3.5
Construction - custom	302,722	100.0	—	—
Land - acquisition & development	74,872	96.3	2,903	3.7
Land - consumer lot loans	118,334	97.3	3,337	2.7
Multi-family	825,111	99.2	6,573	0.8
Commercial real estate	389,423	97.1	11,736	2.9
Commercial & industrial	256,525	99.8	477	0.2
HELOC	111,923	99.8	263	0.2
Consumer	46,151	97.9	990	2.1
	$7,509,967	98.3%	$131,299	1.7%

September 30, 2012	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,647,729	97.7%	$131,193	2.3%
Construction - speculative	119,003	91.8	10,634	8.2
Construction - custom	211,151	99.7	539	0.3
Land - acquisition & development	111,200	89.2	13,477	10.8
Land - consumer lot loans	136,695	96.4	5,149	3.6
Multi-family	705,955	99.4	4,185	0.6
Commercial real estate	311,557	97.6	7,653	2.4
Commercial & industrial	162,807	100.0	16	—
HELOC	112,704	99.8	198	0.2
Consumer	62,991	99.4	383	0.6
	$7,581,792	97.8%	$173,427	2.2%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

The following tables provide information on impaired loans based on loan types as of September 30, 2013 and 2012:

September 30, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
With no related allowance recorded:
Single-family residential	$33,883	$38,928	$—		$21,458
Construction - speculative	3,891	4,099	—		3,339
Construction - custom	—	—	—		—
Land - acquisition & development	3,020	10,705	—		2,548
Land - consumer lot loans	3,186	3,376	—		1,839
Multi-family	4,929	4,929	—		1,734
Commercial real estate	23,537	31,876	—		9,651
Commercial & industrial	7,279	31,197	—		3,123
HELOC	446	946	—		133
Consumer	601	618	—		127
	80,772	126,674	—		43,952
With an allowance recorded:
Single-family residential	335,140	341,910	15,137		330,407
Construction - speculative	8,892	9,342	1,100		12,362
Construction - custom	—	—	—		—
Land - acquisition & development	2,598	4,002	—		8,315
Land - consumer lot loans	12,631	13,014	2,222		12,301
Multi-family	5,958	6,178	46		7,731
Commercial real estate	7,539	8,476	105		9,321
Commercial & industrial	56	56	—		11
HELOC	938	938	—		858
Consumer	33	33	—		9
	373,785	383,949	18,610	(1)	381,315
Total:
Single-family residential	369,023	380,838	15,137		351,865
Construction - speculative	12,783	13,441	1,100		15,701
Construction - custom	—	—	—		—
Land - acquisition & development	5,618	14,707	—		10,863
Land - consumer lot loans	15,817	16,390	2,222		14,140
Multi-family	10,887	11,107	46		9,465
Commercial real estate	31,076	40,352	105		18,972
Commercial & industrial	7,335	31,253	—		3,134
HELOC	1,384	1,884	—		991
Consumer	634	651	—		136
	$454,557	$510,623	$18,610	(1)	$425,267
____________________

(1)	Includes $3,473,000 of specific reserves and $15,137,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

September 30, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
With no related allowance recorded:
Single-family residential	$106,955	$124,342	$—		$49,524
Construction - speculative	13,726	16,568	—		13,581
Construction - custom	—	—	—		—
Land - acquisition & development	18,000	30,209	—		16,417
Land - consumer lot loans	1,677	2,185	—		487
Multi-family	8,792	8,991	—		6,935
Commercial real estate	31,190	42,656	—		12,946
Commercial & industrial	1,146	7,363	—		581
HELOC	90	1,066	—		36
Consumer	—	4	—		—
	181,576	233,384	—		100,507
With an allowance recorded:
Single-family residential	317,901	317,901	25,723		305,350
Construction - speculative	12,836	12,836	2,981		12,822
Construction - custom	—	—	—		—
Land - acquisition & development	20,750	20,750	8,901		21,650
Land - consumer lot loans	13,881	13,881	761		13,126
Multi-family	14,153	14,555	2,462		14,279
Commercial real estate	3,722	3,722	798		2,897
Commercial & industrial	—	2	2		22
HELOC	734	734	—		743
Consumer	—	—	—		—
	383,977	384,381	41,628	(1)	370,889
Total:
Single-family residential	424,856	442,243	25,723		354,874
Construction - speculative	26,562	29,404	2,981		26,403
Construction - custom	—	—	—		—
Land - acquisition & development	38,750	50,959	8,901		38,067
Land - consumer lot loans	15,558	16,066	761		13,613
Multi-family	22,945	23,546	2,462		21,214
Commercial real estate	34,912	46,378	798		15,843
Commercial & industrial	1,146	7,365	2		603
HELOC	824	1,800	—		779
Consumer	—	4	—		—
	$565,553	$617,765	$41,628	(1)	$471,396

____________________

(1)	Includes $15,983,000 of specific reserves and $25,645,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE E    INTEREST RECEIVABLE

September 30,	2013	2012
	(In thousands)
Loans receivable	$41,043	$40,600
Mortgage-backed securities	6,428	5,187
Investment securities	1,747	1,070
	$49,218	$46,857

These amounts do not include interest income related to swaps of $182,000 for 2013. There were not any swaps for 2012.

NOTE F    PREMISES AND EQUIPMENT

September 30,		2013	2012
		(In thousands)
	Estimated Useful Life
Land	—	$92,560	$82,426
Buildings	25 - 40	132,822	114,106
Leasehold improvements	7 - 15	8,411	7,530
Furniture, fixtures and equipment	2 - 10	36,798	33,522
		270,591	237,584
Less accumulated depreciation and amortization		(64,419)	(58,739)
		$206,172	$178,845

The Company has non-cancelable operating leases for branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, were as follows: $4.2 million for 2014, $3.5 million for 2015, $2.5 million for 2016, $1.8 million for 2017 and $6.6 million thereafter. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $4,680,000, $3,825,000 and $3,083,000 in 2013, 2012 and 2011, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE G    CUSTOMER ACCOUNTS

September 30,	2013	2012
	(In thousands)
Checking accounts, .15% and under	$1,247,885	$894,639
Passbook and statement accounts, .20% and under	404,937	314,634
Insured money market accounts, .01% to .30%	1,888,020	1,737,180
Certificate accounts
Less than 2.00%	4,716,427	4,308,341
2.00% to 2.99%	631,256	841,520
3.00% to 3.99%	175,549	381,324
4.00% to 4.99%	25,335	98,119
5.00% to 5.99%	862	861
Total certificates	5,549,429	5,630,165
	$9,090,271	$8,576,618
Certificate maturities are as follows:
September 30,	2013	2012
	(In thousands)
Within 1 year	$3,642,142	$3,556,701
1 to 2 years	789,037	1,013,450
2 to 3 years	406,960	425,559
Over 3 years	711,290	634,455
	$5,549,429	$5,630,165

Customer accounts over $250,000 totaled $1,336,054,000 as of September 30, 2013 and $1,036,388,000 as of September 30, 2012.

Interest expense on customer accounts consisted of the following:

Year ended September 30,	2013	2012	2011
	(in thousands)
Checking accounts	$936	$857	$1,908
Passbook and statement accounts	566	574	682
Insured money market accounts	4,280	4,609	7,148
Certificate accounts	62,669	81,506	106,878
	68,451	87,546	116,616
Less early withdrawal penalties	(548)	(607)	(781)
	$67,903	$86,939	$115,835
Weighted average interest rate at end of year	0.69%	0.90%	1.14%
Weighted daily average interest rate during the year	0.75%	0.99%	1.32%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE H    FHLB ADVANCES AND OTHER BORROWINGS

Maturity dates of FHLB advances were as follows:

September 30,	2013	2012
	(In thousands)
FHLB advances
Within 1 year	—	—
1 to 3 years	350,000	100,000
4 to 5 years	850,000	500,000
More than 5 years	730,000	1,280,000
	$1,930,000	$1,880,000

$175,000,000 of the 2013 advances and $450,000,000 of the 2012 advances included in the above table are callable by the FHLB. If these callable advances were to be called at the earliest call dates, the maturities of all FHLB advances would be as follows:

September 30,	2013	2012
	(In thousands)
FHLB advances
Within 1 year	$175,000	$275,000
1 to 3 years	350,000	275,000
4 to 5 years	775,000	500,000
More than 5 years	630,000	830,000
	$1,930,000	$1,880,000

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows:

September 30,	2013	2012	2011
	(In thousands)
Weighted average interest rate at end of year	3.52%	3.60%	4.10%
Weighted daily average interest rate during the year	3.57%	4.14%	4.35%
Daily average of FHLB advances	$1,905,479	$1,949,019	$1,883,135
Maximum amount of FHLB advances at any month end	1,930,000	1,961,895	1,962,616
Interest expense during the year (excludes interest rate swap expense)	68,075	80,617	81,994

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

As of September 30, 2013 and 2012, respectively, there were no reverse repurchase agreements or other borrowings.

The Bank has historically entered into sales of reverse repurchase agreements. Fixed-coupon reverse repurchase agreements have been treated as financings, and the obligations to repurchase securities sold have been reflected as a liability in the consolidated statements of financial condition.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

Financial data pertaining to the weighted-average cost and the amount of securities sold under agreements to repurchase in prior years were as follows:

September 30,	2013	2012	2011
	(Dollars in thousands)
Weighted average interest rate at end of year	—%	—%	3.90%
Weighted daily average interest rate during the year	—%	3.71%	3.73%
Daily average of securities sold under agreements to repurchase	$—	$692,896	$800,000
Maximum securities sold under agreements to repurchase at any month end	—	800,000	800,000
Interest expense during the year	—	25,693	29,867

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE I        DERIVATIVES AND HEDGING ACTIVITIES

The Company periodically enters into certain interest rate swap agreements in order to provide commercial loan customers the ability to convert their obligations from variable to fixed interest rates. Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to a swap agreement, and then enters into a corresponding swap agreement with a third party in order to offset its exposure on the customer swap agreement. As the interest rate swap agreements with the customers and third parties are not designated as hedges under "FASB ASC 815, Derivatives and Hedging", the instruments are marked to market in earnings.
The notional amount of open interest rate swap agreements at September 30, 2013 was $83,593,679. There was no net impact on income due to changes in fair value for the 12 months ended September 30, 2013 as the changes in value for the asset swap and the liability swap offset each other. The fee income related to swaps was $552,609 for 2013, and this amount is included in miscellaneous loan fees.
The Company periodically enters into forward contracts to purchase mortgage-backed securities as part of its interest rate risk management program. The Company has determined anticipated purchase dates for each forward commitment to be mid-October 2013. The notional amount of commitments to purchase mortgage-backed securities at September 30, 2013 was $200,000,000. The fair value of these contracts is included with the available-for-sale securities on the statement of financial condition.
The following table presents the fair value and balance sheet classification of derivatives not designated as hedging instruments at September 30, 2013 and September 30, 2012:

	Asset Derivatives				Liability Derivatives
	September 30, 2013		September 30, 2012		September 30, 2013		September 30, 2012
	Balance Sheet		Balance Sheet		Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value	Location	Fair Value	Location	Fair Value
	(In thousands)
Interest rate contracts	Other assets	$7	N/A	N/A	Other liabilities	$7	N/A	N/A
Commitments to purchase MBS	AFS securities	3,188	N/A	N/A	N/A	N/A	N/A	N/A

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE J     INCOME TAXES
The Consolidated Statements of Financial Condition at September 30, 2013 and 2012 include net deferred tax assets (liabilities) of $22,554,000 and $8,449,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of liabilities and assets. The major sources of these temporary differences and their deferred tax effects were as follows:

September 30,	2013	2012
	(In thousands)
Deferred tax assets
Loan loss reserves	$52,182	$48,932
REO reserves	18,018	24,003
Asset Purchase Tax Basis Difference (net)	20,008	29,165
Delinquent accrued interest	6,536	5,932
Other, net	3,810	958
Total deferred tax assets	100,554	108,990
Deferred tax liabilities
FDIC indemnification asset	8,033	21,050
Federal Home Loan Bank stock dividends	34,367	35,557
Valuation adjustment on available-for-sale securities	3,706	7,731
Loan origination costs	11,980	12,670
Depreciation	19,722	22,313
Deferred gain on forward commitments	—	—
Core deposit intangible	192	1,220
Total deferred tax liabilities	78,000	100,541
Net deferred tax asset	22,554	8,449
Current tax asset	21,446	14,064
Net tax asset	$44,000	$22,513
A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,	2013	2012	2011
Statutory income tax rate	35%	35%	35%
State income tax	2	2	2
Other differences	(2)	(1)	(1)
Effective income tax rate	35%	36%	36%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

Income taxes (benefit) are summarized as follows:

	2013	2012
Federal:
Current	$66,756	$57,047
Deferred	10,355	15,589
	77,111	72,636
State:
Current	$5,213	$4,091
Deferred	787	1,001
	6,000	5,092
Total
Current	71,969	61,138
Deferred	11,142	16,590
	$83,111	$77,728
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2013	2012
	(In thousands)
Balance at October 1,	$4,509	$4,191
Tax positions related to current year:
Additions	—	—
Reductions	—	—
Tax positions related to prior years:
Additions	234	506
Reductions	(1,293)	—
Settlements with taxing authorities	(302)	—
Lapses in statues of limitations	(3,033)	(188)
Balance at September 30,	$115	$4,509

As of 2013 and 2012, the Company's liability for uncertain tax positions was $0.1 million and $3.2 million, respectively. Included in the balance of unrecognized tax benefits at 2013, are $0.1 million of tax benefits that, if recognized, would affect the effective tax rate. The Company records interest and penalties related to uncertain tax positions in income tax expense. As of 2013 and 2012, there were approximately $0.0 million and $2.0 million, respectively, of accrued interest and $0.0 million and $0.3 million, respectively, of accrued penalties.
Based on current information the Company does not expect that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on the results of operations or the financial position of the Company.
The Company's federal income tax returns are open for the tax years 2010 through 2013. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to two years after formal notification to the states. The Company has various federal and state income tax returns in the process of examination. The Company's unrecognized tax benefits are related to state returns open from 2010 through 2013.
The Company has been examined by the Internal Revenue Service through the year ended September 30, 1990. There were no material changes made to the Company's originally reported taxable income as a result of this examination.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE K    401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains a 401(k) and Employee Stock Ownership Plan (the "Plan") for the benefit of its employees. Company contributions are made semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act of 1974.

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

In August 1995 the Company received a favorable determination from the Internal Revenue Service to include an Employee Stock Ownership feature as part of the Plan. This feature allows employees to direct a portion of their vested account balance toward the purchase of Company stock. Company contributions to the Plan amounted to $5,870,000, $5,400,000 and $5,400,000 for the years ended 2013, 2012 and 2011, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE L    STOCK AWARD PLANS

The Company has one equity-based compensation plan which was approved by stockholders and provides for a combination of stock options and stock grants. Stockholders authorized 5,000,000 shares of common stock to be reserved pursuant to the 2011 Incentive Plan. Under the Plan, 4,357,600 shares remain available for issuance.

Stock option awards are granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms. The Company's policy is to issue new shares upon option exercises. The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model. This model requires input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors that would otherwise have a significant effect on the value of employee stock options granted but are not considered by the model. Expected volatility is based on the historical volatility of the Company's stock. The risk-free interest rate is based on the U.S. Treasury yield curve that is in effect at the time of grant with a remaining term equal to the options' expected life. The expected term represents the period of time that options granted are expected to be outstanding.

The following weighted-average assumptions were used to estimate the fair value of stock options granted during the periods indicated:

Year ended September 30,	2013	2012	2011
Annual dividend yield	—%	2.34%	1.89%
Expected volatility	—%	31%	30%
Risk-free interest rate	—%	0.77%	2.00%
Expected life	0.0 years	4.5 years	4.5 years

A summary of stock option activity under the Plan as of 2013 and changes during the year is as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2012	2,300,106	$20.60	4	$1,269
Granted	—	—
Exercised	(236,691)	18.12
Forfeited	(159,837)	20.31
Outstanding at September 30, 2013	1,903,578	$20.93	4	$2,563
Exercisable at September 30, 2013	1,615,828	$21.82	3	$1,196

Miscellaneous information related to stock options is presented below:

	2013	2012	2011
	(Dollars in thousands)
Compensation cost for stock options	$473	$848	$1,087
Weighted avg. grant date FV	3.24	3.53	3.89
Total intrinsic value of options exercised	781	125	259
Grant date FV of options exercised	791	54	312
Cash received from option exercises	4,261	357	1,630
Tax benefit realized for option exercises	1	—	37

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

A summary of the Company's non-vested stock options as of 2013 and changes during the year is as follows:

Non-vested Options	Shares	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2012	614,272	$3.20
Granted	—	—
Vested	(283,407)	2.95
Forfeited	(43,115)	3.25
Outstanding at September 30, 2013	287,750	$3.44

As of September 30, 2013, unrecognized compensation cost for stock options, net of forfeitures, totaled $740,123, which is expected to be recognized over a weighted average remaining period of 2.1 years.

The Company also grants shares of restricted stock awards pursuant to its 2011 Incentive Plan. These shares of restricted stock vest over a period of one to seven years. The Company had a total of 834,935 shares of restricted stock issued as of September 30, 2013, with a fair market value at the date of grant of $14.2 million. At the prior year end, the Company had a total of 630,735 shares issued with a fair market value at the date of grant of $10.7 million.
A summary of the Company's non-vested share awards as of 2013 and changes during the year is as follows:

Non-vested Share Awards	Shares	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2012	189,609
Granted	268,750
Vested	(225,542)
Forfeited	(23,150)
Outstanding at September 30, 2013	209,667	$15.89
The Company accounts for restricted stock grants by recording the fair value of the grant to compensation expense over the vesting period. Compensation expense related to restricted stock was $2,815,049, $1,992,000 and $1,537,000 for the years ended 2013, 2012 and 2011, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE M    STOCKHOLDERS' EQUITY

The Company and the Bank are subject to various regulatory capital requirements. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk weighted assets (as defined in the regulations) and Tier 1 capital to average assets (as defined in the regulations). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Company and the Bank are also subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.

As of September 30, 2013 and 2012, the Company and the Bank met all capital adequacy requirements to which they are subject, and the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. The Bank's actual capital amounts and ratios as of these dates are also presented. There are no conditions or events since that management believes have changed the Bank's categorization.

	Actual		Capital Adequacy Guidelines		Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Capital	Ratio	Capital	Ratio
As of September 30, 2013	(In thousands)
Total Capital (to risk-weighted assets)
The Company	$1,749,383	26.49%	$528,243	8.00%	NA	NA
The Bank	$1,693,227	25.64%	$528,380	8.00%	$660,475	10.00%
Tier I Capital (to risk-weighted assets)
The Company	$1,666,091	25.23%	$264,121	4.00%	NA	NA
The Bank	$1,609,914	24.38%	$264,190	4.00%	$396,285	6.00%
Tier 1 Capital (to average assets)
The Company	$1,666,091	13.03%	$511,334	4.00%	NA	NA
The Bank	$1,609,914	12.59%	$511,358	4.00%	$639,197	5.00%

As of September 30, 2012
Total Capital (to risk-weighted assets)
The Company	$1,707,211	28.14%	$485,310	8.00%	NA	NA
The Bank	$1,653,760	27.29%	$484,822	8.00%	$606,028	10.00%
Tier I Capital (to risk-weighted assets)
The Company	$1,630,656	26.88%	$242,655	4.00%	NA	NA
The Bank	$1,577,280	26.03%	$242,411	4.00%	$363,617	6.00%
Tier 1 Capital (to average assets)
The Company	$1,630,656	12.83%	$508,534	4.00%	NA	NA
The Bank	$1,577,280	12.92%	$488,445	4.00%	$610,556	5.00%

At periodic intervals, the Federal Reserve, the OCC and the Federal Deposit Insurance Corporation (FDIC) routinely examine the Company's and the Bank's financial statements as part of their oversight. Based on their examinations, these regulators can direct that the Company's or Bank's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

determined; however, no adjustments were proposed as a result of the most recent examination which concluded in July, 2013.

The Federal Reserve and the OCC approved final capital rules in July 2013 that substantially amend the existing capital rules for bank holding companies and banks. These are further described in the 10-K report under "Washington Federal, National Association (Bank) - Regulatory Capital Requirements".

The Company has an ongoing stock repurchase program. 6,315,196 shares were repurchased during 2013 at a weighted average cost of $17.46. In 2012, 2,895,484 shares were repurchased during the year at a weighted average price of $14.48. As of September 30, 2013, management had authorization from the Board of Directors to repurchase up to 9,872,834 additional shares.

In connection with 2008 Troubled Asset Relief Program ("TARP") the Company issued 1,707,456 warrants to purchase common stock at an exercise price of $17.57. As of September 30, 2013, 1,700,856 warrants remained outstanding with an expiration date of November 14, 2018. The warrants have been included in the calculation of diluted shares outstanding using the treasury stock method.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

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

		2013		2012
	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(In thousands)
Financial assets
Cash and cash equivalents	1	$203,563	$203,563	$751,430	$751,430
Available-for-sale securities:
Equity securities	1	101,237	101,237		—
Obligations of U.S. government	2	533,975	533,975	183,560	183,560
Obligations of states and political subdivisions	2	22,545	22,545	24,844	24,844
Obligations of foreign governments		—	—	—	—
Corporate debt securities	2	452,015	452,015	403,325	403,325
Mortgage-backed securities
Agency pass-through certificates	2	1,251,176	1,251,176	1,169,976	1,169,976
Other debt securities		—	—	—	—
Total available-for-sale securities		2,360,948	2,360,948	1,781,705	1,781,705
Held-to-maturity securities:	2
Equity securities		—	—	—	—
Obligations of U.S. government		—	—	—	—
Obligations of states and political subdivisions		—	—	795	802
Obligations of foreign governments		—	—	—	—
Corporate debt securities		—	—	—	—
Mortgage-backed securities
Agency pass-through certificates		1,654,666	1,582,849	1,190,692	1,216,421
Other debt securities		—	—	—	—
Total held-to-maturity securities		1,654,666	1,582,849	1,191,487	1,217,223
Loans receivable	3	7,528,030	8,070,279	7,451,998	7,949,892
Covered loans	3	295,947	300,610	288,376	289,754
FDIC indemnification asset	3	64,615	62,300	87,571	85,846
FHLB stock	2	173,009	173,009	149,840	149,840
Financial liabilities
Customer accounts	2	9,090,271	8,585,068	8,576,618	8,406,432
FHLB advances and other borrowings	2	1,930,000	2,064,248	1,880,000	2,110,223
For a description of the level in fair value hierarchy under the provisions of the Fair Value Measurements and Disclosures topic of the FASB Accounting Standards Codification please see note Q.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash and cash equivalents – The carrying amount of these items is a reasonable estimate of their fair value.

Available-for-sale securities and held-to-maturity securities – Securities at fair value are priced using model pricing based on the securities' relationship to other benchmark quoted prices as provided by an independent third party and under the provisions of the Fair Value Measurements and Disclosures topic of the FASB Accounting Standards Codification are considered a Level 2 input method except for equity securities which are considered a Level 1 input method.

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
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE O    FINANCIAL INFORMATION – WASHINGTON FEDERAL, INC.

The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

Statements of Financial Condition
September 30,	2013	2012
	(In thousands)
Assets
Cash	$66,425	$61,926
Investment in subsidiary	1,881,458	1,846,375
Other assets	—	1
Total assets	$1,947,883	$1,908,302
Liabilities
Dividend payable and other liabilities	$10,248	$8,550
Total liabilities	10,248	8,550
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 132,572,475 and 129,950,223 shares issued; 102,484,671 and 106,177,615 shares outstanding	$132,573	$129,950
Paid-in capital	1,625,051	1,586,295
Accumulated other comprehensive income, net of tax	6,378	13,306
Treasury stock, at cost; 30,087,804 and 23,772,608 shares	(420,817)	(310,579)
Retained earnings	594,450	480,780
Total stockholders’ equity	1,937,635	1,899,752
Total liabilities and stockholders’ equity	$1,947,883	$1,908,302

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

Statements of Operations
Year ended September 30,	2013	2012	2011
	(In thousands)
Income
Dividends from subsidiary	$143,799	$106,234	$100,600
Total Income	143,799	106,234	100,600
Expense
Miscellaneous	530	564	626
Total expense	530	564	626

Net income before equity in undistributed net income of subsidiary	143,269	105,670	99,974
Equity in undistributed net income of subsidiary	8,045	32,513	11,167
Income before income taxes	151,314	138,183	111,141
Income tax benefit	191	—	—
Net income	$151,505	$138,183	$111,141

Statements of Cash Flows	2013	2012	2011
	(In thousands)
Cash Flows From Operating Activities
Net income	$151,505	$138,183	$111,141
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(4,893)	(32,513)	(4,382)
Decrease (increase) in other assets	1	36	(37)
Increase in other liabilities	1,698	2,508	1,121
Net cash provided by operating activities	148,311	108,214	107,843
Cash Flows From Financing Activities
Proceeds from exercise of common stock options and related tax benefit	4,261	357	1,686
Treasury stock purchased	(110,238)	(41,914)	(59,680)
Dividends paid on common stock	(37,835)	(32,430)	(26,796)
Net cash used in financing activities	(143,812)	(73,987)	(84,790)
Increase (decrease) in cash	4,499	34,227	23,053
Cash at beginning of year	61,926	27,699	4,646
Cash at end of year	$66,425	$61,926	$27,699

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE P    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter for the years ended September 30, 2013 and 2012:

Year Ended September 30, 2013	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$131,309	$126,505	$128,176	$130,302
Interest expense	35,875	33,482	33,461	33,343
Net interest income	95,434	93,023	94,715	96,959
Provision for loan losses	3,600	—	—	(2,250)
Other operating income (REO expense)	1,638	2,043	5,236	11,157
Other operating expense	38,298	41,164	41,610	43,167
Income before income taxes	55,174	53,902	58,341	67,199
Income taxes	19,891	17,924	21,003	24,293
Net income	$35,283	$35,978	$37,338	$42,906

Basic earnings per share	$0.33	$0.34	$0.36	$0.42
Diluted earnings per share	0.33	0.34	0.36	0.41
Cash dividends per share	0.08	0.09	0.09	0.10
Return of average assets	1.11%	1.10%	1.15%	1.32%

Year Ended September 30, 2012	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$155,926	$154,581	$145,384	$134,380
Interest expense	52,212	49,979	48,849	42,209
Net interest income	103,714	104,602	96,535	92,171
Provision for loan losses	11,210	18,000	10,366	5,379
Other operating income (REO expense)	(5,923)	3,446	4,736	4,439
Other operating expense	34,365	36,812	35,964	35,713
Income before income taxes	52,216	53,236	54,941	55,518
Income taxes	18,798	19,165	19,778	19,987
Net income	$33,418	$34,071	$35,163	$35,531

Basic earnings per share	$0.31	$0.32	$0.33	$0.33
Diluted earnings per share	0.31	0.32	0.33	0.33
Cash dividends per share	0.08	0.08	0.08	0.08
Return of average assets	0.98%	1.00%	1.04%	1.10%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

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
Measured on a Recurring Basis
Securities
Securities available for sale are recorded at fair value on a recurring basis. Securities at fair value are priced using model pricing based on the securities' relationship to other benchmark quoted prices as provided by an independent third party (primarily Bloomberg), and under the provisions of FASB ASC 820, Fair Value Measurement, are considered a Level 2 input method.

The following table presents the balance of assets measured at fair value on a recurring basis at September 30, 2013:

	Fair Value at September 30, 2013
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	$101,237	$—	$—	$101,237
Obligations of U.S. government	—	533,975	—	533,975
Obligations of states and political subdivisions	—	22,545	—	22,545
Obligations of foreign governments	—	—	—	—
Corporate debt securities	—	452,015	—	452,015
Agency pass through mortgage-backed securities	—	1,251,176	—	1,251,176
Other debt securities	—	—	—	—
Balance at end of period	$101,237	$2,259,711	$—	$2,360,948

There were no transfers between, into and/or out of Levels 1, 2 or 3 during the year ended September 30, 2013 other than a transfer from Level 2 to Level 1 of $511 in Equity Securities.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

Measured on a Nonrecurring Basis
Impaired Loans & Real Estate Held for Sale
From time to time, and on a nonrecurring basis, fair value adjustments to collateral-dependent loans and real estate held for sale are recorded to reflect write-downs of principal balances based on the current appraised or estimated value of the collateral. When management determines that the fair value of the collateral or the real estate held for sale requires additional adjustments, either as a result of a non-current appraisal value or when there is no observable market price, the Company classifies the impaired loan or real estate held for sale as Level 3. Level 3 assets recorded at fair value on a nonrecurring basis at September 30, 2013, included loans for which a specific reserve allowance was established or a partial charge-off was recorded based on the fair value of collateral, as well as covered REO and real estate held for sale for which fair value of the properties was less than the cost basis. Real estate held for sale consists principally of properties acquired through foreclosure.
The following table presents the aggregated balance of assets measured at estimated fair value on a nonrecurring basis for the year ended September 30, 2013, and the total losses resulting from those fair value adjustments for the quarter and year ended September 30, 2013. These estimated fair values are shown gross of estimated selling costs:

	Through September 30, 2013				Quarter Ended September 30, 2013	Year Ended September 30, 2013
	Level 1	Level 2	Level 3	Total	Total Losses
	(In thousands)
Impaired loans (1)	$—	$—	$87,170	$87,170	$366	$13,371
Covered REO (2)	—	—	20,308	20,308	208	811
Real estate held for sale (2)	—	—	82,840	82,840	4,618	24,268
Balance at end of period	$—	$—	$190,318	$190,318	$5,192	$38,450
 ___________________

(1)	The losses represents remeasurements of collateral-dependent loans.

(2)	The losses represents aggregate writedowns and charge-offs on real estate held for sale.
There were no liabilities carried at fair value, measured on a recurring or nonrecurring basis, at September 30, 2013.
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
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

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
The following method is used to value real estate held for sale:

•
When a loan is reclassified from loan status to real estate held for sale due to the Company taking possession of the collateral, a Special Credits officer, along with the Special Credits manager, obtains a valuation, which may include a third-party appraisal, which is used to establish the fair value of the underlying collateral. The determined fair value, to the extent it does not exceed the carrying value of the loan, becomes the carrying value of the REO asset. In addition to the valuations from independent third-party sources, the carrying balance of REO assets are written down once a bona fide offer is contractually accepted, through execution of a Purchase and Sale Agreement, where the accepted price is lower than the current balance of the particular REO asset. The fair value of REO assets is re-evaluated quarterly and the REO asset is adjusted to reflect the lower of cost or fair value as necessary.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

NOTE R    Covered Assets

Covered assets represent loans and real estate held for sale acquired from the FDIC that are subject to loss sharing agreements and were $326,927,000 as of September 30, 2013, versus $317,925,000 as of September 30, 2012.
As of the close of business October 31, 2012, the Company acquired covered assets as part of the South Valley acquisition as described in Note A.
The carrying balance of acquired covered loans have been included in the following tables. The Company evaluated the acquired loans for impairment. Loans are accounted for under FASB ASC 310-30 when there is evidence of credit deterioration since origination and for which it is probable, at acquisition, that the Company would be unable to collect all contractually required payments.

The following table reflects the carrying value of all acquired impaired and non-impaired loans as of September 30, 2013 and 2012:

	September 30, 2013			September 30, 2012
	Acquired Impaired Loans	Acquired Non-impaired Loans	Total	Acquired Impaired Loans	Acquired Non-impaired Loans	Total
	(In thousands)
Single-family residential	$28,428	$28,460	$56,888	$7,699	$35,676	$43,375
Construction – speculative	440	—	440	4,519	90	4,609
Construction – custom	1,197	—	1,197	1,196	—	1,196
Land – acquisition & development	17,953	4,810	22,763	22,747	11,430	34,177
Land – consumer lot loans	496	245	741	497	498	995
Multi-family	6,933	18,852	25,785	4,698	27,645	32,343
Commercial real estate	121,105	89,499	210,604	83,784	121,592	205,376
Commercial & industrial	14,949	9,416	24,365	18,504	13,023	31,527
HELOC	3,869	14,750	18,619	309	17,971	18,280
Consumer	242	604	846	659	918	1,577
Total covered loans	$195,612	$166,636	$362,248	$144,612	$228,843	$373,455
Allowance for losses	—	—	—	—	—	—
	$195,612	$166,636	$362,248	$144,612	$228,843	$373,455
Discount			(66,301)			(85,079)
Covered loans, net			$295,947			$288,376

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

Changes in the carrying amount and accretable yield for acquired impaired and non-impaired loans were as follows for the fiscal years ended September 30, 2013 and 2012:

	September 30, 2013				September 30, 2012
	Acquired Impaired		Acquired Non-impaired		Acquired Impaired		Acquired Non-impaired
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
	(In thousands)				(In thousands)
Balance at beginning of period	$50,902	$74,953	$23,789	$213,423	$37,072	$116,061	$30,370	$269,888
Additions	43,299	107,946	—	—	—	—	—	—
Reclassification from nonaccretable balance, net	17,850	—	—	—	34,690	—	—	—
Accretion	(33,774)	33,774	(6,526)	6,526	(20,860)	20,860	(6,581)	6,581
Transfers to REO	—	(11,196)	—	—	—	(15,905)	—	—
Payments received, net	—	(67,386)	—	(62,093)	—	(46,063)	—	(63,046)
Balance at end of period	$78,277	$138,091	$17,263	$157,856	$50,902	$74,953	$23,789	$213,423
At September 30, 2013 and September 30, 2012, none of the acquired impaired or non-impaired loans were classified as non-performing assets. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.
The outstanding principal balance of acquired loans was $362,248,000 and $373,455,000 as of September 30, 2013 and September 30, 2012, respectively. The discount balance related to the acquired loans was $66,301,000 and $85,079,000 as of September 30, 2013 and September 30, 2012, respectively.
The following table shows the year to date activity for the FDIC indemnification asset:

	September 30, 2013	September 30, 2012
	(In thousands)
Balance at beginning of period	$87,571	$101,634
Additions	18,101	3,284
Payments received	(13,421)	(3,456)
Amortization	(28,722)	(15,510)
Accretion	1,086	1,619
Balance at end of period	$64,615	$87,571

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

The following tables provide information on covered loans based on credit quality indicators (defined in Note A) as of September 30, 2013:

	Internally Assigned Grade					Total Net Loans
	Pass	Special mention	Substandard	Doubtful	Loss
	(In thousands)
Purchased non-credit impaired loans:
Single-family residential	$26,426	$—	$2,034	$—	$—	$28,460
Construction - speculative	—	—	—	—	—	—
Construction - custom	—	—	—	—	—	—
Land - acquisition & development	3,069	1,019	722	—	—	4,810
Land - consumer lot loans	245	—	—	—	—	245
Multi-family	17,217	—	1,635	—	—	18,852
Commercial real estate	56,120	9,235	24,144	—	—	89,499
Commercial & industrial	5,175	500	3,741	—	—	9,416
HELOC	14,750	—	—	—	—	14,750
Consumer	604	—	—	—	—	604
	123,606	10,754	32,276	—	—	166,636
Total grade as a % of total net loans	74.2%	6.4%	19.4%	—%	—%

Purchased credit impaired loans:
Pool 1 - Construction and land A&D	14,361	4,296	25,363	—	—	44,020
Pool 2 - Single-family residential	21,541	—	—	—	—	21,541
Pool 3 - Multi-family	4,131	—	1,100	—	—	5,231
Pool 4 - HELOC & other consumer	4,111	—	1,880	—	—	5,991
Pool 5 - Commercial real estate	36,494	15,113	53,946	—	—	105,553
Pool 6 - Commercial & industrial	4,265	204	8,807	—	—	13,276
	$84,903	$19,613	$91,096	$—	$—	$195,612
					Total covered loans	362,248
					Discount	(66,301)
					Allowance	$—
					Covered loans, net	$295,947

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012 AND 2011

The following table provides an analysis of the payment status of purchased non-credit impaired loans in past due status for the period ended September 30, 2013.

	Amount of Loans Net of LIP & Chg.-Offs	Days Delinquent Based on $ Amount of Loans					% based on $
Type of Loans		Current	30	60	90	Total
	(In thousands)
Single-family residential	$28,460	$27,411	$78	$—	$971	$1,049	3.69%
Construction - speculative	—	—	—	—	—	—	NM
Construction - custom	—	—	—	—	—	—	NM
Land - acquisition & development	4,810	4,774	—	—	36	36	0.75%
Land - consumer lot loans	245	199	—	—	46	46	18.78%
Multi-family	18,852	17,511	—	—	1,341	1,341	7.11%
Commercial real estate	89,499	84,949	2,779	455	1,316	4,550	5.08%
Commercial & industrial	9,416	9,416	—	—	—	—	—%
HELOC	14,750	14,334	103	74	239	416	2.82%
Consumer	604	601	3	—	—	3	0.50%
	$166,636	$159,195	$2,963	$529	$3,949	$7,441	4.47%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2013 ANNUAL REPORT

NOTE S    Subsequent Event

Effective July 18, 2013, the Bank entered into a series of related Purchase and Assumption Agreements for the acquisition of branches from Bank of America, National Association. These acquisitions represent a total of 51 branches located in eastern Washington, Idaho, Oregon and New Mexico with approximately $1.5 billion of deposits and $11 million of loans. A premium of 2.60% of deposits will be paid in addition to the net book value of the 51 branch properties. The purchase price remains subject to the completion of the transactions and related valuations that are expected to be completed by March 31, 2014. The New Mexico branches were converted on November 2, 2013 and the remaining branches will be converted on December 6, 2013. The combined company will have 232 offices in eight western states with total assets of approximately $15 billion and total deposits of approximately $11 billion.

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
The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of September 30, 2013. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 1992 version of its Internal Control-Integrated Framework. Based on its assessment, the Company's management believes that as of September 30, 2013, the Company's internal control over financial reporting was effective based on those criteria.
The Company's independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on the Company's internal control over financial reporting and their report follows.

November 26, 2013
Roy M. Whitehead
Chairman, President and
Chief Executive Officer

Brent J. Beardall
Executive Vice President and
Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2013. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of September 30, 2013, based on the criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 26, 2013 expressed an unqualified opinion on the Company's internal control over financial reporting.

Seattle, Washington
November 26, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROLS
To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the internal control over financial reporting of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assertion and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Office of the Comptroller of the Currency Instructions for Call Reports for Balance Sheet on schedule RC, Income Statement on schedule RI, and Changes in Bank Equity Capital on schedule RI-A. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report’s on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2013, based on the criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2013, of the Company and our report dated November 26, 2013, expressed an unqualified opinion on those consolidated financial statements.

Seattle, Washington
November 26, 2013

Performance Graphs

The following graphs compare the cumulative total return to Washington Federal stockholders (stock price appreciation plus reinvested dividends) to the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended September 30, 2013 and since Washington Federal first became a publicly traded company on November 9, 1982, respectively. The graphs assume that $100 was invested on September 30, 2008 and November 9, 1982, respectively, in Washington Federal Common Stock, the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index, and that all dividends were reinvested. Management of Washington Federal cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
WAFD
Nasdaq
Nasdaq-Fin

$250
$200
$150
$100
$50
$-
Sep-08
Sep-09
Sep-10
Sep-11
Sep-12
Sep-13
WAFD
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
held on January 15, 2014, at 2 p.m., Pacific Time at
Westin Hotel, 1900 5th Avenue,
Seattle, Washington 98101

Form 10-K
To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company. This report and all SEC filings of the Company are available through the Company's website:

www.washingtonfederal.com

Stock

Information	Washington Federal, Inc. is traded on the NASDAQ Global Select Market. The common stock symbol is WAFD. At September 30, 2013, there were approximately 1,854 stockholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2011	$14.10	$12.39	$0.08
March 31, 2012	17.18	14.31	0.08
June 30, 2012	18.25	15.40	0.08
September 30, 2012	17.14	15.53	0.08
December 31, 2012	17.35	15.77	0.08
March 31, 2013	18.20	16.96	0.09
June 30, 2013	18.88	16.04	0.09
September 30, 2013	22.58	19.52	0.10

Our Board of Directors' dividend policy is to review our financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders.

DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS	EXECUTIVE MANAGEMENT COMMITTEE

ROY M. WHITEHEAD Chairman, President and Chief Executive Officer	ROY M. WHITEHEAD Chairman, President and Chief Executive Officer
DAVID K. GRANT Managing Partner of Catalyst Storage Partners. Former Chief Executive Officer of Shurgard Storage Centers, Inc.	BRENT J. BEARDALL Executive Vice President and Chief Financial Officer
ANNA C. JOHNSON Senior Partner Scan East West Travel	LINDA S. BROWER Executive Vice President Administration
THOMAS J. KELLEY Retired Partner, Arthur Andersen LLP	EDWIN C. HEDLUND Executive Vice President Mortgage & Consumer Lending and Corporate Secretary
LIANE J. PELLETIER Former Chief Executive Officer, President and Chairman of Alaska Communications	JACK B. JACOBSON Executive Vice President Commercial Real Estate
CHARLES R. RICHMOND Former Executive Vice President, Washington Federal	THOMAS E. KASANDERS Executive Vice President Business Banking
BARBARA L. SMITH, PhD. Owner, B. Smith Consulting Group	SIMON E. POWLEY Senior Vice President Retail Banking
MARK N. TABBUTT Chairman of Saltchuk Resources	MARK A. SCHOONOVER Executive Vice President Chief Credit Officer
RANDALL H. TALBOT Managing Director of Talbot Financial, LLC. Former President, Chief Executive Officer and Director of Symetra Financial Corporation, Inc.	ANGELA D. VEKSLER Executive Vice President Chief Information Officer

DIRECTOR EMERITUS
W. ALDEN HARRIS