Form 10-K, Exhibit 13
period 2014-09-30
WASHINGTON FEDERAL INC
filed 2014-11-26
CIK 936528

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2014 ANNUAL REPORT

Table of Contents

Company History
Letter to Shareholders
Management's Discussion and Analysis
Selected Financial Data
Audited Financial Statements
Notes to the Financial Statements
Management Report on Internal Controls
Audit Opinions
Stock Performance Graphs
General Corporate Information

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2014 ANNUAL REPORT

A SHORT HISTORY
Washington Federal, Inc. ("Company" or "Washington Federal") is a bank holding company headquartered in Seattle, Washington that conducts its operations through a federally-insured national bank subsidiary. Its subsidiary is Washington Federal, National Association ("Bank"), which operates 251 offices in eight western states.
The Company had its origin on April 24, 1917, as Ballard Savings and Loan Association. In 1935, the state-chartered Company converted to a federal charter, became a member of the Federal Home Loan Bank system and obtained federal deposit insurance. In 1958, Ballard Federal Savings and Loan Association merged with Washington Federal Savings and Loan Association of Bothell, and the latter name was retained for wider geographical acceptance. In 1971, Seattle Federal Savings and Loan Association, with three offices, merged into the Company, and at the end of 1978 was joined by the 10 offices of First Federal Savings and Loan Association of Mount Vernon.
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
In 1995, the stockholders approved a reorganization whereby the Bank became a wholly owned subsidiary of a newly formed holding company, Washington Federal, Inc. That same year, the Bank purchased West Coast Mutual Savings Bank with its one branch in Centralia, Washington, and opened six additional branches. In 1996, the Bank acquired Metropolitan Bancorp of Seattle, adding eight offices in Washington as well as opening four branches in existing markets. Between 1997 and 1999, the Bank continued to develop its branch network, opening a total of seven branches and consolidating three offices into existing locations.
In 2000, the Bank expanded into Las Vegas, opening its first branch in Nevada along with two branches in Arizona. In 2001, the Bank opened two additional branches in Arizona and its first branch in Texas, with an office in the Park Cities area of Dallas. In 2002, five branches were opened in existing markets. In 2003, the Bank purchased United Savings and Loan Bank with its four branches in Seattle, added one new branch in Puyallup, Washington, and consolidated one branch in Nampa, Idaho. In 2005, the Bank consolidated two branches in Mount Vernon, Washington, into one and opened branches in Plano, Texas, and West Bend, Oregon. In 2006, the Bank opened locations in Klamath Falls and Medford, Oregon, and Richardson, Texas and added another location in Las Vegas, Nevada.
The Bank acquired First Federal Banc of the Southwest, Inc., the holding company for First Federal Bank located in Roswell, New Mexico, on February 13, 2007. First Federal Bank had 13 branch locations, 11 in New Mexico and two in El Paso, Texas. The Bank acquired First Mutual Bancshares, Inc., the holding company for First Mutual Bank, on February 1, 2008. First Mutual Bank had 12 branches primarily located on the eastside of the Seattle area.
On January 8, 2010, the Bank acquired certain assets and liabilities, including most of the loans and deposits, of Horizon Bank, headquartered in Bellingham, Washington, from the Federal Deposit Insurance Corporation ("FDIC"), as receiver for Horizon Bank. Horizon Bank operated 18 full-service offices, four commercial loan centers and four real estate loan centers in Washington. Through consolidation with existing Bank branches, there was a net increase of 10 branches as a result of the Horizon Bank acquisition.

On October 14, 2011, the Bank acquired six branch locations, four in Albuquerque, New Mexico, and two in Santa Fe, New Mexico, from Charter Bank. On December 16, 2011, the Bank acquired one branch, along with certain assets and liabilities, including most of the loans and deposits, of Western National Bank, headquartered in Phoenix, Arizona from the FDIC in an FDIC-assisted transaction.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2014 ANNUAL REPORT

On October 31, 2012, the Bank acquired South Valley Bancorp, Inc., the holding company for South Valley Bank & Trust ("SVBT") headquartered in Klamath Falls, Oregon. The 24 SVBT branches acquired in the transaction are located in central and southern Oregon.

During the fiscal year 2014, the Bank acquired 74 branches from Bank of America, National Association. This included: effective as of the close of business on October 31, 2013, 11 branches located in New Mexico; effective as of the close of business on December 6, 2013, 40 branches located in Eastern Washington, Oregon, and Idaho; and effective as of the close of business on May 2, 2014, 23 branches located in Arizona and Nevada. During 2014, the Bank closed seven branches and opened two new locations, one in Hobbs, New Mexico and one in Dallas, Texas.
The Bank obtains its funds primarily through deposits from the general public, repayments of loans, borrowings and retained earnings. These funds are used largely to make loans to individuals and businesses, including loans for the purchase of new and existing homes, construction and land loans, commercial real estate loans, commercial and industrial loans.

FINANCIAL HIGHLIGHTS

September 30,	2014	2013	% Change
	(In thousands, except per share data)
Assets	$14,756,041	$13,082,859	+12.8%
Cash and cash equivalents	781,843	203,563	+284.1
Investment securities	1,366,018	1,109,772	+23.1
Loans receivable, net	8,148,322	7,528,030	+8.2
Covered loans, net	176,476	295,947	(40.4)
Mortgage-backed securities	3,231,689	2,905,842	+11.2
Customer accounts	10,716,928	9,090,271	+17.9
FHLB advances and other borrowings	1,930,000	1,930,000	—
Stockholders’ equity	1,973,283	1,937,635	+1.8
Net income available to common shareholders	157,364	151,505	+3.9
Diluted earnings per share	1.55	1.45	+6.9
Dividends per share	0.41	0.36	+13.9
Stockholders’ equity per share	20.05	18.91	+6.0
Shares outstanding	98,405	102,485	(4.0)
Return on average stockholders’ equity	7.99%	7.88%	NM
Return on average assets	1.10	1.17	NM
Efficiency ratio (1)	46.76	40.90	NM

(1)	Calculated as total operating costs divided by net interest income, plus other income (excluding investment gains)
NM – not meaningful

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2014 ANNUAL REPORT

TO OUR STOCKHOLDERS

Fellow Stockholder,
It is my privilege to report that in 2014 your company completed its ninety-seventh year in business with record results. Net income for the year totaled $157,364,000, which represents a 3.9% increase over prior year earnings of $151,505,000. Earnings per share also improved, to $1.55 from $1.45, an increase of 6.9%.
The favorable results can be attributed in large part to improved business conditions throughout our eight state territory. Loan growth accelerated during the year as the portfolio increased by $500 million or 6.4%, and deposits increased by $1.6 billion, or 18%, primarily due to the acquisition of 74 branches from Bank of America. The purchase of deposits housed in those branches, acquired at an attractive price, also produced material progress toward our long-term goal of shifting the deposit mix in favor of low-cost transaction accounts and reduced reliance upon certificates of deposit. During the past year, transaction accounts increased from 39% of total deposits to 51% and should serve to improve the stability and cost of our funding base if and when interest rates rise.
Significant additional lending capacity remains, as the Company ended the fiscal year in a very liquid position. Along with $782 million in cash, another $4.5 billion in high quality, readily marketable securities and sizable borrowing lines are available to meet the credit needs of our current and prospective clients. As always, shareholders’ equity in the business remained strong and as of June 30, ranked Washington Federal as the 5th best capitalized bank among the 100 largest in the U.S., based on the ratio of tangible common equity to tangible assets.
We are also pleased to report that by every measure common to the industry, the quality of our assets improved again this year. Reduced unemployment and the appreciation of important asset classes during the year, such as real estate and securities, seem to be the key reasons that many formerly troubled borrowers were able to stabilize their finances and bring loans current. We are especially proud that during the Recession, we temporarily modified mortgage loans to allow some 1,300 families to stay in their homes while they regained their financial footing. It seems to have paid off for us and them, as 94% are now current on their loans and perhaps we’ve earned their business for life.
The real challenge in 2014 proved to be generating income from the assets and funding sources described above. The spread earned between the yield on earning assets and the cost of funds declined again during the past year as a result of stubbornly low interest rates and stiff price competition. As in the prior few years, cash received from the repayment of older loans and securities could be reinvested only in lower yielding assets, thus reducing profit margin. Interest rates are unpredictable, and of course beyond our control, so prudence dictated conservative investing, primarily in short maturity, low yielding assets that provide good defense against higher rates, yet come at the cost of current earnings. Despite a 13% increase in assets managed, the net between interest income and interest expense increased by only 6.5%.
Profit was also pressured by higher expenses year over year, largely due to personnel, occupancy and merger costs related to the branch acquisition. Because the branch purchase transaction was limited to deposits and included virtually no earning assets, it will take some time to generate the loans and investments needed to cover the added costs and generate returns consistent with the rest of the bank.
Information technology expense also climbed, as we advanced the transition to new systems that I wrote of last year in this letter. As clients of a certain age know, businesses and consumers don’t frequent bank branches as they once did, and now prefer to transact business electronically. As recently as two years ago, we experienced an average of 520,000 electronic transactions per month using online, mobile, debit card and automated payments. Now we sometimes approach that number in a single day. Technology must keep up and spending in that area, both to serve and protect our clients, will continue to grow in the future. On the other hand, brick and mortar will be downsized to meet changing consumer and business banking preferences and automated with the self-service equipment that’s preferred by younger generations.
In spite of higher expenses, the Company’s efficiency ratio, which is a measure of pennies spent to produce a dollar of net revenue, remained nearly the best in the industry among large and regional banks at 46.76%. And despite margin pressure, higher operating costs, and merger related expenses, return on assets amounted to a healthy 1.10%, while return on equity was 7.99%.
A primary reason for increased earnings derived from further improvement in asset quality as previously mentioned. Last year, $15.4 million in funds previously set aside for loan losses were recovered, representing an improvement of $17 million in pre-tax income from the prior year provision of $1.4 million. Even though the allowance for loan losses remains quite healthy, it is not likely that future recoveries of the same magnitude will occur.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2014 ANNUAL REPORT

All things considered, the Company had a very good year financially and ended the fiscal year in the same solid financial position that shareholders have come to expect. With healthy earnings and a strong capital position, the Company was able to increase its regular quarterly cash dividend by 10% during the year and also repurchased 4.8 million shares. Over the past two years, the Company has effectively returned 95% of net income to shareholders through cash dividends and share repurchases.
Turning to non-financial events and accomplishments of last year, I’ll begin by reporting that the growth of the Company necessitated an overhaul of our management structure. In 2014, the Bank was divided into eight geographic regions, each with its own Regional President assigned to bring together the various business groups in his/her jurisdiction and to provide a market “face” for Washington Federal. The Regional Presidents, and therefore all client facing employees, now report to the newly created position of Chief Banking Officer. Employees and clients seem to have taken naturally to the new structure and we regard the implementation a big success.
The Equipment Finance group formed in 2012 has originated nearly $200 million in leases, continues to grow, and is contributing to the bottom line with nary a single past due payment. In 2014, we introduced a new Government Banking Group with experienced leadership in lending and providing treasury management services for that unique segment of the economy. For consumers, we launched a new Person-to-Person payment mechanism using online/mobile banking that enables the secure transfer of funds when only the receiving party’s e-mail address is known.
The Company’s “invested here” tagline conveys the message that we are deeply embedded in the communities we serve. In addition to giving generously during our annual United Way campaign, employees contributed over 8,000 hours of volunteer time to community organizations. The Company supported their involvement with financial contributions to 183 different not-for-profits last year. You may also recall that in conjunction with the acquisition of the former South Valley Bank & Trust in 2012, Washington Federal pledged $250 million in community development funding in the state of Oregon within five years. The pledge included loans for the benefit of low-moderate income residents of the state, credit for small farms, ranches and businesses, employee volunteer hours, and contributions. I am pleased to report that we fulfilled that pledge during the year, with over $350 million funded within a mere two years.
With all that is at stake, this letter to shareholders should contain mention of fraud and cybersecurity. We want you to know that we recognize the magnitude of the financial and reputational risks and regard the protection of our customers’ personal information to be a sacrosanct responsibility. While not immune to such occurrences, Washington Federal has never suffered a breach of its firewall or the loss of information. The threat, though, continues to evolve and it’s our job to stay one step ahead. We regularly layer in the latest automated controls and work steadily to improve our manual safeguards, including substantially more employee testing and client training. We also learned a great deal from the high profile breaches suffered by some of the country’s largest retailers and have a response team that is experienced and able to efficiently handle similar situations.
Identity theft and traditional forms of financial fraud perpetrated on individual consumers and businesses are also on the rise and today are far more common than large scale breaches. In response, Washington Federal recently entered into an agreement with LifeLock to offer their identity theft protection services to our depository clients as an added benefit. This is the first such arrangement with a western regional bank that we hope will not only reduce the anxiety level of clients regarding the security of their information, but also differentiate us from the competition and enable us to gain market share. In late 2015, we will also plan to replace all current plastic cards with the so-called “chip and PIN” technology used extensively around the world. While not a cure all, the technology is more secure than the current magnetic strip plastic cards that are used almost exclusively at point of sale in the United States.
In the year to come, a large portion of Company resources will be devoted to internal systems development. Project Catalyst was launched over three years ago with the objective of converting the Company to state of the art operating systems with efficient business processes to match. The upcoming year will be the most critical in the project lifecycle, as several major conversions and thousands of hours of employee training will occur. The process will be tremendously challenging; however, in the end the Company will have systems in place that are not only scalable and secure, but will offer competitive advantages in customer experience, speed to market and improved management reporting.
Project Catalyst will unfortunately make the integration of acquisitions imprudent during the next twelve months due to resource limitations, so revenue growth will be focused on developing the balance sheet one good customer at a time. This is higher quality growth than that which comes by acquisition, is much more easily assimilated, and is custom fit to our standards from the outset. Thankfully we enter the new fiscal year with a great deal of marketing momentum and stronger demand for loans than we have seen in years. After conversion, the scalability of the new and more flexible system will make future mergers a comfortable experience, so we expect to be back in the market once again to participate in the ongoing industry consolidation.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2014 ANNUAL REPORT

We also have a plan to improve returns to shareholders next year. There are tools at our disposal to accomplish that objective and believe that there are reasons to be optimistic. With current earnings and dividends, the payout ratio stands at only 27% and provides the Board with flexibility to increase the cash dividend, as it has done three times over the last two years. Stock repurchases are also likely to be used aggressively again this year. In September 2013, the Board authorized the repurchase of ten million shares and five million shares of that authorization remain unused.
We thank you for entrusting part of your wealth to our enterprise and for believing as we do that there’s still a place in the world for a good, solid regional bank. As always, you can help further by referring your friends, neighbors and business associates to Washington Federal for all their banking needs.
I hope to see you at the 2015 Annual Meeting of Stockholders to be held on January 21st at 2:00 p.m., Pacific Time, at the Benaroya Hall in downtown Seattle.
Sincerely,
Roy M. Whitehead
Chairman, President and Chief Executive Officer

(From left to right) Jack B. Jacobson, Executive Vice President - Commercial Real Estate, Edwin C. Hedlund, Executive Vice President - Mortgage and Consumer Lending and Corporate Secretary, Diane L. Kelleher, Senior Vice President - Chief Financial Officer, Brent J. Beardall, Executive Vice President - Chief Banking Officer, Roy M. Whitehead, Chairman, President and CEO, Thomas E. Kasanders, Executive Vice President - Business Banking, Linda S. Brower, Executive Vice President - Administration, Mark A. Schoonover, Executive Vice President - Chief Credit Officer, and Angela D. Veksler, Executive Vice President - Chief Information Officer.

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
You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties discussed elsewhere in this report, including under Item 1A. “Risk Factors,” and in any of the Company's other subsequent Securities and Exchange Commission filings, which could cause our future results to differ materially from the plans, objectives, goals, estimates, intentions, and expectations expressed in forward-looking statements:

•	a deterioration in economic conditions, including declines in the real estate market and home sale volumes and financial stress on borrowers as a result of the uncertain economic environment;

•	economic downturn, including high unemployment rates and declines in housing prices and property values;

•	the effects of and changes in monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government;

•	fluctuations in interest rate risk and changes in market interest rates;

•
the Company's ability to make accurate assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the assets securing these loans;

•	the Company's ability to successfully complete merger and acquisition activities and realize expected strategic and operating efficiencies associated with such activities;

•	the Company's ability to manage its expenses to remain at levels that are appropriate for its business activities and their level of complexity;

•
legislative and regulatory limitations, including those arising under the Dodd-Frank Wall Street Reform Act and potential limitations in the manner in which we conduct our business and undertake new investments and activities;

•	the ability of the Company to obtain external financing, including client deposits and wholesale borrowing sources, to fund its operations or obtain this financing on favorable terms;

•	changes in other economic, competitive, governmental, regulatory, and technological factors affecting the Company's markets, operations, pricing, products, services and fees;

•	the ability of the Company to successfully implement new core operating systems during calendar year 2015;

•	the ability of the Company to identify and mitigate information security risks;

•	the success of the Company at managing the risks involved in the foregoing and managing its business; and

•	the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond the Company's control.

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
The Company's fiscal year end is September 30th. All references to 2014, 2013 and 2012 represent balances as of September 30, 2014, September 30, 2013 and September 30, 2012, or activity for the fiscal years then ended. References to net income in this document refer to net income available to common shareholders.
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
The general loan loss allowance is established by applying a loss percentage factor to the different loan types. For example, residential real estate loans are not individually analyzed for impairment and loss exposure because of the significant number of loans, their relatively small balances and their historically low level of losses. See the "Asset Quality and Allowance for Loan Losses" section below for additional information about establishing the loss factors. Specific allowances may be established for loans that are individually evaluated.

INTEREST RATE RISK
The primary source of income for the Company is net interest income, which is the difference between the income generated by our interest-earning assets and the expense incurred for our interest-bearing liabilities. The level of net interest income is a function of the average balances of our interest-bearing assets and liabilities and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-bearing assets and liabilities. If the interest rates on our interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, the result could be a reduction in net interest income, and with it, a reduction in our earnings.
Based on Management's assessment of the current interest rate environment, the Company has taken steps, including growing shorter-term business loans and transaction deposit accounts, investing in variable rate securities and extending the maturity on borrowings, to reduce its interest rate risk profile compared to its historical norms. Historically, the Company had accepted a higher level of interest rate risk as a result of its significant holdings of fixed-rate single-family home loans that are longer-term than the short-term characteristics of its primary liabilities of customer certificate of deposit accounts.
During 2014, the acquisition of $1.9 billion in deposits from Bank of America, N.A. enabled a 55% increase in transaction deposit accounts. Transaction account balances now represent 51% of total customer deposits as of September 30, 2014 compared to 39% as of the prior year end. Transaction account balances have historically been less sensitive to changes in interest rates. Additionally, business loans have grown by $85 million or 23% to $461 million and the adjustable rate portion of the overall loan portfolio has grown from 24% to 28%. Management has also been purchasing more variable rate investments since 2012, and the composition of the investment portfolio is now 46% variable and 54% fixed rate. During 2014, Management also executed $200 million in notional value of forward starting interest rate swaps to lock-in long term borrowing rates.

Management relies on various measures of interest rate risk, including an asset/liability maturity gap analysis, modeling of changes in forecasted net interest income under various rate change scenarios, and the impact of interest rate changes on the net portfolio value (“NPV”) of the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company manages its interest rate risk through the interest rate cycles by originating more fixed-rate loans when yields are higher and adding loans and investments with shorter term characteristics, such as construction and commercial loans, when loan rates are lower. During low rate environments, the Company endeavors to grow longer duration transaction deposit accounts which will not be as sensitive to rising rates as term deposits. This balance sheet strategy, in conjunction with a strong capital position and low operating costs has allowed the Company to manage interest rate risk within guidelines established by the Board of Directors through all interest rate cycles. Although a significant increase in market interest rates could adversely affect net interest income, this interest rate risk approach has never resulted in a monthly operating loss. The Company's objective is to grow the amount of net interest income through the rate cycles, acknowledging that there will be some periods of time when that will not be feasible.
The chart below shows the volatility of our period end net interest spread (dashed line measured against the right axis) compared to the relatively consistent growth in net interest income (solid line measured against the left axis). As noted above, this consistency is accomplished by managing the size and composition of the balance sheet through different rate cycles.

$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
Net Interest Income (in millions)- left axis
Year End Spread - right axis
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows the estimated repricing periods for earning assets and paying liabilities:

	Repricing Period
As of September 30, 2014	Within One Year	After 1 year - before 6 Years	Thereafter	Total
	(In thousands)
Earning Assets (1)	$5,165,292	$4,443,041	$4,190,404	$13,798,737
Paying Liabilities	(6,826,260)	(3,932,083)	(1,898,057)	(12,656,400)
Excess (Liabilities) Assets	$(1,660,968)	$510,958	$2,292,347
Excess as % of Total Assets	(11.00)%
Policy limit for one year excess	(20.00)%
(1) Asset repricing period includes estimated prepayments based on historical activity
At September 30, 2014, the Company had approximately $1.7 billion more liabilities than assets subject to repricing in the next year, which amounted to a negative maturity gap of 11.0% of total assets. This is a decrease from the 12.9% negative gap as of the prior year end. Having this excess of liabilities, relative to assets, that will be repricing within the next year, the Company is subject to decreasing net interest income should interest rates rise. However, if management were to take steps to change the size and/or mix of the balance sheet, rising rates may not cause a decrease in net interest income. Cash and cash equivalents of $781,843,000 and stockholders' equity of $1,973,283,000 provide management with additional flexibility in managing interest rate risk going forward.
The interest rate spread decreased to 2.66% at September 30, 2014 from 2.73% at September 30, 2013. Net interest spread represents the difference between the contractual rates of earning assets and the contractual rates of paying liabilities as of a specific date. The spread decreased due to lower asset yields. Rates on customer accounts decreased by 18 basis points from the prior year while rates on earning assets decreased by 29 basis points.

	SEP 2014	JUN 2014	MAR 2014	DEC 2013	SEP 2013	JUN 2013	MAR 2013	DEC 2012
Interest rate on loans and mortgage-backed securities	4.17%	4.18%	4.22%	4.26%	4.34%	4.44%	4.54%	4.63%
Interest rate on investment securities	0.96	1.00	1.08	0.84	1.06	0.83	0.77	0.76
Combined	3.63	3.63	3.70	3.65	3.92	3.87	3.94	4.09
Interest rate on customer accounts	0.51	0.53	0.56	0.61	0.69	0.73	0.73	0.79
Interest rate on borrowings	3.52	3.52	3.52	3.52	3.52	3.52	3.52	3.59
Combined	0.97	0.98	1.03	1.07	1.19	1.22	1.22	1.26
Interest rate spread	2.66%	2.65%	2.67%	2.58%	2.73%	2.65%	2.72%	2.83%

As of September 30, 2014, total assets increased by $1,673,182,000, or 12.8%, from $13,082,859,000 at September 30, 2013.
During 2014, net loans receivable (both non-covered and covered) increased $500,821,000, or 6.4%, while investment securities increased $582,093,000, or 14.5%, and cash increased $578,280,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSET QUALITY & ALLOWANCE FOR LOAN LOSSES
The Company maintains an allowance to absorb losses inherent in the loan portfolio. The amount of the allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company's methodology for determining the appropriateness of the allowance is primarily based on a general allowance methodology. Other elements include specific allowances and a reserve for unfunded commitments.
The loan loss allowance is primarily established by applying a loss percentage factor to the different loan types. Management believes loan types are the most relevant factor in the allowance calculation for groups of homogeneous loans as the risk characteristics within these groups are similar. The loss percentage factor is made up of two parts - the historical loss factor (“HLF”) and the qualitative loss factor (“QLF”).
The HLF takes into account historical charge-offs by loan type. For the fiscal year 2014, the Company is using the 10 year average of historical loss rates for each loan category multiplied by 2 to reflect a two year loss emergence period. This is the likely period of time during which a residential or commercial loan borrower experiencing financial difficulties might be utilizing their cash reserves prior to becoming delinquent on their loan, plus the period of time that it takes the bank to work out the loans. The Company uses a 10 year average to reflect a complete credit cycle.
The QLF are based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, delinquency trends, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. These factors are considered by loan type. Single family residential loan sub-types are considered by loan to value, non owner or owner occupied, and modified loans. Credit quality has been improving in most loan categories during the year, but at different paces. In addition, loan growth in some portfolios has been a consideration.
As of September 30, 2014, the general allowance was $112,347,000 and it was comprised of $85,525,000 due to HLF, $26,822,000 due to qualitative factors. For the quarter ended September 30, 2014, the Company had $60,000 allocated to specific allowances for individually evaluated loans. During 2014, there was a transfer of $2,910,000 to establish a reserve for unfunded commitments. The Company reversed $15,401,000 of loan loss provision in 2014 due in large part to net recoveries of previously charged off loans of $14,365,000. This was comprised of $29,464,000 in recoveries and $15,099,000 in charge offs.
The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those estimated.
Restructured loans. Restructured single-family residential loans are reserved for under the Company's loan loss reserve methodology. Most troubled debt restructured ("TDR") loans are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. As of September 30, 2014 single-family residential loans comprised 86.3% of restructured loans. The concession for these loans is typically a payment reduction through a rate reduction of from 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period.
Outstanding TDRs decreased to $374,743,000 as of September 30, 2014 from $415,696,000 as of the prior year end. During 2014, there were additions of $59,803,000 and reductions of $100,756,000 due to prepayments and transfers to REO.
The subsequent default rate on restructured single- family mortgage loans has been 15.5% over the last two years. Concessions for construction (2.0%), land A&D (1.3%) and multi-family loans (1.4%) are typically an extension of maturity combined with a rate reduction of normally 100 bps. Before granting approval to modify a loan in a TDR, a borrower’s ability to repay is considered by evaluating: current income levels and debt to income ratio, borrower’s credit score, payment history of the loan, and updated valuation of the secondary repayment source. The subsequent default rate on restructured commercial loans has been 16.1% over the last two years.
If a loan is on non-accrual status before becoming a TDR it will stay on non-accrual status following restructuring until it has been performing for at least six months, at which point it may be moved to accrual status. If a loan is on accrual status before it becomes a TDR, and it is concluded that a full repayment is highly probable, it will remain on accrual status following restructuring. If the homogeneous restructured loan does not perform, it is placed in non-accrual status when it is 90 days delinquent. For commercial

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

loans, six consecutive payments on newly restructured loan terms are required prior to returning the loan to accrual status. After the required six consecutive payments are made, a management assessment may conclude that collection of the entire principal balance is still in doubt. In those instances, the loan will remain on non-accrual. A loan that defaults and is subsequently modified would impact the Company's delinquency trend, which is part of the QLF component of the general reserve calculation. Any modified loan that re-defaults and is charged-off would impact the HLF component of our general reserve calculation.
Non-performing assets. Non-performing assets were $147,311,000, or 1.00%, of total assets at September 30, 2014 compared to $213,616,000, or 1.63%, of total assets at September 30, 2013. This elevated level of non-performing assets over the most recent years is a result of the significant decline in housing values in the western United States and the national recession. This level of non-performing assets remains slightly higher than the 0.97% average over the Company's 30+ year history as a public company.
The following table details non-performing assets by type comparing 2014 and 2013:

	September 30,
Non-Performing Assets	2014	2013	$ Change	% Change
	(In thousands)
Non-accrual loans:
Single-family residential	$74,067	$100,460	$(26,393)	(26.3)%
Construction – speculative	1,477	4,560	(3,083)	(67.6)%
Construction – custom	—	—	—	—%
Land – acquisition & development (A&D)	811	2,903	(2,092)	(72.1)%
Land – consumer lot loans	2,637	3,337	(700)	(21.0)%
Multi-Family	1,742	6,573	(4,831)	(73.5)%
Commercial real estate	5,106	11,736	(6,630)	(56.5)%
Commercial & industrial	7	477	(470)	(98.5)%
HELOC	795	263	532	202.3%
Consumer	789	990	(201)	(20.3)%
Total non-accrual loans	87,431	131,299	(43,868)	(33.4)%
Total REO & REHI	59,880	82,317	(22,437)	(27.3)%
Total non-performing assets	$147,311	$213,616	$(66,305)	(31.0)%

In response to the improving overall credit quality of our loan portfolio, the total allowance for loan loss decreased by $4,394,000, or 3.8%, from 2013. $112,287,000 of the allowance is calculated under the formulas contained in our general allowance methodology and the remaining $60,000 is made up of specific reserves on loans that were deemed to be impaired at September 30, 2014. The general reserve decreased by $981,000, or 0.9%, to $112,287,000 while the specific reserve decreased by $3,413,000, or 98.3%, to $60,000. The primary reasons for the decrease in total allowance is due to the improving asset quality metrics, combined with improving macroeconomic factors including improving employment and higher real estate values.
The ratio of the allowance for loan losses and reserves for unfunded commitments to total gross loans decreased to 1.33% as of September 30, 2014 from 1.46% as of September 30, 2013 due to the combination of improving credit quality and loan growth.
The ratio of the allowance for loan losses and reserves for unfunded commitments to non performing loans increased to 128.5% as of September 30, 2014 from 88.9% as of September 30, 2013. This is primarily due to the reduction in non-performing loans.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of funds for the Company's activities are loan repayments (including prepayments), net deposit inflows, repayments and sales of investments and borrowings and retained earnings, if applicable. Washington Federal's principal sources of revenue are interest on loans and interest and dividends on investments.
The Company's net worth at September 30, 2014, was $1,973,283,000 or 13.4%, of total assets. This is an increase of $35,648,000 from September 30, 2013, when net worth was $1,937,635,000, or 14.8%, of total assets. The Company's net worth was impacted in the year by net income of $157,364,000, the payment and accrual of $45,665,000 in cash dividends, treasury stock purchases that totaled $104,291,000, as well as other comprehensive income of $14,330,000. The Company paid out 26.7% of its 2014 earnings in cash dividends to common shareholders, compared with 25.0% last year. For the year ended September 30, 2014, $149,956,000, or 95.3%, of net income was returned to shareholders in the form of cash dividends or share repurchases.
Management believes this strong net worth position will help the Company manage its interest rate risk and provide the capital support needed for controlled growth in a regulated environment.
The Bank has a credit line with the Federal Home Loan Bank of Seattle ("FHLB") equal to 50.0% of total assets, providing a substantial source of liquidity if needed. FHLB advances are collateralized as provided for in the Advances, Security and Deposit Agreement by all FHLB stock owned by the Bank, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB.
The Company's cash and cash equivalents amounted to $781,843,000 at September 30, 2014, a 284.1% increase from the cash and cash equivalents balance of $203,563,000 as of the prior year end. The Company is holding a higher than normal amount of liquidity, primarily due to the $1,776,660 received from branch acquisitions during the year. Most of the acquired cash was deployed into available for sale securities and net loan growth. Investment activity has slowed recently due to lackluster returns on purchase opportunities. This higher than normal amount of liquidity has also been maintained due to concern about potentially rising interest rates in the future. Additionally, see “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN FINANCIAL CONDITION
Available-for-sale and held-to-maturity securities. Available-for-sale securities increased $688,494,000, or 29.2% during the year ended September 30, 2014 to $3,049,442,000 as some of the proceeds from the branch acquisitions were deployed into securities. This net increase included the purchase of $1,280,477,000 of available-for-sale investment securities and principal repayments of $609,395,000. As of September 30, 2014, the Company had net unrealized gains on available-for-sale securities of $20,708,000, net of tax, which were recorded as part of stockholders' equity.
Held-to-maturity securities decreased $106,401,000 or 6.4% during the year ended September 30, 2014 to $1,548,265,000 due to repayments. These securities were purchased in 2012. With rising interest rates, these securities may be subject to unrealized losses. As of September 30, 2014, the net unrealized losses on these securities was $49,000,000.
Loans receivable. Loans receivable increased $620,292,000, or 8.2%, to $8,148,322,000 at September 30, 2014, from $7,528,030,000 one year earlier. This increase resulted primarily from originations of $2,172,015,000, which represented a 10.5% increase over the prior year. There were also loan purchases of $218,544,000. Loan repayments (including prepayments) for the year totaled $1,827,315,000, a $525,746,000 or 22.3% decrease over 2013. The net increase in the loan portfolio is consistent with management's strategy to produce more multifamily, commercial real estate, and commercial and industrial loans which are more often adjustable rate or have a shorter final maturity. When long term interest rates are low, the Company's appetite for mortgage originations is limited. There was modest growth in the consumer loan portfolio during 2014, including robust production of custom construction loans and purchases of student loans. The Company reduced its exposure to land and commercial construction loans. Overall, $37,721,000 of loans were transferred to REO during the year, including those from real estate held for investment.
The following table shows the change in the geographic distribution by state of the gross loan portfolio from 2013 to 2014:

	2014	2013	Change
Washington	45.8%	48.5%	(2.7)%
Oregon	16.1	18.5	(2.4)%
Arizona	11.0	11.0	—%
Other (1)	7.8	3.1	4.7%
Utah	6.7	6.8	(0.1)%
Idaho	4.5	4.8	(0.3)%
New Mexico	4.2	4.1	0.1%
Texas	2.4	2.0	0.4%
Nevada	1.5	1.2	0.3%
	100.0%	100.0%
(1) Includes loans in other states and purchased loan pools and other loans without state property information.
Covered loans. As of September 30, 2014, covered loans had a net decrease of 40.4%, or $119,471,000 from the prior year end to $176,476,000 due to continued paydowns and transfers of the properties into covered real estate owned. There were $8,748,000 of covered loans transferred to REO during the year. This portfolio of loans is expected to continue to decline over time, absent another FDIC assisted transaction. It is comprised of loans that were acquired from Horizon Bank in 2010 and certain loans that were acquired from SVBT in 2012. The FDIC loss share agreement for commercial loans acquired from Horizon Bank are expiring after 5 years in the quarter ending March 31, 2015. The FDIC loss share agreement for certain commercial loans previously acquired by SVBT is expiring in the quarter ending September 30, 2015. The FDIC loss share agreements for the residential loans in these portfolios are 10 year agreements, so they will continue. When FDIC loss share agreements expire, any remaining loans will be transferred to the non covered portfolio.

Real estate held for sale and real estate held for investment. Real estate held for sale combined with real estate held for investment decreased by $22,437,000 or 27.3% to $59,880,000 from $82,317,000 as of September 30, 2013, as the Bank has continued to liquidate foreclosed properties. During the year, the Bank sold 233 foreclosed properties for net proceeds of

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

$55,711,000 and a net gain on sale of $6,666,000. The Bank also sold $18,184,000 of real estate held for investment for a gain of $4,172,000. The total net loss on sale of real estate, measured against the original loan balance of $83,913,000, was $35,900,000 or 42.8% for properties sold in fiscal 2014. Net loss on real estate acquired through foreclosure, which includes gains on sale, ongoing maintenance expense and periodic write-downs from lower valuations, increased by 47.6% from the prior year to $2,743,000.

As of September 30, 2014, real estate held for sale and real estate held for investment consisted of 318 properties totaling $59,880,000. Covered real estate held for sale decreased to $24,082,000 as of September 30, 2014 from $30,980,000 as of September 30, 2013. Land represents $23,369,000 or 27.8% of total non covered and covered real estate held for sale.
Intangible assets. The Company's intangible assets are made up of $291,503,000 of goodwill and the unamortized balances of the core deposit intangible of $11,406,000 at September 30, 2014. During 2014, $31,226,000 was added to goodwill and $11,040,000 to core deposit intangibles as a result of the branch acquisitions.

Customer deposits. Customer deposits at September 30, 2014, totaled $10,716,928,000 compared with $9,090,271,000 at September 30, 2013, a $1,626,657,000 or 17.9% increase due primarily to the $1,856,902,000 of deposits acquired from Bank of America. Consistent with its interest rate risk management strategy, the Company was able to increase transaction accounts by $1,949,845,000 or 55.1%, while time deposits decreased by $323,188,000 or 5.8%. The weighted average rate paid on customer deposits during the year was 0.57%, a decrease of 18 basis points from the previous year, as a result of the low interest rate environment.
FHLB advances and other borrowings. Total FHLB advances were $1,930,000,000 at September 30, 2014. There were no other borrowings outstanding.
Contractual obligations. The following table presents, as of September 30, 2014, the Company's significant fixed and determinable contractual obligations, within the categories described below, by contractual maturity or payment amount.

Contractual Obligations	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
	(In thousands)
Customer accounts	$10,716,928	$8,637,860	$2,079,068	$—
Debt obligations (1)	1,930,000	100,000	1,430,000	400,000
Operating lease obligations	28,427	6,221	13,184	9,022
	$12,675,355	$8,744,081	$3,522,252	$409,022
(1) Represents final maturities of debt obligations.
These obligations, except for the operating leases, are included in the Consolidated Statements of Financial Condition. The payment amounts of the operating lease obligations represent those amounts contractually due.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
For highlights of the quarter-by-quarter results for the years ended September 30, 2014 and 2013, see Note P, “Selected Quarterly Financial Data (Unaudited)”.
COMPARISON OF 2014 RESULTS WITH 2013
Net income increased $5,859,000, or 3.87%, to $157,364,000 for the year ended September 30, 2014 as compared to $151,505,000 for the year ended September 30, 2013. Net interest income was higher in 2014 by $25,488,000 primarily due to the investment of funds provided by the acquisition of 74 branches during the fiscal year. Increases in compensation, occupancy, information technology and product delivery expenses were also attributable to this increase in branches and the related customer transactions. Additionally, other income is higher. Net income for the twelve months ended September 30, 2014 also benefited from lower credit costs. The reversal of the provision for loan losses amounted to $15,401,000 for the year ended September 30, 2014 as compared to $1,350,000 in provision for the year ago period.

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for 2014. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (1) changes in volume (changes in volume multiplied by old rate) and (2) changes in rate (changes in rate multiplied by old average volume). The change in interest income and interest expense attributable to changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended September 30, 2014
($ in thousands)	Volume	Rate	Total
Interest income:
Loans and covered assets	$10,399	$(34,464)	$(24,065)
Mortgaged-backed securities	15,032	16,708	31,740
Investments (1)	4,291	5,440	9,731

All interest-earning assets	29,722	(12,316)	17,406

Interest expense:
Customer accounts	8,670	(18,049)	(9,379)
FHLB advances and other borrowings	2,340	(1,043)	1,297

All interest-bearing liabilities	11,010	(19,092)	(8,082)

Change in net interest income	$18,712	$6,776	$25,488

(1) Includes interest on cash equivalents and dividends on FHLB & FRB stock
Non-performing assets (NPA's) decreased by $66,305,000 from 2013 to $147,311,000 as of September 30, 2014. There were $24,090,000 of restructured loans in this total that were not performing. The Company had net recoveries of $14,365,000 for the twelve months ended September 30, 2014 compared with $17,756,000 of net charge-offs for the same period one year ago.
The decrease in the provision for loan losses is in response to three primary factors: first, the amount of NPA's improved materially year-over-year; second, non-accrual loans as a percentage of total loans decreased from 1.64% at September 30, 2013, to 1.01% at September 30, 2014; third, the percentage of loans 30 days or more delinquent decreased from 1.97% at September 30, 2013, to 1.44% at September 30, 2014. Management believes the allowance for loan losses plus the reserve for unfunded commitments, totaling $115,257,000, or 1.33% of gross loans, is sufficient to absorb estimated losses inherent in the portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Total other income increased $8,726,000, or 39.78%, to $30,659,000 in 2014 from 2013. The increase in fee income resulted from an increased number of transaction accounts. Net gains on sale of investments was $0 in the fiscal years 2014 and 2013.
Compensation expense increased $18,915,000, or 20.83%, to $109,730,000 in 2014 primarily due to the addition of the employees from the branches that were acquired during 2014 and growing our commercial banking units. The number of staff, including part-time employees on a full-time equivalent basis, was 1,909 and 1,457 at September 30, 2014 and 2013, respectively.
Occupancy expense increased to $30,452,000 , or 29.05%, for the twelve months ended September 30, 2014 from $23,597,000 for the fiscal year ended September 30, 2013 as a result of increased branch facilities from acquisitions. The branch network consisted of 251 offices at September 30, 2014 and 182 offices at September 30, 2013.
Information technology expense was $14,303,000 in 2014 compared to $10,999,000 in 2013. This 30.04% increase was mostly due to the increase in branches. It also includes expense related to the planning for the upgrade in our core systems in 2015. The license and implementation costs associated with the systems upgrade are being capitalized.
Product delivery expense, including printing, postage, delivery, branch security, and ATM and debit card expenses, were $14,973,000 in 2014 compared to $4,414,000 in 2013. The ATM and debit card expenses were higher this year due to higher client adoption rates, changing client usage patterns, and the branch acquisitions. There is a much greater proportion of transaction accounts in the acquired branches.
FDIC insurance expense decreased by 9.87% to $11,009,000 for 2014 from $12,214,000 in 2013. The FDIC insurance rate is based on risk factors as established by the FDIC which have been improving for the Company, and this has resulted in an overall lower insurance expense.
Other miscellaneous expenses decreased 6.04% to $23,542,000 for the twelve months ended September 30, 2014 from $22,201,000 for the comparable period one year ago.
Total operating expense for 2014 and 2013 equaled 1.43% and 1.27% of average assets, respectively. Despite the increase in operating expenses as a percent of average assets, the Company continues to operate as one of the most efficient banks in the country.
The loss on real estate acquired through foreclosure increased 47.55% to $2,743,000 in 2014 from $1,859,000 in 2013, due to the increased volume of dispositions of real estate acquired through foreclosure as the Bank continues to liquidate foreclosed properties. The net loss on real estate acquired through foreclosure, includes gains and losses on sale, ongoing maintenance expense and periodic write-downs from lower property valuations.
Income tax expense increased to $87,564,000 in 2014 from $83,111,000 for the fiscal year ended September 30, 2013. The effective tax rate was 35.75% for 2014 and 35.42% for 2013. The Company expects an effective tax rate of 35.75% going forward.

COMPARISON OF 2013 RESULTS WITH 2012
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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for 2013.

	Year Ended September 30, 2013
($ in thousands)	Volume	Rate	Total
Interest income:
Loans and covered assets	$(11,925)	$(17,993)	$(29,918)
Mortgaged-backed securities	(15,610)	(32,012)	$(47,622)
Investments (1)	2,370	1,190	3,560

All interest-earning assets	(25,165)	(48,815)	(73,980)

Interest expense:
Customer accounts	2,673	(21,709)	(19,036)
FHLB advances and other borrowings	(26,997)	(11,057)	(38,054)

All interest-bearing liabilities	(24,324)	(32,766)	(57,090)

Change in net interest income	$(841)	$(16,049)	$(16,890)

(1) Includes interest on cash equivalents and dividends on FHLB and FRB stock
NPA's decreased by $59,289,000 from 2012 to $213,616,000. There were $24,281,000 of restructured loans in this total that were not performing. The Company had net charge-offs of $17,756,000 for the twelve months ended September 30, 2013 compared with $69,721,000 of net charge-offs for the same period one year ago. The decrease in the provision for loan losses is in response to four primary factors: first, the amount of NPA's improved year-over-year; second, non-accrual loans as a percentage of total loans decreased from 2.20% at September 30, 2012, to 1.64% at September 30, 2013; third, the percentage of loans 30 days or more delinquent decreased from 3.43% at September 30, 2012, to 1.97% at September 30, 2013; and finally, the Company's exposure in the land A&D and speculative construction portfolios, the source of the majority of losses during this credit cycle, has decreased from a combined 3.30% of the gross loan portfolio at September 30, 2012, to 2.60% at September 30, 2013. Management believes the allowance for loan losses, totaling $116,741,000, or 1.46% of gross loans, is sufficient to absorb estimated losses inherent in the portfolio.

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
Compensation expense increased $13,187,000, or 16.99%, in 2013 primarily due to the addition of the employees from the SVBT acquisition October 2012 and growing our commercial banking units. The number of staff, including part-time employees on a full-time equivalent basis, was 1,457 and 1,260 at September 30, 2013 and 2012, respectively.
Occupancy expense increased to $23,597,000 for the twelve months ended September 30, 2013 from $20,257,000 for the fiscal year ended September 30, 2012 as a result of increased branch facilities from acquisitions. The branch network consisted of 182 offices at September 30, 2013 and 166 offices at September 30, 2012.
FDIC insurance expense decreased to $12,214,000 for 2013 from $16,093,000 in 2012. Other expenses increased 38.91% to $22,201,000 for the twelve months ended September 30, 2013 from $15,982,000 for the comparable period one year ago. This increase is due in large part to the two acquisitions discussed above and increased information technology and advertising expenses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating expense for 2013 and 2012 equaled 1.27% and 1.07% of average assets, respectively. Despite the increase in operating expenses, the Company continues to operate as one of the most efficient banks in the country.
The loss on real estate acquired through foreclosure decreased 81.07% to $1,859,000 in 2013 from $9,819,000 in 2012 due to improving property values and the decline in balances of real estate acquired through foreclosure, as the Bank continues to liquidate foreclosed properties. The net loss on real estate acquired through foreclosure, includes gains and losses on sale, ongoing maintenance expense and periodic write-downs from lower property valuations.
Income tax expense increased to $83,111,000 in 2013 from $77,728,000 for the fiscal year ended September 30, 2012. The effective tax rate was 35.42% for 2013 and 36.00% for 2012.

SELECTED FINANCIAL DATA

Year ended September 30,	2014	2013	2012	2011	2010
	(In thousands, except per share data)
Interest income	$533,697	$516,291	$590,271	$644,635	$663,560
Interest expense	128,077	136,159	193,249	227,696	269,101
Net interest income	405,620	380,132	397,022	416,939	394,459
Provision for loan losses	(15,401)	1,350	44,955	93,104	179,909
Other income	27,916	20,074	6,698	(14,117)	39,995
Other expense	204,009	164,240	142,854	136,059	131,480
Income before income taxes	244,928	234,616	215,911	173,659	123,065
Income taxes	87,564	83,111	77,728	62,518	4,372
Net income available to common shareholders	$157,364	$151,505	$138,183	$111,141	$118,693
Per share data
Basic earnings	$1.56	$1.45	$1.29	$1.00	$1.06
Diluted earnings	1.55	1.45	1.29	1.00	1.05
Cash dividends	0.41	0.36	0.32	0.24	0.20

September 30,	2014	2013	2012	2011	2010
Total assets	$14,756,041	$13,082,859	$12,472,944	$13,440,749	$13,486,379
Loans and mortgage-backed securities	11,380,011	10,433,872	9,812,666	10,992,053	10,626,842
Investment securities	1,366,018	1,109,772	612,524	246,004	358,061
Cash and cash equivalents	781,843	203,563	751,430	816,002	888,622
Customer accounts	10,716,928	9,090,271	8,576,618	8,665,903	8,852,540
FHLB advances	1,930,000	1,930,000	1,880,000	1,962,066	1,865,548
Other borrowings	—	—	—	800,000	800,000
Stockholders’ equity	1,973,283	1,937,635	1,899,752	1,906,533	1,841,147
Number of
Customer accounts	548,872	332,177	308,282	309,532	327,430
Loans	35,550	35,934	37,522	39,986	42,540
Offices	251	182	166	160	160

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,	2014	2013
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$781,843	$203,563
Available-for-sale securities	3,049,442	2,360,948
Held-to-maturity securities	1,548,265	1,654,666
Loans receivable, net	8,148,322	7,528,030
Covered loans, net	176,476	295,947
Interest receivable	52,037	49,218
Premises and equipment, net	257,543	206,172
Real estate held for sale	55,072	72,925
Real estate held for investment	4,808	9,392
Covered real estate held for sale	24,082	30,980
FDIC indemnification asset	36,860	64,615
FHLB & FRB stock	158,839	173,009
Intangible assets, including goodwill of $291,503 and $260,277	302,909	264,318
Federal and state income taxes, net	16,515	44,000
Other assets	143,028	125,076
	$14,756,041	$13,082,859
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$5,490,687	$3,540,842
Time deposit accounts	5,226,241	5,549,429
	10,716,928	9,090,271
FHLB advances	1,930,000	1,930,000
Advance payments by borrowers for taxes and insurance	29,004	42,443
Accrued expenses and other liabilities	106,826	82,510
	12,782,758	11,145,224
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 133,322,909 and 132,572,475 shares issued; 98,404,705 and 102,484,671 shares outstanding	133,323	132,573
Paid-in capital	1,638,211	1,625,051
Accumulated other comprehensive income, net of taxes	20,708	6,378
Treasury stock, at cost; 34,918,204 and 30,087,804 shares	(525,108)	(420,817)
Retained earnings	706,149	594,450
	1,973,283	1,937,635
	$14,756,041	$13,082,859
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2014	2013	2012
	(In thousands, except per share data)
INTEREST INCOME
Loans	$430,850	$454,915	$484,833
Mortgage-backed securities	80,260	48,520	96,142
Investment securities and cash equivalents	22,587	12,856	9,296
	533,697	516,291	590,271
INTEREST EXPENSE
Customer accounts	58,524	67,903	86,939
FHLB advances and other borrowings	69,553	68,256	106,310
	128,077	136,159	193,249
Net interest income	405,620	380,132	397,022
Provision (reversal) for loan losses	(15,401)	1,350	44,955
Net interest income after provision for loan losses	421,021	378,782	352,067

OTHER INCOME
Gain on sale of investments	—	—	95,234
Prepayment penalty on long-term debt	—	—	(95,565)
Loan fee income	7,706	8,585	7,221
Deposit fee income	14,306	5,015	3,043
Other income	8,647	8,333	6,584
	30,659	21,933	16,517
OTHER EXPENSE
Compensation and benefits	109,730	90,815	77,628
Occupancy	30,452	23,597	20,257
FDIC insurance premiums	11,009	12,214	16,093
Product delivery	14,973	4,414	3,518
Information technology	14,303	10,999	9,376
Other expense	23,542	22,201	15,982
	204,009	164,240	142,854
Loss on real estate acquired through foreclosure, net	(2,743)	(1,859)	(9,819)
Income before income taxes	244,928	234,616	215,911
Income taxes
Current	75,784	71,969	61,138
Deferred	11,780	11,142	16,590
	87,564	83,111	77,728
NET INCOME	$157,364	$151,505	$138,183

PER SHARE DATA
Basic earnings	$1.56	$1.45	$1.29
Diluted earnings	1.55	1.45	1.29
Basic weighted average number of shares outstanding	101,154,030	104,684,812	107,108,703
Diluted weighted average number of shares outstanding, including dilutive stock options	101,590,351	104,837,470	107,149,240
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year ended September 30,	2014	2013	2012
	(In thousands)

Net income	$157,364	$151,505	$138,183
Other comprehensive income (loss) net of tax:
Net unrealized gains (losses) on available-for-sale securities	22,656	(10,953)	(209,832)
Related tax benefit (expense)	(8,326)	4,025	77,113
Reclassification adjustment of net gains from sale
of available-for-sale securities included in net income	—	—	95,234
Related tax benefit (expense)	—	—	(34,998)
Other comprehensive income (loss)	14,330	(6,928)	(72,483)
Comprehensive income	$171,694	$144,577	$65,700

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(In thousands)
Balance at September 30, 2011	$129,854	$1,582,843	$376,712	$85,789	$(268,665)	$1,906,533

Net income			138,183			138,183
Other comprehensive income adjustment				(72,483)		(72,483)
Dividends on common stock ($0.32 per share)			(34,115)			(34,115)
Compensation expense related to common stock options		848				848
Proceeds from exercise of common stock options	29	328				357
Restricted stock	67	2,276				2,343
Treasury stock					(41,914)	(41,914)
Balance at September 30, 2012	$129,950	$1,586,295	$480,780	$13,306	$(310,579)	$1,899,752

Net income			151,505			151,505
Other comprehensive income adjustment				(6,928)		(6,928)
Dividends on common stock ($0.36 per share)			(37,835)			(37,835)
Compensation expense related to common stock options		473				473
Proceeds from exercise of common stock options	208	4,052				4,260
Proceeds from issuance of common stock	1,997	31,496				33,493
Tax benefit related to exercise of stock options		1				1
Restricted stock	418	2,734				3,152
Treasury stock					(110,238)	(110,238)
Balance at September 30, 2013	$132,573	$1,625,051	$594,450	$6,378	$(420,817)	$1,937,635

Net income			157,364			157,364
Other comprehensive income adjustment				14,330		14,330
Dividends on common stock ($0.46 per share)			(45,665)			(45,665)
Compensation expense related to common stock options		324				324
Proceeds from exercise of common stock options	501	9,641				10,142
Restricted stock	249	3,195				3,444
Treasury stock					(104,291)	(104,291)
Balance at September 30, 2014	$133,323	$1,638,211	$706,149	$20,708	$(525,108)	$1,973,283

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2014	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$157,364	$151,505	$138,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	17,347	15,774	34,502
Cash received from FDIC under loss share	2,502	13,421	7,587
Stock option compensation expense	324	473	848
Provision for (reversal of) loan losses	(15,401)	1,350	44,955
(Gain) loss on investment securities and real estate held for sale, net	(2,510)	(8,011)	(100,952)
Loss on extinguishment of debt	—	—	95,565
(Increase) decrease in accrued interest receivable	(2,819)	(330)	5,726
Increase in FDIC loss share receivable	(1,795)	(1,482)	(3,284)
Decrease (increase) in income taxes receivable	18,890	(17,462)	18,066
(Increase) decrease in other assets	(17,799)	36,350	(74,889)
Increase (decrease) in accrued expenses and other liabilities	17,612	(10,166)	8,649
Net cash provided by operating activities	173,715	181,422	174,956

CASH FLOWS FROM INVESTING ACTIVITIES
Net (loan originations) principal collections	(261,401)	343,771	544,240
Loans purchased	(218,544)	—	—
FHLB & FRB stock purchase	—	(23,981)	—
FHLB & FRB stock redeemed	14,017	5,894	1,830
Available-for-sale securities purchased	(1,280,477)	(889,595)	(2,442,184)
Principal payments and maturities of available-for-sale securities	609,395	275,726	1,608,603
Available-for-sale securities sold	—	43,198	2,257,913
Held-to-maturity securities purchased	—	(787,449)	(1,167,121)
Principal payments and maturities of held-to-maturity securities	103,617	331,022	23,082
Net cash received from acquisition	1,776,660	202,308	50,576
Proceeds from sales of real estate held for sale and investment	73,895	115,615	175,832
Proceeds from sales of covered REO	15,654	20,843	33,579
Premises and equipment purchased and REO improvements	(51,794)	(29,246)	(32,010)
Net cash provided (used) by investing activities	781,022	(391,894)	1,054,340

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) in customer accounts	(226,914)	(223,515)	(225,068)
Proceeds from long-term borrowings	—	50,000	—
Repayments of long-term borrowings	—	(22,470)	(995,306)
Proceeds from exercise of common stock options and related tax benefit	10,252	4,261	357
Dividends paid on common stock	(42,065)	(37,835)	(32,430)
Treasury stock purchased, net	(104,291)	(110,238)	(41,914)
(Decrease) increase in advance payments by borrowers for taxes and insurance	(13,439)	2,402	493
Net cash (used) by financing activities	(376,457)	(337,395)	(1,293,868)
Increase (decrease) in cash and cash equivalents	578,280	(547,867)	(64,572)
Cash and cash equivalents at beginning of period	203,563	751,430	816,002
Cash and cash equivalents at end of period	$781,843	$203,563	$751,430
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Year ended September 30,	2014	2013	2012
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Non-cash investing activities
Non-covered real estate acquired through foreclosure	$37,721	$91,352	$160,971
Covered real estate acquired through foreclosure	8,748	11,196	15,905
Cash paid during the period for
Interest	128,733	140,409	199,735
Income taxes	64,372	80,417	59,596
The following summarizes the non-cash activities related to acquisitions
Fair value of assets and intangibles acquired, including goodwill	80,242	607,193	124,594
Fair value of liabilities assumed	(1,856,902)	(776,009)	(154,493)
Net fair value of acquired assets (liabilities)	$(1,776,660)	$(168,816)	$(29,899)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE A    Summary of Significant Accounting Policies
Principles of consolidation. The consolidated financial statements include the accounts of the Company, the Bank and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.
Description of business. The Company is a bank holding company that conducts its operations through a federally-insured national bank subsidiary. The Bank is principally engaged in the business of attracting deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate loans and commercial loans. The Bank conducts its activities through a network of 251 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, New Mexico, and Texas.
The Company's fiscal year end is September 30th. All references to 2014, 2013 and 2012 represent balances as of September 30, 2014, September 30, 2013 and September 30, 2012, or activity for the fiscal years then ended. References to net income in this document refer to net income available to common shareholders.

Acquisitions. Certain Branches of Bank of America, National Association. During this fiscal year, the Bank has acquired 74 branches from Bank of America, National Association. This included: effective as of the close of business on October 31, 2013, 11 branches located in New Mexico; effective as of the close of business on December 6, 2013, 40 branches located in Washington, Oregon, and Idaho; and effective as of the close of business on May 2, 2014, 23 branches located in Arizona and Nevada. The combined acquisitions provided $1.9 billion in deposit accounts, $13 million of loans, and $25 million in branch properties. The Bank paid a 1.99% premium on the total deposits and received $1.8 billion in cash from the transactions. The acquisition method of accounting was used to account for the acquisitions. The purchased assets and assumed liabilities are recorded at their respective acquisition date estimated fair values. The Bank recorded $11 million in core deposit intangible and $31 million in goodwill related to these transactions. The operating results of the Company include the operating results produced by the first 11 branches for the period from November 1, 2013 to September 30, 2014, for the additional 40 branches from December 7, 2013 to September 30, 2014, and for the most recent 23 branches from May 3, 2014 to September 30, 2014.

South Valley Bancorp, Inc. Effective November 1, 2012, the Bank acquired South Valley Bancorp, Inc. and South Valley's wholly owned subsidiary, South Valley Bank & Trust ("SVBT"), was merged into the Bank. The acquisition provided $361 million of net loans, $108 million of net covered loans, $736 million of deposit accounts, including $533 million in transaction deposit accounts and 24 branch locations in Central and Southern Oregon. Total consideration paid at closing was $44 million, including $34 million of the Company's stock and $10 million of cash resulting from the collection of certain earn-out assets. The operating results of the Company include the operating results produced by the acquired assets and assumed liabilities for the period November 1, 2012 to September 30, 2014.

Western National Bank. Effective December 16, 2011, the Bank acquired certain assets and liabilities, including most of the loans and deposits, of Western National Bank, headquartered in Phoenix, Arizona (“WNB”) from the Federal Deposit Insurance Corporation (“FDIC”) in an FDIC-assisted transaction. Under the terms of the Purchase and Assumption Agreement, the Bank and the FDIC agreed to a discount of $53 million on net assets and no loss sharing provision or premium on deposits. WNB operated three full-service offices in Arizona. The Bank acquired certain assets with a book value of $177 million, including $143 million in loans and $7 million in foreclosed real estate, and selected liabilities with a book value of $153 million, including $136 million in deposits. Pursuant to the purchase and assumption agreement with the FDIC, the Bank received a cash payment from the FDIC for $30 million. The operating results of the Company include the operating results produced by the acquired assets and assumed liabilities for the period December 16, 2011 to September 30, 2014.

Charter Bank. Effective October 14, 2011, the Bank acquired six branch locations, four in Albuquerque, New Mexico, and two in Santa Fe, New Mexico, from Charter Bank. $255 million of deposits were acquired for a premium of $1 million. The operating results of the Company include the operating results produced by the assumed liabilities for the period October 14, 2011 to September 30, 2014.

Cash and cash equivalents. Cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and repurchase agreements with an initial maturity of three months or less.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

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
Available-for-sale securities are accounted for at fair value. Gains and losses realized on the sale of these securities are accounted for based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in the accumulated other comprehensive income component of stockholders' equity.
Realized gains and losses on securities sold as well as other than temporary impairment charges, are shown on the Consolidated Statements of Operations under the Other Income heading. Management evaluates debt and equity securities for other than temporary impairment on a quarterly basis based on the securities' current credit quality, interest rates, term to maturity and management's intent and ability to hold the securities until the net book value is recovered.
Loans receivable. Loans that are performing in accordance with their contractual terms are held at their carrying amount and expected interest is accrued. The Bank also receives fees for originating loans in addition to various fees and charges related to existing loans, which may include prepayment charges, late charges and assumption fees.
When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower. Contact is made after a payment is 30 days past its grace period. In most cases, deficiencies are cured promptly. If the delinquency is not cured within 90 days, the Bank may institute appropriate action to foreclose on the property. If foreclosed, the property is sold at a public sale and may be purchased by the Bank.
The Bank will consider modifying the interest rates and terms of a loan if it determines that a modification is a better alternative to foreclosure. Most troubled debt restructured ("TDR") loans are accruing and performing loans where the borrower has proactively approached the Bank about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of from 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period. Principal forgiveness is generally not an available option for restructured loans. Before granting approval to modify a loan in a TDR, we consider a borrower’s ability to repay by evaluating: current income levels and debt to income ratio, borrower’s credit score, payment history of the loan, and updated valuation of the secondary repayment source. The Bank also modifies some loans that are not classified as TDRs as the modification is due to a restructuring where the effective interest rate on the debt is reduced to reflect a decrease in market interest rates.
Loans are placed on nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. The Bank does not accrue interest on loans 90 days or more past due. If payment is made on a loan so that the loan becomes less than 90 days past due, and the Bank expects full collection of principal and interest, the loan is returned to full accrual status. Any interest ultimately collected is credited to income in the period of recovery. A loan is charged-off when the loss is estimable and it is confirmed that the borrower will not be able to meet contractual obligations.
If a consumer loan is on non-accrual status before becoming a TDR it will stay on non-accrual status following restructuring until it has been performing for at least six months, at which point it may be moved to accrual status. If a loan is on accrual status before it becomes a TDR, and management concludes that full repayment is highly probable based on internal evaluation, it will remain on accrual status following restructuring. If the consumer restructured loan does not perform, it is placed in non-accrual status when it is 90 days delinquent. For commercial loans, six consecutive payments on newly restructured loan terms are required prior to returning the loan to accrual status. In some instances after the required six consecutive payments are made management will conclude that collection of the entire principal balance is still in doubt. In those instances, the loan will remain on non-accrual.
Impaired loans consist of loans receivable that are not expected to have their principal and interest repaid in accordance with their contractual terms. This includes TDRs that are on non-accrual status. Collateral dependent impaired loans are measured using

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

the fair value of the collateral, less selling costs. Non-collateral dependent loans are measured at the present value of expected future cash flows.
Deferred fees and discounts on loans. Loan discounts and loan fees are deferred and recognized over the life of the loans using the effective interest method.
Allowance for Loan Losses. The Bank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Bank's general methodology for assessing the appropriateness of the allowance is to apply a loss percentage factor to the different loan types. The loss percentage factor is made up of two parts - the historical loss factor (“HLF”) and the qualitative loss factor (“QLF”).
The HLF takes into account historical charge-offs by loan type. The Bank uses an average of historical loss rates for each loan category multiplied by a loss emergence period. This is the likely period of time during which a residential or commercial loan borrower experiencing financial difficulties might deplete their cash prior to becoming delinquent on their loan, plus the period of time that it takes the bank to work out the loans.
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
Specific allowances are established for loans which are individually evaluated, in cases where management has identified significant conditions or circumstances related to a loan that management believes indicate the probability that a loss has been incurred. The Bank has also established a reserve for unfunded commitments.
The recovery of the carrying value of loans is susceptible to future market conditions beyond the Bank's control, which may result in losses or recoveries differing from those provided. In those cases, a portion of the allowance is then allocated to reflect the estimated loss exposure.
Covered assets. Covered loans are the loans acquired from Horizon Bank in 2010 and certain loans acquired from SVBT in fiscal 2013 that are recorded at their estimated fair market value. Loans that were classified as non-performing loans by Horizon Bank and SVBT are no longer classified as non-performing because, at acquisition, the carrying value of these loans was adjusted to reflect fair value and are covered under the FDIC loss sharing agreements. Management believes that the new book value reflects an amount that will ultimately be collected. Acquired credit impaired loans are accounted for under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 310-30 when there is evidence of credit deterioration since origination and for which it is probable, at acquisition, that the Company would be unable to collect all contractually required payments. Interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, are recognized on all acquired loans. Covered real estate held for sale represents the foreclosed properties that were originally Horizon Bank loans or certain SVBT loans. Covered real estate held for sale is carried at the estimated fair market value of the repossessed real estate. The covered loans and covered real estate held for sale are collectively referred to as “covered assets”. When FDIC loss share agreements expire, any remaining loans will be transferred to the non covered portfolio.
FDIC indemnification asset. FDIC indemnification asset is the receivable recorded due to the guarantee provided by the FDIC on the covered assets. This asset declines due to collections from the FDIC on claims or the eventual expiration of the FDIC loss share agreements.
Client Derivatives. Interest rate swap agreements are provided to certain clients who desire to convert their obligations from variable to fixed interest rates. Under these agreements, the Bank enters into a variable-rate loan agreement with a customer in addition to a swap agreement, and then enters into a corresponding swap agreement with a third party in order to offset its exposure on the customer swap agreement. As the interest rate swap agreements with the customers and third parties are not designated as hedges under FASB ASC 815, Derivatives and Hedging, the instruments are marked to market in earnings. The change in fair value of the offsetting swaps are included in interest income and interest expense and there is no impact on net income. There is fee income earned on the swaps that is included in miscellaneous loan income.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

Long Term Borrowing Hedges. The Bank has entered into forward-starting interest rate swaps to convert a series of future short-term borrowings to fixed rate payments. These interest rate swaps qualify as cash flow hedging instruments under ASC 815 which provides for matching of the recognition of gains and losses of the interest rate swaps and the hedged items. Prior to the starting date, the change in the fair value of the interest rate swap will be recorded in Other Comprehensive Income.
Premises and equipment. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets. Expenditures are capitalized for betterments and major renewals. Charges for ordinary maintenance and repairs are expensed to operations as incurred.
Real estate held for sale. Properties acquired in settlement of loans or acquired for development are recorded at fair value less selling costs. Subsequent accounting is recorded at lower of cost or market. These gains (losses) are shown on the real estate acquired through foreclosure line item.
Real estate held for investment. Properties acquired in settlement of loans or acquired for development are recorded at fair value less selling costs where management has the intent to hold the properties until the housing market recovers. Subsequent accounting is recorded at lower of cost or market. These gains (losses) are shown on the real estate acquired through foreclosure line item.
Intangible assets. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. The core deposit intangibles and non-compete agreement intangible are acquired assets that lack physical substance but can be distinguished from goodwill. Goodwill is evaluated for impairment on an annual basis. Other intangible assets are amortized over their estimated lives and are subject to impairment testing when events or circumstances change. If circumstances indicate that the carrying value of the assets may not be recoverable, an impairment charge could be recorded. No impairment of intangible assets has ever been identified. The Bank amortizes the core deposit intangibles over their estimated lives generally on an accelerated method.
The balance of the Company's intangible assets was as follows, which includes the additional goodwill discussed above:

	Goodwill	Servicing Rights Intangible	Core Deposit Intangible	Total
	(In thousands)
Balance at September 30, 2012	$251,653	$286	$4,137	$256,076
Additions	8,624	—	1,433	10,057
Amortization	—	(286)	(1,529)	(1,815)
Balance at September 30, 2013	260,277	—	4,041	264,318
Additions	31,226	—	11,040	42,266
Amortization	—	—	(3,675)	(3,675)
Balance at September 30, 2014	$291,503	$—	$11,406	$302,909
The table below presents the estimated core deposit intangible asset amortization expense for the next five years:

Year End	Expense
(In thousands)
2015	$3,479
2016	2,314
2017	1,607
2018	1,208
2019	1,254

Income taxes. Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, a deferred tax asset or liability is determined based on the differences between the financial statements and

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The provision for income taxes includes current and deferred income tax expense based on net income adjusted for temporary and permanent differences such as depreciation, interest on state and municipal securities, and affordable housing tax credits. Income tax related interest and penalties, if applicable, and amortization of affordable housing tax credit investments are recorded within income tax expense.
Accounting for stock-based compensation. The Company records an expense for the estimated fair value of equity awards over the vesting period. See Note L for additional information. Stock options that were not dilutive but were outstanding as of September 30, 2014, 2013 and 2012 were 90,846, 435,825 and 934,880, respectively.
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

New accounting pronouncements. In December 2012, FASB issued Accounting Standards Update ("ASU") 2012-06, Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution. ASU 2012-06 clarifies that when a reporting entity recognizes an indemnification asset as the result of a government-assisted acquisition of a financial institution and there is a change in the amount of cash flows expected to be collected on the indemnification asset, the reporting entity should subsequently measure the indemnification asset on the same basis as the underlying loans by taking into account the contractual limitations of the Loss-Sharing Agreement ("LSA"). For amortization of changes in value, the reporting entity should use the term of LSA if it is shorter than the term of the acquired loans. This new guidance did not have a material impact on the Company's consolidated financial statements.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The main objective was to address implementation issues about the scope of ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The guidance in this ASU was effective beginning on or after January 1, 2013. This new guidance did not have a material impact on the Company's consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The objective was to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements; rather, they require the entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The guidance in this ASU was effective for fiscal years beginning after December 15, 2012. This new guidance did not have a material impact on the Company's consolidated financial statements.

In July 2013, the FASB issued ASU 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. Topic 815, Derivatives and Hedging, provides guidance on the risks that are permitted to be hedged in a fair value or cash flow hedge. The objective of this update is to provide for the inclusion of the Fed Funds Effective Swap Rate as a U.S. benchmark interest rate for hedge accounting purposes, in addition to UST and LIBOR rates. The guidance in this ASU is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of this ASU did not have a material impact on the Company's consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, A Similar Tax Loss, or a Tax Credit Carryforward Exists. Some entities present unrecognized tax benefits as a liability unless the unrecognized tax benefit is directly associated with a tax position taken in a tax year that results in, or that resulted in, the recognition of a net operating loss or tax credit carryforward for that year and the net operating loss or tax credit carryforward has not been utilized. Other entities present unrecognized tax benefits as a reduction of a deferred tax asset for a net operating loss or tax credit carryforward in certain circumstances. The objective of these is to eliminate that diversity in practice. The guidance in this ASU is effective for fiscal years beginning after December 15, 2013. This new guidance did not have a material impact on the Company's consolidated financial statements.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

In January 2014, the FASB issued ASU 2014-04, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40) - Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The new guidance clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (a) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure; or (b) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additional disclosures are required. The amendments are effective beginning after December 15, 2014. This ASU is not expected to have a material impact on the Company's consolidated financial statements.

In January 2014, the FASB issued ASU 2014-01, Investments - Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects. This new guidance permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). Those not electing the proportional amortization method would account for the investment using the equity method or cost method. This new guidance is effective on a retrospective basis beginning after December 15, 2014 with early adoption permitted. The Company adopted this ASU prospectively as of December 31, 2013 as the retrospective adjustments were not material. The amount of affordable housing tax credits that were recognized during the 2014 fiscal year is $3 million. The net investment balance recognized as of September 30, 2014 is $42 million. Using the proportional amortization method, the amount recognized as a component of income tax expense for the 2014 fiscal year is $4 million. Contingent commitments for equity contributions during the 2014 calendar year are $35 million. Overall, this adoption did not have a material impact on the Company's consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This new accounting guidance clarifies the principles for recognizing revenue from contracts with customers. The new accounting guidance, which does not apply to financial instruments, is effective on a retrospective basis beginning on January 1, 2017. The Company does not expect the new guidance to have a material impact on its consolidated financial position or results of operation.

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860) - Repurchase to Maturity Transactions, Repurchase Financings, and Disclosures. Under this new accounting guidance, repurchase-to-maturity transactions will be accounted for as secured borrowings rather than sales of an asset, and transfers of financial assets with contemporaneous repurchase financings will no longer be evaluated to determine whether they should be accounted for on a combined basis as forward contracts. The new guidance also prescribes additional disclosures particularly on the nature of collateral pledged in repurchase financings accounted for as secured borrowings. The new guidance is effective beginning on January 1, 2015. The Company does not expect this guidance to have a material impact on its consolidated financial position or results of operation.
Business segments. As the Company manages its business and operations on a consolidated basis, management has determined that there is one reportable business segment.
Reclassifications. Reclassification of Other Expenses into Product delivery and Information technology line items have been made to the financial statements for years prior to September 30, 2014 to conform to current year classifications.
Reclassification of Real Estate Held for Investment into its own line item and out of Real Estate Held for Sale have been made to the financial statements for years prior to September 30, 2014 to conform to current year classifications.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE B    INVESTMENT SECURITIES

September 30,	2014
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
1 to 5 years	$171,154	$2,585	$(748)	$172,991	1.26%
5 to 10 years	203,317	300	(102)	203,515	1.45%
Over 10 years	354,828	1,028	(419)	355,437	1.25%
Equity Securities
1 to 5 years	100,500	887	—	101,387	1.90%
5 to 10 years	—	—	—	—	—%
Corporate bonds due
Within 1 year	15,000	75	—	15,075	1.00%
1 to 5 years	302,540	2,372	—	304,912	0.71%
5 to 10 years	138,201	1,789	(970)	139,020	1.43%
Over 10 years	50,000	—	—	50,000	3.00%
Municipal bonds due
Over 10 years	20,402	3,279	—	23,681	6.45%
Mortgage-backed securities
Agency pass-through certificates	1,561,639	24,893	(2,024)	1,584,508	2.57%
Other commercial MBS	98,851	65		98,916	1.49%
	3,016,432	37,273	(4,263)	3,049,442	1.99%
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,548,265	4,855	(53,902)	1,499,218	3.13%
	1,548,265	4,855	(53,902)	1,499,218	3.13%
	$4,564,697	$42,128	$(58,165)	$4,548,660	2.38%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

September 30,	2013
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
1 to 5 years	$61,002	$3,393	$(252)	$64,143	1.98%
5 to 10 years	129,219	—	(1,547)	127,672	0.86%
Over 10 years	344,571	—	(2,411)	342,160	0.93%
Equity Securities
1 to 5 years	500	11	—	511	2.17%
5 to 10 years	100,000	726	—	100,726	1.80%
Corporate bonds due
Within 1 year	19,500	3	—	19,503	0.49%
1 to 5 years	317,190	1,980	(130)	319,040	0.75%
5 to 10 years	113,060	1,180	(768)	113,472	1.53%
Municipal bonds due
Over 10 years	20,422	2,123	—	22,545	6.45%
Mortgage-backed securities
Agency pass-through certificates	1,245,400	10,270	(4,494)	1,251,176	2.18%
	2,350,864	19,686	(9,602)	2,360,948	1.70%
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,654,666	3,387	(75,204)	1,582,849	3.14%
	1,654,666	3,387	(75,204)	1,582,849	3.14%
	$4,005,530	$23,073	$(84,806)	$3,943,797	2.30%

There were no available-for-sale securities that were sold in 2014. There were $43,198,000 of available-for-sale securities that were sold in 2013, resulting in a net gain of $0 as these securities were acquired from SVBT and sold on the same day. There were $2,257,913,000 of available-for-sale securities that were sold in 2012, resulting in a net gain of $95,234,000. Substantially all mortgage-backed securities have contractual due dates that exceed twenty-five years.

The following table shows the unrealized gross losses and fair value of securities at September 30, 2014 and September 30, 2013, by length of time that individual securities in each category have been in a continuous loss position. The Bank had $1,642,718,000 securities in a continuous loss position for 12 or more months at September 30, 2014, and $190,357,000 securities in a continuous loss position for 12 months at September 30, 2013, which consisted of corporate bonds, U.S. government and agency securities, and mortgage-backed securities. Management believes that the declines in fair value of these investments are not an other than temporary impairment as these losses are due to a change in interest rates rather than any credit deterioration. The impairment is also deemed to be temporary because: 1) the Bank does not intend to sell the security, and 2) It is not more likely than not that it will be required to sell the security before recovery of the entire amortized cost basis of the security.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

As of September 30,	2014
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate Bonds	$(125)	$24,875	$(845)	$24,155	$(970)	$49,030
U.S. agency securities	(472)	316,578	(797)	109,354	(1,269)	425,932
Agency pass-through certificates	(215)	19,212	(55,711)	1,509,209	(55,926)	1,528,421
	$(812)	$360,665	$(57,353)	$1,642,718	$(58,165)	$2,003,383

As of September 30,	2013
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate Bonds	$(660)	$52,434	$(238)	$9,763	$(898)	$62,197
U.S. agency securities	(4,144)	309,109	(66)	14,091	(4,210)	323,200
Agency pass-through certificates	(78,291)	1,703,948	(1,407)	166,503	(79,698)	1,870,451
	$(83,095)	$2,065,491	$(1,711)	$190,357	$(84,806)	$2,255,848

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE C    Loans Receivable (excluding Covered Loans)

	September 30, 2014		September 30, 2013
	(In thousands)		(In thousands)
Non-acquired loans
Single-family residential	$5,560,203	64.1%	$5,359,149	67.1%
Construction - speculative	140,060	1.6	130,778	1.6
Construction - custom	385,824	4.5	302,722	3.8
Land - acquisition & development	77,832	0.9	77,775	1.1
Land - consumer lot loans	108,623	1.3	121,671	1.5
Multi-family	917,286	10.6	831,684	10.4
Commercial real estate	591,336	6.9	414,961	5.1
Commercial & industrial	379,226	4.4	243,199	3.0
HELOC	116,042	1.4	112,186	1.4
Consumer	132,590	1.5	47,141	0.6
Total non-acquired loans	8,409,022	97.2	7,641,266	95.6

Acquired loans
Single-family residential	11,716	0.1%	14,468	0.2%
Construction - speculative	—	—	—	—
Construction - custom	—	—	—	—
Land - acquisition & development	905	—	1,489	—
Land - consumer lot loans	2,507	—	3,313	—
Multi-family	2,999	—	3,914	0.1
Commercial real estate	97,898	1.1	133,423	1.7
Commercial & industrial	54,219	0.6	75,326	0.9
HELOC	8,274	0.1	10,179	0.1
Consumer	5,670	0.1	8,267	0.1
Total acquired loans	184,188	2.0	250,379	3.1

Credit-impaired acquired loans
Single-family residential	325	—	333	—
Construction - speculative	—	—	—	—
Construction - custom	—	—	—	—
Land - acquisition & development	1,622	—	2,396	—
Land - consumer lot loans	—	—	—	—
Multi-family	—	—	—	—
Commercial real estate	63,723	0.7	76,909	1.1
Commercial & industrial	643	—	7,925	0.1
HELOC	10,139	0.1	11,266	0.1
Consumer	55	—	71	—
Total credit-impaired acquired loans	76,507	0.8	98,900	1.3

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

Total loans
Single-family residential	5,572,244	64.2	5,373,950	67.3
Construction - speculative	140,060	1.6	130,778	1.6
Construction - custom	385,824	4.5	302,722	3.8
Land - acquisition & development	80,359	0.9	81,660	1.1
Land - consumer lot loans	111,130	1.3	124,984	1.5
Multi-family	920,285	10.6	835,598	10.5
Commercial real estate	752,957	8.7	625,293	7.9
Commercial & industrial	434,088	5.0	326,450	4.0
HELOC	134,455	1.6	133,631	1.6
Consumer	138,315	1.6	55,479	0.7
Total loans	8,669,717	100%	7,990,545	100%
Less:
Allowance for probable losses	112,347		116,741
Loans in process	346,172		275,577
Discount on acquired loans	25,391		34,143
Deferred net origination fees	37,485		36,054
	521,395		462,515
	$8,148,322		$7,528,030

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

The Company originates fixed and adjustable interest rate loans, which at September 30, 2014 consisted of the following:

Fixed-Rate		Adjustable-Rate
Term To Maturity	Book Value	Term To Rate Adjustment	Book Value
	(In thousands)		(In thousands)
Within 1 year	$366,988	Less than 1 year	$1,167,059
1 to 3 years	189,917	1 to 3 years	562,839
3 to 5 years	100,854	3 to 5 years	713,975
5 to 10 years	127,292	5 to 10 years	12,884
10 to 20 years	819,570	10 to 20 years	—
Over 20 years	4,605,687	Over 20 years	2,652
	$6,210,308		$2,459,409

Gross loans by geographic concentration were as follows:

September 30, 2014	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	(In thousands)
Washington	$2,711,711	$315,584	$46,091	$61,525	$211,474	$68,668	$372,239	$87,312	$16	$73,721	$3,948,341
Oregon	784,794	278,112	5,655	19,738	53,218	31,210	161,401	31,547	—	15,501	1,381,176
Arizona	600,306	182,645	3,201	10,040	42,326	9,393	92,817	1,078	—	19,580	961,386
Other	206,586	688	—	—	—	—	19,160	309,855	138,299	30	674,618
Utah	471,248	49,755	5,430	5,293	28,107	5,640	3,319	297	—	7,657	576,746
Idaho	323,320	25,294	2,277	9,479	16,008	12,195	3,656	769	—	5,008	398,006
New Mexico	174,102	53,002	14,923	2,946	21,024	9,893	90,288	3,230	—	12,587	381,995
Texas	180,950	12,852	2,782	629	7,941	3,061	7,722	—	—	—	215,937
Nevada	119,227	2,353	—	1,480	5,726	—	2,355	—	—	371	131,512
	$5,572,244	$920,285	$80,359	$111,130	$385,824	$140,060	$752,957	$434,088	$138,315	$134,455	$8,669,717

Percentage by geographic area
September 30, 2014	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	As % of total gross loans
Washington	31.6%	3.6%	0.5%	0.7%	2.4%	0.8%	4.3%	1.0%	—%	0.9%	45.8%
Oregon	9.1	3.2	0.1	0.2	0.6	0.4	1.9	0.4	—	0.2	16.1
Arizona	6.9	2.1	—	0.1	0.5	0.1	1.1	—	—	0.2	11.0
Other	2.4	—	—	—	—	—	0.2	3.6	1.6	—	7.8
Utah	5.4	0.6	0.1	0.1	0.3	0.1	—	—	—	0.1	6.7
Idaho	3.7	0.3	—	0.1	0.2	0.1	—	—	—	0.1	4.5
New Mexico	2.0	0.6	0.2	—	0.2	0.1	1.0	—	—	0.1	4.2
Texas	2.1	0.1	—	—	0.1	—	0.1	—	—	—	2.4
Nevada	1.4	—	—	—	0.1	—	—	—	—	—	1.5
	64.6%	10.5%	0.9%	1.2%	4.4%	1.6%	8.6%	5.0%	1.6%	1.6%	100.0%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

Percentage by geographic area as a % of each loan type
September 30, 2014	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC
As % of total gross loans
Washington	48.7%	34.3%	57.3%	55.3%	54.8%	49.0%	49.6%	20.1%	—%	54.8%
Oregon	14.1	30.2	7.0	17.8	13.8	22.3	21.4	7.3	—	11.5
Arizona	10.8	19.8	4.0	9.0	11.0	6.7	12.3	0.2	—	14.6
Other	3.7	0.1	—	—	—	—	2.5	71.4	100.0	—
Utah	8.5	5.4	6.8	4.8	7.3	4.0	0.4	0.1	—	5.7
Idaho	5.8	2.7	2.8	8.5	4.1	8.7	0.5	0.2	—	3.7
New Mexico	3.1	5.8	18.6	2.7	5.4	7.1	12.0	0.7	—	9.4
Texas	3.2	1.4	3.5	0.6	2.1	2.2	1.0	—	—	—
Nevada	2.1	0.3	—	1.3	1.5	—	0.3	—	—	0.3
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

 The following table provides additional information on impaired loans, loan commitments and loans serviced for others:

	September 30, 2014	September 30, 2013
	(In thousands)
Recorded investment in impaired loans	$435,185	$454,557
Trouble Debt Restructuring included in impaired loans	374,743	415,696
Impaired loans with allocated reserves	196	6,035
Reserves on impaired loans	60	3,473
Average balance of impaired loans	403,138	495,472
Interest income from impaired loans	21,674	24,798
Outstanding fixed-rate origination commitments	198,504	190,363
Loans serviced for others	86,745	55,589

The following table sets forth information regarding non-accrual loans held by the Company:

	September 30, 2014		September 30, 2013
	(In thousands)		(In thousands)
Non-accrual loans:
Single-family residential	$74,067	84.8%	$100,460	76.5%
Construction - speculative	1,477	1.7	4,560	3.5
Construction - custom	—	—	—	—
Land - acquisition & development	811	0.9	2,903	2.2
Land - consumer lot loans	2,637	3.0	3,337	2.5
Multi-family	1,742	2.0	6,573	5.0
Commercial real estate	5,106	5.8	11,736	8.9
Commercial & industrial	7	—	477	0.4
HELOC	795	0.9	263	0.2
Consumer	789	0.9	990	0.8
Total non-accrual loans	$87,431	100%	$131,299	100%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

The following tables provide an analysis of the age of loans in past due status:

September 30, 2014	Amount of Loans	Days Delinquent Based on $ Amount of Loans					% based on $
Type of Loan	Net of LIP & Chg.-Offs	Current	30	60	90	Total
	(In thousands)
Non-acquired loans
Single-Family Residential	$5,557,753	$5,467,239	$15,926	$9,139	$65,449	$90,514	1.63%
Construction - Speculative	87,035	87,035	—	—	—	—	—
Construction - Custom	192,098	191,262	836	—	—	836	0.44
Land - Acquisition & Development	68,066	67,911	155	—	—	155	0.23
Land - Consumer Lot Loans	108,589	104,571	1,246	304	2,468	4,018	3.70
Multi-Family	892,196	891,372	205	16	603	824	0.09
Commercial Real Estate	529,453	513,409	67	15,118	859	16,044	3.03
Commercial & Industrial	379,226	377,848	53	1,318	7	1,378	0.36
HELOC	116,262	115,262	335	292	373	1,000	0.86
Consumer	132,686	131,642	654	262	128	1,044	0.79
Total non-acquired loans	8,063,364	7,947,551	19,477	26,449	69,887	115,813	1.44%

Acquired loans
Single-Family Residential	11,716	11,693	—	—	23	23	0.20%
Construction - Speculative	—	—	—	—	—	—	—
Construction - Custom	—	—	—	—	—	—	—
Land - Acquisition & Development	905	905	—	—	—	—	—
Land - Consumer Lot Loans	2,502	2,132	—	370	—	370	14.79
Multi-Family	2,999	2,999	—	—	—	—	—
Commercial Real Estate	97,715	96,948	104	—	663	767	0.78
Commercial & Industrial	51,329	51,229	—	100	—	100	0.19
HELOC	8,056	8,056	—	—	—	—	—
Consumer	5,670	4,983	22	4	661	687	12.12
Total acquired loans	180,892	178,945	126	474	1,347	1,947	1.08%

Credit-impaired acquired loans
Single-Family Residential	325	325	—	—	—	—	—%
Construction - Speculative	—	—	—	—	—	—	—
Construction - Custom	—	—	—	—	—	—	—
Land - Acquisition & Development	1,581	1,581	—	—	—	—	—
Land - Consumer Lot Loans	—	—	—	—	—	—	—
Multi-Family	—	—	—	—	—	—	—
Commercial Real Estate	63,713	61,713	152	909	939	2,000	3.14
Commercial & Industrial	3,477	3,470	7	—	—	7	0.20
HELOC	10,138	9,641	—	75	422	497	4.90
Consumer	54	54	—	—	—	—	—
Total credit-impaired acquired loans	79,288	76,784	159	984	1,361	2,504	3.16%

Total loans	$8,323,544	$8,203,280	$19,762	$27,907	$72,595	$120,264	1.44%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

Most loans restructured in troubled debt restructurings ("TDRs") are accruing and performing loans where the borrower has proactively approached the Bank about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of from 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period. Principal forgiveness is not an available option for restructured loans. As of September 30, 2014, the outstanding balance of TDR's was $374,743,000. Single-family residential loans comprised 86% of restructured loans which is the same as 86% at the prior year end. The Bank reserves for restructured loans within its allowance for loan loss methodology by taking into account the following performance indicators: 1) time since modification, 2) current payment status and 3) geographic area.

The following tables provides information related to loans that were restructured during the period ending:

	September 30, 2014			September 30, 2013
		Pre-Modification	Post-Modification		Pre-Modification	Post-Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
Troubled Debt Restructurings:	Contracts	Investment	Investment	Contracts	Investment	Investment
		(In thousands)			(In thousands)
Single-Family Residential	241	$52,900	$52,900	406	$105,551	$105,551
Construction - Speculative	—	—	—	1	2,470	2,470
Construction - Custom	—	—	—	—	—	—
Land - Acquisition & Development	3	631	631	1	461	461
Land - Consumer Lot Loans	13	2,315	2,315	25	3,134	3,134
Multi-Family	2	1,196	1,196	1	36	36
Commercial Real Estate	3	2,177	2,177	15	11,523	11,523
Commercial & Industrial	—	—	—	1	56	56
HELOC	2	549	549	1	199	199
Consumer	3	35	35	2	33	33
	267	$59,803	$59,803	453	$123,463	$123,463

	September 30, 2014		September 30, 2013
	Number of	Recorded	Number of	Recorded
Troubled Debt Restructurings That Subsequently Defaulted:	Contracts	Investment	Contracts	Investment
		(In thousands)		(In thousands)
Single-Family Residential	38	$7,427	78	$17,120
Construction - Speculative	—	—	—	—
Construction - Custom	—	—	—	—
Land - Acquisition & Development	—	—	—	—
Land - Consumer Lot Loans	8	969	2	237
Multi-Family	—	—	—	—
Commercial Real Estate	—	—	2	2,703
Commercial & Industrial	—	—	—	—
HELOC	—	—	1	79
Consumer	—	—	—	—
	46	$8,396	83	$20,139

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

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

The following table shows the changes in accretable yield for acquired impaired loans and acquired non-impaired loans for the years ended September 30, 2014 and 2013:

	September 30, 2014				September 30, 2013
	Acquired Impaired		Acquired Non-impaired		Acquired Impaired		Acquired Non-impaired
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
	(In thousands)				(In thousands)
Beginning balance	$37,236	$69,718	$4,977	$245,373	$16,928	$77,613	$—	$—
Additions	7,300	—	—	—	—	9,865	10,804	351,335
Net reclassification from nonaccretable	—	—	—	—	30,026	—	—	—
Accretion	(11,945)	11,945	(723)	723	(9,718)	9,718	(5,827)	5,827
Transfers to REO	—	(1,188)	—	(4,710)	—	(3,975)	—	(7,755)
Payments received, net	—	(22,704)	—	(63,946)	—	(23,503)	—	(104,034)
Ending Balance	$32,591	$57,771	$4,254	$177,440	$37,236	$69,718	$4,977	$245,373

Additionally, there were $9.9 million in loans acquired during fiscal 2013 as part of the South Valley Bank acquisition for which it was probable at acquisition that all contractually required payments would not be collected. The timing and amount of future cash flows cannot be reasonably estimated; therefore, these loan are accounted for on a cash basis.

The following table shows loans that were acquired during fiscal 2012 as part of the Western National Bank acquisition and are accounted for under FASB ASC 310-30:

Western National Bank
(In thousands)	December 16, 2011
Contractually required payments of interest and principal	$171,515
Nonaccretable difference	(56,440)
Cash flows expected to be collected (1)	115,075
Accretable yield	(21,384)
Carrying value of acquired loans	$93,691
(1) Represents undiscounted expected principal and interest cash flows

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE D    Allowance for Losses on Loans

The following table summarizes the activity in the allowance for loan losses for the twelve months ended September 30, 2014 and 2013:

September 30, 2014	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$64,184	$(8,529)	$17,684	$(10,576)	$62,763
Construction - speculative	8,407	(949)	97	(813)	6,742
Construction - custom	882	—	—	813	1,695
Land - acquisition & development	9,165	(541)	3,071	(6,103)	5,592
Land - consumer lot loans	3,552	(658)	22	161	3,077
Multi-family	3,816	—	—	432	4,248
Commercial real estate	5,595	(105)	33	2,025	7,548
Commercial & industrial	16,614	(826)	5,043	(4,304)	16,527
HELOC	1,002	(48)	—	(26)	928
Consumer	3,524	(3,443)	3,513	(367)	3,227
	$116,741	$(15,099)	$29,463	$(18,758)	$112,347

September 30, 2013	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$81,815	$(20,947)	$9,416	$(6,100)	$64,184
Construction - speculative	12,060	(1,446)	501	(2,708)	8,407
Construction - custom	347	(481)	—	1,016	882
Land - acquisition & development	15,598	(3,983)	4,105	(6,555)	9,165
Land - consumer lot loans	4,937	(1,363)	40	(62)	3,552
Multi-family	5,280	(1,043)	171	(592)	3,816
Commercial real estate	1,956	(747)	17	4,369	5,595
Commercial & industrial	7,626	(1,145)	95	10,038	16,614
HELOC	965	(163)	—	200	1,002
Consumer	2,563	(2,783)	2,000	1,744	3,524
	$133,147	$(34,101)	$16,345	$1,350	$116,741

The Company recorded a reversal of $15,401,000 of provision for loan losses during the fiscal year ended September 30, 2014, while a $1,350,000 provision was recorded for the year ended September 30, 2013. The credit quality of the portfolio has been improving significantly and economic conditions are more stable.

Non-performing assets (“NPAs”) amounted to $147,311,000, or 1.00%, of total assets at September 30, 2014, compared to $213,616,000, or 1.63%, of total assets one year ago. Acquired loans, including covered loans are not classified as non-performing loans because, at acquisition, the carrying value of these loans was adjusted to reflect fair value. For the year ended September 30, 2014, $42,590,000 in acquired loans were subject to the general allowance as the discount related to these balances is not sufficient to absorb potential losses. There was no additional provision for loan losses recorded on acquired or covered loans during the years ended September 30, 2014 and 2013. Non-accrual loans decreased from $131,299,000 at September 30, 2013, to $87,431,000 at September 30, 2014, a 33.4% decrease.

The Company had net recoveries of $14,365,000 for the twelve months ended September 30, 2014, compared with $17,756,000 of net charge-offs for the same period one year ago. A loan is charged-off when the loss is estimable and it is confirmed that the borrower will not be able to meet its contractual obligations.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

At September 30, 2014, $112,287,000 of the allowance was calculated under the formulas contained in our general allowance methodology and the remaining $60,000 was made up of specific reserves on loans that were deemed to be impaired. For the year ending September 30, 2013, $113,268,000 of the allowance was calculated under the formulas contained in our general allowance methodology and the remaining $3,473,000 was made up of specific reserves on loans that were deemed to be impaired. The primary reasons for the shift in total allowance allocation from specific reserves to general reserves is due to the Bank having already addressed many of the problem loans focused in the speculative construction and land A&D portfolios, combined with an increase in delinquencies and elevated charge-offs in the single-family residential portfolio.
The following tables show a summary of loans collectively and individually evaluated for impairment and the related allocation of general and specific reserves as of September 30, 2014 and 2013:

September 30, 2014	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Gross Loans Subject to General Reserve (1)	Ratio	Specific Reserve Allocation	Gross Loans Subject to Specific Reserve (1)	Ratio
	(In thousands)			(In thousands)
Single-family residential	$62,067	$5,487,331	1.1%	$—	$72,869	—%
Construction - speculative	6,682	130,901	5.5	60	9,159	0.7
Construction - custom	1,695	385,464	0.5	—	360	—
Land - acquisition & development	5,592	73,999	7.6	—	3,833	—
Land - consumer lot loans	3,077	95,684	3.2	—	12,939	—
Multi-family	4,248	911,162	0.5	—	6,124	—
Commercial real estate	7,548	563,534	1.4	—	27,802	—
Commercial & industrial	17,223	421,816	4.6	—	—	—
HELOC	928	114,393	0.9	—	1,650	—
Consumer	3,227	132,590	2.4	—	—	—
	$112,287	$8,316,874	1.4%	$60	$134,736	—%
 ___________________

(1)	Excludes acquired loans with discounts sufficient to absorb potential losses and covered loans

September 30, 2013	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Gross Loans Subject to General Reserve (1)	Ratio	Specific Reserve Allocation	Gross Loans Subject to Specific Reserve (1)	Ratio
	(In thousands)			(In thousands)
Single-family residential	$64,184	$5,262,159	1.2%	$—	$96,989	—%
Construction - speculative	7,307	115,554	6.3	1,100	15,224	7.2
Construction - custom	882	302,722	0.3	—	—	—
Land - acquisition & development	6,943	67,521	10.3	2,222	10,254	21.7
Land - consumer lot loans	3,506	107,216	3.3	46	14,455	0.3
Multi-family	3,711	824,279	0.5	105	7,405	1.4
Commercial real estate	5,595	400,789	1.4	—	14,172	—
Commercial & industrial	16,614	256,954	6.5	—	48	—
HELOC	1,002	111,169	0.9	—	1,017	—
Consumer	3,524	47,141	7.5	—	—	—
	$113,268	$7,495,504	1.5%	$3,473	$159,564	2.2%
 ___________________

(1)	Excludes acquired loans with discounts sufficient to absorb potential losses and covered loans

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

The Company has an asset quality review function that analyzes the Bank's loan portfolios and reports the results of the review to the Board of Directors on a quarterly basis. The single-family residential, HELOC and consumer portfolios are evaluated based on their performance as a pool of loans, since no single loan is individually significant or judged by its risk rating, size or potential risk of loss. The construction, land, multi-family, commercial real estate and commercial and industrial loans are risk rated on a loan by loan basis to determine the relative risk inherent in specific borrowers or loans. Based on that risk rating, the loans are assigned a grade and classified as follows:

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

The following tables provide information on loans based on credit quality indicators (defined above) as of September 30, 2014 and 2013:

September 30, 2014	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Non-acquired loans
Single-family residential	$5,426,895	$2,793	$130,515	$—	$—	$5,560,203
Construction - speculative	134,950	—	5,110	—	—	140,060
Construction - custom	385,824	—	—	—	—	385,824
Land - acquisition & development	71,692	—	6,140	—	—	77,832
Land - consumer lot loans	108,013	—	610	—	—	108,623
Multi-family	912,728	—	4,558	—	—	917,286
Commercial real estate	557,914	1,971	31,451	—	—	591,336
Commercial & industrial	359,221	14,740	5,265	—	—	379,226
HELOC	115,794	—	248	—	—	116,042
Consumer	132,349	—	241	—	—	132,590
	8,205,380	19,504	184,138	—	—	8,409,022

Acquired loans
Single-family residential	11,716	—	—	—	—	11,716
Construction - speculative	—	—	—	—	—	—
Construction - custom	—	—	—	—	—	—
Land - acquisition & development	503	—	402	—	—	905
Land - consumer lot loans	2,507	—	—	—	—	2,507
Multi-family	2,999	—	—	—	—	2,999
Commercial real estate	88,974	2,571	6,353	—	—	97,898
Commercial & industrial	36,311	13,642	4,208	58	—	54,219
HELOC	8,274	—	—	—	—	8,274
Consumer	5,670	—	—	—	—	5,670
	156,954	16,213	10,963	58	—	184,188

Credit impaired acquired loans
Pool 1 - Construction and land A&D	1,292	—	330	—	—	1,622
Pool 2 - Single-family residential	325	—	—	—	—	325
Pool 3 - Multi-family	—	—	—	—	—	—
Pool 4 - HELOC & other consumer	10,194	—	—	—	—	10,194
Pool 5 - Commercial real estate	48,878	2,143	12,702	—	—	63,723
Pool 6 - Commercial & industrial	643	—	—	—	—	643
Total credit impaired acquired loans	61,332	2,143	13,032	—	—	76,507
Total gross loans	$8,423,666	$37,860	$208,133	$58	$—	$8,669,717

Total grade as a % of total gross loans	97.2%	0.4%	2.4%	—%	—%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

September 30, 2013	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Non-acquired loans
Single-family residential	$5,184,101	$4,595	$170,453	$—	$—	$5,359,149
Construction - speculative	99,436	3,199	28,143	—	—	130,778
Construction - custom	302,722	—	—	—	—	302,722
Land - acquisition & development	64,355	775	12,645	—	—	77,775
Land - consumer lot loans	121,039	—	632	—	—	121,671
Multi-family	819,911	2,114	9,659	—	—	831,684
Commercial real estate	373,012	21,652	20,297	—	—	414,961
Commercial & industrial	240,441	1,049	1,709	—	—	243,199
HELOC	112,186	—	—	—	—	112,186
Consumer	46,720	—	421	—	—	47,141
	7,363,923	33,384	243,959	—	—	7,641,266

Acquired loans
Single-family residential	14,468	—	—	—	—	14,468
Construction - speculative	—	—	—	—	—	—
Construction - custom	—	—	—	—	—	—
Land - acquisition & development	312	—	1,177	—	—	1,489
Land - consumer lot loans	3,313	—	—	—	—	3,313
Multi-family	3,227	—	687	—	—	3,914
Commercial real estate	105,055	4,190	24,178	—	—	133,423
Commercial & industrial	64,933	1,309	9,084	—	—	75,326
HELOC	10,179	—	—	—	—	10,179
Consumer	8,267	—	—	—	—	8,267
	209,754	5,499	35,126	—	—	250,379

Credit impaired acquired loans
Pool 1 - Construction and land A&D	980	461	955	—	—	2,396
Pool 2 - Single-family residential	333	—	—	—	—	333
Pool 3 - Multi-family	—	—	—	—	—	—
Pool 4 - HELOC & other consumer	11,337	—	—	—	—	11,337
Pool 5 - Commercial real estate	52,509	3,155	21,245	—	—	76,909
Pool 6 - Commercial & industrial	881	—	7,044	—	—	7,925
Total credit impaired acquired loans	66,040	3,616	29,244	—	—	98,900
Total gross loans	$7,639,717	$42,499	$308,329	$—	$—	$7,990,545

Total grade as a % of total gross loans	95.6%	0.5%	3.9%	—%	—%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

The following tables provide information on non-acquired loans based on payment activity as of September 30, 2014 and 2013:

September 30, 2014	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,486,136	98.7%	$74,067	1.3%
Construction - speculative	138,583	98.9	1,477	1.1
Construction - custom	385,824	100.0	—	—
Land - acquisition & development	77,021	99.0	811	1.0
Land - consumer lot loans	105,986	97.6	2,637	2.4
Multi-family	915,544	99.8	1,742	0.2
Commercial real estate	586,230	99.1	5,106	0.9
Commercial & industrial	379,219	100.0	7	—
HELOC	115,247	99.3	795	0.7
Consumer	131,801	99.4	789	0.6
	$8,321,591	99.0%	$87,431	1.0%

September 30, 2013	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,258,688	98.1%	$100,460	1.9%
Construction - speculative	126,218	96.5	4,560	3.5
Construction - custom	302,722	100.0	—	—
Land - acquisition & development	74,872	96.3	2,903	3.7
Land - consumer lot loans	118,334	97.3	3,337	2.7
Multi-family	825,111	99.2	6,573	0.8
Commercial real estate	389,423	97.1	11,736	2.9
Commercial & industrial	256,525	99.8	477	0.2
HELOC	111,923	99.8	263	0.2
Consumer	46,151	97.9	990	2.1
	$7,509,967	98.3%	$131,299	1.7%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

The following tables provide information on impaired loans based on loan types as of September 30, 2014 and 2013:

September 30, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
	(In thousands)
With no related allowance recorded:
Single-family residential	$24,044	$26,628	$—	$16,843
Construction - speculative	1,603	2,173	—	1,804
Construction - custom	—	—	—	—
Land - acquisition & development	837	2,325	—	1,038
Land - consumer lot loans	974	1,072	—	713
Multi-family	1,111	1,111	—	327
Commercial real estate	13,234	20,085	—	11,720
Commercial & industrial	3,195	17,166	—	3,900
HELOC	1,019	1,730	—	612
Consumer	663	833	—	517
	46,680	73,123	—	37,474
With an allowance recorded:
Single-family residential	322,320	327,869	10,527	316,348
Construction - speculative	7,556	7,986	60	7,532
Construction - custom	—	—	—	—
Land - acquisition & development	4,696	5,636	—	4,114
Land - consumer lot loans	13,002	13,385	—	12,858
Multi-family	5,243	5,463	—	4,957
Commercial real estate	34,159	35,028	—	18,572
Commercial & industrial	—	—	—	—
HELOC	1,486	1,486	—	1,204
Consumer	43	214	—	79
	388,505	397,067	10,587	365,664
Total:
Single-family residential	346,364	354,497	10,527	333,191
Construction - speculative	9,159	10,159	60	9,336
Construction - custom	—	—	—	—
Land - acquisition & development	5,533	7,961	—	5,152
Land - consumer lot loans	13,976	14,457	—	13,571
Multi-family	6,354	6,574	—	5,284
Commercial real estate	47,393	55,113	—	30,292
Commercial & industrial	3,195	17,166	—	3,900
HELOC	2,505	3,216	—	1,816
Consumer	706	1,047	—	596
	$435,185	$470,190	$10,587	$403,138
____________________

(1)	Includes $60,000 of specific reserves and $10,527,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

September 30, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
With no related allowance recorded:
Single-family residential	$33,883	$38,928	$—		$21,458
Construction - speculative	3,891	4,099	—		3,339
Construction - custom	—	—	—		—
Land - acquisition & development	3,020	10,705	—		2,548
Land - consumer lot loans	3,186	3,376	—		1,839
Multi-family	4,929	4,929	—		1,734
Commercial real estate	23,537	31,876	—		9,651
Commercial & industrial	7,279	31,197	—		3,123
HELOC	446	946	—		133
Consumer	601	618	—		127
	80,772	126,674	—		43,952
With an allowance recorded:
Single-family residential	335,140	341,910	15,137		330,407
Construction - speculative	8,892	9,342	1,100		12,362
Construction - custom	—	—	—		—
Land - acquisition & development	2,598	4,002	—		8,315
Land - consumer lot loans	12,631	13,014	2,222		12,301
Multi-family	5,958	6,178	46		7,731
Commercial real estate	7,539	8,476	105		9,321
Commercial & industrial	56	56	—		11
HELOC	938	938	—		858
Consumer	33	33	—		9
	373,785	383,949	18,610	(1)	381,315
Total:
Single-family residential	369,023	380,838	15,137		351,865
Construction - speculative	12,783	13,441	1,100		15,701
Construction - custom	—	—	—		—
Land - acquisition & development	5,618	14,707	—		10,863
Land - consumer lot loans	15,817	16,390	2,222		14,140
Multi-family	10,887	11,107	46		9,465
Commercial real estate	31,076	40,352	105		18,972
Commercial & industrial	7,335	31,253	—		3,134
HELOC	1,384	1,884	—		991
Consumer	634	651	—		136
	$454,557	$510,623	$18,610	(1)	$425,267

____________________

(1)	Includes $3,473,000 of specific reserves and $15,137,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE E    INTEREST RECEIVABLE

September 30,	2014	2013
	(In thousands)
Loans receivable	$40,986	$41,043
Mortgage-backed securities	7,427	6,428
Investment securities	3,624	1,747
	$52,037	$49,218

NOTE F    PREMISES AND EQUIPMENT

September 30,		2014	2013
	Estimated Useful Life	(In thousands)
Land	—	$113,353	$92,560
Buildings	25 - 40	143,627	132,822
Leasehold improvements	7 - 15	8,547	8,411
Capitalized software	5	11,557	—
Furniture, fixtures and equipment	2 - 10	53,597	36,798
		330,681	270,591
Less accumulated depreciation and amortization		(73,138)	(64,419)
		$257,543	$206,172

The Bank has non-cancelable operating leases for branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, were as follows: $6,221,000 for 2015, $4,179,000 for 2016, $3,154,000 for 2017, $2,593,000 for 2018 and $12,281,000 thereafter.

Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $6,600,000, $4,680,000 and $3,825,000 in 2014, 2013 and 2012, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE G    CUSTOMER ACCOUNTS

September 30,	2014	2013
	(In thousands)
Checking accounts, .15% and under	$2,331,170	$1,247,885
Passbook and statement accounts, .20% and under	622,546	404,937
Insured money market accounts, .01% to .30%	2,536,971	1,888,020
Certificate accounts
Less than 2.00%	4,524,158	4,716,427
2.00% to 2.99%	602,683	631,256
3.00% to 3.99%	98,610	175,549
4.00% to 4.99%	146	25,335
5.00% to 5.99%	644	862
Total certificates	5,226,241	5,549,429
	$10,716,928	$9,090,271
Certificate maturities are as follows:
September 30,	2014	2013
	(In thousands)
Within 1 year	$3,147,172	$3,642,142
1 to 2 years	999,090	789,037
2 to 3 years	659,867	406,960
Over 3 years	420,112	711,290
	$5,226,241	$5,549,429

Customer accounts over $250,000 totaled $1,887,216,000 as of September 30, 2014 and $1,336,054,000 as of September 30, 2013.

Interest expense on customer accounts consisted of the following:

Year ended September 30,	2014	2013	2012
	(In thousands)
Checking accounts	$1,259	$936	$857
Passbook and statement accounts	607	566	574
Insured money market accounts	4,574	4,280	4,609
Certificate accounts	52,636	62,669	81,506
	59,076	68,451	87,546
Less early withdrawal penalties	(552)	(548)	(607)
	$58,524	$67,903	$86,939

Weighted average interest rate at end of year	0.51%	0.69%	0.90%
Weighted daily average interest rate during the year	0.57%	0.75%	0.99%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE H    FHLB ADVANCES AND OTHER BORROWINGS

Maturity dates of FHLB advances were as follows:

September 30,	2014	2013
	(In thousands)
FHLB advances
Within 1 year	100,000	—
1 to 3 years	700,000	350,000
4 to 5 years	730,000	850,000
More than 5 years	400,000	730,000
	$1,930,000	$1,930,000

$0 of the 2014 advances and $175,000,000 of the 2013 advances included in the above table are callable by the FHLB. If these callable advances were to be called at the earliest call dates, the maturities of all FHLB advances would be as follows:

September 30,	2014	2013
	(In thousands)
FHLB advances
Within 1 year	$100,000	$175,000
1 to 3 years	700,000	350,000
4 to 5 years	730,000	775,000
More than 5 years	400,000	630,000
	$1,930,000	$1,930,000

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows:

September 30,	2014	2013	2012
	(In thousands)
Weighted average interest rate at end of year	3.52%	3.52%	3.60%
Weighted daily average interest rate during the year	3.49%	3.57%	4.14%
Daily average of FHLB advances	$1,955,205	$1,905,479	$1,949,019
Maximum amount of FHLB advances at any month end	2,205,000	1,930,000	1,961,895
Interest expense during the year (excludes interest rate swap expense)	68,307	68,075	80,617

FHLB advances are collateralized as provided for in the Advances, Security and Deposit Agreement by all FHLB stock owned by the Bank, deposits with the FHLB and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB. As a member of the FHLB of Seattle, the Bank currently has a credit line of 50% of the total assets of the Bank, subject to collateralization requirements.

As of September 30, 2014 and 2013, respectively, there were no reverse repurchase agreements or other borrowings.

The Bank has historically entered into sales of reverse repurchase agreements. Fixed-coupon reverse repurchase agreements have been treated as financings, and the obligations to repurchase securities sold have been reflected as a liability in the consolidated statements of financial condition.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

Financial data pertaining to the weighted-average cost and the amount of securities sold under agreements to repurchase in 2012 were as follows:

September 30,	2014	2013	2012
	($ in thousands)
Weighted average interest rate at end of year	—%	—%	—%
Weighted daily average interest rate during the year	—%	—%	3.71%
Daily average of securities sold under agreements to repurchase	$—	$—	$692,896
Maximum securities sold under agreements to repurchase at any month end	$—	$—	$800,000
Interest expense during the year	$—	$—	$25,693

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE I        DERIVATIVES AND HEDGING ACTIVITIES

The Bank periodically enters into certain interest rate swap agreements in order to provide commercial loan customers the ability to convert their obligations from variable to fixed interest rates. Under these agreements, the Bank enters into a variable-rate loan agreement with a customer in addition to a swap agreement, and then enters into a corresponding swap agreement with a third party in order to offset its exposure on the customer swap agreement. As the interest rate swap agreements with the customers and third parties are not designated as hedges under FASB ASC 815, Derivatives and Hedging, the instruments are marked to market in earnings.
The Bank has also entered into forward-starting interest rate swaps to convert future short-term borrowings to fixed rate payments. The primary purpose of this hedge is to avoid interest rate risk. More specifically, to avoid the interest rate risk of rising LIBOR rates which are a benchmark for the short term borrowings. These interest rate swaps qualify as hedging instruments under FASB ASC 815 which provides for matching of the recognition of gains and losses of the interest rate swaps and the hedged items. The hedged item is the LIBOR portion of the series of future short-term fixed rate borrowings over the term of the interest rate swap. Prior to the starting date, the change in the fair value of the interest rate swap will be recorded in Other Comprehensive Income.
The notional amount of open interest rate swap agreements at September 30, 2014 was $464,169,000. This included $264,169,000 in interest rate swaps in the customer derivatives program. There was no net impact on income due to changes in fair value for the 12 months ended September 30, 2014 for these interest rate swaps as the changes in value for the asset swap and the liability swap offset each other. The fee income related to these swaps was $920,705 for 2014 and $552,609 for 2013. This amount is included in miscellaneous loan fees.
Additionally, the Bank had $200,000,000 in forward starting interest rate swaps to hedge future borrowing rates. Their impact on other comprehensive income as of September 30, 2014 was a loss of $170,000.
The Bank periodically enters into forward contracts to purchase mortgage-backed securities as part of its interest rate risk management program. The notional amount of commitments to purchase mortgage-backed securities was $0 as of September 30, 2014 and it was $200,000,000 at September 30, 2013. The fair value of these contracts is included with the available-for-sale securities on the statement of financial condition.
The following table presents the fair value and balance sheet classification of derivatives at September 30, 2014 and September 30, 2013:

	Asset Derivatives				Liability Derivatives
	September 30, 2014		September 30, 2013		September 30, 2014		September 30, 2013
(In thousands)	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value

Interest rate contracts	Other assets	$2,879	Other assets	$7	Other liabilities	$2,879	Other liabilities	$7

Commitments to purchase MBS	AFS securities	—	AFS securities	3,188	N/A	—	N/A	N/A

Derivatives at fair value are priced using model pricing based on their relationship to other benchmark quoted prices as provided by an independent third party and under the provisions of FASB ASC 820, Fair Value Measurement, are considered a Level 2 input method.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE J INCOME TAXES
The Consolidated Statements of Financial Condition at September 30, 2014 and 2013 includes net deferred tax assets (liabilities) of $2,448,000 and $22,554,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of liabilities and assets. The major sources of these temporary differences and their deferred tax effects were as follows:

September 30,	2014	2013
	(In thousands)
Deferred tax assets
Loan loss reserves	$48,505	$52,182
REO reserves	13,680	18,018
Asset Purchase Tax Basis Difference (net)	8,812	20,008
Delinquent accrued interest	4,767	6,536
Other, net	6,549	3,810
Total deferred tax assets	82,313	100,554
Deferred tax liabilities
FDIC indemnification asset	—	8,033
Federal Home Loan Bank stock dividends	32,810	34,367
Valuation adjustment on available-for-sale securities	12,032	3,706
Loan origination costs	13,002	11,980
Depreciation	22,021	19,722
Core deposit intangible	—	192
Total deferred tax liabilities	79,865	78,000
Net deferred tax asset	2,448	22,554
Current tax asset	14,067	21,446
Net tax asset	$16,515	$44,000
A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,	2014	2013	2012
Statutory income tax rate	35%	35%	35%
State income tax	2	2	2
Other differences	(1)	(2)	(1)
Effective income tax rate	36%	35%	36%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

Income taxes (benefit) are summarized as follows:

	2014	2013	2012
	(In thousands)
Federal:
Current	$70,797	$66,756	$57,047
Deferred	10,591	10,355	15,589
	81,388	77,111	72,636
State:
Current	$4,987	$5,213	$4,091
Deferred	1,189	787	1,001
	6,176	6,000	5,092
Total
Current	75,784	71,969	61,138
Deferred	11,780	11,142	16,590
	$87,564	$83,111	$77,728
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2014	2013
	(In thousands)
Balance at October 1,	$115	$4,509
Tax positions related to current year:
Additions	—	—
Reductions	—	—
Tax positions related to prior years:
Additions	32	234
Reductions	—	(1,293)
Settlements with taxing authorities	—	(302)
Lapses in statues of limitations	(35)	(3,033)
Balance at September 30,	$112	$115
Based on current information the Company does not expect that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on the results of operations or the financial position of the Company. As of 2014 and 2013, the Company's liability for uncertain tax positions was $100,000 and $103,000, respectively. Included in the balance of unrecognized tax benefits at 2014, are $100,000 of tax benefits that, if recognized, would affect the effective tax rate. The Company records interest and penalties related to uncertain tax positions in income tax expense. As of 2014 and 2013, there were approximately $12,000 and $12,000, respectively, of accrued interest and no accrued penalties.
The Company's federal income tax returns are open for the tax years 2011 through 2014. The Internal Revenue Service is in the process of conducting an examination of the Company through the year ended September 30, 2012. Management does not expect the results of this examination to have a material impact on the Company's consolidated financial statements. The Company has been examined by the Internal Revenue Service through the year ended September 30, 1990. There were no material changes made to the Company's originally reported taxable income as a result of this examination.
State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to two years after formal notification to the states. The Company's unrecognized tax benefits are related to state tax returns open from 2011 through 2014.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE K    401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains a 401(k) and Employee Stock Ownership Plan (the "Plan") for the benefit of its employees. Company contributions are made semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act of 1974.

Plan participants may make voluntary after-tax contributions of their considered earnings as defined by the Plan. In addition, participants may make pre-tax contributions up to the statutory limits through the 401(k) provisions of the Plan. The annual addition from contributions to an individual participant's account in this Plan cannot exceed the lesser of 100% of base salary or $52,000. Under provisions of the Plan, employees are eligible to participate on the date of hire and become fully vested in the Company's contributions following six years of service.

Effective January 1, 2014, the Company added a guaranteed safe harbor matching contribution component to the plan equal to 100% of the first 4% of compensation that employee's contribute to their account. In addition to the new match being guaranteed, all safe harbor matching contributions are immediately vested. The new match is not subject to the 6 year vesting schedule of the current profit sharing contribution. This provides plan participants more investment flexibility. The Company anticipates that all eligible employees, regardless of personal plan participation, will continue to receive an annual profit sharing contribution from the Company, now capped at 7% of eligible compensation with this change.

Company contributions to the Plan amounted to $7,314,000, $5,870,000 and $5,400,000 for the years ended 2014, 2013 and 2012, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE L    STOCK AWARD PLANS

The Company has one equity-based compensation plan which was approved by stockholders and provides for a combination of stock options and stock grants. Stockholders authorized 5,000,000 shares of common stock to be reserved pursuant to the 2011 Incentive Plan. Under the Plan, 4,125,600 shares remain available for issuance.

During 2014 and 2013, there were no stock options granted. Stock grants were made instead. When applicable, stock options are granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms. The Company's policy is to issue new shares upon option exercises. The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model. This model requires input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors that would otherwise have a significant effect on the value of employee stock options granted but are not considered by the model. Expected volatility is based on the historical volatility of the Company's stock. The risk-free interest rate is based on the U.S. Treasury yield curve that is in effect at the time of grant with a remaining term equal to the options' expected life. The expected term represents the period of time that options granted are expected to be outstanding.

Stock Option Awards:
The following weighted-average assumptions were used to estimate the fair value of stock options granted during the periods indicated:

Year ended September 30,	2014	2013	2012
Annual dividend yield	—%	—%	2.34%
Expected volatility	—%	—%	31%
Risk-free interest rate	—%	—%	0.77%
Expected life	0.0 years	0.0 years	4.5 years

A summary of stock option activity under the Plan as of 2014 and changes during the year is as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2013	1,903,578	$20.93	4	$2,563
Granted	—	—
Exercised	(500,504)	20.30
Forfeited	(154,065)	21.43
Outstanding at September 30, 2014	1,249,009	$21.11	4	$1,859
Exercisable at September 30, 2014	1,103,214	$21.66	3	$1,363

Miscellaneous information related to stock options is presented below:

	2014	2013	2012
	(Dollars in thousands)
Compensation cost for stock options	$324	$473	$848
Weighted avg. grant date FV	2.95	3.24	3.53
Total intrinsic value of options exercised	1,136	781	125
Grant date FV of options exercised	1,962	791	54
Cash received from option exercises	10,142	4,261	357
Tax benefit realized for option exercises	159	53	—

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

A summary of the Company's non-vested stock options as of 2014 and changes during the year is as follows:

Non-vested Options	Shares	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2013	287,750	$3.44
Granted	—	—
Vested	(119,520)	2.88
Forfeited	(22,435)	3.63
Outstanding at September 30, 2014	145,795	$3.87

As of September 30, 2014, unrecognized compensation cost for stock options, net of forfeitures, totaled $357,218, which is expected to be recognized over a weighted average remaining period of 1.4 years.

Stock Grant Awards:
The Company also grants shares of restricted stock pursuant to its 2011 Incentive Plan. These shares of restricted stock vest over a period of one to seven years. The Company had a total of 1,061,435 shares of restricted stock issued as of September 30, 2014, with a fair market value at the date of grant of $20.1 million. At the prior year end, the Company had a total of 834,935 shares issued with a fair market value at the date of grant of $14.2 million.
A summary of the Company's non-vested share awards as of 2014 and changes during the year is as follows:

Non-vested Stock Grant Awards	Shares	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2013	209,667
Granted	232,000
Vested	(162,717)
Forfeited	(39,883)
Outstanding at September 30, 2014	239,067	$20.37
The Company accounts for restricted stock grants by recording the fair value of the grant to compensation expense over the vesting period. Compensation expense related to restricted stock was $3,085,081, $2,815,049 and $1,992,000 for the years ended 2014, 2013 and 2012, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

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

As of September 30, 2014 and 2013, the Company and the Bank met all capital adequacy requirements to which they are subject, and the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. The Bank's actual capital amounts and ratios as of these dates are also presented. There are no conditions or events since that management believes have changed the Bank's categorization.

	Actual		Capital Adequacy Guidelines		Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Capital	Ratio	Capital	Ratio
As of September 30, 2014	(In thousands)
Total Capital (to risk-weighted assets)
The Company	$1,739,658	23.97%	$580,671	8.00%	NA	NA
The Bank	$1,750,179	24.11%	$580,772	8.00%	$725,965	10.00%
Tier I Capital (to risk-weighted assets)
The Company	$1,648,199	22.71%	$290,335	4.00%	NA	NA
The Bank	$1,658,704	22.85%	$290,386	4.00%	$435,579	6.00%
Tier 1 Capital (to average assets)
The Company	$1,648,199	11.39%	$578,804	4.00%	NA	NA
The Bank	$1,658,704	11.46%	$578,816	4.00%	$723,520	5.00%

As of September 30, 2013
Total Capital (to risk-weighted assets)
The Company	$1,749,383	26.49%	$528,243	8.00%	NA	NA
The Bank	$1,693,227	25.64%	$528,380	8.00%	$660,475	10.00%
Tier I Capital (to risk-weighted assets)
The Company	$1,666,091	25.23%	$264,121	4.00%	NA	NA
The Bank	$1,609,914	24.38%	$264,190	4.00%	$396,285	6.00%
Tier 1 Capital (to average assets)
The Company	$1,666,091	13.03%	$511,334	4.00%	NA	NA
The Bank	$1,609,914	12.59%	$511,358	4.00%	$639,197	5.00%

At periodic intervals, the Federal Reserve, the OCC and the FDIC routinely examine the Company's and the Bank's financial statements as part of their oversight. Based on their examinations, these regulators can direct that the Company's or Bank's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent examination which concluded in July, 2014.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

The Federal Reserve and the OCC approved final capital rules in July 2013 that substantially amend the existing capital rules for bank holding companies and banks. These new rules reflect, in part, certain standards initially adopted by the Basel Committee on Banking Supervision in December 2010 (which standards are commonly referred to as “Basel III”) as well as requirements contemplated by the Dodd-Frank Act. The Company and the Bank are generally required to begin compliance with the new capital rules on January 1, 2015.

Under the new capital rules, both the Company and the Bank are ultimately required to meet certain minimum capital requirements. The rules implement a new capital ratio of common equity Tier 1 capital to risk based assets. Both the Company and the Bank are required to have a common equity Tier 1 capital ratio of 4.5%. In addition, both the Company and the Bank are required to have a Tier 1 leverage ratio of 4.0%, a Tier 1 risk-based ratio of 6.0% and a total risk-based ratio of 8.0%. Both the Company and the Bank are required to establish a “conservation buffer”, consisting of common equity Tier 1 capital, equal to 2.5%. An institution that does not meet the conservation buffer will be subject to restrictions on certain activities including payment of dividends, stock repurchases and discretionary bonuses to executive officers. The prompt corrective action rules, which apply to the Bank but not the Company, are modified to include a common equity Tier 1 risk-based ratio and to increase certain other capital requirements for the various thresholds. For example, the requirements for the Bank to be considered well-capitalized under the rules are a 5.0% Tier 1 leverage ratio, a 6.5% common equity Tier 1 risk-based ratio, an 8.0% Tier 1 risk-based capital ratio and a 10.0% total risk-based capital ratio.

These rules are further described in the 10-K report under "Washington Federal, National Association (Bank) - Regulatory Capital Requirements". Both the Company and the Bank have more than enough capital to readily meet these new guidelines.

The Company paid its 127th consecutive quarterly cash dividend on October 17, 2014 to common stockholders of record on October 3, 2014. The Company and the Bank are subject to restrictions on paying dividends that are further described in the 10-K report under "The Company - Restrictions on Company Dividends" and "Washington Federal, National Association (Bank) - Restrictions on Dividends".

The Company has an ongoing stock repurchase program. 4,830,400 shares were repurchased during 2014 at a weighted average cost of $21.59. In 2013, 6,315,196 shares were repurchased during the year at a weighted average price of $17.46. As of September 30, 2014, Management had authorization from the Board of Directors to repurchase up to 5,035,834 additional shares.

In connection with the 2008 Troubled Asset Relief Program ("TARP") the Company issued 1,707,456 warrants to purchase common stock at an exercise price of $17.57. As of September 30, 2014, 1,700,856 warrants remained outstanding with an expiration date of November 14, 2018. The warrants have been included in the calculation of diluted shares outstanding using the treasury stock method.
The following table sets forth information regarding earnings per share calculations:

Year ended September 30,	2014	2013	2012
Average shares outstanding	101,154,030	104,684,812	107,108,703
Average dilutive warrants	352,171	100,211	—
Average dilutive options	84,150	52,447	40,537
Average diluted shares	101,590,351	104,837,470	107,149,240

Net income (In thousands)	$157,364	$151,505	$138,183
Basic EPS	$1.56	$1.45	$1.29
Diluted EPS	1.55	1.45	1.29

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

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

		2014		2013
	Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(In thousands)
Financial assets
Cash and cash equivalents	1	$781,843	$781,843	$203,563	$203,563
Available-for-sale securities:
Equity securities	1	101,387	101,387	101,237	101,237
Obligations of U.S. government	2	731,943	731,943	533,975	533,975
Obligations of states and political subdivisions	2	23,681	23,681	22,545	22,545
Obligations of foreign governments		—	—	—	—
Corporate debt securities	2	509,007	509,007	452,015	452,015
Mortgage-backed securities
Agency pass-through certificates	2	1,584,508	1,584,508	1,251,176	1,251,176
Other commercial MBS	2	98,916	98,916	—	—
Total available-for-sale securities		3,049,442	3,049,442	2,360,948	2,360,948
Held-to-maturity securities:
Mortgage-backed securities
Agency pass-through certificates	2	1,548,265	1,499,218	1,654,666	1,582,849
Total held-to-maturity securities		1,548,265	1,499,218	1,654,666	1,582,849

Loans receivable	3	8,148,322	8,667,771	7,528,030	8,070,279
Covered loans	3	176,476	176,761	295,947	300,610
FDIC indemnification asset	3	36,860	35,976	64,615	62,300
FHLB stock	2	158,839	158,839	173,009	173,009

Financial liabilities
Customer accounts	2	10,716,928	9,946,586	9,090,271	8,585,068
FHLB advances and other borrowings	2	1,930,000	2,054,437	1,930,000	2,064,248

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
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

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

FDIC indemnification asset – The fair value of the indemnification asset is estimated by discounting the expected future cash flows using the current rates.

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
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE O    FINANCIAL INFORMATION – WASHINGTON FEDERAL, INC.

The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

Condensed Statements of Financial Condition
September 30,	2014	2013
	(In thousands)
Assets
Cash	$3,895	$66,425
Investment in subsidiary	1,983,788	1,881,458
Other assets	—	—
Total assets	$1,987,683	$1,947,883

Liabilities
Dividend payable and other liabilities	$14,400	$10,248
Total liabilities	14,400	10,248

Stockholders’ equity
Total stockholders’ equity	1,973,283	1,937,635
Total liabilities and stockholders’ equity	$1,987,683	$1,947,883

Condensed Statements of Operations
Year ended September 30,	2014	2013	2012
	(In thousands)
Income
Dividends from subsidiary	$70,000	$143,799	$106,234
Total Income	70,000	143,799	106,234
Expense
Miscellaneous	485	530	564
Total expense	485	530	564

Net income before equity in undistributed net income of subsidiary	69,515	143,269	105,670

Equity in undistributed net income of subsidiary	87,675	8,045	32,513
Income before income taxes	157,190	151,314	138,183
Income tax benefit	174	191	—
Net income	$157,364	$151,505	$138,183

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

Condensed Statements of Cash Flows
Year ended September 30,	2014	2013	2012
	(In thousands)
Cash Flows From Operating Activities
Net income	$157,364	$151,505	$138,183
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(87,943)	(4,893)	(32,513)
Decrease (increase) in other assets	1	1	36
Increase in other liabilities	4,152	1,698	2,508
Net cash provided by operating activities	73,574	148,311	108,214

Cash Flows From Financing Activities
Proceeds from exercise of common stock options and related tax benefit	10,252	4,261	357
Treasury stock purchased	(104,291)	(110,238)	(41,914)
Dividends paid on common stock	(42,065)	(37,835)	(32,430)
Net cash used in financing activities	(136,104)	(143,812)	(73,987)

Increase (decrease) in cash	(62,530)	4,499	34,227
Cash at beginning of year	66,425	61,926	27,699
Cash at end of year	$3,895	$66,425	$61,926

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE P    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter for the years ended September 30, 2014 and 2013:

Year Ended September 30, 2014	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$131,258	$132,351	$135,011	$135,077
Interest expense	32,946	31,715	31,732	31,684
Net interest income	98,312	100,636	103,279	103,393
Provision for loan losses	(4,600)	(4,336)	(3,000)	(3,465)
Other operating income (REO expense)	3,837	7,255	6,016	10,808
Other operating expense	44,120	52,059	53,293	54,537
Income before income taxes	62,629	60,168	59,002	63,129
Income taxes	22,393	21,511	21,092	22,568
Net income	$40,236	$38,657	$37,910	$40,561

Basic earnings per share	$0.39	$0.38	$0.38	$0.41
Diluted earnings per share	0.39	0.38	0.37	0.41
Cash dividends per share	0.10	0.10	0.10	0.11
Return of average assets	1.19%	1.07%	1.04%	1.10%

Year Ended September 30, 2013	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$131,309	$126,505	$128,176	$130,302
Interest expense	35,875	33,482	33,461	33,343
Net interest income	95,434	93,023	94,715	96,959
Provision for loan losses	3,600	—	—	(2,250)
Other operating income (REO expense)	1,638	2,043	5,236	11,157
Other operating expense	38,298	41,164	41,610	43,167
Income before income taxes	55,174	53,902	58,341	67,199
Income taxes	19,891	17,924	21,003	24,293
Net income	$35,283	$35,978	$37,338	$42,906

Basic earnings per share	$0.33	$0.34	$0.36	$0.42
Diluted earnings per share	0.33	0.34	0.36	0.41
Cash dividends per share	0.08	0.09	0.09	0.10
Return of average assets	1.11%	1.10%	1.15%	1.32%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

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

The following table presents the balance of assets measured at fair value on a recurring basis at September 30, 2014 and September 30, 2013:

	Fair Value at September 30, 2014
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	$101,387	$—	$—	$101,387
Obligations of U.S. government	—	731,943	—	731,943
Obligations of states and political subdivisions	—	23,681	—	23,681
Obligations of foreign governments	—	—	—	—
Corporate debt securities	—	509,007	—	509,007
Agency pass through mortgage-backed securities	—	1,584,508	—	1,584,508
Other commercial MBS	—	98,916	—	98,916
Other debt securities	—	—	—	—
Balance at end of period	$101,387	$2,948,055	$—	$3,049,442

There were no transfers between, into and/or out of Levels 1, 2 or 3 during the year ended September 30, 2014.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

	Fair Value at September 30, 2013
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	$101,237	$—	$—	$101,237
Obligations of U.S. government	—	533,975	—	533,975
Obligations of states and political subdivisions	—	22,545	—	22,545
Obligations of foreign governments	—	—	—	—
Corporate debt securities	—	452,015	—	452,015
Agency pass through mortgage-backed securities	—	1,251,176	—	1,251,176
Other commercial MBS	—	—	—	—
Other debt securities	—	—	—	—
Balance at end of period	$101,237	$2,259,711	$—	$2,360,948
There were no transfers between, into and/or out of Level 1, 2 or 3 during the year ended September 30, 2013 other than a transfer from Level 2 to Level 1 of $511,000 in Equity Securities.
Measured on a Nonrecurring Basis
Impaired Loans & Real Estate Held for Sale
From time to time, and on a nonrecurring basis, fair value adjustments to collateral-dependent loans and real estate held for sale are recorded to reflect write-downs of principal balances based on the current appraised or estimated value of the collateral. When management determines that the fair value of the collateral or the real estate held for sale requires additional adjustments, either as a result of a non-current appraisal value or when there is no observable market price, the Company classifies the impaired loan or real estate held for sale as Level 3. Level 3 assets recorded at fair value on a nonrecurring basis at September 30, 2014, included loans for which a specific reserve allowance was established or a partial charge-off was recorded based on the fair value of collateral, as well as covered real estate owned and real estate held for sale for which fair value of the properties was less than the cost basis. Real estate held for sale consists principally of properties acquired through foreclosure.
The following table presents the aggregated balance of assets measured at estimated fair value on a nonrecurring basis for the year ended September 30, 2014, and the total losses resulting from those fair value adjustments for the quarter and year ended September 30, 2014. These estimated fair values are shown gross of estimated selling costs:

	As of September 30, 2014				Quarter Ended September 30, 2014	Year Ended September 30, 2014
	Level 1	Level 2	Level 3	Total	Total Losses
	(In thousands)
Impaired loans (1)	$—	$—	$10,156	$10,156	$—	$(1,311)
Covered REO (2)	—	—	10,520	10,520	113	616
Real estate held for sale (2)	—	—	51,624	51,624	1,878	18,660
Balance at end of period	$—	$—	$72,300	$72,300	$1,991	$17,965
 ___________________

(1)	The losses represent remeasurements of collateral-dependent loans.

(2)	The losses represent aggregate writedowns and charge-offs on real estate held for sale.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

	As of September 30, 2013				Quarter Ended September 30, 2013	Year Ended September 30, 2013
	Level 1	Level 2	Level 3	Total	Total Losses
	(In thousands)
Impaired loans (1)	$—	$—	87,170	$87,170	366	13,371
Covered REO (2)	—	—	20,308	20,308	208	811
Real estate held for sale (2)	—	—	82,840	82,840	4,618	24,268
Balance at end of period	$—	$—	$190,318	$190,318	$5,192	$38,450
 ___________________

(1)	The losses represent remeasurements of collateral-dependent loans.

(2)	The losses represent aggregate writedowns and charge-offs on real estate held for sale.
There were no liabilities carried at fair value, measured on a recurring or nonrecurring basis, at September 30, 2014 or September 30, 2013.
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
The evaluations for impairment are prepared by the Problem Loan Review Committee, which is chaired by the Chief Credit Officer and includes the Loan Review manager and Special Credits manager, as well as senior credit officers, division managers and group executives, as applicable. These evaluations are performed in conjunction with the quarterly allowance for loan loss process.
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
The following method is used to value real estate held for sale:
When a loan is reclassified from loan status to real estate held for sale due to the Company taking possession of the collateral, a Special Credits officer, along with the Special Credits manager, obtains a valuation, which may include a third-party appraisal, which is used to establish the fair value of the underlying collateral. The REO is carried at the estimated fair value of the repossessed real estate once a bona fide offer is contractually accepted, through execution of a Purchase and Sale Agreement. The fair value of REO assets is re-evaluated quarterly and the REO asset is adjusted to reflect the lower of cost or fair value as necessary.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

NOTE R    Covered Assets

Covered assets represent loans and real estate held for sale acquired from the FDIC that are subject to loss sharing agreements and were $200,558,000 as of September 30, 2014, compared to $326,927,000 as of September 30, 2013. As of the close of business October 31, 2012, the Company acquired covered assets as part of the SVBT acquisition as described in Note A.
The carrying balance of acquired covered loans have been included in the following tables. The Company evaluated the acquired loans for impairment. Loans are accounted for under FASB ASC 310-30 when there is evidence of credit deterioration since origination and for which it is probable, at acquisition, that the Company would be unable to collect all contractually required payments.

The following table reflects the carrying value of all acquired impaired and non-impaired loans as of September 30, 2014 and 2013:

	September 30, 2014			September 30, 2013
	Acquired Impaired Loans	Acquired Non-impaired Loans	Total	Acquired Impaired Loans	Acquired Non-impaired Loans	Total
	(In thousands)
Single-family residential	$22,400	$23,067	$45,467	$28,428	$28,460	$56,888
Construction – speculative	181	—	181	440	—	440
Construction – custom	—	—	—	1,197	—	1,197
Land – acquisition & development	5,589	1,364	6,953	17,953	4,810	22,763
Land – consumer lot loans	496	73	569	496	245	741
Multi-family	2,225	6,598	8,823	6,933	18,852	25,785
Commercial real estate	69,873	51,336	121,209	121,105	89,499	210,604
Commercial & industrial	8,894	5,492	14,386	14,949	9,416	24,365
HELOC	3,285	11,777	15,062	3,869	14,750	18,619
Consumer	99	454	553	242	604	846
Total covered loans	113,042	100,161	213,203	195,612	166,636	362,248
Allowance for losses	(2,244)	—	(2,244)	—	—	—
	$110,798	$100,161	$210,959	$195,612	$166,636	$362,248
Discount			(34,483)			(66,301)
Covered loans, net			$176,476			$295,947

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

Changes in the carrying amount and accretable yield for acquired impaired and non-impaired loans were as follows for the fiscal years ended September 30, 2014 and 2013:

	September 30, 2014				September 30, 2013
	Acquired Impaired		Acquired Non-impaired		Acquired Impaired		Acquired Non-impaired
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
	(In thousands)				(In thousands)
Balance at beginning of period	$78,277	$138,091	$17,263	$157,856	$50,902	$74,953	$23,789	$213,423
Additions	—	—	—	—	43,299	107,946	—	—
Reclassification from nonaccretable balance, net	10,186	(2,069)	—	—	17,850	—	—	—
Accretion	(23,929)	23,929	(7,004)	7,004	(33,774)	33,774	(6,526)	6,526
Transfers to REO	—	(8,943)	—	—	—	(11,196)	—	—
Payments received, net	—	(72,953)	—	(66,438)	—	(67,386)	—	(62,093)
Balance at end of period	$64,534	$78,055	$10,259	$98,422	$78,277	$138,091	$17,263	$157,856
At September 30, 2014 and September 30, 2013, none of the acquired impaired or non-impaired loans were classified as non-performing assets. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans. The allowance for credit losses related to the acquired loans results from decreased expectations of future cash flows due to increased credit losses for certain acquired pools.
The outstanding principal balance of acquired loans was $213,203,000 and $362,248,000 as of September 30, 2014 and September 30, 2013, respectively. The discount balance related to the acquired loans was $34,483,000 and $66,301,000 as of September 30, 2014 and September 30, 2013, respectively.
The FDIC loss share agreement for the commercial loans acquired from Horizon Bank are expiring after 5 years in the quarter ending March 31, 2015. The FDIC loss share agreement for the commercial loans that SVBT had previously acquired will expire in the quarter ending September 30, 2015. The FDIC loss share agreements for the residential loans in these portfolios are 10 year agreements, so they will continue. When FDIC loss share agreements expire, any remaining loans will be transferred to the non covered portfolio.
The following table shows the year to date activity for the FDIC indemnification asset:

	September 30, 2014	September 30, 2013
	(In thousands)
Balance at beginning of period	$64,615	$87,571
Additions	1,795	18,101
Payments received	(2,502)	(13,421)
Amortization	(27,850)	(28,722)
Accretion	802	1,086
Balance at end of period	$36,860	$64,615

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

The following tables provide information on covered loans based on credit quality indicators (defined in Note A) as of September 30, 2014:

	Internally Assigned Grade					Total Net Loans
	Pass	Special mention	Substandard	Doubtful	Loss
	(In thousands)
Purchased non-credit impaired loans:
Single-family residential	$21,311	$—	$1,756	$—	$—	$23,067
Construction - speculative	—	—	—	—	—	—
Construction - custom	—	—	—	—	—	—
Land - acquisition & development	972	—	392	—	—	1,364
Land - consumer lot loans	73	—	—	—	—	73
Multi-family	6,598	—	—	—	—	6,598
Commercial real estate	26,940	115	24,281	—	—	51,336
Commercial & industrial	2,801	—	2,691	—	—	5,492
HELOC	11,777	—	—	—	—	11,777
Consumer	454	—	—	—	—	454
	70,926	115	29,120	—	—	100,161
Total grade as a % of total net loans	70.8%	0.1%	29.1%	—%	—%

Purchased credit impaired loans:
Pool 1 - Construction and land A&D	8,349	—	11,912	—	—	20,261
Pool 2 - Single-family residential	15,585	—	379	—	—	15,964
Pool 3 - Multi-family	52	—	471	—	—	523
Pool 4 - HELOC & other consumer	2,804	—	1,173	—	—	3,977
Pool 5 - Commercial real estate	33,909	700	29,782	—	—	64,391
Pool 6 - Commercial & industrial	3,509	—	3,892	525	—	7,926
	$64,208	$700	$47,609	$525	$—	$113,042
					Total covered loans	213,203
					Discount	(34,483)
					Allowance	$(2,244)
					Covered loans, net	$176,476

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

The following table provides an analysis of the payment status of purchased non-credit impaired loans in past due status for the period ended September 30, 2014.

	Amount of Loans Net of LIP & Chg.-Offs	Days Delinquent Based on $ Amount of Loans					% based on $
Type of Loans		Current	30	60	90	Total
	(In thousands)
Single-family residential	$23,067	$22,391	$230	$40	$406	$676	2.93%
Construction - speculative	—	—	—	—	—	—	NM
Construction - custom	—	—	—	—	—	—	NM
Land - acquisition & development	1,364	1,328	—	—	36	36	2.64%
Land - consumer lot loans	73	73	—	—	—	—	—%
Multi-family	6,598	5,502	—	—	1,096	1,096	16.61%
Commercial real estate	51,336	51,336	—	—	—	—	—%
Commercial & industrial	5,492	5,492	—	—	—	—	—%
HELOC	11,777	11,777	—	—	—	—	—%
Consumer	454	443	11	—	—	11	2.42%
	$100,161	$98,342	$241	$40	$1,538	$1,819	1.82%

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Washington Federal, Inc. ("the Company") is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control system was designed to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation and fair presentation of published financial statements.
The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of September 30, 2014. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 1992 version of its Internal Control-Integrated Framework. Based on its assessment, the Company's management believes that as of September 30, 2014, the Company's internal control over financial reporting was effective based on those criteria.
The Company's independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on the Company's internal control over financial reporting and their report follows.

November 25, 2014
Roy M. Whitehead
Chairman, President and
Chief Executive Officer

Diane L. Kelleher
Senior Vice President and
Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2014. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of September 30, 2014, based on the criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 25, 2014 expressed an unqualified opinion on the Company's internal control over financial reporting.

Seattle, Washington
November 25, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROLS
To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the internal control over financial reporting of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2014, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assertion and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Office of the Comptroller of the Currency Instructions for Call Reports for Balance Sheet on schedule RC, Income Statement on schedule RI, and Changes in Bank Equity Capital on schedule RI-A. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report’s on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2014, based on the criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2014, of the Company and our report dated November 25, 2014, expressed an unqualified opinion on those consolidated financial statements.

Seattle, Washington
November 25, 2014

Performance Graphs

The following graphs compare the cumulative total return to Washington Federal stockholders (stock price appreciation plus reinvested dividends) to the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended September 30, 2014 and since Washington Federal first became a publicly traded company on November 9, 1982, respectively. The graphs assume that $100 was invested on September 30, 2008 and November 9, 1982, respectively, in Washington Federal Common Stock, the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index, and that all dividends were reinvested. Management of Washington Federal cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
WAFD
Nasdaq
Nasdaq-Fin

$250
$200
$150
$100
$50
$-
Sep-09
Sep-10
Sep-11
Sep-12
Sep-13
Sep-14
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
held on January 21, 2015, at 2 p.m., Pacific Time at
Benaroya Hall, 200 University Street,
Seattle, Washington 98101

Form 10-K
To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company. This report and all SEC filings of the Company are available through the Company's website:

www.washingtonfederal.com

Stock

Information	Washington Federal, Inc. is traded on the NASDAQ Global Select Market. The common stock symbol is WAFD. At September 30, 2014, there were approximately 1,740 stockholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2012	$17.35	$15.77	$0.08
March 31, 2013	18.20	16.96	0.09
June 30, 2013	18.88	16.04	0.09
September 30, 2013	22.58	19.52	0.10
December 31, 2013	23.93	22.96	0.10
March 31, 2014	24.12	22.13	0.10
June 30, 2014	22.89	20.83	0.10
September 30, 2014	22.51	20.36	0.11

Our Board of Directors' dividend policy is to review our financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders.

DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS	EXECUTIVE MANAGEMENT COMMITTEE

ROY M. WHITEHEAD Chairman, President and Chief Executive Officer	ROY M. WHITEHEAD Chairman, President and Chief Executive Officer
DAVID K. GRANT Managing Partner of Catalyst Storage Partners. Former Chief Executive Officer of Shurgard Storage Centers, Inc.	BRENT J. BEARDALL Executive Vice President and Chief Banking Officer
ANNA C. JOHNSON Senior Partner Scan East West Travel	LINDA S. BROWER Executive Vice President Administration
THOMAS J. KELLEY Retired Partner, Arthur Andersen LLP	EDWIN C. HEDLUND Executive Vice President Mortgage & Consumer Lending and Corporate Secretary
LIANE J. PELLETIER Former Chief Executive Officer, President and Chairman of Alaska Communications	JACK B. JACOBSON Executive Vice President Commercial Real Estate
BARBARA L. SMITH, PhD. Owner, B. Smith Consulting Group	THOMAS E. KASANDERS Executive Vice President Business Banking
MARK N. TABBUTT Chairman of Saltchuk Resources	MARK A. SCHOONOVER Executive Vice President Chief Credit Officer
RANDALL H. TALBOT Managing Director of Talbot Financial, LLC. Former President, Chief Executive Officer and Director of Symetra Financial Corporation, Inc.	ANGELA D. VEKSLER Executive Vice President Chief Information Officer
DIANE L. KELLEHER Senior Vice President Chief Financial Officer

DIRECTOR EMERITUS
W. ALDEN HARRIS