Form 10-K, Exhibit 13
period 2015-09-30
WASHINGTON FEDERAL INC
filed 2015-12-03
CIK 936528

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2015 ANNUAL REPORT

Table of Contents

Company History
Letter to Shareholders
Management's Discussion and Analysis
Selected Financial Data
Audited Financial Statements
Notes to the Financial Statements
Management Report on Internal Controls
Audit Opinions
Stock Performance Graphs
General Corporate Information

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2015 ANNUAL REPORT

A SHORT HISTORY

Washington Federal, Inc. ("Company" or "Washington Federal") is a bank holding company headquartered in Seattle, Washington that conducts its operations through a federally-insured national bank subsidiary. Its subsidiary is Washington Federal, National Association ("Bank"), which operates 247 offices in eight western states.

The Company had its origin on April 24, 1917, as Ballard Savings and Loan Association. In 1935, the state-chartered Company converted to a federal charter, became a member of the Federal Home Loan Bank system and obtained federal deposit insurance. In 1958, Ballard Federal Savings and Loan Association merged with Washington Federal Savings and Loan Association of Bothell, and the name was shortened to Washington Federal Savings and Loan Association. On November 9, 1982, Washington Federal converted from a federal mutual to a federal stock association, and began trading on the NASDAQ. The Company has recorded a profit every year since, and is often leading the industry in important measures of financial performance such as efficiency and capital strength. Today, the stock trades at 67 times its original 1982 offering price, has paid 131 consecutive quarterly cash dividends, and delivered 10,247% total shareholder to those who first invested 33 years ago.

Along the way, we have expanded to serve clients in eight western states, primarily by way of some 19 acquisitions. Today we offer banking services for both consumers and businesses alike. While much has changed about Washington Federal over the years, one constant has been our commitment to doing business with integrity and treating employees, clients and investors fairly. Our tagline, “invested here,” is intended to reflect our people-first values and express the Company’s dedication to helping our neighborhoods and communities thrive.

FINANCIAL HIGHLIGHTS

September 30,	2015	2014	% Change
	(In thousands, except per share data)
Assets	$14,568,324	$14,756,041	(1.3%)
Cash and cash equivalents	284,049	781,843	(63.7)
Investment securities	1,117,339	1,366,018	(18.2)
Loans receivable, net	9,170,634	8,324,798	+10.2
Mortgage-backed securities	2,906,440	3,231,689	(10.1)
Customer accounts	10,631,703	10,716,928	(0.8)
FHLB advances and other borrowings	1,830,000	1,930,000	(5.2)
Stockholders’ equity	1,955,679	1,973,283	(0.9)
Net income	160,316	157,364	+1.9
Diluted earnings per share	1.67	1.55	+7.7
Dividends per share	0.54	0.41	+31.7
Stockholders’ equity per share	21.04	20.05	+4.9
Shares outstanding	92,936	98,405	(5.6)
Return on average stockholders’ equity	8.21%	7.99%	+2.8
Return on average assets	1.10	1.10	—
Efficiency ratio (1)	49.54	46.76	+5.9

(1)	Calculated as total operating costs divided by net interest income, plus other income (excluding investment gains)
NM – not meaningful

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2015 ANNUAL REPORT

TO OUR STOCKHOLDERS

Fellow Stockholder,
It is my privilege to report that in 2015 your Company completed its ninety-eighth year in business with record results. Net income for the year totaled $160,316,000, a slight increase over prior year earnings of $157,364,000. Earnings per share also improved, to $1.67 from $1.55, a 7.7% increase from the prior year. It was a good year in virtually all aspects of the Company’s operation.
Perhaps the most encouraging sign for future earnings prospects came in the form of record loan originations, which topped $3 billion for the first time. It was a breakout year for the commercial bank, as our business bankers and commercial real estate lenders produced 62% of all originations. These loans are beneficial to us in preparing for higher rates, because the interest charged on commercial loans is generally floating, and because they mature much earlier than our longstanding bread-and-butter product, the 30 year, fixed rate portfolio mortgage loan. While consumer banking continues to generate most of the Company’s revenues, it’s very gratifying to see the investment in commercial banking begin to pay off. We expect their success to continue into the new fiscal year.
In anticipation of higher interest rates, we have also been focused for several years on changing the mix of our deposits in favor of checking, money market and savings accounts. We believe such transaction accounts will provide more control over interest expense in a rising interest rate environment than will certificates of deposit, traditionally our primary funding source. Although still an important source of overall funding, since 2008 we have steadily reduced the reliance on certificates from 73% to 45% of total deposits. The result, in our opinion, will be a less expensive and more stable funding base over time.
Another major theme again this year was improving asset quality, as the ratio of non-performing assets to total assets decreased to 0.88%, compared to 1.00% at the prior year-end. Delinquent loans also declined from 1.44% to 0.84% of total loans at year-end. Both are important measures of the health of our loan portfolio and stand at the lowest levels since 2008 and the beginning of the Great Recession. Our credit administrators believe that there is room for further improvement.
Washington Federal has long had a reputation for consistency and reliability. We strive to be the bank that stockholders, clients, and employees can all rely upon through the most difficult of economic times. Living up to that responsibility takes a strong capital position and ours is among the best in the industry. Using regulatory standards to adjust for risk, at June 30, 2015, Washington Federal had the strongest capital position (#1) among the largest 100 publicly traded banks in the United States. A strong capital position matters little when times are good, yet when the economy slows, it allows a bank like ours to protect the shareholder’s investment, take advantage of bargain opportunities, work more patiently with borrowing clients fallen on temporarily hard times, and maintain the jobs and personal cash flow of our all-important colleagues.
Turning to the income statement, revenue growth has been a challenge for all banks in the current low interest rate environment. As older loans and investments repay, the funds received must necessarily be re-invested in today’s lower yielding assets. Still, we are pleased to report that we were able to hold interest income to a small decrease over the prior year, due to the record increase in loan originations mentioned above. One benefit of low rates, though, has been a steady decline in the cost of deposits, which fell by $7 million during the year and enabled net interest income, the difference between interest income and interest expense, to increase by $8 million. Not a lot, yet in today’s interest rate climate, happily taken.
Another strategic objective is to increase fee income and we are very pleased to report that deposit fee income increased by 57% during the year. WAFD Insurance also contributed with an increase in commissions earned of 79% over the prior year. We believe that both sources of fee income will increase again in the coming year.
In analyzing net income last year and forecasting future profits, it’s important to note that two potentially non-recurring items played a material role in boosting income this year. First, the stronger economy allowed Management to realize $9,304,000 in gains on sale of real estate acquired in foreclosure during the recession, compared to a loss of $2,743,000 last year. Second, as mentioned above, we experienced a significant improvement in loan quality and recoveries of loans previously charged-off during the year, which allowed Management to reverse $11,162,000 in prior charges to the allowance for loan losses. Combined, these two items generated $20,466,000 in pre-tax income that may not be duplicated in the year to come.
Operating expenses climbed by almost $21 million during the year due to a number of factors. Much of the increase is due to having a full year of expenses related to branch acquisitions in 2014. Last year I wrote about Project Catalyst, a four year project that is our first core technology upgrade in more than a generation. It will be completed in 2016 and contributed to the increase in overhead during the year. Likewise, the growth of the commercial bank has required a large investment and contributed to higher expenses, along with hiring and training to fill succession needs, a tightening labor market and the deployment of a new

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2015 ANNUAL REPORT

generation of ATM’s to most of our 247 branches. Once Project Catalyst is completed and stable, we expect that certain efficiencies will be achieved. Washington Federal has long been a low-cost provider of banking services and it is our goal to be among the top 10% of the industry in cost effectiveness as measured by the ratio of non-interest expense to net revenue.
Because we used cash and the proceeds of maturing investments to fund loan growth during the year, the balance sheet did not experience growth overall, so additional capital was not needed. Absent the need to retain earnings to support asset growth, shareholders were rewarded with an 8% increase in the cash dividend, along with a ramped-up stock repurchase program. In all, 5.8 million shares, representing approximately 6% of the shares outstanding at the beginning of fiscal 2015 were repurchased during the year. Approximately 4.2 million shares remain in the current repurchase authorization from the Board and Management will use that authorization as opportunities arise.
The Company also lived up to its “Invested Here” tagline last year, largely due to the amazing commitment to volunteerism by our colleagues. They contributed over 12,000 hours of their personal time to local community organizations, including 700 hours spent helping low income individuals and families with free tax preparation. Lending to promote economic development, to revitalize neighborhoods, and to provide services for low-and moderate income families increased to $153 million last year, including $117 million committed to affordable housing. An additional $20 million in Low Income Housing Tax Credits helped construct 331 new units of affordable housing in neighborhoods served by the Company. Employees, retirees and directors contributed over $500,000 to local United Way campaigns and the Washington Federal Foundation provided direct financial support to 249 different not-for-profit organizations during the year. Finally, knowing that there is often the need for space where community organizations can meet, we have dedicated excess space to that purpose in a number of cities and towns. In Klamath Falls, Oregon for example, we remodeled a building previously used for bank operations and the resulting Washington Federal Conference Center hosted 183 meetings and events for community based organizations during the year, all at no cost to those using the facility.
As we look ahead, the consumer segment will continue to be the largest and most important part of our business, and we will focus our branch colleague’s efforts as always on residential real estate lending. Home equity lines of credit, custom construction loans and 30 year, fixed rate mortgages that we hold in portfolio generate high quality assets for the Company that stick to our ribs longer than most commercial loans. Should we get the benefit of higher long term interest rates during the year, expect our mortgage originations to increase. Consumers also represent our largest and most stable source of core deposits and we expect our branches to increase the number of households served during the year to come.
You will see us continue to invest more heavily in our commercial banking capabilities. It’s an effective way to grow the overall business and comes without the burden of consumer regulation that is expensive and difficult to comply with, along with less competition from the government and tax-privileged competitors such as credit unions. We are very pleased with the amount and the quality of growth being generated by our commercial bankers at present. They brought on several marquee clients during the year, while attracting other top-quality and seasoned bankers to our commercial lending teams. As good as the year was for them, the best days for our commercial bankers clearly lie ahead.
Technology will play a starring role in our future plans. Consumers and businesses alike clearly prefer the convenience of handling routine transactions and information requests through digital channels and this is an area where we will invest actively and prudently. The public expects the bank to be open and available wherever and whenever they need us. Meanwhile, branches are still needed and expected, but are becoming something akin to a “Help Desk” that customers use for problem resolution and non-routine transactions. Like most banks, Washington Federal is experimenting with different forms of branches, such as the very smart looking and dual branded location in Ashland Oregon. Look for smaller and more highly automated branches in the future as we move more and more of our client interface activities to reliable digital channels as demanded by the public today.
All in, it was another very good year for Washington Federal, particularly in light of the tremendous effort and expense necessary to prepare the Company for the move to a new generation of technology in 2016. Return on assets improved to 1.10%, return on equity amounted to 8.21%, even with our strong equity position, and total shareholder return was 14.29% from September 30, 2014 to September 30, 2015. I am not gifted enough as a writer to pay adequate tribute to the extraordinary effort of our 1,850 colleagues who made all of this happen. Perhaps it’s enough simply to say that their collective work was truly extraordinary this year.
On behalf of them and in closing, allow me to say thank you for entrusting a portion of your wealth to our enterprise and for believing as we do that there’s still a place in the world for a good, solid regional bank. As always, you can help further by referring your friends, neighbors and business associates to Washington Federal for all their banking needs.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2015 ANNUAL REPORT

I hope to see you at the 2016 Annual Meeting of Shareholders to be held on January 20th at 2:00 PM at the Benaroya Hall in downtown Seattle.

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

•	the ability of the Company to obtain external financing, including client deposits and wholesale borrowing sources, to fund its operations or obtain this financing on favorable terms;

•	changes in other economic, competitive, governmental, regulatory, and technological factors affecting the Company's markets, operations, pricing, products, services and fees;

•	the ability of the Company to successfully implement new core operating systems;

•	the ability of the Company to identify and mitigate information security risks;

•	the success of the Company at managing the risks involved in the foregoing and managing its business; and

•	the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond the Company's control.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
Washington Federal, Inc. is a Washington corporation headquartered in Seattle, Washington. The Company is a bank holding company that conducts its operations through a national bank subsidiary, Washington Federal, National Association. The Bank is principally engaged in the business of attracting deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate loans and commercial loans. As used throughout this document, the terms "Washington Federal" or the "Company" refer to Washington Federal, Inc. and its consolidated subsidiaries and the term "Bank" refers to the operating subsidiary Washington Federal, National Association.
The Company's fiscal year end is September 30th. All references to 2015, 2014 and 2013 represent balances as of September 30, 2015, September 30, 2014 and September 30, 2013, or activity for the fiscal years then ended.
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

INTEREST RATE RISK
The primary source of income for the Company is net interest income, which is the difference between the income generated by interest-earning assets and the expense incurred for interest-bearing liabilities. The level of net interest income is a function of the average balances of our interest-bearing assets and liabilities and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-bearing assets and liabilities. If the interest rates on our interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, the result could be a reduction in net interest income, and with it, a reduction in our earnings.
Based on Management's assessment of the current interest rate environment, the Company has taken steps, including growing shorter-term business loans and transaction deposit accounts, investing in variable rate securities and extending the maturity on borrowings, to reduce its interest rate risk profile compared to its historical levels. Historically, the Company had accepted a higher level of interest rate risk as a result of its significant holdings of fixed-rate single-family home loans that are longer-term than the short-term characteristics of its primary liabilities of customer certificate of deposit accounts.
The acquisition of $1.9 billion in deposits from Bank of America, N.A. during 2014 provided a significant increase in transaction deposit accounts. Transaction account balances increased to 55% of total customer deposits as of September 30, 2015 compared to 51% as of the prior year end. Transaction account balances have historically been less sensitive to changes in interest rates. Other factors during 2015 that reduced interest rate risk include: 1) commercial and industrial loans have grown by $234 million million or 61.6% to $613 million during 2015, and 2) the adjustable rate portion of the overall loan portfolio has grown from 28% to 35%. Management has also been purchasing variable rate investments in recent years to mitigate the risk of rising interest rates. The composition of the investment portfolio is now 41% variable and 59% fixed rate. Management has executed $400 million in notional value of forward starting interest rate swaps to lock-in long term borrowing rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company manages its interest rate risk through the interest rate cycles by originating more fixed-rate loans when yields are higher and adding loans and investments with shorter term characteristics, such as construction and commercial loans, when rates are lower. During low rate environments, the Company endeavors to grow longer duration transaction deposit accounts which are not usually as sensitive to rising rates as term deposits. This balance sheet strategy, in conjunction with a strong capital position and low operating costs has allowed the Company to manage interest rate risk within guidelines established by the Board of Directors through various interest rate cycles experienced in the Company's 98 year history. Although a significant increase in market interest rates or a flattening of the yield curve could adversely affect net interest income, this interest rate risk approach has never resulted in a monthly operating loss. The Company's objective is to grow the amount of net interest income through rate cycles, acknowledging that there will be some periods of time when that will not be feasible.
The chart below shows the volatility of our period end net interest spread (dashed line measured against the right axis) compared to the relatively consistent growth in net interest income (solid line measured against the left axis). As noted above, this relative consistency is accomplished by actively managing the size and composition of the balance sheet through different rate cycles.

$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
Net Interest Income (in millions)- left axis
Year End Spread - right axis

Management relies on various measures of interest rate risk, including an asset/liability maturity gap analysis, modeling of changes in forecasted net interest income under various rate change scenarios, and the impact of interest rate changes on the net portfolio value (“NPV”) of the Company.
Repricing Gap Analysis. At September 30, 2015, the Company had approximately $1.9 billion more in liabilities than assets subject to repricing in the next year, which amounted to a negative maturity gap of 13.4% of total assets. This is an increase from the 11.0% negative gap as of the prior year end, attributable to the decrease in cash balances and the growth in loans. Having this excess of liabilities, relative to assets, that will be repricing within the next year, the Company is subject to decreasing net interest income should interest rates rise. However, if Management were to take steps to change the size and/or mix of the balance sheet, rising rates may not cause a decrease in net interest income. Cash and cash equivalents of $284,049,000 and stockholders' equity of $1,955,679,000 provide management with additional flexibility in managing interest rate risk going forward.
The following table shows the estimated repricing periods for earning assets and paying liabilities:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	Repricing Period
As of September 30, 2015	Within One Year	After 1 year - before 6 Years	Thereafter	Total
	(In thousands)
Earning Assets (1)	$4,857,276	$4,730,256	$3,925,481	$13,513,013
Paying Liabilities	(6,804,769)	(3,619,159)	(2,043,780)	(12,467,708)
Excess (Liabilities) Assets	$(1,947,493)	$1,111,097	$1,881,701
Excess as % of Total Assets	(13.40)%
Policy limit for one year excess	(20.00)%
(1) Asset repricing period includes estimated prepayments based on historical activity

Net Interest Income Sensitivity. The potential impact of rising interest rates on net interest income in the future under various rate change scenarios is estimated using a model that is based on account level detail for loans and deposits. In the event of an immediate and parallel increase of 200 basis points in both short and long-term interest rates, the model estimates that net interest income would decrease by 2.20% in the next year. This compares to an estimated decrease of 1.50% as of the September 30, 2014 analysis. This analysis assumes zero balance sheet growth and a constant percentage composition of assets and liabilities for consistency. It also assumes that loan and deposit prices respond in full to the increase in market rates. Actual results will differ from the assumptions used in this model, as Management monitors and adjusts loan and deposit pricing and the size and composition of the balance sheet to respond to changing interest rates. It is noted that a flattening yield curve due to a greater increase in short term rates as compared to long term rates would likely result in a more significant decrease in net interest income. Management estimates that a gradual increase of 300 basis points in short term rates and 100 basis points in long term rates over two years would result in a net interest income decrease of 3.25% in the first year and 6.50% in the second year assuming a constant balance sheet and no management actions.

NPV Sensitivity. The NPV is an estimate of the market value of shareholders' equity. It is derived by calculating the difference between the present value of expected cash flows from interest-earning assets and the present value of expected cash flows from interest-paying liabilities and off-balance-sheet contracts. The sensitivity of the NPV to changes in interest rates provides a longer term view of interest rate risk as it incorporates all future expected cash flows. In the event of an immediate and parallel increase of 200 basis points in interest rates, the NPV is estimated to decline by $535,948,000 or 19.7% and the NPV to total assets ratio to decline to 15.91% from a base of 18.39%. As of September 30, 2014, the NPV in the event of a 200 basis point increase in rates was estimated to decline by $598,000,000 or 21.7% and the NPV to total assets ratio to decline to 15.68% from a base of 18.53%. The decreased NPV sensitivity and higher base NPV ratio is due to lower interest rates and higher prices as of September 30, 2015.
Interest Rate Spread. The interest rate spread increased to 2.73% at September 30, 2015 from 2.66% at September 30, 2014. Net interest spread represents the difference between the contractual rates of earning assets and the contractual rates of paying liabilities as of a specific date. The spread increased primarily due to lower rates on borrowings and customer accounts. Rates on customer accounts decreased by 3 basis points from the prior year and rates on borrowings decreased by 17 basis points.

	SEP 2015	JUN 2015	MAR 2015	DEC 2014	SEP 2014	JUN 2014	MAR 2014	DEC 2013
Interest rate on loans and mortgage-backed securities	3.94%	3.96%	4.10%	4.14%	4.17%	4.18%	4.22%	4.26%
Interest rate on investment securities	1.19	1.12	0.94	1.02	0.96	1.00	1.08	0.84
Combined earning assets	3.63	3.61	3.63	3.68	3.63	3.63	3.70	3.65
Interest rate on customer accounts	0.48	0.48	0.48	0.50	0.51	0.53	0.56	0.61
Interest rate on borrowings	3.35	3.43	3.49	3.49	3.52	3.52	3.52	3.52
Combined cost of funds	0.90	0.90	0.92	0.94	0.97	0.98	1.03	1.07
Interest rate spread	2.73%	2.71%	2.71%	2.74%	2.66%	2.65%	2.67%	2.58%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net Interest Margin. The net interest margin is measured using net interest income divided by average assets for the period. The net interest margin increased to 3.08% for the year ended September 30, 2015 from 3.05% for the year ended September 30, 2014. The yield on earning assets decreased 6 basis points to 3.95% and the cost of interest bearing liabilities declined 10 basis points to 0.94%.

For the year ended September 30, 2015, average earning assets increased by $136,449,000, or 1.03%, from $13,308,050,000 during 2014 to $13,444,499,000 for the current year. During 2015, average loans receivable increased $600,869,000 or 7.51%, while the combined average balances of mortgage backed securities, investments and cash and cash equivalents decreased by $464,420,000 or 8.75%. Management views organic loan growth as the highest and best use of capital, thus the shift in earning assets away from cash and investments and into loans is seen as a positive development. The lower yield on earning assets is the result of lower rates on loans and investments due to the continued low interest rate environment and the increase in loan production.

During 2015, average customer deposit accounts increased $331,577,000 or 3.21%, while the average balance of borrowings decreased by $106,301,000 or 5.44%. The decrease in interest costs was a combination of continued downward repricing of time deposits, lower average balance of borrowings partially offset by the increase in customer accounts.

The following table sets forth information explaining the changes in the net interest margin for 2015 compared to the prior year.

	Year Ended September 30, 2015			Year Ended September 30, 2014
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(In thousands)			(In thousands)
Assets
Loans and covered loans	$8,598,435	$437,002	5.08%	$7,997,566	$430,850	5.39%
Mortgaged-backed securities	3,073,180	71,392	2.32	3,275,846	80,260	2.45
Cash & Investments	1,634,441	20,363	1.25	1,866,560	20,964	1.12
FHLB & FRB stock	138,443	1,796	1.30	168,078	1,623	0.97

Total interest-earning assets	13,444,499	530,553	3.95%	13,308,050	533,697	4.01%
Other assets	1,102,827			969,653
Total assets	$14,547,326			$14,277,703

Liabilities and Equity
Customer accounts	$10,656,687	$51,054	0.48%	$10,325,110	$58,524	0.57%
FHLB advances	1,848,904	66,018	3.57	1,955,205	69,553	3.56

Total interest-bearing liabilities	12,505,591	117,072	0.94%	12,280,315	128,077	1.05%
Other liabilities	89,140			27,437
Total liabilities	12,594,731			12,307,752
Stockholders' equity	1,952,595			1,969,951

Total liabilities and equity	$14,547,326			$14,277,703

Net interest income		$413,481			$405,620

Net interest margin			3.08%			3.05%

Cash and cash equivalents of $284,049,000 and stockholders’ equity of $1,955,679,000 as of September 30, 2015 provides management with flexibility in managing interest rate risk going forward.

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
The HLF takes into account historical charge-offs by loan type. For the fiscal year 2015, the Company is using the 10 year average of historical loss rates for each loan category multiplied by 2 to reflect a two year loss emergence period. This is the likely period of time during which a residential or commercial loan borrower experiencing financial difficulties might be utilizing their cash reserves prior to becoming delinquent on their loan, plus the period of time that it takes the bank to work out the loans. The Company uses a 10 year average to encompass a typical credit cycle.
The QLF is based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, delinquency trends, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. These factors are considered by loan type. Single family residential loan sub-types are considered by loan to value, non owner or owner occupied, and modified loans. Credit quality has been improving in most loan categories during the year, but at different paces. In addition, loan growth in some portfolios has been a consideration.
As of September 30, 2015, the general allowance was $106,829,000 and it was comprised of $81,721,000 due to HLF and $25,108,000 due to qualitative factors. As of September 30, 2015, the Company had $275,000 allocated to specific allowances for individually evaluated loans. The reserve for unfunded commitments was $3,085,000 as of September 30, 2015. The Company reversed $11,162,000 of loan loss provision in 2015 due in large part to net recoveries of previously charged off loans of $5,370,000 . This was comprised of $19,970,000 in recoveries and $14,600,000 in charge offs.
The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those estimated.
Restructured loans. Restructured single-family residential loans are reserved for under the Company's loan loss reserve methodology. Most troubled debt restructured ("TDR") loans are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. As of September 30, 2015 single-family residential loans comprised 85.8% of restructured loans. The concession for these loans is typically a payment reduction through a rate reduction of 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period.
Outstanding TDRs decreased to $302,713,000 as of September 30, 2015 from $374,743,000 as of the prior year end. During 2015, there were additions of $18,930,000 and reductions of $90,960,000 due to prepayments and transfers to Real Estate Owned ("REO").
The subsequent default rate on restructured single- family mortgage loans has been 15.6% over the last two years. Concessions for construction (1.6%), land A&D (0.8%) and multi-family loans (1.3%) are typically an extension of maturity combined with a rate reduction of normally 100 bps. Before granting approval to modify a loan in a TDR, a borrower’s ability to repay is considered by evaluating: current income levels and debt to income ratio, borrower’s credit score, payment history of the loan, and updated evaluation of the secondary repayment source. The subsequent default rate on restructured commercial loans has been 10.2% over the last two years.
If a loan is on non-accrual status before becoming a TDR it will stay on non-accrual status following restructuring until it has been performing for at least six months, at which point it may be moved to accrual status. If a loan is on accrual status before it becomes a TDR, and it is concluded that a full repayment is highly probable, it will remain on accrual status following restructuring. If the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

homogeneous restructured loan does not perform, it is placed in non-accrual status when it is 90 days delinquent. For commercial loans, six consecutive payments on newly restructured loan terms are required prior to returning the loan to accrual status. After the required six consecutive payments are made, a management assessment may conclude that collection of the entire principal and interest due is still in doubt. In those instances, the loan will remain on non-accrual. A loan that defaults and is subsequently modified would impact the Company's delinquency trend, which is part of the QLF component of the general reserve calculation. Any modified loan that re-defaults and is charged-off would impact the HLF component of our general reserve calculation.
Non-performing assets. Non-performing assets were $128,577,000, or 0.88%, of total assets at September 30, 2015 compared to $147,311,000, or 1.00%, of total assets at September 30, 2014. The current level of non-performing assets is lower than the 0.97% average over the Company's 30+ year history as a public company.
The following table details non-performing assets by type comparing 2015 and 2014:

	September 30,
Non-Performing Assets	2015	2014	$ Change	% Change
	(In thousands)
Non-accrual loans:
Single-family residential	$59,074	$74,067	$(14,993)	(20.2)%
Construction – speculative	754	1,477	(723)	(49.0)
Construction – custom	732	—	732	—
Land – acquisition & development (A&D)	—	811	(811)	(100.0)
Land – consumer lot loans	1,273	2,637	(1,364)	(51.7)
Multi-Family	2,558	1,742	816	46.8
Commercial real estate	2,176	5,106	(2,930)	(57.4)
Commercial & industrial	—	7	(7)	(100.0)
HELOC	563	795	(232)	(29.2)
Consumer	680	789	(109)	(13.8)
Total non-accrual loans	67,810	87,431	(19,621)	(22.4)
Total Real Estate Owned (REO)	60,767	59,880	887	1.5
Total non-performing assets	$128,577	$147,311	$(18,734)	(12.7)%

In response to the improving overall credit quality of our loan portfolio, the total allowance for loan loss decreased by $7,762,000, or 6.8% from $114,591,000 as of September 30, 2014 to $106,829,000 at September 30, 2015. $106,554,000 of the allowance is calculated under the formulas contained in our general allowance methodology and the remaining $275,000 is made up of specific reserves on loans that were deemed to be impaired at September 30, 2015. The primary reasons for the decrease in total allowance are the improving asset quality metrics combined with improving macroeconomic factors, such as improving employment and higher real estate values offset by growth in total loans outstanding.
The ratio of the allowance for loan losses and reserves for unfunded commitments to total gross loans decreased to 1.13% as of September 30, 2015 from 1.33% as of September 30, 2014 due to the combination of improving credit quality and loan growth.
The ratio of the allowance for loan losses to non performing loans increased to 157.5% as of September 30, 2015 from 128.5% as of September 30, 2014. This is primarily due to the reduction in non-performing loans.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of funds for the Company's activities are loan repayments (including prepayments), net deposit inflows, repayments and sales of investments, borrowings and retained earnings, if applicable. Washington Federal's principal sources of revenue are interest on loans and interest and dividends on investments.
The Company's net worth at September 30, 2015 was $1,955,679,000 or 13.42% of total assets. This is a decrease of $17,604,000 from September 30, 2014 when net worth was $1,973,283,000 or 13.37% of total assets. The Company's net worth was impacted in the year by net income of $160,316,000, the payment and accrual of $36,711,000 in cash dividends, treasury stock purchases that totaled $126,728,000, as well as a decrease in accumulated other comprehensive income (loss) of $20,355,000. The Company paid out 22.9% of its 2015 earnings in cash dividends to common shareholders, compared with 26.7% last year. The decrease reflects a timing difference in the payment schedule of dividends. If the dividend amount remains the same at $0.13 per quarter, the estimated cash dividends for 2016 will be $48,360,000. For the year ended September 30, 2015, $163,439,000, or 101.9%, of net income was returned to shareholders in the form of cash dividends or share repurchases. Management believes this strong net worth position will help the Company manage its interest rate risk and provide the capital support needed for controlled growth in a regulated environment.
The Bank has a credit line with the Federal Home Loan Bank of Des Moines ("FHLB") equal to 49.0% of total assets, providing a substantial source of additional liquidity if needed. On June 1, 2015, the FHLB of Seattle merged into the FHLB of Des Moines to create a larger, financially stronger, member-owned cooperative. The resulting institution is headquartered in Des Moines with a smaller presence maintained in Seattle for members of the former FHLB of Seattle. This merger will benefit the Bank due to the return of $55,708,000 of excess FHLB stock that occurred in 2015 and expected higher dividends to be received on the stock investment in the FHLB of Des Moines.

The Bank has entered into borrowing agreements with the FHLB to borrow funds under a short-term floating rate cash management advance program and fixed-rate term loan agreements. All borrowings are secured by stock of the FHLB, deposits with the FHLB, and a blanket pledge of qualifying loans receivable as provided in the agreements with the FHLB.
The Company's cash and cash equivalents amounted to $284,049,000 at September 30, 2015, a 63.7% decrease from the cash and cash equivalents balance of $781,843,000 as of the prior year end. The decrease in cash and cash equivalents is the result of the significant loan growth experienced in 2015 as detailed below. Additionally, see “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN FINANCIAL CONDITION
Available-for-sale and held-to-maturity securities. Available-for-sale securities decreased $668,879,000, or 21.9% during the year ended September 30, 2015 to $2,380,563,000 as repayments were deployed into loans. This net decrease included principal repayments of $721,951,000, sales of $246,826,000 and the purchase of $315,114,000 of available-for-sale investment securities. As of September 30, 2015, the Company had net unrealized gains on available-for-sale securities of $15,113,000 which is recorded net of tax as part of stockholders' equity. During the year the Company sold $246,826,000 of available for sale securities and had realized gains of $9,641,000.
Held-to-maturity securities increased $94,951,000 or 6.1% during the year ended September 30, 2015 to $1,643,216,000 due to purchases of $259,489,000, partially offset by repayments of $159,947,000, with the remaining decrease due to amortization of the net purchase premium. With potentially rising interest rates, these securities may be subject to unrealized losses. As of September 30, 2015, the net unrealized losses on held-to-maturity securities was $5,796,000, which management attributes to the change of interest rates since acquisition.
Loans receivable. Loans receivable, including covered loans net of related contra accounts, increased $845,836,000, or 10.2%, to $9,170,634,000 at September 30, 2015, from $8,324,798,000 one year earlier. This increase resulted primarily from record high originations of $3,103,515,000, which represented a 42.9% increase over the prior year. There were also loan purchases of $279,936,000. The net increase in the loan portfolio is consistent with management's strategy during low rate environments to produce more multifamily, commercial real estate, and commercial and industrial loans which are more often adjustable rate or have a shorter final maturity. Commercial loan originations accounted for 62% of total originations and consumer originations were 38%. The significant increase in loan origination resulted from a strategic emphasis on commercial lending, coupled with growing economies in all major markets. Loan repayments for the year totaled $2,457,268,000, a $629,953,000 or 34.5% increase over 2014. The increase in repayments is due to the ongoing historically low interest rate environment and the growth in commercial loans that typically have a shorter duration. During the year, there were transfers to from loans to REO of $76,185,000.
The following table presents the gross loan balances by category and the year over year change.

	September 30, 2015		September 30, 2014		Change
	(In thousands)		(In thousands)		$	%
Non-Acquired loans
Single-family residential	$5,651,845	57.6%	$5,560,203	62.6%	$91,642	1.6%
Construction - speculative	200,509	2.0	140,060	1.6	60,449	43.2
Construction - custom	396,307	4.0	385,824	4.3	10,483	2.7
Land - acquisition & development	94,208	1.0	77,832	0.9	16,376	21.0
Land - consumer lot loans	103,989	1.1	108,623	1.2	(4,634)	(4.3)
Multi-family	1,125,722	11.6	917,286	10.3	208,436	22.7
Commercial real estate	986,270	10.0	591,336	6.7	394,934	66.8
Commercial & industrial	612,836	6.2	379,226	4.3	233,610	61.6
HELOC	127,646	1.3	116,042	1.3	11,604	10.0
Consumer	194,655	2.0	132,590	1.5	62,065	46.8
Total non-acquired loans	9,493,987	96.8%	8,409,022	94.7%	1,084,965	12.9%
Acquired loans	166,293	1.6	184,188	2.0	(17,895)	(9.7)
Credit impaired acquired loans	87,081	0.9	76,507	0.8	10,574	13.8
Covered loans	75,909	0.7	213,203	2.5	(137,294)	(64.4)
Total gross loans	9,823,270	100%	8,882,920	100%	940,350	10.6%
Less:
Allowance for probable losses	106,829		114,591		(7,762)	(6.8)
Loans in process	476,796		346,172		130,624	37.7
Discount on acquired loans	30,095		59,874		(29,779)	(49.7)
Deferred net origination fees	38,916		37,485		1,431	3.8
Total loan contra accounts	652,636		558,122		94,514	16.9
Net Loans	$9,170,634		$8,324,798		845,836	10.2%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows the change in the geographic distribution by state of the gross loan portfolio from 2014 to 2015:

	2015	2014	Change
Washington	49.7%	45.8%	3.9%
Oregon	15.6	16.1	(0.5)%
Utah	10.7	4.5	6.2%
Idaho	6.8	4.2	2.6%
New Mexico	4.8	7.8	(3.0)%
Other (1)	4.3	6.7	(2.4)%
Arizona	3.3	11.0	(7.7)%
Texas	3.1	2.4	0.7%
Nevada	1.7	1.5	0.2%
	100.0%	100.0%
(1) Includes loans in other states and purchased loan pools and other loans without state property information.
Covered loans are included as part of loans receivable as described above. As of September 30, 2015, FDIC covered loans net of related discounts decreased 58.7%, or $103,580,000, from the prior year end to $72,896,000. A reduction of $49,515,000 was due to the expiration of the FDIC loss share coverage for the acquired commercial loans from the former Horizon Bank that expired after March 31, 2015. The FDIC loss share coverage for single family residential loans from the former Horizon Bank will continue for another five years. There were also $72,928,000 of net principal payments, maturities and transfers to REO which were partially offset by an increase of $18,414,000 in accretable yield and reversal of $449,000 in loss reserve. There were $38,083,000 of covered commercial loans from the former Home Valley Bank as of September 30, 2015 that will lose their FDIC loss share coverage after September 30, 2015. The remaining portfolio of covered loans is expected to continue to decline over time, absent another FDIC assisted transaction. When FDIC loss share agreements expire, any remaining loans will be transferred to the non covered portfolio. The Company continues to accrue a liability for the termination of the loss share agreements for what is known as the clawback provision of the agreement with the FDIC. The Company estimates the amount of this liability based on actual loss experience and projected future losses and recoveries. Contractually, the amount that will have to be paid to the FDIC for a clawback liability, if any, will be determined in 2022, after full expiry of the loss share agreements.

Non-performing assets. NPAs (excludes discounted acquired assets) decreased to $128,577,000 as of September 30, 2015 from $147,311,000 at September 30, 2014, a 12.7% decrease. The decrease is due to improving credit conditions and credit quality. Non-performing assets as a percentage of total assets was 0.88% at September 30, 2015 compared to 1.00% at September 30, 2014. This level of NPAs is now below the 0.96% average in the Company's 30+ year history as a public company.

Restructured Loans. Total restructured loans declined to $302,713,000 as of September 30, 2015 from $374,743,000 as of September 30, 2014. As of September 30, 2015, 95.7% of the restructured loans were performing. The $13,126,000 of non-performing restructured loans are included in the NPAs total. Total non-performing assets and restructured loans as a percent of total assets has declined to 2.87% as of September 30, 2015 from 3.37% as of September 30, 2014.

Real estate owned. As of September 30, 2015, real estate owned consisted of 212 properties totaling $61,098,000. Real estate owned decreased by $22,864,000 or 37.4% from $83,962,000 as of September 30, 2014 as the Bank continued to liquidate foreclosed properties. During the year, the Bank sold 257 foreclosed properties for net proceeds of $76,296,000 and a net gain on sale of $12,632,000. Including the $3,328,000 in ongoing maintenance expense, and periodic valuation adjustments, the net gain on sale of REO for the year was $9,304,000. Land represents $17,735,000 or 29.1% of total non covered and covered real estate held for sale.

The total net loss on sale of real estate, measured against the original loan balance of $96,126,000, was $19,829,000 or 20.6% for properties sold in fiscal 2015.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Interest Receivable. Interest receivable decreased by $11,608,000 to $40,429,000 at September 30, 2015 as compared to September 30, 2014 largely as a result of the over-accrual of interest income of $8,872,000 that was corrected in the current year. Based upon an evaluation of all relevant factors, Management believes the correcting adjustment did not have a material impact on the Company’s current quarter, current year-to-date, or previously reported results. The remaining difference is primarily due to lower yields on earning assets.

Bank Owned Life Insurance. The Company purchased $100,000,000 in bank-owned life insurance, with an expected 2015 pre-tax equivalent yield of 5.14% during 2015 to assist in funding the growth of employee benefit costs.
Intangible assets. The Company's intangible assets are made up of $291,503,000 of goodwill and the unamortized balance of the core deposit intangible of $7,855,000 at September 30, 2015.

Customer deposits. Customer deposits at September 30, 2015, totaled $10,631,703,000 compared with $10,716,928,000 at September 30, 2014, an $85,225,000 or 0.8% decrease due primarily to a reduction in time deposits. Consistent with its interest rate risk management strategy, the Company was able to increase transaction accounts by $330,191,000 or 6.0%, while time deposits decreased by $415,416,000 or 7.9%. The weighted average rate paid on customer deposits during the year was 0.48%, a decrease of 9 basis points from the previous year, as a result of the low interest rate environment.
FHLB advances and other borrowings. Total FHLB advances were $1,830,000,000 at September 30, 2015. In December 2014, there was a prepayment of a FHLB advance of $100,000,000 with a maturity date in September 2015, resulting in a prepayment penalty of $2,613,000. In June 2015, there was a prepayment of a FHLB advance of $100,000,000 with a maturity date in September 2017, resulting in a prepayment penalty of $7,941,000. In July 2015, a new $100,000,000 FHLB advance was executed at an interest rate of 1.95% for a term of five years. The result of these activities was a decrease in the cost of borrowings from 3.52% to 3.35%.
Contractual obligations. The following table presents, as of September 30, 2015, the Company's significant fixed and determinable contractual obligations, within the categories described below, by contractual maturity or payment amount.

Contractual Obligations	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
	(In thousands)
Customer accounts	$10,631,703	$8,683,192	$1,948,511	$—
Debt obligations (1)	1,830,000	250,000	1,180,000	400,000
Operating lease obligations	26,340	5,272	12,127	8,941
	$12,488,043	$8,938,464	$3,140,638	$408,941
(1) Represents final maturities of debt obligations.
These obligations, except for the operating leases, are included in the Consolidated Statements of Financial Condition. The payment amounts of the operating lease obligations represent those amounts contractually due.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
For highlights of the quarter-by-quarter results for the years ended September 30, 2015 and 2014, see Note P, “Selected Quarterly Financial Data (Unaudited)”.
COMPARISON OF 2015 RESULTS WITH 2014
Net income increased $2,952,000, or 1.88%, to $160,316,000 for the year ended September 30, 2015 as compared to $157,364,000 for the year ended September 30, 2014. Net interest income was higher in 2015 by $7,861,000 primarily due to loan growth and reduced cost of funds. Increases in operating expenses were attributable to a full year of operations of the 74 branches that were acquired in fiscal 2014 and the related increase in customer transactions. Other income increased by $9,764,000 or 31.85% driven by increased volume of fee generating services related to the acquired branches and transaction deposit accounts. Net income for the twelve months ended September 30, 2015 continued to benefit from improving credit quality. The reversal of the provision for loan losses amounted to $11,162,000 for the year ended September 30, 2015 as compared to $15,401,000 for the year ago period.

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for 2015. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (1) changes in volume (changes in volume multiplied by old rate) and (2) changes in rate (changes in rate multiplied by old average volume). The change in interest income and interest expense attributable to changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended September 30, 2015
($ in thousands)	Volume	Rate	Total
Interest income:
Loans and covered assets	$30,507	$(24,355)	$6,152
Mortgaged-backed securities	(4,941)	(3,927)	(8,868)
Investments (1)	(2,594)	2,166	(428)

All interest-earning assets	22,972	(26,116)	(3,144)

Interest expense:
Customer accounts	1,879	(9,349)	(7,470)
FHLB advances and other borrowings	(3,358)	(177)	(3,535)

All interest-bearing liabilities	(1,479)	(9,526)	(11,005)

Change in net interest income	$24,451	$(16,590)	$7,861

(1) Includes interest on cash equivalents and dividends on FHLB & FRB stock
Non-performing assets (NPA's) decreased by $18,734,000 from 2014 to $128,577,000 as of September 30, 2015. There were $13,126,000 of restructured loans in this total that were not performing. The Company had net recoveries of $5,370,000 for the twelve months ended September 30, 2015 compared with $14,365,000 of net recoveries for the same period one year ago.
The negative provision for loan losses is in response to the continued positive trends in credit quality as described in the Asset Quality Section above. The magnitude of the reversal of provision decreased by $4,239,000 or 27.52% as the growth of the loan portfolio necessitated a corresponding allocation of the allowance for loan losses. Management believes the allowance for loan losses plus the reserve for unfunded commitments, totaling $109,914,000, or 1.13% of gross loans as of September 30, 2015, is sufficient to absorb estimated losses inherent in the portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Total other income increased $9,764,000, or 31.85%, to $40,423,000 in 2015 from 2014. The increase in fee income resulted from an increased number of transaction accounts and higher fees from client derivatives. Net gains on sale of investments was $9,641,000 in fiscal year 2015 and there were no gains in the fiscal year 2014. During 2015, there were prepayment penalties on long-term debt of $10,554,000.
Compensation expense increased $10,209,000, or 9.30%, to $119,939,000 in 2015 primarily due to the addition of the employees from the branches that were acquired during 2014 and growth in our commercial banking units. The number of staff, including part-time employees on a full-time equivalent basis, was 1,838 and 1,909 at September 30, 2015 and 2014, respectively. The decline in full-time equivalent employees occurred as the Company continues to consolidate under-performing branches and streamline back-office operations.
Occupancy expense increased to $33,956,000, or 11.51%, for the twelve months ended September 30, 2015 from $30,452,000 for the fiscal year ended September 30, 2014 as a result of the increased number of branch facilities from acquisitions and ongoing improvements, including the company wide deployment of new ATMs. The branch network consisted of 247 offices at September 30, 2015 and 251 offices at September 30, 2014.
Information technology expense was $15,976,000 in 2015 compared to $14,303,000 in 2014. This 11.70% increase was mostly due to the increase in the usage of our electronic delivery channels including online banking, bill payment, mobile banking and remote deposit capture.
Product delivery expense, including printing, postage, delivery, branch security, and ATM and debit card expenses, were $22,325,000 in 2015 compared to $14,973,000 in 2014. The ATM and debit card expenses were higher this year due to higher client adoption rates, changing client usage patterns, and the prior year's branch acquisitions.
FDIC insurance expense decreased by 28.10% to $7,916,000 for 2015 from $11,009,000 in 2014. The FDIC insurance rate is based on risk factors as established by the FDIC which have been improving for the Company, and this has resulted in an overall lower insurance expense.
Other miscellaneous expenses increased 5.08% to $24,739,000 for the twelve months ended September 30, 2015 from $23,542,000 for the comparable period one year ago.
Total operating expense for 2015 and 2014 equaled 1.55% and 1.43% of average assets, respectively. Despite the increase in operating expenses as a percent of average assets, the Company continues to operate as one of the most efficient banks in the country. The Company's efficiency ratio which is calculated as total operating expense divided by net operating income was 49.54% for the year ended September 30, 2015.
The gain (loss) on real estate acquired through foreclosure increased 439.19% to $9,304,000 in 2015 compared to a loss of $2,743,000 in 2014, due to the increased volume of dispositions of real estate acquired through foreclosure as the Bank continues to liquidate foreclosed properties. The net gain on real estate acquired through foreclosure, includes gains and losses on sale, ongoing maintenance expense and net valuation adjustments.
Income tax expense increased to $89,203,000 in 2015 from $87,564,000 for the fiscal year ended September 30, 2014. The effective tax rate was 35.75% for 2015 and 35.75% for 2014. The Company expects an effective tax rate of 35.50% going forward.

COMPARISON OF 2014 RESULTS WITH 2013
Net income increased $5,859,000, or 3.87%, to $157,364,000 for the year ended September 30, 2014 as compared to $151,505,000 for the year ended September 30, 2013. Net interest income was higher in 2014 by $25,488,000 primarily due to the investment of funds provided by the acquisition of 74 branches during the fiscal year. Increases in compensation, occupancy, information technology and product delivery expenses were also attributable to this increase in branches and the related customer transactions. Other income also benefited from the increase in customer transaction accounts. Net income for the twelve months ended September 30, 2014 also benefited from lower credit costs. The reversal of the provision for loan losses amounted to $15,401,000 for the year ended September 30, 2014 as compared to $1,350,000 in provision expense for the year ago period.

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
Occupancy expense increased to $30,452,000, or 29.05%, for the twelve months ended September 30, 2014 from $23,597,000 for the fiscal year ended September 30, 2013 as a result of increased branch facilities from acquisitions. The branch network consisted of 251 offices at September 30, 2014 and 182 offices at September 30, 2013.
Information technology expense was $14,303,000 in 2014 compared to $10,999,000 in 2013. This 30.04% increase was mostly due to the increase in branches. It also includes expense related to the planning for the upgrade in our core systems in 2015. The license and implementation costs associated with the systems upgrade are were capitalized.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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
Other miscellaneous expenses increased 6.04% to $23,542,000 for the twelve months ended September 30, 2014 from $22,201,000 for the comparable period one year ago.
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

SELECTED FINANCIAL DATA

Year ended September 30,	2015	2014	2013	2012	2011
	(In thousands, except per share data)
Interest income	$530,553	$533,697	$516,291	$590,271	$644,635
Interest expense	117,072	128,077	136,159	193,249	227,696
Net interest income	413,481	405,620	380,132	397,022	416,939
Provision (reversal) for loan losses	(11,162)	(15,401)	1,350	44,955	93,104
Other income	49,727	27,916	20,074	6,698	(14,117)
Other expense	224,851	204,009	164,240	142,854	136,059
Income before income taxes	249,519	244,928	234,616	215,911	173,659
Income taxes	89,203	87,564	83,111	77,728	62,518
Net income	$160,316	$157,364	$151,505	$138,183	$111,141
Per share data
Basic earnings	$1.68	$1.56	$1.45	$1.29	$1.00
Diluted earnings	1.67	1.55	1.45	1.29	1.00
Cash dividends	0.54	0.41	0.36	0.32	0.24

September 30,	2015	2014	2013	2012	2011
Total assets	$14,568,324	$14,756,041	$13,082,859	$12,472,944	$13,440,749
Loans and mortgage-backed securities	12,004,178	11,380,011	10,433,872	9,812,666	10,992,053
Investment securities	1,117,339	1,366,018	1,109,772	612,524	246,004
Cash and cash equivalents	284,049	781,843	203,563	751,430	816,002
Customer accounts	10,631,703	10,716,928	9,090,271	8,576,618	8,665,903
FHLB advances	1,830,000	1,930,000	1,930,000	1,880,000	1,962,066
Other borrowings	—	—	—	—	800,000
Stockholders’ equity	1,955,679	1,973,283	1,937,635	1,899,752	1,906,533
Number of
Customer accounts	517,871	548,872	332,177	308,282	309,532
Loans	41,036	35,550	35,934	37,522	39,986
Offices	247	251	182	166	160

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30,	2015	2014
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$284,049	$781,843
Available-for-sale securities	2,380,563	3,049,442
Held-to-maturity securities	1,643,216	1,548,265
Loans receivable, net	9,170,634	8,324,798
Interest receivable	40,429	52,037
Premises and equipment, net	276,247	257,543
Real estate owned	61,098	83,962
FHLB & FRB stock	107,198	158,839
Bank owned life insurance	102,496	—
Intangible assets, including goodwill of $291,503	299,358	302,909
Federal and state income taxes, net	14,513	16,515
Other assets	188,523	179,888
	$14,568,324	$14,756,041
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$5,820,878	$5,490,687
Time deposit accounts	4,810,825	5,226,241
	10,631,703	10,716,928
FHLB advances	1,830,000	1,930,000
Advance payments by borrowers for taxes and insurance	50,224	29,004
Accrued expenses and other liabilities	100,718	106,826
	12,612,645	12,782,758
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 133,695,803 and 133,322,909 shares issued; 92,936,395 and 98,404,705 shares outstanding	133,696	133,323
Paid-in capital	1,643,712	1,638,211
Accumulated other comprehensive income, net of taxes	353	20,708
Treasury stock, at cost; 40,759,408 and 34,918,204 shares	(651,836)	(525,108)
Retained earnings	829,754	706,149
	1,955,679	1,973,283
	$14,568,324	$14,756,041
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2015	2014	2013
	(In thousands, except per share data)
INTEREST INCOME
Loans	$437,002	$430,850	$454,915
Mortgage-backed securities	71,392	80,260	48,520
Investment securities and cash equivalents	22,159	22,587	12,856
	530,553	533,697	516,291
INTEREST EXPENSE
Customer accounts	51,054	58,524	67,903
FHLB advances and other borrowings	66,018	69,553	68,256
	117,072	128,077	136,159
Net interest income	413,481	405,620	380,132
Provision (reversal) for loan losses	(11,162)	(15,401)	1,350
Net interest income after provision for loan losses	424,643	421,021	378,782

OTHER INCOME
Gain on sale of investments	9,641	—	—
Prepayment penalty on long-term debt	(10,554)	—	—
Loan fee income	8,788	7,706	8,585
Deposit fee income	22,459	14,306	5,015
Other income	10,089	8,647	8,333
	40,423	30,659	21,933
OTHER EXPENSE
Compensation and benefits	119,939	109,730	90,815
Occupancy	33,956	30,452	23,597
FDIC insurance premiums	7,916	11,009	12,214
Product delivery	22,325	14,973	4,414
Information technology	15,976	14,303	10,999
Other expense	24,739	23,542	22,201
	224,851	204,009	164,240
Gain (loss) on real estate acquired through foreclosure, net	9,304	(2,743)	(1,859)
Income before income taxes	249,519	244,928	234,616
Income taxes
Current	86,477	75,784	71,969
Deferred	2,726	11,780	11,142
	89,203	87,564	83,111
NET INCOME	$160,316	$157,364	$151,505

PER SHARE DATA
Basic earnings	$1.68	$1.56	$1.45
Diluted earnings	1.67	1.55	1.45
Basic weighted average number of shares outstanding	95,644,639	101,154,030	104,684,812
Diluted weighted average number of shares outstanding, including dilutive stock options	96,053,959	101,590,351	104,837,470
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year ended September 30,	2015	2014	2013
	(In thousands)

Net income	$160,316	$157,364	$151,505
Other comprehensive income (loss) net of tax:
Net unrealized gains (losses) on available-for-sale securities	(27,536)	22,924	(10,953)
Reclassification adjustment of net gains from sale of available-for-sale securities included in net income	9,641	—	—
Related tax benefit (expense)	6,577	(8,425)	4,025
	(11,318)	14,499	(6,928)

Net unrealized gain (loss) on long-term borrowing hedge	(14,287)	(268)	—
Related tax benefit (expense)	5,250	99	—
	(9,037)	(169)	—

Other comprehensive income (loss)	(20,355)	14,330	(6,928)
Comprehensive income	$139,961	$171,694	$144,577

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(In thousands)
Balance at September 30, 2012	$129,950	$1,586,295	$480,780	$13,306	$(310,579)	$1,899,752

Net income			151,505			151,505
Other comprehensive income adjustment				(6,928)		(6,928)
Dividends on common stock			(37,835)			(37,835)
Compensation expense related to common stock options		473				473
Proceeds from exercise of common stock options	208	4,052				4,260
Proceeds from issuance of common stock	1,997	31,496				33,493
Tax benefit related to exercise of stock options		1				1
Restricted stock	418	2,734				3,152
Treasury stock					(110,238)	(110,238)
Balance at September 30, 2013	$132,573	$1,625,051	$594,450	$6,378	$(420,817)	$1,937,635

Net income			157,364			157,364
Other comprehensive income adjustment				14,330		14,330
Dividends on common stock			(45,665)			(45,665)
Compensation expense related to common stock options		324				324
Proceeds from exercise of common stock options	501	9,641				10,142
Proceeds from issuance of common stock	—	—				—
Tax benefit related to exercise of stock options		—				—
Restricted stock	249	3,195				3,444
Treasury stock					(104,291)	(104,291)
Balance at September 30, 2014	$133,323	$1,638,211	$706,149	$20,708	$(525,108)	$1,973,283

Net income			160,316			160,316
Other comprehensive income (loss) adjustment				(20,355)		(20,355)
Dividends on common stock			(36,711)			(36,711)
Compensation expense related to common stock options		231				231
Proceeds from exercise of common stock options	129	1,941				2,070
Restricted stock	244	3,329				3,573
Treasury stock					(126,728)	(126,728)
Balance at September 30, 2015	$133,696	$1,643,712	$829,754	$353	$(651,836)	$1,955,679

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2015	2014	2013
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$160,316	$157,364	$151,505
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	21,217	17,347	15,774
Cash received from FDIC under loss share	720	2,502	13,421
Stock option compensation expense	232	324	473
Provision for (reversal of) loan losses	(11,162)	(15,401)	1,350
(Gain) loss on investment securities and real estate held for sale, net	(28,528)	(2,510)	(8,011)
Loss on extinguishment of debt	10,554	—	—
Decrease (increase) in accrued interest receivable	11,608	(2,819)	(330)
Decrease (increase) in FDIC loss share receivable	1,795	(1,795)	(1,482)
Increase in cash surrender value of bank owned life insurance	(2,496)	—	—
Decrease (increase) in income taxes receivable	13,829	18,890	(17,462)
(Increase) decrease in other assets	(29,220)	(17,799)	36,350
(Decrease) increase in accrued expenses and other liabilities	(5,994)	17,612	(10,166)
Net cash provided by operating activities	142,871	173,715	181,422

CASH FLOWS FROM INVESTING ACTIVITIES
Net (loan originations) principal collections	(554,350)	(261,401)	343,771
Loans purchased	(279,936)	(218,544)	—
FHLB & FRB stock purchase	(4,067)	—	(23,981)
FHLB & FRB stock redeemed	55,708	14,017	5,894
Available-for-sale securities purchased	(315,114)	(1,280,477)	(889,595)
Principal payments and maturities of available-for-sale securities	721,951	609,395	275,726
Available-for-sale securities sold	246,826	—	43,198
Held-to-maturity securities purchased	(259,489)	—	(787,449)
Principal payments and maturities of held-to-maturity securities	159,947	103,617	331,022
Net cash received from acquisition	—	1,776,660	202,308
Proceeds from sales of real estate held for sale and investment	56,380	73,895	115,615
Proceeds from sales of covered REO	18,515	15,654	20,843
Purchase of bank owned life insurance	(100,000)
Premises and equipment purchased and REO improvements	(36,860)	(51,794)	(29,246)
Net cash provided (used) by investing activities	(290,489)	781,022	(391,894)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) in customer accounts	(85,073)	(226,914)	(223,515)
Proceeds from long-term borrowings	100,000	—	50,000
Repayments of long-term borrowings	(210,554)	—	(22,470)
Proceeds from exercise of common stock options and related tax benefit	2,070	10,252	4,261
Dividends paid on common stock	(51,111)	(42,065)	(37,835)
Treasury stock purchased, net	(126,728)	(104,291)	(110,238)
Increase (decrease) in advance payments by borrowers for taxes and insurance	21,220	(13,439)	2,402
Net cash (used) by financing activities	(350,176)	(376,457)	(337,395)
Increase (decrease) in cash and cash equivalents	(497,794)	578,280	(547,867)
Cash and cash equivalents at beginning of period	781,843	203,563	751,430
Cash and cash equivalents at end of period	$284,049	$781,843	$203,563
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Year ended September 30,	2015	2014	2013
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Non-cash investing activities
Non-covered real estate acquired through foreclosure	$30,024	$37,721	$91,352
Covered real estate acquired through foreclosure	1,892	8,748	11,196
Cash paid during the period for
Interest	116,226	128,733	140,409
Income taxes	65,720	64,372	80,417
The following summarizes the non-cash activities related to acquisitions
Fair value of assets and intangibles acquired, including goodwill	—	80,242	607,193
Fair value of liabilities assumed	—	(1,856,902)	(776,009)
Net fair value of acquired assets (liabilities)	$—	$(1,776,660)	$(168,816)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE A    Summary of Significant Accounting Policies
Washington Federal, Inc. is a Washington corporation headquartered in Seattle, Washington. The Company is a bank holding company that conducts its operations through a national bank subsidiary, Washington Federal, National Association. The Bank is principally engaged in the business of attracting deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate loans and commercial loans. As used throughout this document, the terms "Washington Federal" or the "Company" refer to Washington Federal, Inc. and its consolidated subsidiaries and the term "Bank" refers to the operating subsidiary Washington Federal, National Association.
Nature of Operations. The Company is a bank holding company that conducts its operations through a national bank subsidiary. The Bank is principally engaged in the business of attracting deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate loans and commercial loans. The Bank conducts its activities through a network of 247 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, New Mexico, and Texas.
Basis of Presentation. The consolidated financial statements included in this report have been prepared by Washington Federal. All intercompany transactions and accounts have been eliminated in consolidation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from these estimates.
The Company's fiscal year end is September 30th. All references to 2015, 2014 and 2013 represent balances as of September 30, 2015, September 30, 2014 and September 30, 2013, or activity for the fiscal years then ended. References to net income in this document refer to net income available to common shareholders.
Certain reclassification adjustments were made in 2015 to present the financial statements in a manner that is more meaningful to the users. Loans receivable and covered loans were consolidated into one line item on the Statement of Financial Condition. Real estate held for sale, real estate held for investment and covered real estate held for sale were consolidated into one line item on the Statement of Financial Condition. FDIC indemnification assets and other assets were consolidated into one line item on the Statement of Financial Condition. Reclassification of Other Expenses into Product Delivery and Information Technology line items have been made to the financial statements for years prior to September 30, 2014 to conform to current year classifications.

Acquisitions. Certain Branches of Bank of America, National Association. During the 2014 fiscal year, the Bank acquired 74 branches from Bank of America, National Association. This included: effective as of the close of business on October 31, 2013, 11 branches located in New Mexico; effective as of the close of business on December 6, 2013, 40 branches located in Washington, Oregon, and Idaho; and effective as of the close of business on May 2, 2014, 23 branches located in Arizona and Nevada. The combined acquisitions provided $1.9 billion in deposit accounts, $13 million of loans, and $25 million in branch properties. The Bank paid a 1.99% premium on the total deposits and received $1.8 billion in cash from the transactions. The acquisition method of accounting was used to account for the acquisitions. The purchased assets and assumed liabilities are recorded at their respective acquisition date estimated fair values. The Bank recorded $11 million in core deposit intangible and $31 million in goodwill related to these transactions. The operating results of the Company include the operating results produced by the first 11 branches beginning November 1, 2013, for the additional 40 branches beginning December 7, 2013, and for the most recent 23 branches from May 3, 2014 forward.

South Valley Bancorp, Inc. Effective November 1, 2012, the Bank acquired South Valley Bancorp, Inc. and South Valley's wholly owned subsidiary, South Valley Bank & Trust ("SVBT"), was merged into the Bank. The acquisition provided $361 million of net loans, $108 million of net covered loans, $736 million of deposit accounts, including $533 million in transaction deposit accounts and 24 branch locations in Central and Southern Oregon. Total consideration paid at closing was $44 million, including $34 million of the Company's stock and $10 million of cash resulting from the collection of certain earn-out assets. The operating results of the Company include the operating results produced by the acquired assets and assumed liabilities for the period November 1, 2012 forward.

Cash and cash equivalents. Cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and repurchase agreements with an initial maturity of three months or less.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

Investments and mortgage-backed securities. The Company accounts for investments and mortgage-backed securities in two categories: held-to-maturity and available-for-sale. Premiums and discounts on investments are deferred and recognized into income over the life of the asset using the effective interest method.
Held-to-maturity securities are accounted for at amortized cost, but the Company must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category.
Available-for-sale securities are accounted for at fair value. Gains and losses realized on the sale of these securities are accounted for based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported net of the related tax effect in the accumulated other comprehensive income component of stockholders' equity.
Realized gains and losses on securities sold as well as other than temporary impairment charges, if any, are shown on the Consolidated Statements of Operations under the Other Income heading. Management evaluates debt and equity securities for other than temporary impairment on a quarterly basis based on the securities' current credit quality, market interest rates, term to maturity and management's intent and ability to hold the securities until the net book value is recovered.
Loans receivable. Loans that are performing in accordance with their contractual terms are carried at their amortized cost and expected interest is accrued. The Bank also receives fees for originating loans in addition to various fees and charges related to existing loans, which may include prepayment charges, late charges and assumption fees.
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
Restructured loans. The Bank will consider modifying the interest rates and terms of a loan if it determines that a modification is a better alternative to foreclosure. Most troubled debt restructured ("TDR") loans are accruing and performing loans where the borrower has proactively approached the Bank about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period. Principal forgiveness is generally not an available option for restructured loans. Before granting approval to modify a loan in a TDR, the borrower’s ability to repay is evaluated, including: current income levels and debt to income ratio, borrower’s credit score, payment history of the loan, and updated evaluation of the secondary repayment source. The Bank also modifies some loans that are not classified as TDRs as the modification is due to a restructuring where the effective interest rate on the debt is reduced to reflect a decrease in market interest rates.
Non accrual loans. Loans are placed on nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. The Bank does not accrue interest on loans 90 days or more past due. If payment is made on a loan so that the loan becomes less than 90 days past due, and the Bank expects full collection of principal and interest, the loan is returned to full accrual status. Any interest ultimately collected is credited to income in the period of recovery. A loan is charged-off when the loss is estimable and it is confirmed that the borrower is not expected be able to meet contractual obligations.
If a consumer loan is on non-accrual status before becoming a TDR it will stay on non-accrual status following restructuring until it has been performing for at least six months, at which point it may be moved to accrual status. If a loan is on accrual status before it becomes a TDR, and management concludes that full repayment is probable based on internal evaluation, it will remain on accrual status following restructuring. If the restructured consumer loan does not perform, it is placed on non-accrual status when it is 90 days delinquent. For commercial loans, six consecutive payments on newly restructured loan terms are required prior to returning the loan to accrual status. In some instances after the required six consecutive payments are made management will conclude that collection of the entire principal and interest due is still in doubt. In those instances, the loan will remain on non-accrual.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

Impaired loans. Impaired loans consist of loans receivable that are not expected to have their principal and interest repaid in accordance with their contractual terms. This includes TDRs that are on non-accrual status. Collateral dependent impaired loans are measured using the fair value of the collateral less selling costs. Non-collateral dependent loans are measured at the present value of expected future cash flows.
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
The recovery of the carrying value of loans is susceptible to future market conditions beyond the Bank's control, which may result in losses or recoveries differing from those estimated.
Acquired credit impaired loans. Acquired credit impaired loans are accounted for under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 310-30 when there is evidence of credit deterioration since origination and for which it is probable, at acquisition, that the Company would be unable to collect all contractually required payments. Interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, are recognized on all acquired loans.
Covered assets. Covered loans consist of single family loans acquired from Horizon Bank in 2010 and certain loans acquired from SVBT in fiscal 2013 that were originally recorded at their estimated fair value at the time acquired. Loans that were classified as non-performing loans by Horizon Bank and SVBT are no longer classified as non-performing because, at acquisition, the carrying value of these loans was adjusted to reflect fair value and are covered under the FDIC loss sharing agreements. Management believes that the book value reflects an amount that will ultimately be collected. Covered real estate held for sale represents the foreclosed properties that were originally Horizon Bank loans or certain SVBT loans. Covered real estate held for sale is carried at the estimated fair value of the repossessed real estate. The covered loans and covered real estate held for sale are collectively referred to as “covered assets." When FDIC loss share agreements expire, any remaining loans will be transferred to the non covered portfolio.
FDIC indemnification asset. FDIC indemnification asset of $16,275,000 as of September 30, 2015 is the receivable recorded due to the guarantee provided by the FDIC on the covered assets. This asset declines due to collections from the FDIC on claims or the eventual expiration of the FDIC loss share agreements. The FDIC indemnification asset is included within other assets on the statement of financial condition.
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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

Long Term Borrowing Hedges. The Bank has entered into forward-starting interest rate swaps to convert a series of future short-term borrowings to fixed rate payments. These interest rate swaps qualify as cash flow hedging instruments under ASC 815 which provides for matching of the recognition of gains and losses of the interest rate swaps and the hedged items. Prior to the starting date, the change in the fair value of the interest rate swap is recorded in Other Comprehensive Income.
Commercial Loan Hedge. The Bank has entered into an interest rate swap to hedge a long term fixed rate commercial loan. This interest rate swap qualifies as a fair value hedge under ASC 815 which provides for matching of the recognition of the gains and losses of the interest rate swap and the hedged item.
Premises and equipment. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets. Expenditures are capitalized for betterments and major renewals. Charges for ordinary maintenance and repairs are expensed to operations as incurred.
Real estate owned. Properties acquired in settlement of loans are recorded at fair value less selling costs. Subsequent accounting is recorded at lower of cost or fair value. These gains (losses) are shown on the real estate acquired through foreclosure line item.
Intangible assets. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. The core deposit intangibles are acquired assets that lack physical substance but can be distinguished from goodwill. Goodwill is evaluated for impairment on an annual basis. Other intangible assets are amortized over their estimated lives and are subject to impairment testing when events or circumstances change. If circumstances indicate that the carrying value of the assets may not be recoverable, an impairment charge could be recorded. No impairment of intangible assets has ever been identified. The Bank amortizes the core deposit intangibles over their estimated lives using an accelerated method.
The balance of the Company's intangible assets was as follows:

	Goodwill	Core Deposit Intangible	Total
	(In thousands)
Balance at September 30, 2013	$260,277	$4,041	$264,318
Additions	31,226	11,040	42,266
Amortization	—	(3,675)	(3,675)
Balance at September 30, 2014	291,503	11,406	302,909
Additions	—	—	—
Amortization	—	(3,551)	(3,551)
Balance at September 30, 2015	$291,503	$7,855	$299,358
The table below presents the estimated core deposit intangible asset amortization expense for the next five years:

Year End	Expense
(In thousands)
2016	$2,314
2017	1,607
2018	1,208
2019	1,254
2020	1,254

Income taxes. Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, a deferred tax asset or liability is determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The provision for income taxes includes current and deferred income tax expense based on net income adjusted for temporary

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

and permanent differences such as depreciation, interest on state and municipal securities, and affordable housing tax credits. Income tax related interest and penalties, if applicable, and amortization of affordable housing tax credit investments are recorded within income tax expense.
Accounting for stock-based compensation. We recognize in the statement of operations the grant-date fair value of stock options and other equity-based forms of compensation issued to employees over the employees' requisite service period (generally the vesting period). The requisite service period may be subject to performance conditions. Stock options and restricted stock awards generally vest ratably over three to ten years and are recognized as expense over that same period of time. The exercise price of each option equals the market price of the Company's common stock on the date of the grant, and the maximum term is ten years.

The fair value of each grant is estimated as of the grant date using the Black-Scholes option-pricing model or a Monte Carlo simulation pricing model. Expected volatility is based on the historical volatility of the price of the Company's common stock. The Company uses historical data to estimate option exercise and stock option forfeiture rates within the valuation model. The expected term of options granted is determined based on historical experience with similar options, giving consideration to the contractual terms and vesting schedules, and represents the period of time that options granted are expected to be outstanding. The expected dividend yield is based on dividend trends and the market value of the Company's common stock at the time of grant. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant corresponding to the estimated expected term of the options granted. Stock options that were not dilutive but were outstanding as of September 30, 2015, 2014 and 2013 were 94,054, 90,846 and 435,825, respectively. See Note L for additional information.

Restricted stock unit grants and certain restricted stock awards are subject to performance-based and market-based vesting as well as other approved vesting conditions and cliff vest based on those conditions. Compensation expense is recognized over the service period to the extent restricted stock units are expected to vest.
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

New accounting pronouncements.

In January 2014, the FASB issued ASU 2014-04, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40) -
Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The new guidance clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (a) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure; or (b) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. ASU 2014-04 is effective for annual and interim reporting periods within those annual periods, beginning after December 15, 2014. Adoption of the new guidance is not expected to have a significant impact on the Company's consolidated financial statements.

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860) - Repurchase to Maturity Transactions, Repurchase Financings, and Disclosures. Under this new accounting guidance, repurchase-to-maturity transactions will be accounted for as secured borrowings rather than sales of an asset, and transfers of financial assets with contemporaneous repurchase financings will no longer be evaluated to determine whether they should be accounted for on a combined basis as forward contracts. The new guidance also prescribes additional disclosures particularly on the nature of collateral pledged in repurchase financings accounted for as secured borrowings. The new guidance is effective for the first interim or annual period beginning after December 31, 2014. This guidance did not have a material impact on the Company's consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. These amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. These amendments are effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

In August 2015, the FASB issued ASU 2015-14, to defer the effective date of ASU 2014-09 , Revenue from Contracts with Customers (Topic 606). This new accounting guidance clarifies the principles for recognizing revenue from contracts with customers. The new accounting guidance, which does not apply to financial instruments, is effective on a retrospective basis beginning on January 1, 2018. The Company does not expect the new guidance to have a material impact on its consolidated financial statements.

In August 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting Measurement -Period Adjustments. To simplify the accounting for adjustments made to provisional amounts recognized in a business combination, the amendments eliminate the requirement to retrospectively account for those adjustments. These amendments are effective for interim and annual periods beginning after December 15, 2015. The amendments should be applied prospectively. The Company does not expect this guidance to have a material impact on its consolidated financial statements.
Business segments. As the Company manages its business and operations on a consolidated basis, management has determined that there is one reportable business segment.
Subsequent events. The Company has evaluated subsequent events for adjustment to or disclosure in the Company’s consolidated financial statements through the date of this report, and the Company has not identified any recordable or disclosable events, not otherwise reported in these consolidated financial statements or the notes thereto, except for the following:
The Company paid its 131st consecutive quarterly cash dividend totaling $12,035,000 on November 20, 2015 to common stockholders of record on November 6, 2015.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE B    INVESTMENT SECURITIES

September 30,	2015
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
1 to 5 years	$105,065	$1,923	$(274)	$106,714	1.74%
5 to 10 years	119,071	35	(1,247)	117,859	1.54%
Over 10 years	262,832	—	(4,941)	257,891	1.23%
Equity Securities
Within 1 year	500	17	—	517	1.80%
1 to 5 years	99,922	1,513	—	101,435	1.90%
5 to 10 years	—	—	—	—	—%
Corporate bonds due
Within 1 year	24,787	191	—	24,978	0.53%
1 to 5 years	311,435	1,190	(58)	312,567	0.88%
5 to 10 years	100,000	876	(3,524)	97,352	1.47%
Over 10 years	69,950	953	—	70,903	3.00%
Municipal bonds due
1 to 5 years	2,285	8	—	2,293	1.23%
5 to 10 years	1,303	7	—	1,310	2.05%
Over 10 years	20,382	3,138	—	23,520	6.45%
Mortgage-backed securities
Agency pass-through certificates	1,144,787	18,222	(2,491)	1,160,518	2.48%
Other commercial MBS	103,131	85	(510)	102,706	1.51%
	2,365,450	28,158	(13,045)	2,380,563	1.97%
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,643,216	10,516	(16,312)	1,637,420	3.19%
	1,643,216	10,516	(16,312)	1,637,420	3.19%
	$4,008,666	$38,674	$(29,357)	$4,017,983	2.46%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

September 30,	2014
	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
1 to 5 years	$171,154	$2,585	$(748)	$172,991	1.26%
5 to 10 years	203,317	300	(102)	203,515	1.45%
Over 10 years	354,828	1,028	(419)	355,437	1.25%
Equity Securities
Within 1 year
1 to 5 years	100,500	887	—	101,387	1.90%
5 to 10 years	—		—	—	—%
Corporate bonds due
Within 1 year	15,000	75	—	15,075	1.00%
1 to 5 years	302,540	2,372	—	304,912	0.71%
5 to 10 years	138,201	1,789	(970)	139,020	1.43%
Over 10 years	50,000	—	—	50,000	3.00%
Municipal bonds due
1 to 5 years	—	—	—	—	—%
5 to 10 years	—	—	—	—	—%
Over 10 years	20,402	3,279	—	23,681	6.45%
Mortgage-backed securities
Agency pass-through certificates	1,561,639	24,893	(2,024)	1,584,508	2.57%
Other commercial MBS	98,851	65	—	98,916	1.49%
	3,016,432	37,273	(4,263)	3,049,442	1.99%
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,548,265	4,855	(53,902)	1,499,218	3.13%
	1,548,265	4,855	(53,902)	1,499,218	3.13%
	$4,564,697	$42,128	$(58,165)	$4,548,660	2.38%

There were $246,826,000 of available-for-sale securities that were sold in 2015, resulting in a gain of $9,641,000. Substantially all mortgage-backed securities have contractual due dates that exceed twenty-five years.

The following table shows the gross unrealized losses and fair value of securities at September 30, 2015 and September 30, 2014, by length of time that individual securities in each category have been in a continuous loss position. The Bank had $1,297,408,000 securities in a continuous loss position for 12 or more months at September 30, 2015, and $1,642,718,000 securities in a continuous loss position for 12 or more months at September 30, 2014, which consisted of corporate bonds, U.S. government and agency securities, and mortgage-backed securities. Management believes that the declines in fair value of these investments are not an other than temporary impairment as these losses are due to a change in interest rates rather than any credit deterioration. The impairment is also deemed to be temporary because: 1) the Bank does not intend to sell the security, and 2) it is not more likely than not that it will be required to sell the security before recovery of the entire amortized cost basis of the security.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

As of September 30,	2015
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate Bonds	$(183)	$72,862	$(3,399)	$46,601	$(3,582)	$119,463
U.S. agency securities	(5,010)	336,243	(1,452)	57,344	(6,462)	393,587
Agency pass-through certificates	(1,036)	169,541	(18,277)	1,193,463	(19,313)	1,363,004
	$(6,229)	$578,646	$(23,128)	$1,297,408	$(29,357)	$1,876,054

As of September 30,	2014
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate Bonds	$(125)	$24,875	$(845)	$24,155	$(970)	$49,030
U.S. agency securities	(472)	316,578	(797)	109,354	(1,269)	425,932
Agency pass-through certificates	(215)	19,212	(55,711)	1,509,209	(55,926)	1,528,421
	$(812)	$360,665	$(57,353)	$1,642,718	$(58,165)	$2,003,383

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE C    Loans Receivable (including Covered Loans)

	September 30, 2015		September 30, 2014
	(In thousands)		(In thousands)
Non-Acquired loans
Single-family residential	$5,651,845	57.6%	$5,560,203	62.6%
Construction - speculative	200,509	2.0	140,060	1.6
Construction - custom	396,307	4.0	385,824	4.3
Land - acquisition & development	94,208	1.0	77,832	0.9
Land - consumer lot loans	103,989	1.1	108,623	1.2
Multi-family	1,125,722	11.6	917,286	10.3
Commercial real estate	986,270	10.0	591,336	6.7
Commercial & industrial	612,836	6.2	379,226	4.3
HELOC	127,646	1.3	116,042	1.3
Consumer	194,655	2.0	132,590	1.5
Total non-acquired loans	9,493,987	96.8%	8,409,022	94.7%
Acquired loans	166,293	1.6	184,188	2.0
Credit impaired acquired loans	87,081	0.9	76,507	0.8
Covered loans	75,909	0.7	213,203	2.5
Total gross loans	9,823,270	100.0%	8,882,920	100.0%
Less:
Allowance for probable losses	106,829		114,591
Loans in process	476,796		346,172
Discount on acquired loans	30,095		59,874
Deferred net origination fees	38,916		37,485
Total loan contra accounts	652,636		558,122
Net Loans	$9,170,634		$8,324,798

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

The Company originates fixed and adjustable interest rate loans, which at September 30, 2015 consisted of the following:

Fixed-Rate		Adjustable-Rate
Term To Maturity	Book Value	Term To Rate Adjustment	Book Value
	(In thousands)		(In thousands)
Within 1 year	$343,801	Less than 1 year	$1,778,466
1 to 3 years	160,832	1 to 3 years	799,633
3 to 5 years	97,837	3 to 5 years	733,061
5 to 10 years	155,708	5 to 10 years	92,796
10 to 20 years	938,938	10 to 20 years	—
Over 20 years	4,722,198	Over 20 years	—
	$6,419,314		$3,403,956

Gross loans by geographic concentration were as follows:

September 30, 2015	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	(In thousands)
Washington	$2,905,256	$388,151	$54,467	$62,916	$232,244	$84,462	$638,974	$350,485	$74,649	$89,011	$4,880,615
Oregon	734,368	328,103	8,493	18,212	37,781	34,952	223,625	130,743	3,327	14,539	1,534,143
Arizona	154,858	411	—	—	—	—	5,594	42,437	117,982	—	321,282
Other	312,471	34,502	4,235	8,098	17,107	13,634	7,566	11,183	165	6,204	415,165
Utah	579,743	233,240	4,573	9,227	39,443	8,542	116,157	40,754	297	18,619	1,050,595
Idaho	492,297	55,562	2,187	3,566	33,292	6,856	37,109	33,869	24	7,544	672,306
New Mexico	193,387	72,729	12,348	2,714	20,744	15,666	132,974	10,880	935	12,697	475,074
Texas	189,355	15,446	11,979	261	8,882	36,396	21,755	19,114	33	—	303,221
Nevada	139,047	1,293	—	1,819	6,816	—	2,797	18,115	69	913	170,869
	$5,700,782	$1,129,437	$98,282	$106,813	$396,309	$200,508	$1,186,551	$657,580	$197,481	$149,527	$9,823,270

Percentage by geographic area
September 30, 2015	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	As % of total gross loans
Washington	29.4%	4.0%	0.6%	0.6%	2.4%	0.9%	6.5%	3.6%	0.8%	0.9%	49.7%
Oregon	7.5	3.3	0.1	0.2	0.4	0.4	2.3	1.3	—	0.1	15.6
Arizona	1.6	—	—	—	—	—	0.1	0.4	1.2	—	3.3
Other	3.2	0.4	—	0.1	0.2	0.1	0.1	0.1	—	0.1	4.3
Utah	5.9	2.4	—	0.1	0.4	0.1	1.2	0.4	—	0.2	10.7
Idaho	5.0	0.6	—	—	0.3	0.1	0.4	0.3	—	0.1	6.8
New Mexico	2.0	0.7	0.1	—	0.2	0.2	1.4	0.1	—	0.1	4.8
Texas	1.9	0.2	0.1	—	0.1	0.4	0.2	0.2	—	—	3.1
Nevada	1.4	—	—	—	0.1	—	—	0.2	—	—	1.7
	57.9%	11.6%	0.9%	1.0%	4.1%	2.2%	12.2%	6.6%	2.0%	1.5%	100.0%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

Percentage by geographic area as a % of each loan type
September 30, 2015	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction - speculative	Commercial real estate	Commercial and industrial	Consumer	HELOC
As % of total gross loans
Washington	51.0%	34.3%	55.4%	59.0%	58.7%	42.1%	54.0%	53.1%	37.8%	59.6%
Oregon	12.9	29.1	8.6	17.1	9.5	17.4	18.8	19.9	1.7	9.7
Arizona	2.7	—	—	—	—	—	0.5	6.5	59.7	—
Other	5.5	3.1	4.3	7.6	4.3	6.8	0.6	1.7	0.1	4.1
Utah	10.2	20.7	4.7	8.6	10.0	4.3	9.8	6.2	0.2	12.5
Idaho	8.6	4.9	2.2	3.3	8.4	3.4	3.1	5.2	—	5.0
New Mexico	3.4	6.4	12.6	2.5	5.2	7.8	11.2	1.7	0.5	8.5
Texas	3.3	1.4	12.2	0.2	2.2	18.2	1.8	2.9	—	—
Nevada	2.4	0.1	—	1.7	1.7	—	0.2	2.8	—	0.6
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

The Company has granted loans to officers and directors of the Company and related interests. These loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of these loans including undisbursed commitments was $55,965,000 and $60,278,000 at September 30, 2015 and 2014, respectively. During 2015, new loans on related party loans totaled $8,750,000 and repayments on related party loans totaled $13,063,000.

The following table provides additional information on impaired loans, loan commitments and loans serviced for others:

	September 30, 2015	September 30, 2014
	(In thousands)
Recorded investment in impaired loans	$341,579	$435,185
Troubled Debt Restructuring included in impaired loans	302,713	374,743
Impaired loans with allocated reserves	2,323	196
Reserves on impaired loans	275	60
Average balance of impaired loans	333,815	403,138
Interest income from impaired loans	14,855	21,674
Outstanding fixed-rate origination commitments	230,869	198,504
Loans serviced for others	72,083	86,745

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

The following table sets forth information regarding non-accrual loans held by the Company:

	September 30, 2015		September 30, 2014
	(In thousands)		(In thousands)
Non-accrual loans:
Single-family residential	$59,074	87.1%	$74,067	84.8%
Construction - speculative	754	1.1	1,477	1.7
Construction - custom	732	1.1	—	—
Land - acquisition & development	—	—	811	0.9
Land - consumer lot loans	1,273	1.9	2,637	3.0
Multi-family	2,558	3.8	1,742	2.0
Commercial real estate	2,176	3.2	5,106	5.8
Commercial & industrial		—	7	—
HELOC	563	0.8	795	0.9
Consumer	680	1.0	789	0.9
Total non-accrual loans	$67,810	100%	$87,431	100%
The following tables provide an analysis of the age of loans in past due status:

September 30, 2015	Amount of Loans	Days Delinquent Based on $ Amount of Loans					% based on $
Type of Loan	Net of LIP & Chg.-Offs	Current	30	60	90	Total
	(In thousands)
Non-acquired loans
Single-Family Residential	$5,655,928	$5,590,673	$17,305	$7,757	$40,193	$65,255	1.15%
Construction - Speculative	130,121	130,121	—	—	—	—	—
Construction - Custom	205,692	204,168	791	270	463	1,524	0.74
Land - Acquisition & Development	75,661	74,737	406	—	518	924	1.22
Land - Consumer Lot Loans	104,494	102,045	689	399	1,361	2,449	2.34
Multi-Family	1,068,038	1,065,667	259	454	1,658	2,371	0.22
Commercial Real Estate	893,072	892,180	131	—	761	892	0.10
Commercial & Industrial	617,545	616,602	93	27	823	943	0.15
HELOC	127,648	127,196	174	27	251	452	0.35
Consumer	194,977	194,259	493	170	55	718	0.37
	9,073,176	8,997,648	20,341	9,104	46,083	75,528	0.83
Acquired loans	57,682	56,559	356	—	767	1,123	1.95
Credit impaired acquired loans	139,726	138,940	243	4	539	786	0.56
Covered loans	75,890	70,729	272	90	4,799	5,161	6.80
Total Loans	$9,346,474	$9,263,876	$21,212	$9,198	$52,188	$82,598	0.88%
Delinquency %		99.12%	0.23%	0.10%	0.56%	0.88%
The percentage of total delinquent loans improved from 1.44% as of September 30, 2014 to 0.88% as of September 30, 2015.

Most loans restructured in troubled debt restructurings ("TDRs") are accruing and performing loans where the borrower has proactively approached the Bank about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period. Principal forgiveness is not an available option for restructured loans. As of September 30, 2015, the outstanding balance of TDR's was $302,713,000 as compared to $374,743,000 as of September 30, 2014. Single-family residential loans comprised 86% of restructured loans which is the same as at the prior

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

year end. The Bank reserves for restructured loans within its allowance for loan loss methodology by taking into account the following performance indicators: 1) time since modification, 2) current payment status and 3) geographic area.

The following tables provides information related troubled debt restructured:

	September 30, 2015			September 30, 2014
		Pre-Modification	Post-Modification		Pre-Modification	Post-Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
Troubled Debt Restructurings:	Contracts	Investment	Investment	Contracts	Investment	Investment
		(In thousands)			(In thousands)
Single-Family Residential	62	$13,378	$13,378	241	$52,900	$52,900
Construction - Speculative	2	701	701	—	—	—
Construction - Custom	—	—	—	—	—	—
Land - Acquisition & Development	—	—	—	3	631	631
Land - Consumer Lot Loans	9	1,546	1,546	13	2,315	2,315
Multi-Family	3	—	—	2	1,196	1,196
Commercial Real Estate	1	3,175	3,175	3	2,177	2,177
Commercial & Industrial	1	—	—	—	—	—
HELOC	—	50	50	2	549	549
Consumer	—	80	80	3	35	35
	78	$18,930	$18,930	267	$59,803	$59,803

	September 30, 2015		September 30, 2014
	Number of	Recorded	Number of	Recorded
Troubled Debt Restructurings That Subsequently Defaulted:	Contracts	Investment	Contracts	Investment
		(In thousands)		(In thousands)
Single-Family Residential	18	$2,917	38	$7,427
Construction - Speculative	—	—	—	—
Construction - Custom	—	—	—	—
Land - Acquisition & Development	—	—	—	—
Land - Consumer Lot Loans	2	301	8	969
Multi-Family	—	—	—	—
Commercial Real Estate	—	—	—	—
Commercial & Industrial	—	—	—	—
HELOC	—	—	—	—
Consumer	—	—	—	—
	20	$3,218	46	$8,396

The excess of cash flows expected to be collected over the initial fair value of acquired impaired loans is referred to as the accretable yield and this amount is accreted into interest income over the estimated life of the acquired loans using the effective yield method. Other adjustments to the accretable yield include changes in the estimated remaining life of the acquired loans, changes in expected cash flows and changes in the indices for acquired loans with variable interest rates.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

The following table shows the changes in accretable yield for acquired impaired loans and acquired non-impaired loans including covered loans for the years ended September 30, 2015 and 2014:

	September 30, 2015				September 30, 2014
	Acquired Impaired		Acquired Non-impaired		Acquired Impaired		Acquired Non-impaired
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
	(In thousands)				(In thousands)
Beginning balance	$97,125	$135,826	$14,513	$275,862	$115,513	$207,809	$22,240	$403,229
Additions	—	—	—	—	—	—	—	—
Net reclassification from nonaccretable	6,307	—	346	—	17,486	(2,069)	—	—
Accretion	(30,727)	30,727	(7,655)	7,655	(35,874)	35,874	(7,727)	7,727
Transfers to REO	—	(2,975)	—	(150)	—	(10,131)	—	(4,710)
Payments received, net	—	(52,278)	—	(96,287)	—	(95,657)	—	(130,384)
Ending Balance	$72,705	$111,300	$7,204	$187,080	$97,125	$135,826	$14,513	$275,862

Additionally, there were $9.9 million in fair value of loans acquired during fiscal 2013 as part of the South Valley Bank acquisition for which it was probable at acquisition that all contractually required payments would not be collected. The timing and amount of future cash flows cannot be reasonably estimated; therefore, these loan are accounted for on a cash basis.
At September 30, 2015 and September 30, 2014, none of the acquired impaired or non-impaired loans were classified as non-performing assets. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.
The FDIC loss share coverage for the acquired commercial loans from the former Horizon Bank expired after March 31, 2015. These loans were transferred to non-covered loans receivable. The FDIC loss share coverage for the acquired commercial loans from the former Home Valley Bank expired as of September 30, 2015 with final reporting as of October 31, 2015. Recoveries to the extent that claims were made will continue to be shared for three years. The FDIC loss share coverage for single family residential loans will continue to another five years.
The outstanding principal balance of covered loans was $75,909,000 and $213,203,000 as of September 30, 2015 and September 30, 2014, respectively. The discount balance related to the covered loans was $2,738,000 and $34,483,000 as of September 30, 2015 and September 30, 2014, respectively.

The following table shows the year to date activity for the FDIC indemnification asset:

	September 30, 2015	September 30, 2014
	(In thousands)
Balance at beginning of period	$36,860	$64,615
Additions	(1,795)	1,795
Payments received	(720)	(2,502)
Amortization	(18,588)	(27,850)
Accretion	518	802
Balance at end of period	$16,275	$36,860

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE D    Allowance for Losses on Loans

The following table summarizes the activity in the allowance for loan losses for the twelve months ended September 30, 2015 and 2014:

September 30, 2015	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$62,763	$(5,524)	$13,403	$(23,295)	$47,347
Construction - speculative	6,742	(388)	120	206	6,680
Construction - custom	1,695	—	—	(705)	990
Land - acquisition & development	5,592	(38)	207	20	5,781
Land - consumer lot loans	3,077	(459)	221	107	2,946
Multi-family	4,248	—	220	836	5,304
Commercial real estate	7,548	(1,711)	735	2,388	8,960
Commercial & industrial	16,527	(3,354)	1,374	10,433	24,980
HELOC	928	(66)	2	38	902
Consumer	3,227	(3,060)	3,688	(916)	2,939
Covered loans	2,244	—	—	(2,244)	—
	$114,591	$(14,600)	$19,970	$(13,132)	$106,829

September 30, 2014	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$64,184	$(8,529)	$17,684	$(10,576)	$62,763
Construction - speculative	8,407	(949)	97	(813)	6,742
Construction - custom	882	—	—	813	1,695
Land - acquisition & development	9,165	(541)	3,071	(6,103)	5,592
Land - consumer lot loans	3,552	(658)	22	161	3,077
Multi-family	3,816	—	—	432	4,248
Commercial real estate	5,595	(105)	33	2,025	7,548
Commercial & industrial	16,614	(826)	5,043	(4,304)	16,527
HELOC	1,002	(48)	—	(26)	928
Consumer	3,524	(3,443)	3,513	(367)	3,227
Covered loans	—	—	—	2,244	2,244
	$116,741	$(15,099)	$29,463	$(16,514)	$114,591

The Company recorded a reversal of $11,162,000 of provision for loan losses during the fiscal year ended September 30, 2015, while a $15,401,000 reversal of provision was recorded for the year ended September 30, 2014. The credit quality of the portfolio has been improving significantly and economic conditions are more stable.

Non-performing assets (“NPAs”) amounted to $128,577,000, or 0.88%, of total assets at September 30, 2015, compared to $147,311,000, or 1.00%, of total assets one year ago. Acquired loans, including covered loans are not classified as non-performing loans because, at acquisition, the carrying value of these loans was adjusted to reflect fair value. For the year ended September 30, 2015, $30,778,000 in acquired loans were subject to the general allowance as the discount related to these balances was not sufficient to absorb potential losses.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

There is no allowance for covered loans as of September 30, 2015 compared to an allowance of $2,244,000 as of September 30, 2014. The allowance for credit losses related to the covered loans as of September 30, 2014 resulted from decreased expectations of future cash flows due to increased credit losses for certain acquired loan pools. The allowance allocation was reversed during the current fiscal year due to improvements in the expected future cash flows of certain acquired loan pools.

Non-accrual loans decreased from $87,431,000 at September 30, 2014, to $67,810,000 at September 30, 2015.

The Company had net recoveries of $5,370,000 for the twelve months ended September 30, 2015, compared with $14,365,000 of net recoveries for the same period one year ago. A loan is charged-off when the loss is estimable and it is confirmed that the borrower is not expected to be able to meet its contractual obligations.

At September 30, 2015, $106,554,000 of the allowance was calculated under the formulas contained in our general allowance methodology and the remaining $275,000 was made up of specific reserves on loans that were deemed to be impaired. For the year ending September 30, 2014, $112,287,000 of the allowance was calculated under the formulas contained in our general allowance methodology, $60,000 was made up of specific reserves on loans that were deemed to be impaired and the remaining $2,244,000 was related to covered loans.
The following tables show a summary of loans collectively and individually evaluated for impairment and the related allocation of general and specific reserves as of September 30, 2015 and 2014:

September 30, 2015	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Gross Loans Subject to General Reserve (1)	Ratio	Specific Reserve Allocation	Gross Loans Subject to Specific Reserve (1)	Ratio
	(In thousands)			(In thousands)
Single-family residential	$47,073	$5,595,752	0.8%	$275	$51,718	0.5%
Construction - speculative	6,680	124,679	5.4	—	5,441	—
Construction - custom	990	205,692	0.5	—	—	—
Land - acquisition & development	5,781	72,602	8.0	—	2,198	—
Land - consumer lot loans	2,946	93,103	3.2	—	10,824	—
Multi-family	5,304	1,062,194	0.5	—	5,348	—
Commercial real estate	8,960	844,691	1.1	—	8,826	—
Commercial & industrial	24,980	643,577	3.9	—	—	—
HELOC	902	126,594	0.7	—	1,072	—
Consumer	2,938	194,569	1.5	—	86	—
	$106,554	$8,963,453	1.2%	$275	$85,513	0.3%
 ___________________

(1)	Excludes acquired loans with discounts sufficient to absorb potential losses and covered loans

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

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
 ___________________

(1)	Excludes acquired loans with discounts sufficient to absorb potential losses and covered loans

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

The Company has an asset quality review function that analyzes the loan portfolio and reports the results of the review to the Board of Directors on a quarterly basis. The single-family residential, HELOC and consumer portfolios are evaluated based on their performance as a pool of loans, since no single loan is individually significant or judged by its risk rating, size or potential risk of loss. The construction, land, multi-family, commercial real estate and commercial and industrial loans are risk rated on a loan by loan basis to determine the relative risk inherent in specific borrowers or loans. Based on that risk rating, the loans are assigned a grade and classified as follows:

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

The following tables provide information on loans based on credit quality indicators (defined above) as of September 30, 2015 and 2014:

September 30, 2015	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Non-acquired loans
Single-family residential	$5,558,700	$—	$93,145	$—	$—	$5,651,845
Construction - speculative	197,935	—	2,574	—	—	200,509
Construction - custom	396,307	—	—	—	—	396,307
Land - acquisition & development	89,656	—	4,552	—	—	94,208
Land - consumer lot loans	103,569	—	420	—	—	103,989
Multi-family	1,118,673	865	6,184	—	—	1,125,722
Commercial real estate	971,510	4,360	10,400	—	—	986,270
Commercial & industrial	575,034	1,496	36,306	—	—	612,836
HELOC	127,398	—	248	—	—	127,646
Consumer	194,451	—	204	—	—	194,655
Total Non-acquired loans	9,333,233	6,721	154,033	—	—	9,493,987
Acquired loans	$149,891	—	16,402	—	—	166,293
Credit impaired acquired loans	61,019	—	26,062	—	—	87,081
Covered loans	$61,776	$—	$14,133	$—	$—	75,909
Total gross loans	$9,605,919	$6,721	$210,630	$—	$—	$9,823,270

Total grade as a % of total gross loans	97.8%	0.1%	2.1%	—%	—%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

September 30, 2014	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Non-acquired loans
Single-family residential	$5,426,895	$2,793	$130,515	$—	$—	$5,560,203
Construction - speculative	134,950	—	5,110	—	—	140,060
Construction - custom	385,824	—	—	—	—	385,824
Land - acquisition & development	71,692	—	6,140	—	—	77,832
Land - consumer lot loans	108,013	—	610	—	—	108,623
Multi-family	912,728	—	4,558	—	—	917,286
Commercial real estate	557,914	1,971	31,451	—	—	591,336
Commercial & industrial	359,221	14,740	5,265	—	—	379,226
HELOC	115,794	—	248	—	—	116,042
Consumer	132,349	—	241	—	—	132,590
Total Non-acquired loans	8,205,380	19,504	184,138	—	—	8,409,022
Acquired loans	156,954	16,213	10,963	58	—	184,188
Credit impaired acquired loans	61,332	2,143	13,032	—	—	76,507
Covered loans	$135,134	$815	$76,729	$525	—	213,203
Total gross loans	$8,558,800	$38,675	$284,862	$583	$—	$8,882,920

Total grade as a % of total gross loans	96.4%	0.4%	3.2%	—%	—%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

The following tables provide information on non-acquired loans based on payment activity as of September 30, 2015 and 2014:

September 30, 2015	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,592,771	99.0%	$59,074	1.0%
Construction - speculative	199,755	99.6	754	0.4
Construction - custom	395,575	99.8	732	0.2
Land - acquisition & development	94,208	100.0	—	—
Land - consumer lot loans	102,716	98.8	1,273	1.2
Multi-family	1,123,165	99.8	2,558	0.2
Commercial real estate	984,093	99.8	2,176	0.2
Commercial & industrial	612,836	100.0	—	—
HELOC	127,083	99.6	563	0.4
Consumer	193,975	99.7	680	0.3
	$9,426,177	99.3%	$67,810	0.7%

September 30, 2014	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,486,136	98.7%	$74,067	1.3%
Construction - speculative	138,583	98.9	1,477	1.1
Construction - custom	385,824	100.0	—	—
Land - acquisition & development	77,021	99.0	811	1.0
Land - consumer lot loans	105,986	97.6	2,637	2.4
Multi-family	915,544	99.8	1,742	0.2
Commercial real estate	586,230	99.1	5,106	0.9
Commercial & industrial	379,219	100.0	7	—
HELOC	115,247	99.3	795	0.7
Consumer	131,801	99.4	789	0.6
	$8,321,591	99.0%	$87,431	1.0%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

The following tables provide information on impaired loans based on loan types as of September 30, 2015 and 2014:

September 30, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
With no related allowance recorded:
Single-family residential	$17,250	$19,644	$—		$14,069
Construction - speculative	453	2,151	—		471
Construction - custom	554	554	—		182
Land - acquisition & development	2,570	9,426	—		926
Land - consumer lot loans	727	814	—		544
Multi-family	3,770	7,054	—		1,545
Commercial real estate	9,427	15,620	—		8,130
Commercial & industrial	2,955	13,066	—		2,681
HELOC	683	1,532	—		536
Consumer	477	703	—		390
	38,866	70,564	—		29,474
With an allowance recorded:
Single-family residential	259,461	263,268	6,678		260,028
Construction - speculative	4,988	5,778	—		5,432
Construction - custom	—	—	—		—
Land - acquisition & development	2,486	3,426	—		3,478
Land - consumer lot loans	11,289	11,554	—		11,324
Multi-family	3,823	3,823	—		3,732
Commercial real estate	19,124	21,078	—		18,886
Commercial & industrial	—	—	—		—
HELOC	1,443	1,443	—		1,359
Consumer	99	289	—		102
	302,713	310,659	6,678	(1)	304,341
Total:
Single-family residential	276,711	282,912	6,678		274,097
Construction - speculative	5,441	7,929	—		5,903
Construction - custom	554	554	—		182
Land - acquisition & development	5,056	12,852	—		4,404
Land - consumer lot loans	12,016	12,368	—		11,868
Multi-family	7,593	10,877	—		5,277
Commercial real estate	28,551	36,698	—		27,016
Commercial & industrial	2,955	13,066	—		2,681
HELOC	2,126	2,975	—		1,895
Consumer	576	992	—		492
	$341,579	$381,223	$6,678	(1)	$333,815
____________________

(1)	Includes $275,000 of specific reserves and $6,403,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

September 30, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
With no related allowance recorded:
Single-family residential	$24,044	$26,628	$—		$16,843
Construction - speculative	1,603	2,173	—		1,804
Construction - custom	—	—	—		—
Land - acquisition & development	837	2,325	—		1,038
Land - consumer lot loans	974	1,072	—		713
Multi-family	1,111	1,111	—		327
Commercial real estate	13,234	20,085	—		11,720
Commercial & industrial	3,195	17,166	—		3,900
HELOC	1,019	1,730	—		612
Consumer	663	833	—		517
	46,680	73,123	—		37,474
With an allowance recorded:
Single-family residential	322,320	327,869	10,527		316,348
Construction - speculative	7,556	7,986	60		7,532
Construction - custom	—	—	—		—
Land - acquisition & development	4,696	5,636	—		4,114
Land - consumer lot loans	13,002	13,385	—		12,858
Multi-family	5,243	5,463	—		4,957
Commercial real estate	34,159	35,028	—		18,572
Commercial & industrial	—	—	—		—
HELOC	1,486	1,486	—		1,204
Consumer	43	214	—		79
	388,505	397,067	10,587	(1)	365,664
Total:
Single-family residential	346,364	354,497	10,527		333,191
Construction - speculative	9,159	10,159	60		9,336
Construction - custom	—	—	—		—
Land - acquisition & development	5,533	7,961	—		5,152
Land - consumer lot loans	13,976	14,457	—		13,571
Multi-family	6,354	6,574	—		5,284
Commercial real estate	47,393	55,113	—		30,292
Commercial & industrial	3,195	17,166	—		3,900
HELOC	2,505	3,216	—		1,816
Consumer	706	1,047	—		596
	$435,185	$470,190	$10,587	(1)	$403,138

____________________

(1)	Includes $60,000 of specific reserves and $10,527,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE E    INTEREST RECEIVABLE

September 30,	2015	2014
	(In thousands)
Loans receivable	$30,930	$40,986
Mortgage-backed securities	6,695	7,427
Investment securities	2,804	3,624
	$40,429	$52,037

Interest receivable decreased by $11,608,000 at September 30, 2015 as compared to September 30, 2014 largely as a result of the over-accrual of interest income of $8,872,000 that was corrected in the current year. Management believes this error and its correction had no material impact to any prior reporting period. The remaining difference is primarily due to lower yields on earning assets.

NOTE F    PREMISES AND EQUIPMENT

September 30,		2015	2014
	Estimated Useful Life	(In thousands)
Land	—	$113,347	$113,353
Buildings	25 - 40	147,757	143,627
Leasehold improvements	7 - 15	10,193	8,547
Furniture, software and equipment	2 - 10	89,919	65,154
		361,216	330,681
Less accumulated depreciation and amortization		(84,969)	(73,138)
		$276,247	$257,543

The Bank has non-cancelable operating leases for branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, were as follows: $5,272,281,000 for 2016, $3,992,307,000 for 2017, $3,279,576,000 for 2018, $2,608,795,000 for 2019, $2,245,791,000 for 2020 and $8,941,391,000 thereafter.

Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $6,600,000, $6,600,000 and $4,680,000 in 2015, 2014 and 2013, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE G    CUSTOMER ACCOUNTS

September 30,	2015	2014
	(In thousands)
Checking accounts, .15% and under	$2,555,766	$2,331,170
Passbook and statement accounts, .10% and under	700,794	622,546
Insured money market accounts, .01% to .15%	2,564,318	2,536,971
Certificate accounts
Less than 2.00%	4,303,475	4,524,158
2.00% to 2.99%	501,409	602,683
3.00% to 3.99%	5,156	98,610
4.00% to 4.99%	150	146
5.00% to 5.99%	635	644
Total certificates	4,810,825	5,226,241
	$10,631,703	$10,716,928
Certificate maturities are as follows:
September 30,	2015	2014
	(In thousands)
Within 1 year	$2,862,313	$3,147,172
1 to 2 years	1,068,792	999,090
2 to 3 years	321,118	659,867
Over 3 years	558,602	420,112
	$4,810,825	$5,226,241

Customer accounts over $250,000 totaled $2,096,690,000 as of September 30, 2015 and $1,887,216,000 as of September 30, 2014.

Interest expense on customer accounts consisted of the following:

Year ended September 30,	2015	2014	2013
	(In thousands)
Checking accounts	$1,036	$1,259	$936
Passbook and statement accounts	660	607	566
Insured money market accounts	3,631	4,574	4,280
Certificate accounts	46,273	52,636	62,669
	51,600	59,076	68,451
Less early withdrawal penalties	(546)	(552)	(548)
	$51,054	$58,524	$67,903

Weighted average interest rate at end of year	0.48%	0.51%	0.69%
Weighted daily average interest rate during the year	0.48%	0.57%	0.75%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE H    FHLB ADVANCES AND OTHER BORROWINGS

Maturity dates of FHLB advances were as follows:

September 30,	2015	2014
	(In thousands)
FHLB advances
Within 1 year	$250,000	$100,000
1 to 3 years	750,000	700,000
4 to 5 years	430,000	730,000
More than 5 years	400,000	400,000
	$1,830,000	$1,930,000

There were no advances included in the above table which are callable by the FHLB.

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows:

September 30,	2015	2014	2013
	(In thousands)
Weighted average interest rate at end of year	3.35%	3.52%	3.52%
Weighted daily average interest rate during the year	3.57%	3.56%	3.57%
Daily average of FHLB advances	$1,848,904	$1,955,205	$1,905,479
Maximum amount of FHLB advances at any month end	$1,930,000	$2,205,000	$1,930,000
Interest expense during the year (excludes interest rate swap expense)	$64,331	$68,307	$68,075

On June 1, 2015, the FHLB of Seattle merged into the FHLB of Des Moines to create a larger, financially stronger, member-owned cooperative. The Bank has a credit line with the Federal Home Loan Bank of Des Moines ("FHLB") equal to 49.0% of total assets. The FHLB of Des Moines has assumed the Bank's advances with the FHLB of Seattle as of the merger date.

The Bank has entered into borrowing agreements with the FHLB to borrow funds under a short-term floating rate cash management advance program and a fixed-rate term loan agreements. All borrowings are secured by stock of the FHLB, deposits with the FHLB, and a blanket pledge of qualifying loans receivable as provided in the agreements with the FHLB.

As of September 30, 2015, 2014 and 2013, respectively, there were no reverse repurchase agreements or other borrowings. The Bank has historically entered into sales of reverse repurchase agreements which are an additional source of liquidity. Fixed-coupon reverse repurchase agreements have been treated as financings, and the obligations to repurchase securities sold have been reflected as a liability in the consolidated statements of financial condition in prior years.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

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
The Bank has also entered into forward-starting interest rate swaps to convert future short-term borrowings to fixed rate payments. The primary purpose of this hedge is to mitigate interest rate risk. More specifically, to mitigate the interest rate risk of rising LIBOR rates which are a benchmark for the short term borrowings. These interest rate swaps qualify as cash flow hedging instruments under FASB ASC 815 which provides for matching of the recognition of gains and losses of the interest rate swaps and the hedged items. The hedged item is the LIBOR portion of the series of future short-term fixed rate borrowings over the term of the interest rate swap. Prior to the starting date, the change in the fair value of the interest rate swap will be recorded in Other Comprehensive Income. The Bank has also entered into an interest rate swap to hedge a commercial loan. This interest rate swap qualifies as a fair value hedging instrument under FASB ASC 815 which provides for matching of the recognition of gains and losses of the interest rate swap and the hedged item. The hedged item is the commercial loan.
The notional amount of open interest rate swap agreements at September 30, 2015 was $894,231,000. This included $439,416,000 in interest rate swaps in the customer derivatives program. There was no net impact on income due to changes in fair value for the 12 months ended September 30, 2015 for these interest rate swaps as the changes in value for the asset swap and the liability swap offset each other. The fee income related to these swaps was $1,939,598 for 2015 and $920,705 for 2014. This amount is included in miscellaneous loan fees. Additionally, the Bank had $400,000,000 in forward starting interest rate swaps to hedge future borrowing rates. Their impact on other comprehensive income as of September 30, 2015 was a loss of $9,205,790. The Bank also had $54,815,000 in an interest rate swap related to a commercial loan hedge. The bank has pledged a security with $59,000,000 in par value as collateral with its counterparty to these derivative transactions.
The following table presents the fair value and balance sheet classification of derivatives at September 30, 2015 and September 30, 2014:

	Asset Derivatives				Liability Derivatives
	September 30, 2015		September 30, 2014		September 30, 2015		September 30, 2014
(In thousands)	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value
Client derivatives	Other assets	$11,879	Other assets	$2,611	Other liabilities	$11,879	Other liabilities	$2,611
Commercial loan hedge	Other assets	—	Other assets	—	Other liabilities	966	Other liabilities	—
Long term borrowing hedge	Other assets	—	Other assets	—	Other liabilities	14,555	Other liabilities	268
		$11,879		$2,611		$27,400		$2,879

Derivatives at fair value are priced using model pricing based on their relationship to other benchmark quoted prices as provided by an independent third party and under the provisions of FASB ASC 820, Fair Value Measurement, are considered a Level 2 input method.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE J INCOME TAXES
The Consolidated Statements of Financial Condition at September 30, 2015 and 2014 includes net deferred tax assets (liabilities) of $11,549,000 and $2,448,000, respectively, that have been provided for the temporary differences between the tax basis and the financial statement carrying amounts of liabilities and assets. The major sources of these temporary differences and their deferred tax effects were as follows:

September 30,	2015	2014
	(In thousands)
Deferred tax assets
Loan loss reserves	$43,749	$48,505
REO reserves	11,213	13,680
Asset purchase tax basis difference (net)	5,973	8,812
Delinquent accrued interest	3,069	4,767
FDIC loss share guarantee receivable	7,803	1,800
Other, net	3,891	4,749
Total deferred tax assets	75,698	82,313
Deferred tax liabilities
Federal Home Loan Bank stock dividends	24,135	32,810
Valuation adjustment on available-for-sale securities	205	12,032
Loan origination costs	13,875	13,002
Depreciation	25,934	22,021
Total deferred tax liabilities	64,149	79,865
Net deferred tax asset	11,549	2,448
Current tax asset	2,964	14,067
Net tax asset	$14,513	$16,515
A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

Year ended September 30,	2015	2014	2013
Statutory income tax rate	35%	35%	35%
State income tax	2	2	2
Other differences	(1)	(1)	(2)
Effective income tax rate	36%	36%	35%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

Income taxes (benefit) are summarized as follows:

	2015	2014	2013
	(In thousands)
Federal:
Current	$79,841	$70,797	$66,756
Deferred	3,244	10,591	10,355
	83,085	81,388	77,111
State:
Current	$6,636	$4,987	$5,213
Deferred	(518)	1,189	787
	6,118	6,176	6,000
Total
Current	86,477	75,784	71,969
Deferred	2,726	11,780	11,142
	$89,203	$87,564	$83,111

Based on current information the Company does not expect that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on the results of operations or the financial position of the Company. As of 2015 and 2014, the Company's liability for uncertain tax positions was $100,000 and $100,000, respectively. Included in the balance of unrecognized tax benefits at 2015, are $100,000 of tax benefits that, if recognized, would affect the effective tax rate. The Company records interest and penalties related to uncertain tax positions in income tax expense. As of 2015 and 2014, there were approximately $10,000 and $12,000, respectively, of accrued interest and no accrued penalties.
The Company's federal income tax returns are open for the tax years 2013 through 2015. The Company has been examined by the Internal Revenue Service through the year ended September 30, 2012.
State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to two years after formal notification to the states. The Company's unrecognized tax benefits are related to state tax returns open from 2012 through 2015.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE K    401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains a 401(k) and Employee Stock Ownership Plan (the "Plan") for the benefit of its employees. Company contributions are made semi-annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act of 1974.

Plan participants may make voluntary after-tax contributions of their considered earnings as defined by the Plan. In addition, participants may make pre-tax contributions up to the statutory limits through the 401(k) provisions of the Plan. The annual addition from contributions to an individual participant's account in this Plan cannot exceed the lesser of 100% of base salary or $53,000. Under provisions of the Plan, employees are eligible to participate on the date of hire and become fully vested in the Company's contributions following six years of service.

Effective January 1, 2014, the Company added a guaranteed safe harbor matching contribution component to the plan equal to 100% of the first 4% of compensation that employee's contribute to their account. In addition to the new match being guaranteed, all safe harbor matching contributions are immediately vested. The new match is not subject to the 6 year vesting schedule of the current profit sharing contribution. This provides plan participants more investment flexibility. The Company anticipates that all eligible employees, regardless of personal plan participation, will continue to receive an annual discretionary profit sharing contribution from the Company, now capped at 7% of eligible compensation with this change.

Company contributions to the Plan amounted to $8,700,000, $7,314,000 and $5,870,000 for the years ended 2015, 2014, and 2013, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE L    STOCK AWARD PLANS

The Company has one equity-based compensation plan which was approved by stockholders and provides for a combination of stock options and stock grants. Stockholders authorized 5,000,000 shares of common stock to be reserved pursuant to the 2011 Incentive Plan. Under the Plan, 4,201,230 shares remain available for issuance.

During 2015, 2014 and 2013, there were no stock options granted; however, stock grants were issued in each of those years. When applicable, stock options are granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms. The Company's policy is to issue new shares upon option exercises. The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model. This model requires input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors that would otherwise have a significant effect on the value of employee stock options granted but are not considered by the model. Expected volatility is based on the historical volatility of the Company's stock. The risk-free interest rate is based on the U.S. Treasury yield curve that is in effect at the time of grant with a remaining term equal to the options' expected life. The expected term represents the period of time that options granted are expected to be outstanding.

Stock Option Awards:

There were no stock options granted during 2015, 2014, and 2013.

A summary of stock option activity under the Plan as of 2015 and changes during the year are as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2014	1,249,009	$21.11	4	$1,859
Granted	—	—
Exercised	(128,394)	16.12
Forfeited	(93,241)	22.18
Outstanding at September 30, 2015	1,027,374	$21.64	3	$1,867
Exercisable at September 30, 2015	958,087	$21.99	2	$1,459

Miscellaneous information related to stock options is presented below:

	2015	2014	2013
	(In thousands, except fair value of options granted)
Compensation cost for stock options	$232	$324	$473
Weighted avg. grant date FV	2.96	2.95	3.24
Total intrinsic value of options exercised	831	1,136	781
Grant date FV of options exercised	368	1,962	791
Cash received from option exercises	2,069	10,142	4,261
Tax benefit realized for option exercises	—	159	53

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

A summary of the Company's non-vested stock options is as follows:

	2015		2014		2013
Non-vested Stock Options	Options Outstanding	Weighted Average Grant Date Fair Value	Options Outstanding	Weighted Average Grant Date Fair Value	Options Outstanding	Weighted Average Grant Date Fair Value
Outstanding at beginning of period	145,795	$3.87	287,750	$3.44	614,272	$3.20
Granted	—	—	—	—	—	—
Vested	(61,018)	3.88	(119,520)	2.88	(283,407)	2.95
Forfeited	(15,490)	3.90	(22,435)	3.63	(43,115)	3.25
Outstanding at end of period	69,287	$3.85	145,795	$3.87	287,750	$3.44

As of September 30, 2015, unrecognized compensation cost for stock options net of forfeitures totaled $95,182, which is expected to be recognized over a weighted average remaining period of 0.5 years.

Restricted Stock Grant Awards:
The Company also grants shares of restricted stock pursuant to its 2011 Incentive Plan. These shares of restricted stock vest over a period of one to seven years. The Company had a total of 521,302 shares of restricted stock outstanding as of September 30, 2015, with a fair market value at the date of grant of $7.8 million. At the prior year end, the Company had a total of 515,845 restricted shares issued with a fair market value at the date of grant of $7.3 million.

The following table summarizes information about nonvested restricted share activity for the years ended September 30:

	2015		2014		2013
Non-vested Restricted Stock	Outstanding	Weighted Average Fair Value	Outstanding	Weighted Average Fair Value	Outstanding	Weighted Average Fair Value
Outstanding at beginning of period	515,845	$14.10	480,904	$11.52	371,096	$11.88
Granted	301,750	14.26	300,500	$15.43	270,750	11.67
Vested	(223,043)	13.24	(202,014)	11.68	(134,792)	11.87
Forfeited	(73,250)	10.72	(63,545)	8.50	(26,150)	16.45
Outstanding at end of period	521,302	$15.03	515,845	$14.10	480,904	$11.52

Compensation expense related to restricted stock was $3,271,564, $3,085,081 and $2,815,049 for the years ended 2015, 2014 and 2013, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE M    STOCKHOLDERS' EQUITY

The Company and the Bank are subject to various regulatory capital requirements. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Common Equity Tier 1, Tier 1 and Total capital to risk weighted assets (as defined in the regulations) and Tier 1 capital to average assets (as defined in the regulations). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Company and the Bank are also subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.

As of September 30, 2015 and 2014, the Company and the Bank met all capital adequacy requirements to which they are subject, and the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Common Equity Tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios as set forth in the following table. The Bank's actual capital amounts and ratios as of these dates are also presented. There are no conditions or events since that management believes have changed the Bank's categorization.

	Actual		Capital Adequacy Guidelines		Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Capital	Ratio	Capital	Ratio
As of September 30, 2015	(In thousands)
Common Equity Tier 1 risk-based capital ratio:
The Company	$1,658,985	18.81%	$637,788	4.50%	NA	NA
The Bank	1,652,569	18.73	637,810	4.50	$921,281	6.50%
Tier 1 risk-based capital ratio:
The Company	1,658,985	18.81	529,051	6.00	NA	NA
The Bank	1,652,569	18.73	529,360	6.00	705,814	8.00
Total risk-based capital ratio:
The Company	1,769,587	20.07	705,402	8.00	NA	NA
The Bank	1,763,171	19.98	705,814	8.00	882,267	10.00
Tier 1 leverage ratio:
The Company	1,658,985	11.71	566,923	4.00	NA	NA
The Bank	1,652,569	11.66	566,942	4.00	708,678	5.00

As of September 30, 2014
Tier 1 risk-based capital ratio:
The Company	$1,648,199	22.71%	$290,335	4.00%	NA	NA
The Bank	1,658,704	22.85	290,386	4.00	$435,579	6.00%
Total risk-based capital ratio:
The Company	1,739,658	23.97	580,671	8.00	NA	NA
The Bank	1,750,179	24.11	580,772	8.00	725,965	10.00
Tier 1 leverage ratio:
The Company	1,648,199	11.39	578,804	4.00	NA	NA
The Bank	1,658,704	11.46	578,816	4.00	723,520	5.00

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

At periodic intervals, the Federal Reserve, the OCC and the FDIC routinely examine the Company's and the Bank's financial statements as part of their oversight. Based on their examinations, these regulators can direct that the Company's or Bank's financial statements be adjusted in accordance with their findings. The extent to which forthcoming regulatory examinations may result in adjustments to the financial statements cannot be determined; however, no adjustments were proposed as a result of the most recent examination which concluded in July, 2015.

The federal banking agencies released new regulatory capital rules which became effective on January 1, 2015. These new rules raised the minimum capital ratios and established new criteria for regulatory capital. Minimum capital ratios for four measures are now established for capital adequacy purposes as indicated in the table above. The Common Equity Tier 1 capital ratio is new; it recognizes common equity as the highest form of capital. The denominator for all except the leverage ratio is risk weighted assets. The new rules also set forth a "capital conversation buffer" of up to 2.5%. In the event that a bank's capital levels fall below the minimum ratios plus these buffers, restrictions can be placed on the bank by its regulators. These restrictions include reducing dividend payments, share-backs and staff bonus payments. The purpose of these buffers is to require banks to build up capital outside of periods of stress that can be drawn down during periods of stress. As a result, even during periods where losses are incurred, the minimum capital ratios can still be met. The new capital rules detail a phase-in period for the new minimum ratios and the capital buffers before the full minimum ratios take effect in 2019. The Company has calculated its capital ratios using the new rules since March 31, 2015. This did not have a material impact on its consolidated financial statements. There are also new standards for Adequate and Well Capitalized criteria that are used for "Prompt Corrective Action" purposes. To remain categorized as well capitalized, the Bank must maintain minimum Common Equity Tier 1 risk-based, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios as set forth in the above table. These rules are further described in the 10-K report under "Washington Federal, National Association (Bank) - Regulatory Capital Requirements". Both the Company and the Bank have more than enough capital to readily meet these new guidelines.

The Company paid its 131st consecutive quarterly cash dividend on November 20, 2015 to common stockholders of record on November 6, 2015. The Company and the Bank are subject to restrictions on paying dividends that are further described in the 10-K report under "The Company - Restrictions on Company Dividends" and "Washington Federal, National Association (Bank) - Restrictions on Dividends".

The Company has an ongoing stock repurchase program. 5,841,204 shares were repurchased during 2015 at a weighted average price of $21.70. In 2014, 4,830,400 shares were repurchased during the year at a weighted average price of $21.59. As of September 30, 2015, Management had authorization from the Board of Directors to repurchase up to 4,201,230 additional shares.

In connection with the 2008 Troubled Asset Relief Program ("TARP") the Company issued 1,707,456 warrants to purchase common stock at an exercise price of $17.57. As of September 30, 2015, 1,700,856 warrants remained outstanding with an expiration date of November 14, 2018. The warrants have been included in the calculation of diluted shares outstanding using the treasury stock method.
The following table sets forth information regarding earnings per share calculations:

Year ended September 30,	2015	2014	2013
Weighted average shares outstanding	95,644,639	101,154,030	104,684,812
Weighted average dilutive warrants	340,016	352,171	100,211
Weighted average dilutive options	69,304	84,150	52,447
Weighted average diluted shares	96,053,959	101,590,351	104,837,470

Net income (In thousands)	$160,316	$157,364	$151,505
Basic EPS	$1.68	$1.56	$1.45
Diluted EPS	1.67	1.55	1.45

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

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

		2015		2014
	Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(In thousands)
Financial assets
Cash and cash equivalents	1	$284,049	$284,049	$781,843	$781,843
Available-for-sale securities:
Equity securities	1	101,952	101,952	101,387	101,387
Obligations of U.S. government	2	482,464	482,464	731,943	731,943
Obligations of states and political subdivisions	2	27,123	27,123	23,681	23,681
Corporate debt securities	2	505,800	505,800	509,007	509,007
Mortgage-backed securities
Agency pass-through certificates	2	1,160,518	1,160,518	1,584,508	1,584,508
Other commercial MBS	2	102,706	102,706	98,916	98,916
Total available-for-sale securities		2,380,563	2,380,563	3,049,442	3,049,442
Held-to-maturity securities:
Mortgage-backed securities
Agency pass-through certificates	2	1,643,216	1,637,420	1,548,265	1,499,218
Total held-to-maturity securities		1,643,216	1,637,420	1,548,265	1,499,218

Loans receivable	3	9,170,634	9,667,750	8,324,798	8,844,532
FDIC indemnification asset	3	16,275	15,522	36,860	35,976
FHLB and FRB stock	2	107,198	107,198	158,839	158,839
Other assets - interest rate contracts	2	11,879	11,879	2,611	2,611

Financial liabilities
Customer accounts	2	10,631,703	10,004,290	10,716,928	9,946,586
FHLB advances and other borrowings	2	1,830,000	1,938,384	1,930,000	2,054,437
Other liabilities - interest rate contracts	2	11,879	11,879	2,611	2,611
Other liabilities - commercial loan hedge	2	966	966	—	—
Other liabilities - long term borrowing hedge	2	14,555	14,555	268	268

For a description of the level in fair value hierarchy under the provisions of the Fair Value Measurements and Disclosures topic of the FASB Accounting Standards Codification please see note Q.

The following methods and assumptions were used to estimate the fair value of financial instruments:

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

Cash and cash equivalents – The carrying amount of these items is a reasonable estimate of their fair value.

Available-for-sale securities and held-to-maturity securities – Securities at fair value are priced using model pricing based on the securities' relationship to other benchmark quoted prices as provided by an independent third party and under the provisions of the Fair Value Measurements and Disclosures topic of the FASB Accounting Standards Codification are considered a Level 2 input method except for equity securities where the quoted price for an identical instrument is used which are considered a Level 1 input method.

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

FHLB and FRB stock – The fair value is based upon the redemption value of the stock which equates to its carrying value.

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

Interest Rate Contracts – The bank offers interest rate swaps to its variable rate borrowers who want to manage their interest rate risk. At the same time, the bank enters into the opposite trade with a counterparty to offset its interest rate risk. The fair value of these interest rate swaps are estimated by a third party pricing service using a discounted cash flow technique.

Long Term Borrowing Hedges – The fair value of the forward starting interest rate swaps are estimated by a third party pricing service using a discounted cash flow technique.

Commercial Loan Hedges – The fair value of the interest rate swaps are estimated by a third party pricing service using a discounted cash flow technique.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE O    FINANCIAL INFORMATION – WASHINGTON FEDERAL, INC.

The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

Condensed Statements of Financial Condition
September 30,	2015	2014
	(In thousands)
Assets
Cash	$7,628	$3,895
Investment in subsidiary	1,949,262	1,983,788
Total assets	$1,956,890	$1,987,683

Liabilities
Dividend payable and other liabilities	$1,211	$14,400
Total liabilities	1,211	14,400

Stockholders’ equity
Total stockholders’ equity	1,955,679	1,973,283
Total liabilities and stockholders’ equity	$1,956,890	$1,987,683

Condensed Statements of Operations
Year ended September 30,	2015	2014	2013
	(In thousands)
Income
Dividends from subsidiary	$175,000	$70,000	$143,799
Total Income	175,000	70,000	143,799
Expense
Miscellaneous	439	485	530
Total expense	439	485	530

Net income before equity in undistributed net income of subsidiary	174,561	69,515	143,269
Equity in undistributed net income of subsidiary	(14,402)	87,675	8,045
Income before income taxes	160,159	157,190	151,314
Income tax benefit	157	174	191
Net income	$160,316	$157,364	$151,505

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

Condensed Statements of Cash Flows
Year ended September 30,	2015	2014	2013
	(In thousands)
Cash Flows From Operating Activities
Net income	$160,316	$157,364	$151,505
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	32,375	(87,943)	(4,893)
Decrease (increase) in other assets	—	1	1
Increase in other liabilities	(13,189)	4,152	1,698
Net cash provided by operating activities	179,502	73,574	148,311

Cash Flows From Financing Activities
Proceeds from exercise of common stock options and related tax benefit	2,070	10,252	4,261
Treasury stock purchased	(126,728)	(104,291)	(110,238)
Dividends paid on common stock	(51,111)	(42,065)	(37,835)
Net cash used in financing activities	(175,769)	(136,104)	(143,812)

Increase (decrease) in cash	3,733	(62,530)	4,499
Cash at beginning of year	3,895	66,425	61,926
Cash at end of year	$7,628	$3,895	$66,425

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

NOTE P    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter for the years ended September 30, 2015 and 2014:

Year Ended September 30, 2015	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$133,284	$132,630	$129,300	$135,339
Interest expense	31,101	28,750	28,735	28,486
Net interest income	102,183	103,880	100,565	106,853
Provision (reversal) for loan losses	(5,500)	(3,949)	(1,932)	219
Other operating income (REO expense)	5,695	12,314	14,999	16,719
Other operating expense	53,600	57,324	56,719	57,208
Income before income taxes	59,778	62,819	60,777	66,145
Income taxes	21,371	22,458	21,727	23,647
Net income	$38,407	$40,361	$39,050	$42,498

Basic earnings per share	$0.39	$0.42	$0.41	$0.46
Diluted earnings per share	0.39	0.42	0.41	0.45
Cash dividends paid per share	0.15	0.13	0.13	0.13
Return of average assets	1.05%	1.11%	1.08%	1.17%

Year Ended September 30, 2014	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$131,258	$132,351	$135,011	$135,077
Interest expense	32,946	31,715	31,732	31,684
Net interest income	98,312	100,636	103,279	103,393
Provision (reversal) for loan losses	(4,600)	(4,336)	(3,000)	(3,465)
Other operating income (REO expense)	3,837	7,255	6,016	10,808
Other operating expense	44,120	52,059	53,293	54,537
Income before income taxes	62,629	60,168	59,002	63,129
Income taxes	22,393	21,511	21,092	22,568
Net income	$40,236	$38,657	$37,910	$40,561

Basic earnings per share	$0.39	$0.38	$0.38	$0.41
Diluted earnings per share	0.39	0.38	0.37	0.41
Cash dividends paid per share	0.10	0.10	0.10	0.11
Return of average assets	1.19%	1.07%	1.04%	1.10%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

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
Measured on a Recurring Basis
Securities available for sale and interest rate contracts
Securities at fair value are priced using model pricing based on the securities' relationship to other benchmark quoted prices as provided by an independent third party, and under the provisions of FASB ASC 820, Fair Value Measurement, are considered a Level 2 input method.
The bank offers interest rate swaps to its variable rate borrowers who want to manage their interest rate risk. At the same time, the bank enters into the opposite trade with a counter party to offset its interest rate risk. The bank has also entered into long term borrowing hedges through forward starting interest rate swaps. The fair value of these interest rate swaps are estimated by a third party pricing service using a discounted cash flow technique. These are considered a Level 2 input method.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

The following table presents the balance of assets measured at fair value on a recurring basis at September 30, 2015 and September 30, 2014:

	Fair Value at September 30, 2015
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	$101,952	$—	$—	$101,952
Obligations of U.S. government	—	482,464	—	482,464
Obligations of states and political subdivisions	—	27,123	—	27,123
Obligations of foreign governments	—	—	—	—
Corporate debt securities	—	505,800	—	505,800
Agency pass through mortgage-backed securities	—	1,160,518	—	1,160,518
Other commercial MBS	—	102,706	—	102,706
Other debt securities	—	—	—	—
Total Available-for-sale securities	101,952	2,278,611	—	2,380,563
Interest rate contracts	—	11,879	—	11,879
Total Financial Assets	$101,952	$2,290,490	$—	$2,392,442

Financial Liabilities
Interest rate contracts	$—	$11,879	$—	$11,879
Commercial loan hedge	—	966	—	966
Long term borrowing hedge	—	14,555	—	14,555
Total Financial Liabilities	$—	$27,400	$—	$27,400
There were no transfers between, into and/or out of Levels 1, 2 or 3 during the year ended September 30, 2015.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

	Fair Value at September 30, 2014
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	$101,387	$—	$—	$101,387
Obligations of U.S. government	—	731,943	—	731,943
Obligations of states and political subdivisions	—	23,681	—	23,681
Obligations of foreign governments	—	—	—	—
Corporate debt securities	—	509,007	—	509,007
Agency pass through mortgage-backed securities	—	1,584,508	—	1,584,508
Other commercial MBS	—	98,916	—	98,916
Other debt securities	—	—	—	—
Total Available-for-sale securities	101,387	2,948,055	—	3,049,442
Interest rate contracts	—	2,611	—	2,611
Total Financial Assets	$101,387	$2,950,666	$—	$3,052,053

Financial Liabilities
Interest rate contracts	$—	$2,611	$—	$2,611
Commercial loan hedge	—	—	—	—
Long term borrowing hedge	—	268	—	268
Total Financial Liabilities	$—	$2,879	$—	$2,879
There were no transfers between, into and/or out of Level 1, 2 or 3 during the year ended September 30, 2014.
Measured on a Nonrecurring Basis
Impaired Loans & Real Estate Owned
Real estate owned consists principally of properties acquired through foreclosure. From time to time, and on a nonrecurring basis, fair value adjustments are recorded to reflect increases or decreases of principal balances based on the current appraisal or estimated value of the collateral, but only up to the fair value of the real estate owned as of the initial transfer date less selling costs.
When management determines that the fair value of the collateral or the real estate held for sale requires additional adjustments, either as a result of a non-current appraisal value or when there is no observable market price, the Company classifies the impaired loan or real estate held for sale as Level 3. Level 3 assets recorded at fair value on a nonrecurring basis at September 30, 2015 included loans for which a specific reserve allowance was established or a partial charge-off was recorded based on the fair value of collateral, as well as covered REO and real estate held for sale for which fair value of the properties was less than the cost basis.
The following table presents the aggregated balance of assets that were measured at estimated fair value on a nonrecurring basis for the year ended September 30, 2015 and September 30, 2014, and the total losses (gains) resulting from those fair value adjustments for the quarter and year ended September 30, 2015 and September 30, 2014. These estimated fair values are shown gross of estimated selling costs:

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

	As of September 30, 2015				Quarter Ended September 30, 2015	Year Ended September 30, 2015
	Level 1	Level 2	Level 3	Total	Total (Gains) Losses
	(In thousands)
Impaired loans (1)	$—	$—	$6,735	$6,735	$40	$4,241
Covered REO (2)	—	—	2,203	2,203	(7)	161
Real estate held for sale (2)	—	—	79,245	79,245	661	(7,910)
Balance at end of period	$—	$—	$88,183	$88,183	$694	$(3,508)
 ___________________

(1)	The losses represent remeasurements of collateral-dependent loans.

(2)	The (gains) losses represent aggregate writedowns and charge-offs on real estate held for sale.

	As of September 30, 2014				Quarter Ended September 30, 2014	Year Ended September 30, 2014
	Level 1	Level 2	Level 3	Total	Total (Gains) Losses
	(In thousands)
Impaired loans (1)	$—	$—	10,156	$10,156	—	(1,311)
Covered REO (2)	—	—	10,520	10,520	113	616
Real estate held for sale (2)	—	—	51,624	51,624	1,878	18,660
Balance at end of period	$—	$—	$72,300	$72,300	$1,991	$17,965
 ___________________

(1)	The (gains) losses represent remeasurements of collateral-dependent loans.

(2)	The losses represent aggregate writedowns and charge-offs on real estate held for sale.
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
The inputs are developed and substantiated on a quarterly basis, based on current borrower developments, market conditions and collateral values. The following methods are used to value impaired loans:

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

•
The present value of the expected future cash flows of the collateral is used for measurement of non collateral-dependent loans to test for impairment. The Company calculates the amount and timing of the future cash flows, the effective interest rate to be used to discount the cash flows and the basis for determination of the cash flows, including consideration of current economic and environmental factors, as well as other information relating to current or previous conditions.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2015, 2014 AND 2013

Real estate owned ("REO") - When a loan is reclassified from loan status to real estate held for sale due to the Company taking possession of the collateral, a Special Credits officer, along with the Special Credits manager, obtains a valuation, which may include appraisals or third-party price options, which is used to establish the fair value of the underlying collateral. The determined fair value, less selling costs, becomes the carrying value of the REO asset.
The fair value of REO assets is re-evaluated quarterly and the REO asset is adjusted to reflect the fair value as necessary. After foreclosure, the valuations are updated periodically and current market conditions may require the assets to be written down further or up to the cost basis established on the date of transfer. The carrying balance of REO assets are also written down or up once a bona fide offer is contractually accepted, through execution of a Purchase and Sale Agreement, where the accepted price is lower than the cost established on the transfer date.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Washington Federal, Inc. (the "Company") is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control system was designed to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation and fair presentation of published financial statements.
The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of September 30, 2015. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 2013 version of its Internal Control-Integrated Framework. Based on its assessment, the Company's management believes that as of September 30, 2015, the Company's internal control over financial reporting was effective based on those criteria.
The Company's independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on the Company's internal control over financial reporting and their report follows.

December 2, 2015
Roy M. Whitehead
Chairman, President and
Chief Executive Officer

Brent J. Beardall
Executive Vice President and
Interim Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2015. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2015, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of September 30, 2015, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 2, 2015 expressed an unqualified opinion on the Company's internal control over financial reporting.

Seattle, Washington
December 2, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROLS
To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the internal control over financial reporting of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assertion and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Office of the Comptroller of the Currency Instructions for Call Reports for Balance Sheet on schedule RC, Income Statement on schedule RI, and Changes in Bank Equity Capital on schedule RI-A. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report’s on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2015, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2015, of the Company and our report dated December 2, 2015, expressed an unqualified opinion on those consolidated financial statements.

Seattle, Washington
December 2, 2015

Performance Graphs

The following graphs compare the cumulative total return to Washington Federal stockholders (stock price appreciation plus reinvested dividends) to the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended September 30, 2015 and since Washington Federal first became a publicly traded company on November 9, 1982, respectively. The graphs assume that $100 was invested on September 30, 2008 and November 9, 1982, respectively, in Washington Federal Common Stock, the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index, and that all dividends were reinvested. Management of Washington Federal cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

$250
$200
$150
$100
$50
$-
Sep-10
Sep-11
Sep-12
Sep-13
Sep-14
Sep-15
WAFD
NASDAQ INDEX
NASDAQ FINANCIAL INDEX

$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
WAFD
Nasdaq
Nasdaq-Fin

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
held on January 20, 2016, at 2 p.m., Pacific Time at
Benaroya Hall, 200 University Street,
Seattle, Washington 98101

Form 10-K
To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company. This report and all SEC filings of the Company are available through the Company's website:

www.washingtonfederal.com

Stock

Information	Washington Federal, Inc. is traded on the NASDAQ Global Select Market. The common stock symbol is WAFD. At September 30, 2015, there were approximately 1,690 stockholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2013	$23.93	$22.96	$0.10
March 31, 2014	24.12	22.13	0.10
June 30, 2014	22.89	20.83	0.10
September 30, 2014	22.51	20.36	0.11
December 31, 2014	22.49	19.67	0.15
March 31, 2015	22.14	19.86	0.13
June 30, 2015	24.16	21.46	0.13
September 30, 2015	23.93	21.39	0.13

Our Board of Directors' dividend policy is to review our financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders.

DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS	EXECUTIVE MANAGEMENT COMMITTEE

ROY M. WHITEHEAD Chairman, President and Chief Executive Officer	ROY M. WHITEHEAD Chairman, President and Chief Executive Officer
DAVID K. GRANT Managing Partner of Catalyst Storage Partners. Former Chief Executive Officer of Shurgard Storage Centers, Inc.	BRENT J. BEARDALL Executive Vice President and Chief Banking Officer
ANNA C. JOHNSON Senior Partner Scan East West Travel	LINDA S. BROWER Executive Vice President Administration
THOMAS J. KELLEY Retired Partner, Arthur Andersen LLP	JACK B. JACOBSON Executive Vice President Commercial Real Estate
BARBARA L. SMITH, PhD. Owner, B. Smith Consulting Group	THOMAS E. KASANDERS Executive Vice President Business Banking
MARK N. TABBUTT Chairman of Saltchuk Resources	MARK A. SCHOONOVER Executive Vice President Chief Credit Officer
RANDALL H. TALBOT Managing Director of Talbot Financial, LLC. Former President, Chief Executive Officer and Director of Symetra Financial Corporation, Inc.

DIRECTOR EMERITUS
W. ALDEN HARRIS