Form 10-K, Exhibit 13
period 2016-09-30
WASHINGTON FEDERAL INC
filed 2016-11-21
CIK 936528

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2016 ANNUAL REPORT

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2016 ANNUAL REPORT

BUSINESS DESCRIPTION

Washington Federal Inc. (“Company” or “Washington Federal”) is a bank holding company headquartered in Seattle, Washington that conducts its operations through Washington Federal, National Association (“Bank”), a federally chartered national bank subsidiary.
The Company had its origins on April 24, 1917 in Ballard, Washington and this year is celebrating its First 100 Years in business. Washington Federal is engaged primarily in providing lending, depository, insurance and other banking services to consumers, mid-sized to large businesses, and owners and developers of commercial real estate. On November 9, 1982 the Company listed and began trading on the NASDAQ. Profitable operations have been recorded every year since and the Company is often leading the industry in important measures of financial performance such as efficiency and capital strength. Today the stock trades at 85 times its original 1982 offering price, has paid 135 consecutive quarterly cash dividends and, with cash dividends reinvested, has returned 12,177% total shareholder return to those who invested 33 years ago.
Over the years, the Company has expanded to serve banking clients in eight western states. While much has changed since its founding, one constant has been the commitment to doing business with integrity and treating employees, clients and investors fairly. Our tagline “invested here” is intended to reflect our people-first values and express the Company’s dedication to helping our neighborhoods and communities thrive.

FINANCIAL HIGHLIGHTS

As of and for the year end September 30,	2016	2015	% Change
	(In thousands, except per share data)
Assets	$14,888,063	$14,568,324	+2.2%
Cash and cash equivalents	450,368	284,049	+58.6
Investment securities	849,983	1,117,339	(23.9)
Loans receivable, net	9,910,920	9,170,634	+8.1
Mortgage-backed securities	2,490,510	2,906,440	(14.3)
Customer accounts	10,600,852	10,631,703	(0.3)
FHLB advances and other borrowings	2,080,000	1,830,000	+13.7
Stockholders’ equity	1,975,731	1,955,679	+1.0
Net income	164,049	160,316	+2.3
Diluted earnings per share	1.78	1.67	+6.6
Dividends per share	0.55	0.54	+1.9
Stockholders’ equity per share	22.03	21.04	+4.7
Shares outstanding	89,681	92,936	(3.5)
Return on average stockholders’ equity	8.33%	8.21%	+1.5
Return on average assets	1.12	1.10	1.8
Efficiency ratio (1)	50.80	49.54	+2.5

(1)	Calculated as total operating costs divided by net interest income, plus other income (excluding non-operating gains)

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2016 ANNUAL REPORT

TO OUR STOCKHOLDERS

Fellow Stockholder,

It is my privilege to report that in 2016 your Company completed its ninety-ninth year in business with record results. Net income for the year totaled $164,049,000, a 2.3% increase over prior year earnings of $160,316,000. Earnings per share improved for the sixth year in succession to $1.78 from $1.67, a 6.6% increase from fiscal 2015 and also the highest in our history. It was a great year in virtually all regards. Washington Federal has now reported profitable operations to shareholders for 34 consecutive years since our initial public offering in 1982.

The strong financial performance of the Company translated to healthy rewards for shareholders, with total return for the year of 19.69%. In January, the cash dividend increased by 7.7% to fourteen cents per share. Contributing to increasing shareholder returns over the last few years has been our disciplined approach to repurchasing shares. During the fiscal year, 3,867,563 shares, representing 4.16% of those outstanding, were repurchased at a weighted average price of $22.72, and in September the Board of Directors approved an additional five million shares for the program. We believe that repurchase of our stock continues to be a viable alternative for excess capital, although investment in growth is always preferable. I’d like to call your attention to the accompanying chart that compares the performance of the Company’s stock to some of the peer banks within our market going back to the onset of the last recession. The chart visually displays the value of long-term thinking and our conservative approach to financial management.

Stock Performance Comparison
1.60
1.40
1.20
1.00
0.80
0.60
0.40
0.20
0.00
Jan-07
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16
WAFD-Adj Close
BANR-Adj Close
ZION-Adj Close
WAL-Adj Close
UMPQ-Adj Close
COLB-Adj Close
*Stock prices obtained from Yahoo! Finance and reflect monthly adjusted (stock splits and dividends) close prices. Chart reflects the value of $1 invested in each stock on 1/07.
January 2007 month end chosen to coincide with the average peak in stock price among the 6 banks.

Several operational accomplishments contributed to our good results. For example, one of our key strategies is to diversify the loan portfolio by increasing the volume of loans originated for business purposes. I am pleased to report that management delivered on the strategy as commercial loans represented nearly 70% of all new loan originations, which totaled a record $3.9 billion. We favor commercial over consumer loans at present for two reasons: 1) Reduced exposure to rising interest rates due to shorter terms and floating rates, and 2) Fewer regulatory burdens as commercial borrowers are presumed by the government to be sophisticated. Consumer loans outstanding are centered in plain vanilla, thirty-year fixed-rate mortgages that we originate for our own portfolio. Mortgage lending is still a large part of our business and remains very important to our long-term prosperity. That portfolio is composed of the highest quality loans we place on the books, and has historically been a source of earnings stability during recessionary periods. We are in the mortgage business for the long haul.

We also made substantial progress toward the goal of improving the bank’s deposit mix. Ten years ago certificates of deposit (“CDs”) represented nearly 80% of total deposits. At September 30th, the funding concentration in CDs had been reduced to 43%. Our goal is to increase transaction accounts until CDs represent 20% or less of total deposits. While more expensive to service, transaction accounts are a more stable source of funds over time and through business cycles.

A strong capital position is the keystone of our financial management philosophy. Like equity in your own home, the capital on our balance sheet allows us to operate with less debt and enhances our financial stability. Our conservative approach has always led us to hold more capital than other banks of similar size. We know that there is a measurable cost of underleveraged capital during periods of economic prosperity, but we have yet to develop a formula that can tell us exactly the right amount of cushion needed to get through the next recession. We gladly pay a reasonable opportunity cost in times of economic expansion to insure that Washington Federal will be standing strong after the next crisis passes, just as we were after the Great Recession. At fiscal year-end, SNL, an independent bank rating agency, listed Washington Federal as having the strongest capital position among the 100 largest banks in the United States after adjusting for the riskiness of assets.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2016 ANNUAL REPORT

The primary driver of profits in our business is known as Net Interest Income, which is the net difference between interest income from earning assets and interest expense paid for funding. Despite ultra low yields on loans and investments, Net interest Income improved by $6.8 million over the prior year. The improvement was accomplished largely by shifting funds from lower yielding investments to higher yielding loans. We have also worked tenaciously over the last several years to position the Company to benefit somewhat from higher interest rates. Should both long and short term rates move higher in tandem, we expect that Net Interest Income would improve.

Our business model has historically focused on margin and therefore has not generated a prodigious amount of fee income. Although Other Income increased during the past year, this is one area that holds prospects for improved performance. One strategic initiative will add significant economic value to our consumer checking products that we believe clients will welcome with a willingness to pay. Another opportunity is to begin collecting fees that we chose to forego last year due to the impact to clients of the system conversion described below. Lastly, we hope to continue to grow our insurance revenues.

Expenses increased from the prior year by $10.6 million, generally due to higher spending on technology early in the fiscal year, although costs are now trending lower. Our efficiency ratio, a measure of pennies spent to produce one dollar of revenue, amounted to 50.8%; a high ratio by our standards yet still among the best in the industry. We expect the efficiency ratio to improve this year, although investors should know that cost pressures, particularly labor related expenses, are increasing.

Finally, net income was bolstered by several events, including a $10 million pre-tax gain on the sale of real estate owned. Improved asset quality also enabled the Company to recapture $6.3 million in expense previously taken for expected loan losses that did not materialize. It seems each year we experience some unexpected gains and that may continue; however, investors should be aware that there is always the potential for non-recurrence. The sum of the parts enabled Return on Assets to increase to 1.12%, versus 1.10% in the prior year, while Return on Equity increased from 8.21% to 8.33%.

Financial results were especially impressive given that the first half of the fiscal year found management attention laser-focused on the conversion of virtually all of the Company’s operating systems. Planning, implementation and the subsequent cleanup activities were incredibly intense and did not really abate until the end of the second fiscal quarter, leaving many of my colleagues in need of a well-earned vacation. The project was a terrific team building experience though that created great confidence in our ability to execute on even the biggest and most complex tasks. Improving our competitiveness, the new systems provide real time processing consistent with the expectation of today’s market, and should also provide growth capacity for at least a generation. The total upgrade investment amounted to approximately $40 million and will increase the baseline cost of information technology expense by $2-3 million per year. Technology continues to advance, so ongoing investment will be needed to maintain competitive products and provide for ever-improving security measures to protect sensitive client information. The conversion did entail some disruption and we are ever so thankful to our clients for their patience with this process.

Although we wish that the endless rulemaking driven by Congress would stop, we appreciate our regulators and believe that over time we have built a relationship of mutual trust that makes it easier for all of us to function within an amazingly complex environment. This year a brief comment on our consumer sales practices is necessary in light of well-publicized shortcomings found at another institution. Investors and clients alike should know that our branch personnel have never operated on commission, and do not face hard cross-selling goals. Rather, they are trained to have conversations with our clients to identify needs that can be matched against the benefits of our products. They are also trained that accounts are to be opened and fee services provided only when the client both wants and needs them. Our view has always been that if we simply treat people fairly and conduct business with integrity, in the long run the world will find a path to our door. For the sake of society, I hope that we’re right.

This year there have been some executive management changes that deserve acknowledgement. Executive Vice Presidents Linda Brower, Tom Kasanders and Jack Jacobson have been virtually indispensable in building our capabilities over the past many years. As Chief Administrative Officer, Linda transformed our back office operations to support a much larger and more complex institution than she found, while Tom and Jack led unprecedented growth in the Business Banking and Commercial Real Estate segments, respectively. Their retirements come too soon for me, but are healthy for the organization as they open new opportunities for those they have trained so well for succession. On behalf of everyone at Washington Federal, I thank them for their professionalism, hard work, support and friendship and wish them the very best futures. I also wish to acknowledge and congratulate Brent Beardall for his title promotion. In July, he became only the sixth person in nearly a century to be awarded the title of President.

We also continue to update and diversify the Board of Directors. In September we added Erin Lantz to the Board. Erin is Vice President and General Manager of Mortgages at Zillow Group, Inc. She brings deep knowledge of the entire home buying and financing process, along with a keen understanding of consumer behaviors and the value of big data. I look forward to introducing her to you at the upcoming Annual Meeting.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2016 ANNUAL REPORT

Looking to the future, prospects for growth in our core business are as promising as they’ve been in some time. The Company is in great shape financially, with the deepest management bench in our long history. New systems are stable and being steadily enhanced, asset quality is nearing historic highs, the pipeline for lending activity is robust and most of our Western U.S markets are prosperous and experiencing faster than average growth. While we haven’t forgotten the hard lessons of the last economic downturn, it’s exciting to have the systems, leadership and financial wherewithal to be once again focused on growth and service to our clients as we celebrate our First 100 Years. We won’t be here to see it, but as always we’ll go about our business with a spirit of stewardship intended to enable a future generation to have a chance at celebrating the Second 100 Years.

In closing, allow me to thank the Board of Directors and my colleagues on the Executive Management Committee and throughout our eight state territory for their hard work and support of the Company’s values throughout a very interesting, challenging and in the end, a most rewarding year.

I look forward to seeing you at the Sheraton Hotel in downtown Seattle on January 18, 2017 at 2:00 P.M for the Annual Meeting of Shareholders. In the meantime, you can help our business grow and prosper by referring your friends, neighbors and the businesses you associate with to Washington Federal for all their banking needs

Sincerely,
Roy M. Whitehead
Chairman of the Board and Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We make statements in this Annual Report that constitute forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “forecasts,” “projects” and other similar expressions as well as future or conditional verbs such as “will,” “should,” “would” and “could” are intended to help identify such forward-looking statements. These statements are not historical facts, but instead represent current expectations, plans or forecasts of the Company and are based on the beliefs and assumptions of the management of the Company and the information available to management at the time that these disclosures were prepared. The Company intends for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Company's control. Actual outcomes and results may differ materially from those expressed in, or implied by, the Company's forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties discussed elsewhere in this report, including under "Item 1A. Risk Factors” contained in our Form 10-K and in any of the Company's other subsequent Securities and Exchange Commission filings, which could cause our future results to differ materially from the plans, objectives, goals, estimates, intentions, and expectations expressed in forward-looking statements:

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
Washington Federal, Inc. is a Washington corporation headquartered in Seattle, Washington. The Company is a bank holding company that conducts its operations through a national bank subsidiary, Washington Federal, National Association. The Bank is principally engaged in the business of attracting deposits from the general public and investing these funds, together with borrowings and other funds, in commercial and consumer loans. As used throughout this document, the terms "Washington Federal" or the "Company" refer to Washington Federal, Inc. and its consolidated subsidiaries and the term "Bank" refers to the operating subsidiary Washington Federal, National Association.
The Company's fiscal year end is September 30th. All references to 2016, 2015 and 2014 represent balances as of September 30, 2016, September 30, 2015 and September 30, 2014, or activity for the fiscal years then ended.
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
The Company has determined that the only accounting policy critical to an understanding of the consolidated financial statements of Washington Federal relates to the methodology for determining the amount of the allowance for loan losses. The Company maintains an allowance to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio.
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

INTEREST RATE RISK

The primary source of income for the Company is net interest income, which is the difference between the interest income generated by interest-earning assets and the interest expense incurred for interest-bearing liabilities. The level of net interest income is a function of the average balance of interest-earning assets and interest-bearing liabilities and the difference between the yield on earning assets and the cost of interest-bearing liabilities. Both the pricing and mix of the Company's interest-earning assets and interest-bearing liabilities influence these factors. All else being equal, if the interest rates on the Company's interest-bearing liabilities increase at a faster pace than the interest rates on its interest-earning assets, the result would be a reduction in net interest income and with it, a reduction in net earnings.

Based on Management's assessment of the current interest rate environment, the Company has taken steps, including growing shorter-term loans and transaction deposit accounts, investing in variable-rate securities and extending the maturity on borrowings, to position the Company for changing interest rates.

The Company's balance sheet strategy, in conjunction with low operating costs, has allowed the Company to manage interest rate risk, within guidelines established by the Board, through all interest rate cycles. It is management's objective to grow the dollar amount of net interest income, through the rate cycles, acknowledging that there will be some periods of time when that will not be feasible.

Management relies on various measures of interest rate risk, including modeling of changes in the Company's forecasted net interest income under various rate change scenarios, the impact of interest rate changes on the net portfolio value ("NPV") and an asset/liability maturity gap analysis.
Net Interest Income Sensitivity. We estimate the sensitivity of our net interest income to changes in market interest rates using an interest rate simulation model that includes assumptions related to the level of balance sheet growth, deposit repricing characteristics and the rate of prepayments for multiple interest rate change scenarios. Interest rate sensitivity depends on certain

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

repricing characteristics in our interest-earnings assets and interest-bearing liabilities, including the maturity structure of assets and liabilities and their repricing characteristics during the periods of changes in market interest rates. The analysis assumes a constant balance sheet. Actual results would differ from the assumptions used in this model, as Management monitors and adjusts loan and deposit pricing and the size and composition of the balance sheet to respond to changing interest rates.

In the event of an immediate and parallel increase of 200 basis points in both short and long-term interest rates, the model estimates that net interest income would increase by 3.2% in the next year. This compares to an estimated decrease of 2.2% as of the September 30, 2015 analysis. It is noted that a flattening yield curve where the spread between short-term rates and long-term rates decreases would likely result in lower net interest income. However, Management estimates that a gradual increase of 300 basis points in short term rates and 100 basis points in long term rates over two years would result in a net interest income increase of 2.1% in the first year and increase of 4.4% in the second year assuming a constant balance sheet and no management intervention.

NPV Sensitivity. The NPV is an estimate of the market value of shareholders' equity at a point in time. It is derived by calculating the difference between the present value of expected cash flows from interest-earning assets and the present value of expected cash flows from interest-paying liabilities and off-balance-sheet contracts. The sensitivity of the NPV to changes in interest rates provides a longer term view of interest rate risk as it incorporates all future expected cash flows. As of September 30, 2016, in the event of an immediate and parallel increase of 200 basis points in interest rates, the NPV is estimated to decline by $479 million or 18.6% and the NPV to total assets ratio to decline to 14.8% from a base of 16.9%. As of September 30, 2015, the NPV in the event of a 200 basis point increase in rates was estimated to decline by $536 million or 19.7% and the NPV to total assets ratio to decline to 15.9% from a base of 18.4%. The decreased NPV sensitivity and lower base NPV ratio is primarily due to lower interest rates as of September 30, 2016.
Repricing Gap Analysis. At September 30, 2016, the Company had approximately $1.5 billion more in liabilities subject to maturity or repricing in the next year than assets, which resulted in a one-year repricing gap of (10.1)% of total assets. This compares to the (13.4)% gap as of September 30, 2015. A negative repricing gap implies that funding costs will change more rapidly than interest income on earning assets with movements in interest rates. A negative repricing gap typically results in lower margins when interest rates rise and higher margins when interest rates decline. The interest rate gap analysis provides management with a high-level indication of interest rate risk, but it is considered less reliable than more detailed modeling. Cash and cash equivalents of $450 million and stockholders' equity of $2.0 billion provide management with additional flexibility in managing interest rate risk going forward.
The following table shows the estimated repricing periods for earning assets and paying liabilities:

	Repricing Period
September 30, 2016	Within One Year	After 1 year - before 6 Years	Thereafter	Total
	(In thousands)
Earning Assets (1)	$5,095,776	$4,885,359	$3,763,346	$13,744,481
Paying Liabilities (2)	(6,599,318)	(3,922,868)	(2,174,161)	(12,696,347)
Excess (Liabilities) Assets	$(1,503,542)	$962,491	$1,589,185
Excess as % of Total Assets	(10.10)%
Policy limit for one year excess	(20.00)%
(1) Asset repricing period includes estimated prepayments based on historical activity.
(2) Liability repricing includes estimated duration of non-maturity deposits.

Interest Rate Spread. The interest rate spread is measured as the difference between the rate on total loans and investments and the rate on costing liabilities at the end of each period. The interest rate spread decreased to 2.65% at September 30, 2016 from 2.73% at September 30, 2015. The spread decrease of 8 basis points is primarily due to payoffs of loans at generally higher interest rates and new loan originations being at lower interest rates, as well as an increase in the proportion of funding provided by FHLB advances at rates higher than the average cost of customer deposits. As of September 30, 2016, the weighted average rate on

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

loans, mortgage backed securities and investments decreased by 5 basis points to 3.58% compared to September 30, 2015, while the weighted average cost of funds increased by 3 basis point to 0.93%.

	SEP 2016	JUN 2016	MAR 2016	DEC 2015	SEP 2015	JUN 2015	MAR 2015	DEC 2014
Interest rate on loans and mortgage-backed securities	3.86%	3.92%	3.94%	3.90%	3.94%	3.96%	4.10%	4.14%
Interest rate on investment securities	1.25	1.17	1.29	1.25	1.19	1.12	0.94	1.02
Combined earning assets	3.58	3.61	3.69	3.61	3.63	3.61	3.63	3.68
Interest rate on customer accounts	0.50	0.51	0.50	0.48	0.48	0.48	0.48	0.50
Interest rate on borrowings	3.15	3.13	3.23	3.20	3.35	3.43	3.49	3.49
Combined cost of funds	0.93	0.94	0.93	0.90	0.90	0.90	0.92	0.94
Interest rate spread	2.65%	2.67%	2.76%	2.71%	2.73%	2.71%	2.71%	2.74%

The chart below shows the volatility of our period end net interest spread (dashed line measured against the right axis) compared to the relatively consistent growth in net interest income (solid line measured against the left axis). The relative consistency of net interest income is accomplished by actively managing the size and composition of the balance sheet through different rate cycles.

$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016
Net Interest Income (in millions)- left axis
Year End Spread - right axis

Net Interest Margin. The net interest margin is measured using the interest income and expense over the average assets and liabilities for the period. The net interest margin increased to 3.11% for the year ended September 30, 2016 from 3.08% for the year ended September 30, 2015. The yield on earning assets increased 2 basis points to 3.97% and the cost of interest bearing liabilities declined by 1 basis point to 0.93%. The higher yield on earning assets is the result of changes in the asset mix as the average balance of mortgage-backed securities and other investment securities decreased while the average balance of loans receivable increased. The decrease in interest cost was due to changes in the mix of customer deposits and FHLB advances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the year ended September 30, 2016, average earning assets increased by 0.6% to $13,530,558,000, up from $13,444,499,000 for the year ended September 30, 2015. During 2016, average loans receivable increased $912,916,000 or 10.6%, while the combined average balances of mortgage backed securities, other investment securities and cash decreased by $802,078,000 or 17.0%. Management views organic loan growth as the highest and best use of capital, thus the shift in earning assets away from investment securities and into loans receivable is seen as beneficial.

During 2016, average customer deposit accounts decreased $66,870,000 or 0.6% and the average balance of borrowings increased by $143,530,000 or 7.8% from 2015.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth the information explaining the changes in the net interest income and net interest margin for 2016 compared to the prior year.

	Twelve Months Ended September 30, 2016			Twelve Months Ended September 30, 2015
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(In thousands)			(In thousands)
Assets
Loans and covered loans	$9,511,351	$454,085	4.77%	$8,598,435	$437,002	5.08%
Mortgaged-backed securities	2,737,947	62,949	2.30	3,073,180	71,392	2.32
Cash & Investments	1,167,596	16,282	1.39	1,634,441	20,363	1.25
FHLB & FRB stock	113,664	3,477	3.06	138,443	1,796	1.30

Total interest-earning assets	13,530,558	536,793	3.97%	13,444,499	530,553	3.95%
Other assets	1,181,975			1,102,827
Total assets	$14,712,533			$14,547,326

Liabilities and Equity
Customer accounts	$10,589,817	$52,485	0.50%	$10,656,687	$51,054	0.48%
FHLB advances	1,992,434	64,059	3.22	1,848,904	66,018	3.57

Total interest-bearing liabilities	12,582,251	116,544	0.93%	12,505,591	117,072	0.94%
Other liabilities	161,446			89,140
Total liabilities	12,743,697			12,594,731
Stockholders' equity	1,968,836			1,952,595

Total liabilities and equity	$14,712,533			$14,547,326

Net interest income		$420,249			$413,481

Net interest margin			3.11%			3.08%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSET QUALITY & ALLOWANCE FOR LOAN LOSSES
The Company maintains an allowance to absorb losses inherent in the loan portfolio. The amount of the allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company's methodology for determining the appropriateness of the allowance is primarily based on a general allowance methodology and also includes specific allowances. The Company also has a reserve for unfunded commitments.
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
The HLF takes into account historical charge-offs by loan type. The Company uses a 10 year average of historical loss rates for each loan category multiplied by an estimated loss emergence period. The loss emergence period is the likely period of time during which a residential or commercial loan borrower experiencing financial difficulties might be utilizing their cash reserves prior to becoming delinquent on their loan, plus the period of time that it takes the bank to work out the loans. The Company's use of a 10 year average is intended to encompass a full credit cycle.
The QLF is based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, delinquency trends, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. These factors are considered by loan type. Single family residential loan sub-types are evaluated in groups by loan to value, non-owner or owner occupied, and delinquency status. Credit quality has been improving in most loan categories during the year, but at different paces. In addition, loan growth or declines for each loan category are taken into consideration.
The total allowance for loan loss increased by $6,665,000, or 6.2% from $106,829,000 as of September 30, 2015 to $113,494,000 at September 30, 2016. As of September 30, 2016, the Company had $366,000 of specific reserves for individually evaluated loans and the remaining balance of $113,128,000 is general allowance, which was comprised of $89,918,000 related to HLF and $23,210,000 related to qualitative factors. The Company released $6,400,000 of allowance for loan losses in 2016 due in large part to net recoveries of previously charged off loans of $13,065,000. This was comprised of $19,065,000 in recoveries and $6,000,000 in charge offs in 2016.
The ratio of the allowance for loan losses and reserves for unfunded commitments to total gross loans decreased to 1.07% as of September 30, 2016 from 1.13% as of September 30, 2015 due to the combination of improving credit quality and loan growth.
The reserve for unfunded commitments was $3,235,000 as of September 30, 2016 compared to $3,085,000 as of September 30, 2015.
The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those estimated.
Restructured loans. Restructured single-family residential loans are reserved for under the Company's loan loss reserve methodology. Most troubled debt restructured ("TDR") loans are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. As of September 30, 2016, single-family residential loans comprised 87.2% of restructured loans. The concession for these loans is typically a payment reduction through a rate reduction of 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period.
Outstanding TDRs decreased to $261,531,000 as of September 30, 2016 from $302,713,000 as of the prior year end. As of September 30, 2016, 96.2% of the restructured loans were performing. During 2016, there were additions of $27,184,000 and reductions of $68,366,000 due to prepayments and transfers to real estate owned ("REO").
Concessions for construction, land A&D and multi-family loans are typically an extension of maturity combined with a rate reduction of normally 100 bps. Before granting approval to modify a loan in a TDR, a borrower’s ability to repay is considered

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

by evaluating its current income levels, debt to income ratio, credit score, loan payment history, and an updated evaluation of the secondary repayment source.
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
Non-performing assets. Non-performing assets were $71,441,000, or 0.48% of total assets, at September 30, 2016 compared to $128,908,000, or 0.88% of total assets, at September 30, 2015.
The following table provides detail related to the Company's non-performing assets.

	September 30,
Non-Performing Assets	2016	2015	$ Change	% Change
	(In thousands)
Non-accrual loans:
Single-family residential	$33,148	$59,074	$(25,926)	(43.9)%
Construction	—	754	(754)	(100.0)
Construction – custom	—	732	(732)	(100.0)
Land – acquisition & development (A&D)	58	—	58	N/M
Land – consumer lot loans	510	1,273	(763)	(59.9)
Multi-Family	776	2,558	(1,782)	(69.7)
Commercial real estate	7,100	2,176	4,924	226.3
Commercial & industrial	583	—	583	N/M
HELOC	239	563	(324)	(57.5)
Consumer	—	680	(680)	(100.0)
Total non-accrual loans	42,414	67,810	(25,396)	(37.5)
Real estate owned	29,027	61,098	(32,071)	(52.5)
Total non-performing assets	$71,441	$128,908	$(57,467)	(44.6)%
The ratio of the allowance for loan losses to non-accrual loans increased to 267.59% as of September 30, 2016 from 157.54% as of September 30, 2015. This is primarily due to the 37.5% decrease in non-accrual loans.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of funds for the Company's activities are loan repayments, net deposit inflows, repayments and sales of investments, borrowings and retained earnings. Washington Federal's principal sources of revenue are interest on loans and interest and dividends on investments.
The Company's net worth at September 30, 2016 was $1,975,731,000 or 13.27% of total assets as compared to $1,955,679,000 or 13.42% of total assets at September 30, 2015. The Company's net worth was impacted in the year by net income of $164,049,000, the payment of $49,926,000 in cash dividends, treasury stock purchases that totaled $87,850,000, as well as a decrease in accumulated other comprehensive income (loss) of $11,509,000. The Company paid out 30.4% of its 2016 earnings in cash dividends to common shareholders, compared with 31.9% last year. For the year ended September 30, 2016, the Company returned 88.7% of net income to shareholders in the form of cash dividends, stock repurchases and warrant repurchases as compared to 110.9% for the year ended September 30, 2015. Management believes the Company's strong net worth position allows it to manage balance sheet risk and provide the capital support needed for controlled growth in a regulated environment.
The Bank has a credit line with the Federal Home Loan Bank of Des Moines ("FHLB") equal to 49.0% of total assets, providing a substantial source of additional liquidity if needed. The level of FHLB stock held varies depending on the amount of advances and other activities with the FHLB. As of September 30, 2016, the Bank had $2,391,411,000 of additional borrowing capacity at the FHLB.

The Bank has entered into borrowing agreements with the FHLB to borrow funds under a short-term floating rate cash management advance program and fixed-rate term loan agreements. All borrowings are secured by stock of the FHLB, deposits with the FHLB, and a blanket pledge of qualifying loans receivable as provided in the agreements with the FHLB.
The Company's cash and cash equivalents were $450,368,000 at September 30, 2016, which is an 58.6% increase from the balance of $284,049,000 as of the prior year end. See “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements for details regarding this change.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN FINANCIAL CONDITION
Available-for-sale and held-to-maturity securities. Available-for-sale securities decreased $457,669,000, or 19.23%, during the year ended September 30, 2016 to $1,922,894,000 due to principal repayments of $537,255,000 and the sale of $50,741,000 of available-for-sale securities that were partially offset by purchases of $137,591,000 of available-for-sale securities. As of September 30, 2016, the Company had a net unrealized gain on available-for-sale securities of $13,710,000, which is recorded net of tax as part of stockholders' equity.
Held-to-maturity securities declined by $225,617,000, or 13.73%, during the year ended September 30, 2016 to $1,417,599,000 due to paydowns and maturities. There were no held to maturity securities purchased or sold during the year ended September 30, 2016. Rising interest rates may cause these securities to be subject to unrealized losses. As of September 30, 2016, the net unrealized gain on held-to-maturity securities was $23,957,000, which management attributes to the change of interest rates since acquisition.
Loans receivable. Loans receivable, net of related contra accounts, increased $740,286,000, or 8.1%, to $9,910,920,000 at September 30, 2016, from $9,170,634,000 one year earlier. This increase resulted primarily from record high originations of $3,948,534,000, which represented a 27.2% increase over originations in the prior year. There were also loan purchases of $105,420,000 during the year ended September 30, 2016. Commercial loan originations accounted for 69.1% of total originations and consumer originations were 30.9%. The significant increase in loan origination resulted from a strategic emphasis on commercial lending, coupled with growing economies in all major markets. Loan repayments for 2016 totaled $2,935,167,000, a $516,620,000 or 21.4% increase from the total repayments of $2,418,547,000 in 2015. Loan repayments continue to be relatively high due to the ongoing historically low interest rate environment.
The following table presents the gross loan balances by category and the year over year change.

	September 30, 2016		September 30, 2015		Change
	(In thousands)		(In thousands)		$	%
Non-Acquired loans
Single-family residential	$5,621,066	51.3%	$5,651,845	57.5%	$(30,779)	(0.5)%
Construction	1,110,411	10.1	200,509	2.0	909,902	453.8
Construction - custom	473,069	4.3	396,307	4.0	76,762	19.4
Land - acquisition & development	116,156	1.1	94,208	1.0	21,948	23.3
Land - consumer lot loans	101,853	0.9	103,989	1.1	(2,136)	(2.1)
Multi-family	1,118,801	10.2	1,125,722	11.5	(6,921)	(0.6)
Commercial real estate	956,164	8.7	986,270	10.0	(30,106)	(3.1)
Commercial & industrial	946,648	8.6	612,836	6.2	333,812	54.5
HELOC	134,785	1.2	127,646	1.3	7,139	5.6
Consumer	137,450	1.3	194,655	2.0	(57,205)	(29.4)
Total non-acquired loans	10,716,403	97.9%	9,493,987	96.6%	1,222,416	12.9%
Acquired loans	115,394	1.1	166,293	1.7	(50,899)	(30.6)
Credit impaired acquired loans	89,837	0.8	87,081	0.9	2,756	3.2
Covered loans	28,974	0.3	75,909	0.8	(46,935)	(61.8)
Total gross loans	10,950,608	100%	9,823,270	100%	1,127,338	11.5%
Less:
Allowance for probable losses	113,494		106,829		6,665	6.2
Loans in process	879,484		476,796		402,688	84.5
Discount on acquired loans	11,306		30,095		(18,789)	(62.4)
Deferred net origination fees	35,404		38,916		(3,512)	(9.0)
Total loan contra accounts	1,039,688		652,636		387,052	59.3
Net Loans	$9,910,920		$9,170,634		$740,286	8.1%

The following table shows the change in the geographic distribution by state of the gross loan portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

September 30,	2016	2015	Change
Washington	47.6%	49.8%	(2.2)
Oregon	14.5	15.6	(1.1)
Arizona	9.5	10.7	(1.2)
Other (1)	7.5	3.3	4.2
Utah	7.0	6.8	0.2
Idaho	4.2	4.2	—
New Mexico	4.2	4.8	(0.6)
Texas	3.8	3.1	0.7
Nevada	1.7	1.7	—
	100%	100%
(1) Includes loans in other states and purchased loan pools and other loans without state property information.
As of September 30, 2016, FDIC covered loans net of related discounts were $28,974,000, a decrease of $46,935,000 or 61.8%, from $75,909,000 as of September 30, 2015. The decrease is attributable to FDIC loss share coverage on commercial loans from the former Home Valley Bank that expired after September 30, 2015. The FDIC loss share coverage for single family residential loans will continue for another four years. The remaining portfolio of covered loans is expected to continue to decline over time, absent another FDIC assisted transaction. When FDIC loss share agreements expire, any remaining loans will be transferred to the non covered portfolio. The Company continues to accrue a liability for the termination of the loss share agreements for what is known as the clawback provision of the agreement with the FDIC. The Company estimates the amount of this liability based on actual loss experience and projected future losses and recoveries. Contractually, the amount that will have to be paid to the FDIC for a clawback liability, if any, will be determined in 2020, after full expiry of the loss share agreements.

Non-performing assets. NPAs (excludes discounted acquired assets) decreased to $71,441,000 as of September 30, 2016 from $128,908,000 at September 30, 2015, a 44.6% decrease. The decrease is due to improving credit conditions and credit quality as well as sales of REO. Non-performing assets as a percentage of total assets was 0.48% at September 30, 2016 compared to 0.88% at September 30, 2015.

Restructured Loans. Total restructured loans declined to $261,531,000 as of September 30, 2016 from $302,713,000 as of September 30, 2015. As of September 30, 2016, 96.2% of the restructured loans were performing. The $9,948,000 of non-performing restructured loans are included in the NPAs total. Total non-performing assets and restructured loans as a percent of total assets has declined to 2.17% as of September 30, 2016 from 2.89% as of September 30, 2015.

Real estate owned. As of September 30, 2016, real estate owned totaled $29,027,000, a decrease of $32,071,000 or 52.5% from $61,098,000 as of September 30, 2015 as the Bank continued to liquidate foreclosed properties. During 2016, the Company sold real estate owned properties for total net proceeds of $61,132,000.

Interest Receivable. Interest receivable was $37,669,000 as of September 30, 2016, a decrease of $2,760,000 or 6.83% since September 30, 2015. The change is primarily due to lower yields on earning assets.

Bank Owned Life Insurance. Bank owned life insurance increased to $208,123,000 as of September 30, 2016 from $102,496,000 as of September 30, 2015. The Company purchased another $100,000,000 in bank-owned life insurance during 2016 to assist in funding the growth of employee benefit costs.
Intangible assets. The Company's intangible assets are made up of $291,503,000 of goodwill and the unamortized balance of the core deposit intangible of $5,486,000 at September 30, 2016.

Customer deposits. As of September 30, 2016, customer deposits totaled $10,600,852,000 compared with $10,631,703,000 at September 30, 2015, a $30,851,000 or 0.29% decrease due primarily to a reduction in time deposits. Consistent with its management strategy, the Company was able to increase transaction accounts by $184,714,000 or 3.2%, while time deposits decreased by

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

$215,565,000 or 4.5%. The weighted average rate paid on customer deposits during the year was 0.50%, an increase of 2 basis points from 2015, as a result of the low interest rate environment.
FHLB advances and other borrowings. Total FHLB advances were $2,080,000,000 at September 30, 2016 as compared to $1,830,000,000 at September 30, 2015. During 2016, new FHLB advances totaling $300,000,000 were executed coterminously with interest rate swaps to effectively fix the weighted average interest rate at 1.38% for 6.7 years as a hedge against rising interest rates. Partially offsetting these additional borrowings was the maturity of $50,000,000 of short term borrowings with a rate of 0.61%.
Contractual obligations. The following table presents the Company's significant fixed and determinable contractual obligations, within the categories described below, by contractual maturity or payment amount.

September 30, 2016	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
	(In thousands)
Customer accounts (1)	$10,600,852	$8,900,492	$1,694,398	$5,962
Debt obligations (2)	2,080,000	200,000	1,480,000	400,000
Operating lease obligations	31,191	4,902	13,130	13,159
	$12,712,043	$9,105,394	$3,187,528	$419,121
(1) Includes non-maturing customer transaction accounts.
(2) Represents final maturities of debt obligations.
These obligations, except for the operating leases, are included in the Consolidated Statements of Financial Condition. The payment amounts of the operating lease obligations represent those amounts contractually due.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
For highlights of the quarter-by-quarter results for the years ended September 30, 2016 and 2015, see Note Q, “Selected Quarterly Financial Data (Unaudited)”.
COMPARISON OF 2016 RESULTS WITH 2015
Net Income: Net income increased $3,733,000, or 2.3%, to $164,049,000 for the year ended September 30, 2016 as compared to $160,316,000 for the year ended September 30, 2015.
Net Interest Income: For the year ended September 30, 2016, net interest income was $420,249,000, an increase of $6,768,000 from the year ended September 30, 2015. The increase was primarily driven by a higher average balance on loans receivable. For the year ended September 30, 2016, average earning assets increased by 0.6% to $13,530,558,000, up from $13,444,499,000 for the year ended September 30, 2015. During 2016, average loans receivable increased $912,916,000 or 10.6%, while the combined average balances of mortgage backed securities, other investment securities and cash decreased by $802,078,000 or 17.0%. The net interest margin increased to 3.11% for the year ended September 30, 2016 from 3.08% for the year ended September 30, 2015. The yield on earning assets increased 2 basis points to 3.97% and the cost of interest bearing liabilities declined by 1 basis point to 0.93%. The higher yield on earning assets is the result of changes in the asset mix as the average balance of mortgage-backed securities and other investment securities decreased while the average balance of loans receivable increased. The decrease in interest cost was due to changes in the mix of customer deposits and FHLB advances.
The following table sets forth certain information explaining changes in interest income and interest expense for the period indicated compared to the same period one year ago. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate) and (2) changes in rate (changes in rate multiplied by old volume). The change in interest income and interest expense attributable to changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

Rate / Volume Analysis:

	Comparison of Year Ended September 30, 2016 and September 30, 2015
($ in thousands)	Volume	Rate	Total
Interest income:
Loans receivable	$44,395	$(27,312)	$17,083
Mortgaged-backed securities	(7,824)	(619)	(8,443)
Investments (1)	(7,283)	4,883	(2,400)

All interest-earning assets	29,288	(23,048)	6,240

Interest expense:
Customer accounts	(370)	1,801	1,431
FHLB advances and other borrowings	3,900	(5,859)	(1,959)

All interest-bearing liabilities	3,530	(4,058)	(528)

Change in net interest income	$25,758	$(18,990)	$6,768

(1) Includes interest on cash equivalents and dividends on FHLB & FRB stock

Provision (Release) for Loan Losses: The Company recorded a release of allowance for loan losses of $6,400,000 for the year ended September 30, 2016, which compares to a release of $11,162,000 for the year ended September 30, 2015. The releases recorded for both periods was a result of continued improvement in credit quality of the loan portfolio offset by net growth in the loan portfolio. The related improvement in the credit quality of the loan portfolio relates to the following factors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company had recoveries, net of charge-offs, of $13,065,000 for the year ended September 30, 2016, compared with $5,370,000 of net recoveries for the year ended September 30, 2015. Non-accrual loans were $42,414,000, or 0.28% of total assets, at September 30, 2016, as compared to $67,810,000, or 0.47% of total assets, at September 30, 2015, representing a decrease of 37.5%.
Unfunded commitments tend to vary depending on our loan mix and the proportion share of commercial loans. The reserve for unfunded commitments was $3,235,000 as of September 30, 2016, which is an increase from $3,085,000 at September 30, 2015. Management believes the allowance for loan losses plus the reserve for unfunded commitments, totaling $116,729,000, or 1.07% of gross loans, is sufficient to absorb estimated losses inherent in the portfolio. See Note E for further discussion and analysis of the allowance for loan losses as of and for the year ended September 30, 2016.

Other Income: Other income was $47,036,000 for the year ended September 30, 2016, an increase of $6,613,000 or 16.4% from the $40,423,000 for the year ended September 30, 2015. The increase is primarily because 2016 included a gain of $3,800,000 resulting from the sale-leaseback of a branch property. During 2015, the Company sold available-for-sale securities for $246,826,000 and recognized a $9,641,000 gain on sale and recorded $10,554,000 of expense related to prepayment of a Federal Home Loan Bank advance. Deposit fee income was $21,738,000 for the year ended September 30, 2016 compared to $22,459,000 for the year ended September 30, 2015.

Other Expense: Operating expense was $235,447,000 for the year ended September 30, 2016, an increase of $10,596,000 or 4.7% from the $224,851,000 for the year ended September 30, 2015. The increase in 2016 is primarily due to higher information technology costs, which increased by $15,006,000, and other expense, which increased by $4,390,000. These expenses were elevated due to the Company's implementation of new core systems in November 2015. Management believes that the new technology and systems better position the Company to support future growth and expansion. These increases were partially offset by lower compensation and benefits expense, which declined by $7,055,000. The number of staff, including part-time employees on a full-time equivalent basis, was 1,806 and 1,838 at September 30, 2016 and 2015, respectively. Total operating expense for the years ended September 30, 2016 and 2015 equaled 1.60% and 1.55%, respectively, of average assets.

Gain (Loss) on Real Estate Owned: Net gain on real estate owned was $10,046,000 for the year ended September 30, 2016, an increase of $742,000 or 8.0% from the $9,304,000 for the year ended September 30, 2015. This amount includes ongoing maintenance expense, periodic valuation adjustments, and gains (losses) on sales of REO.

Income Tax Expense: Income tax expense was $84,085,000 for the year ended September 30, 2016, a decrease of $5,118,000 or 5.74% from the $89,203,000 for the year ended September 30, 2015. The effective tax rate for 2016 was 33.89% as compared to 35.75% for the year ended September 30, 2015. The lower effective tax rate is primarily due to the effects of the addition of bank owned life insurance and increased investment in low income housing tax credit partnerships as well as tax free loans.
COMPARISON OF 2015 RESULTS WITH 2014

Net income increased $2,952,000, or 1.9%, to $160,316,000 for the year ended September 30, 2015 as compared to $157,364,000 for the year ended September 30, 2014. Net interest income was higher in 2015 by $7,861,000 primarily due to loan growth and reduced cost of funds. Increases in operating expenses were attributable to a full year of operations of 74 branches that were acquired in fiscal 2014 and the related increase in customer transactions. Other income increased by $9,764,000 or 31.8% driven by increased volume of fee generating services related to the acquired branches and transaction deposit accounts. Net income for the year ended September 30, 2015 continued to benefit from improving credit quality. The release of allowance for loan losses amounted to $11,162,000 for the year ended September 30, 2015 as compared to a release of $15,401,000 for the year ended September 30, 2014.

The following table sets forth certain information explaining changes in interest income and interest expense for the period indicated compared to the same period one year ago. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate) and (2) changes in rate (changes in rate multiplied by old volume). The change in interest income and interest expense attributable to changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.
Rate / Volume Analysis:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	Comparison of Year Ended September 30, 2015 and September 30, 2014
($ in thousands)	Volume	Rate	Total
Interest income:
Loans receivable	$30,507	$(24,355)	$6,152
Mortgaged-backed securities	(4,941)	(3,927)	(8,868)
Investments (1)	(2,594)	2,166	(428)

All interest-earning assets	22,972	(26,116)	(3,144)

Interest expense:
Customer accounts	1,879	(9,349)	(7,470)
FHLB advances and other borrowings	(3,358)	(177)	(3,535)

All interest-bearing liabilities	(1,479)	(9,526)	(11,005)

Change in net interest income	$24,451	$(16,590)	$7,861

(1) Includes interest on cash equivalents and dividends on FHLB & FRB stock

Provision (Release) for Loan Losses: The Company recorded a release of allowance for loan losses of $11,162,000 for the year ended September 30, 2015, which compares to a release of $15,401,000 for the year ended September 30, 2014. The releases recorded for both periods was a result of continued improvement in credit quality of the loan portfolio offset by net growth in the loan portfolio. The related improvement in the credit quality of the loan portfolio relates to the following factors.
The Company had recoveries, net of charge-offs, of $5,370,000 for the year ended September 30, 2015, compared with $14,365,000 of net recoveries for the year ended September 30, 2014. Non-accrual loans were $67,810,000, or 0.47% of total assets, at September 30, 2015, as compared to $87,431,000, or 0.59% of total assets, at September 30, 2014, representing a decrease of 37.5%.
Unfunded commitments tend to vary depending on our loan mix and the proportion share of commercial loans. The reserve for unfunded commitments was $3,085,000 at September 30, 2015, which is an increase from $2,910,000 at September 30, 2014.

Other Income: Other income was $40,423,000 for the year ended September 30, 2015, an increase of $9,764,000 or 31.8% from the $30,659,000 for the year ended September 30, 2014. The increase is primarily due to deposit fee income rising by $8,153,000 in 2015 as compared to 2014 because of an increase in the number of transaction accounts and higher fees from client derivatives. In 2015, the Company had a $9,641,000 gain on sales of investment securities and $10,554,000 of expense related to prepayment of a Federal Home Loan Bank advance.

Other Expense: Operating expense was $224,851,000 for the year ended September 30, 2015, an increase of $20,842,000 or 10.22% from the $204,009,000 for the year ended September 30, 2014. The increase is primarily due to an increase of $10,209,000 for compensation expense and $7,352,000 for product delivery expense. These increases mostly relate to the addition of the employees from branches acquired during 2014 as they were with the Company for a full year in 2015 and also from growth in our commercial banking business. The number of staff, including part-time employees on a full-time equivalent basis, was 1,838 and 1,909 at September 30, 2015 and 2014, respectively. The decline in full-time equivalent employees occurred as the Company continues to consolidate under-performing branches and streamline back-office operations. Total operating expense for the years ended September 30, 2015 and 2014 equaled 1.55% and 1.43%, respectively, of average assets.

Gain (Loss) on Real Estate Owned: Net gain on real estate owned was $9,304,000 for the year ended September 30, 2015, compared to a loss of $2,743,000 for the year ended September 30, 2014. This amount includes ongoing maintenance expense, periodic valuation adjustments, and gains (losses) on sales of REO.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Income Tax Expense: Income tax expense was $89,203,000 for the year ended September 30, 2015, an increase of $1,639,000 or 1.9% from the $87,564,000 for the year ended September 30, 2014. The effective tax rate for was 35.75% for the years ended September 30, 2015 and 2014.

SELECTED FINANCIAL DATA

Year ended September 30,	2016	2015	2014	2013	2012
		(In thousands, except per share data)
Interest income	$536,793	$530,553	$533,697	$516,291	$590,271
Interest expense	116,544	117,072	128,077	136,159	193,249
Net interest income	420,249	413,481	405,620	380,132	397,022
Provision (reversal) for loan losses	(6,250)	(11,162)	(15,401)	1,350	44,955
Other income	57,082	49,727	27,916	20,074	6,698
Other expense	235,447	224,851	204,009	164,240	142,854
Income before income taxes	248,134	249,519	244,928	234,616	215,911
Income taxes	84,085	89,203	87,564	83,111	77,728
Net income	$164,049	$160,316	$157,364	$151,505	$138,183
Per share data
Basic earnings	$1.79	$1.68	$1.56	$1.45	$1.29
Diluted earnings	1.78	1.67	1.55	1.45	1.29
Cash dividends	0.55	0.54	0.41	0.36	0.32

September 30,	2016	2015	2014	2013	2012
Total assets	$14,888,063	$14,568,324	$14,756,041	$13,082,859	$12,472,944
Loans receivable, net	9,910,920	9,170,634	8,324,798	7,823,977	7,740,374
Mortgage-backed securities	2,490,510	2,906,440	3,231,691	2,902,655	2,360,668
Investment securities	849,983	1,117,339	1,366,018	1,109,772	612,524
Cash and cash equivalents	450,368	284,049	781,843	203,563	751,430
Customer accounts	10,600,852	10,631,703	10,716,928	9,090,271	8,576,618
FHLB advances	2,080,000	1,830,000	1,930,000	1,930,000	1,880,000
Stockholders’ equity	1,975,731	1,955,679	1,973,283	1,937,635	1,899,752
Number of
Customer accounts	491,098	517,871	548,872	332,177	308,282
Loans	41,418	41,036	43,569	44,838	48,030
Offices	238	247	251	182	166

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2016	September 30, 2015
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$450,368	$284,049
Available-for-sale securities, at fair value	1,922,894	2,380,563
Held-to-maturity securities, at amortized cost	1,417,599	1,643,216
Loans receivable, net of allowance for loan losses of $113,494 and $106,829	9,910,920	9,170,634
Interest receivable	37,669	40,429
Premises and equipment, net	281,951	276,247
Real estate owned	29,027	61,098
FHLB & FRB stock	117,205	107,198
Bank owned life insurance	208,123	102,496
Intangible assets, including goodwill of $291,503	296,989	299,358
Federal and state income tax assets, net	16,047	14,513
Other assets	199,271	188,523
	$14,888,063	$14,568,324
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$6,005,592	$5,820,878
Time deposit accounts	4,595,260	4,810,825
	10,600,852	10,631,703
FHLB advances	2,080,000	1,830,000
Advance payments by borrowers for taxes and insurance	42,898	50,224
Accrued expenses and other liabilities	188,582	100,718
	12,912,332	12,612,645
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 134,307,818 and 133,695,803 shares issued; 89,680,847 and 92,936,395 shares outstanding	134,308	133,696
Paid-in capital	1,648,388	1,643,712
Accumulated other comprehensive income (loss), net of taxes	(11,156)	353
Treasury stock, at cost; 44,626,971 and 40,759,408 shares	(739,686)	(651,836)
Retained earnings	943,877	829,754
	1,975,731	1,955,679
	$14,888,063	$14,568,324

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2016	2015	2014
	(In thousands, except share data)
INTEREST INCOME
Loans receivable	$454,085	$437,002	$430,850
Mortgage-backed securities	62,949	71,392	80,260
Investment securities and cash equivalents	19,759	22,159	22,587
	536,793	530,553	533,697
INTEREST EXPENSE
Customer accounts	52,485	51,054	58,524
FHLB advances and other borrowings	64,059	66,018	69,553
	116,544	117,072	128,077
Net interest income	420,249	413,481	405,620
Provision (release) for loan losses	(6,250)	(11,162)	(15,401)
Net interest income after provision (release) for loan losses	426,499	424,643	421,021

OTHER INCOME
Gain on sale of investment securities	—	9,641	—
Prepayment penalty on long-term debt	—	(10,554)	—
Loan fee income	5,548	8,788	7,706
Deposit fee income	21,738	22,459	14,306
Other income	19,750	10,089	8,647
	47,036	40,423	30,659
OTHER EXPENSE
Compensation and benefits	112,884	119,939	109,730
Occupancy	33,568	33,956	30,452
FDIC insurance premiums	11,824	7,916	11,009
Product delivery	17,060	22,325	14,973
Information technology	30,982	15,976	14,303
Other expense	29,129	24,739	23,542
	235,447	224,851	204,009
Gain (loss) on real estate owned, net	10,046	9,304	(2,743)
Income before income taxes	248,134	249,519	244,928
Income tax expense
Current	60,773	86,477	75,784
Deferred	23,312	2,726	11,780
	84,085	89,203	87,564
NET INCOME	$164,049	$160,316	$157,364

PER SHARE DATA
Basic earnings per share	$1.79	$1.68	$1.56
Diluted earnings per share	1.78	1.67	1.55
Dividends paid on common stock per share	0.55	0.54	0.41
Basic weighted average number of shares outstanding	91,399,038	95,644,639	101,154,030
Diluted weighted average number of shares outstanding	91,912,918	96,053,959	101,590,351

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year ended September 30,	2016	2015	2014
	(In thousands)
Net income	$164,049	$160,316	$157,364
Other comprehensive income (loss) net of tax:
Net unrealized gains (losses) on available-for-sale securities	(1,403)	(27,536)	22,924
Reclassification adjustment of net gains from sale of available-for-sale securities included in net income	—	9,641	—
Related tax benefit (expense)	516	6,577	(8,425)
	(887)	(11,318)	14,499

Net unrealized gain (loss) on long-term borrowing hedges	(16,793)	(14,287)	(268)
Related tax benefit (expense)	6,171	5,250	99
	(10,622)	(9,037)	(169)

Other comprehensive income (loss)	(11,509)	(20,355)	14,330
Comprehensive income	$152,540	$139,961	$171,694

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands)	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at September 30, 2013	$132,573	$1,625,051	$594,450	$6,378	$(420,817)	$1,937,635

Net income			157,364			157,364
Other comprehensive income (loss)				14,330		14,330
Dividends on common stock			(45,665)			(45,665)
Compensation expense related to common stock options		324				324
Proceeds from exercise of common stock options	501	9,641				10,142
Restricted stock expense	249	3,195				3,444
Treasury stock purchased					(104,291)	(104,291)
Balance at September 30, 2014	$133,323	$1,638,211	$706,149	$20,708	$(525,108)	$1,973,283

Net income			160,316			160,316
Other comprehensive income (loss)				(20,355)		(20,355)
Dividends on common stock			(36,711)			(36,711)
Compensation expense related to common stock options		231				231
Proceeds from exercise of common stock options	129	1,941				2,070
Restricted stock expense	244	3,329				3,573
Treasury stock purchased					(126,728)	(126,728)
Balance at September 30, 2015	$133,696	$1,643,712	$829,754	$353	$(651,836)	$1,955,679

Net income			164,049			164,049
Other comprehensive income (loss)				(11,509)		(11,509)
Dividends on common stock			(49,926)			(49,926)
Compensation expense related to common stock options		90				90
Proceeds from exercise of common stock options	433	8,850				9,283
Restricted stock expense	179	3,480				3,659
Repurchase of stock warrants		(7,744)				(7,744)
Treasury stock purchased					(87,850)	(87,850)
Balance at September 30, 2016	$134,308	$1,648,388	$943,877	$(11,156)	$(739,686)	$1,975,731

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2016	2015	2014
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$164,049	$160,316	$157,364
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, accretion and restricted stock expense	22,988	21,217	17,347
Cash received from (paid to) FDIC under loss share	1,730	720	2,502
Stock option compensation expense	90	231	324
Provision (release) for loan losses	(6,250)	(11,162)	(15,401)
Loss (gain) on sale of investment securities and real estate owned, net	(16,476)	(28,527)	(2,510)
Loss on extinguishment of debt	—	10,554	—
Decrease (increase) in accrued interest receivable	2,760	11,608	(2,819)
Decrease (increase) in FDIC loss share receivable	—	1,795	(1,795)
Decrease (increase) in federal and state income tax receivable	5,153	13,829	18,890
Decrease (increase) in cash surrender value of bank owned life insurance	(5,627)	(2,496)	—
Net realized (gain) loss on sales of premises and equipment	(3,563)	—	—
Decrease (increase) in other assets	(14,204)	(29,220)	(17,799)
Increase (decrease) in accrued expenses and other liabilities	71,071	(5,994)	17,612
Net cash provided (used) by operating activities	221,721	142,871	173,715

CASH FLOWS FROM INVESTING ACTIVITIES
Origination of loans and principal repayments, net	(622,884)	(554,350)	(261,401)
Loans purchased	(105,420)	(279,936)	(218,544)
FHLB & FRB stock purchase	(36,347)	(4,067)	—
FHLB & FRB stock redeemed	26,340	55,708	14,017
Available-for-sale securities purchased	(137,591)	(315,114)	(1,280,477)
Principal payments and maturities of available-for-sale securities	537,255	721,951	609,395
Proceeds from sales of available-for-sale investment securities	50,741	246,826	—
Held-to-maturity securities purchased	—	(259,489)	—
Principal payments and maturities of held-to-maturity securities	218,958	159,947	103,617
Net cash received from mergers and acquisitions	—	—	1,776,660
Proceeds from sales of real estate owned	61,132	74,895	89,549
Purchase of bank owned life insurance	(100,000)	(100,000)	—
Proceeds from sales of premises and equipment	14,685	—	—
Premises and equipment purchased and REO improvements	(37,933)	(36,860)	(51,794)
Net cash provided (used) by investing activities	(131,064)	(290,489)	781,022

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in customer accounts	(30,775)	(85,073)	(226,914)
Proceeds from borrowings	1,118,000	100,000	—
Repayments of borrowings	(868,000)	(210,554)	—
Proceeds from exercise of common stock options and related tax benefit	9,283	2,070	10,252
Dividends paid on common stock	(49,926)	(51,111)	(42,065)
Repurchase of warrants	(7,744)	—	—
Treasury stock purchased	(87,850)	(126,728)	(104,291)
Increase (decrease) in advance payments by borrowers for taxes and insurance	(7,326)	21,220	(13,439)
Net cash provided (used) by financing activities	75,662	(350,176)	(376,457)
Increase (decrease) in cash and cash equivalents	166,319	(497,794)	578,280
Cash and cash equivalents at beginning of year	284,049	781,843	203,563
Cash and cash equivalents at end of year	$450,368	$284,049	$781,843

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2016	2015	2014
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Non-cash investing activities
Real estate acquired through foreclosure	$16,535	$31,916	$46,469
Cash paid during the year for
Interest	$114,506	$116,226	$128,733
Income taxes	68,507	65,720	64,372
Summary of non-cash activities related to acquisitions
Fair value of assets and intangibles acquired, including goodwill	$—	$—	$80,242
Fair value of liabilities assumed	—	—	(1,856,902)
Net fair value of acquired assets (liabilities)	$—	$—	$(1,776,660)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Company and nature of operations. Washington Federal, Inc. is a Washington corporation headquartered in Seattle, Washington. The Company is a bank holding company that conducts its operations through a national bank subsidiary, Washington Federal, National Association. The Bank is principally engaged in the business of attracting deposits from the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate loans and commercial loans. As used throughout this document, the terms "Washington Federal" or the "Company" refer to Washington Federal, Inc. and its consolidated subsidiaries and the term "Bank" refers to the operating subsidiary Washington Federal, National Association. The Bank conducts its activities through a network of 238 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, New Mexico, and Texas.
Basis of presentation and use of estimates. The Company’s accounting and financial reporting policies conform to accounting principles generally accepted in the United States of America (U.S. GAAP). Inter-company balances and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, the Company makes estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses during the reporting periods and related disclosures. The areas that require application of significant management judgments often result in the need to make estimates about the effect of matters that are inherently uncertain and may change in future periods. Actual results could differ materially from those estimates. In certain instances, amounts in text are presented by rounding to the nearest thousand.
The Company's fiscal year end is September 30th. All references to 2016, 2015 and 2014 represent balances as of September 30, 2016, September 30, 2015 and September 30, 2014, or activity for the fiscal years then ended.

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
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

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
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

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
Covered assets. Covered loans consist of single family loans acquired from Horizon Bank in 2010 and certain loans acquired from South Valley Bank and Trust ("SVBT") in fiscal 2013 that were originally recorded at their estimated fair value at the time acquired. Loans that were classified as non-performing loans by Horizon Bank and SVBT are no longer classified as non-performing because, at acquisition, the carrying value of these loans was adjusted to reflect fair value and are covered under the FDIC loss sharing agreements. Management believes that the book value reflects an amount that will ultimately be collected. Covered real estate held for sale represents the foreclosed properties that were originally Horizon Bank loans or certain SVBT loans. Covered real estate held for sale is carried at the estimated fair value of the repossessed real estate. The covered loans and covered real estate held for sale are collectively referred to as “covered assets." When FDIC loss share agreements expire, any remaining loans will be transferred to the non covered portfolio. Covered loans are included within loans receivable on the statement of financial condition. Covered real estate owned are included within real estate owned on the statement of financial condition.
FDIC indemnification asset. FDIC indemnification asset is the receivable recorded due to the guarantee provided by the FDIC on the covered assets. This asset declines due to collections from the FDIC on claims or the eventual expiration of the FDIC loss share agreements. The FDIC indemnification asset is included within other assets on the statement of financial condition.
Client derivatives. Interest rate swap agreements are provided to certain clients who desire to convert their obligations from variable to fixed interest rates. Under these agreements, the Bank enters into a variable-rate loan agreement with a customer in addition to a swap agreement, and then enters into a corresponding swap agreement with a third party in order to offset its exposure on the customer swap agreement. As the interest rate swap agreements with the customers and third parties are not designated as hedges under FASB ASC 815, Derivatives and Hedging, the instruments are marked to market in earnings. The change in fair value of the offsetting swaps are included in interest income and interest expense and there is no impact on net income. There is fee income earned on the swaps that is included in loan fee income.
Long term borrowing hedges. The Company has entered into interest rate swaps to convert a series of future short-term borrowings to fixed-rate payments. These interest rate swaps qualify as cash flow hedging instruments under ASC 815 so gains and losses are recorded in Other Comprehensive Income to the extent the hedge is effective. Gains and losses on the interest rate swaps are reclassified from OCI to earnings in the period the hedged transaction affects earnings and are included in the same income statement line item that the hedged transaction is recorded.
Commercial loan hedges. The Company has entered into interest rate swaps to hedge long term fixed rate commercial loans. These hedges qualify as fair value hedges under ASC 815 and provide for matching of the recognition of the gains and losses on the interest rate swap and the related hedged loan.
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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

Real estate owned. Real estate properties acquired through foreclosure of loans or through acquisitions are recorded initially at fair value less selling costs and are subsequent recorded at lower of cost or fair value. Any gains (losses) are shown on the real estate acquired through foreclosure line item.
Intangible assets. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. The core deposit intangibles are acquired assets that lack physical substance but can be distinguished from goodwill. Goodwill is evaluated for impairment on an annual basis during the fourth quarter. Other intangible assets are amortized over their estimated lives and are subject to impairment testing when events or circumstances change. If circumstances indicate that the carrying value of the assets may not be recoverable, an impairment charge could be recorded. The Bank amortizes the core deposit intangibles over their estimated lives using an accelerated method.
The table below provides detail regarding the Company's intangible assets.

	Goodwill	Core Deposit Intangible	Total
	(In thousands)
Balance at September 30, 2014	$291,503	$11,406	$302,909
Amortization	—	(3,551)	(3,551)
Balance at September 30, 2015	291,503	7,855	299,358
Amortization	—	(2,369)	(2,369)
Balance at September 30, 2016	$291,503	$5,486	$296,989
The table below presents the estimated core deposit intangible asset amortization expense for the next five years.

Fiscal Year	Expense
(In thousands)
2017	$1,648
2018	1,204
2019	1,157
2020	1,157
2021	320

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
Accounting for stock-based compensation. We recognize in the statement of operations the grant-date fair value of stock options and other equity-based forms of compensation issued to employees over the employees' requisite service period (generally the vesting period). The requisite service period may be subject to performance conditions. Stock options and restricted stock awards generally vest ratably over three to ten years and are recognized as expense over that same period of time. The exercise price of each option equals the market price of the Company's common stock on the date of the grant, and the maximum term is ten years. No stock options were granted in 2016, 2015 or 2014.

Certain grants of restricted stock are subject to performance-based and market-based vesting as well as other approved vesting conditions and cliff vest based on those conditions. Compensation expense is recognized over the service period to the extent restricted stock awards are expected to vest. See Note N for additional information.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

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
The Company paid its 135th consecutive quarterly cash dividend totaling $12,421,733 on November 18, 2016 to common stockholders of record on November 4, 2016.

NOTE B - NEW ACCOUNTING PRONOUNCEMENTS

In August 2016, the FASB issued Accounting Standards Update ("ASU") 2016-15, Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU address eight specific cash flow issues with the objective of reducing diversity in practice. The specific issues identified include: debt prepayments or extinguishment costs; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (including bank-owned life insurance policies); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This ASU is effective for fiscal years beginning after December 15, 2017 including interim periods within that reporting period; however, early adoption is permitted. The Company is currently evaluating the guidance to determine its adoption method and does not expect this guidance to have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses. The amendments in this ASU were issued to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to- maturity debt securities, trade and other receivables, net investments in leases and other commitments to extend credit held by a reporting entity at each reporting date. The amendments require that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The ASU eliminates the current framework of recognizing probable incurred losses and instead requires an entity to use its current estimate of all expected credit losses over the contractual life. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets.

For purchased financial assets with a more-than-insignificant amount of credit deterioration since origination (“PCD assets”) that are measured at amortized cost, an allowance for expected credit losses is recorded as an adjustment to the cost basis of the asset. Subsequent changes in estimated cash flows would be recorded as an adjustment to the allowance and through the statement of income.

Credit losses relating to available-for-sale debt securities will be recorded through an allowance for credit losses rather than as a direct write-down to the security's cost basis.

The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For most debt securities, the transition approach requires a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period the guidance is effective. For other-than-temporarily impaired debt securities and PCD assets, the guidance will be applied prospectively. The Company is currently evaluating the provisions of this ASU to determine the impact the new standard will have on the Company's consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation- Improvements to Employee Share-Based Payment Accounting, which involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the guidance, income tax benefits and deficiencies are to be recognized as income tax expense or benefit in the income statement and the tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity should also recognize excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. Excess tax benefits should be classified along with other income tax cash flows as an operating activity. In regards to forfeitures, the entity may make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

or account for forfeitures when they occur. This ASU is effective for fiscal years beginning after December 15, 2016 including interim periods within that reporting period; however, early adoption is permitted. The Company is currently evaluating the guidance to determine its adoption method and does not expect this guidance to have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. The amendments require lessees to recognize a lease liability, which is a lessee's obligation to make lease payments arising from a lease, and a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. The guidance also simplifies the accounting for sale and leaseback transactions. The amendments are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently evaluating the provisions of this ASU to determine the impact the new standard will have on the Company's consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, to require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this ASU also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. This ASU is effective for fiscal years beginning after December 15, 2017 including interim periods within that reporting period. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which will require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition, an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The amendments in ASU 2015-16 are effective for years beginning after December 15, 2015. Early adoption is permitted for reporting periods for which financial statements have not been issued. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-05, Customer’s Accounting for Fees Paid in Cloud Computing Arrangement. The ASU was issued to clarify a customer's accounting for fees paid in a cloud computing arrangement. The amendments provide guidance to customers in determining whether a cloud computing arrangement includes a software license that should be accounted for as internal-use software. If the arrangement does not contain a software license, it would be accounted for as a service contract. The guidance in this ASU is effective for interim and annual periods beginning after December 15, 2015 and can be adopted either (1) prospectively to all arrangements entered into or materially modified after the effective date or (2) retrospectively. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the codification. For public companies, this update was to be effective for interim and annual periods beginning after December 15, 2016. However, in August 2015, the FASB issued ASU 2015-14, which delayed the effective date of ASU 2014-09 by one year and permits companies to voluntarily adopt the new standard as of the original effective date. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

NOTE C - INVESTMENT SECURITIES

The tables below provide detail regarding the amortized cost and fair value of available-for-sale and held-to-maturity investment securities.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

September 30, 2016	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$21,284	$—	$(59)	$21,225	0.81%
1 to 5 years	12,477	1,027	(11)	13,493	7.94
5 to 10 years	48,134	—	(1,589)	46,545	1.14
Over 10 years	182,051	27	(3,990)	178,088	1.33
Equity Securities
Within 1 year	—	—	—	—	—
1 to 5 years	100,422	1,402	—	101,824	1.90
Corporate debt securities due
Within 1 year	278,094	325	(53)	278,366	1.33
1 to 5 years	63,481	928	(113)	64,296	2.47
5 to 10 years	69,955	—	(2,417)	67,538	1.96
Over 10 years	50,000	938	—	50,938	3.00
Municipal bonds due
1 to 5 years	2,315	2	—	2,317	1.23
5 to 10 years	1,335	38	—	1,373	2.05
Over 10 years	20,363	3,617	—	23,980	6.45
Mortgage-backed securities
Agency pass-through certificates	978,955	17,118	(3,032)	993,041	2.58
Commercial MBS	80,318	—	(448)	79,870	1.91
	1,909,184	25,422	(11,712)	1,922,894	2.22
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,417,599	24,171	(214)	1,441,556	3.18
	1,417,599	24,171	(214)	1,441,556	3.18
	$3,326,783	$49,593	$(11,926)	$3,364,450	2.62%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

September 30, 2015	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
1 to 5 years	$105,065	$1,923	$(274)	$106,714	1.74%
5 to 10 years	119,071	35	(1,247)	117,859	1.54
Over 10 years	262,832	—	(4,941)	257,891	1.23
Equity Securities
Within 1 year	500	17	—	517	1.80
1 to 5 years	99,922	1,513	—	101,435	1.90
Corporate debt securities due
Within 1 year	24,787	191	—	24,978	0.53
1 to 5 years	311,435	1,190	(58)	312,567	0.88
5 to 10 years	100,000	876	(3,524)	97,352	1.47
Over 10 years	69,950	953	—	70,903	3.00
Municipal bonds due
1 to 5 years	2,285	8	—	2,293	1.23
5 to 10 years	1,303	7	—	1,310	2.05
Over 10 years	20,382	3,138	—	23,520	6.45
Mortgage-backed securities
Agency pass-through certificates	1,144,787	18,222	(2,491)	1,160,518	2.48
Commercial MBS	103,131	85	(510)	102,706	1.51
	2,365,450	28,158	(13,045)	2,380,563	1.97
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,643,216	10,516	(16,312)	1,637,420	3.19
	1,643,216	10,516	(16,312)	1,637,420	3.19
	$4,008,666	$38,674	$(29,357)	$4,017,983	2.46%

The Company purchased $137,591,000 of available-for-sale investment securities and no held-to-maturity investment securities during 2016. The Company sold $50,741,000 of available-for-sale securities and there were no sales of held-to-maturity investment securities in 2016. Substantially all mortgage-backed securities have contractual due dates that exceed twenty-five years.

The following table shows the gross unrealized losses and fair value of securities at September 30, 2016 and September 30, 2015, by length of time that individual securities in each category have been in a continuous loss position. Management believes that the declines in fair value of these investments are not an other than temporary impairment as these losses are due to a change in interest rates rather than any credit deterioration. The impairment is also deemed to be temporary because: 1) the Bank does not intend to sell the security, and 2) it is not more likely than not that it will be required to sell the security before recovery of the entire amortized cost basis of the security.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

	September 30, 2016
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate debt securities	$—	$—	$(2,582)	$100,467	$(2,582)	$100,467
U.S. agency securities	(11)	3,167	(5,638)	220,613	(5,649)	223,780
Agency pass-through certificates	(1,278)	301,030	(2,417)	232,407	(3,695)	533,437
	$(1,289)	$304,197	$(10,637)	$553,487	$(11,926)	$857,684

	September 30, 2015
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate debt securities	$(183)	$72,862	$(3,399)	$46,601	$(3,582)	$119,463
U.S. agency securities	(5,010)	336,243	(1,452)	57,344	(6,462)	393,587
Agency pass-through certificates	(1,036)	169,541	(18,277)	1,193,463	(19,313)	1,363,004
	$(6,229)	$578,646	$(23,128)	$1,297,408	$(29,357)	$1,876,054

NOTE D - LOANS RECEIVABLE

The following table is a summary of loans receivable.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

	September 30, 2016		September 30, 2015
	(In thousands)		(In thousands)
Non-Acquired loans
Single-family residential	$5,621,066	51.3%	$5,651,845	57.5%
Construction	1,110,411	10.1	200,509	2.0
Construction - custom	473,069	4.3	396,307	4.0
Land - acquisition & development	116,156	1.1	94,208	1.0
Land - consumer lot loans	101,853	0.9	103,989	1.1
Multi-family	1,118,801	10.2	1,125,722	11.5
Commercial real estate	956,164	8.7	986,270	10.0
Commercial & industrial	946,648	8.6	612,836	6.2
HELOC	134,785	1.2	127,646	1.3
Consumer	137,450	1.3	194,655	2.0
Total non-acquired loans	10,716,403	97.9%	9,493,987	96.6%
Acquired loans	115,394	1.1	166,293	1.7
Credit impaired acquired loans	89,837	0.8	87,081	0.9
Covered loans	28,974	0.3	75,909	0.8
Total gross loans	10,950,608	100%	9,823,270	100%
Less:
Allowance for probable losses	113,494		106,829
Loans in process	879,484		476,796
Discount on acquired loans	11,306		30,095
Deferred net origination fees	35,404		38,916
Total loan contra accounts	1,039,688		652,636
Net Loans	$9,910,920		$9,170,634

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

The following summary breaks down the Company's fixed rate and adjustable rate loans by time to maturity or to rate adjustment.

September 30, 2016
Fixed-Rate		Adjustable-Rate
Term To Maturity	Gross Loans	Term To Rate Adjustment	Gross Loans
	(In thousands)		(In thousands)
Within 1 year	$29,428	Less than 1 year	$1,362,480
1 to 3 years	326,859	1 to 3 years	1,457,584
3 to 5 years	192,202	3 to 5 years	552,402
5 to 10 years	693,099	5 to 10 years	625,852
10 to 20 years	1,020,654	10 to 20 years	—
Over 20 years	4,690,048	Over 20 years	—
	$6,952,290		$3,998,318

The following tables provide information regarding loans receivable by loan category and geography.

September 30, 2016	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	(In thousands)
Washington	$2,926,555	$287,999	$74,017	$59,371	$277,877	$470,720	$482,802	$500,540	$41,212	$88,681	$5,209,774
Oregon	664,932	332,311	10,953	12,403	52,709	122,958	171,093	203,377	3,152	13,711	1,587,599
Arizona	546,080	292,830	4,142	9,014	45,536	43,300	38,302	47,584	309	15,838	1,042,935
Other	216,902	2,448	443	11,157	11,228	110,843	277,438	94,215	91,874	1,030	817,578
Utah	474,390	47,374	958	3,448	33,036	143,246	11,499	46,497	39	7,573	768,060
Idaho	284,212	33,043	4,761	3,910	17,120	64,510	34,075	16,627	141	6,973	465,372
New Mexico	186,061	97,699	12,417	1,274	18,128	47,763	68,385	10,860	1,110	13,790	457,487
Texas	202,541	29,458	10,806	979	10,610	107,071	6,151	42,594	1,085	305	411,600
Nevada	157,154	1,127	—	3,012	6,825	—	3,894	16,295	80	1,816	190,203
	$5,658,827	$1,124,289	$118,497	$104,568	$473,069	$1,110,411	$1,093,639	$978,589	$139,002	$149,717	$10,950,608

Percentage by geographic area
September 30, 2016	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	As % of total gross loans
Washington	26.8%	2.6%	0.7%	0.5%	2.5%	4.3%	4.4%	4.6%	0.4%	0.8%	47.6%
Oregon	6.1	3.0	0.1	0.1	0.5	1.1	1.6	1.9	—	0.1	14.5
Arizona	5.0	2.7	—	0.1	0.4	0.4	0.3	0.4	—	0.2	9.5
Other	2.0	—	—	0.2	0.1	1.0	2.5	0.9	0.8	—	7.5
Utah	4.3	0.5	—	—	0.3	1.3	0.1	0.4	—	0.1	7.0
Idaho	2.5	0.3	—	—	0.2	0.6	0.3	0.2	—	0.1	4.2
New Mexico	1.8	0.9	0.1	—	0.2	0.4	0.6	0.1	—	0.1	4.2
Texas	1.8	0.3	0.1	—	0.1	1.0	0.1	0.4	—	—	3.8
Nevada	1.4	—	0.1	—	0.1	—	—	0.1	—	—	1.7
	51.7%	10.3%	1.1%	0.9%	4.4%	10.1%	9.9%	9.0%	1.2%	1.4%	100%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

Percentage by geographic area as a % of each loan type
September 30, 2016	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction	Commercial real estate	Commercial and industrial	Consumer	HELOC
	As % of total gross loans
Washington	51.6%	25.7%	62.5%	56.8%	58.9%	42.4%	44.0%	51.0%	29.6%	59.1%
Oregon	11.8	29.6	9.2	11.9	11.1	11.1	15.6	20.8	2.3	9.2
Arizona	9.7	26.0	3.5	8.6	9.6	3.9	3.5	4.9	0.2	10.6
Other	3.8	0.2	0.4	10.7	2.4	10.0	25.4	9.6	66.1	0.7
Utah	8.4	4.2	0.8	3.3	7.0	12.9	1.1	4.8	—	5.1
Idaho	5.0	2.9	4.0	3.7	3.6	5.8	3.1	1.7	0.1	4.7
New Mexico	3.3	8.7	10.5	1.2	3.8	4.3	6.3	1.1	0.8	9.2
Texas	3.6	2.6	9.1	0.9	2.2	9.6	0.6	4.4	0.8	0.2
Nevada	2.8	0.1	—	2.9	1.4	—	0.4	1.7	0.1	1.2
	100.0%	100%	100%	100%	100%	100%	100%	100%	100%	100%

The Company has granted loans to officers and directors of the Company and related interests. These loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of these loans, including unfunded commitments to lend, was $57,153,000 and $55,965,000 at September 30, 2016 and 2015, respectively.

The following table provides additional information on impaired loans, loan commitments and loans serviced for others.

	September 30, 2016	September 30, 2015
	(In thousands)
Recorded investment in impaired loans	$285,243	$341,579
TDRs included in impaired loans	261,531	302,713
Allocated reserves on impaired loans	1,980	2,323
Specific reserves on impaired loans	366	275
Average balance of impaired loans for year ended	265,771	333,815
Interest income from impaired loans for year ended	11,314	14,855
Outstanding fixed-rate origination commitments	331,947	230,869
Gross loans serviced for others	80,896	72,083

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

The following table sets forth information regarding non-accrual loans.

	September 30, 2016		September 30, 2015
	(In thousands)		(In thousands)
Non-accrual loans:
Single-family residential	$33,148	78.2%	$59,074	87.1%
Construction	—	—	754	1.1
Construction - custom	—	—	732	1.1
Land - acquisition & development	58	0.1	—	—
Land - consumer lot loans	510	1.2	1,273	1.9
Multi-family	776	1.8	2,558	3.8
Commercial real estate	7,100	16.7	2,176	3.2
Commercial & industrial	583	1.4	—	—
HELOC	239	0.6	563	0.8
Consumer	—	—	680	1.0
Total non-accrual loans	$42,414	100%	$67,810	100%
The following table breaks down delinquent loans by loan category and delinquency bucket.

September 30, 2016	Amount of Loans	Days Delinquent Based on $ Amount of Loans					% based on $
Type of Loan	Net of Loans in Process	Current	30	60	90	Total
	(In thousands)
Non-acquired loans
Single-family residential	$5,624,783	$5,574,384	$20,917	$5,173	$24,309	$50,399	0.90%
Construction	497,393	497,393	—	—	—	—	—
Construction - custom	229,957	229,419	538	—	—	538	0.23
Land - acquisition & development	88,662	88,662	—	—	—	—	—
Land - consumer lot loans	102,386	100,373	816	687	510	2,013	1.97
Multi-family	1,119,042	1,117,453	1,190	399	—	1,589	0.14
Commercial real estate	955,944	955,604	—	183	157	340	0.04
Commercial & industrial	947,703	947,661	—	42	—	42	—
HELOC	134,214	133,683	490	—	41	531	0.40
Consumer	136,835	135,926	705	124	80	909	0.66
	9,836,919	9,780,558	24,656	6,608	25,097	56,361	0.57
Acquired loans	115,394	114,770	124	2	498	624	0.54
Credit impaired acquired loans	89,837	84,625	227	142	4,843	5,212	5.80
Covered loans	28,974	22,891	—	262	5,821	6,083	20.99
Total Loans	$10,071,124	$10,002,844	$25,007	$7,014	$36,259	$68,280	0.68%
Delinquency %		99.32%	0.25%	0.07%	0.36%	0.68%
The percentage of total delinquent loans was 0.68% as of September 30, 2016, as compared to 0.88% as of September 30, 2015.

Most loans restructured in troubled debt restructurings ("TDRs") are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period. Principal forgiveness is not an available option for restructured loans. As of September 30, 2016, the outstanding balance of TDR's was $261,531,000 as compared to $302,713,000 as of September 30, 2015. As of September 30, 2016, 96.2% of the restructured loans were performing. Single-family residential loans comprised 87.2% of TDR loans as of September 30, 2016. The Company reserves for restructured loans within its allowance for loan

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

loss methodology by taking into account the following performance indicators: 1) time since modification, 2) current payment status and 3) geographic area.

The following table provides information related to loans that were modified in a TDR during the periods presented.

	Twelve Months Ended September 30, 2016			Twelve Months Ended September 30, 2015
		Pre-Modification	Post-Modification		Pre-Modification	Post-Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
Troubled Debt Restructurings:	Contracts	Investment	Investment	Contracts	Investment	Investment
		(In thousands)			(In thousands)
Single-family residential	120	$23,541	$23,541	62	$13,378	$13,378
Construction	—	—	—	2	701	701
Land - consumer lot loans	10	970	970	9	1,546	1,546
Commercial real estate	7	2,523	2,523	3	3,175	3,175
HELOC	1	126	126	1	50	50
Consumer	1	24	24	1	80	80
	139	$27,184	$27,184	78	$18,930	$18,930

The following table provides information on payment defaults occurring during the periods presented where the loan had been modified in a TDR within 12 months of the payment default.

	Twelve Months Ended September 30, 2016		Twelve Months Ended September 30, 2015
	Number of	Recorded	Number of	Recorded
TDRs That Subsequently Defaulted:	Contracts	Investment	Contracts	Investment
	(In thousands)		(In thousands)
Single-family residential	17	$4,875	18	$2,917
Construction	1	279	—	—
Land - consumer lot loans	5	606	2	301
Commercial real estate	2	326	—	—
	25	$6,086	20	$3,218

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

The following table shows the changes in accretable yield for acquired impaired loans and acquired non-impaired loans including covered loans for the years ended September 30, 2016 and 2015.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

	Twelve Months Ended September 30, 2016				Twelve Months Ended September 30, 2015
	Acquired Impaired		Acquired Non-impaired		Acquired Impaired		Acquired Non-impaired
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
	(In thousands)				(In thousands)
Beginning balance	$72,705	$111,300	$7,204	$187,080	$97,125	$135,826	$14,513	$275,862
Net reclassification from non-accretable	4,867	—	—	—	6,307	—	346	—
Accretion	(18,730)	18,730	(2,982)	2,982	(30,727)	30,727	(7,655)	7,655
Transfers to REO	—	(175)	—	—	—	(2,975)	—	(150)
Payments received, net	—	(38,094)	—	(58,930)	—	(52,278)	—	(96,287)
Ending Balance	$58,842	$91,761	$4,222	$131,132	$72,705	$111,300	$7,204	$187,080

At September 30, 2016 and September 30, 2015, none of the acquired impaired or non-impaired loans were classified as non-performing assets. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.
The FDIC loss share coverage for the acquired commercial loans from the former Horizon Bank expired after March 31, 2015. These loans were transferred to loans receivable. The FDIC loss share coverage for the acquired commercial loans from the former Home Valley Bank expired after of September 30, 2015 with final reporting as of October 31, 2015. Recoveries to the extent that claims were made will continue to be shared for three years. The FDIC loss share coverage for single family residential loans will continue for another four years.
The outstanding principal balance of covered loans was $28,974,000 as of September 30, 2016, as compared to $75,909,000 as of September 30, 2015. The discount balance related to the covered loans was $2,738,000 as of September 30, 2016.

The following table shows the year to date activity for the FDIC indemnification asset.

	Twelve Months Ended September 30, 2016	Twelve Months Ended September 30, 2015
	(In thousands)
Balance at beginning of year	$16,275	$36,860
Additions and impairment	—	(1,795)
Payments received	(1,730)	(720)
Amortization	(2,012)	(18,588)
Accretion	236	518
Balance at end of year	$12,769	$16,275

NOTE E - ALLOWANCE FOR LOSSES ON LOANS

The following tables summarize the activity in the allowance for loan losses.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

Twelve Months Ended September 30, 2016	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$47,347	$(3,106)	$3,251	$(9,696)	$37,796
Construction	6,680	—	745	12,413	19,838
Construction - custom	990	(60)	60	90	1,080
Land - acquisition & development	5,781	(42)	8,220	(7,936)	6,023
Land - consumer lot loans	2,946	(732)	5	316	2,535
Multi-family	5,304	—	—	1,621	6,925
Commercial real estate	8,960	(103)	1,812	(2,081)	8,588
Commercial & industrial	24,980	(941)	2,933	1,036	28,008
HELOC	902	(54)	21	(56)	813
Consumer	2,939	(962)	2,018	(2,107)	1,888
	$106,829	$(6,000)	$19,065	$(6,400)	$113,494

Twelve Months Ended September 30, 2015	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$62,763	$(5,524)	$13,403	$(23,295)	$47,347
Construction	6,742	(388)	120	206	6,680
Construction - custom	1,695	—	—	(705)	990
Land - acquisition & development	5,592	(38)	207	20	5,781
Land - consumer lot loans	3,077	(459)	221	107	2,946
Multi-family	4,248	—	220	836	5,304
Commercial real estate	7,548	(1,711)	735	2,388	8,960
Commercial & industrial	16,527	(3,354)	1,374	10,433	24,980
HELOC	928	(66)	2	38	902
Consumer	3,227	(3,060)	3,688	(916)	2,939
Covered loans	2,244	—	—	(2,244)	—
	$114,591	$(14,600)	$19,970	$(13,132)	$106,829

The Company recorded a release of allowance for loan losses of $6,400,000 during the year ended September 30, 2016, as compared to a release of $11,162,000 for the year ended September 30, 2015. The credit quality of the portfolio has been improving significantly and economic conditions are more stable.

The Company had recoveries, net of charge-offs, of $13,065,000 for the year ended September 30, 2016, compared with net recoveries of $5,370,000 for the year ended September 30, 2015. A loan is charged-off when the loss is estimable and it is confirmed that the borrower is not expected to be able to meet its contractual obligations.

Non-accrual loans decreased to $42,414,000 as of September 30, 2016 from $67,810,000 as of September 30, 2015. Non-performing assets (“NPAs”) totaled $71,441,000, or 0.48% of total assets, at September 30, 2016, compared to $128,908,000, or 0.88% of total assets, as of September 30, 2015. Acquired loans, including covered loans, are not classified as non-performing loans because they are recorded at fair value at acquisition and reflect lifetime estimated losses at that time. As of September 30, 2016, $20,175,000 in acquired loans were subject to the general allowance as the discount related to these balances was not sufficient to absorb potential losses.

There is no allowance for covered loans as of September 30, 2016 or September 30, 2015.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

At September 30, 2016, $113,128,000 of the allowance was calculated under the formulas contained in our general allowance methodology and the remaining $366,000 represents specific reserves on loans that were deemed to be impaired.
The following tables show a summary of loans collectively and individually evaluated for impairment and the related allocation of general and specific reserves.

September 30, 2016	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Gross Loans Subject to General Reserve (1)	Ratio	Specific Reserve Allocation	Gross Loans Subject to Specific Reserve (1)	Ratio
	(In thousands)			(In thousands)
Single-family residential	$37,536	$5,585,912	0.7%	$260	$19,629	1.3%
Construction	19,838	498,450	4.0	—	—	—
Construction - custom	1,080	229,298	0.5	—	330	—
Land - acquisition & development	6,022	90,850	6.6	2	850	0.2
Land - consumer lot loans	2,535	92,828	2.7	—	558	—
Multi-family	6,911	1,091,974	0.6	13	1,505	0.9
Commercial real estate	8,497	957,380	0.9	91	11,157	0.8
Commercial & industrial	28,008	966,930	2.9	—	—	—
HELOC	813	133,203	0.6	—	239	—
Consumer	1,888	137,315	1.4	—	3	—
	$113,128	$9,784,140	1.2%	$366	$34,271	1.1%
 ___________________

(1)	Excludes acquired loans with discounts sufficient to absorb potential losses and covered loans

September 30, 2015	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Gross Loans Subject to General Reserve (1)	Ratio	Specific Reserve Allocation	Gross Loans Subject to Specific Reserve (1)	Ratio
	(In thousands)			(In thousands)
Single-family residential	$47,073	$5,595,752	0.8%	$275	$51,718	0.5%
Construction	6,680	124,679	5.4	—	5,441	—
Construction - custom	990	205,692	0.5	—	—	—
Land - acquisition & development	5,781	72,602	8.0	—	2,198	—
Land - consumer lot loans	2,946	93,103	3.2	—	10,824	—
Multi-family	5,304	1,062,194	0.5	—	5,348	—
Commercial real estate	8,960	844,691	1.1	—	8,826	—
Commercial & industrial	24,980	643,577	3.9	—	—	—
HELOC	902	126,594	0.7	—	1,072	—
Consumer	2,938	194,569	1.5	—	86	—
	$106,554	$8,963,453	1.2%	$275	$85,513	0.3%
 ___________________

(1)	Excludes acquired loans with discounts sufficient to absorb potential losses and covered loans

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

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

The following tables provide information on loans based on credit quality indicators (defined above).

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

September 30, 2016	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Non-acquired loans
Single-family residential	$5,570,634	$—	$50,432	$—	$—	$5,621,066
Construction	1,098,549	8,595	3,267	—	—	1,110,411
Construction - custom	473,069	—	—	—	—	473,069
Land - acquisition & development	110,125	—	6,031	—	—	116,156
Land - consumer lot loans	100,862	—	991	—	—	101,853
Multi-family	1,112,342	3,237	3,222	—	—	1,118,801
Commercial real estate	928,032	13,446	14,686	—	—	956,164
Commercial & industrial	900,571	7,160	38,917	—	—	946,648
HELOC	134,298	—	487	—	—	134,785
Consumer	137,367	—	83	—	—	137,450
Total non-acquired loans	10,565,849	32,438	118,116	—	—	10,716,403
Acquired loans	108,616	47	6,731	—	—	115,394
Credit impaired acquired loans	60,985	—	28,852	—	—	89,837
Covered loans	28,647	—	327	—	—	28,974
Total gross loans	$10,764,097	$32,485	$154,026	$—	$—	$10,950,608

Total grade as a % of total gross loans	98.3%	0.3%	1.4%	—%	—%

September 30, 2015	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Non-acquired loans
Single-family residential	$5,558,700	$—	$93,145	$—	$—	$5,651,845
Construction	197,935	—	2,574	—	—	200,509
Construction - custom	396,307	—	—	—	—	396,307
Land - acquisition & development	89,656	—	4,552	—	—	94,208
Land - consumer lot loans	103,569	—	420	—	—	103,989
Multi-family	1,118,673	865	6,184	—	—	1,125,722
Commercial real estate	971,510	4,360	10,400	—	—	986,270
Commercial & industrial	575,034	1,496	36,306	—	—	612,836
HELOC	127,398	—	248	—	—	127,646
Consumer	194,451	—	204	—	—	194,655
Total non-acquired loans	9,333,233	6,721	154,033	—	—	9,493,987
Acquired loans	149,891	—	16,402	—	—	166,293
Credit impaired acquired loans	61,019	—	26,062	—	—	87,081
Covered loans	61,776	—	14,133	—	—	75,909
Total gross loans	$9,605,919	$6,721	$210,630	$—	$—	$9,823,270

Total grade as a % of total gross loans	97.8%	0.1%	2.1%	—%	—%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

The following tables provide information on loans based on payment activity.

September 30, 2016	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,587,919	99.4%	$33,148	0.6%
Construction	1,110,411	100.0	—	—
Construction - custom	473,069	100.0	—	—
Land - acquisition & development	116,097	99.9	58	0.1
Land - consumer lot loans	101,343	99.5	510	0.5
Multi-family	1,118,025	99.9	776	0.1
Commercial real estate	949,064	99.3	7,100	0.7
Commercial & industrial	946,065	99.9	583	0.1
HELOC	134,546	99.8	239	0.2
Consumer	137,450	100.0	—	—
	$10,673,989	99.6%	$42,414	0.4%

September 30, 2015	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,592,771	99.0%	$59,074	1.0%
Construction	199,755	99.6	754	0.4
Construction - custom	395,575	99.8	732	0.2
Land - acquisition & development	94,208	100.0	—	—
Land - consumer lot loans	102,716	98.8	1,273	1.2
Multi-family	1,123,165	99.8	2,558	0.2
Commercial real estate	984,093	99.8	2,176	0.2
Commercial & industrial	612,836	100.0	—	—
HELOC	127,083	99.6	563	0.4
Consumer	193,975	99.7	680	0.3
	$9,426,177	99.3%	$67,810	0.7%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

The following tables provide information on impaired loans by loan category.

September 30, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
Impaired loans with no related allowance recorded:
Single-family residential	$9,627	$11,366	$—		$6,511
Construction	—	—	—		—
Construction - custom	—	—	—		—
Land - acquisition & development	138	9,001	—		614
Land - consumer lot loans	499	609	—		317
Multi-family	394	3,972	—		638
Commercial real estate	11,741	21,301	—		6,260
Commercial & industrial	1,030	3,082	—		863
HELOC	209	315	—		165
Consumer	74	550	—		111
	23,712	50,196	—		15,479
Impaired loans with an allowance recorded:
Single-family residential	228,186	232,595	3,809		216,632
Construction	—	—	—		—
Construction - custom	—	—	—		—
Land - acquisition & development	1,154	2,094	1		1,766
Land - consumer lot loans	9,630	10,678	1		9,548
Multi-family	1,505	1,505	13		1,522
Commercial real estate	19,434	22,848	91		19,311
Commercial & industrial	—	—	—		—
HELOC	1,506	1,521	—		1,413
Consumer	116	306	—		100
	261,531	271,547	3,915	(1)	250,292
Total:
Single-family residential	237,813	243,961	3,809		223,143
Construction	—	—	—		—
Construction - custom	—	—	—		—
Land - acquisition & development	1,292	11,095	1		2,380
Land - consumer lot loans	10,129	11,287	1		9,865
Multi-family	1,899	5,477	13		2,160
Commercial real estate	31,175	44,149	91		25,571
Commercial & industrial	1,030	3,082	—		863
HELOC	1,715	1,836	—		1,578
Consumer	190	856	—		211
	$285,243	$321,743	$3,915	(1)	$265,771
____________________

(1)	Includes $366,000 of specific reserves and $3,549,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

September 30, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
Impaired loans with no related allowance recorded:
Single-family residential	$17,250	$19,644	$—		$14,069
Construction	453	2,151	—		471
Construction - custom	554	554	—		182
Land - acquisition & development	2,570	9,426	—		926
Land - consumer lot loans	727	814	—		544
Multi-family	3,770	7,054	—		1,545
Commercial real estate	9,427	15,620	—		8,130
Commercial & industrial	2,955	13,066	—		2,681
HELOC	683	1,532	—		536
Consumer	477	703	—		390
	38,866	70,564	—		29,474
Impaired loans with an allowance recorded:
Single-family residential	259,461	263,268	6,678		260,028
Construction	4,988	5,778	—		5,432
Construction - custom	—	—	—		—
Land - acquisition & development	2,486	3,426	—		3,478
Land - consumer lot loans	11,289	11,554	—		11,324
Multi-family	3,823	3,823	—		3,732
Commercial real estate	19,124	21,078	—		18,886
Commercial & industrial	—	—	—		—
HELOC	1,443	1,443	—		1,359
Consumer	99	289	—		102
	302,713	310,659	6,678	(1)	304,341
Total:
Single-family residential	276,711	282,912	6,678		274,097
Construction	5,441	7,929	—		5,903
Construction - custom	554	554	—		182
Land - acquisition & development	5,056	12,852	—		4,404
Land - consumer lot loans	12,016	12,368	—		11,868
Multi-family	7,593	10,877	—		5,277
Commercial real estate	28,551	36,698	—		27,016
Commercial & industrial	2,955	13,066	—		2,681
HELOC	2,126	2,975	—		1,895
Consumer	576	992	—		492
	$341,579	$381,223	$6,678	(1)	$333,815

____________________

(1)	Includes $275,000 of specific reserves and $6,403,000 included in the general reserves.

NOTE F - FAIR VALUE MEASUREMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
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
We have established and documented the Company's process for determining the fair values of the Company's assets and liabilities, where applicable. Fair value is based on quoted market prices, when available, for identical or similar assets or liabilities. In the absence of quoted market prices, fair value is determined using valuation models or third-party appraisals. The following is a description of the valuation methodologies used to measure and report the fair value of financial assets and liabilities on a recurring or nonrecurring basis.
Measured on a Recurring Basis
Available-for-sale investment securities and derivative contracts
Securities available for sale are recorded at fair value on a recurring basis. The fair value of debt securities are priced using model pricing based on the securities' relationship to other benchmark quoted prices as provided by an independent third party, and under GAAP are considered a Level 2 input method. Securities that are traded on active exchanges, including the Company's equity securities, are measured using the closing price in an active market and are considered a Level 1 input method.
The Company offers interest rate swaps to its variable rate borrowers who want to manage their interest rate risk. At the same time, the Company enters into the opposite trade with a counter party to offset its interest rate risk. The Company has also entered into a commercial loan hedge as well as long term borrowing hedges using interest rate swaps. The fair value of these interest rate swaps are estimated by a third party pricing service using a discounted cash flow technique. These are considered a Level 2 input method.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

The following table presents the balance and ASC 825 level of assets measured at fair value on a recurring basis.

	September 30, 2016
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	$101,824	$—	$—	$101,824
U.S. government and agency securities	—	259,351	—	259,351
Municipal bonds	—	27,670	—	27,670
Corporate debt securities	—	461,138	—	461,138
Mortgage-backed securities
Agency pass-through certificates	—	993,041	—	993,041
Commercial MBS	—	79,870	—	79,870
Other debt securities	—	—	—	—
Total Available-for-sale securities	101,824	1,821,070	—	1,922,894
Interest rate contracts	—	20,895	—	20,895
Total Financial Assets	$101,824	$1,841,965	$—	$1,943,789

Financial Liabilities
Interest rate contracts	$—	$20,895	$—	$20,895
Commercial loan hedges	—	3,312	—	3,312
Long term borrowing hedges	—	31,347	—	31,347
Total Financial Liabilities	$—	$55,554	$—	$55,554
There were no transfers between, into and/or out of Levels 1, 2 or 3 during the year ended September 30, 2016.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

	September 30, 2015
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	$101,952	$—	$—	$101,952
U.S. government and agency securities	—	482,464	—	482,464
Municipal bonds	—	27,123	—	27,123
Corporate debt securities	—	505,800	—	505,800
Mortgage-backed securities
Agency pass-through certificates				—
Commercial MBS	—	1,160,518	—	1,160,518
Other debt securities	—	102,706	—	102,706
Total Available-for-sale securities	101,952	2,278,611	—	2,380,563
Interest rate contracts	—	11,879	—	11,879
Total Financial Assets	$101,952	$2,290,490	$—	$2,392,442

Financial Liabilities
Interest rate contracts	$—	$11,879	$—	$11,879
Commercial loan hedges	—	966	—	966
Long term borrowing hedges	—	14,555	—	14,555
Total Financial Liabilities	$—	$27,400	$—	$27,400
There were no transfers between, into and/or out of Level 1, 2 or 3 during the year ended September 30, 2015.
Measured on a Nonrecurring Basis
Impaired Loans & Real Estate Owned

Real estate owned ("REO") consists principally of properties acquired through foreclosure. From time to time, and on a nonrecurring basis, adjustments using fair value measurements are recorded to reflect increases or decreases based on the current appraisal or estimated value of the collateral, but only up to the fair value of the real estate owned as of the initial transfer date less selling costs.

When management determines that the fair value of the collateral or the real estate owned requires additional adjustments, either as a result of an updated appraised value or when there is no observable market price, the Company classifies the impaired loan or real estate owned as Level 3. Level 3 assets recorded at fair value on a nonrecurring basis represent impaired loans for which a specific reserve is recorded or a partial charge-off was recorded based on the fair value of collateral, as well as real estate owned where the fair value of the property was less than the cost basis.

The following table presents the recorded balance of assets that were measured at estimated fair value on a nonrecurring basis for the periods presented, and the total gains (losses) resulting from those fair value adjustments for the periods presented. These estimated fair values are shown gross of estimated selling costs:

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

	September 30, 2016				Three Months Ended September 30, 2016	Twelve Months Ended September 30, 2016
	Level 1	Level 2	Level 3	Total	Total Gains (Losses)
	(In thousands)
Impaired loans (1)	$—	$—	$17,476	$17,476	$(474)	$(4,236)
Real estate owned (2)	—	—	25,190	25,190	(1,003)	(3,947)
Balance at end of period	$—	$—	$42,666	$42,666	$(1,477)	$(8,183)
 ___________________

(1)	The gains (losses) represent remeasurements of collateral-dependent impaired loans.

(2)	The gains (losses) represent aggregate writedowns and charge-offs on real estate owned.

	September 30, 2015				Three Months Ended September 30, 2015	Twelve Months Ended September 30, 2015
	Level 1	Level 2	Level 3	Total	Total Gains (Losses)
	(In thousands)
Impaired loans (1)	$—	$—	$6,735	$6,735	$(40)	$(4,241)
Real estate owned (2)	—	—	81,448	81,448	(654)	7,749
Balance at end of period	$—	$—	$88,183	$88,183	$(694)	$3,508
 ___________________

(1)	The gains (losses) represent remeasurements of collateral-dependent impaired loans.

(2)	The gains (losses) represent aggregate writedowns and charge-offs on real estate owned.
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
Applicable loans that were included in the previous quarter's review are reevaluated and if their values are materially different from the prior quarter evaluation, the underlying information (loan balance and collateral value) are compared. Material differences are evaluated for reasonableness and discussions are held between the relationship manager and their division manager to understand the difference and determine if any adjustment is necessary.
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

•
The present value of the expected future cash flows of the loans is used for measurement of non collateral-dependent loans to test for impairment. The Company estimates the future cash flows and then discounts those using the contractual interest rate.

Real estate owned - When a loan is reclassified from loan status to real estate owned due to the Company taking possession of the collateral, a Special Credits officer, along with the Special Credits manager, obtains a valuation, which may include appraisals

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

or third-party price options, which is used to establish the fair value of the underlying collateral. The determined fair value, less selling costs, becomes the carrying value of the REO asset.

Fair Values of Financial Instruments

U. S. GAAP requires disclosure of fair value information about financial instruments, whether or not recognized on the statement of financial condition, for which it is practicable to estimate those values. Certain financial instruments and all non-financial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value estimates presented do not reflect the underlying fair value of the Company. Although management is not aware of any factors that would materially affect the estimated fair value amounts presented below, such amounts have not been comprehensively revalued for purposes of these financial statements since the dates shown, and therefore, estimates of fair value subsequent to those dates may differ significantly from the amounts presented below.

		September 30, 2016		September 30, 2015
	Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(In thousands)
Financial assets
Cash and cash equivalents	1	$450,368	$450,368	$284,049	$284,049
Available-for-sale securities:
Equity securities	1	101,824	101,824	101,952	101,952
U.S. government and agency securities	2	259,351	259,351	482,464	482,464
Municipal bonds	2	27,670	27,670	27,123	27,123
Corporate debt securities	2	461,138	461,138	505,800	505,800
Mortgage-backed securities
Agency pass-through certificates	2	993,041	993,041	1,160,518	1,160,518
Commercial MBS	2	79,870	79,870	102,706	102,706
Total available-for-sale securities		1,922,894	1,922,894	2,380,563	2,380,563
Held-to-maturity securities:
Mortgage-backed securities
Agency pass-through certificates	2	1,417,599	1,441,556	1,643,216	1,637,420
Total held-to-maturity securities		1,417,599	1,441,556	1,643,216	1,637,420

Loans receivable	3	9,910,920	10,414,794	9,170,634	9,667,750
FDIC indemnification asset	3	12,769	12,095	16,275	15,522
FHLB and FRB stock	2	117,205	117,205	107,198	107,198
Other assets - interest rate contracts	2	20,895	20,895	11,879	11,879

Financial liabilities
Customer accounts	2	10,600,852	10,184,321	10,631,703	10,004,290
FHLB advances and other borrowings	2	2,080,000	2,184,671	1,830,000	1,938,384
Other liabilities - interest rate contracts	2	20,895	20,895	11,879	11,879
Other liabilities - commercial loan hedges	2	3,312	3,312	966	966
Other liabilities - long term borrowing hedges	2	31,347	31,347	14,555	14,555

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

The following methods and assumptions were used to estimate the fair value of financial instruments:
Cash and cash equivalents – The carrying amount of these items is a reasonable estimate of their fair value.
Available-for-sale securities and held-to-maturity securities – Securities at fair value are primarily priced using model pricing based on the securities' relationship to other benchmark quoted prices as provided by an independent third party, and are considered a Level 2 input method. Equity securities which are exchange traded are considered a Level 1 input method.
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
FHLB and FRB stock – The fair value is based upon the par value of the stock which equates to its carrying value.
Customer accounts – The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the estimated future cash flows using the rates currently offered for deposits with similar remaining maturities.
FHLB advances – The fair value of FHLB advances and other borrowings is estimated by discounting the estimated future cash flows using rates currently available to the Company for debt with similar remaining maturities.
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
Long Term Borrowing Hedges – The fair value of the interest rate swaps are estimated by a third party pricing service using a discounted cash flow technique.

NOTE G - DERIVATIVES AND HEDGING ACTIVITIES

The Company periodically enters into certain interest rate swap agreements in order to provide commercial loan customers the ability to convert from variable to fixed interest rate payments, while the Company retains a variable rate loan. Under these agreements, the Company enters into a variable rate loan agreement and a swap agreement with the client. The swap agreement effectively converts the client’s variable rate loan into a fixed rate. The Company enters into a corresponding swap agreement with a third party in order to offset its exposure on the variable and fixed components of the client's swap agreement. The Company had $840,935,000 and $439,416,000 notional in interest rate swaps to hedge this exposure as of September 30, 2016 and September 30, 2015, respectively. As of September 30, 2016, $34,432,000 of the outstanding notional balance related to a related party loan. The interest rate swaps are derivatives under FASB ASC 815, Derivatives and Hedging, with changes in fair value recorded in earnings. There was no net impact to the statement of operations for the year ended September 30, 2016 as the changes in value for the asset and liability side of the swaps offset each other.

The Company has also entered into interest rate swaps, some of which are forward-starting, to convert certain existing and future short-term borrowings to fixed rate payments. The primary purpose of these hedges is to mitigate the risk of rising interest rates, specifically LIBOR rates, which are a benchmark for the short term borrowings. The hedging program qualifies as a cash flow hedge under ASC 815, which provides for offsetting of the recognition of gains and losses of the interest rate swaps and the hedged items. The hedged item is the LIBOR portion of the series of existing or future short-term fixed rate borrowings over the term of the interest rate swap. The change in the fair value of the interest rate swaps is recorded in other comprehensive income. The

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

Company had $700,000,000 and $400,000,000 notional in interest rate swaps to hedge existing and anticipated future borrowings as of September 30, 2016 and September 30, 2015, respectively. The unrealized loss, gross of the related tax benefit, on these interest rate swaps as of September 30, 2016 was $31,347,000.

The Company has also entered into an interest rate swap to hedge the interest rate risk of an individual fixed rate commercial loan and this relationship qualifies as a fair value hedge under ASC 815, which provides for offsetting of the recognition of gains and losses of the interest rate swap and the hedged item. The Company hedges this loan using an interest rate swap with a notional amount of $54,155,000 and $54,815,000 as of September 30, 2016 and September 30, 2015, respectively.

The following table presents the fair value and balance sheet classification of derivatives outstanding.

	Asset Derivatives				Liability Derivatives
	September 30, 2016		September 30, 2015		September 30, 2016		September 30, 2015
(In thousands)	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value
Interest rate contracts	Other assets	$20,895	Other assets	$11,879	Other liabilities	$20,895	Other liabilities	$11,879
Commercial loan hedges	Other assets	—	Other assets	—	Other liabilities	3,312	Other liabilities	966
Long term borrowing hedges	Other assets	—	Other assets	—	Other liabilities	31,347	Other liabilities	14,555
		$20,895		$11,879		$55,554		$27,400

NOTE H - INTEREST RECEIVABLE

The following table provides a summary of interest receivable by interest earning asset type.

	September 30, 2016	September 30, 2015
	(In thousands)
Loans receivable	$29,858	$30,930
Mortgage-backed securities	5,670	6,695
Investment securities	2,141	2,804
	$37,669	$40,429

Interest receivable was $37,669,000 at September 30, 2016 as compared to $40,429,000 as of September 30, 2015. The decrease is primarily due to lower rates as the average period rate for earning assets was 3.58% as of September 30, 2016 compared to 3.63% as of September 30, 2015.

NOTE I - PREMISES AND EQUIPMENT

The following table provides a summary of premises and equipment by asset type.

		September 30, 2016	September 30, 2015
	Estimated Useful Life	(In thousands)
Land	—	$109,414	$113,347
Buildings	25 - 40	143,841	147,757
Leasehold improvements	7 - 15	18,365	10,193
Furniture, software and equipment	2 - 10	115,199	89,919
		386,819	361,216
Less accumulated depreciation and amortization		(104,868)	(84,969)
		$281,951	$276,247

The Company has non-cancelable operating leases for certain branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, are as follows: $4,902,000 for 2017, $3,942,000 for 2018, $3,422,000 for 2019, $3,228,000 for 2020, $2,538,000 for 2021 and $13,159,000 thereafter.

Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $5,300,000, $6,600,000 and $6,600,000 in 2016, 2015, and 2014, respectively.

NOTE J - CUSTOMER ACCOUNTS

The following table provides the composition of the Company's customer accounts, including interest rate buckets and maturity buckets for time deposits.

	September 30, 2016	September 30, 2015
	(In thousands)
Checking accounts, .15% and under	$2,721,721	$2,555,766
Passbook and statement accounts, .10% and under	820,980	700,794
Insured money market accounts, .01% to .15%	2,462,891	2,564,318
Time deposit accounts
Less than 1.00%	3,268,272	3,126,119
1.00% to 1.99%	1,292,612	1,177,356
2.00% to 2.99%	34,376	501,409
3.00% to 3.99%	—	5,156
4.00% and higher	—	785
Total time deposits	4,595,260	4,810,825
	$10,600,852	$10,631,703

Time deposit maturities are as follows:	September 30, 2016	September 30, 2015
	(In thousands)
Within 1 year	$2,894,900	$2,862,313
1 to 2 years	798,309	1,068,792
2 to 3 years	293,058	321,118
Over 3 years	608,993	558,602
	$4,595,260	$4,810,825

Customer accounts over $250,000 totaled $2,250,622,000 as of September 30, 2016 and $2,096,690,000 as of September 30, 2015.

Interest expense on customer accounts consisted of the following:

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

Year ended September 30,	2016	2015	2014
	(In thousands)
Checking accounts	$1,491	$1,036	$1,259
Passbook and statement accounts	734	660	607
Insured money market accounts	3,285	3,631	4,574
Time deposit accounts	47,425	46,273	52,636
	52,935	51,600	59,076
Less early withdrawal penalties	(450)	(546)	(552)
	$52,485	$51,054	$58,524

Weighted average interest rate at end of year	0.50%	0.48%	0.51%
Weighted daily average interest rate during the year	0.50%	0.48%	0.57%

NOTE K - FHLB ADVANCES AND OTHER BORROWINGS

The table below shows the maturity dates of outstanding FHLB advances.

	September 30, 2016	September 30, 2015
	(In thousands)
FHLB advances
Within 1 year	$200,000	$250,000
1 to 3 years	880,000	750,000
4 to 5 years	700,000	430,000
More than 5 years	300,000	400,000
	$2,080,000	$1,830,000

There were no advances included in the above table which are callable by the FHLB.

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows.

	2016	2015	2014
	(In thousands)
Weighted average interest rate at end of year	3.15%	3.35%	3.52%
Weighted daily average interest rate during the year	3.22%	3.57%	3.56%
Daily average of FHLB advances during the year	$1,992,434	$1,848,904	$1,955,205
Maximum amount of FHLB advances at any month end	$2,080,000	$1,930,000	$2,205,000
Interest expense during the year (excludes interest rate swap expense)	$64,058	$64,331	$68,307

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

As of September 30, 2016, 2015 and 2014, respectively, there were no reverse repurchase agreements or other borrowings. The Bank has historically entered into sales of reverse repurchase agreements which are an additional source of liquidity. Fixed-coupon reverse repurchase agreements have been treated as financings, and the obligations to repurchase securities sold have been reflected as a liability in the consolidated statements of financial condition in prior years.

NOTE L - INCOME TAXES
The table below provides a summary of the Company's tax assets and liabilities, including deferred tax assets and deferred tax liabilities by major source. Deferred tax balances represent temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities.

	September 30, 2016	September 30, 2015
	(In thousands)
Deferred tax assets
Loan loss reserves	$45,531	$43,749
REO reserves	4,018	11,213
Valuation adjustment on available-for-sale securities and cash flow hedges	6,482	—
Asset purchase tax basis difference (net)	—	5,973
Delinquent accrued interest	2,812	3,069
FDIC loss share guarantee receivable	9,598	7,803
Other, net	3,210	3,891
Total deferred tax assets	71,651	75,698
Deferred tax liabilities
Federal Home Loan Bank stock dividends	24,135	24,135
Valuation adjustment on available-for-sale securities and cash flow hedges	—	205
Asset purchase tax basis difference (net)	2,830
Loan origination costs	14,826	13,875
Depreciation	34,936	25,934
Total deferred tax liabilities	76,727	64,149
Net deferred tax asset (liability)	(5,076)	11,549
Current tax asset	21,123	2,964
Net tax asset	$16,047	$14,513
The table below presents a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate.

Year ended September 30,	2016	2015	2014
Statutory income tax rate	35%	35%	35%
State income tax	1	2	2
Other differences	(2)	(1)	(1)
Effective income tax rate	34%	36%	36%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

The following table summarizes the Company's income tax expense (benefit) for the respective periods.

Year ended September 30,	2016	2015	2014
	(In thousands)
Federal:
Current	$57,173	$79,841	$70,797
Deferred	21,961	3,244	10,591
	79,134	83,085	81,388
State:
Current	$3,600	$6,636	$4,987
Deferred	1,351	(518)	1,189
	4,951	6,118	6,176
Total
Current	60,773	86,477	75,784
Deferred	23,312	2,726	11,780
	$84,085	$89,203	$87,564

Based on current information the Company does not expect that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on its results of operations or financial position. The Company's liability for uncertain tax positions was $105,000 as of September 30, 2016 and $110,000 as of September 30, 2015. These amounts, if recognized, would affect the Company's effective tax rate. The Company records interest and penalties related to uncertain tax positions in income tax expense.
The Company's federal income tax returns are open for the tax years 2013 forward. The Company has been examined by the Internal Revenue Service through the year ended September 30, 2012.
State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to two years after formal notification to the states. The Company's unrecognized tax benefits are related to state tax returns open from 2013 through 2016.

NOTE M - 401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains a 401(k) and Employee Stock Ownership Plan (the "Plan") for the benefit of its employees. Company contributions are made annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act of 1974.

Plan participants may make voluntary after-tax contributions of their considered earnings as defined by the Plan. In addition, participants may make pre-tax contributions up to the statutory limits through the 401(k) provisions of the Plan. The annual addition from contributions to an individual participant's account in this Plan cannot exceed the lesser of 100% of base salary or $53,000.

Effective January 1, 2016, new employees become eligible to participate in the Plan upon completion of one year of service. Such eligible employees become a participant in the Plan on the first day of the calendar quarter (January 1, April 1, July 1 or October

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

1) coincident with or following the completion of the one year of service requirement. The Plan defines “year of service” as a 12-month period in which the eligible employee works at least 1,000 hours of service and the first eligibility service period starts on the first day of employment. After the first 12-month eligibility service period, if the Plan needs to measure another eligibility service period (e.g., if the employee does not complete 1,000 hours of service in the first 12-month period), the Plan will measure the eligibility service period on a Plan Year basis.

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

Company contributions to the Plan amounted to $7,600,000, $8,700,000 and $7,314,000 for the years ended 2016, 2015 and 2014, respectively.

NOTE N - STOCK AWARD PLANS

The Company's stock based compensation plan ('2011 Incentive Plan') provides for grants of stock options and restricted stock. Stockholders authorized 5,000,000 shares of common stock to be reserved pursuant to the 2011 Incentive Plan and 3,348,400 shares remain available for issuance as of September 30, 2016.

When applicable, stock options are granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms. The Company's policy is to issue new shares upon option exercises. The fair value of stock options granted is estimated on the date of grant using the Black-Scholes option-pricing model. This model requires input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors that would otherwise have a significant effect on the value of employee stock options granted but are not considered by the model. Expected volatility is based on the historical volatility of the Company's stock. The risk-free interest rate is based on the U.S. Treasury yield curve that is in effect at the time of grant with a remaining term equal to the options' expected life. The expected term represents the period of time that options granted are expected to be outstanding.

Stock Option Awards:

There were no stock options granted under the 2011 Incentive Plan during 2016, 2015 and 2014.

A summary of stock option activity and changes during the year are as follows.

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2015	1,027,374	$21.64	3	$1,867
Granted	—	—
Exercised	(438,456)	21.51
Forfeited	(129,475)	22.32
Outstanding at September 30, 2016	459,443	$21.47	2	$2,392
Exercisable at September 30, 2016	459,443	$21.47	2	$2,392

The table below presents other information regarding stock options.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

Year ended September 30,	2016	2015	2014
	(In thousands, except fair value of options granted)
Compensation cost for stock options	$89	$232	$324
Weighted average grant date fair value per stock option	2.73	2.96	2.95
Total intrinsic value of options exercised	1,651	831	1,136
Grant date FV of options exercised	1,422	368	1,962
Cash received from option exercises	9,283	2,069	10,142
Tax benefit realized for option exercises	—	—	159

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

The following is a summary of activity related to non-vested stock options.

Year ended September 30,	2016		2015		2014
Non-vested Stock Options	Options Outstanding	Weighted Average Grant Date Fair Value	Options Outstanding	Weighted Average Grant Date Fair Value	Options Outstanding	Weighted Average Grant Date Fair Value
Outstanding at beginning of period	69,287	$3.85	145,795	$3.87	287,750	$3.44
Granted	—	—	—	—	—	—
Vested	(62,227)	3.91	(61,018)	3.88	(119,520)	2.88
Forfeited	(7,060)	3.89	(15,490)	3.90	(22,435)	3.63
Outstanding at end of period	—	$—	69,287	$3.85	145,795	$3.87

As of September 30, 2016, there was no remaining unrecognized compensation cost for stock options.

Restricted Stock Awards:

The Company grants shares of restricted stock pursuant to the 2011 Incentive Plan. The restricted stock grants are subject to a service condition and vest over a period of one to seven years.

Certain grants of restricted stock to executive officers are also subject to additional performance conditions based upon meeting certain total shareholder return targets pre-established by the Board. The Company had a total of 490,363 shares of restricted stock outstanding as of September 30, 2016, with a fair market value at the date of grant of $7,845,808.

The following table summarizes information about nonvested restricted stock activity.

Year ended September 30,	2016		2015		2014
Non-vested Restricted Stock	Outstanding	Weighted Average Fair Value	Outstanding	Weighted Average Fair Value	Outstanding	Weighted Average Fair Value
Outstanding at beginning of period	521,302	$15.03	515,845	$14.10	480,904	$11.52
Granted	229,450	17.20	301,750	$14.26	300,500	15.43
Vested	(165,965)	15.96	(223,043)	13.24	(202,014)	11.68
Forfeited	(94,424)	13.64	(73,250)	10.72	(63,545)	8.50
Outstanding at end of period	490,363	$16.00	521,302	$15.03	515,845	$14.10

Compensation expense related to restricted stock awards was $3,357,108, $3,271,564, and $3,085,081 for the years ended 2016, 2015 and 2014, respectively.

NOTE O - STOCKHOLDERS' EQUITY

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

As of September 30, 2016 and 2015, the Company and the Bank met all capital adequacy requirements to which they are subject, and the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Common Equity Tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios as set forth in the following table. The Bank's actual capital amounts and ratios as of these dates are also presented. There are no conditions or events since that management believes have changed the Bank's categorization.

	Actual		Capital Adequacy Guidelines	Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Ratio	Ratio
September 30, 2016	(In thousands)
Common Equity Tier 1 risk-based capital ratio:
The Company	$1,690,380	17.54%	4.50%	NA
The Bank	1,668,828	17.32	4.50	6.50%
Tier 1 risk-based capital ratio:
The Company	1,690,380	17.54	6.00	NA
The Bank	1,668,828	17.32	6.00	8.00
Total risk-based capital ratio:
The Company	1,807,740	18.76	8.00	NA
The Bank	1,786,188	18.54	8.00	10.00
Tier 1 leverage ratio:
The Company	1,690,380	11.60	4.00	NA
The Bank	1,668,828	11.45	4.00	5.00

September 30, 2015
Common Equity Tier 1 risk-based capital ratio:
The Company	$1,658,985	18.81%	4.50%	NA
The Bank	1,652,569	18.73	4.50	6.50%
Tier 1 risk-based capital ratio:
The Company	1,658,985	18.81	6.00	NA
The Bank	1,652,569	18.73	6.00	8.00
Total risk-based capital ratio:
The Company	1,769,587	20.07	8.00	NA
The Bank	1,763,171	19.98	8.00	10.00
Tier 1 leverage ratio:
The Company	1,658,985	11.71	4.00	N/A
The Bank	1,652,569	11.66	4.00	5.00

At periodic intervals, the Federal Reserve, the OCC and the FDIC routinely examine the Company's and the Bank's financial statements as part of their oversight. Based on their examinations, these regulators can direct that the Company's or Bank's financial statements be adjusted in accordance with their findings.

The federal banking agencies released new regulatory capital rules which became effective on January 1, 2015. These new rules raised the minimum capital ratios and established new criteria for regulatory capital. Minimum capital ratios for four measures are now established for capital adequacy purposes as indicated in the table above. The Common Equity Tier 1 capital ratio is

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

new; it recognizes common equity as the highest form of capital. The denominator for all except the leverage ratio is risk weighted assets. The new rules also set forth a "capital conversation buffer" of up to 2.5%. In the event that a bank's capital levels fall below the minimum ratios plus these buffers, restrictions can be placed on the bank by its regulators. These restrictions include reducing dividend payments, share-backs and staff bonus payments. The purpose of these buffers is to require banks to build up capital outside of periods of stress that can be drawn down during periods of stress. As a result, even during periods where losses are incurred, the minimum capital ratios can still be met. The new capital rules detail a phase-in period for the new minimum ratios and the capital buffers before the full minimum ratios take effect in 2019. The Company has calculated its capital ratios using the new rules since March 31, 2015 and the change did not have a material impact on its consolidated financial statements. There are also new standards for Adequate and Well Capitalized criteria that are used for "Prompt Corrective Action" purposes. To remain categorized as well capitalized, the Bank must maintain minimum Common Equity Tier 1 risk-based, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios as set forth in the above table. These rules are further described in the 10-K report under "Washington Federal, National Association (Bank) - Regulatory Capital Requirements". Both the Company and the Bank have sufficient capital to meet these new rules.

The Company and the Bank are subject to regulatory restrictions on paying dividends.

The Company has an ongoing stock repurchase program and 3,867,563 shares were repurchased during 2016 at a weighted average price of $22.72. In 2015, 5,841,204 shares were repurchased at a weighted average price of $21.70. As of September 30, 2016, Management had authorization from the Board of Directors to repurchase up to 5,039,310 additional shares.

In connection with the 2008 Troubled Asset Relief Program ("TARP"), the Company issued 1,707,456 warrants to purchase common stock at an exercise price of $17.57. In September 2016, the Company repurchased 892,240 of these warrants with a value of $7,718,158. Warrants remaining outstanding were 808,616 as of September 30, 2016 and 1,700,856 as of September 30, 2015, and they have an expiration date of November 14, 2018. The outstanding warrants are considered in the calculation of diluted shares outstanding using the treasury stock method.
The following table sets forth information regarding earnings per share calculations.

Year ended September 30,	2016	2015	2014

Weighted average shares outstanding	91,399,038	95,644,639	101,154,030
Weighted average dilutive warrants	440,366	340,016	352,171
Weighted average dilutive options	73,514	69,304	84,150
Weighted average diluted shares	91,912,918	96,053,959	101,590,351

Net income (In thousands)	$164,049	$160,316	$157,364
Basic EPS	$1.79	$1.68	$1.56
Diluted EPS	1.78	1.67	1.55

NOTE P - FINANCIAL INFORMATION – WASHINGTON FEDERAL, INC.

The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

Condensed Statements of Financial Condition
	September 30, 2016	September 30, 2015
	(In thousands)
Assets
Cash	$24,300	$7,628
Other assets	15	—
Investment in subsidiary	1,954,179	1,949,262
Total assets	$1,978,494	$1,956,890

Liabilities
Other liabilities	$2,763	$1,211
Total liabilities	2,763	1,211

Stockholders’ equity
Total stockholders’ equity	1,975,731	1,955,679
Total liabilities and stockholders’ equity	$1,978,494	$1,956,890

Condensed Statements of Operations
Twelve Months Ended September 30,	2016	2015	2014
	(In thousands)
Income
Dividends from subsidiary	$148,000	$175,000	$70,000
Total Income	148,000	175,000	70,000
Expense
Miscellaneous	435	439	485
Total expense	435	439	485

Net income (loss) before equity in undistributed net income (loss) of subsidiary	147,565	174,561	69,515
Equity in undistributed net income of subsidiary	16,336	(14,402)	87,675
Income before income taxes	163,901	160,159	157,190
Income tax benefit (expense)	148	157	174
Net income	$164,049	$160,316	$157,364

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

Condensed Statements of Cash Flows
Twelve Months Ended September 30,	2016	2015	2014
	(In thousands)
Cash Flows From Operating Activities
Net income	$164,049	$160,316	$157,364
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(12,677)	32,375	(87,943)
Decrease (increase) in other assets	(15)	—	1
Increase in other liabilities	1,552	(13,189)	4,152
Net cash provided by (used in) operating activities	152,909	179,502	73,574

Cash Flows From Financing Activities
Proceeds from exercise of common stock options and related tax benefit	9,283	2,070	10,252
Warrants purchased	(7,744)	—	—
Treasury stock purchased	(87,850)	(126,728)	(104,291)
Dividends paid on common stock	(49,926)	(51,111)	(42,065)
Net cash provided by (used in) financing activities	(136,237)	(175,769)	(136,104)

Increase (decrease) in cash	16,672	3,733	(62,530)
Cash at beginning of year	7,628	3,895	66,425
Cash at end of year	$24,300	$7,628	$3,895

NOTE Q - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter for the years presented.

Twelve Months Ended September 30, 2016	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$135,124	$135,063	$133,735	$132,872
Interest expense	28,255	28,738	29,495	30,056
Net interest income	106,869	106,325	104,240	102,816
Provision (release) for loan losses	—	(1,500)	(1,650)	(3,100)
Other operating income (including REO gain (loss), net)	12,055	14,623	15,573	14,830
Other operating expense	64,509	59,226	56,305	55,407
Income before income taxes	54,415	63,222	65,158	65,339
Income tax expense	19,317	21,499	22,154	21,115
Net income	$35,098	$41,723	$43,004	$44,224

Basic earnings per share	$0.38	$0.45	$0.47	$0.49
Diluted earnings per share	0.38	0.45	0.47	0.49
Cash dividends paid per share	0.13	0.14	0.14	0.14

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

Twelve Months Ended September 30, 2015	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$132,741	$132,630	$129,300	$135,339
Interest expense	30,558	28,750	28,735	28,486
Net interest income	102,183	103,880	100,565	106,853
Provision (release) for loan losses	(5,500)	(3,949)	(1,932)	219
Other operating income (REO expense)	5,695	12,314	14,999	16,719
Other operating expense	53,600	57,324	56,719	57,208
Income before income taxes	59,778	62,819	60,777	66,145
Income tax expense	21,371	22,458	21,727	23,647
Net income	$38,407	$40,361	$39,050	$42,498

Basic earnings per share	$0.39	$0.42	$0.41	$0.46
Diluted earnings per share	0.39	0.42	0.41	0.45
Cash dividends paid per share	0.15	0.13	0.13	0.13

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
The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of September 30, 2016. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 2013 version of its Internal Control-Integrated Framework. Based on its assessment, the Company's management believes that as of September 30, 2016, the Company's internal control over financial reporting was effective based on those criteria.
The Company's independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on the Company's internal control over financial reporting and their report follows.

November 21, 2016
Roy M. Whitehead
Chairman of the Board and Chief Executive Officer

Vincent L. Beatty
Senior Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2016. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2016, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of September 30, 2016, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 21, 2016 expressed an unqualified opinion on the Company's internal control over financial reporting.

Seattle, Washington
November 21, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the internal control over financial reporting of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assertion and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Office of the Comptroller of the Currency Instructions for Call Reports for Balance Sheet on schedule RC, Income Statement on schedule RI, and Changes in Bank Equity Capital on schedule RI-A. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report’s on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2016, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2016, of the Company and our report dated November 21, 2016, expressed an unqualified opinion on those consolidated financial statements.

Seattle, Washington
November 21, 2016

Performance Graphs

The following graphs compare the cumulative total return to Washington Federal stockholders (stock price appreciation plus reinvested dividends) to the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended September 30, 2016 and since Washington Federal first became a publicly traded company on November 9, 1982, respectively. The graphs assume that $100 was invested on September 30, 2011 and November 9, 1982, respectively, in Washington Federal Common Stock, the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index, and that all dividends were reinvested. Management of Washington Federal cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

$260
$240
$220
$200
$180
$160
$140
$120
$100
2011
2012
2013
2014
2015
2016
WAFD
NASDAQ INDEX
NASDAQ FINANCIAL INDEX

$14,100
$12,100
$10,100
$8,100
$6,100
$4,100
$2,100
$100
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
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
American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038
Telephone: 1-888-888-0315
www.amstock.com

Annual Meeting	The annual meeting of stockholders will be held at the Sheraton Hotel in downtown Seattle on January 18, 2017, at 2 p.m., Pacific Time.

Form 10-K
To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company. This report and all SEC filings of the Company are available through the Company's website:

www.washingtonfederal.com

Stock

Information	Washington Federal, Inc. is traded on the NASDAQ Global Select Market. The common stock symbol is WAFD. At September 30, 2016, there were approximately 1,400 stockholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2014	$22.49	$19.67	$0.15
March 31, 2015	22.14	19.86	0.13
June 30, 2015	24.16	21.46	0.13
September 30, 2015	23.93	21.39	0.13
December 31, 2015	26.05	22.61	0.13
March 31, 2016	23.23	19.87	0.14
June 30, 2016	25.22	21.79	0.14
September 30, 2016	26.98	23.73	0.14

Our Board of Directors' dividend policy is to review our financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders.

DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS	EXECUTIVE MANAGEMENT COMMITTEE

ROY M. WHITEHEAD Chairman of the Board and Chief Executive Officer	ROY M. WHITEHEAD Chairman of the Board and Chief Executive Officer
DAVID K. GRANT Managing Partner of Catalyst Storage Partners. Former Chief Executive Officer of Shurgard Storage Centers, Inc.	BRENT J. BEARDALL President and Chief Banking Officer
ANNA C. JOHNSON Senior Partner Scan East West Travel	VINCENT L. BEATTY Senior Vice President Chief Financial Officer
THOMAS J. KELLEY Retired Partner, Arthur Andersen LLP	CATHY E. COOPER Executive Vice President Retail Banking Group Manager
ERIN N. LANTZ Vice President and General Manager, Zillow Group	MARK A. SCHOONOVER Executive Vice President Chief Credit Officer
BARBARA L. SMITH, PhD. Owner, B. Smith Consulting Group
MARK N. TABBUTT Chairman of Saltchuk Resources
RANDALL H. TALBOT Managing Director of Talbot Financial, LLC. Former President, Chief Executive Officer and Director of Symetra Financial Corporation, Inc.

DIRECTOR EMERITUS
W. ALDEN HARRIS