Form 10-K, Exhibit 13
period 2017-09-30
WASHINGTON FEDERAL INC
filed 2017-11-21
CIK 936528

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2017 ANNUAL REPORT

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2017 ANNUAL REPORT

BUSINESS DESCRIPTION

Washington Federal, Inc. is a bank holding company headquartered in Seattle, Washington, that conducts its operations through Washington Federal, National Association (“Bank”), a federally chartered national bank subsidiary. In this annual report, “we,” “our,” “Company” and “Washington Federal” refer to Washington Federal, Inc. and its consolidated wholly owned subsidiary, the Bank.
The Company had its origins on April 24, 1917 in Ballard, Washington, and just celebrated its First 100 Years in business. Washington Federal is engaged primarily in providing lending, depository, insurance and other banking services to consumers, mid-sized to large businesses, and owners and developers of commercial real estate. On November 9, 1982 the Company listed and began trading on the NASDAQ. Profitable operations have been recorded every year since and the Company is often leading the industry in important measures of financial performance such as efficiency and capital strength. As of September 30, 2017, the stock traded at 91 times its original 1982 offering price, has paid 138 consecutive quarterly cash dividends and, with cash dividends reinvested, has returned 12,938% total shareholder return to those who invested 35 years ago.
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

FINANCIAL HIGHLIGHTS

As of and for the year end September 30,	2017	2016	% Change
	(In thousands, except per share data)
Assets	$15,253,580	$14,888,063	+2.5%
Cash and cash equivalents	313,070	450,368	(30.5)
Investment securities	423,521	849,983	(50.2)
Loans receivable, net	10,882,622	9,910,920	+9.8
Mortgage-backed securities	2,489,544	2,490,510	—
Customer accounts	10,835,008	10,600,852	+2.2
FHLB advances and other borrowings	2,225,000	2,080,000	+7.0
Stockholders’ equity	2,005,688	1,975,731	+1.5
Net income	173,532	164,049	+5.8
Diluted earnings per share	1.94	1.78	+9.0
Dividends per share	0.84	0.55	+52.7
Stockholders’ equity per share	23.00	22.03	+4.4
Shares outstanding	87,193	89,681	(2.8)
Return on average stockholders’ equity	8.64%	8.33%	+3.7
Return on average assets	1.16	1.12	3.6
Efficiency ratio (1)	47.82	50.80	(5.9)

(1)	Calculated as total operating costs divided by net interest income, plus other income (excluding non-operating gains)

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2017 ANNUAL REPORT

ANNUAL REPORT 2017

Fellow Shareholder,

It is a privilege to report the results of your Company’s 100th year of operations. Fiscal 2017 was a record year for Washington Federal on several fronts. Net income for the year was a record $173,532,000, a meaningful increase over the $164,049,000 generated last year. Earnings per share, perhaps the most important measure of performance for shareholders, increased to $1.94 per share, 9.0% higher than 2016. And, after many years during which financial stocks had underperformed the market, Washington Federal's shareholders were rewarded in 2017 with a 29% total return.
One of the reasons for optimism about the Company’s future prospects is that the growth in earnings was driven by fundamental improvements in its balance sheet. Most notably, loan growth of $972 million, or 9.8%, was a key driver and marks the fourth consecutive year of loan growth in excess of 6%.

Growth in Loans
$11,000
$10,500
$10,000
$9,500
$9,000
$8,500
$8,000
$7,500
$7,000
$6,500
$6,000
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
1.07%
6.40%
10.16%
8.07%
9.81%
2013
2014
2015
2016
2017
$ Net Loans (in millions - left axis)
% Change (right axis)

In an economy growing at a rate of just above 2%, how is it that Washington Federal is able to grow its loans at a significantly faster pace? The answer is relatively simple: Our markets are growing and business leaders are recognizing the capabilities Washington Federal has to offer. We are the beneficiaries of several generations of employees committed to doing what is right for our clients. Our reputation as a trusted business partner is growing. Over the last 20 years, we have expanded our commercial lending capabilities, which now account for 67% of current-year loan production and 43% of net loans outstanding. Our position as a mid-sized regional bank makes us capable of meeting the credit needs of larger commercial clients while remaining nimble enough to be more responsive to clients than the trillion-dollar banks.
We have the good fortune of operating in some of the most robust regional economies in the United States. The consistent themes we see in these growing markets are above-average job growth, low unemployment rates, vibrant technology sectors, educated workforces and appreciating real estate values. How long these good times will last is something we debate regularly. We cannot predict what will cause the next downturn in the economy or when it will occur, but we carefully watch monetary and fiscal policies, geopolitical risk and cybersecurity events. Banks typically fail because of undue credit risk, so we are consistently mindful of our client selection and tried-and-true concepts such as meaningful borrower equity and the diversification of cash flows for loan repayments.
Funding for loan growth has come from a combination of sources: shrinking our investment portfolio, increasing wholesale borrowings and growing deposits. Since our acquisition four years ago of nearly $2 billion of deposits, our primary focus has been on growing loans to get those funds deployed in higher yielding assets. This year, for the first time since 2013, our loan-to-deposit ratio crossed over 100%. Another way to look at it is that our deposits are 100% utilized to fund loans, which is a good thing. Barring an unforeseen hiccup in the economy, we expect loan demand in the next few years to continue to be robust. To fund this expected growth, we need to grow deposits organically, and so we are investing in improving our digital delivery for both consumers and businesses. At year end, only 11% of our clients’ transactions occurred at a physical branch, while 89% of transactions happened through mobile banking, online banking, ATMs or automated processes. Increasingly, our clients’ perception of us is what they see on the screen. We need our digital channels to be secure, reliable, and intuitive. We are committed to improving

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2017 ANNUAL REPORT

in all these categories and are implementing strategies to make banking with Washington Federal even easier and more convenient on a daily basis.
During 2017, we put into action a new value-added checking account product called “Green Checking." Green Checking offers the normal benefits that a customer expects from a checking account, such as low cost ATMs, EMV-chip debit cards, check writing and electronic statements. Moreover, we have also added features that differentiate us from other institutions while providing tangible customer value. For a small monthly fee, Green Checking provides identity theft monitoring and resolution services, discounts on travel and entertainment, plus mobile phone damage insurance. The early returns are positive for both clients and our bank.
Capital has always been a key ingredient to the formula of success at Washington Federal. We ended the year in a very strong capital position with the Bank's Tier 1 Leverage Ratio at 11.27%. Federal banking regulations require a ratio of 5.00% or greater to be considered “well capitalized.” Often, we hear from analysts and potential investors that we could easily improve our return on equity and thus boost the stock price by simply reducing the amount of equity. While correct mathematically, from our perspective this move would be imprudent because no one can predict exactly how much capital we will need in the next down cycle. Certainly, we have run all the “stress tests” prescribed by regulation as well as our internal stress scenarios. However, we know from experience that models can be precisely wrong because one cannot reliably predict the future. Our perspective is if we can run the business in a way that provides a reasonable return to shareholders while maintaining a strong capital position, then we will have a margin of error to mitigate both current and future risks.
But we also recognize that too much capital can lead to excessive risk taking, so there is an appropriate balance to be found. Our philosophy is generally to deploy our retained earnings through organic growth. If that growth is not available, we seek to return earnings back to shareholders. In 2017, we returned 100% of earnings to shareholders in the form of cash dividends and share repurchases. In the last five years, Washington Federal has repurchased 24.3 million shares at a weighted average price of $22.04. We look to be opportunistic with the share repurchase program, being more aggressive when the stock price is down and holding back when the stock moves up. This year, for the first time in our history we also declared a special cash dividend of $0.25 per share on top of our annual cash dividend of $0.60 per share. Cash dividends continue to be important to many of our shareholders and also serve as a governor on growth, which has contributed nicely to the disciplined expansion the Company has experienced over its first 100 years.
One of the reasons I have chosen to build my career at Washington Federal for the past 17 years is the authenticity of the people who work here. Our culture is strong and wholesome, where hard work and results are recognized and rewarded. When faced with a difficult situation, we try to ask the question, “What is best for the bank in the long-run?” We work as a team, believing that together we can accomplish more than we can individually. In today's age of mobility and choice, I believe our employees have remained with the Bank because our culture is engaging and encourages each of us to be kind to both clients and fellow employees. Our values of integrity, teamwork, ownership, service and simplicity govern how we live and work. In a mature industry such as banking, there are few competitive advantages. Increasingly, our employees “are” the Washington Federal brand and provide our clients with the “why” they bank with us. We aspire to be a relationship bank. Having highly engaged and motivated employees drives the record financial results described above.
I wish to acknowledge the contributions of an individual who has served us as shareholders tirelessly over the last 19 years, our Executive Chairman Roy M. Whitehead. I have had the good fortune of working side-by-side with Roy for the majority of my professional career and can honestly say that I have never known a person of such noble character, impeccable integrity and uncanny business acumen. Under Roy’s leadership, this bank has survived the greatest economic shock since the Great Depression and has thrived to the benefit of shareholders, clients, and employees. His hand is steady at the helm, leading Washington Federal forward. His belief is that if you treat people with respect and provide good value, the market will come to you. This continues to be a guiding principle. One of his favorite sayings is that “we can stand to lose a little money, but we cannot afford to lose our good reputation.” Perhaps his greatest legacy is the reputation that Washington Federal enjoys today in our communities. We pride ourselves in the consistency and predictability of Washington Federal. Our belief is that investors and employees anticipated this management transition and, to this point, it has been a smooth transition.
During the year, we welcomed three new members to our Executive Management Committee, which manages the day-to-day operations of the Bank. In October of last year, Cathy Cooper was promoted to run our retail banking activities. Cathy has been with Washington Federal for 29 years and has deep experience in consumer banking, marketing and digital channels. Robert Peters was promoted in December last year to head our commercial banking operations. Bob has been with us now for three years after more than 25 years at a large commercial bank, where he often dealt with the region’s most sophisticated clients. In April, Kim Robison was promoted to manage our operations functions. She has been with Washington Federal for nine years and her organizational skills and ability to improve our processes make her an outstanding addition to our management team.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2017 ANNUAL REPORT

I conclude by saying that it is an honor to serve as only the sixth President of Washington Federal. What has been created here over the last 100 years is much bigger than any one individual. The entire management team and I consider ourselves stewards of an asset that has been entrusted to our care. As a Boy Scout growing up, I was taught the principle of leaving your campsite in better condition than you found it. We take this same approach toward our responsibilities at Washington Federal.
Thank you to the Board of Directors and my colleagues who serve our clients every day. Both have been immensely supportive of our new management team, as we have gone through this once-in-a-generation transition. I challenge all Washington Federal employees to love what they do, then make a difference. I have been heartened by the numerous stories of the employees of Washington Federal doing the extraordinary to positively impact others. I am bullish on our future prospects in large part because of our great people. We are pleased with the financial results of the past year, but we know we can do even better.
I look forward to seeing you at the Motif Hotel in downtown Seattle on January 24, 2018 at 2 p.m. for the Annual Meeting of Shareholders. In the meantime, we invite you to help our business grow and prosper by referring your friends, neighbors, and the businesses you associate with to Washington Federal for all their banking needs. We look forward to serving you in the coming new year.

Sincerely,
Brent J. Beardall
President and Chief Executive Officer

HAPPY
100TH
ANNIVERSARY!
FIRST 100 YEARS
Washington Federal.
invested here.
WAFD Nasdaq Listed
Nasdaq
Follow us on: @Nasdaq
BROADWAY
Foot Locker

From left to right: Bob Peters, Executive Vice President Commercial Banking; Vince Beatty, Executive Vice President & Chief Financial Officer; Kim Robison, Senior Vice President Operations; Cathy Cooper, Executive Vice President Retail Banking; Brent Beardall, President & Chief Executive Officer; and Mark Schoonover, Executive Vice President & Chief Credit Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We make statements in this Annual Report that constitute forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “forecasts,” “projects” and other similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” are intended to help identify such forward-looking statements. These statements are not historical facts, but instead represent current expectations, plans or forecasts of the Company and are based on the beliefs and assumptions of the management of the Company and the information available to management at the time that these disclosures were prepared. The Company intends for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Company's control. Actual outcomes and results may differ materially from those expressed in, or implied by, the Company's forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties discussed elsewhere in this report, and under "Item 1A. Risk Factors” contained in our Form 10-K for the fiscal year ended September 30, 2017, and in any of the Company's other subsequent Securities and Exchange Commission filings, which could cause our future results to differ materially from the plans, objectives, goals, estimates, intentions and expectations expressed in forward-looking statements:

•	a deterioration in economic conditions, including declines in the real estate market and home sale volumes and financial stress on borrowers as a result of the uncertain economic environment;

•	the severe effects of the continued economic downturn, including high unemployment rates and declines in housing prices and property values, in the Company's primary market areas;

•	the effects of and changes in monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government;

•	fluctuations in interest rate risk and changes in market interest rates;

•
the Company's ability to make accurate assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the assets securing these loans;

•	the Company's ability to successfully complete merger and acquisition activities and realize expected strategic and operating efficiencies associated with such activities;

•
legislative and regulatory limitations, including those arising under the Dodd-Frank Act and potential limitations in the manner in which the Company conducts its business and undertakes new investments and activities;

•	the ability of the Company to obtain external financing to fund its operations or obtain this financing on favorable terms;

•	changes in other economic, competitive, governmental, regulatory, and technological factors affecting the Company's markets, operations, pricing, products, services and fees;

•
the success, timeliness and cost of the Company’s remediation efforts associated with its Bank Secrecy Act program, possible actions of government authorities related thereto and the potential impact of such matters on the success, timing and ability to pursue the Company’s growth or other business initiatives;

•	the success of the Company at managing the risks involved in the foregoing and managing its business; and

•	the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond the Company's control.

All forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, changes to future operating results over time, or the impact of circumstances arising after the date the forward-looking statement was made.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
Washington Federal, Inc. is a Washington corporation headquartered in Seattle, Washington. The Company is a bank holding company that conducts its operations through a national bank subsidiary, Washington Federal, National Association. The Bank is principally engaged in the business of attracting deposits from businesses and the general public and investing these funds, together with borrowings and other funds, in commercial and consumer loans. As used throughout this document, the terms "Washington Federal" or the "Company" refer to Washington Federal, Inc. and its consolidated subsidiaries and the term "Bank" refers to the operating subsidiary Washington Federal, National Association.
The Company's fiscal year end is September 30. All references to 2017, 2016 and 2015 represent balances as of September 30, 2017, September 30, 2016, and September 30, 2015, or activity for the fiscal years then ended.
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

Based on management's assessment of the current interest rate environment, the Company has taken steps, including growing shorter-term loans and transaction deposit accounts, to position the Company for changing interest rates.

The Company's balance sheet strategy, in conjunction with low operating costs, has allowed the Company to manage interest rate risk, within guidelines established by the Board, through all interest rate cycles. It is management's objective to grow the dollar amount of net interest income through the rate cycles, acknowledging that there will be some periods of time when that will not be feasible.

Management relies on various measures of interest rate risk, including modeling of changes in the Company's forecasted net interest income under various rate change scenarios, the impact of interest rate changes on the net portfolio value ("NPV") and an asset/liability maturity gap analysis.
Net Interest Income Sensitivity. We estimate the sensitivity of our net interest income to changes in market interest rates using an interest rate simulation model that includes assumptions related to the level of balance sheet growth, deposit repricing characteristics and the rate of prepayments for multiple interest rate change scenarios. Interest rate sensitivity depends on certain repricing characteristics in our interest-earnings assets and interest-bearing liabilities, including the maturity structure of assets

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and liabilities and their repricing characteristics during the periods of changes in market interest rates. The analysis assumes a constant balance sheet. Actual results would differ from the assumptions used in this model, as management monitors and adjusts loan and deposit pricing and the size and composition of the balance sheet to respond to changing interest rates.

In the event of an immediate and parallel increase of 200 basis points in both short- and long-term interest rates, the model estimates that net interest income would increase by 3.0% in the next year. This compares to an estimated increase of 3.2% as of the September 30, 2016, analysis. It is noted that a flattening yield curve where the spread between short-term rates and long-term rates decreases would likely result in lower net interest income. However, management estimates that a gradual increase of 300 basis points in short-term rates and 100 basis points in long-term rates over two years would result in a net interest income increase of 0.5% in the first year and an increase of 1.6% in the second year, assuming a constant balance sheet and no management intervention.

NPV Sensitivity. The NPV is an estimate of the market value of shareholders' equity at a point in time. It is derived by calculating the difference between the present value of expected cash flows from interest-earning assets and the present value of expected cash flows from interest-paying liabilities and off-balance-sheet contracts. The sensitivity of the NPV to changes in interest rates provides a longer term view of interest rate risk as it incorporates all future expected cash flows. As of September 30, 2017, in the event of an immediate and parallel increase of 200 basis points in interest rates, the NPV is estimated to decline by $463 million, or 18.2%, and the NPV-to-total assets ratio to decline to 14.6% from a base of 16.6%. As of September 30, 2016, the NPV in the event of a 200 basis point increase in rates was estimated to decline by $479 million, or 18.6%, and the NPV-to-total assets ratio to decline to 14.8% from a base of 16.9%. The decreased NPV sensitivity and lower base NPV ratio is primarily due to lower interest rates as of September 30, 2017.
Repricing Gap Analysis. At September 30, 2017, the Company had approximately $2.4 billion more in liabilities subject to maturity or repricing in the next year than assets, which resulted in a one-year repricing gap of (15.7)% of total assets. This compares to the (10.1)% gap as of September 30, 2016. A negative repricing gap implies that funding costs will change more rapidly than interest income on earning assets with movements in interest rates. A negative repricing gap typically results in lower margins when interest rates rise and higher margins when interest rates decline. The interest rate gap analysis provides management with a high-level indication of interest rate risk, but it is considered less reliable than more detailed modeling. Cash and cash equivalents of $313 million and stockholders' equity of $2.0 billion provide management with additional flexibility in managing interest rate risk going forward.
The following table shows the estimated repricing periods for earning assets and paying liabilities:

	Repricing Period
September 30, 2017	Within One Year	After 1 Year - Before 6 Years	Thereafter	Total
	(In thousands)
Earning assets (1)	$4,426,361	$5,288,964	$4,461,038	$14,176,363
Paying liabilities (2)	(6,815,708)	(4,126,527)	(2,154,702)	(13,096,937)
Excess (liabilities) assets	$(2,389,347)	$1,162,437	$2,306,336
Excess as % of total assets	(15.66)%
Policy limit for one year excess	(20.00)%
(1) Asset repricing period includes estimated prepayments based on historical activity.
(2) Liability repricing includes estimated duration of non-maturity deposits.

Interest Rate Spread. The interest rate spread is measured as the difference between the rate on total loans and investments and the rate on costing liabilities at the end of each period. The interest rate spread increased to 2.91% at September 30, 2017, from 2.65% at September 30, 2016. The spread increase of 26 basis points is primarily due to changes in the mix of interest earning assets and rising short-term interest rates, which causes the yield on adjustable-rate loans and investments as well as cash to increase. As of September 30, 2017, the weighted average rate on loans, mortgage-backed securities and investments increased by 24 basis points to 3.82% compared to September 30, 2016, while the weighted average cost of funds decreased by 2 basis points to 0.91%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	SEP 2017	JUN 2017	MAR 2017	DEC 2016	SEP 2016	JUN 2016	MAR 2016	DEC 2015
Interest rate on loans and mortgage-backed securities	3.96%	3.93%	3.88%	3.84%	3.86%	3.92%	3.94%	3.90%
Interest rate on cash and investment securities	1.85	1.79	1.73	1.43	1.25	1.17	1.29	1.25
Combined earning assets	3.82	3.77	3.73	3.65	3.58	3.61	3.69	3.61
Interest rate on customer accounts	0.54	0.50	0.47	0.48	0.50	0.51	0.50	0.48
Interest rate on borrowings	2.80	2.88	2.97	3.15	3.15	3.13	3.23	3.20
Combined cost of funds	0.91	0.92	0.89	0.92	0.93	0.94	0.93	0.90
Interest rate spread	2.91%	2.85%	2.84%	2.73%	2.65%	2.67%	2.76%	2.71%

The chart below shows the volatility of our period end net interest spread (dashed line measured against the right axis) compared to the relatively consistent growth in net interest income (solid line measured against the left axis). The relative consistency of net interest income is accomplished by actively managing the size and composition of the balance sheet through different rate cycles.

Net Interest Margin. The net interest margin is measured using the net interest income divided by average earning assets for the period. The net interest margin increased to 3.13% for the year ended September 30, 2017, from 3.11% for the year ended September 30, 2016. The yield on earning assets increased 1 basis point to 3.98% and the cost of interest-bearing liabilities decreased by 1 basis point to 0.92%. The higher yield on earning assets is the result of changes in the asset mix as the average balance of mortgage-backed securities and other investment securities decreased while the average balance of loans receivable increased.

For the year ended September 30, 2017, average earning assets increased by 2.0% to $13,803,646,000, up from $13,530,558,000 for the year ended September 30, 2016. During 2017, average loans receivable increased $890,995,000, or 9.4%, while the combined average balances of mortgage-backed securities, other investment securities and cash decreased by $624,968,000 or 16.0%. Management views organic loan growth as the highest and best use of capital; thus the shift in earning assets away from investment securities and into loans receivable is seen as beneficial.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

During 2017, average customer deposit accounts increased $25,694,000 or 0.2% and the average balance of FHLB borrowings increased by $175,552,000, or 8.8%, from 2016.

The following table sets forth the information explaining the changes in the net interest income and net interest margin for 2017 compared to the prior year.

	Twelve Months Ended September 30, 2017			Twelve Months Ended September 30, 2016
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(In thousands)			(In thousands)
Assets
Loans receivable	$10,402,346	$470,523	4.52%	$9,511,351	$454,085	4.77%
Mortgaged-backed securities	2,561,400	60,612	2.37	2,737,947	62,949	2.30
Cash & investments	719,175	14,187	1.97	1,167,596	16,282	1.39
FHLB & FRB stock	120,725	3,596	2.98	113,664	3,477	3.06

Total interest-earning assets	13,803,646	548,918	3.98%	13,530,558	536,793	3.97%
Other assets	1,161,408			1,181,975
Total assets	$14,965,054			$14,712,533

Liabilities and Equity
Customer accounts	$10,615,511	$52,023	0.49%	$10,589,817	$52,485	0.50%
FHLB advances	2,167,986	64,969	3.00	1,992,434	64,059	3.22

Total interest-bearing liabilities	12,783,497	116,992	0.92%	12,582,251	116,544	0.93%
Other liabilities	173,495			161,446
Total liabilities	12,956,992			12,743,697
Stockholders' equity	2,008,062			1,968,836

Total liabilities and equity	$14,965,054			$14,712,533

Net interest income		$431,926			$420,249

Net interest margin			3.13%			3.11%

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
The HLF takes into account historical charge-offs by loan type. The Company estimates a loss rate for each loan category by using charge-off data over a historical period that encompasses a full credit cycle. These rates are then multiplied by an estimated loss emergence period. The loss emergence period is the likely period of time during which a residential or commercial loan borrower experiencing financial difficulties might be utilizing their cash reserves prior to becoming delinquent on their loan.
The QLF is based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, delinquency trends, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions and the duration of the current business cycle. These factors are considered by loan type. Single-family residential loan sub-types are evaluated in groups by loan size, loan to value, as well as non-owner or owner occupied. Credit quality has been improving in most loan categories during the year, but at different paces. In addition, loan growth or declines for each loan category are taken into consideration.
The total allowance for loan loss increased by $9,579,000, or 8.44%, from $113,494,000 as of September 30, 2016, to $123,073,000 at September 30, 2017. As of September 30, 2017, the Company had $126,000 of specific reserves for individually evaluated loans and the remaining balance of $122,947,000 is general allowance, which was comprised of $87,166,000 related to HLF and $35,781,000 related to qualitative factors. The Company released $2,100,000 of allowance for loan losses in 2017 due in large part to net recoveries of previously charged off loans of $14,307,000 partially offset by loan growth. This was comprised of $17,007,000 in recoveries and $2,700,000 in charge offs in 2017.
The ratio of the allowance for loan losses and reserves for unfunded loan commitments to total gross loans was 1.07% as of September 30, 2017, and 1.07% as of September 30, 2016.
The reserve for unfunded loan commitments was $7,750,000 as of September 30, 2017, compared to $3,235,000 as of September 30, 2016.
The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those estimated.
Restructured loans. Restructured single-family residential loans are reserved for under the Company's loan loss reserve methodology. Most troubled debt restructured ("TDR") loans are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. As of September 30, 2017, single-family residential loans comprised 87.7% of restructured loans. The concession for these loans is typically a payment reduction through a rate reduction of 100 to 200 bps for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period.
The balance of outstanding TDRs decreased to $207,377,000 as of September 30, 2017, from $261,531,000 as of the prior year end. As of September 30, 2017, 97.5% of the restructured loans were performing. During 2017, there were additions of $7,878,000 and reductions of $62,032,000 due to prepayments and transfers to real estate owned ("REO").
Concessions for construction, land A&D and multi-family loans are typically an extension of maturity combined with a rate reduction of normally 100 bps. Before granting approval to modify a loan in a TDR, a borrower’s ability to repay is considered

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

by evaluating current income levels, debt-to-income ratio, credit score, loan payment history and an updated evaluation of the secondary repayment source.
If a loan is on non-accrual status before becoming a TDR, it will stay on non-accrual status following restructuring until it has been performing for at least six months, at which point it may be moved to accrual status. If a loan is on accrual status before it becomes a TDR, and it is concluded that a full repayment is highly probable, it will remain on accrual status following restructuring. If the homogeneous restructured loan does not perform, it is placed in non-accrual status when it is 90 days delinquent. For commercial loans, six consecutive payments on newly restructured loan terms are required prior to returning the loan to accrual status. After the required six consecutive payments are made, a management assessment may conclude that collection of the entire principal and interest due is still in doubt. In those instances, the loan will remain on non-accrual. A loan that defaults and is subsequently modified would impact the Company's delinquency trend, which is part of the QLF component of the general reserve calculation. Any modified loan that re-defaults and is charged-off would impact the HLF component of our general reserve calculation.
Non-performing assets. Non-performing assets were $70,238,000, or 0.46% of total assets, at September 30, 2017, compared to $71,441,000, or 0.48% of total assets, at September 30, 2016.
The following table provides detail related to the Company's non-performing assets.

	September 30,
Non-Performing Assets	2017	2016	$ Change	% Change
	(In thousands)
Non-accrual loans:
Single-family residential	$27,930	$33,148	$(5,218)	(15.7)%
Construction	—	—	—	N/M
Construction – custom	91	—	91	N/M
Land – acquisition & development (A&D)	296	58	238	410.3
Land – consumer lot loans	605	510	95	18.6
Multi-Family	139	776	(637)	(82.1)
Commercial real estate	11,815	7,100	4,715	66.4
Commercial & industrial	8,082	583	7,499	1,286.3
HELOC	531	239	292	122.2
Consumer	91	—	91	N/M
Total non-accrual loans	49,580	42,414	7,166	16.9
Real estate owned	20,658	29,027	(8,369)	(28.8)
Total non-performing assets	$70,238	$71,441	$(1,203)	(1.7)%
The ratio of the allowance for loan losses to non-accrual loans decreased to 248% as of September 30, 2017, from 268% as of September 30, 2016. This is primarily due to the 16.9% increase in non-accrual loans.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of funds for the Company's activities are loan repayments, net deposit inflows, repayments and sales of investments, borrowings and retained earnings. Washington Federal's principal sources of revenue are interest on loans and interest and dividends on investments.
The Company's net worth at September 30, 2017, was $2,005,688,000, or 13.15%, of total assets as compared to $1,975,731,000, or 13.27%, of total assets, at September 30, 2016. The Company's net worth was impacted in the year by net income of $173,532,000, the payment of $74,519,000 in cash dividends, $98,374,000 of treasury stock purchases, as well as an increase in accumulated other comprehensive income (loss) of $16,171,000. The Company paid out 42.9% of its 2017 earnings in cash dividends to common shareholders, compared with 30.4% last year. For the year ended September 30, 2017, the Company returned 99.6% of net income to shareholders in the form of cash dividends, stock repurchases and warrant repurchases as compared to 88.7% for the year ended September 30, 2016. Management believes the Company's strong net worth position allows it to manage balance sheet risk and provide the capital support needed for controlled growth in a regulated environment.
The Bank has a credit line with the Federal Home Loan Bank of Des Moines ("FHLB") equal to 48% of total assets, providing a substantial source of additional liquidity if needed. The level of FHLB stock held varies depending on the amount of advances and other activities with the FHLB. As of September 30, 2017, the Bank had $2,254,134,000 of additional borrowing capacity at the FHLB.

The Bank has entered into borrowing agreements with the FHLB to borrow funds under a short-term floating rate cash management advance program and fixed-rate term advance agreements. All borrowings are secured by stock of the FHLB, deposits with the FHLB, and a blanket pledge of qualifying loans receivable as provided in the agreements with the FHLB.
The Company's cash and cash equivalents were $313,070,000 at September 30, 2017, which is a 30.5% decrease from the balance of $450,368,000 as of September 30, 2016. See “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements for details regarding this change.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN FINANCIAL CONDITION
Cash and cash equivalents: Cash and cash equivalents decreased to $313,070,000 at September 30, 2017, as compared to $450,368,000 at September 30, 2016. The decrease was primarily due to balances being shifted to loans receivable.
Available-for-sale and held-to-maturity securities: Available-for-sale securities decreased $656,685,000, or 34.2%, during the year ended September 30, 2017, to $1,266,209,000, primarily due to principal repayments of $367,713,000 and the sale of $362,829,000 of available-for-sale securities. As of September 30, 2017, the Company had a net unrealized gain on available-for-sale securities of $9,622,000, which is recorded net of tax as part of stockholders' equity.
Held-to-maturity securities: Held-to-maturity securities increased by $229,257,000, or 16.2%, during the year ended September 30, 2017, to $1,646,856,000 primarily due to purchases of $466,058,000 partially offset by principal repayments of $229,716,000. There were no held-to-maturity securities sold during the year ended September 30, 2017. Rising interest rates may cause these securities to be subject to unrealized losses. As of September 30, 2017, the net unrealized loss on held-to-maturity securities was $10,943,000, which management attributes to the change of interest rates since acquisition.
Loans receivable: Loans receivable, net of related contra accounts, increased $971,702,000, or 9.8%, to $10,882,622,000 at September 30, 2017, from $9,910,920,000 one year earlier. This increase resulted primarily from record high originations of $4,238,978,000, which represented a 7.4% increase over originations in the prior year. There were also loan purchases of $72,856,000 during the year ended September 30, 2017. Commercial loan originations accounted for 66.9% of total originations and consumer originations were 33.1%. The increase in loan originations resulted largely from the continued focus on commercial lending, coupled with growing economies in all major markets. Loan repayments for 2017 totaled $3,099,851,000, a $164,684,000 or 5.6% increase from the total repayments of $2,935,167,000 in 2016. Loan repayments continue to be relatively high due to the continued low interest rate environment and the increase in shorter duration commercial loans.
The following table presents the gross loan balances by category and the year-over-year change.

	September 30, 2017		September 30, 2016		Change
	(In thousands)		(In thousands)		$	%
Gross loans by category
Single-family residential	$5,711,004	46.8%	$5,658,830	51.7%	$52,174	0.9%
Construction	1,597,996	13.1	1,110,411	10.1	487,585	43.9
Construction - custom	602,631	4.9	473,069	4.3	129,562	27.4
Land - acquisition & development	124,308	1.0	118,497	1.1	5,811	4.9
Land - consumer lot loans	104,405	0.9	104,567	1.0	(162)	(0.2)
Multi-family	1,303,148	10.7	1,124,290	10.3	178,858	15.9
Commercial real estate	1,434,610	11.8	1,093,639	10.0	340,971	31.2
Commercial & industrial	1,093,360	9.0	978,589	8.9	114,771	11.7
HELOC	144,850	1.2	149,716	1.4	(4,866)	(3.3)
Consumer	85,075	0.7	139,000	1.3	(53,925)	(38.8)
Total gross loans	12,201,387	100%	10,950,608	100%	1,250,779	11.4%
Less:
Allowance for probable losses	123,073		113,494		9,579	8.4
Loans in process	1,149,934		879,484		270,450	30.8
Net deferred fees, costs and discounts	45,758		46,710		(952)	(2.0)
Total loan contra accounts	1,318,765		1,039,688		279,077	26.8
Net loans	$10,882,622		$9,910,920		$971,702	9.8%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows the change in the geographic distribution by state of the gross loan portfolio.

September 30,	2017	2016	Change
Washington	45.8%	47.6%	(1.8)
Oregon	15.6	14.5	1.1
Arizona	11.4	9.5	1.9
Other (1)	2.9	7.5	(4.6)
Utah	7.9	7.0	0.9
Idaho	4.5	4.2	0.3
New Mexico	4.9	4.2	0.7
Texas	4.6	3.8	0.8
Nevada	2.4	1.7	0.7
	100%	100%
(1) Includes loans in other states and purchased loan pools and other loans without state property information.
As of September 30, 2017, FDIC covered loans net of related discounts were $20,572,000, a decrease of $8,402,000 or 29%, from $28,974,000 as of September 30, 2016. The decrease is attributable to net principal payments, maturities and transfers to REO. The FDIC loss share coverage for single-family residential loans will continue for another three years. The remaining portfolio of covered loans is expected to continue to decline over time, absent another FDIC assisted transaction. When FDIC loss share agreements expire, any remaining loans will be transferred to the non-covered portfolio. The Company continues to accrue a liability for the termination of the loss share agreements for what is known as the clawback provision of the agreement with the FDIC. The Company estimates the amount of this liability based on actual loss experience and projected future losses and recoveries. Contractually, the amount that will have to be paid to the FDIC for a clawback liability, if any, will be determined in 2020, after full expiry of the loss share agreements.

Non-performing assets: NPAs decreased to $70,238,000 as of September 30, 2017, from $71,441,000 at September 30, 2016, a 1.7% decrease. The decrease was a result of an increase of $7,166,000 in non-accrual loans offset by a $8,369,000 decrease in real estate owned. Non-performing assets as a percentage of total assets was 0.46% at September 30, 2017, compared to 0.48% at September 30, 2016.

Restructured Loans: Total restructured loans declined to $207,377,000 as of September 30, 2017, from $261,531,000 as of September 30, 2016. As of September 30, 2017, $202,272,000 or 97.5% of the restructured loans were performing. The $5,105,000 of non-performing restructured loans are included in the NPAs total. Total non-performing assets and restructured loans as a percent of total assets has declined to 1.79% as of September 30, 2017, from 2.17% as of September 30, 2016.

Real estate owned: As of September 30, 2017, real estate owned totaled $20,658,000, a decrease of $8,369,000, or 28.8%, from $29,027,000 as of September 30, 2016, as the Bank continued to liquidate foreclosed properties. During 2017, the Company sold real estate owned properties for total net proceeds of $16,248,000.

Interest Receivable: Interest receivable was $41,643,000 as of September 30, 2017, an increase of $3,974,000, or 10.5%, since September 30, 2016. The increase was primarily a result of the 9.8% rise in loans receivable.

Bank Owned Life Insurance: Bank-owned life insurance increased to $211,330,000 as of September 30, 2017 from $208,123,000 as of September 30, 2016. The investments in bank-owned life insurance serve to assist in funding the growth of employee benefit costs.
Intangible assets: The Company's intangible assets are made up of $293,153,000 of goodwill and the unamortized balance of the core deposit and other intangibles of $5,529,000 at September 30, 2017.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Customer deposits: As of September 30, 2017, customer deposits totaled $10,835,008,000 compared with $10,600,852,000 at September 30, 2016, a $234,156,000, or 2.2%, increase. During 2017 and consistent with its strategy, the Company was able to increase transaction accounts by $355,566,000 or 5.9%, while time deposits decreased by $121,410,000 or 2.6%. The weighted average rate on customer deposits was 0.54% as of September 30, 2017, and 0.50% at September 30, 2016.

The following table shows the geographic distribution by state for customer deposits.

September 30, 2017
(In thousands)	2017		2016		$ Change
Washington	$5,383,764	49.7%	$5,100,754	48.1%	$283,010
Idaho	786,974	7.3%	782,413	7.4%	$4,561
Oregon	1,964,490	18.1%	1,964,173	18.5%	$317
Utah	267,717	2.5%	285,234	2.7%	$(17,517)
Nevada	326,436	3.0%	340,324	3.2%	$(13,888)
Texas	97,670	0.9%	94,113	0.9%	$3,557
Arizona	1,164,743	10.7%	1,188,335	11.2%	$(23,592)
New Mexico	843,214	7.8%	845,506	8.0%	$(2,292)
	$10,835,008	100%	$10,600,852	100%	$234,156

FHLB advances and other borrowings: Total FHLB advances were $2,225,000,000 at September 30, 2017, as compared to $2,080,000,000 at September 30, 2016. The weighted average rate for FHLB borrowings was 2.80% as of September 30, 2017 and 3.15% at September 30, 2016.
Contractual obligations: The following table presents the Company's significant fixed and determinable contractual obligations, within the categories described below, by contractual maturity or payment amount.

September 30, 2017	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
	(In thousands)
Customer accounts (1)	$10,835,008	$8,914,869	$1,920,009	$130
Debt obligations (2)	2,225,000	1,395,000	430,000	400,000
Operating lease obligations	41,017	5,956	18,056	17,005
	$13,101,025	$10,315,825	$2,368,065	$417,135

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
For highlights of the quarter-by-quarter results for the years ended September 30, 2017, and 2016, see Note Q, “Selected Quarterly Financial Data (Unaudited)”.
COMPARISON OF 2017 RESULTS WITH 2016
Net Income: Net income increased $9,483,000, or 5.8%, to $173,532,000 for the year ended September 30, 2017, as compared to $164,049,000 for the year ended September 30, 2016.
Net Interest Income: For the year ended September 30, 2017, net interest income was $431,926,000, an increase of $11,677,000 or 2.8% from the year ended September 30, 2016. The increase was primarily driven by a higher average balance on loans receivable. For the year ended September 30, 2017, average earning assets increased by 2.0% to $13,803,646,000, up from $13,530,558,000 for the year ended September 30, 2016. During 2017, average loans receivable increased $890,995,000 or 9.4%, while the combined average balances of mortgage backed securities, other investment securities and cash decreased by $624,968,000 or 16.0%. The net interest margin increased to 3.13% for the year ended September 30, 2017, from 3.11% for the year ended September 30, 2016. The yield on earning assets increased 1 basis point to 3.98% and the cost of interest bearing liabilities decreased by 1 basis point to 0.92%. The higher yield on interest earning assets is primarily the result of changes in the asset mix.
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

Rate / Volume Analysis:

	Comparison of Year Ended September 30, 2017 and September 30, 2016
($ in thousands)	Volume	Rate	Total
Interest income:
Loans receivable	$40,942	$(24,504)	$16,438
Mortgaged-backed securities	(4,192)	1,855	(2,337)
Investments (1)	(8,050)	6,074	(1,976)

All interest-earning assets	28,700	(16,575)	12,125

Interest expense:
Customer accounts	180	(642)	(462)
FHLB advances and other borrowings	3,518	(2,608)	910

All interest-bearing liabilities	3,698	(3,250)	448

Change in net interest income	$25,002	$(13,325)	$11,677

(1) Includes interest on cash equivalents and dividends on FHLB & FRB stock.

Provision (Release) for Loan Losses: The Company recorded a release of allowance for loan losses of $2,100,000 for the year ended September 30, 2017, which compares to a release of $6,400,000 for the year ended September 30, 2016. The releases recorded for both periods was a result of continued improvement in credit quality of the loan portfolio offset by net growth in the loan portfolio. The related improvement in the credit quality of the loan portfolio relates to the following factors.
The Company had recoveries, net of charge-offs, of $14,307,000 for the year ended September 30, 2017, compared with $13,065,000 of net recoveries for the year ended September 30, 2016. Non-accrual loans were $49,580,000, or 0.33% of total

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

assets, at September 30, 2017, as compared to $42,414,000, or 0.28% of total assets, at September 30, 2016, representing an increase of 16.9%.
Unfunded commitments tend to vary depending on our loan mix and the proportional share of commercial loans. The reserve for unfunded commitments was $7,750,000 as of September 30, 2017, which is an increase from $3,235,000 at September 30, 2016. Management believes the allowance for loan losses plus the reserve for unfunded commitments, totaling $130,823,000, or 1.07% of gross loans, is sufficient to absorb estimated losses inherent in the portfolio. See Note E for further discussion and analysis of the allowance for loan losses as of and for the year ended September 30, 2017.

Other Income: Other income was $52,215,000 for the year ended September 30, 2017, an increase of $5,179,000, or 11.0%, from the $47,036,000 for the year ended September 30, 2016. The increase is primarily because 2017 included a $3,499,000 gain on sale of investment securities as well as a $6,100,000 gain on bank-owned life insurance. During 2016, the Company recorded a gain of $3,800,000 resulting from the sale of a branch property. Deposit fee income was $22,643,000 for the year ended September 30, 2017, compared to $21,738,000 for the year ended September 30, 2016.

Other Expense: Operating expense was $231,519,000 for the year ended September 30, 2017, a decrease of $3,928,000 or 1.7% from the $235,447,000 for the year ended September 30, 2016. The improvement in 2017 is primarily due to a $2,123,000 decrease in information technology costs and a $3,088,000 decrease in product delivery costs related to the Company's fiscal 2016 implementation of new systems. These decreases were partially offset by $1,692,000 higher occupancy expense. The number of staff, including part-time employees on a full-time equivalent basis, was 1,818 and 1,806 at September 30, 2017 and 2016, respectively. Total operating expense for the years ended September 30, 2017, and 2016 equaled 1.55% and 1.60%, respectively, of average assets.

Gain (Loss) on Real Estate Owned: Net gain on real estate owned was $1,494,000 for the year ended September 30, 2017, a decrease of $8,552,000, or 85.1%, from the $10,046,000 for the year ended September 30, 2016. This amount includes ongoing maintenance expense, periodic valuation adjustments, and gains (losses) on sales of REO.

Income Tax Expense: Income tax expense was $82,684,000 for the year ended September 30, 2017, a decrease of $1,401,000, or 1.67%, from the $84,085,000 for the year ended September 30, 2016. The effective tax rate for 2017 was 32.27% as compared to 33.89% for the year ended September 30, 2016. The lower effective tax rate is primarily due to the effects of the addition of bank-owned life insurance and increased investment in low income housing tax credit partnerships as well as tax free loans.
COMPARISON OF 2016 RESULTS WITH 2015

Net Income: Net income increased $3,733,000, or 2.3%, to $164,049,000 for the year ended September 30, 2016, as compared to $160,316,000 for the year ended September 30, 2015.

Net Interest Income: For the year ended September 30, 2016, net interest income was $420,249,000, an increase of $6,768,000 from the year ended September 30, 2015. The increase was primarily driven by a higher average balance on loans receivable. For the year ended September 30, 2016, average earning assets increased by 0.6% to $13,530,558,000, up from $13,444,499,000 for the year ended September 30, 2015. During 2016, average loans receivable increased $912,916,000, or 10.6%, while the combined average balances of mortgage-backed securities, other investment securities and cash decreased by $802,078,000 or 17.0%. The net interest margin increased to 3.11% for the year ended September 30, 2016 from 3.08% for the year ended September 30, 2015. The yield on earning assets increased 2 basis points to 3.97% and the cost of interest bearing liabilities declined by 1 basis point to 0.93%. The higher yield on earning assets is the result of changes in the asset mix as the average balance of mortgage-backed securities and other investment securities decreased while the average balance of loans receivable increased. The decrease in interest cost was due to changes in the mix of customer deposits and FHLB advances.

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

(1) Includes interest on cash equivalents and dividends on FHLB & FRB stock.

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

Unfunded commitments tend to vary depending on our loan mix and the proportional share of commercial loans. The reserve for unfunded commitments was $3,235,000 as of September 30, 2016, which is an increase from $3,085,000 at September 30, 2015. Management believes the allowance for loan losses plus the reserve for unfunded commitments, totaling $116,729,000, or 1.07% of gross loans, is sufficient to absorb estimated losses inherent in the portfolio. See Note E for further discussion and analysis of the allowance for loan losses as of and for the year ended September 30, 2016.

Other Income: Other income was $47,036,000 for the year ended September 30, 2016, an increase of $6,613,000, or 16.4%, from the $40,423,000 for the year ended September 30, 2015. The increase is primarily because 2016 included a gain of $3,800,000 resulting from the sale-leaseback of a branch property. During 2015, the Company sold available-for-sale securities for $246,826,000 and recognized a $9,641,000 gain on sale and recorded $10,554,000 of expense related to prepayment of a Federal Home Loan Bank advance. Deposit fee income was $21,738,000 for the year ended September 30, 2016, compared to $22,459,000 for the year ended September 30, 2015.

Other Expense: Operating expense was $235,447,000 for the year ended September 30, 2016, an increase of $10,596,000, or 4.7%, from the $224,851,000 for the year ended September 30, 2015. The increase in 2016 is primarily due to higher information technology costs, which increased by $15,006,000, and other expense, which increased by $4,390,000. These expenses were elevated due to the Company's implementation of new core systems in November 2015. Management believes that the new technology and systems better position the Company to support future growth and expansion. These increases were partially offset by lower compensation and benefits expense, which declined by $7,055,000. The number of staff, including part-time employees on a full-time equivalent basis, was 1,806 and 1,838 at September 30, 2016 and 2015, respectively. Total operating expense for the years ended September 30, 2016, and 2015 equaled 1.60% and 1.55%, respectively, of average assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Gain (Loss) on Real Estate Owned: Net gain on real estate owned was $10,046,000 for the year ended September 30, 2016, an increase of $742,000, or 8.0%, from the $9,304,000 for the year ended September 30, 2015. This amount includes ongoing maintenance expense, periodic valuation adjustments, and gains (losses) on sales of REO.

Income Tax Expense: Income tax expense was $84,085,000 for the year ended September 30, 2016, a decrease of $5,118,000, or 5.74%, from the $89,203,000 for the year ended September 30, 2015. The effective tax rate for 2016 was 33.89% as compared to 35.75% for the year ended September 30, 2015. The lower effective tax rate is primarily due to the effects of the addition of bank-owned life insurance and increased investment in low income housing tax credit partnerships as well as tax free loans.

SELECTED FINANCIAL DATA

Year ended September 30,	2017	2016	2015	2014	2013
		(In thousands, except per share data)
Interest income	$548,918	$536,793	$530,553	$533,697	$516,291
Interest expense	116,992	116,544	117,072	128,077	136,159
Net interest income	431,926	420,249	413,481	405,620	380,132
Provision (reversal) for loan losses	(2,100)	(6,250)	(11,162)	(15,401)	1,350
Other income	53,709	57,082	49,727	27,916	20,074
Other expense	231,519	235,447	224,851	204,009	164,240
Income before income taxes	256,216	248,134	249,519	244,928	234,616
Income taxes	82,684	84,085	89,203	87,564	83,111
Net income	$173,532	$164,049	$160,316	$157,364	$151,505
Per share data
Basic earnings	$1.95	$1.79	$1.68	$1.56	$1.45
Diluted earnings	1.94	1.78	1.67	1.55	1.45
Cash dividends	0.84	0.55	0.54	0.41	0.36

September 30,	2017	2016	2015	2014	2013
Total assets	$15,253,580	$14,888,063	$14,568,324	$14,756,041	$13,082,859
Loans receivable, net	10,882,622	9,910,920	9,170,634	8,324,798	7,823,977
Mortgage-backed securities	2,489,544	2,490,510	2,906,440	3,231,691	2,902,655
Investment securities	423,521	849,983	1,117,339	1,366,018	1,109,772
Cash and cash equivalents	313,070	450,368	284,049	781,843	203,563
Customer accounts	10,835,008	10,600,852	10,631,703	10,716,928	9,090,271
FHLB advances	2,225,000	2,080,000	1,830,000	1,930,000	1,930,000
Stockholders’ equity	2,005,688	1,975,731	1,955,679	1,973,283	1,937,635
Number of
Customer accounts	449,793	491,098	517,871	548,872	332,177
Loans	39,688	41,418	41,036	43,569	44,838
Offices	237	238	247	251	182

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2017	September 30, 2016
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$313,070	$450,368
Available-for-sale securities, at fair value	1,266,209	1,922,894
Held-to-maturity securities, at amortized cost	1,646,856	1,417,599
Loans receivable, net of allowance for loan losses of $123,073 and $113,494	10,882,622	9,910,920
Interest receivable	41,643	37,669
Premises and equipment, net	263,694	281,951
Real estate owned	20,658	29,027
FHLB & FRB stock	122,990	117,205
Bank owned life insurance	211,330	208,123
Intangible assets, including goodwill of $293,153 and $291,503	298,682	296,989
Federal and state income tax assets, net	—	16,047
Other assets	185,826	199,271
	$15,253,580	$14,888,063
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$6,361,158	$6,005,592
Time deposit accounts	4,473,850	4,595,260
	10,835,008	10,600,852
FHLB advances	2,225,000	2,080,000
Advance payments by borrowers for taxes and insurance	56,631	42,898
Accrued expenses and other liabilities	131,253	188,582
	13,247,892	12,912,332
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 134,957,511 and 134,307,818 shares issued; 87,193,362 and 89,680,847 shares outstanding	134,958	134,308
Paid-in capital	1,660,885	1,648,388
Accumulated other comprehensive income (loss), net of taxes	5,015	(11,156)
Treasury stock, at cost; 47,764,149 and 44,626,971 shares	(838,060)	(739,686)
Retained earnings	1,042,890	943,877
	2,005,688	1,975,731
	$15,253,580	$14,888,063

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2017	2016	2015
	(In thousands, except share data)
INTEREST INCOME
Loans receivable	$470,523	$454,085	$437,002
Mortgage-backed securities	60,612	62,949	71,392
Investment securities and cash equivalents	17,783	19,759	22,159
	548,918	536,793	530,553
INTEREST EXPENSE
Customer accounts	52,023	52,485	51,054
FHLB advances	64,969	64,059	66,018
	116,992	116,544	117,072
Net interest income	431,926	420,249	413,481
Provision (release) for loan losses	(2,100)	(6,250)	(11,162)
Net interest income after provision (release) for loan losses	434,026	426,499	424,643

OTHER INCOME
Gain on sale of investment securities	3,499	—	9,641
Prepayment penalty on long-term debt	—	—	(10,554)
Loan fee income	4,290	5,548	8,788
Deposit fee income	22,643	21,738	22,459
Other income	21,783	19,750	10,089
	52,215	47,036	40,423
OTHER EXPENSE
Compensation and benefits	112,257	112,884	119,939
Occupancy	35,260	33,568	33,956
FDIC insurance premiums	11,410	11,824	7,916
Product delivery	13,972	17,060	22,325
Information technology	28,859	30,982	15,976
Other expense	29,761	29,129	24,739
	231,519	235,447	224,851
Gain (loss) on real estate owned, net	1,494	10,046	9,304
Income before income taxes	256,216	248,134	249,519
Income tax expense (benefit)
Current	92,795	60,773	86,477
Deferred	(10,111)	23,312	2,726
	82,684	84,085	89,203
NET INCOME	$173,532	$164,049	$160,316

PER SHARE DATA
Basic earnings per share	$1.95	$1.79	$1.68
Diluted earnings per share	1.94	1.78	1.67
Dividends paid on common stock per share	0.84	0.55	0.54
Basic weighted average number of shares outstanding	88,905,457	91,399,038	95,644,639
Diluted weighted average number of shares outstanding	89,224,207	91,912,918	96,053,959

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year ended September 30,	2017	2016	2015
	(In thousands)
Net income	$173,532	$164,049	$160,316
Other comprehensive income (loss) net of tax:
Net unrealized gains (losses) on available-for-sale securities	(7,587)	(1,403)	(27,536)
Reclassification adjustment of net gains from sale of available-for-sale securities included in net income	3,499	—	9,641
Related tax benefit (expense)	1,503	516	6,577
	(2,585)	(887)	(11,318)

Net unrealized gain (loss) on long-term borrowing hedges	29,653	(16,793)	(14,287)
Related tax benefit (expense)	(10,897)	6,171	5,250
	18,756	(10,622)	(9,037)

Other comprehensive income (loss)	16,171	(11,509)	(20,355)
Comprehensive income	$189,703	$152,540	$139,961

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands)	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at September 30, 2014	$133,323	$1,638,211	$706,149	$20,708	$(525,108)	$1,973,283

Net income			160,316			160,316
Other comprehensive income (loss)				(20,355)		(20,355)
Dividends on common stock			(36,711)			(36,711)
Compensation expense related to common stock options		231				231
Proceeds from exercise of common stock options	129	1,941				2,070
Restricted stock expense	244	3,329				3,573
Treasury stock purchased					(126,728)	(126,728)
Balance at September 30, 2015	133,696	1,643,712	829,754	353	(651,836)	1,955,679

Net income			164,049			164,049
Other comprehensive income (loss)				(11,509)		(11,509)
Dividends on common stock			(49,926)			(49,926)
Compensation expense related to common stock options		90				90
Proceeds from exercise of common stock options	433	8,850				9,283
Restricted stock expense	179	3,480				3,659
Repurchase of stock warrants		(7,744)				(7,744)
Treasury stock purchased					(87,850)	(87,850)
Balance at September 30, 2016	134,308	1,648,388	943,877	(11,156)	(739,686)	1,975,731

Net income			173,532			173,532
Other comprehensive income (loss)				16,171		16,171
Dividends on common stock			(74,519)			(74,519)
Proceeds from exercise of common stock options	317	6,921				7,238
Restricted stock expense	105	5,804				5,909
Repurchase of stock warrants	228	(228)				—
Treasury stock purchased					(98,374)	(98,374)
Balance at September 30, 2017	$134,958	$1,660,885	$1,042,890	$5,015	$(838,060)	$2,005,688

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2017	2016	2015
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$173,532	$164,049	$160,316
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	41,680	19,509	17,888
Cash received from (paid to) FDIC under loss share	584	1,730	720
Stock compensation expense	5,909	3,569	3,561
Provision (release) for loan losses	(2,100)	(6,250)	(11,162)
Loss (gain) on sale of investment securities	(3,499)	—	(9,641)
Loss on extinguishment of debt	—	—	10,554
Decrease (increase) in accrued interest receivable	(3,974)	2,760	11,608
Decrease (increase) in FDIC loss share receivable	—	—	1,795
Decrease (increase) in federal and state income tax receivable	16,047	5,153	13,829
Decrease (increase) in cash surrender value of bank owned life insurance	(6,498)	(5,627)	(2,496)
Gain on bank owned life insurance	(6,805)	—	—
Net realized (gain) loss on sales of premises and equipment and real estate owned	(1,673)	(20,039)	(18,887)
Decrease (increase) in other assets	7,974	(14,204)	(29,220)
Increase (decrease) in accrued expenses and other liabilities	(41,477)	71,071	(5,994)
Net cash provided (used) by operating activities	179,700	221,721	142,871

CASH FLOWS FROM INVESTING ACTIVITIES
Origination of loans and principal repayments, net	(896,450)	(619,046)	(551,168)
Loans purchased	(72,856)	(105,420)	(279,936)
FHLB & FRB stock purchase	(183,609)	(36,347)	(4,067)
FHLB & FRB stock redeemed	177,824	26,340	55,708
Available-for-sale securities purchased	(76,367)	(137,591)	(315,114)
Principal payments and maturities of available-for-sale securities	367,713	537,255	721,951
Proceeds from sales of available-for-sale investment securities	362,829	50,741	246,826
Held-to-maturity securities purchased	(466,058)	—	(259,489)
Principal payments and maturities of held-to-maturity securities	229,716	218,958	159,947
Proceeds from sales of real estate owned	16,248	61,132	74,895
Proceeds from settlements of bank owned life insurance	10,096	—	—
Purchase of bank owned life insurance	—	(100,000)	(100,000)
Net cash received (paid) in business combinations	(3,370)	—	—
Proceeds from sales of premises and equipment	5,209	14,685	6,397
Premises and equipment purchased and REO improvements	(15,461)	(41,771)	(46,439)
Net cash provided (used) by investing activities	(544,536)	(131,064)	(290,489)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in customer accounts	234,460	(30,775)	(85,073)
Proceeds from borrowings	4,590,000	1,118,000	100,000
Repayments of borrowings	(4,445,000)	(868,000)	(210,554)
Proceeds from exercise of common stock options and related tax benefit	7,238	9,283	2,070
Dividends paid on common stock	(74,519)	(49,926)	(51,111)
Repurchase of warrants	—	(7,744)	—
Treasury stock purchased	(98,374)	(87,850)	(126,728)
Increase (decrease) in advance payments by borrowers for taxes and insurance	13,733	(7,326)	21,220
Net cash provided (used) by financing activities	227,538	75,662	(350,176)
Increase (decrease) in cash and cash equivalents	(137,298)	166,319	(497,794)
Cash and cash equivalents at beginning of year	450,368	284,049	781,843
Cash and cash equivalents at end of year	$313,070	$450,368	$284,049

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2017	2016	2015
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Non-cash investing activities
Real estate acquired through foreclosure	$3,266	$12,697	$28,735
Non-cash financing activities
Stock issued upon exercise of warrants	7,632	—	—
Cash paid during the year for
Interest	111,333	114,506	116,226
Income taxes	54,078	68,507	65,720

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Company and nature of operations. Washington Federal, Inc. is a Washington corporation headquartered in Seattle, Washington. The Company is a bank holding company that conducts its operations through a national bank subsidiary, Washington Federal, National Association. The Bank is principally engaged in the business of attracting deposits from businesses and the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate loans and commercial loans. As used throughout this document, the terms "Washington Federal" or the "Company" refer to Washington Federal, Inc. and its consolidated subsidiaries and the term "Bank" refers to the operating subsidiary Washington Federal, National Association. The Bank conducts its activities through a network of 237 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, New Mexico and Texas.
Basis of presentation and use of estimates. The Company’s accounting and financial reporting policies conform to accounting principles generally accepted in the United States of America (U.S. GAAP). Inter-company balances and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, the Company makes estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses during the reporting periods and related disclosures. The areas that require application of significant management judgments often result in the need to make estimates about the effect of matters that are inherently uncertain and may change in future periods. Actual results could differ materially from those estimates. Certain amounts in the financial statements from prior periods have been reclassified to conform to the current financial statement presentation. In certain instances, amounts in text are presented by rounding to the nearest thousand.
The Company's fiscal year end is September 30. All references to 2017, 2016 and 2015 represent balances as of September 30, 2017, September 30, 2016, and September 30, 2015, or activity for the fiscal years then ended.

Cash and cash equivalents. Cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and repurchase agreements with an initial maturity of three months or less.
Investments and mortgage-backed securities. The Company accounts for investments and mortgage-backed securities in two categories: held-to-maturity and available-for-sale. Premiums and discounts on investments are deferred and recognized into income over the contractual life of the asset using the effective interest method.
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
Loans receivable. Loans that are performing in accordance with their contractual terms are carried at the unpaid principal balance, net of premiums, discounts and net deferred loan fees. Net deferred loan fees include nonrefundable loan origination fees less direct loan origination costs. Net deferred loan fees, premiums and discounts are amortized into interest income using either the interest method or straight-line method over the terms of the loans, adjusted for actual prepayments. In addition to fees and costs for originating loans, various other fees and charges related to existing loans may occur, including prepayment charges, late charges and assumption fees.
When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower. Contact is made after a payment is 30 days past its grace period. In most cases, deficiencies are cured promptly. If the delinquency

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

is not cured within 90 days, the Bank may institute appropriate action to foreclose on the property. If foreclosed, the property is sold at a public sale and may be purchased by the Bank.
Restructured loans. The Bank will consider modifying the interest rates and terms of a loan if it determines that a modification is a better alternative to foreclosure. Most troubled debt restructured ("TDR") loans are accruing and performing loans where the borrower has proactively approached the Bank about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of 100 to 200 bps for a specific term, usually six to 12 months. Interest-only payments may also be approved during the modification period. Principal forgiveness is generally not an available option for restructured loans. Before granting approval to modify a loan in a TDR, the borrower’s ability to repay is evaluated, including: current income levels and debt to income ratio, borrower’s credit score, payment history of the loan and updated evaluation of the secondary repayment source. The Bank also modifies some loans that are not classified as TDRs as the modification is due to a restructuring where the effective interest rate on the debt is reduced to reflect a decrease in market interest rates.
Non-accrual loans. Loans are placed on nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. The Bank does not accrue interest on loans 90 days or more past due. If payment is made on a loan so that the loan becomes less than 90 days past due, and the Bank expects full collection of principal and interest, the loan is returned to full accrual status. Any interest ultimately collected is credited to income in the period of recovery. A loan is charged-off when the loss is estimable and it is confirmed that the borrower is not expected be able to meet contractual obligations.
If a consumer loan is on non-accrual status before becoming a TDR it will stay on non-accrual status following restructuring until it has been performing for at least six months, at which point it may be moved to accrual status. If a loan is on accrual status before it becomes a TDR, and management concludes that full repayment is probable based on internal evaluation, it will remain on accrual status following restructuring. If the restructured consumer loan does not perform, it is placed on non-accrual status when it is 90 days delinquent. For commercial loans, six consecutive payments on newly restructured loan terms are required prior to returning the loan to accrual status. In some instances, after the required six consecutive payments are made, management will conclude that collection of the entire principal and interest due is still in doubt. In those instances, the loan will remain on non-accrual.
Impaired loans. Impaired loans consist of loans receivable that are not expected to have their principal and interest repaid in accordance with their contractual terms. Collateral-dependent impaired loans are measured using the fair value of the collateral less selling costs. Non-collateral dependent loans are measured at the present value of expected future cash flows.
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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

Covered assets. Covered loans consist of single-family loans acquired from Horizon Bank in 2010 and certain loans acquired from South Valley Bank and Trust ("SVBT") in fiscal 2013 that were originally recorded at their estimated fair value at the time acquired. Covered real estate held for sale represents the foreclosed properties that were originally Horizon Bank loans or certain SVBT loans. Covered real estate held for sale is carried at the estimated fair value of the repossessed real estate. The covered loans and covered real estate held for sale are collectively referred to as “covered assets." When FDIC loss share agreements expire, any remaining loans will be transferred to the non-covered portfolio. Covered loans are included within loans receivable on the statement of financial condition. Covered real estate owned are included within real estate owned on the statement of financial condition.
FDIC indemnification asset. The FDIC indemnification asset is the receivable recorded due to the guarantee provided by the FDIC on the covered assets. This asset declines due to collections from the FDIC on claims or the eventual expiration of the FDIC loss share agreements. The FDIC indemnification asset is included within other assets on the statement of financial condition.
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
Real estate owned. Real estate properties acquired through foreclosure of loans or through acquisitions are recorded initially at fair value less selling costs and are subsequently recorded at lower of cost or fair value. Any gains (losses) and maintenance costs are shown on the real estate acquired through foreclosure line item.
Intangible assets. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. Other intangibles, including core deposit intangibles, are acquired assets that lack physical substance but can be distinguished from goodwill. Goodwill is evaluated for impairment on an annual basis during the fourth quarter. Other intangible assets are amortized over their estimated lives and are subject to impairment testing when events or circumstances change. If circumstances indicate that the carrying value of the assets may not be recoverable, an impairment charge could be recorded. The Bank amortizes the core deposit intangibles over their estimated lives using an accelerated method. During the 4th quarter of 2017, an immaterial correction of $1.5 million was recorded to amortization expense for intangible assets stemming from acquisitions of insurance agency businesses in prior years.
The table below provides detail regarding the Company's intangible assets.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

	Goodwill	Core Deposit and Other Intangibles	Total
	(In thousands)
Balance at September 30, 2015	$291,503	$7,855	$299,358
Amortization	—	(2,369)	(2,369)
Balance at September 30, 2016	291,503	5,486	296,989
Additions	1,650	1,720	3,370
Amortization	—	(1,677)	(1,677)
Balance at September 30, 2017	$293,153	$5,529	$298,682
The table below presents the estimated future amortization expense of core deposit and other intangibles for the next five years.

Fiscal Year	Expense
(In thousands)
2018	$1,376
2019	1,324
2020	1,295
2021	457
2022	138

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
Accounting for stock-based compensation. We recognize in the statement of operations the grant-date fair value of stock options and other equity-based forms of compensation issued to employees over the employees' requisite service period (generally the vesting period). The requisite service period may be subject to performance conditions. Stock options and restricted stock awards generally vest ratably over three to ten years and are recognized as expense over that same period of time. The exercise price of each option equals the market price of the Company's common stock on the date of the grant, and the maximum term is ten years. No stock options were granted in 2017, 2016 or 2015.

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
Subsequent events. The Company has evaluated subsequent events for adjustment to or disclosure in the Company’s consolidated financial statements through the date of this report, and the Company has not identified any recordable or disclosable events, not otherwise reported in these consolidated financial statements or the notes thereto, except for the following.

On September 27, 2017, the Company issued a joint press release with Anchor Bancorp ("Anchor") announcing that they have entered into Amendment No. 1 ("Amendment No. 1") to the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 11, 2017. Amendment No. 1 extends from December 31, 2017, to June 30, 2018, the date after which either party can elect to terminate the Merger Agreement if the merger transaction (the "Merger") contemplated by the Merger Agreement has

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

not yet been completed. Amendment No. 1 also provides for up to three additional six month extensions beyond June 30, 2018, and addresses certain Anchor personnel and other matters in light of the extension. Except as explicitly provided in Amendment No. 1, the Merger Agreement remains in full force and effect as originally executed on April 11, 2017.

On October 25, 2017, the Company issued a press release announcing a quarterly cash dividend of 15 cents per share to be paid on November 20, 2017, to common stockholders of record as of November 6, 2017. This is Washington Federal’s 139th consecutive quarterly cash dividend.

NOTE B - NEW ACCOUNTING PRONOUNCEMENTS

In August 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The ASU expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. The effective date of the new standard for public companies is for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition with a cumulative effect adjustment recorded to opening retained earnings as of the initial adoption date. The Company does not anticipate that this guidance will have a material impact on its consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities. The ASU shortens the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The ASU is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments should be applied on a modified retrospective basis, with a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company does not anticipate that this guidance will have a material impact on its consolidated financial statements.

In February 2017, the FASB issued ASU 2017-05, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets. The ASU clarifies that a financial asset is within the scope of Subtopic 610-20 if it meets the definition of an in substance nonfinancial asset. The amendments also define the term in substance nonfinancial asset. The amendments clarify that nonfinancial assets within the scope of Subtopic 610-20 may include nonfinancial assets transferred within a legal entity to a counterparty. A contract that includes the transfer of ownership interests in one or more consolidated subsidiaries is within the scope of Subtopic 610-20 if substantially all of the fair value of the assets that are promised to the counterparty in a contract is concentrated in nonfinancial assets. The amendments clarify that an entity should identify each distinct nonfinancial asset or in substance nonfinancial asset promised to a counterparty and derecognize each asset when a counterparty obtains control of it. The ASU is effective for public business entities for annual periods beginning after December 15, 2017, and interim periods therein. Entities may use either a full or modified approach to adopt the ASU. The Company does not anticipate that this guidance will have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates Step 2 from the goodwill impairment test. The ASU also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The ASU is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption being permitted for annual or interim goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not anticipate that this guidance will have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations Clarifying the Definition of a Business (Topic 805), for determining whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The ASU is effective

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted for transactions that occurred before the issuance date or effective date of the standard if the transactions were not reported in financial statements that have been issued or made available for issuance. The ASU must be applied prospectively and upon adoption the standard will impact how we assess acquisitions (or disposals) of assets or businesses. The Company does not anticipate that this guidance will have a material impact on its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash: a Consensus of the FASB Emerging Issues Task Force. This ASU requires a company’s cash flow statement to explain the changes during a reporting period of the totals for cash, cash equivalents, restricted cash, and restricted cash equivalents. Additionally, amounts for restricted cash and restricted cash equivalents are to be included with cash and cash equivalents if the cash flow statement includes a reconciliation of the total cash balances for a reporting period. This ASU is effective for public business entities for annual periods, including interim periods within those annual periods, beginning after December 15, 2017, with early application permitted. The Company does not anticipate that this guidance will have a material impact on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU address eight specific cash flow issues with the objective of reducing diversity in practice. The specific issues identified include: debt prepayments or extinguishment costs; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (including bank-owned life insurance policies); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period; however, early adoption is permitted. The Company is currently evaluating the guidance to determine its adoption method and does not expect this guidance to have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses. The amendments in this ASU were issued to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, trade and other receivables, net investments in leases and other commitments to extend credit held by a reporting entity at each reporting date. The amendments require that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The ASU eliminates the current framework of recognizing probable incurred losses and instead requires an entity to use its current estimate of all expected credit losses over the contractual life. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets.

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

The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For most debt securities, the transition approach requires a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period the guidance is effective. For other-than-temporarily impaired debt securities and PCD assets, the guidance will be applied prospectively. While the Company is currently in the process of evaluating the impact of the amended guidance on its consolidated financial statements, it currently expects the ALLL to increase upon adoption given that the allowance will be required to cover the full remaining expected life of the portfolio upon adoption, rather than the incurred loss model under current U.S. GAAP. The extent of this increase is still being evaluated and will depend on economic conditions and the composition of the Company’s loan and lease portfolio at the time of adoption.

In February 2016, the FASB issued ASU 2016-02, Leases. The amendments require lessees to recognize a lease liability, which is a lessee's obligation to make lease payments arising from a lease, and a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. The guidance also simplifies the accounting for sale and leaseback transactions. The amendments are effective for fiscal years beginning after December 15, 2018, including interim

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently in the process of accumulating the lease data necessary to apply the amended guidance. The Company is continuing to evaluate the impact of the amended guidance on its consolidated financial statements, but the effects of recognizing most operating leases is not expected to be material. The Company expects to recognize right-of-use assets and lease liabilities for substantially all of its operating lease commitments based on the present value of unpaid lease payments as of the date of adoption.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, to require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this ASU also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. This ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

September 30, 2017	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$9,300	$146	$—	$9,446	10.38%
1 to 5 years	5,688	2	—	5,690	1.51
5 to 10 years	69,108	—	(1,238)	67,870	1.93
Over 10 years	127,936	353	(218)	128,071	1.92
Equity Securities
1 to 5 years	500	22	—	522	1.80
Corporate debt securities due
1 to 5 years	63,622	2,083	—	65,705	2.96
5 to 10 years	119,960	210	(577)	119,593	2.62
Municipal bonds due
Within 1 year	2,344	10	—	2,354	1.23
1 to 5 years	1,367	55	—	1,422	2.05
Over 10 years	20,343	2,505	—	22,848	6.45
Mortgage-backed securities
Agency pass-through certificates	828,069	8,402	(2,174)	834,297	2.96
Commercial MBS	8,350	41	—	8,391	3.31
	1,256,587	13,829	(4,207)	1,266,209	2.86
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,646,856	7,143	(18,086)	1,635,913	3.14
	1,646,856	7,143	(18,086)	1,635,913	3.14
	$2,903,443	$20,972	$(22,293)	$2,902,122	3.02%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

September 30, 2016	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$21,284	$—	$(59)	$21,225	0.81%
1 to 5 years	12,477	1,027	(11)	13,493	7.94
5 to 10 years	48,134	—	(1,589)	46,545	1.14
Over 10 years	182,051	27	(3,990)	178,088	1.33
Equity Securities
1 to 5 years	100,422	1,402	—	101,824	1.90
Corporate debt securities due
Within 1 year	278,094	325	(53)	278,366	1.33
1 to 5 years	63,481	928	(113)	64,296	2.47
5 to 10 years	69,955	—	(2,417)	67,538	1.96
Over 10 years	50,000	938	—	50,938	3.00
Municipal bonds due
1 to 5 years	2,315	2	—	2,317	1.23
5 to 10 years	1,335	38	—	1,373	2.05
Over 10 years	20,363	3,617	—	23,980	6.45
Mortgage-backed securities
Agency pass-through certificates	978,955	17,118	(3,032)	993,041	2.58
Commercial MBS	80,318	—	(448)	79,870	1.91
	1,909,184	25,422	(11,712)	1,922,894	2.22
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,417,599	24,171	(214)	1,441,556	3.18
	1,417,599	24,171	(214)	1,441,556	3.18
	$3,326,783	$49,593	$(11,926)	$3,364,450	2.62%

The Company purchased $76,367,000 available-for-sale investment securities and $466,058,000 of held-to-maturity investment securities during 2017. The Company sold $362,829,000 of available-for-sale securities and there were no sales of held-to-maturity investment securities in 2017. Substantially all mortgage-backed securities have contractual due dates that exceed 25 years.

The following table shows the gross unrealized losses and fair value of securities at September 30, 2017, and September 30, 2016, by length of time that individual securities in each category have been in a continuous loss position. Management believes that the declines in fair value of these investments are not an other than temporary impairment as these losses are due to a change in interest rates rather than any credit deterioration. The impairment is also deemed to be temporary because: 1) the Bank does not intend to sell the security, and 2) it is not more likely than not that it will be required to sell the security before recovery of the entire amortized cost basis of the security.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

	September 30, 2017
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate debt securities	$—	$—	$(577)	$49,423	$(577)	$49,423
U.S. agency securities	(759)	24,400	(697)	96,195	(1,456)	120,595
Agency pass-through certificates	(17,683)	1,163,358	(2,577)	249,304	(20,260)	1,412,662
	$(18,442)	$1,187,758	$(3,851)	$394,922	$(22,293)	$1,582,680

	September 30, 2016
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate debt securities	$—	$—	$(2,582)	$100,467	$(2,582)	$100,467
U.S. agency securities	(11)	3,167	(5,638)	220,613	(5,649)	223,780
Agency pass-through certificates	(1,278)	301,030	(2,417)	232,407	(3,695)	533,437
	$(1,289)	$304,197	$(10,637)	$553,487	$(11,926)	$857,684

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

NOTE D - LOANS RECEIVABLE

The following table is a summary of loans receivable.

	September 30, 2017		September 30, 2016
	(In thousands)		(In thousands)
Gross loans by category
Single-family residential	$5,711,004	46.8%	$5,658,830	51.7%
Construction	1,597,996	13.1	1,110,411	10.1
Construction - custom	602,631	4.9	473,069	4.3
Land - acquisition & development	124,308	1.0	118,497	1.1
Land - consumer lot loans	104,405	0.9	104,567	1.0
Multi-family	1,303,148	10.7	1,124,290	10.3
Commercial real estate	1,434,610	11.8	1,093,639	10.0
Commercial & industrial	1,093,360	9.0	978,589	8.9
HELOC	144,850	1.2	149,716	1.4
Consumer	85,075	0.7	139,000	1.3
Total gross loans	12,201,387	100%	10,950,608	100%
Less:
Allowance for probable losses	123,073		113,494
Loans in process	1,149,934		879,484
Net deferred fees, costs and discounts	45,758		46,710
Total loan contra accounts	1,318,765		1,039,688
Net loans	$10,882,622		$9,910,920

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

The following summary breaks down the Company's fixed rate and adjustable rate loans by time to maturity or to rate adjustment.

September 30, 2017
Fixed-Rate			Adjustable-Rate
Term To Maturity	Gross Loans	% of Gross Loans	Term To Rate Adjustment	Gross Loans	% of Gross Loans
	(In thousands)			(In thousands)
Within 1 year	$71,810	0.6%	Less than 1 year	$3,157,055	25.9%
1 to 3 years	216,724	1.8	1 to 3 years	498,844	4.1
3 to 5 years	308,967	2.5	3 to 5 years	624,254	5.1
5 to 10 years	847,518	6.9	5 to 10 years	512,774	4.2
10 to 20 years	1,047,541	8.6	10 to 20 years	—	—
Over 20 years	4,915,900	40.3	Over 20 years	—	—
	$7,408,460	60.7%		$4,792,927	39.3%

The following tables provide information regarding loans receivable by loan category and geography.

September 30, 2017	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	(In thousands)
Washington	$3,013,957	$315,356	$55,794	$65,449	$357,080	$613,362	$528,762	$555,651	$2,186	$87,290	$5,594,887
Oregon	659,602	378,588	33,109	13,535	59,861	269,037	254,513	217,813	2,252	13,577	1,901,887
Arizona	581,137	340,609	4,801	11,446	77,315	102,546	218,200	50,506	296	13,781	1,400,637
Other	57,891	3,423	—	69	—	4,360	95,304	106,226	78,614	53	345,940
Utah	514,922	40,014	90	4,321	55,064	272,723	28,586	38,328	22	7,823	961,893
Idaho	306,853	41,243	14,593	4,586	23,721	45,603	65,342	29,529	123	7,293	538,886
New Mexico	202,703	115,289	10,272	2,108	17,406	62,635	173,774	14,186	768	13,332	612,473
Texas	185,835	43,493	5,649	106	3,534	205,595	61,439	59,484	775	—	565,910
Nevada	188,104	25,133	—	2,785	8,650	22,135	8,690	21,637	39	1,701	278,874
	$5,711,004	$1,303,148	$124,308	$104,405	$602,631	$1,597,996	$1,434,610	$1,093,360	$85,075	$144,850	$12,201,387

Percentage by geographic area
September 30, 2017	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	As % of total gross loans
Washington	24.6%	2.6%	0.4%	0.5%	2.9%	5.1%	4.4%	4.6%	—%	0.7%	45.8%
Oregon	5.4	3.1	0.3	0.1	0.5	2.2	2.1	1.8	—	0.1	15.6
Arizona	4.8	2.8	—	0.1	0.6	0.8	1.8	0.4	—	0.1	11.4
Other	0.5	—	—	—	—	—	0.8	0.9	0.7	—	2.9
Utah	4.2	0.3	—	0.1	0.5	2.2	0.2	0.3	—	0.1	7.9
Idaho	2.5	0.4	0.1	0.1	0.2	0.4	0.5	0.2	—	0.1	4.5
New Mexico	1.7	0.9	0.1	—	0.1	0.5	1.4	0.1	—	0.1	4.9
Texas	1.5	0.4	—	—	—	1.7	0.5	0.5	—	—	4.6
Nevada	1.5	0.2	0.1	—	0.1	0.2	0.1	0.2	—	—	2.4
	46.7%	10.7%	1.0%	0.9%	4.9%	13.1%	11.8%	9.0%	0.7%	1.2%	100%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

Percentage by geographic area as a % of each loan type
September 30, 2017	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction	Commercial real estate	Commercial and industrial	Consumer	HELOC
	As % of total gross loans
Washington	52.8%	24.2%	44.9%	62.6%	59.4%	38.3%	36.9%	50.9%	2.8%	60.3%
Oregon	11.5	29.1	26.6	13.0	9.9	16.8	17.7	19.9	2.6	9.4
Arizona	10.2	26.1	3.9	11.0	12.8	6.4	15.2	4.6	0.3	9.5
Other	1.0	0.3	—	0.1	—	0.3	6.6	9.7	92.4	—
Utah	9.0	3.1	0.1	4.1	9.1	17.1	2.0	3.5	—	5.4
Idaho	5.4	3.2	11.7	4.4	3.9	2.9	4.6	2.7	0.1	5.0
New Mexico	3.5	8.8	8.3	2.0	2.9	3.9	12.1	1.3	0.9	9.2
Texas	3.3	3.3	4.5	0.1	0.6	12.9	4.3	5.4	0.9	—
Nevada	3.3	1.9	—	2.7	1.4	1.4	0.6	2.0	—	1.2
	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

The Company has granted loans to officers and directors of the Company and related interests. These loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of these loans, including unfunded commitments to lend, was $84,166,000 and $57,153,000 at September 30, 2017 and 2016, respectively. As of September 30, 2017, all of these loans were performing in accordance with contractual terms.

The following table provides additional information on impaired loans, loan commitments and loans serviced for others.

	September 30, 2017	September 30, 2016
	(In thousands)
Recorded investment in impaired loans	$251,274	$285,243
TDRs included in impaired loans	207,377	261,531
Allocated reserves on impaired loans	1,363	1,980
Specific reserves on impaired loans	126	366
Average balance of impaired loans for year ended	274,530	301,685
Interest income from impaired loans for year ended	11,736	12,843
Outstanding fixed-rate origination commitments	425,130	331,947
Gross loans serviced for others	77,119	80,896

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

The following table sets forth information regarding non-accrual loans.

	September 30, 2017		September 30, 2016
	(In thousands)		(In thousands)
Non-accrual loans:
Single-family residential	$27,930	56.3%	$33,148	78.2%
Construction - custom	91	0.2	—	—
Land - acquisition & development	296	0.6	58	0.1
Land - consumer lot loans	605	1.2	510	1.2
Multi-family	139	0.3	776	1.8
Commercial real estate	11,815	23.8	7,100	16.7
Commercial & industrial	8,082	16.3	583	1.4
HELOC	531	1.1	239	0.6
Consumer	91	0.2	—	—
Total non-accrual loans	$49,580	100%	$42,414	100%
Non-accrual loans as % of total loans	0.46%		0.43%
The following table breaks down delinquent loans by loan category and delinquency bucket.

September 30, 2017	Amount of Loans	Days Delinquent Based on $ Amount of Loans					% based on $
Loan type	Net of Loans in Process	Current	30	60	90	Total
	(In thousands)

Single-family residential	$5,709,690	$5,671,933	$10,925	$4,810	$22,022	$37,757	0.66%
Construction	793,959	793,959	—	—	—	—	—
Construction - custom	277,599	277,508	—	—	91	91	0.03
Land - acquisition & development	104,856	104,526	—	—	330	330	0.31
Land - consumer lot loans	104,335	103,389	112	680	154	946	0.91
Multi-family	1,303,119	1,302,720	5	255	139	399	0.03
Commercial real estate	1,434,610	1,432,052	507	—	2,051	2,558	0.18
Commercial & industrial	1,093,360	1,092,735	—	51	574	625	0.06
HELOC	144,850	143,974	221	342	313	876	0.60
Consumer	85,075	84,644	245	107	79	431	0.51
Total Loans	$11,051,453	$11,007,440	$12,015	$6,245	$25,753	$44,013	0.40%
Delinquency %		99.60%	0.11%	0.06%	0.23%	0.40%
The percentage of total delinquent loans was 0.40% as of September 30, 2017, as compared to 0.68% as of September 30, 2016.

Most loans restructured in troubled debt restructurings ("TDRs") are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of 100 to 200 bps for a specific term, usually six to 12 months. Interest-only payments may also be approved during the modification period. Principal forgiveness is not an available option for restructured loans. As of September 30, 2017, the outstanding balance of TDR's was $207,377,000 as compared to $261,531,000 as of September 30, 2016. As of September 30, 2017, 97.5% of the restructured loans were performing. Single-family residential loans comprised 87.7% of TDR loans as of September 30, 2017. The Company reserves for restructured loans within its allowance for loan loss methodology by taking into account the following performance indicators: 1) time since modification; 2) current payment status and 3) geographic area.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

The following table provides information related to loans that were modified in a TDR during the periods presented.

	Twelve Months Ended September 30, 2017			Twelve Months Ended September 30, 2016
		Pre-Modification	Post-Modification		Pre-Modification	Post-Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
Troubled Debt Restructurings:	Contracts	Investment	Investment	Contracts	Investment	Investment
		(In thousands)			(In thousands)
Single-family residential	38	$7,115	$7,115	120	$23,541	$23,541
Land - consumer lot loans	2	211	211	10	970	970
Commercial real estate	—	—	—	7	2,523	2,523
HELOC	4	552	552	1	126	126
Consumer	—	—	—	1	24	24
	44	$7,878	$7,878	139	$27,184	$27,184

The following table provides information on payment defaults occurring during the periods presented where the loan had been modified in a TDR within 12 months of the payment default.

	Twelve Months Ended September 30, 2017		Twelve Months Ended September 30, 2016
	Number of	Recorded	Number of	Recorded
TDRs That Subsequently Defaulted:	Contracts	Investment	Contracts	Investment
	(In thousands)		(In thousands)
Single-family residential	24	$4,214	17	$4,875
Construction	—	—	1	279
Land - consumer lot loans	—	—	5	606
Commercial real estate	2	267	2	326
	26	$4,481	25	$6,086

The FDIC loss share coverage for the acquired commercial loans from the former Horizon Bank expired after March 31, 2015. These loans were transferred to loans receivable. The FDIC loss share coverage for the acquired commercial loans from the former Home Valley Bank expired after of September 30, 2015 with final reporting as of October 31, 2015. Recoveries, to the extent that claims were made, will continue to be shared through March 31, 2018 for the former Horizon Bank and September 30, 2018 for the former Home Valley Bank. The FDIC loss share coverage for single-family residential loans will continue for another three years.

The outstanding principal balance of covered loans was $20,572,000 as of September 30, 2017, as compared to $28,974,000 as of September 30, 2016.

The following table shows the year to date activity for the FDIC indemnification asset.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

	Twelve Months Ended September 30, 2017	Twelve Months Ended September 30, 2016
	(In thousands)
Balance at beginning of year	$12,769	$16,275
Payments received	(584)	(1,730)
Amortization	(3,450)	(2,012)
Accretion	232	236
Balance at end of year	$8,967	$12,769

NOTE E - ALLOWANCE FOR LOSSES ON LOANS

The following tables summarize the activity in the allowance for loan losses.

Twelve Months Ended September 30, 2017	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$37,796	$(1,229)	$653	$(328)	$36,892
Construction	19,838	—	—	4,718	24,556
Construction - custom	1,080	(16)	—	880	1,944
Land - acquisition & development	6,023	(280)	11,038	(9,952)	6,829
Land - consumer lot loans	2,535	(17)	481	(350)	2,649
Multi-family	6,925	—	—	937	7,862
Commercial real estate	8,588	(11)	1,684	1,557	11,818
Commercial & industrial	28,008	(173)	1,833	(1,144)	28,524
HELOC	813	(90)	21	111	855
Consumer	1,888	(884)	1,297	(1,157)	1,144
	$113,494	$(2,700)	$17,007	$(4,728)	$123,073

Twelve Months Ended September 30, 2016	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$47,347	$(3,106)	$3,251	$(9,696)	$37,796
Construction	6,680	—	745	12,413	19,838
Construction - custom	990	(60)	60	90	1,080
Land - acquisition & development	5,781	(42)	8,220	(7,936)	6,023
Land - consumer lot loans	2,946	(732)	5	316	2,535
Multi-family	5,304	—	—	1,621	6,925
Commercial real estate	8,960	(103)	1,812	(2,081)	8,588
Commercial & industrial	24,980	(941)	2,933	1,036	28,008
HELOC	902	(54)	21	(56)	813
Consumer	2,939	(962)	2,018	(2,107)	1,888
	$106,829	$(6,000)	$19,065	$(6,400)	$113,494

The Company recorded a release of allowance for loan losses of $2,100,000 during the year ended September 30, 2017, as compared to a release of $6,400,000 for the year ended September 30, 2016. The credit quality of the portfolio has continued to improve and economic conditions remain relatively stable.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

The Company had recoveries, net of charge-offs, of $14,307,000 for the year ended September 30, 2017, compared with net recoveries of $13,065,000 for the year ended September 30, 2016. A loan is charged-off when the loss is estimable and it is confirmed that the borrower is not expected to be able to meet its contractual obligations.

Non-accrual loans increased to $49,580,000 as of September 30, 2017, from $42,414,000 as of September 30, 2016. Non-performing assets (“NPAs”) totaled $70,238,000, or 0.46% of total assets, at September 30, 2017, compared to $71,441,000, or 0.48% of total assets, as of September 30, 2016.

At September 30, 2017, $122,947,000 of the allowance was calculated under the formulas contained in our general allowance methodology and the remaining $126,000 represents specific reserves on loans that were deemed to be impaired.
The following tables show a summary of loans collectively and individually evaluated for impairment and the related allocation of general and specific reserves.

September 30, 2017	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Recorded Investment of Loans	Ratio	Specific Reserve Allocation	Recorded Investment of Loans	Ratio
	(In thousands)			(In thousands)
Single-family residential	$36,893	$5,713,576	0.7%	$—	$5,552	—%
Construction	24,556	793,958	3.1	—	—	—
Construction - custom	1,944	277,495	0.7	—	105	—
Land - acquisition & development	6,828	104,767	6.5	1	89	1.0
Land - consumer lot loans	2,649	96,337	2.8	—	171	—
Multi-family	7,857	1,302,625	0.6	5	493	1.0
Commercial real estate	11,697	1,391,668	0.8	120	21,765	0.6
Commercial & industrial	28,524	1,093,210	2.6	—	81	—
HELOC	855	141,689	0.6	—	215	—
Consumer	1,144	84,887	1.4	—	82	—
	$122,947	$11,000,212	1.1%	$126	$28,553	0.4%

September 30, 2016	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Recorded Investment of Loans	Ratio	Specific Reserve Allocation	Recorded Investment of Loans	Ratio
	(In thousands)			(In thousands)
Single-family residential	$37,536	$5,585,912	0.7%	$260	$19,629	1.3%
Construction	19,838	498,450	4.0	—	—	—
Construction - custom	1,080	229,298	0.5	—	330	—
Land - acquisition & development	6,022	90,850	6.6	2	850	0.2
Land - consumer lot loans	2,535	92,828	2.7	—	558	—
Multi-family	6,911	1,091,974	0.6	13	1,505	0.9
Commercial real estate	8,497	957,380	0.9	91	11,157	0.8
Commercial & industrial	28,008	966,930	2.9	—	—	—
HELOC	813	133,203	0.6	—	239	—
Consumer	1,888	137,315	1.4	—	3	—
	$113,128	$9,784,140	1.2%	$366	$34,271	1.1%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

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

•
Substandard – A substandard credit is an unacceptable credit. Additionally, repayment in the normal course is in jeopardy due to the existence of one or more well-defined weaknesses. In these situations, loss of principal is likely if the weakness is not corrected. A substandard asset is inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged, if any. Assets so classified will have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets risk rated substandard.

•
Doubtful – A credit classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weakness makes collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. The probability of loss is high, but because of certain important and reasonably specific pending factors that may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plans.

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

The following tables provide information on loans based on credit quality indicators (defined above).

September 30, 2017	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Loan type
Single-family residential	$5,671,229	$—	$39,775	$—	$—	$5,711,004
Construction	1,594,926	—	3,070	—	—	1,597,996
Construction - custom	602,540	—	91	—	—	602,631
Land - acquisition & development	123,028	207	1,073	—	—	124,308
Land - consumer lot loans	103,787	—	618	—	—	104,405
Multi-family	1,295,261	5,795	2,092	—	—	1,303,148
Commercial real estate	1,391,996	5,944	36,670	—	—	1,434,610
Commercial & industrial	1,054,972	14,814	23,574	—	—	1,093,360
HELOC	144,229	—	621	—	—	144,850
Consumer	84,984	—	91	—	—	85,075
Total gross loans	$12,066,952	$26,760	$107,675	$—	$—	$12,201,387

Total grade as a % of total gross loans	98.9%	0.2%	0.9%	—%	—%

September 30, 2016	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Loan type
Single-family residential	$5,607,521	$—	$51,309	$—	$—	$5,658,830
Construction	1,098,549	8,595	3,267	—	—	1,110,411
Construction - custom	473,069	—	—	—	—	473,069
Land - acquisition & development	111,225	—	7,272	—	—	118,497
Land - consumer lot loans	103,528	—	1,039	—	—	104,567
Multi-family	1,117,437	3,237	3,616	—	—	1,124,290
Commercial real estate	1,033,880	13,446	46,313	—	—	1,093,639
Commercial & industrial	930,776	7,207	40,606	—	—	978,589
HELOC	149,195	—	521	—	—	149,716
Consumer	138,917	—	83	—	—	139,000
Total gross loans	$10,764,097	$32,485	$154,026	$—	$—	$10,950,608

Total grade as a % of total gross loans	98.3%	0.3%	1.4%	—%	—%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

The balance of loans internally graded as 'substandard' above includes $20,224,000 as of September 30, 2017, and $35,910,000 as of September 30, 2016 of acquired loans and covered loans.

The following tables provide information on loans based on payment activity.

September 30, 2017	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,683,074	99.5%	$27,930	0.5%
Construction	1,597,996	100.0	—	—
Construction - custom	602,540	99.9	91	0.1
Land - acquisition & development	124,012	99.8	296	0.2
Land - consumer lot loans	103,800	99.4	605	0.6
Multi-family	1,303,009	99.9	139	0.1
Commercial real estate	1,422,795	99.2	11,815	0.8
Commercial & industrial	1,085,278	99.3	8,082	0.7
HELOC	144,319	99.6	531	0.4
Consumer	84,984	99.9	91	0.1
	$12,151,807	99.6%	$49,580	0.4%

September 30, 2016	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,625,682	99.4%	$33,148	0.6%
Construction	1,110,411	100.0	—	—
Construction - custom	473,069	100.0	—	—
Land - acquisition & development	118,439	99.9	58	0.1
Land - consumer lot loans	104,057	99.5	510	0.5
Multi-family	1,123,583	99.9	776	0.1
Commercial real estate	1,086,470	99.3	7,100	0.7
Commercial & industrial	978,006	99.9	583	0.1
HELOC	149,477	99.8	239	0.2
Consumer	139,000	100.0	—	—
	$10,908,194	99.6%	$42,414	0.4%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

The following tables provide information on impaired loans by loan category.

September 30, 2017	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
Impaired loans with no related allowance recorded:
Single-family residential	$21,325	$23,880	$—		$19,371
Construction	—	—	—		—
Construction - custom	148	165	—		231
Land - acquisition & development	330	8,208	—		176
Land - consumer lot loans	208	330	—		431
Multi-family	139	3,231	—		748
Commercial real estate	12,890	22,487	—		11,466
Commercial & industrial	8,279	14,321	—		7,425
HELOC	490	1,212	—		487
Consumer	88	1,433	—		57
	43,897	75,267	—		40,392
Impaired loans with an allowance recorded:
Single-family residential	181,941	186,167	4,030		204,723
Construction	—	—	—		—
Construction - custom	—	—	—		—
Land - acquisition & development	90	90	1		576
Land - consumer lot loans	7,949	8,526	—		8,976
Multi-family	493	493	5		1,024
Commercial real estate	15,079	16,707	120		16,991
Commercial & industrial	—	—	—		297
HELOC	1,728	1,806	—		1,451
Consumer	97	284	—		100
	207,377	214,073	4,156	(1)	234,138
Total:
Single-family residential	203,266	210,047	4,030		224,094
Construction	—	—	—		—
Construction - custom	148	165	—		231
Land - acquisition & development	420	8,298	1		752
Land - consumer lot loans	8,157	8,856	—		9,407
Multi-family	632	3,724	5		1,772
Commercial real estate	27,969	39,194	120		28,457
Commercial & industrial	8,279	14,321	—		7,722
HELOC	2,218	3,018	—		1,938
Consumer	185	1,717	—		157
	$251,274	$289,340	$4,156	(1)	$274,530
____________________

(1)	Includes $126,000 of specific reserves and $4,030,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

September 30, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment (2)
	(In thousands)
Impaired loans with no related allowance recorded:
Single-family residential	$9,627	$11,366	$—		$12,618
Construction	—	—	—		91
Construction - custom	—	—	—		603
Land - acquisition & development	138	9,001	—		720
Land - consumer lot loans	499	609	—		587
Multi-family	394	3,972	—		1,279
Commercial real estate	11,741	21,301	—		7,994
Commercial & industrial	1,030	3,082	—		1,205
HELOC	209	315	—		392
Consumer	74	550	—		236
	23,712	50,196	—		25,725
Impaired loans with an allowance recorded:
Single-family residential	228,186	232,595	3,809		238,187
Construction	—	—	—		998
Construction - custom	—	—	—		—
Land - acquisition & development	1,154	2,094	1		1,765
Land - consumer lot loans	9,630	10,678	1		10,330
Multi-family	1,505	1,505	13		2,159
Commercial real estate	19,434	22,848	91		20,998
Commercial & industrial	—	—	—		—
HELOC	1,506	1,521	—		1,423
Consumer	116	306	—		100
	261,531	271,547	3,915	(1)	275,960
Total:
Single-family residential	237,813	243,961	3,809		250,805
Construction	—	—	—		1,089
Construction - custom	—	—	—		603
Land - acquisition & development	1,292	11,095	1		2,485
Land - consumer lot loans	10,129	11,287	1		10,917
Multi-family	1,899	5,477	13		3,438
Commercial real estate	31,175	44,149	91		28,992
Commercial & industrial	1,030	3,082	—		1,205
HELOC	1,715	1,836	—		1,815
Consumer	190	856	—		336
	$285,243	$321,743	$3,915	(1)	$301,685

____________________

(1)	Includes $366,000 of specific reserves and $3,549,000 included in the general reserves.

(2)	The average recorded investment changed from $265,771,000, as previously disclosed, to $301,685,000 in order to correct for an immaterial error in the previous year's disclosure.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

NOTE F - FAIR VALUE MEASUREMENTS

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
The Company offers interest rate swaps to its variable rate borrowers who want to manage their interest rate risk. At the same time, the Company enters into the opposite trade with a counter party to offset its interest rate risk. The Company has also entered into a commercial loan hedge as well as long-term borrowing hedges using interest rate swaps. The fair value of these interest rate swaps are estimated by a third party pricing service using a discounted cash flow technique. These are considered a Level 2 input method.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

The following table presents the balance and level in the fair value hierarchy for assets and liabilities that are measured at fair value on a recurring basis.

	September 30, 2017
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	$522	$—	$—	$522
U.S. government and agency securities	—	211,077	—	211,077
Municipal bonds	—	26,624	—	26,624
Corporate debt securities	—	185,298	—	185,298
Mortgage-backed securities
Agency pass-through certificates	—	834,297	—	834,297
Commercial MBS	—	8,391	—	8,391
Total Available-for-sale securities	522	1,265,687	—	1,266,209
Interest rate contracts	—	1,139	—	1,139
Total Financial Assets	$522	$1,266,826	$—	$1,267,348

Financial Liabilities
Interest rate contracts	$—	$1,139	$—	$1,139
Commercial loan hedges	—	174	—	174
Long term borrowing hedges	—	1,693	—	1,693
Total Financial Liabilities	$—	$3,006	$—	$3,006
There were no transfers between, into and/or out of Levels 1, 2 or 3 during the year ended September 30, 2017.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

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
There were no transfers between, into and/or out of Level 1, 2 or 3 during the year ended September 30, 2016.
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

The following table presents the recorded balance of assets that were measured at estimated fair value on a nonrecurring basis for the periods presented, and the total gains (losses) resulting from those fair value adjustments for the periods presented. These estimated fair values are shown gross of estimated selling costs:

	September 30, 2017				Three Months Ended September 30, 2017	Twelve Months Ended September 30, 2017
	Level 1	Level 2	Level 3	Total	Total Gains (Losses)
	(In thousands)
Impaired loans (1)	$—	$—	$9,088	$9,088	$(250)	$(1,916)
Real estate owned (2)	—	—	12,662	12,662	(376)	(1,463)
Balance at end of period	$—	$—	$21,750	$21,750	$(626)	$(3,379)

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

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
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

estimated fair value amounts presented below, such amounts have not been comprehensively revalued for purposes of these financial statements since the dates shown, and therefore, estimates of fair value subsequent to those dates may differ significantly from the amounts presented below.

		September 30, 2017		September 30, 2016
	Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(In thousands)
Financial assets
Cash and cash equivalents	1	$313,070	$313,070	$450,368	$450,368
Available-for-sale securities:
Equity securities	1	522	522	101,824	101,824
U.S. government and agency securities	2	211,077	211,077	259,351	259,351
Municipal bonds	2	26,624	26,624	27,670	27,670
Corporate debt securities	2	185,298	185,298	461,138	461,138
Mortgage-backed securities
Agency pass-through certificates	2	834,297	834,297	993,041	993,041
Commercial MBS	2	8,391	8,391	79,870	79,870
Total available-for-sale securities		1,266,209	1,266,209	1,922,894	1,922,894
Held-to-maturity securities:
Mortgage-backed securities
Agency pass-through certificates	2	1,646,856	1,635,913	1,417,599	1,441,556
Total held-to-maturity securities		1,646,856	1,635,913	1,417,599	1,441,556

Loans receivable	3	10,882,622	11,247,586	9,910,920	10,414,794
FDIC indemnification asset	3	8,968	8,564	12,769	12,095
FHLB and FRB stock	2	122,990	122,990	117,205	117,205
Other assets - interest rate contracts	2	1,139	1,139	20,895	20,895

Financial liabilities
Customer accounts	2	10,835,008	10,411,686	10,600,852	10,184,321
FHLB advances and other borrowings	2	2,225,000	2,266,791	2,080,000	2,184,671
Other liabilities - interest rate contracts	2	1,139	1,139	20,895	20,895
Other liabilities - commercial loan hedges	2	174	174	3,312	3,312
Other liabilities - long term borrowing hedges	2	1,693	1,693	31,347	31,347

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
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

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
Interest Rate Contracts – The Bank offers interest rate swaps to its variable rate borrowers who want to manage their interest rate risk. At the same time, the bank enters into the opposite trade with a counterparty to offset its interest rate risk. The fair value of these interest rate swaps are estimated by a third-party pricing service using a discounted cash flow technique.
Commercial Loan Hedges – The fair value of the interest rate swaps are estimated by a third-party pricing service using a discounted cash flow technique.
Long Term Borrowing Hedges – The fair value of the interest rate swaps are estimated by a third-party pricing service using a discounted cash flow technique.

NOTE G - DERIVATIVES AND HEDGING ACTIVITIES

The Company periodically enters into certain interest rate swap agreements in order to provide commercial loan customers the ability to convert from variable to fixed interest rate payments, while the Company retains a variable rate loan. Under these agreements, the Company enters into a variable rate loan agreement and a swap agreement with the client. The swap agreement effectively converts the client’s variable rate loan into a fixed rate. The Company enters into a corresponding swap agreement with a third party in order to offset its exposure on the variable and fixed components of the client's swap agreement. The Company had $1,035,573,000 and $840,935,000 notional in interest rate swaps to hedge this exposure as of September 30, 2017, and September 30, 2016, respectively. As of September 30, 2017, $33,645,000 of the outstanding notional balance related to a related party loan. The interest rate swaps are derivatives under FASB ASC 815, Derivatives and Hedging, with changes in fair value recorded in earnings. There was no net impact to the statement of operations for the years ended September 30, 2017, and September 30, 2016 as the changes in value for the asset and liability side of the swaps offset each other.

The Company has also entered into interest rate swaps, some of which are forward-starting, to convert certain existing and future short-term borrowings to fixed rate payments. The primary purpose of these hedges is to mitigate the risk of rising interest rates, specifically LIBOR rates, which are a benchmark for the short-term borrowings. The hedging program qualifies as a cash flow hedge under ASC 815, which provides for offsetting of the recognition of gains and losses of the interest rate swaps and the hedged items. The hedged item is the LIBOR portion of the series of existing or future short-term fixed rate borrowings over the term of the interest rate swap. The change in the fair value of the interest rate swaps is recorded in other comprehensive income. The Company had $700,000,000 and $700,000,000 notional in interest rate swaps to hedge existing and anticipated future borrowings as of September 30, 2017, and September 30, 2016, respectively. The unrealized loss, gross of the related tax benefit, on these interest rate swaps as of September 30, 2017, was $1,693,000.

The Company has also entered into an interest rate swap to hedge the interest rate risk of an individual fixed rate commercial loan and this relationship qualifies as a fair value hedge under ASC 815, which provides for offsetting of the recognition of gains and losses of the interest rate swap and the hedged item. The Company hedges the interest rate risk of this loan using a swap with a notional amount of $52,936,000 and $54,155,000 as of September 30, 2017, and September 30, 2016, respectively.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

The following table presents the fair value and balance sheet classification of derivatives outstanding.

	Asset Derivatives				Liability Derivatives
	September 30, 2017		September 30, 2016		September 30, 2017		September 30, 2016
(In thousands)	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value
Interest rate contracts	Other assets	$1,139	Other assets	$20,895	Other liabilities	$1,139	Other liabilities	$20,895
Commercial loan hedges	Other assets	—	Other assets	—	Other liabilities	174	Other liabilities	3,312
Long term borrowing hedges	Other assets	—	Other assets	—	Other liabilities	1,693	Other liabilities	31,347
		$1,139		$20,895		$3,006		$55,554

NOTE H - INTEREST RECEIVABLE

The following table provides a summary of interest receivable by interest earning asset type.

	September 30, 2017	September 30, 2016
	(In thousands)
Loans receivable	$33,688	$29,858
Mortgage-backed securities	6,049	5,670
Investment securities	1,906	2,141
	$41,643	$37,669

Interest receivable was $41,643,000 at September 30, 2017, as compared to $37,669,000 as of September 30, 2016. The increase was primarily a result of the 9.8% rise in loans receivable.

NOTE I - PREMISES AND EQUIPMENT

The following table provides a summary of premises and equipment by asset type.

		September 30, 2017	September 30, 2016
	Estimated Useful Life	(In thousands)
Land	—	$102,381	$109,414
Buildings	25 - 40	149,805	143,841
Leasehold improvements	7 - 15	18,587	18,365
Furniture, software and equipment	2 - 10	119,518	115,199
		390,291	386,819
Less accumulated depreciation and amortization		(126,597)	(104,868)
		$263,694	$281,951

The Company has non-cancelable operating leases for certain branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, are as follows: $5,956,000 for 2018, $5,107,000 for 2019, $4,923,000 for 2020, $4,276,000 for 2021, $3,750,000 for 2022 and $17,005,000 thereafter.

Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $5,500,000, $5,300,000 and $6,600,000 in 2017, 2016, and 2015, respectively.

NOTE J - CUSTOMER ACCOUNTS

The following table provides the composition of the Company's customer accounts, including interest rate buckets and maturity buckets for time deposits.

	September 30, 2017	September 30, 2016
	(In thousands)
Checking accounts, 0.15% and under	$3,019,095	$2,721,721
Savings accounts, 0.10% and under	888,881	820,980
Money market accounts, 0.01% to 0.15%	2,453,182	2,462,891
Time deposit accounts
Less than 1.00%	2,204,756	3,268,272
1.00% to 1.99%	2,099,841	1,292,612
2.00% to 2.99%	169,253	34,376
Total time deposits	4,473,850	4,595,260
	$10,835,008	$10,600,852

Time deposit maturities are as follows:	September 30, 2017	September 30, 2016
	(In thousands)
Within 1 year	$2,553,712	$2,894,900
1 to 2 years	975,351	798,309
2 to 3 years	386,763	293,058
Over 3 years	558,024	608,993
	$4,473,850	$4,595,260

Customer accounts over $250,000 totaled $2,674,914,000 as of September 30, 2017, and $2,250,622,000 as of September 30, 2016.

Interest expense on customer accounts consisted of the following:

Year ended September 30,	2017	2016	2015
	(In thousands)
Checking accounts	$2,721	$1,491	$1,036
Savings accounts	978	734	660
Money market accounts	3,592	3,285	3,631
Time deposit accounts	45,256	47,425	46,273
	52,547	52,935	51,600
Less early withdrawal penalties	(524)	(450)	(546)
	$52,023	$52,485	$51,054

Weighted average interest rate at end of year	0.54%	0.50%	0.48%
Weighted daily average interest rate during the year	0.49%	0.50%	0.48%

NOTE K - FHLB ADVANCES AND OTHER BORROWINGS

The table below shows the maturity dates of outstanding FHLB advances.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

	September 30, 2017	September 30, 2016
	(In thousands)
FHLB advances
Within 1 year	$1,395,000	$200,000
1 to 3 years	430,000	880,000
3 to 5 years	400,000	700,000
More than 5 years	—	300,000
	$2,225,000	$2,080,000

There were no advances included in the above table that are callable by the FHLB.

Financial data pertaining to the weighted-average cost and the amount of FHLB advances were as follows.

	2017	2016	2015
	(In thousands)
Weighted average interest rate, net of cash flow hedges, at end of year	2.80%	3.15%	3.35%
Weighted daily average interest rate, net of cash flow hedges, during the year	3.00%	3.22%	3.57%
Daily average of FHLB advances during the year	$2,167,986	$1,992,434	$1,848,904
Maximum amount of FHLB advances at any month end	$2,350,000	$2,080,000	$1,930,000
Interest expense during the year (excludes interest rate swap expense)	$64,968	$64,058	$64,331

The Bank has a credit line with the Federal Home Loan Bank of Des Moines ("FHLB") equal to 48% of total assets.

The Bank has entered into borrowing agreements with the FHLB to borrow funds under a short-term floating rate cash management advance program and a fixed-rate term loan agreements. All borrowings are secured by stock of the FHLB, deposits with the FHLB and a blanket pledge of qualifying loans receivable as provided in the agreements with the FHLB.

NOTE L - INCOME TAXES
The table below provides a summary of the Company's tax assets and liabilities, including deferred tax assets and deferred tax liabilities by major source. Deferred tax balances represent temporary differences between the tax basis and the financial statement carrying amounts of assets and liabilities.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

	September 30, 2017	September 30, 2016
	(In thousands)
Deferred tax assets
Loan loss reserves	$50,411	$45,531
REO reserves	1,693	4,018
Valuation adjustment on available-for-sale securities and cash flow hedges	—	6,482
Non-accrual loan interest	2,262	2,812
FDIC assisted transactions	12,236	9,598
Federal and state tax credits	3,939	1,791
Deferred compensation	3,037	2,359
Stock based compensation	2,259	925
Other	1,274	625
Total deferred tax assets	77,111	74,141
Deferred tax liabilities
FHLB stock dividends	24,135	24,135
Valuation adjustment on available-for-sale securities and cash flow hedges	2,914	—
Loan origination fees and costs	13,643	14,826
Premises and equipment	35,950	34,936
Other	2,145	5,320
Total deferred tax liabilities	78,787	79,217
Net deferred tax asset (liability)	(1,676)	(5,076)
Current tax asset (liability)	(3,920)	21,123
Net tax asset (liability)	$(5,596)	$16,047
The table below presents a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate.

Year ended September 30,	2017	2016	2015
Statutory income tax rate	35%	35%	35%
State income tax	1	1	2
Other differences	(4)	(2)	(1)
Effective income tax rate	32%	34%	36%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

The following table summarizes the Company's income tax expense (benefit) for the respective periods.

Year ended September 30,	2017	2016	2015
	(In thousands)
Federal:
Current	$87,804	$57,173	$79,841
Deferred	(10,142)	21,961	3,244
	77,662	79,134	83,085
State:
Current	$4,991	$3,600	$6,636
Deferred	31	1,351	(518)
	5,022	4,951	6,118
Total
Current	92,795	60,773	86,477
Deferred	(10,111)	23,312	2,726
	$82,684	$84,085	$89,203

Based on current information the Company does not expect that changes in the amount of unrecognized tax benefits over the next 12 months will have a significant impact on its results of operations or financial position. The Company's liability for uncertain tax positions was $104,000 as of September 30, 2017, and $105,000 as of September 30, 2016. These amounts, if recognized, would affect the Company's effective tax rate. The Company records interest and penalties related to uncertain tax positions in income tax expense.
The Company's federal income tax returns are open for the tax years 2013 forward. The Company has been examined by the Internal Revenue Service through the year ended September 30, 2012.
State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to two years after formal notification to the states. The Company's unrecognized tax benefits are related to state tax returns open from 2013 through 2017.

NOTE M - 401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains a 401(k) and Employee Stock Ownership Plan (the "Plan") for the benefit of its employees. Company contributions are made annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act of 1974.

Plan participants may make voluntary after-tax contributions of their considered earnings as defined by the Plan. In addition, participants may make pre-tax contributions up to the statutory limits through the 401(k) provisions of the Plan. The annual addition from contributions to an individual participant's account in this Plan cannot exceed the lesser of 100% of base salary or $54,000.

Effective January 1, 2016, new employees become eligible to participate in the Plan upon completion of one year of service. Such eligible employees become a participant in the Plan on the first day of the calendar quarter (January 1, April 1, July 1 or October 1) coincident with or following the completion of the one year of service requirement. The Plan defines “year of service” as a 12-month period in which the eligible employee works at least 1,000 hours of service and the first eligibility service period starts on the first day of employment. After the first 12-month eligibility service period, if the Plan needs to measure another eligibility service period (e.g., if the employee does not complete 1,000 hours of service in the first 12-month period), the Plan will measure the eligibility service period on a Plan Year basis.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

Effective January 1, 2014, the Company added a guaranteed safe harbor matching contribution component to the plan equal to 100% of the first 4% of compensation that employees contribute to their account. In addition to the new match being guaranteed, all safe harbor matching contributions are immediately vested. The new match is not subject to the six year vesting schedule of the current profit sharing contribution. This provides plan participants more investment flexibility. The Company anticipates that all eligible employees, regardless of personal plan participation, will continue to receive an annual discretionary profit sharing contribution from the Company, now capped at 7% of eligible compensation with this change.

Company contributions to the Plan amounted to $6,433,000, $7,600,000 and $8,700,000 for the years ended 2017, 2016 and 2015, respectively.

NOTE N - STOCK AWARD PLANS

The Company's stock based compensation plan ("2011 Incentive Plan") provides for grants of stock options and restricted stock. Stockholders authorized 5,000,000 shares of common stock to be reserved pursuant to the 2011 Incentive Plan and 3,113,050 shares remain available for issuance as of September 30, 2017.

When applicable, stock options are granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on five years of continuous service and have 10-year contractual terms. The Company's policy is to issue new shares upon option exercises. The fair value of stock options granted is estimated on the date of grant using the Black-Scholes option-pricing model. Additionally, there may be other factors that would otherwise have a significant effect on the value of employee stock options granted but are not considered by the model. Expected volatility is based on the historical volatility of the Company's stock. The risk-free interest rate is based on the U.S. Treasury yield curve that is in effect at the time of grant with a remaining term equal to the options' expected life. The expected term represents the period of time that options granted are expected to be outstanding.

Stock Option Awards:

There were no stock options granted under the 2011 Incentive Plan during 2017, 2016 and 2015.

A summary of stock option activity and changes during the year are as follows.

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2016	459,443	$21.47	2	$2,392
Exercised	(311,168)	22.83
Forfeited	(25,745)	18.61
Outstanding at September 30, 2017	122,530	$18.64	2	$1,839
Exercisable at September 30, 2017	122,530	$18.64	2	$1,839

The table below presents other information regarding stock options.

Year ended September 30,	2017	2016	2015
	(In thousands, except fair value of options granted)
Compensation cost for stock options	$—	$89	$232
Weighted average grant date fair value per stock option	3.06	2.73	2.96
Total intrinsic value of options exercised	2,605	1,651	831
Grant date fair value of options exercised	1,328	1,422	368
Cash received from option exercises	7,238	9,283	2,070

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

The following is a summary of activity related to unvested stock options.

Year ended September 30,	2017		2016		2015
Non-vested Stock Options	Options Outstanding	Weighted Average Grant Date Fair Value	Options Outstanding	Weighted Average Grant Date Fair Value	Options Outstanding	Weighted Average Grant Date Fair Value
Outstanding at beginning of period	—	$—	69,287	$3.85	145,795	$3.87
Vested	—	—	(62,227)	3.91	(61,018)	3.88
Forfeited	—	—	(7,060)	3.89	(15,490)	3.90
Outstanding at end of period	—	$—	—	$—	69,287	$3.85

As of September 30, 2017, there was no remaining unrecognized compensation cost for stock options.

Restricted Stock Awards:

The Company grants shares of restricted stock pursuant to the 2011 Incentive Plan. The restricted stock grants are subject to a service condition and vest over a period of one to seven years.

Certain grants of restricted stock to executive officers are also subject to additional performance conditions based upon meeting certain total shareholder return targets pre-established by the Board. The Company had a total of 466,681 shares of restricted stock outstanding as of September 30, 2017, with a fair market value at the date of grant of $8,661,599.

The following table summarizes information about unvested restricted stock activity.

Year ended September 30,	2017		2016		2015
Non-vested Restricted Stock	Outstanding	Weighted Average Fair Value	Outstanding	Weighted Average Fair Value	Outstanding	Weighted Average Fair Value
Outstanding at beginning of period	490,363	$16.00	521,302	$15.03	515,845	$14.10
Granted	238,450	18.89	229,450	$17.20	301,750	14.26
Vested	(116,878)	20.95	(165,965)	15.96	(223,043)	13.24
Forfeited	(145,254)	8.56	(94,424)	13.64	(73,250)	10.72
Outstanding at end of period	466,681	$18.56	490,363	$16.00	521,302	$15.03

Compensation expense related to restricted stock awards was $3,658,539, $3,357,108, and $3,271,564 for the years ended 2017, 2016 and 2015, respectively.

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

As of September 30, 2017, and 2016, the Company and the Bank met all capital adequacy requirements to which they are subject, and the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Common Equity Tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios as set forth in the following table. The Bank's actual capital amounts and ratios as of these dates are also presented. There are no conditions or events since that management believes have changed the Bank's categorization.

	Actual		Capital Adequacy Guidelines	Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Ratio	Ratio
September 30, 2017	(In thousands)
Common Equity Tier 1 risk-based capital ratio:
The Company	$1,701,327	16.67%	4.50%	NA
The Bank	1,668,314	16.35	4.50	6.50%
Tier 1 risk-based capital ratio:
The Company	1,701,327	16.67	6.00	NA
The Bank	1,668,314	16.35	6.00	8.00
Total risk-based capital ratio:
The Company	1,828,935	17.92	8.00	NA
The Bank	1,795,929	17.60	8.00	10.00
Tier 1 leverage ratio:
The Company	1,701,327	11.49	4.00	NA
The Bank	1,668,314	11.27	4.00	5.00

September 30, 2016
Common Equity Tier 1 risk-based capital ratio:
The Company	$1,690,380	17.54%	4.50%	NA
The Bank	1,668,828	17.32	4.50	6.50%
Tier 1 risk-based capital ratio:
The Company	1,690,380	17.54	6.00	NA
The Bank	1,668,828	17.32	6.00	8.00
Total risk-based capital ratio:
The Company	1,807,740	18.76	8.00	NA
The Bank	1,786,188	18.54	8.00	10.00
Tier 1 leverage ratio:
The Company	1,690,380	11.60	4.00	NA
The Bank	1,668,828	11.45	4.00	5.00

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

The Company has an ongoing share repurchase program and 3,137,178 shares were repurchased during 2017 at a weighted average price of $31.36. In 2016, 3,867,563 shares were repurchased at a weighted average price of $22.72. As of September 30, 2017, management had authorization from the Board of Directors to repurchase up to 1,902,412 additional shares.

In connection with the 2008 Troubled Asset Relief Program ("TARP"), the Company issued 1,707,456 warrants to purchase common stock at an exercise price of $17.57. In 2017, the Company repurchased 478,399 of these warrants with a value of $7,631,576. Warrants remaining outstanding were 330,217 as of September 30, 2017, and 808,616 as of September 30, 2016, and they have an expiration date of November 14, 2018. The outstanding warrants are considered in the calculation of diluted shares outstanding using the treasury stock method.
The following table sets forth information regarding earnings per share calculations.

Year ended September 30,	2017	2016	2015

Weighted average shares outstanding	88,905,457	91,399,038	95,644,639
Weighted average dilutive warrants	242,979	440,366	340,016
Weighted average dilutive options	75,771	73,514	69,304
Weighted average diluted shares	89,224,207	91,912,918	96,053,959

Net income (In thousands)	$173,532	$164,049	$160,316
Basic EPS	$1.95	$1.79	$1.68
Diluted EPS	1.94	1.78	1.67

NOTE P - FINANCIAL INFORMATION – WASHINGTON FEDERAL, INC.

The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

Condensed Statements of Financial Condition
	September 30, 2017	September 30, 2016
	(In thousands)
Assets
Cash	$33,077	$24,300
Other assets	—	15
Investment in subsidiary	1,972,675	1,954,179
Total assets	$2,005,752	$1,978,494

Liabilities
Other liabilities	$64	$2,763
Total liabilities	64	2,763

Stockholders’ equity
Total stockholders’ equity	2,005,688	1,975,731
Total liabilities and stockholders’ equity	$2,005,752	$1,978,494

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

Condensed Statements of Operations
Twelve Months Ended September 30,	2017	2016	2015
	(In thousands)
Income
Dividends from subsidiary	$171,500	$148,000	$175,000
Total Income	171,500	148,000	175,000
Expense
Miscellaneous	435	435	439
Total expense	435	435	439

Net income (loss) before equity in undistributed net income (loss) of subsidiary	171,065	147,565	174,561
Equity in undistributed net income of subsidiary	2,326	16,336	(14,402)
Income before income taxes	173,391	163,901	160,159
Income tax benefit (expense)	141	148	157
Net income	$173,532	$164,049	$160,316

Condensed Statements of Cash Flows
Twelve Months Ended September 30,	2017	2016	2015
	(In thousands)
Cash Flows From Operating Activities
Net income	$173,532	$164,049	$160,316
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income (loss) of subsidiaries	3,584	(12,677)	32,375
Decrease (increase) in other assets	15	(15)	—
Increase (decrease) in other liabilities	(2,699)	1,552	(13,189)
Net cash provided by (used in) operating activities	174,432	152,909	179,502

Cash Flows From Financing Activities
Proceeds from exercise of common stock options and related tax benefit	7,238	9,283	2,070
Warrants purchased	—	(7,744)	—
Treasury stock purchased	(98,374)	(87,850)	(126,728)
Dividends paid on common stock	(74,519)	(49,926)	(51,111)
Net cash provided by (used in) financing activities	(165,655)	(136,237)	(175,769)

Increase (decrease) in cash	8,777	16,672	3,733
Cash at beginning of year	24,300	7,628	3,895
Cash at end of year	$33,077	$24,300	$7,628

NOTE Q - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter for the years presented.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2017, 2016 AND 2015

Twelve Months Ended September 30, 2017	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$132,764	$136,198	$137,716	$142,240
Interest expense	29,612	28,471	29,101	29,808
Net interest income	103,152	107,727	108,615	112,432
Provision (release) for loan losses	—	(1,600)	—	(500)
Other operating income (including REO gain (loss), net)	12,294	10,931	13,798	16,686
Other operating expense	54,341	57,467	57,062	62,649
Income before income taxes	61,105	62,791	65,351	66,969
Income tax expense	19,859	20,721	21,239	20,865
Net income	$41,246	$42,070	$44,112	$46,104

Basic earnings per share	$0.46	$0.47	$0.49	$0.53
Diluted earnings per share	0.46	0.47	0.49	0.52
Cash dividends paid per share	0.14	0.40	0.15	0.15

Twelve Months Ended September 30, 2016	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$135,124	$135,063	$133,735	$132,872
Interest expense	28,255	28,738	29,495	30,056
Net interest income	106,869	106,325	104,240	102,816
Provision (release) for loan losses	—	(1,500)	(1,650)	(3,100)
Other operating income (REO expense)	12,055	14,623	15,573	14,830
Other operating expense	64,509	59,226	56,305	55,407
Income before income taxes	54,415	63,222	65,158	65,339
Income tax expense	19,317	21,499	22,154	21,115
Net income	$35,098	$41,723	$43,004	$44,224

Basic earnings per share	$0.38	$0.45	$0.47	$0.49
Diluted earnings per share	0.38	0.45	0.47	0.49
Cash dividends paid per share	0.13	0.14	0.14	0.14

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control system was designed to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation and fair presentation of published financial statements.
The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of September 30, 2017. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 2013 version of its Internal Control-Integrated Framework.

Based on its assessment, the Company's management believes that as of September 30, 2017, the Company's internal control over financial reporting was effective based on those criteria.
The Company's independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on the Company's internal control over financial reporting and their report follows.

November 20, 2017
Brent J. Beardall
President and Chief Executive Officer

Vincent L. Beatty
Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2017. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Washington Federal, Inc. and subsidiaries as of September 30, 2017, and 2016, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of September 30, 2017, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 20, 2017, expressed an unqualified opinion on the Company's internal control over financial reporting.

Seattle, Washington
November 20, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

We have audited the internal control over financial reporting of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assertion and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Office of the Comptroller of the Currency Instructions for Call Reports for Balance Sheet on schedule RC, Income Statement on schedule RI, and Changes in Bank Equity Capital on schedule RI-A. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2017, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2017, of the Company and our report dated November 20, 2017, expressed an unqualified opinion on those consolidated financial statements.

Seattle, Washington
November 20, 2017

Performance Graphs

The following graphs compare the cumulative total return to Washington Federal stockholders (stock price appreciation plus reinvested dividends) to the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended September 30, 2017, and since Washington Federal first became a publicly traded company on November 9, 1982, respectively. The graphs assume that $100 was invested on September 30, 2012, and November 9, 1982, respectively, in Washington Federal Common Stock, the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index, and that all dividends were reinvested. Management of Washington Federal cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

$235
$215
$195
$175
$155
$135
$115
$95
2012
2013
2014
2015
2016
2017
WAFD
NASDAQ INDEX
NASDAQ FINANCIAL INDEX

$18,100
$16,100
$14,100
$12,100
$10,100
$8,100
$6,100
$4,100
$2,100
$100
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
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
American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038
Telephone: 1-888-888-0315
www.amstock.com

Annual Meeting	The annual meeting of shareholders will be held at the Motif Hotel, 1415 Fifth Avenue, Seattle, Washington 98101 on January 24, 2018, at 2 p.m., Pacific Time.

Available
Information
To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company. Our annual report on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, amendments to those reports and other SEC filings of the Company are available through the Company's website:

www.washingtonfederal.com

Stock
Information	Washington Federal, Inc. is traded on the NASDAQ Global Select Market. The common stock symbol is WAFD. At September 30, 2017, there were approximately 1,300 stockholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2015	$26.05	$22.61	$0.13
March 31, 2016	23.23	19.87	0.14
June 30, 2016	25.22	21.79	0.14
September 30, 2016	26.98	23.73	0.14
December 31, 2016	35.30	26.38	0.14
March 31, 2017	35.15	31.70	0.40
June 30, 2017	34.85	31.55	0.15
September 30, 2017	34.40	29.85	0.15

Our Board of Directors' dividend policy is to review our financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a quarterly cash dividend to shareholders.

DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS	EXECUTIVE MANAGEMENT COMMITTEE

ROY M. WHITEHEAD Executive Chairman of the Board	BRENT J. BEARDALL President and Chief Executive Officer
BRENT J. BEARDALL President and Chief Executive Officer	VINCENT L. BEATTY Executive Vice President Chief Financial Officer
DAVID K. GRANT Managing Partner of Catalyst Storage Partners.	CATHY E. COOPER Executive Vice President Retail Banking Group Manager
ANNA C. JOHNSON Senior Partner Scan East West Travel	BOB PETERS Executive Vice President Commercial Banking Group Manager
THOMAS J. KELLEY Retired Partner, Arthur Andersen LLP	KIM ROBISON Senior Vice President Operations Manager
ERIN N. LANTZ Vice President and General Manager, Zillow Group	MARK A. SCHOONOVER Executive Vice President Chief Credit Officer
BARBARA L. SMITH, PhD. Owner, B. Smith Consulting Group
MARK N. TABBUTT Chairman of Saltchuk Resources
RANDALL H. TALBOT Managing Director of Talbot Financial, LLC.

DIRECTOR EMERITUS
W. ALDEN HARRIS