Form 10-K, Exhibit 13
period 2018-09-30
WASHINGTON FEDERAL INC
filed 2018-11-20
CIK 936528

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2018 ANNUAL REPORT

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2018 ANNUAL REPORT

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
The Company has its origins on April 24, 1917 in Ballard, Washington, and just celebrated its First 100 Years in business. Washington Federal is engaged primarily in providing lending, depository, insurance and other banking services to consumers, mid-sized to large businesses, and owners and developers of commercial real estate. On November 9, 1982 the Company listed and began trading on the NASDAQ. Profitable operations have been recorded every year since and the Company is often leading the industry in important measures of financial performance such as efficiency and capital strength. As of September 30, 2018, the stock traded at 86 times its original 1982 offering price, has paid 142 consecutive quarterly cash dividends and has returned 12,674% total shareholder return to those who invested 36 years ago.
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

FINANCIAL HIGHLIGHTS

As of and for the year end September 30,	2018	2017	% Change
	(In thousands, except per share and ratio data)
Assets	$15,865,724	$15,253,580	+4.0%
Cash and cash equivalents	268,650	313,070	(14.2)
Investment securities	415,454	423,521	(1.9)
Loans receivable, net	11,477,081	10,882,622	+5.5
Mortgage-backed securities	2,524,923	2,489,544	+1.4
Customer deposits	11,387,146	10,835,008	+5.1
FHLB advances and other borrowings	2,330,000	2,225,000	+4.7
Stockholders’ equity	1,996,908	2,005,688	(0.4)
Net income	203,850	173,532	+17.5
Diluted earnings per share	2.40	1.94	+23.7
Dividends per share	0.67	0.84	(20.2)
Stockholders’ equity per share	24.14	23.00	+5.0
Shares outstanding	82,711	87,193	(5.1)
Return on average stockholders’ equity	10.16%	8.64%	+17.6
Return on average assets	1.31	1.16	12.9
Efficiency ratio (1) (2)	50.37	47.82	+5.3

(1)	Calculated as total operating costs divided by net interest income, plus other income (excluding non-operating gains)

(2)	Efficiency ratio for the year ended September 30, 2018 excludes the impact of $8.55 million reduction to non-interest income related to FDIC loss share valuation adjustments.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2018 ANNUAL REPORT

ANNUAL REPORT 2019

Fellow Shareholder,

Fiscal 2018 was a record-breaking year for your Company, Washington Federal. Net income for the year was $203,850,000, a 17.5% increase over the $173,532,000 generated last year. Earnings per share, perhaps the most important measure of performance for shareholders, increased to $2.40 per share, 23.7% higher than the previous record of $1.94 set in 2017. A significant non-financial achievement in 2018 was the reduction in our voluntary turnover ratio to a five-year low, despite the tightest labor market we have seen in several decades.

We completed our 101st year in business with record earnings due to strong loan and deposit growth, top-line revenue growth, lower tax expense, solid credit quality, and technological improvements to better serve our clients. It is gratifying to see the benefits of our efforts to reposition the Company's interest rate risk over the last decade. Our net interest income increased by 9.31% for the year despite rising short-term interest rates. Strong financial performance enabled the Company to return 108% of earnings to shareholders during fiscal year 2018 in the form of cash dividends and share repurchases and still finish the year with a tangible common equity to tangible asset ratio of 10.84%, which ranked in the top 10% of the largest 100 publicly traded banks in the United States.

Assets totaled $15.9 billion as of September 30, 2018, a $612 million or 4.0% increase from September 30, 2017. We continue to change the composition of the balance sheet by growing loans outstanding and shrinking investments. Our objective is to fund loan growth by increasing customer deposits which we were largely able to do this year. Loans grew by $594 million (5.5%) and customer deposits grew by $552 million (5.1%). As of September 30, 2018, transaction accounts totaled 57.8% of the Company's deposits. We intend to continue to reduce our reliance on time deposits by growing checking accounts.

While we are pleased with our deposit growth this past year we believe continued improvement in our client-facing technology will position us to capture a larger share of deposits as we move forward. For example, in 2018, your Company implemented a new treasury management platform that provides us a competitive advantage in attracting depository accounts from our commercial clients. Our new system features best in-class security, advanced reporting capabilities, superior access controls, and consolidated payables management. This enhanced functionality allows commercial clients, with a few clicks of a button, to select who to pay, when to schedule the payment, and which payment mechanism to use (ACH, wire, or check). We have already seen a very positive response to this new system. As a next step, we are excited to have identified a partner, ClickPay, to help us offer a full treasury and accounts receivable platform focused on property management firms and home owners’ associations.

As we look to the future our objective is to make banking simpler, more reliable, and faster for our clients. We are just beginning to scratch the surface of using data to customize digital user interfaces - allowing a frictionless customer experience. For example, once we properly identify a current client, we will use our own data to populate their loan or account application automatically. Time spent face-to-face with the client will then be spent more productively discussing loan options and their long-term financial goals.

Our formula for success is to coalesce three key banking elements: technology, relationships, and a strong balance sheet. We must deliver technology that simplifies our client’s lives while recognizing the importance of personal relationships and maintaining the “future-proof” flexibility and reliability afforded us via our rock-solid balance sheet.

The tax reform that was signed into law in December 2017 provided an opportunity for your Company to make needed investments for the future. At a high level, our federal income tax rate was reduced from 35% to 21% going forward. The Company elected to use a portion of these savings towards investments in our people, our technology, and our communities. In addition to normal merit increases, we provided an additional 5% salary increase for all employees earning under $100,000 annually. Moreover, we added a team of learning and development professionals to implement a new approach to training that will better prepare our employees for the future. We also announced plans to expand our operations and technology center in Boise, Idaho and are increasing the size of our technology team by 30% to improve current processes and spur innovation. Finally, your Company made a $5 million-dollar commitment over the next five years to fund the Washington Federal Foundation, whose objective is to make targeted contributions to support social services for low-income families and seniors, affordable housing, and financial literacy.

Bank stocks experienced a strong price appreciation in 2017 but concerns about rising interest rates and the potential for an economic downturn led to a more tepid year in 2018. The KBW mid-size bank index increased 3.7% from October 1, 2017 through September 30, 2018. Washington Federal was not immune to this trend and realized a 3.7% decline during that same period despite our record operating performance. As of the writing of this letter, our stock is trading at $28 dollars per share. We do not believe

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2018 ANNUAL REPORT

this level (1.16 times book value) is a fair reflection of the value of our company. We will continue to focus on improving performance in the areas we can directly control while opportunistically repurchasing shares in the market.

During 2018 we entered a Consent Order with the Office of the Comptroller of the Currency that called for significant improvements in our Bank Secrecy Act Program. This area of regulatory compliance is continuing to evolve with new requirements and we are investing heavily in people, processes and systems to ensure that we can not only comply with the Consent Order but turn a weakness into a strength. We are working with urgency to make these improvements and yet recognize it may take several years to resolve.

This year, we completed our Board succession plan with Mr. Roy Whitehead relinquishing his role as Chairman of the Board to Mr. Tom Kelley in October of 2018. Tom has been an invaluable member of our Board since 2005 and understands both our strengths and weaknesses. His experience in managing large teams and in-depth knowledge of finance and accounting uniquely position him to lead us into the future. On behalf of the Board and all shareholders, I wish to once again thank Mr. Whitehead for two decades of selfless service to Washington Federal. His stated goal was always to leave the bank in a better position than he found it, which is exactly what he did. During his tenure at Washington Federal, the Company survived the greatest financial tumult in a generation, maintained a strong balance sheet, and produced net income of over $2.6 billion.

The Board also welcomed Mr. Steve Singh as a Director in September of this year. He was the co-founder of Concur Technologies before its acquisition by SAP and is currently Chief Executive Officer and Chairman of the data containerization company Docker. We feel fortunate to have someone with the technological acumen of Mr. Singh to help us navigate a rapidly evolving technological world. We are grateful for the service and contributions of Ms. Erin Lantz who served on our Board for two years. Ms. Lantz resigned from our Board in August 2018 after her company acquired a mortgage lender which presented a potential conflict of interest.

I conclude by saying that it is an honor to serve as the sixth President of Washington Federal. The entire management team considers ourselves stewards of an asset that has been entrusted to our care. We are fortunate to have such a strong foundation to build upon. That foundation includes not only our financial assets but, most importantly, the dedicated and talented employees that choose to work at Washington Federal.

Thank you to the Board of Directors and my colleagues who serve our clients every day. Both have been immensely supportive of the future course we have charted. Although we are pleased with the record financial results of the past year, we are confident we can do even better. Thanks as well to our shareholders for your support and trust, and to our clients, who trust us to respectfully serve their financial needs.

I look forward to seeing you at your Company’s headquarters building, 425 Pike Street in downtown Seattle, on January 16, 2019 at 2 p.m. for the Annual Meeting of Shareholders. In the meantime, we invite you to help our business grow and prosper by referring your friends, neighbors, and the businesses you associate with to Washington Federal for all their banking needs. We look forward to serving you in the coming new year.

Sincerely,
Brent J. Beardall
President and Chief Executive Officer

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2018 ANNUAL REPORT

HAPPY
100TH
ANNIVERSARY!
FIRST 100 YEARS
Washington Federal.
invested here.
WAFD Nasdaq Listed
Nasdaq
Follow us on: @Nasdaq
BROADWAY
Foot Locker

From left to right: Bob Peters, Executive Vice President Commercial Banking; Vince Beatty, Executive Vice President & Chief Financial Officer; Kim Robison, Executive Vice President Operations; Cathy Cooper, Executive Vice President Retail Banking; Brent Beardall, President & Chief Executive Officer; and Mark Schoonover, Executive Vice President & Chief Credit Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We make statements in this Annual Report that constitute forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “forecasts,” “projects” and other similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” are intended to help identify such forward-looking statements. These statements are not historical facts, but instead represent current expectations, plans or forecasts of the Company and are based on the beliefs and assumptions of the management of the Company and the information available to management at the time that these disclosures were prepared. The Company intends for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Company's control. Actual outcomes and results may differ materially from those expressed in, or implied by, the Company's forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties discussed elsewhere in this report, and under "Item 1A. Risk Factors” contained in our Form 10-K for the fiscal year ended September 30, 2018, and in any of the Company's other subsequent Securities and Exchange Commission filings, which could cause our future results to differ materially from the plans, objectives, goals, estimates, intentions and expectations expressed in forward-looking statements:

•	a deterioration in economic conditions, including declines in the real estate market and home sale volumes and financial stress on borrowers as a result of the uncertain economic environment;

•	the effects of a severe economic downturn, including high unemployment rates and declines in housing prices and property values, in the Company's primary market areas;

•	the effects of and changes in monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government;

•	fluctuations in interest rate risk and changes in market interest rates;

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

•
the success of the Company at managing the risks involved in the remediation efforts associated with its Bank Secrecy Act program, costs of enhancements to the Bank’s BSA program are greater than anticipated; and governmental authorities undertake enforcement actions or legal proceedings with respect to the Bank’s BSA program beyond those contemplated by the Consent Order, and the potential impact of such matters on the success, timing and ability to pursue the Company’s growth or other business initiatives;

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
The Company's fiscal year end is September 30. All references to 2018, 2017 and 2016 represent balances as of September 30, 2018, September 30, 2017, and September 30, 2016, or activity for the fiscal years then ended.
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
The general loan loss allowance is established by applying a loss percentage factor to the different loan types. For example, residential real estate loans are not individually analyzed for impairment and loss exposure because of the significant number of loans, their relatively small balances and their historically low level of losses. See the "Asset Quality and Allowance for Loan Losses" section below for additional information about establishing the loss factors. Specific allowances may be established for loans that are deemed to be individually impaired.

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

Based on management's assessment of the current interest rate environment, the Company has taken steps, including growing shorter-term loans and transaction deposit accounts, to position itself for changing interest rates.

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
Net Interest Income Sensitivity. We estimate the sensitivity of our net interest income to changes in market interest rates using an interest rate simulation model that includes assumptions related to the level of balance sheet growth, deposit repricing characteristics and the rate of prepayments for multiple interest rate change scenarios. Interest rate sensitivity depends on certain repricing characteristics in our interest-earning assets and interest-bearing liabilities, including the maturity structure of assets and

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

liabilities and their repricing characteristics during the periods of changes in market interest rates. The analysis assumes a constant balance sheet. Actual results would differ from the assumptions used in this model, as management monitors and adjusts loan and deposit pricing and the size and composition of the balance sheet to respond to changing interest rates.

In the event of an immediate and parallel increase of 200 basis points in both short- and long-term interest rates, the model estimates that net interest income would decrease by 1.9% in the next year. This compares to an estimated increase of 3.0% as of the September 30, 2017, analysis. It is noted that a flattening yield curve where the spread between short-term rates and long-term rates decreases would likely result in lower net interest income. Management estimates that a gradual increase of 300 basis points in short-term rates and 100 basis points in long-term rates over two years would result in a net interest income decrease of 0.3% in the first year and a decrease of 5.2% in the second year, assuming a constant balance sheet and no management intervention.

NPV Sensitivity. The NPV is an estimate of the market value of shareholders' equity at a point in time. It is derived by calculating the difference between the present value of expected cash flows from interest-earning assets and the present value of expected cash flows from interest-paying liabilities and off-balance-sheet contracts. The sensitivity of the NPV to changes in interest rates provides a longer term view of interest rate risk as it incorporates all future expected cash flows. As of September 30, 2018, in the event of an immediate and parallel increase of 200 basis points in interest rates, the NPV is estimated to decline by $418 million, or 18.2%, and the NPV-to-total assets ratio to decline to 12.9% from a base of 14.7%. As of September 30, 2017, in the event of an immediate and parallel increase of 200 basis points in interest rates, the NPV was estimated to decline by $463 million, or 18.2%, and the NPV-to-total assets ratio to decline to 14.6% from a base of 16.6%. The decrease in the base NPV ratio is primarily due to higher interest rates and changes in balance sheet mix year over year.
Repricing Gap Analysis. At September 30, 2018, the Company had approximately $1.7 billion more in liabilities subject to maturity or repricing in the next year than assets, which resulted in a one-year repricing gap of (10.7)% of total assets. This compares to the (15.7)% gap as of September 30, 2017. A negative repricing gap implies that funding costs will change more rapidly than interest income on earning assets with movements in interest rates. A negative repricing gap typically results in lower margins when interest rates rise and higher margins when interest rates decline. The interest rate gap analysis provides management with a high-level indication of interest rate risk, but it is considered less reliable than more detailed modeling. Cash and cash equivalents of $269 million and stockholders' equity of $2.0 billion provide management with flexibility in managing interest rate risk.
The following table shows the estimated repricing periods for earning assets and paying liabilities:

	Repricing Period
September 30, 2018	Within One Year	After 1 Year - Before 6 Years	Thereafter	Total
	(In thousands)
Earning assets (1)	$5,728,733	$5,131,215	$3,617,982	$14,477,930
Paying liabilities (2)	(7,433,148)	(3,899,724)	(2,474,307)	(13,807,179)
Excess (liabilities) assets	$(1,704,415)	$1,231,491	$1,143,675
Excess as % of total assets	(10.74)%
(1) Asset repricing period includes estimated prepayments based on historical activity.
(2) Liability repricing includes estimated duration of non-maturity deposits.

Interest Rate Spread. The interest rate spread is measured as the difference between the rate on earning assets and the rate on interest-bearing liabilities at the end of each period. The interest rate spread was 2.90% at September 30, 2018 and 2.90% at September 30, 2017. As of September 30, 2018, the weighted average rate on earning assets increased by 25 basis points to 4.07% compared to September 30, 2017. The improved rate on interest earning assets is due primarily to rising short-term interest rates, which causes the yield on adjustable-rate loans and investments as well as cash to increase. As of September 30, 2018, the weighted average rate on interest-bearing liabilities increased by 25 basis points to 1.17% compared to September 30, 2017. The higher rate on interest-bearing liabilities is due primarily to rising interest rates on customer deposits, partially offset by a lower rate on FHLB borrowings due to the maturity of some higher cost long-term FHLB advances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	SEP 2018	JUN 2018	MAR 2018	DEC 2017	SEP 2017	JUN 2017	MAR 2017	DEC 2016
Interest rate on loans and mortgage-backed securities	4.19%	4.13%	4.06%	3.99%	3.96%	3.93%	3.88%	3.84%
Interest rate on cash and investment securities	2.44	2.30	2.16	1.87	1.85	1.79	1.73	1.43
Combined earning assets	4.07	4.01	3.94	3.85	3.82	3.77	3.73	3.65
Interest rate on customer accounts	0.87	0.75	0.65	0.57	0.54	0.50	0.47	0.48
Interest rate on borrowings	2.66	2.64	2.62	2.56	2.80	2.88	2.97	3.15
Combined cost of funds	1.17	1.08	0.99	0.93	0.92	0.92	0.89	0.92
Interest rate spread	2.90%	2.93%	2.95%	2.92%	2.90%	2.85%	2.84%	2.73%

The chart below shows the volatility of our period end net interest spread (dashed line measured against the right axis) compared to the relatively consistent growth in net interest income (solid line measured against the left axis). The relative consistency of net interest income is accomplished by actively managing the size and composition of the balance sheet through different rate cycles.

Net Interest Margin. The net interest margin is measured using the net interest income divided by average earning assets for the period. The net interest margin increased to 3.27% for the year ended September 30, 2018, from 3.13% for the year ended September 30, 2017. The yield on earning assets increased 22 basis points to 4.20% and the cost of interest-bearing liabilities increased by 8 basis points to 1.00%. The higher yield on earning assets is primarily the result of rising short-term interest rates, which causes the yield on adjustable-rate loans and investments as well as cash to increase, but also due to mix as loans receivable comprised a greater proportion of earning assets. The higher cost on interest-bearing liabilities is due primarily to rising interest rates on customer deposits.

For the year ended September 30, 2018, average earning assets increased by 4.8% to $14,459,452,000, up from $13,803,646,000 for the year ended September 30, 2017. During 2018, average loans receivable increased $799,783,000, or 7.7%, while the combined average balances of mortgage-backed securities, other investment securities and cash decreased by $152,634,000 or 4.7%. Management views organic loan growth as the highest and best use of capital; thus the shift in earning assets into loans receivable is seen as beneficial.

During 2018, average customer deposit accounts increased $452,950,000 or 4.3% and the average balance of FHLB borrowings increased by $216,809,000, or 10.0%, from 2017.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth the information explaining the changes in the net interest income and net interest margin for 2018 compared to the prior year.

	Twelve Months Ended September 30, 2018			Twelve Months Ended September 30, 2017
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(In thousands)			(In thousands)
Assets
Loans receivable	$11,202,129	$515,807	4.60%	$10,402,346	$470,523	4.52%
Mortgaged-backed securities	2,543,796	70,407	2.77	2,561,400	60,612	2.37
Cash & investments	584,145	15,456	2.65	719,175	14,187	1.97
FHLB & FRB stock	129,382	5,413	4.18	120,725	3,596	2.98

Total interest-earning assets	14,459,452	607,083	4.20%	13,803,646	548,918	3.98%
Other assets	1,155,819			1,161,408
Total assets	$15,615,271			$14,965,054

Liabilities and Equity
Customer accounts	$11,068,461	$72,492	0.65%	$10,615,511	$52,023	0.49%
FHLB advances	2,384,795	62,452	2.62	2,167,986	64,969	3.00

Total interest-bearing liabilities	13,453,256	134,944	1.00%	12,783,497	116,992	0.92%
Other liabilities	155,950			173,495
Total liabilities	13,609,206			12,956,992
Stockholders' equity	2,006,065			2,008,062

Total liabilities and equity	$15,615,271			$14,965,054

Net interest income		$472,139			$431,926

Net interest margin			3.27%			3.13%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSET QUALITY & ALLOWANCE FOR LOAN LOSSES
The Company maintains an allowance to absorb losses inherent in the loan portfolio. The amount of the allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Company's methodology for determining the appropriateness of the allowance is primarily based on a general allowance methodology and also includes specific reserves. The Company also has a reserve for unfunded commitments.
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
The HLF takes into account historical charge-offs by loan type. The Company estimates a loss rate for each loan category by using charge-off data over a historical period that encompasses a full credit cycle. These rates are then multiplied by an estimated loss emergence period. The loss emergence period is the likely period of time during which a consumer or commercial loan borrower experiencing financial difficulty might be utilizing their cash reserves prior to becoming delinquent on their loan.
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
The total allowance for loan loss increased by $6,184,000, or 5.02%, from $123,073,000 as of September 30, 2017, to $129,257,000 at September 30, 2018. As of September 30, 2018, the Company had $517,000 of specific reserves for loans deemed to be individually impaired and the remaining balance of $128,740,000 is general allowance, which was comprised of $84,191,000 related to HLF and $44,549,000 related to QLF. The Company released $5,450,000 of allowance for loan losses in 2018 due primarily to net recoveries of $11,050,000, comprised of $16,982,000 in recoveries and $5,932,000 in charge offs, partially offset by reserving for overall growth in the loan portfolio.

Unfunded commitments tend to vary depending on the Company's loan mix and the proportionate share of commercial loans. The reserve for unfunded loan commitments was $7,250,000 as of September 30, 2018, compared to $7,750,000 as of September 30, 2017.
The ratio of the allowance for loan losses and reserves for unfunded loan commitments to total gross loans was 1.06% as of September 30, 2018, and 1.07% as of September 30, 2017. Management believes the allowance for loan losses and reserves for unfunded loan commitments is sufficient to absorb estimated losses inherent in the portfolio of loans and unfunded commitments.
The recovery of the carrying value of loans is susceptible to future market conditions beyond the Company's control, which may result in losses or recoveries differing from those estimated.
Restructured loans. Restructured single-family residential loans are reserved for under the Company's loan loss reserve methodology. Most troubled debt restructured ("TDR") loans are performing and accruing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of 100 to 200 basis points for a specific term, usually six to twelve months. Interest-only payments may also be approved during the modification period.
The balance of outstanding TDRs decreased to $156,858,000 as of September 30, 2018, from $207,377,000 as of September 30, 2017. As of September 30, 2018, 96.1% of the restructured loans were performing. During 2018, there were additions of $13,131,000 and reductions of $63,651,000 due to prepayments and transfers to real estate owned ("REO"). As of September 30, 2018, 89.1% of restructured loans are comprised of single-family residential loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Concessions for construction, land A&D and multi-family loans are typically an extension of maturity combined with a rate reduction of normally 100 basis points. Before granting approval to modify a loan in a TDR, a borrower’s ability to repay is considered by evaluating current income levels, debt-to-income ratio, credit score, loan payment history and an updated evaluation of the secondary repayment source.
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
Non-performing assets. Non-performing assets were $70,093,000, or 0.44% of total assets, at September 30, 2018, compared to $70,238,000, or 0.46% of total assets, at September 30, 2017.
The following table provides detail related to the Company's non-performing assets.

	September 30,
Non-Performing Assets	2018	2017	$ Change	% Change
	(In thousands)
Non-accrual loans:
Single-family residential	$27,643	$27,930	$(287)	(1.0)%
Construction	2,427	—	2,427	N/M
Construction – custom	—	91	(91)	(100.0)
Land – acquisition & development (A&D)	920	296	624	210.8
Land – consumer lot loans	787	605	182	30.1
Multi-Family	—	139	(139)	(100.0)
Commercial real estate	8,971	11,815	(2,844)	(24.1)
Commercial & industrial	14,394	8,082	6,312	78.1
HELOC	523	531	(8)	(1.5)
Consumer	21	91	(70)	(76.9)
Total non-accrual loans	55,686	49,580	6,106	12.3
Real estate owned	11,298	20,658	(9,360)	(45.3)
Other property owned	3,109	—	3,109	N/M
Total non-performing assets	$70,093	$70,238	$(145)	(0.2)%
The ratio of the allowance for loan losses to non-accrual loans decreased to 232% as of September 30, 2018, from 248% as of September 30, 2017.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of funds for the Company's activities are loan repayments (including prepayments), net deposit inflows, repayments and sales of investments, borrowings and retained earnings. The Company's principal sources of revenue are interest on loans and interest and dividends on investments.
The Company's net worth at September 30, 2018, was $1,996,908,000, or 12.59% of total assets, as compared to $2,005,688,000, or 13.15% of total assets, at September 30, 2017. The Company's net worth was impacted in the year by net income of $203,850,000, the payment of $55,997,000 in cash dividends, $164,249,000 of treasury stock purchases, as well as other comprehensive income of $3,279,000. The Company paid out 27.5% of its 2018 earnings in cash dividends to common shareholders, compared with 42.9% last year. For the year ended September 30, 2018, the Company returned 108.0% of net income to shareholders in the form of cash dividends and share repurchases as compared to 99.6% for the year ended September 30, 2017. Management believes the Company's strong net worth position allows it to manage balance sheet risk and provide the capital support needed for controlled growth in a regulated environment.
The Bank has a credit line with the Federal Home Loan Bank of Des Moines ("FHLB") up to 45% of total assets depending on specific collateral eligibility. This line provides a substantial source of additional liquidity if needed. The level of FHLB stock held varies depending on the amount of advances and other activities with the FHLB. As of September 30, 2018, the Bank had $1,999,054,000 of additional borrowing capacity at the FHLB.

The Bank has entered into borrowing agreements with the FHLB to borrow funds under a short-term floating rate cash management advance program and fixed-rate term advance agreements. All borrowings are secured by stock of the FHLB, deposits with the FHLB, and a blanket pledge of qualifying loans receivable as provided in the agreements with the FHLB. The Bank is also eligible to borrow under the Federal Reserve Bank's primary credit program.
The Company's cash and cash equivalents were $268,650,000 at September 30, 2018, which is a 14.2% decrease from the balance of $313,070,000 as of September 30, 2017. See “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements for details regarding this change.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN FINANCIAL CONDITION
Cash and cash equivalents: Cash and cash equivalents decreased to $268,650,000 at September 30, 2018, as compared to $313,070,000 at September 30, 2017. The decrease was primarily due to balances being shifted to loans receivable.
Available-for-sale investment securities: Available-for-sale securities increased $48,748,000, or 3.8%, during the year ended September 30, 2018, to $1,314,957,000, primarily due to purchases of $272,780,000 partially offset by principal repayments of $199,008,000 and a change in net unrealized loss to $21,136,000. There were no available-for-sale securities sold during the year ended September 30, 2018. As of September 30, 2018, the Company had a net unrealized loss on available-for-sale securities of $11,514,000, which is recorded net of tax as part of stockholders' equity.
Held-to-maturity investment securities: Held-to-maturity securities decreased by $21,436,000, or 1.3%, during the year ended September 30, 2018, to $1,625,420,000 primarily due to principal repayments and maturities of $187,812,000 partially offset by purchases of $170,836,000. There were no held-to-maturity securities sold during the year ended September 30, 2018. Rising interest rates may cause these securities to be subject to unrealized losses. As of September 30, 2018, the net unrealized loss on held-to-maturity securities was $76,650,000, which management attributes to the change of interest rates since acquisition.
Loans receivable: Loans receivable, net of related contra accounts, increased $594,459,000, or 5.5%, to $11,477,081,000 at September 30, 2018, from $10,882,622,000 one year earlier. This increase resulted primarily from originations of $3,833,994,000 and loan purchases of $143,605,000 partially offset by loan repayments of $3,335,896,000 during the year ended September 30, 2018. Commercial loan originations accounted for 67.0% of total originations and consumer originations were 33.0% as the Company continues to focus on commercial lending, coupled with growing economies in all major markets.
The following table presents the gross loan balances by category and the year-over-year change.

	September 30, 2018		September 30, 2017		Change
	(In thousands)		(In thousands)		$	%
Gross loans by category
Single-family residential	$5,798,966	45.1%	$5,711,004	46.8%	$87,962	1.5%
Construction	1,890,668	14.7	1,597,996	13.1	292,672	18.3
Construction - custom	624,479	4.9	602,631	4.9	21,848	3.6
Land - acquisition & development	155,204	1.2	124,308	1.0	30,896	24.9
Land - consumer lot loans	102,036	0.8	104,405	0.9	(2,369)	(2.3)
Multi-family	1,385,125	10.8	1,303,148	10.7	81,977	6.3
Commercial real estate	1,452,168	11.3	1,434,610	11.8	17,558	1.2
Commercial & industrial	1,140,874	8.9	1,093,360	9.0	47,514	4.3
HELOC	130,852	1.0	144,850	1.2	(13,998)	(9.7)
Consumer	173,306	1.3	85,075	0.7	88,231	103.7
Total gross loans	12,853,678	100%	12,201,387	100%	652,291	5.3%
Less:
Allowance for probable losses	129,257		123,073		6,184	5.0
Loans in process	1,195,506		1,149,934		45,572	4.0
Net deferred fees, costs and discounts	51,834		45,758		6,076	13.3
Total loan contra accounts	1,376,597		1,318,765		57,832	4.4
Net loans	$11,477,081		$10,882,622		$594,459	5.5%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows the change in the geographic distribution by state of the gross loan portfolio.

September 30,	2018	2017	Change
Washington	43.6%	45.8%	(2.2)
Oregon	16.3	15.6	0.7
Arizona	12.4	11.4	1.0
Utah	7.8	7.9	(0.1)
Texas	6.0	4.6	1.4
New Mexico	5.1	4.9	0.2
Idaho	4.5	4.5	—
Nevada	2.1	2.4	(0.3)
Other (1)	2.2	2.9	(0.7)
	100%	100%
(1) Includes loans in other states and purchased loan pools.

In May 2018, the Bank entered into an agreement with the FDIC to early terminate its remaining FDIC loss share agreements, which related to the Horizon Bank and Home Valley Bank acquisitions. The Bank paid $39,906,000 to settle the FDIC clawback liability and under the termination agreement, all rights and obligations of the Bank and the FDIC have been resolved and completed. As such, future recoveries, gains, losses and expenses related to the previously covered assets will now be recognized entirely by the Bank and the FDIC will no longer share in such gains or losses.

Non-performing assets: NPAs decreased to $70,093,000 as of September 30, 2018, from $70,238,000 at September 30, 2017, a 0.2% decrease. The decrease was a result of real estate owned declining by $9,360,000 partially offset by a $6,106,000 increase in non-accrual loans and a $3,109,000 increase in other property owned. Other property owned of $3,109,000 as of September 30, 2018 is comprised of $1,218,000 of equipment acquired through foreclosure on a commercial loan and a $1,891,000 government guarantee related to that same loan. Non-performing assets as a percentage of total assets was 0.44% at September 30, 2018, compared to 0.46% at September 30, 2017.

Restructured Loans: Total restructured loans declined to $156,858,000 as of September 30, 2018, from $207,377,000 as of September 30, 2017. As of September 30, 2018, $150,667,000 or 96.1% of the restructured loans were performing. Non-performing restructured loans of $6,191,000 are included in NPAs. Total non-performing assets and restructured loans as a percent of total assets has declined to 1.39% as of September 30, 2018, from 1.79% as of September 30, 2017.

Real estate owned: As of September 30, 2018, real estate owned totaled $11,298,000, a decrease of $9,360,000, or 45.3%, from $20,658,000 as of September 30, 2017, as the Company continued to liquidate foreclosed properties. During 2018, the Company sold real estate owned properties for total net proceeds of $15,192,000.

Interest Receivable: Interest receivable was $47,295,000 as of September 30, 2018, an increase of $5,652,000, or 13.6%, since September 30, 2017. The increase was primarily a result of the 5.5% rise in loans receivable as well as the higher level of interest rates.

Bank Owned Life Insurance: Bank-owned life insurance increased to $216,254,000 as of September 30, 2018 from $211,330,000 as of September 30, 2017, primarily as a result of increases in the cash surrender value of the policies. The investments in bank-owned life insurance serve to assist in funding the growth of employee benefit costs.
Intangible assets: The Company's intangible assets totaled $311,286,000 at September 30, 2018 compared to $298,682,000 as of September 30, 2017. The balance at September 30, 2018 is comprised of $301,368,000 of goodwill and the unamortized balance of the core deposit and other intangibles of $9,918,000. The increase was primarily due to an immaterial correction recorded during the three months ended December 31, 2017 related to acquisitions of insurance agency businesses in prior years that resulted in an increase in goodwill of $7,135,000 and finite-lived intangible assets of $5,106,000 and a corresponding decrease in other assets of $12,241,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Customer accounts: As of September 30, 2018, customer deposits totaled $11,387,146,000 compared with $10,835,008,000 at September 30, 2017, a $552,138,000, or 5.1%, increase. During 2018, the Company was able to increase transaction accounts by $221,185,000 or 3.5% and time deposits increased by $330,953,000 or 7.4%.

($ in thousands)	September 30, 2018			September 30, 2017
	Deposit Account Balance	As a % of Total Deposits	Weighted Average Rate	Deposit Account Balance	As a % of Total Deposits	Weighted Average Rate
Non-interest checking	$1,401,226	12.4%	—%	$1,258,274	11.6%	—%
Interest checking	1,778,520	15.6	0.50	1,760,821	16.3	0.23
Savings	836,501	7.3	0.11	888,881	8.2	0.11
Money market	2,566,096	22.5	0.65	2,453,182	22.6	0.19
Time deposits	4,804,803	42.2	1.50	4,473,850	41.3	1.09
Total	$11,387,146	100%	0.87%	$10,835,008	100%	0.54%

The following table shows the geographic distribution by state for customer deposits.

(In thousands)	September 30, 2018		September 30, 2017		$ Change
Washington	$5,967,219	52.4%	$5,383,764	49.7%	$583,455
Oregon	1,835,782	16.1	1,964,490	18.1	(128,708)
Arizona	1,205,696	10.6	1,164,743	10.7	40,953
New Mexico	869,478	7.6	843,214	7.8	26,264
Idaho	801,473	7.0	786,974	7.3	14,499
Nevada	340,204	3.0	326,436	3.0	13,768
Utah	266,934	2.3	267,717	2.5	(783)
Texas	100,360	0.9	97,670	0.9	2,690
	$11,387,146	100%	$10,835,008	100%	$552,138

FHLB advances: Total FHLB advances were $2,330,000,000 at September 30, 2018, as compared to $2,225,000,000 at September 30, 2017. The weighted average rate for FHLB borrowings was 2.66% as of September 30, 2018 and 2.80% at September 30, 2017. The lower rate on FHLB borrowings is primarily due to the maturity of some higher cost long-term FHLB advances. The Company has entered into interest rate swaps to hedge interest rate risk and convert certain FHLB advances to fixed rate payments. Taking into account these hedges, the weighted average effective maturity of FHLB advances at September 30, 2018 is 2.2 years.
Contractual obligations: The following table presents the Company's significant fixed and determinable contractual obligations, within the categories described below, by contractual maturity or payment amount.

September 30, 2018	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
	(In thousands)
Customer accounts (1)	$11,387,146	$9,383,322	$1,997,016	$6,808
Debt obligations (2)	2,330,000	1,680,000	500,000	150,000
Operating lease obligations	37,295	5,582	17,935	13,778
	$13,754,441	$11,068,904	$2,514,951	$170,586

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
For highlights of the quarter-by-quarter results for the years ended September 30, 2018, and 2017, see Note Q, “Selected Quarterly Financial Data (Unaudited)”.
COMPARISON OF 2018 RESULTS WITH 2017
Net Income: Net income increased $30,318,000, or 17.5%, to $203,850,000 for the year ended September 30, 2018, as compared to $173,532,000 for the year ended September 30, 2017.
Net Interest Income: For the year ended September 30, 2018, net interest income was $472,139,000, an increase of $40,213,000 or 9.3% from the year ended September 30, 2017. The increase was primarily driven by a higher average balance on loans receivable. For the year ended September 30, 2018, average earning assets increased 4.8% to $14,459,452,000, up from $13,803,646,000 for the year ended September 30, 2017. During 2018, the average balance of loans receivable increased $799,783,000 or 7.7%, while the combined average balances of mortgage backed securities, other investment securities and cash decreased by $152,634,000 or 4.7%. The net interest margin increased to 3.27% for the year ended September 30, 2018, from 3.13% for the year ended September 30, 2017. The yield on earning assets increased 22 basis points to 4.20% and the cost of interest-bearing liabilities increased by 8 basis points to 1.00%. The higher yield on earning assets is primarily the result of rising short-term interest rates, which causes the yield on adjustable-rate loans and investments as well as cash to increase, but also due to changes in mix as loans receivable comprised a greater proportion of earning assets. The higher cost on interest-bearing liabilities is due primarily to rising interest rates on customer deposits, partially offset by a lower rate on FHLB borrowings due to the maturity of some higher cost long-term FHLB advances.
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

Rate / Volume Analysis:

	Comparison of Year Ended September 30, 2018 and September 30, 2017
($ in thousands)	Volume	Rate	Total
Interest income:
Loans receivable	$36,820	$8,464	$45,284
Mortgaged-backed securities	(418)	10,213	9,795
Investments (1)	(2,970)	6,056	3,086

All interest-earning assets	33,432	24,733	58,165

Interest expense:
Customer accounts	2,371	18,098	20,469
FHLB advances and other borrowings	6,160	(8,677)	(2,517)

All interest-bearing liabilities	8,531	9,421	17,952

Change in net interest income	$24,901	$15,312	$40,213

(1) Includes interest on cash equivalents and dividends on FHLB & FRB stock.

Provision (Release) for Loan Losses: The Company recorded a release of allowance for loan losses of $5,450,000 for the year ended September 30, 2018, as compared to a release of $2,100,000 for the year ended September 30, 2017. The releases recorded for both periods were a result of strong net recoveries and the overall quality of the loan portfolio as a result of a continued strong

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

economy, offset by reserving for net growth in the loan portfolio. The Company had recoveries, net of charge-offs, of $11,050,000 for the year ended September 30, 2018, compared with $14,307,000 of net recoveries for the year ended September 30, 2017.

Unfunded commitments tend to vary depending on our loan mix and the proportional share of commercial loans. The reserve for unfunded commitments was $7,250,000 as of September 30, 2018, which is a decrease from $7,750,000 at September 30, 2017. Management believes the allowance for loan losses plus the reserve for unfunded commitments, totaling $136,507,000, or 1.06% of gross loans, is sufficient to absorb estimated losses inherent in the portfolio. See Note E for further discussion and analysis of the allowance for loan losses as of and for the year ended September 30, 2018.

Other Income: Other income was $44,078,000 for the year ended September 30, 2018, a decrease of $8,137,000, or 15.6%, from $52,215,000 for the year ended September 30, 2017. The decrease is primarily due to an $8,550,000 charge recorded in 2018 for asset and liability valuation adjustments associated with FDIC loss-share agreements. The Bank initiated discussions with the FDIC in December 2017 regarding early termination of its remaining FDIC loss-share agreements, which related to the Horizon Bank and Home Valley Bank acquisitions. In May 2018, the Bank finalized the early termination agreement and paid $39,906,000 to settle the FDIC clawback liability. Under the termination agreement, all rights and obligations of the Bank and the FDIC have been resolved and completed. As such, future recoveries, gains, losses and expenses related to the previously covered assets will now be recognized entirely by the Bank and the FDIC will no longer share in such gains or losses. During 2017, the Company recorded a gain of $3,499,000 on the sale of available-for-sale investment securities while there were no such sales during 2018. Deposit fee income was $25,904,000 for the year ended September 30, 2018, compared to $22,643,000 for the year ended September 30, 2017 as 2018 included the impact of a full year of fee income related to the Company's "Green Checking" product.

Other Expense: Operating expense was $264,322,000 for the year ended September 30, 2018, an increase of $32,803,000, or 14.2%, from the $231,519,000 for the year ended September 30, 2017. The Company initiated several strategic investments in 2018 that resulted in higher operating expenses. Those investments included a 5% salary increase for all employees earning less than $100,000 annually; the establishment of a second technology team located in Boise, Idaho; the creation of an internal training team; and several new processes and systems. Compensation and benefits costs increased $11,297,000 year-over-year primarily due to the 5% salary increase noted above, headcount increases and cost-of-living adjustments. Information technology costs increased by $5,784,000 and other expenses increased by $11,947,000 as both were elevated primarily due to Bank Secrecy Act ("BSA") program enhancements and other technology platform improvements. The Company had approximately $4,100,000 of non-recurring BSA related costs in the 4th fiscal quarter of 2018 and estimates that it will incur an additional $6,000,000 of non-recurring costs for BSA program improvements spread over the next three quarters. Additionally, charitable contributions increased $551,000 from the prior year as the Company fulfilled the first year of its previously announced commitment to fund its foundation by $1,000,000 annually for the next five years. Product delivery costs increased by $2,400,000 primarily due to enhanced features provided with the "Green Checking" product. The Company’s efficiency ratio of 50.4% for 2018 is higher than the 47.8% for 2017. The increase in the efficiency ratio is due to higher expenses noted above partially offset by higher revenue in 2018. The number of staff, including part-time employees on a full-time equivalent basis, was 1,877 and 1,818 at September 30, 2018 and 2017, respectively. Total operating expense for the years ended September 30, 2018, and 2017 equaled 1.69% and 1.55%, respectively, of average assets.

Gain (Loss) on Real Estate Owned: Net loss on real estate owned was $102,000 for the year ended September 30, 2018, compared to a net gain of $1,494,000 for the year ended September 30, 2017. This amount includes ongoing maintenance expense, periodic valuation adjustments, and gains (losses) on sales of REO.

Income Tax Expense: Income tax expense was $53,393,000 for the year ended September 30, 2018, a decrease of $29,291,000, or 35.43%, from the $82,684,000 for the year ended September 30, 2017. The effective tax rate for 2018 was 20.76% as compared to 32.27% for the year ended September 30, 2017. On December 22, 2017, a new tax law was enacted that provides for significant changes to the U.S. Internal Revenue Code of 1986 (as amended), such as a reduction in the federal corporate tax rate from 35% to 21% effective from January 1, 2018 forward and changes or limitations to certain tax deductions. The Company has a fiscal year end of September 30, resulting in a blended federal statutory tax rate of 24.53% for its fiscal year 2018. Tax expense for fiscal year 2018 includes a number of discrete items, the largest of which is a discrete tax benefit of $5.4 million related to the revaluation of deferred tax assets and liabilities to reflect the change in statutory tax rate. The effective tax rate of 20.76% for 2018 is lower than the statutory rate due to the effect of bank-owned life insurance, investments in low income housing tax credit partnerships and tax-exempt loans to municipal entities and other qualified borrowers.

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
The Company had recoveries, net of charge-offs, of $14,307,000 for the year ended September 30, 2017, compared with $13,065,000 of net recoveries for the year ended September 30, 2016. Non-accrual loans were $49,580,000, or 0.33% of total assets, at September 30, 2017, as compared to $42,414,000, or 0.28% of total assets, at September 30, 2016, representing an increase of 16.9%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

SELECTED FINANCIAL DATA

Year ended September 30,	2018	2017	2016	2015	2014
		(In thousands, except per share data)
Interest income	$607,083	$548,918	$536,793	$530,553	$533,697
Interest expense	134,944	116,992	116,544	117,072	128,077
Net interest income	472,139	431,926	420,249	413,481	405,620
Provision (reversal) for loan losses	(5,450)	(2,100)	(6,250)	(11,162)	(15,401)
Other income	43,976	53,709	57,082	49,727	27,916
Other expense	264,322	231,519	235,447	224,851	204,009
Income before income taxes	257,243	256,216	248,134	249,519	244,928
Income taxes	53,393	82,684	84,085	89,203	87,564
Net income	$203,850	$173,532	$164,049	$160,316	$157,364
Per share data
Basic earnings	$2.40	$1.95	$1.79	$1.68	$1.56
Diluted earnings	2.40	1.94	1.78	1.67	1.55
Cash dividends	0.67	0.84	0.55	0.54	0.41

September 30,	2018	2017	2016	2015	2014
Total assets	$15,865,724	$15,253,580	$14,888,063	$14,568,324	$14,756,041
Loans receivable, net	11,477,081	10,882,622	9,910,920	9,170,634	8,324,798
Mortgage-backed securities	2,524,923	2,489,544	2,490,510	2,906,440	3,231,691
Investment securities	415,454	423,521	849,983	1,117,339	1,366,018
Cash and cash equivalents	268,650	313,070	450,368	284,049	781,843
Customer accounts	11,387,146	10,835,008	10,600,852	10,631,703	10,716,928
FHLB advances	2,330,000	2,225,000	2,080,000	1,830,000	1,930,000
Stockholders’ equity	1,996,908	2,005,688	1,975,731	1,955,679	1,973,283
Number of
Customer accounts	449,339	449,793	491,098	517,871	548,872
Loans	37,992	39,688	41,418	41,036	43,569
Offices	235	237	238	247	251

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2018	September 30, 2017
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$268,650	$313,070
Available-for-sale securities, at fair value	1,314,957	1,266,209
Held-to-maturity securities, at amortized cost	1,625,420	1,646,856
Loans receivable, net of allowance for loan losses of $129,257 and $123,073	11,477,081	10,882,622
Interest receivable	47,295	41,643
Premises and equipment, net	267,995	263,694
Real estate owned	11,298	20,658
FHLB & FRB stock	127,190	122,990
Bank owned life insurance	216,254	211,330
Intangible assets, including goodwill of $301,368 and $293,153	311,286	298,682
Federal and state income tax assets, net	1,804	—
Other assets	196,494	185,826
	$15,865,724	$15,253,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$6,582,343	$6,361,158
Time deposit accounts	4,804,803	4,473,850
	11,387,146	10,835,008
FHLB advances	2,330,000	2,225,000
Advance payments by borrowers for taxes and insurance	57,417	56,631
Accrued expenses and other liabilities	94,253	131,253
	13,868,816	13,247,892
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,343,417 and 134,957,511 shares issued; 82,710,911 and 87,193,362 shares outstanding	135,343	134,958
Paid-in capital	1,666,609	1,660,885
Accumulated other comprehensive income (loss), net of taxes	8,294	5,015
Treasury stock, at cost; 52,632,506 and 47,764,149 shares	(1,002,309)	(838,060)
Retained earnings	1,188,971	1,042,890
	1,996,908	2,005,688
	$15,865,724	$15,253,580

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2018	2017	2016
	(In thousands, except share data)
INTEREST INCOME
Loans receivable	$515,807	$470,523	$454,085
Mortgage-backed securities	70,407	60,612	62,949
Investment securities and cash equivalents	20,869	17,783	19,759
	607,083	548,918	536,793
INTEREST EXPENSE
Customer accounts	72,492	52,023	52,485
FHLB advances	62,452	64,969	64,059
	134,944	116,992	116,544
Net interest income	472,139	431,926	420,249
Provision (release) for loan losses	(5,450)	(2,100)	(6,250)
Net interest income after provision (release) for loan losses	477,589	434,026	426,499

OTHER INCOME
Gain on sale of investment securities	—	3,499	—
FDIC loss share termination valuation adjustments	(8,550)	—	—
Loan fee income	3,804	4,290	5,548
Deposit fee income	25,904	22,643	21,738
Other income	22,920	21,783	19,750
	44,078	52,215	47,036
OTHER EXPENSE
Compensation and benefits	123,554	112,257	112,884
Occupancy	36,453	35,260	33,568
FDIC insurance premiums	11,592	11,410	11,824
Product delivery	16,372	13,972	17,060
Information technology	34,643	28,859	30,982
Other expense	41,708	29,761	29,129
	264,322	231,519	235,447
Gain (loss) on real estate owned, net	(102)	1,494	10,046
Income before income taxes	257,243	256,216	248,134
Income tax expense (benefit)
Current	44,557	92,795	60,773
Deferred	8,836	(10,111)	23,312
	53,393	82,684	84,085
NET INCOME	$203,850	$173,532	$164,049

PER SHARE DATA
Basic earnings per share	$2.40	$1.95	$1.79
Diluted earnings per share	2.40	1.94	1.78
Dividends paid on common stock per share	0.67	0.84	0.55
Basic weighted average number of shares outstanding	85,008,040	88,905,457	91,399,038
Diluted weighted average number of shares outstanding	85,109,843	89,224,207	91,912,918

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year ended September 30,	2018	2017	2016
	(In thousands)
Net income	$203,850	$173,532	$164,049
Other comprehensive income (loss) net of tax:
Net unrealized gains (losses) on available-for-sale securities	(21,136)	(7,587)	(1,403)
Reclassification adjustment of net gains from sale of available-for-sale securities included in net income	—	3,499	—
Related tax benefit (expense)	6,156	1,503	516
	(14,980)	(2,585)	(887)

Net unrealized gain (loss) on long-term borrowing hedges	23,943	29,653	(16,793)
Related tax benefit (expense)	(5,684)	(10,897)	6,171
	18,259	18,756	(10,622)

Other comprehensive income (loss)	3,279	16,171	(11,509)
Comprehensive income	$207,129	$189,703	$152,540

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands)	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

Balance at September 30, 2015	$133,696	$1,643,712	$829,754	$353	$(651,836)	$1,955,679

Net income			164,049			164,049
Other comprehensive income (loss)				(11,509)		(11,509)
Dividends on common stock			(49,926)			(49,926)
Compensation expense related to common stock options		90				90
Proceeds from exercise of common stock options	433	8,850				9,283
Restricted stock expense	179	3,480				3,659
Repurchase of stock warrants		(7,744)				(7,744)
Treasury stock purchased					(87,850)	(87,850)
Balance at September 30, 2016	134,308	1,648,388	943,877	(11,156)	(739,686)	1,975,731

Net income			173,532			173,532
Other comprehensive income (loss)				16,171		16,171
Dividends on common stock			(74,519)			(74,519)
Proceeds from exercise of common stock options	317	6,921				7,238
Restricted stock expense	105	5,804				5,909
Repurchase of stock warrants	228	(228)				—
Treasury stock purchased					(98,374)	(98,374)
Balance at September 30, 2017	134,958	1,660,885	1,042,890	5,015	(838,060)	2,005,688

Adjustment pursuant to adoption of ASU 2018-02			(1,772)	1,772		—
Net income			203,850			203,850
Other comprehensive income (loss)				1,507		1,507
Dividends on common stock			(55,997)			(55,997)
Proceeds from exercise of common stock options	63	1,275				1,338
Restricted stock expense	209	4,562				4,771
Repurchase of stock warrants	113	(113)				—
Treasury stock purchased					(164,249)	(164,249)
Balance at September 30, 2018	$135,343	$1,666,609	$1,188,971	$8,294	$(1,002,309)	$1,996,908

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2018	2017	2016
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$203,850	$173,532	$164,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	46,735	41,680	19,509
Cash received from (paid to) FDIC under loss share	1,595	584	1,730
Stock compensation expense	4,771	5,909	3,569
Provision (release) for loan losses	(5,450)	(2,100)	(6,250)
Loss (gain) on sale of investment securities	—	(3,499)	—
Decrease (increase) in accrued interest receivable	(5,652)	(3,974)	2,760
Decrease (increase) in federal and state income tax receivable	(1,804)	16,047	5,153
Decrease (increase) in cash surrender value of bank owned life insurance	(5,992)	(6,498)	(5,627)
Gain on bank owned life insurance	(2,416)	(6,805)	—
Net realized (gain) loss on sales of premises and equipment and real estate owned	(1,450)	(1,673)	(20,039)
Decrease (increase) in other assets	(6,876)	7,974	(14,204)
Increase (decrease) in accrued expenses and other liabilities	(36,609)	(41,477)	71,071
Net cash provided (used) by operating activities	190,702	179,700	221,721

CASH FLOWS FROM INVESTING ACTIVITIES
Origination of loans and principal repayments, net	(459,183)	(896,450)	(619,046)
Loans purchased	(143,605)	(72,856)	(105,420)
FHLB & FRB stock purchase	(530,000)	(183,609)	(36,347)
FHLB & FRB stock redeemed	525,800	177,824	26,340
Available-for-sale securities purchased	(272,780)	(76,367)	(137,591)
Principal payments and maturities of available-for-sale securities	199,008	367,713	537,255
Proceeds from sales of available-for-sale investment securities	—	362,829	50,741
Held-to-maturity securities purchased	(170,836)	(466,058)	—
Principal payments and maturities of held-to-maturity securities	187,812	229,716	218,958
Proceeds from sales of real estate owned	15,192	16,248	61,132
Proceeds from settlements of bank owned life insurance	3,484	10,096	—
Purchase of bank owned life insurance	—	—	(100,000)
Net cash received (paid) in business combinations	(2,211)	(3,370)	—
Proceeds from sales of premises and equipment	1	5,209	14,685
Premises and equipment purchased and REO improvements	(27,127)	(15,461)	(41,771)
Net cash provided (used) by investing activities	(674,445)	(544,536)	(131,064)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in customer accounts	552,445	234,460	(30,775)
Proceeds from borrowings	13,250,000	4,590,000	1,118,000
Repayments of borrowings	(13,145,000)	(4,445,000)	(868,000)
Proceeds from exercise of common stock options and related tax benefit	1,338	7,238	9,283
Dividends paid on common stock	(55,997)	(74,519)	(49,926)
Repurchase of warrants	—	—	(7,744)
Treasury stock purchased	(164,249)	(98,374)	(87,850)
Increase (decrease) in advance payments by borrowers for taxes and insurance	786	13,733	(7,326)
Net cash provided (used) by financing activities	439,323	227,538	75,662
Increase (decrease) in cash and cash equivalents	(44,420)	(137,298)	166,319
Cash and cash equivalents at beginning of year	313,070	450,368	284,049
Cash and cash equivalents at end of year	$268,650	$313,070	$450,368

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2018	2017	2016
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Non-cash investing activities
Real estate acquired through foreclosure	$4,032	$3,266	$12,697
Other personal property acquired through foreclosure	3,109	—	—
Non-cash financing activities
Stock issued upon exercise of warrants	3,914	7,632	—
Cash paid during the year for
Interest	133,722	111,333	114,506
Income taxes	44,260	54,078	68,507

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Company and nature of operations. Washington Federal, Inc. is a Washington corporation headquartered in Seattle, Washington. The Company is a bank holding company that conducts its operations through a national bank subsidiary, Washington Federal, National Association. The Bank is principally engaged in the business of attracting deposits from businesses and the general public and investing these funds, together with borrowings and other funds, in one-to-four family residential real estate loans, multi-family real estate loans and commercial loans. As used throughout this document, the terms "Washington Federal" or the "Company" refer to Washington Federal, Inc. and its consolidated subsidiaries and the term "Bank" refers to the operating subsidiary Washington Federal, National Association. The Bank conducts its activities through a network of 235 offices located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, New Mexico and Texas.
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
The Company's fiscal year end is September 30. All references to 2018, 2017 and 2016 represent balances as of September 30, 2018, September 30, 2017, and September 30, 2016, or activity for the fiscal years then ended.

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
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

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
Allowance for loan losses. The Bank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Bank's general methodology for assessing the appropriateness of the allowance is to apply a loss percentage factor to the different loan types. The loss percentage factor is made up of two parts - the historical loss factor (“HLF”) and the qualitative loss factor (“QLF”). The HLF takes into account historical charge-offs by loan type. The Bank uses an average of historical loss rates for each loan category multiplied by a loss emergence period. This is the likely period of time during which a residential or commercial loan borrower experiencing financial difficulties might deplete their cash prior to becoming delinquent on their loan, plus the period of time that it takes the Bank to work out the loans. The QLFs are based on management's continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, collateral values, geographic concentrations, seasoning of the loan portfolio, specific industry conditions and the duration of the current business cycle. These factors are considered by loan type.
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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

Client derivatives. Interest rate swap agreements are provided to certain clients who desire to convert their obligations from variable to fixed interest rates. Under these agreements, the Bank enters into a variable-rate loan agreement with a customer in addition to a swap agreement, and then enters into a corresponding swap agreement with a third party in order to offset its exposure on the customer swap agreement. As the interest rate swap agreements with the customers and third parties are not designated as accounting hedges under FASB ASC 815, the instruments are marked to market in earnings. The change in fair value of the offsetting swaps are included in interest income and interest expense and there is no impact on net income. There is fee income earned on the swaps that is included in loan fee income.
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
The table below provides detail regarding the Company's intangible assets.

	Goodwill	Core Deposit and Other Intangibles	Total
	(In thousands)
Balance at September 30, 2016	$291,503	$5,486	$296,989
Additions	1,650	1,720	3,370
Amortization	—	(1,677)	(1,677)
Balance at September 30, 2017	293,153	5,529	298,682
Additions (1)	8,215	6,595	14,810
Amortization (2)	—	(2,206)	(2,206)
Balance at September 30, 2018	$301,368	$9,918	$311,286
(1) During 2018, an immaterial correction was recorded related to acquisitions of insurance agency businesses in prior years. The balance sheet classification correction resulted in an increase in goodwill of $7,135,000 and finite-lived intangible assets of $5,106,000 and a corresponding decrease in other assets of $12,241,000.
(2) During 2018, an immaterial correction of $1,500,000 was recorded to amortization expense for intangible assets stemming from acquisitions of insurance agency businesses in prior years.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

The table below presents the estimated future amortization expense of core deposit and other intangibles for the next five years.

Fiscal Year	Expense
(In thousands)
2019	$2,033
2020	1,990
2021	1,140
2022	804
2023	775

Income taxes. Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, a deferred tax asset or liability is determined based on the temporary differences between the financial statement and corresponding tax treatment of income, gains, losses, deductions or credits using enacted tax rates in effect for the year in which the differences are expected to reverse. The provision for income taxes includes current and deferred income tax expense based on net income adjusted for temporary and permanent differences such as depreciation, loan loss reserve, tax-exempt interest, and affordable housing tax credits. Reserves for uncertain tax positions, together with any related interest and penalties, if applicable, and amortization of affordable housing tax credit investments are recorded within income tax expense.
Accounting for stock-based compensation. We recognize in the statement of operations the grant-date fair value of stock options and other equity-based forms of compensation issued to employees over the employees' requisite service period (generally the vesting period). The requisite service period may be subject to performance conditions. Stock options and restricted stock awards generally vest ratably over three to ten years and are recognized as expense over that same period of time. The exercise price of each option equals the market price of the Company's common stock on the date of the grant, and the maximum term is ten years. No stock options were granted in 2018, 2017 or 2016.

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
Regulatory matters. On February 28, 2018, pursuant to a Stipulation and Consent to the Issuance of a Consent Order (the “Consent Order”), the Office of the Comptroller of the Currency issued a Consent Order relating to the Bank, the terms of which are intended to further enhance its BSA program. Copies of the Stipulation and the Consent Order were filed with the SEC on March 1, 2018 as exhibits to the Company’s Current Report on Form 8-K. The Consent Order requires the Bank to create a BSA-focused action plan, supplement existing customer due diligence policies and procedures, perform a BSA risk assessment, perform a transaction activity look-back, enhance training, and complete independent testing. The Bank has not been informed that this action includes the assessment of a civil money penalty. The Bank is working cooperatively with the OCC to implement the necessary changes to comply with the provisions of the Consent Order.
Subsequent events. The Company has evaluated subsequent events for adjustment to or disclosure in the Company’s consolidated financial statements through the date of this report, and the Company has not identified any recordable or disclosable events, not otherwise reported in these consolidated financial statements or the notes thereto, except for the following.

On October 22, 2018, the Company issued a press release announcing a quarterly cash dividend of 18 cents per share to be paid on November 23, 2018, to common stockholders of record as of November 9, 2018. This is Washington Federal’s 143rd consecutive quarterly cash dividend.

NOTE B - NEW ACCOUNTING PRONOUNCEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The amendments in this ASU align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The amendments also require the entity to expense the capitalized implementation costs of a hosting arrangement that is a service contract over the term of the hosting arrangement, including reasonably certain renewal periods. The amendments in the ASU are effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period. The Company is assessing the impact that this guidance will have on its consolidated financial statements.

In August 2018, the FASB issued ASU No.2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. This ASU adds, eliminates, and modifies certain disclosure requirements for fair value measurements. Among the changes, entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The ASU is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted. Entities are also allowed to elect early adoption of the eliminated or modified disclosure requirements and delay adoption of the added disclosure requirements until their effective date. As the ASU only revises disclosure requirements, this guidance will not have a material impact on the Company's consolidated financial statements.

In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842) - Targeted Improvements to provide entities with relief from the costs of implementing certain aspects of the new leasing standard, ASU No. 2016-02. Specifically, under the amendments in ASU 2018-11: (1) entities may elect not to recast the comparative periods presented when transitioning to the new leasing standard, and (2) lessors may elect to not separate non-lease components from leases when certain conditions are met. The amendments have the same effective date as ASU 2016-02 (October 1, 2019 for the Company). The Company expects to elect both transition options. ASU 2018-11 is not expected to have a material impact on the Company's consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The ASU expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. The effective date of the new standard for public companies is for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition with a cumulative effect adjustment recorded to opening retained earnings as of the initial adoption date. The Company does not anticipate that this guidance will have a material impact on its consolidated financial statements.

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
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

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
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

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

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the codification. For public companies, this update was to be effective for interim and annual periods beginning after December 15, 2016. However, in August 2015, the FASB issued ASU 2015-14, which delayed the effective date of ASU 2014-09 by one year and permits companies to voluntarily adopt the new standard as of the original effective date. The ASU becomes effective for the Company on October 1, 2018. The Company has substantially completed its assessment of the adoption impact and has concluded that this guidance does not have a material impact on its consolidated financial statements.

NOTE C - INVESTMENT SECURITIES

The tables below provide detail regarding the amortized cost and fair value of available-for-sale and held-to-maturity investment securities.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

September 30, 2018	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
5 to 10 years	$60,872	$—	$(1,473)	$59,399	2.55%
Over 10 years	148,099	109	(314)	147,894	3.05
Equity securities
1 to 5 years	500	—	(12)	488	1.80
Corporate debt securities due
1 to 5 years	113,762	1,875	(13)	115,624	3.59
5 to 10 years	69,965	35	(929)	69,071	3.23
Municipal bonds due
1 to 5 years	1,398	—	(24)	1,374	2.05
Over 10 years	20,323	1,281	—	21,604	6.45
Mortgage-backed securities
Agency pass-through certificates	908,092	1,383	(13,434)	896,041	3.29
Commercial MBS	3,460	2	—	3,462	4.36
	1,326,471	4,685	(16,199)	1,314,957	3.30
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,610,420	305	(76,983)	1,533,742	3.16
Other Commercial MBS	15,000	28	—	15,028	3.03
	1,625,420	333	(76,983)	1,548,770	3.16
	$2,951,891	$5,018	$(93,182)	$2,863,727	3.22%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

September 30, 2017	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
Within 1 year	$9,300	$146	$—	$9,446	10.38%
1 to 5 years	5,688	2	—	5,690	1.51
5 to 10 years	69,108	—	(1,238)	67,870	1.93
Over 10 years	127,936	353	(218)	128,071	1.92
Equity securities
1 to 5 years	500	22	—	522	1.80
Corporate debt securities due
1 to 5 years	63,622	2,083	—	65,705	2.96
5 to 10 years	119,960	210	(577)	119,593	2.62
Municipal bonds due
Within 1 year	2,344	10	—	2,354	1.23
1 to 5 years	1,367	55	—	1,422	2.05
Over 10 years	20,343	2,505	—	22,848	6.45
Mortgage-backed securities
Agency pass-through certificates	828,069	8,402	(2,174)	834,297	2.96
Commercial MBS	8,350	41	—	8,391	3.31
	1,256,587	13,829	(4,207)	1,266,209	2.86
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,646,856	7,143	(18,086)	1,635,913	3.14
	1,646,856	7,143	(18,086)	1,635,913	3.14
	$2,903,443	$20,972	$(22,293)	$2,902,122	3.02%

The Company purchased $272,780,000 of available-for-sale investment securities and $170,836,000 of held-to-maturity investment securities during 2018. There were no sales of available-for-sale securities and no sales of held-to-maturity investment securities in 2018. Substantially all mortgage-backed securities have contractual due dates that exceed 25 years.

The following table shows the gross unrealized losses and fair value of securities at September 30, 2018, and September 30, 2017, by length of time that individual securities in each category have been in a continuous loss position. Management believes that the declines in fair value of these investments are not an other-than-temporary impairment as these losses are due to a change in interest rates rather than any credit deterioration. The impairment is also deemed to be temporary because: 1) the Company does not intend to sell the security, and 2) it is not more likely than not that it will be required to sell the security before recovery of the entire amortized cost basis of the security.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

	September 30, 2018
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate debt securities	$(929)	$49,072	$(14)	$24,988	$(943)	$74,060
Municipal bonds	(24)	1,374	—	—	(24)	1,374
U.S. government and agency securities	(141)	37,565	(1,645)	76,499	(1,786)	114,064
Equity securities	(12)	488	—	—	$(12)	488
Agency pass-through certificates	(28,748)	1,035,754	(61,669)	1,183,017	(90,417)	2,218,771
	$(29,854)	$1,124,253	$(63,328)	$1,284,504	$(93,182)	$2,408,757

	September 30, 2017
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate debt securities	$—	$—	$(577)	$49,423	$(577)	$49,423
U.S. government and agency securities	(759)	24,400	(697)	96,195	(1,456)	120,595
Agency pass-through certificates	(17,683)	1,163,358	(2,577)	249,304	(20,260)	1,412,662
	$(18,442)	$1,187,758	$(3,851)	$394,922	$(22,293)	$1,582,680

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

NOTE D - LOANS RECEIVABLE

The following table is a summary of loans receivable.

	September 30, 2018		September 30, 2017
	(In thousands)		(In thousands)
Gross loans by category
Single-family residential	$5,798,966	45.1%	$5,711,004	46.8%
Construction	1,890,668	14.7	1,597,996	13.1
Construction - custom	624,479	4.9	602,631	4.9
Land - acquisition & development	155,204	1.2	124,308	1.0
Land - consumer lot loans	102,036	0.8	104,405	0.9
Multi-family	1,385,125	10.8	1,303,148	10.7
Commercial real estate	1,452,168	11.3	1,434,610	11.8
Commercial & industrial	1,140,874	8.9	1,093,360	9.0
HELOC	130,852	1.0	144,850	1.2
Consumer	173,306	1.3	85,075	0.7
Total gross loans	12,853,678	100%	12,201,387	100%
Less:
Allowance for probable losses	129,257		123,073
Loans in process	1,195,506		1,149,934
Net deferred fees, costs and discounts	51,834		45,758
Total loan contra accounts	1,376,597		1,318,765
Net loans	$11,477,081		$10,882,622

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

The following summary breaks down the Company's fixed rate and adjustable rate loans by time to maturity or to rate adjustment.

September 30, 2018
Fixed-Rate			Adjustable-Rate
Term To Maturity	Gross Loans	% of Gross Loans	Term To Rate Adjustment	Gross Loans	% of Gross Loans
	(In thousands)			(In thousands)
Within 1 year	$90,107	0.7%	Less than 1 year	$3,003,472	23.4%
1 to 3 years	205,442	1.6	1 to 3 years	873,078	6.8
3 to 5 years	280,760	2.2	3 to 5 years	669,331	5.2
5 to 10 years	1,069,783	8.3	5 to 10 years	395,157	3.1
10 to 20 years	1,137,196	8.8	10 to 20 years	45,603	0.4
Over 20 years	5,061,088	39.4	Over 20 years	22,661	0.2
	$7,844,376	61.0%		$5,009,302	39.0%

The following tables provide information regarding loans receivable by loan category and geography.

September 30, 2018	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	(In thousands)
Washington	$3,090,079	$341,695	$63,706	$63,268	$353,475	$593,536	$414,817	$483,288	$122,653	$76,276	$5,602,793
Oregon	678,072	376,679	31,143	13,773	68,897	390,169	283,945	251,028	1,622	12,156	2,107,484
Arizona	581,099	367,192	12,083	10,662	73,476	205,420	259,280	65,638	180	12,842	1,587,872
Utah	523,402	40,678	156	4,208	62,414	301,747	30,622	37,271	15	8,710	1,009,223
Texas	176,887	58,618	6,858	413	6,297	290,064	117,160	98,961	464	—	755,722
New Mexico	197,107	131,290	20,920	2,312	28,797	62,818	174,385	19,560	748	11,695	649,632
Idaho	311,613	42,509	20,338	4,429	24,514	42,554	91,202	37,327	103	7,160	581,749
Nevada	198,007	26,260	—	2,895	6,609	—	20,488	17,865	24	1,962	274,110
Other	42,700	204	—	76	—	4,360	60,269	129,936	47,497	51	285,093
	$5,798,966	$1,385,125	$155,204	$102,036	$624,479	$1,890,668	$1,452,168	$1,140,874	$173,306	$130,852	$12,853,678

Percentage by geographic area
September 30, 2018	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	As % of total gross loans
Washington	24.1%	2.7%	0.4%	0.6%	2.8%	4.7%	3.2%	3.7%	0.9%	0.5%	43.6%
Oregon	5.3	2.9	0.2	0.1	0.5	3.0	2.2	2.0	—	0.1	16.3
Arizona	4.5	2.9	0.1	0.1	0.6	1.6	2.0	0.5	—	0.1	12.4
Utah	4.1	0.3	—	—	0.5	2.3	0.2	0.3	—	0.1	7.8
Texas	1.4	0.5	0.1	—	—	2.3	0.9	0.8	—	—	6.0
New Mexico	1.5	1.0	0.2	—	0.2	0.5	1.4	0.2	—	0.1	5.1
Idaho	2.4	0.3	0.2	—	0.2	0.3	0.7	0.3	—	0.1	4.5
Nevada	1.5	0.2	—	—	0.1	—	0.2	0.1	—	—	2.1
Other	0.3	—	—	—	—	—	0.5	1.0	0.4	—	2.2
	45.1%	10.8%	1.2%	0.8%	4.9%	14.7%	11.3%	8.9%	1.3%	1.0%	100%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

Percentage by geographic area as a % of each loan type
September 30, 2018	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction	Commercial real estate	Commercial and industrial	Consumer	HELOC
	As % of total gross loans
Washington	53.3%	24.7%	41.0%	62.0%	56.6%	31.4%	28.6%	42.4%	70.8%	58.3%
Oregon	11.7	27.2	20.1	13.5	11.0	20.6	19.6	22.0	0.9	9.3
Arizona	10.0	26.5	7.8	10.4	11.8	10.9	17.9	5.8	0.1	9.8
Utah	9.0	2.9	0.1	4.1	10.0	16.0	2.1	3.3	—	6.7
Texas	3.1	4.2	4.4	0.4	1.0	15.3	8.1	8.7	0.3	—
New Mexico	3.4	9.5	13.5	2.3	4.6	3.3	12.0	1.7	0.4	8.9
Idaho	5.4	3.1	13.1	4.3	3.9	2.3	6.3	3.3	0.1	5.5
Nevada	3.4	1.9	—	2.8	1.1	—	1.4	1.6	—	1.5
Other	0.7	—	—	0.1	—	0.2	4.2	11.4	27.4	—
	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

The Company has granted loans to officers and directors of the Company and related interests. These loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of these loans, including unfunded commitments to lend, was $70,012,000 and $84,166,000 at September 30, 2018 and 2017, respectively. As of September 30, 2018, all of these loans were performing in accordance with contractual terms.

The following table provides additional information on impaired loans, loan commitments and loans serviced for others.

	September 30, 2018	September 30, 2017
	(In thousands)
Recorded investment in impaired loans	$199,545	$251,274
TDRs included in impaired loans	156,858	207,377
Specific reserves on impaired loans	517	126
Average balance of impaired loans for year ended	228,398	274,530
Interest income from impaired loans for year ended	10,232	11,736
Outstanding fixed-rate origination commitments	400,426	425,130
Gross loans serviced for others	77,958	77,119

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

The following table sets forth information regarding non-accrual loans.

	September 30, 2018		September 30, 2017
	(In thousands)		(In thousands)
Non-accrual loans:
Single-family residential	$27,643	49.6%	$27,930	56.3%
Construction	2,427	4.4	—	—
Construction - custom	—	—	91	0.2
Land - acquisition & development	920	1.7	296	0.6
Land - consumer lot loans	787	1.4	605	1.2
Multi-family	—	—	139	0.3
Commercial real estate	8,971	16.1	11,815	23.8
Commercial & industrial	14,394	25.8	8,082	16.3
HELOC	523	0.9	531	1.1
Consumer	21	—	91	0.2
Total non-accrual loans	$55,686	100%	$49,580	100%
Non-accrual loans as % of total loans	0.49%		0.46%
The following tables break down delinquent loans by loan category and delinquency bucket.

September 30, 2018	Amount of Loans	Days Delinquent Based on $ Amount of Loans					% based on $
Loan type	Net of Loans in Process	Current	30	60	90	Total
	(In thousands)

Single-family residential	$5,798,353	$5,768,253	$7,983	$3,562	$18,555	$30,100	0.52%
Construction	1,062,855	1,060,428	—	—	2,427	2,427	0.23
Construction - custom	289,192	289,192	—	—	—	—	—
Land - acquisition & development	123,560	122,620	—	270	670	940	0.76
Land - consumer lot loans	101,908	101,294	144	117	353	614	0.60
Multi-family	1,385,103	1,385,103	—	—	—	—	—
Commercial real estate	1,452,169	1,448,946	316	1,767	1,140	3,223	0.22
Commercial & industrial	1,140,874	1,130,836	—	—	10,038	10,038	0.88
HELOC	130,852	129,510	567	469	306	1,342	1.03
Consumer	173,306	172,777	172	328	29	529	0.31
Total Loans	$11,658,172	$11,608,959	$9,182	$6,513	$33,518	$49,213	0.42%
Delinquency %		99.58%	0.08%	0.06%	0.29%	0.42%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

September 30, 2017	Amount of Loans	Days Delinquent Based on $ Amount of Loans					% based on $
Loan type	Net of Loans in Process	Current	30	60	90	Total
	(In thousands)

Single-family residential	$5,709,690	$5,671,933	$10,925	$4,810	$22,022	$37,757	0.66%
Construction	793,959	793,959	—	—	—	—	—
Construction - custom	277,599	277,508	—	—	91	91	0.03
Land - acquisition & development	104,856	104,526	—	—	330	330	0.31
Land - consumer lot loans	104,335	103,389	112	680	154	946	0.91
Multi-family	1,303,119	1,302,720	5	255	139	399	0.03
Commercial real estate	1,434,610	1,432,052	507	—	2,051	2,558	0.18
Commercial & industrial	1,093,360	1,092,735	—	51	574	625	0.06
HELOC	144,850	143,974	221	342	313	876	0.60
Consumer	85,075	84,644	245	107	79	431	0.51
Total Loans	$11,051,453	$11,007,440	$12,015	$6,245	$25,753	$44,013	0.40%
Delinquency %		99.60%	0.11%	0.06%	0.23%	0.40%
The percentage of total delinquent loans was 0.42% as of September 30, 2018, as compared to 0.40% as of September 30, 2017.

Most loans restructured in troubled debt restructurings ("TDRs") are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of 100 to 200 bps for a specific term, usually six to 12 months. Interest-only payments may also be approved during the modification period. Principal forgiveness is not an available option for restructured loans. As of September 30, 2018, the outstanding balance of TDR's was $156,858,000 as compared to $207,377,000 as of September 30, 2017. As of September 30, 2018, 96.1% of the restructured loans were performing. Single-family residential loans comprised 89.1% of TDR loans as of September 30, 2018. The Company reserves for restructured loans within its allowance for loan loss methodology by taking into account the following performance indicators: 1) time since modification; 2) current payment status and 3) geographic area.

The following table provides information related to loans that were modified in a TDR during the periods presented.

	Twelve Months Ended September 30, 2018			Twelve Months Ended September 30, 2017
		Pre-Modification	Post-Modification		Pre-Modification	Post-Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
Troubled Debt Restructurings:	Contracts	Investment	Investment	Contracts	Investment	Investment
		(In thousands)			(In thousands)
Single-family residential	27	$5,070	$5,070	38	$7,115	$7,115
Land - acquisition & development	1	107	107	—	—	—
Land - consumer lot loans	—	—	—	2	211	211
Commercial real estate	1	120	120	—	—	—
Commercial & industrial	4	7,739	7,739	—	—	—
HELOC	2	95	95	4	552	552
Consumer	1	—	—	—	—	—
	36	$13,131	$13,131	44	$7,878	$7,878

The following table provides information on payment defaults occurring during the periods presented where the loan had been modified in a TDR within 12 months of the payment default.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

	Twelve Months Ended September 30, 2018		Twelve Months Ended September 30, 2017
	Number of	Recorded	Number of	Recorded
TDRs That Subsequently Defaulted:	Contracts	Investment	Contracts	Investment
	(In thousands)		(In thousands)
Single-family residential	4	$433	24	$4,214
Commercial real estate	—	—	2	267
HELOC	1	77	—	—
	5	$510	26	$4,481

In May 2018, the Bank entered into an agreement with the FDIC to early terminate its remaining FDIC loss share agreements, which related to the Horizon Bank and Home Valley Bank acquisitions. The Bank paid $39,906,000 to settle the FDIC clawback liability and under the termination agreement, all rights and obligations of the Bank and the FDIC have been resolved and completed. As such, future recoveries, gains, losses and expenses related to the previously covered assets will now be recognized entirely by the Bank and the FDIC will no longer share in such gains or losses.

NOTE E - ALLOWANCE FOR LOSSES ON LOANS

The following tables summarize the activity in the allowance for loan losses.

Twelve Months Ended September 30, 2018	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$36,892	$(1,142)	$757	$(3,474)	$33,033
Construction	24,556	—	—	6,761	31,317
Construction - custom	1,944	(50)	—	(52)	1,842
Land - acquisition & development	6,829	(13)	14,223	(13,061)	7,978
Land - consumer lot loans	2,649	(67)	35	(453)	2,164
Multi-family	7,862	—	—	467	8,329
Commercial real estate	11,818	(36)	189	(119)	11,852
Commercial & industrial	28,524	(3,574)	714	3,038	28,702
HELOC	855	(668)	71	523	781
Consumer	1,144	(382)	993	1,504	3,259
	$123,073	$(5,932)	$16,982	$(4,866)	$129,257

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

Twelve Months Ended September 30, 2017	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$37,796	$(1,229)	$653	$(328)	$36,892
Construction	19,838	—	—	4,718	24,556
Construction - custom	1,080	(16)	—	880	1,944
Land - acquisition & development	6,023	(280)	11,038	(9,952)	6,829
Land - consumer lot loans	2,535	(17)	481	(350)	2,649
Multi-family	6,925	—	—	937	7,862
Commercial real estate	8,588	(11)	1,684	1,557	11,818
Commercial & industrial	28,008	(173)	1,833	(1,144)	28,524
HELOC	813	(90)	21	111	855
Consumer	1,888	(884)	1,297	(1,157)	1,144
	$113,494	$(2,700)	$17,007	$(4,728)	$123,073

The Company recorded a release of allowance for loan losses of $5,450,000 during the year ended September 30, 2018, as compared to a release of $2,100,000 for the year ended September 30, 2017. The credit quality of the portfolio has remained strong and economic conditions remain relatively stable.

The Company had recoveries, net of charge-offs, of $11,050,000 for the year ended September 30, 2018, compared with net recoveries of $14,307,000 for the year ended September 30, 2017. A loan is charged-off when the loss is estimable and it is confirmed that the borrower is not expected to be able to meet its contractual obligations.

Non-accrual loans increased to $55,686,000 as of September 30, 2018, from $49,580,000 as of September 30, 2017. Non-performing assets (“NPAs”) totaled $70,093,000, or 0.44% of total assets, at September 30, 2018, compared to $70,238,000, or 0.46% of total assets, as of September 30, 2017.

At September 30, 2018, $128,740,000 of the allowance was calculated under the Company's general allowance methodology and the remaining $517,000 represents specific reserves on loans deemed to be individually impaired.
The following tables show a summary of loans collectively and individually evaluated for impairment and the related general and specific reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

September 30, 2018	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Recorded Investment of Loans	Ratio	Specific Reserve Allocation	Recorded Investment of Loans	Ratio
	(In thousands)			(In thousands)
Single-family residential	$33,033	$5,782,870	0.6%	$—	$21,345	—%
Construction	31,317	1,060,428	3.0	—	2,427	—
Construction - custom	1,842	289,192	0.6	—	—	—
Land - acquisition & development	7,969	122,639	6.5	9	920	1.0
Land - consumer lot loans	2,164	96,583	2.2	—	507	—
Multi-family	8,325	1,384,655	0.6	4	448	1.0
Commercial real estate	11,702	1,432,791	0.8	150	19,378	0.8
Commercial & industrial	28,348	1,126,438	2.5	354	14,437	2.5
HELOC	781	128,715	0.6	—	1,162	—
Consumer	3,259	173,181	1.9	—	56	—
	$128,740	$11,597,492	1.1%	$517	$60,680	0.9%

September 30, 2017	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Recorded Investment of Loans	Ratio	Specific Reserve Allocation	Recorded Investment of Loans	Ratio
	(In thousands)			(In thousands)
Single-family residential	$36,892	$5,713,576	0.7%	$—	$5,552	—%
Construction	24,556	793,958	3.1	—	—	—
Construction - custom	1,944	277,495	0.7	—	105	—
Land - acquisition & development	6,828	104,767	6.5	1	89	1.0
Land - consumer lot loans	2,649	96,337	2.8	—	171	—
Multi-family	7,857	1,302,625	0.6	5	493	1.0
Commercial real estate	11,698	1,391,668	0.8	120	21,765	0.6
Commercial & industrial	28,524	1,093,210	2.6	—	81	—
HELOC	855	141,689	0.6	—	215	—
Consumer	1,144	84,887	1.4	—	82	—
	$122,947	$11,000,212	1.1%	$126	$28,553	0.4%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

The following tables provide information on loans based on credit quality indicators (defined above).

September 30, 2018	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Loan type
Single-family residential	$5,766,096	$—	$32,870	$—	$—	$5,798,966
Construction	1,886,304	1,937	2,427	—	—	1,890,668
Construction - custom	624,479	—	—	—	—	624,479
Land - acquisition & development	152,984	—	2,220	—	—	155,204
Land - consumer lot loans	101,249	—	787	—	—	102,036
Multi-family	1,378,803	1,633	4,689	—	—	1,385,125
Commercial real estate	1,421,602	7,114	23,452	—	—	1,452,168
Commercial & industrial	1,093,405	16,513	30,956	—	—	1,140,874
HELOC	130,330	—	522	—	—	130,852
Consumer	173,285	—	21	—	—	173,306
Total gross loans	$12,728,537	$27,197	$97,944	$—	$—	$12,853,678

Total grade as a % of total gross loans	99.0%	0.2%	0.8%	—%	—%

September 30, 2017	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Loan type
Single-family residential	$5,671,229	$—	$39,775	$—	$—	$5,711,004
Construction	1,594,926	—	3,070	—	—	1,597,996
Construction - custom	602,540	—	91	—	—	602,631
Land - acquisition & development	123,028	207	1,073	—	—	124,308
Land - consumer lot loans	103,787	—	618	—	—	104,405
Multi-family	1,295,261	5,795	2,092	—	—	1,303,148
Commercial real estate	1,391,996	5,944	36,670	—	—	1,434,610
Commercial & industrial	1,054,972	14,814	23,574	—	—	1,093,360
HELOC	144,229	—	621	—	—	144,850
Consumer	84,984	—	91	—	—	85,075
Total gross loans	$12,066,952	$26,760	$107,675	$—	$—	$12,201,387

Total grade as a % of total gross loans	98.9%	0.2%	0.9%	—%	—%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

The following tables provide information on gross loans based on payment activity.

September 30, 2018	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,771,323	99.5%	$27,643	0.5%
Construction	1,888,241	99.9	2,427	0.1
Construction - custom	624,479	100.0	—	—
Land - acquisition & development	154,284	99.4	920	0.6
Land - consumer lot loans	101,249	99.2	787	0.8
Multi-family	1,385,125	100.0	—	—
Commercial real estate	1,443,197	99.4	8,971	0.6
Commercial & industrial	1,126,480	98.7	14,394	1.3
HELOC	130,329	99.6	523	0.4
Consumer	173,285	100.0	21	—
	$12,797,992	99.6%	$55,686	0.4%

September 30, 2017	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,683,074	99.5%	$27,930	0.5%
Construction	1,597,996	100.0	—	—
Construction - custom	602,540	99.9	91	0.1
Land - acquisition & development	124,012	99.8	296	0.2
Land - consumer lot loans	103,800	99.4	605	0.6
Multi-family	1,303,009	99.9	139	0.1
Commercial real estate	1,422,795	99.2	11,815	0.8
Commercial & industrial	1,085,278	99.3	8,082	0.7
HELOC	144,319	99.6	531	0.4
Consumer	84,984	99.9	91	0.1
	$12,151,807	99.6%	$49,580	0.4%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

The following tables provide information on impaired loans by loan category.

September 30, 2018	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
Impaired loans with no related allowance recorded:
Single-family residential	$18,872	$20,050	$—		$20,097
Construction	2,698	2,818	—		1,349
Construction - custom	—	—	—		74
Land - acquisition & development	814	814	—		572
Land - consumer lot loans	311	336	—		260
Multi-family	—	—	—		70
Commercial real estate	9,425	14,035	—		11,158
Commercial & industrial	10,137	10,146	—		9,208
HELOC	410	1,170	—		450
Consumer	20	56	—		54
	42,687	49,425	—		43,292
Impaired loans with an allowance recorded:
Single-family residential	139,796	143,099	2,871		161,729
Land - acquisition & development	107	157	—		39
Land - consumer lot loans	4,916	5,290	9		6,449
Multi-family	448	448	4		471
Commercial real estate	6,254	7,733	150		10,445
Commercial & industrial	4,291	7,506	354		4,495
HELOC	976	984	—		1,395
Consumer	70	70	—		83
	156,858	165,287	3,388	(1)	185,106
Total:
Single-family residential	158,668	163,149	2,871		181,826
Construction	2,698	2,818	—		1,349
Construction - custom	—	—	—		74
Land - acquisition & development	921	971	—		611
Land - consumer lot loans	5,227	5,626	9		6,709
Multi-family	448	448	4		541
Commercial real estate	15,679	21,768	150		21,603
Commercial & industrial	14,428	17,652	354		13,703
HELOC	1,386	2,154	—		1,845
Consumer	90	126	—		137
	$199,545	$214,712	$3,388	(1)	$228,398
____________________

(1)	Includes $517,000 of specific reserves and $2,871,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

September 30, 2017	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
Impaired loans with no related allowance recorded:
Single-family residential	$21,325	$23,880	$—		$19,371
Construction - custom	148	165	—		231
Land - acquisition & development	330	8,208	—		176
Land - consumer lot loans	208	330	—		431
Multi-family	139	3,231	—		748
Commercial real estate	12,890	22,487	—		11,466
Commercial & industrial	8,279	14,321	—		7,425
HELOC	490	1,212	—		487
Consumer	88	1,433	—		57
	43,897	75,267	—		40,392
Impaired loans with an allowance recorded:
Single-family residential	181,941	186,167	4,030		204,723
Land - acquisition & development	90	90	1		576
Land - consumer lot loans	7,949	8,526	—		8,976
Multi-family	493	493	5		1,024
Commercial real estate	15,079	16,707	120		16,991
Commercial & industrial	—	—	—		297
HELOC	1,728	1,806	—		1,451
Consumer	97	284	—		100
	207,377	214,073	4,156	(1)	234,138
Total:
Single-family residential	203,266	210,047	4,030		224,094
Construction - custom	148	165	—		231
Land - acquisition & development	420	8,298	1		752
Land - consumer lot loans	8,157	8,856	—		9,407
Multi-family	632	3,724	5		1,772
Commercial real estate	27,969	39,194	120		28,457
Commercial & industrial	8,279	14,321	—		7,722
HELOC	2,218	3,018	—		1,938
Consumer	185	1,717	—		157
	$251,274	$289,340	$4,156	(1)	$274,530

____________________

(1)	Includes $126,000 of specific reserves and $4,030,000 included in the general reserves.

NOTE F - FAIR VALUE MEASUREMENTS

FASB ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
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
The Company has established and documented the process for determining the fair values of its assets and liabilities, where applicable. Fair value is based on quoted market prices, when available, for identical or similar assets or liabilities. In the absence of quoted market prices, fair value is determined using valuation models or third-party appraisals. The following is a description of the valuation methodologies used to measure and report the fair value of financial assets and liabilities on a recurring or nonrecurring basis.
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
The Company offers interest rate swaps to its variable rate borrowers who want to manage their interest rate risk. At the same time, the Company enters into the opposite trade with a counter party to offset its interest rate risk. The Company has also entered into commercial loan hedges as well as borrowings hedges using interest rate swaps. The fair value of these interest rate swaps are estimated by a third party pricing service using a discounted cash flow technique. These are considered a Level 2 input method.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

The following table presents the balance and level in the fair value hierarchy for assets and liabilities that are measured at fair value on a recurring basis.

	September 30, 2018
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	$488	$—	$—	$488
U.S. government and agency securities	—	207,293	—	207,293
Municipal bonds	—	22,978	—	22,978
Corporate debt securities	—	184,695	—	184,695
Mortgage-backed securities
Agency pass-through certificates	—	896,041	—	896,041
Commercial MBS	—	3,462	—	3,462
Total Available-for-sale securities	488	1,314,469	—	1,314,957
Interest rate contracts	—	12,731	—	12,731
Commercial loan hedges	—	3,857	—	3,857
Borrowing hedges	—	22,250	—	22,250
Total Financial Assets	$488	$1,353,307	$—	$1,353,795

Financial Liabilities
Interest rate contracts	$—	$12,731	$—	$12,731
Total Financial Liabilities	$—	$12,731	$—	$12,731
There were no transfers between, into and/or out of Levels 1, 2 or 3 during the year ended September 30, 2018.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

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
There were no transfers between, into and/or out of Level 1, 2 or 3 during the year ended September 30, 2017.
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

The following table presents the recorded balance of assets that were measured at estimated fair value on a nonrecurring basis for the periods presented, and the total gains (losses) resulting from those fair value adjustments for the periods presented. These estimated fair values are shown gross of estimated selling costs:

	September 30, 2018				Three Months Ended September 30, 2018	Twelve Months Ended September 30, 2018
	Level 1	Level 2	Level 3	Total	Total Gains (Losses)
	(In thousands)
Impaired loans (1)	$—	$—	$16,500	$16,500	$(707)	$(4,800)
Real estate owned (2)	—	—	7,455	7,455	(126)	(782)
Balance at end of period	$—	$—	$23,955	$23,955	$(833)	$(5,582)

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

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
The evaluations for impairment are prepared by the Company's Problem Loan Review Committee, which is chaired by the Chief Credit Officer and includes the Loan Review manager and Special Credits manager, as well as senior credit officers, division managers and group executives, as applicable. These evaluations are performed in conjunction with the quarterly allowance for loan loss process.
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
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

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

		September 30, 2018		September 30, 2017
	Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(In thousands)
Financial assets
Cash and cash equivalents	1	$268,650	$268,650	$313,070	$313,070
Available-for-sale securities:
Equity securities	1	488	488	522	522
U.S. government and agency securities	2	207,293	207,293	211,077	211,077
Municipal bonds	2	22,978	22,978	26,624	26,624
Corporate debt securities	2	184,695	184,695	185,298	185,298
Mortgage-backed securities
Agency pass-through certificates	2	896,041	896,041	834,297	834,297
Commercial MBS	2	3,462	3,462	8,391	8,391
Total available-for-sale securities		1,314,957	1,314,957	1,266,209	1,266,209
Held-to-maturity securities:
Mortgage-backed securities
Agency pass-through certificates	2	1,610,420	1,533,742	1,646,856	1,635,913
Other debt securities		15,000	15,028	—	—
Total held-to-maturity securities		1,625,420	1,548,770	1,646,856	1,635,913

Loans receivable	3	11,477,081	11,556,326	10,882,622	11,247,586
FHLB and FRB stock	2	127,190	127,190	122,990	122,990
Other assets - interest rate contracts	2	12,731	12,731	1,139	1,139
Other assets - commercial loan hedges	2	3,857	3,857	—	—
Other assets - borrowing hedges	2	22,250	22,250	—	—

Financial liabilities
Customer accounts	2	11,387,146	10,882,862	10,835,008	10,411,686
FHLB advances and other borrowings	2	2,330,000	2,316,964	2,225,000	2,266,791
Other liabilities - interest rate contracts	2	12,731	12,731	1,139	1,139
Other liabilities - commercial loan hedges	2	—	—	174	174
Other liabilities - long term borrowing hedges	2	—	—	1,693	1,693

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
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

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

NOTE G - DERIVATIVES AND HEDGING ACTIVITIES

The Company periodically enters into certain interest rate swap agreements in order to provide commercial loan customers the ability to convert from variable to fixed interest rate payments, while the Company retains a variable rate loan. Under these agreements, the Company enters into a variable rate loan agreement and a swap agreement with the client. The swap agreement effectively converts the client’s variable rate loan into a fixed rate. The Company enters into a corresponding swap agreement with a third party in order to offset its exposure on the variable and fixed components of the client's swap agreement. The Company had $790,792,000 and $1,035,573,000 notional in interest rate swaps to hedge this exposure as of September 30, 2018, and September 30, 2017, respectively. As of September 30, 2018, $35,841,000 of the outstanding notional balance related to a related party loan. The interest rate swaps are derivatives under FASB ASC 815, Derivatives and Hedging, with changes in fair value recorded in earnings. There was no net impact to the statement of operations for the years ended September 30, 2018, and September 30, 2017 as the changes in value for the asset and liability side of the swaps offset each other.

The Company has also entered into interest rate swaps to convert certain existing and future borrowings to fixed rate payments. The primary purpose of these hedges is to mitigate the risk of rising interest rates, specifically LIBOR rates, which are a benchmark for the short-term borrowings. The hedging program qualifies as a cash flow hedge under ASC 815, which provides for offsetting of the recognition of gains and losses of the interest rate swaps and the hedged items. The hedged item is the LIBOR portion of the series of existing or future short-term fixed rate borrowings over the term of the interest rate swap. The change in the fair value of the interest rate swaps is recorded in other comprehensive income. The Company had $700,000,000 and $700,000,000 notional in interest rate swaps to hedge borrowings as of September 30, 2018 and September 30, 2017, respectively.

The Company has also entered into interest rate swaps to hedge the interest rate risk of individual fixed rate commercial loans and these relationships qualify as fair value hedges under ASC 815, which provides for offsetting of the recognition of gains and losses of the interest rate swap and the hedged item. The interest rate swaps in these hedging relationships had a notional amount of $97,927,000 and $52,936,000 as of September 30, 2018, and September 30, 2017, respectively.

The following table presents the fair value and balance sheet classification of derivatives outstanding.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

	Asset Derivatives				Liability Derivatives
	September 30, 2018		September 30, 2017		September 30, 2018		September 30, 2017
(In thousands)	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value
Interest rate contracts	Other assets	$12,731	Other assets	$1,139	Other liabilities	$12,731	Other liabilities	$1,139
Commercial loan hedges	Other assets	3,857	Other assets	—	Other liabilities	—	Other liabilities	174
Borrowing hedges	Other assets	22,250	Other assets	—	Other liabilities	—	Other liabilities	1,693
		$38,838		$1,139		$12,731		$3,006

NOTE H - INTEREST RECEIVABLE

The following table provides a summary of interest receivable by interest earning asset type.

	September 30, 2018	September 30, 2017
	(In thousands)
Loans receivable	$39,176	$33,688
Mortgage-backed securities	6,404	6,049
Investment securities	1,715	1,906
	$47,295	$41,643

NOTE I - PREMISES AND EQUIPMENT

The following table provides a summary of premises and equipment by asset type.

		September 30, 2018	September 30, 2017
	Estimated Useful Life	(In thousands)
Land	—	$110,251	$102,381
Buildings	25 - 40	156,803	149,805
Leasehold improvements	7 - 15	22,887	18,587
Furniture, software and equipment	2 - 10	126,979	119,518
		416,920	390,291
Less accumulated depreciation and amortization		(148,925)	(126,597)
		$267,995	$263,694

The Company has non-cancelable operating leases for certain branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, are as follows: $5,582,000 for 2019, $5,316,000 for 2020, $4,758,000 for 2021, $4,172,000 for 2022, $3,689,000 for 2023 and $13,778,000 thereafter.

Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $6,477,000, $5,500,000 and $5,346,000 in 2018, 2017, and 2016, respectively.

NOTE J - CUSTOMER ACCOUNTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

The following tables provide the composition of the Company's customer accounts, including time deposits.

	September 30, 2018			September 30, 2017
	Deposit Account Balance	As a % of Total Deposits	Weighted Average Rate	Deposit Account Balance	As a % of Total Deposits	Weighted Average Rate
($ in thousands)
Non-interest checking	$1,401,226	12.4%	—%	$1,258,274	11.6%	—%
Interest checking	1,778,520	15.6	0.50	1,760,821	16.3	0.23
Savings	836,501	7.3	0.11	888,881	8.2	0.11
Money market	2,566,096	22.5	0.65	2,453,182	22.6	0.19
Time deposits	4,804,803	42.2	1.50	4,473,850	41.3	1.09
Total	$11,387,146	100%	0.87%	$10,835,008	100%	0.54%

Time deposits by rate band are as follows:	September 30, 2018	September 30, 2017
	(In thousands)
Time deposit accounts
Less than 1.00%	$629,589	$2,204,756
1.00% to 1.99%	3,761,543	2,099,841
2.00% to 2.99%	413,671	169,253
Total time deposits	$4,804,803	$4,473,850

Time deposits by maturity band are as follows:	September 30, 2018	September 30, 2017
	(In thousands)
Within 1 year	$2,800,978	$2,553,712
1 to 2 years	1,335,242	975,351
2 to 3 years	296,238	386,763
Over 3 years	372,345	558,024
	$4,804,803	$4,473,850

Customer accounts over $250,000 totaled $3,088,231,000 as of September 30, 2018, and $2,674,914,000 as of September 30, 2017.

Interest expense on customer accounts consisted of the following:

Year ended September 30,	2018	2017	2016
	(In thousands)
Checking accounts	$6,072	$2,721	$1,491
Savings accounts	920	978	734
Money market accounts	7,788	3,592	3,285
Time deposit accounts	58,468	45,256	47,425
	73,248	52,547	52,935
Less early withdrawal penalties	(756)	(524)	(450)
	$72,492	$52,023	$52,485

Weighted average interest rate at end of year	0.87%	0.54%	0.50%
Weighted daily average interest rate during the year	0.65%	0.49%	0.50%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

NOTE K - FHLB ADVANCES AND OTHER BORROWINGS

The table below shows the maturity dates of outstanding FHLB advances.

	September 30, 2018	September 30, 2017
	(In thousands)
FHLB advances
Within 1 year	$1,680,000	$1,395,000
1 to 3 years	300,000	430,000
3 to 5 years	200,000	400,000
More than 5 years	150,000	—
	$2,330,000	$2,225,000

There were no advances included in the above table that are callable by the FHLB.

Financial information pertaining to the weighted-average cost and the amount of FHLB advances were as follows.

	2018	2017	2016
	(In thousands)
Weighted average interest rate, including cash flow hedges, at end of year	2.66%	2.80%	3.15%
Weighted daily average interest rate, including cash flow hedges, during the year	2.62%	3.00%	3.22%
Daily average of FHLB advances during the year	$2,384,795	$2,167,986	$1,992,434
Maximum amount of FHLB advances at any month end	$2,620,000	$2,350,000	$2,080,000
Interest expense during the year (including swap interest income and expense)	$62,452	$64,969	$64,059

The Bank has a credit line with the Federal Home Loan Bank of Des Moines ("FHLB") equal to 45% of total assets.

The Bank has entered into borrowing agreements with the FHLB to borrow funds under a short-term floating rate cash management advance program and a fixed-rate term loan agreements. All borrowings are secured by stock of the FHLB, deposits with the FHLB and a blanket pledge of qualifying loans receivable as provided in the agreements with the FHLB.

NOTE L - INCOME TAXES

On December 22, 2017, the U.S. Government enacted significant new tax legislation (the “Tax Act”). For businesses, the Tax Act reduces the corporate federal tax rate from a maximum of 35% to a flat 21% rate. The corporate tax rate reduction was effective January 1, 2018. Because the Company has a fiscal year end of September 30, the reduced corporate tax rate resulted in the application of a blended federal statutory tax rate of 24.53% for its fiscal year 2018 and then 21% thereafter.

Under generally accepted accounting principles, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
The table below provides a summary of the Company's tax assets and liabilities, including deferred tax assets and deferred tax liabilities by major source. Deferred tax balances represent temporary differences between the financial statement and corresponding tax treatment of income, gains, losses, deductions or credits.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

	September 30, 2018	September 30, 2017
	(In thousands)
Deferred tax assets
Loan loss reserves	$31,055	$50,411
REO reserves	518	1,693
Non-accrual loan interest	877	2,262
FDIC assisted transactions	—	12,236
Federal and state tax credits	1,074	3,939
Deferred compensation	3,165	3,037
Stock based compensation	1,677	2,259
Other	1,747	1,274
Total deferred tax assets	40,113	77,111
Deferred tax liabilities
FHLB stock dividends	14,941	24,135
Valuation adjustment on available-for-sale securities and cash flow hedges	2,442	2,914
Loan origination fees and costs	9,285	13,643
Premises and equipment	23,429	35,950
Other	1,828	2,145
Total deferred tax liabilities	51,925	78,787
Net deferred tax asset (liability)	(11,812)	(1,676)
Current tax asset (liability)	13,616	(3,920)
Net tax asset (liability)	$1,804	$(5,596)
The table below presents a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate.

Year ended September 30,	2018	2017	2016
Statutory income tax rate	25%	35%	35%
State income tax	2	1	1
Impact of change in Federal income tax rate	(2)	—	—
Other differences	(4)	(4)	(2)
Effective income tax rate	21%	32%	34%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

The following table summarizes the Company's income tax expense (benefit) for the respective periods.

Year ended September 30,	2018	2017	2016
	(In thousands)
Federal:
Current	$40,314	$87,804	$57,173
Deferred	8,952	(10,142)	21,961
	49,266	77,662	79,134
State:
Current	$4,243	$4,991	$3,600
Deferred	(116)	31	1,351
	4,127	5,022	4,951
Total
Current	44,557	92,795	60,773
Deferred	8,836	(10,111)	23,312
	$53,393	$82,684	$84,085

Based on current information the Company does not expect that changes in the amount of unrecognized tax benefits over the next 12 months will have a significant impact on its results of operations or financial position. The Company's liability for uncertain tax positions was $2,679,000 as of September 30, 2018, and $104,000 as of September 30, 2017. These amounts, if recognized, would affect the Company's effective tax rate. The Company records interest and penalties related to uncertain tax positions in income tax expense.
The Company's federal income tax returns are open and subject to potential examination by the IRS for fiscal years 2015 and later. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to two years after formal notification to the states.

NOTE M - 401(k) PLAN

The Company maintains a 401(k) Plan (the "Plan") for the benefit of its employees. Company contributions are made annually as approved by the Board of Directors. Such amounts are not in excess of amounts permitted by the Employee Retirement Income Security Act of 1974.

Plan participants may make voluntary after-tax contributions of their considered earnings as defined by the Plan. In addition, participants may make pre-tax contributions up to the statutory limits through the 401(k) provisions of the Plan. The annual addition from contributions to an individual participant's account in this Plan cannot exceed the lesser of 100% of base salary or $55,000.

Prior to January 1, 2018, new employees were eligible to participate in the Plan upon completion of one year of service. A “year of service” was defined as a 12-month period in which the eligible employee worked at least 1,000 hours of service and the first eligibility service period started on the first day of employment. Effective January 1, 2018, new employees become eligible to participate in the Plan and make employee contributions after completing one month of service.

The Plan provides for a guaranteed safe harbor matching contribution equal to 100% of the first 4% of compensation that employees contribute to their account and this amount is immediately vested. The safe harbor match is not subject to the six year vesting schedule of the profit sharing contribution. This provides plan participants more investment flexibility. The Company anticipates that all eligible employees, regardless of personal plan participation, will continue to receive an annual discretionary profit sharing contribution from the Company, now capped at 7% of eligible compensation with this change.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

Company contributions to the Plan amounted to $5,910,000, $6,433,000 and $7,600,000 for the years ended 2018, 2017 and 2016, respectively.

NOTE N - STOCK AWARD PLANS

The Company's stock based compensation plan ("2011 Incentive Plan") provides for grants of stock options and restricted stock. Stockholders authorized 5,000,000 shares of common stock to be reserved pursuant to the 2011 Incentive Plan and 3,281,946 shares remain available for issuance as of September 30, 2018.

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

Stock Option Awards:

There were no stock options granted under the 2011 Incentive Plan during 2018, 2017 and 2016.

A summary of stock option activity and changes during the year are as follows.

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2017	122,530	$18.64	2	$1,839
Exercised	(63,455)	21.07
Forfeited	(8,015)	21.02
Outstanding at September 30, 2018	51,060	$15.25	2	$855
Exercisable at at September 30, 2018	51,060	$15.25	2	$855

The table below presents other information regarding stock options.

Year ended September 30,	2018	2017	2016
	(In thousands, except fair value of options granted)
Compensation cost for stock options	$—	$—	$89
Weighted average grant date fair value per stock option	3.15	3.06	2.73
Total intrinsic value of options exercised	908	2,605	1,651
Grant date fair value of options exercised	285	1,328	1,422
Cash received from option exercises	1,338	7,238	9,283

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

The following is a summary of activity related to unvested stock options.

Year ended September 30,	2018		2017		2016
Non-vested Stock Options	Options Outstanding	Weighted Average Grant Date Fair Value	Options Outstanding	Weighted Average Grant Date Fair Value	Options Outstanding	Weighted Average Grant Date Fair Value
Outstanding at beginning of period	—	$—	—	$—	69,287	$3.85
Vested	—	—	—	—	(62,227)	3.91
Forfeited	—	—	—	—	(7,060)	3.89
Outstanding at end of period	—	$—	—	$—	—	$—

As of September 30, 2018, there was no remaining unrecognized compensation cost for stock options.

Restricted Stock Awards:

The Company grants shares of restricted stock pursuant to the 2011 Incentive Plan. The restricted stock grants are subject to a service condition and vest over a period of one to seven years.

Certain grants of restricted stock to executive officers are also subject to additional performance conditions based upon meeting certain total shareholder return targets pre-established by the Board. The Company had a total of 460,999 shares of restricted stock outstanding as of September 30, 2018, with a total grant date fair value of $10,381,697.

The following table summarizes information about unvested restricted stock activity.

Year ended September 30,	2018		2017		2016
Non-vested Restricted Stock	Outstanding	Weighted Average Fair Value	Outstanding	Weighted Average Fair Value	Outstanding	Weighted Average Fair Value
Outstanding at beginning of period	466,681	$18.56	490,363	$16.00	521,302	$15.03
Granted	205,100	26.11	238,450	$18.89	229,450	17.20
Vested	(198,620)	16.65	(116,878)	20.95	(165,965)	15.96
Forfeited	(12,162)	27.00	(145,254)	8.56	(94,424)	13.64
Outstanding at end of period	460,999	$22.52	466,681	$18.56	490,363	$16.00

Compensation expense related to restricted stock awards was $4,259,458, $3,658,539, and $3,357,108 for the years ended 2018, 2017 and 2016, respectively.

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

As of September 30, 2018, and 2017, the Company and the Bank met all capital adequacy requirements to which they are subject, and the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Common Equity Tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios as set forth in the following table. The Bank's actual capital amounts and ratios as of these dates are also presented. There are no conditions or events since that management believes have changed the Bank's categorization.

	Actual			Capital Adequacy Guidelines	Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio		Ratio	Ratio
September 30, 2018	(In thousands)
Common Equity Tier 1 risk-based capital ratio:
The Company	$1,678,475	14.71%		4.50%	NA
The Bank	1,661,628	14.55		4.50	6.50%
Tier 1 risk-based capital ratio:
The Company	1,678,475	14.71		6.00	NA
The Bank	1,661,628	14.55		6.00	8.00
Total risk-based capital ratio:
The Company	1,814,981	15.91		8.00	NA
The Bank	1,798,135	15.75		8.00	10.00
Tier 1 leverage ratio:
The Company	1,678,475	10.85		4.00	NA
The Bank	1,661,628	10.74		4.00	5.00

September 30, 2017
Common Equity Tier 1 risk-based capital ratio:
The Company	$1,701,327	15.99%	(1)	4.50%	NA
The Bank	1,668,314	15.68	(1)	4.50	6.50%
Tier 1 risk-based capital ratio:
The Company	1,701,327	15.99	(1)	6.00	NA
The Bank	1,668,314	15.68	(1)	6.00	8.00
Total risk-based capital ratio:
The Company	1,828,935	17.22	(1)	8.00	NA
The Bank	1,795,929	16.91	(1)	8.00	10.00
Tier 1 leverage ratio:
The Company	1,701,327	11.49		4.00	NA
The Bank	1,668,314	11.27		4.00	5.00
(1) Ratio has been updated from previously reported % to correct immaterial error in the calculation of risk-weighted assets, which is the denominator used in calculating the ratio.

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

The Company has an ongoing share repurchase program and 4,868,357 shares were repurchased during 2018 at a weighted average price of $33.74. In 2017, 3,137,178 shares were repurchased at a weighted average price of $31.36. As of September 30, 2018, management had authorization from the Board of Directors to repurchase up to 2,032,598 additional shares.

In connection with the 2008 Troubled Asset Relief Program ("TARP"), the Company issued 1,707,456 warrants to purchase common stock at an exercise price of $17.31. In 2018, the Company exchanged 227,281 of these warrants with a value of $3,914,000. Warrants remaining outstanding were 102,936 as of September 30, 2018, and 330,217 as of September 30, 2017, and they have an expiration date of November 14, 2018. The outstanding warrants are considered in the calculation of diluted shares outstanding using the treasury stock method.
The following table sets forth information regarding earnings per share calculations.

Year ended September 30,	2018	2017	2016

Weighted average shares outstanding	85,008,040	88,905,457	91,399,038
Weighted average dilutive warrants	63,079	242,979	440,366
Weighted average dilutive options	38,724	75,771	73,514
Weighted average diluted shares	85,109,843	89,224,207	91,912,918

Net income (In thousands)	$203,850	$173,532	$164,049
Basic EPS	$2.40	$1.95	$1.79
Diluted EPS	2.40	1.94	1.78

NOTE P - FINANCIAL INFORMATION – WASHINGTON FEDERAL, INC.

The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

Condensed Statements of Financial Condition
	September 30, 2018	September 30, 2017
	(In thousands)
Assets
Cash	$20,334	$33,077
Investment in subsidiary	1,980,062	1,972,675
Total assets	$2,000,396	$2,005,752

Liabilities
Other liabilities	$3,488	$64
Total liabilities	3,488	64

Stockholders’ equity
Total stockholders’ equity	1,996,908	2,005,688
Total liabilities and stockholders’ equity	$2,000,396	$2,005,752

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

Condensed Statements of Operations
Twelve Months Ended September 30,	2018	2017	2016
	(In thousands)
Income
Dividends from subsidiary	$198,294	$171,500	$148,000
Total Income	198,294	171,500	148,000
Expense
Miscellaneous	439	435	435
Total expense	439	435	435

Net income (loss) before equity in undistributed net income (loss) of subsidiary	197,855	171,065	147,565
Equity in undistributed net income (loss) of subsidiaries	5,880	2,326	16,336
Income before income taxes	203,735	173,391	163,901
Income tax benefit (expense)	115	141	148
Net income	$203,850	$173,532	$164,049

Condensed Statements of Cash Flows
Twelve Months Ended September 30,	2018	2017	2016
	(In thousands)
Cash Flows From Operating Activities
Net income	$203,850	$173,532	$164,049
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income (loss) of subsidiaries	(5,880)	(2,326)	(16,336)
Stock based compensation expense	4,771	5,910	3,659
Decrease (increase) in other assets	—	15	(15)
Increase (decrease) in other liabilities	3,424	(2,699)	1,552
Net cash provided by (used in) operating activities	206,165	174,432	152,909

Cash Flows From Financing Activities
Proceeds from exercise of common stock options and related tax benefit	1,338	7,238	9,283
Warrants purchased	—	—	(7,744)
Treasury stock purchased	(164,249)	(98,374)	(87,850)
Dividends paid on common stock	(55,997)	(74,519)	(49,926)
Net cash provided by (used in) financing activities	(218,908)	(165,655)	(136,237)

Increase (decrease) in cash	(12,743)	8,777	16,672
Cash at beginning of year	33,077	24,300	7,628
Cash at end of year	$20,334	$33,077	$24,300

NOTE Q - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter for the years presented.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2018, 2017 AND 2016

Twelve Months Ended September 30, 2018	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$145,780	$149,079	$155,072	$157,152
Interest expense	30,045	31,778	35,220	37,901
Net interest income	115,735	117,301	119,852	119,251
Provision (release) for loan losses	—	(950)	1,000	(5,500)
Other operating income (including REO gain (loss), net)	6,841	12,309	12,619	12,207
Other operating expense	61,941	65,787	66,977	69,617
Income before income taxes	60,635	64,773	64,494	67,341
Income tax expense	8,965	15,502	13,100	15,826
Net income	$51,670	$49,271	$51,394	$51,515

Basic earnings per share	$0.59	$0.58	$0.61	$0.62
Diluted earnings per share	0.59	0.57	0.61	0.62
Cash dividends paid per share	0.15	0.17	0.17	0.18

Twelve Months Ended September 30, 2017	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$132,764	$136,198	$137,716	$142,240
Interest expense	29,612	28,471	29,101	29,808
Net interest income	103,152	107,727	108,615	112,432
Provision (release) for loan losses	—	(1,600)	—	(500)
Other operating income (including REO gain (loss), net)	12,294	10,931	13,798	16,686
Other operating expense	54,341	57,467	57,062	62,649
Income before income taxes	61,105	62,791	65,351	66,969
Income tax expense	19,859	20,721	21,239	20,865
Net income	$41,246	$42,070	$44,112	$46,104

Basic earnings per share	$0.46	$0.47	$0.49	$0.53
Diluted earnings per share	0.46	0.47	0.49	0.52
Cash dividends paid per share	0.14	0.40	0.15	0.15

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
The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of September 30, 2018. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 2013 version of its Internal Control-Integrated Framework. Based on its assessment, the Company's management believes that as of September 30, 2018, the Company's internal control over financial reporting was effective based on those criteria.
The Company's independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on the Company's internal control over financial reporting and their report follows.

November 19, 2018
Brent J. Beardall
President and Chief Executive Officer

Vincent L. Beatty
Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018, and 2017, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of September 30, 2018, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 19, 2018, expressed an unqualified opinion on the Company's internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Seattle, Washington
November 19, 2018

We have served as the Company’s auditor since at least 1982; however, an earlier year could not be reliably determined.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Washington Federal, Inc.
Seattle, Washington

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Office of the Comptroller of the Currency Instructions for Call Reports for Balance Sheet on schedule RC, Income Statement on schedule RI, and Changes in Bank Equity Capital on schedule RI-A. In our opinion, the Bank maintained, in all material respects, effective internal control over financial reporting as of September 30, 2018, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated statements of financial condition as of and for the year ended September 30, 2018, of the Company and our report dated November 19, 2018, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Seattle, Washington
November 19, 2018

Performance Graphs

The following graphs compare the cumulative total return to Washington Federal stockholders (stock price appreciation plus reinvested dividends) to the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended September 30, 2018, and since Washington Federal first became a publicly traded company on November 9, 1982, respectively. The graphs assume that $100 was invested on September 30, 2012, and November 9, 1982, respectively, in Washington Federal Common Stock, the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index, and that all dividends were reinvested. Management of Washington Federal cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

$255
$235
$215
$195
$175
$155
$135
$115
$95
2013
2014
2015
2016
2017
2018
WAFD
NASDAQ INDEX
NASDAQ FINANCIAL INDEX

$18,100
$16,100
$14,100
$12,100
$10,100
$8,100
$6,100
$4,100
$2,100
$100
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
WAFD
Nasdaq
Nasdaq-Fin

GENERAL CORPORATE AND
STOCKHOLDERS' INFORMATION

Corporate	425 Pike Street
Headquarters	Seattle, Washington 98101
(206) 624-7930

Independent	Deloitte & Touche LLP
Auditors	Seattle, Washington

Transfer Agent,	Shareholder inquiries regarding transfer
Registrar and	requirements, cash or stock dividends, lost
Dividend	certificates, consolidating records, correcting
Disbursing	a name or changing an address should be
Agent	directed to the transfer agent:
American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038
Telephone: 1-888-888-0315
www.amstock.com

Annual Meeting	The annual meeting of shareholders will be held at the Company's headquarters, 425 Pike Street, Seattle, Washington 98101 on January 16, 2019, at 2 p.m., Pacific Time.

Available
Information
To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company. Our annual report on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, amendments to those reports and other SEC filings of the Company are available through the Company's website:

www.washingtonfederal.com

Stock
Information	Washington Federal, Inc. is traded on the NASDAQ Global Select Market. The common stock symbol is WAFD. At September 30, 2018, there were approximately 1,200 shareholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2016	$35.30	$26.38	$0.14
March 31, 2017	35.15	31.70	0.40
June 30, 2017	34.85	31.55	0.15
September 30, 2017	34.40	29.85	0.15
December 31, 2017	35.40	32.95	0.15
March 31, 2018	37.35	33.65	0.17
June 30, 2018	34.55	31.45	0.17
September 30, 2018	35.20	31.85	0.18

Our Board of Directors' dividend policy is to review our financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a quarterly cash dividend to shareholders.

DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS	EXECUTIVE MANAGEMENT COMMITTEE

THOMAS J. KELLEY Chairman of the Board Retired Partner, Arthur Andersen LLP	BRENT J. BEARDALL President and Chief Executive Officer
BRENT J. BEARDALL President and Chief Executive Officer	VINCENT L. BEATTY Executive Vice President Chief Financial Officer
DAVID K. GRANT Managing Partner of Catalyst Storage Partners.	CATHY E. COOPER Executive Vice President Retail Banking
ANNA C. JOHNSON Senior Partner Scan East West Travel	ROBERT D. PETERS Executive Vice President Commercial Banking
S. STEVEN SINGH CEO and Chairman of the Board, Docker	KIM E. ROBISON Executive Vice President Operations
BARBARA L. SMITH, PhD. Owner, B. Smith Consulting Group	MARK A. SCHOONOVER Executive Vice President Chief Credit Officer
MARK N. TABBUTT Chairman of Saltchuk Resources
RANDALL H. TALBOT Managing Director of Talbot Financial, LLC.
ROY M. WHITEHEAD Former Chairman of the Board and former President and Chief Executive Officer

DIRECTOR EMERITUS
W. ALDEN HARRIS