Form 10-K, Exhibit 13
period 2019-09-30
WASHINGTON FEDERAL INC
filed 2019-11-20
CIK 936528

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2019 ANNUAL REPORT

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2019 ANNUAL REPORT

BUSINESS DESCRIPTION

Washington Federal Bank, National Association, a federally-insured national bank dba WaFd Bank (the “Bank” or “WaFd Bank”), was founded on April 24, 1917 in Ballard, Washington and is engaged primarily in providing lending, depository, insurance and other banking services to consumers, mid-sized to large businesses, and owners and developers of commercial real estate. Washington Federal, Inc., a Washington corporation (the “Company”), was formed as the Bank’s holding company in November, 1994. As used throughout this document, the terms “Washington Federal” or the “Company” refer to the Company and its consolidated subsidiaries, and the term “Bank” refers to the operating subsidiary, Washington Federal Bank, National Association. The Company is headquartered in Seattle, Washington.

On November 9, 1982 the Company listed and began trading on the NASDAQ. Profitable operations have been recorded every year since and the Company ranks in the top 15% of the 100 largest publicly traded U.S. banks in terms of capital strength. As of September 30, 2019, the stock traded at 100 times its original 1982 offering price, has paid 146 consecutive quarterly cash dividends and has returned 14,234% total shareholder return to those who invested 37 years ago.
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

FINANCIAL HIGHLIGHTS

As of and for the year end September 30,	2019	2018	% Change
	(In thousands, except per share and ratio data)
Assets	$16,474,910	$15,865,724	+3.8%
Cash and cash equivalents	419,158	268,650	+56.0
Investment securities	503,183	415,454	+21.1
Loans receivable, net	11,930,575	11,477,081	+4.0
Mortgage-backed securities	2,426,039	2,524,923	(3.9)
Customer deposits	11,990,764	11,387,146	+5.3
FHLB advances and other borrowings	2,250,000	2,330,000	(3.4)
Shareholders’ equity	2,032,995	1,996,908	+1.8
Net income	210,256	203,850	+3.1
Diluted earnings per share	2.61	2.40	+8.8
Dividends per share	0.79	0.67	+17.9
Shareholders’ equity per share	25.79	24.14	+6.8
Shares outstanding	78,841	82,711	(4.7)
Return on average shareholders’ equity	10.46%	10.16%	+3.0
Return on average assets	1.28	1.31	(2.3)
Efficiency ratio (1) (2)	52.09	50.37	+3.4

(1)	Calculated as total operating costs divided by net interest income, plus other income (excluding non-operating gains)

(2)	Efficiency ratio for the year ended September 30, 2018 excludes the impact of $8,550,000 reduction to non-interest income related to FDIC loss share valuation adjustments.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2019 ANNUAL REPORT

ANNUAL REPORT 2019

Fellow Shareholder,

Fiscal 2019 was another record-breaking year for your Company, Washington Federal. Net income for the year was $210,256,000, a 3.1% increase over the $203,850,000 generated last year. Earnings per share, perhaps the most important measure of performance for shareholders, increased to $2.61 per share, 8.8% higher than the previous record of $2.40 set in 2018. In this letter last year, I spoke of our stock trading below its intrinsic value at the time. It is gratifying to see how our stock appreciated in value since then, generating a total shareholder return of over 18% for the fiscal year.

Banking, if done correctly, should be a boring business. In its simplest form, a bank is a financial intermediary. We take in deposits from those who have worked hard and built a surplus and lend that money out to credit-worthy borrowers. The difference between what we earn on the loans and what we pay to depositors is the main driver of our profitability, known as the net interest margin. This year, we turned our focus to growing organically and found success growing deposits by $604 million or 5%. Even more importantly, we were able to grow transaction accounts by $501 million or 8%. We attribute this growth to significantly improved capabilities in our commercial treasury management system and a cloud-based online and mobile banking solution for our consumer clients. As of June 30, 2019, our weighted average market share of the total deposits in our eight states is only 0.87%, demonstrating the significant opportunity we have to gain additional market share if we’re able to execute on our vision of becoming a digital-first bank that anticipates the needs of our clients and makes banking simple, reliable and FAST.

Net loan growth totaled $453 million or 4% as market interest rates declined causing loan pre-payments to accelerate. The quality of loans originated is perhaps the most important attribute of banks that survive the downturns in economic cycles. Recessions happen, as do economic booms. The key from our perspective is to have a strong enough balance sheet to remain a reliable resource for our clients in both good times and bad. Acknowledging we are experiencing one of the longest economic expansions of our lifetimes, we are preparing for a potential downturn by maintaining:

1)	Strong tangible capital and an allowance for loan losses. Together, these totaled $1.9 billion at year end.

2)
Client selectivity. We underwrite loans assuming economic stresses will occur and seek borrowers who are fiscally conservative. This type of borrower typically does not maximize leverage and has capital and liquidity buffers to offset future volatility.

3)	Ample liquidity. At year end, we had on-balance-sheet liquidity of $2.8 billion plus an additional $5.9 billion in borrowing capacity.

Experience has shown we have historically taken less credit risk than our peers and it is our intent to continue to grant credit judiciously. That said, we understand that we can and likely will make mistakes that will become evident during the next downturn with the benefit of hindsight. Risks may be inherent in our balance sheet and the market today that are different than what we have faced historically. For these reasons, we believe in maintaining a capital level that is larger than most of our peers. The ratio we focus on is tangible common equity plus allowance as a percentage of tangible assets. As of September 30, 2019, this ratio was 11.48% and the bank ranked #15 of the largest 100 publicly traded banks in the United States.

As the saying goes, “beauty is in the eye of the beholder,” and the same can be said of stock valuations. I have increasingly been focused on a measure we refer to as “return on market cap.” It is calculated by taking after-tax earnings for the last four quarters and dividing by our current market capitalization. It is another way of looking at the very common price-to-earnings ratio. The return on market cap is simply the inverse of the P/E ratio. As of the writing of this letter, WAFD stock return on market cap is 7.26%. When compared to other available investments, coupled with our belief in our prospects for growth, we see the stock price still trading below its intrinsic value, and thus have continued to repurchase shares. Currently, the Board has authorized repurchases up to an additional 8 million shares.

As part of our strategic plan, we are intentionally increasing our investments in operations, specifically in the areas of technology and regulatory compliance. For the year, our operating expenses increased by $19 million or 7% and we expect to continue making investments that will improve the banking experience for our clients. One of our core values is that we are disciplined in our actions. In the area of expenses, that means if we make an investment, we expect to see results. What are some of the results of these investments?

1)	Organic growth of loans and deposits as mentioned above.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2019 ANNUAL REPORT

2)
Significant improvement in our net promoter score from 17 in 2017, to 34 in 2018 and now 48 in 2019. In terms of scale, a score of 50 is thought to be excellent and basically means that our clients are far more likely to recommend us today than they were three years ago.

3)	Our mobile bank app is now a 4.8-star rating, a significant improvement from the 2.5 stars one year ago.

Future investments will center on improved mobile and online banking experiences, more efficient loan origination systems, and the automation of back office workflows to better understand our clients and anticipate their needs.

During the year, we announced the evolution of our brand name to WaFd Bank. Through the years, we heard that the name “Washington Federal” caused confusion about what we did. Some told us they weren’t sure if we were a part of the Federal government or perhaps a credit union. We are solving this by re-branding to WaFd Bank. This name pays tribute to our incredible 102-year legacy of doing the right thing for our clients and shareholders, and at the same time confirms to the world we are a “bank.” The early feedback is quite positive, with most clients viewing this as a non-event. Some even tell us, “I thought that was already your name” or that “the new branding is fresh and clean.”

We were fortunate during the past year to attract two well-qualified directors onto our Board. Stephen Graham is a partner with the law firm Fenwick & West LLP with expertise in corporate governance, mergers and acquisitions and securities regulation matters. Linda Brower is a career banking executive, having served in leadership roles at both US Bank and WaFd Bank. She has significant experience in bank operations, human capital, technology and compliance. We welcome both Linda and Steve to our Board of Directors and believe they will both contribute to the long-term success of your company.

At the annual meeting in January, we will bid farewell to Director Anna Johnson, who will be stepping down from the Board after 25 years of dedicated service. Anna has played an integral part in setting the strategic direction for the bank and connecting us firmly to the values that serve as our foundation for all our decisions. A small business owner, she has provided unique perspective on the challenges our clients face and where the bank can add value.

Mr. Mark Schoonover is transitioning into retirement after ten years at the Bank as our Chief Credit Officer. Mark has been instrumental in executing our credit standards and working through the wave of problem assets that came with the Great Recession. Mr. Bob Peters is also transitioning into retirement from his role as the leader of our commercial bank for the last five years. Bob has significantly expanded our skillset in commercial banking and introduced the Bank to many clients that will help drive our growth going forward. Replacing Mark and Bob are Ryan Mauer as Chief Credit Officer and James Endrizzi as the Senior Vice President of Commercial Banking. We are fortunate to have their combined 50 years of banking experience and will benefit from their first-hand knowledge of what differentiates WaFd Bank from others in the industry.

I conclude by saying how thankful I am for the incredible team of employees that make WaFd Bank a special place. In addition to the financial results shown in this report, our team has contributed over 15,400 hours of community service and donated over $1,466,000 dollars to charitable causes. Because of the intelligence and hard work of the nearly 2,000 employees that choose to build their careers here, the record results described above were possible for all of us as shareholders.

I look forward to seeing you at your Company’s Annual Meeting of Shareholders, scheduled for the Washington Athletic Club, 1325 6th Avenue in downtown Seattle, on January 22, 2020 at 2 p.m. In the meantime, we invite you to help our business grow and prosper by referring your friends, neighbors, and the businesses you associate with to WaFd Bank for all their banking needs. We look forward to serving you in the coming new year.

Sincerely,

Brent J. Beardall
President and Chief Executive Officer

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
2019 ANNUAL REPORT

Back row from left to right: Ryan Mauer, Senior Vice President & Chief Credit Officer; Vince Beatty, Executive Vice President & Chief Financial Officer; Cathy Cooper, Executive Vice President Retail Banking; James Endrizzi, Senior Vice President Commercial Banking
Front row from left to right: Brent Beardall, President & Chief Executive Officer; Kim Robison, Executive Vice President Operations

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
You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties discussed elsewhere in this report, and under "Item 1A. Risk Factors” contained in our Form 10-K for the fiscal year ended September 30, 2019, and in any of the Company's other subsequent Securities and Exchange Commission filings, which could cause our future results to differ materially from the plans, objectives, goals, estimates, intentions and expectations expressed in forward-looking statements:

•	a deterioration in economic conditions, including declines in the real estate market and home sale volumes and financial stress on borrowers as a result of the uncertain economic environment;

•	the effects of a severe economic downturn, including high unemployment rates and declines in housing prices and property values, in the Company's primary market areas;

•	the effects of and changes in monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government;

•	fluctuations in interest rate risk and changes in market interest rates, including risk related to LIBOR reform;

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
Washington Federal Bank, National Association, a federally-insured national bank dba WaFd Bank (the “Bank” or “WaFd Bank”), was founded on April 24, 1917 in Ballard, Washington and is engaged primarily in providing lending, depository, insurance and other banking services to consumers, mid-sized to large businesses, and owners and developers of commercial real estate. Washington Federal, Inc., a Washington corporation (the “Company”), was formed as the Bank’s holding company in November, 1994. As used throughout this document, the terms “Washington Federal” or the “Company” refer to the Company and its consolidated subsidiaries, and the term “Bank” refers to the operating subsidiary, Washington Federal Bank, National Association. The Company is headquartered in Seattle, Washington.
The Company's fiscal year end is September 30. All references to 2019, 2018 and 2017 represent balances as of September 30, 2019, September 30, 2018, and September 30, 2017, or activity for the fiscal years then ended.
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

Based on management's assessment of the current interest rate environment, the Company has taken steps, including growing commercial loans having shorter average lives and transaction deposit accounts, to position itself for changing interest rates.

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
Net Interest Income Sensitivity. We estimate the sensitivity of our net interest income to changes in market interest rates using an interest rate simulation model that includes assumptions related to the level of balance sheet growth, deposit repricing characteristics and the rate of prepayments for multiple interest rate change scenarios. Interest rate sensitivity depends on certain

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

repricing characteristics in our interest-earning assets and interest-bearing liabilities, including the maturity structure of assets and liabilities and their repricing characteristics during the periods of changes in market interest rates. The analysis assumes a constant balance sheet. Actual results would differ from the assumptions used in this model, as management monitors and adjusts loan and deposit pricing and the size and composition of the balance sheet to respond to changing interest rates.

In the event of an immediate and parallel increase of 200 basis points in both short- and long-term interest rates, the model estimates that net interest income would increase by 1.4% in the next year. This compares to an estimated decrease of 1.9% as of the September 30, 2018, analysis. It is noted that a flattening yield curve where the spread between short-term rates and long-term rates decreases would likely result in lower net interest income. Management estimates that a gradual increase of 300 basis points in short-term rates and 100 basis points in long-term rates over two years would result in no meaningful change in net interest income in the first year and a decrease of 2.1% in the second year, assuming a constant balance sheet and no management intervention.

NPV Sensitivity. The NPV is an estimate of the market value of shareholders' equity at a point in time. It is derived by calculating the difference between the present value of expected cash flows from interest-earning assets and the present value of expected cash flows from interest-paying liabilities and off-balance-sheet contracts. The sensitivity of the NPV to changes in interest rates provides a longer term view of interest rate risk as it incorporates all future expected cash flows. As of September 30, 2019, in the event of an immediate and parallel increase of 200 basis points in interest rates, the NPV is estimated to decline by $258 million, or 10.5%, and the NPV-to-total assets ratio to decline to 13.9% from a base of 14.6%. As of September 30, 2018, in the event of an immediate and parallel increase of 200 basis points in interest rates, the NPV was estimated to decline by $418 million, or 18.2%, and the NPV-to-total assets ratio to decline to 12.9% from a base of 14.7%. The decrease in the sensitivity of the NPV ratio to this assumed change in interest rates is primarily due to the flattening of the yield curve and changes in balance sheet mix year over year.

Interest Rate Spread. The interest rate spread is measured as the difference between the rate on interest-earning assets and the rate on interest-bearing liabilities at the end of each period. The interest rate spread was 2.80% at September 30, 2019 and 2.90% at September 30, 2018. As of September 30, 2019, the weighted average rate on interest-earning assets increased by 3 basis points to 4.10% compared to September 30, 2018. The improved rate on interest-earning assets is due primarily to changes in asset mix as commercial loans comprised a higher proportion of assets. As of September 30, 2019, the weighted average rate on interest-bearing liabilities increased by 13 basis points to 1.30% compared to September 30, 2018. The higher rate on interest-bearing liabilities is due primarily to rising interest rates on customer deposits, partially offset by a lower rate on FHLB borrowings due to lower rates on new FHLB advances and maturing advances with higher rates.

	SEP 2019	JUN 2019	MAR 2019	DEC 2018	SEP 2018	JUN 2018	MAR 2018	DEC 2017
Interest rate on loans and mortgage-backed securities	4.25%	4.32%	4.32%	4.28%	4.19%	4.13%	4.06%	3.99%
Interest rate on other interest-earning assets	2.10	2.37	2.33	2.25	2.13	2.18	1.87	1.59
Combined, all interest-earning assets	4.10	4.21	4.20	4.17	4.07	4.01	3.94	3.85
Interest rate on customer accounts	1.08	1.13	1.09	0.99	0.87	0.75	0.65	0.57
Interest rate on borrowings	2.49	2.58	2.77	2.75	2.66	2.64	2.62	2.56
Combined cost of funds	1.30	1.39	1.39	1.31	1.17	1.08	0.99	0.93
Interest rate spread	2.80%	2.82%	2.81%	2.86%	2.90%	2.93%	2.95%	2.92%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The chart below shows the volatility of our period end net interest spread (dashed line measured against the right axis) compared to the relatively consistent growth in net interest income (solid line measured against the left axis). The relative consistency of net interest income is accomplished by actively managing the size and composition of the balance sheet through different rate cycles.

Net Interest Margin. The net interest margin is measured using the net interest income divided by average interest-earning assets for the period. The net interest margin decreased to 3.16% for the year ended September 30, 2019, from 3.27% for the year ended September 30, 2018. The yield on interest-earning assets increased 22 basis points to 4.42% and the cost of interest-bearing liabilities increased by 34 basis points to 1.34%. The higher yield on interest-earning assets is primarily the result of changes in asset mix as commercial loans comprised a higher proportion of assets. The higher cost on interest-bearing liabilities is due primarily to rising interest rates on customer deposits, partially offset by a lower rate on FHLB borrowings due to lower rates on new FHLB advances and maturing advances with higher rates.

For the year ended September 30, 2019, average interest-earning assets increased by 5.1% to $15,203,819,000, up from $14,459,452,000 for the year ended September 30, 2018. During 2019, average loans receivable increased $612,351,000, or 5.5%, while the combined average balances of mortgage-backed securities, other investment securities and cash increased by $126,052,000 or 4.0%. Management views organic loan growth as the highest and best use of capital; thus the focus on primarily growing loans receivable.

During 2019, average customer deposit accounts increased $594,681,000 or 5.4% and the average balance of FHLB borrowings increased by $149,095,000, or 6.3%, from 2018.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth the information explaining the changes in the net interest income and net interest margin for 2019 compared to the prior year.

	Twelve Months Ended September 30, 2019			Twelve Months Ended September 30, 2018
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(In thousands)			(In thousands)
Assets
Loans receivable	$11,814,480	$568,096	4.81%	$11,202,129	$515,807	4.60%
Mortgaged-backed securities	2,554,653	74,485	2.92	2,543,796	70,407	2.77
Cash & investments	699,340	22,290	3.19	584,145	15,456	2.65
FHLB & FRB stock	135,346	6,595	4.87	129,382	5,413	4.18

Total interest-earning assets	15,203,819	671,466	4.42%	14,459,452	607,083	4.20%
Other assets	1,160,302			1,155,819
Total assets	$16,364,121			$15,615,271

Liabilities and Equity
Customer accounts	$11,663,142	$122,216	1.05%	$11,068,461	$72,492	0.65%
FHLB advances	2,533,890	68,190	2.69	2,384,795	62,452	2.62

Total interest-bearing liabilities	14,197,032	190,406	1.34%	13,453,256	134,944	1.00%
Other liabilities	156,557			155,950
Total liabilities	14,353,589			13,609,206
Shareholders' equity	2,010,532			2,006,065
Total liabilities and equity	$16,364,121			$15,615,271
Net interest income		$481,060			$472,139
Net interest margin			3.16%			3.27%

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
The total allowance for loan losses increased by $2,277,000, or 1.76%, from $129,257,000 as of September 30, 2018, to $131,534,000 at September 30, 2019. As of September 30, 2019, the Company had $439,000 of specific reserves for loans deemed to be individually impaired and the remaining balance of $131,095,000 is general allowance, which was comprised of $78,280,000 related to HLF and $52,815,000 related to QLF. The Company released $1,650,000 of allowance for loan losses in 2019 due primarily to net recoveries of $3,577,000, comprised of $15,053,000 in recoveries and $11,476,000 in charge offs, partially offset by reserving for overall growth in the loan portfolio.

Unfunded commitments tend to vary depending on the Company's loan mix and the proportionate share of commercial loans. The reserve for unfunded loan commitments was $6,900,000 as of September 30, 2019, compared to $7,250,000 as of September 30, 2018.
The ratio of the allowance for loan losses and reserves for unfunded loan commitments to total gross loans was 1.04% as of September 30, 2019, and 1.06% as of September 30, 2018. Management believes the allowance for loan losses and reserves for unfunded loan commitments is sufficient to absorb estimated losses inherent in the portfolio of loans and unfunded commitments.
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
The balance of outstanding TDRs decreased to $121,677,000 as of September 30, 2019, from $156,858,000 as of September 30, 2018. As of September 30, 2019, 95.9% of the restructured loans were performing. During 2019, there were additions of $1,265,000 and reductions of $36,445,000 due to prepayments and transfers to real estate owned ("REO"). As of September 30, 2019, 92.0% of restructured loans are comprised of single-family residential loans.

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
Non-performing assets. Non-performing assets were $43,826,000, or 0.27% of total assets, at September 30, 2019, compared to $70,093,000, or 0.44% of total assets, at September 30, 2018.
The following table provides detail related to the Company's non-performing assets.

	September 30,
Non-Performing Assets	2019	2018	$ Change	% Change
	(In thousands)
Non-accrual loans:
Single-family residential	$25,271	$27,643	$(2,372)	(8.6)%
Construction	—	2,427	(2,427)	(100.0)
Land – acquisition & development (A&D)	169	920	(751)	(81.6)
Land – consumer lot loans	246	787	(541)	(68.7)
Commercial real estate	5,835	8,971	(3,136)	(35.0)
Commercial & industrial	1,292	14,394	(13,102)	(91.0)
HELOC	907	523	384	73.4
Consumer	11	21	(10)	(47.6)
Total non-accrual loans	33,731	55,686	(21,955)	(39.4)
Real estate owned	6,781	11,298	(4,517)	(40.0)
Other property owned	3,314	3,109	205	6.6
Total non-performing assets	$43,826	$70,093	$(26,267)	(37.5)%
The ratio of the allowance for loan losses to non-accrual loans increased to 390% as of September 30, 2019, from 232% as of September 30, 2018.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of funds for the Company's activities are loan repayments (including prepayments), net deposit inflows, repayments and sales of investments, borrowings and retained earnings. The Company's principal sources of revenue are interest on loans and interest and dividends on investments.
The Company's shareholders' equity at September 30, 2019, was $2,032,995,000, or 12.34% of total assets, as compared to $1,996,908,000, or 12.59% of total assets, at September 30, 2018. The Company's shareholders' equity was impacted in the year by net income of $210,256,000, the payment of $63,318,000 in cash dividends, $123,854,000 of treasury stock purchases, as well as other comprehensive income of $6,998,000. The Company paid out 30.1% of its 2019 earnings in cash dividends to common shareholders, compared with 27.5% last year. For the year ended September 30, 2019, the Company returned 89.0% of net income to shareholders in the form of cash dividends and share repurchases as compared to 108.0% for the year ended September 30, 2018. Management believes the Company's strong net worth position allows it to manage balance sheet risk and provide the capital support needed for controlled growth in a regulated environment.
The Bank has a credit line with the Federal Home Loan Bank of Des Moines ("FHLB") up to 45% of total assets depending on specific collateral eligibility. This line provides a substantial source of additional liquidity if needed. As of September 30, 2019, the Bank had $2,340,944,000 of additional borrowing capacity at the FHLB.

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
The Company's cash and cash equivalents were $419,158,000 at September 30, 2019, which is a 56.0% increase from the balance of $268,650,000 as of September 30, 2018. See “Interest Rate Risk” above and the “Statement of Cash Flows” included in the financial statements for details regarding this change.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN FINANCIAL CONDITION
Cash and cash equivalents: Cash and cash equivalents increased to $419,158,000 at September 30, 2019, as compared to $268,650,000 at September 30, 2018. The change was primarily due to normal liquidity management activities.
Available-for-sale investment securities: Available-for-sale securities increased $170,785,000, or 13.0%, during the year ended September 30, 2019, to $1,485,742,000, primarily due to purchases of $358,709,000 partially offset by principal repayments of $224,118,000 and a change in net unrealized gain (loss) of $39,195,000. Sales of available-for-sale securities totaled $491,000 during the year ended September 30, 2019. As of September 30, 2019, the Company had a net unrealized gain on available-for-sale securities of $27,671,000, which is recorded net of tax as part of shareholders' equity.
Held-to-maturity investment securities: Held-to-maturity securities decreased by $181,940,000, or 11.2%, during the year ended September 30, 2019, to $1,443,480,000 primarily due to principal repayments and maturities of $178,147,000. There were no held-to-maturity securities purchased or sold during the year ended September 30, 2019. Rising interest rates may cause these securities to be subject to unrealized losses. As of September 30, 2019, the net unrealized gain on held-to-maturity securities was $19,615,000, which management attributes to the change of interest rates since acquisition.
Loans receivable: Loans receivable, net of related contra accounts, increased $453,494,000, or 4.0%, to $11,930,575,000 at September 30, 2019, from $11,477,081,000 one year earlier. This increase resulted primarily from originations of $4,120,471,000 and loan repayments of $3,638,622,000 during the year ended September 30, 2019. Commercial loan originations accounted for 72.1% of total originations and consumer originations were 27.9% as the Company continues to focus on commercial lending, coupled with growing economies in all major markets in which we operate.
The following table presents the gross loan balances by category and the year-over-year change.

	September 30, 2019		September 30, 2018		Change
	(In thousands)		(In thousands)		$	%
Gross loans by category
Single-family residential	$5,835,194	43.8%	$5,798,966	45.1%	$36,228	0.6%
Construction	2,038,052	15.3	1,890,668	14.7	147,384	7.8
Construction - custom	540,741	4.1	624,479	4.9	(83,738)	(13.4)
Land - acquisition & development	204,107	1.5	155,204	1.2	48,903	31.5
Land - consumer lot loans	99,694	0.7	102,036	0.8	(2,342)	(2.3)
Multi-family	1,422,674	10.7	1,385,125	10.8	37,549	2.7
Commercial real estate	1,631,170	12.3	1,452,168	11.3	179,002	12.3
Commercial & industrial	1,268,695	9.5	1,140,874	8.9	127,821	11.2
HELOC	142,178	1.1	130,852	1.0	11,326	8.7
Consumer	129,883	1.0	173,306	1.3	(43,423)	(25.1)
Total gross loans	13,312,388	100%	12,853,678	100%	458,710	3.6%
Less:
Allowance for probable losses	131,534		129,257		2,277	1.8
Loans in process	1,201,341		1,195,506		5,835	0.5
Net deferred fees, costs and discounts	48,938		51,834		(2,896)	(5.6)
Total loan contra accounts	1,381,813		1,376,597		5,216	0.4
Net loans	$11,930,575		$11,477,081		$453,494	4.0%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows the change in the geographic distribution by state of the gross loan portfolio.

September 30,	2019	2018	Change
Washington	42.7%	43.6%	(0.9)
Oregon	16.6	16.3	0.3
Arizona	11.9	12.4	(0.5)
Utah	7.5	7.8	(0.3)
Texas	7.4	6.0	1.4
New Mexico	5.3	5.1	0.2
Idaho	4.8	4.5	0.3
Nevada	2.1	2.1	—
Other (1)	1.7	2.2	(0.5)
	100%	100%
(1) Includes loans in other states and purchased loan pools.

Non-performing assets: NPAs decreased to $43,826,000 as of September 30, 2019, from $70,093,000 at September 30, 2018, a 37.5% decrease. The decrease was primarily a result of a $21,955,000 decrease in non-accrual loans and real estate owned declining by $4,517,000. Other property owned of $3,314,000 as of September 30, 2019 is comprised of $1,116,000 of equipment acquired through foreclosure on a commercial loan and a $2,198,000 government guarantee related to that same loan. Non-performing assets as a percentage of total assets was 0.27% at September 30, 2019, compared to 0.44% at September 30, 2018.

Restructured Loans: Total restructured loans declined to $121,677,000 as of September 30, 2019, from $156,858,000 as of September 30, 2018. As of September 30, 2019, $116,659,000 or 95.9% of the restructured loans were performing. Non-performing restructured loans of $5,018,000 are included in NPAs. Total non-performing assets and restructured loans as a percent of total assets has declined to 0.97% as of September 30, 2019, from 1.39% as of September 30, 2018.

Real estate owned: As of September 30, 2019, real estate owned totaled $6,781,000, a decrease of $4,517,000, or 40.0%, from $11,298,000 as of September 30, 2018, as the Company continued to liquidate foreclosed properties. During 2019, the Company sold real estate owned properties for total net proceeds of $8,659,000.

Interest Receivable: Interest receivable was $48,857,000 as of September 30, 2019, an increase of $1,562,000, or 3.3%, since September 30, 2018. The increase was primarily a result of the 4.0% rise in loans receivable partially offset by a slight decrease in interest rates.

Bank Owned Life Insurance: Bank-owned life insurance increased to $222,076,000 as of September 30, 2019 from $216,254,000 as of September 30, 2018, primarily as a result of increases in the cash surrender value of the policies. The investments in bank-owned life insurance serve to assist in funding the growth of employee benefit costs.
Intangible assets: The Company's intangible assets totaled $309,247,000 at September 30, 2019 compared to $311,286,000 as of September 30, 2018. The balance at September 30, 2019 is comprised of $301,368,000 of goodwill and the unamortized balance of the core deposit and other intangibles of $7,879,000.

Customer accounts: As of September 30, 2019, customer deposits totaled $11,990,764,000 compared with $11,387,146,000 at September 30, 2018, a $603,618,000, or 5.3%, increase. During 2019, the Company was able to increase transaction accounts by $501,458,000 or 7.6% and time deposits increased by $102,160,000 or 2.1%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

($ in thousands)	September 30, 2019			September 30, 2018
	Deposit Account Balance	As a % of Total Deposits	Weighted Average Rate	Deposit Account Balance	As a % of Total Deposits	Weighted Average Rate
Non-interest checking	$1,621,343	13.5%	—%	$1,401,226	12.4%	—%
Interest checking	1,984,576	16.6	0.61	1,778,520	15.6	0.50
Savings	753,574	6.3	0.13	836,501	7.3	0.11
Money market	2,724,308	22.7	0.82	2,566,096	22.5	0.65
Time deposits	4,906,963	40.9	1.91	4,804,803	42.2	1.50
Total	$11,990,764	100%	1.08%	$11,387,146	100%	0.87%

The following table shows the geographic distribution by state for customer deposits.

(In thousands) (1)	September 30, 2019		September 30, 2018		$ Change
Washington	$5,502,418	45.9%	$5,420,674	47.6%	$81,744
Oregon	2,337,401	19.5	2,176,713	19.1	160,688
Arizona	1,352,365	11.3	1,262,122	11.1	90,243
New Mexico	1,023,479	8.5	893,521	7.8	129,958
Idaho	867,250	7.2	822,497	7.2	44,753
Nevada	384,491	3.2	366,838	3.2	17,653
Utah	345,208	2.9	307,778	2.7	37,430
Texas	178,152	1.5	137,003	1.2	41,149
	$11,990,764	100%	$11,387,146	100%	$603,618

(1) During 2019, commercial account deposits that were previously serviced in and assigned to Washington were reassigned to their respective geographical region. September 30, 2018 amounts have been reclassified to align with the new assignments.
FHLB advances: Total FHLB advances were $2,250,000,000 at September 30, 2019, as compared to $2,330,000,000 at September 30, 2018. The weighted average rate for FHLB borrowings was 2.49% as of September 30, 2019 and 2.66% at September 30, 2018. The decrease is primarily due to lower rates on new FHLB advances and maturing advances with higher rates. The Company has entered into interest rate swaps to hedge interest rate risk and convert certain FHLB advances to fixed rate payments. Taking into account these hedges, the weighted average effective maturity of FHLB advances at September 30, 2019 is 2.8 years.
Contractual obligations: The following table presents the Company's significant fixed and determinable contractual obligations, within the categories described below, by contractual maturity or payment amount.

September 30, 2019	Total	Less than 1 Year	1 to 5 Years	Over 5 Years
	(In thousands)
Customer accounts (1)	$11,990,764	$10,573,640	$1,415,088	$2,036
Debt obligations (2)	2,250,000	950,000	1,150,000	150,000
Operating lease obligations	34,211	5,838	17,842	10,531
	$14,274,975	$11,529,478	$2,582,930	$162,567

(1) Includes non-maturing customer transaction accounts.
(2) Represents final maturities of debt obligations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

These obligations, except for the operating leases, are included in the Consolidated Statements of Financial Condition. The payment amounts of the operating lease obligations represent those amounts contractually due.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
For highlights of the quarter-by-quarter results for the years ended September 30, 2019, and 2018, see Note R, “Selected Quarterly Financial Data (Unaudited)”.
COMPARISON OF 2019 RESULTS WITH 2018
Net Income: Net income increased $6,406,000, or 3.1%, to $210,256,000 for the year ended September 30, 2019, as compared to $203,850,000 for the year ended September 30, 2018.
Net Interest Income: For the year ended September 30, 2019, net interest income was $481,060,000, an increase of $8,921,000 or 1.9% from the year ended September 30, 2018. The increase was primarily driven by a higher average balance on interest-earning assets partially offset by a decrease in net interest margin. For the year ended September 30, 2019, average earning assets increased 5.1% to $15,203,819,000, up from $14,459,452,000 for the year ended September 30, 2018. During 2019, the average balance of loans receivable increased $612,351,000 or 5.5%, while the combined average balances of mortgage backed securities, other investment securities and cash increased by $126,052,000 or 4.0%. The net interest margin decreased to 3.16% for the year ended September 30, 2019, from 3.27% for the year ended September 30, 2018. The yield on interest-earning assets increased 22 basis points to 4.42% and the cost of interest-bearing liabilities increased by 34 basis points to 1.34%. The higher yield on interest-earning assets is primarily the result of changes in mix as loans receivable comprised a greater proportion of interest-earning assets and commercial loans comprised a higher percentage of the loan portfolio. The higher cost on interest-bearing liabilities is due primarily to rising interest rates on customer deposits, partially offset by lower rates on new FHLB advances and maturing advances with higher rates.
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

Rate / Volume Analysis:

	Comparison of Year Ended September 30, 2019 and September 30, 2018
($ in thousands)	Volume	Rate	Total
Interest income:
Loans receivable	$28,489	$23,800	$52,289
Mortgaged-backed securities	298	3,780	4,078
Investments (1)	3,878	4,138	8,016

All interest-earning assets	32,665	31,718	64,383

Interest expense:
Customer accounts	3,992	45,732	49,724
FHLB advances and other borrowings	4,020	1,718	5,738

All interest-bearing liabilities	8,012	47,450	55,462

Change in net interest income	$24,653	$(15,732)	$8,921

(1) Includes interest on cash equivalents and dividends on FHLB & FRB stock.

Provision (Release) for Loan Losses: The Company recorded a release of allowance for loan losses of $1,650,000 for the year ended September 30, 2019, as compared to a release of $5,450,000 for the year ended September 30, 2018. The releases recorded for both periods were a result of strong net recoveries and the overall quality of the loan portfolio as a result of a continued strong

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

economy, offset by reserving for net growth in the loan portfolio. The Company had recoveries, net of charge-offs, of $3,577,000 for the year ended September 30, 2019, compared with $11,050,000 of net recoveries for the year ended September 30, 2018.

Unfunded commitments tend to vary depending on our loan mix and the proportional share of commercial loans. The reserve for unfunded commitments was $6,900,000 as of September 30, 2019, which is a decrease from $7,250,000 at September 30, 2018. Management believes the allowance for loan losses plus the reserve for unfunded commitments, totaling $138,434,000, or 1.04% of gross loans, is sufficient to absorb estimated losses inherent in the portfolio. See Note E for further discussion and analysis of the allowance for loan losses as of and for the year ended September 30, 2019.

Other Income: Other income was $62,318,000 for the year ended September 30, 2019, an increase of $18,240,000, or 41.4%, from $44,078,000 for the year ended September 30, 2018. The increase is primarily due to a net gain of $10,200,000 recognized in 2019 from sales of fixed assets and $8,550,000 of expense recognized in 2018 related to termination of all remaining FDIC loss-share agreements. Deposit fee income was $24,882,000 for the year ended September 30, 2019, compared to $25,904,000 for the year ended September 30, 2018.

Other Expense: Operating expense was $283,063,000 for the year ended September 30, 2019, an increase of $18,741,000, or 7.1%, from the $264,322,000 for the year ended September 30, 2018. The Company has continued to make strategic investments in people, process and technology with the objectives of enhancing compliance, growing market share and ultimate earnings. These investments have led to higher operating expenses. Compensation and benefits costs increased $10,034,000 year-over-year. Information technology costs increased by $4,312,000 and other expenses increased by $4,491,000 as both were elevated primarily due to Bank Secrecy Act ("BSA") program enhancements and other technology platform improvements. The Company’s efficiency ratio of 52.1% for 2019 is higher than the 50.4% for 2018, the increase being due to higher expenses noted above partially offset by higher revenue in 2019. The number of staff, including part-time employees on a full-time equivalent basis, was 1,971 and 1,877 at September 30, 2019 and 2018, respectively. Total operating expense for the years ended September 30, 2019, and 2018 equaled 1.73% and 1.69%, respectively, of average assets.

Gain (Loss) on Real Estate Owned: Net gain on real estate owned was $810,000 for the year ended September 30, 2019, compared to a net loss of $102,000 for the year ended September 30, 2018. This amount includes ongoing maintenance expense, periodic valuation adjustments, and gains (losses) on sales of REO.

Income Tax Expense: Income tax expense was $52,519,000 for the year ended September 30, 2019, a decrease of $874,000, or 1.64%, from the $53,393,000 for the year ended September 30, 2018. The effective tax rate for 2019 was 19.99% as compared to 20.76% for the year ended September 30, 2018. On December 22, 2017, a new tax law was enacted that provides for significant changes to the U.S. Internal Revenue Code of 1986 (as amended), such as a reduction in the federal corporate tax rate from 35% to 21% effective from January 1, 2018 forward and changes or limitations to certain tax deductions. The Company has a fiscal year end of September 30, resulting in a blended federal statutory tax rate of 24.53% for its fiscal year 2018 and a rate of 21.00% for 2019. The effective tax rate of 19.99% for 2019 is lower than the statutory rate mainly due to the effect of state taxes, bank-owned life insurance, investments in low income housing tax credit partnerships and tax-exempt loans to municipal entities and other qualified borrowers as well as the resolution of a previously unrecognized tax benefit.

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

Provision (Release) for Loan Losses: The Company recorded a release of allowance for loan losses of $5,450,000 for the year ended September 30, 2018, as compared to a release of $2,100,000 for the year ended September 30, 2017. The releases recorded for both periods were a result of strong net recoveries and the overall quality of the loan portfolio as a result of a continued strong economy, offset by reserving for net growth in the loan portfolio. The Company had recoveries, net of charge-offs, of $11,050,000 for the year ended September 30, 2018, compared with $14,307,000 of net recoveries for the year ended September 30, 2017.

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

SELECTED FINANCIAL DATA

Year ended September 30,	2019	2018	2017	2016	2015
		(In thousands, except per share data)
Interest income	$671,466	$607,083	$548,918	$536,793	$530,553
Interest expense	190,406	134,944	116,992	116,544	117,072
Net interest income	481,060	472,139	431,926	420,249	413,481
Provision (reversal) for loan losses	(1,650)	(5,450)	(2,100)	(6,250)	(11,162)
Other income	63,128	43,976	53,709	57,082	49,727
Other expense	283,063	264,322	231,519	235,447	224,851
Income before income taxes	262,775	257,243	256,216	248,134	249,519
Income taxes	52,519	53,393	82,684	84,085	89,203
Net income	$210,256	$203,850	$173,532	$164,049	$160,316
Per share data
Basic earnings	$2.61	$2.40	$1.95	$1.79	$1.68
Diluted earnings	2.61	2.40	1.94	1.78	1.67
Cash dividends	0.79	0.67	0.84	0.55	0.54

September 30,	2019	2018	2017	2016	2015
Total assets	$16,474,910	$15,865,724	$15,253,580	$14,888,063	$14,568,324
Loans receivable, net	11,930,575	11,477,081	10,882,622	9,910,920	9,170,634
Mortgage-backed securities	2,426,039	2,524,923	2,489,544	2,490,510	2,906,440
Investment securities	503,183	415,454	423,521	849,983	1,117,339
Cash and cash equivalents	419,158	268,650	313,070	450,368	284,049
Customer accounts	11,990,764	11,387,146	10,835,008	10,600,852	10,631,703
FHLB advances	2,250,000	2,330,000	2,225,000	2,080,000	1,830,000
Shareholders’ equity	2,032,995	1,996,908	2,005,688	1,975,731	1,955,679
Number of
Customer accounts	450,375	449,339	449,793	491,098	517,871
Loans	37,551	37,992	39,688	41,418	41,036
Offices	238	235	237	238	247

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2019	September 30, 2018
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$419,158	$268,650
Available-for-sale securities, at fair value	1,485,742	1,314,957
Held-to-maturity securities, at amortized cost	1,443,480	1,625,420
Loans receivable, net of allowance for loan losses of $131,534 and $129,257	11,930,575	11,477,081
Interest receivable	48,857	47,295
Premises and equipment, net	274,015	267,995
Real estate owned	6,781	11,298
FHLB & FRB stock	123,990	127,190
Bank owned life insurance	222,076	216,254
Intangible assets, including goodwill of $301,368 and $301,368	309,247	311,286
Federal and state income tax assets, net	—	1,804
Other assets	210,989	196,494
	$16,474,910	$15,865,724
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$7,083,801	$6,582,343
Time deposit accounts	4,906,963	4,804,803
	11,990,764	11,387,146
FHLB advances	2,250,000	2,330,000
Advance payments by borrowers for taxes and insurance	57,830	57,417
Federal and state income tax liabilities, net	5,104	—
Accrued expenses and other liabilities	138,217	94,253
	14,441,915	13,868,816
Shareholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,539,806 and 135,343,417 shares issued; 78,841,463 and 82,710,911 shares outstanding	135,540	135,343
Paid-in capital	1,672,417	1,666,609
Accumulated other comprehensive income (loss), net of taxes	15,292	8,294
Treasury stock, at cost; 56,698,343 and 52,632,506 shares	(1,126,163)	(1,002,309)
Retained earnings	1,335,909	1,188,971
	2,032,995	1,996,908
	$16,474,910	$15,865,724

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended September 30,	2019	2018	2017
	(In thousands, except share data)
INTEREST INCOME
Loans receivable	$568,096	$515,807	$470,523
Mortgage-backed securities	74,485	70,407	60,612
Investment securities and cash equivalents	28,885	20,869	17,783
	671,466	607,083	548,918
INTEREST EXPENSE
Customer accounts	122,216	72,492	52,023
FHLB advances	68,190	62,452	64,969
	190,406	134,944	116,992
Net interest income	481,060	472,139	431,926
Provision (release) for loan losses	(1,650)	(5,450)	(2,100)
Net interest income after provision (release)	482,710	477,589	434,026

OTHER INCOME
Gain (loss) on sale of investment securities	(9)	—	3,499
FDIC loss share termination valuation adjustments	—	(8,550)	—
Loan fee income	3,941	3,804	4,290
Deposit fee income	24,882	25,904	22,643
Other income	33,504	22,920	21,783
	62,318	44,078	52,215
OTHER EXPENSE
Compensation and benefits	133,588	123,554	112,257
Occupancy	38,579	36,453	35,260
FDIC insurance premiums	9,808	11,592	11,410
Product delivery	15,934	16,372	13,972
Information technology	38,955	34,643	28,859
Other expense	46,199	41,708	29,761
	283,063	264,322	231,519
Gain (loss) on real estate owned, net	810	(102)	1,494
Income before income taxes	262,775	257,243	256,216
Income tax expense (benefit)
Current	50,933	44,557	92,795
Deferred	1,586	8,836	(10,111)
	52,519	53,393	82,684
NET INCOME	$210,256	$203,850	$173,532

PER SHARE DATA
Basic earnings per share	$2.61	$2.40	$1.95
Diluted earnings per share	2.61	2.40	1.94
Dividends paid on common stock per share	0.79	0.67	0.84
Basic weighted average number of shares outstanding	80,471,316	85,008,040	88,905,457
Diluted weighted average number of shares outstanding	80,495,163	85,109,843	89,224,207

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year ended September 30,	2019	2018	2017
	(In thousands)
Net income	$210,256	$203,850	$173,532
Other comprehensive income (loss) net of tax:
Net unrealized gains (losses) on available-for-sale securities	39,195	(21,136)	(7,587)
Reclassification adjustment of net gain (loss) from sale of available-for-sale securities included in net income	(9)	—	3,499
Related tax benefit (expense)	(8,915)	6,156	1,503
	30,271	(14,980)	(2,585)

Net unrealized gain (loss) on long-term borrowing hedges	(30,127)	23,943	29,653
Related tax benefit (expense)	6,854	(5,684)	(10,897)
	(23,273)	18,259	18,756

Other comprehensive income (loss)	6,998	3,279	16,171
Comprehensive income	$217,254	$207,129	$189,703

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In thousands)	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

Balance at September 30, 2016	$134,308	$1,648,388	$943,877	$(11,156)	$(739,686)	$1,975,731

Net income			173,532			173,532
Other comprehensive income (loss)				16,171		16,171
Dividends on common stock			(74,519)			(74,519)
Proceeds from stock-based awards	317	6,921				7,238
Stock-based compensation expense	105	5,804				5,909
Repurchase of stock warrants	228	(228)				—
Treasury stock purchased					(98,374)	(98,374)
Balance at September 30, 2017	134,958	1,660,885	1,042,890	5,015	(838,060)	2,005,688

Adjustment pursuant to adoption of ASU 2018-02			(1,772)	1,772		—
Net income			203,850			203,850
Other comprehensive income (loss)				1,507		1,507
Dividends on common stock			(55,997)			(55,997)
Proceeds from stock-based awards	63	1,275				1,338
Stock-based compensation expense	209	4,562				4,771
Repurchase of stock warrants	113	(113)				—
Treasury stock purchased					(164,249)	(164,249)
Balance at September 30, 2018	135,343	1,666,609	1,188,971	8,294	(1,002,309)	1,996,908

Net income			210,256			210,256
Other comprehensive income (loss)				6,998		6,998
Dividends on common stock			(63,318)			(63,318)
Proceeds from stock-based awards	39	701				740
Stock-based compensation expense	119	5,146				5,265
Repurchase of stock warrants	39	(39)				—
Treasury stock purchased					(123,854)	(123,854)
Balance at September 30, 2019	$135,540	$1,672,417	$1,335,909	$15,292	$(1,126,163)	$2,032,995

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2019	2018	2017
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$210,256	$203,850	$173,532
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	31,058	46,735	41,680
Cash received from (paid to) FDIC under loss share	—	1,595	584
Stock compensation expense	5,265	4,771	5,909
Provision (release) for loan losses	(1,650)	(5,450)	(2,100)
Loss (gain) on sale of investment securities	9	—	(3,499)
Decrease (increase) in accrued interest receivable	(1,562)	(5,652)	(3,974)
Decrease (increase) in federal and state income tax assets	1,804	(1,804)	16,047
Decrease (increase) in cash surrender value of bank owned life insurance	(5,822)	(5,992)	(6,498)
Gain on bank owned life insurance	—	(2,416)	(6,805)
Net realized (gain) loss on sales of premises and equipment and real estate owned	(12,484)	(1,450)	(1,673)
Decrease (increase) in other assets	(17,416)	(6,876)	7,974
Increase (decrease) in income tax liabilities	3,043	—	—
Increase (decrease) in accrued expenses and other liabilities	21,553	(36,609)	(41,477)
Net cash provided (used) by operating activities	234,054	190,702	179,700

CASH FLOWS FROM INVESTING ACTIVITIES
Origination of loans and principal repayments, net	(452,334)	(459,183)	(896,450)
Loans purchased	—	(143,605)	(72,856)
FHLB & FRB stock purchase	(532,600)	(530,000)	(183,609)
FHLB & FRB stock redeemed	535,800	525,800	177,824
Available-for-sale securities purchased	(358,709)	(272,780)	(76,367)
Principal payments and maturities of available-for-sale securities	224,118	199,008	367,713
Proceeds from sales of available-for-sale investment securities	491	—	362,829
Held-to-maturity securities purchased	—	(170,836)	(466,058)
Principal payments and maturities of held-to-maturity securities	178,147	187,812	229,716
Proceeds from sales of real estate owned	8,659	15,192	16,248
Proceeds from settlements of bank owned life insurance	—	3,484	10,096
Purchase of strategic investments	(5,000)	—	—
Net cash received (paid) in business combinations	—	(2,211)	(3,370)
Proceeds from sales of premises and equipment	15,585	1	5,209
Premises and equipment purchased and REO improvements	(35,530)	(27,127)	(15,461)
Net cash provided (used) by investing activities	(421,373)	(674,445)	(544,536)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in customer accounts	603,846	552,445	234,460
Proceeds from borrowings	13,315,000	13,250,000	4,590,000
Repayments of borrowings	(13,395,000)	(13,145,000)	(4,445,000)
Proceeds from stock-based awards and related tax benefit	740	1,338	7,238
Dividends paid on common stock	(63,318)	(55,997)	(74,519)
Treasury stock purchased	(123,854)	(164,249)	(98,374)
Increase (decrease) in advance payments by borrowers for taxes and insurance	413	786	13,733
Net cash provided (used) by financing activities	337,827	439,323	227,538
Increase (decrease) in cash and cash equivalents	150,508	(44,420)	(137,298)
Cash and cash equivalents at beginning of year	268,650	313,070	450,368
Cash and cash equivalents at end of year	$419,158	$268,650	$313,070

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,	2019	2018	2017
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Non-cash investing activities
Real estate acquired through foreclosure	$1,839	$4,032	$3,266
Other personal property acquired through foreclosure	205	3,109	—
Non-cash financing activities
Stock issued upon exercise of warrants	1,082	3,914	7,632
Cash paid during the year for
Interest	194,277	133,722	111,333
Income taxes	33,545	44,260	54,078

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Company and nature of operations. Washington Federal Bank, National Association, a federally-insured national bank dba WaFd Bank (the “Bank” or “WaFd Bank”), was founded on April 24, 1917 in Ballard, Washington and is engaged primarily in providing lending, depository, insurance and other banking services to consumers, mid-sized to large businesses, and owners and developers of commercial real estate. Washington Federal, Inc., a Washington corporation (the “Company”), was formed as the Bank’s holding company in November, 1994. As used throughout this document, the terms “Washington Federal” or the “Company” refer to the Company and its consolidated subsidiaries, and the term “Bank” refers to the operating subsidiary, Washington Federal Bank, National Association. The Company is headquartered in Seattle, Washington. The Bank conducts its activities through a network of 234 bank branches located in Washington, Oregon, Idaho, Utah, Arizona, Nevada, New Mexico and Texas.
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
The Company's fiscal year end is September 30. All references to 2019, 2018 and 2017 represent balances as of September 30, 2019, September 30, 2018, and September 30, 2017, or activity for the fiscal years then ended.

Cash and cash equivalents. Cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and repurchase agreements with an initial maturity of three months or less.

Restricted cash balances - Based on the level of vault cash on hand, the Company was not required to maintain cash reserve balances with the Federal Reserve Bank as of September 30, 2019. As of September 30, 2019 and September 30, 2018, the Company pledged cash collateral related to derivative contracts of $31,850,000 and $18,000,000, respectively.

Equity securities - The Company records equity securities within Other assets in its Consolidated Statements of Financial Condition. Investments in equity securities with readily determinable fair values (marketable) are measured at fair value, with changes in the fair value recognized as a component of Other income in the Consolidated Statements of Operations. Investments in equity investments that do not have readily determinable fair values (non-marketable) are accounted for at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer, also referred to as the measurement alternative. Any adjustments to the carrying value of these investments are recorded in Other income in the Consolidated Statements of Operations.
Debt securities, including mortgage-backed securities. The Company accounts for debt securities in two categories: held-to-maturity and available-for-sale. Premiums and discounts on debt securities are deferred and recognized into income over the contractual life of the asset using the effective interest method.
Held-to-maturity securities are accounted for at amortized cost, but the Company must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category.
Available-for-sale securities are accounted for at fair value. Gains and losses realized on the sale of these securities are accounted for based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported net of the related tax effect in the accumulated other comprehensive income component of shareholders' equity.
Realized gains and losses on securities sold as well as other-than-temporary impairment charges, if any, are shown on the Consolidated Statements of Operations under the Other income heading. Management evaluates debt securities for other-than-

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

temporary impairment on a quarterly basis based on the securities' current credit quality, market interest rates, term to maturity and management's intent to sell the securities.

Off-balance-sheet credit exposures - The only material off-balance-sheet credit exposures are loans in process and unused lines of credit, which had a combined balance of $2,379,089,000 and $2,180,162,000 at September 30, 2019 and September 30, 2018, respectively. The Company estimates losses on off-balance-sheet credit exposures by allocating a loss percentage derived from historical loss factors for each asset class.
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
Non-accrual loans. Loans are placed on nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. The Bank does not accrue interest on loans 90 days or more past due. If payment is made on a loan so that the loan becomes less than 90 days past due, and the Bank expects full collection of principal and interest, the loan is returned to full accrual status. Any interest ultimately collected is credited to income in the period of recovery. A loan is charged-off when the loss is estimable and it is confirmed that the borrower is not expected to be able to meet contractual obligations.
If a consumer loan is on non-accrual status before becoming a TDR it will stay on non-accrual status following restructuring until it has been performing for at least six months, at which point it may be moved to accrual status. If a loan is on accrual status before it becomes a TDR, and management concludes that full repayment is probable based on internal evaluation, it will remain on accrual status following restructuring. If the restructured consumer loan does not perform, it is placed on non-accrual status when it is 90 days delinquent. For commercial loans, six consecutive payments on newly restructured loan terms are required prior to returning the loan to accrual status. In some instances, after the required six consecutive payments are made, management will conclude that collection of the entire principal and interest due is still in doubt. In those instances, the loan will remain on non-accrual status.
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
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

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
Last-of-layer loan portfolio hedges. The Company has entered into interest rate swaps to hedge the portion of the respective closed portfolios of prepayable mortgage loans that are expected to remain at the end of the hedge term. These hedges qualify as last-of-layer hedges under ASC 815 and provide for matching of the recognition of the gains and losses on the interest rate swap and the related hedged item.
Commercial loan hedges. The Company has entered into interest rate swaps to hedge long term fixed rate commercial loans. These hedges qualify as fair value hedges under ASC 815 and provide for matching of the recognition of the gains and losses on the interest rate swap and the related hedged loan.
Premises and equipment. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets. Costs for improvements are capitalized. Charges for ordinary maintenance and repairs are expensed to operations as incurred.
Real estate owned. Real estate properties acquired through foreclosure of loans or through acquisitions are recorded initially at fair value less selling costs and are subsequently recorded at lower of cost or fair value. Costs for improvements are capitalized. Any gains (losses) and maintenance costs are recorded in Gain (loss) on real estate owned, net.
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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

	Goodwill	Core Deposit and Other Intangibles	Total
	(In thousands)
Balance at September 30, 2017	$293,153	$5,529	$298,682
Additions (1)	8,215	6,595	14,810
Amortization (2)	—	(2,206)	(2,206)
Balance at September 30, 2018	301,368	9,918	311,286
Additions	—	—	—
Amortization	—	(2,039)	(2,039)
Balance at September 30, 2019	$301,368	$7,879	$309,247

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
The table below presents the estimated future amortization expense of core deposit and other intangibles for the next five years.

Fiscal Year	Expense
(In thousands)
2020	$1,984
2021	1,140
2022	804
2023	775
2024	755

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
Accounting for stock-based compensation. We recognize in the statement of operations the grant-date fair value of stock options and other equity-based forms of compensation issued to employees over the employees' requisite service period (generally the vesting period). The requisite service period may be subject to performance conditions. Stock options and restricted stock awards generally vest ratably over two to five years and are recognized as expense over that same period of time. The exercise price of each option equals the market price of the Company's common stock on the date of the grant, and the maximum term is ten years.

Certain grants of restricted stock are subject to performance-based and market-based vesting as well as other approved vesting conditions and cliff vest based on those conditions. Compensation expense is recognized over the service period to the extent restricted stock awards are expected to vest. See Note O for additional information.
Business segments. As the Company manages its business and operations on a consolidated basis, management has determined that there is one reportable business segment.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

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

On October 29, 2019, the Company issued a press release announcing a quarterly cash dividend of 21 cents per share to be paid on November 22, 2019, to common shareholders of record as of November 8, 2019. This is Washington Federal’s 147th consecutive quarterly cash dividend.

NOTE B - NEW ACCOUNTING PRONOUNCEMENTS

In April 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, that clarifies and improves areas of guidance related to the recently issued standards on credit losses (ASU 2016-13), hedging (ASU 2017-12), and recognition and measurement of financial instruments (ASU 2016-01). The amendments generally have the same effective dates as their related standards. If already adopted, the amendments of ASU 2016-01 and ASU 2016-13 are effective for fiscal years beginning after December 15, 2019 and the amendments of ASU 2017-12 are effective as of the beginning of the Company’s next annual reporting period; early adoption is permitted. The Company previously adopted both ASU 2017-12 and ASU 2016-01 and does not expect the amendments of ASU 2019-04 will have a material impact on its consolidated financial statements. The Company is continuing to evaluate the impact of ASU 2016-13 and will consider the amendments of ASU 2019-04 as part of that process.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The amendments in this ASU align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The amendments also require the entity to expense the capitalized implementation costs of a hosting arrangement that is a service contract over the term of the hosting arrangement, including reasonably certain renewal periods. The amendments in the ASU are effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period. The Company is assessing the impact that this guidance will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. This ASU adds, eliminates, and modifies certain disclosure requirements for fair value measurements. Among the changes, entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The ASU is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted. Entities are also allowed to elect early adoption of the eliminated or modified disclosure requirements and delay adoption of the added disclosure requirements until their effective date. As the ASU only revises disclosure requirements, this guidance will not have a material impact on the Company's consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses. The ASU, as amended, is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, trade and other receivables, net investments in leases and other commitments to extend credit held by a reporting entity at each reporting date. The amendments require that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The ASU eliminates the current

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

framework of recognizing probable incurred losses and instead requires an entity to use its current estimate of all expected credit losses over the contractual life. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets.

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

The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For most debt securities, the transition approach requires a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period the guidance is effective. For other-than-temporarily impaired debt securities and PCD assets, the guidance will be applied prospectively. The Company is currently in the process of evaluating the impact of the amended guidance on its consolidated financial statements and the reserve for credit losses may increase upon adoption given that the allowance will be required to cover the full remaining expected life of the portfolio upon adoption, rather than the incurred loss model under current U.S. GAAP. The extent of this increase is still being evaluated and will depend on economic conditions and the composition of the Company’s loan, lease and held-to-maturity securities portfolios at the time of adoption.

In February 2016, the FASB issued ASU 2016-02, Leases. The ASU, as amended, requires lessees to recognize a lease liability, which is a lessee's obligation to make lease payments arising from a lease, and a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. The guidance also simplifies the accounting for sale and leaseback transactions and introduces new disclosure requirements for leasing arrangements. Accounting by lessors is largely unchanged. The amendments are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company has adopted the standard effective October 1, 2019 utilizing the transition method allowed under ASU 2018-11 and will not restate comparative periods. The Company leases a number of properties under non-cancelable operating leases which will be subject to this ASU. We have elected the package of practical expedients permitted under the transition guidance, which allows us to carryforward our historical lease classification and our assessment on whether a contract is or contains a lease. We have also elected to keep leases with an initial term of 12 months or less off the balance sheet. The adoption of the new standard has resulted in an increase in other assets and an increase in other liabilities on October 1, 2019 that is not material. The Company has recognized no cumulative effect adjustment to the beginning balance of retained earnings upon adoption and there will be no material impact to our Consolidated Statement of Income as a result of this ASU.

NOTE C - INVESTMENT SECURITIES

The tables below provide detail regarding the amortized cost and fair value of available-for-sale and held-to-maturity investment securities.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

September 30, 2019	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
5 to 10 years	$65,287	$39	$(629)	$64,697	2.43%
Over 10 years	207,067	1	(987)	206,081	3.02
Corporate debt securities due
Within 1 year	43,903	411	—	44,314	3.65
1 to 5 years	70,000	689	(50)	70,639	3.29
5 to 10 years	92,931	1,879	—	94,810	3.27
Municipal bonds due
1 to 5 years	1,430	14	—	1,444	1.94
Over 10 years	20,303	895	—	21,198	6.45
Mortgage-backed securities
Agency pass-through certificates	957,150	26,533	(1,124)	982,559	3.29
	1,458,071	30,461	(2,790)	1,485,742	3.27
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,428,480	19,945	(337)	1,448,088	3.15
Commercial MBS	15,000	7	—	15,007	2.89
	1,443,480	19,952	(337)	1,463,095	3.15
	$2,901,551	$50,413	$(3,127)	$2,948,837	3.21%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

September 30, 2018	Amortized Cost	Gross Unrealized		Fair Value	Yield
		Gains	Losses
	(In thousands)
Available-for-sale securities
U.S. government and agency securities due
5 to 10 years	$60,872	$—	$(1,473)	$59,399	2.55%
Over 10 years	148,099	109	(314)	147,894	3.05
Equity securities
1 to 5 years	500	—	(12)	488	1.80
Corporate debt securities due
1 to 5 years	113,762	1,875	(13)	115,624	3.59
5 to 10 years	69,965	35	(929)	69,071	3.23
Municipal bonds due
1 to 5 years	1,398	—	(24)	1,374	2.05
Over 10 years	20,323	1,281	—	21,604	6.45
Mortgage-backed securities
Agency pass-through certificates	908,092	1,383	(13,434)	896,041	3.29
Commercial MBS	3,460	2	—	3,462	4.36
	1,326,471	4,685	(16,199)	1,314,957	3.30
Held-to-maturity securities
Mortgage-backed securities
Agency pass-through certificates	1,610,420	305	(76,983)	1,533,742	3.16
Commercial MBS	15,000	28	—	15,028	3.03
	1,625,420	333	(76,983)	1,548,770	3.16
	$2,951,891	$5,018	$(93,182)	$2,863,727	3.22%

The Company purchased $358,709,000 of available-for-sale investment securities and no held-to-maturity investment securities during 2019. Sales of available-for-sale securities totaled $491,000 and there were no sales of held-to-maturity investment securities in 2019. Substantially all mortgage-backed securities have contractual due dates that exceed 25 years.

The following table shows the gross unrealized losses and fair value of securities at September 30, 2019, and September 30, 2018, by length of time that individual securities in each category have been in a continuous loss position. Management believes that the declines in fair value of these investments are not an other-than-temporary impairment as these losses are due to a change in interest rates rather than any credit deterioration. The impairment is also deemed to be temporary because: 1) the Company does not intend to sell the security, and 2) it is not more likely than not that it will be required to sell the security before recovery of the entire amortized cost basis of the security.

	September 30, 2019
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate debt securities	$—	$—	$(50)	$24,950	$(50)	$24,950
U.S. government and agency securities	(656)	152,715	(960)	77,391	(1,616)	230,106
Mortgage-backed securities	(148)	87,895	(1,313)	270,802	(1,461)	358,697
	$(804)	$240,610	$(2,323)	$373,143	$(3,127)	$613,753

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

	September 30, 2018
	Less than 12 months		12 months or more		Total
	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value	Unrealized Gross Losses	Fair Value
	(In thousands)
Corporate debt securities	$(929)	$49,072	$(14)	$24,988	$(943)	$74,060
Municipal bonds	(24)	1,374	—	—	(24)	1,374
U.S. government and agency securities	(141)	37,565	(1,645)	76,499	(1,786)	114,064
Equity securities	(12)	488	—	—	(12)	488
Mortgage-backed securities	(28,748)	1,035,754	(61,669)	1,183,017	(90,417)	2,218,771
	$(29,854)	$1,124,253	$(63,328)	$1,284,504	$(93,182)	$2,408,757

NOTE D - LOANS RECEIVABLE

The following table is a summary of loans receivable.

	September 30, 2019		September 30, 2018
	(In thousands)		(In thousands)
Gross loans by category
Single-family residential	$5,835,194	43.8%	$5,798,966	45.1%
Construction	2,038,052	15.3	1,890,668	14.7
Construction - custom	540,741	4.1	624,479	4.9
Land - acquisition & development	204,107	1.5	155,204	1.2
Land - consumer lot loans	99,694	0.7	102,036	0.8
Multi-family	1,422,674	10.7	1,385,125	10.8
Commercial real estate	1,631,170	12.3	1,452,168	11.3
Commercial & industrial	1,268,695	9.5	1,140,874	8.9
HELOC	142,178	1.1	130,852	1.0
Consumer	129,883	1.0	173,306	1.3
Total gross loans	13,312,388	100%	12,853,678	100%
Less:
Allowance for probable losses	131,534		129,257
Loans in process	1,201,341		1,195,506
Net deferred fees, costs and discounts	48,938		51,834
Total loan contra accounts	1,381,813		1,376,597
Net loans	$11,930,575		$11,477,081

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

The following summary breaks down the Company's fixed rate and adjustable rate loans by time to maturity or to rate adjustment.

September 30, 2019
Fixed-Rate			Adjustable-Rate
Term To Maturity	Gross Loans	% of Gross Loans	Term To Rate Adjustment	Gross Loans	% of Gross Loans
	(In thousands)			(In thousands)
Within 1 year	$135,426	1.0%	Less than 1 year	$4,056,238	30.5%
1 to 3 years	416,285	3.1	1 to 3 years	558,197	4.2
3 to 5 years	341,838	2.6	3 to 5 years	489,151	3.7
5 to 10 years	993,685	7.5	5 to 10 years	110,934	0.8
10 to 20 years	1,059,127	8.0	10 to 20 years	32,242	0.2
Over 20 years	5,101,241	38.3	Over 20 years	18,024	0.1
	$8,047,602	60.5%		$5,264,786	39.5%

The following tables provide information regarding loans receivable by loan category and geography.

September 30, 2019	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	(In thousands)
Washington	$3,125,058	$351,771	$82,891	$61,534	$315,615	$482,453	$530,165	$521,049	$90,263	$83,818	$5,644,617
Oregon	694,577	353,388	50,195	13,228	61,699	430,749	294,574	287,922	1,376	14,780	2,202,488
Arizona	575,256	331,088	18,871	10,990	58,550	262,400	246,041	78,590	1,642	12,570	1,595,998
Utah	527,142	58,865	—	4,116	45,277	246,097	74,454	40,368	127	7,458	1,003,904
Texas	161,616	82,598	2,936	416	1,889	420,627	165,692	165,646	467	—	1,001,887
New Mexico	205,559	174,485	32,443	2,049	17,775	68,120	194,621	15,379	1,162	11,474	723,067
Idaho	321,184	43,446	16,771	4,658	27,499	88,956	91,725	34,125	84	8,932	637,380
Nevada	190,941	26,837	—	2,694	12,437	—	32,094	20,426	95	3,129	288,653
Other	33,861	196	—	9	—	38,650	1,804	105,190	34,667	17	214,394
	$5,835,194	$1,422,674	$204,107	$99,694	$540,741	$2,038,052	$1,631,170	$1,268,695	$129,883	$142,178	$13,312,388

Percentage by geographic area
September 30, 2019	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction	Commercial real estate	Commercial and industrial	Consumer	HELOC	Total
	As % of total gross loans
Washington	23.5%	2.7%	0.7%	0.5%	2.5%	3.6%	4.1%	3.8%	0.7%	0.6%	42.7%
Oregon	5.2	2.7	0.4	0.1	0.5	3.2	2.2	2.2	—	0.1	16.6
Arizona	4.3	2.5	0.1	0.1	0.4	2.0	1.8	0.6	—	0.1	11.9
Utah	4.0	0.4	—	—	0.3	1.8	0.6	0.3	—	0.1	7.5
Texas	1.2	0.6	—	—	—	3.2	1.2	1.2	—	—	7.4
New Mexico	1.5	1.3	0.2	—	0.1	0.5	1.5	0.1	—	0.1	5.3
Idaho	2.4	0.3	0.1	—	0.2	0.7	0.7	0.3	—	0.1	4.8
Nevada	1.4	0.2	—	—	0.1	—	0.2	0.2	—	—	2.1
Other	0.3	—	—	—	—	0.3	—	0.8	0.3	—	1.7
	43.8%	10.7%	1.5%	0.7%	4.1%	15.3%	12.3%	9.5%	1.0%	1.1%	100%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

Percentage by geographic area as a % of each loan type
September 30, 2019	Single - family residential	Multi- family	Land - A & D	Land - lot loans	Construction - custom	Construction	Commercial real estate	Commercial and industrial	Consumer	HELOC
	As % of total gross loans
Washington	53.6%	24.7%	40.6%	61.7%	58.4%	23.7%	32.5%	41.1%	69.5%	59.0%
Oregon	11.9	24.8	24.6	13.3	11.4	21.1	18.1	22.7	1.1	10.4
Arizona	9.9	23.3	9.2	11.0	10.8	12.9	15.1	6.2	1.3	8.8
Utah	9.0	4.1	—	4.1	8.4	12.1	4.6	3.2	0.1	5.2
Texas	2.8	5.8	1.4	0.4	0.3	20.6	10.2	13.1	0.4	—
New Mexico	3.5	12.3	15.9	2.1	3.3	3.3	11.9	1.2	0.9	8.1
Idaho	5.5	3.1	8.2	4.7	5.1	4.4	5.6	2.7	0.1	6.3
Nevada	3.3	1.9	—	2.7	2.3	—	2.0	1.6	0.1	2.2
Other	0.6	—	—	—	—	1.9	0.1	8.3	26.7	—
	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

The Company has granted loans to officers and directors of the Company and related interests. These loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of these loans, including unfunded commitments to lend, was $76,288,000 and $70,012,000 at September 30, 2019 and 2018, respectively. As of September 30, 2019, all of these loans were performing in accordance with contractual terms.

The following table provides additional information on impaired loans, loan commitments and loans serviced for others.

	September 30, 2019	September 30, 2018
	(In thousands)
Recorded investment in impaired loans	$149,546	$199,545
TDRs included in impaired loans	121,677	156,858
Specific reserves on impaired loans	439	517
Average balance of impaired loans for year ended	175,187	228,398
Interest income from impaired loans for year ended	7,918	10,232
Outstanding fixed-rate origination commitments	357,247	400,426
Gross loans serviced for others	102,282	77,958

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

The following table sets forth information regarding non-accrual loans.

	September 30, 2019		September 30, 2018
	(In thousands)		(In thousands)
Non-accrual loans:
Single-family residential	$25,271	74.9%	$27,643	49.6%
Construction	—	—	2,427	4.4
Land - acquisition & development	169	0.5	920	1.7
Land - consumer lot loans	246	0.7	787	1.4
Commercial real estate	5,835	17.3	8,971	16.1
Commercial & industrial	1,292	3.8	14,394	25.8
HELOC	907	2.7	523	0.9
Consumer	11	—	21	—
Total non-accrual loans	$33,731	100%	$55,686	100%
Non-accrual loans as % of total loans	0.28%		0.49%

The following tables break down delinquent loans by loan category and delinquency bucket.

September 30, 2019	Amount of Loans	Days Delinquent Based on $ Amount of Loans					% based on $
Loan type	Net of Loans in Process	Current	30	60	90	Total
	(In thousands)
Single-family residential	$5,835,186	$5,809,239	$3,672	$3,211	$19,064	$25,947	0.44%
Construction	1,164,889	1,164,889	—	—	—	—	—
Construction - custom	255,505	255,505	—	—	—	—	—
Land - acquisition & development	161,194	161,194	—	—	—	—	—
Land - consumer lot loans	99,694	98,916	112	619	47	778	0.78
Multi-family	1,422,652	1,422,652	—	—	—	—	—
Commercial real estate	1,631,171	1,625,509	1,614	285	3,763	5,662	0.35
Commercial & industrial	1,268,695	1,267,828	—	—	867	867	0.07
HELOC	142,178	140,718	580	183	697	1,460	1.03
Consumer	129,883	129,227	295	117	244	656	0.51
Total Loans	$12,111,047	$12,075,677	$6,273	$4,415	$24,682	$35,370	0.29%
Delinquency %		99.71%	0.05%	0.04%	0.20%	0.29%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

September 30, 2018	Amount of Loans	Days Delinquent Based on $ Amount of Loans					% based on $
Loan type	Net of Loans in Process	Current	30	60	90	Total
	(In thousands)
Single-family residential	$5,798,353	$5,768,253	$7,983	$3,562	$18,555	$30,100	0.52%
Construction	1,062,855	1,060,428	—	—	2,427	2,427	0.23
Construction - custom	289,192	289,192	—	—	—	—	—
Land - acquisition & development	123,560	122,620	—	270	670	940	0.76
Land - consumer lot loans	101,908	101,294	144	117	353	614	0.60
Multi-family	1,385,103	1,385,103	—	—	—	—	—
Commercial real estate	1,452,169	1,448,946	316	1,767	1,140	3,223	0.22
Commercial & industrial	1,140,874	1,130,836	—	—	10,038	10,038	0.88
HELOC	130,852	129,510	567	469	306	1,342	1.03
Consumer	173,306	172,777	172	328	29	529	0.31
Total Loans	$11,658,172	$11,608,959	$9,182	$6,513	$33,518	$49,213	0.42%
Delinquency %		99.58%	0.08%	0.06%	0.29%	0.42%

Most loans restructured in troubled debt restructurings ("TDRs") are accruing and performing loans where the borrower has proactively approached the Company about modifications due to temporary financial difficulties. Each request is individually evaluated for merit and likelihood of success. The concession for these loans is typically a payment reduction through a rate reduction of 100 to 200 bps for a specific term, usually six to 12 months. Interest-only payments may also be approved during the modification period. Principal forgiveness is not an available option for restructured loans. As of September 30, 2019, the outstanding balance of TDR's was $121,677,000 as compared to $156,858,000 as of September 30, 2018. As of September 30, 2019, 95.9% of the restructured loans were performing. Single-family residential loans comprised 92.0% of TDR loans as of September 30, 2019. The Company reserves for restructured loans within its allowance for loan loss methodology by taking into account the following performance indicators: 1) time since modification; 2) current payment status and 3) geographic area.

The following table provides information related to loans that were modified in a TDR during the periods presented.

	Twelve Months Ended September 30, 2019			Twelve Months Ended September 30, 2018
		Pre-Modification	Post-Modification		Pre-Modification	Post-Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
Troubled Debt Restructurings:	Contracts	Investment	Investment	Contracts	Investment	Investment
		(In thousands)			(In thousands)
Single-family residential	8	$1,225	$1,225	27	$5,070	$5,070
Land - acquisition & development	—	—	—	1	107	107
Land - consumer lot loans	1	40	40	—	—	—
Commercial real estate	—	—	—	1	120	120
Commercial & industrial	—	—	—	4	7,739	7,739
HELOC	—	—	—	2	95	95
Consumer	—	—	—	1	—	—
	9	$1,265	$1,265	36	$13,131	$13,131

The following table provides information on payment defaults occurring during the periods presented where the loan had been modified in a TDR within 12 months of the payment default.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

	Twelve Months Ended September 30, 2019		Twelve Months Ended September 30, 2018
	Number of	Recorded	Number of	Recorded
TDRs That Subsequently Defaulted:	Contracts	Investment	Contracts	Investment
	(In thousands)		(In thousands)
Single-family residential	7	$1,546	4	$433
HELOC	—	—	1	77
	7	$1,546	5	$510

NOTE E - ALLOWANCE FOR LOAN LOSSES

The following tables summarize the activity in the allowance for loan losses.

Twelve Months Ended September 30, 2019	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$33,033	$(268)	$1,020	$(2,797)	$30,988
Construction	31,317	—	99	888	32,304
Construction - custom	1,842	(1,973)	—	1,500	1,369
Land - acquisition & development	7,978	(107)	7,457	(6,173)	9,155
Land - consumer lot loans	2,164	(804)	719	64	2,143
Multi-family	8,329	—	—	(938)	7,391
Commercial real estate	11,852	(428)	1,102	644	13,170
Commercial & industrial	28,702	(5,782)	3,443	5,087	31,450
HELOC	781	(1,086)	46	1,362	1,103
Consumer	3,259	(1,028)	1,167	(937)	2,461
	$129,257	$(11,476)	$15,053	$(1,300)	$131,534

Twelve Months Ended September 30, 2018	Beginning Allowance	Charge-offs	Recoveries	Provision & Transfers	Ending Allowance
	(In thousands)
Single-family residential	$36,892	$(1,142)	$757	$(3,474)	$33,033
Construction	24,556	—	—	6,761	31,317
Construction - custom	1,944	(50)	—	(52)	1,842
Land - acquisition & development	6,829	(13)	14,223	(13,061)	7,978
Land - consumer lot loans	2,649	(67)	35	(453)	2,164
Multi-family	7,862	—	—	467	8,329
Commercial real estate	11,818	(36)	189	(119)	11,852
Commercial & industrial	28,524	(3,574)	714	3,038	28,702
HELOC	855	(668)	71	523	781
Consumer	1,144	(382)	993	1,504	3,259
	$123,073	$(5,932)	$16,982	$(4,866)	$129,257

The Company recorded a release of allowance for loan losses of $1,650,000 during the year ended September 30, 2019, as compared to a release of $5,450,000 for the year ended September 30, 2018. The credit quality of the portfolio has remained strong and economic conditions remain relatively stable.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

The Company had recoveries, net of charge-offs, of $3,577,000 for the year ended September 30, 2019, compared with net recoveries of $11,050,000 for the year ended September 30, 2018. A loan is charged-off when the loss is estimable and it is confirmed that the borrower is not expected to be able to meet its contractual obligations.

Non-accrual loans decreased to $33,731,000 as of September 30, 2019, from $55,686,000 as of September 30, 2018. Non-performing assets (“NPAs”) totaled $43,826,000, or 0.27% of total assets, at September 30, 2019, compared to $70,093,000, or 0.44% of total assets, as of September 30, 2018.

At September 30, 2019, $131,095,000 of the allowance was calculated under the Company's general allowance methodology and the remaining $439,000 represents specific reserves on loans deemed to be individually impaired.
The following tables show a summary of loans collectively and individually evaluated for impairment and the related general and specific reserves.

September 30, 2019	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Recorded Investment of Loans	Ratio	Specific Reserve Allocation	Recorded Investment of Loans	Ratio
	(In thousands)			(In thousands)
Single-family residential	$30,988	$5,822,200	0.5%	$—	$17,978	—%
Construction	32,304	1,164,889	2.8	—	—	—
Construction - custom	1,369	255,505	0.5	—	—	—
Land - acquisition & development	9,135	160,964	5.7	20	230	8.7
Land - consumer lot loans	2,143	95,574	2.2	—	375	—
Multi-family	7,387	1,422,266	0.5	4	385	1.0
Commercial real estate	12,847	1,618,406	0.8	323	12,765	2.5
Commercial & industrial	31,358	1,266,913	2.5	92	1,805	5.1
HELOC	1,103	140,378	0.8	—	837	—
Consumer	2,461	129,527	1.9	—	50	—
	$131,095	$12,076,622	1.1%	$439	$34,425	1.3%

September 30, 2018	Loans Collectively Evaluated for Impairment			Loans Individually Evaluated for Impairment
	General Reserve Allocation	Recorded Investment of Loans	Ratio	Specific Reserve Allocation	Recorded Investment of Loans	Ratio
	(In thousands)			(In thousands)
Single-family residential	$33,033	$5,782,870	0.6%	$—	$21,345	—%
Construction	31,317	1,060,428	3.0	—	2,427	—
Construction - custom	1,842	289,192	0.6	—	—	—
Land - acquisition & development	7,969	122,639	6.5	9	920	1.0
Land - consumer lot loans	2,164	96,583	2.2	—	507	—
Multi-family	8,325	1,384,655	0.6	4	448	1.0
Commercial real estate	11,702	1,432,791	0.8	150	19,378	0.8
Commercial & industrial	28,348	1,126,438	2.5	354	14,437	2.5
HELOC	781	128,715	0.6	—	1,162	—
Consumer	3,259	173,181	1.9	—	56	—
	$128,740	$11,597,492	1.1%	$517	$60,680	0.9%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

The following tables provide information on loans based on credit quality indicators (defined above).

September 30, 2019	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Loan type
Single-family residential	$5,808,444	$—	$26,750	$—	$—	$5,835,194
Construction	2,038,052	—	—	—	—	2,038,052
Construction - custom	540,741	—	—	—	—	540,741
Land - acquisition & development	200,283	—	3,824	—	—	204,107
Land - consumer lot loans	98,828	—	866	—	—	99,694
Multi-family	1,418,837	—	3,837	—	—	1,422,674
Commercial real estate	1,602,634	2,754	25,782	—	—	1,631,170
Commercial & industrial	1,229,891	18,125	20,679	—	—	1,268,695
HELOC	141,271	—	907	—	—	142,178
Consumer	129,872	—	11	—	—	129,883
Total gross loans	$13,208,853	$20,879	$82,656	$—	$—	$13,312,388

Total grade as a % of total gross loans	99.2%	0.2%	0.6%	—%	—%

September 30, 2018	Internally Assigned Grade					Total
	Pass	Special mention	Substandard	Doubtful	Loss	Gross Loans
	(In thousands)
Loan type
Single-family residential	$5,766,096	$—	$32,870	$—	$—	$5,798,966
Construction	1,886,304	1,937	2,427	—	—	1,890,668
Construction - custom	624,479	—	—	—	—	624,479
Land - acquisition & development	152,984	—	2,220	—	—	155,204
Land - consumer lot loans	101,249	—	787	—	—	102,036
Multi-family	1,378,803	1,633	4,689	—	—	1,385,125
Commercial real estate	1,421,602	7,114	23,452	—	—	1,452,168
Commercial & industrial	1,093,405	16,513	30,956	—	—	1,140,874
HELOC	130,330	—	522	—	—	130,852
Consumer	173,285	—	21	—	—	173,306
Total gross loans	$12,728,537	$27,197	$97,944	$—	$—	$12,853,678

Total grade as a % of total gross loans	99.0%	0.2%	0.8%	—%	—%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

The following tables provide information on gross loans based on payment activity.

September 30, 2019	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,809,923	99.6%	$25,271	0.4%
Construction	2,038,052	100.0	—	—
Construction - custom	540,741	100.0	—	—
Land - acquisition & development	203,938	99.9	169	0.1
Land - consumer lot loans	99,448	99.8	246	0.2
Multi-family	1,422,674	100.0	—	—
Commercial real estate	1,625,335	99.6	5,835	0.4
Commercial & industrial	1,267,403	99.9	1,292	0.1
HELOC	141,271	99.4	907	0.6
Consumer	129,872	100.0	11	—
	$13,278,657	99.7%	$33,731	0.3%

September 30, 2018	Performing Loans		Non-Performing Loans
	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
	(In thousands)		(In thousands)
Single-family residential	$5,771,323	99.5%	$27,643	0.5%
Construction	1,888,241	99.9	2,427	0.1
Construction - custom	624,479	100.0	—	—
Land - acquisition & development	154,284	99.4	920	0.6
Land - consumer lot loans	101,249	99.2	787	0.8
Multi-family	1,385,125	100.0	—	—
Commercial real estate	1,443,197	99.4	8,971	0.6
Commercial & industrial	1,126,480	98.7	14,394	1.3
HELOC	130,329	99.6	523	0.4
Consumer	173,285	100.0	21	—
	$12,797,992	99.6%	$55,686	0.4%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

The following tables provide information on impaired loans by loan category.

September 30, 2019	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
Impaired loans with no related allowance recorded:
Single-family residential	$17,979	$19,252	$—		$16,685
Construction	—	—	—		1,172
Construction - custom	—	—	—		251
Land - acquisition & development	78	143	—		290
Land - consumer lot loans	344	848	—		287
Multi-family	—	—	—		286
Commercial real estate	7,467	11,881	—		8,890
Commercial & industrial	1,114	5,312	—		7,168
HELOC	837	931	—		597
Consumer	50	119	—		23
	27,869	38,486	—		35,649
Impaired loans with an allowance recorded:
Single-family residential	112,042	114,609	2,208		125,976
Land - acquisition & development	91	152	—		99
Land - consumer lot loans	3,556	3,695	20		4,324
Multi-family	385	385	4		418
Commercial real estate	4,168	5,298	323		5,160
Commercial & industrial	426	691	92		2,535
HELOC	949	963	—		961
Consumer	60	282	—		65
	121,677	126,075	2,647	(1)	139,538
Total:
Single-family residential	130,021	133,861	2,208		142,661
Construction	—	—	—		1,172
Construction - custom	—	—	—		251
Land - acquisition & development	169	295	—		389
Land - consumer lot loans	3,900	4,543	20		4,611
Multi-family	385	385	4		704
Commercial real estate	11,635	17,179	323		14,050
Commercial & industrial	1,540	6,003	92		9,703
HELOC	1,786	1,894	—		1,558
Consumer	110	401	—		88
	$149,546	$164,561	$2,647	(1)	$175,187
____________________

(1)	Includes $439,000 of specific reserves and $2,208,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

September 30, 2018	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment
	(In thousands)
Impaired loans with no related allowance recorded:
Single-family residential	$18,872	$20,050	$—		$20,097
Construction	2,698	2,818	—		1,349
Construction - custom	—	—	—		74
Land - acquisition & development	814	814	—		572
Land - consumer lot loans	311	336	—		260
Multi-family	—	—	—		70
Commercial real estate	9,425	14,035	—		11,158
Commercial & industrial	10,137	10,146	—		9,208
HELOC	410	1,170	—		450
Consumer	20	56	—		54
	42,687	49,425	—		43,292
Impaired loans with an allowance recorded:
Single-family residential	139,796	143,099	2,871		161,729
Land - acquisition & development	107	157	—		39
Land - consumer lot loans	4,916	5,290	9		6,449
Multi-family	448	448	4		471
Commercial real estate	6,254	7,733	150		10,445
Commercial & industrial	4,291	7,506	354		4,495
HELOC	976	984	—		1,395
Consumer	70	70	—		83
	156,858	165,287	3,388	(1)	185,106
Total:
Single-family residential	158,668	163,149	2,871		181,826
Construction	2,698	2,818	—		1,349
Construction - custom	—	—	—		74
Land - acquisition & development	921	971	—		611
Land - consumer lot loans	5,227	5,626	9		6,709
Multi-family	448	448	4		541
Commercial real estate	15,679	21,768	150		21,603
Commercial & industrial	14,428	17,652	354		13,703
HELOC	1,386	2,154	—		1,845
Consumer	90	126	—		137
	$199,545	$214,712	$3,388	(1)	$228,398

____________________

(1)	Includes $517,000 of specific reserves and $2,871,000 included in the general reserves.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

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
The Company offers interest rate swaps to its variable rate borrowers who want to manage their interest rate risk. At the same time, the Company enters into the opposite trade with a counter party to offset its interest rate risk. The Company has also entered various forms of fair value hedges and cash flow hedges using interest rate swaps. The fair value of these interest rate swaps are estimated by a third party pricing service using a discounted cash flow technique. These are considered a Level 2 input method.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

The following table presents the balance and level in the fair value hierarchy for assets and liabilities that are measured at fair value on a recurring basis.

	September 30, 2019
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
U.S. government and agency securities	$—	$270,778	$—	$270,778
Municipal bonds	—	22,642	—	22,642
Corporate debt securities	—	209,763	—	209,763
Mortgage-backed securities
Agency pass-through certificates	—	982,559	—	982,559
Total Available-for-sale securities	—	1,485,742	—	1,485,742
Client swap program hedges	—	20,381	—	20,381
Mortgage loan fair value hedges	—	1,608	—	1,608
Total Financial Assets	$—	$1,507,731	$—	$1,507,731

Financial Liabilities
Client swap program hedges	$—	$20,381	$—	$20,381
Commercial loan fair value hedges	—	4,288	—	4,288
Borrowings cash flow hedges	—	7,877	—	7,877
Total Financial Liabilities	$—	$32,546	$—	$32,546

There were no transfers between, into and/or out of Levels 1, 2 or 3 during the year ended September 30, 2019.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

	September 30, 2018
	Level 1	Level 2	Level 3	Total
	(In thousands)
Available-for-sale securities
Equity securities	$488	$—	$—	$488
U.S. government and agency securities	—	207,293	—	207,293
Municipal bonds	—	22,978	—	22,978
Corporate debt securities	—	184,695	—	184,695
Mortgage-backed securities
Agency pass-through certificates	—	896,041	—	896,041
Commercial MBS	—	3,462	—	3,462
Total Available-for-sale securities	488	1,314,469	—	1,314,957
Client swap program hedges	—	12,731	—	12,731
Commercial loan fair value hedges	—	3,857	—	3,857
Borrowings cash flow hedges	—	22,250	—	22,250
Total Financial Assets	$488	$1,353,307	$—	$1,353,795

Financial Liabilities
Client swap program hedges	$—	$12,731	$—	$12,731
Total Financial Liabilities	$—	$12,731	$—	$12,731
There were no transfers between, into and/or out of Level 1, 2 or 3 during the year ended September 30, 2018.
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

When management determines that the fair value of the collateral dependent impaired loans or the real estate owned requires additional adjustments, either as a result of an updated appraised value or when there is no observable market price, the Company classifies the impaired loan or real estate owned as Level 3. Level 3 assets recorded at fair value on a nonrecurring basis represent impaired loans for which a specific reserve is recorded or a partial charge-off was recorded based on the fair value of collateral, as well as real estate owned where the fair value of the property was less than the cost basis.

The following table presents the recorded balance of assets that were measured at estimated fair value on a nonrecurring basis for the periods presented, and the total gains (losses) resulting from those fair value adjustments for the periods presented. The estimated fair values are presented gross of estimated selling costs.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

	September 30, 2019				Three Months Ended September 30, 2019	Twelve Months Ended September 30, 2019
	Level 1	Level 2	Level 3	Total	Total Gains (Losses)
	(In thousands)
Impaired loans (1)	$—	$—	$6,662	$6,662	$(2,176)	$(7,796)
Real estate owned (2)	—	—	7,307	7,307	(275)	119
Balance at end of period	$—	$—	$13,969	$13,969	$(2,451)	$(7,677)

(1)	The gains (losses) represent remeasurements of collateral-dependent impaired loans.

(2)	The gains (losses) represent aggregate writedowns and charge-offs on real estate owned.

	September 30, 2018				Three Months Ended September 30, 2018	Twelve Months Ended September 30, 2018
	Level 1	Level 2	Level 3	Total	Total Gains (Losses)
	(In thousands)
Impaired loans (1)	$—	$—	$16,500	$16,500	$(707)	$(4,800)
Real estate owned (2)	—	—	7,455	7,455	(126)	(782)
Balance at end of period	$—	$—	$23,955	$23,955	$(833)	$(5,582)

(1)	The gains (losses) represent remeasurements of collateral-dependent impaired loans.

(2)	The gains (losses) represent aggregate writedowns and charge-offs on real estate owned.
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
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

		September 30, 2019		September 30, 2018
	Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(In thousands)
Financial assets
Cash and cash equivalents	1	$419,158	$419,158	$268,650	$268,650
Available-for-sale securities:
Equity securities	1	—	—	488	488
U.S. government and agency securities	2	270,778	270,778	207,293	207,293
Municipal bonds	2	22,642	22,642	22,978	22,978
Corporate debt securities	2	209,763	209,763	184,695	184,695
Mortgage-backed securities
Agency pass-through certificates	2	982,559	982,559	896,041	896,041
Commercial MBS	2	—	—	3,462	3,462
Total available-for-sale securities		1,485,742	1,485,742	1,314,957	1,314,957
Held-to-maturity securities:
Mortgage-backed securities
Agency pass-through certificates	2	1,428,480	1,448,088	1,610,420	1,533,742
Commercial MBS		15,000	15,007	15,000	15,028
Total held-to-maturity securities		1,443,480	1,463,095	1,625,420	1,548,770

Loans receivable	3	11,930,575	12,617,600	11,477,081	11,556,326
FHLB and FRB stock	2	123,990	123,990	127,190	127,190
Other assets - client swap program hedges	2	20,381	20,381	12,731	12,731
Other assets - commercial loan fair value hedges	2	—	—	3,857	3,857
Other assets - mortgage loan fair value hedges	2	1,608	1,608	—	—
Other assets - borrowings cash flow hedges	2	—	—	22,250	22,250

Financial liabilities
Time deposits	2	4,906,963	4,937,847	4,804,803	4,779,040
FHLB advances and other borrowings	2	2,250,000	2,282,887	2,330,000	2,316,964
Other liabilities - client swap program hedges	2	20,381	20,381	12,731	12,731
Other liabilities - commercial loan fair value hedges	2	4,288	4,288	—	—
Other liabilities - borrowings cash flow hedges	2	7,877	7,877	—	—

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
Loans receivable – Fair values are estimated first by stratifying the portfolios of loans with similar financial characteristics. Loans are segregated by type such as multi-family real estate, residential mortgage, construction, commercial, consumer and land loans. Each loan category is further segmented into fixed- and adjustable-rate interest terms. For residential mortgages and multi-family

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

loans, the bank determined that its best exit price was by securitization. MBS benchmark prices are used as a base price, with further loan level pricing adjustments made based on individual loan characteristics such as FICO score, LTV, Property Type and occupancy. For all other loan categories an estimate of fair value is then calculated based on discounted cash flows using a discount rate offered and observed in the market on similar products, plus an adjustment for liquidity to reflect the non-homogeneous nature of the loans, as well as an annual loss rate based on historical losses to arrive at an estimated exit price fair value. Fair value for impaired loans is also based on recent appraisals or estimated cash flows discounted using rates commensurate with risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.
FHLB and FRB stock – The fair value is based upon the par value of the stock which equates to its carrying value.
Time deposits – The fair value of fixed-maturity time deposits is estimated by discounting the estimated future cash flows using the rates currently offered for deposits with similar remaining maturities.
FHLB advances – The fair value of FHLB advances and other borrowings is estimated by discounting the estimated future cash flows using rates currently available to the Company for debt with similar remaining maturities.
Interest rate swaps – The Bank offers interest rate swaps to its variable rate borrowers who want to manage their interest rate risk. At the same time, the Bank enters into the opposite trade with a counterparty to offset its interest rate risk. The Bank also uses interest rate swaps for various fair value hedges and cash flow hedges. The fair value of interest rate swaps are estimated by a third-party pricing service using a discounted cash flow technique.

NOTE G - DERIVATIVES AND HEDGING ACTIVITIES

On October 1, 2018, the Company early adopted ASU 2017-12, Targeted Improvements to Accounting for Hedge Activities. This standard primarily impacts the accounting for derivatives designated as fair value and cash flow accounting hedges.

The following tables present the fair value, notional amount and balance sheet classification of derivative assets and liabilities at September 30, 2019 and September 30, 2018.

September 30, 2019	Derivative Assets			Derivative Liabilities
	Balance Sheet Location	Notional	Fair Value	Balance Sheet Location	Notional	Fair Value
	(In thousands)			(In thousands)
Client swap program hedges	Other assets	$425,607	$20,381	Other liabilities	$425,607	$20,381
Commercial loan fair value hedges	Other assets	—	—	Other liabilities	95,645	4,288
Mortgage loan fair value hedges	Other assets	200,000	1,608	Other liabilities	—	—
Borrowings cash flow hedges	Other assets	—	—	Other liabilities	700,000	7,877
		$625,607	$21,989		$1,221,252	$32,546

September 30, 2018	Derivative Assets			Derivative Liabilities
Interest rate contract purpose	Balance Sheet Location	Notional	Fair Value	Balance Sheet Location	Notional	Fair Value
	(In thousands)			(In thousands)
Client swap program hedges	Other assets	$395,396	$12,731	Other liabilities	$395,396	$12,731
Commercial loan fair value hedges	Other assets	97,927	3,857	Other liabilities	—	—
Borrowings cash flow hedges	Other assets	700,000	22,250	Other liabilities	—	—
		$1,193,323	$38,838		$395,396	$12,731

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

The Company enters into interest rate swaps to hedge interest rate risk. These arrangements include hedges of individual fixed rate commercial loans and also hedges of a specified portion of pools of prepayable fixed rate mortgage loans under the "last of layer" method. These relationships qualify as fair value hedges under FASB ASC 815, Derivatives and Hedging ("ASC 815"), which provides for offsetting of the recognition of gains and losses of the respective interest rate swap and the hedged items. Gains and losses on interest rate swaps designated in these hedge relationships, along with the offsetting gains and losses on the hedged items attributable to the hedged risk, are recognized in current earnings within the same income statement line item.

Upon electing to apply ASC 815 fair value hedge accounting, the carrying value of the hedged items are adjusted to reflect the cumulative impact of changes in fair value attributable to the hedged risk. The hedge basis adjustment remains with each hedged item until the hedged item is de-recognized from the balance sheet. The following table presents the impact of fair value hedge accounting on the carrying value of the hedged items at September 30, 2019.

(In thousands)	September 30, 2019
Balance sheet line item in which hedged item is recorded	Carrying value of hedged items	Cumulative gain (loss) fair value hedge adjustment included in carrying amount of hedged items
Loans receivable (1) (2)	$1,612,208	$(2,680)
	$1,612,208	$(2,680)

(1) Includes the amortized cost basis of the closed mortgage loan portfolios used to designate the hedging relationships in which the hedged items are the last layer expected to be remaining at the end of the hedging relationships. At September 30, 2019, the amortized cost basis of the closed loan portfolios used in the hedging relationships was $1,520,647,000, the cumulative basis adjustment associated with the hedging relationships was $1,608,000, and the amount of the designated hedged items was $200,000,000.

(2) Includes the amortized cost basis of commercial loans designated in fair value hedging relationships. At September 30, 2019, the amortized cost basis of the hedged commercial loans was $91,561,000 and the cumulative basis adjustment associated with the hedging relationships was $(4,288,000).

The Company has entered into interest rate swaps to convert certain short-term borrowings to fixed rate payments. The primary purpose of these hedges is to mitigate the risk of changes in future cash flows resulting from increasing interest rates. For qualifying cash flow hedges under ASC 815, gains and losses on the interest rate swaps are recorded in accumulated other comprehensive income ("AOCI") and then reclassified into earnings in the same period the hedged cash flows affect earnings and within the same income statement line item as the hedged cash flows. As of September 30, 2019, the maturities for hedges of adjustable rate borrowings ranged from less than one year to seven years, with the weighted average being 2.6 years.

The following table presents the impact of derivative instruments (cash flow hedges on borrowings) on AOCI for the periods presented.

(In thousands)	Twelve Months Ended September 30,
Amount of gain/(loss) recognized in AOCI on derivatives in cash flow hedging relationships	2019
Interest rate contracts:
Pay fixed/receive floating swaps on cash flow hedges of borrowings	$(28,519)
Total pre-tax gain/(loss) recognized in AOCI	$(28,519)

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

The following table presents the gains/(losses) on derivative instruments in fair value and cash flow accounting hedging relationships under ASC 815 for the period presented.

Twelve Months Ended September 30, 2019	Interest income on loans receivable	Interest expense on FHLB advances
	(In thousands)
Interest income/(expense), including the effects of fair value and cash flow hedges	$568,096	$(68,190)

Gain/(loss) on fair value hedging relationships:
Interest rate contracts
Amounts related to interest settlements on derivatives	$128
Recognized on derivatives	(6,504)
Recognized on hedged items	6,479
Net income/(expense) recognized on fair value hedges	$103

Gain/(loss) on cash flow hedging relationships:
Interest rate contracts
Amounts related to interest settlements on derivatives		$(2,823)
Amount of derivative gain/(loss) reclassified from AOCI into interest income/expense		—
Net income/(expense) recognized on cash flow hedges		$(2,823)

The Company periodically enters into certain interest rate swap agreements in order to provide commercial loan customers the ability to convert from variable to fixed interest rate payments, while the Company retains a variable rate loan. Under these agreements, the Company enters into a variable rate loan agreement and a swap agreement with the client. The swap agreement effectively converts the client’s variable rate loan into a fixed rate. The Company enters into a corresponding swap agreement with a third party in order to offset its exposure on the variable and fixed components of the client's swap agreement. The interest rate swaps are derivatives under ASC 815, with changes in fair value recorded in earnings. There was no net impact to the statement of operations for the years ended September 30, 2019 and 2018 as the changes in fair value of the receive fixed swap and pay fixed swap offset each other.

The following table presents the impact of derivative instruments (client swap program) that are not designated in accounting hedges under ASC 815 for the periods presented.

(In thousands)		Twelve Months Ended September 30,
Derivative instruments	Classification of gain/(loss) recognized in income on derivative instrument	2019
Interest rate contracts:
Pay fixed/receive floating swap	Other noninterest income	$(33,112)
Receive fixed/pay floating swap	Other noninterest income	33,112
		$—

NOTE H – Revenue from Contracts with Customers

On October 1, 2018, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers ("ASC 606"). Since net interest income on financial assets and liabilities is excluded from this guidance, a significant majority of our revenues are not subject to the new guidance.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

Revenue streams that are within the scope of the new guidance are presented within noninterest income and are, in general, recognized as revenue at the same time the Company's obligation to the customer is satisfied. Most of the Company's customer contracts that are within the scope of the new guidance are cancelable by either party without penalty and are short-term in nature. These sources of revenue include depositor and other consumer and business banking fees, commission income, as well as debit and credit card interchange fees. For the year ended 2019, in scope revenue streams represented approximately 5.0% of our total revenues. As this standard is immaterial to our consolidated financial statements, the Company has omitted certain disclosures in ASC 606, including the disaggregation of revenue table. Sources of noninterest income within the scope of the new guidance include the following:

Deposit related and other service charges (recognized in Deposit Fee Income): The Company's deposit accounts are governed by standardized contracts customary in the industry. Revenues are earned at a point in time or over time (monthly) from account maintenance fees and charges for specific transactions such as wire transfers, stop payment orders, overdrafts, debit card replacements, check orders and cashier’s checks. The Company’s performance obligation related to each of these fees is generally satisfied, and the related revenue recognized, at the time the service is provided (point in time or monthly). The Company is principal in each of these contracts.

Debit and credit card interchange fees (recognized in Deposit Fee Income): The Company receives interchange fees from the debit card and credit card payment networks based on transactions involving debit or credit cards issued by the Company, generally measured as a percentage of the underlying transaction. Interchange fees from debit and credit card transactions are recognized as the transaction processing services are provided by the network. The Company acts as an agent in the card payment network arrangement so the interchange fees are recorded net of any expenses paid to the principal (the card payment networks in this case).

Insurance agency commissions (recognized in Other Income): WAFD Insurance Group, Inc. is a wholly-owned subsidiary of Washington Federal, N.A. that operates as an insurance agency, selling and marketing property and casualty insurance policies for a small number of high-quality insurance carriers. WAFD Insurance Group, Inc. earns revenue in the form of commissions paid by the insurance carriers for policies that have been sold. In addition to the origination commission, WAFD Insurance Group, Inc. may also receive contingent incentive fees based on the volume of business generated for the insurance carrier and based on policy renewal rates.

NOTE I - INTEREST RECEIVABLE

The following table provides a summary of interest receivable by interest earning asset type.

	September 30, 2019	September 30, 2018
	(In thousands)
Loans receivable	$41,429	$39,176
Mortgage-backed securities	6,107	6,404
Investment securities	1,321	1,715
	$48,857	$47,295

NOTE J - PREMISES AND EQUIPMENT

The following table provides a summary of premises and equipment by asset type.

		September 30, 2019	September 30, 2018
	Estimated Useful Life	(In thousands)
Land	—	$117,431	$110,251
Buildings	25 - 40	165,088	156,803
Leasehold improvements	7 - 15	22,765	22,887
Furniture, software and equipment	2 - 10	138,553	126,979
		443,837	416,920
Less accumulated depreciation and amortization		(169,822)	(148,925)
		$274,015	$267,995

The Company has non-cancelable operating leases for certain branch offices. Future minimum net rental commitments for all non-cancelable leases, including maintenance and associated costs, are as follows: $5,838,000 for 2020, $5,246,000 for 2021, $4,698,000 for 2022, $4,302,000 for 2023, $3,596,000 for 2024 and $10,531,000 thereafter.

Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $6,455,000, $6,477,000 and $5,500,000 in 2019, 2018, and 2017, respectively.

NOTE K - CUSTOMER ACCOUNTS

The following tables provide the composition of the Company's customer accounts, including time deposits.

	September 30, 2019			September 30, 2018
	Deposit Account Balance	As a % of Total Deposits	Weighted Average Rate	Deposit Account Balance	As a % of Total Deposits	Weighted Average Rate
($ in thousands)
Non-interest checking	$1,621,343	13.5%	—%	$1,401,226	12.4%	—%
Interest checking	1,984,576	16.6	0.61	1,778,520	15.6	0.50
Savings	753,574	6.3	0.13	836,501	7.3	0.11
Money market	2,724,308	22.7	0.82	2,566,096	22.5	0.65
Time deposits	4,906,963	40.9	1.91	4,804,803	42.2	1.50
Total	$11,990,764	100%	1.08%	$11,387,146	100%	0.87%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

Time deposits by rate band are as follows:	September 30, 2019	September 30, 2018
	(In thousands)
Time deposit accounts
Less than 1.00%	$21,281	$629,589
1.00% to 1.99%	3,588,689	3,761,543
2.00% to 2.99%	1,294,889	413,671
3.00% to 3.99%	2,104	—
Total time deposits	$4,906,963	$4,804,803

Time deposits by maturity band are as follows:	September 30, 2019	September 30, 2018
	(In thousands)
Within 1 year	$3,489,839	$2,800,978
1 to 2 years	925,170	1,335,242
2 to 3 years	294,990	296,238
Over 3 years	196,964	372,345
	$4,906,963	$4,804,803

Customer accounts over $250,000 totaled $3,609,961,000 as of September 30, 2019, and $3,088,231,000 as of September 30, 2018.

Interest expense on customer accounts consisted of the following:

Year ended September 30,	2019	2018	2017
	(In thousands)
Checking accounts	$12,499	$6,072	$2,721
Savings accounts	980	920	978
Money market accounts	21,967	7,788	3,592
Time deposit accounts	87,665	58,468	45,256
	123,111	73,248	52,547
Less early withdrawal penalties	(895)	(756)	(524)
	$122,216	$72,492	$52,023

Weighted average interest rate at end of year	1.08%	0.87%	0.54%
Weighted daily average interest rate during the year	1.05%	0.65%	0.49%

NOTE L - FHLB ADVANCES AND OTHER BORROWINGS

The table below shows the maturity dates of outstanding FHLB advances.

	September 30, 2019	September 30, 2018
	(In thousands)
FHLB advances
Within 1 year	$950,000	$1,680,000
1 to 3 years	750,000	300,000
3 to 5 years	400,000	200,000
More than 5 years	150,000	150,000
	$2,250,000	$2,330,000

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

As of September 30, 2019, there is $100,000,000 of FHLB advances that are callable as of August 7, 2020 and quarterly thereafter.

Financial information pertaining to the weighted-average cost and the amount of FHLB advances were as follows.

	2019	2018	2017
	(In thousands)
Weighted average interest rate, including cash flow hedges, at end of year	2.49%	2.66%	2.80%
Weighted daily average interest rate, including cash flow hedges, during the year	2.69%	2.62%	3.00%
Daily average of FHLB advances during the year	$2,533,890	$2,384,795	$2,167,986
Maximum amount of FHLB advances at any month end	$2,665,000	$2,620,000	$2,350,000
Interest expense during the year (including swap interest income and expense)	$68,190	$62,452	$64,969

The Bank has a credit line with the Federal Home Loan Bank of Des Moines ("FHLB") equal to 45% of total assets, subject to collateral requirements.

The Bank has entered into borrowing agreements with the FHLB to borrow funds under a short-term floating rate cash management advance program and a fixed-rate term loan agreements. All borrowings are secured by stock of the FHLB, deposits with the FHLB and a blanket pledge of qualifying loans receivable as provided in the agreements with the FHLB.

NOTE M - INCOME TAXES

On December 22, 2017, the U.S. Government enacted significant new tax legislation that reduces the corporate federal income tax rate from a maximum of 35% to a flat 21% rate. The corporate tax rate reduction was effective January 1, 2018. Because the Company has a fiscal year end of September 30, the reduced corporate tax rate resulted in the application of a blended federal statutory tax rate of 24.53% for its fiscal year 2018 and then 21% thereafter.

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

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

	September 30, 2019	September 30, 2018
	(In thousands)
Deferred tax assets
Loan loss reserves	$31,494	$31,055
REO reserves	255	518
Non-accrual loan interest	891	877
Federal and state tax credits	537	1,074
Deferred compensation	3,022	3,165
Stock based compensation	1,876	1,677
Other	2,081	1,747
Total deferred tax assets	40,156	40,113
Deferred tax liabilities
FHLB stock dividends	14,478	14,941
Valuation adjustment on available-for-sale securities and cash flow hedges	4,503	2,442
Loan origination fees and costs	8,385	9,285
Premises and equipment	25,399	23,429
Other	2,851	1,828
Total deferred tax liabilities	55,616	51,925
Net deferred tax asset (liability)	(15,460)	(11,812)
Current tax asset (liability)	10,356	13,616
Net tax asset (liability)	$(5,104)	$1,804

The table below presents a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate.

Year ended September 30,	2019	2018	2017
Statutory income tax rate	21%	25%	35%
State income tax	2	2	1
Impact of change in Federal income tax rate	—	(2)	—
Other differences	(3)	(4)	(4)
Effective income tax rate	20%	21%	32%

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

The following table summarizes the Company's income tax expense (benefit) for the respective periods.

Year ended September 30,	2019	2018	2017
	(In thousands)
Federal:
Current	$46,376	$40,314	$87,804
Deferred	1,916	8,952	(10,142)
	48,292	49,266	77,662
State:
Current	$4,557	$4,243	$4,991
Deferred	(330)	(116)	31
	4,227	4,127	5,022
Total
Current	50,933	44,557	92,795
Deferred	1,586	8,836	(10,111)
	$52,519	$53,393	$82,684

Based on current information, the Company does not expect that changes in the amount of unrecognized tax benefits over the next 12 months will have a significant impact on its results of operations or financial position. The Company's liability for uncertain tax positions was $0 as of September 30, 2019, and $2,679,000 as of September 30, 2018. The reduction in liability for uncertain tax positions is due to the resolution of a previously unrecognized tax benefit. Changes in amounts of uncertain tax positions affect the Company's effective tax rate. The Company records interest and penalties (if applicable) related to uncertain tax positions in income tax expense.
The Company's federal income tax returns are open and subject to potential examination by the IRS for fiscal years 2016 and later. The Company currently has some tax refund claims for earlier years pending before and subject to examination by the IRS, but such examination is only limited to the refund claims and does not cover other matters on the corresponding returns, which are beyond the statutory period of limitation for general IRS audit. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to two years after formal notification to the states.

NOTE N - 401(k) PLAN

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
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

that all eligible employees, regardless of personal plan participation, will continue to receive an annual discretionary profit sharing contribution from the Company, now capped at 7% of eligible compensation with this change.

Effective February 1, 2019, the Plan's third-party administrator was transitioned from The Newport Group to Fidelity Investments. This transition resulted in a change in plan name from Washington Federal 401(k) and Employee Stock Ownership Plan and Trust to Washington Federal 401(k) Plan. As part of this transition, the Plan now provides participants a Roth deferral option and in-plan conversion of participant's existing Roth accounts and eliminates the Plan's ESOP component.

Company contributions to the Plan amounted to $6,920,000, $5,910,000 and $6,433,000 for the years ended 2019, 2018 and 2017, respectively.

NOTE O - STOCK AWARD PLANS

The Company's stock based compensation plan ("2011 Incentive Plan") provides for grants of stock options and restricted stock. Shareholders authorized 5,000,000 shares of common stock to be reserved pursuant to the 2011 Incentive Plan and 2,856,502 shares remain available for issuance as of September 30, 2019.

When applicable, stock options are granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on three to five years of continuous service and have 10-year contractual terms. The Company's policy is to issue new shares upon option exercises. The fair value of stock options granted is estimated on the date of grant using the Black-Scholes option-pricing model. Additionally, there may be other factors that would otherwise have a significant effect on the value of employee stock options granted but are not considered by the model. Expected volatility is based on the historical volatility of the Company's stock. The risk-free interest rate is based on the U.S. Treasury yield curve that is in effect at the time of grant with a remaining term equal to the options' expected life. The expected term represents the period of time that options granted are expected to be outstanding.

Stock Option Awards:

There were 356,343 stock options granted under the 2011 Incentive Plan during 2019 and no stock options granted in 2018 and 2017.

A summary of stock option activity and changes during the year are as follows.

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In thousands)
Outstanding at September 30, 2018	51,060	$15.25	2	$855
Granted	356,343	28.16
Exercised	(22,975)	12.99
Forfeited	(64,141)	27.96
Outstanding at September 30, 2019	320,287	$27.21	8	$3,136
Exercisable at at September 30, 2019	27,620	$17.17	1.4	$547

The table below presents other information regarding stock options.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

Year ended September 30,	2019	2018	2017
	(In thousands, except grant date fair value per stock option)
Compensation cost for stock options	$521	$—	$—
Weighted average grant date fair value per stock option	5.21	3.15	3.06
Total intrinsic value of options exercised	414	908	2,605
Grant date fair value of options exercised	51	285	1,328
Cash received from option exercises	298	1,338	7,238

The following is a summary of activity related to unvested stock options.

Year ended September 30,	2019		2018		2017
Non-vested Stock Options	Options Outstanding	Weighted Average Grant Date Fair Value	Options Outstanding	Weighted Average Grant Date Fair Value	Options Outstanding	Weighted Average Grant Date Fair Value
Outstanding at beginning of period	—	$—	—	$—	—	$—
Granted	356,343	5.33	—	—	—	—
Vested	—	—	—	—	—	—
Forfeited	(63,176)	5.33	—	—	—	—
Outstanding at end of period	293,167	$5.33	—	$—	—	$—

As of September 30, 2019, there was $1,042,000 of unrecognized compensation cost related to stock options.

Restricted Stock Awards:

The Company grants shares of restricted stock pursuant to the 2011 Incentive Plan. The restricted stock grants are subject to a service condition and vest over a period of one to seven years.

Certain grants of restricted stock to executive officers are also subject to additional market and performance conditions based upon meeting certain total shareholder return targets pre-established by the Board. The Company had a total of 435,838 shares of restricted stock outstanding as of September 30, 2019, with a total grant date fair value of $10,342,436.

The following table summarizes information about unvested restricted stock activity.

Year ended September 30,	2019		2018		2017
Non-vested Restricted Stock	Outstanding	Weighted Average Fair Value	Outstanding	Weighted Average Fair Value	Outstanding	Weighted Average Fair Value
Outstanding at beginning of period	460,999	$22.52	466,681	$18.56	490,363	$16.00
Granted	249,272	21.41	205,100	$26.11	238,450	18.89
Vested	(159,103)	26.09	(198,620)	16.65	(116,878)	20.95
Forfeited	(115,330)	10.61	(12,162)	27.00	(145,254)	8.56
Outstanding at end of period	435,838	$23.73	460,999	$22.52	466,681	$18.56

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

Compensation expense related to restricted stock awards was $4,188,000, $4,259,000, and $3,659,000 for the years ended 2019, 2018 and 2017, respectively.

NOTE P - SHAREHOLDERS' EQUITY

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

As of September 30, 2019, and 2018, the Company and the Bank met all capital adequacy requirements to which they are subject, and the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Common Equity Tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios as set forth in the following table. The Bank's actual capital amounts and ratios as of these dates are also presented. There are no conditions or events since that management believes have changed the Bank's categorization.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

	Actual		Capital Adequacy Guidelines	Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Ratio	Ratio
September 30, 2019	(In thousands)
Common Equity Tier 1 risk-based capital ratio:
The Company	$1,710,147	14.30%	4.50%	NA
The Bank	1,666,426	13.93	4.50	6.50%
Tier 1 risk-based capital ratio:
The Company	1,710,147	14.30	6.00	NA
The Bank	1,666,426	13.93	6.00	8.00
Total risk-based capital ratio:
The Company	1,848,581	15.45	8.00	NA
The Bank	1,804,860	15.09	8.00	10.00
Tier 1 leverage ratio:
The Company	1,710,147	10.51	4.00	NA
The Bank	1,666,426	10.24	4.00	5.00

September 30, 2018
Common Equity Tier 1 risk-based capital ratio:
The Company	$1,678,475	14.71%	4.50%	NA
The Bank	1,661,628	14.55	4.50	6.50%
Tier 1 risk-based capital ratio:
The Company	1,678,475	14.71	6.00	NA
The Bank	1,661,628	14.55	6.00	8.00
Total risk-based capital ratio:
The Company	1,814,981	15.91	8.00	NA
The Bank	1,798,135	15.75	8.00	10.00
Tier 1 leverage ratio:
The Company	1,678,475	10.85	4.00	NA
The Bank	1,661,628	10.74	4.00	5.00

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

The Company has an ongoing share repurchase program and 4,065,837 shares were repurchased during 2019 at a weighted average price of $30.46. In 2018, 4,868,357 shares were repurchased at a weighted average price of $33.74. As of September 30, 2019, management had authorization from the Board of Directors to repurchase up to 7,966,761 additional shares.

In connection with the 2008 Troubled Asset Relief Program ("TARP"), the Company issued 1,707,456 warrants to purchase common stock at an exercise price of $17.36. In 2019, the Company exchanged 102,936 of these warrants with a value of $1,081,704. No such warrants remain outstanding as of September 30, 2019. Outstanding warrants were considered in the calculation of diluted shares outstanding using the treasury stock method.

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

The following table sets forth information regarding earnings per share calculations.

Year ended September 30,	2019	2018	2017
Weighted average shares outstanding	80,471,316	85,008,040	88,905,457
Weighted average dilutive warrants	4,448	63,079	242,979
Weighted average dilutive options	19,399	38,724	75,771
Weighted average diluted shares	80,495,163	85,109,843	89,224,207

Net income (In thousands)	$210,256	$203,850	$173,532
Basic EPS	$2.61	$2.40	$1.95
Diluted EPS	2.61	2.40	1.94

NOTE Q - FINANCIAL INFORMATION – WASHINGTON FEDERAL, INC.

The following Washington Federal, Inc. (parent company only) financial information should be read in conjunction with the other notes to the Consolidated Financial Statements.

Condensed Statements of Financial Condition
	September 30, 2019	September 30, 2018
	(In thousands)
Assets
Cash	$38,721	$20,334
Other assets	5,000	—
Investment in subsidiary	1,989,274	1,980,062
Total assets	$2,032,995	$2,000,396

Liabilities
Other liabilities	$—	$3,488
Total liabilities	—	3,488

Shareholders’ equity
Total shareholders’ equity	2,032,995	1,996,908
Total liabilities and shareholders’ equity	$2,032,995	$2,000,396

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

Condensed Statements of Operations
Twelve Months Ended September 30,	2019	2018	2017
	(In thousands)
Income
Dividends from subsidiary	$208,389	$198,294	$171,500
Total Income	208,389	198,294	171,500
Expense
Miscellaneous expense	448	439	435
Total expense	448	439	435

Net income (loss) before equity in undistributed net income (loss) of subsidiary	207,941	197,855	171,065
Equity in undistributed net income (loss) of subsidiaries	2,213	5,880	2,326
Income before income taxes	210,154	203,735	173,391
Income tax benefit (expense)	102	115	141
Net income	$210,256	$203,850	$173,532

Condensed Statements of Cash Flows
Twelve Months Ended September 30,	2019	2018	2017
	(In thousands)
Cash Flows From Operating Activities
Net income	$210,256	$203,850	$173,532
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income (loss) of subsidiaries	(2,213)	(5,880)	(2,326)
Stock based compensation expense	5,265	4,771	5,910
Decrease (increase) in other assets	—	—	15
Increase (decrease) in other liabilities	(3,489)	3,424	(2,699)
Net cash provided by (used in) operating activities	209,819	206,165	174,432

Cash Flows From Investing Activities
Purchase of strategic investments	(5,000)	—	—
Net cash provided by (used in) investing activities	(5,000)	—	—

Cash Flows From Financing Activities
Proceeds from exercise of common stock options and related tax benefit	740	1,338	7,238
Treasury stock purchased	(123,854)	(164,249)	(98,374)
Dividends paid on common stock	(63,318)	(55,997)	(74,519)
Net cash provided by (used in) financing activities	(186,432)	(218,908)	(165,655)

Increase (decrease) in cash	18,387	(12,743)	8,777
Cash at beginning of year	20,334	33,077	24,300
Cash at end of year	$38,721	$20,334	$33,077

NOTE R - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2019, 2018 AND 2017

The following is a summary of the unaudited interim results of operations by quarter for the years presented.

Twelve Months Ended September 30, 2019	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$162,622	$167,582	$171,826	$169,436
Interest expense	43,470	47,512	50,160	49,264
Net interest income	119,152	120,070	121,666	120,172
Provision (release) for loan losses	(500)	750	—	(1,900)
Other operating income (including REO gain (loss), net)	19,329	13,618	14,395	15,786
Other operating expense	71,672	67,967	70,898	72,526
Income before income taxes	67,309	64,971	65,163	65,332
Income tax expense	14,367	13,873	11,309	12,970
Net income	$52,942	$51,098	$53,854	$52,362

Basic earnings per share	$0.65	$0.63	$0.67	$0.66
Diluted earnings per share	0.65	0.63	0.67	0.66
Cash dividends paid per share	0.18	0.20	0.20	0.21

Twelve Months Ended September 30, 2018	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest income	$145,780	$149,079	$155,072	$157,152
Interest expense	30,045	31,778	35,220	37,901
Net interest income	115,735	117,301	119,852	119,251
Provision (release) for loan losses	—	(950)	1,000	(5,500)
Other operating income (including REO gain (loss), net)	6,841	12,309	12,619	12,207
Other operating expense	61,941	65,787	66,977	69,617
Income before income taxes	60,635	64,773	64,494	67,341
Income tax expense	8,965	15,502	13,100	15,826
Net income	$51,670	$49,271	$51,394	$51,515

Basic earnings per share	$0.59	$0.58	$0.61	$0.62
Diluted earnings per share	0.59	0.57	0.61	0.62
Cash dividends paid per share	0.15	0.17	0.17	0.18

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

The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of September 30, 2019. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 2013 version of its Internal Control-Integrated Framework. Based on its assessment, the Company's management believes that as of September 30, 2019, the Company's internal control over financial reporting was effective based on those criteria.

The Company's independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm, have issued an audit report on the Company's internal control over financial reporting and their report follows.

November 19, 2019

Brent J. Beardall
President and Chief Executive Officer

Vincent L. Beatty
Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Washington Federal, Inc.
Seattle, Washington

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019, and 2018, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of September 30, 2019, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 19, 2019, expressed an unqualified opinion on the Company's internal control over financial reporting.

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses - Qualitative Loss Factors - Refer to Notes A and E to the financial statements

Critical Audit Matter Description

The Company maintains an allowance for loan losses to absorb credit losses inherent in the loan portfolio. The Company's methodology for determining the appropriateness of the allowance is primarily based on a general allowance methodology and also includes specific reserves. The general loan loss allowance is primarily established by applying a loss percentage factor to the different loan types. Management believes loan types are the most relevant factor in the allowance calculation for groups of homogeneous loans as the risk characteristics within these groups are similar.

In determining the general loan loss allowance, the loss percentage factor is made up of two parts - the historical loss factor (‘‘HLF’’), which is based on historical charge-offs by loan type, and the qualitative loss factor (‘‘QLF’’), which is based on management’s continuing evaluation of factors underlying the quality of the loan portfolio that are not inherently captured in the HLFs. Management determines QLFs by loan category, primarily considering the changes in size and composition of the loan portfolio, actual loan loss experience, delinquency trends, current economic conditions, and collateral values. As of September 30, 2019, the total allowance for loan loss was

$131,534,000 of which $131,095,000 relates to the general allowance, comprised of $78,280,000 related to HLF and $52,815,000 related to QLF.

Given the subjective nature and significant amount of judgment applied by management in determining the QLFs, auditing the general loan loss allowance attributable to the QLFs required a high degree of auditor judgment, including the need to involve our credit specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the general loan loss allowance attributable to the QLFs included the following, among others:

•
We tested the effectiveness of controls over the Company’s determination of the QLFs, including the classification and segmentation of the loan balances and management’s review of the relevant factors considered.

•	We tested the mathematical accuracy of the QLFs and the data used as inputs in the determination of QLFs.

•	With the assistance of credit specialists, we evaluated the appropriateness of the QLF framework.

•
With the assistance of credit specialists, we performed statistical analysis to determine if the primary factors considered by management in the determination of the QLFs (composition of loan portfolio, actual loan loss experience, delinquency trends, current economic conditions, and collateral values) are appropriate indicators of credit losses.

•	We evaluated the change and magnitude of the QLFs compared to the prior year, as well as the total amount of the allowance attributable to the QLFs for such loans as of year-end.

•	We compared previous years’ allowances with subsequent charge offs, compared credit ratios to peer banks, and performed a credit trend analysis.

Seattle, Washington
November 19, 2019

We have served as the Company’s auditor since at least 1982; however, an earlier year could not be reliably determined.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Washington Federal, Inc.
Seattle, Washington

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Washington Federal, Inc. and subsidiaries (the “Company”) as of September 30, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Office of the Comptroller of the Currency Instructions for Call Reports for Balance Sheet on schedule RC, Income Statement on schedule RI, and Changes in Bank Equity Capital on schedule RI-A. In our opinion, the Bank maintained, in all material respects, effective internal control over financial reporting as of September 30, 2019, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated statements of financial condition as of and for the year ended September 30, 2019, of the Company and our report dated November 19, 2019, expressed an unqualified opinion on those financial statements.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Seattle, Washington
November 19, 2019

Performance Graphs

The following graphs compare the cumulative total return to Washington Federal shareholders (stock price appreciation plus reinvested dividends) to the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended September 30, 2019, and since Washington Federal first became a publicly traded company on November 9, 1982, respectively. The graphs assume that $100 was invested on September 30, 2012, and November 9, 1982, respectively, in Washington Federal Common Stock, the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index, and that all dividends were reinvested. Management of Washington Federal cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

$215
$195
$175
$155
$135
$115
$95
2014
2015
2016
2017
2018
2019
WAFD
NASDAQ INDEX
NASDAQ FINANCIAL INDEX

$20,100
$15,100
$10,100
$5,100
$100
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
WAFD
NASDAQ
NASDAQ FINANCIAL INDEX

GENERAL CORPORATE AND
SHAREHOLDERS' INFORMATION

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
American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038
Telephone: 1-888-888-0315
www.amstock.com

Annual Meeting	The annual meeting of shareholders will be held at the Washington Athletic Club, 1325 6th Avenue, Seattle, Washington 98101 on January 22, 2020, at 2 p.m., Pacific Time.

Available
Information
To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company. Our annual report on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, amendments to those reports and other SEC filings of the Company are available through the Company's website:

www.wafdbank.com

Stock
Information	Washington Federal, Inc. is traded on the NASDAQ Global Select Market. The common stock symbol is WAFD. At September 30, 2019, there were 1,126 shareholders of record.

	Stock Prices
Quarter Ended	High	Low	Dividends
December 31, 2017	$35.40	$32.95	$0.15
March 31, 2018	37.35	33.65	0.17
June 30, 2018	34.55	31.45	0.17
September 30, 2018	35.20	31.85	0.18
December 31, 2018	32.03	24.93	0.18
March 31, 2019	30.96	26.80	0.20
June 30, 2019	34.93	29.13	0.20
September 30, 2019	38.14	33.94	0.21

Our Board of Directors' dividend policy is to review our financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a quarterly cash dividend to shareholders.

DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS	EXECUTIVE MANAGEMENT COMMITTEE

THOMAS J. KELLEY Chairman of the Board Retired Partner, Arthur Andersen LLP	BRENT J. BEARDALL President and Chief Executive Officer
BRENT J. BEARDALL President and Chief Executive Officer	VINCENT L. BEATTY Executive Vice President Chief Financial Officer
LINDA S. BROWER Former Executive Officer Washington Federal Bank	CATHY E. COOPER Executive Vice President Retail Banking
STEPHEN M. GRAHAM Senior Parter Fenwick & West LLP	JAMES A. ENDRIZZI Senior Vice President Commercial Banking
DAVID K. GRANT Managing Partner Catalyst Storage Partners	RYAN M. MAUER Senior Vice President Chief Credit Officer
ANNA C. JOHNSON Senior Partner Scan East West Travel	KIM E. ROBISON Executive Vice President Operations
S. STEVEN SINGH Former Chairman and CEO Docker
BARBARA L. SMITH, PhD. Owner, B. Smith Consulting Group
MARK N. TABBUTT Chairman of the Board of Directors Saltchuk Resources
RANDALL H. TALBOT Managing Director Talbot Financial, LLC.

DIRECTOR EMERITUS
W. ALDEN HARRIS